THIS SCHEME DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. THIS SCHEME DOCUMENT INCLUDES AN EXPLANATORY STATEMENT MADE IN COMPLIANCE WITH SECTION 211 OF THE COMPANIES ACT (CHAPTER 50; 2006 REVISED EDITION) OF THE REPUBLIC OF SINGAPORE

The Scheme Document is directed at Persons who are believed to be Scheme Creditors. Scheme Creditors include Persons who hold an economic or beneficial interest as principal in the Notes at the Record Time.

The Record Time for this Scheme is 5 p.m. (Singapore time) on 10 April 2013, which is five (5) Business Days prior to the Scheme Meeting in the Republic of Singapore.

If you have assigned, sold or otherwise transferred, or assign, sell or otherwise transfer all of your interests as Scheme Creditor before the Record Time, the Scheme Company requests that you forward a copy of this Scheme Document to the Person or Persons to whom you have assigned, sold or otherwise transferred, or to whom you assign, sell or otherwise transfer, such interests; thereafter, you need not take any further action with respect to this Scheme Document.

If you have only partially assigned, sold or transferred such interests, or partially assign, sell or otherwise transfer such interests before the Record Time, the Scheme Company requests that you: (i) read this Scheme Document carefully; (ii) forward a copy of this Scheme Document to the Person or Persons to whom you have assigned, sold or transferred, or to whom you assign, sell or otherwise transfer, such partial interests; and (iii) take such steps as you consider appropriate following consideration of the matters described in this Scheme Document.

A transferee of an economic or beneficial interest in the Notes after the Record Time will not be entitled to vote at the Scheme Meeting in respect of such interest. Such transferee will need to make arrangements with the holder of the Notes at the Record Time to ensure that that Person votes in accordance with the wishes of the transferee.

If you are in any doubt as to any aspect of the proposed Scheme or about any action you should take, you should consult immediately with a professional adviser of your choice.

PROPOSED
SCHEME OF ARRANGEMENT
(UNDER SECTION 210 OF THE COMPANIES ACT (CHAPTER 50; 2006 REVISED EDITION) OF THE REPUBLIC OF SINGAPORE)

BETWEEN

BLUE OCEAN RESOURCES PTE. LTD.
(A PRIVATE COMPANY WITH LIMITED LIABILITY INCORPORATED UNDER THE LAWS OF THE REPUBLIC OF SINGAPORE)

AND

SCHEME CREDITORS
(AS DEFINED IN THE SCHEME)

A meeting of Scheme Creditors to consider and, if thought fit, approve the proposed Scheme will be held on 18 April 2013 commencing at 3:00 p.m. (Singapore time) at Pan Pacific Singapore (7 Raffles Boulevard, Marina Square, Singapore 039595), level 1, room Pacific 2. The notice of the Scheme Meeting is set out in Appendix 3. Instructions regarding actions to be taken by Scheme Creditors prior to the Scheme Meeting are set out in Appendix 1. In the event that the Scheme is approved by the requisite majorities of Scheme Creditors, the Court must sanction the Scheme at a hearing in order for it to become legally binding. All Scheme Creditors will be entitled to attend such hearing before the Court in person or through legal counsel to support or oppose the sanction of the Scheme. It is expected that such sanction hearing will be held within three (3) weeks of the Scheme Meeting. The Scheme Company will notify Scheme Creditors of the precise date and location of the sanction hearing (once known) by circulating a notice via the Clearing Systems and by posting a notice on the Information Agent’s website at http://www.lynchpinbm.com/projects/public-projects/blueocean.

The Amended and Restated Notes will not be registered under the US Securities Act of 1933 (the “US Securities Act”), or any state or other securities laws of the United States of America or any other jurisdiction. Accordingly, the Amended and Restated Notes are being offered in reliance on the exemption from registration under Section 3(a)(10) of the US Securities Act. The Court has been informed that any order sanctioning the Scheme, if granted, will constitute the basis for an exemption from the registration requirements of the US Securities Act provided by Section 3(a)(10).

In making any investment decision, Scheme Creditors must rely on their own independent examination of the Scheme and the Amended and Restated Notes in order to satisfy themselves as to the relative merits and risks involved. The Amended and Restated Notes have not been recommended by any US federal or state securities commission or other regulatory authority in any other jurisdiction. Furthermore, none of the foregoing authorities have confirmed the accuracy or determined the adequacy of this Scheme Document. Any representation or statement to the contrary is a criminal offence.

Important information relating to all relevant securities law considerations is set out under the heading “Important Notice” on pages 1  to 3 of this Scheme Document.

HELPLINES AND DOCUMENT REQUESTS

The Scheme Company has appointed Lynchpin Bondholder Management as Information Agent in order to assist Scheme Creditors and other interested parties in connection with the Scheme and, in particular, the proper completion of Account Holder Letters. If you have any questions relating to this Scheme Document or the completion of the Account Holder Letter, please contact the Information Agent at:

Address: Room 402, Wellington Plaza, 56-58 Wellington Street, Central, Hong Kong.
Telephone:  +852-2526-5406
Fax:  +852-2526-5020
Email:  blueoceaninfo@lynchpinbm.com

20 March 2013

1.	IMPORTANT NOTICE

2.	DEFINITIONS

3.	EXPECTED TIMETABLE OF PRINCIPAL EVENTS

4.	IMPORTANT INSTRUCTIONS FOR NOTEHOLDERS, ACCOUNT HOLDERS AND INTERMEDIARIES

5.	QUESTIONS AND ANSWERS

6.	LETTER FROM THE BOARD OF BLUE OCEAN RESOURCES PTE. LTD.

7.	EXPLANATORY STATEMENT

8.	THE SCHEME OF ARRANGEMENT

APPENDIX 1INSTRUCTIONS ON HOW TO VOTE

APPENDIX 2NOTICE OF POTENTIAL SECURITIES LAW RESTRICTIONS

APPENDIX 3NOTICE OF SCHEME MEETING

APPENDIX 4ACCOUNT HOLDER LETTER

APPENDIX 5UNDERTAKINGS

APPENDIX 6FAIRNESS OPINION OF FINANCIAL ADVISER

APPENDIX 7AMENDED AND RESTATED INDENTURE

APPENDIX 8ADDITIONAL GUARANTEES

APPENDIX 9NEW SHARE CHARGE

APPENDIX 10BVICO SHARE CHARGE

APPENDIX 11AMENDED AND RESTATED SHARE PLEDGES

APPENDIX 12NEW POWERS OF ATTORNEY

- i -

APPENDIX 13AMENDED AND RESTATED DEBENTURE

APPENDIX 14AMENDED AND RESTATED CASH MANAGEMENT AGREEMENT

APPENDIX 15BNI ACCOUNT CHARGE

APPENDIX 16FINANCIAL PROJECTIONS

APPENDIX 17INITIAL BUDGET

APPENDIX 18INFORMATION MEMORANDUM

- ii -

IMPORTANT NOTICE

1.	GENERAL

Definitions: Capitalised words and phrases used in this Scheme Document have the meaning provided on pages 4 to 21.

Scheme Creditors: This Scheme Document is directed at Persons who are believed to be Scheme Creditors at the date of this Scheme Document. Scheme Creditors include Persons who hold an economic or beneficial interest as principal in the Notes at the Record Time (collectively, “Noteholders”). This Scheme Document is accompanied by an Account Holder Letter, which contains, among other things, voting instructions and elections. It is important that you read this Scheme Document carefully for information about the Scheme and that Noteholders contact their Account Holder to ensure that an Account Holder Letter is completed and returned on their behalf.

Transfers of Notes: If you have assigned, sold or otherwise transferred, or assign, sell or otherwise transfer, all of your interests as Scheme Creditor before the Record Time, the Scheme Company requests that you forward a copy of this Scheme Document to the Person or Persons to whom you have assigned, sold or otherwise transferred, or to whom you assign, sell or otherwise transfer, such interests. Thereafter, you need not take any further action with respect to this Scheme Document.

If you have only partially assigned, sold or otherwise transferred such interests, or partially assign, sell or otherwise transfer such interests before the Record Time, the Scheme Company requests that you: (i) read this Scheme Document carefully; (ii) forward a copy of this Scheme Document to the Person or Persons to whom you have assigned, sold or transferred, or to whom you assign, sell or otherwise transfer, such partial interests; and (iii) take such steps as you consider appropriate following consideration of the matters described in this Scheme Document. Copies of this Scheme Document are available from the Information Agent.

A transferee of an economic or beneficial interest in the Notes after the Record Time will not be entitled to vote at the Scheme Meeting in respect of such interest and any such transferee will need to make arrangements with the Person who held such interest at the Record Time to ensure that such Person votes in accordance with the wishes of the transferee.

A transferee of an economic, beneficial or other proprietary interest in the Notes after the Record Time will, however, be bound by the terms of the Scheme in the event that it becomes effective and any Notes to which such transferee is entitled will be amended and restated on the Settlement Date in accordance with the terms of the Scheme and the Amended and Restated Note Documents.

Record Time: The Record Time for the Scheme will be 5.00 p.m. (Singapore time) on 10 April 2013.

Scheme Meeting: A meeting of Scheme Creditors to consider and, if thought fit, approve the Scheme will be held on 18 April 2013, commencing at 3:00 p.m. (Singapore time) at Pan Pacific Singapore (7 Raffles Boulevard, Marina Square, Singapore 039595), level 1, room Pacific 2. The notice of the Scheme Meeting is set out at Appendix 3. Instructions about actions to be taken by Scheme Creditors prior to the Scheme Meeting are set out in Appendix 1. In the event that the Scheme is approved by the requisite majorities of Scheme Creditors, the Court must then sanction the Scheme at a hearing and an office copy of the order of the Court must be delivered to ACRA in order for the Scheme to become legally binding. All Scheme Creditors will be entitled to attend such hearing before the Court in person or through legal representatives to support or oppose the sanction of the Scheme. It is expected that such sanction hearing will be held within three (3) weeks of the Scheme Meeting. The Scheme Company will notify Scheme Creditors of the precise date and location of the sanction hearing (once known) by circulating a notice via the Clearing Systems and by posting a notice on the Information Agent’s website at http://www.lynchpinbm.com/projects/public-projects/blueocean.

Reliance: This Scheme Document has been prepared in connection with a proposed scheme of arrangement under Section 210 of the Act to be made between the Scheme Company and Scheme Creditors. Nothing in this Scheme Document or any other document issued with or appended to it should be relied on for any purpose other than to make a decision about whether to vote in favour of or against the Scheme. In particular and without limitation, nothing contained in this Scheme Document or any other document issued with or appended to it should be relied on in connection with the purchase of any shares, bonds, notes (other than the Amended and Restated Notes) or assets of, or the making of any investment in, any member of the Group.

Information: The Scheme Company and the Parent have taken all reasonable steps to ensure that the Scheme Document contains all information reasonably necessary to enable Scheme Creditors to make an informed decision about the effect of the Scheme. To the best of the knowledge and belief of the Scheme Company and the Parent, the information contained in this Scheme Document accords with the facts and does not omit anything likely to affect the importance of such information.

Date of Statements: The statements contained in this Scheme Document are made as at the date of this Scheme Document, unless another time is specified in relation to them. Delivery of this Scheme Document shall not give rise to any implication that there has been no change in the facts set out in this Scheme Document since that date. Any material variation of facts will be notified to Scheme Creditors by the Scheme Company prior to the Scheme Meeting.

No Opinion: In accordance with normal practice, none of the Scheme Company, the Parent, any other member of the Group, the Trustee or the Information Agent and their respective financial or legal advisers has expressed any opinion as to the merits of the Scheme or with respect to the effect of the Scheme, except as otherwise expressly stated in this Scheme Document.

Qualified by Reference: The summary of the principal provisions of the Scheme contained in this Scheme Document is qualified in its entirety by reference to the Scheme. Each Scheme Creditor is advised to read and consider carefully the text of the Scheme in full. The remainder of this Scheme Document and, in particular, the Explanatory Statement (including the Information Memorandum), has been prepared solely to assist Scheme Creditors in respect of voting on the Scheme.

Class of Creditors: Scheme Creditors constitute a single class of creditors of the Scheme Company and not the general body of creditors of the Scheme Company as a whole.

Risk Factors: There are many factors beyond the control of the Scheme Company and the Parent which may impact upon the Scheme. Scheme Creditors are referred to the information under the heading “Risk Factors” set out in the Information Memorandum.

Professional Advice: Scheme Creditors should not construe the contents of this Scheme Document as legal, tax or financial advice, and should consult with their own professional adviser as to each of the matters described in this Scheme Document.

Information Agent: The Information Agent expresses no view on the contents of this Scheme Document or the proposed Scheme. The Information Agent has not been involved in the negotiation of the terms of the proposed Scheme and makes no representations in connection therewith. The Information Agent accepts no responsibility for any of the factual statements contained in this Scheme Document or the effect or effectiveness of the proposed Scheme.

Trustee: The Trustee expresses no view on the contents of this Scheme Document or the proposed Scheme. The Trustee has not been involved in the negotiation of the terms of the proposed Scheme and makes no representations in connection therewith. Neither the Trustee nor any of its directors, agents, advisers or affiliates accepts any responsibility for any statement contained in this Scheme Document or the effect, merits or effectiveness of the proposed Scheme.

2.	SECURITIES LAW CONSIDERATIONS

No Offer: This Scheme Document does not constitute an offer to sell or the solicitation of an offer to buy Amended and Restated Notes in any jurisdiction in which any offer or sale is not permitted.

Investment Decision: In making any investment decision, Scheme Creditors must rely on their own independent examination of the Scheme in order to satisfy themselves as to the relative merits and risks involved. The Amended and Restated Notes have not been recommended by any federal or state securities commission or other regulatory authority in the United States of America, the Republic of Singapore or any other jurisdiction. Furthermore, none of the foregoing authorities have confirmed the accuracy or determined the adequacy of this Scheme Document. Any representation or statement to the contrary is a criminal offence.

Exemption from Registration: The Amended and Restated Notes will not be registered under the US Securities Act or any state or other securities laws of the United States of America or any other jurisdiction. Accordingly, the Amended and Restated Notes are being offered in reliance on the exemption from registration under Section 3(a)(10) of the US Securities Act.

Section 3(a)(10) of the US Securities Act exempts from registration under the US Securities Act securities issued in exchange for one or more outstanding securities where, among other requirements, the terms and conditions of the issuance and exchange of such securities have been approved by a court of competent jurisdiction, after a hearing upon the fairness of the terms and conditions of the issuance and exchange at which all Persons to whom the securities will be issued have the right to appear and receive timely notice thereof.

Given that the Scheme Company is incorporated, and has its centre of main interests in, the Republic of Singapore, the Court is a court of competent jurisdiction and authorised to conduct a hearing at which the fairness of the terms and conditions of the Scheme will be considered. The Court has been informed that any order sanctioning the Scheme, if granted, will constitute the basis for an exemption from the registration requirements of the US Securities Act provided by Section 3(a)(10).

Securities Law Restrictions: Noteholders are strongly advised to consult their professional advisers as to whether any laws (including securities laws) or regulations which may be applicable to them may give rise to any liability or penalty, or require them to obtain any governmental or other consents or to pay any taxes or duties, as a result of the implementation of the Scheme. None of the Scheme Company, the Parent, any other member of the Group, the Trustee, the Depositary, the Information Agent, their respective directors or any other party accepts any responsibility for any liabilities (including but not limited to consequential liabilities) or regulatory, civil or criminal sanctions or penalties incurred by the Scheme Creditors as a result of the implementation of the Scheme in respect of laws or regulations applicable to them.

DEFINITIONS

Capitalised words and phrases used in this Scheme Document have the meanings provided below.

“Accepted”	means in relation to a Scheme Claim, the acceptance by the Scheme Company of such claim (or part thereof) for purposes of determining entitlement to attend and vote at the Scheme Meeting without dispute or, where applicable, the acceptance or determination by the Adjudicator of such claim (or part thereof) for such purpose in accordance with the Adjudication Procedure.

“Accepted Claim”	means a Scheme Claim against the Scheme Company (calculated by reference to the outstanding principal amount of Notes to which such Claim relates) which has been Accepted.

“Account Bank”	means Sumitomo Mitsui Banking Corporation, Singapore Branch, in its capacity as Account Bank under the Cash Management Agreement.

“Account Holder”	means a Person who is recorded in the books of a Clearing System as being a holder of a book-entry interest in Notes in an account with that Clearing System or, as the context may require, is or was recorded in such books as being such a holder of Notes in such an account at the Record Time.

“Account Holder Letter”	means a letter from an Account Holder on behalf of the relevant Noteholder in the form set out at Appendix 4.

“ACRA”	means the Accounting and Corporate Regulatory Authority of the Republic of Singapore.

“Act”	means the Companies Act (Chapter 50; 2006 Revised Edition) of the Republic of Singapore.

“Additional Guarantees”	means:
(a) in the case of the Parent, an additional standalone guarantee in the form set out at Part 1 of Appendix 8;
(b) in the case of CPB, an additional standalone guarantee in the form set out at Part 2 of Appendix 8;
(c) in the case of CWS, an additional standalone guarantee in the form set out at Part 3 of Appendix 8;
(d) in the case of Marindolab, an additional standalone guarantee in the form set out at Part 4 of Appendix 8; and
(e) in the case of Panganpertiwi an additional standalone guarantee in the form set out at Part 5 of Appendix 8;
each of which shall be: (i) governed by Indonesian law; (ii) executed in the Indonesian language and in the form of a notarial deed; and (iii) entered into by the relevant Guarantor and the New Onshore Collateral Agent on the Settlement Date.

“Adjudication Procedure”	means the procedure for the resolution of Disputed claims under this Scheme as set out in Chapter 5 of the Scheme.

“Adjudicator”	means such suitably qualified Person as the Scheme Company may, in its absolute discretion, select to act as adjudicator in respect of any Disputed claim in accordance with the Adjudication Procedure.

“Advance Purchase Agreements”	means, together:
	(a)	the CPB Advance Purchase Agreement;
	(b)	the CWS Advance Purchase Agreement; and
	(c)	the Parent Advance Purchase Agreement;
and “Advance Purchase Agreement” means any one of them.
“Amended and Restated Cash Management Agreement”
means the amended and restated Cash Management Agreement to be entered into on the Settlement Date by the Scheme Company, the Parent, the Account Bank and the Trustee, in the form set out in Appendix 14.

“Amended and Restated CPB Share Pledge”
means the amended and restated CPB Share Pledge to be entered into on the Settlement Date by the Parent, CPB, the New Onshore Collateral Agent and the Onshore Collateral Agent, in the form set out at Part 1 of Appendix 11.

“Amended and Restated CWS Share Pledge”
means the amended and restated CWS Share Pledge to be entered into on the Settlement Date by the Parent, CWS, the New Onshore Collateral Agent and the Onshore Collateral Agent, in the form set out at Part 2 of Appendix 11.

“Amended and Restated Debenture”	means the amended and restated Debenture to be entered into on the Settlement Date by the Scheme Company and the Trustee, in the form set out at Appendix 13.
“Amended and Restated Global Note”	means the amended and restated Global Note in the form attached at Exhibit A to the Amended and Restated Indenture, which will be registered in the name of Cede & Co. (as nominee for the Depositary).
“Amended and Restated Indenture”
means the amended and restated Indenture to be entered into on the Settlement Date by the Scheme Company, the Guarantors, the Trustee, the Offshore Collateral Agent and the Onshore Collateral Agent, in the form set out at Appendix 7.

“Amended and Restated Marindolab Share Pledge”
means the amended and restated Marindolab Share Pledge to be entered into on the Settlement Date by the Parent, Marindolab, the New Onshore Collateral Agent and the Onshore Collateral Agent, in the form set out at Part 3 of Appendix 11.

“Amended and Restated Note Documents”	means, together:
	(a)	the Amended and Restated Indenture;
	(b)	the Amended and Restated Notes;
	(c) (d)	the Amended and Restated Debenture; the Amended and Restated Share Pledges;
	(e)	the New Powers of Attorney;
	(f)	the Additional Guarantees
	(g)	the New Share Charge;
	(h)	the Amended and Restated Cash Management Agreement; and
	(i)	the BNI Account Charge;
and “Amended and Restated Note Document” means any one of them.
“Amended and Restated Notes”	means the Notes as amended and restated pursuant to the Amended and Restated Indenture and the Scheme, and as represented by the Amended and Restated Global Note.

“Amended and Restated Panganpertiwi Share Pledge”
means the amended and restated Panganpertiwi Share Pledge to be entered into on the Settlement Date by and among the Parent, Panganpertiwi, the New Onshore Collateral Agent and the Onshore Collateral Agent, in the form set out at Part 4 of Appendix 11.

“Amended and Restated Share Pledges”	means, together:
(a) the Amended and Restated CPB Share Pledge;
(b) the Amended and Restated CWS Share Pledge;
(c) the Amended and Restated Marindolab Share Pledge; and
(d) the Amended and Restated Panganpertiwi Share Pledge;
and “Amended and Restated Share Pledge” means any one of them.
“ATOP”	means the automated tender offer program operated by DTC.
“AWS”	means PT Aruna Wijaya Sakti, a company incorporated under the laws of the Republic of Indonesia.
“AWS Ponds”	means:
(a) all ponds owned (or formerly owned) by AWS;
(b) any ponds located in the vicinity of such ponds which are owned by any member of the Group; and
(c) any ponds located in the vicinity of such ponds which are owned and/or operated by plasma farmers.

“Barclays Loan”	means the US$200,000,000 term loan provided to the Scheme Company by Barclays Bank PLC, Sumitomo Mitsui Banking Corporation and Chinatrust Commercial Bank in December 2006.
“Blocking Instructions”	means, as applicable, the irrevocable instructions given by Account Holders (in accordance with the customary procedures of the relevant Clearing System) to either:
(a) Euroclear or Clearstream; or
(b) DTC (where the Account Holder is a DTC Participant and the relevant Notes are not held through Euroclear or Clearstream);

to block all interests in Notes, which are the subject of an Account Holder Letter in the securities account to which they are credited with effect from or before the deadline set by the relevant Clearing System.

“Blue Lion”	means Blue Lion Group Pte. Ltd., a company incorporated under the laws of the Republic of Singapore.
“BNI Account Charge”
means the Singapore law fixed charge in respect of the BNI Accounts to be granted by the Scheme Company in favour of the Offshore Collateral Agent on the Settlement Date, in the form set out at Appendix 15.

“BNI Accounts”	means:
(a) the US$ account number 0568872911; and
the Singapore Dollar account number 0568872411;
in each case maintained by the Scheme Company with PT Bank Negara Indonesia (Persero) Tbk., Singapore branch.

“Board”	means the board of directors of the Scheme Company from time to time.
“Bridgetown”	means Bridgetown Pte. Ltd., a company incorporated under the laws of the Republic of Singapore.
“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for general business in the Republic of Indonesia, New York and the Republic of Singapore.
“BVICO”	means Whitemyer Corp, a company incorporated under the laws of the British Virgin Islands with British Virgin Islands company number 1742590.
“BVICO Share Charge”
means the Singapore law fixed charge in respect of any and all shares held by BVICO in the capital of the Scheme Company to be granted by the BVICO in favour of the Offshore Collateral Agent on the Settlement Date, in the form set out at Appendix 10.

“BVICO Undertakings”	means, collectively the BVICO BVI Undertaking and the BVICO Singapore Undertaking .
“BVICO BVI Undertaking”	means a deed of undertaking governed by the laws of the British Virgin Islands in the form set out at Part 4 of Appendix 5.
“BVICO Singapore Undertaking”	means a Singapore law deed of undertaking in the form set out at Part 5 of Appendix 5.
“Cash Management Agreement”	means the cash management agreement dated 28 June 2007 between the Scheme Company, the Parent, the Account Bank and the Trustee.
“Chairman”	means the chairman of the Scheme Meeting.
“Charm Easy”	means Charm Easy International Limited, a company incorporated under the laws of the British Virgin Islands.
“Citibank”	means Citibank, N.A., in its capacity as DTC Participant for Clearstream.
“Clearing Systems”	means each of DTC, Euroclear and Clearstream, and “Clearing System” means any one of them.
“Clearstream”	means Clearstream Banking, société anonyme and any successor.
“Collection Account”	has the meaning provided in the Indenture.
“Completion Notice”
means the notice to be issued by the Scheme Company and delivered to the Information Agent for circulation to the Trustee and the other Scheme Creditors via the Clearing Systems confirming satisfaction of the Conditions and specifying the Effective Date and the expected Settlement Date.

“Conditions”	means each of the conditions precedent to the effectiveness of the Scheme, as set out in Chapter 4 of the Scheme.
“Convening Hearing”
means the hearing by the Court of the Scheme Company’s application for permission to convene a meeting of its Scheme Creditors for the purpose of considering and, if thought fit, approving (with or without modification) the Scheme.

“Conversion Shares”
means any and all ordinary shares in the capital of the Scheme Company issued to BVICO in consideration of the cancellation and discharge of the Interest Receivable in accordance with Clause 9.4 of the Scheme.

“Court”	means the High Court of the Republic of Singapore.
“CPB”	means PT Centralpertiwi Bahari, a company incorporated under the laws of the Republic of Indonesia.
“CPB Advance Purchase Agreement”	means the advance purchase agreement dated 1 September 2006 between the Scheme Company and CPB.
“CPB Powers of Attorney”	means, together:
(a) the power of attorney to vote shares; and
(b) the power of attorney to sell shares;
in each case, dated 28 June 2007 and granted by the Parent in favour of the Onshore Collateral Agent in relation to the CPB Share Pledge.
“CPB Share Pledge”	means the pledge of the entire issued share capital of CPB dated 28 June 2007 between the Parent, CPB and the Onshore Collateral Agent.
“Cross-Border Recognition”
in connection with any Insolvency Proceeding commenced in any one jurisdiction the recognition of that Insolvency Proceeding in another jurisdiction, whether under laws relating to bankruptcy, liquidation, insolvency, reorganisation, winding-up, or composition or adjustment of debts or similar law, international principles of judicial comity, statute, enactment or other regulation including, without limitation, Chapter 15 of the US Bankruptcy Code (as amended from time to time).

“CWS”	means PT Centralwindu Sejati, a company incorporated under the laws of the Republic of Indonesia.
“CWS Advance Purchase Agreement”	means the advance purchase agreement dated 1 September 2006 between the Scheme Company and CWS.
“CWS Powers of Attorney”	means, together:
(a) the power of attorney to vote shares; and
(b) the power of attorney to sell shares;
in each case, dated 28 June 2007 and granted by the Parent in favour of the Onshore Collateral Agent in relation to the CWS Share Pledge.
“CWS Share Pledge”	means the pledge of the entire issued share capital of CWS dated 28 June 2007 between the Parent, CWS and the Onshore Collateral Agent.
“Debenture”	means the debenture dated 28 June 2007 between the Scheme Company and the Trustee.
“Deferred Settlement Date”
means the date specified as such in any Extension Notice delivered by the Scheme Company, being a date falling not later than four (4) months after the Effective Date (or if such date is not a Business Day, then the next succeeding Business Day).

“Depositary”	means DTC, acting through its nominee, Cede & Co.
“Description of Notes”	means the summary of the terms and conditions of the Amended and Restated Notes set out at pages 133 to 188 of the Information Memorandum.

“Dipasena Acquisition”	means the acquisition of the operating assets of the Dipasena Group from Blue Lion.
“Dipasena Group”	means PT Dipasena Citra Darmaja, a company incorporated under the laws of the Republic of Indonesia, and its Subsidiaries.
“Disputed”	means any dispute whatsoever arising in relation to a claim of a Scheme Creditor under or in respect of the Notes and/or the Indenture.
“Dollars” and “US$”	refer to the lawful currency of the United States of America from time to time.
“DTC”	means The Depository Trust Company of New York, a limited purpose trust company under New York State banking law and any successor.
“DTC Participant”	means an Account Holder holding a securities account at DTC.
“Effective Date”	means the date specified as such in the Completion Notice, on which the Scheme becomes effective in accordance with its terms.
“EGM”	means the extraordinary general meeting of the shareholders of the Parent held on 28 September 2012.
“Euroclear”	means Euroclear Bank S.A./N.V. and any successor.
“Excluded Liabilities”	means any liability of the Scheme Company that is not subject to the arrangement and compromise to be effected by this Scheme, including (without limitation):
(a) Scheme Costs and any liability of the Scheme Company to the Parent in respect of Scheme Costs; and
(b) any and all amounts due (or which may become due) to the Trustee in its personal capacity.
“Explanatory Statement”	means the explanatory statement of the Scheme Company set out in this Scheme Document in compliance with the Act.
“Extension Notice”
means the notice to be issued by the Scheme Company and delivered to the Information Agent for circulation to the Trustee and the other Scheme Creditors via the Clearing Systems (and which shall specify the Deferred Settlement Date) in the event that the Scheme Company either:

(a)
resolves or is directed by the Trustee to direct the Foreign Representative to make an application for a suitable order from the US Bankruptcy Court under Chapter 15 of the US Bankruptcy Code or under such other applicable law, legal doctrine or Proceeding concerning Cross-Border Recognition; or

(b)
is required to make any amendment to its application to qualify the Amended and Restated Indenture under the TIA, pursuant to any request or notice from the SEC, and this results in additional time being required to complete the application process.

“Fairness Opinion”	means the fairness opinion prepared by the Financial Adviser and attached at Appendix 6.
“Financial Adviser”	means FTI Consulting (Singapore) Pte. Ltd. of #17-02A, 8 Shenton Way, Singapore 068811.

“Financial Adviser Report”
means the report prepared by the Financial Adviser in relation to the current and projected financial position of the Group and to evaluate the financial terms of the proposed restructuring of the Notes, dated 15 December 2011.

“Financial Projections”
means the management projections presented to the Noteholders by the Parent and its advisers at the Roadshow Presentations, as updated to take into account actual performances of the Group up until September 30, 2012 and the latest forecasts of the Group up until December 31, 2012, as reproduced at Appendix 16.

“Financial Year”	means a financial year of the Parent, commencing on 1 January and ending on 31 December.
“Force Majeure”
means any act of god, government act, war, fire, flood, earthquake, and other natural disasters, strikes, changes to effective legislation, explosion, civil commotion or act of terrorism, which prevents the fulfillment of obligations under this Scheme, and the occurrence of which is not the direct or indirect result of action or inaction of any Scheme Creditor or the Scheme Company.

“Foreign Representative”
means such Person as is appointed by the Scheme Company and approved by the Court from time to time and authorised to take whatever steps are appropriate in respect of any application before the US Bankruptcy Court for the Southern District of New York and/or any other court of competent jurisdiction in relation to Cross-Border Recognition or any relief sought from such court.

“FSMA”	means the Financial Services and Markets Act 2000 (as amended), as applicable in England and Wales.
“Global Note”	means the global note by which the Notes are currently represented, which is registered in the name of Cede & Co. (as nominee for the Depositary).
“Governmental Entity”
means any federal, national or local government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial body of the Republic of Singapore, the United States of America or any other relevant jurisdiction.

“Green Lion”	means Green Lion Investment Limited, a company incorporated under the laws of the British Virgin Islands.
“Group”	means the Parent and each Subsidiary of the Parent from time to time.
“Guarantees”	means each of the guarantees granted by the Guarantors in respect of the liabilities of the Scheme Company under the Notes and the Indenture.
“Guarantor Undertakings”	means, collectively, the Indonesian Undertaking, the New York Undertaking and the Singapore Undertaking; and “Guarantor Undertaking” means any one of them.
“Guarantors”	means the Parent, each Subsidiary Guarantor and each other member of the Group that has guaranteed the obligations of the Scheme Company under the terms of the Indenture.
“Helpline”
means +852-2526-5406, by which Account Holders, Intermediaries and Noteholders may contact the Information Agent for guidance on the completion and submission of Account Holder Letters and other procedural matters relevant to the Scheme and the general operation of the Clearing Systems.

“Hong Kong Presentation”	means the presentation to the Noteholders conducted by the Parent and its professional advisers in Hong Kong on 24 February 2012.
“IMNV”	means infectious myonecrosis virus.
“Indenture”	means the indenture constituting the Notes dated 28 June 2007 by and among the Scheme Company, the Guarantors and the Trustee.
“Indonesian Bankruptcy Law”	means Law Number 37 of 2004 of the Republic of Indonesia.
“Indonesian Undertaking”	means an Indonesian law undertaking in the form set out at Part 1 of Appendix 5.
“Information Agent”	means Lynchpin Bondholder Management of Room 402, Wellington Plaza, 56-58 Wellington Street, Central, Hong Kong, as agent of the Scheme Company.
“Information Memorandum”	means the information memorandum attached as Appendix 18.
“Initial Budget”
means the budget presented to the Noteholders by the Parent and its advisers at the Roadshow Presentations, as updated to take into account actual performances of the Group up until September 30, 2012 and the latest forecasts of the Group up until December 31, 2012, which contains details of:

(a) expected operational expenditure for the Initial Financial Year; and
(b) expected capital expenditure for the Initial Financial Year and each subsequent Financial Year commencing prior to the maturity of the Amended and Restated Notes;
as reproduced at Appendix 17.
“Initial Financial Year”	means the Financial Year that commenced on 1 January 2013.
“Insolvency Proceeding”
means any proceeding, process, appointment or application under any law relating to insolvency, reorganisation, winding-up, or composition or adjustment of debts, including, without limitation, winding-up, liquidation, bankruptcy, provisional liquidation, receivership, administration, provisional supervision, company voluntary arrangement, suspension of payment under court supervision or any other analogous proceedings in any jurisdiction (including any of the foregoing brought for the purpose of obtaining Cross-Border Recognition)

“Interest Receivable”	means the aggregate amount of unpaid interest and/or default interest in respect of the Notes accrued prior to the Settlement Date.
“Intermediary”
means a Person who holds an interest in the Notes on behalf of another Person or Persons (or, as the context may require, who holds or held such an interest at the Record Time) but which interest is or was not held as an Account Holder

“JP Morgan”	means JP Morgan Chase Bank, N.A., in its capacity as DTC Participant for Euroclear.
“Marindolab”	means PT Marindolab Pratama, a company incorporated under the laws of the Republic of Indonesia.

“Marindolab Powers of Attorney”	means, together:
(a) the power of attorney to vote shares; and
(b) the power of attorney to sell shares;
in each case, dated 28 June 2007 and granted by the Parent in favour of the Onshore Collateral Agent in relation to the Marindolab Share Pledge.
“Marindolab Share Pledge”	means the pledge of the entire issued share capital of Marindolab dated 28 June 2007 between the Parent, Marindolab and the Onshore Collateral Agent.
“New CPB Powers of Attorney”	means the powers of attorney to be entered into on the Settlement Date by the Parent, CPB and the New Onshore Collateral Agent, in the form set out at Part 1 of Appendix 12.
“New CWS Powers of Attorney”	means the powers of attorney to be entered into on the Settlement Date by the Parent, CWS and the New Onshore Collateral Agent, in the form set out at Part 2 of Appendix 12.
“New Marindolab Powers of Attorney”	means the powers of attorney to be entered into on the Settlement Date by the Parent, Marindolab and the New Onshore Collateral Agent, in the form set out at Part 3 of Appendix 12.
“New Onshore Collateral Agent”	means PT Bank CIMB Niaga Tbk., in its capacity as new onshore collateral agent under and in respect of the Additional Guarantees, the Amended and Restated Share Pledges and the New Powers of Attorney.
“New Panganpertiwi Powers of Attorney”	means the powers of attorney to be entered into on the Settlement Date by the Parent, Panganpertiwi and the New Onshore Collateral Agent, in the form set out at Part 4 of Appendix 12.
“New Powers of Attorney”	means, together:
(a) the New CPB Powers of Attorney;
(b) the New CWS Powers of Attorney;
(c) the New Marindolab Powers of Attorney; and
(d) the New Panganpertiwi Powers of Attorney;
and “New Power of Attorney” means any one of them.
“New Share Charge”
means the Singapore law fixed charge in respect of any and all shares held by the Parent in the capital of the Scheme Company to be granted by the Parent in favour of the Offshore Collateral Agent on the Settlement Date, in the form set out at Appendix 9.

“New York Undertaking”	means a New York law undertaking in the form set out at Part 2 of Appendix 5.
“Noteholders”	means Persons with an economic or beneficial interest as principal in the Notes held through the Clearing Systems at the Record Time.
“Notes”	means the US$325,000,000 11% guaranteed senior secured notes due 2012 issued by the Scheme Company pursuant to the Indenture.
“Notice of Scheme Meeting”	means the notice of the Scheme Meeting set out at Appendix 3.
“Offshore Collateral Agent”	means The Bank of New York Mellon (formerly known as the Bank of New York), in its capacity as offshore collateral agent under the Amended and Restated Indenture.
“Onshore Security Documents”	means, together, each Share Pledge and each Power of Attorney.

“Onshore Collateral Agent”	means PT Bank Danamon Indonesia Tbk., in its capacity as collateral agent under and in respect of the Onshore Security Documents

“Original Technical Consultant Report”	means the report issued by the Technical Consultant in relation to the operational condition of the Group and the impact of IMNV on the Group’s business on 7 November 2009.

“Panganpertiwi”	means PT Central Panganpertiwi, a company incorporated under the laws of the Republic of Indonesia.
“Panganpertiwi Powers of Attorney”
means, together:

(a) the power of attorney to vote shares; and

(b) the power of attorney to sell shares;

in each case, dated 28 June 2007 and granted by the Parent in favour of the Onshore Collateral Agent in relation to the Panganpertiwi Share Pledge.

“Panganpertiwi Share Pledge”	means the pledge of the entire issued share capital of Panganpertiwi dated 28 June 2007 between the Parent, Panganpertiwi and the Onshore Collateral Agent.

“Parent”	means PT Central Proteinaprima Tbk., a company incorporated under the laws of the Republic of Indonesia.

“Parent Advance Purchase Agreement”	means the advance purchase agreement dated 15 June 2007 between the Scheme Company and the Parent.

“Parent Board”	means the board of directors of the Parent from time to time.

“Person”	means any natural person, corporation, limited or unlimited liability company, trust, joint venture, association, corporation, partnership, Governmental Entity or other entity whatsoever.

“Post”	delivery by pre-paid first class post or air mail or generally recognised commercial courier service, and “Posted” shall be construed accordingly.
“Powers of Attorney”
means:

(a) in relation to the CPB Share Pledge, the CPB Powers of Attorney;

(b) in relation to the CWS Share Pledge, the CWS Powers of Attorney;

(c) in relation to the Marindolab Share Pledge, the Marindolab Powers of Attorney; and

(d) in relation to the Panganpertiwi Share Pledge, the Panganpertiwi Powers of Attorney;

and “Power of Attorney” means any one of them.

“PPA”	means PT Perusahaan Pengelola Asset (Persero), the state asset management company of the Republic of Indonesia.

“Proceeding”	means any process, suit, action, legal or other legal proceeding including without limitation any arbitration, mediation, alternative dispute resolution, judicial review, adjudication, demand, execution, distraint, forfeiture, re-entry, seizure, lien, enforcement of judgment, enforcement of any security or Insolvency Proceedings in any jurisdiction.

“Record Date”	means 10 April 2013, being the date which is five (5) Business Days prior to the Scheme Meeting.

“Record Time”	means 5:00 p.m. (Singapore time) on the Record Date.

“Red Dragon”	means Red Dragon Group Pte. Ltd., a company incorporated under the laws of the Republic of Singapore.

“Roadshow Presentations”	means, together, the Hong Kong Presentation and the Singapore Presentation.

“Rupiah” and “Rp.”	refer to the lawful currency of the Republic of Indonesia from time to time.

“Scheme”	means the scheme of arrangement proposed by the Scheme Company under Section 210 of the Act in its present form subject only to such modifications, conditions and/or approvals as may be imposed by the Court and as permitted by the terms of the Scheme.

“Scheme Claim”	means a claim against the Scheme Company arising directly or indirectly out of, in relation to and/or in connection with the Indenture and/or the Notes, whether before, at or after the Record Time, excluding the Excluded Liabilities.

“Scheme Company”	means Blue Ocean Resources Pte. Ltd., a company incorporated under the laws of the Republic of Singapore.

“Scheme Costs”	mans the funds made available to the Scheme Company by the Parent for the purposes of funding all of the costs and expenses of the Scheme, including (without limitation) those of the Trustee.
“Scheme Creditor”
means a creditor of the Scheme Company in respect of a Scheme Claim and includes (for the avoidance of doubt, but without double counting in each case):

(a) Noteholders;

(b) the Trustee;

(c) the Depositary; and

(d) Account Holders and Intermediaries.

“Scheme Document”	means this composite document dated 8 March 2013 addressed to Scheme Creditors containing, among other things, the Explanatory Statement and the terms of the Scheme (including all appendices, schedules and annexures hereto).

“Scheme Meeting”	means the meeting convened at the direction of the Court at which the Scheme will be considered and voted upon by the Scheme Creditors and any adjournment thereof.

“SEC”	means the US Securities and Exchange Commission.

“Security”	means a hak tanggungan, fiduciary security, mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents”	means, together, the Debenture and each Onshore Security Document.
“Settlement Date”
means the date falling two (2) weeks after the Effective Date (or if such date is not a Business Day, then the next succeeding Business Day) or:

(a) in the event that the Scheme Company delivers an Extension Notice, the Deferred Settlement Date; or

(b) in the event that the Settlement Date is otherwise deferred in accordance with Clause 23.2 of the Scheme, such later date to which the Settlement Date is deferred.

“Share Pledges”	means, together, the CPB Share Pledge, the CWS Share Pledge, the Marindolab Share Pledge and the Panganpertiwi Share Pledge.

“Shareholder Approval”	means the resolution passed by the shareholders of the Parent at the EGM, approving the participation by the Parent in the Scheme and the transactions contemplated thereby.

“SHS”	means PT Surya Hidup Satwa, a company incorporated under the laws of the Republic of Indonesia.

“Singapore Presentation”	means the presentation to the Noteholders conducted by the Parent and its professional advisers in Singapore on 23 February 2012.

“Standstill Agreement”	means the standstill agreement dated 18 July 2011 between the Scheme Company, the Parent and certain Noteholders.

“Singapore Undertaking”	means a Singapore law deed of undertaking in the form set out at Part 3 of Appendix 5.

“Stock Exchange”	means the Indonesian stock exchange (Bursa Efek Indonesia).
“Subsidiary”
means any Person over which another Person has “control”, where “control” means either:

(a) direct or indirect ownership of more than fifty percent (50%) of the voting or economic ownership of such Person; or

(b) the ability (through any means) to influence or direct the composition of the board of directors or the day to day affairs of such Person.

“Subsidiary Guarantors”	means each of CPB, CWS, Marindolab and Panganpertiwi, and “Subsidiary Guarantor” means any one of them.

“Supporting Noteholder Group”	means Noteholders with an economic or beneficial interest as principal in (in aggregate) approximately seventy percent (70%) in outstanding principal amount of the Notes.

“Technical Consultant”	means Dr. Matthew Briggs, in his capacity as technical consultant to the Noteholders.

“TIA”	means the US Trust Indenture Act of 1939 (as amended) including the rules and regulations promulgated thereunder.

“Trustee”	means The Bank of New York Mellon (formerly known as the Bank of New York), in its capacity as trustee under the Indenture and, where the context allows, under the Amended and Restated Indenture.

“Updated Technical Consultant Report”	means the updated report issued by the Technical Consultant in relation to the operational condition of the Group and the impact of IMNV on the Group’s business, dated 17 October 2011.

“US Securities Act”	means the US Securities Act of 1933 (as amended) including the rules and regulations promulgated thereunder.
“WM”	PT Wachyuni Mandira, a company incorporated under the laws of the Republic of Indonesia.

EXPECTED TIMETABLE OF PRINCIPAL EVENTS (1)

EVENT	EXPECTED DATE AND TIME(2)
Record Time(3)	5.00 p.m. on 10 April 2013
Scheme Meeting(4)	3.00 p.m. on 18 April 2013
Court hearing to sanction the Scheme(5)	Within three (3) weeks of the Scheme Meeting
Effective Date(6)	Within ten (10) Business Days of the Court hearing to sanction the Scheme
Settlement Date(7)	Two (2) weeks after the Effective Date

Notes:

(1)	All references to time are references to Singapore time unless otherwise stated.

(2)	All dates in this expected timetable and mentioned throughout the Scheme Document assume that the Scheme Meeting is not adjourned.

(3)
Each Noteholder will need to give its instructions to the relevant Account Holder as to voting. Noteholders should note, however, that unless a valid Account Holder Letter is delivered at or before the Record Time, the voting instructions contained in the Account Holder Letter will be disregarded for the purposes of voting at the Scheme Meeting and the relevant Noteholder will not be able to vote at the Scheme Meeting.

(4)	The Scheme Meeting will commence at the time stated.

(5)
The Court will hear the petition to sanction the Scheme. If this date changes: (i) the dates of all subsequent steps, including the Effective Date will be affected; and (ii) the date of the hearing will be announced at the Scheme Meeting to the extent then known.

(6)
The Effective Date is the date on which the Scheme becomes effective in accordance with its terms. The Effective Date shall be no more than ten (10) Business Days following the determination by the Scheme Company, in good faith, that each of the Conditions has been satisfied. The Effective Date will be specified by the Scheme Company in the Completion Notice.

(7)
The date on which the arrangement and compromise provided for in the Scheme (including, but not limited to, the amendment and restatement of the Notes) will be implemented. The Settlement Date is an expected date and will occur two (2) weeks after the Effective Date or on such later date as may be specified by the Scheme Company in an Extension Notice.

           IMPORTANT INSTRUCTIONS FOR

NOTEHOLDERS, ACCOUNT HOLDERS AND INTERMEDIARIES

You have been sent this Scheme Document because you are thought to be a Scheme Creditor. For the purposes of the Scheme, you will be a Scheme Creditor if (inter alia) you have an economic or beneficial interest as principal in the Notes held in global form by a Depositary for the Clearing Systems at the Record Time (being 5.00 p.m. (Singapore time) on 2 April 2013).

Please determine whether you are a Noteholder, an Account Holder, a DTC Participant or an Intermediary in respect of an interest or interests in the Notes. You may fall within more than one of these capacities depending on the circumstances applying to you. A diagrammatic representation of each of these various capacities is set out on the following page to assist your understanding of the structure of the Notes and the Clearing Systems.

1.	NOTEHOLDER

You are a Noteholder if you hold or, as the case may be, held an economic or beneficial interest as principal in Notes through the Clearing Systems at the Record Time. Examples of Noteholders include:

(a)	a Person who holds such an interest for his own account;

(b)	a trustee who is holding such an interest as part of the assets of the trust which he administers; and

(c)	an executor or personal representative where the estate of the deceased contains such an interest which was held for the deceased’s own account.

If you are a Noteholder, please read this Scheme Document carefully and follow the instructions set out in Appendix 1.

2.	ACCOUNT HOLDER

You are an Account Holder in respect of an interest in the Notes held through the Clearing Systems if you are recorded as holding a book-entry interest in the Notes in an account with any of the Clearing Systems or, as the context requires, are or were recorded as holding such an interest in such account at the Record Time. Account Holders consist of those Persons holding securities accounts with DTC, Euroclear and/or Clearstream.

If you are an Account Holder, you should promptly forward a copy of this Scheme Document to all Persons on whose behalf you hold an interest in the Notes.

3.	DTC PARTICIPANT

You are a DTC Participant if you hold a securities account with DTC. Account Holders in DTC will be DTC Participants. However, Account Holders in Euroclear or Clearstream will not be. Euroclear holds interests in the Notes on behalf of its Account Holders through JP Morgan (as DTC Participant). Clearstream holds interests in the Notes on behalf of its Account Holders through Citibank (as DTC Participant).

If you are a DTC Participant, you should promptly forward a copy of this Scheme Document to all Persons on whose behalf you hold an interest in the Notes.

4.	INTERMEDIARY

You are an Intermediary if you hold an interest in the Notes on behalf of another Person or, as the context requires, if you hold or held such an interest at the Record Time, and in either case you are not or (as appropriate) were not an Account Holder in respect of that interest. Examples of Intermediaries are stockbrokers, investment managers and nominee companies.

If you are an Intermediary, you should promptly forward a copy of this Scheme Document to all Persons on whose behalf you hold an interest in the Notes.

5.	TRUSTEE

The Bank of New York Mellon (formerly known as the Bank of New York) (in its capacity as Trustee for the Notes), Cede & Co. (in its capacity as nominee for DTC) and DTC (in its capacity as Depositary) shall not be entitled to vote at the Scheme Meeting (or any adjournment thereof).

INTERESTS IN NOTES IN GLOBAL FORM

HELD THROUGH CLEARING SYSTEMS

Cede & Co. as registered holder as nominee for DTC
Global Note
DTC Participant holding for own account as **Noteholder***
DTC Participant holding as custodian
JP Morgan holding as custodian
Citibank holding as custodian
Noteholder* holding for own account
Intermediary holding as trustee or agent
Euroclear
Clearstream
Second Intermediary holding as trustee or agent
Account Holder holding for own account as **Noteholder***
Account Holder holding as trustee or agent
Noteholder* holding for own account
Intermediary holding as trustee or agent
Second Intermediary holding as trustee or agent
Noteholder* holding for own account

*  In respect of interests in the Notes held at the Record Time.

           QUESTIONS AND ANSWERS

To assist Noteholders in making a decision to vote either in favour of or against the Scheme, the following Questions and Answers have been prepared. Reading these Questions and Answers is not a substitute for reading the whole of the Scheme Document in full. Capitalised words and phrases used in these Questions and Answers have the meaning provided at pages 4 to 21 of this Scheme Document.

What is the purpose of the Scheme Document?

The purpose is to present information relating to the Scheme, to satisfy the requirements of the Act and applicable securities laws and to enable Noteholders to make an informed decision about the Scheme. The Scheme Document also sets out the expected timetable for implementation of the Scheme.

What is a scheme of arrangement?

A scheme of arrangement is a compromise or arrangement between a company and its creditors (or a class of them) pursuant to Section 210 of the Act. To become legally binding such arrangements must be sanctioned by the Court, and, in addition:

▪
a simple majority in number of Scheme Creditors present and voting at the Scheme Meeting in person or by proxy (hereafter, a ‘majority in number’), representing at least three fourths in value of the Scheme Claims of the Scheme Creditors present and voting at the Scheme Meeting in person or by proxy (hereafter, a ‘majority in value’) must vote in favour of the Scheme at the Scheme Meeting;

▪	each and every condition specified by the terms of the arrangement must be satisfied in accordance with the terms of the arrangement; and

▪	an office copy of the order of the Court sanctioning such arrangement must be delivered to ACRA for registration.

Only if each of these requirements is satisfied will the Scheme become legally binding (as a matter of Singapore law) on: (i) the Scheme Company; and (ii) all Scheme Creditors, regardless of whether such Scheme Creditors attended or voted (in favour or against) or did not vote on the Scheme at the Scheme Meeting.

When is a scheme of arrangement used?

A scheme of arrangement is frequently used as a means of implementing a financial restructuring and as an alternative to the commencement of Insolvency Proceedings.

What is the objective of implementing the Scheme?

The objective of the Scheme is to implement an arrangement and compromise between the Scheme Company and the Scheme Creditors in respect of the Notes, so as to create more favourable trading conditions for the Group to continue to carry on business as a going concern.

What arrangement and compromise does the Scheme seek to implement?

If the Scheme becomes effective, the Notes will be amended and restated on the terms set out in the Amended and Restated Note Documents and summarized in the Description of Notes.

What are the Conditions and what is their relevance to the Effective Date?

The Conditions to the Scheme are set out in full at Chapter 4 of the Scheme. The Effective Date of the Scheme only arises once each of the Conditions has been satisfied. The Scheme Company will issue the Completion Notice to the Information Agent (which will circulate the Completion Notice to the Trustee and within the Clearing Systems for the benefit of Scheme Creditors) upon the satisfaction of the Conditions. The Completion Notice will specify the Effective Date of the Scheme and the expected Settlement Date.

What happens if the Conditions are not satisfied?

The Scheme will not become effective. If the Scheme is not implemented, significant doubt will be cast on the ability of the Scheme Company and/or the Parent to continue to carry on business as a going concern.

What is the position of the Board with regard to the Scheme?

The Board, having considered the terms of the Scheme, the opinions expressed by the Financial Adviser, and advice from appropriate legal and financial advisers, considers that the Scheme is in the best interests of the Scheme Company and its shareholders and creditors as a whole. Based on the foregoing, the Board recommends that Scheme Creditors vote in favour of the Scheme at the Scheme Meeting.

Who is a Scheme Creditor?

You are a Scheme Creditor if you are a creditor of the Scheme Company in respect of a Scheme Claim. If you hold (or held) an economic or beneficial interest as principal in the Notes at the Record Time, you will be a Scheme Creditor in your capacity as a Noteholder. Noteholders will be entitled to attend and vote in person or by proxy at the Scheme Meeting.

How is the majority for the Scheme calculated?

The Noteholders attending and voting at the Scheme Meeting (in person or by proxy) will be counted for the ‘majority in number’ requirement, and the Scheme Claims of Noteholders attending and voting at the Scheme Meeting (in person or by proxy) will be counted for the ‘majority in value’ requirement.

I am a Noteholder. How do I cast a vote?

The exact procedure for casting votes depends on which Clearing System your interest in the Notes is held through.

Noteholders who hold interests in the Notes through DTC

If you are a Noteholder that holds an interest in the Notes through DTC and wish to vote at the Scheme Meeting, you should contact your DTC Participant (or any Intermediary through which you hold your interest in the Notes) to ensure that an Account Holder Letter is completed on your behalf and submitted to the Information Agent prior to the Record Time.

Before submitting your Account Holder Letter to the Information Agent, your Account Holder should:

(a)	confirm the instructions contained in your Account Holder Letter; and

(b)	submit Blocking Instructions in respect of your holding in the Notes;

electronically to DTC through ATOP. The VOI number provided to your Account Holder on submission of your instructions via ATOP should be listed in Part 2 of your Account Holder Letter.

After submitting electronic instructions to DTC through ATOP, the DTC Participant’s position will be blocked, and cannot be transferred or sold, until the date falling three (3) Business Days after the Expiration Date.  The Information Agent will send DTC notice to release the position as soon as practical, but no later than three (3) Business Days after either the Expiration Date or subsequent date following the Expiration Date not exceeding forty-five (45) calendar days from the date of the Notice of Scheme Meeting.

Noteholders who hold interests in the Notes through Euroclear or Clearstream

If you are a Noteholder that holds an interest in the Notes through Euroclear or Clearstream and wish to vote at the Scheme Meeting, you should contact your Account Holder (or any Intermediary through which you hold your interest in the Notes) to ensure that an Account Holder Letter is completed on your behalf and submitted to the Information Agent prior to the Record Time.

Before submitting your Account Holder Letter to the Information Agent, your Account Holder should submit Blocking Instructions in respect of your holding in the Notes to Euroclear or Clearstream (as applicable). The Blocking Instruction reference number should be listed in Part 2 of your Account Holder Letter.

After submitting your Account Holder Letter to the Information Agent, your Account Holder should contact Euroclear or Clearstream (as applicable) and request that they instruct their DTC Participant to transmit the instructions contained in your Account Holder Letter electronically to DTC through ATOP. The electronic instruction submitted to DTC via ATOP should relate to the Notes that are the subject of your Account Holder Letter and confirm the Blocking Instruction reference number allocated by Euroclear or Clearstream and listed in Part 2 of your Account Holder Letter.

After submitting electronic instructions to DTC through ATOP, the DTC Participant’s position will be blocked, and cannot be transferred or sold, until the date falling three (3) Business Days after the Expiration Date.  The Information Agent will send DTC notice to release the position as soon as practical, but no later than three (3) Business Days after either the Expiration Date or subsequent date following the Expiration Date not exceeding forty-five (45) calendar days from the date of the Notice of Scheme Meeting.

General instructions for Noteholders

Please give ample time to allow your Account Holder and/or Intermediary to process your instructions and submit an Account Holder Letter on your behalf. To ensure timely submission of your Account Holder Letter, please check with your Account Holder for clarification as to the processing time required and deliver the appropriate materials well before that time.

Please note that the Clearing System through which your interest in the Notes is held may impose an earlier deadline for the submission of Blocking Instructions and/or Account Holder Letters. To ensure timely submission of your Blocking Instructions and Account Holder Letter, please ask your Account Holder to check with the relevant Clearing System as to whether any earlier deadline is applicable and ensure your Blocking Instructions and Account Holder Letter are submitted well before any applicable deadlines.

Any Noteholder that fails to submit a duly completed Account Holder Letter in respect of its Scheme Claims to the Information Agent prior to the Record Time will not be entitled to vote at the Scheme Meeting. Such Noteholder will, however, be bound by the terms of the Scheme in the event that it becomes effective and any Notes held by such Noteholder will be amended and restated on the Settlement Date in accordance with the terms of the Scheme and the Amended and Restated Note Documents.

What are Blocking Instructions and why are they necessary?

Blocking Instructions are irrevocable instructions which prevent transfers of the Notes until the Settlement Date. These restrictions are necessary to prevent the same holding of Notes being voted more than once.

Blocking Instructions will be irrevocable after the Record Time unless and until:

(a)	the Scheme is not approved by the requisite statutory majorities at the Scheme Meeting, is withdrawn or is terminated in accordance with its terms; or

(b)	the Effective Date does not occur by 14 June 2013.

What happens if Scheme Creditors do not approve the Scheme?

If the Scheme is not approved by the majorities required by the Act, the Scheme will not become effective. If the Scheme is not implemented, significant doubt will be cast on the ability of the Scheme Company and/or the Parent to continue to carry on business as a going concern.

What is the location, date and time of the Scheme Meeting?

The Scheme Meeting will take place at Pan Pacific Singapore (7 Raffles Boulevard, Marina Square, Singapore 039595), level 1, room Pacific 2 at 3:00 p.m. (Singapore time) on 18 April 2013. The notice which convenes the Scheme Meeting is set out at Appendix 3.

When do you expect the Scheme to become effective?

Provided that: (i) the Scheme receives the approval of the requisite majorities of Scheme Creditors at the Scheme Meeting; (ii) the Court grants an order which sanctions the Scheme; and (iii) all other Conditions are satisfied in a timely manner in accordance with the terms of the Scheme; it is expected that the Effective Date will occur within ten (10) Business Days of the Court granting an order sanctioning the Scheme.

What are the tax consequences of the Scheme?

Tax considerations may be complex. The tax consequences arising for you as a result of the Scheme becoming effective depend on the facts relating to your own personal situation. It is recommended that you consult with your own tax adviser for a full understanding of any such tax consequences as they may be applicable to you.

What is the Helpline?

If you have any questions relating to the Scheme Document or the Account Holder Letter please contact the Information Agent at the Helpline. You may contact the Information Agent by telephone between the hours of 9:00 a.m. and 6:30 p.m. (Hong Kong time) on +852-2526-5406 or by e-mail at blueoceaninfo@lynchpinbm.com. The Information Agent cannot and will not provide advice on the merits of the Scheme or give any financial or legal advice, and will under no circumstances be soliciting proxies or votes in respect of the Scheme.

Where can I obtain copies of the Scheme Document and accompanying Schedules and Appendices?

Further copies of the Scheme Document can be obtained online at http://www.lynchpinbm.com/projects/public-projects/blueocean or via e-mail request to the Information Agent at blueoceaninfo@lynchpinbm.com .

LETTER FROM THE BOARD OF
BLUE OCEAN RESOURCES PTE. LTD.
8 Murray Street, #01-01
Singapore 079522

Dear Scheme Creditors,

1.	INTRODUCTION

This letter is part of an Explanatory Statement which has been sent to you for the reasons set out below. In considering the action to take in relation to the Scheme, you should not rely exclusively on this letter and should also consider the more detailed information contained elsewhere in the Scheme Document. Capitalised words and phrases used in this letter have the meaning provided at pages 4 to 21 of this Scheme Document.

2.	PURPOSE OF THE EXPLANATORY STATEMENT

The Explanatory Statement, which is provided pursuant to the Act, has been prepared for the purpose of providing you with sufficient information to make an informed decision whether to vote in favour of or against the Scheme.

The principal terms and effects of the Scheme are summarised in the Explanatory Statement. The Scheme itself begins at page 37 of this Scheme Document. You are urged to read the Explanatory Statement (including the Information Memorandum) as well as the Scheme carefully and in their entirety. You should seek and take whatever advice you consider necessary to enable you to make a decision about whether to vote in favour of or against the Scheme.

This letter explains why the Board considers the Scheme is in the best interests of Scheme Creditors, shareholders of the Parent and the Group as a whole. In those circumstances, the Board recommends that you vote in favour of the Scheme at the Scheme Meeting.

3.	BACKGROUND

The Group is one of the world’s largest vertically integrated shrimp producers and processors, and Indonesia’s largest producer of shrimp, shrimp fry, shrimp feed and fish feed. The majority of its frozen shrimp products are exported to wholesalers and distributers in the United States of America, Europe and Japan.

The Dipasena Acquisition

The Parent was incorporated under the laws of the Republic of Indonesia on 30 April 1980 and listed on the Stock Exchange in November 2006. Following its listing, the Parent sought to expand its business and operations. As a result, the Parent acquired the operating assets of the Dipasena Group from Blue Lion in June 2007. The Dipasena Group was, at the time of the Dipasena Acquisition, the largest integrated shrimp farming business in the Republic of Indonesia. By acquiring the operating assets of the Dipasena Group, the Parent hoped to expand its production capacity in a manner that was substantially more cost effective and time efficient than attempting to achieve the same level of productivity through organic growth.

The Notes were issued by the Scheme Company on or around completion of the Dipasena Acquisition. The majority of the proceeds of the Notes were used to refinance the Barclays Loan and fund an interest reserve account. However, US$99,200,000 of the proceeds of the Notes was advanced for purchase of frozen shrimp products by the Scheme Company to other members of the Group pursuant to the Advance Purchase Agreements and applied by these members of the Group to fund working capital and other requirements in relation to the operating assets of the Dipasena Group.

The Deterioration of the Financial Position of the Group

Notwithstanding the benefits of the Dipasena Acquisition, the financial position of the Group has deteriorated rapidly since 2009 as a result of a number of factors. In particular, in March 2009, CPB became aware that its shrimp production ponds had been contaminated with IMNV. Whilst it is difficult to confirm the origins of IMNV, it is thought that the virus migrated to Indonesia from Brazil, as a result of the illegal importation of live broodstock. The presence of IMNV precipitated a substantial fall in production from CPB’s ponds from an average of 5,120 metric tonnes per month between January and March 2009 to an average of 1,673 metric tonnes per month between April and June 2009. Production levels decreased even further to an average of 784 metric tonnes per month between July and December 2009.

IMNV was subsequently detected in the ponds acquired by the Group from WM (a member of the Dipasena Group) in September 2009. In contrast to CPB, IMNV had a relatively minor effect on production from these ponds, which are smaller and have better inlet water quality conditions. However, production levels at these ponds still declined from an average of 2,921 metric tonnes per month between July and December 2009 to an average of 2,301 metric tonnes per month in 2010, and management believes that production levels would have decreased further had it not mitigated the effects of IMNV by lowering stocking density.

Production levels from the CPB ponds recovered to an average of 1,769 metric tonnes per month in 2011, but remain well below historical averages. Production levels from the WM ponds continued to decline to an average of 2,202 metric tonnes per month in 2011.

The problems caused by the impact of IMNV were compounded by the closure of the AWS Ponds in May 2011. AWS was part of the Dipasena Group and its assets and operations were acquired by the Parent as a result of the Dipasena Acquisition. The Group originally intended to revitalize the AWS Ponds following completion of the Dipasena Acquisition. However, it ultimately proved impossible for the Group to implement its revitalization strategy due predominantly to social unrest among the local population (including protests by local plasma farmers) and the absence of sufficient funding. The AWS Ponds accounted for five percent (5%) of the Group’s shrimp harvest in 2008, thirteen percent (13%) in 2009 and twenty-seven percent (27%) in 2010. The increased contribution between 2008 and 2010 resulted largely from the impact of IMNV on the output from the Group’s other shrimp ponds and it is estimated that the AWS Ponds would have accounted for around eighteen percent (18%) of the Group’s shrimp harvest if production volumes at the Group’s other ponds had remained at pre-IMNV levels.

The Current Financial Position of the Group

The decline in production resulting from the impact of IMNV and the closure of the AWS Ponds has had a material adverse effect on the revenues and profitability of the Group. The financial position of the Group remains precarious, with the result that the Group is currently unable to service its obligations in respect of the Notes. In this regard, the Group was unable to pay interest due in respect of the Notes on 28 December 2009, 28 June 2010, 28 December 2010, 28 June 2011, 28 December 2011 and 28 June 2012 and/or to repay the principal amount of the Notes, which matured on 28 June 2012. Accordingly, an event of default in respect of the Notes has occurred and is continuing.

Notwithstanding its difficult financial position, the Group has continued to comply with its obligations to onshore working capital lenders in the Republic of Indonesia. This reflects the fact that the continued availability of onshore working capital facilities is vital to enable the Group to continue trading. However, onshore lenders have expressed, and continue to express, material concerns over the financial condition of the Group.

The Standstill Agreement and Due Diligence Exercise

In July 2011, we entered into the Standstill Agreement with certain Noteholders. The primary purpose of the Standstill Agreement was to provide the Scheme Company and the Parent with a forbearance period to enable them to engage in restructuring discussions with the Noteholders. The Standstill Agreement contained a restructuring protocol that outlined certain material financial and business terms of the proposed restructuring. These outline terms acted as a framework for restructuring negotiations.

Under the terms of the Standstill Letter, the Scheme Company and the Parent were required to facilitate the completion of: (i) updated operational due diligence by the Technical Consultant; and (ii) a review of the Group’s financial projections by the Financial Adviser. The due diligence process was completed in December 2011 and, on 19 December 2011, the Scheme Company and the Parent notified the holders of Notes that copies of: (i) a summary of the Updated Technical Consultant Report; and (ii) the Financial Adviser Report; were available on request from the Trustee.

The Technical Consultant specializes in commercial shrimp maturation, hatchery and farm management and has advised many international institutions, including the Food and Agriculture Organization of the United Nations on related issues. The Technical Consultant previously issued the Original Technical Consultant Report on 7 November 2009. The purpose of the Updated Technical Consultant Report was to evaluate the operational performance of the Group during the period following issuance of the Original Technical Consultant Report and the progress made in combating the impact of IMNV. In addition, the Updated Technical Consultant Report contained estimates from the Technical Consultant in relation to current and projected production levels and the likely timeline for a return to profitability.

The Financial Adviser was tasked with investigating the current financial position of the Group and verifying the Financial Projections and Initial Budget. The primary purposes of the Financial Adviser Report was to enable the Noteholders to understand the current and projected financial position of the Group and to evaluate the financial terms of the proposed restructuring of the Notes.

The Roadshow Presentations and the Support Agreements

Following completion of the process described above, the Scheme Company and the Parent proceeded to negotiate outline restructuring heads of terms with an institution that holds a significant proportion of the Notes. The outline restructuring terms, together with details of the current and projected financial and operational position of the Group were presented to the general body of Noteholders at the Roadshow Presentations in February 2012.

Following the Roadshow Presentations, the Scheme Company and the Parent continued to engage in restructuring negotiations with the Supporting Noteholder Group. As a result of these negotiations, certain amendments were made to the outline restructuring heads of terms. The outline restructuring terms (as amended as a result of these discussions) form the basis for the terms and conditions of the Amended and Restated Notes.

The EGM

The Parent obtained Shareholder Approval for its participation in the Scheme and the transactions contemplated thereby at the EGM. The EGM was held in Jakarta, Indonesia on 28 September 2012.

4.	REASONS FOR THE PROPOSED SCHEME

The purpose of the Scheme is to effect an arrangement and compromise in respect of the Notes. This arrangement and compromise will result in the Notes being amended and restated on the terms outlined in the Amended and Restated Indenture. The terms and conditions of the Amended and Restated Notes are summarized in the Description of Notes.

5.	WHY IMPLEMENT THE SCHEME NOW?

The Board believes that, if the Scheme is not implemented, the Group will be unable to discharge its financial liabilities in full and will therefore be unlikely to be able to continue to operate as a going concern. As set out in this letter and in the Scheme Document itself, the Scheme Company has been unable to discharge its indebtedness under and in respect of the Notes. Moreover, given the existence of the Guarantees granted by the Guarantors, this failure to discharge the underlying primary indebtedness threatens the viability of the Group as a whole.

The uncertainty over the financial viability of the Scheme Company and the Parent has been generally known for a significant period of time. This has put material pressure on the ability of the Group to retain key personnel, suppliers and customers. Furthermore, local creditors of the Group have expressed, and continue to express, material concerns over the financial condition of the Group. If these concerns are not addressed satisfactorily, there is a real risk that financial creditors in the Republic of Indonesia may withdraw or limit the amount of any working capital facilities made available to the Group, which would have a very significant and negative impact on the ability of the Group to continue its operations. These operations are vital to the survival of the Group as a going concern.

Moreover, enforcement proceedings (including applicable Insolvency Proceedings) could be initiated which would materially and adversely affect the operations of the Group as a whole. In order to avoid such a scenario, the Scheme is intended to create a more stable financial environment whereby the business of the Group can be developed to ensure, among other things, the payment of all working capital facilities of the Group in the ordinary course. In the opinion of the Board and the Parent Board, the implementation of the Scheme would significantly enhance the prospects of avoiding enforcement action and/or Insolvency Proceedings.

It is against this difficult background that the Board believes it is imperative that the Scheme be implemented as soon as possible. The survival of the Group is dependent on the successful implementation of the Scheme.

6.	ALTERNATIVES TO THE PROPOSED SCHEME

The Scheme Company and the Board have considered various alternative strategies to what is presently proposed. Alternative strategies are necessarily limited but include: (i) a purely consensual arrangement – that is to say, implementing a restructuring of the Notes without the Scheme; and (ii) the commencement of Insolvency Proceedings in respect of the Scheme Company and/or the Guarantors.

Consensual Arrangement

The primary advantage of the Scheme over a consensual arrangement with Scheme Creditors is that, if the Scheme becomes effective in accordance with its terms and the Act, it will be binding on all Scheme Creditors whether they voted in favour of, or against, or did not vote on, the Scheme.

This is particularly important where, as in this matter, economic or beneficial interests in a Global Note are held by many different Persons through the Clearing Systems and it is not possible to identify all of the holders of such economic or beneficial interests. The Scheme Company and the Parent requested that the Information Agent carry out a bondholder identification exercise via the Clearing Systems between 28 May 2012 and 18 June 2012. This exercise resulted in the identification of the holders of only thirty-nine point twenty-nine percent (39.29%) of the Notes. The Scheme Company and the Parent have also successfully identified the holders of an additional ten point thirty-nine percent (10.39%) of the Notes as a result of, and in connection with the restructuring negotiations described above. However, the holders of fifty point thirty-two percent (50.32%) of the Notes remain unidentified. The failure to identify the holders of a significant portion of the Notes means that the Scheme Company has no option but to seek to effect a restructuring of the Notes via a collective procedure whereby unidentified minority holders can be bound by the terms of a restructuring consented to by the majority.

Conversely, any consensual arrangement can only bind those Persons who expressly agree to such an arrangement. The inability to bind all Persons with an interest in the Notes may cause Scheme Creditors to be reluctant to enter into any such arrangements as non-consenting Scheme Creditors may seek to obtain more favourable terms by ‘holding-out’ from such arrangements. There is also a risk that any dissenting creditors may commence enforcement action or petition for the initiation of Insolvency Proceedings in respect of the Scheme Company and/or the Parent. The issue of ensuring that any dissenting or ‘hold-out’ Scheme Creditors are bound by the compromise arrangements is the major factor suggesting that implementation of the proposed Scheme is the most efficient and pragmatic means to achieve a restructuring of the Notes.

Insolvency Proceedings

A further alternative to the proposed Scheme is for the Scheme Company to enter into an Insolvency Proceeding in the Republic of Singapore and/or such other jurisdiction (if any) as might have jurisdiction over the affairs of the Scheme Company, and/or for the Parent to file for bankruptcy in Indonesia in accordance with the Indonesian Bankruptcy Law. If the Scheme Company were to enter into Insolvency Proceedings in the Republic of Singapore, the only applicable Insolvency Proceeding would likely be an insolvent liquidation of the Scheme Company.

Appendix 6 exhibits the Fairness Opinion prepared by the Financial Advisor. The Fairness Opinion includes estimated recoveries to Noteholders, in the event that the Group were to enter into liquidation or bankruptcy (as applicable) and/or in the event of an enforcement of the Security created by the Security Documents. The Fairness Opinion includes estimated returns to Scheme Creditors in a liquidation or bankruptcy (as applicable) of the Group (rather than in a liquidation of the Scheme Company) given the existence of the Guarantees and Security Documents. In such a scenario, based on the Fairness Opinion, the non-discounted recovery to Noteholders would: (i) be between twenty-one percent (21%) to sixty-two percent (62%) of the outstanding principal amount of the Notes; and (ii) likely be towards the lower end of this range given the nature of the Group’s business and the difficulties associated with enforcing Security in Indonesia. In contrast, the Fairness Opinion indicates that the net present value of the returns to Noteholders under the terms of the Scheme and the Amended and Restated Notes would be between seventy-seven percent (77%) and seventy-eight percent (78%) (based on the assumptions set out in the Fairness Opinion).

Having considered the potential alternative strategies, the Scheme Company, the Board and the Parent Board have concluded that commencing Insolvency Proceedings in respect of the Scheme Company and/or the Parent would not be in the best interests of the Group, or its creditors and shareholders. Rather, the Scheme Company, the Board and the Parent Board believe the implementation of the Scheme offers the best prospects for the Scheme Company and the Group in the light of prevailing circumstances. Ultimately, the Scheme Company, the Board and the Parent Board believe that the Scheme offers Noteholders the best prospects of allowing the Group to continue to carry on its business as a going concern and of obtaining any reasonable recovery in light of the potential economic consequences of insolvency.

7.	THE PROPOSED SCHEME

Your attention is drawn to the Explanatory Statement, which describes in fuller detail the terms of the Scheme. You are urged to read the Explanatory Statement, the Information Memorandum and the Scheme carefully and in their entirety and to seek and take whatever advice you consider necessary in order to make a decision as to whether to vote in favour of or against the Scheme. The Scheme seeks to implement an amendment and restatement of the terms and conditions of the Notes on the terms set out in the Amended and Restated Indenture and summarized in the Description of Notes.

8.	COMPLETION OF THE SCHEME AND SUPPORTING NOTEHOLDER GROUP

In addition to each of the other Conditions, in order for the Scheme to become effective, it will be necessary, among other things, to secure the requisite support of the Scheme Creditors at the Scheme Meeting (namely, a simple majority in number representing at least three-fourths by value, as set out above) as well as the sanction of the Court. In this regard, the Board understands that: (i) the Supporting Noteholder Group supports the implementation of the Scheme and intends to vote in favour of the Scheme at the Scheme Meeting; and (ii) legal counsel to the Supporting Noteholder Group confirmed this to the Court at the Convening Hearing.

9.	RISK FACTORS

The Group’s ability to continue to operate as a going concern and service the Amended and Restated Notes following implementation of the Scheme is subject to certain operating and other risks. You are advised to consider the matters set out in the Explanatory Statement as well as those matters set out under the heading “Risk Factors” in the Information Memorandum.

10.	RECOMMENDATION

The Board, having considered the terms of the Scheme, the opinions expressed by the Financial Adviser, and advice from appropriate legal and financial advisers, considers that the Scheme is in the best interests of the Scheme Company and its shareholders and creditors as a whole. The Board also notes that the Parent obtained Shareholder Approval for its participation in the Scheme and the transactions contemplated thereby at the EGM. Based on the foregoing, the Board recommends that Scheme Creditors vote in favour of the Scheme at the Scheme Meeting.

Yours faithfully,

[●]
……………………………………..
Mr. Martial Jean Francois Nicolas
Director for and on behalf of the Scheme Company

20 March 2013

           EXPLANATORY STATEMENT

1.	INTRODUCTION

You have been sent this Scheme Document because the Scheme Company believes that you have an interest in the Notes by virtue of being a Scheme Creditor. The Board strongly recommends that you consider this Scheme Document and the accompanying Information Memorandum, which contains detailed financial, business and other information on the Scheme Company and the remainder of the Group.

For the purposes of complying with the Act, the Scheme will proceed on the basis that Scheme Creditors constitute a single class of creditors of the Scheme Company. The Scheme only applies to Scheme Claims and does not apply or affect other Persons (including the general body of creditors of the Scheme Company as a whole). Given that the Scheme Company is merely a financing vehicle within the Group, there are only limited other Persons who may have become creditors of the Scheme Company in the ordinary course of business. In this regard, the Parent has financed and will continue to finance Scheme Costs by way of an intercompany loan, which costs shall be Excluded Liabilities.

Your attention is drawn to the letter and recommendation of the Board beginning at page 24 of this Scheme Document. This letter summarises the benefits to Scheme Creditors of the Scheme becoming effective.

2.	THE SCHEME

2.1	Overview

The Scheme is intended to implement an arrangement and compromise in respect of the Notes. This arrangement and compromise will result in the Notes being amended and restated on the terms outlined in the Amended and Restated Indenture and summarized in the Description of Notes.

The overall objectives of the Scheme are: (i) to maximise recoveries to Persons with a financial interest in the Scheme Company in a fair and equitable way consistent with applicable law and the economic consequences of financial distress; and (ii) to enable the Group as a whole to continue to carry on business as a going concern.

2.2	The Scheme and its Conditions

In order to ensure that the interests of Scheme Creditors are protected, the Scheme does not become legally binding unless and until the Conditions have been satisfied. Each of the Conditions must be satisfied in order for the Effective Date to occur.

Following satisfaction of the Conditions, the Scheme Company shall issue and deliver the Completion Notice to the Information Agent, which will notify the Trustee and circulate the Completion Notice within the Clearing Systems for the benefit of all Scheme Creditors. A list of each of the Conditions is set out in Chapter 4 of the Scheme. The most important Condition is that the Scheme must be sanctioned by the Court in order to become effective in accordance with the Act.

2.3	Indebtedness of the Scheme Company and the Parent

Details of the existing and projected indebtedness of the Scheme Company and the Parent are set out in the Information Memorandum. Apart from Scheme Claims the Scheme does not seek to vary or compromise any liabilities due to any other Person (including the Parent in respect of the Scheme Costs). All such other liabilities (including Scheme Costs) are Excluded Liabilities which are expected to be paid as and when they become due and payable in the ordinary course of business.

2.4	Effectiveness of the Scheme

On the Effective Date, the Scheme will be binding on the Scheme Company and all Scheme Creditors, regardless of whether such Scheme Creditors attended or voted (in favour of or against the Scheme) at the Scheme Meeting.

2.5	Amendment and Restatement of Notes

On the Settlement Date, by reason of the Scheme:

(a)	the Indenture will be amended and restated on the terms set out in the Amended and Restated Indenture; and

(b)	the Global Note will be cancelled by the Depositary and replaced by the Amended and Restated Global Note.

As a result, with immediate effect on and from the Settlement Date, the respective Scheme Claims of the Scheme Creditors (including, for the avoidance of doubt, any Person that acquires an interest in the Notes after the Record Time) and the rights of the Scheme Creditors against the Guarantors will be governed by and construed in accordance with the Amended and Restated Note Documents.

2.6	Summary of the Amended and Restated Notes

A summary of the terms and conditions of the Amended and Restated Notes can be found in the Description of Notes. This summary may not include all terms and conditions of the Amended and Restated Notes which Scheme Creditors may consider relevant in order to make an informed voting decision on the terms of the Scheme and Scheme Creditors are urged to refer to the Amended and Restated Indenture.

2.7	Impact on Guarantees and Security

On the Settlement Date:

(a)
the Guarantees shall continue in full force and effect and apply to the liabilities of the Scheme Company under the Amended and Restated Indenture and otherwise in respect of the Amended and Restated Notes;

(b)	each Guarantor will enter into an Additional Guarantee in favour of the New Onshore Collateral Agent;

(c)
each of the Security Documents shall be amended and restated such that the Security created thereby: (i) is transferred from the Onshore Collateral Agent to the New Onshore Collateral Agent; and (ii) remains in full force and effect and secures the liabilities of the Scheme Company under the Amended and Restated Indenture and otherwise in respect of the Amended and Restated Notes;

(d)	the Parent will enter into the New Share Charge in favour of the Offshore Collateral Agent; and

(e)	the Scheme Company will enter into the BNI Account Charge in favour of the Offshore Collateral Agent.

2.8	Treatment of Accrued and Unpaid Interest

With immediate effect on and from completion of the amendment and restatement of the Notes, each Scheme Creditor shall be treated as having absolutely and irrevocably transferred its entitlement to all unpaid interest and/or default interest in respect of the Notes accrued prior to the Settlement Date to BVICO. On the Business Day immediately following the Settlement Date, BVICO will cancel and discharge the Interest Receivable in full in consideration of the issuance of the Conversion Shares by the Scheme Company to BVICO. The Conversion Shares will be subject to security in favour of the Offshore Collateral Agent (acting for and on behalf of the holders of the Amended and Restated Notes) pursuant to the BVICO Share Charge.

2.9	Meeting of Scheme Creditors

Before the Scheme can become effective and binding on the Scheme Company and the Scheme Creditors, a resolution to approve it must be passed by the statutory majorities prescribed by Section 210(3) of the Act. The statutory majorities are a simple majority in number of Scheme Creditors present and voting in person or by proxy at the Scheme Meeting (herein, a ‘majority in number’) representing at least three fourths in value of the Scheme Claims of the Scheme Creditors present and voting in person or by proxy at the Scheme Meeting (herein, a ‘majority in value’).

The Scheme Meeting has been summoned by the Court to take place at 2:00 p.m. (Singapore time) on 9 April 2013 at Pan Pacific Singapore (7 Raffles Boulevard, Marina Square, Singapore 039595), level 2, room Ocean 6. A formal notice of the Scheme Meeting is enclosed at Appendix 3. A form of proxy for use at the Scheme Meeting is contained in the Account Holder Letter enclosed at Appendix 4.

2.10	Voting

Votes of Noteholders will be admitted at the Scheme Meeting at a value equal to the outstanding principal amount of the Notes in which such Noteholder held an economic or beneficial interest as principal at the Record Time (without double counting). Votes of Noteholders at the Scheme Meeting will be counted for both the ‘majority in number’ and ‘majority in value’ requirements of the Act. Noteholders may cast votes attributable to their interests in the Notes either in Person or by proxy at the Scheme Meeting.

The Bank of New York Mellon (formerly known as the Bank of New York) (in its capacity as Trustee for the Notes), Cede & Co. (in its capacity as nominee for DTC) and DTC (in its capacity as Depositary) shall not be entitled to vote at the Scheme Meeting (or any adjournment thereof).

2.11	Use of Proxy

If you are a Noteholder, whether or not you are able to attend the Scheme Meeting or any adjournment thereof, you are strongly urged to complete and sign the form of proxy set out in the Account Holder Letter enclosed at Appendix 4 in accordance with the instructions printed thereon. It is requested that a completed Account Holder Letter (including the form of proxy) be delivered to the Information Agent prior to the Record Time. However, if a form of proxy is not so delivered, it may be handed to the Chairman at the Scheme Meeting.

2.12	Sanction by the Court

For the Scheme to become effective and binding: (i) the Court must sanction the Scheme after it has been approved by the requisite statutory majorities; (ii) each of the Conditions must have been satisfied; and (iii) an office copy of the order of the Court sanctioning the Scheme must have been delivered to ACRA. The Court hearing for sanction of the Scheme is expected to take place within three (3) weeks of the Scheme Meeting. All Scheme Creditors (other than the Trustee, the Depositary and Cede & Co.) are entitled to attend the hearing in person or through legal representatives to support or oppose the sanctioning of the Scheme.

Scheme Creditors will be notified of the precise date and location of the sanction hearing once they are known through electronic notices issued into the Clearing Systems and by posting of notice on the Information Agent’s website at http://www.lynchpinbm.com/projects/public-projects/blueocean.

2.13	Transfers of interests in the Notes after the Record Time

No assignment or transfer of any economic, beneficial or other proprietary interest in the Notes after the Record Time shall be recognised for the purposes of determining entitlements to attend and vote at the Scheme Meeting. Accordingly a transferee of an economic or beneficial interest in the Notes after the Record Time should make arrangements with the Person who held such interest at the Record Time to ensure that such Person votes in accordance with the wishes of the transferee.

A transferee of an economic, beneficial or proprietary interest in the Notes after the Record Time will, however, be bound by the terms of the Scheme in the event that it becomes effective and any Notes to which such transferee is entitled will be amended and restated on the Settlement Date in accordance with the terms of the Scheme and the Amended and Restated Note Documents.

2.14	Impact of Securities Law

The Amended and Restated Notes will not be registered under the US Securities Act or any state or other securities laws of the United States of America or any other jurisdiction. Accordingly, the Amended and Restated Notes are being offered in reliance on the exemption from registration under Section 3(a)(10) of the US Securities Act or such other exemption as is available under applicable laws and regulations. The Court has been informed that any order sanctioning the Scheme, if granted, will constitute the basis for an exemption from the registration requirements of the US Securities Act provided by Section 3(a)(10).

2.15	Cross-Border Recognition

If: (i) the Scheme is sanctioned by the Court; and (ii) the Scheme Company considers it appropriate following consultation with appropriate legal counsel or is so directed by the Trustee; the Scheme Company will (on or after the Effective Date) direct the Foreign Representative to make an application for a suitable order from the US Bankruptcy Court under Chapter 15 of the US Bankruptcy Code or such other applicable law, legal doctrine or Proceeding concerning Cross-Border Recognition. In particular, Cross-Border Recognition may be appropriate in order to ensure that the amendment and restatement of the Indenture and the Notes is effective as a matter of New York law (being the governing law of the Notes and the Indenture).

In the event that the Scheme Company resolves to make such an application:

(a)	the Settlement Date will be deferred to enable the application to be made; and

(b)	the Scheme Company will immediately deliver an Extension Notice to the Information Agent for circulation to Scheme Creditors via the Clearing Systems.

The Extension Notice will specify the Deferred Settlement Date, which shall be a date falling no later than four (4) months after the Effective Date.

2.16	TIA Qualification

The Settlement Date may also be deferred if the Scheme Company is required to make any amendment to its application to qualify the Amended and Restated Indenture under the TIA following a request from the SEC and this results in additional time being required to complete the application process. In such an event:

(a)	the Settlement Date will be deferred to enable the application to be completed; and

(b)	the Scheme Company will immediately deliver an Extension Notice to the Information Agent for circulation to Scheme Creditors via the Clearing Systems.

The Extension Notice will specify the Deferred Settlement Date, which shall be a date falling no later than four (4) months after the Effective Date.

3.	MANAGEMENT OF THE SCHEME COMPANY

3.1	Composition of Board

The sole member of the Board is Mr. Martial Jean Francois Nicolas.

3.2	Interests of Directors

(a)
The sole member of the Board has confirmed to the Scheme Company that (save as set out in paragraph (c) below) he does not have: (i) any material interest in the share capital or indebtedness of the Scheme Company or the Parent; or (ii) any interest in the transactions contemplated by the proposed Scheme that would cause him to abstain from voting or other activities with respect to the Scheme.

(b)	The effect of the Scheme upon the interests of the sole member of the Board does not differ from its effect upon the like interests of other parties.

(c)	The sole member of the Board is also a director of:

(i)
Red Dragon, which (at the date of this Explanatory Statement) holds 2,666,621,250 ordinary shares in the capital of the Parent, representing six point fifty-nine percent (6.59%) of the Parent’s issued share capital;

(ii)
Bridgetown, which (at the date of this Explanatory Statement) holds 206, 647, 500 shares in the capital of SHS, representing ninety nine point ninety-nine percent (99.99%) of SHS’s issued share capital; SHS in turn holds 9,302,791,456 ordinary shares in the capital of the Parent, representing twenty-two point ninety nine percent (22.99%) of the Parent’s issued share capital; and

(iii)
Green Lion, which (at the date of this Explanatory Statement) holds six (6) shares in the capital of Charm Easy, representing one hundred percent (100%) of Charm Easy’s issued share capital; Charm Easy in turn holds 2,004,207,226 shares in the capital of the Parent, representing four point ninety-five percent  (4.95%) of the Parent’s issued share capital.

4.	RECOMMENDATION OF THE BOARD

The Board believes that the Scheme is an important step in improving the financial health of the Group and the Scheme Company. Accordingly, the Board recommends that you support the Scheme by voting in favour of the Scheme at the Scheme Meeting. The Board also notes that the Parent obtained Shareholder Approval for its participation in the Scheme and the transactions contemplated thereby at the EGM.

Your attention is also drawn to the recommendation of the Board set out in the “Letter from the Board” beginning on page 24 of this Scheme Document.

5.	CONFLICT & INCONSISTENCY

In the case of a conflict or inconsistency between the terms of the Scheme and the terms of this Explanatory Statement, the terms of the Scheme will prevail.

THE SCHEME OF ARRANGEMENT

ORIGINATING SUMMONS NO. 55 OF 2013

IN THE HIGH COURT OF THE REPUBLIC OF SINGAPORE

SCHEME OF ARRANGEMENT
(UNDER SECTION 210 OF THE COMPANIES ACT (CHAPTER 50; 2006 REVISED EDITION) OF THE REPUBLIC OF SINGAPORE)

BETWEEN

BLUE OCEAN RESOURCES PTE. LTD.
(A PRIVATE COMPANY WITH LIMITED LIABILITY INCORPORATED UNDER THE LAWS OF THE REPUBLIC OF SINGAPORE)

AND

SCHEME CREDITORS
(AS DEFINED IN THE SCHEME)

CHAPTER ONE : PRELIMINARY (INTERPRETATION, DEFINITIONS AND RECITALS)

1.	INTERPRETATION AND DEFINITIONS

1.1	In this Scheme, unless the Scheme otherwise expressly provides or the context otherwise requires:

(a)	references to Chapters, clauses, sub-clauses, paragraphs and sub-paragraphs are references to the Chapters, clauses, sub-clauses, paragraphs and sub-paragraphs respectively of this Scheme;

(b)	references to Appendices are references to the appendices to the Scheme Document;

(c)	references to a statute or a statutory provision include the same as subsequently modified, amended or re-enacted from time to time;

(d)
references to an agreement, deed or document shall be deemed also to refer to such agreement, deed or document as amended, supplemented, restated, verified, replaced and/or novated (in whole or in part) from time to time and to any agreement, deed or document executed pursuant thereto;

(e)	the singular includes the plural and vice versa and words importing one gender shall include all genders; and

(f)	headings of Chapters, clauses, sub-clauses and Appendices are for ease of reference only and shall not affect the interpretation of this Scheme.

1.2	In this Scheme:

“Accepted”
means in relation to a Scheme Claim, the acceptance by the Scheme Company of such claim (or part thereof) for purposes of determining entitlement to attend and vote at the Scheme Meeting without dispute or, where applicable, the acceptance or determination by the Adjudicator of such claim (or part thereof) for such purpose in accordance with the Adjudication Procedure.

“Accepted Claim”	means a Scheme Claim against the Scheme Company (calculated by reference to the outstanding principal amount of Notes to which such Claim relates) which has been Accepted.

“Account Bank”	means Sumitomo Mitsui Banking Corporation, Singapore Branch, in its capacity as Account Bank under the Cash Management Agreement.

“Account Holder”
means a Person who is recorded in the books of a Clearing System as being a holder of a book-entry interest in Notes in an account with that Clearing System or, as the context may require, is or was recorded in such books as being such a holder of Notes in such an account at the Record Time.

“Account Holder Letter”	means a letter from an Account Holder on behalf of the relevant Noteholder in the form set out at Appendix 4.

“ACRA”	means the Accounting and Corporate Regulatory Authority of the Republic of Singapore.

“Act”	means the Companies Act (Chapter 50; 2006 Revised Edition) of the Republic of Singapore.

“Additional Guarantees”	means:

(a) in the case of the Parent, an additional standalone guarantee in the form set out at Part 1 of Appendix 8;

(b) in the case of CPB, an additional standalone guarantee in the form set out at Part 2 of Appendix 8;

(c) in the case of CWS, an additional standalone guarantee in the form set out at Part 3 of Appendix 8;

(d) in the case of Marindolab, an additional standalone guarantee in the form set out at Part 4 of Appendix 8; and

(e) in the case of Panganpertiwi an additional standalone guarantee in the form set out at Part 5 of Appendix 8;

each of which shall be: (i) governed by Indonesian law; (ii) executed in the Indonesian language and in the form of a notarial deed; and (iii) entered into by the relevant Guarantor and the New Onshore Collateral Agent on the Settlement Date.

“Adjudication Procedure”	means the procedure for the resolution of Disputed claims under this Scheme as set out in Chapter 5 of the Scheme.

“Adjudicator”	means such suitably qualified Person as the Scheme Company may, in its absolute discretion, select to act as adjudicator in respect of any Disputed claim in accordance with the Adjudication Procedure.

“Amended and Restated Cash Management Agreement”
means the amended and restated Cash Management Agreement to be entered into on the Settlement Date by the Scheme Company, the Parent, the Account Bank and the Trustee, in the form set out in Appendix 14.

“Amended and Restated CPB Share Pledge”
means the amended and restated CPB Share Pledge to be entered into on the Settlement Date by the Parent, CPB, the New Onshore Collateral Agent and the Onshore Collateral Agent, in the form set out at Part 1 of Appendix 11.

“Amended and Restated CWS Share Pledge”
means the amended and restated CWS Share Pledge to be entered into on the Settlement Date by the Parent, CWS, the New Onshore Collateral Agent and the Onshore Collateral Agent, in the form set out at Part 2 of Appendix 11.

“Amended and Restated Debenture”	means the amended and restated Debenture to be entered into on the Settlement Date by the Scheme Company and the Trustee, in the form set out at Appendix 13.

“Amended and Restated Global Note”	means the amended and restated Global Note in the form attached at Exhibit A to the Amended and Restated Indenture, which will be registered in the name of Cede & Co. (as nominee for the Depositary).

“Amended and Restated Indenture”
means the amended and restated Indenture to be entered into on the Settlement Date by the Scheme Company, the Guarantors, the Trustee, the Offshore Collateral Agent and the Onshore Collateral Agent, in the form set out at Appendix 7.

“Amended and Restated Marindolab Share Pledge”
means the amended and restated Marindolab Share Pledge to be entered into on the Settlement Date by the Parent, Marindolab, the New Onshore Collateral Agent and the Onshore Collateral Agent, in the form set out at Part 3 of Appendix 11.

“Amended and Restated Note Documents”	means, together:

	(a)	the Amended and Restated Indenture;

	(b)	the Amended and Restated Notes;

	(c)	the Amended and Restated Debenture;

	(d)	the Amended and Restated Share Pledges;

	(e)	the New Powers of Attorney;

	(f)	the Additional Guarantees

	(g)	the New Share Charge;

	(h)	the Amended and Restated Cash Management Agreement; and

	(i)	the BNI Account Charge;

and “Amended and Restated Note Document” means any one of them.

“Amended and Restated Notes”	means the Notes as amended and restated pursuant to the Amended and Restated Indenture and the Scheme, and as represented by the Amended and Restated Global Note.

“Amended and Restated Panganpertiwi Share Pledge”
means the amended and restated Panganpertiwi Share Pledge to be entered into on the Settlement Date by and among the Parent, Panganpertiwi, the New Onshore Collateral Agent and the Onshore Collateral Agent, in the form set out at Part 4 of Appendix 11.

“Amended and Restated Share Pledges”	means, together:

(a) the Amended and Restated CPB Share Pledge;

(b) the Amended and Restated CWS Share Pledge;

(c) the Amended and Restated Marindolab Share Pledge; and

(d) the Amended and Restated Panganpertiwi Share Pledge;

and “Amended and Restated Share Pledge” means any one of them.

“BNI Account Charge”
means the Singapore law fixed charge in respect of the BNI Accounts to be granted by the Scheme Company in favour of the Offshore Collateral Agent on the Settlement Date, in the form set out at Appendix 15.

“BNI Accounts”	means:

(a) the US$ account number 0568872911; and

(b) the Singapore Dollar account number 0568872411; in each case maintained by the Scheme Company with PT Bank Negara Indonesia (Persero) Tbk., Singapore branch.

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for general business in the Republic of Indonesia, New York and the Republic of Singapore.

“BVICO”	means Whitemyer Corp, a company incorporated under the laws of the British Virgin Islands with British Virgin Islands company number 1742590.

“BVICO Share Charge”
means the Singapore law fixed charge in respect of any and all shares held by BVICO in the capital of the Scheme Company to be granted by the BVICO in favour of the Offshore Collateral Agent on the Settlement Date, in the form set out at Appendix 10.

“BVICO Undertakings”	means, collectively the BVICO BVI Undertaking and the BVICO Singapore Undertaking .

“BVICO BVI Undertaking”	means a deed of undertaking governed by the laws of the British Virgin Islands in the form set out at Part 4 of Appendix 5.

“BVICO Singapore Undertaking”	means a Singapore law deed of undertaking in the form set out at Part 5 of Appendix 5.

“Cash Management Agreement”	means the cash management agreement dated 28 June 2007 between the Scheme Company, the Parent, the Account Bank and the Trustee.

“Chairman”	means the chairman of the Scheme Meeting.

“Clearing Systems”	means each of DTC, Euroclear and Clearstream, and “Clearing System” means any one of them.

“Clearstream”	means Clearstream Banking, société anonyme and any successor.

“Collection Account”	has the meaning provided in the Indenture.

“Completion Notice”
means the notice to be issued by the Scheme Company and delivered to the Information Agent for circulation to the Trustee and the other Scheme Creditors via the Clearing Systems confirming satisfaction of the Conditions and specifying the Effective Date and the expected Settlement Date.

“Conditions”	means each of the conditions precedent to the effectiveness of the Scheme, as set out in Chapter 4 of the Scheme.

“Conversion Shares”
means any and all ordinary shares in the capital of the Scheme Company issued to BVICO in consideration of the cancellation and discharge of the Interest Receivable in accordance with Clause 9.4 of the Scheme.

“Court”	means the High Court of the Republic of Singapore.

“CPB”	means PT Centralpertiwi Bahari, a company incorporated under the laws of the Republic of Indonesia.

“CPB Powers of Attorney”	means, together:

(a) the power of attorney to vote shares; and

(b) the power of attorney to sell shares;

in each case, dated 28 June 2007 and granted by the Parent in favour of the Onshore Collateral Agent in relation to the CPB Share Pledge.

“CPB Share Pledge”	means the pledge of the entire issued share capital of CPB dated 28 June 2007 between the Parent, CPB and the Onshore Collateral Agent.

“Cross-Border Recognition”
in connection with any Insolvency Proceeding commenced in any one jurisdiction the recognition of that Insolvency Proceeding in another jurisdiction, whether under laws relating to bankruptcy, liquidation, insolvency, reorganisation, winding-up, or composition or adjustment of debts or similar law, international principles of judicial comity, statute, enactment or other regulation including, without limitation, Chapter 15 of the US Bankruptcy Code (as amended from time to time).

“CWS”	means PT Centralwindu Sejati, a company incorporated under the laws of the Republic of Indonesia.

“CWS Powers of Attorney”	means, together:

(a) the power of attorney to vote shares; and

(b) the power of attorney to sell shares;

in each case, dated 28 June 2007 and granted by the Parent in favour of the Onshore Collateral Agent in relation to the CWS Share Pledge.

“CWS Share Pledge”	means the pledge of the entire issued share capital of CWS dated 28 June 2007 between the Parent, CWS and the Onshore Collateral Agent.

“Debenture”	means the debenture dated 28 June 2007 between the Scheme Company and the Trustee.

“Deferred Settlement Date”
means the date specified as such in any Extension Notice delivered by the Scheme Company, being a date falling not later than four (4) months after the Effective Date (or if such date is not a Business Day, then the next succeeding Business Day).

“Depositary”	means DTC, acting through its nominee, Cede & Co.

“Disputed”	means any dispute whatsoever arising in relation to a claim of a Scheme Creditor under or in respect of the Notes and/or the Indenture.

“Dollars” and “US$”	refer to the lawful currency of the United States of America from time to time.

“DTC”	means The Depository Trust Company of New York, a limited purpose trust company under New York State banking law and any successor.

“Effective Date”	means the date specified as such in the Completion Notice, on which the Scheme becomes effective in accordance with its terms.

“Euroclear”	means Euroclear Bank S.A./N.V. and any successor.

“Excluded Liabilities”	means any liability of the Scheme Company that is not subject to the arrangement and compromise to be effected by this Scheme, including (without limitation):

(a) Scheme Costs and any liability of the Scheme Company to the Parent in respect of Scheme Costs; and

(b) any and all amounts due (or which may become due) to the Trustee in its personal capacity.

“Explanatory Statement”	means the explanatory statement of the Scheme Company set out in this Scheme Document in compliance with the Act.

“Extension Notice”
means the notice to be issued by the Scheme Company and delivered to the Information Agent for circulation to the Trustee and the other Scheme Creditors via the Clearing Systems (and which shall specify the Deferred Settlement Date) in the event that the Scheme Company either:

(a)
resolves or is directed by the Trustee to direct the Foreign Representative to make an application for a suitable order from the US Bankruptcy Court under Chapter 15 of the US Bankruptcy Code or under such other applicable law, legal doctrine or Proceeding concerning Cross-Border Recognition; or

(b)
is required to make any amendment to its application to qualify the Amended and Restated Indenture under the TIA, pursuant to any request or notice from the SEC, and this results in additional time being required to complete the application process.

“Financial Year”	means a financial year of the Parent, commencing on 1 January and ending on 31 December.

“Force Majeure”
means any act of god, government act, war, fire, flood, earthquake, and other natural disasters, strikes, changes to effective legislation, explosion, civil commotion or act of terrorism, which prevents the fulfillment of obligations under this Scheme, and the occurrence of which is not the direct or indirect result of action or inaction of any Scheme Creditor or the Scheme Company.

“Foreign Representative”
means such Person as is appointed by the Scheme Company and approved by the Court from time to time and authorised to take whatever steps are appropriate in respect of any application before the US Bankruptcy Court for the Southern District of New York and/or any other court of competent jurisdiction in relation to Cross-Border Recognition or any relief sought from such court.

“Global Note”	means the global note by which the Notes are currently represented, which is registered in the name of Cede & Co. (as nominee for the Depositary).

“Governmental Entity”
means any federal, national or local government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial body of the Republic of Singapore, the United States of America or any other relevant jurisdiction.

“Group”	means the Parent and each Subsidiary of the Parent from time to time.

“Guarantees”	means each of the guarantees granted by the Guarantors in respect of the liabilities of the Scheme Company under the Notes and the Indenture.

“Guarantor Undertakings”	means, collectively, the Indonesian Undertaking, the New York Undertaking and the Singapore Undertaking; and “Guarantor Undertaking” means any one of them.

“Guarantors”	means the Parent, each Subsidiary Guarantor and each other member of the Group that has guaranteed the obligations of the Scheme Company under the terms of the Indenture.

“Indenture”	means the indenture constituting the Notes dated 28 June 2007 by and among the Scheme Company, the Guarantors and the Trustee.

“Indonesian Undertaking”	means an Indonesian law undertaking in the form set out at Part 1 of Appendix 5.

“Information Agent”	means Lynchpin Bondholder Management of Room 402, Wellington Plaza, 56-58 Wellington Street, Central, Hong Kong, as agent of the Scheme Company.

“Insolvency Proceeding”
means any proceeding, process, appointment or application under any law relating to insolvency, reorganisation, winding-up, or composition or adjustment of debts, including, without limitation, winding-up, liquidation, bankruptcy, provisional liquidation, receivership, administration, provisional supervision, company voluntary arrangement, suspension of payment under court supervision or any other analogous proceedings in any jurisdiction (including any of the foregoing brought for the purpose of obtaining Cross-Border Recognition).

“Interest Receivable”	means the aggregate amount of unpaid interest and/or default interest in respect of the Notes accrued prior to the Settlement Date.

“Marindolab”	means PT Marindolab Pratama, a company incorporated under the laws of the Republic of Indonesia.

“Marindolab Powers of Attorney”	means, together:

(a) the power of attorney to vote shares; and

(b) the power of attorney to sell shares;

in each case, dated 28 June 2007 and granted by the Parent in favour of the Onshore Collateral Agent in relation to the Marindolab Share Pledge.

“Marindolab Share Pledge”	means the pledge of the entire issued share capital of Marindolab dated 28 June 2007 between the Parent, Marindolab and the Onshore Collateral Agent.

“New CPB Powers of Attorney”	means the powers of attorney to be entered into on the Settlement Date by the Parent, CPB and the New Onshore Collateral Agent, in the form set out at Part 1 of Appendix 12.

“New CWS Powers of Attorney”	means the powers of attorney to be entered into on the Settlement Date by the Parent, CWS and the New Onshore Collateral Agent, in the form set out at Part 2 of Appendix 12.

“New Marindolab Powers of Attorney”	means the powers of attorney to be entered into on the Settlement Date by the Parent, Marindolab and the New Onshore Collateral Agent, in the form set out at Part 3 of Appendix 12.

“New Onshore Collateral Agent”	means PT Bank CIMB Niaga Tbk., in its capacity as new onshore collateral agent under and in respect of the Additional Guarantees, the Amended and Restated Share Pledges and the New Powers of Attorney.

“New Panganpertiwi Powers of Attorney”	means the powers of attorney to be entered into on the Settlement Date by the Parent, Panganpertiwi and the New Onshore Collateral Agent, in the form set out at Part 4 of Appendix 12.

“New Powers of Attorney”	means, together:

(a) the New CPB Powers of Attorney;

(b) the New CWS Powers of Attorney;

(c) the New Marindolab Powers of Attorney; and

(d) the New Panganpertiwi Powers of Attorney;

and “New Power of Attorney” means any one of them.

“New Share Charge”
means the Singapore law fixed charge in respect of any and all shares held by the Parent in the capital of the Scheme Company to be granted by the Parent in favour of the Offshore Collateral Agent on the Settlement Date, in the form set out at Appendix 9.

“New York Undertaking”	means a New York law undertaking in the form set out at Part 2 of Appendix 5.

“Noteholders”	means Persons with an economic or beneficial interest as principal in the Notes held through the Clearing Systems at the Record Time.

“Notes”	means the US$325,000,000 11% guaranteed senior secured notes due 2012 issued by the Scheme Company pursuant to the Indenture.

“Notice of Scheme Meeting”	means the notice of the Scheme Meeting set out at Appendix 3.

“Offshore Collateral Agent”	means The Bank of New York Mellon (formerly known as the Bank of New York), in its capacity as offshore collateral agent under the Amended and Restated Indenture.

“Onshore Security Documents”	means, together, each Share Pledge and each Power of Attorney.

“Onshore Collateral Agent”	means PT Bank Danamon Indonesia Tbk., in its capacity as collateral agent under and in respect of the Onshore Security Documents

“Panganpertiwi”	means PT Central Panganpertiwi, a company incorporated under the laws of the Republic of Indonesia.

“Panganpertiwi Powers of Attorney”	means, together:

(a) the power of attorney to vote shares; and

(b) the power of attorney to sell shares;

in each case, dated 28 June 2007 and granted by the Parent in favour of the Onshore Collateral Agent in relation to the Panganpertiwi Share Pledge.

“Panganpertiwi Share Pledge”	means the pledge of the entire issued share capital of Panganpertiwi dated 28 June 2007 between the Parent, Panganpertiwi and the Onshore Collateral Agent.

“Parent”	means PT Central Proteinaprima Tbk., a company incorporated under the laws of the Republic of Indonesia.

“Person”	means any natural person, corporation, limited or unlimited liability company, trust, joint venture, association, corporation, partnership, Governmental Entity or other entity whatsoever.

“Post”	delivery by pre-paid first class post or air mail or generally recognised commercial courier service, and “Posted” shall be construed accordingly.

“Powers of Attorney”	means:

(a) in relation to the CPB Share Pledge, the CPB Powers of Attorney;

(b) in relation to the CWS Share Pledge, the CWS Powers of Attorney;

(c) in relation to the Marindolab Share Pledge, the Marindolab Powers of Attorney; and

(d) in relation to the Panganpertiwi Share Pledge, the Panganpertiwi Powers of Attorney;

and “Power of Attorney” means any one of them.

“Proceeding”
means any process, suit, action, legal or other legal proceeding including without limitation any arbitration, mediation, alternative dispute resolution, judicial review, adjudication, demand, execution, distraint, forfeiture, re-entry, seizure, lien, enforcement of judgment, enforcement of any security or Insolvency Proceedings in any jurisdiction.

“Record Date”	means 2 April 2013, being the date which is five (5) Business Days prior to the Scheme Meeting.

“Record Time”	means 5:00 p.m. (Singapore time) on the Record Date.

“Rupiah” and “Rp.”	refer to the lawful currency of the Republic of Indonesia from time to time.

“Scheme”
means the scheme of arrangement proposed by the Scheme Company under Section 210 of the Act in its present form subject only to such modifications, conditions and/or approvals as may be imposed by the Court and as permitted by the terms of the Scheme.

“Scheme Claim”
means a claim against the Scheme Company arising directly or indirectly out of, in relation to and/or in connection with the Indenture and/or the Notes, whether before, at or after the Record Time, excluding the Excluded Liabilities.

“Scheme Company”	means Blue Ocean Resources Pte. Ltd., a company incorporated under the laws of the Republic of Singapore.

“Scheme Costs”	means the funds made available to the Scheme Company by the Parent for the purposes of funding all of the costs and expenses of the Scheme, including (without limitation) those of the Trustee.

“Scheme Creditor”	means a creditor of the Scheme Company in respect of a Scheme Claim and includes (for the avoidance of doubt, but without double counting in each case):

(a) Noteholders;

(b) the Trustee;

(c) the Depositary; and

(d) Account Holders and Intermediaries.

“Scheme Document”
means this composite document dated 8 March 2013 addressed to Scheme Creditors containing, among other things, the Explanatory Statement and the terms of the Scheme (including all appendices, schedules and annexures hereto).

“Scheme Meeting”	means the meeting convened at the direction of the Court at which the Scheme will be considered and voted upon by the Scheme Creditors and any adjournment thereof.

“SEC”	means the US Securities and Exchange Commission.

“Security”
means a hak tanggungan, fiduciary security, mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents”	means, together, the Debenture and each Onshore Security Document.

“Settlement Date”	means the date falling two (2) weeks after the Effective Date (or if such date is not a Business Day, then the next succeeding Business Day) or:

(a) in the event that the Scheme Company delivers an Extension Notice, the Deferred Settlement Date; or

(b) in the event that the Settlement Date is otherwise deferred in accordance with Clause 23.2 of the Scheme, such later date to which the Settlement Date is deferred.

“Share Pledges”	means, together, the CPB Share Pledge, the CWS Share Pledge, the Marindolab Share Pledge and the Panganpertiwi Share Pledge.

“Shareholder Approval”	means the resolution passed by the shareholders of the Parent at the EGM, approving the participation by the Parent in the Scheme and the transactions contemplated thereby.

“Singapore Undertaking”	means a Singapore law deed of undertaking in the form set out at Part 3 of Appendix 5.

“Stock Exchange”	means the Indonesian stock exchange (Bursa Efek Indonesia).

“Subsidiary”	means any Person over which another Person has “control”, where “control” means either:

(a) direct or indirect ownership of more than fifty percent (50%) of the voting or economic ownership of such Person; or

(b) the ability (through any means) to influence or direct the composition of the board of directors or the day to day affairs of such Person.

“Subsidiary Guarantors”	means each of CPB, CWS, Marindolab and Panganpertiwi, and “Subsidiary Guarantor” means any one of them.

“TIA”	means the US Trust Indenture Act of 1939 (as amended) including the rules and regulations promulgated thereunder.

“Trustee”	means The Bank of New York Mellon (formerly known as the Bank of New York), in its capacity as trustee under the Indenture and, where the context allows, under the Amended and Restated Indenture.

“US Securities Act”	means the US Securities Act of 1933 (as amended) including the rules and regulations promulgated thereunder.

2.	THE SCHEME COMPANY

2.1
The Scheme Company is a private company with limited liability and was incorporated under the laws of the Republic of Singapore on 13 July 2006. The Scheme Company is, and at all material times since incorporation has been, a wholly owned subsidiary of the Parent.

2.2
In June 2007, the Scheme Company entered into the Indenture, pursuant to which the Notes were constituted. The indebtedness of the Scheme Company in respect of the Notes is guaranteed by the Guarantors pursuant to the Guarantees and secured by the Security created by the Security Documents.

3.	THE PARENT

The Parent was established under the laws of the Republic of Indonesia on 30 April 1980 as a limited liability company. The Parent is currently listed on the Stock Exchange. As of the date of this Scheme Document, the paid up share capital of the Parent is Rp. 8,000,000,000,000, consisting of 80,000,000,000 shares of Rp. 100 nominal value each.

4.	THE OBJECT AND PURPOSE OF THE SCHEME

4.1
The principal object and purpose of this Scheme is to effect an arrangement and compromise in respect of the liabilities of the Scheme Company and each Guarantor in respect of the Notes and under the Indenture and the Guarantees. The Notes are currently in default and the Scheme Company and the Guarantors are unable to meet their obligations in respect of the Notes. The arrangement and compromise effected pursuant to the Scheme will enable the Group to continue to carry on business as a going concern and is an alternative to the commencement of Insolvency Proceedings in respect of the Scheme Company and the Guarantors.

4.2
On the Settlement Date, by reason of the terms of the Scheme, the documentation in respect of the Notes will be amended and restated in accordance with Chapter 2. As a result, with immediate effect on and from the Settlement Date, the respective Scheme Claims of the Scheme Creditors (including, for the avoidance of doubt, any Person that acquires an interest in the Notes after the Record Time) and the rights of the Scheme Creditors against the Guarantors will be governed by and construed in accordance with the Amended and Restated Note Documents.

4.3	On the Effective Date, Mr. Mark Sims Chadwick of FTI Consulting (Singapore) Pte. Ltd., #17-02A, 8 Shenton Way, Singapore 068811, shall be:

(a)	appointed as the Foreign Representative in respect of any future application for Cross-Border Recognition; and

(b)
authorised to make an application on behalf of the Scheme Company for a suitable order from the US Bankruptcy Court under Chapter 15 of the US Bankruptcy Code (or under any other applicable law, legal doctrine or Proceeding concerning Cross-Border Recognition) and such other additional relief and/or assistance as the Foreign Representative may deem appropriate or as the Foreign Representative may be required by the Scheme Company, on the direction of the Trustee, to obtain.

5.	BINDING OF THIRD PARTIES

Each of the Guarantors and the BVICO has agreed, if necessary, to appear by legal representatives at the hearing of the petition to sanction the Scheme and to undertake to the Scheme Company, the Court and the Scheme Creditors to be bound by the terms of the Scheme and to execute and do or procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it for the purpose of giving effect to the Scheme. The forms of undertaking of the Guarantors and BVICO in this regard are set out at Appendix 5.

6.	THE NOTES

The Notes are held under customary arrangements whereby:

(a)	the Notes were constituted by the Indenture;

(b)	the Notes were issued in global registered form, with the Global Note being held by Cede & Co. as nominee for the Depositary;

(c)
interests in the Global Note are held by Account Holders (whose identities are recorded directly in the books or other records maintained by the Clearing Systems) through the Clearing Systems, under electronic systems designed to facilitate paperless transactions in respect of dematerialised securities; and

(d)	each Account Holder may be holding its recorded interest in the Global Note on behalf of one or more Noteholders.

7.	THE TRUSTEE AND THE SCHEME

The Trustee, DTC and Cede & Co. shall not be entitled to vote at the Scheme Meeting (or any adjournment thereof).

CHAPTER TWO : EFFECTIVENESS OF THE SCHEME
8.	APPLICATION AND EFFECTIVENESS OF THE SCHEME

8.1	The arrangement and compromise effected by this Scheme shall apply to all Scheme Claims and shall be binding on all Scheme Creditors and their respective successors, assigns and transferees.

8.2	Excluded Liabilities shall not be subject to the arrangement and compromise effected by this Scheme.

8.3
The Scheme Company shall specify the Effective Date and the Settlement Date in the Completion Notice. The Effective Date shall be no more than ten (10) Business Days following the determination by the Scheme Company, in good faith, that each of the Conditions has been satisfied.

8.4
The Scheme Company shall notify the Information Agent of the Effective Date and the Settlement Date and the Information Agent shall notify Scheme Creditors of the Effective Date and the Settlement Date by:

(a)	notice to the Trustee;

(b)	circulating the Completion Notice to Scheme Creditors via the Clearing Systems; and

(c)	posting the Completion Notice on its website at: http://www.lynchpinbm.com/projects/public-projects/blueocean.

8.5	In the event that the Scheme Company either:

(a)
resolves or is directed by the Trustee to direct the Foreign Representative to make an application for a suitable order from the US Bankruptcy Court under Chapter 15 of the US Bankruptcy Code or another applicable law, legal doctrine or Proceeding concerning Cross-Border Recognition; or

(b)
is required to make any amendment to its application to qualify the Amended and Restated Indenture under the TIA, pursuant to any request or notice from the SEC, and this results in additional time being required to complete the application process;

the Settlement Date will be deferred to enable the relevant application to be completed and the Scheme Company will immediately deliver an Extension Notice to the Trustee and the Information Agent. The Extension Notice will specify the Deferred Settlement Date, which shall be a date falling no later than four (4) months after the Effective Date.

8.6	The Information Agent shall:

(a)	circulate any Extension Notice to Scheme Creditors via the Clearing Systems; and

(b)	post any Extension Notice on its website at: http://www.lynchpinbm.com/projects/public-projects/blueocean.

9.	EFFECT OF THE SCHEME

9.1	On the Settlement Date:

(a)
all of the rights, title and interest of Scheme Creditors in respect of Scheme Claims and claims against the Guarantors shall be subject to each of the arrangements and compromises set out in this Scheme;

(b)
the Indenture will be amended and restated on the terms set out in the Amended and Restated Indenture and each of the Scheme Company, the Guarantors, the Trustee, the Offshore Collateral Agent and the Onshore Collateral Agent shall execute and deliver the Amended and Restated Indenture;

(c)
each of the Scheme Company and the Parent shall ensure that: (i) the Global Note is cancelled by the Depositary; and (ii) the Amended and Restated Global Note is executed and delivered to the Depositary in place of the Global Note; and shall give all such instructions as are required to be given by it to the Trustee and/or the Depositary for this purpose;

(d)
the Guarantees shall continue in full force and effect and apply to the liabilities of the Scheme Company under the Amended and Restated Indenture and otherwise in respect of the Amended and Restated Notes;

(e)	each Guarantor will enter into an Additional Guarantee in favour of the New Onshore Collateral Agent and each Guarantor and the Trustee will execute and deliver the relevant Additional Guarantee;

(f)
the Scheme Company will enter into the BNI Account Charge in favour of the Offshore Collateral Agent and each of the Scheme Company and the Offshore Collateral Agent will execute and deliver the BNI Account Charge;

(g)
the Parent will enter into the New Share Charge in favour of the Offshore Collateral Agent and each of the Parent, the Scheme Company and the Offshore Collateral Agent will execute and deliver the New Share Charge;

(h)
the BVICO will enter into the BVICO Share Charge in favour of the Offshore Collateral Agent and each of BVICO, the Scheme Company and the Offshore Collateral Agent will execute and deliver the BVICO Share Charge;

(i)
the CPB Share Pledge will be amended and restated on the terms set out in the Amended and Restated CPB Share Pledge and each of the Parent, CPB, the New Onshore Collateral Agent and the Onshore Collateral Agent shall execute and deliver the Amended and Restated CPB Share Pledge;

(j)
the CWS Share Pledge will be amended and restated on the terms set out in the Amended and Restated CWS Share Pledge and each of the Parent, CWS, the New Onshore Collateral Agent and the Onshore Collateral Agent shall execute and deliver the Amended and Restated CWS Share Pledge;

(k)
the Marindolab Share Pledge will be amended and restated on the terms set out in the Amended and Restated Marindolab Share Pledge and each of the Parent, Marindolab, the New Onshore Collateral Agent and the Onshore Collateral Agent shall execute and deliver the Amended and Restated Marindolab Share Pledge;

(l)
the Panganpertiwi Share Pledge will be amended and restated on the terms set out in the Amended and Restated Panganpertiwi Share Pledge and each of the Parent, Panganpertiwi, the New Onshore Collateral Agent and the Onshore Collateral Agent shall execute and deliver the Amended and Restated Panganpertiwi Share Pledge;

(m)	each Power of Attorney will be revoked and each of the New Powers of Attorney will be executed and delivered by the parties thereto;

(n)
the Debenture will be amended and restated on the terms set out in the Amended and Restated Debenture and each of the Scheme Company and the Trustee shall execute and deliver the Amended and Restated Debenture;

(o)
the Security created by the Security Documents (as amended and restated in accordance with the terms of this Scheme) shall remain in full force and effect and secure the liabilities of the Scheme Company under the Amended and Restated Indenture and otherwise in respect of the Amended and Restated Notes;

(p)
the Cash Management Agreement will be amended and restated on the terms set out in the Amended and Restated Cash Management Agreement and each of the Scheme Company, the Parent, the Trustee and the Account Bank shall execute and deliver the Amended and Restated Cash Management Agreement; and

(q)	the Scheme Company shall apply all sums standing to the credit of the Collection Account on the Settlement Date in payment of:

(i)	the outstanding fees and expenses of the Account Bank and the Onshore Collateral Agent on the Settlement Date; and

(ii)
the fees and expenses (including the fees and disbursements of legal counsel) of the Trustee, the Offshore Collateral Agent, the New Onshore Collateral Agent, the Scheme Creditors and their respective legal counsel in connection with the restructuring of the Notes and the Scheme;

and each Scheme Creditor hereby authorises and instructs the Account Bank, the Offshore Collateral Agent and the Trustee to take whatever action is necessary or reasonably appropriate to permit such sum to be so applied.

9.2
With immediate effect on and from the Settlement Date, the respective Scheme Claims of the Scheme Creditors (including, for the avoidance of doubt, any Person that acquires an interest in the Notes after the Record Time) and the rights of the Scheme Creditors against the Guarantors will be governed by and construed in accordance with the Amended and Restated Note Documents.

9.3
With immediate effect on and from completion of each of the steps outlined in paragraph 9.1, each Scheme Creditor shall be treated as having absolutely and irrevocably transferred its entitlement to all unpaid interest and/or default interest in respect of the Notes accrued prior to the Settlement Date to BVICO.

9.4	On the Business Day immediately following the Settlement Date:

(a)	the Scheme Company shall issue and allot the Conversion Shares to BVICO;

(b)
the Scheme Company shall deliver to BVICO the original share certificates in respect of the Conversion Shares, together with a certified copy of the updated register of members of the Scheme Company, in which BVICO has been recorded as the holder of the Conversion Shares; and

(c)	in consideration of the issuance of the Conversion Shares by the Scheme Company to BVICO, the Interest Receivable shall be irrevocably cancelled and discharged in full.

10.	INSTRUCTIONS AND CONFIRMATION FROM SCHEME CREDITORS

10.1
Each Scheme Creditor hereby authorizes and instructs the Depositary, the Offshore Collateral Agent, the New Onshore Collateral Agent, the Onshore Collateral Agent and the Trustee to, on or after the Effective Date, take whatever action is necessary or reasonably appropriate to give effect to the terms of the Scheme.

10.2
Each Scheme Creditor hereby authorizes and instructs the Trustee to, on or after the Effective Date, take whatever action is necessary or reasonably appropriate to terminate the appointment of the Onshore Collateral Agent with effect from the Settlement Date.

10.3
Each Scheme Creditor hereby authorizes and instructs the Offshore Collateral Agent to execute and deliver the BVICO Share Charge on the Settlement Date and to take whatever action is necessary or appropriate (as determined by the Offshore Collateral Agent in its sole and absolute discretion) to implement and/or give effect to the terms of the BVICO Share Charge.

10.4
Each Scheme Creditor hereby for itself and its successors and assigns discharges and exonerates each of the New Onshore Collateral Agent, the Onshore Collateral Agent, the Offshore Collateral Agent, the Trustee, and each of their respective officers, agents, affiliates, attorneys and advisers from any and all liability to the Scheme Creditors:

(a)	by reason of any of them acting in accordance with the above authorisation and instruction;

(b)	for the manner of performance of all acts carried out on such instructions save to the extent of its own gross negligence, willful default or fraud; and

(c)
under the Indenture or the Notes with effect from the Settlement Date (without prejudice to any obligations of the New Onshore Collateral Agent, the Offshore Collateral Agent and the Trustee under the Amended and Restated Note Documents);

in each case whether or not the Scheme Company obtains a suitable order from the US Bankruptcy Court under Chapter 15 of the US Bankruptcy Code or another applicable law, legal doctrine or Proceeding concerning Cross-Border Recognition.

10.5	Each of the Offshore Collateral Agent, the New Onshore Collateral Agent, the Onshore Collateral Agent and the Trustee shall be permitted to consent and/or give effect to:

(a)	any modification of this Scheme in accordance with clause 23.2; and/or

(b)	any modification of the terms and conditions of any Amended and Restated Note Document in accordance with clause 24.2;

if instructed to do so by Noteholders who held an economic or beneficial interest as principal in a majority in outstanding principal amount of the Notes at the Record Time. Each Scheme Creditor hereby for itself and its successors and assigns discharges and exonerates each of the New Onshore Collateral Agent, the Onshore Collateral Agent, the Offshore Collateral Agent, the Trustee, and each of their respective officers, agents, affiliates, attorneys and advisers from any and all liability to the Scheme Creditors by reason of any of them acting in accordance with any such instruction.

CHAPTER THREE : DETERMINATION OF ACCEPTED CLAIMS

11.	DETERMINATION OF ACCEPTED CLAIMS

11.1
All Accepted Claims shall be determined as at the Record Time. All Persons claiming to be Noteholders must provide the Information Agent with a duly completed Account Holder Letter in respect of their Scheme Claims prior to the Record Time. Voting instructions given in Account Holder Letters delivered after the Record Time will be disregarded for voting purposes at the Scheme Meeting.

11.2
Each Noteholder shall have an Accepted Claim equivalent to the outstanding principal amount of the Notes in which it holds an economic or beneficial interest as principal at the Record Time (without double counting).

11.3
If the Scheme Company refuses to Accept an alleged claim received from an alleged Noteholder, Account Holder or other Person, it shall promptly prepare a statement in writing or electronic mail of its reasons for doing so and promptly send such statement to the Person alleging such claim against the Scheme Company.

11.4
In the event that there is any dispute between the Scheme Company and any Person as to the existence or the amount of the liability or claim asserted by an alleged Noteholder (other than disputes that arise in connection with the casting of votes at the Scheme Meeting, which shall be resolved by the Chairman in accordance with Chapter 5), the Scheme Company or such alleged Noteholder shall refer the matter to the Adjudicator in accordance with the Adjudication Procedure. The opinion of the Adjudicator shall, insofar as permitted by law, be final and binding on the Scheme Company and such alleged Noteholder. Any such claim Accepted by the Adjudicator on or prior to the Record Time in accordance with the Adjudication Procedure shall be treated as an Accepted Claim as at the Record Time.

12.	SALES, ASSIGNMENTS AND TRANSFERS

None of the Scheme Company, the Parent or the Information Agent shall recognise any sale, assignment or transfer of any Scheme Claim after the Record Time for purposes of determining entitlement to attend and vote at the Scheme Meeting. A transferee of an economic, beneficial or proprietary interest in the Notes after the Record Time will, however, be bound by the terms of the Scheme in the event that it becomes effective and any Notes to which such transferee is entitled will be amended and restated on the Settlement Date in accordance with the terms of the Scheme and the Amended and Restated Note Documents.

13.	PROVISION OF INFORMATION

13.1
Account Holder Letters shall provide the Information Agent with all information requested in, and be submitted in accordance with the instructions set out in, the form of Account Holder Letter attached at Appendix 4.

13.2
If the Information Agent refuses to accept an Account Holder Letter it shall promptly prepare a written statement or electronic mail of its reasons for doing so and send such statement to the party that provided such Account Holder Letter.

14.	THE INFORMATION AGENT

The Information Agent shall not be liable for any claim or liability arising in respect of the performance of its duties as Information Agent under this Scheme except where such claim or liability arises as a result of its own fraud, gross negligence or willful misconduct.

CHAPTER FOUR : CONDITIONS TO THE EFFECTIVENESS OF THE SCHEME

15.	The Scheme shall only become effective following the satisfaction of all of the following Conditions:

Scheme Procedures:	(i)
the approval of the Scheme (with or without modifications) by a simple majority in number of the Scheme Creditors attending and voting at the Scheme Meeting either in person or by proxy representing at least three fourths in value of the Scheme Claims of the Scheme Creditors attending and voting at the Scheme Meeting either in person or by proxy;

	(ii)	the sanction of the Scheme (with or without modification) by the Court; and

	(iii)	the delivery of an office copy of the order of the Court sanctioning the Scheme to ACRA for registration;

Other	(iv)	each Guarantor duly executing each Guarantor Undertaking; and

	(v)	BVICO duly executing the BVICO Undertakings.

The Scheme Company shall determine whether any Condition has been satisfied and its determination shall, in the absence of manifest error, be binding on the Parent and each Scheme Creditor.

CHAPTER FIVE : GENERAL

16.	SECURITIES LAW CONSIDERATIONS

16.1
The Amended and Restated Notes will not be registered under the US Securities Act or any state or other securities laws of the United States of America or any other jurisdiction. Accordingly, the Amended and Restated Notes are being offered in reliance on the exemption from registration under Section 3(a)(10) of the US Securities Act or such other exemption as is available under applicable laws and regulations. The Court has been informed that any order sanctioning the Scheme, if granted, will constitute the basis for an exemption from the registration requirements of the US Securities Act provided by Section 3(a)(10).

16.2
For the purpose of qualifying for the Section 3(a)(10) exemption the Scheme Company will advise the Court prior to the hearing that the Scheme Company will rely on such exemption and will not register the Amended and Restated Notes under the US Securities Act based on the Court’s sanctioning of the Scheme following a hearing on its fairness to the Scheme Creditors.

17.	THE ADJUDICATOR

17.1	There shall be one Adjudicator whose duty it will be to act as an expert, and not as an arbitrator, with respect to all matters referred to him under the terms of the Scheme.

17.2	The office of Adjudicator shall be vacated if the holder of such office:

(a)	dies; or

(b)	is convicted of an indictable offence; or

(c)	resigns his office (which shall be permissible and effective only if he gives at least two (2) weeks’ notice to the Scheme Company prior to such resignation); or

(d)	becomes bankrupt; or

(e)	is disqualified from membership of a professional body of which he is a member; or

(f)	is disqualified for acting as a company director by any court of competent jurisdiction; or

(g)	becomes mentally disordered.

17.3	In the event of a vacancy in the office of the Adjudicator, the Scheme Company shall appoint a suitably qualified replacement.

17.4
The Adjudicator shall have the powers, duties and functions, and the rights, conferred upon him by the Scheme. In exercising his powers and carrying out his duties and functions under the Scheme, the Adjudicator shall act in good faith and with due care and diligence in the interests of the Scheme Creditors as a whole, and shall exercise his powers under the Scheme for the purpose of ensuring that the Scheme is implemented in compliance with its terms.

17.5	The Adjudicator shall be a fit and proper Person who in the opinion of the Scheme Company is duly qualified to carry out the functions allocated to such Person under the Scheme.

18.	DISPUTE RESOLUTION PROCEDURES

18.1
The Scheme Company shall seek, in the first instance, to resolve any Disputed claim by agreement. If such attempt at resolution is unsuccessful after the expiry of a period of five (5) days, the Scheme Company shall refer the dispute to the Adjudicator by forwarding written notice of the Disputed claim to the Adjudicator and to the Scheme Creditor, as applicable, together with the relevant documents relating to such dispute.

18.2	Once a Disputed claim is referred to the Adjudicator, the following timetable shall apply:

(a)
within two (2) days of receiving notification of the Disputed claim, the Adjudicator may call upon the Scheme Company and/or the relevant Scheme Creditor to produce any further documents or other information which he deems necessary;

(b)
if such documentation or other information is not received within five (5) calendar days of the date upon which the Adjudicator makes the request, the Adjudicator shall, subject to paragraph (c) below, make his determination on the basis of the documents received from the Scheme Company and/or the relevant Scheme Creditor, as applicable, by such time;

(c)
within five (5) calendar days of: (i) such documentation being provided by the Scheme Company and/or the Scheme Creditor, as applicable; or (ii) the expiry of the period provided for in paragraph (b) above, the Adjudicator shall provide the Scheme Company and the Scheme Creditor with a copy of his written decision and thereafter the amount Accepted by the Adjudicator in respect of the Disputed claim shall be binding on the Scheme Company and the Scheme Creditor, and (to the fullest extent permitted by applicable law) there shall be no right of challenge or appeal from the decision of the Adjudicator; and

(d)
if the Adjudicator does not require further information he shall, within five (5) calendar days of receiving notification of the Disputed claim from the Scheme Company, provide the Scheme Company and the Scheme Creditor with a copy of his written decision and thereafter the amount Accepted by the Adjudicator in respect of the Disputed claim shall be binding on the Scheme Company and (to the fullest extent permitted by applicable law) the Scheme Creditor and there shall be no right of challenge or appeal from the decision of the Adjudicator.

18.3
The Scheme Company, in the event of an unresolved dispute, shall give the Scheme Creditor written notice that the Scheme Company shall be forwarding to the Adjudicator the relevant documents pertaining to the Disputed claim.

18.4
The Adjudicator shall determine the issues by reference only to the documents submitted unless, at his discretion, he wishes to hear oral submissions from either or both of the parties, and/or seek such professional advice as he deems necessary and appropriate to carry out his duties as Adjudicator. The Adjudicator may allow a further two (2) calendar days for oral submissions and/or professional advice should he deem it appropriate.

18.5
The Adjudicator shall be entitled to make such order or give such directions in respect of his reasonable remuneration and reasonable costs and expenses as he shall think just, including an order to either one or both of the parties to deposit such sum as the Adjudicator shall deem appropriate in respect of costs before commencement of the Adjudication Procedure, and in the exercise of his powers conferred herein he shall be entitled to:

(a)	direct that any or all of his remuneration, costs and expenses shall be paid by the Scheme Company; or

(b)
direct that any or all of his remuneration, costs and expenses shall be paid by the Scheme Creditor in respect of whose claim the dispute has arisen, in which case, the same shall be paid by the Scheme Creditor forthwith and in any case no later than fourteen (14) calendar days from the date of such direction failing which the Scheme Company shall pay such amount subject to the right of the Scheme Company to be reimbursed in full by the Scheme Creditor and may at its discretion seek to deduct the same from any amount which may be or may become due to the Scheme Creditor under the terms of the Scheme.

19.	GENERAL PROVISIONS IN RELATION TO VOTING

19.1	Every Noteholder whose vote is validly cast in person or by proxy at the Scheme Meeting shall have one (1) vote for every Dollar of its Accepted Claim.

19.2
The Chairman of the Scheme Meeting will collate the votes from each Noteholder and will add the votes during the Scheme Meeting. The Chairman shall then report to the Noteholders as to whether the Scheme has been approved.

19.3	For purposes of voting at the Scheme Meeting, any vote need only indicate whether the Noteholder casting such vote votes to approve or to not approve the Scheme.

19.4
Subject to any inherent jurisdiction of the Court, the decision of the Chairman of the Scheme Meeting as to the admission of votes at that meeting shall be final for the purposes of, and in relation to the proceedings at, the Scheme Meeting.

20.	QUORUM REQUIRED FOR SCHEME MEETING
20.1	The Scheme Meeting shall require a quorum of two (2) Noteholders present in person or by proxy.

20.2	No business shall be transacted at the Scheme Meeting unless a quorum is present when the meeting proceeds to business.

21.	CHAIRMAN OF SCHEME MEETING

The Chairman of the Scheme Meeting shall be Mr. Mark Sims Chadwick of FTI Consulting (Singapore) Pte. Ltd., #17-02A, 8 Shenton Way, Singapore 068811 or, failing him, any other Senior Managing Director of FTI Consulting (Singapore) Pte. Ltd.

22.	SCHEME COSTS

The Parent shall pay all Scheme Costs incurred by the Scheme Company in connection with the negotiation, preparation and implementation of the Scheme as and when they arise, including the costs of holding the Scheme Meeting and the costs of the petition to the Court to sanction the Scheme, the costs, charges, expenses and disbursements of all legal advisors to the Scheme Company, the Parent, the Trustee, the Offshore Collateral Agent and the Onshore Collateral Agent, the costs, charges, expenses and disbursements of all financial advisors to the Scheme Company and the Parent and (where necessary) the remuneration, costs and expenses of the Adjudicator.

23.	MODIFICATIONS OF THE SCHEME

23.1
The Scheme Company may, at any hearing to sanction the Scheme, consent on behalf of all Scheme Creditors and each Guarantor to any modification of the Scheme or any terms or conditions which the Court may think fit to approve or impose and which would not directly or indirectly have a materially adverse effect on the interests of any Scheme Creditor under the Scheme.

23.2	In addition, and with effect from the Effective Date:

(a)	the terms and conditions of this Scheme (including, but not limited to, Clause 25.1) may be modified; and

(b)	the Settlement Date may be deferred to a later date;

by agreement in writing between the Scheme Company and Noteholders who held an economic or beneficial interest as principal in a majority in outstanding principal amount of the Notes at the Record Time. Any modification of the terms and conditions of this Scheme and/or deferral of the Settlement Date made in accordance with this Clause 23.2 will be binding on the Scheme Company, the Guarantors and each Scheme Creditor; but provided always that any modification of the terms and conditions of this Scheme (other than a deferral of the Settlement Date) that affects the rights or obligations of the Trustee shall not be effected without the prior written consent of the Trustee.

23.3
In the event that the Settlement Date is deferred in accordance with Clause 23.2, the Scheme Company will immediately notify the Trustee and the Information Agent and confirm the date to which the Settlement Date has been deferred.

23.4	The Information Agent shall:

(a)	inform Scheme Creditors of any deferral of the Settlement Date in accordance with Clause 23.2 by circulating a notice via the Clearing Systems; and

(b)	post any notice circulated in accordance with Clause 23.4(a) on its website at: http://www.lynchpinbm.com/projects/public-projects/blueocean.

24.	MODIFICATIONS OF THE AMENDED AND RESTATED NOTES AND NOTE DOCUMENTS

24.1	Nothing in this Scheme shall prevent any modification of:

(a)	the terms and conditions of the Amended and Restated Notes in accordance with the terms of the Amended and Restated Indenture; or

(b)	any Amended and Restated Note Document in accordance with its terms;

in each case following the Settlement Date.

24.2
The parties to any Amended and Restated Note Document may, prior its execution on the Settlement Date, consent to any modification to the form of such Amended and Restated Note Document, which is either:

(a)	of a formal, minor or technical nature or to correct a manifest or proven error or to comply with mandatory provisions of law; or

(b)
required to be made by the Scheme Company in order to satisfy any request made by the SEC in relation to the Scheme Company’s application to qualify the Amended and Restated Indenture under the TIA; or

(c)	approved by Noteholders who held an economic or beneficial interest as principal in a majority in outstanding principal amount of the Notes at the Record Time.

25.	TERMINATION OF THE SCHEME

25.1	Notwithstanding any other provision of this Scheme, this Scheme shall terminate automatically, and be of no further force and effect in the event that either:

(a)	the Effective Date does not occur by 14 June 2013; or

(b)           the Settlement Date does not occur by 28 June 2013.

25.2
In the event that this Scheme is terminated for any reason, each Scheme Creditor shall be entitled to exercise any and all of its rights, powers and remedies against the Scheme Company and/or the Guarantors under the terms and conditions of the Indenture, the Notes and the Security Documents as though this Scheme had never been contemplated or implemented.

26.	NOTICE

26.1
Any notice or other written communication to be given under or in relation to this Scheme shall be given in writing and shall be deemed to have been duly given if it is delivered by hand or sent by Post, and by air mail where it is addressed to a different country from that in which it is posted, to:

(a)	in the case of the Scheme Company: 8 Murray Street, #01-01, Singapore 079522

(b)
in the case of a Scheme Creditor, its last known address according to the Scheme Company, provided that all deliveries of notices required to be made by this Scheme shall be effected by posting the same in pre-paid envelopes addressed to the Scheme Creditors or, if so directed by the Scheme Creditors, to the relevant Account Holder for the Persons respectively entitled thereto at the addresses as appearing in the relevant Account Holder Letter or to such other addresses (if any) as such Persons may respectively direct in writing;

(c)	in the case of any other Person, to any address set forth for that Person in any agreement entered into in connection with the Scheme; and

(d)
in the case of the Trustee, to: 21st Floor West, 101 Barclay Street, New York NY10286 (attention:  Global Corporate Trust); with a copy to One Temasek Avenue, #02-10 Millenia Tower, Singapore 039192 (attention:  Global Trust Services).

26.2	In addition:

(a)
any notice or other written communication to be given to the Scheme Creditors under or in relation to this Scheme shall also be given and shall be deemed to have been duly given if sent by electronic means through the Clearing Systems; and

(b)	any Account Holder Letter delivered to the Information Agent by a Scheme Creditor shall be deemed to have been duly given if sent by electronic mail to: blueoceaninfo@lynchpinbm.com.

26.3	Any notice or other written communication to be given under the Scheme shall be deemed to have been served:

(a)	if delivered by hand, on the first Business Day following delivery;

(b)	if sent by Post, on the second Business Day after posting if the recipient is in the country of dispatch, and otherwise on the seventh day after posting; and

(c)	if distributed electronically through the Clearing Systems, on the fifth Business Day after such distribution.

26.4	In proving service, it shall be sufficient proof, in the case of a notice sent by Post, that the envelope was properly stamped, addressed and placed in the Post.

26.5
The accidental omission to send any notice, written communication or other document in accordance with this paragraph or the non-receipt of any such notice by any Scheme Creditor shall not affect any of the provisions of the Scheme or the effectiveness thereof.

27.	FORCE MAJEURE

None of the Scheme Creditors, the Guarantors, the Scheme Company or the Information Agent shall be in breach of its obligations under the Scheme as a result of any delay or non-performance of its obligations under this Scheme arising from any Force Majeure.

28.	CONFLICT & INCONSISTENCY

In the case of a conflict or inconsistency between the terms of the Scheme and the terms of the Explanatory Statement, the terms of the Scheme will prevail.

29.	GOVERNING LAW AND JURISDICTION

The Scheme shall be governed by, and construed in accordance with, the laws of the Republic of Singapore. The Scheme Company, each Guarantor, the Information Agent and each of the Scheme Creditors agree that any Disputed claim or other dispute shall be determined in accordance with the Adjudication Procedure provided by this Scheme.

20 March 2013

APPENDIX 1

INSTRUCTIONS ON HOW TO VOTE

Scheme Creditors are creditors of the Scheme Company in respect of Scheme Claims and include (for the avoidance of doubt, but without double counting in each case):

(a)	Noteholders;

(b)	the Trustee;

(c)	the Depositary; and

(d)	Account Holders and Intermediaries.

For the purposes of the Scheme you will be a Noteholder if you hold or, as the case may be, held an economic or beneficial interest as principal in the Notes held in global form through the Clearing Systems at the Record Time.

Each Noteholder will need to give instructions to its Account Holders as to voting. These instructions contain important guidance and information which should be carefully considered by Account Holders when completing their Account Holder Letters and by Noteholders when giving instructions to Account Holders to complete such Account Holder Letters.

Noteholders should immediately contact their Account Holders (through any Intermediaries, if appropriate) to ensure that a valid Account Holder Letter is submitted in respect of their interests in the Notes.

Noteholders and/or Account Holders that have any questions relating to the Scheme Document or the Account Holder Letter should contact the Information Agent at the Helpline between the hours of 9:00 a.m. and 6:30 p.m. (Hong Kong time) or by e-mail at blueoceaninfo@lynchpinbm.com. The Information Agent cannot and will not provide advice on the merits of the Scheme or give any financial or legal advice, and will under no circumstances be soliciting proxies or votes in respect of the Scheme.

Requirement for an Account Holder Letter

A valid Account Holder Letter received prior to the Record Time constitutes an instruction as to voting in respect of the Scheme Meeting.

It will be the responsibility of Account Holders to obtain from the Intermediaries and/or Noteholders on whose behalf they hold interests in the Notes and in accordance with the procedures established between them, whatever information or instructions they may require to submit a duly completed Account Holder Letter in respect of such Notes to the Information Agent. To assist this process, Noteholders (through Intermediaries, if appropriate) are strongly encouraged to contact the Account Holder through which they hold their interest in the Notes to enable that Account Holder to complete an Account Holder Letter and deliver such Account Holder Letter to the Information Agent prior to the Record Time.

Valid Account Holder Letters should be delivered to the Information Agent (by facsimile, electronic mail or Post) by no later than the Record Time. An Account Holder Letter will be deemed delivered when actually received by the Information Agent, provided that if the Information Agent subsequently identifies any error in the Account Holder Letter or determines that an Account Holder Letter is not valid, such Account Holder Letter will not be deemed delivered until all such errors have been rectified or the Account Holder Letter has been completed to the satisfaction of the Information Agent (which may, if reasonably necessary, request that a new Account Holder Letter be submitted). The Information Agent will confirm receipt of valid Account Holder Letters to Account Holders who submit them. This confirmation does not imply automatic acceptance of the Account Holder Letter. The Information Agent will only be able to process valid and duly completed Account Holder Letters.

Voting instructions given in Account Holder Letters delivered after the Record Time will be disregarded for voting purposes at the Scheme Meeting.

In general, a separate Account Holder Letter must be completed in respect of each separate beneficial holding of Notes. However, Account Holders that hold interests in the Notes on behalf of more than ten (10) Noteholders should contact the Information Agent to discuss the potential for submitting one or more Account Holder Letters in respect of more than one beneficial holding of the Notes.

Steps to be taken in respect of interests in the Notes held through DTC

Where interests in the Notes are held through DTC, Account Holders should, prior to delivering an Account Holder Letter to the Information Agent:

(a)	confirm the instructions contained in the Account Holder Letter; and

(b)	submit Blocking Instructions in respect of the Notes referred to in the Account Holder Letter;

electronically to DTC through ATOP. The VOI number provided to the Account Holder on submission of instructions via ATOP should then be listed in Part 2 of the Account Holder Letter.

The Information Agent will request DTC to confirm to its satisfaction that:

(a)	the elections and instructions submitted to DTC via ATOP are consistent with those contained in the relevant Account Holder Letter; and

(b)	the Notes that are the subject of the relevant Account Holder Letter have been blocked with effect from or before the date of the relevant Account Holder Letter.

In the event that DTC fails to do so, the Information Agent may reject the Account Holder Letter.

After submitting electronic instructions to DTC through ATOP, the DTC Participant’s position will be blocked, and cannot be transferred or sold, until the date falling three (3) Business Days after the Expiration Date.  The Information Agent will send DTC notice to release the position as soon as practical, but no later than three (3) Business Days after either the Expiration Date or subsequent date following the Expiration Date not exceeding forty-five (45) calendar days from the date of the Notice of Scheme Meeting.

Steps to be taken in respect of interests in the Notes held through Euroclear or Clearstream

Where interests in the Notes are held through Euroclear or Clearstream, Account Holders should, prior to delivering an Account Holder Letter to the Information Agent, submit Blocking Instructions in respect of the Notes referred to in the Account Holder Letter to the relevant Clearing System. The Blocking Instruction reference numbers should then be listed in Part 2 of the Account Holder Letter.

The Information Agent will request the relevant Clearing System to confirm to its satisfaction that the Notes that are the subject of the relevant Account Holder Letter have been blocked with effect from or before the date of the relevant Account Holder Letter.  In the event that the Clearing System fails to do so, the Information Agent may reject the Account Holder Letter.

In addition, once the Account Holder Letter has been delivered to the Information Agent, the Account Holder should contact Euroclear or Clearstream (as applicable) and request that they instruct their DTC Participant to transmit the instructions contained in the Account Holder Letter electronically to DTC through ATOP. The electronic instruction submitted to DTC via ATOP should relate to the Notes that are the subject of the relevant Account Holder Letter and confirm the Blocking Instruction reference number allocated by Euroclear or Clearstream and listed in Part 2 of the Account Holder Letter.

The Information Agent will request DTC to confirm to its satisfaction that the elections and instructions submitted to DTC via ATOP are consistent with those contained in the relevant Account Holder Letter. The Information Agent will also reconcile the VOI number provided on submission of the electronic instructions to DTC via ATOP with the Blocking Instruction reference number allocated by Euroclear or Clearstream. In the event that DTC fails to provide the relevant confirmation, or the Information Agent is unable to reconcile the VOI number with the Blocking Instruction reference number, the Information Agent may reject the Account Holder Letter.

Blocking Instruction reference number allocated by Euroclear or Clearstream.  In the event that DTC fails to provide the relevant confirmation, or the Information Agent is unable to reconcile the VOI number with the Blocking Instruction reference number, the Information Agent may reject the Account Holder Letter.

After submitting electronic instructions to DTC through ATOP, the DTC Participant’s position will be blocked, and cannot be transferred or sold, until the date falling three (3) Business Days after the Expiration Date.  The Information Agent will send DTC notice to release the position as soon as practical, but no later than three (3) Business Days after either the Expiration Date or subsequent date following the Expiration Date not exceeding forty-five (45) calendar days from the date of the Notice of Scheme Meeting.

Instructions Irrevocable

Any Account Holder Letter and Blocking Instructions delivered will be irrevocable after the Record Time unless and until:

(a)	the Scheme is not approved by the requisite statutory majorities at the Scheme Meeting, is withdrawn or is terminated in accordance with its terms; or

(b)           the Effective Date does not occur by 21 June 2013.

Any Blocking Instruction delivered will be irrevocable until the date falling three (3) Business Days after the Expiration Date.  On the Business Day immediately following the Expiration Date, the Information Agent will send each Clearing System notice to release any Notes that are the subject of Blocking Instructions for trading with effect from the date falling three (3) Business Days after the Expiration Date.
Confirmations

By delivering an Account Holder Letter to the Information Agent, an Account Holder:

(a)
confirms to the Scheme Company and the Information Agent that Blocking Instructions in respect of the Notes which are the subject of the Account Holder Letter have been issued to the relevant Clearing System with effect from or before the date of the relevant Account Holder Letter in accordance with the normal procedures of such Clearing System and after taking into account the deadlines imposed by such Clearing System;

(b)	instructs the relevant Clearing System to transmit to the Information Agent the information contained within the Blocking Instructions;

(c)	instructs DTC to transmit to the Information Agent the information contained within any electronic instruction submitted to DTC via ATOP; and

(d)	gives the other confirmations required by the Account Holder Letter.

Voting

A Noteholder who wishes to attend and vote in person at the Scheme Meeting should ensure that this is recorded in the Account Holder Letter delivered on its behalf and that the voting intention section of the Account Holder Letter is completed, although this does not bind such Noteholder to vote in any particular way at the Scheme Meeting. In order to attend the Scheme Meeting, the Noteholder or, if different, the Person nominated in the Account Holder Letter by such Noteholder, will be required to produce a copy of the Account Holder Letter, evidence of corporate authority (if applicable) and a valid passport at the registration desk for the relevant Scheme Meeting at least one (1) hour prior to the scheduled start time.

A Noteholder who wishes to appoint a proxy (other than the Chairman) to attend and vote at the Scheme Meeting on its behalf should ensure that the identity of the relevant proxy and the manner in which the proxy should vote are recorded in its Account Holder Letter by giving appropriate instructions to its Account Holder. The Account Holder Letter will then constitute a proxy in favour of the relevant Person. In order to attend the Scheme Meeting the Person appointed as proxy should produce a copy of Account Holder Letter and a valid passport at the registration desk for the relevant Scheme Meeting at least one (1) hour prior to the scheduled start time. Where the Account Holder Letter can be matched against one of the Account Holder Letters submitted to the Information Agent, the Person appointed as proxy will be admitted to the Scheme Meeting upon presentation of a valid passport as proof of identity.

A Noteholder who does not wish to attend the Scheme Meeting, but who wishes to appoint the Chairman of the Scheme Meeting as his proxy to vote on his behalf at the Scheme Meeting, should ensure that this and the manner in which the Chairman should vote are recorded in its Account Holder Letter. The Account Holder Letter will then constitute a proxy in favour of the Chairman.

The appointment of a proxy by a Noteholder does not prevent that Noteholder from attending and voting in person at the relevant Scheme Meeting on production of a certified copy of the Account Holder Letter in which it is named as a Noteholder. In such circumstances, the relevant proxy will be deemed revoked.

The Information Agent

The Information Agent will use all reasonable endeavours to assist Account Holders to complete their Account Holder Letters validly. However, failure to deliver a valid Account Holder Letter in the manner and within the deadlines referred to above may prejudice voting instructions being counted.

None of the Information Agent, the Scheme Company or any other Person will be responsible for any losses or liabilities incurred by a Noteholder as a result of any determination by the Information Agent that an Account Holder Letter contains an error or is incomplete (even if this is subsequently shown not to have been the case).

APPENDIX 2

NOTICE OF POTENTIAL SECURITIES LAW RESTRICTIONS

Noteholders are strongly advised to consult their professional advisers as to whether any laws (including securities laws) or regulations which may be applicable to them may give rise to any liability or penalty, or require them to obtain any governmental or other consents or to pay any taxes or duties, as a result of the implementation of the Scheme. None of the Scheme Company, the Parent, any other member of the Group, the Trustee, the Depositary, the Information Agent, their respective directors, agents, advisers or affiliates or any other party accepts any responsibility for any liabilities (including but not limited to consequential liabilities) or regulatory, civil or criminal sanctions or penalties incurred by the Scheme Creditors as a result of the implementation of the Scheme in respect of laws or regulations applicable to them.

APPENDIX 3

NOTICE OF SCHEME MEETING

ORIGINATING SUMMONS NO. 55 OF 2013
IN THE HIGH COURT OF THE REPUBLIC OF SINGAPORE

IN THE MATTER OF BLUE OCEAN RESOURCES PTE. LTD.

and

IN THE MATTER OF THE COMPANIES ACT (CHAPTER 50; 2006 REVISED EDITION) OF THE REPUBLIC OF SINGAPORE

NOTICE IS HEREBY GIVEN that the meeting originally scheduled for 9 April 2013 is postponed and rescheduled to 18 April 2013 at 3 p.m. (Singapore time).

By an Order dated 15 February 2013 (the “Order”) made in the above matter, the High Court of the Republic of Singapore (the “Court”) has directed that a meeting of Scheme Creditors (as defined in the Scheme) of the above-named company (hereinafter called the “Scheme Company”) (the “Scheme Meeting”) be convened for the purpose of considering and, if thought fit, approving (with or without modification) a scheme of arrangement pursuant to section 210 of the Companies Act (Chapter 50; 2006 Revised Edition) of the Republic of Singapore (the “Act”) (the “Scheme”), proposed to be made between the Scheme Company and the Scheme Creditors.  The Scheme Meeting has been postponed and shall now be held at 3 p.m. (Singapore time) on 18 April 2013 at Pan Pacific Singapore (7 Raffles Boulevard, Marina Square, Singapore 039595), level 1, room Pacific 2.

A copy of the Scheme is incorporated in the composite document to be dispatched to Scheme Creditors in respect of the Scheme, which includes an explanatory statement pursuant to Section 211 of the Act (the “Scheme Document”). Unless otherwise indicated, capitalised words and phrases used herein have the meaning provided in the Scheme Document.

Copies of the Scheme Document and the Order are available free of charge on request by Scheme Creditors to the Scheme Company or its solicitors, Premier Law LLC, and may also be downloaded from the website of the Information Agent at http://www.lynchpinbm.com/projects/public-projects/blueocean or obtained by email to the Information Agent at blueoceaninfo@lynchpinbm.com. Scheme Creditors that have any questions relating to the Scheme Document should contact the Information Agent at the Helpline between the hours of 9:00 a.m. and 6:30 p.m. (Hong Kong time).

VOTING ARRANGEMENTS

The following is a summary of the arrangements which have been made for the purpose of voting in respect of the Scheme at the Scheme Meeting. Full details of these arrangements, and the action to be taken by Scheme Creditors, are set out in the Scheme Document.

In accordance with the Order, the Trustee, the Depository and Cede & Co. (in its capacity as registered holder of the Global Note) shall not be entitled to vote in respect of the Notes at the Scheme Meeting (or any adjournment thereof).

Votes attributable to Notes may be cast by Noteholders by submitting a valid Account Holder Letter in respect of their interests in the Notes. Appendix 1 to the Scheme Document contains detailed instructions in relation to the completion and submission of Account Holder Letters.

By the Order, the Court has appointed Mr. Mark Sims Chadwick of FTI Consulting (Singapore) Pte. Ltd., #17-02A, 8 Shenton Way, Singapore 068811 or, failing him, any other Senior Managing Director of FTI Consulting (Singapore) Pte. Ltd., to act as Chairman at the Scheme Meeting, and has directed the Chairman to report the result of the Scheme Meeting to the Court.

In the event that the Scheme is approved by Scheme Creditors or Persons voting on their behalf, a hearing before the Court is necessary in order to sanction the Scheme. All Scheme Creditors (other than the Trustee, the Depositary and Cede & Co.) will be entitled to attend the Court hearing in person or through legal representatives to support or oppose the sanctioning of the Scheme. It is expected that such sanction hearing will be held within three (3) weeks of the Scheme Meeting. The Scheme Company will notify Scheme Creditors of the precise date and location of the sanction hearing (once known) by circulating a notice via the Clearing Systems and by posting a notice on the Information Agent’s website at http://www.lynchpinbm.com/projects/public-projects/blueocean. The Scheme will be subject to the subsequent sanction of the Court.

Each Noteholder will need to give instructions to the relevant Account Holders as to voting. Noteholders should note, however, that unless a valid Account Holder Letter is delivered at or before the Record Time, the voting instructions contained in that Account Holder Letter will be disregarded for the purposes of voting at the Scheme Meeting and the Noteholder will not be able to vote at the Scheme Meeting.

If you are a Noteholder, whether or not you are able to attend the Scheme Meeting or any adjournment thereof, you are strongly urged to complete and sign the form of proxy contained at Part 4 of the Account Holder Letter, in accordance with the instructions printed thereon. It is requested that the completed Account Holder Letter (including the completed proxy form) be sent by Post, facsimile or e-mail to Lynchpin Bondholder Management of Room 402, Wellington Plaza, 56-58 Wellington Street, Central, Hong Kong. (“Information Agent”) (telephone number: +852-2526-5406; facsimile number: +852-2526-5020; e-mail: blueoceaninfo@lynchpinbm.com), marked for the attention of Mr. Brian Oates, to be received not later than the Record Time. However, if a completed Account Holder Letter (including a completed proxy form) is not so lodged or sent by facsimile, it may be handed to the Chairman at the Scheme Meeting.

Dated this 20th day of March 2013

Premier Law LLC
Solicitors to the Scheme Company

APPENDIX 4

ACCOUNT HOLDER LETTER

For use by Account Holders (as defined below) in DTC, Euroclear or Clearstream (the “Clearing Systems”) in respect of the US$325,000,000 11% guaranteed senior secured notes due 2012 (the “Notes”) (CUSIP: Y09189AA2; ISIN: USY09189AA23) issued by BLUE OCEAN RESOURCES PTE. LTD. (“Scheme Company”) in relation to the Scheme Company’s scheme of arrangement under Section 210 of the Companies Act (Chapter 50; 2006 Revised Edition) of the Republic of Singapore (“Scheme”).

Unless otherwise indicated, capitalised words and phrases used in this Account Holder Letter have the meaning provided in the scheme document dated 20 March 2013 which contains, among other things, the Explanatory Statement of the Scheme Company relating to the Scheme (“Scheme Document”), subject to any amendments or modifications made by the Court.

The Scheme will, if implemented, materially affect the holders of the Notes. Persons who are account holders with DTC, Euroclear or Clearstream (together “Account Holders”) should use this Account Holder Letter to register details of their holdings of the Notes and to make certain elections with respect to voting in respect of the Scheme.

DEADLINES FOR RECEIPT OF BLOCKING INSTRUCTIONS
AND ACCOUNT HOLDER LETTER

This Account Holder Letter must be delivered by Post, facsimile or e-mail to Lynchpin Bondholder Management of Room 402, Wellington Plaza, 56-58 Wellington Street, Central, Hong Kong (“Information Agent”) (telephone number:  +852-2526-5406; facsimile number: +852-2526-5020; e-mail: blueoceaninfo@lynchpinbm.com), marked for the attention of Mr. Brian Oates, and must be received by the Information Agent by no later than 5:00 p.m. (Singapore time) on 10 April 2013 (“Record Time”) in order for the voting instructions contained in this Account Holder Letter to constitute valid voting instructions for the purposes of the Scheme.

In general, a separate Account Holder Letter must be completed in respect of each separate beneficial holding of Notes. However, Account Holders that hold interests in the Notes on behalf of more than ten (10) Noteholders should contact the Information Agent to discuss the potential for submitting one or more Account Holder Letters in respect of more than one beneficial holding of the Notes.

You are strongly advised to read the Explanatory Statement and, in particular, Appendix 1 to the Scheme Document, before you complete this Account Holder Letter. Appendix 1 to the Scheme Document contains detailed information on the various options contained in this Account Holder Letter.

This Account Holder Letter shall be governed by and construed in accordance with the laws of the Republic of Singapore.

FOR ASSISTANCE CONTACT
Lynchpin Bondholder Management
Address: Room 402, Wellington Plaza, 56-58 Wellington Street, Central, Hong Kong
Telephone:  +852-2526-5406
Fax:  +852-2526-5020
Email:  blueoceaninfo@lynchpinbm.com

PART 1 : NOTEHOLDER DETAILS

If you are not the Noteholder (that is, a Person with an economic or beneficial interest as principal in the Notes held through the Clearing Systems), please ensure that you identify the Noteholder on whose behalf you are submitting this Account Holder Letter. If such Noteholder does not wish to provide details of its identity, please identify a Person authorised to act as its representative.

Full Name of Noteholder:

Address of Noteholder:

Jurisdiction of Incorporation of Noteholder (required if Noteholder is a company, partnership or other non-natural Person)

Details of Authorised Employee (required if Noteholder is a company, partnership or other non-natural Person):

Name and Title of Authorised Employee:

Passport Number of the Noteholder or Authorised Employee

Telephone Number of Noteholder or Authorised Employee

Facsimile Number of Noteholder or Authorised Employee

E-mail Address of Noteholder or Authorised Employee

PART 2 : HOLDING DETAILS

Details of the Notes to which this Account Holder Letter relates

The Account Holder holds the following Notes, which have been “blocked” by delivery of a Blocking Instruction to the relevant Clearing System.

CUSIP OR ISIN	AMOUNT BLOCKED AT CLEARING SYSTEM	CLEARING SYSTEM	CLEARING SYSTEM ACCOUNT NUMBER	REFERENCE NUMBER*

* Where the relevant Notes are held through DTC, the reference number should be the VOI number provided on submission of electronic instructions in respect of the Notes to DTC via ATOP. Where the relevant Notes are held through Euroclear or Clearstream, the reference number should be the reference number of the Blocking Instructions submitted in respect of the Notes to Euroclear or Clearstream (as applicable).

If the details of more than five (5) positions in respect of this Account Holder Letter need to be inserted, use a continuation sheet. If you have used a continuation sheet, please tick the following box to confirm that this is the case.

❑          Further positions are listed on a continuation sheet.

PART 3 : CONFIRMATIONS

The Account Holder named below confirms to the Scheme Company, the Parent and the Information Agent (select “yes” or “no” as appropriate for each item):

A.
That all authority conferred or agreed to be conferred pursuant to this Account Holder Letter and every obligation of the Account Holder under this Account Holder Letter shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of the Account Holder and shall not be affected by, and shall survive, the death or incapacity of the Account Holder and that all of the information in this Account Holder Letter is complete and accurate.

❑	Yes

❑	No

B.
That the Account Holder has irrevocably instructed DTC, Euroclear and/or Clearstream, as the case may be, to block the Notes identified in Part 2 of this Account Holder Letter with effect on and from the date of this Account Holder Letter and the applicable reference numbers appear in this Account Holder Letter.

❑	Yes

❑	No

C.	That in relation to the Notes identified in Part 2 of the Account Holder Letter, the Account Holder has authority:

(a)
to give the voting instructions set out in Part 4 of this Account Holder Letter and, if applicable, to nominate the Person named in Part 4 of this Account Holder Letter to attend and speak at the Scheme Meeting; and

(b)	to give the confirmations set out in this Part 3 of this Account Holder Letter on behalf of itself and the relevant Noteholder (if different).

❑	Yes

❑	No

An Account Holder who is unable to confirm “yes” in respect of paragraphs A to C above should contact the Information Agent for assistance.

PART 4 : VOTING

A.	Attendance at the Scheme Meeting

The Noteholder wishes:

❑	to appoint the Chairman of the Scheme Meeting as its proxy to attend and vote on its behalf at the Scheme Meeting (please now only complete paragraph C below)

❑	to attend and vote at the Scheme Meeting in person (please now only complete paragraph B below)

❑	to appoint a proxy (other than the Chairman of the Scheme Meeting) to attend and vote on its behalf at the Scheme Meeting (please now only complete paragraph C below)

B.	Indication of Voting Intention (for Noteholders that intend to attend and vote at the Scheme Meeting in person)

The Noteholder intends to attend and vote (and the Account Holder is hereby authorised to vote on its behalf) at the Scheme Meeting as follows (the Noteholder understands that this expression of intention is not binding and that it may vote as it sees fit at the Scheme Meeting):

❑	FOR the Scheme

❑	AGAINST the Scheme

C.	Appointment of Proxy

The Noteholder wishes to appoint (and the Account Holder is hereby authorised to appoint on its behalf):

❑	the Chairman of the Scheme Meeting; or (tick box if appropriate)

❑	the following individual (tick box if appropriate and fill in the details immediately below)

Name:

Address:

Passport Number:

as its proxy and wishes its proxy to vote:

❑	FOR the Scheme

❑	AGAINST the Scheme

PART 5 : EXECUTION BY ACCOUNT HOLDER

Full Name of Account Holder:

Clearing System Account Number of Account Holder:

Details of Authorised Employee of Account Holder:

Full Name and Job Title:

Telephone Number (including country code):

Facsimile Number (including country code):

E-mail Address:

Address (including postal code and country):

Authorised Employee Signature:

Date:                                                                             2013

Before returning this Account Holder Letter, please ensure that you have provided all the information requested. Acceptance of this Account Holder Letter by the Information Agent is subject to: (i) DTC confirming to the satisfaction of the Information Agent that the elections and instructions provided in this Account Holder Letter are consistent with the electronic instructions provided to DTC via ATOP in relation to the Notes identified in Part 2 of this Account Holder Letter; and (ii) the relevant Clearing System confirming to the satisfaction of the Information Agent that the Notes identified in Part 2 of this Account Holder Letter have been blocked with effect from the date of this Account Holder Letter. In addition, where the Noteholder on whose behalf this Account Holder Letter is submitted holds its interests in the Notes identified in Part 2 of this Account Holder Letter through Euroclear or Clearstream, acceptance of this Account Holder Letter by the Information Agent is subject to the Information Agent reconciling the VOI number provided on submission of electronic instructions in respect of the Notes identified in Part 2 of this Account Holder Letter to DTC via ATOP with the Blocking Instruction reference number allocated by Euroclear or Clearstream.

APPENDIX 5

INDONESIAN UNDERTAKING

THIS UNDERTAKING (this “Undertaking”) is made as of January 21, 2013 by each of:

(1)	PT CENTRAL PROTEINAPRIMA TBK., a limited liability company incorporated in the Republic of Indonesia;

(2)	PT CENTRAL PANGANPERTIWI, a limited liability company incorporated in the Republic of Indonesia;

(3)	PT CENTRALPERTIWI BAHARI, a limited liability company incorporated in the Republic of Indonesia;

(4)	PT CENTRALWINDU SEJATI, a limited liability company incorporated in the Republic of Indonesia; and

(5)	PT MARINDOLAB PRATAMA, a limited liability company incorporated in the Republic of Indonesia;

(together, the “Guarantors”, and each, a “Guarantor”);

IN FAVOUR OF

(6)	BLUE OCEAN RESOURCES PTE. LTD., a private company with limited liability incorporated under the laws of the Republic of Singapore (the “Scheme Company”);

(7)	THE HIGH COURT OF THE REPUBLIC OF SINGAPORE (the “Court”); and

(8)	THE SCHEME CREDITORS, as defined in the Scheme (the “Scheme Creditors”), including, for the avoidance of doubt, the Trustee.

WHEREAS

(A)
The Scheme Company proposes to enter into a scheme of arrangement under Section 210 of the Companies Act (Chapter 50; 2006 Revised Edition) of the Republic of Singapore (the “Scheme”) with the Scheme Creditors.

(B)
The Scheme Creditors are creditors of the Scheme Company and the Guarantors.  The Scheme will apply to, among other things, all liabilities of the Scheme Company and the Guarantors in respect of the Notes, other than Excluded liabilities.

(C)
The terms of the Scheme are described in further detail in the scheme document dated January 21, 2013 which contains, among other things, the explanatory statement of the Scheme Company relating to the Scheme (the “Scheme Document”).

NOW, THEREFORE, IT IS HEREBY DECLARED AS FOLLOWS:

1.	Each Guarantor:

(a)
hereby undertakes, to and for the benefit of the Scheme Company, the Court and the Scheme Creditors to instruct counsel to appear on its behalf at each hearing in connection with the Scheme to give an undertaking on its behalf to the Scheme Company, the Court and the Scheme Creditors to be bound by the Scheme;

(b)	hereby consents to the Scheme and, upon the Scheme being sanctioned by the Court, agrees to be bound by it on the terms and conditions and in such form as may be sanctioned by the Court; and

(c)
upon the Scheme being sanctioned by the Court, hereby undertakes to execute or procure to be executed all such documents, and do or procure to be done all such acts and things, as are necessary or desirable for the purposes of giving effect to the Scheme.

2.	This Undertaking shall be governed by and construed in accordance with the laws of the Republic of Indonesia.

DEFINITIONS

Unless otherwise indicated, capitalised words and phrases used in this Undertaking have the meaning provided in the Scheme Document.

IN WITNESS WHEREOF, this Undertaking has been duly executed and delivered on the date first appearing on this Undertaking.

The Guarantors

EXECUTED AND DELIVERED on behalf of PT CENTRAL PROTEINAPRIMA TBK.
by:	/s/ Mahar Atanta Sembiring
Name: Mahar Atanta Sembiring President Director

/s/ Saleh
Name: Saleh Director
EXECUTED AND DELIVERED on behalf of PT CENTRAL PANGANPERTIWI
by:	/s/ mRT.Jimmy Joeng
Name: mRT.Jimmy Joeng President Director

/s/ Fredy Robin Sumendap
Name: Fredy Robin Sumendap Director

EXECUTED AND DELIVERED on behalf of PT CENTRALPERTIWI BAHARI by:
/s/ Mahar Atanta Sembiring
Name: Mahar Atanta Sembiring President Director

/s/ DR Bambang Widigdo
Name: DR. Bambang Widigdo Director

EXECUTED AND DELIVERED on behalf of PT CENTRALWINDU SEJATI by:
/s/ Sutanto Surjadjaja
Name: Sutanto Surjadjaja President Director

/s/ Drs. Isman Hariyanto
Name: Drs. Isman Hariyanto Director

EXECUTED AND DELIVERED on behalf of PT MARINDOLAB PRATAMA by:
/s/ Bambang Susanto
Name: Bambang Susanto President Director

/s/ DR Bambang Widigdo
Name: DR. Bambang Widigdo Director

NEW YORK UNDERTAKING

THIS UNDERTAKING (this “Undertaking”) is made as of January 21, 2013 by each of:

(1)	PT CENTRAL PROTEINAPRIMA TBK., a limited liability company incorporated in the Republic of Indonesia;

(2)	PT CENTRAL PANGANPERTIWI, a limited liability company incorporated in the Republic of Indonesia;

(3)	PT CENTRALPERTIWI BAHARI, a limited liability company incorporated in the Republic of Indonesia;

(4)	PT CENTRALWINDU SEJATI, a limited liability company incorporated in the Republic of Indonesia; and

(5)	PT MARINDOLAB PRATAMA, a limited liability company incorporated in the Republic of Indonesia;

(together, the “Guarantors”, and each, a “Guarantor”);

IN FAVOUR OF

(6)	BLUE OCEAN RESOURCES PTE. LTD., a private company with limited liability incorporated under the laws of the Republic of Singapore (the “Scheme Company”);

(7)	THE HIGH COURT OF THE REPUBLIC OF SINGAPORE (the “Court”); and

(8)	THE SCHEME CREDITORS, as defined in the Scheme (the “Scheme Creditors”), including, for the avoidance of doubt, the Trustee.

WHEREAS

(A)
The Scheme Company proposes to enter into a scheme of arrangement under Section 210 of the Companies Act (Chapter 50; 2006 Revised Edition) of the Republic of Singapore (the “Scheme”) with the Scheme Creditors.

(B)
The Scheme Creditors are creditors of the Scheme Company and the Guarantors.  The Scheme will apply to, among other things, all liabilities of the Scheme Company and the Guarantors in respect of the Notes, other than Excluded Liabilities.

(C)
The terms of the Scheme are described in further detail in the scheme document dated January 21, 2013 which contains, among other things, the explanatory statement of the Scheme Company relating to the Scheme (the “Scheme Document”).

NOW, THEREFORE, IT IS HEREBY DECLARED AS FOLLOWS:

1.	Each Guarantor:

(a)
hereby undertakes, to and for the benefit of the Scheme Company, the Court and the Scheme Creditors to instruct counsel to appear on its behalf at each hearing in connection with the Scheme to give an undertaking on its behalf to the Scheme Company, the Court and the Scheme Creditors to be bound by the Scheme;

(b)	hereby consents to the Scheme and, upon the Scheme being sanctioned by the Court, agrees to be bound by it on the terms and conditions and in such form as may be sanctioned by the Court; and

(c)
upon the Scheme being sanctioned by the Court, hereby undertakes to execute or procure to be executed all such documents, and do or procure to be done all such acts and things, as are necessary or desirable for the purposes of giving effect to the Scheme.

2.
All matters arising out of or relating to this Undertaking shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

DEFINITIONS

Unless otherwise indicated, capitalised words and phrases used in this Undertaking have the meaning provided in the Scheme Document.

IN WITNESS WHEREOF, this Undertaking has been duly executed and delivered on the date first appearing on this Undertaking.

The Guarantors

EXECUTED AND DELIVERED on behalf of PT CENTRAL PROTEINAPRIMA TBK. by:	/s/ Mahar Atanta Sembiring
Name: Mahar Atanta Sembiring President Director

/s/ Saleh
Name: Saleh Director
EXECUTED AND DELIVERED on behalf of PT CENTRAL PANGANPERTIWI by:
/s/ mRT. Jimmy Joeng
Name: mRT. Jimmy Joeng President Director

/s/ Fredy Robin Sumendap
Name: Fredy Robin Sumendap Director

EXECUTED AND DELIVERED on behalf of PT CENTRALPERTIWI BAHARI by:

/s/ Mahar Atanta Sembiring
Name: Mahar Atanta Sembiring President Director

/s/ DR Bambang Widigdo
Name: DR. Bambang Widigdo Director

EXECUTED AND DELIVERED on behalf of PT CENTRALWINDU SEJATI by:
/s/ Sutanto Surjadjaja
Name: Sutanto Surjadjaja President Director

/s/ Drs. Isman Hariyanto
Name: Drs. Isman Hariyanto Director

EXECUTED AND DELIVERED on behalf of PT MARINDOLAB PRATAMA by:
/s/ Bambang Susanto
Name: Bambang Susanto President Director

/s/ DR. Bambang Widigdo
Name: DR. Bambang Widigdo Director

SINGAPORE UNDERTAKING

THIS DEED OF UNDERTAKING (this “Deed”) is made by deed poll on January 21, 2013 by:

(1)	PT CENTRAL PROTEINAPRIMA TBK., a limited liability company incorporated in the Republic of Indonesia;

(2)	PT CENTRAL PANGANPERTIWI, a limited liability company incorporated in the Republic of Indonesia;

(3)	PT CENTRALPERTIWI BAHARI, a limited liability company incorporated in the Republic of Indonesia;

(4)	PT CENTRALWINDU SEJATI, a limited liability company incorporated in the Republic of Indonesia; and

(5)	PT MARINDOLAB PRATAMA, a limited liability company incorporated in the Republic of Indonesia;

(together, the “Guarantors”, and each a “Guarantor”);

IN FAVOUR OF

(6)	BLUE OCEAN RESOURCES PTE. LTD., a private company with limited liability incorporated under the laws of the Republic of Singapore (the “Scheme Company”);

(7)	THE HIGH COURT OF THE REPUBLIC OF SINGAPORE (the “Court”); and

(8)	THE SCHEME CREDITORS, as defined in the Scheme (the “Scheme Creditors”) including, for the avoidance of doubt, the Trustee.

WHEREAS

(A)
The Scheme Company proposes to enter into a scheme of arrangement under Section 210 of the Companies Act (Chapter 50; 2006 Revised Edition) of the Republic of Singapore (“Scheme”) with the Scheme Creditors.

(B)
The Scheme Creditors are creditors of the Scheme Company and the Guarantors.  The Scheme will apply to, among other things, all liabilities of the Scheme Company and the Guarantors in respect of the Notes, other than Excluded Liabilities.

(C)
The terms of the Scheme are described in further detail in the scheme document dated January 21, 2013 which contains, among other things, the explanatory statement of the Scheme Company relating to the Scheme (the “Scheme Document”).

DEFINITIONS

Unless otherwise indicated, capitalised words and phrases used in this Deed have the meaning provided in the Scheme Document.

THIS DEED WITNESSES AND IT IS HEREBY DECLARED AS FOLLOWS:

1.	Each Guarantor:

(a)
hereby undertakes, to and for the benefit of the Scheme Company, the Court and the Scheme Creditors to instruct counsel to appear on its behalf at each hearing in connection with the Scheme to give an undertaking on its behalf to the Scheme Company, the Court and the Scheme Creditors to be bound by the Scheme;

(b)	hereby consents to the Scheme and, upon the Scheme being sanctioned by the Court, agrees to be bound by it on the terms and conditions and in such form as may be sanctioned by the Court; and

(c)
upon the Scheme being sanctioned by the Court, hereby undertakes to execute or procure to be executed all such documents, and do or procure to be done all such acts and things, as are necessary or desirable for the purposes of giving effect to the Scheme.

2.	This Deed and any non-contractual obligations arising out of or in connection with this Deed shall be governed by, and construed in accordance with, the laws of the Republic of Singapore.

IN WITNESS of which this Deed has been duly executed and delivered on the date first appearing on this Deed.

The Guarantors EXECUTED AND DELIVERED AS A DEED on behalf of PT CENTRAL PROTEINAPRIMA TBK. by:	/s/ Mahar Atanta Sembiring
Name: Mahar Atanta Sembiring President Director

/s/ Saleh
Name: Saleh Director
EXECUTED AND DELIVERED AS A DEED on behalf of PT CENTRAL PANGANPERTIWI by:
/s/ mRT. Jimmy Joeng
Name: mRT. Jimmy Joeng President Director

/s/ Fredy Robin Sumendap
Name: Fredy Robin Sumendap Director

EXECUTED AND DELIVERED AS A DEED on behalf of PT CENTRALPERTIWI BAHARI by:

/s/ Mahar Atanta Sembiring
Name: Mahar Atanta Sembiring President Director

/s/ DR Bambang Widigdo
Name: DR. Bambang Widigdo Director

EXECUTED AND DELIVERED AS A DEED on behalf of PT CENTRALWINDU SEJATI by:
/s/ Sutanto Surjadjaja
Name: Sutanto Surjadjaja President Director

/s/ Drs. Isman Hariyanto
Name: Drs. Isman Hariyanto Director

EXECUTED AND DELIVERED AS A DEED on behalf of PT MARINDOLAB PRATAMA by:
/s/ Bambang Susanto
Name: Bambang Susanto President Director

/s/ DR. Bambang Widigdo
Name: DR. Bambang Widigdo Director

BVICO BVI UNDERTAKING

THIS DEED OF UNDERTAKING (this “Deed”) is made by deed poll on 21st day of January 2013 by:

(1)	WHITEMYER CORP, a company incorporated under the laws of the British Virgin Islands (“BVICO”);

IN FAVOUR OF

(2)	BLUE OCEAN RESOURCES PTE. LTD., a private company with limited liability incorporated under the laws of the Republic of Singapore (the “Scheme Company”);

(3)	THE HIGH COURT OF THE REPUBLIC OF SINGAPORE (the “Court”); and

(4)	THE SCHEME CREDITORS, as defined in the Scheme (the “Scheme Creditors”) including, for the avoidance of doubt, the Trustee.

WHEREAS

(A)
The Scheme Company proposes to enter into a scheme of arrangement under Section 210 of the Companies Act (Chapter 50; 2006 Revised Edition) of the Republic of Singapore (“Scheme”) with the Scheme Creditors.

(B)	BVICO has agreed to take certain actions and to enter into certain documents in accordance with the terms of the Scheme.

(C)
The terms of the Scheme are described in further detail in the scheme document dated 21st day of January 2013 which contains, among other things, the explanatory statement of the Scheme Company relating to the Scheme (the “Scheme Document”).

DEFINITIONS

Unless otherwise indicated, capitalised words and phrases used in this Deed have the meaning provided in the (“Scheme Document”).

THIS DEED WITNESSES AND IT IS HEREBY DECLARED AS FOLLOWS:

1.	BVICO:

(a)
hereby undertakes, to and for the benefit of the Scheme Company, the Court and the Scheme Creditors to instruct counsel to appear on its behalf at each hearing in connection with the Scheme to give an undertaking on its behalf to the Scheme Company, the Court and the Scheme Creditors to be bound by the Scheme;

(b)
hereby consents to the Scheme and, upon the Scheme being sanctioned by the Court, agrees to be bound by it on the terms and conditions and in such form as may be sanctioned by the Court and to be bound by and perform its obligations under the BVICO Share Charge; and

(c)
upon the Scheme being sanctioned by the Court, hereby undertakes to execute or procure to be executed all such documents, and do or procure to be done all such acts and things, as are necessary or desirable for the purposes of giving effect to the Scheme.

2.	This Deed and any non-contractual obligations arising out of or in connection with this Deed shall be governed by, and construed in accordance with, the laws of the British Virgin Islands.

IN WITNESS of which this Deed has been duly executed and delivered on the date first appearing on this Deed.

THE COMMON SEAL OF	)
WHITEMEYER CORP	)
was hereunto affixed in the presence of:	)

/s/
CHUAH IAH BEE

BVICO SINGAPORE UNDERTAKING

THIS DEED OF UNDERTAKING (this “Deed”) is made by deed poll on 21st day of January 2013 by:

(1)	WHITEMYER CORP, a company incorporated under the laws of the British Virgin Islands (“BVICO”);

IN FAVOUR OF

(2)	BLUE OCEAN RESOURCES PTE. LTD., a private company with limited liability incorporated under the laws of the Republic of Singapore (the “Scheme Company”);

(3)	THE HIGH COURT OF THE REPUBLIC OF SINGAPORE (the “Court”); and

(4)	THE SCHEME CREDITORS, as defined in the Scheme (the “Scheme Creditors”) including, for the avoidance of doubt, the Trustee.

WHEREAS

(A)
The Scheme Company proposes to enter into a scheme of arrangement under Section 210 of the Companies Act (Chapter 50; 2006 Revised Edition) of the Republic of Singapore (“Scheme”) with the Scheme Creditors.

(B)	BVICO has agreed to take certain actions and to enter into certain documents in accordance with the terms of the Scheme.

(C)
The terms of the Scheme are described in further detail in the scheme document dated 21st day of January 2013 which contains, among other things, the explanatory statement of the Scheme Company relating to the Scheme (the “Scheme Document”).

DEFINITIONS

Unless otherwise indicated, capitalised words and phrases used in this Deed have the meaning provided in the Scheme Document.

THIS DEED WITNESSES AND IT IS HEREBY DECLARED AS FOLLOWS:

1.	BVICO:

(a)
hereby undertakes, to and for the benefit of the Scheme Company, the Court and the Scheme Creditors to instruct counsel to appear on its behalf at each hearing in connection with the Scheme to give an undertaking on its behalf to the Scheme Company, the Court and the Scheme Creditors to be bound by the Scheme;

(b)
hereby consents to the Scheme and, upon the Scheme being sanctioned by the Court, agrees to be bound by it on the terms and conditions and in such form as may be sanctioned by the Court and to be bound by and perform its obligations under the BVICO Share Charge; and

(c)
upon the Scheme being sanctioned by the Court, hereby undertakes to execute or procure to be executed all such documents, and do or procure to be done all such acts and things, as are necessary or desirable for the purposes of giving effect to the Scheme.

2.	This Deed and any non-contractual obligations arising out of or in connection with this Deed shall be governed by, and construed in accordance with, the laws of the Republic of Singapore.

IN WITNESS of which this Deed has been duly executed and delivered on the date first appearing on this Deed.

THE COMMON SEAL OF	)
WHITEMEYER CORP	)
was hereunto affixed in the presence of:	)

/s/
CHUAH IAH BEE

APPENDIX 6

FAIRNESS OPINION ON THE RESTRUCTURING OF THE
US$325,000,000 11% GUARANTEED SENIOR SECURED NOTES DUE 2012
ISSUED BY BLUE OCEAN RESOURCES PTE. LTD. (“BOR”)

17 January 2012

FTI Consulting (Singapore) Pte Ltd #17-02A 8 Shenton Way Singapore 068811

Blue Ocean Resources Pte Ltd 17 January 2013

1.	Executive Summary	3

2.	Introduction	5

3.	Background	5

	Group Background	5

	Background to Restructuring	6

	Key Restructuring Terms	7

4.	Analysis of Restructuring	7

	Estimated Returns Pursuant to Restructuring	7

	Restructuring Scenario 1- No Deferral and Capitalisation of Interest	8

	Restructuring Scenario 2 - With Deferral and Capitalisation of Interest	9

5.	Analysis of Enforcement of the BOR Notes	9

	Enforcement Analysis	11

	Estimated Returns via Enforcement/Liquidation	12

	Enforcement Scenario 1	12

	Enforcement Scenario 2	15

	Comparison of Recoveries via a Restructuring vs. via Enforcement of Security	18

6.	Conclusion	19

Blue Ocean Resources Pte Ltd 17 January 2013
1.	Executive Summary

1.1
Blue Ocean Resources (“BOR”, the “Issuer”), a wholly-owned subsidiary of PT Central Proteinaprima Tbk (“CP Prima” or the “Company”) issued USD325 million guaranteed notes on 21 June 2007 (the “BOR Notes”).

1.2
BOR missed its coupon payment due on 28 December 2009 when BOR was adversely affected by a viral outbreak which decreased the pond harvest and thus revenue of CP Prima and its subsidiaries (collectively the “Group”).  The Group therefore was compelled to speak with its creditors and in particular the holders of the BOR Notes (the “Noteholders”) in an attempt to restructure its debts.

1.3
Subsequent to the missed coupon payment, between 2010 and 2012, extensive discussions were held between the Company’s management and its major creditors with the objective of restructuring the BOR Notes (the “Restructuring”).  As a result, among others, a standstill was obtained, a restructuring protocol was agreed upon, a technical review of the business operations was conducted, and an assessment of the integrity and reasonableness of the financial projections prepared by the Company for the period 2011 to 2020 (the “Financial Projections”) was prepared.

1.4
Further to the above discussions and the technical and financial reviews conducted, the Company held roadshows on the 23rd and 24th of February 2012 to present its proposed restructuring terms to the Noteholders.  As discussed during the roadshows, a creditors’ working group was formed to expedite and progress the negotiations between the Noteholders and the Group.

1.5
This report revisits the events leading to the missed coupon payment on the BOR Notes, reviews the steps taken by the Group and Noteholders to restructure the debt, estimates the recoveries available to Noteholders via a restructuring and considers alternatives such as enforcement of security or liquidation.  The objective of which, is to evaluate the fairness of the proposed terms in light of the circumstances with respect to the Restructuring.

1.6
Based on the term sheet between the Company and the Noteholders (“Term Sheet”) it is estimated Noteholders will receive between USD250.4 million and USD252.0 million (representing a NPV recovery of approximately 77%-78%) if the restructuring proceeds, as compared with USD67.3 million to USD200.3 million (representing a NPV recovery of approximately 21%-62%) under the enforcement scenarios, of the net present value of the BOR Notes.  A summary of the returns is below.

Blue Ocean Resources Pte Ltd 17 January 2013

Summary of estimated returns
In IDR billions	Debt restructure		Enforcement
	No deferred interest	With deferred interest	Scenario 1A (discount rate at 8.3%)	Scenario 1B (discount rate at 15%)	Scenario 2 - low	Scenario 2 - high
Estimated NPV (USD millions)	252.0	250.4	200.3	76.4	67.3	93.9
BOR Notes (book value, 30 September 2012)
- In USD millions	325.0	325.0	325.0	325.0	325.0	325.0
NPV % recovery	78%	77%	62%	24%	21%	29%

Notes:  USD1:IDR9,591 per Bloomberg as at 28 September 2012

1.7
It is important to note that the estimated NPV recovery for enforcement Scenario 1A reflects a ‘text book’ approach in calculating a discount rate and does not reflect the distressed nature of the business or the risks associated with this type of enforcement process in Indonesia.  Accordingly, the reality is that the NPV recovery under such a scenario is theoretical at best.  To adopt a more realistic discount rate, we are of the view that one will need to use a rate of at least 15% (currently at 8.3%).  The increase is based on our experience with respect to past transactions of this nature in Indonesia.  Discount rates attributed by our clients on similar engagements given the complexity and difficulty of similar restructurings range from 15% to 25%.  Based on our experience, we would adopt a discount rate at the high end of the spectrum but for illustrative purposes, we used 15%.  Assuming a 15% discount rate, the estimated NPV is IDR733 billion, equivalent to approximately USD76.4 million which represents a 24% NPV recovery of the USD325 million BOR Notes principal amount.

1.8	These returns take into consideration:

(a)	The estimated returns are based on the Financial Projections, which have been updated since our review on 15 December 2011 (“Updated Financial Projections1”), which appear to be sustainable.

(b)
The low coupon rate in the early years, option to defer coupon in the first three years, and principal repayments to be paid in years 6 to 8 take into consideration the Group’s available cash flow based on the Financial Projections.

(c)	The proposed terms allow the Group to finance its capital expenditure budget using internally generated funds.

(d)
On the other hand, Noteholders benefit as principal is not reduced, the BOR Notes bear interest throughout the restructuring period and there is a mechanism for earlier principal repayment during periods exceeding certain criteria.

__________________________
1 The Updated Financial Projections have been adjusted for January 2011 to November 2012 actual historical data, management’s estimates of December 2012 performance, and adjustments mainly with respect to an adjustment to a tax refund which is assumed to be fully collected 2014 onwards, adjustments to depreciation for certain capital expenditure which were deferred, reclassification of minority interest in net assets as part of equity, restructuring of the BOR Notes in accordance with the Term Sheet, adjustment to additional financing such that cash arising from positive working capital movements are used to repay such borrowings.

Blue Ocean Resources Pte Ltd 17 January 2013

(e)	The estimated recoveries to Noteholders under a restructuring are higher compared to the theoretical recoveries where security is enforced or if the Group is wound up.

1.9
In our view, whilst the sale of the collateral shares, and the enforcement of the guarantee and collateral represent alternatives available to the Noteholders, there are significant risks associated with any such enforcement strategy (as noted in paragraphs 5.8 to 5.11 herein).  Accordingly, the enforcement analysis set out in this Fairness Opinion should be considered as a “best case” scenario.  Given the significant risks involved, recoveries could in fact be much lower than our estimates.

1.10	In our view, it is in the interests of the Noteholders, the Group and the Company’s shareholders to proceed with the restructuring based on the terms proposed.

2.	Introduction

2.1
We refer to our engagement letter dated 20 April 2012 (“Engagement”) in relation to providing our opinion as regards the fairness (“Fairness Opinion”) of the restructuring described in the Term Sheet between CP Prima, the Group and the Noteholders.  We understand that the Group and the Noteholders have reached an agreement with respect to the broad commercial terms of a restructuring and aim to finalize its formal restructuring process in the forthcoming months by way of an amendment and restatement of notes, whereby the amended and restated notes (“New Notes”) will be issued in exchange for the existing BOR Notes on the record date for the Scheme of Arrangement under Part VII of the Companies Act (Chapter 50; 2006 Revised Edition) of the Republic of Singapore (the “Scheme”).

2.2
In this regard, we have been engaged by the Company to provide an opinion as to the fairness and in particular, with respect to the financial terms of the proposed restructuring contained in the scheme document which would be filed in relation to the Scheme (“Scheme Document”) and the Term Sheet.  We note that a copy of this Fairness Opinion will be provided to the High Court of Singapore.

2.3	This Fairness Opinion has been prepared in connection with the Scheme. We consent to include this Fairness Opinion in the composite Scheme Document.

2.4	Our engagement terms, independence, scope, qualification and limitation for this engagement are set out in Appendix 1.

3.	Background

Group Background

3.1
The Company was founded in April 1980 establishing a strong operating track record and pioneering in aquaculture and farming practices.  It was first listed on the Indonesia Stock Exchange in December 1990, voluntarily delisted in 2004 to simplify its group structure, and subsequently re-listed on the Indonesia Stock Exchange in November 2006.

Blue Ocean Resources Pte Ltd 17 January 2013

3.2
In May 2007, the Company together with Blue Lion Group Pte Ltd (“BLG”) and PT Pertiwi Indonesia (“PI”) (as a consortium) won the bid to acquire a group of companies comprising of PT Dipasena Citra Darmaja (which subsequently changed name to PT Aruna Wijaya Sakti), PT Wachyuni Mandira, PT Bestari Indoprima, PT Birulaut Khatulistiwa, PT Mesuji Pratama Lines and PT Triwindu Grahamanunggal (collectively the “Dipasena Group”) funded partly by the issuance of the USD325 million BOR Notes.  Additional information of the Dipasena Group is set out in the Scheme Document.

3.3	An analysis of the historical financial statements from 2007 to 2011 is set out in the Information Memorandum attached as Appendix 17 in the Scheme Document.

Background to Restructuring

BOR Note Missed Coupon Payment

3.4
In 2007, BOR issued 11% USD325 million guaranteed senior secured notes due 2012 wherein USD200 million was to be used to repay an existing loan to Barclays in full, USD17.875 million was to be set aside in an interest reserve account, and USD99.2 million was to be made available to finance the Dipasena asset acquisition.

3.5
In March 2009, the Group was impacted by an Infectious MyoNecrosis Virus (“IMNV”) outbreak at the Centralpertiwi Bahari ponds located in Lampung (“CPB Site”) which resulted in a significant deterioration in pond yield and thus, revenue from processed shrimp.  In September 2009, the IMNV was subsequently detected in the Wachyuni Mandira ponds located in Palembang (“WM Site”) ponds.  These outbreaks adversely affected the Group’s ability to service the BOR Notes.

3.6
On 28 December 2009, due to the decline in pond yield as a result of the IMNV outbreak, BOR was unable to make the coupon payment due that day.  BOR was allowed a 30-day grace period to repay the coupon due but was still unable to pay within that period.

3.7
In January 2010, prior to the expiry of the grace period, CP Prima requested Noteholders to approve a 6-month standstill agreement on the BOR Notes.  In February 2010, the standstill agreement, with a deadline set of 28 June 2010, was approved by more than 50% of the Noteholders.

3.8
BOR was unable to meet the deadline with respect to the standstill agreement and as such, on 29 June 2010, the Indonesia Stock Exchange suspended CP Prima’s shares from trading.  Despite the missed deadline, the Group did not request an extension and decided to continue negotiations to restructure the BOR Notes.  In December 2010, CP Prima advised that it expected to complete the restructuring in the first quarter of 2011.

3.9
In January 2011, the Company experienced another major setback resulting from a large scale blockade at Aruna Wijaya Sakti located in Lampung (“AWS Site”).  Discussions took place between the Company’s management, the AWS farmer representatives and government representatives.  In spite of these discussions, a series of demonstrations and violent protests occurred onsite eventually leading to the closure of operations on 7 May 2011.  In addition to a reduction in harvest yield as a result of the closure (AWS contributed 27% of the Group’s harvest volume in 2010), the guarantees provided by the Company for the loans granted to AWS farmers subject to a Nucleus-Plasma Cooperation Agreement (“Plasma Farmers”) crystallised and became an indebtedness of CP Prima.

Blue Ocean Resources Pte Ltd 17 January 2013

3.10
In May 2011, H&A Advisory was appointed to act as the financial advisor to the Group.  Subsequently, a restructuring protocol was agreed between the Group and a number of the Noteholders outlining general terms to be considered in the restructuring.

3.11
In September 2011, Dr. Matthew Briggs was appointed to conduct a technical review of the business.  Likewise, FTI Consulting (Singapore) Pte Ltd (“FTI”) was appointed as independent financial advisor at the request of a major Noteholder to assess the integrity and reasonableness of the Group’s Financial Projections and report to the Noteholders.

3.12	In December 2011, reports from Dr. Matthew Briggs and FTI were completed and made available to the Noteholders.

3.13
On 23 and 24 February 2012, presentations to the Noteholders wherein the Group proposed restructuring terms which it believed were reasonable in light of the financial forecast prepared.  Subsequent to this, negotiations between the Noteholders and the Group continued and a creditors’ working group was formed primarily to evaluate the Group’s proposal and provide input on behalf of the Noteholders.

3.14	We understand that “in principle” agreement has been reached with respect to the restructuring outlined in the Term Sheet, between the Group and the Noteholders.

Key Restructuring Terms

3.15
Please refer to the summary of terms and conditions of the New Notes as set out starting at page 127 of the Information Memorandum “Description of the Amended and Restated Notes, the Note Guarantees and the Transaction Documents”, which is attached as Appendix 17 to the Scheme Document.

4.	Analysis of Restructuring

Estimated Returns Pursuant to Restructuring

4.1	Our calculations of the estimated returns are based on the Term Sheet, specifically with respect to the following:

(a)
We have prepared two scenarios to estimate the returns wherein (1) Coupon is fully paid on the contracted dates, and (2) 50% of the coupon in the first three years is deferred and capitalised, as is allowable pursuant to the restructuring; and

(b)	Schedule of principal repayments.

Blue Ocean Resources Pte Ltd 17 January 2013

4.2
The calculations assume that the Group has sufficient funds to repay principal and coupon on time (save the situation mentioned at 4.7.  Accordingly, the calculations are not dependent on the Financial Projections or the Updated Financial Projections prepared by the Group.

4.3	As it is difficult to predict future foreign exchange rates, the calculations are denominated in USD.

4.4	To estimate the present value of returns, we have used a discount rate of 8.3% which is derived via the Group’s weighted average cost of capital (“WACC”) (detailed calculation attached as Appendix 2).

Restructuring Scenario 1- No Deferral and Capitalisation of Interest

4.5	Set out below is our calculation of the estimated Net Present Value (“NPV”) assuming that no coupon is deferred and capitalised.

No Deferred interest
In USD million	Year 1		Year 2		Year 3		Year 4		Year 5		Year 6		Year 7		Year 8
	1H	2H	1H	2H	1H	2H	1H	2H	1H	2H	1H	2H	1H	2H	1H	2H	Total
Principal
Principal, beginning	325	325	325	325	325	325	325	325	325	325	325	309	293	276	260	244
Less: Scheduled Redemption (amount)	-	-	-	-	-	-	-	-	-	-	16.25	16.25	16.25	16.25	16.25	244	325.0
Add: capitalised interest	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Principal, ending	325	325	325	325	325	325	325	325	325	325	309	293	276	260	244	-

Interest
Total interest rate (p.a.)	2%	2%	2%	2%	4%	4%	4%	4%	4%	4%	6%	6%	8%	8%	8%	8%
Interest capitalised (p.a.)	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
Interest paid (% p.a.)	2%	2%	2%	2%	4%	4%	4%	4%	4%	4%	6%	6%	8%	8%	8%	8%
Interest payment	3.3	3.3	3.3	3.3	6.5	6.5	6.5	6.5	6.5	6.5	9.8	9.3	11.7	11.1	10.4	9.8	113.9

Total payments to Noteholders	3.3	3.3	3.3	3.3	6.5	6.5	6.5	6.5	6.5	6.5	26.0	25.5	28.0	27.3	26.7	253.5	438.9
Total payments to Noteholders (in IDR billions)	31.2	31.2	31.2	31.2	62.3	62.3	62.3	62.3	62.3	62.3	249.4	244.7	268.1	261.8	255.6	2,431.3	4,209.6

Discount rate	8.3%
Period	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16
Discount factor	1.0	0.9	0.9	0.9	0.8	0.8	0.8	0.7	0.7	0.7	0.6	0.6	0.6	0.6	0.5	0.5
Discounted cash flow	3.1	3.0	2.9	2.8	5.3	5.1	4.9	4.7	4.5	4.3	16.6	15.7	16.5	15.5	14.5	132.6	252.0

Estimated NPV (USD million)	252.0
Forex rate (USD:IDR) 28 September 2012 Bloomberg	9,591
Estimated NPV (IDR billion)	2,416.9

4.6
As outlined above, a total of USD438.9 million is paid to Noteholders over 8 years, comprised of USD325.0 million principal repayments and USD113.9 million of coupon payments.  This equals an estimated NPV of USD252.0 million (IDR2,416.9 billion), which represents 78% NPV recovery of the BOR Notes.

Blue Ocean Resources Pte Ltd 17 January 2013

Restructuring Scenario 2 - With Deferral and Capitalisation of Interest

4.7	Set out below is our calculation of the estimated NPV assuming that coupon is deferred and capitalised in the first three years.

With Deferred interest
In USD million	Year 1		Year 2		Year 3		Year 4		Year 5		Year 6		Year 7		Year 8
	1H	2H	1H	2H	1H	2H	1H	2H	1H	2H	1H	2H	1H	2H	1H	2H	Total
Principal
Principal, beginning	325	327	328	330	332	335	338	338	338	338	338	322	306	289	273	257
Less: Scheduled Redemption (amount)	-	-	-	-	-	-	-	-	-	-	16.25	16.25	16.25	16.25	16.25	257	338.2
Add: capitalised interest	1.6	1.6	1.6	1.6	3.3	3.3	-	-	-	-	-	-	-	-	-	-	13.2
Principal, ending	327	328	330	332	335	338	338	338	338	338	322	306	289	273	257	-

Interest
Total interest rate (p.a.)	2%	2%	2%	2%	4%	4%	4%	4%	4%	4%	6%	6%	8%	8%	8%	8%
Interest capitalised (p.a.)	1%	1%	1%	1%	2%	2%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
Interest paid (% p.a.)	1%	1%	1%	1%	2%	2%	4%	4%	4%	4%	6%	6%	8%	8%	8%	8%
Interest payment	1.6	1.6	1.6	1.6	3.3	3.3	6.8	6.8	6.8	6.8	10.1	9.7	12.2	11.6	10.9	10.3	105.1

Total payments to Noteholders	1.6	1.6	1.6	1.6	3.3	3.3	6.8	6.8	6.8	6.8	26.4	25.9	28.5	27.8	27.2	267.2	443.3
Total payments to Noteholders (in IDR billions)	15.6	15.7	15.7	15.8	31.8	32.1	64.9	64.9	64.9	64.9	253.2	248.5	273.1	266.9	260.7	2,563.1	4,251.7

Discount rate	8.3%
Period	1	2	3.0	4.0	5.0	6.0	7.0	8.0	9.0	10.0	11.0	12.0	13.0	14.0	15.0	16.0
Discount factor	1.0	0.9	0.9	0.9	0.8	0.8	0.8	0.7	0.7	0.7	0.6	0.6	0.6	0.6	0.5	0.5
Discounted cash flow	1.6	1.5	1.5	1.4	2.7	2.6	5.1	4.9	4.7	4.5	16.9	15.9	16.8	15.8	14.8	139.7	250.4
Estimated NPV (USD million)	250.4
Forex rate (USD:IDR) 28 September 2012 Bloomberg	9,591
Estimated NPV (IDR billion)	2,401.8

4.8
As outlined above, a total of USD443.3 million is paid to Noteholders over 8 years, comprised of USD338.2 million principal repayments including repayment of capitalised interest, and USD105.1 million of interest payments.  This equals an estimated NPV of USD250.4 million (IDR2,401.8 billion), which represents a 77% NPV recovery on the BOR Notes.

4.9	Given the above, we are of the view that the NPV of the restructuring is approximately USD250.4 million and USD252.0 million.

5.           Analysis of Enforcement of the BOR Notes

5.1
This section is based on our review of the US$325,000,000 Blue Ocean Resources Pte. Ltd. 11% Guaranteed Senior Secured Notes due 2012 Offering Memorandum dated 21 June 2007 (the “Offering”) and sets out the relevant excerpts with respect to the enforcement of the collateral and guarantees securing the BOR Notes.  Further, it provides an assessment of estimated returns to Noteholders should the restructuring not occur and the Trustee is required to enforce the current security.  In this section, we contemplate two scenarios for enforcement.

Blue Ocean Resources Pte Ltd 17 January 2013

Group Structure

5.2	Illustrated below is the group structure based on the Company’s audited financial statements as at 31 December 2011.

PT Central Proteinaprima Tbk
99.37%
PT Centralpertiwi Bahari
99.99%
PT Centralwindu Sejati
99.99%
PT Central Panganpertiwi
90.00%
PT Marindolab Pratama
100.00%
Blue Ocean Resources Pte Ltd
100.00%
Isadoro Holding B.V. (in Liquidation)
100.00%
Central Proteinaprima International Pte Ltd (in Liquidation)
99.99%
PT Central Bali Bahari
99.99%
PT Windusejati Pertiwi
99.99%
PT Andalas Windumurni
99.99%
PT Citra Windupertala
99.99%
PT Suryawindu Pertiwi

Source: PT Central Proteinaprima Tbk Consolidated Audited Financial Statements, 31 December 2011

Legend:

- Issuer
- Subsidiary Guarantors
- Company (a guarantor)
- Non-Guarantor Subsidiaries

5.3	As illustrated above, BOR issued the BOR Notes and provided its current and future assets as collateral.

5.4
The Company which is also a guarantor, provided a pledge over the shares it held in PT Centralpertiwi Bahari (“CPB”), PT Centralwindu Sejati (“CWS”), PT Central Panganpertiwi (“CPgP”), PT Marindolab Pratama (“MLP”) (collectively, the “Subsidiary Guarantors”).

5.5	The Subsidiary Guarantors as defined above provided guarantees with respect to the BOR Notes.

5.6	The security and guarantees are discussed in detail below.

Blue Ocean Resources Pte Ltd 17 January 2013

BOR Notes’ Security

5.7	The BOR Notes possess the following collateral and guarantees to support repayment of the BOR Notes:

(a)	A fixed and floating charge over all of the assets of the Issuer owned on the Issue Date or acquired thereafter (the “Collateral”), including:

(i)	the collection account which receives all customers’ receivables with respect to export sales in currencies other than Rupiah, including all cash and cash equivalents held therein;

(ii)	and all its rights under the Advanced Purchase Agreements2.

As of 30 September 2012, BOR had a net deficit of IDR1,045.5 billion.

(b)	A first priority pledge by the Company of its shares in each of the Subsidiary Guarantors (the “Collateral Shares”):

(i)	CPB — integrated shrimp farming; total book value of net assets as at 30 September 2012 was IDR1,322.5 billion.

(ii)	CWS — shrimp processing; total book value of net assets as at 30 September 2012 was IDR224.3 billion.

(iii)	CPgP — fish feed; total book value of net assets as at 30 September 2012 was IDR211.7 billion.

(iv)	MLP — probiotics productions; total book value of net assets as at 30 September 2012 was IDR10.8 billion.

(c)	The Company and Subsidiary Guarantors unconditionally and irrevocably guarantee the repayment of the BOR Notes.

Enforcement Analysis

5.8
The analysis is based primarily on the Updated Financial Projections, the book values of BOR, CP Prima and the accounts of the Subsidiary Guarantors and other key operating subsidiaries of CP Prima as at 30 September 2012.  The analysis does not include amounts owed/due resulting from any contingent events such as potential preference claims, fraudulent conveyance litigation, or other antecedent transactions.  However, during the limited review of historical performance, we have not identified any such potential causes of action.

___________________________
2 Advanced Purchase Agreements means (i) the sale and purchase agreement, dated September 1, 2006 among CWS and the Issuer, (ii) the sale and purchase agreement, dated September 1, 2006 among CPB and the Issuer and (iii) the sale and purchase agreement in 2007 among the Company and the Issuer.

Blue Ocean Resources Pte Ltd 17 January 2013

5.9
The effects of delay caused by litigation to resolve the legitimacy of the security with respect to the return to the Noteholders have not been considered.  Nor have the practical difficulties associated with enforcement and subsequent sale, which in our view are onerous to the point of recovery likely being limited.

5.10	The proceeds from the enforcement of the security will depend on a number of factors including:

(a)	the market value of the security;

(b)	the jurisdiction in which the enforcement action or sale is completed and whether in fact it can be implemented;

(c)	the condition of the Collateral;

(d)	the Trustee’s (or its agents) ability to dispose of the security to a willing purchaser;

(e)	certain transfer taxes and/or transaction costs and expenses which the sale of the Collateral may be subject to; and

(f)	payment of the prior-ranking fees, expenses and liabilities in accordance with the BOR Notes indenture which the net amounts realized from the enforcement of any security will be subject to.

5.11
Notwithstanding that the Offering states that all monies received and held by the Trustee or its agent in respect of the Notes will be applied firstly to the Trustee, its agent and attorneys for costs due to them, then to Noteholders, in order for the Trustee to receive any monies, we note that these monies need to pass through several jurisdictions which may have differing priority regimes that will allow for certain liabilities to be paid prior to monies being forwarded to the Trustee.

(a)	Singapore — Enforcement of BOR assets;

(b)	Indonesia — Liquidation; and

(c)	Indonesia — Enforcement of Subsidiary Guarantor Shares Held by CP Prima.

Estimated Returns via Enforcement/Liquidation

Enforcement Scenario 1

5.12	This scenario contemplates a situation where:

(a)
A receiver is appointed by the Trustee who takes possession of and realises the Collateral Shares via a sale to a third party.  The value of the Collateral Shares is based on a ‘going concern’ assumption as opposed to a ‘forced sale’ assumption as would occur in a liquidation scenario.

Blue Ocean Resources Pte Ltd 17 January 2013

(b)	The proceeds from the sale of the Collateral Shares will be used to settle the outstanding BOR Notes (i.e. the purchaser will acquire the group free of the BOR Notes debt).

(c)	The sale process is estimated to take 2 years.

(d)
We have calculated the estimated returns to Noteholders using a discounted cash flow (“DCF”) model based on the Updated Financial Projections which was adjusted to exclude the repayment of the BOR Notes principal and interest and to exclude the assumption that cash resulting from positive working capital movements is kept in the Company as opposed to paying down the ‘additional financing’ loans in the Updated Financial Projections (“Adjusted Updated Financial Projections”).  We note include all the relevant businesses of CP Prima and the Subsidiary Guarantors.

5.13	In order to calculate an estimated value of CP Prima and the Subsidiary Guarantors, we have used the following assumptions in our calculation:

(a)	Discount rate of 8.3% which is the same rate used in the ‘Estimated Returns Pursuant to Restructuring’ section.

(b)	A terminal value calculated using an assumed growth rate of 2.5% which is equal to the growth rate in selling price assumed by CP Prima in preparing the Updated Financial Projections.

(c)
A further discount of 32.5% which is a result of the size of the business and the difficulties associated with realising the business.  We have assumed that the market for such a business will be very limited and may take a significant amount of time to realise (i.e. considering the size of the sale, the complexity of an integrated aquaculture business combining shrimp, fish and shrimp feed, fish and shrimp fry, a nucleus-plasma relationship, the time and costs involved to prepare an information memorandum, identifying buyers, etc.).  Our research indicates that a discount of 20% to 45% may be applicable when selling a business with the above considerations.  Accordingly, we have used a discount of 32.5% after taking into consideration the above.

5.14	A summary of the DCF model is outlined below.

NPV calculation
In IDR billions	2013	2014	2015	2016	2017	2018	2019	2020	Terminal Value5	Total	Total
	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Estimate	IDR bin	USD m7
Discount rate1	8.3%
Period2	1	2	3	4	5	6	7	8	9
Terminal growth rate3									2.5%
Discount factor4	0.92	0.85	0.79	0.73	0.67	0.62	0.57	0.53	0.49
Net cash flow (from Adjusted Updated Financial Projections)	(10.5)	24.1	86.2	372.1	290.0	258.4	290.6	296.5	5,137.9	6,745.4
Discounted cash flow	(9.7)	20.6	67.9	270.8	194.9	160.4	166.6	157.0	2,513.0	3,541.5	369.3
Less: discount for lack of marketability6								32.5%		1,151	120
NPV after discount										2,390.5	249.2
Notes:
1.      This is the same discount rate used in the ‘Estimated Returns Pursuant to a Restructuring’ section.
2.      A period is the number of years from time 0.
3.      The average growth rate in selling price (2.5%) assumed by CP Prima in preparing the Financial Projections.  Note that the average growth rate in 2019 and 2020 after the planned capes projects are completed is 7%.
4.      Calculated as 1 / ((1+discount rate)^period)
5.      Calculated as (net cash flow in 2020) / (discount rate - terminal growth rate)
6.      Discount for lack of marketability considers the difficulty/complexity in selling a business (see discussion above).
7.      USD1:IDR9,591 - Bloomberg as at 28 September 2012

Blue Ocean Resources Pte Ltd 17 January 2013

5.15
In order to achieve the above sale, the Trustee and liquidator of CP Prima would need to incur certain costs as enforcement of its security would be required.  An estimate of such costs is outlined below.

Incidental costs
In IDR billions	Amount
	IDR bin	USD m5
NPV of Guarantor Subsidiaries before selling costs	2,390.5	249.2
Less selling costs:
Commission on sale of Collateral Shares and CP Prima1	71.7	7.5
Lawyers’ fees2	28.8	3.0
Trustee’s/receiver’s fees3	28.8	3.0
Liquidators fees4	9.6	1.0
Sub-total selling costs	138.9	14.5
Net recoveries from sale of shares and CP Prima business	2,251.7	234.8
NPV (2 years @ 8.3% discount rate)	1,920.8	200.3
Notes:
1.      Commission on sale of Collateral Shares and CP Prima — 3.0% of transaction value.  We note that a broker engaged to assist in selling a business of this size (i.e. >USD50m) and of a specialized nature (i.e. integrated aquaculture) may charge between 1% and 5% of the transaction value.  We assume 3.0% as remuneration for this sale transaction.
2.      Lawyers’ fees - USD3 million.  These fees represent the cost associated with appointing a receiver, applying to the appropriate Indonesian authority to enforce the pledge over the shares and prepare the necessary documentation with respect to the sale.
3.      Trustee’s/receivers fees - USD3 million.  These fees represent the cost associated with the receiver making the necessary application for the enforcement of the pledge and management of the overall process and negotiations.
4.      Liquidators fees - USD1 million.  These fees represent the cost associated with the liquidator of CP Prima taking the necessary steps to conduct the liquidation process.
5.      USD1:IDR9,591 - Bloomberg as at 28 September 2012

5.16
Adjusting for the above incidental costs, the estimated NPV is IDR1,920.8 billion.  This is equivalent to approximately USD200.3 million which is approximately 62% of the USD325 million BOR Notes principal amount (“Scenario 1A”).  It is important to note that the actual return may be significantly different to the estimated returns.  As previously stated, enforcement over Indonesian companies/assets is difficult and carries significant risk.  Further, it is important to note that the business is highly specialised and may take considerable time to realise the same (if at all).

5.17
It is important to note that the estimated NPV recovery for enforcement Scenario 1A reflects a ‘text book’ approach in calculating a discount rate and does not reflect the distressed nature of the business or the risks associated with this type of enforcement process in Indonesia.  Accordingly, the reality is that the NPV recovery under such a scenario is theoretical at best.  To adopt a more realistic discount rate, we are of the view that one will need to use a rate of at least 15% (currently at 8.3%).  The increase is based on our experience with respect to past transactions of this nature in Indonesia.  Discount rates attributed by our clients on similar engagements given the complexity and difficulty of similar restructurings range from 15% to 25%.  Based on our experience, we would adopt a discount rate at the high end of the spectrum but for illustrative purposes, we used 15%.  Assuming a 15% discount rate, the estimated NPV is IDR733 billion, equivalent to approximately USD76.4 million which represents a 24% NPV recovery of the USD325 million BOR Notes principal amount (“Scenario 1B”).

Blue Ocean Resources Pte Ltd 17 January 2013

Enforcement Scenario 2

5.18	Scenario 2 contemplates a situation where:

(a)	A receiver is appointed over BOR by the Trustee.

(b)
The receiver, will call upon the outstanding amounts and petition for the bankruptcy, and seek the appointment of a curator, of CP Prima and these subsidiaries (an exercise that will likely be extremely difficult to achieve) as BOR is owed monies from CP Prima, CPB and CWS.  As a result this will also cause any other subsidiary owing money to CP Prima, CPB and CWS to be wound up also, as the curator of these subsidiaries will take steps to recover the outstanding debts.

(c)	In contrast with Scenario 1, the recoverable value is based on a ‘forced sale value’ which means any purchaser would buy the assets as opposed to an ‘income stream’.

(d)	The bankruptcy process is estimated to take 2 years.

5.19	In order to calculate the recoverability of the BOR Notes in this scenario, we have used the following assumptions:

(a)
The receiver would collect the intercompany receivables due from CP Prima, CPB and CWS.  The claim of BOR against these intercompany receivables will be treated as ‘unsecured’ in the liquidation analysis given the receiver would need to lodge a claim in the bankruptcy of CP Prima, CPB and CWS.

(b)
Intercompany receivables/payables are set off to avoid circularity in the calculation of recoveries for the Group.  In instances where intercompany receivable and intercompany payable amounts differ between entities, we assume the intercompany receivable amounts for the purpose of this liquidation analysis.

(c)
The Group has secured liabilities comprising of bank loans recorded in CP Prima (secured by cash, certain PPE and inventory owned by CP Prima and CPB), in CPB (secured by certain PPE and inventory owned by CPB, CPgP and CP Prima) and CPgP (secured by certain PPE owned by CP Prima).  In cases where there are loans in certain entities secured by assets which are owned by other multiple entities, we have assumed that:

Blue Ocean Resources Pte Ltd 17 January 2013

(i)	These secured loans are held by the entity which owns the security with the highest collateral value;

(ii)
Any deficit/shortfall after the realisation of the assets securing these loans are then borne by the entity which owns the security with the next highest collateral value (if there are other entities owning security with respect to the loan); and

(iii)	Any deficit/shortfall after the realisation of the security is treated as an unsecured claim in the borrower entity.

(d)	We have applied these assumptions on a consistent basis across all entities.

(e)
An issue that has not been factored in is any social unrest from the plasma farmers as a result of the bankruptcy of the Group and whether a curator will be able to transfer all rights/entitlements of the Group to a third party in a sale situation.

(f)
As previously outlined in this report, Singapore and Indonesia have their own sets of legislation with respect to the order of payments to creditors.  In order to undertake a broad analysis, we have assumed that the curator’s fees rank after the payments made to secured creditors.  In reality, should a liquidator/curator realise the assets on behalf of the secured creditor, they would normally have their fees paid first before any payments are made to the secured creditors.

(g)	Outlined below is a summary of the liquidation analysis. The calculations are detailed at Appendix 3.

Liquidation analysis - summary
In IDR billions	BOR		CPB		CWS		CPgP		Marindolab		Isadoro		CBB		CP Prima
	Low	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low	High
Assets subject to fixed / floating charge
Assets - fixed charge	0.3	0.4	230.7	346.1	NA	NA	30.0	45.0	NA	NA	NA	NA	NA	NA	157.2	235.8
Assets - floating charge	795.0	1,093.9	22.5	45.1	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	87.2	174.4
Less: secured creditors	(3,116.1)	(3,116.1)	(367.8)	(408.2)	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	(400.5)	(484.3)
Surplus / (deficit) (A)	(2,320.9)	(2,021.8)	(114.5)	(17.1)	-	-	NA	NA	NA	NA	NA	NA	NA	NA	(156.1)	(74.1)

Assets not subject to security	-	-	808.8	1,227.7	45.7	69.7	77.1	128.6	1.6	5.3	-	-	4.3	8.6	786.2	1,182.0
Total surplus / (deficit) available for priority creditors	(2,320.9)	(2,021.8)	808.8	1,227.7	45.7	69.7	77.1	128.6	1.6	5.3	-	-	4.3	8.6	786.2	1,182.0

Priority creditors
Liquidator’s fees	(19.2)	(19.2)	(9.6)	(9.6)	(9.6)	(9.6)	(9.6)	(9.6)	(2.9)	(2.9)	(1.0)	(1.0)	(9.6)	(9.6)	(19.2)	(19.2)
Legal fees	(19.2)	(19.2)	(4.8)	(4.8)	(4.8)	(4.8)	(4.8)	(4.8)	(1.0)	(1.0)	(1.0)	(1.0)	(4.8)	(4.8)	(9.6)	(9.6)
Employee claims, vacation leave / superannuation / provident fund payments	-	-	(123.1)	(369.2)	(1.6)	(4.7)	(21.4)	(64.1)	(1.3)	(3.9)	-	-	-	-	(99.3)	(297.9)
Taxes payable	(0.0)	(0.0)	(0.7)	(0.7)	(0.1)	(0.1)	(1.8)	(1.8)	(0.3)	(0.3)	-	-	(0.0)	(0.0)	(14.7)	(14.7)
Sub-total	(38.4)	(38.4)	(138.1)	(384.2)	(16.1)	(19.2)	(37.5)	(80.2)	(5.4)	(8.0)	(1.9)	(1.9)	(14.4)	(14.4)	(142.8)	(341.4)

Surplus / (deficit) available for ordinary unsecured creditors (B)	(2,359.2)	(2,060.2)	670.7	843.5	29.6	50.4	39.6	48.4	(3.9)	(2.7)	(1.9)	(1.9)	(10.1)	(5.8)	643.4	840.6

Deficit to secured creditors (for BOR, from (B), for CPB, CPgP and CP Prima, from (A))1	(2,359.2)	(2,060.2)	(114.5)	(17.1)	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	(156.1)	(74.1)
Related parties	-	-	(790.0)	(790.0)	(0.2)	(0.2)	(48.2)	(48.2)	(0.0)	(0.0)	-	-	(10.9)	(10.9)	(2,667.2)	(2,667.2)
Ordinary unsecured creditors including unsecured loan from BNI, BCI, CIMB	(1,029.2)	(1,029.2)	(376.0)	(357.5)	(5.0)	(5.0)	(109.8)	(82.9)	(0.8)	(0.8)	-	-	(0.3)	(0.3)	(1,136.3)	(1,042.4)
Sub-total unsecured creditors	(3,388.4)	(3,089.3)	(1,280.6)	(1,164.6)	(5.2)	(5.2)	(158.1)	(131.2)	(0.8)	(0.8)	-	-	(11.2)	(11.2)	(3,959.6)	(3,783.7)
Dividend to unsecured creditors (cents in the dollar)	0.0%	0.0%	52.4%	72.4%	100.0%	100.0%	25.1%	36.9%	0.0%	0.0%	-	-	0.0%	0.0%	16.2%	22.2%
Dividend / (deficit) available to equity holders	(3,388.4)	(3,089.3)	(609.9)	(321.1)	24.4	45.2	(118.4)	(82.7)	(4.7)	(3.5)	(1.9)	(1.9)	(21.3)	(17.0)	(3,316.2)	(2,943.1)
Recoveries to BOR
Recoveries from BOR security
Assets subject to fixed charge	0.3	0.4	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
Assets subject to floating charge	795.0	1,093.9	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
Less: priority creditors – BOR only	(38.4)	(38.4)	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
Total estimated recoveries to BOR Noteholders	756.9	1,055.9	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Note:
(1) CWS, Marindolab, Isadoro and CBB do not have any secured liabilities in their accounts as at 31 December 2011.  Any deficit in relation to CPgP’s secured loan is borne by CP Prima.

Blue Ocean Resources Pte Ltd 17 January 2013

5.20	Provided below is a summary of estimated realisable values (“ERV”) to the Noteholders which is based on the liquidation analysis prepared above.

Recoveries to BOR Noteholders
In IDR billions	Estimated Realizable Value (ERV)
	Low	High
BOR Notes, book value as at 30 September 2012	3,116.1	3,116.1

Recoveries from BOR security
Assets subject to fixed charge	0.3	0.4
Assets subject to floating charge	795.0	1,093.9
Less: priority creditors	(38.4)	(38.4)
Sub-total recoveries from BOR	756.9	1,055.9
BOR Notes after BOR security	2,359.2	2,060.2

ERV in IDR billion	756.9	1,055.9
NPV (2 years @ 8.3% discount rate)	645.7	900.8

ERV in USD million1	78.9	110.1
NPV (2 years @ 8.3% discount rate)	67.3	93.9
% NPV recovery	21%	29%
Notes:
(1) USD1:IDR9,591 per Bloomberg as at 28 September 2012

5.21
The ERVs are estimated to range between IDR 756.9 billion (NPV of IDR645.7 billion) under the low recovery scenario and IDR1,055.9 billion (NPV of IDR900.8 billion) under the high recovery scenario which is an approximate NPV recovery of 21% and 29% of the recorded BOR Notes book value as at 30 September 2012.

Comparison of Recoveries via a Restructuring vs. via Enforcement of Security

5.22	Provided below is a summary of the estimated recoveries under the proposed restructuring and enforcement scenarios 1 and 2.

Summary of estimated returns
In IDR billions	Debt restructure		Enforcement
	No deferred interest	With deferred interest	Scenario 1A (discount rate at 8.3%)	Scenario 1B (discount rate at 15%)	Scenario 2 - low	Scenario 2 - high
Estimated returns (IDR billions)	4,209.6	4,251.7	2,251.7	859.2	756.9	1,055.9
Estimated NPV (IDR billions)	2,416.9	2,401.8	1,920.8	733.0	645.7	900.8
Estimated returns (USD millions)	438.9	443.3	234.8	896.6	78.9	110.1
Estimated NPV (USD millions)	252.0	250.4	200.3	76.4	67.3	93.9

BOR Notes (book value, 30 September 2012)
- In IDR billions	3,116.1	3,116.1	3,116.1	3,116.1	3,116.1	3,116.1
- In USD millions	325.0	325.0	325.0	325.0	325.0	325.0

% recovery	135%	136%	72%	28%	24%	34%
NPV % recovery	78%	77%	62%	24%	21%	29%
Notes:  USD1:IDR9,591 per Bloomberg as at 28 September 2012

Blue Ocean Resources Pte Ltd 17 January 2013

5.23
As outlined above, the estimated returns under the debt restructure scenarios are significantly higher than those under the enforcement scenarios with the estimated NPVs amounting to IDR2,416.9 billion and IDR2,401.8 billion for the scenarios with ‘no deferred interest’ and ‘with deferred interest’ respectively, compared to IDR1,920.8 billion, IDR733.0 billion, IDR645.7 billion and IDR900.8 billion for enforcement Scenarios 1A, Scenario 1B, scenario 2 — low and scenario 2 - high respectively.  Accordingly, estimated recovery rates based on NPV values are higher under the debt restructure scenarios at 78% and 77% of the BOR Notes book value compared to 62%, 24%, 21% and 29% under the enforcement scenarios.

5.24
In our view, whilst the sale of the collateral shares, and the enforcement of the guarantee and collateral represent alternatives available to the Noteholders, there are significant risks associated with any such enforcement strategy (as noted in paragraphs 5.9 to 5.11 herein).  Accordingly, the enforcement analysis set out in this Fairness Opinion should be considered as a “best case” scenario.  Given the significant risks involved, recoveries could in fact be much lower than our estimates.

6.	Conclusion

6.1
Based on the Term Sheet it is estimated Noteholders will receive between USD250.4 million and USD252.0 million (representing a NPV recovery of approximately 77%-78%) if the restructuring proceeds, as compared with USD67.3 million to USD200.3 million (representing a NPV recovery of approximately 21%-62%) under the enforcement scenarios, of the net present value of the BOR Notes.

6.2
It is important to note that the estimated NPV recovery for enforcement Scenario 1A reflects a ‘text book’ approach in calculating a discount rate and does not reflect the distressed nature of the business or the risks associated with this type of enforcement process in Indonesia.  Accordingly, the reality is that the NPV recovery under such a scenario is theoretical at best.  To adopt a more realistic discount rate, we are of the view that one will need to use a rate of at least 15% (currently at 8.3%).  The increase is based on our experience with respect to past transactions of this nature in Indonesia.  Discount rates attributed by our clients on similar engagements given the complexity and difficulty of similar restructurings range from 15% to 25%.  Based on our experience, we would adopt a discount rate at the high end of the spectrum but for illustrative purposes, we used 15%.  Assuming a 15% discount rate, the estimated NPV is IDR733 billion, equivalent to approximately USD76.4 million which represents a 24% NPV recovery of the USD325 million BOR Notes principal amount.

Blue Ocean Resources Pte Ltd 17 January 2013

6.3	These returns take into consideration:

(a)	The estimated returns are based on the Adjusted Updated Financial Projections which appear to be sustainable.

(b)
The low coupon rate in the early years, option to defer coupon in the first three years, and principal repayments to be paid in years 6 to 8 take into consideration the Group’s available cash flow based on the Financial Projections.

(c)	The proposed terms allow the Group to finance its capital expenditure budget using internally generated funds.

(d)
On the other hand, Noteholders benefit as principal is not reduced, the BOR Notes bear interest throughout the restructuring period and there is a mechanism for earlier principal repayment during periods exceeding certain criteria.

(e)	The estimated recoveries to Noteholders under a restructuring are higher compared to the theoretical recoveries where security is enforced or if the Group is wound up.

6.4
As stated earlier, whilst the sale of the collateral shares, and the enforcement of the guarantee and collateral represent an alternative available to the Noteholders, there are significant risks associated with any such enforcement strategy (as noted in paragraphs 5.9 to 5.11 herein).  Accordingly, the enforcement analysis set out in this Fairness Opinion should be considered as a “best case” scenario.  Given the significant risks involved, recoveries could in fact be much lower than our estimates.

6.5	In our view, it is in the interests of the Noteholders, the Group and the Company’s shareholders to proceed with the restructuring based on the terms proposed.

Yours sincerely,
FTI Consulting (Singapore) Pte Ltd

Mark Chadwick
Senior Managing Director

Blue Ocean Resources Pte Ltd 17 January 2013

APPENDIX 1 – Engagement Terms, Scope, Qualifications and Limitations

Remuneration Terms

1.1
In accordance with the terms of our engagement, our professional fees will be calculated and charged on a time basis at our standard hourly SGD rates, and we will be reimbursed for out of pocket disbursements in connection with this engagement.  Our fees for undertaking this Engagement are not dependent on the conclusions of the Fairness Opinion.

Independence Statement

1.2
We have undertaken an internal conflict check and confirm that we are unaware of any issues of conflict that would prevent us from completing this engagement.  We have previously undertaken an independent review of the Group’s Financial Projections for the benefit of both the Group and the Noteholders.

1.3
We also make the comment that between 2003 and 2007, the engagement leader, Mark Chadwick, a Senior Managing Director of this office, provided advice to the Indonesian Government with respect to the Dipasena Group of Companies, a group that was subsequently acquired by the Company.  However, the Company and the Noteholders have been made aware of this and like ourselves, do not believe that Mark’s prior involvement gives rise to a conflict of interest.

1.4	We further confirm that FTI is not an advisor or an auditor of the Group.

1.5	Given the above, we consider ourselves to be independent and thus capable of providing this Fairness Opinion.

Scope

Documents and Information Relied Upon

1.6	For the purposes of preparing this Fairness Opinion, we have:

(a)	Reviewed the Term Sheet;

(b)	Reviewed the Offering;

(c)	Reviewed the historical audited financial information of the Group for the financial years 2008 to 2011;

(d)	Reviewed the Financial Projections and Updated Financial Projections prepared by the Company for the period 2011 to 2020;

(e)
Held meetings with the Company’s management to understand the nature and historical performance of the business, the group structure, the business model, the events leading to the Company’s financial difficulties, the development of the restructuring terms, and the assumptions behind the Financial Projections and Updated Financial Projections;

Blue Ocean Resources Pte Ltd 17 January 2013

(f)	Considered the debt structure of the Group and the practical implications that they present;

(g)
Prepared an analysis of estimated recoveries to the Noteholders in a liquidation/enforcement scenario.  Whilst we were provided with a summary of the collateral securing these loans, we have relied mainly on the Offering and have not conducted any legal due diligence of the various loans and security documentation to assess such things, but not limited to, competing priorities, cross collateralisation (if any), repayment terms and validity.;

(h)	Calculated the net present value of the estimated returns to the Noteholders in the event the proposed restructuring terms are implemented.

Qualifications & Limitations

1.7	The Fairness Opinion is subject to the following qualifications and limitations:

(a)
The Group operates in an industry that has been and is likely to continue to be subject to fluctuations, cyclical movements and uncertainty.  The information contained in this report contains certain assumptions considered by FTI as correct at the time of writing that may prove to be incorrect.  Accordingly, the information contained in this report is subject to change at any time.

(b)
We are heavily reliant upon management representations and the accuracy and validity of the financial and other information that has been provided to us.  Where information has been provided to us, we have assumed that it is accurate and current.  Where information has been obtained from other sources, appropriate indication has been provided.

(c)
No representation or warranty, express or implied, is made with respect to, and no reliance should be placed on, the accuracy and completeness of the information or opinions set out in this document.  Neither FTI, its Senior Managing Directors, its staff, nor its instructing parties (including, without limitation, any legal advisors) shall have any liability whatsoever for any loss arising from any use or otherwise in connection with this document.

(d)	We have also sought and received confirmation from the management of the Company that no material facts have been omitted from the information supplied and opinions expressed to us.

Blue Ocean Resources Pte Ltd 17 January 2013

(e)
We have not prepared this Fairness Opinion to be used as an independent valuation or appraisal of the assets of the Group.  We have not solicited third party indications of interest in acquiring all or any part of the Group.  However, we believe that our extensive experience with respect to the Dipasena Group of Companies, CP Prima, and Indonesian debt recovery puts us in good stead to understand the risks and practical difficulties associated with a sale of the Group outside of a consensual process.

(f)	We have not prepared this Fairness Opinion to provide a view regarding the solvency of the Company should the restructuring terms be implemented.

(g)	We have not considered any tax implications or consequences in relation to the Scheme and the proposed restructuring.

(h)
Apart from the liquidation analysis, we have not evaluated alternative option structures, or strategic initiatives the Group may undertake (although we understand from our discussions with management of the Company, that the Group does not have alternative options, with the exception of a consensual restructuring of the BOR Notes).

(i)	We have prepared the Fairness Opinion considering current business, economic and other conditions as of the date of this report or as of the date of the information provided to us.

(j)	In relation to the liquidation/enforcement analysis, we have not been provided or performed any valuation on the Group or its underlying assets.

1.8	The Fairness Opinion should be read in light of the above qualifications and limitations.

Blue Ocean Resources Pte Ltd 17 January 2013

APPENDIX 2 — Discount rate / WACC calculation

I. Debt-Equity Weights
Item	Amount as at 30 Sep 2012	Weight	Forex as at 30 Sep 2012, Bloomberg	Amount as at 30 Sep 2012
	IDR billion	%		USD million
Total liabilities (interest bearing) (Wd)	4,381	99%	9,591	457
Total equity (We)1	46	1%	9,591	5
Total	4,427	100%		462
Source:  Management
Note:  (1) Equity excludes minority interest in net assets of subsidiaries approximately IDR9.5 billion

II. Cost of debt
Item	Cost	Remarks

After tax cost of debt (Cd)	8.0%	After corporate income tax of 25% (see cost of debt calculation).
Weight (Wd)	99.0%	Weighting (see debt-equity weights above).
Weighted cost of debt (Cd x Wd)	8.0%

III. Cost of equity
Item	Cost	Remarks

Risk free rate (Rf)	1.9%	10-year US treasury from www.treasury.gov
Country risk (CR)	3.6%	Damodaran Country Default Spreads and Risk Premiums updated January 2012.
Beta (B)	2.14	Calculated using MS Excel regression function (R-squared is 0.58) over the 44-month period (Nov 2006 to May 2010) that the CP Prima stock was traded over the Jakarta Stock Exchange.
Market equity risk premium (ERP)	6.0%	Damodaran Country Default Spreads and Risk Premiums updated January 2012
Small stock risk premium (SSRP)	12.1%	Ibbotson Valuation Yearbook 2010, 10th decile, estimated size premium return in excess of CAPM.
Cost of equity (CAPM) Rf + CR + B(ERP) + SSRP	30.4%
Weight (We)	1.0%	Weighting (see debt-equity weights above).
Weighted cost of equity (Ce x We)	0.3%

Estimated WACC (cost of debt + cost of equity)	8.3%

Blue Ocean Resources Pte Ltd 17 January 2013

Cost of debt calculation (based on CP Prima debt schedule 30 September 2012)
No	Lender	Amount outstanding			Interest rate	Interest rate after tax	Weight	Weighted after tax interest rate
		Currency	In original currency1	In IDR million	%	25% corporate income tax rate	%	%
1	a Exim	USD	4	38,562	6.85%	5.14%	0.9%	0.0%
		IDR	22,722	22,722	11.00%	8.25%	0.5%	0.0%
	b Exim	IDR	100,000	100,000	11.00%	8.25%	2.3%	0.2%
2	a BNI	USD	3	26,118	8.50%	6.38%	0.6%	0.0%
	b BNI	IDR	126,049	126,049	12.00%	9.00%	2.9%	0.3%
	c BNI	USD	20	191,760	8.50%	6.38%	4.4%	0.3%
3	a DBS	USD	15	143,532	7.39%	5.54%	3.3%	0.2%
		IDR	23,953	23,953	13.75%	10.31%	0.5%	0.1%
4	a CIMB	USD	14	135,682	8.50%	6.38%	3.1%	0.2%
		IDR	84,250	84,250	12.50%	9.38%	1.9%	0.2%
	b CIMB	USD	12	119,620	8.50%	6.38%	2.7%	0.2%
		IDR	68,988	68,988	12.50%	9.38%	1.6%	0.1%
5	a BCI	USD	6	61,603	8.40%	6.30%	1.4%	0.1%
6	a BRI	IDR	121,630	121,630	14.00%	10.50%	2.8%	0.3%
7	a BOR notes	USD	325	3,116,100	11.00%	8.25%	71.1%	5.9%
	TOTAL			4,380,569			100%	8.0%
Source:  Management
Note:  (1) IDR9,591:USD1 per Bloomberg, 28 September 2012

Blue Ocean Resources Pte Ltd 17 January 2013

APPENDIX 3 — Enforcement analysis

BOR
In IDR millions	Note	Book values after set-off of intercompany receivables/payables	Liquidation Estimated Realisable Value (ERV)
			Low %	High %	Low	High
Assets subject to fixed charge
PPE	(1)	701	40%	60%	281	421
Less: amount owed to BOR Noteholders	(2)	(3,116,100)			(3,116,100)	(3,116,100)
Surplus / (deficit)		(3,115,399)			(3,115,819)	(3,115,679)

Assets subject to floating charge
Cash and cash equivalents	(3)	22,063	0%	0%	-	-
Accounts receivable - third parties	(4)	37,262	50%	70%	18,631	26,084
Advances and prepaid expenses	(5)	548	0%	10%	-	55
Due from related parties
- Central Proteinaprima, PT	(6)	2,257,479			366,815	501,529
- Centralpertiwi Bahari, PT		781,416			409,270	565,961
- Centralwindu Sejati, PT		234			234	234
Others	(7)	91	0%	0%	-	-
Sub-total		3,099,094			794,951	1,093,863
Less: amount owed to BOR Noteholders		(3,115,399)			(3,115,819)	(3,115,679)
Surplus / (deficit)		(16,304)			(2,320,869)	(2,021,816)

Priority creditors
Receiver’s fees	(8)	(19,182)			(19,182)	(19,182)
Legal fees	(9)	(19,182)			(19,182)	(19,182)
Employee claims, vacation leave / superannuation / provident fund payments	(10)	-	100%	300%	-	-
Taxes payable	(11)	(0)			(0)	(0)
Sub-total		(38,364)			(38,364)	(38,364)
Surplus / (deficit) available for ordinary unsecured creditors*		(54,669)			(2,359,233)	(2,060,180)

Ordinary unsecured creditors
*Shortfall to secured creditors (from above)	(12)	(54,669)			(2,359,233)	(2,060,180)
Third party creditors	(13)	(1,029,151)			(1,029,151)	(1,029,151)
Ordinary unsecured creditors		(1,083,820)			(3,388,384)	(3,089,332)
Dividend to unsecured creditors (cents in the dollar)					0%	0%

Dividend / (deficit) available to equity holders					(3,388,384)	(3,089,332)
Notes:
(1)  This amount comprises of motor vehicles (78%) and other items (22%) such as office equipment, furniture and fittings, computers, and renovations.  We have not been provided nor undertaken a valuation of these assets.  We assume recovery rates of 40% to 60% which takes into consideration the forced sale values that may be realised in a liquidation.

(2)  Book value of BOR Notes and excludes any default interest which may be claimed in a liquidation.

(3)  The estimated recovery for this asset is nil as there is a possibility that cash balances will diminish by the time winding up proceedings have commenced.

(4)  This represents trade-related amounts owed to the Group by various third parties.  We have not been provided with an aging of the receivables per entity.  As such, we have have assumed a recovery rate of 50% to 70% across all entities.

(5)  These consist of prepaid expenses for insurance, road tax, account fee and security deposit.  We have not been provided with a breakdown per entity.  We have assumed a recovery rate of nil to 10% as we anticipate differences in the recoveries of the amounts and likely damage claims raised by the suppliers.

(6)  These amounts are advances for future purchase and non-trade claims.  The estimated recoveries are based on the recoveries calculated in the relevant liquidation.

(7)  Mostly consists of a restricted deposit in Sumitomo Mitsui Banking Corp (SMBC) representing a restricted deposit in relation with the BOR Notes issuance.  For the purpose of our analysis, this is treated as cash and thus is assumed to have a recovery rate of nil.  See note on ‘cash and cash equivalents’.  Regardless, the BOR Noteholders are likely to use such funds to fund enforcement action.

(8)  This comprises of fees to be paid to the receiver of BOR assumed at USD2 million (translated at IDR9,591:USD1 per Bloomberg as at 28 September 2012).

(9)  This comprises of lawyers’ fees in connection with the winding up of the Group and is assumed at USD2 million (translated at IDR9,591:USD1 per Bloomberg as at 28 September 2012).

Blue Ocean Resources Pte Ltd 17 January 2013

(10)  We understand that BOR, as at 30 September 2012, employs 5 staff including 1 director.  Notwithstanding, there were no amounts recorded under ‘estimated liability for employee benefit’ as at 30 September 2012

(11)  The amounts payable are based on the recorded book values as at 30 September 2012.

(12)  This comprises of any unpaid balances to secured creditors after the realisation of the relevant secured assets.

(13)  This comprises of the unsecured liabilities to third parties at their recorded book values as at 30 September 2012.

Blue Ocean Resources Pte Ltd 17 January 2013

CP Prima
In IDR millions	Note	Book values after set-off of intercompany receivables/payables	Liquidation Estimated Realisable Value (ERV)
			Low %	High %	Low	High
Assets subject to security
- Indonesia Eximbank (“Eximbank”) - CP Prima as borrower, CP Prima as owner of security
Cash and cash equivalents	(1)	9,193	0%	0%	-	-
Inventories	(2)	76,605	20%	40%	15,321	30,642
PPE	(3)	113,626	40%	60%	45,450	68,176
Loan from Eximbank	(4)	(161,284)			(161,284)	(161,284)
Surplus/(deficit to CP Prima)					(100,512)	(62,466)

- PT Bank CIMB Niaga Tbk (“CIMB”) - USD L/C - CP Prima as borrower, CP Prima and CPB as owners of security
Inventories	(2)	191,820	20%	40%	38,364	76,728
Loan from CIMB	(4)	(135,682)			(135,682)	(135,682)
Surplus/(deficit to CPB as owner of additional security)					(97,318)	(58,954)

- PT Bank CIMB Niaga Tbk (“CIMB”) - IDR L/C - CPB as borrower, CP Prima and CPB as owners of security
PPE	(3)	106,250	40%	60%	42,500	63,750
Loan from CIMB	(4)				-	-
Surplus/(deficit to CPB as borrower)					42,500	63,750
Loan from CIMB - CP Prima as borrower, owner of security (PPE)		(84,250)			(84,250)	(84,250)
Surplus/(deficit to CP Prima as borrower)					(41,750)	(20,500)

- PT Bank Permata Tbk (“Permata”) - CP Prima as borrower and owner of security
Cash and cash equivalents	(1)	-	0%	0%	-	-
Inventories	(2)	-	20%	40%	-	-
Loan from Permata	(4)	-			-	-
Surplus/(deficit to CP Prima)	-	-

- PT Bank DBS Indonesia (“DBS”) - USD L/C - CP Prima, CPB, CPgP as borrowers, CP Prima as owner of security
Cash and cash equivalents	(1)	21,530	0%	0%	-	-
Inventories	(2)	143,532	20%	40%	28,706	57,413
PPE	(3)	173,205	40%	60%	69,282	103,923
Loan from DBS	(4)	(143,532)			(143,532)	(143,532)
Surplus/(deficit to be allocated based on loan amounts as per below)					(45,544)	17,804
Deficit allocated to CPB	(5)	(56,474)		39%	(17,920)	-
Deficit allocated to CP Prima		(6,104)		4%	(1,937)	-
Deficit allocated to CPgP		(80,954)		56%	(25,687)	-

- PT Bank DBS Indonesia (“DBS”) - IDR L/C - CP Prima, CPB, CPgP as borrowers, CP Prima as owner of security
Cash and cash equivalents	(1)	3,593	0%	0%	-	-
Inventories	(2)	23,953	20%	40%	4,791	9,581
Loan from DBS	(4)	(23,953)			(23,953)	(23,953)
Surplus/(deficit to be allocated based on loan amounts as per below)					(19,163)	(14,372)
Deficit allocated to CPB	(5)	(2,938)		12%	(2,351)	(1,763)
Deficit allocated to CP Prima		(14,875)		62%	(11,900)	(8,925)
Deficit allocated to CPgP		(6,139)		26%	(4,912)	(3,684)

Sub-total surplus/(deficit)*					(156,100)	(74,088)

Assets not subject to security
Cash and cash equivalents	(1)	51,134	0%	0%	-	-
Inventories	(2)	90,097	20%	40%	18,019	36,039
PPE	(3)	1,106,025	40%	60%	442,410	663,615
Due from related parties
- Suryawindu Pertiwi, PT	(6)	1,613	0%	50%	-	807
- Surya Hidup Satwa, pt		44	0%	50%	-	22
- Central Bali Bahari, PT		2,135			-	-
- PT. Surya Hidup Satwa International		20	0%	50%	-	10
Accounts receivable - third parties	(7)	602,789	50%	70%	301,394	421,952
Accounts receivable - others	(8)	330,144	0%	0%	-	-
Advances and prepaid expenses	(9)	92,287	0%	10%	-	9,229
Deferred tax assets	(10)	452,049	0%	0%	-	-
Investment in shares of stock	(11)	760,479			24,359	45,226
Goodwill	(12)	583	0%	0%	-	-
Estimated claims for tax refund	(13)	25,385	0%	20%	-	5,077
Sub-total surplus/(deficit)		3,514,784			786,183	1,181,977

Total surplus/(deficit) available for priority creditors		3,514,784			786,183	1,181,977

Blue Ocean Resources Pte Ltd 17 January 2013

Priority creditors
Liquidator’s fees	(14)				(19,182)	(19,182)
Legal fees	(15)				(9,591)	(9,591)
Employee claims, vacation leave / superannuation / provident fund payments	(16)	(99,286)	100%	300%	(99,286)	(297,858)
Taxes payable	(17)	(14,738)			(14,738)	(14,738)
Sub-total					(142,797)	(341,370)
Surplus / (deficit) available for ordinary unsecured creditors					643,386	840,607

Ordinary unsecured creditors
*Deficit to secured creditors (from above)	(18)	(156,100)			(156,100)	(74,088)
- Deficit BNI loan (unrecovered from CPB)	(19)				(52,049)	(15,049)
- Deficit BCI (unrecovered from CPgP)					(31,603)	(16,603)
- Deficit CIMB - USD L/C (unrecovered from CPB)					(90,398)	(48,574)

Related party creditors
- Central Panganpertiwi, PT	(20)	(150,022)			(150,022)	(150,022)
- Marindolab Pratama, PT		(3,063)			(3,063)	(3,063)
- Blue Ocean Resources , Ltd		(2,257,479)			(2,257,479)	(2,257,479)
- Centralpertiwi Bahari, PT		(110,287)			(110,287)	(110,287)
- Centralwindu Sejati, PT		(146,354)			(146,354)	(146,354)

Sub-total related party creditors		(2,667,205)			(2,667,205)	(2,667,205)
Third party creditors (21)	(21)	(962,213)			(962,213)	(962,213)
Ordinary unsecured creditors		(3,785,518)			(3,959,568)	(3,783,732)
Dividend to unsecured creditors (cents in the dollar)					16.2%	22.2%

Dividend / (deficit) available to equity holders					(3,316,182)	(2,943,125)
Notes:
(1)  The estimated recovery for this asset is nil as there is a possibility that cash balances will diminish by the time winding up proceedings have commenced.  The amount under ‘assets under security is based on the collateral value provided in the short term bank loan and security schedule provided by CP Prima.  The amount under ‘assets not subject to security is the difference between the book value of the asset per the accounts and the amounts under ‘assets under security.

(2)  This is comprised mostly of ‘integrated shrimp farming’ inventories which consist of the shrimp products produced in CPB and CPP and all inventories related to integrated shrimp farming (spare parts, supplies, WIP in company ponds etc) and feed.  We have not been provided with a breakdown per company.  Due to the perishable nature and the potential difficulties of realising these in a liquidation, we have assumed recovery rates of 20% to 40%.  The amount under ‘assets under security is based on the collateral value provided in the short term bank loan and security schedule provided by CP Prima.  The amount under ‘assets not subject to security is the difference between the book value of the asset per the accounts and the amounts under ‘assets under security.

(3)  This amount comprises of land, buildings, improvements, and machinery & equipment.  We have not been provided with nor undertaken a valuation of these assets.  We have not been provided with a detailed breakdown per entity.  For the purposes of our analysis, we have included amounts recorded under ‘assets not used in operation’ and have assumed recovery rates of 40% to 60% which takes into consideration forced sale values that may be realised in a liquidation.  The amount under ‘assets under security is based on the collateral value provided in the short term bank loan and security schedule provided by CP Prima.  The amount under ‘assets not subject to security is the difference between the book value of the asset per the accounts and the amounts under ‘assets under security.

(4)  This comprises of amounts owed to various Indonesian banks secured by certain collateral (e.g. cash / inventories / PPE).  Whilst we were provided with a summary of the collateral securing these loans, we were not provided with copies of loan documents, details of the security, priority of liens and cross collateralisation, and how loan enforcement should occur.  In cases where there are loans in certain entities secured by assets owned by multiple other entities, for the purposes of this analysis, we have assumed that these secured loans are held by the entity which owns the security with the highest collateral value, and any deficit/shorffall after the realisation of the assets securing these loans are then borne by the entity which owns the security with the next highest collateral value as applicable, and lastly added onto the original entity holding the loan.

(5)  The loan from DBS is held by CP Prima, CPB and CPgP.  Any deficit with respect to this loan is allocated (i.e. prorated) between CP Prima, CPB and CPgP based on the outstanding amounts per the 30 September 2012 accounts as unsecured loans.

(6)  These are various trade and non-trade intercompany claims.  We have not been provided with details with respect to the nature of the transactions these receivables arose from.  The estimated recoveries are based on the recoveries calculated in the relevant liquidation with respect to certain related party receivables.  With respect to the related parties not part of this analysis, we have not been provided with the accounts or commentary, we assumed estimated recovery rates of 0% to 50%.  Where there are discrepancies between the amount payable and the amount receivable, we have used the higher amount between the two as recorded in the accounts.  In cases where there are payables with no corresponding receivables, we have added the receivables in the relevant related entity.

Blue Ocean Resources Pte Ltd 17 January 2013

(7)  This represents trade-related amounts owed to the Group by various third parties. We have not been provided with an aging of the receivables per entity. As such, we have have assumed a recovery rate of 50% to 70% across all entities.

(8)  This comprises mostly of loans given by CP Prima to the Dipasena group for their operational activities.  We note that the Dipasena acquisition occurred between 2007 and 2008 (4 to 5 years ago) and we have not been provided with an aging schedule.  We assume a recovery rate of nil.

(9)  This comprises of advances to buy raw material.  We have not been provided with a breakdown per entity.  We have assumed a recovery rate of nil to 10% as we anticipate differences in the recoveries of the amounts and likely damage claims raised by the suppliers.

(10)  This is recognised for temporary differences between the financial and the tax bases of assets and liabilities at each reporting date.  Given that the Group will be wound up, we do not expect future income sufficient to realise any future tax benefit.  We assume a recovery rate of nil.

(11)  This comprises of dividends received from the liquidation of CWS.  Note that this line item comprises mostly of the companys investment in the stock of its subsidiaries for consolidation (95%) and others.

(12)  Goodwill is the excess between the purchase price over the underlying net book value of an acquired subsidiary.  Given that the Group will be wound up, we expect no future benefit with respect to Goodwill and thus assume a recovery rate of nil.

(13)  This comprises mostly of an overpayment of income tax and value added tax (“VAT”).  We assume recovery rates of 0% to 20%.

(14)  This comprises of fees to be paid to the liquidators of CP Prima assumed at USD2 million (translated at IDR9,591:USD1 per Bloomberg as at 28 September 2012).

(15)  This comprises of lawyers’ fees in connection with the sale of its assets and general liquidation advice, and is assumed at USD1 million (translated at IDR9,591:USD1 per Bloomberg as at 28 September 2012).

(16)  This amount is based on the recorded values of ‘estimated liability for employee benefit’ as at 30 September 2012 (low recovery scenario) and are multiplied 3 times (i.e. adding an additional 2 months) which we estimate to cover claims in relation to retrenchment, vacation leave and provident fund payment if any (high recovery scenario).

(17)  This comprises mostly of value added tax and income tax.  The amounts payable are based on the recorded book values as at 30 September 2012.

(18)  This comprises of any unpaid balances to secured creditors after the realisation of the relevant secured assets.

(19)  This comprises the loan balances owed to BNI, BCI, CIMB which were not fully repaid through the realisation of the assets of CPB and CPgP which secure such loans.

(20)  This comprises of amounts due to related parties after the set-off adjustments.  Where there are discrepancies between the amount payable and the amount receivable, we have used the higher amount between the two as recorded in the accounts.  In cases where there are payables with no corresponding receivables, we have added the receivables in the relevant related entity.

(21)  This comprises of the unsecured liabilities to third parties at their recorded book values as at 30 September 2012.

Blue Ocean Resources Pte Ltd 17 January 2013

CPB
In IDR millions	Note	Book values after set-off of intercompany receivables/payables	Liquidation Estimated Realisable Value (ERV)
			Low %	High %	Low	High
Assets subject to security
- PT Bank Negara Indonesia (Persero) Tbk (“BNI”) - CPB as borrower, CPB as owner of security
PPE	(1)	208,500	40%	60%	83,400	125,100
Inventories	(2)	32,648	20%	40%	6,530	13,059
Loan from BNI	(3)	(217,878)			(217,878)	(217,878)
Surplus/(deficit to CPB)					(127,949)	(79,719)

- PT Bank Negara Indonesia (Persero) Tbk (“BNI”) - CP Prima as borrower, CPB as owner of security
PPE	(1)	185,000	40%	60%	74,000	111,000
Loan from BNI	(3)	(126,049)			(126,049)	(126,049)
Surplus/(deficit to CP Prima as borrower)					(52,049)	(15,049)

- PT Bank CIMB Niaga Tbk (“CIMB”) - USD L/C - CP Prima as borrower, CP Prima and CPB as owners of security
PPE	(1)	17,300	40%	60%	6,920	10,380
Loan from CIMB	(3)				(97,318)	(58,954)
Surplus/(deficit to CP Prima as borrower)					(90,398)	(48,574)

- PT Bank CIMB Niaga Tbk (“CIMB”) - IDR/LC - CPB as borrower, CPB and CP Prima as owners of security
PPE	(1)	166,000	40%	60%	66,400	99,600
Inventories	(2)	80,000	20%	40%	16,000	32,000
Loan from CIMB	(3)	(68,988)			(68,988)	(68,988)
Surplus/(deficit to CP Prima as owner of additional security)					13,412	62,612

Sub-total surplus / (deficit)*		965,980			(114,537)	(17,107)

Assets not subject to security
PPE	(1)	480,754	40%	60%	192,302	288,452
Inventories	(2)	392,774	20%	40%	78,555	157,110
Cash and cash equivalents	(4)	50,122	0%	0%	-	-
Due from related parties
- Suryawindu Pertiwi, PT	(5)	429	0%	50%	-	214
- Surya Hidup Satwa, PT		42,400	0%	50%	-	21,200
- Central Bali Bahari, PT		8,756			-	-
- Central Panganpertiwi, PT		9,670			2,424	3,570
- Primafood Internasional, PT		1,731	0%	50%	-	865
- Central Proteinaprima, PT		110,287			17,920	24,502
Accounts receivable - third parties	(6)	1,035,125	50%	70%	517,563	724,588
Accounts receivable - others	(7)	26,978	0%	0%	-	-
Breeding flocks - net	(8)	345	20%	40%	69	138
Advances and prepaid expenses	(9)	25,821	0%	10%	-	2,582
Deferred tax assets	(10)	41,099	0%	0%	-	-
Investment in shares of stock	(11)	893	0%	0%	-	-
Estimated claims for tax refund	(12)	22,632	0%	20%	-	4,526
Sub-total		2,249,817			808,832	1,227,748

Total surplus / (deficit) available for priority creditors		3,215,797			808,832	1,227,748
Priority creditors
Liquidator’s fees	(13)				(9,591)	(9,591)
Legal fees	(14)				(4,796)	(4,796)
Employee claims, vacation leave / superannuation / provident fund payments	(15)	(123,053)	100%	300%	(123,053)	(369,159)
Taxes payable	(16)	(696)			(696)	(696)
Sub-total					(138,135)	(384,241)
Surplus / (deficit) available for ordinary unsecured creditors					670,697	843,507
Ordinary unsecured creditors
*Deficit to secured creditors (from above)	(17)	(114,537)			(114,537)	(17,107)
- PT Bank CIMB Niaga Tbk (unsecured portion)	(18)	(119,620)			(119,620)	(119,620)
- Deficit CIMB loan - IDR L/C (unrecovered from CPB)					-	-
- Deficit DBS loan - USD L/C (unrecovered from CP Prima)					(17,920)	-
- Deficit DBS loan - IDR L/C (unrecovered from CP Prima)					(2,351)	(1,763)
Related party creditors
- Marindolab Pratama, PT	(19)	(1,115)			(1,115)	(1,115)
- Blue Ocean Resources , Ltd		(781,416)			(781,416)	(781,416)
- Centralwindu Sejati, PT		(7,475)			(7,475)	(7,475)
Third party creditors	(20)	(236,764)			(236,124)	(236,124)
Ordinary unsecured creditors		(1,260,927)			(1,280,557)	(1,164,621)
Dividend to unsecured creditors (cents in the dollar)					52.4%	72.4%
Dividend / (deficit) available to equity holders					(609,860)	(321,114

Blue Ocean Resources Pte Ltd 17 January 2013

Notes:
(1)  This amount comprises of land, buildings, improvements, and machinery & equipment.  We have not been provided nor undertaken a valuation of these assets.  We have not been provided with a detailed breakdown per entity.  For the purposes of our analysis, we have included amounts recorded under ‘assets not used in operation’ and have assumed recovery rates of 40% to 60% which takes into consideration forced sale values that may be realised in a liquidation.  The amount under ‘assets under security is based on the collateral value provided in the short term bank loan and security schedule provided by CP Prima.  The amount under ‘assets not subject to security is the difference between the book value of the asset per the accounts and the amount under ‘assets under security.

(2)  This is comprised mostly of ‘integrated shrimp farming’ inventories which consist of the shrimp products produced in CPB and CPP and all inventories related to integrated shrimp farming (spare parts, supplies, WIP in company ponds etc) and feed.  We have not been provided with a breakdown per company.  Due to the perishable nature and the potential difficulties of realising these in a liquidation, we have assumed recovery rates of 20% to 40%.  The amount under ‘assets under security is based on the collateral value provided in the short term bank loan and security schedule provided by CP Prima.  The amount under ‘assets not subject to security is the difference between the book value of the asset per the accounts and the amount under ‘assets under security.

(3)  This comprises of amounts owed to various Indonesian banks secured by certain collateral (e.g. cash / inventories / PPE).  Whilst we were provided with a summary of the collateral securing these loans, we were not provided with copies of loan documents, details of the security, priority of liens and cross collateralisation, and how loan enforcement should occur, in cases where there are loans in certain entities secured by assets owned by multiple other entities, for the purposes of this analysis, we have assumed that these secured loans are held by the entity which owns the security with the highest collateral value, and any deficit/shortfall after the realisation of the assets securing these loans are then added onto the entity which owns the security with the next highest collateral value as applicable, and lastly added onto the original entity holding the loan.

(4)  The estimated recovery for this asset is nil as there is a possibility that cash balances will diminish by the time winding up proceedings have commenced.

(5)  These are various trade and non-trade intercompany claims.  We have not been provided with details with respect to the nature of the transactions these receivables arose from.  The estimated recoveries are based on the recoveries calculated in the relevant liquidation with respect to certain related party receivables.  With respect to the related parties not part of this analysis, we have not been provided with the accounts or commentary, we assumed estimated recovery rates of 0% to 50%.  Where there are discrepancies between the amount payable and the amount receivable, we have used the higher amount between the two as recorded in the accounts.  In cases where there are payables with no corresponding receivables, we have added the receivables in the relevant related entity.

(6)  This represents trade-related amounts owed to the Group by various third parties.  We have not been provided with an aging of the receivables per entity.  As such, we have have assumed a recovery rate of 50% to 70% across all entities.

(7)  We have not been provided detailed information and an aging schedule with respect to this line item.  We assume a recovery rate of nil.

(8)  This comprises of broodstock that are used to produce shrimp flies and are considered by CP Prima a part of their inventories.  As such, we assume recovery rates equal to those of inventories’ at 20% to 40% .

(9)  These mostly consist of advances to buy raw material.  We have not been provided with a breakdown per entity.  We have assumed a recovery rate of nil to 10% as we anticipate differences in the recoveries of the amounts and likely damage claims raised by the suppliers.

(10)  This is recognised for temporary differences between the financial and the tax bases of assets and liabilities at each reporting date.  Given that the Group will be wound up, we do not expect future income sufficient to realise any future tax benefit.  We assume a recovery rate of nil.

(11)  This comprises of the company’s investment in the stock of its subsidiaries for consolidation.  To avoid double counting, given that recoveries from related parties would be captured by the relevant related party creditors in our calculation, we have assumed a recovery rate of nil.

(12)  This comprises mostly of an overpayment of income tax and value added tax (“VAT”).  We assume recovery rates of 0% to 20%.

(13)  This comprises of fees to be paid to the liquidators of CPB assumed at USD1 million (translated at IDR9,591:USD1 per Bloomberg as at 28 September 2012).

(14)  This comprises of lawyers’ fees in connection with the winding up of the Group and is assumed at USD0.5 million (translated at IDR9,591:USD1 per Bloomberg as at 28 September 2012).

(15)  This amount is based on the recorded values of ‘estimated liability for employee benefit’ as at 30 September 2012 (low recovery scenario) and are multiplied 3 times (i.e. adding an additional 2 months) which we estimate to cover claims in relation to retrenchment, vacation leave and provident fund payment if any (high recovery scenario).

(16)  This comprises mostly of value added tax and income tax.  The amounts payable are based on the recorded book values as at 30 September 2012

(17)  This comprises of any unpaid balances to secured creditors after the realisation of the relevant secured assets.

(18)  This comprises the loan balances owed to CIMB and DBS which were not fully repaid through the realisation of the assets of CPB and CP Prima which secure such loans, and the unsecured portion of CPB’s loan owed to CIMB.

Blue Ocean Resources Pte Ltd 17 January 2013

(19)  This comprises of amounts due to related parties after the set-off adjustments.  Where there are discrepancies between the amount payable and the amount receivable, we have used the amount receivable as recorded in the accounts.  In cases where there are payables with no corresponding receivables, we have added the receivables in the relevant related entity.

(20)  This comprises of the unsecured liabilities to third parties at their recorded book values as at 30 September 2012

Blue Ocean Resources Pte Ltd 17 January 2013

CWS

In IDR millions	Note	Book values after set-off of intercompany receivables/payables	Liquidation Estimated Realisable Value (ERV)
			Low %	High %	Low	High
Assets not subject to security
Cash and cash equivalents	(1)	2,740	0%	0%	-	-
Due from related parties - trade
- Central Proteinaprima, PT	(2)	146,354			23,781	32,515
- Centralpertiwi Bahari, PT		7,475			3,964	5,482
- Charoen Pokphand Indonesia, PT		-	0%	50%	-	-
Accounts receivable - third parties	(3)	9,011	50%	70%	4,505	6,307
Accounts receivable - others	(4)	849	0%	0%	-	-
Inventories	(5)	1,078	20%	40%	216	431
Advances and prepaid expenses	(6)	53	0%	10%	-	5
Deferred tax assets	(7)	4,646	0%	0%	-	-
Investment in shares of stock	(8)	10	0%	0%	-	-
PPE	(9)	32,971	40%	60%	13,188	19,782
Estimated claims for tax refund	(10)	25,714	0%	20%	-	5,143
Others	(11)	348	0%	0%	-	-
Sub-total		231,249			45,654	69,666

Priority creditors
Liquidator’s fees	(12)				(9,591)	(9,591)
Legal fees	(13)				(4,796)	(4,796)
Employee claims, vacation leave / superannuation / provident fund payments	(14)	(1,572)	100%	300%	(1,572)	(4,717)
Taxes payable	(15)	(115)			(115)	(115)
Sub-total					(16,073)	(19,218)
Surplus / (deficit) available for ordinary unsecured creditors					29,581	50,448

Ordinary unsecured creditors
Related party creditors
- Blue Ocean Resources , Ltd	(6)	(234)			(234)	(234)
- Other related party creditors		(5)			(5)	(5)
Third party creditors	(17)	(4,982)			(4,982)	(4,982)
Ordinary unsecured creditors		(5,222)			(5,222)	(5,222)
Dividend to unsecured creditors (cents in the dollar)					100%	100%
Dividend / (deficit) available to equity holders - CP Prima owns 99.99% of CWS					24,359	45,226
Notes:
(1)  The estimated recovery for this asset is nil as there is a possibility that cash balances will diminish by the time winding up proceedings have commenced.

(2)  The estimated recoveries are based on the recoveries calculated in the relevant liquidation.  With respect to the related parties not part of this analysis, we have not been provided with the accounts or commentary, we assumed estimated recovery rates of 0% to 50%.

(3)  This represents trade-related amounts owed to the Group by various third parties.  We have not been provided with an aging of the receivables per entity.  As such, we have have assumed a recovery rate of 50% to 70% across all entities.

(4)  We have not been provided with detailed information and an aging schedule with respect to this line item.  We assume a recovery rate of nil.

(5)  This is comprised mostly of ‘integrated shrimp farming’ inventories which consist of the shrimp products produced in CPB and CPP and all inventories related to integrated shrimp farming (spare parts, supplies, WIP in company ponds etc) and feeds.  We have not been provided with a breakdown per company.  Due to the perishable nature and the potential difficulties of realising these in a liquidation, we have assumed recovery rates of 20% to 40%.

(6)  These mostly consists of advances to buy raw material.  We have not been provided with a breakdown per entity.  We have assumed a recovery rate of nil to 10% as we anticipate differences in the recoveries of the amounts and likely damage claims raised by the suppliers.

(7)  This is recognised for temporary differences between the financial and the tax bases of assets and liabilities at each reporting date.  Given that the Group will be wound up, we do not expect future income sufficient to realise any future tax benefit.  We assume a recovery rate of nil.

(8)  This comprises of the company’s investment in the stock of its subsidiaries for consolidation.  To avoid double counting, given that recoveries from related parties would be captured by the relevant related party creditors in our calculation, we have assumed a recovery rate of nil.

(9)  This amount comprises of land, buildings, improvements, and machinery & equipment.  We have not been provided nor undertaken a valuation of these assets.  We have not been provided with a detailed breakdown per entity.  For the purposes of our analysis, we have included amounts recorded under ‘assets not used in operation’ and have assumed recovery rates of 40% to 60% which takes into consideration forced sale values that may be realised in a liquidation.

Blue Ocean Resources Pte Ltd 17 January 2013

(10)  This comprises mostly of an overpayment of income tax and value added tax (“VAT”).  We assume recovery rates of 0% to 20%.

(11)  Mostly consists of a restricted deposit in Sumitomo Mitsui Banking Corp (SMBC) representing a restricted deposit in relation with the BOR Notes issuance.  For the purpose of our analysis, this is treated as cash and thus is assumed to have a recovery rate of nil.  See note on ‘cash and cash equivalents’.

(12)  This comprises of fees to be paid to the liquidators of CWS assumed at USD1 million (translated at IDR9,591:USD1 per Bloomberg as at 28 September 2012).

(13)  This comprises of lawyers’ fees in connection with the winding up of the Group and is assumed at USD0.5 million (translated at IDR9,591:USD1 per Bloomberg as at 28 September 2012).

(14)  This amount is based on the recorded values of ‘estimated liability for employee benefit’ as at 31 December 2011 (low recovery scenario) and are multiplied 3 times (i.e. adding an additional 2 months) which we estimate to cover claims in relation to retrenchment, vacation leave and provident fund payment if any (high recovery scenario).

(15)  This comprises mostly of value added tax and income tax. The amounts payable are based on the recorded book values as at 30 September 2012

(16)  This comprises of amounts due to related parties after the set-off adjustments.  Where there are discrepancies between the amount payable and the amount receivable, we have used the higher amount between the two as recorded in the accounts.  In cases where there are payables with no corresponding receivables, we have added the receivables in the relevant related entity.

(17)  This comprises of the unsecured liabilities to third parties at their recorded book values as at 30 September 2012

Blue Ocean Resources Pte Ltd 17 January 2013

CPgP
In IDR millions	Note	Book values after set-off of intercompany receivables/payables	Liquidation Estimated Realisable Value (ERV)
			Low %	High %	Low	High
Assets subject to security
- PT Bank Capital Indonesia Tbk (“BCI”) - CP Prima as borrower, CPgP as owner of security
PPE	(1)	75,000	40%	60%	30,000	45,000
Loan from BCI	(2)	(61,603)			(61,603)	(61,603)
Surplus/(deficit to CP Prima)					(31,603)	(16,603)

Assets not subject to security
PPE	(1)	26,206	40%	60%	10,482	15,723
Cash and cash equivalents	(3)	6,308	0%	0%	-	-
Due from related parties
- Central Proteinaprima, PT	(4)	150,022			24,377	33,329
- Marindolab Pratama, PT		36	0%	50%	-	18
Accounts receivable - third parties	(5)	19,958	50%	70%	9,979	13,970
Accounts receivable - others	(6)	68	0%	0%	-	-
Inventories	(7)	161,399	20%	40%	32,280	64,560
Advances and prepaid expenses	(8)	6,895	0%	10%	-	690
Estimated claims for tax refund	(9)	1,675	0%	20%	-	335
Others	(10)	1,124	0%	0%	-	-
Sub-total		373,691			77,118	128,625

Total surplus / (deficit) available for priority creditors		448,691			77,118	128,625

Priority creditors
Liquidator’s fees	(11)				(9,591)	(9,591)
Legal fees	(12)				(4,796)	(4,796)
Employee claims, vacation leave / superannuation / provident fund payments	(13)	(21,354)	100%	300%	(21,354)	(64,063)
Taxes payable	(14)	(1,756)			(1,756)	(1,756)
Sub-total					(37,496)	(80,205)
Surplus / (deficit) available for ordinary unsecured creditors					39,621	48,420

Ordinary unsecured creditors
- Deficit DBS - USD L/C - (unrecovered from CP Prima)	(15)				(25,687)	-
- Deficit DBS - IDR L/C - (unrecovered from CP Prima)					(4,912)	(3,684)
Related party creditors
- Centralpertiwi Bahari, PT	(16)	(9,670)			(9,670)	(9,670)
- Other related party creditors		(38,580)			(38,580)	(38,580)
Third party creditors	(17)	(79,223)			(79,223)	(79,223)
Ordinary unsecured creditors		(127,472)			(158,071)	(131,156)
Dividend to unsecured creditors (cents in the dollar)					25%	37%

Dividend / (deficit) available to equity holders					(118,450)	(82,736)
Notes:

(1)  This amount comprises of land, buildings, improvements, and machinery & equipment.  We have not been provided nor undertaken a valuation of these assets.  We have not been provided with a detailed breakdown per entity.  For the purposes of our analysis, we have included amounts recorded under ‘assets not used in operation’ and have assumed recovery rates of 40% to 60% which takes into consideration forced sale values that may be realised in a liquidation.  The amount under ‘assets under security is based on the collateral value provided in the short term bank loan and security schedule provided by CP Prima.  The amount under ‘assets not subject to security is the difference between the book value of the asset per the accounts and the amount under ‘assets under security.

(2)  This comprises of amounts owed to BC! secured by certain collateral (e.g. PPE).  Whilst we were provided with a summary of the collateral securing these loans, we were not provided with copies of loan documents, details of the security, priority of liens and cross collateralisation, and how loan enforcement should occur, in cases where there are loans in certain entities secured by assets owned by multiple other entities, for the purposes of this analysis, we have assumed that these secured loans are held by the entity which owns the security with the highest collateral value, and any deficit/shortfall after the realisation of the assets securing these loans are then added onto the entity which owns the security with the next highest collateral value as applicable, and lastly added onto the original entity holding the loan.

(3)  This comprises cash and cash equivalents and a restricted deposit.  The estimated recovery for this asset is nil as there is a possibility that cash balances will diminish by the time winding up proceedings have commenced.

(4)  The estimated recoveries are based on the recoveries calculated in the relevant liquidation.  With respect to the related parties not part of this analysis, we have not been provided with the accounts or commentary, we assumed estimated recovery rates of 0% to 50%.  Where there are discrepancies between the amount payable and the amount receivable, we have used the higher amount between the two as recorded in the accounts.  In cases where there are payables with no corresponding receivables, we have added the receivables in the relevant related entity.

(5)  This represents trade-related amounts owed to the Group by various third parties.  We have not been provided with an aging of the receivables per entity.  As such, we have have assumed a recovery rate of 50% to 70% across all entities.

Blue Ocean Resources Pte Ltd 17 January 2013

(6)  We have not been provided detailed information and an aging schedule with respect to this line item.  We assume a recovery rate of nil.

(7)  This is comprised mostly of ‘integrated shrimp farming’ inventories which consist of the shrimp products produced in CPB and CPP and all inventories related to integrated shrimp farming (spare parts, supplies, WIP in company ponds etc) and feeds.  We have not been provided with a breakdown per company.  Due to the perishable nature and the potential difficulties of realising these in a liquidation, we have assumed recovery rates of 20% to 40%.

(8)  These mostly consist of advances to buy raw material.  We have not been provided with a breakdown per entity.  We have assumed a recovery rate of nil to 10% as we anticipate differences in the recoveries of the amounts and likely damage claims raised by the suppliers.

(9)  This comprises mostly of an overpayment of income tax and value added tax (“VAT”).  We assume recovery rates of 0% to 20%.

(10)  Mostly consists of a restricted deposit in Sumitomo Mitsui Banking Corp (SMBC) representing a restricted deposit in relation with the BOR Notes issuance.  For the purpose of our analysis, this is treated as cash and thus is assumed to have a recovery rate of nil.  See note on ‘cash and cash equivalents’.

(11)  This comprises of fees to be paid to the liquidators of CPgP assumed at USD1 million (translated at IDR9,591:USD1 per Bloomberg as at 30 September 2012).

(12)  This comprises of lawyers’ fees in connection with the winding up of the Group and is assumed at USD0.5 million (translated at IDR9,591:USD1 per Bloomberg as at 30 September 2012)

(13)  This amount is based on the recorded values of ‘estimated liability for employee benefit’ as at 30 September 2012 (low recovery scenario) and are multiplied 3 times (i.e. adding an additional 2 months) which we estimate to cover claims in relation to retrenchment, vacation leave and provident fund payment if any (high recovery scenario).

(14)  This comprises mostly of value added tax and income tax.  The amounts payable are based on the recorded book values as at 30 September 2012

(15)  This comprises the loan balances owed to DBS which were not fully repaid through the realisation of the assets of CP Prima which secure such loans.

(16)  This comprises of amounts due to related parties after the set-off adjustments.  Where there are discrepancies between the amount payable and the amount receivable, we have used the higher amount between the two as recorded in the accounts.  In cases where there are payables with no corresponding receivables, we have added the receivables in the relevant related entity.

(17)  This comprises of the unsecured liabilities to third parties at their recorded book values as at 30 September 2012

Blue Ocean Resources Pte Ltd 17 January 2013

Marindolab
In IDR millions	Note	Book values after set-off of intercompany receivables/payables	Liquidation Estimated Realisable Value (ERV)
			Low %	High %	Low	High
Assets not subject to security
Cash and cash equivalents	(1)	940	0%	0%	-	-
Due from related parties
- Central Proteinaprima, PT	(2)	3,063			498	681
- Centralpertiwi Bahari, PT		1,115			584	807
- Surya Hidup Satwa, PT		6,047	0%	50%	-	3,023
Inventories	(3)	906	20%	40%	181	363
Advances and prepaid expenses	(4)	36	0%	10%	-	4
Deferred tax assets	(5)	348	0%	0%	-	-
PPE	(6)	725	40%	60%	290	435
Sub-total		13,181			1,553	5,313

Priority creditors
Liquidator’s fees	(7)				(2,877)	(2,877)
Legal fees	(8)				(959)	(959)
Employee claims, vacation leave / superannuation / provident fund payments	(9)	(1,293)	100%	300%	(1,293)	(3,880)
Taxes payable	(10)	(308)			(308)	(308)
Sub-total					(5,438)	(8,024)
Surplus / (deficit) available for ordinary unsecured creditors					(3,885)	(2,711)

Ordinary unsecured creditors
Related party creditors
- Central Panganpertiwi, PT	(11)	(36)			(36)	(36)
Third party creditors	(12)	(756)			(756)	(756)
Ordinary unsecured creditors		(792)			(792)	(792)
Dividend to unsecured creditors (cents in the dollar)					0%	0%

Dividend / (deficit) available to equity holders					(4,677)	(3,503)
Notes:
(1) The estimated recovery for this asset is nil as there is a possibility that cash balances will diminish by the time winding up proceedings have commenced.
(2) The estimated recoveries are based on the recoveries calculated in the relevant liquidation with respect to certain related party receivables. With respect to the related parties not part of this analysis, we have not been provided with the accounts or commentary, we assumed estimated recovery rates of 0% to 50%. Where there are discrepancies between the amount payable and the amount receivable, we have used the higher amount between the two as recorded in the accounts. In cases where there are payables with no corresponding receivables, we have added the receivables in the relevant related entity.
(3) This is comprised mostly of ‘integrated shrimp farming’ inventories which consist of the shrimp products produced in CPB and CPP and all inventories related to integrated shrimp farming (spare parts, supplies, WIP in company ponds etc) and feeds. We have not been provided with a breakdown per company. Due to the perishable nature and the potential difficulties of realising these in a liquidation, we have assumed recovery rates of 20% to 40%.
(4) These mostly consists of advances to buy raw material. We have not been provided with a breakdown per entity. We have assumed a recovery rate of nil to 10% as we anticipate differences in the recoveries of the amounts and likely damage claims raised by the suppliers.
(5) This is recognised for temporary differences between the financial and the tax bases of assets and liabilities at each reporting date. Given that the company will be wound up, we do not expect future income sufficient to realise any future tax benefit. We assume a recovery rate of nil.

(6) This amount comprises of land, buildings, improvements, and machinery & equipment. We have not been provided nor undertaken a valuation of these assets. We have not been provided with a detailed breakdown per entity. We have assumed recovery rates of 40% to 60% which takes into consideration forced sale values that may be realised in a liquidation.
(7) This comprises of fees to be paid to the liquidators of Marindolab assumed at USD0.3 million (translated at IDR9,591:USD1 per Bloomberg as at 28 September 2012).
(8) This comprises of lawyers’ fees in connection with the winding up of the Group and is assumed at USD0.1 million (translated at IDR9,591:USD1 per Bloomberg as at as at 28 September 2012).
(9) This amount is based on the recorded values of ‘estimated liability for employee benefit’ as at 30 September 2012 (low recovery scenario) and are multiplied 3 times (i.e. adding an additional 2 months) which we estimate to cover claims in relation to retrenchment, vacation leave and provident fund payment if any (high recovery scenario).

(10) This comprises mostly of value added tax and income tax. The amounts payable are based on the recorded book values as at 30 September 2012.

Blue Ocean Resources Pte Ltd 17 January 2013

(11)  This amount relates to any outstanding debt due to a related party.  We have not been provided a copy of its accounts.
(12)  This comprises of the unsecured liabilities to third parties at their recorded book values as at 30 September 2012.

Blue Ocean Resources Pte Ltd 17 January 2013

Isadoro
In IDR millions	Note	Book values after set-off of intercompany receivables/payables	Liquidation Estimated Realisable Value (ERV)
			Low %	High %	Low	High
Assets not subject to security
Cash and cash equivalents		-	0%	0%	-	-
Sub-total		-			-	-

Priority creditors
Liquidator’s fees	(1)				(959)	(959)
Legal fees	(2)				(959)	(959)
Employee claims, vacation leave / superannuation / provident fund payments		-	0%	0%	-	-
Taxes payable		-			-	-
Sub-total					(1,918)	(1,918)
Surplus / (deficit) available for ordinary unsecured creditors					(1,918)	(1,918)

Ordinary unsecured creditors
Related party creditors
- Central Proteinaprima, PT		-			-	-
Third party creditors		-			-	-
Ordinary unsecured creditors		-			-	-
Dividend to unsecured creditors (cents in the dollar)					0%	0%

Dividend / (deficit) available to equity holders					(1,918)	(1,918)
Notes:
(1)  This comprises of fees to be paid to the liquidators of Isadoro assumed at USD0.1 million (translated at IDR9,591:USD1 per Bloomberg as at 28 September 2012).
(2)  This comprises of lawyers’ fees in connection with the winding up of the Group and is assumed at USD0.1 million (translated at IDR9,591:USD1 per Bloomberg as at 28 September 2012).

Blue Ocean Resources Pte Ltd 17 January 2013

CBB
In IDR millions	Note	Book values after set-off of intercompany receivables/payables	Liquidation Estimated Realisable Value (ERV)
			Low %	High %	Low	High
Assets not subject to security
Cash and cash equivalents	(1)	6	0%	0%	-	-
Inventories	(2)	1,278	20%	40%	256	511
Advances and prepaid expenses	(3)	145	0%	10%	-	15
Due from related parties					-	-
- Surya Hidup Satwa, PT	(4)	2	0%	50%	-	1
Accounts receivable - others	(5)	4	0%	0%	-	-
PPE	(6)	10,055	40%	80%	4,022	8,044
Sub-total surplus / (deficit) available for priority creditors		11,491			4,278	8,571

Total surplus / (deficit) available for priority creditors		11,491			4,278	8,571

Priority creditors
Liquidator’s fees	(7)				(9,591)	(9,591)
Legal fees	(8)				(4,796)	(4,796)
Employee claims, vacation leave / superannuation / provident fund payments	(9)	-	0%	0%	-	-
Taxes payable	(10)	(6)			(6)	(6)
Sub-total					(14,392)	(14,392)
Surplus / (deficit) available for ordinary unsecured creditors					(10,115)	(5,821)

Ordinary unsecured creditors
Related party creditors
- Central Proteinaprima, PT	(11)	-			-	-
- Centralpertiwi Bahari, PT		-			-	-
- Central Proteinaprima, PT		(2,135)			(2,135)	(2,135)
- Centralpertiwi Bahari, PT		(8,756)			(8,756)	(8,756)
Third party creditors	(12)	(330)			(330)	(330)
Ordinary unsecured creditors		(11,222)			(11,222)	(11,222)
Dividend to unsecured creditors (cents in the dollar)					0%	0%

Dividend / (deficit) available to equity holders					(21,336)	(17,043)
Notes:
(1) The estimated recovery for this asset is nil as there is a possibility that cash balances will diminish by the time winding up proceedings have commenced.
(2)  This is comprised mostly of ‘integrated shrimp farming’ inventories which consist of the shrimp products produced in CPB and CPP and all inventories related to integrated shrimp farming (spare parts, supplies, WIP in company ponds etc) and feeds. We have not been provided with a breakdown per company. Due to the perishable nature and the potential difficulties of realising these in a liquidation, we have assumed recovery rates of 20% to 40%.

(3) These mostly consist of advances to buy raw material. We have not been provided with a breakdown per entity. We have assumed a recovery rate of nil to 10% as we anticipate differences in the recoveries of the amounts and likely damage claims raised by the suppliers.
(4)  The estimated recoveries are based on the recoveries calculated in the relevant liquidation. With respect to the related parties not part of this analysis, we have not been provided with the accounts or commentary, we assumed estimated recovery rates of 0% to 50%.

(5) We have not been provided detailed information and an aging schedule with respect to this line item. We assume a recovery rate of nil.
(6) This amount comprises of land, buildings, improvements, and machinery & equipment. We have not been provided nor undertaken a valuation of these assets. We have not been provided with a detailed breakdown per entity. For the purposes of our analysis, we have included amounts recorded under ‘assets not used in operation’ and have assumed recovery rates of 40% to 80% which takes into consideration forced sale values that may be realised in a liquidation.
(7) This comprises of fees to be paid to the liquidators of CBB assumed at USD1 million (translated at IDR9,591:USD1 per Bloomberg as at 28 September 2012).
(8) This comprises of lawyers’ fees in connection with the winding up of the Group and is assumed at USD0.5 million (translated at IDR9,591:USD1 per Bloomberg as at 28 September 2012).
(9) The accounts show no employee claims as at 30 September 2012
(10) This comprises mostly of value added tax and income tax. The amounts payable are based on the recorded book values as at 30 September 2012.
(11) This comprises of amounts due to related parties after the set-off adjustments. Where there are discrepancies between the amount payable and the amount receivable, we have used the higher amount between the two as recorded in the accounts. In cases where there are payables with no corresponding receivables, we have added the receivables in the relevant related entity.
(12) This comprises of the unsecured liabilities to third parties at their recorded book values as at 30 September 2012.

APPENDIX 7

AMENDED AND RESTATED INDENTURE

APPENDIX 8

CORPORATE GUARANTEE

On this day,
.
.
have appeared before me, [_______], Sarjana Hukum, Notary, in [_______], in the presence of the witnesses, known to me, Notary, who are mentioned at the end of this Guarantee:

1.
Mr. [_____________], [_____________] nationality, holder of [identity card/passport] number [_____________], residing in [_____________], according to his statement in this matter acting in his capacity as [_____________] representing the Board of Directors of and as such for and on behalf of PT Central Proteinaprima Tbk, a public limited liability company (perseroan terbatas terbuka) duly established, organized and validly existing under the laws of the Republic of Indonesia, having its legal domicile in Jakarta at 19th Floor, Wisma GKBI Jl. Jend. Sudirman No. 28 Jakarta 10210 (this company, its successors in title and/or assignees shall hereinafter be referred to as the “Guarantor”) and who, for the purpose of entering into this legal transaction has obtained prior approval of the Board of Commissioners, the Board of Directors and the Shareholders as evidenced by a duly stamped resolution of the Board of Commissioners dated [___], Board of Directors dated [___] and the Shareholders as set forth in Deed No. 69 passed before Yulia SH, Notary in Jakarta Selatan dated 28 September 2012, which certified true copies are attached to the minutes of this Deed; and

2.
Mr. [_______], [_______] nationality, holder of [identity card/passport] number [_______], residing in [_______], according to his statement in this matter acting pursuant to a duly stamped power of attorney dated [_______], the copy collationee of which was duly stamped and attached hereto, acting as the attorney-in-fact of and as such for and on behalf of PT Bank CIMB Niaga, Tbk, a banking corporation duly established, organized and validly existing under the laws of the Republic of Indonesia, having its legal domicile in Jakarta, at [___] Floor, Graha CIMB Niaga Building, Jl. Jend. Sudirman Kav. 58 Jakarta 12190, Indonesia, in this matter acting as onshore collateral agent for and on behalf of the Secured Parties (as defined below) (this company, its successor in title and/or assignees shall hereinafter be referred to as the “Onshore Collateral Agent”).

The Guarantor and the Onshore Collateral Agent are hereinafter, where necessary, also collectively referred to as the “Parties” and each a “Party”.

WHEREAS:

(A)
the Obligors have entered into the Transaction Documents, which includes the Amended and Restated Indenture. The Amended and Restated Indenture requires, inter alia, that the Guarantor grant a corporate guarantee in favor of the Onshore Collateral Agent (acting for and on behalf of the Secured Parties) in respect of the obligations of the Obligors to the Secured Parties under the Transaction Documents;

(B)	in compliance with the requirements of the Amended and Restated Indenture, the Guarantor has agreed to provide a corporate guarantee, on the terms and conditions contained herein;

(C)	pursuant to the Amended and Restated Indenture, the Onshore Collateral Agent is authorized and directed to enter into this Guarantee for and on behalf of the Secured Parties;

(D)	the Guarantor and the Onshore Collateral Agent agree that the guarantee provided under this Guarantee is for the benefit of the Onshore Collateral Agent and the Secured Parties; and

(E)
the Guarantor recognizes and acknowledges that without the guarantee described in Recital (B), the Secured Parties would not have agreed to enter into the Transaction Documents and that accordingly this Guarantee is considered to be for the interest and benefit of the Issuer and the Guarantor.

NOW, THEREFORE, the appearers, acting in the above mentioned capacities, declare that this Guarantee is issued by the Guarantor to the Onshore Collateral Agent, on the following terms and conditions:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	In this Guarantee, except to the extent that the context requires otherwise, the following expressions shall have the following meanings:

“Amended and Restated Indenture” means the Amended and Restated Indenture dated [______], among the Issuer, the Guarantors, The Bank of New York Mellon as Trustee, Registrar, Offshore Collateral Agent and Principal Paying Agent and the Onshore Collateral Agent;

“Business Day” shall have the meaning given to such term in the Amended and Restated Indenture;

“Event of Default” shall have the meaning given to such term in the Amended and Restated Indenture;

“Guarantee” means this Corporate Guarantee;

“Guarantors” means, collectively, the Guarantor and each Subsidiary Guarantor;

“Issuer” means Blue Ocean Resources Pte. Ltd., a corporation organized under the laws of the Republic of Singapore;

“Notes” means the US$325,000,000 Amended and Restated Guaranteed Senior Secured Notes Due 2020 issued by the Issuer;

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“Obligors” means, collectively, the Issuer and each Guarantor;

“Subsidiary Guarantors” shall have the meaning given to such term in the Amended and Restated Indenture;

“Secured Obligations” shall have the meaning given to such term in the Amended and Restated Indenture;

“Secured Parties” shall have the meaning given to such term in the Amended and Restated Indenture;

“Transaction Documents” shall have the meaning given to such term in the Amended and Restated Indenture; and

“Trustee” means the party named as such in the Amended and Restated Indenture until a successor replaces it and, thereafter, means the successor.

1.2	In this Guarantee, unless the context otherwise requires:

(a)
capitalized terms not otherwise defined herein shall have the same meaning given to such terms in the Amended and Restated Indenture and all rules of interpretation set out in the Amended and Restated Indenture shall apply hereto as if the same were set out in full herein;

(b)	the headings of the various Articles are for convenience of reference only and shall not define or limit any of the terms or provisions hereof;

(c)
all references herein to any document (including without limitation, this Guarantee) or any law shall be deemed to refer to such document or law as it may be amended, extended, novated, consolidated, supplemented, substituted, renewed or replaced from time to time (provided that in the case of any document, such document is not amended in breach of a covenant contained in any Transaction Document);

(d)	all references herein to any party, where the context permits, shall be deemed to refer to its successors, permitted transferees and permitted assigns;

(e)	any word importing the singular shall include the plural and vice versa;

(f)
unless otherwise specified, all references to Articles, Exhibits and Schedules are to articles, exhibits and schedules to this Guarantee, which articles, exhibits and schedules form an integral and inseparable part to this Guarantee;

(g)
all references herein to law include references to any applicable constitutional provision, treaty, decree, convention, statute, act, regulation, rule, ordinance, proclamation, subordinate legislation, by-law, judgment, rule of court, practice direction, guideline, code, order, approval and standard, including all of their amendments, modifications and replacements;

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(h)	if a payment or other act must be made or done on a day which is not a Business Day, then it must be made or done on the next following Business Day;

(i)	references to “US Dollars” or “US$” are references to United States Dollars; and

(j)	references to “Rupiah” or “Rp” or “IDR” are references to Indonesian Rupiah

ARTICLE 2
GUARANTEE

2.1.
The Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Onshore Collateral Agent (acting for and on behalf of the Secured Parties) and each Secured Party the due and punctual payment of the Secured Obligations and absolutely, irrevocably and unconditionally undertakes to pay the Secured Obligations as its own debt to the Onshore Collateral Agent forthwith upon first written demand by the Onshore Collateral Agent in the currency and in the manner required of the principal debtor.

2.2.
The Guarantor absolutely, irrevocably and unconditionally agrees as a primary obligation and not as surety only: (a) to indemnify the Onshore Collateral Agent and each Secured Party on first written demand by the Onshore Collateral Agent from and against any loss of whatsoever nature incurred by the Onshore Collateral Agent or any Secured Party as a result (whether direct or indirect) of any Secured Obligation and/or any Transaction Document being or becoming wholly or partly invalid, void, voidable or unenforceable for any reason whatsoever, the amount of such loss being the amount which the Onshore Collateral Agent or relevant Secured Party would otherwise have been entitled to recover in respect of that Secured Obligation or under or pursuant to that Transaction Document; and (b) to indemnify the Onshore Collateral Agent and each Secured Party against any loss, cost or expense (including legal fees on a full indemnity basis) which the Onshore Collateral Agent or relevant Secured Party may sustain or incur as a consequence of any default of whatsoever nature in the performance of the Secured Obligations. For the purpose of this indemnity, the Guarantor binds itself by virtue of Article 1316 of the Indonesian Civil Code, and therefore to the extent required, to give effect to the undertakings contemplated under Articles 1316 of the Indonesian Civil Code.

2.3.	All payments made under this Guarantee shall be paid to the Onshore Collateral Agent.

2.4.
Notwithstanding any provision of the Transaction Documents, the Guarantor absolutely, irrevocably and unconditionally as primary obligor and not as surety only, agrees that the Onshore Collateral Agent shall be entitled to recover from the Guarantor all amounts due to the Onshore Collateral Agent and/or any Secured Party under or in connection with the Transaction Documents. Accordingly, the Onshore Collateral Agent and/or any Secured Party may be entitled to reach a compromise or other arrangement with any Obligor in relation to the performance or otherwise by that Obligor of its obligations under any Transaction Document and such compromise or arrangement shall not affect any of the obligations of the Guarantor hereunder to pay to the Onshore Collateral Agent all amounts due under or in connection with the Transaction Documents.

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ARTICLE 3
CONTINUING OBLIGATIONS

3.1.
The obligations of the Guarantor under this Guarantee shall not be affected by an act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Guarantee or prejudice or diminish those obligations in whole or in part, including (whether or not known to the Guarantor, the Onshore Collateral Agent or any Secured Party):

(a)	any time or waiver granted to, or composition with, any Obligor or any other person;

(b)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of any Obligor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

(c)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;

(d)	any variation (however fundamental) or replacement of any Transaction Document so that references to that Transaction Document shall include each variation or replacement;

(e)
any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Document or any other document or security, to the intent that the Guarantor’s obligations under this Guarantee shall remain in full force and its guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity; or

(f)
any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Obligor under any Transaction Document resulting from any bankruptcy, insolvency, liquidation, dissolution or suspension of payments proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Guarantor’s obligations under this Guarantee be construed as if there were no such circumstance.

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3.2.
This Guarantee shall be a continuing security extending in respect of all sums at any time and from time to time due under or pursuant to the Transaction Documents notwithstanding the bankruptcy, liquidation, receivership, administration, judicial management, dissolution or suspension of payment of any Obligor or the institution of any form of bankruptcy or insolvency proceeding (howsoever described) against any Obligor or the making of any order thereunder or the bankruptcy of any Obligor or any change in status, function, control or ownership of any Obligor and shall be in addition to and not in substitution for or derogation from any security which the Onshore Collateral Agent or any Secured Party may at any time hold in respect of the obligations of any Obligor under the Transaction Documents.

3.3.
The Guarantor represents and warrants to the Onshore Collateral Agent that the Guarantor has not taken and agrees that the Guarantor will not at any time take any security from any other Obligor in connection with the Guarantor’s obligations hereunder and further agrees that, so long as the Guarantor is under any actual or contingent liability hereunder, the Guarantor shall not:

(a)	exercise in respect of any amount paid by the Guarantor hereunder any right of subrogation or any other right or remedy which the Guarantor may have in respect thereof; or

(b)
claim or demand payment of any other moneys for the time being due to the Guarantor from any Obligor or exercise or take any step or steps to exercise any other right or remedy which the Guarantor may have in respect thereof.

3.4.
If any payment received in respect of the Secured Obligations is subsequently set aside or avoided by or pursuant to any provision of law or otherwise, such payment shall not be considered as having discharged or diminished the liability of the Guarantor toward the Onshore Collateral Agent or any Secured Party and this Guarantee shall continue to apply as if an amount equal to the amount of such payment had at all times remained owing by the relevant Obligor under or pursuant to the Transaction Documents and the Guarantor shall and hereby agrees irrevocably and unconditionally to indemnify the Onshore Collateral Agent and each Secured Party in respect of any cost, loss or expense occasioned thereby or incurred as a result thereof.

3.5.
Any discharge given to the Guarantor in respect of any of its obligations under this Guarantee and/or any other agreement made with the Guarantor in relation to this Guarantee shall be, and be deemed always to have been, void if any act on the faith of which that discharge was given or that agreement was entered into is subsequently avoided by or pursuant to any provision of law of otherwise.

3.6.
If any Obligor enters bankruptcy, liquidation or suspension of payments or has an administrator, judicial manager or receiver appointed over it or any of its assets or makes any composition or arrangement with its creditors, the Onshore Collateral Agent shall be entitled (notwithstanding any partial payment to it by the Guarantor or any other party of the amounts hereby guaranteed or any release, settlement, discharge or arrangement made or given by the Onshore Collateral Agent) to rank as a creditor and prove in that Obligor’s liquidation, composition or arrangement for the full amount of the Onshore Collateral Agent’s claim as if such partial payment, release, settlement, discharge or arrangement had not been made or given and the Onshore Collateral Agent may receive and retain the whole of the dividends of any such liquidation, composition or arrangement until the Secured Obligations have been irrevocably paid and discharged in full.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES

The Guarantor represents and warrants to the Onshore Collateral Agent and each Secured Party as follows:

(a)
it is a corporation duly organized and validly existing under the laws of Indonesia and has power and authority to own its assets and to engage in the business in which it engages and/or proposes to engage;

(b)	this Guarantee is in the proper form for its enforcement in the Republic of Indonesia;

(c)
the Guarantor has full legal capacity to enter into this Guarantee and to perform and observe the obligations expressed to be assumed by the Guarantor hereunder and all corporate and other actions required to authorize its execution of this Guarantee and the exercise of its rights and performance of the obligations expressed to be assumed by the Guarantor hereunder, have been duly taken;

(d)	this Guarantee has been duly executed by the Guarantor and constitutes the Guarantor’s valid and legally binding obligations enforceable in accordance with its terms;

(e)	the Guarantor has not been dissolved, and no resolution has been adopted or court decision has been taken to dissolve the Guarantor;

(f)	no bankruptcy, liquidation, suspension of payment or receivership proceedings (howsoever described) have been commenced or to the knowledge of the Guarantor is threatened against the Guarantor;

(g)
save as expressly disclosed in the Information Memorandum, the Guarantor is not in breach of or default under any agreement to which the Guarantor is a party or which is binding on the Guarantor or any of the Guarantor’s assets to an extent or in a manner which might have a material adverse effect on the Guarantor’s business or financial condition;

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(h)
no action or administrative proceeding of or before any court, tribunal or agency which might have a material adverse effect on the Guarantor’s business or financial condition has been commenced or is pending or to the knowledge of the Guarantor is threatened against the Guarantor;

(i)
no distress, execution or other process is being levied or enforced upon or sued or to the knowledge of the Guarantor is threatened against the whole or any part of the Guarantor’s business, undertakings or assets which might have a material adverse effect upon the Guarantor’s financial condition or business or upon the Guarantor’s ability to perform or comply with any of the obligations expressed to be assumed by the Guarantor under the Transaction Documents to which the Guarantor is a party;

(j)
the entry into by the Guarantor of this Guarantee constitutes, and the exercise by it of its rights and performance of its obligations under this Guarantee will constitute, private and commercial acts performed for private and commercial purposes;

(k)
the Guarantor will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to this Guarantee;

(l)
the information provided by the Guarantor or on its behalf to the Onshore Collateral Agent in connection with this Guarantee was and remains true, complete and accurate in all material respects and the Guarantor is not aware of any material facts or circumstances that have not been disclosed to the Onshore Collateral Agent and which might, if disclosed, adversely affect the decision of a person considering whether or not to accept the Guarantor’s guarantee as security for the Secured Obligations;

(m)
neither the execution of this Guarantee by the Guarantor nor the performance by the Guarantor of the obligations expressed to be assumed by the Guarantor hereunder will result in any breach of any agreement, law or treaty (including any rules or provisions regarding the preferential treatment of creditors);

(n)
under the laws of Indonesia in force at the date hereof, the Guarantor’s indebtedness under this Guarantee will rank at least pari passu with all of the Guarantor’s other unsecured and unsubordinated indebtedness with the exception of that which is preferred by operation of law.

ARTICLE 5
COVENANTS

The Guarantor hereby agrees for the benefit of the Onshore Collateral Agent and each Secured Party that it shall:

(a)
obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required to enable the Guarantor lawfully to enter into and from time to time perform the obligations expressed to be assumed by the Guarantor under this Guarantee or to ensure the legality, validity, enforceability or admissibility in evidence in Indonesia of this Guarantee;

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(b)
from time to time on request of the Onshore Collateral Agent, furnish the Onshore Collateral Agent with such information about the Guarantor’s business and financial condition as the Onshore Collateral Agent may reasonably require

(c)
promptly comply with all laws to which it is subject and obtain, maintain and comply with the terms of any authorization required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, this Guarantee;

(d)	not enter into any amalgamation, de-merger, merger or reconstruction which may adversely affect any interest of the Onshore Collateral Agent or any Secured Party under this Guarantee;

(e)
promptly inform the Onshore Collateral Agent of the occurrence of any Event of Default of which the Guarantor has actual knowledge and, upon receipt of a written request to that effect from the Onshore Collateral Agent, confirm to the Onshore Collateral Agent that, save as previously notified to the Onshore Collateral Agent, no such event has occurred to the Guarantor’s actual knowledge;

(f)	promptly inform the Onshore Collateral Agent if a payment is required to be made or, as the case may be, has been made or may be demanded under any guarantee or similar obligation of the Guarantor;

(g)
ensure that under the laws of Indonesia in force at the date hereof, the Guarantor’s indebtedness under this Guarantee will rank at least pari passu with all of the Guarantor’s other unsecured and unsubordinated indebtedness with the exception of that which is preferred by operation of law;

(h)
from time to time upon the request of the Onshore Collateral Agent, promptly and duly do or permit to be done all such acts and execute and deliver or permit the execution and delivery of all such instruments and documents as the Onshore Collateral Agent may consider necessary for the purpose of obtaining the full benefit of this Guarantee and of the rights and powers hereby granted and/or (to the extent permitted by applicable law) to give effect to any provision of this Guarantee which is determined to be invalid, illegal or unenforceable;

(i)	not take or accept any security interest from any Obligor;

(j)
not seek to recover, whether directly or by set-off, lien, counterclaim or otherwise, or accept any money or other property, or exercise any rights in respect of any sum which may be or become due to the Guarantor on any account by any Obligor or claim, prove for or accept any payment in any composition by, or any bankruptcy or liquidation or suspension of payment of any Obligor;

9

(k)
make and submit all the required periodic filings and reports in respect to this Guarantee to all government authorities and bodies that are required under the Indonesian laws (to the extent applicable); and

(l)	ensure that for so long as any Obligor has any obligation under the Transaction Documents:

(i)
all amounts of whatsoever nature owing to the Guarantor by any Obligor shall be subordinate in right of payment to all amounts of whatsoever nature owing by that Obligor under or pursuant to the Transaction Documents;

(ii)
the Guarantor shall hold all receipts in cash or in kind received or receivable by the Guarantor from or at the direction or on behalf of any Obligor (and whether actually received or deemed received due to any set-off, forgiveness or any other process) as the property of the Onshore Collateral Agent and will, following the occurrence of an Event of Default, pay all or so much of such monies to the Onshore Collateral Agent as is necessary to satisfy and discharge the Secured Obligations in full; or

(iii)
any liquidator, administrator, receiver or any other similar analogous person appointed under applicable law or otherwise to administer and/or distribute the assets of any Obligor is directed to pay all such monies to the Onshore Collateral Agent as are necessary to satisfy and discharge the Secured Obligations in full.

ARTICLE 6
ENFORCEMENT

The Guarantor agrees that the Onshore Collateral Agent does not need to, before making a demand under or otherwise enforcing (or taking any step or steps to enforce) this Guarantee: (a) take any action or obtain any judgment against any other Obligor in any court, tribunal or other forum; (b) make or file any claim or proof in any bankruptcy, dissolution, liquidation or winding-up of any other Obligor; or (c) enforce or seek to enforce all or any of its rights under the Transaction Documents or make any demand of any other Obligors under the Transaction Documents.

ARTICLE 7
CURRENCY OF ACCOUNT AND PAYMENT

If any sum due from the Guarantor hereunder or under any order or judgment given or made in relation hereto has to be converted from the currency (the “Currency of Account”) in which the same is payable hereunder or under such order or judgment into another currency (the “Other Currency”) for the purposes of: (a) making or filing a claim or proof against the Guarantor; (b) obtaining an order or judgment in relation hereto; or (c) enforcing any order or judgment given or made in relation hereto; the Guarantor shall indemnify and hold the Onshore Collateral Agent harmless from and against any loss suffered as a result of any discrepancy between: (i) the rate or rates of exchange used for such purposes to convert the sum in question from the Currency of Account into the Other Currency; and (ii) the rate or rates of exchange at which the Onshore Collateral Agent may in the ordinary course of business purchase the Currency of Account with the Other Currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The indemnity contained in this Article 7 shall continue to apply as a separate obligation notwithstanding any such order, judgment, claim or proof.

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ARTICLE 8
TAXES

8.1
All payments by the Guarantor under this Guarantee and the other Transaction Documents, whether in respect of principal, interest, fees, costs, expenses or any other matter, shall be made in full without any deduction or withholding for or on account of tax unless the deduction or withholding is required by law, in which case the Guarantor shall:

(a)	ensure that the deduction or withholding does not exceed the minimum amount legally required;

(b)
forthwith pay to the beneficiary of such payment such additional amount or amounts so as to ensure that the net amount received by the beneficiary will be equal to the full amount which it would have received had no such deduction or withholding been made or required to be made;

(c)
pay to the relevant taxation or other authorities within the period for payment permitted by applicable law the full amount of the deduction or withholding (including, but without prejudice to the generality of the foregoing, the full amount of any deduction or withholding from any additional amount paid under this sub-Article); and

(d)	furnish to the beneficiary of that payment within thirty (30) days after the Guarantor has made payment to the relevant tax or other authority:

(i)	an official receipt of the relevant authority in respect of all amounts so deducted or withheld; or

(ii)
if such receipts are not issued by the relevant authorities on payment to them of amounts so deducted or withheld, a certification of deduction or withholding or equivalent evidence (which shall be satisfactory to the beneficiary) of the relevant deduction or withholding.

8.2
Without prejudice to the provisions of Article 8.1, if the Onshore Collateral Agent or any Secured Party is required to make any payment on account of tax on or in relation to any sum received or receivable hereunder or under any other Transaction Document (including, without limitation, any sum received or receivable under this Article 8) or any liability in respect of any such payment is asserted, imposed, levied or assessed against the Onshore Collateral Agent or any Secured Party, the Guarantor shall, upon demand of the Onshore Collateral Agent or relevant Secured Party, promptly indemnify the Onshore Collateral Agent or relevant Secured Party against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith.

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ARTICLE 9
SET-OFF

The Guarantor hereby authorizes the Onshore Collateral Agent to apply any credit balance to which the Guarantor is entitled on any account of the Guarantor (whether held alone or jointly and/or severally with any other person) with the Onshore Collateral Agent in satisfaction of any sum due and payable by the Guarantor hereunder but unpaid; for this purpose the Onshore Collateral Agent is authorized to purchase with the monies standing to the credit of any such account such other currencies as may be necessary to effect such application. The Onshore Collateral Agent shall not be obliged to exercise any right given to it by this Article 9.

ARTICLE 10
CERTIFICATE

A certificate from the Onshore Collateral Agent as to any amount at any time due under the Transaction Documents shall be prima facie conclusive evidence and binding on the Guarantor.

ARTICLE 11
BENEFIT OF AGREEMENT

This Guarantee shall be binding upon and shall inure to the benefit of the Onshore Collateral Agent and its successors, assigns and transferees. The Guarantor may not assign or transfer all or any part of the Guarantor’s rights and obligations hereunder.

ARTICLE 12
SUSPENSE ACCOUNT

All monies received, recovered or realized by the Onshore Collateral Agent under this Guarantee may, in the sole discretion of the Onshore Collateral Agent, be credited to any suspense or impersonal account and may from time to time be distributed by the Onshore Collateral Agent to the Secured Parties in accordance with the Transaction Documents.

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ARTICLE 13
CERTIFICATION OF EVENT OF DEFAULT AND
DETERMINATION OF AMOUNTS OWING

13.1.
The Parties agree that, for the purpose of exercising the Onshore Collateral Agent’s rights: (a) the occurrence of the Event of Default shall be conclusively evidenced by a certificate from the Onshore Collateral Agent to that effect; and (b) any persons dealing with the Onshore Collateral Agent may rely upon a certificate from the Onshore Collateral Agent certifying that the Event of Default has occurred.

13.2.
In exercising any right of collection under this Guarantee, it shall not be necessary for the Onshore Collateral Agent to prove the amount owing in respect of the Secured Obligations and the Onshore Collateral Agent shall be entitled for the purpose of exercising its rights hereunder to determine such amounts then due and payable and all expenses which are to be borne by the Obligors on the basis of the Onshore Collateral Agent’s books and records.

ARTICLE 14
NOTICES

14.1
Except if served by a court bailiff (juru sita), all notices under or in connection with this Guarantee shall be in the English language (except where required by applicable law to be in the Indonesian language, in which case they will be accompanied by a sworn English translation simultaneously) and shall be: (a) in writing (including facsimile); and (b) faxed or sent by overnight courier (if for domestic delivery) or internationally recognized courier service (if for overseas delivery) to the relevant Party at the address and contact number for that Party specified in Article 14.2 (or at such other address and contact number as is designated by such Party in a written notice to the other Party). All such notices shall be effective: (a) if sent by facsimile, when sent (on receipt of confirmation); and (b) if sent by courier: (x) one (1) day after timely deposit with an overnight courier if for domestic delivery; and (y) three (3) days after timely deposit with an internationally recognized courier service if for overseas delivery; provided, however, that: (i) no notice to the Onshore Collateral Agent shall be effective until actually received by the Onshore Collateral Agent; and (ii) any notice given by facsimile shall be deemed received on the recipient’s next Business Day if such notice is received after 5:00 p.m. (recipient’s time) or on a non-Business Day.

14.2	The address and facsimile number of the Guarantor:

Address	:	19th Floor, Wisma GKBI Jl. Jend. Sudirman No. 28 Jakarta 10210
For the Attention of	:	[_______]
Fax number	:	[_______]

The address and facsimile number of the Onshore Collateral Agent:

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Address	:	[___] Floor, Graha CIMB Niaga Building, Jl. Jend. Sudirman Kav. 58 Jakarta 12190
For the Attention of	:	[_______]
Fax number	:	[_______]

ARTICLE 15
COSTS AND EXPENSES

The Guarantor shall pay the legal and other professional fees and costs of consultants and advisors to the Onshore Collateral Agent and travel expenses and other out-of-pocket costs reasonably incurred and properly documented by the Onshore Collateral Agent and its directors, officers, employees, agents, representatives, attorneys and such consultants and advisors in connection with the preparation, negotiation, execution and delivery, and where appropriate, any amendments thereof (and all matters incidental thereto) as contemplated by this Guarantee, and the costs, charges and expenses incurred by the Onshore Collateral Agent and its directors, officers, employees, agents, representatives, attorneys and such consultants and advisors in connection with the administration of the transactions contemplated by this Guarantee and the exercise, preservation or enforcement of any of their respective rights under this Guarantee or any amendments, waivers or consents required under this Guarantee.

ARTICLE 16
APPLICATION OF ENFORCEMENT PROCEEDS

16.1
The proceeds of any enforcement of any right or remedy granted to the Onshore Collateral Agent or any Secured Party hereunder shall be applied against the Secured Obligations as provided in the Amended and Restated Indenture.

16.2
The remaining balance, if any, of such proceeds of enforcement shall only be paid to the Guarantor after satisfaction in full of all amounts owing to the Secured Parties with respect to the Secured Obligations as provided in Article 16.1 above.

ARTICLE 17
INDEMNIFICATION

The Onshore Collateral Agent and its directors, officers, employees, agents, representatives and attorneys are hereby immediately indemnified in full by the Guarantor and held harmless from and against any and all actions, claims, penalties, damages, demands, proceedings, judgments, causes of action, losses, liabilities, costs, charges, expenses and other liabilities (including without limitation all services, value added and other duties or taxes payable on such costs, charges and expenses and the costs and expenses of legal advisors and other experts) which may be brought against, suffered or incurred by the Onshore Collateral Agent and/or its directors, officers, employees, agents, representatives and attorneys as a result of or in connection with: (a) any breach of any of the obligations, warranties or undertakings made or assumed by the Guarantor under this Guarantee; (b) the existence or use of the rights conferred on the Onshore Collateral Agent in this Guarantee; and (c) the perfection, exercise, enforcement or the preservation of any right, power or duty under this Guarantee, or any other matter arising out of or in connection with this Guarantee.

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ARTICLE 18
WAIVER AND CUMULATIVE RIGHTS

18.1
The Guarantor hereby waives presentment, demand, protest or notice of dishonor of any and all of the obligations under the Transaction Documents and promptness in commencement of suit against any other Obligor or any other party and in giving any notice to or making any claim or demand hereunder against the Guarantor. The Guarantor waives any right it may have of first requiring the Onshore Collateral Agent or any Secured Party to proceed against or enforce any other rights or security or claim payment from any other Obligor or any other person before claiming from the Guarantor hereunder.

18.2
The Guarantor agrees to waive and renounce the benefits of prior exhaustion of remedies against the other Obligors and of division of debt as well as other benefits and exceptions conferred on the Guarantor by the Indonesian Civil Code including but not limited to the right to invoke the provisions of Articles 1100, 1402, 1430, 1831, 1833, 1837, 1838, 1843, 1847, 1848, 1849 and 1850 of the Indonesian Civil Code. This Guarantee shall be binding upon the Guarantor as an indivisible debt (under the Indonesian Civil Code).

18.3
The Guarantor irrevocably agrees that in any proceedings brought before an Indonesian court in connection with the Transaction Documents, the Guarantor will not argue or seek to argue (and the Guarantor hereby irrevocably waives all rights to argue):

(a)	against the application of the governing law specified in any Transaction Document in any matters relating to that Transaction Document brought before any such court;

(b)
that any judgment or arbitral award obtained by the Onshore Collateral Agent or any Secured Party outside Indonesia can only be enforced in Indonesia following a re-hearing of the matter in dispute in the Indonesian courts; and

(c)	for relief or protection against (or against the enforcement of) any judgment or arbitral award obtained outside Indonesia in connection with the Transaction Documents.

18.4
The Onshore Collateral Agent shall be under no obligation to enforce any right or benefit hereunder. The Guarantor agrees that no failure or delay or omission on the part of the Onshore Collateral Agent or any Secured Party to exercise any right, power or privilege hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any other right or remedy provided by law.

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ARTICLE 19
DISCHARGE

This Guarantee shall immediately cease to be operative upon the date on which the Secured Obligations are paid and discharged in full and no Obligor is under any further actual or contingent liability to any Secured Party under any Transaction Documents; provided that the Guarantor shall be responsible in respect of any amount paid by any Obligor to any Secured Party which that Secured Party is obliged to repay to the relevant Obligor or a liquidator, administrator or receiver by virtue of any insolvency law.

ARTICLE 20
SEVERABILITY

In the event that any one or more of the provisions of this Guarantee should be or become invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions of this Guarantee shall not in any way be affected or impaired thereby, and the Parties shall enter into negotiations in good faith to replace the invalid, illegal or unenforceable provision (to the extent permitted by applicable law). It being understood that the other provisions of this Guarantee shall remain and continue to be valid, binding and enforceable as set forth herein.

ARTICLE 21
AMENDMENT, ASSIGNMENT AND BINDING EFFECT

The Onshore Collateral Agent may at any time assign, grant a participation in or otherwise transfer all or any part of its rights and benefits under this Guarantee, provided that written notice of such assignment, grant or transfer is given to the Guarantor, and in that event such assignee(s), grantee(s) or transferee(s) of the Onshore Collateral Agent, as the case may be, shall automatically become vested with such rights, interest and privileges of the Onshore Collateral Agent under this Guarantee without loss of priority. The Onshore Collateral Agent is hereby authorized by the Guarantor to take whatever actions or steps are necessary to effectuate the rights of such assignee(s), grantee(s) or transferee(s) under this Guarantee and the Transaction Documents, including, but not limited to, the preparation or execution of deeds and agreements amending or renewing this Guarantee.

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ARTICLE 22
LANGUAGE

22.1	The Parties agree that this Guarantee will be executed in English and Bahasa Indonesia pursuant to Law No. 24 of 2009 on the National Flag, Language, Emblem and Song and its implementing regulations.

22.2
Both the Bahasa Indonesia and English versions of this Guarantee will be valid. However, the Parties agree that, in the event of any conflict between the Bahasa Indonesia version and the English version of this Guarantee, the Bahasa Indonesia version will prevail and the English version will be amended to conform with the provisions in the Bahasa Indonesia version.

ARTICLE 23
GOVERNING LAW

This Guarantee shall be governed by and construed in accordance with the laws of the Republic of Indonesia.

ARTICLE 24
JURISDICTION

24.1
The Guarantor agrees that any legal action or proceeding arising out of or in connection with this Guarantee may be brought before the District Court of Central Jakarta and the Guarantor irrevocably submits to the non-exclusive jurisdiction of such court and selects the Registrar’s office of such court as its general and permanent domicile for the purposes of this Guarantee only. The submission by the Guarantor to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Onshore Collateral Agent to commence any action or proceeding arising out of or in connection with this Guarantee in any jurisdiction whatsoever it shall deem fit nor shall the commencement of any such legal action or proceeding in one jurisdiction preclude the Onshore Collateral Agent from commencing any further or other legal action or proceeding in the same or any other jurisdiction.

24.2
The Guarantor hereby irrevocably waives any objection which the Guarantor may have now or hereafter to the courts referred to in Article 24.1 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Guarantee and agrees not to claim that any such court is not a convenient or appropriate forum.

24.3
Without limiting the forgoing, the Guarantor further understands and agrees that the Onshore Collateral Agent may at its option commence any such suit, action or proceeding which may arise out of or in connection with this Guarantee in any other Jakarta District Court or any other court in Indonesia having jurisdiction.

24.4
To the extent that the Guarantor may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), the Guarantor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

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The appearers are known to me, Notary.

-------------------------------------IN WITNESSETH WHEREOF -------------------------------

This Deed is drawn up in minutes (minit), read and duly signed in Jakarta, on the day and date mentioned in the preamble of this Deed, in the presence of [_______], Sarjana Hukum and [_______], Sarjana Hukum, both assistants of the Notary, residing in [________], as witnesses.

This Deed, after having been duly read out by me, Notary, to the appearers and the witnesses, is signed immediately by the appearers, the witnesses and by me, Notary

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CORPORATE GUARANTEE

On this day,
.
.
have appeared before me, [_______], Sarjana Hukum, Notary, in [_______], in the presence of the witnesses, known to me, Notary, who are mentioned at the end of this Guarantee:

1.
Mr. [_____________], [_____________] nationality, holder of [identity card/passport] number [_____________], residing in [_____________], according to his statement in this matter acting in his capacity as [_____________] representing the Board of Directors of and as such for and on behalf of PT Centralpertiwi Bahari, a limited liability company (perseroan terbatas) duly established, organized and validly existing under the laws of the Republic of Indonesia, having its legal domicile in Tulang Bawang at [] (this company, its successors in title and/or assignees shall hereinafter be referred to as the “Guarantor”) and who, for the purpose of entering into this legal transaction has obtained prior approval of the Board of Commissioners, the Board of Directors and the Shareholders as evidenced by a duly stamped resolution of the Board of Commissioners dated [___], Board of Directors dated [___] and the Shareholders as set forth in Deed No. [___] passed before [___] SH, Notary in [___] dated [___], which certified true copies are attached to the minutes of this Deed; and

2.
Mr. [_______], [_______] nationality, holder of [identity card/passport] number [_______], residing in [_______], according to his statement in this matter acting pursuant to a duly stamped power of attorney dated [_______], the copy collationee of which was duly stamped and attached hereto, acting as the attorney-in-fact of and as such for and on behalf of PT Bank CIMB Niaga, Tbk, a banking corporation duly established, organized and validly existing under the laws of the Republic of Indonesia, having its legal domicile in Jakarta, at [___] Floor, Graha CIMB Niaga Building, Jl. Jend. Sudirman Kav. 58 Jakarta 12190, Indonesia, in this matter acting as onshore collateral agent for and on behalf of the Secured Parties (as defined below) (this company, its successor in title and/or assignees shall hereinafter be referred to as the “Onshore Collateral Agent”).

The Guarantor and the Onshore Collateral Agent are hereinafter, where necessary, also collectively referred to as the “Parties” and each a “Party”.

WHEREAS:

(A)
the Obligors have entered into the Transaction Documents, which includes the Amended and Restated Indenture. The Amended and Restated Indenture requires, inter alia, that the Guarantor grant a corporate guarantee in favor of the Onshore Collateral Agent (acting for and on behalf of the Secured Parties) in respect of the obligations of the Obligors to the Secured Parties under the Transaction Documents;

(B)	in compliance with the requirements of the Amended and Restated Indenture, the Guarantor has agreed to provide a corporate guarantee, on the terms and conditions contained herein;

(C)	pursuant to the Amended and Restated Indenture, the Onshore Collateral Agent is authorized and directed to enter into this Guarantee for and on behalf of the Secured Parties;

(D)	the Guarantor and the Onshore Collateral Agent agree that the guarantee provided under this Guarantee is for the benefit of the Onshore Collateral Agent and the Secured Parties; and

(E)
the Guarantor recognizes and acknowledges that without the guarantee described in Recital (B), the Secured Parties would not have agreed to enter into the Transaction Documents and that accordingly this Guarantee is considered to be for the interest and benefit of the Issuer and the Guarantor.

NOW, THEREFORE, the appearers, acting in the above mentioned capacities, declare that this Guarantee is issued by the Guarantor to the Onshore Collateral Agent, on the following terms and conditions:

ARTICLE 1
  DEFINITIONS AND INTERPRETATION

1.1	In this Guarantee, except to the extent that the context requires otherwise, the following expressions shall have the following meanings:

“Amended and Restated Indenture” means the Amended and Restated Indenture dated [______], among the Issuer, the Guarantors, The Bank of New York Mellon as Trustee, Registrar, Offshore Collateral Agent and Principal Paying Agent and the Onshore Collateral Agent;

“Business Day” shall have the meaning given to such term in the Amended and Restated Indenture;

“Event of Default” shall have the meaning given to such term in the Amended and Restated Indenture;

“Guarantee” means this Corporate Guarantee;

“Guarantors” means, collectively, the Guarantor and each Subsidiary Guarantor;

“Issuer” means Blue Ocean Resources Pte. Ltd., a corporation organized under the laws of the Republic of Singapore;

“Notes” means the US$325,000,000 Amended and Restated Guaranteed Senior Secured Notes Due 2020 issued by the Issuer;

“Obligors” means, collectively, the Issuer and each Guarantor;

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“Subsidiary Guarantors” shall have the meaning given to such term in the Amended and Restated Indenture;

“Secured Obligations” shall have the meaning given to such term in the Amended and Restated Indenture;

“Secured Parties” shall have the meaning given to such term in the Amended and Restated Indenture;

“Transaction Documents” shall have the meaning given to such term in the Amended and Restated Indenture; and

“Trustee” means the party named as such in the Amended and Restated Indenture until a successor replaces it and, thereafter, means the successor.

1.2           In this Guarantee, unless the context otherwise requires:

(a)
capitalized terms not otherwise defined herein shall have the same meaning given to such terms in the Amended and Restated Indenture and all rules of interpretation set out in the Amended and Restated Indenture shall apply hereto as if the same were set out in full herein;

(b)	the headings of the various Articles are for convenience of reference only and shall not define or limit any of the terms or provisions hereof;

(c)
all references herein to any document (including without limitation, this Guarantee) or any law shall be deemed to refer to such document or law as it may be amended, extended, novated, consolidated, supplemented, substituted, renewed or replaced from time to time (provided that in the case of any document, such document is not amended in breach of a covenant contained in any Transaction Document);

(d)	all references herein to any party, where the context permits, shall be deemed to refer to its successors, permitted transferees and permitted assigns;

(e)	any word importing the singular shall include the plural and vice versa;

(f)
unless otherwise specified, all references to Articles, Exhibits and Schedules are to articles, exhibits and schedules to this Guarantee, which articles, exhibits and schedules form an integral and inseparable part to this Guarantee;

(g)
all references herein to law include references to any applicable constitutional provision, treaty, decree, convention, statute, act, regulation, rule, ordinance, proclamation, subordinate legislation, by-law, judgment, rule of court, practice direction, guideline, code, order, approval and standard, including all of their amendments, modifications and replacements;

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(h)	if a payment or other act must be made or done on a day which is not a Business Day, then it must be made or done on the next following Business Day;

(i)	references to “US Dollars” or “US$” are references to United States Dollars; and

(j)	references to “Rupiah” or “Rp” or “IDR” are references to Indonesian Rupiah

ARTICLE 2
GUARANTEE

2.1.
The Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Onshore Collateral Agent (acting for and on behalf of the Secured Parties) and each Secured Party the due and punctual payment of the Secured Obligations and absolutely, irrevocably and unconditionally undertakes to pay the Secured Obligations as its own debt to the Onshore Collateral Agent forthwith upon first written demand by the Onshore Collateral Agent in the currency and in the manner required of the principal debtor.

2.2.
The Guarantor absolutely, irrevocably and unconditionally agrees as a primary obligation and not as surety only: (a) to indemnify the Onshore Collateral Agent and each Secured Party on first written demand by the Onshore Collateral Agent from and against any loss of whatsoever nature incurred by the Onshore Collateral Agent or any Secured Party as a result (whether direct or indirect) of any Secured Obligation and/or any Transaction Document being or becoming wholly or partly invalid, void, voidable or unenforceable for any reason whatsoever, the amount of such loss being the amount which the Onshore Collateral Agent or relevant Secured Party would otherwise have been entitled to recover in respect of that Secured Obligation or under or pursuant to that Transaction Document; and (b) to indemnify the Onshore Collateral Agent and each Secured Party against any loss, cost or expense (including legal fees on a full indemnity basis) which the Onshore Collateral Agent or relevant Secured Party may sustain or incur as a consequence of any default of whatsoever nature in the performance of the Secured Obligations. For the purpose of this indemnity, the Guarantor binds itself by virtue of Article 1316 of the Indonesian Civil Code, and therefore to the extent required, to give effect to the undertakings contemplated under Articles 1316 of the Indonesian Civil Code.

2.3.	All payments made under this Guarantee shall be paid to the Onshore Collateral Agent.

2.4.
Notwithstanding any provision of the Transaction Documents, the Guarantor absolutely, irrevocably and unconditionally as primary obligor and not as surety only, agrees that the Onshore Collateral Agent shall be entitled to recover from the Guarantor all amounts due to the Onshore Collateral Agent and/or any Secured Party under or in connection with the Transaction Documents. Accordingly, the Onshore Collateral Agent and/or any Secured Party may be entitled to reach a compromise or other arrangement with any Obligor in relation to the performance or otherwise by that Obligor of its obligations under any Transaction Document and such compromise or arrangement shall not affect any of the obligations of the Guarantor hereunder to pay to the Onshore Collateral Agent all amounts due under or in connection with the Transaction Documents.

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ARTICLE 3
CONTINUING OBLIGATIONS

3.1.
The obligations of the Guarantor under this Guarantee shall not be affected by an act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Guarantee or prejudice or diminish those obligations in whole or in part, including (whether or not known to the Guarantor, the Onshore Collateral Agent or any Secured Party):

(a)	any time or waiver granted to, or composition with, any Obligor or any other person;

(b)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of any Obligor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

(c)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;

(d)	any variation (however fundamental) or replacement of any Transaction Document so that references to that Transaction Document shall include each variation or replacement;

(e)
any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Document or any other document or security, to the intent that the Guarantor’s obligations under this Guarantee shall remain in full force and its guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity; or

(f)
any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Obligor under any Transaction Document resulting from any bankruptcy, insolvency, liquidation, dissolution or suspension of payments proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Guarantor’s obligations under this Guarantee be construed as if there were no such circumstance.

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3.2.
This Guarantee shall be a continuing security extending in respect of all sums at any time and from time to time due under or pursuant to the Transaction Documents notwithstanding the bankruptcy, liquidation, receivership, administration, judicial management, dissolution or suspension of payment of any Obligor or the institution of any form of bankruptcy or insolvency proceeding (howsoever described) against any Obligor or the making of any order thereunder or the bankruptcy of any Obligor or any change in status, function, control or ownership of any Obligor and shall be in addition to and not in substitution for or derogation from any security which the Onshore Collateral Agent or any Secured Party may at any time hold in respect of the obligations of any Obligor under the Transaction Documents.

3.3.
The Guarantor represents and warrants to the Onshore Collateral Agent that the Guarantor has not taken and agrees that the Guarantor will not at any time take any security from any other Obligor in connection with the Guarantor’s obligations hereunder and further agrees that, so long as the Guarantor is under any actual or contingent liability hereunder, the Guarantor shall not:

(a)	exercise in respect of any amount paid by the Guarantor hereunder any right of subrogation or any other right or remedy which the Guarantor may have in respect thereof; or

(b)
claim or demand payment of any other moneys for the time being due to the Guarantor from any Obligor or exercise or take any step or steps to exercise any other right or remedy which the Guarantor may have in respect thereof.

3.4.
If any payment received in respect of the Secured Obligations is subsequently set aside or avoided by or pursuant to any provision of law or otherwise, such payment shall not be considered as having discharged or diminished the liability of the Guarantor toward the Onshore Collateral Agent or any Secured Party and this Guarantee shall continue to apply as if an amount equal to the amount of such payment had at all times remained owing by the relevant Obligor under or pursuant to the Transaction Documents and the Guarantor shall and hereby agrees irrevocably and unconditionally to indemnify the Onshore Collateral Agent and each Secured Party in respect of any cost, loss or expense occasioned thereby or incurred as a result thereof.

3.5.
Any discharge given to the Guarantor in respect of any of its obligations under this Guarantee and/or any other agreement made with the Guarantor in relation to this Guarantee shall be, and be deemed always to have been, void if any act on the faith of which that discharge was given or that agreement was entered into is subsequently avoided by or pursuant to any provision of law of otherwise.

3.6.
If any Obligor enters bankruptcy, liquidation or suspension of payments or has an administrator, judicial manager or receiver appointed over it or any of its assets or makes any composition or arrangement with its creditors, the Onshore Collateral Agent shall be entitled (notwithstanding any partial payment to it by the Guarantor or any other party of the amounts hereby guaranteed or any release, settlement, discharge or arrangement made or given by the Onshore Collateral Agent) to rank as a creditor and prove in that Obligor’s liquidation, composition or arrangement for the full amount of the Onshore Collateral Agent’s claim as if such partial payment, release, settlement, discharge or arrangement had not been made or given and the Onshore Collateral Agent may receive and retain the whole of the dividends of any such liquidation, composition or arrangement until the Secured Obligations have been irrevocably paid and discharged in full.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES

The Guarantor represents and warrants to the Onshore Collateral Agent and each Secured Party as follows:

(a)
it is a corporation duly organized and validly existing under the laws of Indonesia and has power and authority to own its assets and to engage in the business in which it engages and/or proposes to engage;

(b)	this Guarantee is in the proper form for its enforcement in the Republic of Indonesia;

(c)
the Guarantor has full legal capacity to enter into this Guarantee and to perform and observe the obligations expressed to be assumed by the Guarantor hereunder and all corporate and other actions required to authorize its execution of this Guarantee and the exercise of its rights and performance of the obligations expressed to be assumed by the Guarantor hereunder, have been duly taken;

(d)	this Guarantee has been duly executed by the Guarantor and constitutes the Guarantor’s valid and legally binding obligations enforceable in accordance with its terms;

(e)	the Guarantor has not been dissolved, and no resolution has been adopted or court decision has been taken to dissolve the Guarantor;

(f)	no bankruptcy, liquidation, suspension of payment or receivership proceedings (howsoever described) have been commenced or to the knowledge of the Guarantor is threatened against the Guarantor;

(g)
save as expressly disclosed in the Information Memorandum, the Guarantor is not in breach of or default under any agreement to which the Guarantor is a party or which is binding on the Guarantor or any of the Guarantor’s assets to an extent or in a manner which might have a material adverse effect on the Guarantor’s business or financial condition;

(h)
no action or administrative proceeding of or before any court, tribunal or agency which might have a material adverse effect on the Guarantor’s business or financial condition has been commenced or is pending or to the knowledge of the Guarantor is threatened against the Guarantor;

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(i)
no distress, execution or other process is being levied or enforced upon or sued or to the knowledge of the Guarantor is threatened against the whole or any part of the Guarantor’s business, undertakings or assets which might have a material adverse effect upon the Guarantor’s financial condition or business or upon the Guarantor’s ability to perform or comply with any of the obligations expressed to be assumed by the Guarantor under the Transaction Documents to which the Guarantor is a party;

(j)
the entry into by the Guarantor of this Guarantee constitutes, and the exercise by it of its rights and performance of its obligations under this Guarantee will constitute, private and commercial acts performed for private and commercial purposes;

(k)
the Guarantor will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to this Guarantee;

(l)
the information provided by the Guarantor or on its behalf to the Onshore Collateral Agent in connection with this Guarantee was and remains true, complete and accurate in all material respects and the Guarantor is not aware of any material facts or circumstances that have not been disclosed to the Onshore Collateral Agent and which might, if disclosed, adversely affect the decision of a person considering whether or not to accept the Guarantor’s guarantee as security for the Secured Obligations;

(m)
neither the execution of this Guarantee by the Guarantor nor the performance by the Guarantor of the obligations expressed to be assumed by the Guarantor hereunder will result in any breach of any agreement, law or treaty (including any rules or provisions regarding the preferential treatment of creditors);

(n)
under the laws of Indonesia in force at the date hereof, the Guarantor’s indebtedness under this Guarantee will rank at least pari passu with all of the Guarantor’s other unsecured and unsubordinated indebtedness with the exception of that which is preferred by operation of law.

ARTICLE 5
COVENANTS

The Guarantor hereby agrees for the benefit of the Onshore Collateral Agent and each Secured Party that it shall:

(a)
obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required to enable the Guarantor lawfully to enter into and from time to time perform the obligations expressed to be assumed by the Guarantor under this Guarantee or to ensure the legality, validity, enforceability or admissibility in evidence in Indonesia of this Guarantee;

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(b)
from time to time on request of the Onshore Collateral Agent, furnish the Onshore Collateral Agent with such information about the Guarantor’s business and financial condition as the Onshore Collateral Agent may reasonably require

(c)
promptly comply with all laws to which it is subject and obtain, maintain and comply with the terms of any authorization required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, this Guarantee;

(d)	not enter into any amalgamation, de-merger, merger or reconstruction which may adversely affect any interest of the Onshore Collateral Agent or any Secured Party under this Guarantee;

(e)
promptly inform the Onshore Collateral Agent of the occurrence of any Event of Default of which the Guarantor has actual knowledge and, upon receipt of a written request to that effect from the Onshore Collateral Agent, confirm to the Onshore Collateral Agent that, save as previously notified to the Onshore Collateral Agent, no such event has occurred to the Guarantor’s actual knowledge;

(f)	promptly inform the Onshore Collateral Agent if a payment is required to be made or, as the case may be, has been made or may be demanded under any guarantee or similar obligation of the Guarantor;

(g)
ensure that under the laws of Indonesia in force at the date hereof, the Guarantor’s indebtedness under this Guarantee will rank at least pari passu with all of the Guarantor’s other unsecured and unsubordinated indebtedness with the exception of that which is preferred by operation of law;

(h)
from time to time upon the request of the Onshore Collateral Agent, promptly and duly do or permit to be done all such acts and execute and deliver or permit the execution and delivery of all such instruments and documents as the Onshore Collateral Agent may consider necessary for the purpose of obtaining the full benefit of this Guarantee and of the rights and powers hereby granted and/or (to the extent permitted by applicable law) to give effect to any provision of this Guarantee which is determined to be invalid, illegal or unenforceable;

(i)	not take or accept any security interest from any Obligor;

(j)
not seek to recover, whether directly or by set-off, lien, counterclaim or otherwise, or accept any money or other property, or exercise any rights in respect of any sum which may be or become due to the Guarantor on any account by any Obligor or claim, prove for or accept any payment in any composition by, or any bankruptcy or liquidation or suspension of payment of any Obligor;

(k)
make and submit all the required periodic filings and reports in respect to this Guarantee to all government authorities and bodies that are required under the Indonesian laws (to the extent applicable); and

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(l)	ensure that for so long as any Obligor has any obligation under the Transaction Documents:

(i)
all amounts of whatsoever nature owing to the Guarantor by any Obligor shall be subordinate in right of payment to all amounts of whatsoever nature owing by that Obligor under or pursuant to the Transaction Documents;

(ii)
the Guarantor shall hold all receipts in cash or in kind received or receivable by the Guarantor from or at the direction or on behalf of any Obligor (and whether actually received or deemed received due to any set-off, forgiveness or any other process) as the property of the Onshore Collateral Agent and will, following the occurrence of an Event of Default, pay all or so much of such monies to the Onshore Collateral Agent as is necessary to satisfy and discharge the Secured Obligations in full; or

(iii)
any liquidator, administrator, receiver or any other similar analogous person appointed under applicable law or otherwise to administer and/or distribute the assets of any Obligor is directed to pay all such monies to the Onshore Collateral Agent as are necessary to satisfy and discharge the Secured Obligations in full.

ARTICLE 6
ENFORCEMENT

The Guarantor agrees that the Onshore Collateral Agent does not need to, before making a demand under or otherwise enforcing (or taking any step or steps to enforce) this Guarantee: (a) take any action or obtain any judgment against any other Obligor in any court, tribunal or other forum; (b) make or file any claim or proof in any bankruptcy, dissolution, liquidation or winding-up of any other Obligor; or (c) enforce or seek to enforce all or any of its rights under the Transaction Documents or make any demand of any other Obligors under the Transaction Documents.

ARTICLE 7
CURRENCY OF ACCOUNT AND PAYMENT

If any sum due from the Guarantor hereunder or under any order or judgment given or made in relation hereto has to be converted from the currency (the “Currency of Account”) in which the same is payable hereunder or under such order or judgment into another currency (the “Other Currency”) for the purposes of: (a) making or filing a claim or proof against the Guarantor; (b) obtaining an order or judgment in relation hereto; or (c) enforcing any order or judgment given or made in relation hereto; the Guarantor shall indemnify and hold the Onshore Collateral Agent harmless from and against any loss suffered as a result of any discrepancy between: (i) the rate or rates of exchange used for such purposes to convert the sum in question from the Currency of Account into the Other Currency; and (ii) the rate or rates of exchange at which the Onshore Collateral Agent may in the ordinary course of business purchase the Currency of Account with the Other Currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The indemnity contained in this Article 7 shall continue to apply as a separate obligation notwithstanding any such order, judgment, claim or proof.

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ARTICLE 8
TAXES

8.1
All payments by the Guarantor under this Guarantee and the other Transaction Documents, whether in respect of principal, interest, fees, costs, expenses or any other matter, shall be made in full without any deduction or withholding for or on account of tax unless the deduction or withholding is required by law, in which case the Guarantor shall:

(a)	ensure that the deduction or withholding does not exceed the minimum amount legally required;

(b)
forthwith pay to the beneficiary of such payment such additional amount or amounts so as to ensure that the net amount received by the beneficiary will be equal to the full amount which it would have received had no such deduction or withholding been made or required to be made;

(c)
pay to the relevant taxation or other authorities within the period for payment permitted by applicable law the full amount of the deduction or withholding (including, but without prejudice to the generality of the foregoing, the full amount of any deduction or withholding from any additional amount paid under this sub-Article); and

(d)	furnish to the beneficiary of that payment within thirty (30) days after the Guarantor has made payment to the relevant tax or other authority:

(i)	an official receipt of the relevant authority in respect of all amounts so deducted or withheld; or

(ii)
if such receipts are not issued by the relevant authorities on payment to them of amounts so deducted or withheld, a certification of deduction or withholding or equivalent evidence (which shall be satisfactory to the beneficiary) of the relevant deduction or withholding.

8.2
Without prejudice to the provisions of Article 8.1, if the Onshore Collateral Agent or any Secured Party is required to make any payment on account of tax on or in relation to any sum received or receivable hereunder or under any other Transaction Document (including, without limitation, any sum received or receivable under this Article 8) or any liability in respect of any such payment is asserted, imposed, levied or assessed against the Onshore Collateral Agent or any Secured Party, the Guarantor shall, upon demand of the Onshore Collateral Agent or relevant Secured Party, promptly indemnify the Onshore Collateral Agent or relevant Secured Party against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith.

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ARTICLE 9
SET-OFF

The Guarantor hereby authorizes the Onshore Collateral Agent to apply any credit balance to which the Guarantor is entitled on any account of the Guarantor (whether held alone or jointly and/or severally with any other person) with the Onshore Collateral Agent in satisfaction of any sum due and payable by the Guarantor hereunder but unpaid; for this purpose the Onshore Collateral Agent is authorized to purchase with the monies standing to the credit of any such account such other currencies as may be necessary to effect such application. The Onshore Collateral Agent shall not be obliged to exercise any right given to it by this Article 9.

ARTICLE 10
CERTIFICATE

A certificate from the Onshore Collateral Agent as to any amount at any time due under the Transaction Documents shall be prima facie conclusive evidence and binding on the Guarantor.

ARTICLE 11
BENEFIT OF AGREEMENT

This Guarantee shall be binding upon and shall inure to the benefit of the Onshore Collateral Agent and its successors, assigns and transferees. The Guarantor may not assign or transfer all or any part of the Guarantor’s rights and obligations hereunder.

ARTICLE 12
SUSPENSE ACCOUNT

All monies received, recovered or realized by the Onshore Collateral Agent under this Guarantee may, in the sole discretion of the Onshore Collateral Agent, be credited to any suspense or impersonal account and may from time to time be distributed by the Onshore Collateral Agent to the Secured Parties in accordance with the Transaction Documents.

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ARTICLE 13
CERTIFICATION OF EVENT OF DEFAULT AND
DETERMINATION OF AMOUNTS OWING

13.1.
The Parties agree that, for the purpose of exercising the Onshore Collateral Agent’s rights: (a) the occurrence of the Event of Default shall be conclusively evidenced by a certificate from the Onshore Collateral Agent to that effect; and (b) any persons dealing with the Onshore Collateral Agent may rely upon a certificate from the Onshore Collateral Agent certifying that the Event of Default has occurred.

13.2.
In exercising any right of collection under this Guarantee, it shall not be necessary for the Onshore Collateral Agent to prove the amount owing in respect of the Secured Obligations and the Onshore Collateral Agent shall be entitled for the purpose of exercising its rights hereunder to determine such amounts then due and payable and all expenses which are to be borne by the Obligors on the basis of the Onshore Collateral Agent’s books and records.

ARTICLE 14
NOTICES

14.1
Except if served by a court bailiff (juru sita), all notices under or in connection with this Guarantee shall be in the English language (except where required by applicable law to be in the Indonesian language, in which case they will be accompanied by a sworn English translation simultaneously) and shall be: (a) in writing (including facsimile); and (b) faxed or sent by overnight courier (if for domestic delivery) or internationally recognized courier service (if for overseas delivery) to the relevant Party at the address and contact number for that Party specified in Article 14.2 (or at such other address and contact number as is designated by such Party in a written notice to the other Party). All such notices shall be effective: (a) if sent by facsimile, when sent (on receipt of confirmation); and (b) if sent by courier: (x) one (1) day after timely deposit with an overnight courier if for domestic delivery; and (y) three (3) days after timely deposit with an internationally recognized courier service if for overseas delivery; provided, however, that: (i) no notice to the Onshore Collateral Agent shall be effective until actually received by the Onshore Collateral Agent; and (ii) any notice given by facsimile shall be deemed received on the recipient’s next Business Day if such notice is received after 5:00 p.m. (recipient’s time) or on a non-Business Day.

14.2	The address and facsimile number of the Guarantor:

Address	:	19th Floor, Wisma GKBI Jl. Jend. Sudirman No. 28 Jakarta 10210
For the Attention of	:	[_______]
Fax number	:	[_______]

The address and facsimile number of the Onshore Collateral Agent:

Address :	:	[___] Floor, Graha CIMB Niaga Building, Jl. Jend. Sudirman Kav. 58 Jakarta 12190
For the Attention of	:	[_______]
Fax number	:	[_______]

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ARTICLE 15
COSTS AND EXPENSES

The Guarantor shall pay the legal and other professional fees and costs of consultants and advisors to the Onshore Collateral Agent and travel expenses and other out-of-pocket costs reasonably incurred and properly documented by the Onshore Collateral Agent and its directors, officers, employees, agents, representatives, attorneys and such consultants and advisors in connection with the preparation, negotiation, execution and delivery, and where appropriate, any amendments thereof (and all matters incidental thereto) as contemplated by this Guarantee, and the costs, charges and expenses incurred by the Onshore Collateral Agent and its directors, officers, employees, agents, representatives, attorneys and such consultants and advisors in connection with the administration of the transactions contemplated by this Guarantee and the exercise, preservation or enforcement of any of their respective rights under this Guarantee or any amendments, waivers or consents required under this Guarantee.

ARTICLE 16
APPLICATION OF ENFORCEMENT PROCEEDS

16.1
The proceeds of any enforcement of any right or remedy granted to the Onshore Collateral Agent or any Secured Party hereunder shall be applied against the Secured Obligations as provided in the Amended and Restated Indenture.

16.2
The remaining balance, if any, of such proceeds of enforcement shall only be paid to the Guarantor after satisfaction in full of all amounts owing to the Secured Parties with respect to the Secured Obligations as provided in Article 16.1 above.

ARTICLE 17
INDEMNIFICATION

The Onshore Collateral Agent and its directors, officers, employees, agents, representatives and attorneys are hereby immediately indemnified in full by the Guarantor and held harmless from and against any and all actions, claims, penalties, damages, demands, proceedings, judgments, causes of action, losses, liabilities, costs, charges, expenses and other liabilities (including without limitation all services, value added and other duties or taxes payable on such costs, charges and expenses and the costs and expenses of legal advisors and other experts) which may be brought against, suffered or incurred by the Onshore Collateral Agent and/or its directors, officers, employees, agents, representatives and attorneys as a result of or in connection with: (a) any breach of any of the obligations, warranties or undertakings made or assumed by the Guarantor under this Guarantee; (b) the existence or use of the rights conferred on the Onshore Collateral Agent in this Guarantee; and (c) the perfection, exercise, enforcement or the preservation of any right, power or duty under this Guarantee, or any other matter arising out of or in connection with this Guarantee.

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ARTICLE 18
WAIVER AND CUMULATIVE RIGHTS

18.1
The Guarantor hereby waives presentment, demand, protest or notice of dishonor of any and all of the obligations under the Transaction Documents and promptness in commencement of suit against any other Obligor or any other party and in giving any notice to or making any claim or demand hereunder against the Guarantor. The Guarantor waives any right it may have of first requiring the Onshore Collateral Agent or any Secured Party to proceed against or enforce any other rights or security or claim payment from any other Obligor or any other person before claiming from the Guarantor hereunder.

18.2
The Guarantor agrees to waive and renounce the benefits of prior exhaustion of remedies against the other Obligors and of division of debt as well as other benefits and exceptions conferred on the Guarantor by the Indonesian Civil Code including but not limited to the right to invoke the provisions of Articles 1100, 1402, 1430, 1831, 1833, 1837, 1838, 1843, 1847, 1848, 1849 and 1850 of the Indonesian Civil Code. This Guarantee shall be binding upon the Guarantor as an indivisible debt (under the Indonesian Civil Code).

18.3
The Guarantor irrevocably agrees that in any proceedings brought before an Indonesian court in connection with the Transaction Documents, the Guarantor will not argue or seek to argue (and the Guarantor hereby irrevocably waives all rights to argue):

(a)	against the application of the governing law specified in any Transaction Document in any matters relating to that Transaction Document brought before any such court;

(b)
that any judgment or arbitral award obtained by the Onshore Collateral Agent or any Secured Party outside Indonesia can only be enforced in Indonesia following a re-hearing of the matter in dispute in the Indonesian courts; and

(c)	for relief or protection against (or against the enforcement of) any judgment or arbitral award obtained outside Indonesia in connection with the Transaction Documents.

18.4
The Onshore Collateral Agent shall be under no obligation to enforce any right or benefit hereunder. The Guarantor agrees that no failure or delay or omission on the part of the Onshore Collateral Agent or any Secured Party to exercise any right, power or privilege hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any other right or remedy provided by law.

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ARTICLE 19
DISCHARGE

This Guarantee shall immediately cease to be operative upon the date on which the Secured Obligations are paid and discharged in full and no Obligor is under any further actual or contingent liability to any Secured Party under any Transaction Documents; provided that the Guarantor shall be responsible in respect of any amount paid by any Obligor to any Secured Party which that Secured Party is obliged to repay to the relevant Obligor or a liquidator, administrator or receiver by virtue of any insolvency law.

ARTICLE 20
SEVERABILITY

In the event that any one or more of the provisions of this Guarantee should be or become invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions of this Guarantee shall not in any way be affected or impaired thereby, and the Parties shall enter into negotiations in good faith to replace the invalid, illegal or unenforceable provision (to the extent permitted by applicable law). It being understood that the other provisions of this Guarantee shall remain and continue to be valid, binding and enforceable as set forth herein.

ARTICLE 21
AMENDMENT, ASSIGNMENT AND BINDING EFFECT

The Onshore Collateral Agent may at any time assign, grant a participation in or otherwise transfer all or any part of its rights and benefits under this Guarantee, provided that written notice of such assignment, grant or transfer is given to the Guarantor, and in that event such assignee(s), grantee(s) or transferee(s) of the Onshore Collateral Agent, as the case may be, shall automatically become vested with such rights, interest and privileges of the Onshore Collateral Agent under this Guarantee without loss of priority. The Onshore Collateral Agent is hereby authorized by the Guarantor to take whatever actions or steps are necessary to effectuate the rights of such assignee(s), grantee(s) or transferee(s) under this Guarantee and the Transaction Documents, including, but not limited to, the preparation or execution of deeds and agreements amending or renewing this Guarantee.

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ARTICLE 22
LANGUAGE

22.1	The Parties agree that this Guarantee will be executed in English and Bahasa Indonesia pursuant to Law No. 24 of 2009 on the National Flag, Language, Emblem and Song and its implementing regulations.

22.2
Both the Bahasa Indonesia and English versions of this Guarantee will be valid. However, the Parties agree that, in the event of any conflict between the Bahasa Indonesia version and the English version of this Guarantee, the Bahasa Indonesia version will prevail and the English version will be amended to conform with the provisions in the Bahasa Indonesia version.

ARTICLE 23
GOVERNING LAW

This Guarantee shall be governed by and construed in accordance with the laws of the Republic of Indonesia.

ARTICLE 24
JURISDICTION

24.1
The Guarantor agrees that any legal action or proceeding arising out of or in connection with this Guarantee may be brought before the District Court of Central Jakarta and the Guarantor irrevocably submits to the non-exclusive jurisdiction of such court and selects the Registrar’s office of such court as its general and permanent domicile for the purposes of this Guarantee only. The submission by the Guarantor to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Onshore Collateral Agent to commence any action or proceeding arising out of or in connection with this Guarantee in any jurisdiction whatsoever it shall deem fit nor shall the commencement of any such legal action or proceeding in one jurisdiction preclude the Onshore Collateral Agent from commencing any further or other legal action or proceeding in the same or any other jurisdiction.

24.2
The Guarantor hereby irrevocably waives any objection which the Guarantor may have now or hereafter to the courts referred to in Article 24.1 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Guarantee and agrees not to claim that any such court is not a convenient or appropriate forum.

24.3
Without limiting the forgoing, the Guarantor further understands and agrees that the Onshore Collateral Agent may at its option commence any such suit, action or proceeding which may arise out of or in connection with this Guarantee in any other Jakarta District Court or any other court in Indonesia having jurisdiction.

24.4
To the extent that the Guarantor may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), the Guarantor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

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The appearers are known to me, Notary.

-------------------------------------IN WITNESSETH WHEREOF -------------------------------

This Deed is drawn up in minutes (minit), read and duly signed in Jakarta, on the day and date mentioned in the preamble of this Deed, in the presence of [_______], Sarjana Hukum and [_______], Sarjana Hukum, both assistants of the Notary, residing in [________], as witnesses.

This Deed, after having been duly read out by me, Notary, to the appearers and the witnesses, is signed immediately by the appearers, the witnesses and by me, Notary

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CORPORATE GUARANTEE

On this day,
.
.

have appeared before me, [_______], Sarjana Hukum, Notary, in [_______], in the presence of the witnesses, known to me, Notary, who are mentioned at the end of this Guarantee:

1.
Mr. [_____________], [_____________] nationality, holder of [identity card/passport] number [_____________], residing in [_____________], according to his statement in this matter acting in his capacity as [_____________] representing the Board of Directors of and as such for and on behalf of PT Centralwindu Sejati, a limited liability company (perseroan terbatas) duly established, organized and validly existing under the laws of the Republic of Indonesia, having its legal domicile in Sidoarjo at [___] (this company, its successors in title and/or assignees shall hereinafter be referred to as the “Guarantor”) and who, for the purpose of entering into this legal transaction has obtained prior approval of the Board of Commissioners, the Board of Directors and the Shareholders as evidenced by a duly stamped resolution of the Board of Commissioners dated [___], Board of Directors dated [___] and the Shareholders as set forth in Deed No. [___] passed before [___] SH, Notary in [___] dated [___], which certified true copies are attached to the minutes of this Deed; and

2.
Mr. [_______], [_______] nationality, holder of [identity card/passport] number [_______], residing in [_______], according to his statement in this matter acting pursuant to a duly stamped power of attorney dated [_______], the copy collationee of which was duly stamped and attached hereto, acting as the attorney-in-fact of and as such for and on behalf of PT Bank CIMB Niaga, Tbk, a banking corporation duly established, organized and validly existing under the laws of the Republic of Indonesia, having its legal domicile in Jakarta, at [___] Floor, Graha CIMB Niaga Building, Jl. Jend. Sudirman Kav. 58 Jakarta 12190, Indonesia, in this matter acting as onshore collateral agent for and on behalf of the Secured Parties (as defined below) (this company, its successor in title and/or assignees shall hereinafter be referred to as the “Onshore Collateral Agent”).

The Guarantor and the Onshore Collateral Agent are hereinafter, where necessary, also collectively referred to as the “Parties” and each a “Party”.

WHEREAS:

(A)
the Obligors have entered into the Transaction Documents, which includes the Amended and Restated Indenture. The Amended and Restated Indenture requires, inter alia, that the Guarantor grant a corporate guarantee in favor of the Onshore Collateral Agent (acting for and on behalf of the Secured Parties) in respect of the obligations of the Obligors to the Secured Parties under the Transaction Documents;

(B)	in compliance with the requirements of the Amended and Restated Indenture, the Guarantor has agreed to provide a corporate guarantee, on the terms and conditions contained herein;

(C)	pursuant to the Amended and Restated Indenture, the Onshore Collateral Agent is authorized and directed to enter into this Guarantee for and on behalf of the Secured Parties;

(D)	the Guarantor and the Onshore Collateral Agent agree that the guarantee provided under this Guarantee is for the benefit of the Onshore Collateral Agent and the Secured Parties; and

(E)
the Guarantor recognizes and acknowledges that without the guarantee described in Recital (B), the Secured Parties would not have agreed to enter into the Transaction Documents and that accordingly this Guarantee is considered to be for the interest and benefit of the Issuer and the Guarantor.

NOW, THEREFORE, the appearers, acting in the above mentioned capacities, declare that this Guarantee is issued by the Guarantor to the Onshore Collateral Agent, on the following terms and conditions:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	In this Guarantee, except to the extent that the context requires otherwise, the following expressions shall have the following meanings:

“Amended and Restated Indenture” means the Amended and Restated Indenture dated [______], among the Issuer, the Guarantors, The Bank of New York Mellon as Trustee, Registrar, Offshore Collateral Agent and Principal Paying Agent and the Onshore Collateral Agent;

“Business Day” shall have the meaning given to such term in the Amended and Restated Indenture;

“Event of Default” shall have the meaning given to such term in the Amended and Restated Indenture;

“Guarantee” means this Corporate Guarantee;

“Guarantors” means, collectively, the Guarantor and each Subsidiary Guarantor;

“Issuer” means Blue Ocean Resources Pte. Ltd., a corporation organized under the laws of the Republic of Singapore;

“Notes” means the US$325,000,000 Amended and Restated Guaranteed Senior Secured Notes Due 2020 issued by the Issuer;

“Obligors” means, collectively, the Issuer and each Guarantor;

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“Subsidiary Guarantors” shall have the meaning given to such term in the Amended and Restated Indenture;

“Secured Obligations” shall have the meaning given to such term in the Amended and Restated Indenture;

“Secured Parties” shall have the meaning given to such term in the Amended and Restated Indenture;

“Transaction Documents” shall have the meaning given to such term in the Amended and Restated Indenture; and

“Trustee” means the party named as such in the Amended and Restated Indenture until a successor replaces it and, thereafter, means the successor.

1.2           In this Guarantee, unless the context otherwise requires:

(a)
capitalized terms not otherwise defined herein shall have the same meaning given to such terms in the Amended and Restated Indenture and all rules of interpretation set out in the Amended and Restated Indenture shall apply hereto as if the same were set out in full herein;

(b)	the headings of the various Articles are for convenience of reference only and shall not define or limit any of the terms or provisions hereof;

(c)
all references herein to any document (including without limitation, this Guarantee) or any law shall be deemed to refer to such document or law as it may be amended, extended, novated, consolidated, supplemented, substituted, renewed or replaced from time to time (provided that in the case of any document, such document is not amended in breach of a covenant contained in any Transaction Document);

(d)	all references herein to any party, where the context permits, shall be deemed to refer to its successors, permitted transferees and permitted assigns;

(e)	any word importing the singular shall include the plural and vice versa;

(f)
unless otherwise specified, all references to Articles, Exhibits and Schedules are to articles, exhibits and schedules to this Guarantee, which articles, exhibits and schedules form an integral and inseparable part to this Guarantee;

(g)
all references herein to law include references to any applicable constitutional provision, treaty, decree, convention, statute, act, regulation, rule, ordinance, proclamation, subordinate legislation, by-law, judgment, rule of court, practice direction, guideline, code, order, approval and standard, including all of their amendments, modifications and replacements;

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(h)	if a payment or other act must be made or done on a day which is not a Business Day, then it must be made or done on the next following Business Day;

(i)	references to “US Dollars” or “US$” are references to United States Dollars; and

(j)	references to “Rupiah” or “Rp” or “IDR” are references to Indonesian Rupiah

ARTICLE 2
GUARANTEE

2.1.
The Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Onshore Collateral Agent (acting for and on behalf of the Secured Parties) and each Secured Party the due and punctual payment of the Secured Obligations and absolutely, irrevocably and unconditionally undertakes to pay the Secured Obligations as its own debt to the Onshore Collateral Agent forthwith upon first written demand by the Onshore Collateral Agent in the currency and in the manner required of the principal debtor.

2.2.
The Guarantor absolutely, irrevocably and unconditionally agrees as a primary obligation and not as surety only: (a) to indemnify the Onshore Collateral Agent and each Secured Party on first written demand by the Onshore Collateral Agent from and against any loss of whatsoever nature incurred by the Onshore Collateral Agent or any Secured Party as a result (whether direct or indirect) of any Secured Obligation and/or any Transaction Document being or becoming wholly or partly invalid, void, voidable or unenforceable for any reason whatsoever, the amount of such loss being the amount which the Onshore Collateral Agent or relevant Secured Party would otherwise have been entitled to recover in respect of that Secured Obligation or under or pursuant to that Transaction Document; and (b) to indemnify the Onshore Collateral Agent and each Secured Party against any loss, cost or expense (including legal fees on a full indemnity basis) which the Onshore Collateral Agent or relevant Secured Party may sustain or incur as a consequence of any default of whatsoever nature in the performance of the Secured Obligations. For the purpose of this indemnity, the Guarantor binds itself by virtue of Article 1316 of the Indonesian Civil Code, and therefore to the extent required, to give effect to the undertakings contemplated under Articles 1316 of the Indonesian Civil Code.

2.3.	All payments made under this Guarantee shall be paid to the Onshore Collateral Agent.

2.4.
Notwithstanding any provision of the Transaction Documents, the Guarantor absolutely, irrevocably and unconditionally as primary obligor and not as surety only, agrees that the Onshore Collateral Agent shall be entitled to recover from the Guarantor all amounts due to the Onshore Collateral Agent and/or any Secured Party under or in connection with the Transaction Documents. Accordingly, the Onshore Collateral Agent and/or any Secured Party may be entitled to reach a compromise or other arrangement with any Obligor in relation to the performance or otherwise by that Obligor of its obligations under any Transaction Document and such compromise or arrangement shall not affect any of the obligations of the Guarantor hereunder to pay to the Onshore Collateral Agent all amounts due under or in connection with the Transaction Documents.

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ARTICLE 3
CONTINUING OBLIGATIONS

3.1.
The obligations of the Guarantor under this Guarantee shall not be affected by an act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Guarantee or prejudice or diminish those obligations in whole or in part, including (whether or not known to the Guarantor, the Onshore Collateral Agent or any Secured Party):

(a)	any time or waiver granted to, or composition with, any Obligor or any other person;

(b)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of any Obligor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

(c)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;

(d)	any variation (however fundamental) or replacement of any Transaction Document so that references to that Transaction Document shall include each variation or replacement;

(e)
any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Document or any other document or security, to the intent that the Guarantor’s obligations under this Guarantee shall remain in full force and its guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity; or

(f)
any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Obligor under any Transaction Document resulting from any bankruptcy, insolvency, liquidation, dissolution or suspension of payments proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Guarantor’s obligations under this Guarantee be construed as if there were no such circumstance.

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3.2.
This Guarantee shall be a continuing security extending in respect of all sums at any time and from time to time due under or pursuant to the Transaction Documents notwithstanding the bankruptcy, liquidation, receivership, administration, judicial management, dissolution or suspension of payment of any Obligor or the institution of any form of bankruptcy or insolvency proceeding (howsoever described) against any Obligor or the making of any order thereunder or the bankruptcy of any Obligor or any change in status, function, control or ownership of any Obligor and shall be in addition to and not in substitution for or derogation from any security which the Onshore Collateral Agent or any Secured Party may at any time hold in respect of the obligations of any Obligor under the Transaction Documents.

3.3.
The Guarantor represents and warrants to the Onshore Collateral Agent that the Guarantor has not taken and agrees that the Guarantor will not at any time take any security from any other Obligor in connection with the Guarantor’s obligations hereunder and further agrees that, so long as the Guarantor is under any actual or contingent liability hereunder, the Guarantor shall not:

(a)	exercise in respect of any amount paid by the Guarantor hereunder any right of subrogation or any other right or remedy which the Guarantor may have in respect thereof; or

(b)
claim or demand payment of any other moneys for the time being due to the Guarantor from any Obligor or exercise or take any step or steps to exercise any other right or remedy which the Guarantor may have in respect thereof.

3.4.
If any payment received in respect of the Secured Obligations is subsequently set aside or avoided by or pursuant to any provision of law or otherwise, such payment shall not be considered as having discharged or diminished the liability of the Guarantor toward the Onshore Collateral Agent or any Secured Party and this Guarantee shall continue to apply as if an amount equal to the amount of such payment had at all times remained owing by the relevant Obligor under or pursuant to the Transaction Documents and the Guarantor shall and hereby agrees irrevocably and unconditionally to indemnify the Onshore Collateral Agent and each Secured Party in respect of any cost, loss or expense occasioned thereby or incurred as a result thereof.

3.5.
Any discharge given to the Guarantor in respect of any of its obligations under this Guarantee and/or any other agreement made with the Guarantor in relation to this Guarantee shall be, and be deemed always to have been, void if any act on the faith of which that discharge was given or that agreement was entered into is subsequently avoided by or pursuant to any provision of law of otherwise.

3.6.
If any Obligor enters bankruptcy, liquidation or suspension of payments or has an administrator, judicial manager or receiver appointed over it or any of its assets or makes any composition or arrangement with its creditors, the Onshore Collateral Agent shall be entitled (notwithstanding any partial payment to it by the Guarantor or any other party of the amounts hereby guaranteed or any release, settlement, discharge or arrangement made or given by the Onshore Collateral Agent) to rank as a creditor and prove in that Obligor’s liquidation, composition or arrangement for the full amount of the Onshore Collateral Agent’s claim as if such partial payment, release, settlement, discharge or arrangement had not been made or given and the Onshore Collateral Agent may receive and retain the whole of the dividends of any such liquidation, composition or arrangement until the Secured Obligations have been irrevocably paid and discharged in full.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES

The Guarantor represents and warrants to the Onshore Collateral Agent and each Secured Party as follows:

(a)
it is a corporation duly organized and validly existing under the laws of Indonesia and has power and authority to own its assets and to engage in the business in which it engages and/or proposes to engage;

(b)	this Guarantee is in the proper form for its enforcement in the Republic of Indonesia;

(c)
the Guarantor has full legal capacity to enter into this Guarantee and to perform and observe the obligations expressed to be assumed by the Guarantor hereunder and all corporate and other actions required to authorize its execution of this Guarantee and the exercise of its rights and performance of the obligations expressed to be assumed by the Guarantor hereunder, have been duly taken;

(d)	this Guarantee has been duly executed by the Guarantor and constitutes the Guarantor’s valid and legally binding obligations enforceable in accordance with its terms;

(e)	the Guarantor has not been dissolved, and no resolution has been adopted or court decision has been taken to dissolve the Guarantor;

(f)	no bankruptcy, liquidation, suspension of payment or receivership proceedings (howsoever described) have been commenced or to the knowledge of the Guarantor is threatened against the Guarantor;

(g)
save as expressly disclosed in the Information Memorandum, the Guarantor is not in breach of or default under any agreement to which the Guarantor is a party or which is binding on the Guarantor or any of the Guarantor’s assets to an extent or in a manner which might have a material adverse effect on the Guarantor’s business or financial condition;

(h)
no action or administrative proceeding of or before any court, tribunal or agency which might have a material adverse effect on the Guarantor’s business or financial condition has been commenced or is pending or to the knowledge of the Guarantor is threatened against the Guarantor;

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(i)
no distress, execution or other process is being levied or enforced upon or sued or to the knowledge of the Guarantor is threatened against the whole or any part of the Guarantor’s business, undertakings or assets which might have a material adverse effect upon the Guarantor’s financial condition or business or upon the Guarantor’s ability to perform or comply with any of the obligations expressed to be assumed by the Guarantor under the Transaction Documents to which the Guarantor is a party;

(j)
the entry into by the Guarantor of this Guarantee constitutes, and the exercise by it of its rights and performance of its obligations under this Guarantee will constitute, private and commercial acts performed for private and commercial purposes;

(k)
the Guarantor will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to this Guarantee;

(l)
the information provided by the Guarantor or on its behalf to the Onshore Collateral Agent in connection with this Guarantee was and remains true, complete and accurate in all material respects and the Guarantor is not aware of any material facts or circumstances that have not been disclosed to the Onshore Collateral Agent and which might, if disclosed, adversely affect the decision of a person considering whether or not to accept the Guarantor’s guarantee as security for the Secured Obligations;

(m)
neither the execution of this Guarantee by the Guarantor nor the performance by the Guarantor of the obligations expressed to be assumed by the Guarantor hereunder will result in any breach of any agreement, law or treaty (including any rules or provisions regarding the preferential treatment of creditors);

(n)
under the laws of Indonesia in force at the date hereof, the Guarantor’s indebtedness under this Guarantee will rank at least pari passu with all of the Guarantor’s other unsecured and unsubordinated indebtedness with the exception of that which is preferred by operation of law.

ARTICLE 5
COVENANTS

The Guarantor hereby agrees for the benefit of the Onshore Collateral Agent and each Secured Party that it shall:

(a)
obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required to enable the Guarantor lawfully to enter into and from time to time perform the obligations expressed to be assumed by the Guarantor under this Guarantee or to ensure the legality, validity, enforceability or admissibility in evidence in Indonesia of this Guarantee;

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(b)
from time to time on request of the Onshore Collateral Agent, furnish the Onshore Collateral Agent with such information about the Guarantor’s business and financial condition as the Onshore Collateral Agent may reasonably require

(c)
promptly comply with all laws to which it is subject and obtain, maintain and comply with the terms of any authorization required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, this Guarantee;

(d)	not enter into any amalgamation, de-merger, merger or reconstruction which may adversely affect any interest of the Onshore Collateral Agent or any Secured Party under this Guarantee;

(e)
promptly inform the Onshore Collateral Agent of the occurrence of any Event of Default of which the Guarantor has actual knowledge and, upon receipt of a written request to that effect from the Onshore Collateral Agent, confirm to the Onshore Collateral Agent that, save as previously notified to the Onshore Collateral Agent, no such event has occurred to the Guarantor’s actual knowledge;

(f)	promptly inform the Onshore Collateral Agent if a payment is required to be made or, as the case may be, has been made or may be demanded under any guarantee or similar obligation of the Guarantor;

(g)
ensure that under the laws of Indonesia in force at the date hereof, the Guarantor’s indebtedness under this Guarantee will rank at least pari passu with all of the Guarantor’s other unsecured and unsubordinated indebtedness with the exception of that which is preferred by operation of law;

(h)
from time to time upon the request of the Onshore Collateral Agent, promptly and duly do or permit to be done all such acts and execute and deliver or permit the execution and delivery of all such instruments and documents as the Onshore Collateral Agent may consider necessary for the purpose of obtaining the full benefit of this Guarantee and of the rights and powers hereby granted and/or (to the extent permitted by applicable law) to give effect to any provision of this Guarantee which is determined to be invalid, illegal or unenforceable;

(i)	not take or accept any security interest from any Obligor;

(j)
not seek to recover, whether directly or by set-off, lien, counterclaim or otherwise, or accept any money or other property, or exercise any rights in respect of any sum which may be or become due to the Guarantor on any account by any Obligor or claim, prove for or accept any payment in any composition by, or any bankruptcy or liquidation or suspension of payment of any Obligor;

(k)
make and submit all the required periodic filings and reports in respect to this Guarantee to all government authorities and bodies that are required under the Indonesian laws (to the extent applicable); and

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(l)	ensure that for so long as any Obligor has any obligation under the Transaction Documents:

(i)
all amounts of whatsoever nature owing to the Guarantor by any Obligor shall be subordinate in right of payment to all amounts of whatsoever nature owing by that Obligor under or pursuant to the Transaction Documents;

(ii)
the Guarantor shall hold all receipts in cash or in kind received or receivable by the Guarantor from or at the direction or on behalf of any Obligor (and whether actually received or deemed received due to any set-off, forgiveness or any other process) as the property of the Onshore Collateral Agent and will, following the occurrence of an Event of Default, pay all or so much of such monies to the Onshore Collateral Agent as is necessary to satisfy and discharge the Secured Obligations in full; or

(iii)
any liquidator, administrator, receiver or any other similar analogous person appointed under applicable law or otherwise to administer and/or distribute the assets of any Obligor is directed to pay all such monies to the Onshore Collateral Agent as are necessary to satisfy and discharge the Secured Obligations in full.

ARTICLE 6
ENFORCEMENT

The Guarantor agrees that the Onshore Collateral Agent does not need to, before making a demand under or otherwise enforcing (or taking any step or steps to enforce) this Guarantee: (a) take any action or obtain any judgment against any other Obligor in any court, tribunal or other forum; (b) make or file any claim or proof in any bankruptcy, dissolution, liquidation or winding-up of any other Obligor; or (c) enforce or seek to enforce all or any of its rights under the Transaction Documents or make any demand of any other Obligors under the Transaction Documents.

ARTICLE 7
CURRENCY OF ACCOUNT AND PAYMENT

If any sum due from the Guarantor hereunder or under any order or judgment given or made in relation hereto has to be converted from the currency (the “Currency of Account”) in which the same is payable hereunder or under such order or judgment into another currency (the “Other Currency”) for the purposes of: (a) making or filing a claim or proof against the Guarantor; (b) obtaining an order or judgment in relation hereto; or (c) enforcing any order or judgment given or made in relation hereto; the Guarantor shall indemnify and hold the Onshore Collateral Agent harmless from and against any loss suffered as a result of any discrepancy between: (i) the rate or rates of exchange used for such purposes to convert the sum in question from the Currency of Account into the Other Currency; and (ii) the rate or rates of exchange at which the Onshore Collateral Agent may in the ordinary course of business purchase the Currency of Account with the Other Currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The indemnity contained in this Article 7 shall continue to apply as a separate obligation notwithstanding any such order, judgment, claim or proof.

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ARTICLE 8
TAXES

8.1
All payments by the Guarantor under this Guarantee and the other Transaction Documents, whether in respect of principal, interest, fees, costs, expenses or any other matter, shall be made in full without any deduction or withholding for or on account of tax unless the deduction or withholding is required by law, in which case the Guarantor shall:

(a)	ensure that the deduction or withholding does not exceed the minimum amount legally required;

(b)
forthwith pay to the beneficiary of such payment such additional amount or amounts so as to ensure that the net amount received by the beneficiary will be equal to the full amount which it would have received had no such deduction or withholding been made or required to be made;

(c)
pay to the relevant taxation or other authorities within the period for payment permitted by applicable law the full amount of the deduction or withholding (including, but without prejudice to the generality of the foregoing, the full amount of any deduction or withholding from any additional amount paid under this sub-Article); and

(d)	furnish to the beneficiary of that payment within thirty (30) days after the Guarantor has made payment to the relevant tax or other authority:

(i)	an official receipt of the relevant authority in respect of all amounts so deducted or withheld; or

(ii)
if such receipts are not issued by the relevant authorities on payment to them of amounts so deducted or withheld, a certification of deduction or withholding or equivalent evidence (which shall be satisfactory to the beneficiary) of the relevant deduction or withholding.

8.2
Without prejudice to the provisions of Article 8.1, if the Onshore Collateral Agent or any Secured Party is required to make any payment on account of tax on or in relation to any sum received or receivable hereunder or under any other Transaction Document (including, without limitation, any sum received or receivable under this Article 8) or any liability in respect of any such payment is asserted, imposed, levied or assessed against the Onshore Collateral Agent or any Secured Party, the Guarantor shall, upon demand of the Onshore Collateral Agent or relevant Secured Party, promptly indemnify the Onshore Collateral Agent or relevant Secured Party against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith.

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ARTICLE 9
SET-OFF

The Guarantor hereby authorizes the Onshore Collateral Agent to apply any credit balance to which the Guarantor is entitled on any account of the Guarantor (whether held alone or jointly and/or severally with any other person) with the Onshore Collateral Agent in satisfaction of any sum due and payable by the Guarantor hereunder but unpaid; for this purpose the Onshore Collateral Agent is authorized to purchase with the monies standing to the credit of any such account such other currencies as may be necessary to effect such application. The Onshore Collateral Agent shall not be obliged to exercise any right given to it by this Article 9.

ARTICLE 10
CERTIFICATE

A certificate from the Onshore Collateral Agent as to any amount at any time due under the Transaction Documents shall be prima facie conclusive evidence and binding on the Guarantor.

ARTICLE 11
BENEFIT OF AGREEMENT

This Guarantee shall be binding upon and shall inure to the benefit of the Onshore Collateral Agent and its successors, assigns and transferees. The Guarantor may not assign or transfer all or any part of the Guarantor’s rights and obligations hereunder.

ARTICLE 12
SUSPENSE ACCOUNT

All monies received, recovered or realized by the Onshore Collateral Agent under this Guarantee may, in the sole discretion of the Onshore Collateral Agent, be credited to any suspense or impersonal account and may from time to time be distributed by the Onshore Collateral Agent to the Secured Parties in accordance with the Transaction Documents.

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ARTICLE 13
CERTIFICATION OF EVENT OF DEFAULT AND
DETERMINATION OF AMOUNTS OWING

13.1.
The Parties agree that, for the purpose of exercising the Onshore Collateral Agent’s rights: (a) the occurrence of the Event of Default shall be conclusively evidenced by a certificate from the Onshore Collateral Agent to that effect; and (b) any persons dealing with the Onshore Collateral Agent may rely upon a certificate from the Onshore Collateral Agent certifying that the Event of Default has occurred.

13.2.
In exercising any right of collection under this Guarantee, it shall not be necessary for the Onshore Collateral Agent to prove the amount owing in respect of the Secured Obligations and the Onshore Collateral Agent shall be entitled for the purpose of exercising its rights hereunder to determine such amounts then due and payable and all expenses which are to be borne by the Obligors on the basis of the Onshore Collateral Agent’s books and records.

ARTICLE 14
NOTICES

14.1
Except if served by a court bailiff (juru sita), all notices under or in connection with this Guarantee shall be in the English language (except where required by applicable law to be in the Indonesian language, in which case they will be accompanied by a sworn English translation simultaneously) and shall be: (a) in writing (including facsimile); and (b) faxed or sent by overnight courier (if for domestic delivery) or internationally recognized courier service (if for overseas delivery) to the relevant Party at the address and contact number for that Party specified in Article 14.2 (or at such other address and contact number as is designated by such Party in a written notice to the other Party). All such notices shall be effective: (a) if sent by facsimile, when sent (on receipt of confirmation); and (b) if sent by courier: (x) one (1) day after timely deposit with an overnight courier if for domestic delivery; and (y) three (3) days after timely deposit with an internationally recognized courier service if for overseas delivery; provided, however, that: (i) no notice to the Onshore Collateral Agent shall be effective until actually received by the Onshore Collateral Agent; and (ii) any notice given by facsimile shall be deemed received on the recipient’s next Business Day if such notice is received after 5:00 p.m. (recipient’s time) or on a non-Business Day.

14.2	The address and facsimile number of the Guarantor:

Address	:	19th Floor, Wisma GKBI Jl. Jend. Sudirman No. 28 Jakarta 10210
For the Attention of	:	[_______]
Fax number	:	[_______]

The address and facsimile number of the Onshore Collateral Agent:

Address	:	[___] Floor, Graha CIMB Niaga Building, Jl. Jend. Sudirman Kav. 58 Jakarta 12190
For the Attention of	:	[_______]
Fax number	:	[_______]

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ARTICLE 15
COSTS AND EXPENSES

The Guarantor shall pay the legal and other professional fees and costs of consultants and advisors to the Onshore Collateral Agent and travel expenses and other out-of-pocket costs reasonably incurred and properly documented by the Onshore Collateral Agent and its directors, officers, employees, agents, representatives, attorneys and such consultants and advisors in connection with the preparation, negotiation, execution and delivery, and where appropriate, any amendments thereof (and all matters incidental thereto) as contemplated by this Guarantee, and the costs, charges and expenses incurred by the Onshore Collateral Agent and its directors, officers, employees, agents, representatives, attorneys and such consultants and advisors in connection with the administration of the transactions contemplated by this Guarantee and the exercise, preservation or enforcement of any of their respective rights under this Guarantee or any amendments, waivers or consents required under this Guarantee.

ARTICLE 16
APPLICATION OF ENFORCEMENT PROCEEDS

16.1
The proceeds of any enforcement of any right or remedy granted to the Onshore Collateral Agent or any Secured Party hereunder shall be applied against the Secured Obligations as provided in the Amended and Restated Indenture.

16.2
The remaining balance, if any, of such proceeds of enforcement shall only be paid to the Guarantor after satisfaction in full of all amounts owing to the Secured Parties with respect to the Secured Obligations as provided in Article 16.1 above.

ARTICLE 17
INDEMNIFICATION

The Onshore Collateral Agent and its directors, officers, employees, agents, representatives and attorneys are hereby immediately indemnified in full by the Guarantor and held harmless from and against any and all actions, claims, penalties, damages, demands, proceedings, judgments, causes of action, losses, liabilities, costs, charges, expenses and other liabilities (including without limitation all services, value added and other duties or taxes payable on such costs, charges and expenses and the costs and expenses of legal advisors and other experts) which may be brought against, suffered or incurred by the Onshore Collateral Agent and/or its directors, officers, employees, agents, representatives and attorneys as a result of or in connection with: (a) any breach of any of the obligations, warranties or undertakings made or assumed by the Guarantor under this Guarantee; (b) the existence or use of the rights conferred on the Onshore Collateral Agent in this Guarantee; and (c) the perfection, exercise, enforcement or the preservation of any right, power or duty under this Guarantee, or any other matter arising out of or in connection with this Guarantee.

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ARTICLE 18
WAIVER AND CUMULATIVE RIGHTS

18.1
The Guarantor hereby waives presentment, demand, protest or notice of dishonor of any and all of the obligations under the Transaction Documents and promptness in commencement of suit against any other Obligor or any other party and in giving any notice to or making any claim or demand hereunder against the Guarantor. The Guarantor waives any right it may have of first requiring the Onshore Collateral Agent or any Secured Party to proceed against or enforce any other rights or security or claim payment from any other Obligor or any other person before claiming from the Guarantor hereunder.

18.2
The Guarantor agrees to waive and renounce the benefits of prior exhaustion of remedies against the other Obligors and of division of debt as well as other benefits and exceptions conferred on the Guarantor by the Indonesian Civil Code including but not limited to the right to invoke the provisions of Articles 1100, 1402, 1430, 1831, 1833, 1837, 1838, 1843, 1847, 1848, 1849 and 1850 of the Indonesian Civil Code. This Guarantee shall be binding upon the Guarantor as an indivisible debt (under the Indonesian Civil Code).

18.3
The Guarantor irrevocably agrees that in any proceedings brought before an Indonesian court in connection with the Transaction Documents, the Guarantor will not argue or seek to argue (and the Guarantor hereby irrevocably waives all rights to argue):

(a)	against the application of the governing law specified in any Transaction Document in any matters relating to that Transaction Document brought before any such court;

(b)
that any judgment or arbitral award obtained by the Onshore Collateral Agent or any Secured Party outside Indonesia can only be enforced in Indonesia following a re-hearing of the matter in dispute in the Indonesian courts; and

(c)	for relief or protection against (or against the enforcement of) any judgment or arbitral award obtained outside Indonesia in connection with the Transaction Documents.

18.4
The Onshore Collateral Agent shall be under no obligation to enforce any right or benefit hereunder. The Guarantor agrees that no failure or delay or omission on the part of the Onshore Collateral Agent or any Secured Party to exercise any right, power or privilege hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any other right or remedy provided by law.

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ARTICLE 19
DISCHARGE

This Guarantee shall immediately cease to be operative upon the date on which the Secured Obligations are paid and discharged in full and no Obligor is under any further actual or contingent liability to any Secured Party under any Transaction Documents; provided that the Guarantor shall be responsible in respect of any amount paid by any Obligor to any Secured Party which that Secured Party is obliged to repay to the relevant Obligor or a liquidator, administrator or receiver by virtue of any insolvency law.

ARTICLE 20
SEVERABILITY

In the event that any one or more of the provisions of this Guarantee should be or become invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions of this Guarantee shall not in any way be affected or impaired thereby, and the Parties shall enter into negotiations in good faith to replace the invalid, illegal or unenforceable provision (to the extent permitted by applicable law). It being understood that the other provisions of this Guarantee shall remain and continue to be valid, binding and enforceable as set forth herein.

ARTICLE 21
AMENDMENT, ASSIGNMENT AND BINDING EFFECT

The Onshore Collateral Agent may at any time assign, grant a participation in or otherwise transfer all or any part of its rights and benefits under this Guarantee, provided that written notice of such assignment, grant or transfer is given to the Guarantor, and in that event such assignee(s), grantee(s) or transferee(s) of the Onshore Collateral Agent, as the case may be, shall automatically become vested with such rights, interest and privileges of the Onshore Collateral Agent under this Guarantee without loss of priority. The Onshore Collateral Agent is hereby authorized by the Guarantor to take whatever actions or steps are necessary to effectuate the rights of such assignee(s), grantee(s) or transferee(s) under this Guarantee and the Transaction Documents, including, but not limited to, the preparation or execution of deeds and agreements amending or renewing this Guarantee.

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ARTICLE 22
LANGUAGE

22.1	The Parties agree that this Guarantee will be executed in English and Bahasa Indonesia pursuant to Law No. 24 of 2009 on the National Flag, Language, Emblem and Song and its implementing regulations.

22.2
Both the Bahasa Indonesia and English versions of this Guarantee will be valid. However, the Parties agree that, in the event of any conflict between the Bahasa Indonesia version and the English version of this Guarantee, the Bahasa Indonesia version will prevail and the English version will be amended to conform with the provisions in the Bahasa Indonesia version.

ARTICLE 23
GOVERNING LAW

This Guarantee shall be governed by and construed in accordance with the laws of the Republic of Indonesia.

ARTICLE 24
JURISDICTION

24.1
The Guarantor agrees that any legal action or proceeding arising out of or in connection with this Guarantee may be brought before the District Court of Central Jakarta and the Guarantor irrevocably submits to the non-exclusive jurisdiction of such court and selects the Registrar’s office of such court as its general and permanent domicile for the purposes of this Guarantee only. The submission by the Guarantor to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Onshore Collateral Agent to commence any action or proceeding arising out of or in connection with this Guarantee in any jurisdiction whatsoever it shall deem fit nor shall the commencement of any such legal action or proceeding in one jurisdiction preclude the Onshore Collateral Agent from commencing any further or other legal action or proceeding in the same or any other jurisdiction.

24.2
The Guarantor hereby irrevocably waives any objection which the Guarantor may have now or hereafter to the courts referred to in Article 24.1 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Guarantee and agrees not to claim that any such court is not a convenient or appropriate forum.

24.3
Without limiting the forgoing, the Guarantor further understands and agrees that the Onshore Collateral Agent may at its option commence any such suit, action or proceeding which may arise out of or in connection with this Guarantee in any other Jakarta District Court or any other court in Indonesia having jurisdiction.

24.4
To the extent that the Guarantor may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), the Guarantor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

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The appearers are known to me, Notary.

-------------------------------------IN WITNESSETH WHEREOF -------------------------------

This Deed is drawn up in minutes (minit), read and duly signed in Jakarta, on the day and date mentioned in the preamble of this Deed, in the presence of [_______], Sarjana Hukum and [_______], Sarjana Hukum, both assistants of the Notary, residing in [________], as witnesses.

This Deed, after having been duly read out by me, Notary, to the appearers and the witnesses, is signed immediately by the appearers, the witnesses and by me, Notary

18

CORPORATE GUARANTEE

On this day,
.
.

have appeared before me, [_______], Sarjana Hukum, Notary, in [_______], in the presence of the witnesses, known to me, Notary, who are mentioned at the end of this Guarantee:

1.
Mr. [_____________], [_____________] nationality, holder of [identity card/passport] number [_____________], residing in [_____________], according to his statement in this matter acting in his capacity as [_____________] representing the Board of Directors of and as such for and on behalf of PT Marindolab Pratama, a limited liability company (perseroan terbatas) duly established, organized and validly existing under the laws of the Republic of Indonesia, having its legal domicile in Serang at [___] (this company, its successors in title and/or assignees shall hereinafter be referred to as the “Guarantor”) and who, for the purpose of entering into this legal transaction has obtained prior approval of the Board of Commissioners, the Board of Directors and the Shareholders as evidenced by a duly stamped resolution of the Board of Commissioners dated [___], Board of Directors dated [___] and the Shareholders as set forth in Deed No. [___] passed before [___] SH, Notary in [___] dated [___], which certified true copies are attached to the minutes of this Deed; and

2.
Mr. [_______], [_______] nationality, holder of [identity card/passport] number [_______], residing in [_______], according to his statement in this matter acting pursuant to a duly stamped power of attorney dated [_______], the copy collationee of which was duly stamped and attached hereto, acting as the attorney-in-fact of and as such for and on behalf of PT Bank CIMB Niaga, Tbk, a banking corporation duly established, organized and validly existing under the laws of the Republic of Indonesia, having its legal domicile in Jakarta, at [___] Floor, Graha CIMB Niaga Building, Jl. Jend. Sudirman Kav. 58 Jakarta 12190, Indonesia, in this matter acting as onshore collateral agent for and on behalf of the Secured Parties (as defined below) (this company, its successor in title and/or assignees shall hereinafter be referred to as the “Onshore Collateral Agent”).

The Guarantor and the Onshore Collateral Agent are hereinafter, where necessary, also collectively referred to as the “Parties” and each a “Party”.

WHEREAS:

(A)
the Obligors have entered into the Transaction Documents, which includes the Amended and Restated Indenture. The Amended and Restated Indenture requires, inter alia, that the Guarantor grant a corporate guarantee in favor of the Onshore Collateral Agent (acting for and on behalf of the Secured Parties) in respect of the obligations of the Obligors to the Secured Parties under the Transaction Documents;

(B)	in compliance with the requirements of the Amended and Restated Indenture, the Guarantor has agreed to provide a corporate guarantee, on the terms and conditions contained herein;

(C)	pursuant to the Amended and Restated Indenture, the Onshore Collateral Agent is authorized and directed to enter into this Guarantee for and on behalf of the Secured Parties;

(D)	the Guarantor and the Onshore Collateral Agent agree that the guarantee provided under this Guarantee is for the benefit of the Onshore Collateral Agent and the Secured Parties; and

(E)
the Guarantor recognizes and acknowledges that without the guarantee described in Recital (B), the Secured Parties would not have agreed to enter into the Transaction Documents and that accordingly this Guarantee is considered to be for the interest and benefit of the Issuer and the Guarantor.

NOW, THEREFORE, the appearers, acting in the above mentioned capacities, declare that this Guarantee is issued by the Guarantor to the Onshore Collateral Agent, on the following terms and conditions:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	In this Guarantee, except to the extent that the context requires otherwise, the following expressions shall have the following meanings:

“Amended and Restated Indenture” means the Amended and Restated Indenture dated [______], among the Issuer, the Guarantors, The Bank of New York Mellon as Trustee, Registrar, Offshore Collateral Agent and Principal Paying Agent and the Onshore Collateral Agent;

“Business Day” shall have the meaning given to such term in the Amended and Restated Indenture;

“Event of Default” shall have the meaning given to such term in the Amended and Restated Indenture;

“Guarantee” means this Corporate Guarantee;

“Guarantors” means, collectively, the Guarantor and each Subsidiary Guarantor;

“Issuer” means Blue Ocean Resources Pte. Ltd., a corporation organized under the laws of the Republic of Singapore;

“Notes” means the US$325,000,000 Amended and Restated Guaranteed Senior Secured Notes Due 2020 issued by the Issuer;

“Obligors” means, collectively, the Issuer and each Guarantor;

2

“Subsidiary Guarantors” shall have the meaning given to such term in the Amended and Restated Indenture;

“Secured Obligations” shall have the meaning given to such term in the Amended and Restated Indenture;

“Secured Parties” shall have the meaning given to such term in the Amended and Restated Indenture;

“Transaction Documents” shall have the meaning given to such term in the Amended and Restated Indenture; and

“Trustee” means the party named as such in the Amended and Restated Indenture until a successor replaces it and, thereafter, means the successor.

1.2           In this Guarantee, unless the context otherwise requires:

(a)
capitalized terms not otherwise defined herein shall have the same meaning given to such terms in the Amended and Restated Indenture and all rules of interpretation set out in the Amended and Restated Indenture shall apply hereto as if the same were set out in full herein;

(b)	the headings of the various Articles are for convenience of reference only and shall not define or limit any of the terms or provisions hereof;

(c)
all references herein to any document (including without limitation, this Guarantee) or any law shall be deemed to refer to such document or law as it may be amended, extended, novated, consolidated, supplemented, substituted, renewed or replaced from time to time (provided that in the case of any document, such document is not amended in breach of a covenant contained in any Transaction Document);

(d)	all references herein to any party, where the context permits, shall be deemed to refer to its successors, permitted transferees and permitted assigns;

(e)	any word importing the singular shall include the plural and vice versa;

(f)
unless otherwise specified, all references to Articles, Exhibits and Schedules are to articles, exhibits and schedules to this Guarantee, which articles, exhibits and schedules form an integral and inseparable part to this Guarantee;

(g)
all references herein to law include references to any applicable constitutional provision, treaty, decree, convention, statute, act, regulation, rule, ordinance, proclamation, subordinate legislation, by-law, judgment, rule of court, practice direction, guideline, code, order, approval and standard, including all of their amendments, modifications and replacements;

3

(h)	if a payment or other act must be made or done on a day which is not a Business Day, then it must be made or done on the next following Business Day;

(i)	references to “US Dollars” or “US$” are references to United States Dollars; and

(j)	references to “Rupiah” or “Rp” or “IDR” are references to Indonesian Rupiah

ARTICLE 2
GUARANTEE

2.1.
The Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Onshore Collateral Agent (acting for and on behalf of the Secured Parties) and each Secured Party the due and punctual payment of the Secured Obligations and absolutely, irrevocably and unconditionally undertakes to pay the Secured Obligations as its own debt to the Onshore Collateral Agent forthwith upon first written demand by the Onshore Collateral Agent in the currency and in the manner required of the principal debtor.

2.2.
The Guarantor absolutely, irrevocably and unconditionally agrees as a primary obligation and not as surety only: (a) to indemnify the Onshore Collateral Agent and each Secured Party on first written demand by the Onshore Collateral Agent from and against any loss of whatsoever nature incurred by the Onshore Collateral Agent or any Secured Party as a result (whether direct or indirect) of any Secured Obligation and/or any Transaction Document being or becoming wholly or partly invalid, void, voidable or unenforceable for any reason whatsoever, the amount of such loss being the amount which the Onshore Collateral Agent or relevant Secured Party would otherwise have been entitled to recover in respect of that Secured Obligation or under or pursuant to that Transaction Document; and (b) to indemnify the Onshore Collateral Agent and each Secured Party against any loss, cost or expense (including legal fees on a full indemnity basis) which the Onshore Collateral Agent or relevant Secured Party may sustain or incur as a consequence of any default of whatsoever nature in the performance of the Secured Obligations. For the purpose of this indemnity, the Guarantor binds itself by virtue of Article 1316 of the Indonesian Civil Code, and therefore to the extent required, to give effect to the undertakings contemplated under Articles 1316 of the Indonesian Civil Code.

2.3.	All payments made under this Guarantee shall be paid to the Onshore Collateral Agent.

2.4.
Notwithstanding any provision of the Transaction Documents, the Guarantor absolutely, irrevocably and unconditionally as primary obligor and not as surety only, agrees that the Onshore Collateral Agent shall be entitled to recover from the Guarantor all amounts due to the Onshore Collateral Agent and/or any Secured Party under or in connection with the Transaction Documents. Accordingly, the Onshore Collateral Agent and/or any Secured Party may be entitled to reach a compromise or other arrangement with any Obligor in relation to the performance or otherwise by that Obligor of its obligations under any Transaction Document and such compromise or arrangement shall not affect any of the obligations of the Guarantor hereunder to pay to the Onshore Collateral Agent all amounts due under or in connection with the Transaction Documents.

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ARTICLE 3
CONTINUING OBLIGATIONS

3.1.
The obligations of the Guarantor under this Guarantee shall not be affected by an act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Guarantee or prejudice or diminish those obligations in whole or in part, including (whether or not known to the Guarantor, the Onshore Collateral Agent or any Secured Party):

(a)	any time or waiver granted to, or composition with, any Obligor or any other person;

(b)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of any Obligor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

(c)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;

(d)	any variation (however fundamental) or replacement of any Transaction Document so that references to that Transaction Document shall include each variation or replacement;

(e)
any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Document or any other document or security, to the intent that the Guarantor’s obligations under this Guarantee shall remain in full force and its guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity; or

(f)
any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Obligor under any Transaction Document resulting from any bankruptcy, insolvency, liquidation, dissolution or suspension of payments proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Guarantor’s obligations under this Guarantee be construed as if there were no such circumstance.

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3.2.
This Guarantee shall be a continuing security extending in respect of all sums at any time and from time to time due under or pursuant to the Transaction Documents notwithstanding the bankruptcy, liquidation, receivership, administration, judicial management, dissolution or suspension of payment of any Obligor or the institution of any form of bankruptcy or insolvency proceeding (howsoever described) against any Obligor or the making of any order thereunder or the bankruptcy of any Obligor or any change in status, function, control or ownership of any Obligor and shall be in addition to and not in substitution for or derogation from any security which the Onshore Collateral Agent or any Secured Party may at any time hold in respect of the obligations of any Obligor under the Transaction Documents.

3.3.
The Guarantor represents and warrants to the Onshore Collateral Agent that the Guarantor has not taken and agrees that the Guarantor will not at any time take any security from any other Obligor in connection with the Guarantor’s obligations hereunder and further agrees that, so long as the Guarantor is under any actual or contingent liability hereunder, the Guarantor shall not:

(a)	exercise in respect of any amount paid by the Guarantor hereunder any right of subrogation or any other right or remedy which the Guarantor may have in respect thereof; or

(b)
claim or demand payment of any other moneys for the time being due to the Guarantor from any Obligor or exercise or take any step or steps to exercise any other right or remedy which the Guarantor may have in respect thereof.

3.4.
If any payment received in respect of the Secured Obligations is subsequently set aside or avoided by or pursuant to any provision of law or otherwise, such payment shall not be considered as having discharged or diminished the liability of the Guarantor toward the Onshore Collateral Agent or any Secured Party and this Guarantee shall continue to apply as if an amount equal to the amount of such payment had at all times remained owing by the relevant Obligor under or pursuant to the Transaction Documents and the Guarantor shall and hereby agrees irrevocably and unconditionally to indemnify the Onshore Collateral Agent and each Secured Party in respect of any cost, loss or expense occasioned thereby or incurred as a result thereof.

3.5.
Any discharge given to the Guarantor in respect of any of its obligations under this Guarantee and/or any other agreement made with the Guarantor in relation to this Guarantee shall be, and be deemed always to have been, void if any act on the faith of which that discharge was given or that agreement was entered into is subsequently avoided by or pursuant to any provision of law of otherwise.

3.6.
If any Obligor enters bankruptcy, liquidation or suspension of payments or has an administrator, judicial manager or receiver appointed over it or any of its assets or makes any composition or arrangement with its creditors, the Onshore Collateral Agent shall be entitled (notwithstanding any partial payment to it by the Guarantor or any other party of the amounts hereby guaranteed or any release, settlement, discharge or arrangement made or given by the Onshore Collateral Agent) to rank as a creditor and prove in that Obligor’s liquidation, composition or arrangement for the full amount of the Onshore Collateral Agent’s claim as if such partial payment, release, settlement, discharge or arrangement had not been made or given and the Onshore Collateral Agent may receive and retain the whole of the dividends of any such liquidation, composition or arrangement until the Secured Obligations have been irrevocably paid and discharged in full.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES

The Guarantor represents and warrants to the Onshore Collateral Agent and each Secured Party as follows:

(a)
it is a corporation duly organized and validly existing under the laws of Indonesia and has power and authority to own its assets and to engage in the business in which it engages and/or proposes to engage;

(b)	this Guarantee is in the proper form for its enforcement in the Republic of Indonesia;

(c)
the Guarantor has full legal capacity to enter into this Guarantee and to perform and observe the obligations expressed to be assumed by the Guarantor hereunder and all corporate and other actions required to authorize its execution of this Guarantee and the exercise of its rights and performance of the obligations expressed to be assumed by the Guarantor hereunder, have been duly taken;

(d)	this Guarantee has been duly executed by the Guarantor and constitutes the Guarantor’s valid and legally binding obligations enforceable in accordance with its terms;

(e)	the Guarantor has not been dissolved, and no resolution has been adopted or court decision has been taken to dissolve the Guarantor;

(f)	no bankruptcy, liquidation, suspension of payment or receivership proceedings (howsoever described) have been commenced or to the knowledge of the Guarantor is threatened against the Guarantor;

(g)
save as expressly disclosed in the Information Memorandum, the Guarantor is not in breach of or default under any agreement to which the Guarantor is a party or which is binding on the Guarantor or any of the Guarantor’s assets to an extent or in a manner which might have a material adverse effect on the Guarantor’s business or financial condition;

(h)
no action or administrative proceeding of or before any court, tribunal or agency which might have a material adverse effect on the Guarantor’s business or financial condition has been commenced or is pending or to the knowledge of the Guarantor is threatened against the Guarantor;

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(i)
no distress, execution or other process is being levied or enforced upon or sued or to the knowledge of the Guarantor is threatened against the whole or any part of the Guarantor’s business, undertakings or assets which might have a material adverse effect upon the Guarantor’s financial condition or business or upon the Guarantor’s ability to perform or comply with any of the obligations expressed to be assumed by the Guarantor under the Transaction Documents to which the Guarantor is a party;

(j)
the entry into by the Guarantor of this Guarantee constitutes, and the exercise by it of its rights and performance of its obligations under this Guarantee will constitute, private and commercial acts performed for private and commercial purposes;

(k)
the Guarantor will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to this Guarantee;

(l)
the information provided by the Guarantor or on its behalf to the Onshore Collateral Agent in connection with this Guarantee was and remains true, complete and accurate in all material respects and the Guarantor is not aware of any material facts or circumstances that have not been disclosed to the Onshore Collateral Agent and which might, if disclosed, adversely affect the decision of a person considering whether or not to accept the Guarantor’s guarantee as security for the Secured Obligations;

(m)
neither the execution of this Guarantee by the Guarantor nor the performance by the Guarantor of the obligations expressed to be assumed by the Guarantor hereunder will result in any breach of any agreement, law or treaty (including any rules or provisions regarding the preferential treatment of creditors);

(n)
under the laws of Indonesia in force at the date hereof, the Guarantor’s indebtedness under this Guarantee will rank at least pari passu with all of the Guarantor’s other unsecured and unsubordinated indebtedness with the exception of that which is preferred by operation of law.

ARTICLE 5
COVENANTS

The Guarantor hereby agrees for the benefit of the Onshore Collateral Agent and each Secured Party that it shall:

(a)
obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required to enable the Guarantor lawfully to enter into and from time to time perform the obligations expressed to be assumed by the Guarantor under this Guarantee or to ensure the legality, validity, enforceability or admissibility in evidence in Indonesia of this Guarantee;

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(b)
from time to time on request of the Onshore Collateral Agent, furnish the Onshore Collateral Agent with such information about the Guarantor’s business and financial condition as the Onshore Collateral Agent may reasonably require

(c)
promptly comply with all laws to which it is subject and obtain, maintain and comply with the terms of any authorization required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, this Guarantee;

(d)	not enter into any amalgamation, de-merger, merger or reconstruction which may adversely affect any interest of the Onshore Collateral Agent or any Secured Party under this Guarantee;

(e)
promptly inform the Onshore Collateral Agent of the occurrence of any Event of Default of which the Guarantor has actual knowledge and, upon receipt of a written request to that effect from the Onshore Collateral Agent, confirm to the Onshore Collateral Agent that, save as previously notified to the Onshore Collateral Agent, no such event has occurred to the Guarantor’s actual knowledge;

(f)	promptly inform the Onshore Collateral Agent if a payment is required to be made or, as the case may be, has been made or may be demanded under any guarantee or similar obligation of the Guarantor;

(g)
ensure that under the laws of Indonesia in force at the date hereof, the Guarantor’s indebtedness under this Guarantee will rank at least pari passu with all of the Guarantor’s other unsecured and unsubordinated indebtedness with the exception of that which is preferred by operation of law;

(h)
from time to time upon the request of the Onshore Collateral Agent, promptly and duly do or permit to be done all such acts and execute and deliver or permit the execution and delivery of all such instruments and documents as the Onshore Collateral Agent may consider necessary for the purpose of obtaining the full benefit of this Guarantee and of the rights and powers hereby granted and/or (to the extent permitted by applicable law) to give effect to any provision of this Guarantee which is determined to be invalid, illegal or unenforceable;

(i)	not take or accept any security interest from any Obligor;

(j)
not seek to recover, whether directly or by set-off, lien, counterclaim or otherwise, or accept any money or other property, or exercise any rights in respect of any sum which may be or become due to the Guarantor on any account by any Obligor or claim, prove for or accept any payment in any composition by, or any bankruptcy or liquidation or suspension of payment of any Obligor;

(k)
make and submit all the required periodic filings and reports in respect to this Guarantee to all government authorities and bodies that are required under the Indonesian laws (to the extent applicable); and

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(l)	ensure that for so long as any Obligor has any obligation under the Transaction Documents:

(i)
all amounts of whatsoever nature owing to the Guarantor by any Obligor shall be subordinate in right of payment to all amounts of whatsoever nature owing by that Obligor under or pursuant to the Transaction Documents;

(ii)
the Guarantor shall hold all receipts in cash or in kind received or receivable by the Guarantor from or at the direction or on behalf of any Obligor (and whether actually received or deemed received due to any set-off, forgiveness or any other process) as the property of the Onshore Collateral Agent and will, following the occurrence of an Event of Default, pay all or so much of such monies to the Onshore Collateral Agent as is necessary to satisfy and discharge the Secured Obligations in full; or

(iii)
any liquidator, administrator, receiver or any other similar analogous person appointed under applicable law or otherwise to administer and/or distribute the assets of any Obligor is directed to pay all such monies to the Onshore Collateral Agent as are necessary to satisfy and discharge the Secured Obligations in full.

ARTICLE 6
ENFORCEMENT

The Guarantor agrees that the Onshore Collateral Agent does not need to, before making a demand under or otherwise enforcing (or taking any step or steps to enforce) this Guarantee: (a) take any action or obtain any judgment against any other Obligor in any court, tribunal or other forum; (b) make or file any claim or proof in any bankruptcy, dissolution, liquidation or winding-up of any other Obligor; or (c) enforce or seek to enforce all or any of its rights under the Transaction Documents or make any demand of any other Obligors under the Transaction Documents.

ARTICLE 7
CURRENCY OF ACCOUNT AND PAYMENT

If any sum due from the Guarantor hereunder or under any order or judgment given or made in relation hereto has to be converted from the currency (the “Currency of Account”) in which the same is payable hereunder or under such order or judgment into another currency (the “Other Currency”) for the purposes of: (a) making or filing a claim or proof against the Guarantor; (b) obtaining an order or judgment in relation hereto; or (c) enforcing any order or judgment given or made in relation hereto; the Guarantor shall indemnify and hold the Onshore Collateral Agent harmless from and against any loss suffered as a result of any discrepancy between: (i) the rate or rates of exchange used for such purposes to convert the sum in question from the Currency of Account into the Other Currency; and (ii) the rate or rates of exchange at which the Onshore Collateral Agent may in the ordinary course of business purchase the Currency of Account with the Other Currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The indemnity contained in this Article 7 shall continue to apply as a separate obligation notwithstanding any such order, judgment, claim or proof.

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ARTICLE 8
TAXES

8.1
All payments by the Guarantor under this Guarantee and the other Transaction Documents, whether in respect of principal, interest, fees, costs, expenses or any other matter, shall be made in full without any deduction or withholding for or on account of tax unless the deduction or withholding is required by law, in which case the Guarantor shall:

(a)	ensure that the deduction or withholding does not exceed the minimum amount legally required;

(b)
forthwith pay to the beneficiary of such payment such additional amount or amounts so as to ensure that the net amount received by the beneficiary will be equal to the full amount which it would have received had no such deduction or withholding been made or required to be made;

(c)
pay to the relevant taxation or other authorities within the period for payment permitted by applicable law the full amount of the deduction or withholding (including, but without prejudice to the generality of the foregoing, the full amount of any deduction or withholding from any additional amount paid under this sub-Article); and

(d)	furnish to the beneficiary of that payment within thirty (30) days after the Guarantor has made payment to the relevant tax or other authority:

(i)	an official receipt of the relevant authority in respect of all amounts so deducted or withheld; or

(ii)
if such receipts are not issued by the relevant authorities on payment to them of amounts so deducted or withheld, a certification of deduction or withholding or equivalent evidence (which shall be satisfactory to the beneficiary) of the relevant deduction or withholding.

8.2
Without prejudice to the provisions of Article 8.1, if the Onshore Collateral Agent or any Secured Party is required to make any payment on account of tax on or in relation to any sum received or receivable hereunder or under any other Transaction Document (including, without limitation, any sum received or receivable under this Article 8) or any liability in respect of any such payment is asserted, imposed, levied or assessed against the Onshore Collateral Agent or any Secured Party, the Guarantor shall, upon demand of the Onshore Collateral Agent or relevant Secured Party, promptly indemnify the Onshore Collateral Agent or relevant Secured Party against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith.

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ARTICLE 9
SET-OFF

The Guarantor hereby authorizes the Onshore Collateral Agent to apply any credit balance to which the Guarantor is entitled on any account of the Guarantor (whether held alone or jointly and/or severally with any other person) with the Onshore Collateral Agent in satisfaction of any sum due and payable by the Guarantor hereunder but unpaid; for this purpose the Onshore Collateral Agent is authorized to purchase with the monies standing to the credit of any such account such other currencies as may be necessary to effect such application. The Onshore Collateral Agent shall not be obliged to exercise any right given to it by this Article 9.

ARTICLE 10
CERTIFICATE

A certificate from the Onshore Collateral Agent as to any amount at any time due under the Transaction Documents shall be prima facie conclusive evidence and binding on the Guarantor.

ARTICLE 11
BENEFIT OF AGREEMENT

This Guarantee shall be binding upon and shall inure to the benefit of the Onshore Collateral Agent and its successors, assigns and transferees. The Guarantor may not assign or transfer all or any part of the Guarantor’s rights and obligations hereunder.

ARTICLE 12
SUSPENSE ACCOUNT

All monies received, recovered or realized by the Onshore Collateral Agent under this Guarantee may, in the sole discretion of the Onshore Collateral Agent, be credited to any suspense or impersonal account and may from time to time be distributed by the Onshore Collateral Agent to the Secured Parties in accordance with the Transaction Documents.

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ARTICLE 13
CERTIFICATION OF EVENT OF DEFAULT AND
DETERMINATION OF AMOUNTS OWING

13.1.
The Parties agree that, for the purpose of exercising the Onshore Collateral Agent’s rights: (a) the occurrence of the Event of Default shall be conclusively evidenced by a certificate from the Onshore Collateral Agent to that effect; and (b) any persons dealing with the Onshore Collateral Agent may rely upon a certificate from the Onshore Collateral Agent certifying that the Event of Default has occurred.

13.2.
In exercising any right of collection under this Guarantee, it shall not be necessary for the Onshore Collateral Agent to prove the amount owing in respect of the Secured Obligations and the Onshore Collateral Agent shall be entitled for the purpose of exercising its rights hereunder to determine such amounts then due and payable and all expenses which are to be borne by the Obligors on the basis of the Onshore Collateral Agent’s books and records.

ARTICLE 14
NOTICES

14.1
Except if served by a court bailiff (juru sita), all notices under or in connection with this Guarantee shall be in the English language (except where required by applicable law to be in the Indonesian language, in which case they will be accompanied by a sworn English translation simultaneously) and shall be: (a) in writing (including facsimile); and (b) faxed or sent by overnight courier (if for domestic delivery) or internationally recognized courier service (if for overseas delivery) to the relevant Party at the address and contact number for that Party specified in Article 14.2 (or at such other address and contact number as is designated by such Party in a written notice to the other Party). All such notices shall be effective: (a) if sent by facsimile, when sent (on receipt of confirmation); and (b) if sent by courier: (x) one (1) day after timely deposit with an overnight courier if for domestic delivery; and (y) three (3) days after timely deposit with an internationally recognized courier service if for overseas delivery; provided, however, that: (i) no notice to the Onshore Collateral Agent shall be effective until actually received by the Onshore Collateral Agent; and (ii) any notice given by facsimile shall be deemed received on the recipient’s next Business Day if such notice is received after 5:00 p.m. (recipient’s time) or on a non-Business Day.

14.2	The address and facsimile number of the Guarantor:

Address	:	19th Floor, Wisma GKBI Jl. Jend. Sudirman No. 28 Jakarta 10210
For the Attention of	:	[_______]
Fax number	:	[_______]

The address and facsimile number of the Onshore Collateral Agent:

Address	:	[___] Floor, Graha CIMB Niaga Building, Jl. Jend. Sudirman Kav. 58 Jakarta 12190
For the Attention of	:	[_______]
Fax number	:	[_______]

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ARTICLE 15
COSTS AND EXPENSES

The Guarantor shall pay the legal and other professional fees and costs of consultants and advisors to the Onshore Collateral Agent and travel expenses and other out-of-pocket costs reasonably incurred and properly documented by the Onshore Collateral Agent and its directors, officers, employees, agents, representatives, attorneys and such consultants and advisors in connection with the preparation, negotiation, execution and delivery, and where appropriate, any amendments thereof (and all matters incidental thereto) as contemplated by this Guarantee, and the costs, charges and expenses incurred by the Onshore Collateral Agent and its directors, officers, employees, agents, representatives, attorneys and such consultants and advisors in connection with the administration of the transactions contemplated by this Guarantee and the exercise, preservation or enforcement of any of their respective rights under this Guarantee or any amendments, waivers or consents required under this Guarantee.

ARTICLE 16
APPLICATION OF ENFORCEMENT PROCEEDS

16.1
The proceeds of any enforcement of any right or remedy granted to the Onshore Collateral Agent or any Secured Party hereunder shall be applied against the Secured Obligations as provided in the Amended and Restated Indenture.

16.2
The remaining balance, if any, of such proceeds of enforcement shall only be paid to the Guarantor after satisfaction in full of all amounts owing to the Secured Parties with respect to the Secured Obligations as provided in Article 16.1 above.

ARTICLE 17
INDEMNIFICATION

The Onshore Collateral Agent and its directors, officers, employees, agents, representatives and attorneys are hereby immediately indemnified in full by the Guarantor and held harmless from and against any and all actions, claims, penalties, damages, demands, proceedings, judgments, causes of action, losses, liabilities, costs, charges, expenses and other liabilities (including without limitation all services, value added and other duties or taxes payable on such costs, charges and expenses and the costs and expenses of legal advisors and other experts) which may be brought against, suffered or incurred by the Onshore Collateral Agent and/or its directors, officers, employees, agents, representatives and attorneys as a result of or in connection with: (a) any breach of any of the obligations, warranties or undertakings made or assumed by the Guarantor under this Guarantee; (b) the existence or use of the rights conferred on the Onshore Collateral Agent in this Guarantee; and (c) the perfection, exercise, enforcement or the preservation of any right, power or duty under this Guarantee, or any other matter arising out of or in connection with this Guarantee.

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ARTICLE 18
WAIVER AND CUMULATIVE RIGHTS

18.1
The Guarantor hereby waives presentment, demand, protest or notice of dishonor of any and all of the obligations under the Transaction Documents and promptness in commencement of suit against any other Obligor or any other party and in giving any notice to or making any claim or demand hereunder against the Guarantor. The Guarantor waives any right it may have of first requiring the Onshore Collateral Agent or any Secured Party to proceed against or enforce any other rights or security or claim payment from any other Obligor or any other person before claiming from the Guarantor hereunder.

18.2
The Guarantor agrees to waive and renounce the benefits of prior exhaustion of remedies against the other Obligors and of division of debt as well as other benefits and exceptions conferred on the Guarantor by the Indonesian Civil Code including but not limited to the right to invoke the provisions of Articles 1100, 1402, 1430, 1831, 1833, 1837, 1838, 1843, 1847, 1848, 1849 and 1850 of the Indonesian Civil Code. This Guarantee shall be binding upon the Guarantor as an indivisible debt (under the Indonesian Civil Code).

18.3
The Guarantor irrevocably agrees that in any proceedings brought before an Indonesian court in connection with the Transaction Documents, the Guarantor will not argue or seek to argue (and the Guarantor hereby irrevocably waives all rights to argue):

(a)	against the application of the governing law specified in any Transaction Document in any matters relating to that Transaction Document brought before any such court;

(b)
that any judgment or arbitral award obtained by the Onshore Collateral Agent or any Secured Party outside Indonesia can only be enforced in Indonesia following a re-hearing of the matter in dispute in the Indonesian courts; and

(c)	for relief or protection against (or against the enforcement of) any judgment or arbitral award obtained outside Indonesia in connection with the Transaction Documents.

18.4
The Onshore Collateral Agent shall be under no obligation to enforce any right or benefit hereunder. The Guarantor agrees that no failure or delay or omission on the part of the Onshore Collateral Agent or any Secured Party to exercise any right, power or privilege hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any other right or remedy provided by law.

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ARTICLE 19
DISCHARGE

This Guarantee shall immediately cease to be operative upon the date on which the Secured Obligations are paid and discharged in full and no Obligor is under any further actual or contingent liability to any Secured Party under any Transaction Documents; provided that the Guarantor shall be responsible in respect of any amount paid by any Obligor to any Secured Party which that Secured Party is obliged to repay to the relevant Obligor or a liquidator, administrator or receiver by virtue of any insolvency law.

ARTICLE 20
SEVERABILITY

In the event that any one or more of the provisions of this Guarantee should be or become invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions of this Guarantee shall not in any way be affected or impaired thereby, and the Parties shall enter into negotiations in good faith to replace the invalid, illegal or unenforceable provision (to the extent permitted by applicable law). It being understood that the other provisions of this Guarantee shall remain and continue to be valid, binding and enforceable as set forth herein.

ARTICLE 21
AMENDMENT, ASSIGNMENT AND BINDING EFFECT

The Onshore Collateral Agent may at any time assign, grant a participation in or otherwise transfer all or any part of its rights and benefits under this Guarantee, provided that written notice of such assignment, grant or transfer is given to the Guarantor, and in that event such assignee(s), grantee(s) or transferee(s) of the Onshore Collateral Agent, as the case may be, shall automatically become vested with such rights, interest and privileges of the Onshore Collateral Agent under this Guarantee without loss of priority. The Onshore Collateral Agent is hereby authorized by the Guarantor to take whatever actions or steps are necessary to effectuate the rights of such assignee(s), grantee(s) or transferee(s) under this Guarantee and the Transaction Documents, including, but not limited to, the preparation or execution of deeds and agreements amending or renewing this Guarantee.

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ARTICLE 22
LANGUAGE

22.1	The Parties agree that this Guarantee will be executed in English and Bahasa Indonesia pursuant to Law No. 24 of 2009 on the National Flag, Language, Emblem and Song and its implementing regulations.

22.2
Both the Bahasa Indonesia and English versions of this Guarantee will be valid. However, the Parties agree that, in the event of any conflict between the Bahasa Indonesia version and the English version of this Guarantee, the Bahasa Indonesia version will prevail and the English version will be amended to conform with the provisions in the Bahasa Indonesia version.

ARTICLE 23
GOVERNING LAW

This Guarantee shall be governed by and construed in accordance with the laws of the Republic of Indonesia.

ARTICLE 24
JURISDICTION

24.1
The Guarantor agrees that any legal action or proceeding arising out of or in connection with this Guarantee may be brought before the District Court of Central Jakarta and the Guarantor irrevocably submits to the non-exclusive jurisdiction of such court and selects the Registrar’s office of such court as its general and permanent domicile for the purposes of this Guarantee only. The submission by the Guarantor to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Onshore Collateral Agent to commence any action or proceeding arising out of or in connection with this Guarantee in any jurisdiction whatsoever it shall deem fit nor shall the commencement of any such legal action or proceeding in one jurisdiction preclude the Onshore Collateral Agent from commencing any further or other legal action or proceeding in the same or any other jurisdiction.

24.2
The Guarantor hereby irrevocably waives any objection which the Guarantor may have now or hereafter to the courts referred to in Article 24.1 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Guarantee and agrees not to claim that any such court is not a convenient or appropriate forum.

24.3
Without limiting the forgoing, the Guarantor further understands and agrees that the Onshore Collateral Agent may at its option commence any such suit, action or proceeding which may arise out of or in connection with this Guarantee in any other Jakarta District Court or any other court in Indonesia having jurisdiction.

24.4
To the extent that the Guarantor may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), the Guarantor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

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The appearers are known to me, Notary.

-------------------------------------IN WITNESSETH WHEREOF -------------------------------

This Deed is drawn up in minutes (minit), read and duly signed in Jakarta, on the day and date mentioned in the preamble of this Deed, in the presence of [_______], Sarjana Hukum and [_______], Sarjana Hukum, both assistants of the Notary, residing in [________], as witnesses.

This Deed, after having been duly read out by me, Notary, to the appearers and the witnesses, is signed immediately by the appearers, the witnesses and by me, Notary

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CORPORATE GUARANTEE

On this day,
.
.

have appeared before me, [_______], Sarjana Hukum, Notary, in [_______], in the presence of the witnesses, known to me, Notary, who are mentioned at the end of this Guarantee:

1.
Mr. [_____________], [_____________] nationality, holder of [identity card/passport] number [_____________], residing in [_____________], according to his statement in this matter acting in his capacity as [_____________] representing the Board of Directors of and as such for and on behalf of PT Central Panganpertiwi, a limited liability company (perseroan terbatas) duly established, organized and validly existing under the laws of the Republic of Indonesia, having its legal domicile in Karawang at [___] (this company, its successors in title and/or assignees shall hereinafter be referred to as the “Guarantor”) and who, for the purpose of entering into this legal transaction has obtained prior approval of the Board of Commissioners, the Board of Directors and the Shareholders as evidenced by a duly stamped resolution of the Board of Commissioners dated [___], Board of Directors dated [___] and the Shareholders as set forth in Deed No. [___] passed before [___] SH, Notary in [___] dated [___], which certified true copies are attached to the minutes of this Deed; and

2.
Mr. [_______], [_______] nationality, holder of [identity card/passport] number [_______], residing in [_______], according to his statement in this matter acting pursuant to a duly stamped power of attorney dated [_______], the copy collationee of which was duly stamped and attached hereto, acting as the attorney-in-fact of and as such for and on behalf of PT Bank CIMB Niaga, Tbk, a banking corporation duly established, organized and validly existing under the laws of the Republic of Indonesia, having its legal domicile in Jakarta, at [___] Floor, Graha CIMB Niaga Building, Jl. Jend. Sudirman Kav. 58 Jakarta 12190, Indonesia, in this matter acting as onshore collateral agent for and on behalf of the Secured Parties (as defined below) (this company, its successor in title and/or assignees shall hereinafter be referred to as the “Onshore Collateral Agent”).

The Guarantor and the Onshore Collateral Agent are hereinafter, where necessary, also collectively referred to as the “Parties” and each a “Party”.

WHEREAS:

(A)
the Obligors have entered into the Transaction Documents, which includes the Amended and Restated Indenture. The Amended and Restated Indenture requires, inter alia, that the Guarantor grant a corporate guarantee in favor of the Onshore Collateral Agent (acting for and on behalf of the Secured Parties) in respect of the obligations of the Obligors to the Secured Parties under the Transaction Documents;

(B)	in compliance with the requirements of the Amended and Restated Indenture, the Guarantor has agreed to provide a corporate guarantee, on the terms and conditions contained herein;

(C)	pursuant to the Amended and Restated Indenture, the Onshore Collateral Agent is authorized and directed to enter into this Guarantee for and on behalf of the Secured Parties;

(D)	the Guarantor and the Onshore Collateral Agent agree that the guarantee provided under this Guarantee is for the benefit of the Onshore Collateral Agent and the Secured Parties; and

(E)
the Guarantor recognizes and acknowledges that without the guarantee described in Recital (B), the Secured Parties would not have agreed to enter into the Transaction Documents and that accordingly this Guarantee is considered to be for the interest and benefit of the Issuer and the Guarantor.

NOW, THEREFORE, the appearers, acting in the above mentioned capacities, declare that this Guarantee is issued by the Guarantor to the Onshore Collateral Agent, on the following terms and conditions:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	In this Guarantee, except to the extent that the context requires otherwise, the following expressions shall have the following meanings:

“Amended and Restated Indenture” means the Amended and Restated Indenture dated [______], among the Issuer, the Guarantors, The Bank of New York Mellon as Trustee, Registrar, Offshore Collateral Agent and Principal Paying Agent and the Onshore Collateral Agent;

“Business Day” shall have the meaning given to such term in the Amended and Restated Indenture;

“Event of Default” shall have the meaning given to such term in the Amended and Restated Indenture;

“Guarantee” means this Corporate Guarantee;

“Guarantors” means, collectively, the Guarantor and each Subsidiary Guarantor;

“Issuer” means Blue Ocean Resources Pte. Ltd., a corporation organized under the laws of the Republic of Singapore;

“Notes” means the US$325,000,000 Amended and Restated Guaranteed Senior Secured Notes Due 2020 issued by the Issuer;

“Obligors” means, collectively, the Issuer and each Guarantor;

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“Subsidiary Guarantors” shall have the meaning given to such term in the Amended and Restated Indenture;

“Secured Obligations” shall have the meaning given to such term in the Amended and Restated Indenture;

“Secured Parties” shall have the meaning given to such term in the Amended and Restated Indenture;

“Transaction Documents” shall have the meaning given to such term in the Amended and Restated Indenture; and

“Trustee” means the party named as such in the Amended and Restated Indenture until a successor replaces it and, thereafter, means the successor.

1.2           In this Guarantee, unless the context otherwise requires:

(a)
capitalized terms not otherwise defined herein shall have the same meaning given to such terms in the Amended and Restated Indenture and all rules of interpretation set out in the Amended and Restated Indenture shall apply hereto as if the same were set out in full herein;

(b)	the headings of the various Articles are for convenience of reference only and shall not define or limit any of the terms or provisions hereof;

(c)
all references herein to any document (including without limitation, this Guarantee) or any law shall be deemed to refer to such document or law as it may be amended, extended, novated, consolidated, supplemented, substituted, renewed or replaced from time to time (provided that in the case of any document, such document is not amended in breach of a covenant contained in any Transaction Document);

(d)	all references herein to any party, where the context permits, shall be deemed to refer to its successors, permitted transferees and permitted assigns;

(e)	any word importing the singular shall include the plural and vice versa;

(f)
unless otherwise specified, all references to Articles, Exhibits and Schedules are to articles, exhibits and schedules to this Guarantee, which articles, exhibits and schedules form an integral and inseparable part to this Guarantee;

(g)
all references herein to law include references to any applicable constitutional provision, treaty, decree, convention, statute, act, regulation, rule, ordinance, proclamation, subordinate legislation, by-law, judgment, rule of court, practice direction, guideline, code, order, approval and standard, including all of their amendments, modifications and replacements;

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(h)	if a payment or other act must be made or done on a day which is not a Business Day, then it must be made or done on the next following Business Day;

(i)	references to “US Dollars” or “US$” are references to United States Dollars; and

(j)	references to “Rupiah” or “Rp” or “IDR” are references to Indonesian Rupiah

ARTICLE 2
GUARANTEE

2.1.
The Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Onshore Collateral Agent (acting for and on behalf of the Secured Parties) and each Secured Party the due and punctual payment of the Secured Obligations and absolutely, irrevocably and unconditionally undertakes to pay the Secured Obligations as its own debt to the Onshore Collateral Agent forthwith upon first written demand by the Onshore Collateral Agent in the currency and in the manner required of the principal debtor.

2.2.
The Guarantor absolutely, irrevocably and unconditionally agrees as a primary obligation and not as surety only: (a) to indemnify the Onshore Collateral Agent and each Secured Party on first written demand by the Onshore Collateral Agent from and against any loss of whatsoever nature incurred by the Onshore Collateral Agent or any Secured Party as a result (whether direct or indirect) of any Secured Obligation and/or any Transaction Document being or becoming wholly or partly invalid, void, voidable or unenforceable for any reason whatsoever, the amount of such loss being the amount which the Onshore Collateral Agent or relevant Secured Party would otherwise have been entitled to recover in respect of that Secured Obligation or under or pursuant to that Transaction Document; and (b) to indemnify the Onshore Collateral Agent and each Secured Party against any loss, cost or expense (including legal fees on a full indemnity basis) which the Onshore Collateral Agent or relevant Secured Party may sustain or incur as a consequence of any default of whatsoever nature in the performance of the Secured Obligations. For the purpose of this indemnity, the Guarantor binds itself by virtue of Article 1316 of the Indonesian Civil Code, and therefore to the extent required, to give effect to the undertakings contemplated under Articles 1316 of the Indonesian Civil Code.

2.3.	All payments made under this Guarantee shall be paid to the Onshore Collateral Agent.

2.4.
Notwithstanding any provision of the Transaction Documents, the Guarantor absolutely, irrevocably and unconditionally as primary obligor and not as surety only, agrees that the Onshore Collateral Agent shall be entitled to recover from the Guarantor all amounts due to the Onshore Collateral Agent and/or any Secured Party under or in connection with the Transaction Documents. Accordingly, the Onshore Collateral Agent and/or any Secured Party may be entitled to reach a compromise or other arrangement with any Obligor in relation to the performance or otherwise by that Obligor of its obligations under any Transaction Document and such compromise or arrangement shall not affect any of the obligations of the Guarantor hereunder to pay to the Onshore Collateral Agent all amounts due under or in connection with the Transaction Documents.

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ARTICLE 3
CONTINUING OBLIGATIONS

3.1.
The obligations of the Guarantor under this Guarantee shall not be affected by an act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Guarantee or prejudice or diminish those obligations in whole or in part, including (whether or not known to the Guarantor, the Onshore Collateral Agent or any Secured Party):

(a)	any time or waiver granted to, or composition with, any Obligor or any other person;

(b)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of any Obligor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

(c)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;

(d)	any variation (however fundamental) or replacement of any Transaction Document so that references to that Transaction Document shall include each variation or replacement;

(e)
any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Document or any other document or security, to the intent that the Guarantor’s obligations under this Guarantee shall remain in full force and its guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity; or

(f)
any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Obligor under any Transaction Document resulting from any bankruptcy, insolvency, liquidation, dissolution or suspension of payments proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Guarantor’s obligations under this Guarantee be construed as if there were no such circumstance.

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3.2.
This Guarantee shall be a continuing security extending in respect of all sums at any time and from time to time due under or pursuant to the Transaction Documents notwithstanding the bankruptcy, liquidation, receivership, administration, judicial management, dissolution or suspension of payment of any Obligor or the institution of any form of bankruptcy or insolvency proceeding (howsoever described) against any Obligor or the making of any order thereunder or the bankruptcy of any Obligor or any change in status, function, control or ownership of any Obligor and shall be in addition to and not in substitution for or derogation from any security which the Onshore Collateral Agent or any Secured Party may at any time hold in respect of the obligations of any Obligor under the Transaction Documents.

3.3.
The Guarantor represents and warrants to the Onshore Collateral Agent that the Guarantor has not taken and agrees that the Guarantor will not at any time take any security from any other Obligor in connection with the Guarantor’s obligations hereunder and further agrees that, so long as the Guarantor is under any actual or contingent liability hereunder, the Guarantor shall not:

(a)	exercise in respect of any amount paid by the Guarantor hereunder any right of subrogation or any other right or remedy which the Guarantor may have in respect thereof; or

(b)
claim or demand payment of any other moneys for the time being due to the Guarantor from any Obligor or exercise or take any step or steps to exercise any other right or remedy which the Guarantor may have in respect thereof.

3.4.
If any payment received in respect of the Secured Obligations is subsequently set aside or avoided by or pursuant to any provision of law or otherwise, such payment shall not be considered as having discharged or diminished the liability of the Guarantor toward the Onshore Collateral Agent or any Secured Party and this Guarantee shall continue to apply as if an amount equal to the amount of such payment had at all times remained owing by the relevant Obligor under or pursuant to the Transaction Documents and the Guarantor shall and hereby agrees irrevocably and unconditionally to indemnify the Onshore Collateral Agent and each Secured Party in respect of any cost, loss or expense occasioned thereby or incurred as a result thereof.

3.5.
Any discharge given to the Guarantor in respect of any of its obligations under this Guarantee and/or any other agreement made with the Guarantor in relation to this Guarantee shall be, and be deemed always to have been, void if any act on the faith of which that discharge was given or that agreement was entered into is subsequently avoided by or pursuant to any provision of law of otherwise.

3.6.
If any Obligor enters bankruptcy, liquidation or suspension of payments or has an administrator, judicial manager or receiver appointed over it or any of its assets or makes any composition or arrangement with its creditors, the Onshore Collateral Agent shall be entitled (notwithstanding any partial payment to it by the Guarantor or any other party of the amounts hereby guaranteed or any release, settlement, discharge or arrangement made or given by the Onshore Collateral Agent) to rank as a creditor and prove in that Obligor’s liquidation, composition or arrangement for the full amount of the Onshore Collateral Agent’s claim as if such partial payment, release, settlement, discharge or arrangement had not been made or given and the Onshore Collateral Agent may receive and retain the whole of the dividends of any such liquidation, composition or arrangement until the Secured Obligations have been irrevocably paid and discharged in full.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES

The Guarantor represents and warrants to the Onshore Collateral Agent and each Secured Party as follows:

(a)
it is a corporation duly organized and validly existing under the laws of Indonesia and has power and authority to own its assets and to engage in the business in which it engages and/or proposes to engage;

(b)	this Guarantee is in the proper form for its enforcement in the Republic of Indonesia;

(c)
the Guarantor has full legal capacity to enter into this Guarantee and to perform and observe the obligations expressed to be assumed by the Guarantor hereunder and all corporate and other actions required to authorize its execution of this Guarantee and the exercise of its rights and performance of the obligations expressed to be assumed by the Guarantor hereunder, have been duly taken;

(d)	this Guarantee has been duly executed by the Guarantor and constitutes the Guarantor’s valid and legally binding obligations enforceable in accordance with its terms;

(e)	the Guarantor has not been dissolved, and no resolution has been adopted or court decision has been taken to dissolve the Guarantor;

(f)	no bankruptcy, liquidation, suspension of payment or receivership proceedings (howsoever described) have been commenced or to the knowledge of the Guarantor is threatened against the Guarantor;

(g)
save as expressly disclosed in the Information Memorandum, the Guarantor is not in breach of or default under any agreement to which the Guarantor is a party or which is binding on the Guarantor or any of the Guarantor’s assets to an extent or in a manner which might have a material adverse effect on the Guarantor’s business or financial condition;

(h)
no action or administrative proceeding of or before any court, tribunal or agency which might have a material adverse effect on the Guarantor’s business or financial condition has been commenced or is pending or to the knowledge of the Guarantor is threatened against the Guarantor;

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(i)
no distress, execution or other process is being levied or enforced upon or sued or to the knowledge of the Guarantor is threatened against the whole or any part of the Guarantor’s business, undertakings or assets which might have a material adverse effect upon the Guarantor’s financial condition or business or upon the Guarantor’s ability to perform or comply with any of the obligations expressed to be assumed by the Guarantor under the Transaction Documents to which the Guarantor is a party;

(j)
the entry into by the Guarantor of this Guarantee constitutes, and the exercise by it of its rights and performance of its obligations under this Guarantee will constitute, private and commercial acts performed for private and commercial purposes;

(k)
the Guarantor will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to this Guarantee;

(l)
the information provided by the Guarantor or on its behalf to the Onshore Collateral Agent in connection with this Guarantee was and remains true, complete and accurate in all material respects and the Guarantor is not aware of any material facts or circumstances that have not been disclosed to the Onshore Collateral Agent and which might, if disclosed, adversely affect the decision of a person considering whether or not to accept the Guarantor’s guarantee as security for the Secured Obligations;

(m)
neither the execution of this Guarantee by the Guarantor nor the performance by the Guarantor of the obligations expressed to be assumed by the Guarantor hereunder will result in any breach of any agreement, law or treaty (including any rules or provisions regarding the preferential treatment of creditors);

(n)
under the laws of Indonesia in force at the date hereof, the Guarantor’s indebtedness under this Guarantee will rank at least pari passu with all of the Guarantor’s other unsecured and unsubordinated indebtedness with the exception of that which is preferred by operation of law.

ARTICLE 5
COVENANTS

The Guarantor hereby agrees for the benefit of the Onshore Collateral Agent and each Secured Party that it shall:

(a)
obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required to enable the Guarantor lawfully to enter into and from time to time perform the obligations expressed to be assumed by the Guarantor under this Guarantee or to ensure the legality, validity, enforceability or admissibility in evidence in Indonesia of this Guarantee;

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(b)
from time to time on request of the Onshore Collateral Agent, furnish the Onshore Collateral Agent with such information about the Guarantor’s business and financial condition as the Onshore Collateral Agent may reasonably require

(c)
promptly comply with all laws to which it is subject and obtain, maintain and comply with the terms of any authorization required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, this Guarantee;

(d)	not enter into any amalgamation, de-merger, merger or reconstruction which may adversely affect any interest of the Onshore Collateral Agent or any Secured Party under this Guarantee;

(e)
promptly inform the Onshore Collateral Agent of the occurrence of any Event of Default of which the Guarantor has actual knowledge and, upon receipt of a written request to that effect from the Onshore Collateral Agent, confirm to the Onshore Collateral Agent that, save as previously notified to the Onshore Collateral Agent, no such event has occurred to the Guarantor’s actual knowledge;

(f)	promptly inform the Onshore Collateral Agent if a payment is required to be made or, as the case may be, has been made or may be demanded under any guarantee or similar obligation of the Guarantor;

(g)
ensure that under the laws of Indonesia in force at the date hereof, the Guarantor’s indebtedness under this Guarantee will rank at least pari passu with all of the Guarantor’s other unsecured and unsubordinated indebtedness with the exception of that which is preferred by operation of law;

(h)
from time to time upon the request of the Onshore Collateral Agent, promptly and duly do or permit to be done all such acts and execute and deliver or permit the execution and delivery of all such instruments and documents as the Onshore Collateral Agent may consider necessary for the purpose of obtaining the full benefit of this Guarantee and of the rights and powers hereby granted and/or (to the extent permitted by applicable law) to give effect to any provision of this Guarantee which is determined to be invalid, illegal or unenforceable;

(i)	not take or accept any security interest from any Obligor;

(j)
not seek to recover, whether directly or by set-off, lien, counterclaim or otherwise, or accept any money or other property, or exercise any rights in respect of any sum which may be or become due to the Guarantor on any account by any Obligor or claim, prove for or accept any payment in any composition by, or any bankruptcy or liquidation or suspension of payment of any Obligor;

(k)
make and submit all the required periodic filings and reports in respect to this Guarantee to all government authorities and bodies that are required under the Indonesian laws (to the extent applicable); and

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(l)	ensure that for so long as any Obligor has any obligation under the Transaction Documents:

(i)
all amounts of whatsoever nature owing to the Guarantor by any Obligor shall be subordinate in right of payment to all amounts of whatsoever nature owing by that Obligor under or pursuant to the Transaction Documents;

(ii)
the Guarantor shall hold all receipts in cash or in kind received or receivable by the Guarantor from or at the direction or on behalf of any Obligor (and whether actually received or deemed received due to any set-off, forgiveness or any other process) as the property of the Onshore Collateral Agent and will, following the occurrence of an Event of Default, pay all or so much of such monies to the Onshore Collateral Agent as is necessary to satisfy and discharge the Secured Obligations in full; or

(iii)
any liquidator, administrator, receiver or any other similar analogous person appointed under applicable law or otherwise to administer and/or distribute the assets of any Obligor is directed to pay all such monies to the Onshore Collateral Agent as are necessary to satisfy and discharge the Secured Obligations in full.

ARTICLE 6
ENFORCEMENT

The Guarantor agrees that the Onshore Collateral Agent does not need to, before making a demand under or otherwise enforcing (or taking any step or steps to enforce) this Guarantee: (a) take any action or obtain any judgment against any other Obligor in any court, tribunal or other forum; (b) make or file any claim or proof in any bankruptcy, dissolution, liquidation or winding-up of any other Obligor; or (c) enforce or seek to enforce all or any of its rights under the Transaction Documents or make any demand of any other Obligors under the Transaction Documents.

ARTICLE 7
CURRENCY OF ACCOUNT AND PAYMENT

If any sum due from the Guarantor hereunder or under any order or judgment given or made in relation hereto has to be converted from the currency (the “Currency of Account”) in which the same is payable hereunder or under such order or judgment into another currency (the “Other Currency”) for the purposes of: (a) making or filing a claim or proof against the Guarantor; (b) obtaining an order or judgment in relation hereto; or (c) enforcing any order or judgment given or made in relation hereto; the Guarantor shall indemnify and hold the Onshore Collateral Agent harmless from and against any loss suffered as a result of any discrepancy between: (i) the rate or rates of exchange used for such purposes to convert the sum in question from the Currency of Account into the Other Currency; and (ii) the rate or rates of exchange at which the Onshore Collateral Agent may in the ordinary course of business purchase the Currency of Account with the Other Currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The indemnity contained in this Article 7 shall continue to apply as a separate obligation notwithstanding any such order, judgment, claim or proof.

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ARTICLE 8
TAXES

8.1
All payments by the Guarantor under this Guarantee and the other Transaction Documents, whether in respect of principal, interest, fees, costs, expenses or any other matter, shall be made in full without any deduction or withholding for or on account of tax unless the deduction or withholding is required by law, in which case the Guarantor shall:

(a)	ensure that the deduction or withholding does not exceed the minimum amount legally required;

(b)
forthwith pay to the beneficiary of such payment such additional amount or amounts so as to ensure that the net amount received by the beneficiary will be equal to the full amount which it would have received had no such deduction or withholding been made or required to be made;

(c)
pay to the relevant taxation or other authorities within the period for payment permitted by applicable law the full amount of the deduction or withholding (including, but without prejudice to the generality of the foregoing, the full amount of any deduction or withholding from any additional amount paid under this sub-Article); and

(d)	furnish to the beneficiary of that payment within thirty (30) days after the Guarantor has made payment to the relevant tax or other authority:

(i)	an official receipt of the relevant authority in respect of all amounts so deducted or withheld; or

(ii)
if such receipts are not issued by the relevant authorities on payment to them of amounts so deducted or withheld, a certification of deduction or withholding or equivalent evidence (which shall be satisfactory to the beneficiary) of the relevant deduction or withholding.

8.2
Without prejudice to the provisions of Article 8.1, if the Onshore Collateral Agent or any Secured Party is required to make any payment on account of tax on or in relation to any sum received or receivable hereunder or under any other Transaction Document (including, without limitation, any sum received or receivable under this Article 8) or any liability in respect of any such payment is asserted, imposed, levied or assessed against the Onshore Collateral Agent or any Secured Party, the Guarantor shall, upon demand of the Onshore Collateral Agent or relevant Secured Party, promptly indemnify the Onshore Collateral Agent or relevant Secured Party against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith.

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ARTICLE 9
SET-OFF

The Guarantor hereby authorizes the Onshore Collateral Agent to apply any credit balance to which the Guarantor is entitled on any account of the Guarantor (whether held alone or jointly and/or severally with any other person) with the Onshore Collateral Agent in satisfaction of any sum due and payable by the Guarantor hereunder but unpaid; for this purpose the Onshore Collateral Agent is authorized to purchase with the monies standing to the credit of any such account such other currencies as may be necessary to effect such application. The Onshore Collateral Agent shall not be obliged to exercise any right given to it by this Article 9.

ARTICLE 10
CERTIFICATE

A certificate from the Onshore Collateral Agent as to any amount at any time due under the Transaction Documents shall be prima facie conclusive evidence and binding on the Guarantor.

ARTICLE 11
BENEFIT OF AGREEMENT

This Guarantee shall be binding upon and shall inure to the benefit of the Onshore Collateral Agent and its successors, assigns and transferees. The Guarantor may not assign or transfer all or any part of the Guarantor’s rights and obligations hereunder.

ARTICLE 12
SUSPENSE ACCOUNT

All monies received, recovered or realized by the Onshore Collateral Agent under this Guarantee may, in the sole discretion of the Onshore Collateral Agent, be credited to any suspense or impersonal account and may from time to time be distributed by the Onshore Collateral Agent to the Secured Parties in accordance with the Transaction Documents.

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ARTICLE 13
CERTIFICATION OF EVENT OF DEFAULT AND
DETERMINATION OF AMOUNTS OWING

13.1.
The Parties agree that, for the purpose of exercising the Onshore Collateral Agent’s rights: (a) the occurrence of the Event of Default shall be conclusively evidenced by a certificate from the Onshore Collateral Agent to that effect; and (b) any persons dealing with the Onshore Collateral Agent may rely upon a certificate from the Onshore Collateral Agent certifying that the Event of Default has occurred.

13.2.
In exercising any right of collection under this Guarantee, it shall not be necessary for the Onshore Collateral Agent to prove the amount owing in respect of the Secured Obligations and the Onshore Collateral Agent shall be entitled for the purpose of exercising its rights hereunder to determine such amounts then due and payable and all expenses which are to be borne by the Obligors on the basis of the Onshore Collateral Agent’s books and records.

ARTICLE 14
NOTICES

14.1
Except if served by a court bailiff (juru sita), all notices under or in connection with this Guarantee shall be in the English language (except where required by applicable law to be in the Indonesian language, in which case they will be accompanied by a sworn English translation simultaneously) and shall be: (a) in writing (including facsimile); and (b) faxed or sent by overnight courier (if for domestic delivery) or internationally recognized courier service (if for overseas delivery) to the relevant Party at the address and contact number for that Party specified in Article 14.2 (or at such other address and contact number as is designated by such Party in a written notice to the other Party). All such notices shall be effective: (a) if sent by facsimile, when sent (on receipt of confirmation); and (b) if sent by courier: (x) one (1) day after timely deposit with an overnight courier if for domestic delivery; and (y) three (3) days after timely deposit with an internationally recognized courier service if for overseas delivery; provided, however, that: (i) no notice to the Onshore Collateral Agent shall be effective until actually received by the Onshore Collateral Agent; and (ii) any notice given by facsimile shall be deemed received on the recipient’s next Business Day if such notice is received after 5:00 p.m. (recipient’s time) or on a non-Business Day.

14.2	The address and facsimile number of the Guarantor:

Address	:	19th Floor, Wisma GKBI Jl. Jend. Sudirman No. 28 Jakarta 10210
For the Attention of	:	[_______]
Fax number	:	[_______]

The address and facsimile number of the Onshore Collateral Agent:
Address	:	[___] Floor, Graha CIMB Niaga Building, Jl. Jend. Sudirman Kav. 58 Jakarta 12190
For the Attention of	:	[_______]
Fax number	:	[_______]

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ARTICLE 15
COSTS AND EXPENSES

The Guarantor shall pay the legal and other professional fees and costs of consultants and advisors to the Onshore Collateral Agent and travel expenses and other out-of-pocket costs reasonably incurred and properly documented by the Onshore Collateral Agent and its directors, officers, employees, agents, representatives, attorneys and such consultants and advisors in connection with the preparation, negotiation, execution and delivery, and where appropriate, any amendments thereof (and all matters incidental thereto) as contemplated by this Guarantee, and the costs, charges and expenses incurred by the Onshore Collateral Agent and its directors, officers, employees, agents, representatives, attorneys and such consultants and advisors in connection with the administration of the transactions contemplated by this Guarantee and the exercise, preservation or enforcement of any of their respective rights under this Guarantee or any amendments, waivers or consents required under this Guarantee.

ARTICLE 16
APPLICATION OF ENFORCEMENT PROCEEDS

16.1
The proceeds of any enforcement of any right or remedy granted to the Onshore Collateral Agent or any Secured Party hereunder shall be applied against the Secured Obligations as provided in the Amended and Restated Indenture.

16.2
The remaining balance, if any, of such proceeds of enforcement shall only be paid to the Guarantor after satisfaction in full of all amounts owing to the Secured Parties with respect to the Secured Obligations as provided in Article 16.1 above.

ARTICLE 17
INDEMNIFICATION

The Onshore Collateral Agent and its directors, officers, employees, agents, representatives and attorneys are hereby immediately indemnified in full by the Guarantor and held harmless from and against any and all actions, claims, penalties, damages, demands, proceedings, judgments, causes of action, losses, liabilities, costs, charges, expenses and other liabilities (including without limitation all services, value added and other duties or taxes payable on such costs, charges and expenses and the costs and expenses of legal advisors and other experts) which may be brought against, suffered or incurred by the Onshore Collateral Agent and/or its directors, officers, employees, agents, representatives and attorneys as a result of or in connection with: (a) any breach of any of the obligations, warranties or undertakings made or assumed by the Guarantor under this Guarantee; (b) the existence or use of the rights conferred on the Onshore Collateral Agent in this Guarantee; and (c) the perfection, exercise, enforcement or the preservation of any right, power or duty under this Guarantee, or any other matter arising out of or in connection with this Guarantee.

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ARTICLE 18
WAIVER AND CUMULATIVE RIGHTS

18.1
The Guarantor hereby waives presentment, demand, protest or notice of dishonor of any and all of the obligations under the Transaction Documents and promptness in commencement of suit against any other Obligor or any other party and in giving any notice to or making any claim or demand hereunder against the Guarantor. The Guarantor waives any right it may have of first requiring the Onshore Collateral Agent or any Secured Party to proceed against or enforce any other rights or security or claim payment from any other Obligor or any other person before claiming from the Guarantor hereunder.

18.2
The Guarantor agrees to waive and renounce the benefits of prior exhaustion of remedies against the other Obligors and of division of debt as well as other benefits and exceptions conferred on the Guarantor by the Indonesian Civil Code including but not limited to the right to invoke the provisions of Articles 1100, 1402, 1430, 1831, 1833, 1837, 1838, 1843, 1847, 1848, 1849 and 1850 of the Indonesian Civil Code. This Guarantee shall be binding upon the Guarantor as an indivisible debt (under the Indonesian Civil Code).

18.3
The Guarantor irrevocably agrees that in any proceedings brought before an Indonesian court in connection with the Transaction Documents, the Guarantor will not argue or seek to argue (and the Guarantor hereby irrevocably waives all rights to argue):

(a)	against the application of the governing law specified in any Transaction Document in any matters relating to that Transaction Document brought before any such court;

(b)
that any judgment or arbitral award obtained by the Onshore Collateral Agent or any Secured Party outside Indonesia can only be enforced in Indonesia following a re-hearing of the matter in dispute in the Indonesian courts; and

(c)	for relief or protection against (or against the enforcement of) any judgment or arbitral award obtained outside Indonesia in connection with the Transaction Documents.

18.4
The Onshore Collateral Agent shall be under no obligation to enforce any right or benefit hereunder. The Guarantor agrees that no failure or delay or omission on the part of the Onshore Collateral Agent or any Secured Party to exercise any right, power or privilege hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any other right or remedy provided by law.

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ARTICLE 19
DISCHARGE

This Guarantee shall immediately cease to be operative upon the date on which the Secured Obligations are paid and discharged in full and no Obligor is under any further actual or contingent liability to any Secured Party under any Transaction Documents; provided that the Guarantor shall be responsible in respect of any amount paid by any Obligor to any Secured Party which that Secured Party is obliged to repay to the relevant Obligor or a liquidator, administrator or receiver by virtue of any insolvency law.

ARTICLE 20
SEVERABILITY

In the event that any one or more of the provisions of this Guarantee should be or become invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions of this Guarantee shall not in any way be affected or impaired thereby, and the Parties shall enter into negotiations in good faith to replace the invalid, illegal or unenforceable provision (to the extent permitted by applicable law). It being understood that the other provisions of this Guarantee shall remain and continue to be valid, binding and enforceable as set forth herein.

ARTICLE 21
AMENDMENT, ASSIGNMENT AND BINDING EFFECT

The Onshore Collateral Agent may at any time assign, grant a participation in or otherwise transfer all or any part of its rights and benefits under this Guarantee, provided that written notice of such assignment, grant or transfer is given to the Guarantor, and in that event such assignee(s), grantee(s) or transferee(s) of the Onshore Collateral Agent, as the case may be, shall automatically become vested with such rights, interest and privileges of the Onshore Collateral Agent under this Guarantee without loss of priority. The Onshore Collateral Agent is hereby authorized by the Guarantor to take whatever actions or steps are necessary to effectuate the rights of such assignee(s), grantee(s) or transferee(s) under this Guarantee and the Transaction Documents, including, but not limited to, the preparation or execution of deeds and agreements amending or renewing this Guarantee.

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ARTICLE 22
LANGUAGE

22.1	The Parties agree that this Guarantee will be executed in English and Bahasa Indonesia pursuant to Law No. 24 of 2009 on the National Flag, Language, Emblem and Song and its implementing regulations.

22.2
Both the Bahasa Indonesia and English versions of this Guarantee will be valid. However, the Parties agree that, in the event of any conflict between the Bahasa Indonesia version and the English version of this Guarantee, the Bahasa Indonesia version will prevail and the English version will be amended to conform with the provisions in the Bahasa Indonesia version.

ARTICLE 23
GOVERNING LAW

This Guarantee shall be governed by and construed in accordance with the laws of the Republic of Indonesia.

ARTICLE 24
JURISDICTION

24.1
The Guarantor agrees that any legal action or proceeding arising out of or in connection with this Guarantee may be brought before the District Court of Central Jakarta and the Guarantor irrevocably submits to the non-exclusive jurisdiction of such court and selects the Registrar’s office of such court as its general and permanent domicile for the purposes of this Guarantee only. The submission by the Guarantor to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Onshore Collateral Agent to commence any action or proceeding arising out of or in connection with this Guarantee in any jurisdiction whatsoever it shall deem fit nor shall the commencement of any such legal action or proceeding in one jurisdiction preclude the Onshore Collateral Agent from commencing any further or other legal action or proceeding in the same or any other jurisdiction.

24.2
The Guarantor hereby irrevocably waives any objection which the Guarantor may have now or hereafter to the courts referred to in Article 24.1 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Guarantee and agrees not to claim that any such court is not a convenient or appropriate forum.

24.3
Without limiting the forgoing, the Guarantor further understands and agrees that the Onshore Collateral Agent may at its option commence any such suit, action or proceeding which may arise out of or in connection with this Guarantee in any other Jakarta District Court or any other court in Indonesia having jurisdiction.

24.4
To the extent that the Guarantor may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), the Guarantor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

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The appearers are known to me, Notary.

-------------------------------------IN WITNESSETH WHEREOF -------------------------------

This Deed is drawn up in minutes (minit), read and duly signed in Jakarta, on the day and date mentioned in the preamble of this Deed, in the presence of [_______], Sarjana Hukum and [_______], Sarjana Hukum, both assistants of the Notary, residing in [________], as witnesses.

This Deed, after having been duly read out by me, Notary, to the appearers and the witnesses, is signed immediately by the appearers, the witnesses and by me, Notary

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APPENDIX 9

DATED THIS [●] DAY OF [●] 2013

BY

PT Central Proteinaprima Tbk.

as Chargor

IN FAVOUR OF

The Bank of New York Mellon

in its capacity as Offshore Collateral Agent

as Chargee

SHARE CHARGE

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THIS DEED is made on the [●] day of [●] 2013

BY:

PT Central Proteinaprima Tbk. a company incorporated under the laws of Indonesia (the “Chargor”);

IN FAVOUR OF:

The Bank of New York Mellon in its capacity as Offshore Collateral Agent for and on behalf of the Secured Parties (the “Chargee”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Unless otherwise indicated, capitalised words and phrases used in this Deed have the meaning provided in the Amended and Restated Indenture. In addition:

“Acts” means the Companies Act and the Property Act.

“Amended and Restated Indenture” means the amended and restated indenture entered into on the date hereof by the Company as issuer, the Guarantors as guarantors, PT Bank CIMB Niaga Tbk. as onshore collateral agent, and the Chargee as trustee, registrar, principal paying agent and offshore collateral agent, pursuant to which the Amended and Restated Notes were constituted.

“Amended and Restated Notes” means the US$325,000,000 step up rate guaranteed senior secured notes due 2020 issued by the Company.

“Charged Assets” means the assets from time to time subject, or expressed to be subject, to the Charges or any part of those assets.

“Charges” means all or any of the Security created or expressed to be created by or pursuant to this Deed.

“Companies Act” means the Companies Act, Chapter 50 of Singapore.

“Company” means Blue Ocean Resources Pte. Ltd. (Company Registration Number 200610255E), a private company with limited liability incorporated under the laws of Singapore.

“Currency of Account” means the currency in which the relevant indebtedness is denominated or, if different, is payable.

“Delegate” means a delegate or sub-delegate appointed under Clause 9.2 (Delegation).

“Dividends” means, in relation to any Share, all present and future:

(a)	dividends and distributions of any kind and in whatever form, and any other sum received or receivable in respect of that Share;

(b)	rights, shares, stock, money or other assets accruing or offered by way of conversion, exchange, redemption, bonus, preference, option or otherwise in respect of that Share;

(c)	allotments, offers and rights accruing or offered in respect of or in substitution for that Share; and

(d)	other rights and assets attaching to, deriving from or exercisable by virtue of the ownership of, that Share.

“Independent Financial Institution” means a leading independent investment bank of international repute as may be appointed by the Chargor in accordance with the terms of this Deed.

“Obligor” means the Company and each of the Guarantors.

“Party” means a party to this Deed.

“Property Act” means the Conveyancing and Law of Property Act, Chapter 61 of Singapore.

“Receiver” means a receiver and manager or other receiver appointed in respect of the Charged Assets.

“Shares” means:

(a)	all present and future shares in the capital of the Company;

(b)	all warrants, options or other rights to subscribe for, purchase or otherwise acquire any of the shares described in paragraph (a) above; and

(c)
all other rights attaching or relating to any of the shares described in paragraph (a) above, and all cash or other securities or investments in the future deriving from any of those shares or such rights;

in each case now or in the future owned by the Chargor or (to the extent of its interest) in which the Chargor now or in the future has an interest.

1.2	Construction

The rules of construction set out in Article 1.3 of the Amended and Restated Indenture shall apply to this Deed as if set out in full herein.

1.3	Third Party Rights

1.3.1
Unless expressly provided to the contrary, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce or enjoy the benefit of any term of this Deed.

1.3.2
Notwithstanding any of the terms of this Deed or the Transaction Documents, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Deed.

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2.	UNDERTAKING TO PAY

The Chargor shall pay the Secured Obligations when due in accordance with the terms of the Transaction Documents or, if the Transaction Documents do not specify a time for payment or performance, immediately on demand by the Chargee.

3.	SECURITY

3.1	Charge and Assignment

The Chargor, as legal and beneficial owner of the Shares and Dividends, and as continuing security for the payment and discharge of all the Secured Obligations, charges in favour of the Chargee (in its capacity as Offshore Collateral Agent for and on behalf of the Secured Parties) by way of a first fixed charge and assigns and agrees to assign absolutely to the Chargee all of its present and future rights, title and interest in and to, all present and future Shares and Dividends.

3.2	Delivery of Share Transfer Documents

The Chargor shall on the date of this Deed deliver to the Chargee or to its order:

3.2.1	all certificates, instruments, and other evidence of title to the Shares;

3.2.2	an undated instrument of transfer in respect of the Shares duly executed in blank by the Chargor, substantially in the form set out in Schedule 2 (Form of transfer instrument);

3.2.3	duly executed but undated:

(a)	letters of resignation from each of the directors of the Company as at the date of this Deed, substantially in the form set out in Schedule 3 (Form of letter of resignation);

(b)
board resolutions of all the directors of the Company as at the date of this Deed resolving to appoint as directors of the Company such persons as may at any time be nominated by the Chargee, substantially in the form set out in Schedule 4 (Form of resolutions); and

(c)
letters of authority from each of the signatories referred to in sub-paragraphs (a) and (b) above, authorising the Chargee to put the letters of resignation and the board resolutions into effect, substantially in the form set out in Schedule 5 (Form of letter of authority);

(d)
letters of undertaking from each of the signatories referred to in sub-paragraphs (a) and (b) above, in favour of the Chargee, undertaking not to appoint further directors of the Company, substantially in the form set out in Schedule 6 (Form of letter of undertaking);

3.2.4	a certified copy of the register of members of the Company in which the Securitycreated by this Deed has been noted; and

3.2.5	any other documents relating to the Shares which the Chargee requires.

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3.3	Security Perfection

The Chargee shall have no responsibility for the perfection, preservation, priority, accuracy of, filings in relation to, nor the adequacy or sufficiency of any of the Security interests created by this Deed, and is not responsible or required to take any action with respect to the foregoing. The Chargor shall be solely responsible for any filings or other steps required to perfect the Security interests created by this Deed.

4.	RESTRICTIONS AND FURTHER ASSURANCE

4.1	Security

Except for the Charges, the Chargor shall not create or permit to subsist any Security over the Charged Assets, or otherwise encumber the Charged Assets.

4.2	Disposal

The Chargor shall not (and shall not agree to) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to part with, sell, lease, transfer or otherwise dispose of all or any of the Charged Assets.

4.3	Articles of Association

The Chargor shall not, without the prior written consent of the Chargee, take any action to amend, modify or change the articles of association of the Company in a manner which will adversely affect the Charges created pursuant to this Deed.

4.4	Acquisition

The Chargor shall promptly notify the Chargee of:

4.4.1	its acquisition of, or agreement to acquire, any Shares in the Company; and

4.4.2	the declaration, payment, allotment, offer or issue of any Dividend.

4.5	Rights Issues, etc.

The Chargor will duly pay all calls, subscription moneys and/or other moneys payable on or in respect of the Charged Assets in accordance with the terms of such calls or arrangements that are binding on it as a shareholder of the Company. If the Chargor does not do so, the Chargee may do so and, if the Chargee does so, the Chargor shall within five (5) Business Days of demand indemnify the Chargee against such payment together with interest thereon for the period beginning on the date of such payment and ending on the date on which the Chargee has been indemnified in full by the Chargor calculated at the rate borne by the Amended and Restated Notes on the date the Chargee makes such payment plus 1% per annum. The indemnity in this paragraph constitutes a separate and independent obligation from the other obligations in this Deed, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Chargee and shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Deed or any other judgment or order.

4.6	Further Assurance

The Chargor shall promptly do whatever is deemed necessary by the Chargee:

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4.6.1	to perfect or protect the Charges or the priority of the Charges; and

4.6.2	to facilitate the realisation of the Charged Assets or the exercise of any rights vested in the Chargee or any Receiver;

including depositing, with the Chargee, all title deeds, agreements, leases and documents relating to any of the Charged Assets, executing any transfer, conveyance, charge, assignment or assurance of the Charged Assets (whether to the Chargee or its nominees or otherwise), making any registration and giving any notice, order or direction.

4.7	Directors’ Resolution

The Chargor shall procure that any transfer to or by the Chargee or its nominee (after the Charges have become enforceable as provided in Clause 7 (Enforcement)) of any of the Charged Assets is duly approved by the board of directors or other appropriate governing body of the Company and registered in the Company’s shareholder or other appropriate register (if necessary, by replacing the board of directors or other appropriate governing body of the Company with directors or such other relevant persons nominated by the Chargee).

5.	CHARGED SHARES

5.1	Voting Before Enforcement

Subject to Clause 5.2 (Voting After Enforcement), the Chargor shall be entitled to exercise or direct the exercise of the voting and other rights attached to the Charged Assets as it sees fit provided that:

5.1.1	it first notifies the Chargee of the subject matter of any such proposed voting or other rights;

5.1.2	it does not exercise, or permit the exercise of, any such voting or other rights in a manner that contradicts any reasonable instruction from the Chargee;

5.1.3	it shall not be entitled to exercise any such rights in a manner that is inconsistent withthe terms of the Transaction Documents; and

5.1.4
the exercise of or failure to exercise those rights would not have an adverse effect on the value of the Charged Assets and would not otherwise prejudice the interests of the Chargee under or in connection with Transaction Documents.

5.2	Voting After Enforcement

All of the rights of the Chargor set out at Clause 5.1 (Voting Before Enforcement) shall immediately cease upon the occurrence of an Event of Default and:

5.2.1	the Chargee shall be entitled to exercise or direct the exercise of the voting and other rights attached to any Share as it sees fit; and

5.2.2
the Chargor shall comply with and/or procure the compliance with any directions of the Chargee in respect of the exercise of those rights and shall promptly execute and/or deliver to the Chargee such forms of proxy as it may require in connection with that exercise.

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6.	REPRESENTATIONS AND WARRANTIES

The Chargor makes the following representations and warranties:

6.1	Charged Assets

6.1.1	It has good, valid and marketable title to and is the legal and beneficial owner of the Charged Assets, free from all Security except the Charges.

6.1.2	This Deed creates in favour of the Chargee the Security which it is expressed to create with the ranking and priority it is expressed to have.

6.1.3
The constitutional documents of the Company do not restrict or inhibit in any manner any transfer of any of its shares which are expressed to be (or are required by this Deed to be or become) subject to any Security.

6.1.4
The Shares which are expressed to be (or are required by this Deed to be or become) subject to the Charges are issued, fully paid, non-assessable and freely transferable, and there are no moneys or liabilities outstanding or payable in respect of any such Shares.

6.1.5
There are no agreements in force or corporate resolutions passed which require or might require the present or future issue or allotment of any share capital of the Company (including any option or right of pre-emption, conversion or exchange), other than any such agreements or corporate resolutions as are contemplated by the Scheme and Transaction Documents.

6.1.6	No restrictions exist in relation to the voting rights associated with any of the Charged Assets, other than any such restrictions as are contemplated by the Scheme and Transaction Documents.

6.1.7	The Company is wholly owned and controlled by the Chargor, other than as contemplated by the Scheme and Transaction Documents.

6.1.8	The obligations of the Chargor under the Transaction Documents constitute valid, legal and binding obligations enforceable on it in accordance with the terms thereof.

6.1.9	Each of the Chargor and the Company is a limited liability company duly incorporated and validly existing under the laws of the Republic of Indonesia and Singapore respectively.

6.1.10	The Chargor has the power to own its assets and carry on its business as it is being conducted.

6.1.11	The Chargor has the power to enter into, perform and comply with this Deed.

6.1.12
All authorisations, approvals and consents that are required or desirable under the laws of Indonesia, any agreement to which the Chargor is a party, or the constitutional documents of the Chargor, to authorise the entry into by the Chargor of this Deed and the performance by the Chargor of its obligations under this Deed have been obtained and are in full force and effect.

6.1.13	The Shares are not the subject of and are not involved in any dispute or legal action of any nature whatsoever.

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6.1.14
The Chargor is not, and will not whilst the Secured Obligations remain outstanding, become a party to or otherwise bound by any agreement, other than the Transaction Documents, which restricts in any manner the rights of any present or future holder of any of the Shares.

6.1.15
The Chargor is not insolvent or unable to pay its debts as they fall due. No order has been made, petition presented or resolution passed for the winding up of the Chargor. No administrator or receiver or manager has been appointed by any person in respect of the Chargor or all or any of its assets and no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed. The Chargor is not subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction.

6.1.16	All information provided to the Chargee by or on behalf of the Chargor with respect to this Deed is true and correct in all respects.

6.2	Repetition

Unless a representation and warranty is expressed to be given at a specific date, each of the above representations and warranties is deemed to be repeated by the Chargor on each date on which the Secured Obligations are outstanding. When a representation and warranty is repeated, it is repeated by reference to the circumstances existing at the time of repetition.

7.	ENFORCEMENT

7.1	When Enforceable

The Security created by or pursuant to this Deed shall become immediately enforceable upon the occurrence of an Event of Default and from such date the Chargee may, and shall if so instructed by the holders of the Notes representing twenty five percent (25%) in aggregate principal amount of the Notes then outstanding, or the Trustee (acting on the instructions of such holders of Notes) without notice to the Chargor or prior authorisation from any court, take any action it, in its sole and absolute discretion, deems necessary to protect and/or enforce its rights hereunder including, without limitation:

7.1.1
enforcing all or any part of the Security created by this Deed (at the times and in the manner and on the terms it thinks fit) and taking possession of and holding or disposing of all or any part of the Charged Assets; and

7.1.2
whether or not it has appointed a Receiver, exercising all or any of the powers, authorities and discretions conferred by the Property Act (as varied or extended by this Deed) on mortgagees and by this Deed on any Receiver or otherwise conferred by law on mortgagees or Receivers.

The Chargee shall not be bound to take any such actions unless it has been indemnified and/or secured to its satisfaction.

7.2	Power of Sale

The statutory powers of sale, of appointing a Receiver and the other statutory powers conferred on mortgagees by Sections 24 and 29 of the Property Act and any similar provisions of any equivalent law as varied and extended by this Deed shall arise on the date of this Deed and may be exercised by the Chargee free from the restrictions imposed by any statutory provisions in relating to the exercise of any power of sale.

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7.3	Consolidation

Section 21 of the Property Act shall not apply to the Security created by this Deed.

8.	APPOINTMENT AND RIGHTS OF RECEIVERS

8.1	Appointment of Receivers

If:

8.1.1	requested by the Chargor; or

8.1.2	any corporate action, legal proceedings or other procedure or step is taken in relation to the initiation of any insolvency proceedings in respect of the Chargor; or

8.1.3	any Event of Default has occurred (and whether or not the Chargee has taken possession of the Charged Assets);

then without any notice or further notice, the Chargee may, by deed, or otherwise in writing signed by any officer or manager of the Chargee or any person authorised for this purpose by the Chargee, appoint one or more persons to be a Receiver. Subject to the provisions of the Companies Act, the Chargee may similarly remove (so far as it is lawfully able to) any Receiver and appoint any person in place of any Receiver. If the Chargee appoints more than one person as Receiver, the Chargee may give those persons power to act either jointly or severally. Any Receiver referred to in this Clause 8 may enjoy the benefit or enforce the terms of this Clause in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore. The provisions of Section 29 of the Property Act and any similar provision of any equivalent law (as varied and/or extended by this Deed) shall apply to any appointment made pursuant to this Deed.

8.2	Scope of Appointment

Any Receiver may be appointed Receiver of all of the Charged Assets or Receiver of a part of the Charged Assets specified in the appointment. In the latter case, the rights conferred on a Receiver as set out in Schedule 1 (Rights of Receivers) shall have effect as though every reference in Schedule 1 (Rights of Receivers) to any Charged Assets were a reference to the part of those assets so specified or any part of those assets.

8.3	Rights of Receivers

Any Receiver appointed pursuant to this Clause 8 shall have the rights, powers, privileges and immunities conferred by the Acts on: (a) mortgagees; (b) mortgagees in possession; and (c) receivers duly appointed under the Acts; and shall also have the rights set out in Schedule 1 (Rights of Receivers). The Receiver shall in exercise of the Receiver’s powers, authorities and discretions conform to the directions and regulations from time to time given or made by the Chargee.

8.4	Agent of Chargor

Any Receiver shall be the agent of the Chargor for all purposes. The Chargor alone shall be responsible for the Receiver’s contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by the Receiver.

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8.5	Remuneration

The Chargee may determine the remuneration of any Receiver (without being limited to the maximum rate specified in Section 29(6) of the Property Act) and direct payment of that remuneration out of moneys it receives as Receiver. The Chargor alone shall be liable for the remuneration and all other costs, losses, liabilities and expenses of the Receiver.

8.6	No Liability for Exercise of Powers

Neither the Chargee nor the Receiver shall be liable for any action taken or omitted or for any losses, involuntary or otherwise, resulting from its actions or its performance or non-performance of its duties hereunder, except for those caused by their own fraud, gross negligence, willful misconduct or wilful default. Any Receiver appointed under this Deed may enjoy the benefit of or enforce the terms of this Clause in accordance with the provisions of the Contracts (Right of Third Parties) Act, Chapter 53B of Singapore.

9.	CHARGEE’S RIGHTS

9.1	Chargee Protections

All rights, powers, benefits and protections (including without limitation all forms of indemnities) made available to the Chargee in and as described in the Amended and Restated Indenture shall apply to the Chargee in this Deed, mutatis mutandis. If there are any conflicts between the provisions in the Amended and Restated Indenture in connection therewith and those in this Deed, the provisions in the Amended and Restated Indenture shall prevail (but only to the extent that the validity and enforceability of the rights of the Chargee pursuant to this Deed are not detrimentally affected as a result of such prevalence).

9.2	Same Rights as Receiver

Any rights conferred by this Deed upon a Receiver may be exercised by the Chargee, after the Charges become enforceable, whether or not the Chargee shall have taken possession or appointed a Receiver of the Charged Assets.

9.3	Delegation

The Chargee may perform any of its duties or execute any of its powers hereunder directly or through its agents or delegates. Such appointments or delegation may be made upon such terms as the Chargee may think fit, provided that if such appointment or delegation is made with due care, the Chargee shall be under no obligation to supervise the proceedings or acts of such agent or delegate, and the Chargee shall not be liable for the acts or omissions of such agent or delegate.

9.4	Realisation

9.4.1
If the Chargee or any Receiver exercises the rights conferred on it by paragraph (b) (Deal with Charged Assets) of Schedule 1 (Rights of Receivers) the same shall not be treated as an absolute appropriation of or foreclosure on the Charged Assets to the exclusion of the Chargor and in extinguishment of its interests therein, unless the Chargee or the Receiver shall otherwise notify the Chargor (whether before or after the relevant appropriation or foreclosure has been effected), in which latter event any such appropriation or foreclosure shall be treated as a sale of the Charged Assets at a fair market value and the Secured Obligations shall be reduced by an equivalent amount.

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9.4.2
In any disposal pursuant to paragraph (b) (Deal with Charged Assets) of Schedule 1 (Rights of Receivers), the Chargee may, provided that it shall first have used reasonable efforts to dispose of the relevant Charged Assets or rights to third parties and subject to compliance with any rules or regulations laid down by any governmental or other agency or authority, itself purchase at a fair market value the whole or any part of the Charged Assets or rights disposed of free from any rights of redemption on the part of the Chargor which are hereby waived and released.

9.5	No Obligation to Monitor

The Chargee shall be under no obligation to monitor or supervise the functions of any other person under this Deed or any other agreement or document relating to the transactions herein or therein contemplated and shall be entitled, in the absence of actual knowledge of a breach of obligation, to assume that each such person is properly performing and complying with its obligations.

9.6	Transactions with Issuer

Nothing herein shall prevent the Chargee from entering into financial transactions with the Issuer or a Guarantor or any Subsidiaries of the Issuer or a Guarantor and it shall not be under any obligation to account to any Secured Party with respect to any profits derived therefrom.

9.7	Information

So far as permitted by applicable law, the Chargor shall give or procure to be given to the Chargee such opinions, certificates, information and evidence as it shall require and in such form as it shall require for the purpose of the discharge or exercise of the duties, trusts, powers, authorities and discretions vested in it under this Deed or by operation of law.

9.8	Certificate Signed by Directors

Any certificate or report of the Issuer, any Guarantor or any other person called for by or provided to the Chargee (whether or not addressed to the Chargee) in accordance with or for the purposes of this Deed may be relied upon by the Chargee as sufficient evidence of the facts stated therein. The Chargee need not call for further evidence and will not be responsible for any loss occasioned by acting on such a certificate.

9.9	Investment

Moneys held by the Chargee pursuant to this Deed may, in the Chargee’s absolute discretion, be invested in its name or under its control in any investments or other assets anywhere whether or not they produce income or deposited in its name or under its control at such bank or other financial institution in such currency as the Chargee may, in its absolute discretion, think fit and the Chargee may at any time vary or transfer any of such investments for or into other such investments or convert any money so deposited into any other currency. If that bank or institution is the Chargee or a subsidiary, holding or associated company of the Chargee, it need only account for an amount of interest calculated by reference to the standard rate of interest which at the relevant time would be payable by it on such a deposit to an independent customer. The Chargee may at any time vary or transpose any such investments or assets or convert any moneys so deposited into any other currency, and will not be responsible for any resulting loss, whether by depreciation in value, change in exchange rates or otherwise.

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9.10	Resignation

The Chargee may retire from its role as Offshore Collateral Agent for the Secured Parties in accordance with the terms of the Amended and Restated Indenture; provided that the retirement of the Offshore Collateral Agent will not become effective until a successor Offshore Collateral Agent is appointed in accordance with the terms of the Amended and Restated Indenture. Upon the appointment of a successor, the successor Offshore Collateral Agent shall succeed to and become vested with the rights, powers, duties and discretions of the retiring Offshore Collateral Agent and the retiring Offshore Collateral Agent shall be discharged from any further duties and obligations hereunder. The Parties agree to execute whatever documents may be necessary to effect such a change of Offshore Collateral Agent.

9.11	Scope of Duties

The Chargee shall only be obliged to perform such duties as are specifically set forth herein and no duties, obligations or responsibilities shall be otherwise implied. Except as specifically provided for in the Transaction Documents, nothing in the Transaction Documents makes the Chargee a trustee or fiduciary of any party or any other person.

9.12	Email Indemnity

If the Chargee receives information or instructions delivered by facsimile, electronic mail, other electronic method or other unsecured method of communication, the Chargee shall have: (i) no duty or obligation to verify or confirm that the person who sent such instructions is in fact a person authorized to give instructions or directions on behalf of the Chargor; and (ii) no liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance on or compliance with such information or instructions.

9.13	Reliance

The Chargee may rely on information, reports and certificates provided by the Chargor and shall not be liable for acting or refraining from acting in reliance on such.

9.14	Nothing Illegal

The Chargee may refrain from doing anything in any jurisdiction if doing the relevant thing in that jurisdiction would, in its opinion (which may be based upon legal advice in the relevant jurisdiction), be contrary to any law of that jurisdiction or, to the extent applicable, of Indonesia or Singapore, or would otherwise render it liable to any person in that jurisdiction or Indonesia or Singapore or if, in its opinion based upon such legal advice, it would not have power to do the relevant thing in that jurisdiction by virtue of any applicable law in that jurisdiction or in Indonesia or Singapore or if it is determined by any court or other competent authority in that jurisdiction or in Indonesia or Singapore that it does not have such power.

10.	CHARGEE’S RESPONSIBILITIES

10.1	Chargee Not Responsible

The Chargee shall not be responsible for:

10.1.1
the execution, delivery, legality, effectiveness, adequacy, genuineness, validity, performance, enforceability, sufficiency or admissibility in evidence of this Deed or any other document relating or expressed to be supplemental hereto and shall not be liable for any failure to obtain any licence, consent or other authority for the execution, delivery, legality, effectiveness, adequacy, genuineness, validity, or the performance, enforceability, sufficiency or admissibility in evidence of this Deed or any other document relating or expressed to be supplemental hereto;

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10.1.2
the investigation of any matter which is the subject of any recital, statement, representation, warranty or covenant of any person contained in this Deed or any other agreement or document relating to the transactions contemplated in this Deed or under such other agreement or document; and

10.1.3
the validity, enforceability or sufficiency of this Deed, any other agreement or document relating to the transactions contemplated in this Deed or any Collateral delivered thereunder, or for the value or collectability of any instrument, if any, so delivered, or for any representations made or obligations assumed by any party other than the Chargee. The Chargee shall not be bound to examine or inquire into or be liable for any defect or failure in the right or title of the Chargor to all or any of the assets whether such defect or failure was known to the Chargee or might have been discovered upon examination or inquiry and whether capable of remedy or not.

10.2	Advice

The Chargee may, when it deems necessary, engage lawyers or other experts and obtain advice from them, and rely on any advice so obtained and shall be protected and shall incur no liability whatsoever in respect of any action taken or omitted to be taken in accordance with such advice, save where the same results from the gross negligence, willful misconduct, wilful default or fraud of the Chargee in the selection of such lawyers or other experts. The Chargor shall bear any expenses incurred by the Chargee in engaging any such lawyer or other experts as aforesaid. Any advice may be sent or obtained by letter, electronic mail or facsimile and the Chargee shall not be liable for acting on any such advice.

10.3	Chargee to Assume Due Performance

The Chargee may assume that the Chargor is performing all its obligations under this Deed.

10.4	Chargee’s Funds

Nothing in this Deed shall require the Chargee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties of the exercise of any rights, powers, authorities or discretions hereunder.

10.5	No Liability for Losses

Notwithstanding any provision of this Deed to the contrary, the Chargee shall not be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), whether or not foreseeable, even if it has been advised of the likelihood of any such loss or damage and regardless of whether the claim for loss or damage is made in negligence, for breach of contract or otherwise.

10.6	Not Responsible for Error of Judgment

The Chargee shall not be liable for any error of judgment made in good faith by a responsible officer or responsible officers of the Chargee.

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10.7	Information

The Chargee may require the Chargor to give or procure to be given to the Chargee such opinions, certificates, information and evidence in such form as the Chargee requires for the purpose of the discharge or exercise of the duties, trusts, powers, authorities and discretions vested in it under this Deed or by operation of law.

11.	REMUNERATION AND INDEMNIFICATION OF THE CHARGEE

11.1	Normal Remuneration

The Chargor will pay the Chargee remuneration for its services in accordance with the terms of the Amended and Restated Indenture and all such remuneration shall be paid to the Chargee for its own account free and clear of deduction, set-off, counterclaim and withholding on account of any taxation.

11.2	Extra Remuneration

If the Chargee finds it expedient or necessary or is requested by the Chargor to undertake duties which they both agree to be of an exceptional nature or otherwise outside the scope of the Chargee’s normal duties under this Deed, the Chargor will pay such additional remuneration as they may agree or, failing agreement as to any of the matters in this Clause (or as to such sums referred to in Clause 11.1), as determined by an Independent Financial Institution (acting as an expert) selected by the Chargee and approved by the Chargor or, failing such approval, nominated by the President for the time being of The Law Society of Singapore. The expenses involved in such nomination and such Independent Financial Institution’s fee will be paid by the Chargor, which sums, for the avoidance of doubt, shall be paid free and clear of deduction and withholding on account of taxation. The determination of such Independent Financial Institution will be conclusive and binding on the Chargor, the Chargee and the Secured Parties.

11.3	Expenses

The Chargor will on demand by the Chargee pay or discharge all costs, charges, liabilities and expenses incurred by the Chargee in the preparation and execution of this Deed and the performance of its functions under, and in any other manner in relation to, this Deed including, but not limited to, expenses incurred seeking legal or financial advice to discharge its duties in accordance with this Deed, legal and travelling expenses, any stamp, documentary or other taxes or duties paid or payable by the Chargee in connection with any action or legal proceedings brought or contemplated by the Chargee against the Chargor to enforce any provision of this Deed. Such costs, charges, liabilities and expenses will: (i) in the case of payments made by the Chargee before such demand carry interest from the date of the demand at the rate of two per cent. per annum over the base rate of The Bank of New York Mellon on the date on which the Chargee made such payments; and (ii) in other cases carry interest at such rate from the date of demand or (where the demand specifies that payment is to be made on an earlier date) from such earlier date.

11.4	Value Added Tax

The Chargor shall in addition pay to the Chargee an amount equal to the amount of any value added tax or similar tax chargeable in respect of its remuneration under this Deed.

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11.5	Indemnity

The Chargor will indemnify the Chargee in respect of all liabilities and expenses paid or incurred by it or by anyone appointed by it or to whom any of its functions may be delegated by it in the carrying out of its functions and against any loss, liability, cost, claim, action, demand or expense (including, but not limited to, all costs, charges and expenses paid or incurred in disputing or defending any of the foregoing) which any of them may pay or incur or which may be made against any of them arising out of or in relation to or in connection with, its appointment or the exercise of its functions. The Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore applies to this Clause 11.5. All payments by the Chargor under this Clause 11.5 will be made without withholding or deduction for any taxes including any value added tax or similar tax, duties, or other charges of whatever nature imposed, levied, collected, withheld or assessed by or within Indonesia, Singapore or any other jurisdiction or any political subdivision or authority thereof or therein having power to tax. If any withholding or deduction is required by law in respect of payments made by the Chargor to the Chargee under this Clause 11.5, the Chargor shall pay additional amounts as may be necessary in order that the net amounts received by the Chargee after such deduction or withholding shall equal the amounts which would have been receivable by the Chargee had no such deduction or withholding been required. The Chargor shall obtain the relevant tax certificate(s) evidencing payment of tax on behalf of the Chargee and will forward the tax certificate(s) to the Chargee to enable the Chargee to claim relief in its country against payment of double taxation on its income from payment of tax in Indonesia, Singapore or any such other jurisdiction.

11.6	Continuing Effect

Clause 11.5 (Indemnity) will continue in full force and effect as regards the Chargee after termination of this Deed.

12.	ORDER OF DISTRIBUTIONS

12.1	Application

All amounts received or recovered by the Chargee or any Receiver or Delegate in exercise of their rights under this Deed shall, subject to the rights of any creditors having priority, be applied in the order provided in Clause 12.2.

12.2	Order

The order referred to in Clause 12.1 is (subject to any claims having priority under Section 26 of the Property Act and any similar provision of any equivalent law and subject to Clause 16.5 (Appropriations)):

12.2.1
first, in or towards payment of any unpaid fees, costs, expenses and liabilities incurred by or on behalf of the Offshore Collateral Agent (or any adviser, Receiver or Delegate) and/or the Trustee and the remuneration of the Offshore Collateral Agent (or any adviser, Receiver or Delegate) and/or the Trustee in connection with carrying out its duties or exercising powers or discretions;

12.2.2
second, in or towards payment to the Offshore Collateral Agent for application towards any unpaid costs and expenses incurred by or on behalf of any Secured Party in connection with such enforcement, recovery or other payment pari passu between themselves;

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12.2.3
third, in or towards payment to the Secured Parties without any preference or priority whatsoever of the balance of the Secured Obligations (provided that if such recoveries or other amounts are insufficient to pay all the Secured Obligations, such recoveries or other amounts shall be applied pro rata between the Secured Parties (first towards payment of interest, followed by any principal, then due under the Transaction Documents); and

12.2.4	fourth, in payment of the surplus (if any) to the Chargor or other person entitled thereto.

13.	LIABILITY OF CHARGEE, RECEIVERS AND DELEGATES

13.1	Possession

If the Chargee, any Receiver or any Delegate takes possession of the Charged Assets, it may at any time relinquish possession. Without prejudice to Clause 13.2 (Chargee’s Liability), the Chargee shall not be liable as a mortgagee in possession by reason of viewing or repairing any of the present or future assets of the Chargor.

13.2	Chargee’s Liability

Neither the Chargee nor any Receiver or Delegate shall (either by reason of taking possession of the Charged Assets or for any other reason and whether as mortgagee in possession or otherwise) be liable to the Chargor, the Chargee or any other person for any costs, losses, liabilities or expenses relating to the realisation of any Charged Assets or from any act, default, omission or misconduct of the Chargee, any Receiver, any Delegate or their respective officers, employees or agents in relation to the Charged Assets or in connection with this Deed, except to the extent caused by its or his own fraud, gross negligence, willful default or wilful misconduct. Any third party referred to in this Clause 13 may enjoy the benefit or enforce the terms of this Clause in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

14.	POWER OF ATTORNEY

14.1	Appointment

The Chargor, by way of security, irrevocably appoints the Chargee, every Receiver and every Delegate severally as its attorney (with full power of substitution), on its behalf and in its name or otherwise, at such time and in such manner as the attorney thinks fit

14.1.1
to do anything which the Chargor is obliged to do (but has not done) under this Deed (including to execute charges over, transfers, conveyances, assignments and assurances of, and other instruments, notices, orders and directions relating to, the Charged Assets); and

14.1.2
to exercise any of the rights conferred on the Chargee, any Receiver or any Delegate in relation to the Charged Assets or under this Deed, either of the Acts, generally under Singapore law or any other applicable law.

14.2	Ratification

The Chargor ratifies and confirms and agrees to ratify and confirm whatever any such attorney shall do in the exercise or purported exercise of the power of attorney granted by it in Clause 14.1 (Appointment). Any third party referred to in this Clause 14 may enjoy the benefit or enforce the terms of this Clause 14 in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

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15.	PROTECTION OF THIRD PARTIES

15.1	No Duty to Enquire

No person dealing with the Chargee, any Receiver or any Delegate shall be concerned to enquire:

15.1.1	whether the rights conferred by or pursuant to the Transaction Documents are exercisable;

15.1.2	whether any consents, regulations, restrictions or directions relating to such rights have been obtained or complied with;

15.1.3
otherwise as to the propriety or regularity of acts purporting or intended to be in exercise of any such rights (including whether or not any delegation shall have lapsed for any reason or has been revoked); or

15.1.4	as to the application of any money borrowed or raised.

15.2	Protection to Purchasers

Subject to the provisions of this Deed, all the protection to purchasers contained in Section 26 of the Property Act or in any similar provision of any equivalent law shall apply to any person purchasing from or dealing with the Chargee, any Receiver or any Delegate.

16.	SAVING PROVISIONS

16.1	Continuing Security

Subject to Clause 17 (Discharge of Security), the Charges are continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.

16.2	Reinstatement

If any payment by the Chargor or any discharge given by the Chargee (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced (whether in whole or in part) for any reason including, without limitation, as a result of insolvency, breach of fiduciary or statutory duties or any other reason:

16.2.1	the liability of the Chargor and the Charges shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

16.2.2	the Chargee shall be entitled to recover the value or amount of that Security or payment from the Chargor, as if the payment, discharge, avoidance or reduction had not occurred.

16.3	Waiver of Defences

Neither the obligations of the Chargor under this Deed nor the Charges will be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under any of the Charges (without limitation and whether or not known to it or the Chargee) including:

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16.3.1	any time, waiver or consent granted to, or composition with, any Obligor or other person;

16.3.2	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any other person;

16.3.3
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce any rights against, or Security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

16.3.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

16.3.5	any amendment (however fundamental), novation, supplement, restatement (however fundamental) or replacement of the Transaction Documents;

16.3.6	any unenforceability, illegality or invalidity of any obligation of any person under the Transaction Documents;

16.3.7	any insolvency, reorganisation, winding-up, or composition or adjustment of debts, compromise, appointment of judicial manager or similar proceedings;

16.3.8	any of the Transaction Documents not being executed or binding against any Obligor; or

16.3.9
postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Obligor or other person under the Transaction Documents resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order.

16.4	Immediate Recourse

The Chargor waives any right it may have of first requiring the Chargee (or any trustee or agent on its behalf) to proceed against or enforce any other rights or Security or claim payment from any other person before claiming from the Chargor under this Deed. This waiver applies irrespective of any law or any provision to the contrary.

16.5	Appropriations

Until all Secured Obligations have been irrevocably paid in full, and all obligations that give rise to Secured Obligations have terminated, the Chargee (or any trustee or agent on its behalf) may without affecting the liability of the Chargor under this Deed:

16.5.1
refrain from applying or enforcing any other moneys, Security or rights held or received by the Chargee (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Chargor shall not be entitled to the benefit of the same; and

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16.5.2	hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed.

16.6	Deferral of Chargor’s Rights

Until all Secured Obligations have been irrevocably paid in full, and all obligations that give rise to Secured Obligations have terminated, and unless the Chargee otherwise directs, the Chargor will not exercise any rights which it may have by reason of performance by it of its obligations under the Transaction Documents:

16.6.1	to be indemnified by an Obligor or other person;

16.6.2	to claim any contribution from any other Obligor or any other guarantor of any Obligor’s obligations under the Transaction Documents; and/or

16.6.3
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Chargee under the Transaction Documents or of any guarantee or other Security taken pursuant to, or in connection with, the Transaction Documents by the Chargee.

16.7	Additional Security

The Charges are in addition to and are not in any way prejudiced by any other guarantees or Security now or subsequently held by the Chargee.

17.	DISCHARGE OF SECURITY

17.1	Final Redemption

Subject to Clause 17.2 (Retention of Security), if the Chargee is satisfied that all Secured Obligations have been irrevocably paid in full, and all obligations that give rise to Secured Obligations have terminated, the Chargee shall at the cost of the Chargor release, reassign or discharge (as appropriate) the Charged Assets from the Charges.

17.2	Retention of Security

If the Chargee considers that any amount paid or credited to the Chargee under the Transaction Documents is capable of being avoided or otherwise set aside, that amount shall not be considered to have been paid for the purposes of determining whether all Secured Obligations have been irrevocably paid.

17.3	Consolidation

Any restrictions on the consolidation of Security, whether under Section 21 of the Property Act or otherwise, shall be excluded to the fullest extent permitted by law and the Chargee shall, so far as it is lawful and subject to other provisions of this Deed, be entitled to consolidate all or any of the Charges with any other Security whether in existence on the date of this Deed or in the future.

18.	ENFORCEMENT EXPENSES

18.1	Enforcement Costs

The Chargor shall, within three (3) Business Days of written demand, pay to the Chargee the amount of all costs, losses, liabilities and expenses (including legal fees) incurred by the Chargee, any Receiver or any Delegate in relation to this Deed (including, without limitation, the administration, protection, realisation, enforcement or preservation of any rights under or in connection with this Deed, or any consideration by the Chargee as to whether to realise or enforce the same, and/or any amendment, waiver, consent or release of the Transaction Documents and/or any other document referred to in this Deed).

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18.2	Indirect Tax

The Chargor shall, within three (3) Business Days of written demand, pay to the Chargee:

18.2.1
the amount of all costs, losses or liabilities incurred by the Chargee, any Receiver or any Delegate in relation to all stamp duty, registration and other similar taxes payable in respect of this Deed; and

18.2.2	any goods and services, value-added or similar tax payable in respect of any amount payable by the Chargor to the Chargee under this Deed.

19.	PAYMENTS

19.1	Demands

Any demand for payment made by the Chargee shall be valid and effective even if it contains no statement of the relevant Secured Obligations or an inaccurate or incomplete statement of them.

19.2	Payments

All payments by the Chargor under this Deed (including damages for its breach) shall be made in the Currency of Account and to such account, with such financial institution and in such other manner as the Chargee may reasonably direct.

20.	RIGHTS, WAIVERS AND DETERMINATIONS

20.1	Ambiguity

Where there is any ambiguity or conflict between the rights conferred by law and those conferred by or pursuant to this Deed, the terms of this Deed shall prevail.

20.2	Exercise of Rights

No failure to exercise, nor any delay in exercising, on the part of the Chargee, Receiver or Delegate, any right or remedy under this Deed shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

20.3	Determinations

Any certification or determination by the Chargee or any Receiver or Delegate under this Deed is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

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21.	SEPARATE AND INDEPENDENT OBLIGATIONS

The Security created by the Chargor by or in connection with this Deed is separate from and independent of the Security created or intended to be created by any other Obligor by or in connection with the Transaction Documents.

22.	BENEFIT OF SECURITY

22.1	Benefit and Burden

This Deed shall be binding upon and enure to the benefit of the Parties, their assignees and their successors. Any reference in this Deed to any Party shall be construed accordingly.

22.2	The Chargor

The Chargor may not assign and/or transfer any rights or obligations under this Deed.

22.3	The Chargee

The Chargee may assign and/or transfer all or any part of its rights and/or obligations under or in respect of this Deed to any person from time to time in accordance with the Transaction Documents and the Chargor agrees to execute all documents and take all action that may be required by the Chargee in respect of any assignment or transfer, or proposed assignment or transfer. Any such assignee or transferee shall be and be treated as a party for all purposes of this Deed and shall be entitled to the full benefit of this Deed to the same extent as if it were an original party in respect of the rights or obligations assigned or transferred to it.

23.	NOTICES

Any communication to be made under or in connection with this Deed shall be made in accordance with the Transaction Documents.

24.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

25.	GOVERNING LAW

This Deed is governed by and shall be construed in accordance with Singapore law.

26.	ENFORCEMENT

26.1	Jurisdiction

26.1.1
The courts of Singapore have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed) (a “Dispute”).

26.1.2	The Chargor agrees that the courts of Singapore are the most appropriate and convenient courts to settle Disputes and accordingly it will not argue to the contrary.

26.1.3
This Clause 26.1 is for the benefit of the Chargee only. As a result, the Chargee shall not be prevented from taking proceedings relating to a Dispute in any other court in Singapore or any other country having jurisdiction over the Chargor’s property. To the extent allowed by law, the Chargee may take concurrent proceedings in any number of jurisdictions.

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26.2	Consent to Enforcement etc.

The Chargor irrevocably and generally consents in respect of any proceedings anywhere in connection with this Deed to the giving of any relief or the issue of any process in connection with those proceedings including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of their use or intended use) of any order or judgment which may be made or given in those proceedings.

26.3	Waiver of Immunity

The Chargor irrevocably agrees that, should the Chargee take any proceedings anywhere (whether for an injunction, specific performance, damages or otherwise) in connection with this Deed, no immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) from those proceedings, from attachment (whether in aid of execution, before judgment or otherwise) of its assets or from execution of judgment shall be claimed by it or with respect to its assets, any such immunity being irrevocably waived. The Chargor irrevocably agrees that it and its assets are, and shall be, subject to such proceedings, attachment or execution in respect of its obligations under this Deed.

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SCHEDULE 1

RIGHTS OF RECEIVERS

Any Receiver appointed pursuant to Clause 8 (Appointment and Rights of Receivers) shall have the right, either in its own name or in the name of the Chargor or otherwise and in such manner and on such terms and conditions as the Receiver thinks fit, and either alone or jointly with any other person:

(a)	Enter into Possession

to take possession of, get in and collect the Charged Assets and to require payment to it of all Dividends;

(b)	Deal with Charged Assets

to sell, transfer, assign, exchange or otherwise dispose of or realise the Charged Assets to any person either by public offer or auction, tender or private contract and for a consideration of any kind (which may be payable or delivered in one amount or by installments spread over a period or deferred);

(c)	Claims

to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Chargor or relating to the Charged Assets;

(d)	Legal Actions

to bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Charged Assets or any business of the Chargor;

(e)	Redemption of Security

to redeem any Security (whether or not having priority to the Charges) over the Charged Assets and to settle the accounts of any person with an interest in the Charged Assets;

(f)	Rights of Ownership

to exercise and do (or permit the Chargor or any nominee of it to exercise and do) all such rights and things as the Chargee would be capable of exercising or doing if it were the absolute beneficial owner of the Charged Assets; and

(g)	Other Powers

to do anything else it may think fit for the realisation of the Charged Assets or incidental to the exercise of any of the rights conferred on the Chargee under or by virtue of the Transaction Documents, the Property Act or any laws or regulations.

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SCHEDULE 2

FORM OF TRANSFER INSTRUMENT

SHARE TRANSFER

We, PT Central Proteinaprima Tbk. of Wisma GKBI, 19th Floor Jl. Jend. Sudirman No. 28 Jakarta 10210, Indonesia (the “Transferor”)

In consideration of __________________________________________________________________

Do hereby bargain, sell, assign, and transfer to _____________________________________________ of

(the “Transferee”) ____________________ ordinary shares fully paid of and in the undertaking called

Blue Ocean Resources Pte. Ltd. (Company Registration No. 200610255E)

To hold unto the said Transferee, its executors, administrators, and assigns, subject to several conditions on which I/we held the same immediately before the execution hereof; and I/we, the said Transferee, do hereby agree to accept the said shares subject to the conditions aforesaid.

As Witness our Hands this _______ day of ___________________ 20______.

Transferor

EXECUTED AND DELIVERED	)
AS A DEED on behalf of	)
PT CENTRAL PROTEINAPRIMA TBK.	)
by:	)

Name:
Director

Name:
Director

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Transferee

EXECUTED AND DELIVERED	)
AS A DEED on behalf of	)
[●]	)
by:	)

Name:
Position:

Name:
Position:

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SCHEDULE 3

FORM OF LETTER OF RESIGNATION

To:           Blue Ocean Resources Pte. Ltd.

Date:

Dear Sirs,

I hereby resign with immediate effect as a Director of, and from all executive or other appointments with, Blue Ocean Resources Pte. Ltd., and I hereby acknowledge and declare that I have no claim for compensation for loss of office or otherwise against Blue Ocean Resources Pte. Ltd.

Yours faithfully,

Signed: ______________________

[name of Director]

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SCHEDULE 4

FORM OF RESOLUTIONS

Written Resolutions of the Board of Directors made pursuant to Article [●] of the Articles of Association of Blue Ocean Resources Pte. Ltd.

We, the undersigned, being all of the Directors of Blue Ocean Resources Pte. Ltd. (the “Company”), a private company with limited liability incorporated under the laws of the Republic of Singapore, and having its registered office at 8 Murray Street, #01-01, Singapore 079522 DO HEREBY RESOLVE to appoint as Directors of the Company each and every one of the persons nominated in writing by The Bank of New York Mellon, in exercise of its rights, remedies and powers contained in a share charge dated [●] 2013 and made between PT Central Proteinaprima Tbk. as chargor and The Bank of New York Mellon as chargee in respect of the shares in the Company.

Dated this ___________________________

[name of Director]	[name of Director]

[name of Director]	[name of Director]

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SCHEDULE 5

FORM OF LETTER OF AUTHORITY

To:	The Bank of New York Mellon [Address]

Date:

Dear Sirs,

I refer to:

(1)
my attached undated letter of resignation as a Director of Blue Ocean Resources Pte. Ltd. (the “Company”) (the “Letter of Resignation”) delivered to you pursuant to a Share Charge dated [●] 2013 and made between PT Central Proteinaprima Tbk. as chargor and yourselves as chargee in respect of the shares in Blue Ocean Resources Pte. Ltd. (the “Share Charge”); and

(2)
the attached resolutions of the Board of Directors of the Company delivered to you pursuant to the Share Charge, whereby the Directors of the Company resolved to appoint as directors of the Company such persons as may be nominated by you (the “Board Resolutions”).

I hereby irrevocably authorise you to date and put into effect the Letter of Resignation and Board Resolutions at any time following the occurrence of an Event of Default (as defined in the Share Charge).

Signed:	___________________________ [name of Director]

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SCHEDULE 6

FORM OF LETTER OF UNDERTAKING

To:	The Bank of New York Mellon [Address]

Date:

Dear Sirs,

I, the undersigned and a Director of Blue Ocean Resources Pte. Ltd. (the “Company”), refer to the Share Charge dated [●] 2013 and made between PT Central Proteinaprima Tbk. as chargor and yourselves as chargee in respect of the shares in the Company and in pursuance thereof hereby undertake not to appoint any additional or substitute Directors of the Company without your prior written consent.

Signed:	__________________________ [name of Director]

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IN WITNESS WHEREOF this Deed has been duly executed by the Chargor and Chargee as a deed.

THE CHARGOR

EXECUTED AND DELIVERED	)
AS A DEED on behalf of	)
PT CENTRAL PROTEINAPRIMA TBK.	)
by:	)

Name:
Director

Name:
Director

THE CHARGEE

[To be inserted]

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APPENDIX 10

BVICO SHARE CHARGE

APPENDIX 11

AMENDED AND RESTATED PLEDGE OF SHARES AGREEMENT

Number

On this day,  , the            thousand         twelve (  -  -2012), at  :    WIB (______________Western Indonesian Time), – – – – –appeared before me, , Sarjana Hukum, – – – –Notary in Jakarta, the appearers will be – – – – – – – -mentioned hereunder, in the presence of the – – – – –witnesses whose names will be mentioned at the – – closing part of this deed.– – – – – – – – – – – – – – – – – – – – –

1.a.
Mister                  , born in ––––––––– – , on the                (            ) ––-day of                    (one thousand nine––––––              ), Director of the  limited liability company to be referred to hereunder, residing in Jakarta, Jalan –––––– Number    , Rukun Tetangga    /Rukun Warga   , Kelurahan            , Kecamatan           ,  Jakarta, holder of the Resident Identity card Number              , Indonesian Citizen;–––-

b.
Mister                  , born in ––––– , on the            (            ) day of             (one thousand nine ––––––––––– – hundred            ), Director of the limited liability company to be referred to hereunder, residing in Jakarta, Jalan           Number   , Rukun Tetangga     /Rukun Warga   , Kelurahan      , Kecamatan          ,  Jakarta, holder of the Resident Identity card ––––––– Number           , Indonesian –––––Citizen; ––––––––––––––––––––––––––––- – – – – –- – – – according to their statements in this –––––––matter acting in their respective above ––––––– capacities and therefore representing the –––––Board of Directors of and as such for and on –behalf of PT. CENTRAL PROTEINAPRIMA, TBK., a –public limited liability company duly ––––––––– -established, organized and validly existing ––-under the laws of the Republic of Indonesia, –having its legal domicile in Jakarta, whose ––-Articles of Association and the amendments – – –thereto were announced in: – – – – – – – – – – – – – – – – –-

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State Gazette of the Republic of Indonesia – dated the 9th (ninth) day of February 1990 – – –(one thousand nine hundred and ninety) Number 12, Supplement Number 494 and Number 497;– – – – – State Gazette of the Republic of Indonesia – dated the 23rd (twenty-third) day of March – – –1990 (one thousand nine hundred and ninety) – – Number 24, Supplement Number 1124;– – – – – – – – – – –- State Gazette of the Republic of Indonesia – dated the 3rd (third) day of April 1998 (one – thousand nine hundred and ninety-eight) – – – – –Number 27, Supplement Number 39;– – – – – – – – – – – – – State Gazette of the Republic of Indonesia – dated the 24th (twenty-fourth) day of April – – 1998 (one thousand nine hundred and ninety–- – –eight) Number 33, Supplement Number 2234; – – – State Gazette of the Republic of Indonesia – dated the 22nd (twenty-second) day of June – – –1999 (one thousand nine hundred and ninety–- – –nine) Number 50, Supplement Number 170;– – – – – – – State Gazette of the Republic of Indonesia – dated the 13th (thirteenth) day of December – – 2002 (two thousand two) Number 100, Supplement Number 14707;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – State Gazette of the Republic of Indonesia – dated the 7th (seventh) day of July 2003 (two thousand three) Number 19, Supplement Number – 189;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –- State Gazette of the Republic of Indonesia – dated the 15th (fifteenth) day of March 2005 (two thousand five) Number 21, Supplement Number – – 2704;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –- the amendments to the articles of – – – – – – – – – association were set forth in a deed dated the – – 27th (twenty-seventh) day of April 2006 (two – thousand six) Number 61, passed before SITI – – PERTIWI HENNY SINGGIH, Sarjana Hukum, Notary – in Jakarta, which has been approved by the – – –

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Minister of Laws and Human Rights of the – – – – –Republic of Indonesia by virtue of his decree dated the 12th (twelfth) day of May 2006 (two – – –thousand six) Number – – – – – – – – – – – – – – – – – – – – – – – C-14086 HT.01.04.TH.2006;– – – – – – – – – – – – – – – – – – –- the last amendments thereto were set forth in a deed dated the 30th (thirtieth) day of – – – – – – -September 2006 (two thousand six) Number 57, – passed before LIES HERMININGSIH, Sarjana – – – – –Hukum, Notary in Jakarta, which has been – – – – –approved by the Minister of Laws and Human – – –Rights of the Republic of Indonesia by virtue of his decree dated the 6th (sixth) day of – – –October 2006 (two thousand six) – – – – – – – – – – – – –Number W7-HT.01.04-1925;– – – – – – – – – – – – – – – – – – – –- the last composition of the Board of – – – – – – -Directors and the Board of Commissioners was – set forth in a deed dated the 30th (thirtieth) day of September 2006 (two thousand six) – – – – –Number 55, passed before Notary LIES – – – – – – – – HERMININGSIH, Sarjana Hukum aforesaid; – – – – – – – and who, for the purpose of entering into this legal transaction has obtained the prior approval of the Board of Directors, the Board of Commissioners and the Shareholders, as evidenced by:– – – – – –

i.
Circular Resolution of the Board of – – – – - Directors of PT. CENTRAL PROTEINAPRIMA, –TBK. In Lieu of a Meeting of the Board – –of Directors dated [●]; – – – – – – – – – – – – – – – – – – – – – – – – –

ii.	Circular Resolution of the Board of – – – – - Commissioners of PT. CENTRAL – – – – – – – – – – –PROTEINAPRIMA, TBK. In Lieu of a Meeting of the Board of Commissioners dated [●];– – – – – – – –

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iii.	Extraordinary General Meeting of Shareholders of PT. CENTRAL PROTEINPRIMA, TBK. as set forth in Deed No. 69 passed before Yulia SH, Notary in Jakarta Selatan dated 28 September 2012.

, the – – – – – – – –– –certified true copies of which are attached –- –to the minutes of this Deed;– – – – – – – – – – – – – – –– – (including its successors in title and/or – assignees shall hereinafter be referred to – – –as the “Pledgor”).– – – – – – – – – – – – – – – – – – – – – – – – – –– –

2. a.
Mrs.  , born in ––––––- , on the     (            ) day of            (one thousand nine hundred -and             ), Employee of the limited –liability company to be referred to – – – – – – hereunder, residing in Jakarta,  Jalan       , Rukun Tetangga – – – – -   /Rukun Warga    , Kelurahan           , Kecamatan      ,  Jakarta, –holder of Resident Identity Card Number – – –              , Indonesian Citizen;–––

b.
Mister          , born in Jakarta, on the      (            ) day of          (one thousand nine hundred and -          ),  of the limited – – – liability company to be referred to – – – – – –hereunder, residing in Jakarta, Jalan          , Rukun Tetangga     /Rukun Warga   , Kelurahan         , Kecamatan        ,  Jakarta, – – – – –holder of Resident Identity Card Number -            , Indonesian Citizen; – – - according to their statement in this matter–  acting pursuant to a power of attorney dated the        (            ) day of          (two thousand [twelve]) Number :         , the certified true copy of which was duly stamped and attached to the minutes of my notarial – – –deed dated       Number    , acting as the – – –attorney-in-fact of and as such for and on – – –behalf of PT. Bank CIMB Niaga Tbk., a – banking corporation duly incorporated and – – – –validly existing under the laws of Republic of Indonesia, having its registered office in – – –Jakarta, whose Articles of Association and the amendments thereto were announced in: – – – – – – – – -

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- State Gazette of the Republic of Indonesia– –  dated the      (            ) day of (one thousand nine hundred and             ) Number     Supplement Number     ;– – – – – – – – – – – – –

- State Gazette of the Republic of Indonesia– –  dated the 28th (twenty-eighth) day of – – – – – –– – December 2001 (two thousand-one) Number 104– – – Supplement Number 8732;– – – – – – – – – – – – – – – – – – – – –

- State Gazette of the Republic of Indonesia– –  dated the     (            ) day of       – (two thousand twelve) Number     Supplement – – – –Number    ;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – –– –- deed dated the     (            ) day –– –  of         (two thousand-   ) Number   , – – –passed before        , Sarjana Hukum, – Notary in Jakarta, the report of which has – been accepted and registered by the Minister of Justice of the Republic of Indonesia – – – –dated the     (            ) day of       – (two thousand-     ) Number: – – – – – – – – – – – – – – – ;– – – – – – – – – – – – – – – – – – – –- the last Articles of Association were set – forth in a deed dated the     (            ) day of         (two thousand-   ) Number   , – – passed before notary        , Sarjana Hukum aforesaid, the report of which has – – –been accepted and registered by the Ministry of Law and Human Right of the Republic of – – Indonesia dated the     (            ) day of-        (two thousand-    ) Number: – – – – ; – – – – – – – – – – – – – – – – – – – – – – – – and the last composition of the Board of – Directors and the Board of Commissioners was set forth in a deed dated the      (            ) day of           (two thousand-      ) Number    , passed before notary         , Sarjana Hukum aforesaid;– – – – – – – – – – - pursuant to the Amended and Restated Indenture(as – – – defined below) acting in its capacity as – – – agent (the “Onshore Collateral Agent”) for and on behalf of the Secured – – – – Parties (as defined below); and – – – – – – – – – – –

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3.
Mister           aforesaid;– – – – – – – – – according to his statement in this matter acting in his capacity as [Director] – – – – – – – – -representing the Board of Directors of and – as such for and on behalf of PT. CENTRALPERTIWI BAHARI, a limited liability company – duly established, organized and validly – – – – existing under the laws of the Republic of – Indonesia, having its legal domicile in – – – –[Menggala, Kabupatan Tulang Bawang], whose Articles of Association and the amendments thereto were consecutively – – announced in:– – – – – – – – – – – – – – – – – – – – – – – – – – – ––- – – – – – – – – – – – – – – – – – – – – – – – – – – – –- the last amendments thereto were set forth in a deed dated the  day of – –  Number , – – – – –passed before [], – – Sarjana Hukum, Notary in Jakarta, which has been approved by the Minister of Laws and – – Human Right of the Republic of Indonesia by virtue of his decree dated the [] ([]) – day of [] ([]) Number []; ––––– – – – – – – – – – – – – – – – – the last composition of the Board of – – – – –Directors and the Board of Commissioners was set forth in a deed dated the      (            ) day of       (two thousand        ) Number  , passed before          , – Sarjana Hukum, Notary in Jakarta; – – – – – – – – –– and who, for the purpose of entering into -this legal transaction has obtained the – – – – prior approval of the Board of Commissioners , the Board of Directors and the Shareholders, as evidenced by  duly stamped resolutions of the Board of – – – Commissioners dated the      (            ) -day of         (two thousand-       ), – the Board of Directors dated the       (            ) day of           (two thousand–-        ), and – the Shareholders dated the       (            ) day of           (two thousand–-        )which certified true copies are – – – – attached to the minutes of this Deed.– – – – – – – (this company, its successors in title – – – and/or assignees shall hereinafter be – – – – – –referred to as the “Company”);– – – – – – – – – – – – –

6

The Pledgor, the Onshore Collateral Agent and the Company – are hereinafter, where necessary, also – – – – – – – – – collectively referred to as the “Parties”.– – – – – – – The appearers, acting in the above mentioned – – – –capacities, hereby firstly declare as follows:– – –

(A)
the Obligors (as defined below), The Bank of New York Mellon (in its capacity as Trustee, Offshore Collateral Agent, Registrar and Principal Paying Agent) and the Onshore Collateral Agent have entered into the Amended and Restated Indenture (as defined below), –  a copy of which has been shown to me, Notary. The Amended and Restated Indenture provides, inter alia, for the pledge by the Pledgor of all its – – – shares in the Company in favor of the Onshore Collateral Agent acting for and on behalf of the Secured Parties, to secure the obligations – of the Obligors to the Secured Parties – – – –under the Transaction Documents;– – – – – – – – – – –

(B)
the Pledgor is the registered – – – owner of the Shares and has pledged the Shares in favour of PT Bank Danamon Indonesia Tbk. as collateral agent for and on behalf of the Secured Parties pursuant to the Existing Pledge Agreement (as defined below);– – – – –

(C)
The appointment of PT Bank Danamon Indonesia Tbk as onshore collateral agent for and on behalf of the Secured Parties pursuant to the Existing Pledge Agreement has been terminated with effect from the date hereof based on [release letter] dated [______] 2012 issued by the Trustee;

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(D)
the Onshore Collateral Agent has been appointed pursuant to the Amended and Restated Indenture to act as onshore collateral agent for and on behalf of the Secured Parties and to hold the security interests created hereby on behalf of the – – Secured Parties;

(E)
in compliance with the requirements of the -Amended and Restated Indenture, the Parties acknowledge that the Existing Pledge Agreement remains in effect however its terms and conditions shall be amended and restated pursuant to this – – – – – – – –- – Agreement as security for the Secured – – – – – –Obligations (as defined below); and

(F)
the Parties have agreed that the Onshore Collateral Agent will replace PT Bank Danamon Indonesia Tbk. as collateral agent for and on behalf of the Secured Parties and that the rights and obligations of PT Bank Danamon Indonesia Tbk. under the Existing Pledge Agreement shall be transferred to the Onshore Collateral Agent. – – – – – – – – – – – – – – –

NOW, THEREFORE, the appearers, acting in the – – – –above mentioned capacities, declare that the – – – –Parties covenant and agree as follows:– – – – – – – – – –

– – – – – – – – – – – – – – – – – –ARTICLE 1 – – – – – – – – – – – – – – – – – –

– – – – – – – – –DEFINITIONS AND INTERPRETATION – – – – – – – – –

1.1	Definitions– – – – – – – – – – – – – – – – – – – – – – – – – – – – –

In this Agreement, except to the extent – – – that the context requires otherwise, the – – following expressions shall have the – – – – – –following meanings:– – – – – – – – – – – – – – – – – – – – – –

“Additional Agreement of Pledge of Shares” -means an agreement in the form attached – – –as Schedule 1 to this Agreement by – which the Pledgor shall confirm the – – – – – – –creation of a first right of pledge on the -Future Shares in favor of the Onshore Collateral – – – – Agent, acting for and on behalf of the Secured – – – Parties; – – – – – – – –

8

“Amendment and Restatement Date” means [•];

“Amended and Restated Indenture” means the Amended and Restated Indenture dated _________ 2012, among the Obligors, The Bank of New York Mellon as Trustee, Offshore Collateral Agent, Registrar and Principal Paying Agent and the Onshore Collateral Agent;

“Agreement” means this Pledge of Shares – – – Agreement as amended and restated on the Amendment and Restatement Date and as further amended from time to time;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

“Business Day” shall have the meaning given to such term in the Amended and Restated Indenture;– – – – – – – – – – – – – – – – – – – – – – – – –

“Event of Default” shall have the meaning – given to such term in the Amended and Restated Indenture;  – – – – –

“Existing Pledge Agreement” means Pledge of Shares Agreement, Deed number [], dated [], passed before [], – – – – Sarjana Hukum, Notary in Jakarta;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

“Future Shares” means shares in the Company (including all rights attached to or – – – – – –arising in connection therewith as such – – – rights are defined below for the Shares) – – obtained or otherwise acquired or owned by -the Pledgor after the date of execution of -this Agreement resulting from the issuance -of new shares by the Company or acquisition by the Pledgor of any shares in the Company from a third party or otherwise; – – – – – – – – – -

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“Issuer” means Blue Ocean Resources Pte. – – Ltd., a corporation organized under the – – – laws of the Republic of Singapore;– – – – – – – – -

“Obligors” means the Issuer and the – – – – –– – Guarantors;– – – – – – – – – – – – – – – – – – – – – – – – – – – – –

“Pledge” means the pledge of the Shares – – – contemplated in this Agreement;– – – – – – – – – – –

“Secured Obligations” shall have the – – – – – –meaning given to such term in the Amended and Restated Indenture;

“Secured Parties” shall have the meaning – – given to such term in the Amended and Restated Indenture, which -at the time of the execution of this – – – – – –Agreement are as listed in Exhibit 1 of – – – this Agreement;– – – – – – – – – – – – – – – – – – – – – – – – – –

“Security Documents” shall have the meaning given to such term in the Amended and Restated Indenture;– – – – – – –

“Shares” means, as of the date of this – – – – Agreement, 5,898,597,257 (five billion eight hundred ninety eight million five hundred ninety seven two hundred fifty seven) ordinary issued – – and paid up registered shares in the capital of the Company, bearing serial numbers [[] up -to and including []] each with a – – – – – –nominal value of Rp.100,00 (one hundred -Rupiah) representing an aggregate nominal – value of Rp. 589,859,725,700 (five hundred eighty nine billion eight hundred fifty nine million seven hundred twenty five thousand seven hundred Rupiah), which – term includes all rights, interests and – – – benefits attached to or arising in – – – – – – – –connection with the Shares existing and – – – from time to time arising in the future, – – inter alia:– – – – – – – – –- – – – – – – – – – – – – – – – – – – – –

10

(i)	as a result of share splits or similar – transactions in respect of the Shares;-

(ii)	in exchange, replacement or – – – – – – – – – – substitution of the Shares; – – – – – – – – – -

(iii)
all dividends, interest, cash, – – – – – instruments and other property from – time to time-received, receivable or – otherwise distributed in respect of – or in exchange for any or all of the – Shares; all rights and privileges with respect to the Shares and the other – – property referred to in the preceding - sentence; and all proceeds of the – – – – Shares of any of the foregoing and any property of any character whatsoever – into which the Shares or any of the – – foregoing may be converted; and– – – – – – –

(iv)
bonus shares, preferential claims, – – – rights to payments out of the reserves and rights to any distributions upon -liquidations, and which term shall – – – include any Future Shares upon the – – – issuance of such shares by the Company and subscription by the Pledgor or – – – acquisition by the Pledgor of any – – – – shares in the Company from a third – – – party or otherwise; and– – – – – – – – – – – – – – – – – -

“Transaction Documents” shall have the – – – – meaning given to such term in the – – – – – – – – -Amended and Restated Indenture, which at the time of the – – – – – – –execution of this Agreement are as listed – in Exhibit 2 to this Agreement.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

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1.2	Interpretation– – – – – – – – – – – – – – – – – – – – – – – – – – -

In this Agreement, unless the context – – – – –otherwise requires:– – – – – – – – – – – – – – – – – – – – – –

(a)
capitalized terms not otherwise – – – – – – – defined herein shall have the same – – – –meaning given to such terms in the – – – –Amended and Restated Indenture and all rules of – – – – – – – – – – –interpretation set out in the – – – – – – – – Amended and Restated Indenture shall apply hereto as if the same were set out in full herein; – – – – –

(b)
the headings of the various articles – – herein are for convenience of – – – – – – – – reference only and shall not define or limit any of the terms or provisions – –hereof;– – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(c)
all references herein to any document – (including without limitation, this – – –Agreement) or any law shall be deemed – to refer to such document or law as it may be amended, extended, novated, – – – –consolidated, supplemented, – – – – – – – – – – substituted, renewed or replaced from – time to time (provided that in the – – – –case of any document, such document is not amended in breach of a covenant – – –contained in any of the Transaction – – –Documents);– – – – – – – – – – – – – – – – – – – – – – – – –

(d)	all references herein to any party – – – – shall be deemed to refer to its – – – – – – -successors, transferees and assigns;– – –

(e)	any words importing the singular shall include the plural and vice versa;– – – – –

(f)
unless otherwise specified, all – – – – – – – references to Articles, Exhibits and – –Schedules are to articles, exhibits – – –and schedules to, this Agreement, – – – – –which articles, exhibits and schedules form an integral and inseparable part – to this Agreement;– – – – – – – – – – – – – – – – – – –

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(g)
all references herein to law include – – references to any applicable – – – – – – – – – constitutional provision, treaty, -decree, convention, statute, act, – – – – –regulation, rule, ordinance, – – – – – – – – – proclamation, subordinate legislation, by-law, judgment, rule of court, – – – – – -practice direction, guideline, code, – –order, approval and standard, – – – – – – – – including all of their amendments, – – – –modifications and replacements;– – – – – – –

(h)
if a payment or other act must be made or done on a day which is not a – – – – – – -Business Day, then it must be made or – done on the next following Business – – –Day;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(i)
a warranty, representation, covenant, – liability, obligation or agreement – – – –given or entered into by more than one person binds them jointly and – – – – – – – – severally;– – – – – – – – – – – – – – – – – – – – – – – – – –

(j)	references to “Dollars”, USD, or “$” – – are references to United States – – – – – – -Dollars; – – – – – – – – – – – – – – – – – – – – – – – – – – –

(k)	references to “Rupiah” or “Rp” or – – – – – “IDR” are references to Indonesian – – – –Rupiah; and– – – – – – – – – – – – – – – – – – – – – – – – –

(l)	an Event of Default being outstanding – means that it has not been remedied or waived.– – – – – – – – – – – – – – – – – – – – – – – – – – – – –

13

– – – – – – – – – – – – – – – – – – ARTICLE 2 – – – – – – – – – – – – – – – – – –

– – – – – – AMENDMENT AND RESTATEMENT AND RIGHT OF PLEDGE – – – – – –

As a continuing security for the Secured – – – – – – – Obligations, the Parties hereby agree and confirm that the first right of Pledge in respect of the Shares in favor of PT Bank Danamon Indonesia Tbk. acting for and on behalf of the Secured Parties, created under the Existing Pledge Agreement shall continue and remain effective provided, however that (i) such first right of Pledge shall be held by the Onshore Collateral Agent for and on behalf of the Secured Parties and (ii) the terms and conditions of the Existing Pledge Agreement shall be amended and restated pursuant to this Agreement. – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – ARTICLE 3 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – –  FUTURE SHARES – – – – – – – – – – – – – – – –
Future Shares shall automatically be pledged by – this Agreement. Notwithstanding the foregoing, – – the Pledgor shall execute an Additional Agreement of Pledge of Shares upon subscription and/or – – – –acquisition of Future Shares.– – – – – – – – – – – – – – – – – –

The Pledgor hereby grants a power of attorney, with the – – – right of substitution, to the Onshore Collateral Agent and with the right to revoke substitution so granted, for and on behalf of the Pledgor and in the name of the Pledgor to execute each such Additional – – Agreement of Pledge of Shares required to be – – – –completed for any Future Shares. The power of – – – attorney provided for in this Article does not – – limit and affect the obligation of the Pledgor to execute the Additional Agreement of Pledge of – – – Shares. The Company hereby confirms its – – – – – – – – -acceptance and acknowledgment of such power of – – attorney from the Pledgor to the Onshore Collateral Agent.–

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– – – – – – – – – – – – – – – – – – ARTICLE 4 – – – – – – – – – – – – – – – – – –

– –  DELIVERY/REGISTRATION AND SHARE CERTIFICATES – –

As of the Amendment and Restatement Date or, in respect of Future Shares immediately upon subscription and/or – – – – –acquisition by the Pledgor of any of the Future – Shares, the original certificates relating to the Shares (if any) will be delivered by the Pledgor to the Onshore Collateral Agent and the right of Pledge – – – contemplated by this Agreement and any Additional Agreement of Pledge of Shares shall be registered in the Company’s shareholders register signed by the authorized person(s) of the Company, a copy – of which shall be promptly delivered to the – – – – –Onshore Collateral Agent, and the Onshore Collateral Agent is authorized and given an – – – – – –irrevocable power of attorney to execute on – – – – behalf of the Pledgor all documents required for that purpose and to take all actions required to be taken. – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 5 – – – – – – – – – – – – – – – – – –

– – – – – – – – – REPRESENTATIONS AND WARRANTIES – – – – – – – – –

5.1.
Each of the Pledgor and the Company, where relevant, represents – – and warrants for the interest and benefit of the Secured Parties, on the Amendment and Restatement Date and each date that any – Secured Obligation is outstanding, as – – – – – –follows: – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(a)
the Pledgor and the Company are limited liability companies duly established and validly existing under the laws of –Republic of Indonesia and are duly licensed and – – – authorized to be engaged in the – – – – – – –business in which they have been – – – – – – engaged in the places of their – – – – – – – –respective business activities; – – – – – – –

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(b)
all corporate and other action – – – – – – – – (including obtaining and maintaining – – all governmental and creditor’s – – – – – – –authorizations and consents) necessary –to own and maintain the ownership of – – –the Shares, for the due execution, – – – – delivery and performance of this – – – – – – Agreement (including but not limited to the transfer as the result of the – – – – – enforcement of the security interest – – -created hereby, surrender and deliver – -the relevant share certificates) have – -been obtained or taken and remain – – – – – valid; – – – – – – – – – – – – – – – – – – – – – – – – – – – – – -

(c)
the obligations which are assumed – – – – – hereunder by the Pledgor and the – – – – – – Company constitute the legal, valid and binding obligations of them and are – – – enforceable against each of them in – – – accordance with the terms of this – – – – – Agreement;– – – – – – – – – – – – – – – – – – – – – – – – – – –

(d)
save for the Transaction Documents and – the Security Documents, it is not a – – – party to or bound by any agreement or – -undertaking which limits or makes – – – – – subject to any conditions its right as –a shareholder to sell, transfer, pledge or otherwise encumber or dispose the – – -Shares;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – -

(e)
it is not a party to any dispute with – – respect to the Shares nor in any legal –dispute–dispute or to the knowledge of the Pledgor is threatened  against the Shares, –nor are any of the Shares subject to – – -any dispute, seizure, defense, set-off –or counterclaim by any party;– – – – – – – – – –

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(f)
the execution and performance of this – – Agreement will not result in any – – – – – – contravention of, or constitute a – – – – – default under any agreement or law or – -order (including rules or provisions on the preferential treatment of – – – – – – – – –creditors), by which it or its assets – -are bound or affected, or its – – – – – – – – –constitutional documents or any – – – – – – –limitation on powers of its directors – -and its commissioners, subject to any – -general principles of law limiting its –obligations;– – – – – – – – – – – – – – – – – – – – – – – – –

(g)
no other event is outstanding which – – – constitutes a default under any – – – – – – –document which is binding on the – – – – – – Pledgor or any of its assets to an – – – – extent or in a manner which adversely – -affect the obligations of the Pledgor – -hereunder;– – – – – – – – – – – – – – – – – – – – – – – – – – –

(h)
no litigation, arbitration or – – – – – – – – – administrative proceeding has been – – – – commenced, or is pending -against the Pledgor or any of the – – – – – Shares, which would have a material adverse effect on – – -the transactions envisaged hereunder or the Secured Parties’ rights, interests –and benefits in the Shares; – – – – – – – – – – -

(i)
there has been no material adverse – – – – change in the financial condition of – – -the Pledgor since the date of this – – – – Agreement which would adversely affect –the transactions envisaged hereunder or the Secured Parties’ rights and – – – – – – –interests in the Shares;– – – – – – – – – – – – – –

(j)
the entry into by the Pledgor of this – – Agreement constitutes, and the exercise by it of its rights and performance of –its obligations under this Agreement – – -will constitute, private and commercial acts performed for private and – – – – – – – –commercial purpose;– – – – – – – – – – – – – – – – – – –

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(k)
the Pledgor will not be entitled to – – – claim immunity from suit, execution, – – -attachment or other legal process in – – -any proceedings taken in its – – – – – – – – – –jurisdiction of incorporation in – – – – – – relation to this Agreement;– – – – – – – – – – – –

(l)
the execution and performance of this – – Agreement has not breached nor will it  breach any applicable government authorization or any other approval or authorization –from any applicable governmental agency with jurisdiction over it or the Shares (as the case may be);– – – – – – – – – – – – – – – – –

(m)
this Agreement will be effective to – – – create in favor of the Onshore Collateral Agent – -for and on behalf of the Secured – – – – – – Parties a legal, valid and enforceable –security interest to secure payment of –the Secured Obligations, subject to any general principles of law limiting –its obligations, which security – – – – – – –interest is not and shall not be – – – – – – subject to any other security interest –of equal or prior ranking, on all of – – -the Shares intended to be secured – – – – – hereunder;– – – – – – – – – – – – – – – – – – – – – – – – – – –

(n)	it has full right, title and interest – – in and is the legal owner of the – – – – – – Shares;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(o)	the Shares represent and constitute all of the shares presently held by the – – – Pledgor in the Company;– – – – – – – – – – – – – – –

(p)
the Shares are validly issued, fully – – – paid up, are fully entitled to all – – – – dividends paid or to be paid thereon, – – -are not pledged, assigned, encumbered – -or otherwise made subject to any lien – -(whether in rem or otherwise) and, – – – – other than the Pledge, contemplated by –this Agreement; – – – – – – – – –

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(q)	the constitutional documents of the – – – – – Company do not and will not restrict or inhibit any transfer of the Shares;– – – –

(r)
the Shares intended to be covered – – – – – hereby exist and are uncontested, and – -it has no knowledge of any fact which – -would impair the existence of the – – – – – Shares or their validity;– – – – – – – – – – – – –

(s)
the certificates with respect to the – – – Shares correctly identify, from time to time, the number of Shares owned by it –and are validly signed by the – – – – – – – – –authorized person(s) of the Company; – – –

(t)
all documents, papers and writings – – – – relating to the Shares and provided to –the Onshore Collateral Agent by it, as well as – – -the signatures thereon, are genuine and represent in all respects what they – – – purport to be, and have been duly – – – – – executed by the parties concerned;– – – – –

(u)	it has not granted any options or other rights of whatsoever nature in respect –of the Shares to any third party;– – – – – –

(v)	it has not done or omitted to do any – – – act or thing which has or may adversely affect its rights in respect of the – – – Shares;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – -

(w)
it has obtained the required consent – – – from all the other shareholder(s) of – – -the Company for the entry of this – – – – – Agreement, including waiver of the pre–emptive rights to purchase any and all –the Shares, as the case maybe; – – – – – – – –

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(x)	the Company has not been dissolved, and no resolution has been adopted or court decision has been taken to dissolve the Company; – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(y)
the Company has not been declared – – – – – bankrupt or granted a suspension of – – – payments or in the process of being – – – liquidated, nor have petitions for – – – – bankruptcy or for the granting of – – – – – suspension of payments been filed or – – -for liquidation has been made;  – – – – – – –

(z)
the Pledgor and the Company have no – – – knowledge of any fact which would – – – – – impair the existence of the Shares or – – the validity of this Agreement under – – –the terms hereof;– – – – – – – – – – – – – – – – –

(aa)
the Pledgor acknowledges that the – – – – – creation of Pledge –as a continuing security for the – – – – – – Secured Obligations and that without the Pledge, the Onshore Collateral Agent and other Secured Parties would not have agreed to enter into the Transaction Documents and therefore the Pledge is for the – – – – – – –interest and to the benefit of the – – – – Pledgor as well as the Onshore Collateral Agent for and on behalf of the Secured Parties; and

(bb)
unless otherwise required under the applicable laws and regulations, there are no pre-emptive rights or – – – – -other restrictions under the articles – –of association of the Company or any – – –other documents in relation to the – – – – -Shares for the creation of security – – – -interests contemplated under this – – – – – Agreement and the enforcement thereof.– –

5.2.
The Pledgor hereby further represents and – – warrants to the – – – Onshore Collateral Agent, for and on behalf of the – – – Secured Parties that on the date it acquires or otherwise obtains the ownership of any – – Future Share, all the representations and – – warranties made in Article 5.1 above shall – be deemed repeated and apply mutatis – – – – – – –mutandis in respect of those Future Shares.–

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– – – – – – – – – – – – – – – – – – ARTICLE 6 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – COVENANTS – – – – – – – – – – – – – – – – – –

The Pledgor and the Company, where relevant, hereby covenant and undertake to the Onshore Collateral Agent in its capacity as agent for and on behalf of the Secured Parties as follows: – – – – – – – – – – – – –

(a)
the Pledgor and the Company shall promptly – obtain, maintain and comply with the terms of any authorization required under any law -or regulation to enable it to perform its – – obligations under, or for the validity or – – enforceability of this Agreement;– – – – – – – – – –

(b)
the Pledgor and the Company shall comply in – all material respects with all laws to which it is – – subject where failure to do so has or is – – – reasonably likely to have a material adverse effect on its – – obligations hereunder;– – – – – – – – – – – – – – – – – – – –

(c)
the Pledgor and the Company may not enter – – into any amalgamation, de-merger, merger or -reconstruction which may adversely affect – – any interest of the Secured Parties under – – this Agreement;– – – – – – – – – – – – – – – – – – – – – – – – – – -

(d)
the Pledgor and the Company shall fully co-– operate with and shall promptly render its – assistance to the Onshore Collateral Agent to do – – – – –anything necessary, including the execution -of any agreement or document or the – – – – – – – –effecting of any registration which the – – – – Onshore Collateral Agent may from time to time reasonably require to be done for the purposes of perfecting, – exercising, protecting or enforcing the – – – – rights of the Secured Parties under this – – – Agreement;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

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(e)
all consents, licenses, disclosure – – – – – – – – – requirements, registrations, approvals and – authorizations of or declarations to (as the case may be) the competent authorities in – – the jurisdictions of any applicable laws – – – have been obtained, or will be taken, if the applicable laws require such consents, – – – – –licenses, disclosure requirements, – – – – – – – – -registrations, approvals, authorizations or -declarations from time to time, in order to -make this Agreement legal, valid and binding upon them and to enable them to perform – – – – their respective obligations hereunder and – to enable the Onshore Collateral Agent to exercise its rights against them hereunder and to enforce such Pledgor’s and Company’s obligations – – – hereunder;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(f)
the Pledgor and the Company shall refrain – – from conducting any act (including granting -a power of attorney to any other parties, except for the powers of attorney granted pursuant to this Agreement) – – which leads or may lead to a reduction in – – the value of the Shares, or which may impair the enforceability of the rights of the – – – – Secured Parties created under or pursuant to this Agreement;– – – – – – – – – – – – – – – – – – – – – – – – – – –

(g)
except in accordance with this Agreement,  – the Pledgor shall not (i) sell, dispose of, assign, transfer (direct or indirect), – – – – –pledge, or encumber in any other manner, any of the Shares, or (ii) subject, or attempt – to subject, any of the Shares to any other – pledge, without the prior written consent of the Onshore Collateral Agent;– – – – – – – – – – – – – – – – – – – – – – –

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(h)
the Pledgor and the Company shall promptly – give to the Onshore Collateral Agent written notice of any default by any of them of the terms of – this Agreement;– – – – – – – – – – – – – – – – – – – – – – – – – – –

(i)
if the Pledgor receives any income or – – – – – – distribution of money or property of any – – – kind from the Company in respect of the – – – – Shares after an Event of Default has – – – – – – –occurred, the Pledgor shall hold such income or distribution for and on behalf of the – – – Secured Parties and shall forthwith deliver -the same to the Onshore Collateral Agent, for and on – behalf of the Secured Parties;– – – – – – – – – – – – –

(j)
the Pledgor and the Company, as the case may be, shall furnish to the Onshore Collateral Agent copies of all notices or other – – – – – – – – – – – – correspondence which may be sent or given to any shareholder, including without – – – – – – – – –limitation, all notices of annual and – – – – – –extraordinary general meetings of – – – – – – – – – -shareholders, notices of declaration and – – – distribution of dividends, annual or other – periodic reports and financial statements or any other notice with respect to any – – – – – – –shareholder of the Company;– – – – – – – – – – – – – – – –

(k)
the Pledgor and the Company shall not take – or permit the taking of any action which may result in the rights attaching to any of the Shares being altered, without the prior – – – – written consent of the Onshore Collateral Agent;– – – – – –

(l)
the Pledgor shall not, without the prior – – – written consent of the Onshore Collateral Agent, – – – – –commence, or join with any other person in – commencing, any bankruptcy, reorganization, -or insolvency proceeding against the – – – – – – –Company; the obligations of the Pledgor – – – – under this Agreement shall not be altered, – limited or affected by any proceeding, – – – – –voluntary or involuntary, involving the – – – – bankruptcy, reorganization, insolvency, – – – – receivership, liquidation or arrangement of -the Company, or by any defense which the – – – Company may have by reason of any order, – – – decree or decision of any court or – – – – – – – – -governmental authority in Indonesia – – – – – – – –resulting from any such proceeding;– – – – – – – – -

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(m)
the Pledgor shall not vote in favor of the – following proposals made to the Company’s – – general meeting of shareholders (including – any other meetings of shareholders or – – – – – –decision making process of shareholders), – – without the prior written consent of the – – – Onshore Collateral Agent:– – – – – – – – – – – – – – – – – – – – – – – – – – –

-	a resolution to amend the Company’s – – – – – articles of association which will or is –likely to prejudice the interests of the –Secured Parties;– – – – – – – – – – – – – – – – – – – – – – –

-	a resolution to merge or dissolve the – Company within the meaning of Chapter – – – -Eight or Ten of the Indonesian Company Law (Law No. 40 of 2007);– – – – – – – – – – – – – – – – – – – – – – – –

-	a resolution to issue shares in the share capital of the Company and a resolution – –to grant rights to subscribe for shares – – in the share capital of the Company; or– –

-	a resolution to grant authority for the – – acquisition by the Company of shares in – –its own share capital.– – – – – – – – – – – – – – – – – –

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The Pledgor shall waive any of its rights to vote in any shareholders’ meeting or – – – – – – –resolution after the occurrence of an Event -of Default; – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(n)
the Company will at all times, during the – – life of this Agreement, maintain and keep – – updated its shareholders’ register and – – – – –special shareholders’ register and permit – – authorized representatives of the Onshore Collateral – Agent to inspect the share register and – – – – special shareholders’ register books of the -Company; and– – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(o)	the Pledgor shall not grant or execute any – power of attorney in relation to the Shares -other than to the Onshore Collateral Agent. – – – – – – – – – -

– – – – – – – – – – – – – – – – – – ARTICLE 7 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – ENFORCEMENT – – – – – – – – – – – – – – – – –

If an Event of Default has occurred and is – – – – – –continuing, the Onshore Collateral Agent shall have the – – – following rights and may take any of the – – – – – – – -following actions:– – – – – – – – – – – – – – – – – – – – – – – – – – – –

(a)
The Onshore Collateral Agent may take whatever action – that, in its sole discretion, it deems necessary to protect the Secured Parties’ – – rights hereunder (although it will be under –no obligation to take any such action), – – – – including without limitation to transfer or –procure the transfer of the Shares to any -other party and sell or otherwise dispose – all or any part of the Shares through – – – – – –auction or by private sale, with or without -notice, at whatever time, location and – – – – –price, and to whatsoever party and on such – terms and conditions, as the Onshore Collateral Agent -may deem fit and appropriate and as – – – – – – – –permitted by any applicable law and take – – all other actions in respect of such – – – – – – –enforcement vis-à-vis the Company or any – – – other person.

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The Onshore Collateral Agent and its – – agents shall incur no liability to the – – – – –Pledgor or the Company to obtain the best – – price possible for the Shares, and neither – the Onshore Collateral Agent nor its agents nor the – – Secured Parties shall be responsible or held liable for any loss suffered by any person – arising out of or in connection with any – – – sale of the Shares, provided that such sale -is carried out as required under Indonesian –law. – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

The Onshore Collateral Agent or any other Secured – – – – Party or any other person may be the – – – – – – –purchaser, lessee, assignee or recipient of -any or all of the Shares so disposed of and -thereafter hold the same absolutely free – – – from any claim or right of whatsoever kind, -including any right or equity of redemption -(statutory or otherwise), of the Pledgor.– – –

The Pledgor shall fully co-operate with – – – – respect to any action taken by the Onshore Collateral -Agent as provided in this Article 7. The – – Pledgor shall from time to time execute and -deliver to the Onshore Collateral Agent any agreement, power of attorney or other document – – – – – – – –requested by the Onshore Collateral Agent. The – – – – – –Pledgor shall give effect to the provisions -of this Article and shall take no action to -limit or diminish the rights of the Secured -Parties hereunder. The Pledgor hereby – – – – –waives all rights, and agrees not to assert -any interest, claim or right of redemption, -with respect to the Shares against any – – – – –person or entity that purchases or otherwise obtains the Shares, whether or not that – – – – interest, claim or right may exist under the laws and regulations of the Republic of – – – – Indonesia or any other jurisdiction.– – – – – – – –

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(b)
The Onshore Collateral Agent may, if an Event of – – – – – Default has occurred and is continuing, in – the name of the Pledgor or otherwise, – – – – – –demand, sue for, collect or receive any – – – – money or property at any time payable or – – – receivable on account of or in exchange for -any of the Shares, but shall be under no – – – obligation to do so. – – – – – – – – – – – – – – – – – – – – –

(c)	All dividends and distributions on the – – – – – Shares shall be paid:– – – – – – – – – – – – – – – – – – – – –

(i)	prior to the occurrence of an Event – of Default, in accordance with the – –provisions of the Amended and Restated Indenture; and– – – – –

(ii)
on and following the occurrence of – – an Event of Default which is continuing, directly to – –the Onshore Collateral Agent, whether or not – –the Secured Parties exercise any – – – -available right to declare any – – – – – Secured Obligations due and payable –or seek or pursue any other relief – –or remedy available under applicable law or under this Agreement, and – – – -such dividends and distributions – – – -shall be applied in accordance with –the provisions of the Transaction – – –Documents.– – – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 8 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – - POWER OF ATTORNEY – – – – – – – – – – – – – – -

In order to protect the Secured Parties’ rights – under this Agreement, the Pledgor hereby grants to the Onshore Collateral Agent (but without limiting the rights of the Secured – – – – – –Parties under the Transaction Document or any – – – other Security Documents) full right and power of attorney, with full right of substitution, when – necessary to take in its own discretion any and – all actions (in the name and on behalf of the – – – Pledgor or otherwise) to:  – – – – – – – – – – – – – – – – – – – –

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(a)	on and following the occurrence of an Event – of Default that is continuing:– – – – – – – – – – – – –

(i)
sell or transfer the Shares or any part thereof by any means whatsoever, – – – – – –including, without limitation, the – – – –authority to sign on behalf of the – – – –Pledgor any agreement of transfer or – – any other documents required or deemed necessary or desirable by the Onshore Collateral Agent and to take any other actions – – – which the Onshore Collateral Agent deems – – – – – – – -necessary to conclude the sale and – – – –effect the transfer, including without limitation, the authority to, at any – – time and from time to time, appear – – – –before the competent authorities, any – notary, any broker or share registrar, to negotiate, determine and enter into contracts in whatever form concerning – or in connection with the sale, – – – – – – –transfer, surrender or registration of the Shares, to give all information, – – and to do and carry out all other – – – – –actions or deeds whatsoever which, in – the opinion of the Onshore Collateral Agent in – – its sole discretion, are required or – – necessary concerning or in connection – with the transfer or sale of the – – – – – –Shares; and– – – – – – – – – – – – – – – – – – – – – – – – – -

(ii)
exercise any and all rights with – – – – – – respect to the Shares, including – – – – – –without limitation the rights to attend any and all general meetings of – – – – – – –shareholders of the Company; to vote – – the Shares at any such meeting in such manner as the Secured Parties may deem appropriate;

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to give shareholder – – – – – –approval in lieu of a general meeting; to receive notices of any liquidation – or dissolution of the Company and to – – receive the Pledgor’s share of the – – – –Company’s assets or the proceeds – – – – – –thereof in the event of any voluntary – or involuntary liquidation or – – – – – – – – -dissolution of the Company provided – – – that such amounts shall be applied in – accordance with the terms of the – – – – – –Amended and Restated Indenture; – – – – – – – – – – – – – – – – – – – – – – –

(b)
request and receive, in accordance with the - Company’s articles of association, one or – – more certificate(s) to replace any – – – – – – – – -certificate delivered to the Onshore Collateral Agent -in accordance with this Agreement.– – – – – – – – – -

The Pledgor shall grant any additional power of attorney in favor of the Onshore Collateral Agent, -on behalf of the Secured Parties, as may be -required to protect the rights of the – – – – – –Secured Parties under this Agreement, the – – Transaction Documents and any other Security Documents .– – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

The power of attorney granted in this – – – – – –Article 8 and all other powers granted – – – – –herein forms an integral and inseparable – – – part of this Agreement without which this – – Agreement, the Transaction Documents and any other Security Documents would not have been entered into and shall be irrevocable during the time that any part of the Secured – – – – – –Obligations remain outstanding and have not -been terminated (and the Pledgor hereby – – – – waives the applicability of the provisions – of Articles 1814 and 1816 of the Indonesian -Civil Code) and no such power of attorney – – shall terminate for any reason mentioned in Article 1813 of the Indonesian Civil Code – – (Kitab Undang-Undang Hukum Perdata – – – – – – – – -Indonesia), or for any other reason – – – – – – – –whatsoever.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

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– – – – – – – – – – – – – – – – – – ARTICLE 9 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – – – TAXES – – – – – – – – – – – – – – – – – – – –

The Pledgor hereby represents and warrants with – respect to itself only that all taxes, charges, – fees, duties and assessments with respect to the Shares owned by it have been fully paid, and – – – –agrees to pay promptly any and all taxes, – – – – – – –charges, fees, duties and assessments which may – be levied or become due with respect to its – – – – –Shares in the future. In the event that the – – – – –Onshore Collateral Agent, acting for and on behalf of the – Secured Parties, in its absolute discretion, – – – –elects to pay any such expenses, then the Secured Obligations shall be deemed to be increased by – – the amount thereof.– – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 10 – – – – – – – – – – – – – – – – – –

– – – – – – – – – THE COMPANY’S ACKNOWLEDGEMENT – – – – – – – – –

The Company acknowledges the Pledge and undertakes forthwith to register such Pledge in the – – – Company’s shareholders’ register pursuant to – – – –Article 50 of the Indonesian Company Law (Law No. 40 of 2007). The Company agrees that this – – – – – – –acknowledgement and the registration of the – – – – –pledge in the Company’s shareholders register – – also constitutes the evidence that the Pledge has been – notified to the Company as far as is required by Article 1153 of the Indonesian Civil Code (Kitab Undang-Undang Hukum Perdata Indonesia).– – – – – – – – –

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– – – – – – – – – – – – – – – – – – ARTICLE 11 – – – – – – – – – – – – – – – – – –

– – – – – - CERTIFICATION OF EVENT OF DEFAULT AND – – – – – -

– – – – – – – – – DETERMINATION OF AMOUNTS OWING – – – – – – – – –

11.1.
The Parties hereto agree that for the – – – – – purpose of exercising the Secured Parties’ -rights to the Shares: (i) the occurrence of an Event of Default shall be conclusively – evidenced by a certificate from the – – – – – – –Onshore Collateral Agent to that effect, and (ii) any -persons dealing with the Onshore Collateral Agent may rely upon a certificate from the Onshore Collateral – Agent certifying that the Event of Default -has occurred.– – – – – – – – – – – – – – – – – – – – – – – – – – – -

11.2.
In exercising any right of collection under this Agreement, it shall not be necessary – for the Onshore Collateral Agent or any of the – – – – – –Secured Parties to prove the amount owing – in respect of the Secured Obligations, and -the Onshore Collateral Agent shall be entitled for – – the purpose of exercising the rights of the Secured Parties hereunder to determine such amounts then due and payable by the – – – – – – –Obligors and all expenses which are to be – borne by the Obligors on the basis of the – Onshore Collateral Agent and the Secured Parties’ – – – books and records.– – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 12 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – – NOTICES – – – – – – – – – – – – – – – – – – –

12.1
Except if served by a court bailiff (juru – sita), any notice or communication shall be in writing and delivered in person or – – – – –mailed by first-class mail or sent by – – – – –facsimile (with a hard copy delivered in – – person or by mail promptly thereafter) and -addressed as follow:– – – – – – – – – – – – – – – – – – – – –

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Pledgor: If to the Pledgor, to it at:– – – – –

PT CENTRAL PROTEINAPRIMA Tbk.– – – – – – – – – – – – -

19th Floor, Wisma GKBI, – – – – – – – – – – – – – – – – –

Jalan Jenderal Sudirman Number 28– – – – – – – – –

Jakarta 10210-Indonesia– – – – – – – – – – – – – – – – – –

Fax	:	+62 21 57902197– – – – – – – – – – –

Attention	:	Board of Directors– – – – – – – -

Onshore Collateral Agent: if to the Secured Parties –c/o the Onshore Collateral Agent to it at:– – – – – – – – – –

PT BANK CIMB NIAGA Tbk.– – – – – – – – – – – – –

Graha CIMB Niaga Building,  Floor, – – – – – – – – – – –

Jalan Jend. Sudirman Kav. 58– – – – – –

, Jakarta 12190  – – – – – –

Fax	:	+62 21 – – – – – – – – –

Attention	:	– – – – – – – –

The Company: if to the Company, to it at:– – – – – – – – – –

PT CENTRALPERTIWI BAHARI– – – – – – – – – – – –

19th Floor, Wisma GKBI, – – – – – – – – – – – – – – – – –

Jalan Jenderal Sudirman Number 28– – – – – – – – –

Jakarta 10210-Indonesia– – – – – – – – – – – – – – – – – –

Fax	:	+62 21 57902197– – – – – – – – – – –

Attention	:	Board of Directors– – – – – – – –

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Any Party may change its contact details – –by giving five Business Days’ notice to – – –the other Party.– – – – – – – – – – – – – – – – – – – – – – – –

12.2
Except if served by a court bailiff (juru – sita), every notice or other communication -sent in accordance with Article 12.1 above, shall be effective upon receipt by the – – – – addressee; provided, however, that any such notice or other communication which would – otherwise take effect after 4.00 p.m. on – – any particular day shall not take effect – – until 10.00 a.m. on the immediately – – – – – – –succeeding Business Day in the place of the addressee.  – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 13 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – –  AGENT OF SECURED PARTIES – – – – – – – – – – – -

13.1
The Parties hereto acknowledge that under – the terms of the Amended and Restated Indenture, the Onshore Collateral Agent has been appointed to act as agent for and on behalf of the Secured Parties and the Pledgor hereby – – further acknowledges the right of the – – – – –Onshore Collateral Agent from time to time to exercise all rights pursuant to – – – this Agreement on behalf of the Secured – – – Parties. Any notices to be given by the – – – Pledgor to the Secured Parties pursuant to -or in connection with this Agreement, must -be given to the Onshore Collateral Agent and shall be deemed to have been given to the Secured – – Parties if given to the Onshore Collateral Agent in – accordance with the provisions of Article – 12 above. When a power or right is granted -to the Secured Parties under this – – – – – – – – -Agreement, that power or right may be – – – – –exercised by the Onshore Collateral Agent acting as – their agent and representative.– – – – – – – – – – –

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13.2
The Onshore Collateral Agent is authorized to – – – – – – – delegate to such person or persons as the – Onshore Collateral Agent may specify, the exercise of any or all of the powers conferred on the Onshore Collateral Agent hereunder in accordance with the terms and conditions of the Amended and Restated Indenture.

– – – – – – – – – – – – – – – – – – ARTICLE 14 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – COSTS AND EXPENSES – – – – – – – – – – – – – –

The Obligors shall pay the legal and other – – – – – –professional fees and costs of consultants and – – advisors to the Secured Parties and Onshore Collateral Agent and travel – – – – – –expenses and other out-of-pocket costs reasonably incurred and properly documented – by the Secured Parties and such consultants and – advisors in connection with the preparation, – – – –negotiation, execution and delivery, and where – – appropriate, registration of this Agreement and – amendments thereof (and all matters incidental – – thereto) as contemplated by this Agreement, and – the administration of the transactions – – – – – – – – – contemplated by this Agreement and the exercise, preservation or enforcement of any of their – – – – –respective rights under this Agreement or any – – – amendments, waivers or consents required under – – this Agreement – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 15 – – – – – – – – – – – – – – – – – –

– – – – – –  APPLICATION OF ENFORCEMENT PROCEEDS – – – – – – -

15.1
The proceeds of any enforcement of any – – – – right or remedy granted to the Secured – – – – Parties of the security created hereunder – shall be applied as provided in the – – – – – – –relevant Transaction Documents.  – – – – – – – – – -

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15.2
The remaining balance, if any, of such – – – – proceeds of enforcement shall only be paid -to the Pledgor after satisfaction in full – of all amounts owing to the Secured Parties with respect to the Secured Obligations.  –

– – – – – – – – – – – – – – – – – – ARTICLE 16 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – CONTINUING SECURITY INTEREST – – – – – – – – – -

16.1
It is understood and agreed by the Pledgor - that the pledge by the Pledgor of its rights, title and interests in, to and -over the Shares pursuant to this Agreement -is a continuing right and security for – – – – payment to the Secured Parties of all – – – – –amounts that may – from time to time be owing to the Secured – Parties by the  Obligors in respect of the -Secured Obligations and this Agreement – – – – shall not be terminated and the security – – created hereunder shall not be regarded as -discharged or satisfied, until full and – – – final payment and repayment of all the – – – Secured Obligations. – – – – – – – – – – – – – – – – – – – –

16.2
It is hereby further agreed by the Pledgor - that the security created under this – – – – – –Agreement shall not be considered as – – – – – –discharged or satisfied by any intermediate payment or satisfaction of any part of the -Secured Obligations but shall be a – – – – – – – –continuing right and security and extend to cover all and any sums of money that shall -for the time being constitute the Secured – Obligations and the Obligors shall continue to be liable for the unpaid balance with – – respect thereto to the date of payment or – discharge thereof. – – – – – – – – – – – – – – – – – – – – – –

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– – – – – – – – – – – – – – – – – – ARTICLE 17 – – – – – – – – – – – – – – – – – –

– – – – – – – – – INDEPENDENT SECURITY INTEREST – – – – – – – – –

The security interest given hereunder by the – – – –Pledgor shall be in addition to and shall be – – – –independent from every other security interest – – which has at any time been, or may at any time – – be, created by the Pledgor, the Issuer, the – – – – –Company or any third parties in favor of the – – – –Secured Parties or the Onshore Collateral Agent for and on behalf of the Secured Parties for the Secured – – – Obligations. The Onshore Collateral Agent may exercise its rights under this Agreement and enforce this – – – –Agreement against the Pledgor pursuant to the – – – terms of this Agreement, notwithstanding, and – – – independent from, any other security interest – – – created in favor of the Secured Parties or the – – Onshore Collateral Agent, for and on behalf of the Secured Parties by the Pledgor, the Issuer, the Company – or any third parties. Acting in accordance with – the Transaction Documents and the Security – – – – – –Documents, the Onshore Collateral Agent shall be at liberty to decide, in its sole discretion, if any – – – – – – –security conferred upon the Secured Parties under the Security Documents shall be enforced by the – Onshore Collateral Agent, as well as the sequence of the – – security to be so enforced. Further, the – – – – – – – -execution and/or enforcement of any other – – – – – – –Security Document is not intended to modify or – – supersede the security interest or any rights or obligations contained in this Agreement and shall not in any way affect, impair or invalidate the – effectiveness and validity of this Agreement or – any term or condition hereof and the Pledgor is – not entitled (and to the extent necessary, the – – Pledgor hereby waives its rights) to plead or – – – claim in any court the execution and/or – – – – – – – – -enforcement of any other Security Documents as a cause for extinguishing, invalidating, impairing or modifying the effect and validity of this – – – –Agreement and any term or condition contained – – – herein.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

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– – – – – – – – – – – – – – – – – – ARTICLE 18 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – –  INDEMNIFICATION – – – – – – – – – – – – – – – -

The Onshore Collateral Agent and the Secured Parties and – – any of their representatives or attorneys shall – be indemnified by the Pledgor and the Company and held harmless from and against any and all actions, claims, demands, – – – – – – – – – – proceedings, judgments, causes of action, losses, liabilities, costs, charges and expenses – – – – – – – -(including without limitation all services, value added and other duties or taxes payable on such – costs, charges and expenses) which may be – – – – – – –suffered or incurred by the Onshore Collateral Agent or the Secured Parties and any of their representatives or attorneys as a result of (i) any breach of any of the obligations, warranties or undertakings – – made or assumed by the Pledgor under this – – – – – – –Agreement; (ii) the existence or use of the – – – – –rights conferred on the Secured Parties in this – Agreement and (iii) the perfection, exercise, – – – enforcement or the preservation of any rights – – – under this Agreement, or any other matter arising out of or in connection with this Agreement.– – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 19 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – WAIVER AND CUMULATIVE RIGHTS – – – – – – – – – –

The Onshore Collateral Agent and the Secured Parties shall be under no obligation to enforce any right or – – benefit hereunder. The Pledgor agrees that no – – failure or delay or omission on the part of the – Onshore Collateral Agent or the Secured Parties to exercise any right, power or privilege hereunder shall – – – operate or be construed as a waiver thereof, nor shall any single or partial exercise of any – – – – –right, power or privilege hereunder preclude any further exercise thereof or the exercise of any – other right, power or privilege. The rights and – remedies herein provided are cumulative and not – exclusive of any right or remedy provided by – – – –law.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

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– – – – – – – – – – – – – – – – – – ARTICLE 20 – – – – – – – – – – – – – – – – – –

– – – – – – – – – TERMINATION AND RE-ASSIGNMENT – – – – – – – – –

20.1
The Pledgor agrees that the pledge given – – – under this Agreement is a continuing – – – – – – –security for payment in full to the Secured Parties of all the Secured Obligations and – this Agreement shall not be terminated, and the security created hereunder shall not be regarded as discharged or satisfied, until – full and final payment of all such Secured Obligations. Notwithstanding the foregoing, the Secured Parties’ rights to an indemnity under this Agreement shall survive any – – – – –termination or notice of termination hereof.

20.2
Upon such termination of the security – – – – – – interest, the Onshore Collateral Agent as instructed by the Secured Parties will, at the Pledgor’s cost and expense, duly re-assign and deliver the Shares to the Pledgor as may be in the – possession of the Onshore Collateral Agent pursuant to this Agreement and will, at the cost and – – – expense of the Pledgor, execute and deliver to the Pledgor such documents required for – the termination of this Agreement. Such – – – termination shall be without recourse to or warranty from the Secured Parties.– – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 21 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – SEVERABILITY – – – – – – – – – – – – – – – – –

In the event that any one or more of the – – – – – – – -provisions of this Agreement should be or become invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected – or impaired thereby, and the Parties shall enter into good faith negotiations to replace the – – – – –invalid, illegal or unenforceable provision.– – – – –

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– – – – – – – – – – – – – – – – – – ARTICLE 22 – – – – – – – – – – – – – – – – – –

– – – – AMENDMENT, ASSIGNMENT AND BINDING EFFECT – – – –

This Agreement may be amended, by an instrument – in writing signed by the Parties. This Agreement shall be binding upon and inure to the benefit of the respective successors and assignees of the – – Parties hereto; provided, however, that the – – – – –Pledgor may not assign its rights or obligations hereunder. – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – -

Each of the Secured Parties may at any time – – – – –assign, grant a participation in or otherwise – – – transfer all or any part of its right and – – – – – – –benefits under this Agreement, and in that event such assignee(s), grantee(s) or transferee(s) of each such Secured Party, as the case may be, – – – –shall automatically become vested with such – – – – –rights, interest and privileges of each such – – – –Secured Party under this Agreement without loss – of priority. The Onshore Collateral Agent is hereby – – – – – –authorized by the Pledgor to take whatever – – – – – –actions or steps are necessary to effectuate the rights of such assignee(s), grantee(s) or transferee(s) under this Agreement, the Transaction Documents and any other Security – – – –Documents, including, but not limited to, the – – – preparation or execution of deeds and agreements amending or renewing this Agreement.– – – – – – – – – – – –

39

– – – – – – – – – – – – – – – – – – ARTICLE 23 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – – LANGUAGE – – – – – –– – – – – – – – – – – – –

In order to comply with Law No. 24 of 2009 on National Flag, Language, Emblem and Song, this Agreement has been made in Bahasa Indonesia language and English version. Both the Bahasa Indonesia and English versions are valid, however in the event of any inconsistency between the Bahasa Indonesia and English language versions, the Bahasa Indonesia version shall prevail. All notices or communications under or in connection with this Agreement shall be in the English language or, if given by the Pledgor in any other language, accompanied by a translation into English certified by the Pledgor as being a true and accurate translation.

– – – – – – – – – – – – – – – – – – ARTICLE 24 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – –  GOVERNING LAW – – – – – – – – – – – – – – – –

This Agreement shall be governed by and construed in accordance with the laws of the Republic of – – Indonesia.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – -

– – – – – – – – – – – – – – – – – – ARTICLE 25 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – JURISDICTION – – – – – – – – – – – – – – – – –

The Pledgor and the Company agree that any legal action or proceeding arising out of or in – – – – – – –connection with this Agreement may be brought – – – before the District Court of Central Jakarta and they irrevocably submit to the non-exclusive – – – – –jurisdiction of such court and selects the – – – – – –Registrar’s office of such court as its general – and permanent domicile for the purposes of this – Agreement only. The submission by the Pledgor – – and/or the Company to such jurisdiction shall not (and shall not be construed so as to) limit the – right of the Onshore Collateral Agent and/or the Secured – – – – –Parties to commence any action or proceeding – – – –arising out of or in connection with this – – – – – – –Agreement in any jurisdiction whatsoever it may – deem fit nor shall the commencement of any such – legal action or proceeding in one jurisdiction – – preclude the Onshore Collateral Agent and/or the Secured – – – – –Parties from commencing any further or other – – – –legal action or proceeding in the same or any – – – other jurisdiction.– – – – – – – – – – – – – – – – – – – – – – – – – – –

40

FINALLY, the appearers, acting in their above mentioned capacities, declare as follows: – – – – – – –

that in compliance with the articles of – – – – – – – – -association of the Company, the Board of – – – – – – – -Commissioners and the Board of Directors of the Company have approved the execution of this – Pledge by the Parties, as evidenced by duly – – – – –stamped resolutions of the Board of  – – – – – – – – – – – –Commissioners dated the      (            ) day – of      (two thousand-    ), and the Board of Directors dated the      (            ) day of – –      (two thousand-s      ), which certified – true copies are attached hereto. – – – – – – – – – – – – – – – -

The appearers are known to me, Notary.– – – – – – – – – –

– – – – – – – – – – – –IN WITNESSETH WHEREOF  – – – – – – – – – – – –

this deed has been drawn up and executed in South Jakarta, on the day and date mentioned in the – – – preamble of this deed, in the presence of:– – – – – – –

1.
Mister          , Sarjana Hukum, born in      , on the      (            ) day of      (one thousand nine hundred and – – ), residing in Jakarta, Jalan       Number    , Rukun Tetangga    /Rukun Warga  , Kelurahan         , – – – – – – – -Kecamatan       , holder of the Resident – Identity Card Number – – – – – – – – – – – – – – – – – – – – –          ; – – – – – – – – – – – – – – – – -

2.
Mister          , Sarjana Hukum, born in , , on the      (            ) day of      (one thousand nine hundred and – – ), residing in Jakarta, Jalan       Number    , Rukun Tetangga    /Rukun Warga  , Kelurahan         , – – – – – – – -Kecamatan       , holder of the Resident – Identity Card Number;–––––––––––––––––––––– – – – –-

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both assistants of the notary, known to me, –––––– Notary

3.
Mister          , born in Jakarta, on the      (            ) day of          (one thousand nine hundred and -          ),  , residing in Jakarta, Jalan          , Rukun Tetangga     /Rukun Warga   , Kelurahan         , Kecamatan        ,  Jakarta, – – – – –holder of Resident Identity Card Number -            , Indonesian Citizen; – – - according to his statement in this matter–  acting as the – – –attorney-in-fact of and as such for and on – – –behalf of PT Bank Danamon Indonesia, Tbk as the previous collateral agent.

, the Notary’s assistants and Mister          , mentioned above, as the witnesses. ––––––––––––––––––––––– – – – -

This deed, after having been duly read out by me, Notary, to the appearers and witnesses, was –––––– immediately signed by the appearers, witnesses ––-and me, Notary.–––––––––––––––––––––––––––––––– – – – – –

Executed with four alteration, namely because of four substitutions, without addition, without ––––deletion.––––––––––––––––––––––––––––––––––––– – – – – – – -

The original of this deed has been properly –––––– signed.––––––––––––––––––––––––––––––––––––––– – – – – – – –

- Issued as a copy of the same tenor.–––––––––––– –

Notary in Jakarta,

(            , S.H. )

42

AMENDED AND RESTATED PLEDGE OF SHARES AGREEMENT

Number

On this day,  , the            thousand         twelve (  -  -2012), at  :    WIB (______________Western Indonesian Time), – – – – –appeared before me, , Sarjana Hukum, – – – –Notary in Jakarta, the appearers will be – – – – – – – mentioned hereunder, in the presence of the – – – – –witnesses whose names will be mentioned at the – – closing part of this deed.– – – – – – – – – – – – – – – – – – – – –

1.a.
Mister                  , born in ––––––––– – , on the                (            ) ––-day of                    (one thousand nine––––––              ), Director of the  limited liability company to be referred to hereunder, residing in Jakarta, Jalan –––––– Number    , Rukun Tetangga    /Rukun Warga   , Kelurahan            , Kecamatan           ,  Jakarta, holder of the Resident Identity card Number              , Indonesian Citizen;–––-

b.
Mister                 , born in ––––– , on the            (            ) day of             (one thousand nine ––––––––––– – hundred            ), Director of the limited liability company to be referred to hereunder, residing in Jakarta, Jalan Number   , Rukun Tetangga     /Rukun Warga   , Kelurahan      , Kecamatan          ,  Jakarta, holder of the Resident Identity card ––––––– Number           , Indonesian –––––Citizen; ––––––––––––––––––––––––––––- – – – – –- – – – according to their statements in this –––––––matter acting in their respective above ––––––– capacities and therefore representing the –––––Board of Directors of and as such for and on –behalf of PT. CENTRAL PROTEINAPRIMA, TBK., a –public limited liability company duly ––––––––– established, organized and validly existing ––-under the laws of the Republic of Indonesia, –having its legal domicile in Jakarta, whose ––-Articles of Association and the amendments – – –thereto were announced in: – – – – – – – – – – – – – – – – –-

1

State Gazette of the Republic of Indonesia – dated the 9th (ninth) day of February 1990 – – –(one thousand nine hundred and ninety) Number 12, Supplement Number 494 and Number 497;– – – – – State Gazette of the Republic of Indonesia – dated the 23rd (twenty-third) day of March – – –1990 (one thousand nine hundred and ninety) – – Number 24, Supplement Number 1124;– – – – – – – – – – –- State Gazette of the Republic of Indonesia – dated the 3rd (third) day of April 1998 (one – thousand nine hundred and ninety-eight) – – – – –Number 27, Supplement Number 39;– – – – – – – – – – – – – State Gazette of the Republic of Indonesia – dated the 24th (twenty-fourth) day of April – – 1998 (one thousand nine hundred and ninety–- – –eight) Number 33, Supplement Number 2234; – – – State Gazette of the Republic of Indonesia – dated the 22nd (twenty-second) day of June – – –1999 (one thousand nine hundred and ninety–- – –nine) Number 50, Supplement Number 170;– – – – – – – State Gazette of the Republic of Indonesia – dated the 13th (thirteenth) day of December – – 2002 (two thousand two) Number 100, Supplement Number 14707;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – State Gazette of the Republic of Indonesia – dated the 7th (seventh) day of July 2003 (two thousand three) Number 19, Supplement Number – 189;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –- State Gazette of the Republic of Indonesia – dated the 15th (fifteenth) day of March 2005 (two thousand five) Number 21, Supplement Number – – 2704;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –- the amendments to the articles of – – – – – – – – – association were set forth in a deed dated the – – 27th (twenty-seventh) day of April 2006 (two – thousand six) Number 61, passed before SITI – – PERTIWI HENNY SINGGIH, Sarjana Hukum, Notary – in Jakarta, which has been approved by the – – –

2

Minister of Laws and Human Rights of the – – – – –Republic of Indonesia by virtue of his decree dated the 12th (twelfth) day of May 2006 (two – – –thousand six) Number – – – – – – – – – – – – – – – – – – – – – – – C-14086 HT.01.04.TH.2006;– – – – – – – – – – – – – – – – – – –- the last amendments thereto were set forth in a deed dated the 30th (thirtieth) day of – – – – – – -September 2006 (two thousand six) Number 57, – passed before LIES HERMININGSIH, Sarjana – – – – –Hukum, Notary in Jakarta, which has been – – – – –approved by the Minister of Laws and Human – – –Rights of the Republic of Indonesia by virtue of his decree dated the 6th (sixth) day of – – –October 2006 (two thousand six) – – – – – – – – – – – – –Number W7-HT.01.04-1925;– – – – – – – – – – – – – – – – – – – –- the last composition of the Board of – – – – – – -Directors and the Board of Commissioners was – set forth in a deed dated the 30th  (thirtieth) day of September 2006 (two thousand six) – – – – –Number 55, passed before Notary LIES – – – – – – – – HERMININGSIH, Sarjana Hukum aforesaid; – – – – – – – and who, for the purpose of entering into this legal transaction has obtained the prior approval of the Board of Directors, the Board of Commissioners and the Shareholders, as evidenced by:– – – – – –

i.	Circular Resolution of the Board of – – – – Directors of PT. CENTRAL PROTEINAPRIMA, –TBK. In Lieu of a Meeting of the Board – –of Directors dated [●]; – – – – – – – – – – – – – – – – – – – – – – – – –

ii.	Circular Resolution of the Board of – – – – - Commissioners of PT. CENTRAL – – – – – – – – – – –PROTEINAPRIMA, TBK. In Lieu of a Meeting of the Board of Commissioners dated [●];– – – – – – – –

3

iii.	Extraordinary General Meeting of Shareholders of PT. CENTRAL PROTEINPRIMA, TBK. as set forth in Deed No. 69 passed before Yulia SH, Notary in Jakarta Selatan dated 28 September 2012.

, the – – – – – – – –– –certified true copies of which are attached –- –to the minutes of this Deed;– – – – – – – – – – – – – – –– – (including its successors in title and/or – assignees shall hereinafter be referred to – – –as the “Pledgor”).– – – – – – – – – – – – – – – – – – – – – – – – – –– –

2. a.
Mrs.             , born in ––––––- , on the     (            ) day of            (one thousand nine hundred -and             ), Employee of the limited –liability company to be referred to – – – – – – hereunder, residing in Jakarta,  Jalan       , Rukun Tetangga – – – – -   /Rukun Warga    , Kelurahan           , Kecamatan      ,  Jakarta, –holder of Resident Identity Card Number – – –              , Indonesian Citizen;–––

b.
Mister          , born in Jakarta, on the      (            ) day of          (one thousand nine hundred and -          ),  of the limited – – – liability company to be referred to – – – – – –hereunder, residing in Jakarta, Jalan          , Rukun Tetangga     /Rukun Warga   , Kelurahan         , Kecamatan        ,  Jakarta, – – – – –holder of Resident Identity Card Number -            , Indonesian Citizen; – – - according to their statement in this matter–  acting pursuant to a power of attorney dated the        (            ) day of          (two thousand [twelve]) Number :         , the certified true copy of which was duly stamped and attached to the minutes of my notarial – – –deed dated       Number    , acting as the – – –attorney-in-fact of and as such for and on – – –behalf of PT. Bank CIMB Niaga Tbk., a – banking corporation duly incorporated and – – – –validly existing under the laws of Republic of Indonesia, having its registered office in – – –Jakarta, whose Articles of Association and the amendments thereto were announced in: – – – – – – – – -

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- State Gazette of the Republic of Indonesia– –  dated the      (            ) day of (one thousand nine hundred and             ) Number     Supplement Number     ;– – – – – – – – – – – – –

- State Gazette of the Republic of Indonesia– –  dated the 28th (twenty-eighth) day of – – – – – –– – December 2001 (two thousand-one) Number 104– – – Supplement Number 8732;– – – – – – – – – – – – – – – – – – – – –

- State Gazette of the Republic of Indonesia– –  dated the     (            ) day of       – (two thousand twelve) Number     Supplement – – – –Number    ;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – –– –- deed dated the     (            ) day –– –  of         (two thousand-   ) Number   , – – –passed before        , Sarjana Hukum, – Notary in Jakarta, the report of which has – been accepted and registered by the Minister of Justice of the Republic of Indonesia – – – –dated the     (            ) day of       – (two thousand-     ) Number: – – – – – – – – – – – – – – – ;– – – – – – – – – – – – – – – – – – – –- the last Articles of Association were set – forth in a deed dated the     (            ) day of         (two thousand-   ) Number   , – – passed before notary        , Sarjana Hukum aforesaid, the report of which has – – –been accepted and registered by the Ministry of Law and Human Right of the Republic of – – Indonesia dated the     (            ) day of        (two thousand-    ) Number: – – – – ; – – – – – – – – – – – – – – – – – – – – – – – – and the last composition of the Board of – Directors and the Board of Commissioners was set forth in a deed dated the      (            ) day of           (two thousand-      ) Number    , passed before notary         , Sarjana Hukum aforesaid;– – – – – – – – – – - pursuant to the Amended and Restated Indenture(as – – – defined below) acting in its capacity as – – – agent (the “Onshore Collateral Agent”) for and on behalf of the Secured – – – – Parties (as defined below); and – – – – – – – – – – –

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3.
Mister           aforesaid;– – – – – – – – – according to his statement in this matter acting in his capacity as [Director] – – – – – – – – -representing the Board of Directors of and – as such for and on behalf of PT. CENTRALWINDU SEJATI, a limited liability company – duly established, organized and validly – – – – existing under the laws of the Republic of – Indonesia, having its legal domicile in – – – –[KABUPATEN SIDOARJO], whose Articles of Association and the amendments thereto were consecutively – – announced in:– – – – – – – – – – – – – – – – – – – – – – – – – – – ––- – – – – – – – – – – – – – – – – – – – – – – – – – – – –- the last amendments thereto were set forth in a deed dated the  day of – –  Number , – – – – –passed before [], – – Sarjana Hukum, Notary in Jakarta, which has been approved by the Minister of Laws and – – Human Right of the Republic of Indonesia by virtue of his decree dated the [] ([]) – day of [] ([]) Number []; ––––– – – – – – – – – – – – – – – – – the last composition of the Board of – – – – –Directors and the Board of Commissioners was set forth in a deed dated the      (            ) day of       (two thousand        ) Number  , passed before          , – Sarjana Hukum, Notary in Jakarta; – – – – – – – – –– and who, for the purpose of entering into -this legal transaction has obtained the – – – – prior approval of the Board of Commissioners , the Board of Directors and the Shareholders, as evidenced by  duly stamped resolutions of the Board of – – – Commissioners dated the      (            ) -day of         (two thousand-       ), – the Board of Directors dated the       (            ) day of           (two thousand–-        ), and – the Shareholders dated the       (            ) day of           (two thousand–-        )which certified true copies are – – – – attached to the minutes of this Deed.– – – – – – – (this company, its successors in title – – – and/or assignees shall hereinafter be – – – – – –referred to as the “Company”);– – – – – – – – – – – – –

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The Pledgor, the Onshore Collateral Agent and the Company – are hereinafter, where necessary, also – – – – – – – – – collectively referred to as the “Parties”.– – – – – – – The appearers, acting in the above mentioned – – – –capacities, hereby firstly declare as follows:– – –

(A)
the Obligors (as defined below), The Bank of New York Mellon (in its capacity as Trustee, Offshore Collateral Agent, Registrar and Principal Paying Agent) and the Onshore Collateral Agent have entered into the Amended and Restated Indenture (as defined below), –  a copy of which has been shown to me, Notary. The Amended and Restated Indenture provides, inter alia, for the pledge by the Pledgor of all its – – – shares in the Company in favor of the Onshore Collateral Agent acting for and on behalf of the Secured Parties, to secure the obligations – of the Obligors to the Secured Parties – – – –under the Transaction Documents;– – – – – – – – – – –

(B)
the Pledgor is the registered – – – owner of the Shares and has pledged the Shares in favour of PT Bank Danamon Indonesia Tbk. as collateral agent for and on behalf of the Secured Parties pursuant to the Existing Pledge Agreement (as defined below);– – – – –

(C)
The appointment of PT Bank Danamon Indonesia Tbk as onshore collateral agent for and on behalf of the Secured Parties pursuant to the Existing Pledge Agreement has been terminated with effect from the date hereof based on [release letter] dated [          ______] 2012 issued by the Trustee;

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(D)
the Onshore Collateral Agent has been appointed pursuant to the Amended and Restated Indenture to act as onshore collateral agent for and on behalf of the Secured Parties and to hold the security interests created hereby on behalf of the – – Secured Parties;

(E)
in compliance with the requirements of the -Amended and Restated Indenture, the Parties acknowledge that the Existing Pledge Agreement remains in effect however its terms and conditions shall be amended and restated pursuant to this – – – – – – – –- – Agreement as security for the Secured – – – – – –Obligations (as defined below); and

(F)
the Parties have agreed that the Onshore Collateral Agent will replace PT Bank Danamon Indonesia Tbk. as collateral agent for and on behalf of the Secured Parties and that the rights and obligations of PT Bank Danamon Indonesia Tbk. under the Existing Pledge Agreement shall be transferred to the Onshore Collateral Agent. – – – – – – – – – – – – – – –

NOW, THEREFORE, the appearers, acting in the – – – –above mentioned capacities, declare that the – – – –Parties covenant and agree as follows:– – – – – – – – – –

– – – – – – – – – – – – – – – – – –ARTICLE 1 – – – – – – – – – – – – – – – – – –

– – – – – – – – –DEFINITIONS AND INTERPRETATION – – – – – – – – –

1.1	Definitions– – – – – – – – – – – – – – – – – – – – – – – – – – – – –

In this Agreement, except to the extent – – – that the context requires otherwise, the – – following expressions shall have the – – – – – –following meanings:– – – – – – – – – – – – – – – – – – – – – –

“Additional Agreement of Pledge of Shares” -means an agreement in the form attached – – –as Schedule 1 to this Agreement by – which the Pledgor shall confirm the – – – – – – –creation of a first right of pledge on the -Future Shares in favor of the Onshore Collateral – – – – Agent, acting for and on behalf of the Secured – – – Parties; – – – – – – – –

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“Amendment and Restatement Date” means [•];

“Amended and Restated Indenture” means the Amended and Restated Indenture dated _________ 2012, among the Obligors, The Bank of New York Mellon as Trustee, Offshore Collateral Agent, Registrar and Principal Paying Agent and the Onshore Collateral Agent;

“Agreement” means this Pledge of Shares – – – Agreement as amended and restated on the Amendment and Restatement Date and as further amended from time to time;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

“Business Day” shall have the meaning given to such term in the Amended and Restated Indenture;– – – – – – – – – – – – – – – – – – – – – – – – –

“Event of Default” shall have the meaning – given to such term in the Amended and Restated Indenture;  – – – – –

“Existing Pledge Agreement” means Pledge of Shares Agreement, Deed number [], dated [], passed before [], – – – – Sarjana Hukum, Notary in Jakarta;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

“Future Shares” means shares in the Company (including all rights attached to or – – – – – –arising in connection therewith as such – – – rights are defined below for the Shares) – – obtained or otherwise acquired or owned by -the Pledgor after the date of execution of -this Agreement resulting from the issuance -of new shares by the Company or acquisition by the Pledgor of any shares in the Company from a third party or otherwise; – – – – – – – – – -

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“Issuer” means Blue Ocean Resources Pte. – – Ltd., a corporation organized under the – – – laws of the Republic of Singapore;– – – – – – – – -

“Obligors” means the Issuer and the – – – – –– – Guarantors;– – – – – – – – – – – – – – – – – – – – – – – – – – – – –

“Pledge” means the pledge of the Shares – – – contemplated in this Agreement;– – – – – – – – – – –

“Secured Obligations” shall have the – – – – – –meaning given to such term in the Amended and Restated Indenture;

“Secured Parties” shall have the meaning – – given to such term in the Amended and Restated Indenture, which -at the time of the execution of this – – – – – –Agreement are as listed in Exhibit 1 of – – – this Agreement;– – – – – – – – – – – – – – – – – – – – – – – – – –

“Security Documents” shall have the meaning given to such term in the Amended and Restated Indenture;– – – – – – –

“Shares” means, as of the date of this – – – – Agreement, 350,586 (three hundred fifty thousand five hundred eighty six) ordinary issued – – and paid up registered shares in the capital of the Company, bearing serial numbers [[] up -to and including []] each with a – – – – – –nominal value of Rp.1.000.000,00 (one million -Rupiah) representing an aggregate nominal – value of Rp. 350.586.000.000,00 (three hundred fifty billion five hundred eighty six million Rupiah), which – term includes all rights, interests and – – – benefits attached to or arising in – – – – – – – –connection with the Shares existing and – – – from time to time arising in the future, – – inter alia:– – – – – – – – –- – – – – – – – – – – – – – – – – – – – –

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(i)	as a result of share splits or similar – transactions in respect of the Shares;-

(ii)	in exchange, replacement or – – – – – – – – – – substitution of the Shares; – – – – – – – – – -

(iii)
all dividends, interest, cash, – – – – – instruments and other property from – time to time-received, receivable or – otherwise distributed in respect of – or in exchange for any or all of the – Shares; all rights and privileges with respect to the Shares and the other – – property referred to in the preceding - sentence; and all proceeds of the – – – – Shares of any of the foregoing and any property of any character whatsoever – into which the Shares or any of the – – foregoing may be converted; and– – – – – – –

(iv)
bonus shares, preferential claims, – – – rights to payments out of the reserves and rights to any distributions upon -liquidations, and which term shall – – – include any Future Shares upon the – – – issuance of such shares by the Company and subscription by the Pledgor or – – – acquisition by the Pledgor of any – – – – shares in the Company from a third – – – party or otherwise; and– – – – – – – – – – – – – – – – – -

“Transaction Documents” shall have the – – – – meaning given to such term in the – – – – – – – – -Amended and Restated Indenture, which at the time of the – – – – – – –execution of this Agreement are as listed – in Exhibit 2 to this Agreement.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

1.2	Interpretation– – – – – – – – – – – – – – – – – – – – – – – – – – -

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In this Agreement, unless the context – – – – –otherwise requires:– – – – – – – – – – – – – – – – – – – – – –

(a)
capitalized terms not otherwise – – – – – – – defined herein shall have the same – – – –meaning given to such terms in the – – – –Amended and Restated Indenture and all rules of – – – – – – – – – – –interpretation set out in the – – – – – – – – Amended and Restated Indenture shall apply hereto as if the same were set out in full herein; – – – – –

(b)
the headings of the various articles – – herein are for convenience of – – – – – – – – reference only and shall not define or limit any of the terms or provisions – –hereof;– – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(c)
all references herein to any document – (including without limitation, this – – –Agreement) or any law shall be deemed – to refer to such document or law as it may be amended, extended, novated, – – – –consolidated, supplemented, – – – – – – – – – – substituted, renewed or replaced from – time to time (provided that in the – – – –case of any document, such document is not amended in breach of a covenant – – –contained in any of the Transaction – – –Documents);– – – – – – – – – – – – – – – – – – – – – – – – –

(d)	all references herein to any party – – – – shall be deemed to refer to its – – – – – – -successors, transferees and assigns;– – –

(e)	any words importing the singular shall include the plural and vice versa;– – – – –

(f)
unless otherwise specified, all – – – – – – – references to Articles, Exhibits and – –Schedules are to articles, exhibits – – –and schedules to, this Agreement, – – – – –which articles, exhibits and schedules form an integral and inseparable part – to this Agreement;– – – – – – – – – – – – – – – – – – –

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(g)
all references herein to law include – – references to any applicable – – – – – – – – – constitutional provision, treaty, -decree, convention, statute, act, – – – – –regulation, rule, ordinance, – – – – – – – – – proclamation, subordinate legislation, by-law, judgment, rule of court, – – – – – -practice direction, guideline, code, – –order, approval and standard, – – – – – – – – including all of their amendments, – – – –modifications and replacements;– – – – – – –

(h)
if a payment or other act must be made or done on a day which is not a – – – – – – -Business Day, then it must be made or – done on the next following Business – – –Day;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(i)
a warranty, representation, covenant, – liability, obligation or agreement – – – –given or entered into by more than one person binds them jointly and – – – – – – – – severally;– – – – – – – – – – – – – – – – – – – – – – – – – –

(j)	references to “Dollars”, USD, or “$” – – are references to United States – – – – – – -Dollars; – – – – – – – – – – – – – – – – – – – – – – – – – – –

(k)	references to “Rupiah” or “Rp” or – – – – – “IDR” are references to Indonesian – – – –Rupiah; and– – – – – – – – – – – – – – – – – – – – – – – – –

(l)	an Event of Default being outstanding – means that it has not been remedied or waived.– – – – – – – – – – – – – – – – – – – – – – – – – – – – –

13

– – – – – – – – – – – – – – – – – – ARTICLE 2 – – – – – – – – – – – – – – – – – –

– – – – – – AMENDMENT AND RESTATEMENT AND RIGHT OF PLEDGE – – – – – –

As a continuing security for the Secured – – – – – – – Obligations, the Parties hereby agree and confirm that the first right of Pledge in respect of the Shares in favor of PT Bank Danamon Indonesia Tbk. acting for and on behalf of the Secured Parties, created under the Existing Pledge Agreement shall continue and remain effective provided, however that (i) such first right of Pledge shall be held by the Onshore Collateral Agent for and on behalf of the Secured Parties and (ii) the terms and conditions of the Existing Pledge Agreement shall be amended and restated pursuant to this Agreement. – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – ARTICLE 3 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – –  FUTURE SHARES – – – – – – – – – – – – – – – –

Future Shares shall automatically be pledged by – this Agreement. Notwithstanding the foregoing, – – the Pledgor shall execute an Additional Agreement of Pledge of Shares upon subscription and/or – – – –acquisition of Future Shares.– – – – – – – – – – – – – – – – – –

The Pledgor hereby grants a power of attorney, with the – – – right of substitution, to the Onshore Collateral Agent and with the right to revoke substitution so granted, for and on behalf of the Pledgor and in the name of the Pledgor to execute each such Additional – – Agreement of Pledge of Shares required to be – – – –completed for any Future Shares. The power of – – – attorney provided for in this Article does not – – limit and affect the obligation of the Pledgor to execute the Additional Agreement of Pledge of – – – Shares. The Company hereby confirms its – – – – – – – – -acceptance and acknowledgment of such power of – – attorney from the Pledgor to the Onshore Collateral Agent.–

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– – – – – – – – – – – – – – – – – – ARTICLE 4 – – – – – – – – – – – – – – – – – –

– –  DELIVERY/REGISTRATION AND SHARE CERTIFICATES – –

As of the Amendment and Restatement Date or, in respect of Future Shares immediately upon subscription and/or – – – – –acquisition by the Pledgor of any of the Future – Shares, the original certificates relating to the Shares (if any) will be delivered by the Pledgor to the Onshore Collateral Agent and the right of Pledge – – – contemplated by this Agreement and any Additional Agreement of Pledge of Shares shall be registered in the Company’s shareholders register signed by the authorized person(s) of the Company, a copy – of which shall be promptly delivered to the – – – – –Onshore Collateral Agent, and the Onshore Collateral Agent is authorized and given an – – – – – –irrevocable power of attorney to execute on – – – – behalf of the Pledgor all documents required for that purpose and to take all actions required to be taken. – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 5 – – – – – – – – – – – – – – – – – –

– – – – – – – – – REPRESENTATIONS AND WARRANTIES – – – – – – – – –

5.1.
Each of the Pledgor and the Company, where relevant, represents – – and warrants for the interest and benefit of the Secured Parties, on the Amendment and Restatement Date and each date that any – Secured Obligation is outstanding, as – – – – – –follows: – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(a)
the Pledgor and the Company are limited liability companies duly established and validly existing under the laws of –Republic of Indonesia and are duly licensed and – – – authorized to be engaged in the – – – – – – –business in which they have been – – – – – – engaged in the places of their – – – – – – – –respective business activities; – – – – – – –

15

(b)
all corporate and other action – – – – – – – – (including obtaining and maintaining – – all governmental and creditor’s – – – – – – –authorizations and consents) necessary –to own and maintain the ownership of – – –the Shares, for the due execution, – – – – delivery and performance of this – – – – – – Agreement (including but not limited to the transfer as the result of the – – – – – enforcement of the security interest – – -created hereby, surrender and deliver – -the relevant share certificates) have – -been obtained or taken and remain – – – – – valid; – – – – – – – – – – – – – – – – – – – – – – – – – – – – – -

(c)
the obligations which are assumed – – – – – hereunder by the Pledgor and the – – – – – – Company constitute the legal, valid and binding obligations of them and are – – – enforceable against each of them in – – – accordance with the terms of this – – – – – Agreement;– – – – – – – – – – – – – – – – – – – – – – – – – – –

(d)
save for the Transaction Documents and – the Security Documents, it is not a – – – party to or bound by any agreement or – -undertaking which limits or makes – – – – – subject to any conditions its right as –a shareholder to sell, transfer, pledge or otherwise encumber or dispose the – – -Shares;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – -

(e)
it is not a party to any dispute with – – respect to the Shares nor in any legal –dispute–dispute or to the knowledge of the Pledgor is threatened  against the Shares, –nor are any of the Shares subject to – – -any dispute, seizure, defense, set-off –or counterclaim by any party;– – – – – – – – – –

16

(f)
the execution and performance of this – – Agreement will not result in any – – – – – – contravention of, or constitute a – – – – – default under any agreement or law or – -order (including rules or provisions on the preferential treatment of – – – – – – – – –creditors), by which it or its assets – -are bound or affected, or its – – – – – – – – –constitutional documents or any – – – – – – –limitation on powers of its directors – -and its commissioners, subject to any – -general principles of law limiting its –obligations;– – – – – – – – – – – – – – – – – – – – – – – – –

(g)
no other event is outstanding which – – – constitutes a default under any – – – – – – –document which is binding on the – – – – – – Pledgor or any of its assets to an – – – – extent or in a manner which adversely – -affect the obligations of the Pledgor – -hereunder;– – – – – – – – – – – – – – – – – – – – – – – – – – –

(h)
no litigation, arbitration or – – – – – – – – – administrative proceeding has been – – – – commenced, or is pending -against the Pledgor or any of the – – – – – Shares, which would have a material adverse effect on – – -the transactions envisaged hereunder or the Secured Parties’ rights, interests –and benefits in the Shares; – – – – – – – – – – -

(i)
there has been no material adverse – – – – change in the financial condition of – – -the Pledgor since the date of this – – – – Agreement which would adversely affect –the transactions envisaged hereunder or the Secured Parties’ rights and – – – – – – –interests in the Shares;– – – – – – – – – – – – – –

(j)
the entry into by the Pledgor of this – – Agreement constitutes, and the exercise by it of its rights and performance of –its obligations under this Agreement – – -will constitute, private and commercial acts performed for private and – – – – – – – –commercial purpose;– – – – – – – – – – – – – – – – – – –

17

(k)
the Pledgor will not be entitled to – – – claim immunity from suit, execution, – – -attachment or other legal process in – – -any proceedings taken in its – – – – – – – – – –jurisdiction of incorporation in – – – – – – relation to this Agreement;– – – – – – – – – – – –

(l)
the execution and performance of this – – Agreement has not breached nor will it  breach any applicable government authorization or any other approval or authorization –from any applicable governmental agency with jurisdiction over it or the Shares (as the case may be);– – – – – – – – – – – – – – – – –

(m)
this Agreement will be effective to – – – create in favor of the Onshore Collateral Agent – -for and on behalf of the Secured – – – – – – Parties a legal, valid and enforceable –security interest to secure payment of –the Secured Obligations, subject to any general principles of law limiting –its obligations, which security – – – – – – –interest is not and shall not be – – – – – – subject to any other security interest –of equal or prior ranking, on all of – – -the Shares intended to be secured – – – – – hereunder;– – – – – – – – – – – – – – – – – – – – – – – – – – –

(n)	it has full right, title and interest – – in and is the legal owner of the – – – – – – Shares;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(o)	the Shares represent and constitute all of the shares presently held by the – – – Pledgor in the Company;– – – – – – – – – – – – – – –

(p)
the Shares are validly issued, fully – – – paid up, are fully entitled to all – – – – dividends paid or to be paid thereon, – – -are not pledged, assigned, encumbered – -or otherwise made subject to any lien – -(whether in rem or otherwise) and, – – – – other than the Pledge, contemplated by –this Agreement; – – – – – – – – –

18

(q)	the constitutional documents of the – – – – – Company do not and will not restrict or inhibit any transfer of the Shares;– – – –

(r)
the Shares intended to be covered – – – – – hereby exist and are uncontested, and – -it has no knowledge of any fact which – -would impair the existence of the – – – – – Shares or their validity;– – – – – – – – – – – – –

(s)
the certificates with respect to the – – – Shares correctly identify, from time to time, the number of Shares owned by it –and are validly signed by the – – – – – – – – –authorized person(s) of the Company; – – –

(t)
all documents, papers and writings – – – – relating to the Shares and provided to –the Onshore Collateral Agent by it, as well as – – -the signatures thereon, are genuine and represent in all respects what they – – – purport to be, and have been duly – – – – – executed by the parties concerned;– – – – –

(u)	it has not granted any options or other rights of whatsoever nature in respect –of the Shares to any third party;– – – – – –

(v)	it has not done or omitted to do any – – – act or thing which has or may adversely affect its rights in respect of the – – – Shares;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – -

(w)
it has obtained the required consent – – – from all the other shareholder(s) of – – -the Company for the entry of this – – – – – Agreement, including waiver of the pre–emptive rights to purchase any and all –the Shares, as the case maybe; – – – – – – – –

19

(x)	the Company has not been dissolved, and no resolution has been adopted or court decision has been taken to dissolve the Company; – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(y)
the Company has not been declared – – – – – bankrupt or granted a suspension of – – – payments or in the process of being – – – liquidated, nor have petitions for – – – – bankruptcy or for the granting of – – – – – suspension of payments been filed or – – -for liquidation has been made;  – – – – – – –

(z)
the Pledgor and the Company have no – – – knowledge of any fact which would – – – – – impair the existence of the Shares or – – the validity of this Agreement under – – –the terms hereof;– – – – – – – – – – – – – – – – –

(aa)
the Pledgor acknowledges that the – – – – – creation of Pledge –as a continuing security for the – – – – – – Secured Obligations and that without the Pledge, the Onshore Collateral Agent and other Secured Parties would not have agreed to enter into the Transaction Documents and therefore the Pledge is for the – – – – – – –interest and to the benefit of the – – – – Pledgor as well as the Onshore Collateral Agent for and on behalf of the Secured Parties; and

(bb)
unless otherwise required under the applicable laws and regulations, there are no pre-emptive rights or – – – – -other restrictions under the articles – –of association of the Company or any – – –other documents in relation to the – – – – -Shares for the creation of security – – – -interests contemplated under this – – – – – Agreement and the enforcement thereof.– –

5.2.
The Pledgor hereby further represents and – – warrants to the – – – Onshore Collateral Agent, for and on behalf of the – – – Secured Parties that on the date it acquires or otherwise obtains the ownership of any – – Future Share, all the representations and – – warranties made in Article 5.1 above shall – be deemed repeated and apply mutatis – – – – – – –mutandis in respect of those Future Shares.–

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– – – – – – – – – – – – – – – – – – ARTICLE 6 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – COVENANTS – – – – – – – – – – – – – – – – – –

The Pledgor and the Company, where relevant, hereby covenant and undertake to the Onshore Collateral Agent in its capacity as agent for and on behalf of the Secured Parties as follows: – – – – – – – – – – – – –

(a)
the Pledgor and the Company shall promptly – obtain, maintain and comply with the terms of any authorization required under any law -or regulation to enable it to perform its – – obligations under, or for the validity or – – enforceability of this Agreement;– – – – – – – – – –

(b)
the Pledgor and the Company shall comply in – all material respects with all laws to which it is – – subject where failure to do so has or is – – – reasonably likely to have a material adverse effect on its – – obligations hereunder;– – – – – – – – – – – – – – – – – – – –

(c)
the Pledgor and the Company may not enter – – into any amalgamation, de-merger, merger or -reconstruction which may adversely affect – – any interest of the Secured Parties under – – this Agreement;– – – – – – – – – – – – – – – – – – – – – – – – – – -

(d)
the Pledgor and the Company shall fully co-– operate with and shall promptly render its – assistance to the Onshore Collateral Agent to do – – – – –anything necessary, including the execution -of any agreement or document or the – – – – – – – –effecting of any registration which the – – – – Onshore Collateral Agent may from time to time reasonably require to be done for the purposes of perfecting, – exercising, protecting or enforcing the – – – – rights of the Secured Parties under this – – – Agreement;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

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(e)
all consents, licenses, disclosure – – – – – – – – – requirements, registrations, approvals and – authorizations of or declarations to (as the case may be) the competent authorities in – – the jurisdictions of any applicable laws – – – have been obtained, or will be taken, if the applicable laws require such consents, – – – – –licenses, disclosure requirements, – – – – – – – – -registrations, approvals, authorizations or -declarations from time to time, in order to -make this Agreement legal, valid and binding upon them and to enable them to perform – – – – their respective obligations hereunder and – to enable the Onshore Collateral Agent to exercise its rights against them hereunder and to enforce such Pledgor’s and Company’s obligations – – – hereunder;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(f)
the Pledgor and the Company shall refrain – – from conducting any act (including granting -a power of attorney to any other parties, except for the powers of attorney granted pursuant to this Agreement) – – which leads or may lead to a reduction in – – the value of the Shares, or which may impair the enforceability of the rights of the – – – – Secured Parties created under or pursuant to this Agreement;– – – – – – – – – – – – – – – – – – – – – – – – – – –

(g)
except in accordance with this Agreement,  – the Pledgor shall not (i) sell, dispose of, assign, transfer (direct or indirect), – – – – –pledge, or encumber in any other manner, any of the Shares, or (ii) subject, or attempt – to subject, any of the Shares to any other – pledge, without the prior written consent of the Onshore Collateral Agent;– – – – – – – – – – – – – – – – – – – – – – –

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(h)
the Pledgor and the Company shall promptly – give to the Onshore Collateral Agent written notice of any default by any of them of the terms of – this Agreement;– – – – – – – – – – – – – – – – – – – – – – – – – – –

(i)
if the Pledgor receives any income or – – – – – – distribution of money or property of any – – – kind from the Company in respect of the – – – – Shares after an Event of Default has – – – – – – –occurred, the Pledgor shall hold such income or distribution for and on behalf of the – – – Secured Parties and shall forthwith deliver -the same to the Onshore Collateral Agent, for and on – behalf of the Secured Parties;– – – – – – – – – – – – –

(j)
the Pledgor and the Company, as the case may be, shall furnish to the Onshore Collateral Agent copies of all notices or other – – – – – – – – – – – – correspondence which may be sent or given to any shareholder, including without – – – – – – – – –limitation, all notices of annual and – – – – – –extraordinary general meetings of – – – – – – – – – -shareholders, notices of declaration and – – – distribution of dividends, annual or other – periodic reports and financial statements or any other notice with respect to any – – – – – – –shareholder of the Company;– – – – – – – – – – – – – – – –

(k)
the Pledgor and the Company shall not take – or permit the taking of any action which may result in the rights attaching to any of the Shares being altered, without the prior – – – – written consent of the Onshore Collateral Agent;– – – – – –

(l)
the Pledgor shall not, without the prior – – – written consent of the Onshore Collateral Agent, – – – – –commence, or join with any other person in – commencing, any bankruptcy, reorganization, -or insolvency proceeding against the – – – – – – –Company; the obligations of the Pledgor – – – – under this Agreement shall not be altered, – limited or affected by any proceeding, – – – – –voluntary or involuntary, involving the – – – – bankruptcy, reorganization, insolvency, – – – – receivership, liquidation or arrangement of -the Company, or by any defense which the – – – Company may have by reason of any order, – – – decree or decision of any court or – – – – – – – – -governmental authority in Indonesia – – – – – – – –resulting from any such proceeding;– – – – – – – – -

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(m)
the Pledgor shall not vote in favor of the – following proposals made to the Company’s – – general meeting of shareholders (including – any other meetings of shareholders or – – – – – –decision making process of shareholders), – – without the prior written consent of the – – – Onshore Collateral Agent:– – – – – – – – – – – – – – – – – – – – – – – – – – –

-	a resolution to amend the Company’s – – – – – articles of association which will or is –likely to prejudice the interests of the –Secured Parties;– – – – – – – – – – – – – – – – – – – – – – –

-	a resolution to merge or dissolve the – Company within the meaning of Chapter – – – -Eight or Ten of the Indonesian Company Law (Law No. 40 of 2007);– – – – – – – – – – – – – – – – – – – – – – – –

-	a resolution to issue shares in the share capital of the Company and a resolution – –to grant rights to subscribe for shares – – in the share capital of the Company; or– –

-	a resolution to grant authority for the – – acquisition by the Company of shares in – –its own share capital.– – – – – – – – – – – – – – – – – –

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The Pledgor shall waive any of its rights to vote in any shareholders’ meeting or – – – – – – –resolution after the occurrence of an Event -of Default; – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(n)
the Company will at all times, during the – – life of this Agreement, maintain and keep – – updated its shareholders’ register and – – – – –special shareholders’ register and permit – – authorized representatives of the Onshore Collateral – Agent to inspect the share register and – – – – special shareholders’ register books of the -Company; and– – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(o)	the Pledgor shall not grant or execute any – power of attorney in relation to the Shares -other than to the Onshore Collateral Agent. – – – – – – – – – -

– – – – – – – – – – – – – – – – – – ARTICLE 7 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – ENFORCEMENT – – – – – – – – – – – – – – – – –

If an Event of Default has occurred and is – – – – – –continuing, the Onshore Collateral Agent shall have the – – – following rights and may take any of the – – – – – – – -following actions:– – – – – – – – – – – – – – – – – – – – – – – – – – – –

(a)
The Onshore Collateral Agent may take whatever action – that, in its sole discretion, it deems necessary to protect the Secured Parties’ – – rights hereunder (although it will be under –no obligation to take any such action), – – – – including without limitation to transfer or –procure the transfer of the Shares to any -other party and sell or otherwise dispose – all or any part of the Shares through – – – – – –auction or by private sale, with or without -notice, at whatever time, location and – – – – –price, and to whatsoever party and on such – terms and conditions, as the Onshore Collateral Agent -may deem fit and appropriate and as – – – – – – – –permitted by any applicable law and take – – all other actions in respect of such – – – – – – –enforcement vis-à-vis the Company or any – – – other person.

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The Onshore Collateral Agent and its – – agents shall incur no liability to the – – – – –Pledgor or the Company to obtain the best – – price possible for the Shares, and neither – the Onshore Collateral Agent nor its agents nor the – – Secured Parties shall be responsible or held liable for any loss suffered by any person – arising out of or in connection with any – – – sale of the Shares, provided that such sale -is carried out as required under Indonesian –law. – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

The Onshore Collateral Agent or any other Secured – – – – Party or any other person may be the – – – – – – –purchaser, lessee, assignee or recipient of -any or all of the Shares so disposed of and -thereafter hold the same absolutely free – – – from any claim or right of whatsoever kind, -including any right or equity of redemption -(statutory or otherwise), of the Pledgor.– – –

The Pledgor shall fully co-operate with – – – – respect to any action taken by the Onshore Collateral -Agent as provided in this Article 7. The – – Pledgor shall from time to time execute and -deliver to the Onshore Collateral Agent any agreement, power of attorney or other document – – – – – – – –requested by the Onshore Collateral Agent. The – – – – – –Pledgor shall give effect to the provisions -of this Article and shall take no action to -limit or diminish the rights of the Secured -Parties hereunder. The Pledgor hereby – – – – –waives all rights, and agrees not to assert -any interest, claim or right of redemption, -with respect to the Shares against any – – – – –person or entity that purchases or otherwise obtains the Shares, whether or not that – – – – interest, claim or right may exist under the laws and regulations of the Republic of – – – – Indonesia or any other jurisdiction.– – – – – – – –

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(b)
The Onshore Collateral Agent may, if an Event of – – – – – Default has occurred and is continuing, in – the name of the Pledgor or otherwise, – – – – – –demand, sue for, collect or receive any – – – – money or property at any time payable or – – – receivable on account of or in exchange for -any of the Shares, but shall be under no – – – obligation to do so. – – – – – – – – – – – – – – – – – – – – –

(c)	All dividends and distributions on the – – – – – Shares shall be paid:– – – – – – – – – – – – – – – – – – – – –

(i)	prior to the occurrence of an Event – of Default, in accordance with the – –provisions of the Amended and Restated Indenture; and– – – – –

(ii)
on and following the occurrence of – – an Event of Default which is continuing, directly to – –the Onshore Collateral Agent, whether or not – –the Secured Parties exercise any – – – -available right to declare any – – – – – Secured Obligations due and payable –or seek or pursue any other relief – –or remedy available under applicable law or under this Agreement, and – – – -such dividends and distributions – – – -shall be applied in accordance with –the provisions of the Transaction – – –Documents.– – – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 8 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – - POWER OF ATTORNEY – – – – – – – – – – – – – – -

In order to protect the Secured Parties’ rights – under this Agreement, the Pledgor hereby grants to the Onshore Collateral Agent (but without limiting the rights of the Secured – – – – – –Parties under the Transaction Document or any – – – other Security Documents) full right and power of attorney, with full right of substitution, when – necessary to take in its own discretion any and – all actions (in the name and on behalf of the – – – Pledgor or otherwise) to:  – – – – – – – – – – – – – – – – – – – –

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(a)	on and following the occurrence of an Event – of Default that is continuing:– – – – – – – – – – – – –

(i)
sell or transfer the Shares or any part thereof by any means whatsoever, – – – – – –including, without limitation, the – – – –authority to sign on behalf of the – – – –Pledgor any agreement of transfer or – – any other documents required or deemed necessary or desirable by the Onshore Collateral Agent and to take any other actions – – – which the Onshore Collateral Agent deems – – – – – – – -necessary to conclude the sale and – – – –effect the transfer, including without limitation, the authority to, at any – – time and from time to time, appear – – – –before the competent authorities, any – notary, any broker or share registrar, to negotiate, determine and enter into contracts in whatever form concerning – or in connection with the sale, – – – – – – –transfer, surrender or registration of the Shares, to give all information, – – and to do and carry out all other – – – – –actions or deeds whatsoever which, in – the opinion of the Onshore Collateral Agent in – – its sole discretion, are required or – – necessary concerning or in connection – with the transfer or sale of the – – – – – –Shares; and– – – – – – – – – – – – – – – – – – – – – – – – – -

(ii)
exercise any and all rights with – – – – – – respect to the Shares, including – – – – – –without limitation the rights to attend any and all general meetings of – – – – – – –shareholders of the Company; to vote – – the Shares at any such meeting in such manner as the Secured Parties may deem appropriate;

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to give shareholder – – – – – –approval in lieu of a general meeting; to receive notices of any liquidation – or dissolution of the Company and to – – receive the Pledgor’s share of the – – – –Company’s assets or the proceeds – – – – – –thereof in the event of any voluntary – or involuntary liquidation or – – – – – – – – -dissolution of the Company provided – – – that such amounts shall be applied in – accordance with the terms of the – – – – – –Amended and Restated Indenture; – – – – – – – – – – – – – – – – – – – – – – –

(b)
request and receive, in accordance with the - Company’s articles of association, one or – – more certificate(s) to replace any – – – – – – – – -certificate delivered to the Onshore Collateral Agent -in accordance with this Agreement.– – – – – – – – – -

The Pledgor shall grant any additional power of attorney in favor of the Onshore Collateral Agent, -on behalf of the Secured Parties, as may be -required to protect the rights of the – – – – – –Secured Parties under this Agreement, the – – Transaction Documents and any other Security Documents .– – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

The power of attorney granted in this – – – – – –Article 8 and all other powers granted – – – – –herein forms an integral and inseparable – – – part of this Agreement without which this – – Agreement, the Transaction Documents and any other Security Documents would not have been entered into and shall be irrevocable during the time that any part of the Secured – – – – – –Obligations remain outstanding and have not -been terminated (and the Pledgor hereby – – – – waives the applicability of the provisions – of Articles 1814 and 1816 of the Indonesian -Civil Code) and no such power of attorney – – shall terminate for any reason mentioned in -Article 1813 of the Indonesian Civil Code – – (Kitab Undang-Undang Hukum Perdata – – – – – – – – -Indonesia), or for any other reason – – – – – – – –whatsoever.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

29

– – – – – – – – – – – – – – – – – – ARTICLE 9 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – – – TAXES – – – – – – – – – – – – – – – – – – – –

The Pledgor hereby represents and warrants with – respect to itself only that all taxes, charges, – fees, duties and assessments with respect to the Shares owned by it have been fully paid, and – – – –agrees to pay promptly any and all taxes, – – – – – – –charges, fees, duties and assessments which may – be levied or become due with respect to its – – – – –Shares in the future. In the event that the – – – – –Onshore Collateral Agent, acting for and on behalf of the – Secured Parties, in its absolute discretion, – – – –elects to pay any such expenses, then the Secured Obligations shall be deemed to be increased by – – the amount thereof.– – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 10 – – – – – – – – – – – – – – – – – –

– – – – – – – – – THE COMPANY’S ACKNOWLEDGEMENT – – – – – – – – –

The Company acknowledges the Pledge and undertakes forthwith to register such Pledge in the – – – Company’s shareholders’ register pursuant to – – – –Article 50 of the Indonesian Company Law (Law No. 40 of 2007). The Company agrees that this – – – – – – –acknowledgement and the registration of the – – – – –pledge in the Company’s shareholders register – – also constitutes the evidence that the Pledge has been – notified to the Company as far as is required by Article 1153 of the Indonesian Civil Code (Kitab Undang-Undang Hukum Perdata Indonesia).– – – – – – – – –

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– – – – – – – – – – – – – – – – – – ARTICLE 11 – – – – – – – – – – – – – – – – – –

– – – – – - CERTIFICATION OF EVENT OF DEFAULT AND – – – – – -

– – – – – – – – – DETERMINATION OF AMOUNTS OWING – – – – – – – – –

11.1.
The Parties hereto agree that for the – – – – – purpose of exercising the Secured Parties’ -rights to the Shares: (i) the occurrence of an Event of Default shall be conclusively – evidenced by a certificate from the – – – – – – –Onshore Collateral Agent to that effect, and (ii) any -persons dealing with the Onshore Collateral Agent may rely upon a certificate from the Onshore Collateral – Agent certifying that the Event of Default -has occurred.– – – – – – – – – – – – – – – – – – – – – – – – – – – -

11.2.
In exercising any right of collection under this Agreement, it shall not be necessary – for the Onshore Collateral Agent or any of the – – – – – –Secured Parties to prove the amount owing – in respect of the Secured Obligations, and -the Onshore Collateral Agent shall be entitled for – – the purpose of exercising the rights of the Secured Parties hereunder to determine such amounts then due and payable by the – – – – – – –Obligors and all expenses which are to be – borne by the Obligors on the basis of the – Onshore Collateral Agent and the Secured Parties’ – – – books and records.– – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 12 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – – NOTICES – – – – – – – – – – – – – – – – – – –

12.1
Except if served by a court bailiff (juru – sita), any notice or communication shall be in writing and delivered in person or – – – – –mailed by first-class mail or sent by – – – – –facsimile (with a hard copy delivered in – – person or by mail promptly thereafter) and -addressed as follow:– – – – – – – – – – – – – – – – – – – – –

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Pledgor: If to the Pledgor, to it at:– – – – –

PT CENTRAL PROTEINAPRIMA Tbk.– – – – – – – – – – – – -

19th Floor, Wisma GKBI, – – – – – – – – – – – – – – – – –

Jalan Jenderal Sudirman Number 28– – – – – – – – –

Jakarta 10210-Indonesia– – – – – – – – – – – – – – – – – –

Fax	:	+62 21 57902197– – – – – – – – – – –

Attention	:	Board of Directors– – – – – – – -

Onshore Collateral Agent: if to the Secured Parties –c/o the Onshore Collateral Agent to it at:– – – – – – – – – –

PT BANK CIMB NIAGA Tbk.– – – – – – – – – – – – –

Graha CIMB Niaga Building,  Floor, – – – – – – – – – – –

Jalan Jend. Sudirman Kav. 58– – – – – –

, Jakarta 12190  – – – – – –

Fax	:	+62 21 – – – – – – – – –

Attention	:	– – – – – – – –

The Company: if to the Company, to it at:– – – – – – – – – –

PT CENTRALWINDU SEJATI– – – – – – – – – – – –

19th Floor, Wisma GKBI, – – – – – – – – – – – – – – – – –

Jalan Jenderal Sudirman Number 28– – – – – – – – –

Jakarta 10210-Indonesia– – – – – – – – – – – – – – – – – –

Fax	:	+62 21 57902197– – – – – – – – – – –

Attention	:	Board of Directors– – – – – – – –

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Any Party may change its contact details – –by giving five Business Days’ notice to – – –the other Party.– – – – – – – – – – – – – – – – – – – – – – – –

12.2
Except if served by a court bailiff (juru – sita), every notice or other communication -sent in accordance with Article 12.1 above, shall be effective upon receipt by the – – – – addressee; provided, however, that any such notice or other communication which would – otherwise take effect after 4.00 p.m. on – – any particular day shall not take effect – – until 10.00 a.m. on the immediately – – – – – – –succeeding Business Day in the place of the addressee.  – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 13 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – –  AGENT OF SECURED PARTIES – – – – – – – – – – – -

13.1
The Parties hereto acknowledge that under – the terms of the Amended and Restated Indenture, the Onshore Collateral Agent has been appointed to act as agent for and on behalf of the Secured Parties and the Pledgor hereby – – further acknowledges the right of the – – – – –Onshore Collateral Agent from time to time to exercise all rights pursuant to – – – this Agreement on behalf of the Secured – – – Parties. Any notices to be given by the – – – Pledgor to the Secured Parties pursuant to -or in connection with this Agreement, must -be given to the Onshore Collateral Agent and shall be deemed to have been given to the Secured – – Parties if given to the Onshore Collateral Agent in – accordance with the provisions of Article – 12 above. When a power or right is granted -to the Secured Parties under this – – – – – – – – -Agreement, that power or right may be – – – – –exercised by the Onshore Collateral Agent acting as – their agent and representative.– – – – – – – – – – –

33

13.2
The Onshore Collateral Agent is authorized to – – – – – – – delegate to such person or persons as the – Onshore Collateral Agent may specify, the exercise of any or all of the powers conferred on the Onshore Collateral Agent hereunder in accordance with the terms and conditions of the Amended and Restated Indenture.

– – – – – – – – – – – – – – – – – – ARTICLE 14 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – COSTS AND EXPENSES – – – – – – – – – – – – – –

The Obligors shall pay the legal and other – – – – – –professional fees and costs of consultants and – – advisors to the Secured Parties and Onshore Collateral Agent and travel – – – – – –expenses and other out-of-pocket costs reasonably incurred and properly documented – by the Secured Parties and such consultants and – advisors in connection with the preparation, – – – –negotiation, execution and delivery, and where – – appropriate, registration of this Agreement and – amendments thereof (and all matters incidental – – thereto) as contemplated by this Agreement, and – the administration of the transactions – – – – – – – – – contemplated by this Agreement and the exercise, preservation or enforcement of any of their – – – – –respective rights under this Agreement or any – – – amendments, waivers or consents required under – – this Agreement – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 15 – – – – – – – – – – – – – – – – – –

– – – – – –  APPLICATION OF ENFORCEMENT PROCEEDS – – – – – – -

15.1
The proceeds of any enforcement of any – – – – right or remedy granted to the Secured – – – – Parties of the security created hereunder – shall be applied as provided in the – – – – – – –relevant Transaction Documents.  – – – – – – – – – -

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15.2
The remaining balance, if any, of such – – – – proceeds of enforcement shall only be paid -to the Pledgor after satisfaction in full – of all amounts owing to the Secured Parties with respect to the Secured Obligations.  –

– – – – – – – – – – – – – – – – – – ARTICLE 16 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – CONTINUING SECURITY INTEREST – – – – – – – – – -

16.1
It is understood and agreed by the Pledgor - that the pledge by the Pledgor of its rights, title and interests in, to and -over the Shares pursuant to this Agreement -is a continuing right and security for – – – – payment to the Secured Parties of all – – – – –amounts that may – from time to time be owing to the Secured – Parties by the  Obligors in respect of the -Secured Obligations and this Agreement – – – – shall not be terminated and the security – – created hereunder shall not be regarded as -discharged or satisfied, until full and – – – final payment and repayment of all the – – – Secured Obligations. – – – – – – – – – – – – – – – – – – – –

16.2
It is hereby further agreed by the Pledgor - that the security created under this – – – – – –Agreement shall not be considered as – – – – – –discharged or satisfied by any intermediate payment or satisfaction of any part of the -Secured Obligations but shall be a – – – – – – – –continuing right and security and extend to cover all and any sums of money that shall -for the time being constitute the Secured – Obligations and the Obligors shall continue to be liable for the unpaid balance with – – respect thereto to the date of payment or – discharge thereof. – – – – – – – – – – – – – – – – – – – – – –

35

– – – – – – – – – – – – – – – – – – ARTICLE 17 – – – – – – – – – – – – – – – – – –

– – – – – – – – – INDEPENDENT SECURITY INTEREST – – – – – – – – –

The security interest given hereunder by the – – – –Pledgor shall be in addition to and shall be – – – –independent from every other security interest – – which has at any time been, or may at any time – – be, created by the Pledgor, the Issuer, the – – – – –Company or any third parties in favor of the – – – –Secured Parties or the Onshore Collateral Agent for and on behalf of the Secured Parties for the Secured – – – Obligations. The Onshore Collateral Agent may exercise its rights under this Agreement and enforce this – – – –Agreement against the Pledgor pursuant to the – – – terms of this Agreement, notwithstanding, and – – – independent from, any other security interest – – – created in favor of the Secured Parties or the – – Onshore Collateral Agent, for and on behalf of the Secured Parties by the Pledgor, the Issuer, the Company – or any third parties. Acting in accordance with – the Transaction Documents and the Security – – – – – –Documents, the Onshore Collateral Agent shall be at liberty to decide, in its sole discretion, if any – – – – – – –security conferred upon the Secured Parties under the Security Documents shall be enforced by the – Onshore Collateral Agent, as well as the sequence of the – – security to be so enforced. Further, the – – – – – – – -execution and/or enforcement of any other – – – – – – –Security Document is not intended to modify or – – supersede the security interest or any rights or obligations contained in this Agreement and shall not in any way affect, impair or invalidate the – effectiveness and validity of this Agreement or – any term or condition hereof and the Pledgor is – not entitled (and to the extent necessary, the – – Pledgor hereby waives its rights) to plead or – – – claim in any court the execution and/or – – – – – – – – -enforcement of any other Security Documents as a cause for extinguishing, invalidating, impairing or modifying the effect and validity of this – – – –Agreement and any term or condition contained – – – herein.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

36

– – – – – – – – – – – – – – – – – – ARTICLE 18 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – –  INDEMNIFICATION – – – – – – – – – – – – – – – -

The Onshore Collateral Agent and the Secured Parties and – – any of their representatives or attorneys shall – be indemnified by the Pledgor and the Company and held harmless from and against any and all actions, claims, demands, – – – – – – – – – – proceedings, judgments, causes of action, losses, liabilities, costs, charges and expenses – – – – – – – -(including without limitation all services, value added and other duties or taxes payable on such – costs, charges and expenses) which may be – – – – – – –suffered or incurred by the Onshore Collateral Agent or the Secured Parties and any of their representatives or attorneys as a result of (i) any breach of any of the obligations, warranties or undertakings – – made or assumed by the Pledgor under this – – – – – – –Agreement; (ii) the existence or use of the – – – – –rights conferred on the Secured Parties in this – Agreement and (iii) the perfection, exercise, – – – enforcement or the preservation of any rights – – – under this Agreement, or any other matter arising out of or in connection with this Agreement.– – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 19 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – WAIVER AND CUMULATIVE RIGHTS – – – – – – – – – –

The Onshore Collateral Agent and the Secured Parties shall be under no obligation to enforce any right or – – benefit hereunder. The Pledgor agrees that no – – failure or delay or omission on the part of the – Onshore Collateral Agent or the Secured Parties to exercise any right, power or privilege hereunder shall – – – operate or be construed as a waiver thereof, nor shall any single or partial exercise of any – – – – –right, power or privilege hereunder preclude any further exercise thereof or the exercise of any – other right, power or privilege. The rights and – remedies herein provided are cumulative and not – exclusive of any right or remedy provided by – – – –law.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

37

– – – – – – – – – – – – – – – – – – ARTICLE 20 – – – – – – – – – – – – – – – – – –

– – – – – – – – – TERMINATION AND RE-ASSIGNMENT – – – – – – – – –

20.1
The Pledgor agrees that the pledge given – – – under this Agreement is a continuing – – – – – – –security for payment in full to the Secured Parties of all the Secured Obligations and – this Agreement shall not be terminated, and the security created hereunder shall not be regarded as discharged or satisfied, until – full and final payment of all such Secured Obligations. Notwithstanding the foregoing, the Secured Parties’ rights to an indemnity under this Agreement shall survive any – – – – –termination or notice of termination hereof.

20.2
Upon such termination of the security – – – – – – interest, the Onshore Collateral Agent as instructed by the Secured Parties will, at the Pledgor’s cost and expense, duly re-assign and deliver the Shares to the Pledgor as may be in the – possession of the Onshore Collateral Agent pursuant to this Agreement and will, at the cost and – – – expense of the Pledgor, execute and deliver to the Pledgor such documents required for – the termination of this Agreement. Such – – – termination shall be without recourse to or warranty from the Secured Parties.– – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 21 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – SEVERABILITY – – – – – – – – – – – – – – – – –

In the event that any one or more of the – – – – – – – -provisions of this Agreement should be or become invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected – or impaired thereby, and the Parties shall enter into good faith negotiations to replace the – – – – –invalid, illegal or unenforceable provision.– – – – –

38

– – – – – – – – – – – – – – – – – – ARTICLE 22 – – – – – – – – – – – – – – – – – –

– – – – AMENDMENT, ASSIGNMENT AND BINDING EFFECT – – – –

This Agreement may be amended, by an instrument – in writing signed by the Parties. This Agreement shall be binding upon and inure to the benefit of the respective successors and assignees of the – – Parties hereto; provided, however, that the – – – – –Pledgor may not assign its rights or obligations hereunder. – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – -

Each of the Secured Parties may at any time – – – – –assign, grant a participation in or otherwise – – – transfer all or any part of its right and – – – – – – –benefits under this Agreement, and in that event such assignee(s), grantee(s) or transferee(s) of each such Secured Party, as the case may be, – – – –shall automatically become vested with such – – – – –rights, interest and privileges of each such – – – –Secured Party under this Agreement without loss – of priority. The Onshore Collateral Agent is hereby – – – – – –authorized by the Pledgor to take whatever – – – – – –actions or steps are necessary to effectuate the rights of such assignee(s), grantee(s) or transferee(s) under this Agreement, the Transaction Documents and any other Security – – – –Documents, including, but not limited to, the – – – preparation or execution of deeds and agreements amending or renewing this Agreement.– – – – – – – – – – – –

39

– – – – – – – – – – – – – – – – – – ARTICLE 23 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – – LANGUAGE – – – – – –– – – – – – – – – – – – –

In order to comply with Law No. 24 of 2009 on National Flag, Language, Emblem and Song, this Agreement has been made in Bahasa Indonesia language and English version. Both the Bahasa Indonesia and English versions are valid, however in the event of any inconsistency between the Bahasa Indonesia and English language versions, the Bahasa Indonesia version shall prevail. All notices or communications under or in connection with this Agreement shall be in the English language or, if given by the Pledgor in any other language, accompanied by a translation into English certified by the Pledgor as being a true and accurate translation.

– – – – – – – – – – – – – – – – – – ARTICLE 24 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – –  GOVERNING LAW – – – – – – – – – – – – – – – –

This Agreement shall be governed by and construed in accordance with the laws of the Republic of – – Indonesia.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – -

– – – – – – – – – – – – – – – – – – ARTICLE 25 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – JURISDICTION – – – – – – – – – – – – – – – – –

The Pledgor and the Company agree that any legal action or proceeding arising out of or in – – – – – – –connection with this Agreement may be brought – – – before the District Court of Central Jakarta and they irrevocably submit to the non-exclusive – – – – –jurisdiction of such court and selects the – – – – – –Registrar’s office of such court as its general – and permanent domicile for the purposes of this – Agreement only. The submission by the Pledgor – – and/or the Company to such jurisdiction shall not (and shall not be construed so as to) limit the – right of the Onshore Collateral Agent and/or the Secured – – – – –Parties to commence any action or proceeding – – – –arising out of or in connection with this – – – – – – –Agreement in any jurisdiction whatsoever it may – deem fit nor shall the commencement of any such – legal action or proceeding in one jurisdiction – – preclude the Onshore Collateral Agent and/or the Secured – – – – –Parties from commencing any further or other – – – –legal action or proceeding in the same or any – – – other jurisdiction.– – – – – – – – – – – – – – – – – – – – – – – – – – –

40

FINALLY, the appearers, acting in their above mentioned capacities, declare as follows: – – – – – – –

that in compliance with the articles of – – – – – – – – -association of the Company, the Board of – – – – – – – -Commissioners and the Board of Directors of the Company have approved the execution of this – Pledge by the Parties, as evidenced by duly – – – – –stamped resolutions of the Board of  – – – – – – – – – – – –Commissioners dated the      (            ) day – of      (two thousand-    ), and the Board of Directors dated the      (            ) day of – –      (two thousand-s      ), which certified – true copies are attached hereto. – – – – – – – – – – – – – – – -

The appearers are known to me, Notary.– – – – – – – – – –

– – – – – – – – – – – –IN WITNESSETH WHEREOF  – – – – – – – – – – – –

this deed has been drawn up and executed in South Jakarta, on the day and date mentioned in the – – – preamble of this deed, in the presence of:– – – – – – –

1.
Mister          , Sarjana Hukum, born in      , on the      (            ) day of      (one thousand nine hundred and – – ), residing in Jakarta, Jalan       Number    , Rukun Tetangga    /Rukun Warga  , Kelurahan         , – – – – – – – -Kecamatan       , holder of the Resident – Identity Card Number – – – – – – – – – – – – – – – – – – – – –          ; – – – – – – – – – – – – – – – – -

2.
Mister          , Sarjana Hukum, born in , , on the      (            ) day of      (one thousand nine hundred and – – ), residing in Jakarta, Jalan       Number    , Rukun Tetangga    /Rukun Warga  , Kelurahan         , – – – – – – – -Kecamatan       , holder of the Resident – Identity Card Number;–––––––––––––––––––––– – – – –-

41

both assistants of the notary, known to me, –––––– Notary

3.
Mister          , born in Jakarta, on the      (            ) day of          (one thousand nine hundred and -          ),  , residing in Jakarta, Jalan          , Rukun Tetangga     /Rukun Warga   , Kelurahan         , Kecamatan        ,  Jakarta, – – – – –holder of Resident Identity Card Number -            , Indonesian Citizen; – – - according to his statement in this matter–  acting as the – – –attorney-in-fact of and as such for and on – – –behalf of PT Bank Danamon Indonesia, Tbk as the previous collateral agent.

, the Notary’s assistants and Mister          , mentioned above, as the witnesses. ––––––––––––––––––––––– – – – -

This deed, after having been duly read out by me, Notary, to the appearers and witnesses, was –––––– immediately signed by the appearers, witnesses ––-and me, Notary.–––––––––––––––––––––––––––––––– – – – – –

Executed with four alteration, namely because of four substitutions, without addition, without ––––deletion.––––––––––––––––––––––––––––––––––––– – – – – – – -

The original of this deed has been properly –––––– signed.––––––––––––––––––––––––––––––––––––––– – – – – – – –

- Issued as a copy of the same tenor.–––––––––––– –

Notary in Jakarta,

(            , S.H. )

42

AMENDED AND RESTATED PLEDGE OF SHARES AGREEMENT

Number

On this day,         , the            thousand         twelve (  -  -2012), at  :    WIB (______________Western Indonesian Time), – – – – –appeared before me, , Sarjana Hukum, – – – –Notary in Jakarta, the appearers will be – – – – – – – mentioned hereunder, in the presence of the – – – – –witnesses whose names will be mentioned at the – – closing part of this deed.– – – – – – – – – – – – – – – – – – – – –

1.a.
Mister                  , born in ––––––––– –, on the                (            ) ––day of                    (one thousand nine––––––              ), Director of the  limited liability company to be referred to hereunder, residing in Jakarta, Jalan –––––– Number    , Rukun Tetangga    /Rukun Warga   , Kelurahan            , Kecamatan           ,  Jakarta, holder of the Resident Identity card Number              , Indonesian Citizen;–––

b.
Mister                  , born in ––––– , on the            (            ) day of             (one thousand nine ––––––––––– – – hundred            ), Director of the limited liability company to be referred to hereunder, residing in Jakarta, Jalan           Number     , Rukun Tetangga         /Rukun Warga , Kelurahan      , Kecamatan          ,  Jakarta, holder of the Resident Identity card ––––––– Number           , Indonesian –––––Citizen; –––––––––––––––––––––––––––– – – – – – –

- according to their statements in this –––––––matter acting in their respective above ––––––– capacities and therefore representing the –––––Board of Directors of and as such for and on –behalf of PT. CENTRAL PROTEINAPRIMA, TBK., a –public limited liability company duly ––––––––– established, organized and validly existing ––under the laws of the Republic of Indonesia, –having its legal domicile in Jakarta, whose ––Articles of Association and the amendments – – –thereto were announced in: – – – – – – – – – – – – – – – – –

1

- State Gazette of the Republic of Indonesia – dated the 9th (ninth) day of February 1990 – – –(one thousand nine hundred and ninety) Number 12, Supplement Number 494 and Number 497;– – – – –

- State Gazette of the Republic of Indonesia – dated the 23rd (twenty-third) day of March – – –1990 (one thousand nine hundred and ninety) – – Number 24, Supplement Number 1124;– – – – – – – – – – –

- State Gazette of the Republic of Indonesia – dated the 3rd (third) day of April 1998 (one – thousand nine hundred and ninety-eight) – – – – –Number 27, Supplement Number 39;– – – – – – – – – – – – –

- State Gazette of the Republic of Indonesia – dated the 24th (twenty-fourth) day of April – – 1998 (one thousand nine hundred and ninety– – –eight) Number 33, Supplement Number 2234; – – –

- State Gazette of the Republic of Indonesia – dated the 22nd (twenty-second) day of June – – –1999 (one thousand nine hundred and ninety– – – nine) Number 50, Supplement Number 170;– – – – – – –

- State Gazette of the Republic of Indonesia – dated the 13th (thirteenth) day of December – – 2002 (two thousand two) Number 100, Supplement Number 14707;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

- State Gazette of the Republic of Indonesia – dated the 7th (seventh) day of July 2003 (two thousand three) Number 19, Supplement Number – 189;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

2

- State Gazette of the Republic of Indonesia – dated the 15th (fifteenth) day of March 2005 (two thousand five) Number 21, Supplement Number – – 2704;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

- the amendments to the articles of – – – – – – – – – association were set forth in a deed dated the – – 27th (twenty-seventh) day of April 2006 (two – thousand six) Number 61, passed before SITI – – PERTIWI HENNY SINGGIH, Sarjana Hukum, Notary – in Jakarta, which has been approved by the – – –Minister of Laws and Human Rights of the – – – – –Republic of Indonesia by virtue of his decree dated the 12th (twelfth) day of May 2006 (two – – –thousand six) Number – – – – – – – – – – – – – – – – – – – – – – –

C-14086 HT.01.04.TH.2006;– – – – – – – – – – – – – – – – – – –

- the last amendments thereto were set forth in a deed dated the 30th (thirtieth) day of – – – – – – September 2006 (two thousand six) Number 57, – passed before LIES HERMININGSIH, Sarjana – – – – –Hukum, Notary in Jakarta, which has been – – – – –approved by the Minister of Laws and Human – – –Rights of the Republic of Indonesia by virtue of his decree dated the 6th (sixth) day of – – –October 2006 (two thousand six) – – – – – – – – – – – – –

Number W7-HT.01.04-1925;– – – – – – – – – – – – – – – – – – – –

- the last composition of the Board of – – – – – – Directors and the Board of Commissioners was – set forth in a deed dated the 30th  (thirtieth) day of September 2006 (two thousand six) – – – – –Number 55, passed before Notary LIES – – – – – – – – HERMININGSIH, Sarjana Hukum aforesaid; – – – – – – –

3

- and who, for the purpose of entering into this legal transaction has obtained the prior approval of the Board of Directors, the Board of Commissioners and the Shareholders, as evidenced by:– – – – – –

i.	Circular Resolution of the Board of – – – – Directors of PT. CENTRAL PROTEINAPRIMA, –TBK. In Lieu of a Meeting of the Board – –of Directors dated [●]; – – – – – – – – – – – – – – – – – – – – – – – – –

ii.	Circular Resolution of the Board of – – – – Commissioners of PT. CENTRAL – – – – – – – – – – –PROTEINAPRIMA, TBK. In Lieu of a Meeting of the Board of Commissioners dated [●];– – – – – – – –

iii.	Extraordinary General Meeting of Shareholders of PT. CENTRAL PROTEINPRIMA, TBK. as set forth in Deed No. 69 passed before Yulia SH, Notary in Jakarta Selatan dated 28 September 2012.

, the – – – – – – – – – –certified true copies of which are attached – –to the minutes of this Deed;– – – – – – – – – – – – – – –– –

- (including its successors in title and/or – assignees shall hereinafter be referred to – – –as the “Pledgor”).– – – – – – – – – – – – – – – – – – – – – – – – – – – –

2. a.
Mrs.               , born in –––––– , on the     (            ) day of            (one thousand nine hundred and             ), Employee of the limited –liability company to be referred to – – – – – – hereunder, residing in Jakarta,          Jalan         , Rukun Tetangga – – – –    /Rukun Warga      , Kelurahan           , Kecamatan      ,  Jakarta, –holder of Resident Identity Card Number – – –                  , Indonesian Citizen;–––

4

b.
Mister            , born in Jakarta, on the      (            ) day of          (one thousand nine hundred and           ),  of the limited – – – liability company to be referred to – – – – – –hereunder, residing in Jakarta, Jalan          , Rukun Tetangga     /Rukun Warga       , Kelurahan         , Kecamatan        ,  Jakarta, – – – – –holder of Resident Identity Card Number      , Indonesian Citizen; – – – according to their statement in this matter–  acting pursuant to a power of attorney dated the (            ) day of             (two thousand [twelve]) Number :         , the certified true copy of which was duly stamped and attached to the minutes of my notarial – – –deed dated       Number    , acting as the – – –attorney-in-fact of and as such for and on – – –behalf of PT. Bank CIMB Niaga Tbk., a – banking corporation duly incorporated and – – – –validly existing under the laws of Republic of Indonesia, having its registered office in – – –Jakarta, whose Articles of Association and the amendments thereto were announced in: – – – – – – – –

- State Gazette of the Republic of Indonesia– – dated the         (            ) day of        (one thousand nine hundred and             ) Number Supplement Number        ;– – – – – – – – – – – – –

- State Gazette of the Republic of Indonesia– – dated the 28th (twenty-eighth) day of – – – – – –– – December 2001 (two thousand-one) Number 104– – – Supplement Number 8732;– – – – – – – – – – – – – – – – – – – – –

- State Gazette of the Republic of Indonesia– –  dated the          (            ) day of         – (two thousand twelve) Number        Supplement – – – –Number       ;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – –– –

- deed dated the          (            ) day –– –  of         (two thousand-      ) Number   , – – –passed before, Sarjana Hukum, –

Notary in Jakarta, the report of which has – been accepted and registered by the Minister of Justice of the Republic of Indonesia – – – –dated the        (            ) day of       – (two thousand-     ) Number: – – – – – – – – – –               ;– – – – – – – – – – – – – – – – – – – –

5

- the last Articles of Association were set – forth in a deed dated the          (            ) day of         (two thousand-      ) Number     , – – passed before notary            , Sarjana Hukum aforesaid, the report of which has – – –been accepted and registered by the Ministry of Law and Human Right of the Republic of – – Indonesia dated the     (            ) day of       (two thousand-     ) Number: – – – –        ; – – – – – – – – – – – – – – – – – – – – – – – –

- and the last composition of the Board of – Directors and the Board of Commissioners was set forth in a deed dated the          (            ) day of           (two thousand-      ) Number    , passed before notary         , Sarjana Hukum aforesaid;– – – – – – – – – –

- pursuant to the Amended and Restated Indenture(as – – – defined below) acting in its capacity as – – – agent (the “Onshore Collateral Agent”) for and on behalf of the Secured – – – – Parties (as defined below); and – – – – – – – – – – –

3.	Mister aforesaid;– – – – – – – – –

- according to his statement in this matter acting in his capacity as [Director] – – – – – – – – –representing the Board of Directors of and –as such for and on behalf of PT. MARINDOLAB PRATAMA, a limited liability company – duly established, organized and validly – – – – existing under the laws of the Republic of – Indonesia, having its legal domicile in – – – –[KABUPATEN SERANG], whose Articles of Association and the amendments thereto were consecutively – – announced in:– – – – – – – – – – – – – – – – – – – – – – – – – – – –– – – – – – – – –

-

6

– – – – – – – – – – – – – – – – – – – –

- the last amendments thereto were set forth in a deed dated the  day of – – Number , – – – – –passed before [], – – Sarjana Hukum, Notary in Jakarta, which has been approved by the Minister of Laws and – – Human Right of the Republic of Indonesia by virtue of his decree dated the [] ([]) – day of [] ([]) Number []; – – – – – – – – – – – – – – – – – – – – –

- the last composition of the Board of – – – – –Directors and the Board of Commissioners was set forth in a deed dated the         (            ) day of       (two thousand        ) Number, passed before          , – Sarjana Hukum, Notary in Jakarta; – – – – – – – – –

- and who, for the purpose of entering into this legal transaction has obtained the – – – – prior approval of the Board of Commissioners, the Board of Directors and the Shareholders, as evidenced by  duly stamped resolutions of the Board of – – – Commissioners dated the         (            ) day of           (two thousand-       ), – the Board of Directors dated the       (            ) day of           (two thousand-–        ), and – the Shareholders dated the       (            ) day of           (two thousand-–        )which certified true copies are – – – – attached to the minutes of this Deed.– – – – – – –

- (this company, its successors in title – – – and/or assignees shall hereinafter be – – – – – referred to as the “Company”);– – – – – – – – – – – – –

The Pledgor, the Onshore Collateral Agent and the Company – are hereinafter, where necessary, also – – – – – – – – – collectively referred to as the “Parties”.– – – – – – –

The appearers, acting in the above mentioned – – – –capacities, hereby firstly declare as follows:– – –

(A)
the Obligors (as defined below), The Bank of New York Mellon (in its capacity as Trustee, Offshore Collateral Agent, Registrar and Principal Paying  Agent) and the Onshore Collateral Agent have entered               into the Amended and Restated Indenture (as defined below), – a copy of which has been shown to me, Notary.

7

The Amended and Restated Indenture provides, inter alia, for the pledge by the Pledgor of all its – – – shares in the Company in favor of the Onshore Collateral Agent acting for and on behalf of the Secured Parties, to secure the obligations – of the Obligors to the Secured Parties – – – –under the Transaction Documents;– – – – – – – – – – –
(B)
the Pledgor is the registered – – –        owner of the Shares and has pledged the Shares in favour of PT Bank Danamon Indonesia Tbk. as collateral agent for and on behalf of the Secured Parties pursuant to the Existing Pledge Agreement (as defined below);– – – – –

(C)
The appointment of PT Bank Danamon Indonesia Tbk as onshore collateral agent for and on behalf of the Secured Parties pursuant to the Existing Pledge Agreement has been terminated with effect from the date hereof based on [release letter] dated [______] 2012 issued by the Trustee;

(D)
the Onshore Collateral Agent has been appointed pursuant to the Amended and Restated Indenture to act as onshore collateral agent for and on behalf of the Secured Parties and to hold the security interests created hereby on behalf of the – – Secured Parties;

(E)
in compliance with the requirements of the Amended and Restated Indenture, the Parties acknowledge that the Existing Pledge Agreement remains in effect however its terms and conditions shall be amended and restated pursuant to this – – – – – – – – Agreement as security for the Secured – – – – – –Obligations (as defined below); and

(F)
the Parties have agreed that the Onshore Collateral Agent will replace PT Bank Danamon Indonesia Tbk. as collateral agent for and on behalf of the Secured Parties and that the rights and obligations of PT Bank Danamon Indonesia Tbk. under the Existing Pledge Agreement shall be transferred to the Onshore Collateral Agent. – – – – – – – – – – –

8

 – –

– –

NOW, THEREFORE, the appearers, acting in the – – – –above mentioned capacities, declare that the – – – –Parties covenant and agree as follows: – – – – – – – – – –

– – – – – – – – – – – – – – – – – –ARTICLE 1 – – – – – – – – – – – – – – – – – –

– – – – – – – – –DEFINITIONS AND INTERPRETATION – – – – – – – – – – –

1.1	Definitions – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

In this Agreement, except to the extent – – – that the context requires otherwise, the – – following expressions shall have the – – – – – –following meanings:– – – – – – – – – – –

“Additional Agreement of Pledge of Shares” means an agreement in the form attached – – –as Schedule 1 to this Agreement by – which the Pledgor shall confirm the – – – – – – –creation of a first right of pledge on the Future Shares in favor of the Onshore Collateral – – – – Agent, acting for and on behalf of the Secured – – – Parties; – – – – – – – –

“Amendment and Restatement Date” means [•];

“Amended and Restated Indenture” means the Amended and Restated Indenture dated _________ 2012, among the Obligors, The Bank of New York Mellon as Trustee, Offshore Collateral Agent, Registrar and Principal Paying Agent and the Onshore Collateral Agent;

“Agreement” means this Pledge of Shares – – – Agreement as amended and restated on the Amendment and Restatement Date and as further amended from time to time;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

9

“Business Day” shall have the meaning given to such term in the Amended and Restated Indenture;– – – – – – – – – – – – – – – – – – – – – – – – –

“Event of Default” shall have the meaning – given to such term in the Amended and Restated Indenture;  – – – – –

“Existing Pledge Agreement” means Pledge of Shares Agreement, Deed number [], dated [], passed before [], – – – – Sarjana Hukum, Notary in Jakarta;– – – – – – – – – – – – – – – – – – – – – –

“Future Shares” means shares in the Company (including all rights attached to or – – – – – – arising in connection therewith as such – – – rights are defined below for the Shares) – – obtained or otherwise acquired or owned by -the Pledgor after the date of execution of this Agreement resulting from the issuance of new shares by the Company or acquisition by the Pledgor of any shares in the Company from a third party or otherwise; – – – – – – – – –

“Issuer” means Blue Ocean Resources Pte. – – Ltd., a corporation organized under the – – – laws of the Republic of Singapore;– – – – – – – –

“Obligors” means the Issuer and the – – – – –– – Guarantors;– – – – – – – – – – – – – – –

“Pledge” means the pledge of the Shares – – – contemplated in this Agreement;– – – – – – – – – – –

“Secured Obligations” shall have the – – – – meaning given to such term in the Amended and Restated Indenture;

“Secured Parties” shall have the meaning – – given to such term in the Amended and Restated Indenture, which at the time of the execution of this – – – – – –Agreement are as listed in Exhibit 1 of – – – this Agreement; – – – – – – – – – – – – – – – – – – – –

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“Security Documents” shall have the meaning given to such term in the Amended and Restated Indenture;– – – – – – –

“Shares” means, as of the date of this – – – – Agreement, 900,000 (nine hundred thousand) ordinary issued – – and paid up registered shares in the capital of the Company, bearing serial numbers [[] up to and including []] each with a – – – – – –nominal value of Rp.1.000,00 (one thousand Rupiah) representing an aggregate nominal – value of Rp. 900.000.000,00 (nine hundred million Rupiah), which – term includes all rights, interests and – – – benefits attached to or arising in – – – – – – – –connection with the Shares existing and – – – from time to time arising in the future, – – inter alia:– – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(i)	as a result of share splits or similar – transactions in respect of the Shares;

(ii)	in exchange, replacement or – – – – – – – – – – substitution of the Shares; – – – – – – – – –

(iii)
all dividends, interest, cash, – – – – – instruments and other property from – time to time-received, receivable or – otherwise distributed in respect of – or in exchange for any or all of the – Shares; all rights and privileges with respect to the Shares and the other – – property referred to in the preceding sentence; and all proceeds of the – – – – Shares of any of the foregoing and any property of any character whatsoever – into which the Shares or any of the – – foregoing may be converted; and– – – – – – –

(iv)
bonus shares, preferential claims, – – – rights to payments out of the reserves and rights to any distributions upon liquidations, and which term shall – – – include any Future Shares upon the – – – issuance of such shares by the Company and subscription by the Pledgor or – – – acquisition by the Pledgor of any – – – – shares in the Company from a third – – – party or otherwise; and– – – – – – – – – – – – – – – – –

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“Transaction Documents” shall have the – – – – meaning given to such term in the – – – – – – – – Amended and Restated Indenture, which at the time of the – – – – – – –execution of this Agreement are as listed – in Exhibit 2 to this Agreement.– – – – – – –

 – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

 – – – – – – – – – – – – – – – – –

1.2           Interpretation– – – – – – – – – – – – – – – – – – – – – – – – – –

In this Agreement, unless the context – – – – –otherwise requires:– – – – – – – – – – – –

(a)
capitalized terms not otherwise – – – – – – – defined herein shall have the same – – – –meaning given to such terms in the – – – –Amended and Restated Indenture and all rules of – – – – – – – – – – –interpretation set out in the – – – – – – – – Amended and Restated Indenture shall apply hereto as if the same were set out in full herein; – – – – –

(b)
the headings of the various articles – – herein are for convenience of – – – – – – – – reference only and shall not define or limit any of the terms or provisions – –hereof;– – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(c)
all references herein to any document – (including without limitation, this – – –Agreement) or any law shall be deemed – to refer to such document or law as it may be amended, extended, novated, – – – –consolidated, supplemented, – – – – – – – – – – substituted, renewed or replaced from – time to time (provided that in the – – – –case of any document, such document is not amended in breach of a covenant – – –contained in any of the Transaction – – –Documents);– – – – – – – – – – – – – – – – – – – – – – – – –

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(d)	all references herein to any party – – – – shall be deemed to refer to its – – – – – – successors, transferees and assigns;– – –

(e)	any words importing the singular shall include the plural and vice versa;– – – – –

(f)
unless otherwise specified, all – – – – – – – references to Articles, Exhibits and – – Schedules are to articles, exhibits – – –and schedules to, this Agreement, – – – – which articles, exhibits and schedules form an integral and inseparable part – to this Agreement;– – – – – – – – – – – – – – – – – – –

(g)
all references herein to law include – – references to any applicable – – – – – – – –  constitutional provision, treaty, decree, convention, statute, act, – – – – –regulation, rule, ordinance, – – – – – – – – – proclamation, subordinate legislation, by-law, judgment, rule of court, – – – – – practice direction, guideline, code, – –order, approval and standard, – – – – – – – – including all of their amendments, – – – –modifications and replacements; – – – – – – –

(h)
if a payment or other act must be made or done on a day which is not a – – – – – – Business Day, then it must be made or – done on the next following Business – – – Day;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(i)
a warranty, representation, covenant, – liability, obligation or agreement – – – –given or entered into by more than one person binds them jointly and – – – – – – –  severally;– – – – – – – – – – – – – – – – – – – – – – – – – –

(j)	references to “Dollars”, USD, or “$” – – are references to United States – – – – – Dollars; – – – – – – – – – – – – – – – – – – – – – – – – – – –

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(k)	references to “Rupiah” or “Rp” or – – – – – “IDR” are references to Indonesian – – – –Rupiah; and– – – – – – – – – – – – – – – – – – – – – – – – –

(l)	an Event of Default being outstanding – means that it has not been remedied or waived.– – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 2 – – – – – – – – – – – – – – – – – – – – – – – –

– – – – – – AMENDMENT AND RESTATEMENT AND RIGHT OF PLEDGE – – – – – –

As a continuing security for the Secured – – – – – – – Obligations, the Parties hereby agree and confirm that the first right of Pledge in respect of the Shares in favor of PT Bank Danamon Indonesia Tbk. acting for and on behalf of the Secured Parties, created under the Existing Pledge Agreement shall continue and remain effective provided, however that (i) such first right of Pledge shall be held by the Onshore Collateral Agent for and on behalf of the Secured Parties and (ii) the terms and conditions of the Existing Pledge Agreement shall be amended and restated pursuant to this Agreement. – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 3 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – –  FUTURE SHARES – – – – – – – – – – – – – – – –

Future Shares shall automatically be pledged by – this Agreement. Notwithstanding the foregoing, – – the Pledgor shall execute an Additional Agreement of Pledge of Shares upon subscription and/or – – – –acquisition of Future Shares.– – – – – – – – – – – – – – – – – –

The Pledgor hereby grants a power of attorney, with the – – – right of substitution, to the Onshore Collateral Agent and with the right to revoke substitution so granted, for and on behalf of the Pledgor and in the name of the Pledgor to execute each such Additional – – Agreement of Pledge of Shares required to be – – – –completed for any Future Shares. The power of – – – attorney provided for in this Article does not – – limit and affect the obligation of the Pledgor to execute the Additional Agreement of Pledge of – – – Shares. The Company hereby confirms its – – – – – – – – acceptance and acknowledgment of such power of – – attorney from the Pledgor to the Onshore Collateral Agent.–

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 – – – – – – – – – – – – – – ARTICLE 4 – – – – – – – – – – – – – – – – – – – – –– – –

– –  DELIVERY/REGISTRATION AND SHARE CERTIFICATES – – – – –– – – –

As of the Amendment and Restatement Date or, in respect of Future Shares immediately upon subscription and/or – – – – –acquisition by the Pledgor of any of the Future – Shares, the original certificates relating to the Shares (if any) will be delivered by the Pledgor to the Onshore Collateral Agent and the right of Pledge – – – contemplated by this Agreement and any Additional Agreement of Pledge of Shares shall be registered in the Company’s shareholders register signed by the authorized person(s) of the Company, a copy – of which shall be promptly delivered to the – – – – –Onshore Collateral Agent, and the Onshore Collateral Agent is authorized and given an – – – – – –irrevocable power of attorney to execute on – – – – behalf of the Pledgor all documents required for that purpose and to take all actions required to be taken. – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 5 – – – – – – – – – – – – – – – – – –

– – – – – – – – – REPRESENTATIONS AND WARRANTIES – – – – – – – – –

5.1.
Each of the Pledgor and the Company, where relevant, represents – – and warrants for the interest and benefit of the Secured Parties, on the Amendment and Restatement Date and each date that any –Secured Obligation is outstanding, as – – – – – –follows: – – – – – – – – – – – – – – – – – – – – – – –

(a)
the Pledgor and the Company are limited liability companies duly established and validly existing under the laws of Republic of Indonesia and are duly licensed and – – – authorized to be engaged in the – – – – – – –business in which they have been – – – – – – engaged in the places of their – – – – – – – –respective business activities; – – – – – – –

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(b)
all corporate and other action – – – – – – – – (including obtaining and maintaining – – all governmental and creditor’s – – – – – – –authorizations and consents) necessary – to own and maintain the ownership of – – the Shares, for the due execution, – – – – delivery and performance of this – – – – – – Agreement (including but not limited to the transfer as the result of the – – – – – enforcement of the security interest – created hereby, surrender and deliver – the relevant share certificates) have – been obtained or taken and remain – – – – – valid; – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(c)
the obligations which are assumed – – – – – hereunder by the Pledgor and the – – – – – – Company constitute the legal, valid and binding obligations of them and are – – – enforceable against each of them in – – – accordance with the terms of this – – – – – Agreement;– – – – – – – – – – – – – – – – – – – – – – – – – – –

(d)
save for the Transaction Documents and – the Security Documents, it is not a – – – party to or bound by any agreement or – undertaking which limits or makes – – – – – subject to any conditions its right as – a shareholder to sell, transfer, pledge or otherwise encumber or dispose the – – Shares;– – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(e)
it is not a party to any dispute with – – respect to the Shares nor in any legal –dispute-dispute or to the knowledge of the Pledgor is threatened  against the Shares, –nor are any of the Shares subject to – – any dispute, seizure, defense, set-off –or counterclaim by any party;– – – – – – – – – –

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(f)
the execution and performance of this – – Agreement will not result in any – – – – – – contravention of, or constitute a – – – – – default under any agreement or law or – order (including rules or provisions on the preferential treatment of – – – – – – – – – creditors), by which it or its assets – are bound or affected, or its – – – – – – – – – constitutional documents or any – – – – – – – limitation on powers of its directors – and its commissioners, subject to any – general principles of law limiting its – obligations;– – – – – – – – – – – – – – – – – – – – – – – – –

(g)
no other event is outstanding which – – – constitutes a default under any – – – – – – – document which is binding on the – – – – – – Pledgor or any of its assets to an – – – – extent or in a manner which adversely – affect the obligations of the Pledgor – hereunder;– – – – – – – – – – – – – – – – – – – – – – – – – – –

(h)
no litigation, arbitration or – – – – – – – – – administrative proceeding has been – – – – commenced, or is pending against the Pledgor or any of the – – – – – Shares, which would have a material adverse effect on – – the transactions envisaged hereunder or the Secured Parties’ rights, interests and benefits in the Shares; – – – – – – – – – –

(i)
there has been no material adverse – – – – change in the financial condition of – – the Pledgor since the date of this – – – – Agreement which would adversely affect –the transactions envisaged hereunder or the Secured Parties’ rights and – – – – – interests in the Shares;– – – – – – – – – – – – – –

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(j)
the entry into by the Pledgor of this – – Agreement constitutes, and the exercise by it of its rights and performance of - its obligations under this Agreement – – will constitute, private and commercial acts performed for private and – – – – – – commercial purpose;– – – – – – – – – – – – – – – – – – –

(k)
the Pledgor will not be entitled to – – – claim immunity from suit, execution, – – attachment or other legal process in – – any proceedings taken in its – – – – – – – jurisdiction of incorporation in – – – – – – relation to this Agreement;– – – – – – –  – – –

(l)
the execution and performance of this – – Agreement has not breached nor will it  breach any applicable government authorization or any other approval or authorization –from any applicable governmental agency with jurisdiction over it or the Shares (as the case may be);– – – – – – – – – – – – – – – – –

(m)
this Agreement will be effective to – – – create in favor of the Onshore Collateral Agent – for and on behalf of the Secured – – – – – – Parties a legal, valid and enforceable –security interest to secure payment of -the Secured Obligations, subject to any general principles of law limiting its obligations, which security – – – – – – – interest is not and shall not be – – – – – – subject to any other security interest of equal or prior ranking, on all of – – the Shares intended to be secured – – – – – hereunder;– – – – – – – – – – – – – – – – – – – – – – – – – – –

(n)	it has full right, title and interest – – in and is the legal owner of the – – – – – – Shares;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(o)	the Shares represent and constitute all of the shares presently held by the – – – Pledgor in the Company;– – – – – – – – – – – – – – –

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(p)
the Shares are validly issued, fully – – – paid up, are fully entitled to all – – – – dividends paid or to be paid thereon, – –are not pledged, assigned, encumbered –or otherwise made subject to any lien – (whether in rem or otherwise) and, – – – – other than the Pledge, contemplated by –this Agreement; – – – – – – – – –

(q)	the constitutional documents of the – – – – –

Company do not and will not restrict or inhibit any transfer of the Shares;– – – –

(r)
the Shares intended to be covered – – – – – hereby exist and are uncontested, and – it has no knowledge of any fact which – would impair the existence of the – – – – – Shares or their validity;– – – – – – – – – – – – –

(s)
the certificates with respect to the – – Shares correctly identify, from time to time, the number of Shares owned by it and are validly signed by the – – – – – – – – –authorized person(s) of the Company; – –

(t)
all documents, papers and writings – – – – relating to the Shares and provided to the Onshore Collateral Agent by it, as well as – – the signatures thereon, are genuine and represent in all respects what they – – – purport to be, and have been duly – – – – – executed by the parties concerned;– – – – –

(u)	it has not granted any options or other rights of whatsoever nature in respect of the Shares to any third party;– – – – – –

(v)	it has not done or omitted to do any – – – act or thing which has or may adversely affect its rights in respect of the – – – Shares;– – – – – – – – – – – – – – – – – – – –

(w)
it has obtained the required consent – – – from all the other shareholder(s) of – – the Company for the entry of this – – – – – Agreement, including waiver of the pre-emptive rights to purchase any and all the Shares, as the case maybe; – – – – –

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(x)	the Company has not been dissolved, and no resolution has been adopted or court decision has been taken to dissolve the Company; – – – – – – – – – – – – – – – – –

(y)
the Company has not been declared – – – – – bankrupt or granted a suspension of – – – payments or in the process of being – – – liquidated, nor have petitions for – – – – bankruptcy or for the granting of – – – – – suspension of payments been filed or – – for liquidation has been made;  – – – – – – –

(z)
the Pledgor and the Company have no – – – knowledge of any fact which would – – – – – impair the existence of the Shares or – the validity of this Agreement under – – the terms hereof;– – – – – – – – – – – – – – – – –

(aa)
the Pledgor acknowledges that the – – – – – creation of Pledge -as a continuing security for the – – – – – – Secured Obligations and that without the Pledge, the Onshore Collateral Agent and other Secured Parties would not have agreed to enter into the Transaction Documents and therefore the Pledge is for the – – – – – – –interest and to the benefit of the – – – – Pledgor as well as the Onshore Collateral Agent for and on behalf of the Secured Parties; and

(bb)
unless otherwise required under the applicable laws and regulations, there are no pre-emptive rights or – – – – other restrictions under the articles – –of association of the Company or any – – – other documents in relation to the – – – – Shares for the creation of security – – – interests contemplated under this – – – – – Agreement and the enforcement thereof.– –

5.2.
The Pledgor hereby further represents and – – warrants to the – – – Onshore Collateral Agent, for and on behalf of the – – – Secured Parties that on the date it acquires or otherwise obtains the ownership of any – – Future Share, all the representations and – – warranties made in Article 5.1 above shall – be deemed repeated and apply mutatis – – – – – – – mutandis in respect of those Future Shares.–

20

 – – – – – – – – – – – – – – – – – ARTICLE 6 – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – COVENANTS – – – – – – – – – – – – – – – – – – –

The Pledgor and the Company, where relevant, hereby covenant and undertake to the Onshore Collateral Agent in its capacity as agent for and on behalf of the Secured Parties as follows: – – – – – – – – – – – – –

(a)
the Pledgor and the Company shall promptly – obtain, maintain and comply with the terms of any authorization required under any law or regulation to enable it to perform its – – obligations under, or for the validity or – – enforceability of this Agreement;– – – – – – – – – –

(b)
the Pledgor and the Company shall comply in all material respects with all laws to which it is – –subject where failure to do so has or is – – – reasonably likely to have a material adverse effect on its – –obligations hereunder;– – – – – – – – – – – – – – – – – – – –

(c)
the Pledgor and the Company may not enter – – into any amalgamation, de-merger, merger or reconstruction which may adversely affect – – any interest of the Secured Parties under – – this Agreement;– – – – – – – – – – – – – – – – – – – – – – – – – –

(d)
the Pledgor and the Company shall fully co-–operate with and shall promptly render its – assistance to the Onshore Collateral Agent to do – – – – –anything necessary, including the execution of any agreement or document or the – – – – – – – –effecting of any registration which the – – – –Onshore Collateral Agent may from time to time reasonably require to be done for the purposes of perfecting, – exercising, protecting or enforcing the – – – – rights of the Secured Parties under this – – – Agreement;– – – – – – – – – – – – – –

21

(e)
all consents, licenses, disclosure – – – – – – – – – requirements, registrations, approvals and – authorizations of or declarations to (as the case may be) the competent authorities in – – the jurisdictions of any applicable laws – – – have been obtained, or will be taken, if the applicable laws require such consents, – – – – –licenses, disclosure requirements, – – – – – – – – registrations, approvals, authorizations or declarations from time to time, in order to make this Agreement legal, valid and binding upon them and to enable them to perform – – – – their respective obligations hereunder and – to enable the Onshore Collateral Agent to exercise its rights against them hereunder and to enforce such Pledgor’s and Company’s obligations – – –hereunder;– – – – – – – – – – – – – – – – – – –

(f)
the Pledgor and the Company shall refrain – – from conducting any act (including granting a power of attorney to any other parties, except for the powers of attorney granted pursuant to this Agreement) – –which leads or may lead to a reduction in – –the value of the Shares, or which may impair the enforceability of the rights of the – – – – Secured Parties created under or pursuant to this Agreement;– – – – – – – – – – – – – – – – – – – – – – – – – – –

(g)
except in accordance with this Agreement,  – the Pledgor shall not (i) sell, dispose of, assign, transfer (direct or indirect), – – – – – pledge, or encumber in any other manner, any of the Shares, or (ii) subject, or attempt – to subject, any of the Shares to any other – pledge, without the prior written consent of the Onshore Collateral Agent;– – – – – – – – – – – – – – – – – – – – – – –

(h)
the Pledgor and the Company shall promptly – give to the Onshore Collateral Agent written notice of any default by any of them of the terms of –this Agreement;– – – – – – – – – – – – – – – – – – – – – – – – – – –

22

(i)
if the Pledgor receives any income or – – – – – – distribution of money or property of any – – – kind from the Company in respect of the – – – – Shares after an Event of Default has – – – – – – – occurred, the Pledgor shall hold such income or distribution for and on behalf of the – – – Secured Parties and shall forthwith deliver the same to the Onshore Collateral Agent, for and on –behalf of the Secured Parties;– – – – – – – – – – – – –

(j)
the Pledgor and the Company, as the case may be, shall furnish to the Onshore Collateral Agent copies of all notices or other – – – – – – – – – – – – correspondence which may be sent or given to any shareholder, including without – – – – – – – – –limitation, all notices of annual and – – – – – –extraordinary general meetings of – – – – – – – – – shareholders, notices of declaration and – – – distribution of dividends, annual or other –periodic reports and financial statements or any other notice with respect to any – – – – – – –shareholder of the Company;– – – – – – – – – – – – – – – –

(k)
the Pledgor and the Company shall not take – or permit the taking of any action which may result in the rights attaching to any of the Shares being altered, without the prior – – – – written consent of the Onshore Collateral Agent;– – – – – –

(l)
the Pledgor shall not, without the prior – – – written consent of the Onshore Collateral Agent, – – – – –commence, or join with any other person in – commencing, any bankruptcy, reorganization, or insolvency proceeding against the – – – – – – –Company; the obligations of the Pledgor – – – – under this Agreement shall not be altered, –limited or affected by any proceeding, – – – – –voluntary or involuntary, involving the – – – –bankruptcy, reorganization, insolvency, – – – – receivership, liquidation or arrangement of the Company, or by any defense which the – – – Company may have by reason of any order, – – – decree or decision of any court or – – – – – – – – governmental authority in Indonesia – – – – – – – – resulting from any such proceeding;– – – – – – – –

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(m)
the Pledgor shall not vote in favor of the – following proposals made to the Company’s – – general meeting of shareholders (including – any other meetings of shareholders or – – – – – – decision making process of shareholders), – – without the prior written consent of the – – – Onshore Collateral Agent:– – – – – – – – – – – – – – – – – – – – – – – – – – –

-	a resolution to amend the Company’s – – – – – articles of association which will or is likely to prejudice the interests of the Secured Parties;– – – – – – – – – – – – – – – – – – – – – – –

-	a resolution to merge or dissolve the – Company within the meaning of Chapter – – – Eight or Ten of the Indonesian Company Law (Law No. 40 of 2007);– – – – – – – – – – – – – – – – – – – – – – – –

-	a resolution to issue shares in the share capital of the Company and a resolution – – to grant rights to subscribe for shares – – in the share capital of the Company; or– –

-	a resolution to grant authority for the – – acquisition by the Company of shares in – – its own share capital.– – – – – – – – – – – – – – – – – –

The Pledgor shall waive any of its rights to vote in any shareholders’ meeting or – – – – – – – resolution after the occurrence of an Event of Default; – – – – – – – – – – – – – – – – –

(n)
the Company will at all times, during the – – life of this Agreement, maintain and keep – – updated its shareholders’ register and – – – – – special shareholders’ register and permit – – authorized representatives of the Onshore Collateral – Agent to inspect the share register and – – – – special shareholders’ register books of the Company; and– – – – – – – – – – – – – – – – – – – – – – – – – – – – –

24

(o)	the Pledgor shall not grant or execute any – power of attorney in relation to the Shares other than to the Onshore Collateral Agent. – – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 7 – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – ENFORCEMENT – – – – – – – – – – – – – – – – –

If an Event of Default has occurred and is – – – – – – continuing, the Onshore Collateral Agent shall have the – – –following rights and may take any of the – – – – – – –following actions:– – – – – – – – – – – – – – – – – – – – – – – – – – – –

(a)	The Onshore Collateral Agent may take whatever action -

that, in its sole discretion, it deems necessary to protect the Secured Parties’ – – rights hereunder (although it will be under – no obligation to take any such action), – – – – including without limitation to transfer or procure the transfer of the Shares to any other party and sell or otherwise dispose – all or any part of the Shares through – – – – – –auction or by private sale, with or without notice, at whatever time, location and – – – – –price, and to whatsoever party and on such – terms and conditions, as the Onshore Collateral Agent may deem fit and appropriate and as – – – – – – – –permitted by any applicable law and take – –all other actions in respect of such – – – – – – –enforcement vis-à-vis the Company or any – – – other person.  The Onshore Collateral Agent and its – – agents shall incur no liability to the – – – – – Pledgor or the Company to obtain the best – – price possible for the Shares, and neither – the Onshore Collateral Agent nor its agents nor the – – Secured Parties shall be responsible or held liable for any loss suffered by any person –arising out of or in connection with any – – –sale of the Shares, provided that such sale -is carried out as required under Indonesian -law. – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

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The Onshore Collateral Agent or any other Secured – – – – Party or any other person may be the – – – – – – –purchaser, lessee, assignee or recipient of any or all of the Shares so disposed of and -thereafter hold the same absolutely free – – – from any claim or right of whatsoever kind, -including any right or equity of redemption -(statutory or otherwise), of the Pledgor.– – –

The Pledgor shall fully co-operate with – – – – respect to any action taken by the Onshore Collateral Agent as provided in this Article 7. The – – Pledgor shall from time to time execute and deliver to the Onshore Collateral Agent any agreement, power of attorney or other document – – – – – – – –requested by the Onshore Collateral Agent. The – – – – – –Pledgor shall give effect to the provisions of this Article and shall take no action to limit or diminish the rights of the Secured Parties hereunder. The Pledgor hereby – – – – –waives all rights, and agrees not to assert any interest, claim or right of redemption, with respect to the Shares against any – – – – – person or entity that purchases or otherwise obtains the Shares, whether or not that – – – – interest, claim or right may exist under the laws and regulations of the Republic of – – – – Indonesia or any other jurisdiction.– – – – – – – –

(b)	The Onshore Collateral Agent may, if an Event of – – – – –

Default has occurred and is continuing, in – the name of the Pledgor or otherwise, – – – – – – demand, sue for, collect or receive any – – – – money or property at any time payable or – – – receivable on account of or in exchange for any of the Shares, but shall be under no – – – obligation to do so. – – – – – – – – – – – – – – – – – – – – –

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(c)	All dividends and distributions on the – – – – – Shares shall be paid:– – – – – – – – – – –

(i)	prior to the occurrence of an Event – of Default, in accordance with the – –provisions of the Amended and Restated Indenture; and– – – – –

(ii)
on and following the occurrence of – – an Event of Default which is continuing, directly to – –the Onshore Collateral Agent, whether or not – – the Secured Parties exercise any – – – available right to declare any – – – – – Secured Obligations due and payable – or seek or pursue any other relief – – or remedy available under applicable law or under this Agreement, and – – – such dividends and distributions – – – shall be applied in accordance with – the provisions of the Transaction – – – Documents.– – – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – ARTICLE 8 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – –  POWER OF ATTORNEY – – – – – – – – – – – – – –

In order to protect the Secured Parties’ rights – under this Agreement, the Pledgor hereby grants to the Onshore Collateral Agent (but without limiting the rights of the Secured – – – – – –Parties under the Transaction Document or any – – – other Security Documents) full right and power of attorney, with full right of substitution, when – necessary to take in its own discretion any and – all actions (in the name and on behalf of the – – – Pledgor or otherwise) to:  – – – – – – – – – – – – – – – – – – – –

(a)	on and following the occurrence of an Event of Default that is continuing:– – – – – – – – – – – – –

(i)
sell or transfer the Shares or any part thereof by any means whatsoever, – – – – –  including, without limitation, the – – – – authority to sign on behalf of the – – – –Pledgor any agreement of transfer or – – any other documents required or deemed necessary or desirable by the Onshore Collateral Agent and to take any other actions – – – which the Onshore Collateral Agent deems – – – – – – – necessary to conclude the sale and – – – – effect the transfer, including without limitation, the authority to, at any – – time and from time to time, appear – – – – before the competent authorities, any – notary, any broker or share registrar, to negotiate, determine and enter into contracts in whatever form concerning – or in connection with the sale, – – – – – – – transfer, surrender or registration of the Shares, to give all information, – – and to do and carry out all other – – – – – actions or deeds whatsoever which, in – the opinion of the Onshore Collateral Agent in – – its sole discretion, are required or – – necessary concerning or in connection – with the transfer or sale of the – – – – – –Shares; and– – – – – – – – – – – – – – – – – – – –

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(ii)
exercise any and all rights with – – – – – – respect to the Shares, including – – – – – – without limitation the rights to attend any and all general meetings of – – – – – – – shareholders of the Company; to vote – – the Shares at any such meeting in such manner as the Secured Parties may deem appropriate; to give shareholder – – – – – – approval in lieu of a general meeting; to receive notices of any liquidation – or dissolution of the Company and to – – receive the Pledgor’s share of the – – – Company’s assets or the proceeds – – – – – – thereof in the event of any voluntary – or involuntary liquidation or – – – – – – – – dissolution of the Company provided – – – that such amounts shall be applied in – accordance with the terms of the – – – – – – Amended and Restated Indenture; – – – – – – – – – – – – – – – –

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(b)
request and receive, in accordance with the Company’s articles of association, one or – – more certificate(s) to replace any – – – – – – – – certificate delivered to the Onshore Collateral Agent in accordance with this Agreement.– – – – – – – – –

The Pledgor shall grant any additional power of attorney in favor of the Onshore Collateral Agent, on behalf of the Secured Parties, as may be required to protect the rights of the – – – – – –Secured Parties under this Agreement, the – –Transaction Documents and any other Security Documents .– – – – – – – – – – – – – – – – – – – – – –

The power of attorney granted in this – – – – – – Article 8 and all other powers granted – – – – – herein forms an integral and inseparable – – – part of this Agreement without which this – – Agreement, the Transaction Documents and any other Security Documents would not have been entered into and shall be irrevocable during the time that any part of the Secured – – – – – – Obligations remain outstanding and have not been terminated (and the Pledgor hereby – – – – waives the applicability of the provisions – of Articles 1814 and 1816 of the Indonesian Civil Code) and no such power of attorney – – shall terminate for any reason mentioned in Article 1813 of the Indonesian Civil Code – – (Kitab Undang-Undang Hukum Perdata – – – – – – – – Indonesia), or for any other reason – – – – – – – – whatsoever.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 9 – – – – – – – – – – – – – – – – – –

 – – – – – – – – – – – – – – – – – – TAXES – – – – – – – – – – – – – – – – – – – –

The Pledgor hereby represents and warrants with – respect to itself only that all taxes, charges, – fees, duties and assessments with respect to the Shares owned by it have been fully paid, and – – – – agrees to pay promptly any and all taxes, – – – – – – – charges, fees, duties and assessments which may – be levied or become due with respect to its – – – – – Shares in the future. In the event that the – – – – – Onshore Collateral Agent, acting for and on behalf of the – Secured Parties, in its absolute discretion, – – – –elects to pay any such expenses, then the Secured Obligations shall be deemed to be increased by – –the amount thereof.– – – – – – – – – – – – – – – – – – – – – – – – – – –

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– – – – – – – – – – – – – – – – – – ARTICLE 10 – – – – – – – – – – – – – – – – – –

– – – – – – – – – THE COMPANY’S ACKNOWLEDGEMENT – – – – – – – – –

The Company acknowledges the Pledge and undertakes forthwith to register such Pledge in the – – –Company’s shareholders’ register pursuant to – – – –Article 50 of the Indonesian Company Law (Law No. 40 of 2007). The Company agrees that this – – – – – – –acknowledgement and the registration of the – – – – –pledge in the Company’s shareholders register – – also constitutes the evidence that the Pledge has been –notified to the Company as far as is required by Article 1153 of the Indonesian Civil Code (Kitab Undang-Undang Hukum Perdata Indonesia).– – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 11 – – – – – – – – – – – – – – – – – –

– – – – – CERTIFICATION OF EVENT OF DEFAULT AND – – – – – – – – – –

– – – – – – – – – DETERMINATION OF AMOUNTS OWING – – – – – – – – – –

11.1.
The Parties hereto agree that for the – – – – – purpose of exercising the Secured Parties’ rights to the Shares: (i) the occurrence of an Event of Default shall be conclusively – evidenced by a certificate from the – – – – – – – Onshore Collateral Agent to that effect, and (ii) any persons dealing with the Onshore Collateral Agent may rely upon a certificate from the Onshore Collateral – Agent certifying that the Event of Default has occurred.– – – – – – – – – – – – – – – – – – – – – – – – – – –

11.2.
In exercising any right of collection under this Agreement, it shall not be necessary – for the Onshore Collateral Agent or any of the – – – – – –Secured Parties to prove the amount owing – in respect of the Secured Obligations, and the Onshore Collateral Agent shall be entitled for – –the purpose of exercising the rights of the Secured Parties hereunder to determine such amounts then due and payable by the – – – – – – –Obligors and all expenses which are to be –borne by the Obligors on the basis of the –Onshore Collateral Agent and the Secured Parties’ – – –books and records.– – – – – – – – – – – – –

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– – – – – – – – – – – – – – – – – – ARTICLE 12 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – NOTICES – – – – – – – – – – – – – – – – – – – –

12.1
Except if served by a court bailiff (juru – sita), any notice or communication shall be in writing and delivered in person or – – – – – mailed by first-class mail or sent by – – – – –facsimile (with a hard copy delivered in – – person or by mail promptly thereafter) and addressed as follow:– – – – – – – – – – – – – – – – – – – – –

Pledgor: If to the Pledgor, to it at:– – – – –

PT CENTRAL PROTEINAPRIMA Tbk.– – – – – – – – – – – –

19th Floor, Wisma GKBI, – – – – – – – – – – – – – – – – –

Jalan Jenderal Sudirman Number 28– – – – – – – – –

Jakarta 10210-Indonesia– – – – – – – – – – – – – – – – – –

Fax	:	+62 21 57902197– – – – – – – –

Attention	:	Board of Directors– – – – – – –

Onshore Collateral Agent: if to the Secured Parties –c/o the Onshore Collateral Agent to it at:– – – – – – – – – –

PT BANK CIMB NIAGA Tbk.– – – – – – – – – – – – –

Graha CIMB Niaga Building,          Floor, – – – – – – – – – – –

Jalan Jend. Sudirman Kav. 58– – – – – –

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, Jakarta 12190  – – – – – –

Fax	:	+62 21 – – – – – – – – –

Attention	:	– – – – – – – –

–

The Company: if to the Company, to it at:– – – – – – – – – –

PT MARINDOLAB PRATAMA– – – – – – – – – – – –

19th Floor, Wisma GKBI, – – – – – – – – – – – – – – – – –

Jalan Jenderal Sudirman Number 28– – – – – – – – –

Jakarta 10210-Indonesia– – – – – – – – – – – – – – – – – –

Fax	:	+62 21 57902197– – – – – – – – – – –

Attention	:	Board of Directors– – – – – – – –

–

Any Party may change its contact details – – by giving five Business Days’ notice to – – – the other Party.– – – – – – – – – – – – – – – – – – – – – – – –

12.2
Except if served by a court bailiff (juru – sita), every notice or other communication sent in accordance with Article 12.1 above, shall be effective upon receipt by the – – – – addressee; provided, however, that any such notice or other communication which would – otherwise take effect after 4.00 p.m. on – – any particular day shall not take effect – – until 10.00 a.m. on the immediately – – – – – – – succeeding Business Day in the place of the addressee.  – – – – – – – – – – – – – – – – – – – – – – – – – – – –

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– – – – – – – – – – – – – – – – – – ARTICLE 13 – – – – – – – – – – – – – – – –

– – – – – – – – – – –  AGENT OF SECURED PARTIES – – – – – – – – – – –

13.1
The Parties hereto acknowledge that under – the terms of the Amended and Restated Indenture, the Onshore Collateral Agent has been appointed to act as agent for and on behalf of the Secured Parties and the Pledgor hereby – – further acknowledges the right of the – – – – –Onshore Collateral Agent from time to time to exercise all rights pursuant to – – – this Agreement on behalf of the Secured – – – Parties. Any notices to be given by the – – – Pledgor to the Secured Parties pursuant to or in connection with this Agreement, must be given to the Onshore Collateral Agent and shall be deemed to have been given to the Secured – – Parties if given to the Onshore Collateral Agent in –accordance with the provisions of Article –12 above. When a power or right is granted to the Secured Parties under this – – – – – – – –Agreement, that power or right may be – – – – –exercised by the Onshore Collateral Agent acting as – their agent and representative.– – – – – – – – – – –

13.2	The Onshore Collateral Agent is authorized to – – – – – – –

delegate to such person or persons as the – Onshore Collateral Agent may specify, the exercise of any or all of the powers conferred on the Onshore Collateral Agent hereunder in accordance with the terms and conditions of the Amended and Restated Indenture.

– – – – – – – – – – – – – – – – – – ARTICLE 14 – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – COSTS AND EXPENSES – – – – – – – – – – – – – –

The Obligors shall pay the legal and other – – – – – – professional fees and costs of consultants and – – advisors to the Secured Parties and Onshore Collateral Agent and travel – – – – – expenses and other out-of-pocket costs reasonably incurred and properly documented – by the Secured Parties and such consultants and –advisors in connection with the preparation, – – – –negotiation, execution and delivery, and where – –appropriate, registration of this Agreement and – amendments thereof (and all matters incidental – – thereto) as contemplated by this Agreement, and – the administration of the transactions – – – – – – – – – contemplated by this Agreement and the exercise, preservation or enforcement of any of their – – – – – respective rights under this Agreement or any – – – amendments, waivers or consents required under – – this Agreement – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

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– – – – – – – – – – – – – – – – – – ARTICLE 15 – – – – – – – – – – – – – – – – – –

– – – – – –  APPLICATION OF ENFORCEMENT PROCEEDS – – – – – –  – –

15.1
The proceeds of any enforcement of any – – – – right or remedy granted to the Secured – – – – Parties of the security created hereunder – shall be applied as provided in the – – – – – – – relevant Transaction Documents.  – – – – – – – – –

15.2
The remaining balance, if any, of such – – – – proceeds of enforcement shall only be paid to the Pledgor after satisfaction in full – of all amounts owing to the Secured Parties with respect to the Secured Obligations.  –

– – – – – – – – – – – – – – – – – – ARTICLE 16 – – – – – – – – – – – – – – – –

– – – – – – – – – – CONTINUING SECURITY INTEREST – – – – – – – – –

16.1
It is understood and agreed by the Pledgor that the pledge by the Pledgor of its rights, title and interests in, to and over the Shares pursuant to this Agreement is a continuing right and security for – – – – payment to the Secured Parties of all – – – – – amounts that may – from time to time be owing to the Secured – Parties by the  Obligors in respect of the Secured Obligations and this Agreement – – – – shall not be terminated and the security – – created hereunder shall not be regarded as discharged or satisfied, until full and – – – final payment and repayment of all the – – – Secured Obligations. – – – – – – – – – – – – – – – – – – – –

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16.2
It is hereby further agreed by the Pledgor that the security created under this – – – – – –Agreement shall not be considered as – – – – – – discharged or satisfied by any intermediate payment or satisfaction of any part of the Secured Obligations but shall be a – – – – – – – – continuing right and security and extend to cover all and any sums of money that shall for the time being constitute the Secured – Obligations and the Obligors shall continue to be liable for the unpaid balance with – – respect thereto to the date of payment or – discharge thereof. – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 17 – – – – – – – – – – – – – – –

– – – – – – – – – INDEPENDENT SECURITY INTEREST – – – – – – – – –

The security interest given hereunder by the – – – – Pledgor shall be in addition to and shall be – – – – independent from every other security interest – – which has at any time been, or may at any time – – be, created by the Pledgor, the Issuer, the – – – – – Company or any third parties in favor of the – – – – Secured Parties or the Onshore Collateral Agent for and on behalf of the Secured Parties for the Secured – – – Obligations. The Onshore Collateral Agent may exercise its rights under this Agreement and enforce this – – – –Agreement against the Pledgor pursuant to the – – – terms of this Agreement, notwithstanding, and – – – independent from, any other security interest – – – created in favor of the Secured Parties or the – – Onshore Collateral Agent, for and on behalf of the Secured Parties by the Pledgor, the Issuer, the Company – or any third parties. Acting in accordance with – the Transaction Documents and the Security – – – – – –Documents, the Onshore Collateral Agent shall be at liberty to decide, in its sole discretion, if any – – – – – – –security conferred upon the Secured Parties under the Security Documents shall be enforced by the – Onshore Collateral Agent, as well as the sequence of the – – security to be so enforced.

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Further, the – – – – – – –execution and/or enforcement of any other – – – – – – –Security Document is not intended to modify or – – supersede the security interest or any rights or obligations contained in this Agreement and shall not in any way affect, impair or invalidate the – effectiveness and validity of this Agreement or – any term or condition hereof and the Pledgor is – not entitled (and to the extent necessary, the – – Pledgor hereby waives its rights) to plead or – – – claim in any court the execution and/or – – – – – – – – enforcement of any other Security Documents as a cause for extinguishing, invalidating, impairing or modifying the effect and validity of this – – – – Agreement and any term or condition contained – – – herein.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 18 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – –  INDEMNIFICATION – – – – – – – – – – – – – – – –

The Onshore Collateral Agent and the Secured Parties and – – any of their representatives or attorneys shall – be indemnified by the Pledgor and the Company and held harmless from and against any and all actions, claims, demands, – – – – – – – – – –proceedings, judgments, causes of action, losses, liabilities, costs, charges and expenses – – – – – – –(including without limitation all services, value added and other duties or taxes payable on such – costs, charges and expenses) which may be – – – – – – –suffered or incurred by the Onshore Collateral Agent or the Secured Parties and any of their representatives or attorneys as a result of (i) any breach of any of the obligations, warranties or undertakings – – made or assumed by the Pledgor under this – – – – – – – Agreement; (ii) the existence or use of the – – – – – rights conferred on the Secured Parties in this – Agreement and (iii) the perfection, exercise, – – – enforcement or the preservation of any rights – – – under this Agreement, or any other matter arising out of or in connection with this Agreement.– – – – –

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– – – – – – – – – – – – – – – – – – ARTICLE 19 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – WAIVER AND CUMULATIVE RIGHTS – – – – – – – – – –

The Onshore Collateral Agent and the Secured Parties shall be under no obligation to enforce any right or – – benefit hereunder. The Pledgor agrees that no – – failure or delay or omission on the part of the – Onshore Collateral Agent or the Secured Parties to exercise any right, power or privilege hereunder shall – – – operate or be construed as a waiver thereof, nor shall any single or partial exercise of any – – – – –right, power or privilege hereunder preclude any further exercise thereof or the exercise of any – other right, power or privilege. The rights and – remedies herein provided are cumulative and not – exclusive of any right or remedy provided by – – – –law.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 20 – – – – – – – – – – – – – – – –  – – – –

– – – – – – – – – TERMINATION AND RE-ASSIGNMENT – – – – – – – – – – – – –

20.1
The Pledgor agrees that the pledge given – – – under this Agreement is a continuing – – – – – – – security for payment in full to the Secured Parties of all the Secured Obligations and – this Agreement shall not be terminated, and the security created hereunder shall not be regarded as discharged or satisfied, until – full and final payment of all such Secured Obligations. Notwithstanding the foregoing, the Secured Parties’ rights to an indemnity under this Agreement shall survive any – – – – – termination or notice of termination hereof.

20.2
Upon such termination of the security – – – – – – interest, the Onshore Collateral Agent as instructed by the Secured Parties will, at the Pledgor’s cost and expense, duly re-assign and deliver the Shares to the Pledgor as may be in the –possession of the Onshore Collateral Agent pursuant to this Agreement and will, at the cost and – – –expense of the Pledgor, execute and deliver to the Pledgor such documents required for –the termination of this Agreement. Such – – – termination shall be without recourse to or warranty from the Secured Parties.– – – – – – – – –

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– – – – – – – – – – – – – – – – – – ARTICLE 21 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – SEVERABILITY – – – – – – – – – – – – – – – – –

In the event that any one or more of the – – – – – – – provisions of this Agreement should be or become invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected – or impaired thereby, and the Parties shall enter into good faith negotiations to replace the – – – – – invalid, illegal or unenforceable provision.– – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 22 – – – – – – – – – – – – – – – – – –

– – – – AMENDMENT, ASSIGNMENT AND BINDING EFFECT – – – – – – –

This Agreement may be amended, by an instrument – in writing signed by the Parties. This Agreement shall be binding upon and inure to the benefit of the respective successors and assignees of the – – Parties hereto; provided, however, that the – – – – – Pledgor may not assign its rights or obligations hereunder. – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

Each of the Secured Parties may at any time – – – – – assign, grant a participation in or otherwise – – – transfer all or any part of its right and – – – – – – – benefits under this Agreement, and in that event such assignee(s), grantee(s) or transferee(s) of each such Secured Party, as the case may be, – – – – shall automatically become vested with such – – – – – rights, interest and privileges of each such – – – – Secured Party under this Agreement without loss – of priority.

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The Onshore Collateral Agent is hereby – – – – – –authorized by the Pledgor to take whatever – – – – – –actions or steps are necessary to effectuate the rights of such assignee(s), grantee(s) or transferee(s) under this Agreement, the Transaction Documents and any other Security – – – –Documents, including, but not limited to, the – – – preparation or execution of deeds and agreements amending or renewing this Agreement.– – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 23 – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – LANGUAGE – – – – – –– – – – – – – – – – – – – –

In order to comply with Law No. 24 of 2009 on National Flag, Language, Emblem and Song, this Agreement has been made in Bahasa Indonesia language and English version. Both the Bahasa Indonesia and English versions are valid, however in the event of any inconsistency between the Bahasa Indonesia and English language versions, the Bahasa Indonesia version shall prevail. All notices or communications under or in connection with this Agreement shall be in the English language or, if given by the Pledgor in any other language, accompanied by a translation into English certified by the Pledgor as being a true and accurate translation.

– – – – – – – – – – – – – – – – – – ARTICLE 24 – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – –  GOVERNING LAW – – – – – – – – – – – – – – – – –

This Agreement shall be governed by and construed in accordance with the laws of the Republic of – – Indonesia.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 25 – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – JURISDICTION – – – – – – – – – – – – – – – – – – –

The Pledgor and the Company agree that any legal action or proceeding arising out of or in – – – – – – – connection with this Agreement may be brought – – – before the District Court of Central Jakarta and they irrevocably submit to the non-exclusive – – – – –jurisdiction of such court and selects the – – – – – –Registrar’s office of such court as its general –and permanent domicile for the purposes of this –Agreement only.

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The submission by the Pledgor – – and/or the Company to such jurisdiction shall not (and shall not be construed so as to) limit the – right of the Onshore Collateral Agent and/or the Secured – – – – –Parties to commence any action or proceeding – – – –arising out of or in connection with this – – – – – – –Agreement in any jurisdiction whatsoever it may – deem fit nor shall the commencement of any such – legal action or proceeding in one jurisdiction – – preclude the Onshore Collateral Agent and/or the Secured – – – – – Parties from commencing any further or other – – – – legal action or proceeding in the same or any – – – other jurisdiction.– – – – – – – – – – – – – – – – – – – – – – – – – – –

FINALLY, the appearers, acting in their above mentioned capacities, declare as follows: – – – –

that in compliance with the articles of – – – – – – – – association of the Company, the Board of – – – – – – – Commissioners and the Board of Directors of the Company have approved the execution of this – Pledge by the Parties, as evidenced by duly – – – – – stamped resolutions of the Board of  – – – – – – – – – – – – Commissioners dated the            (            ) day –of         (two thousand-       ), and the Board of Directors dated the           (            ) day of – –       (two thousand-s          ), which certified – true copies are attached hereto. – – – – – – – – – – – – – – –

The appearers are known to me, Notary.– – – – – – – – – –

– – – – – – – – – – – –IN WITNESSETH WHEREOF  – – – – – – – – – – – –

this deed has been drawn up and executed in South Jakarta, on the day and date mentioned in the – – – preamble of this deed, in the presence of:– – – – – – –

1.
Mister          , Sarjana Hukum, born in           , on the             (            ) day of (one thousand nine hundred and – –             ),  residing in Jakarta,  Jalan Number       , Rukun Tetangga       /Rukun Warga , Kelurahan              , – – – – – – – Kecamatan , holder of the Resident – Identity Card Number – – – – – – – – – – – – – – – – –          ; – – – – – – – – – – – – – – – –

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2.
Mister          , Sarjana Hukum, born in           ,  , on the             (            ) day of (one thousand nine hundred and – –             ),  residing in Jakarta,  Jalan Number       , Rukun Tetangga       /Rukun Warga , Kelurahan              , – – – – – – – Kecamatan , holder of the Resident – Identity Card Number – – – – – – – – – – – – – – – – –          ; – – – – – – – – – – – – – – – –

both assistants of the notary, known to me, –––––– Notary

3.
Mister          , born in Jakarta, on the           (            ) day of             (one thousand nine hundred and -              ),                         , residing in Jakarta, Jalan                    , Rukun Tetangga          /Rukun Warga       , Kelurahan            , Kecamatan           ,             Jakarta, – – – – –holder of Resident Identity Card Number -                    , Indonesian Citizen; – – – according to his statement in this matter–  acting as the – – – attorney-in-fact of and as such for and on – – – behalf of PT Bank Danamon Indonesia, Tbk as the previous collateral agent.

, the Notary’s assistants and Mister             , mentioned above, as the witnesses. ––––––––––––––––––––––– – – –

This deed, after having been duly read out by me, Notary, to the appearers and witnesses, was –––––– immediately signed by the appearers, witnesses ––and me, Notary.–––––––––––––––––––––––––––––––– – – – – –

Executed with four alteration, namely because of four substitutions, without addition, without –––– deletion.––––––––––––––––––––––––––––––––––––– – – – – – –

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The original of this deed has been properly –––––– signed.––––––––––––––––––––––––––––––––––––––– – – – – – – –

- Issued as a copy of the same tenor.–––––––––––– –

Notary in Jakarta,

(            , S.H. )

42

AMENDED AND RESTATED PLEDGE OF SHARES AGREEMENT

Number

On this day,  , the            thousand         twelve (  -  -2012), at  :    WIB (______________Western Indonesian Time), – – – – –appeared before me, , Sarjana Hukum, – – – –Notary in Jakarta, the appearers will be – – – – – – – mentioned hereunder, in the presence of the – – – – –witnesses whose names will be mentioned at the – – closing part of this deed.– – – – – – – – – – – – – – – – – – – – –

1.a.
Mister                  , born in ––––––––– – , on the                (            ) ––-day of                    (one thousand nine––––––              ), Director of the  limited liability company to be referred to hereunder, residing in Jakarta, Jalan –––––– Number    , Rukun Tetangga    /Rukun Warga   , Kelurahan            , Kecamatan           ,  Jakarta, holder of the Resident Identity card Number              , Indonesian Citizen;–––-

b.
Mister                   , born in ––––– , on the            (            ) day of             (one thousand nine ––––––––––– – hundred            ), Director of the limited liability company to be referred to hereunder, residing in Jakarta, Jalan Number   , Rukun Tetangga     /Rukun Warga   , Kelurahan      , Kecamatan          ,  Jakarta, holder of the Resident Identity card ––––––– Number           , Indonesian –––––Citizen; ––––––––––––––––––––––––––––- – – – – –- – – – according to their statements in this –––––––matter acting in their respective above ––––––– capacities and therefore representing the –––––Board of Directors of and as such for and on –behalf of PT. CENTRAL PROTEINAPRIMA, TBK., a –public limited liability company duly ––––––––– established, organized and validly existing ––-under the laws of the Republic of Indonesia, –having its legal domicile in Jakarta, whose ––-Articles of Association and the amendments – – –thereto were announced in: – – – – – – – – – – – – – – – – –-

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State Gazette of the Republic of Indonesia – dated the 9th (ninth) day of February 1990 – – –(one thousand nine hundred and ninety) Number 12, Supplement Number 494 and Number 497;– – – – – State Gazette of the Republic of Indonesia – dated the 23rd (twenty-third) day of March – – –1990 (one thousand nine hundred and ninety) – – Number 24, Supplement Number 1124;– – – – – – – – – – –- State Gazette of the Republic of Indonesia – dated the 3rd (third) day of April 1998 (one – thousand nine hundred and ninety-eight) – – – – –Number 27, Supplement Number 39;– – – – – – – – – – – – – State Gazette of the Republic of Indonesia – dated the 24th (twenty-fourth) day of April – – 1998 (one thousand nine hundred and ninety–- – –eight) Number 33, Supplement Number 2234; – – – State Gazette of the Republic of Indonesia – dated the 22nd (twenty-second) day of June – – –1999 (one thousand nine hundred and ninety–- – –nine) Number 50, Supplement Number 170;– – – – – – – State Gazette of the Republic of Indonesia – dated the 13th (thirteenth) day of December – – 2002 (two thousand two) Number 100, Supplement Number 14707;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – State Gazette of the Republic of Indonesia – dated the 7th (seventh) day of July 2003 (two thousand three) Number 19, Supplement Number – 189;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –- State Gazette of the Republic of Indonesia – dated the 15th (fifteenth) day of March 2005 (two thousand five) Number 21, Supplement Number – – 2704;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –- the amendments to the articles of – – – – – – – – – association were set forth in a deed dated the – – 27th (twenty-seventh) day of April 2006 (two – thousand six) Number 61, passed before SITI – – PERTIWI HENNY SINGGIH, Sarjana Hukum, Notary – in Jakarta, which has been approved by the – – –

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Minister of Laws and Human Rights of the – – – – –Republic of Indonesia by virtue of his decree dated the 12th (twelfth) day of May 2006 (two – – –thousand six) Number – – – – – – – – – – – – – – – – – – – – – – – C-14086 HT.01.04.TH.2006;– – – – – – – – – – – – – – – – – – –- the last amendments thereto were set forth in a deed dated the 30th (thirtieth) day of – – – – – – -September 2006 (two thousand six) Number 57, – passed before LIES HERMININGSIH, Sarjana – – – – –Hukum, Notary in Jakarta, which has been – – – – –approved by the Minister of Laws and Human – – –Rights of the Republic of Indonesia by virtue of his decree dated the 6th (sixth) day of – – –October 2006 (two thousand six) – – – – – – – – – – – – –Number W7-HT.01.04-1925;– – – – – – – – – – – – – – – – – – – –- the last composition of the Board of – – – – – – -Directors and the Board of Commissioners was – set forth in a deed dated the 30th  (thirtieth) day of September 2006 (two thousand six) – – – – –Number 55, passed before Notary LIES – – – – – – – – HERMININGSIH, Sarjana Hukum aforesaid; – – – – – – – and who, for the purpose of entering into this legal transaction has obtained the prior approval of the Board of Directors, the Board of Commissioners and the Shareholders, as evidenced by:– – – – – –

i.	Circular Resolution of the Board of – – – – Directors of PT. CENTRAL PROTEINAPRIMA, –TBK. In Lieu of a Meeting of the Board – –of Directors dated [●]; – – – – – – – – – – – – – – – – – – – – – – – – –

ii.	Circular Resolution of the Board of – – – – - Commissioners of PT. CENTRAL – – – – – – – – – – –PROTEINAPRIMA, TBK. In Lieu of a Meeting of the Board of Commissioners dated [●];– – – – – – – –

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iii.	Extraordinary General Meeting of Shareholders of PT. CENTRAL PROTEINPRIMA, TBK. as set forth in Deed No. 69 passed before Yulia SH, Notary in Jakarta Selatan dated 28 September 2012.

, the – – – – – – – –– –certified true copies of which are attached –- –to the minutes of this Deed;– – – – – – – – – – – – – – –– – (including its successors in title and/or – assignees shall hereinafter be referred to – – –as the “Pledgor”).– – – – – – – – – – – – – – – – – – – – – – – – – –– –

2. a.
Mrs.              , born in ––––––- , on the     (            ) day of            (one thousand nine hundred -and             ), Employee of the limited –liability company to be referred to – – – – – – hereunder, residing in Jakarta,  Jalan       , Rukun Tetangga – – – – -   /Rukun Warga    , Kelurahan           , Kecamatan      ,  Jakarta, –holder of Resident Identity Card Number – – –              , Indonesian Citizen;–––

b.
Mister          , born in Jakarta, on the      (            ) day of          (one thousand nine hundred and -          ),  of the limited – – – liability company to be referred to – – – – – –hereunder, residing in Jakarta, Jalan          , Rukun Tetangga     /Rukun Warga   , Kelurahan         , Kecamatan        ,  Jakarta, – – – – –holder of Resident Identity Card Number -            , Indonesian Citizen; – – - according to their statement in this matter–  acting pursuant to a power of attorney dated the        (            ) day of          (two thousand [twelve]) Number :         , the certified true copy of which was duly stamped and attached to the minutes of my notarial – – –deed dated       Number    , acting as the – – –attorney-in-fact of and as such for and on – – –behalf of PT. Bank CIMB Niaga Tbk., a – banking corporation duly incorporated and – – – –validly existing under the laws of Republic of Indonesia, having its registered office in – – –Jakarta, whose Articles of Association and the amendments thereto were announced in: – – – – – – – – -

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- State Gazette of the Republic of Indonesia– –  dated the      (            ) day of (one thousand nine hundred and             ) Number     Supplement Number     ;– – – – – – – – – – – – –

- State Gazette of the Republic of Indonesia– –  dated the 28th (twenty-eighth) day of – – – – – –– – December 2001 (two thousand-one) Number 104– – – Supplement Number 8732;– – – – – – – – – – – – – – – – – – – – –

- State Gazette of the Republic of Indonesia– –  dated the     (            ) day of       – (two thousand twelve) Number     Supplement – – – –Number    ;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – –– –- deed dated the     (            ) day –– –  of         (two thousand-   ) Number   , – – –passed before        , Sarjana Hukum, – Notary in Jakarta, the report of which has – been accepted and registered by the Minister of Justice of the Republic of Indonesia – – – –dated the     (            ) day of       – (two thousand-     ) Number: – – – – – – – – – – – – – – – ;– – – – – – – – – – – – – – – – – – – –- the last Articles of Association were set – forth in a deed dated the     (            ) day of         (two thousand-   ) Number   , – – passed before notary        , Sarjana Hukum aforesaid, the report of which has – – –been accepted and registered by the Ministry of Law and Human Right of the Republic of – – Indonesia dated the     (            ) day of        (two thousand-    ) Number: – – – – ; – – – – – – – – – – – – – – – – – – – – – – – – and the last composition of the Board of – Directors and the Board of Commissioners was set forth in a deed dated the      (            ) day of           (two thousand-      ) Number    , passed before notary         , Sarjana Hukum aforesaid;– – – – – – – – – – - pursuant to the Amended and Restated Indenture(as – – – defined below) acting in its capacity as – – – agent (the “Onshore Collateral Agent”) for and on behalf of the Secured – – – – Parties (as defined below); and – – – – – – – – – – –

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3.
Mister           aforesaid;– – – – – – – – – according to his statement in this matter acting in his capacity as [Director] – – – – – – – – -representing the Board of Directors of and – as such for and on behalf of PT. CENTRAL – – – – PANGANPERTIWI, a limited liability company – duly established, organized and validly – – – – existing under the laws of the Republic of – Indonesia, having its legal domicile in – – – –[Karawang], whose Articles of Association and the amendments thereto were consecutively – – announced in:– – – – – – – – – – – – – – – – – – – – – – – – – – – ––- – – – – – – – – – – – – – – – – – – – – – – – – – – – –

- State Gazette of the Republic of Indonesia dated the 23rd (twenty-third) day of ---- ---- ---- ---- ---- ---- --November 1990 (one thousand nine hundred and ninety) Number 94, Supplement Number 4727, ---- Number 4728, and Number 4729; ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---

- State Gazette of the Republic of Indonesia dated the 31st (thirty-first) day of March ---- 1992 (one thousand nine hundred and ninety----- two) Number 26, Supplement Number 1383;---- ---- ---- ---- ---

- State Gazette of the Republic of Indonesia dated the 27th (twenty-seventh) day of ---- ---- ---- ---- ---December 1994 (one thousand nine hundred and ninety-four) Number 103, Supplement Number 10848;---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- -

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- State Gazette of the Republic of Indonesia dated the 4th (fourth) day of June 1999 (one thousand nine hundred and ninety-nine) ---- ---- ---- ---- ---Number 45, Supplement Number 3284;---- ---- ---- ---- ---- ---- ---- ---- ----

- State Gazette of the Republic of Indonesia dated the 2nd (second) day of July 1999 (one thousand nine hundred and ninety-nine) ---- ---- ---- ---- ---Number 53, Supplement Number 183;---- ---- ---- ---- ---- ---- ---- ---- ---- ----

- State Gazette of the Republic of Indonesia dated the 2nd (second) day of November 2001 (two thousand-one) Number 88, Supplement ---- ---- ---- Number 6842;---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---

- the last amendments thereto were set forth in a deed dated the 15th (fifteenth) day of – – May 2006 (two thousand-six) Number 37, – – – – –passed before SITI PERTIWI HENNY SINGGIH, – – Sarjana Hukum, Notary in Jakarta, which has been approved by the Minister of Laws and – – Human Right of the Republic of Indonesia by virtue of his decree dated the 5th (fifth) – day of June 2006 (two thousand-six) Number C-16268 HT.01.04.TH.2006; – – – – – – – – – – – – – – – – the last composition of the Board of – – – – –Directors and the Board of Commissioners was set forth in a deed dated the      (            ) day of       (two thousand        ) Number  , passed before          , – Sarjana Hukum, Notary in Jakarta; – – – – – – – – –– and who, for the purpose of entering into -this legal transaction has obtained the – – – – prior approval of the Board of Commissioners , the Board of Directors and the Shareholders, as evidenced by  duly stamped resolutions of the Board of – – – Commissioners dated the      (            ) day of         (two thousand       ), – the Board of Directors dated the       (            ) day of           (two thousand–        ), and – the Shareholders dated the       (            ) day of           (two thousand–        )which certified true copies are – – – – attached to the minutes of this Deed.– – – – – – – (this company, its successors in title – – – and/or assignees shall hereinafter be – – – – – –referred to as the “Company”);– – – – – – – – – – – – –

7

The Pledgor, the Onshore Collateral Agent and the Company – are hereinafter, where necessary, also – – – – – – – – – collectively referred to as the “Parties”.– – – – – – – The appearers, acting in the above mentioned – – – –capacities, hereby firstly declare as follows:– – –

(A)
the Obligors (as defined below), The Bank of New York Mellon (in its capacity as Trustee, Offshore Collateral Agent, Registrar and Principal Paying Agent) and the Onshore Collateral Agent have entered into the Amended and Restated Indenture (as defined below), –  a copy of which has been shown to me, Notary. The Amended and Restated Indenture provides, inter alia, for the pledge by the Pledgor of all its – – – shares in the Company in favor of the Onshore Collateral Agent acting for and on behalf of the Secured Parties, to secure the obligations – of the Obligors to the Secured Parties – – – –under the Transaction Documents;– – – – – – – – – – –

(B)
the Pledgor is the registered – – – owner of the Shares and has pledged the Shares in favour of PT Bank Danamon Indonesia Tbk. as collateral agent for and on behalf of the Secured Parties pursuant to the Existing Pledge Agreement (as defined below);– – – – –

(C)
The appointment of PT Bank Danamon Indonesia Tbk as onshore collateral agent for and on behalf of the Secured Parties pursuant to the Existing Pledge Agreement has been terminated with effect from the date hereof based on [release letter] dated [          ______] 2012 issued by the Trustee;

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(D)
the Onshore Collateral Agent has been appointed pursuant to the Amended and Restated Indenture to act as onshore collateral agent for and on behalf of the Secured Parties and to hold the security interests created hereby on behalf of the – – Secured Parties;

(E)
in compliance with the requirements of the Amended and Restated Indenture, the Parties acknowledge that the Existing Pledge Agreement remains in effect however its terms and conditions shall be amended and restated pursuant to this – – – – – – – –- – Agreement as security for the Secured – – – – – –Obligations (as defined below); and

(F)
the Parties have agreed that the Onshore Collateral Agent will replace PT Bank Danamon Indonesia Tbk. as collateral agent for and on behalf of the Secured Parties and that the rights and obligations of PT Bank Danamon Indonesia Tbk. under the Existing Pledge Agreement shall be transferred to the Onshore Collateral Agent. – – – – – – – – – – – – – – –

NOW, THEREFORE, the appearers, acting in the – – – –above mentioned capacities, declare that the – – – –Parties covenant and agree as follows:– – – – – – – – – –

– – – – – – – – – – – – – – – – – –ARTICLE 1 – – – – – – – – – – – – – – – – – –

– – – – – – – – –DEFINITIONS AND INTERPRETATION – – – – – – – – –

1.1	Definitions– – – – – – – – – – – – – – – – – – – – – – – – – – – – –

In this Agreement, except to the extent – – – that the context requires otherwise, the – – following expressions shall have the – – – – – –following meanings:– – – – – – – – – – – – – – – – – – – – – –

“Additional Agreement of Pledge of Shares” means an agreement in the form attached – – –as Schedule 1 to this Agreement by – which the Pledgor shall confirm the – – – – – – –creation of a first right of pledge on the Future Shares in favor of the Onshore Collateral – – – – Agent, acting for and on behalf of the Secured – – – Parties; – – – – – – – –

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“Amendment and Restatement Date” means [•];

“Amended and Restated Indenture” means the Amended and Restated Indenture dated _________ 2012, among the Obligors, The Bank of New York Mellon as Trustee, Offshore Collateral Agent, Registrar and Principal Paying Agent and the Onshore Collateral Agent;

“Agreement” means this Pledge of Shares – – – Agreement as amended and restated on the Amendment and Restatement Date and as further amended from time to time;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

“Business Day” shall have the meaning given to such term in the Amended and Restated Indenture;– – – – – – – – – – – – – – – – – – – – – – – – –

“Event of Default” shall have the meaning – given to such term in the Amended and Restated Indenture;  – – – – –

“Existing Pledge Agreement” means Pledge of Shares Agreement, Deed number 300, dated 28 June 2007, passed before Sutjipto, – – – – Sarjana Hukum, Notary in Jakarta;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

“Future Shares” means shares in the Company (including all rights attached to or – – – – – –arising in connection therewith as such – – – rights are defined below for the Shares) – – obtained or otherwise acquired or owned by the Pledgor after the date of execution of this Agreement resulting from the issuance of new shares by the Company or acquisition by the Pledgor of any shares in the Company from a third party or otherwise; – – – – – – – – – -

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“Issuer” means Blue Ocean Resources Pte. – – Ltd., a corporation organized under the – – – laws of the Republic of Singapore;– – – – – – – – -

“Obligors” means the Issuer and the – – – – –– – Guarantors;– – – – – – – – – – – – – – – – – – – – – – – – – – – – –

“Pledge” means the pledge of the Shares – – – contemplated in this Agreement;– – – – – – – – – – –

“Secured Obligations” shall have the – – – – – –meaning given to such term in the Amended and Restated Indenture;

“Secured Parties” shall have the meaning – – given to such term in the Amended and Restated Indenture, which -at the time of the execution of this – – – – – –Agreement are as listed in Exhibit 1 of – – – this Agreement;– – – – – – – – – – – – – – – – – – – – – – – – – –

“Security Documents” shall have the meaning given to such term in the Amended and Restated Indenture;– – – – – – –

“Shares” means, as of the date of this – – – – Agreement, 57,190,000 (fifty seven million one – – – –hundred ninety thousand)ordinary issued – – and paid up registered shares in the capital of the Company, bearing serial numbers [0000001 up -to and including 57190000] each with a – – – – – –nominal value of Rp.1.000,00 (one thousand -Rupiah) representing an aggregate nominal – value of Rp. 57,190,000,000,00 (fifty seven billion one hundred ninety million Rupiah), which – term includes all rights, interests and – – – benefits attached to or arising in – – – – – – – –connection with the Shares existing and – – – from time to time arising in the future, – – inter alia:– – – – – – – – –- – – – – – – – – – – – – – – – – – – – –

11

(i)	as a result of share splits or similar – transactions in respect of the Shares;-

(ii)	in exchange, replacement or – – – – – – – – – – substitution of the Shares; – – – – – – – – – -

(iii)
all dividends, interest, cash, – – – – – instruments and other property from – time to time-received, receivable or – otherwise distributed in respect of – or in exchange for any or all of the – Shares; all rights and privileges with respect to the Shares and the other – – property referred to in the preceding  sentence; and all proceeds of the – – – – Shares of any of the foregoing and any property of any character whatsoever – into which the Shares or any of the – – foregoing may be converted; and– – – – – – –

(iv)
bonus shares, preferential claims, – – – rights to payments out of the reserves and rights to any distributions upon -liquidations, and which term shall – – – include any Future Shares upon the – – – issuance of such shares by the Company and subscription by the Pledgor or – – – acquisition by the Pledgor of any – – – – shares in the Company from a third – – – party or otherwise; and– – – – – – – – – – – – – – – – – -

“Transaction Documents” shall have the – – – – meaning given to such term in the – – – – – – – – -Amended and Restated Indenture, which at the time of the – – – – – – –execution of this Agreement are as listed – in Exhibit 2 to this Agreement.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

1.2	Interpretation– – – – – – – – – – – – – – – – – – – – – – – – – – -

12

In this Agreement, unless the context – – – – –otherwise requires:– – – – – – – – – – – – – – – – – – – – – –

(a)
capitalized terms not otherwise – – – – – – – defined herein shall have the same – – – –meaning given to such terms in the – – – –Amended and Restated Indenture and all rules of – – – – – – – – – – –interpretation set out in the – – – – – – – – Amended and Restated Indenture shall apply hereto as if the same were set out in full herein; – – – – –

(b)
the headings of the various articles – – herein are for convenience of – – – – – – – – reference only and shall not define or limit any of the terms or provisions – –hereof;– – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(c)
all references herein to any document – (including without limitation, this – – –Agreement) or any law shall be deemed – to refer to such document or law as it may be amended, extended, novated, – – – –consolidated, supplemented, – – – – – – – – – – substituted, renewed or replaced from – time to time (provided that in the – – – –case of any document, such document is not amended in breach of a covenant – – –contained in any of the Transaction – – –Documents);– – – – – – – – – – – – – – – – – – – – – – – – –

(d)	all references herein to any party – – – – shall be deemed to refer to its – – – – – – successors, transferees and assigns;– – –

(e)	any words importing the singular shall include the plural and vice versa;– – – – –

(f)
unless otherwise specified, all – – – – – – – references to Articles, Exhibits and – –Schedules are to articles, exhibits – – –and schedules to, this Agreement, – – – – –which articles, exhibits and schedules form an integral and inseparable part – to this Agreement;– – – – – – – – – – – – – – – – – – –

13

(g)
all references herein to law include – – references to any applicable – – – – – – – – – constitutional provision, treaty, decree, convention, statute, act, – – – – –regulation, rule, ordinance, – – – – – – – – – proclamation, subordinate legislation, by-law, judgment, rule of court, – – – – – -practice direction, guideline, code, – –order, approval and standard, – – – – – – – – including all of their amendments, – – – –modifications and replacements;– – – – – – –

(h)
if a payment or other act must be made or done on a day which is not a – – – – – – Business Day, then it must be made or – done on the next following Business – – –Day;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(i)
a warranty, representation, covenant, – liability, obligation or agreement – – – –given or entered into by more than one person binds them jointly and – – – – – – – – severally;– – – – – – – – – – – – – – – – – – – – – – – – – –

(j)	references to “Dollars”, USD, or “$” – – are references to United States – – – – – – Dollars; – – – – – – – – – – – – – – – – – – – – – – – – – – –

(k)	references to “Rupiah” or “Rp” or – – – – – “IDR” are references to Indonesian – – – –Rupiah; and– – – – – – – – – – – – – – – – – – – – – – – – –

(l)	an Event of Default being outstanding – means that it has not been remedied or waived.– – – – – – – – – – – – – – – – – – – – – – – – – – – – –

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– – – – – – – – – – – – – – – – – – ARTICLE 2 – – – – – – – – – – – – – – – – – –

– – – – – – AMENDMENT AND RESTATEMENT AND RIGHT OF PLEDGE – – – – – –

As a continuing security for the Secured – – – – – – – Obligations, the Parties hereby agree and confirm that the first right of Pledge in respect of the Shares in favor of PT Bank Danamon Indonesia Tbk. acting for and on behalf of the Secured Parties, created under the Existing Pledge Agreement shall continue and remain effective provided, however that (i) such first right of Pledge shall be held by the Onshore Collateral Agent for and on behalf of the Secured Parties and (ii) the terms and conditions of the Existing Pledge Agreement shall be amended and restated pursuant to this Agreement. – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – ARTICLE 3 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – –  FUTURE SHARES – – – – – – – – – – – – – – – –

Future Shares shall automatically be pledged by – this Agreement. Notwithstanding the foregoing, – – the Pledgor shall execute an Additional Agreement of Pledge of Shares upon subscription and/or – – – –acquisition of Future Shares.– – – – – – – – – – – – – – – – – –

The Pledgor hereby grants a power of attorney, with the – – – right of substitution, to the Onshore Collateral Agent and with the right to revoke substitution so granted, for and on behalf of the Pledgor and in the name of the Pledgor to execute each such Additional – – Agreement of Pledge of Shares required to be – – – –completed for any Future Shares. The power of – – – attorney provided for in this Article does not – – limit and affect the obligation of the Pledgor to execute the Additional Agreement of Pledge of – – – Shares. The Company hereby confirms its – – – – – – – – acceptance and acknowledgment of such power of – – attorney from the Pledgor to the Onshore Collateral Agent.–

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– – – – – – – – – – – – – – – – – – ARTICLE 4 – – – – – – – – – – – – – – – – – –

– –  DELIVERY/REGISTRATION AND SHARE CERTIFICATES – –

As of the Amendment and Restatement Date or, in respect of Future Shares immediately upon subscription and/or – – – – –acquisition by the Pledgor of any of the Future – Shares, the original certificates relating to the Shares (if any) will be delivered by the Pledgor to the Onshore Collateral Agent and the right of Pledge – – – contemplated by this Agreement and any Additional Agreement of Pledge of Shares shall be registered in the Company’s shareholders register signed by the authorized person(s) of the Company, a copy – of which shall be promptly delivered to the – – – – –Onshore Collateral Agent, and the Onshore Collateral Agent is authorized and given an – – – – – –irrevocable power of attorney to execute on – – – – behalf of the Pledgor all documents required for that purpose and to take all actions required to be taken. – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 5 – – – – – – – – – – – – – – – – – –

– – – – – – – – – REPRESENTATIONS AND WARRANTIES – – – – – – – – –

5.1.
Each of the Pledgor and the Company, where relevant, represents – – and warrants for the interest and benefit of the Secured Parties, on the Amendment and Restatement Date and each date that any – Secured Obligation is outstanding, as – – – – – –follows: – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(a)
the Pledgor and the Company are limited liability companies duly established and validly existing under the laws of Republic of Indonesia and are duly licensed and – – – authorized to be engaged in the – – – – – – –business in which they have been – – – – – – engaged in the places of their – – – – – – – –respective business activities; – – – – – – –

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(b)
all corporate and other action – – – – – – – – (including obtaining and maintaining – – all governmental and creditor’s – – – – – – –authorizations and consents) necessary –to own and maintain the ownership of – – –the Shares, for the due execution, – – – – delivery and performance of this – – – – – – Agreement (including but not limited to the transfer as the result of the – – – – – enforcement of the security interest – – created hereby, surrender and deliver – the relevant share certificates) have – been obtained or taken and remain – – – – – valid; – – – – – – – – – – – – – – – – – – – – – – – – – – – – – -

(c)
the obligations which are assumed – – – – – hereunder by the Pledgor and the – – – – – – Company constitute the legal, valid and binding obligations of them and are – – – enforceable against each of them in – – – accordance with the terms of this – – – – – Agreement;– – – – – – – – – – – – – – – – – – – – – – – – – – –

(d)
save for the Transaction Documents and – the Security Documents, it is not a – – – party to or bound by any agreement or – undertaking which limits or makes – – – – – subject to any conditions its right as a shareholder to sell, transfer, pledge or otherwise encumber or dispose the – – Shares;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – -

(e)
it is not a party to any dispute with – – respect to the Shares nor in any legal –dispute–dispute or to the knowledge of the Pledgor is threatened  against the Shares, –nor are any of the Shares subject to – – -any dispute, seizure, defense, set-off –or counterclaim by any party;– – – – – – – – – –

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(f)
the execution and performance of this – – Agreement will not result in any – – – – – – contravention of, or constitute a – – – – – default under any agreement or law or – order (including rules or provisions on the preferential treatment of – – – – – – – – –creditors), by which it or its assets – are bound or affected, or its – – – – – – – – –constitutional documents or any – – – – – – –limitation on powers of its directors – and its commissioners, subject to any – general principles of law limiting its –obligations;– – – – – – – – – – – – – – – – – – – – – – – – –

(g)
no other event is outstanding which – – – constitutes a default under any – – – – – – –document which is binding on the – – – – – – Pledgor or any of its assets to an – – – – extent or in a manner which adversely – affect the obligations of the Pledgor – hereunder;– – – – – – – – – – – – – – – – – – – – – – – – – – –

(h)
no litigation, arbitration or – – – – – – – – – administrative proceeding has been – – – – commenced, or is pending -against the Pledgor or any of the – – – – – Shares, which would have a material adverse effect on – – -the transactions envisaged hereunder or the Secured Parties’ rights, interests –and benefits in the Shares; – – – – – – – – – – -

(i)
there has been no material adverse – – – – change in the financial condition of – – the Pledgor since the date of this – – – – Agreement which would adversely affect –the transactions envisaged hereunder or the Secured Parties’ rights and – – – – – – –interests in the Shares;– – – – – – – – – – – – – –

(j)
the entry into by the Pledgor of this – Agreement constitutes, and the exercise by it of its rights and performance of –its obligations under this Agreement – – will constitute, private and commercial acts performed for private and – – – – – – – –commercial purpose;– – – – – – – – – – – – – – – – – – –

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(k)
the Pledgor will not be entitled to – – – claim immunity from suit, execution, – – attachment or other legal process in – – any proceedings taken in its – – – – – – – – – –jurisdiction of incorporation in – – – – – – relation to this Agreement;– – – – – – – – – – – –

(l)
the execution and performance of this – Agreement has not breached nor will it  breach any applicable government authorization or any other approval or authorization –from any applicable governmental agency with jurisdiction over it or the Shares (as the case may be);– – – – – – – – – – – – – – – – –

(m)
this Agreement will be effective to – – – create in favor of the Onshore Collateral Agent – -for and on behalf of the Secured – – – – – – Parties a legal, valid and enforceable –security interest to secure payment of –the Secured Obligations, subject to any general principles of law limiting –its obligations, which security – – – – – – –interest is not and shall not be – – – – – – subject to any other security interest –of equal or prior ranking, on all of – – the Shares intended to be secured – – – – – hereunder;– – – – – – – – – – – – – – – – – – – – – – – – – – –

(n)	it has full right, title and interest – – in and is the legal owner of the – – – – – – Shares;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(o)	the Shares represent and constitute all of the shares presently held by the – – – Pledgor in the Company;– – – – – – – – – – – – – – –

(p)
the Shares are validly issued, fully – – – paid up, are fully entitled to all – – – – dividends paid or to be paid thereon, – – are not pledged, assigned, encumbered – or otherwise made subject to any lien – (whether in rem or otherwise) and, – – – – other than the Pledge, contemplated by –this Agreement; – – – – – – – – –

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(q)	the constitutional documents of the – – – – – Company do not and will not restrict or inhibit any transfer of the Shares;– – – –

(r)
the Shares intended to be covered – – – – – hereby exist and are uncontested, and – it has no knowledge of any fact which – would impair the existence of the – – – – – Shares or their validity;– – – – – – – – – – – – –

(s)
the certificates with respect to the – – – Shares correctly identify, from time to time, the number of Shares owned by it –and are validly signed by the – – – – – – – – –authorized person(s) of the Company; – – –

(t)
all documents, papers and writings – – – – relating to the Shares and provided to –the Onshore Collateral Agent by it, as well as – – -the signatures thereon, are genuine and represent in all respects what they – – – purport to be, and have been duly – – – – – executed by the parties concerned;– – – – –

(u)	it has not granted any options or other rights of whatsoever nature in respect –of the Shares to any third party;– – – – – –

(v)	it has not done or omitted to do any – – – act or thing which has or may adversely affect its rights in respect of the – – – Shares;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – -

(w)
it has obtained the required consent – – – from all the other shareholder(s) of – – the Company for the entry of this – – – – – Agreement, including waiver of the pre–emptive rights to purchase any and all –the Shares, as the case may be; – – – – – – – –

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(x)	the Company has not been dissolved, and no resolution has been adopted or court decision has been taken to dissolve the Company; – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(y)
the Company has not been declared – – – – – bankrupt or granted a suspension of – – – payments or in the process of being – – – liquidated, nor have petitions for – – – – bankruptcy or for the granting of – – – – – suspension of payments been filed or – – for liquidation has been made;  – – – – – – –

(z)
the Pledgor and the Company have no – – – knowledge of any fact which would – – – – – impair the existence of the Shares or – the validity of this Agreement under – – the terms hereof;– – – – – – – – – – – – – – – – –

(aa)
the Pledgor acknowledges that the – – – – – creation of Pledge –as a continuing security for the – – – – – – Secured Obligations and that without the Pledge, the Onshore Collateral Agent and other Secured Parties would not have agreed to enter into the Transaction Documents and therefore the Pledge is for the – – – – – – –interest and to the benefit of the – – – – Pledgor as well as the Onshore Collateral Agent for and on behalf of the Secured Parties; and

(bb)
unless otherwise required under the applicable laws and regulations, there are no pre-emptive rights or – – – – -other restrictions under the articles – –of association of the Company or any – – –other documents in relation to the – – – – -Shares for the creation of security – – – -interests contemplated under this – – – – – Agreement and the enforcement thereof.– –

5.2.
The Pledgor hereby further represents and – – warrants to the – – – Onshore Collateral Agent, for and on behalf of the – – – Secured Parties that on the date it acquires or otherwise obtains the ownership of any – – Future Share, all the representations and – – warranties made in Article 5.1 above shall – be deemed repeated and apply mutatis – – – – – – –mutandis in respect of those Future Shares.–

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– – – – – – – – – – – – – – – – – – ARTICLE 6 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – COVENANTS – – – – – – – – – – – – – – – – – –

The Pledgor and the Company, where relevant, hereby covenant and undertake to the Onshore Collateral Agent in its capacity as agent for and on behalf of the Secured Parties as follows: – – – – – – – – – – – – –

(a)
the Pledgor and the Company shall promptly – obtain, maintain and comply with the terms of any authorization required under any law or regulation to enable it to perform its – – obligations under, or for the validity or – – enforceability of this Agreement;– – – – – – – – – –

(b)
the Pledgor and the Company shall comply in – all material respects with all laws to which it is – – subject where failure to do so has or is – – – reasonably likely to have a material adverse effect on its – – obligations hereunder;– – – – – – – – – – – – – – – – – – – –

(c)
the Pledgor and the Company may not enter – – into any amalgamation, de-merger, merger or reconstruction which may adversely affect – – any interest of the Secured Parties under – – this Agreement;– – – – – – – – – – – – – – – – – – – – – – – – – – -

(d)
the Pledgor and the Company shall fully co-– operate with and shall promptly render its – assistance to the Onshore Collateral Agent to do – – – – –anything necessary, including the execution -of any agreement or document or the – – – – – – – –effecting of any registration which the – – – – Onshore Collateral Agent may from time to time reasonably require to be done for the purposes of perfecting, – exercising, protecting or enforcing the – – – – rights of the Secured Parties under this – – – Agreement;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

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(e)
all consents, licenses, disclosure – – – – – – – – – requirements, registrations, approvals and – authorizations of or declarations to (as the case may be) the competent authorities in – – the jurisdictions of any applicable laws – – – have been obtained, or will be taken, if the applicable laws require such consents, – – – – –licenses, disclosure requirements, – – – – – – – – registrations, approvals, authorizations or declarations from time to time, in order to make this Agreement legal, valid and binding upon them and to enable them to perform – – – – their respective obligations hereunder and – to enable the Onshore Collateral Agent to exercise its rights against them hereunder and to enforce such Pledgor’s and Company’s obligations – – – hereunder;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(f)
the Pledgor and the Company shall refrain – – from conducting any act (including granting -a power of attorney to any other parties, except for the powers of attorney granted pursuant to this Agreement) – – which leads or may lead to a reduction in – – the value of the Shares, or which may impair the enforceability of the rights of the – – – – Secured Parties created under or pursuant to this Agreement;– – – – – – – – – – – – – – – – – – – – – – – – – – –

(g)
except in accordance with this Agreement,  – the Pledgor shall not (i) sell, dispose of, assign, transfer (direct or indirect), – – – – –pledge, or encumber in any other manner, any of the Shares, or (ii) subject, or attempt – to subject, any of the Shares to any other – pledge, without the prior written consent of the Onshore Collateral Agent;– – – – – – – – – – – – – – – – – – – – – – –

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(h)
the Pledgor and the Company shall promptly – give to the Onshore Collateral Agent written notice of any default by any of them of the terms of – this Agreement;– – – – – – – – – – – – – – – – – – – – – – – – – – –

(i)
if the Pledgor receives any income or – – – – – – distribution of money or property of any – – – kind from the Company in respect of the – – – – Shares after an Event of Default has – – – – – – –occurred, the Pledgor shall hold such income or distribution for and on behalf of the – – – Secured Parties and shall forthwith deliver the same to the Onshore Collateral Agent, for and on – behalf of the Secured Parties;– – – – – – – – – – – – –

(j)
the Pledgor and the Company, as the case may be, shall furnish to the Onshore Collateral Agent copies of all notices or other – – – – – – – – – – – – correspondence which may be sent or given to any shareholder, including without – – – – – – – – –limitation, all notices of annual and – – – – – –extraordinary general meetings of – – – – – – – – – -shareholders, notices of declaration and – – – distribution of dividends, annual or other – periodic reports and financial statements or any other notice with respect to any – – – – – – –shareholder of the Company;– – – – – – – – – – – – – – – –

(k)
the Pledgor and the Company shall not take – or permit the taking of any action which may result in the rights attaching to any of the Shares being altered, without the prior – – – – written consent of the Onshore Collateral Agent;– – – – – –

(l)
the Pledgor shall not, without the prior – – – written consent of the Onshore Collateral Agent, – – – – –commence, or join with any other person in – commencing, any bankruptcy, reorganization, -or insolvency proceeding against the – – – – – – –Company; the obligations of the Pledgor – – – – under this Agreement shall not be altered, – limited or affected by any proceeding, – – – – –voluntary or involuntary, involving the – – – – bankruptcy, reorganization, insolvency, – – – – receivership, liquidation or arrangement of -the Company, or by any defense which the – – – Company may have by reason of any order, – – – decree or decision of any court or – – – – – – – – governmental authority in Indonesia – – – – – – – –resulting from any such proceeding;– – – – – – – – -

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(m)
the Pledgor shall not vote in favor of the – following proposals made to the Company’s – – general meeting of shareholders (including – any other meetings of shareholders or – – – – – –decision making process of shareholders), – – without the prior written consent of the – – – Onshore Collateral Agent:– – – – – – – – – – – – – – – – – – – – – – – – – – –

-	a resolution to amend the Company’s – – – – – articles of association which will or is –likely to prejudice the interests of the –Secured Parties;– – – – – – – – – – – – – – – – – – – – – – –

-	a resolution to merge or dissolve the – Company within the meaning of Chapter – – – Eight or Ten of the Indonesian Company Law (Law No. 40 of 2007);– – – – – – – – – – – – – – – – – – – – – – – –

-	a resolution to issue shares in the share capital of the Company and a resolution – –to grant rights to subscribe for shares – – in the share capital of the Company; or– –

-	a resolution to grant authority for the – – acquisition by the Company of shares in – –its own share capital.– – – – – – – – – – – – – – – – – –

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The Pledgor shall waive any of its rights to vote in any shareholders’ meeting or – – – – – – –resolution after the occurrence of an Event -of Default; – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(n)
the Company will at all times, during the – – life of this Agreement, maintain and keep – – updated its shareholders’ register and – – – – –special shareholders’ register and permit – – authorized representatives of the Onshore Collateral – Agent to inspect the share register and – – – – special shareholders’ register books of the -Company; and– – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(o)	the Pledgor shall not grant or execute any – power of attorney in relation to the Shares -other than to the Onshore Collateral Agent. – – – – – – – – – -

– – – – – – – – – – – – – – – – – – ARTICLE 7 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – ENFORCEMENT – – – – – – – – – – – – – – – – –

If an Event of Default has occurred and is – – – – – –continuing, the Onshore Collateral Agent shall have the – – – following rights and may take any of the – – – – – – – -following actions:– – – – – – – – – – – – – – – – – – – – – – – – – – – –

(a)
The Onshore Collateral Agent may take whatever action – that, in its sole discretion, it deems necessary to protect the Secured Parties’ – – rights hereunder (although it will be under no obligation to take any such action), – – – – including without limitation to transfer or –procure the transfer of the Shares to any -other party and sell or otherwise dispose – all or any part of the Shares through – – – – – –auction or by private sale, with or without -notice, at whatever time, location and – – – – –price, and to whatsoever party and on such – terms and conditions, as the Onshore Collateral Agent -may deem fit and appropriate and as – – – – – – – –permitted by any applicable law and take – – all other actions in respect of such – – – – – – –enforcement vis-à-vis the Company or any – – – other person.

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The Onshore Collateral Agent and its – – agents shall incur no liability to the – – – – –Pledgor or the Company to obtain the best – – price possible for the Shares, and neither – the Onshore Collateral Agent nor its agents nor the – – Secured Parties shall be responsible or held liable for any loss suffered by any person – arising out of or in connection with any – – – sale of the Shares, provided that such sale -is carried out as required under Indonesian –law. – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

The Onshore Collateral Agent or any other Secured – – – – Party or any other person may be the – – – – – – –purchaser, lessee, assignee or recipient of -any or all of the Shares so disposed of and -thereafter hold the same absolutely free – – – from any claim or right of whatsoever kind, -including any right or equity of redemption -(statutory or otherwise), of the Pledgor.– – –

The Pledgor shall fully co-operate with – – – – respect to any action taken by the Onshore Collateral -Agent as provided in this Article 7. The – – Pledgor shall from time to time execute and -deliver to the Onshore Collateral Agent any agreement, power of attorney or other document – – – – – – – –requested by the Onshore Collateral Agent. The – – – – – –Pledgor shall give effect to the provisions of this Article and shall take no action to limit or diminish the rights of the Secured -Parties hereunder. The Pledgor hereby – – – – –waives all rights, and agrees not to assert -any interest, claim or right of redemption, with respect to the Shares against any – – – – –person or entity that purchases or otherwise obtains the Shares, whether or not that – – – – interest, claim or right may exist under the laws and regulations of the Republic of – – – – Indonesia or any other jurisdiction.– – – – – – – –

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(b)
The Onshore Collateral Agent may, if an Event of – – – – – Default has occurred and is continuing, in – the name of the Pledgor or otherwise, – – – – – –demand, sue for, collect or receive any – – – – money or property at any time payable or – – – receivable on account of or in exchange for any of the Shares, but shall be under no – – – obligation to do so. – – – – – – – – – – – – – – – – – – – – –

(c)	All dividends and distributions on the – – – – – Shares shall be paid:– – – – – – – – – – – – – – – – – – – – –

(i)	prior to the occurrence of an Event – of Default, in accordance with the – –provisions of the Amended and Restated Indenture; and– – – – –

(ii)
on and following the occurrence of – – an Event of Default which is continuing, directly to – –the Onshore Collateral Agent, whether or not – –the Secured Parties exercise any – – – available right to declare any – – – – – Secured Obligations due and payable –or seek or pursue any other relief – –or remedy available under applicable law or under this Agreement, and – – – -such dividends and distributions – – – shall be applied in accordance with –the provisions of the Transaction – – –Documents.– – – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 8 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – - POWER OF ATTORNEY – – – – – – – – – – – – – – -

In order to protect the Secured Parties’ rights – under this Agreement, the Pledgor hereby grants to the Onshore Collateral Agent (but without limiting the rights of the Secured – – – – – –Parties under the Transaction Document or any – – – other Security Documents) full right and power of attorney, with full right of substitution, when – necessary to take in its own discretion any and – all actions (in the name and on behalf of the – – – Pledgor or otherwise) to:  – – – – – – – – – – – – – – – – – – – –

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(a)	on and following the occurrence of an Event – of Default that is continuing:– – – – – – – – – – – – –

(i)
sell or transfer the Shares or any part thereof by any means whatsoever, – – – – – –including, without limitation, the – – – –authority to sign on behalf of the – – – –Pledgor any agreement of transfer or – – any other documents required or deemed necessary or desirable by the Onshore Collateral Agent and to take any other actions – – – which the Onshore Collateral Agent deems – – – – – – – necessary to conclude the sale and – – – –effect the transfer, including without limitation, the authority to, at any – – time and from time to time, appear – – – –before the competent authorities, any – notary, any broker or share registrar, to negotiate, determine and enter into contracts in whatever form concerning – or in connection with the sale, – – – – – – –transfer, surrender or registration of the Shares, to give all information, – – and to do and carry out all other – – – – –actions or deeds whatsoever which, in – the opinion of the Onshore Collateral Agent in – – its sole discretion, are required or – – necessary concerning or in connection – with the transfer or sale of the – – – – – –Shares; and– – – – – – – – – – – – – – – – – – – – – – – – – -

(ii)
exercise any and all rights with – – – – – – respect to the Shares, including – – – – – –without limitation the rights to attend any and all general meetings of – – – – – – –shareholders of the Company; to vote – – the Shares at any such meeting in such manner as the Secured Parties may deem appropriate; to give shareholder – – – – – –approval in lieu of a general meeting; to receive notices of any liquidation – or dissolution of the Company and to – – receive the Pledgor’s share of the – – – –Company’s assets or the proceeds – – – – – –thereof in the event of any voluntary – or involuntary liquidation or – – – – – – – – -dissolution of the Company provided – – – that such amounts shall be applied in – accordance with the terms of the – – – – – –Amended and Restated Indenture; – – – – – – – – – – – – – – – – – – – – – – –

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(b)
request and receive, in accordance with the Company’s articles of association, one or – – more certificate(s) to replace any – – – – – – – – -certificate delivered to the Onshore Collateral Agent -in accordance with this Agreement.– – – – – – – – – -

The Pledgor shall grant any additional power of attorney in favor of the Onshore Collateral Agent, -on behalf of the Secured Parties, as may be -required to protect the rights of the – – – – – –Secured Parties under this Agreement, the – – Transaction Documents and any other Security Documents .– – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

The power of attorney granted in this – – – – – –Article 8 and all other powers granted – – – – –herein forms an integral and inseparable – – – part of this Agreement without which this – – Agreement, the Transaction Documents and any other Security Documents would not have been entered into and shall be irrevocable during the time that any part of the Secured – – – – – –Obligations remain outstanding and have not been terminated (and the Pledgor hereby – – – – waives the applicability of the provisions – of Articles 1814 and 1816 of the Indonesian -Civil Code) and no such power of attorney – – shall terminate for any reason mentioned in Article 1813 of the Indonesian Civil Code – – (Kitab Undang-Undang Hukum Perdata – – – – – – – – Indonesia), or for any other reason – – – – – – – –whatsoever.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

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– – – – – – – – – – – – – – – – – – ARTICLE 9 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – – – TAXES – – – – – – – – – – – – – – – – – – – –

The Pledgor hereby represents and warrants with – respect to itself only that all taxes, charges, – fees, duties and assessments with respect to the Shares owned by it have been fully paid, and – – – –agrees to pay promptly any and all taxes, – – – – – – –charges, fees, duties and assessments which may – be levied or become due with respect to its – – – – –Shares in the future. In the event that the – – – – –Onshore Collateral Agent, acting for and on behalf of the – Secured Parties, in its absolute discretion, – – – –elects to pay any such expenses, then the Secured Obligations shall be deemed to be increased by – – the amount thereof.– – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 10 – – – – – – – – – – – – – – – – – –

– – – – – – – – – THE COMPANY’S ACKNOWLEDGEMENT – – – – – – – – –

The Company acknowledges the Pledge and undertakes forthwith to register such Pledge in the – – – Company’s shareholders’ register pursuant to – – – –Article 50 of the Indonesian Company Law (Law No. 40 of 2007). The Company agrees that this – – – – – – –acknowledgement and the registration of the – – – – –pledge in the Company’s shareholders register – – also constitutes the evidence that the Pledge has been – notified to the Company as far as is required by Article 1153 of the Indonesian Civil Code (Kitab Undang-Undang Hukum Perdata Indonesia).– – – – – – – – –

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– – – – – – – – – – – – – – – – – – ARTICLE 11 – – – – – – – – – – – – – – – – – –

– – – – – - CERTIFICATION OF EVENT OF DEFAULT AND – – – – – -

– – – – – – – – – DETERMINATION OF AMOUNTS OWING – – – – – – – – –

11.1.
The Parties hereto agree that for the – – – – – purpose of exercising the Secured Parties’ rights to the Shares: (i) the occurrence of an Event of Default shall be conclusively – evidenced by a certificate from the – – – – – – –Onshore Collateral Agent to that effect, and (ii) any -persons dealing with the Onshore Collateral Agent may rely upon a certificate from the Onshore Collateral – Agent certifying that the Event of Default has occurred.– – – – – – – – – – – – – – – – – – – – – – – – – – – -

11.2.
In exercising any right of collection under this Agreement, it shall not be necessary – for the Onshore Collateral Agent or any of the – – – – – –Secured Parties to prove the amount owing – in respect of the Secured Obligations, and the Onshore Collateral Agent shall be entitled for – – the purpose of exercising the rights of the Secured Parties hereunder to determine such amounts then due and payable by the – – – – – – –Obligors and all expenses which are to be – borne by the Obligors on the basis of the – Onshore Collateral Agent and the Secured Parties’ – – – books and records.– – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 12 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – – NOTICES – – – – – – – – – – – – – – – – – – –

12.1
Except if served by a court bailiff (juru – sita), any notice or communication shall be in writing and delivered in person or – – – – –mailed by first-class mail or sent by – – – – –facsimile (with a hard copy delivered in – – person or by mail promptly thereafter) and addressed as follow:– – – – – – – – – – – – – – – – – – – – –

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Pledgor:  If to the Pledgor, to it at:– – – – –

PT CENTRAL PROTEINAPRIMA Tbk.– – – – – – – – – – – – -

19th Floor, Wisma GKBI, – – – – – – – – – – – – – – – – –

Jalan Jenderal Sudirman Number 28– – – – – – – – –

Jakarta 10210-Indonesia– – – – – – – – – – – – – – – – – –

Fax	:	+62 21 57902197– – – – – – – – – – –

Attention	:	Board of Directors– – – – – – – -

Onshore Collateral Agent: if to the Secured Parties –c/o the Onshore Collateral Agent to it at:– – – – – – – – – –

PT BANK CIMB NIAGA Tbk.– – – – – – – – – – – – –

Graha CIMB Niaga Building,  Floor, – – – – – – – – – – –

Jalan Jend. Sudirman Kav. 58– – – – – –

, Jakarta 12190  – – – – – –

Fax	:	+62 21 – – – – – – – – –

Attention	:	– – – – – – – –

The Company: if to the Company, to it at:– – – – – – – – – –

PT CENTRAL PANGANPERTIWI– – – – – – – – – – – –

19th Floor, Wisma GKBI, – – – – – – – – – – – – – – – – –

Jalan Jenderal Sudirman Number 28– – – – – – – – –

Jakarta 10210-Indonesia– – – – – – – – – – – – – – – – – –

Fax	:	+62 21 57902197– – – – – – – – – – –

Attention	:	Board of Directors– – – – – – – –

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Any Party may change its contact details – –by giving five Business Days’ notice to – – –the other Party.– – – – – – – – – – – – – – – – – – – – – – – –

12.2
Except if served by a court bailiff (juru – sita), every notice or other communication sent in accordance with Article 12.1 above, shall be effective upon receipt by the – – – – addressee; provided, however, that any such notice or other communication which would – otherwise take effect after 4.00 p.m. on – – any particular day shall not take effect – – until 10.00 a.m. on the immediately – – – – – – –succeeding Business Day in the place of the addressee.  – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 13 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – –  AGENT OF SECURED PARTIES – – – – – – – – – – – -

13.1
The Parties hereto acknowledge that under – the terms of the Amended and Restated Indenture, the Onshore Collateral Agent has been appointed to act as agent for and on behalf of the Secured Parties and the Pledgor hereby – – further acknowledges the right of the – – – – –Onshore Collateral Agent from time to time to exercise all rights pursuant to – – – this Agreement on behalf of the Secured – – – Parties. Any notices to be given by the – – – Pledgor to the Secured Parties pursuant to -or in connection with this Agreement, must be given to the Onshore Collateral Agent and shall be deemed to have been given to the Secured – – Parties if given to the Onshore Collateral Agent in – accordance with the provisions of Article – 12 above. When a power or right is granted to the Secured Parties under this – – – – – – – – Agreement, that power or right may be – – – – –exercised by the Onshore Collateral Agent acting as – their agent and representative.– – – – – – – – – – –

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13.2
The Onshore Collateral Agent is authorized to – – – – – – – delegate to such person or persons as the – Onshore Collateral Agent may specify, the exercise of any or all of the powers conferred on the Onshore Collateral Agent hereunder in accordance with the terms and conditions of the Amended and Restated Indenture.

– – – – – – – – – – – – – – – – – – ARTICLE 14 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – COSTS AND EXPENSES – – – – – – – – – – – – – –

The Obligors shall pay the legal and other – – – – – –professional fees and costs of consultants and – – advisors to the Secured Parties and Onshore Collateral Agent and travel – – – – – –expenses and other out-of-pocket costs reasonably incurred and properly documented – by the Secured Parties and such consultants and – advisors in connection with the preparation, – – – –negotiation, execution and delivery, and where – – appropriate, registration of this Agreement and – amendments thereof (and all matters incidental – – thereto) as contemplated by this Agreement, and – the administration of the transactions – – – – – – – – – contemplated by this Agreement and the exercise, preservation or enforcement of any of their – – – – –respective rights under this Agreement or any – – – amendments, waivers or consents required under – – this Agreement – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 15 – – – – – – – – – – – – – – – – – –

– – – – – –  APPLICATION OF ENFORCEMENT PROCEEDS – – – – – –

15.1
The proceeds of any enforcement of any – – – – right or remedy granted to the Secured – – – – Parties of the security created hereunder – shall be applied as provided in the – – – – – – –relevant Transaction Documents.  – – – – – – – – –

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15.2
The remaining balance, if any, of such – – – – proceeds of enforcement shall only be paid -to the Pledgor after satisfaction in full – of all amounts owing to the Secured Parties with respect to the Secured Obligations.  –

– – – – – – – – – – – – – – – – – – ARTICLE 16 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – CONTINUING SECURITY INTEREST – – – – – – – – – -

16.1
It is understood and agreed by the Pledgor - that the pledge by the Pledgor of its rights, title and interests in, to and over the Shares pursuant to this Agreement is a continuing right and security for – – – – payment to the Secured Parties of all – – – – –amounts that may – from time to time be owing to the Secured – Parties by the  Obligors in respect of the Secured Obligations and this Agreement – – – – shall not be terminated and the security – – created hereunder shall not be regarded as -discharged or satisfied, until full and – – – final payment and repayment of all the – – – Secured Obligations. – – – – – – – – – – – – – – – – – – – –

16.2
It is hereby further agreed by the Pledgor - that the security created under this – – – – – –Agreement shall not be considered as – – – – – –discharged or satisfied by any intermediate payment or satisfaction of any part of the Secured Obligations but shall be a – – – – – – – –continuing right and security and extend to cover all and any sums of money that shall for the time being constitute the Secured – Obligations and the Obligors shall continue to be liable for the unpaid balance with – – respect thereto to the date of payment or – discharge thereof. – – – – – – – – – – – – – – – – – – – – – –

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– – – – – – – – – – – – – – – – – – ARTICLE 17 – – – – – – – – – – – – – – – – – –

– – – – – – – – – INDEPENDENT SECURITY INTEREST – – – – – – – – –

The security interest given hereunder by the – – – –Pledgor shall be in addition to and shall be – – – –independent from every other security interest – – which has at any time been, or may at any time – – be, created by the Pledgor, the Issuer, the – – – – –Company or any third parties in favor of the – – – –Secured Parties or the Onshore Collateral Agent for and on behalf of the Secured Parties for the Secured – – – Obligations. The Onshore Collateral Agent may exercise its rights under this Agreement and enforce this – – – –Agreement against the Pledgor pursuant to the – – – terms of this Agreement, notwithstanding, and – – – independent from, any other security interest – – – created in favor of the Secured Parties or the – – Onshore Collateral Agent, for and on behalf of the Secured Parties by the Pledgor, the Issuer, the Company – or any third parties. Acting in accordance with – the Transaction Documents and the Security – – – – – –Documents, the Onshore Collateral Agent shall be at liberty to decide, in its sole discretion, if any – – – – – – –security conferred upon the Secured Parties under the Security Documents shall be enforced by the – Onshore Collateral Agent, as well as the sequence of the – – security to be so enforced. Further, the – – – – – – – execution and/or enforcement of any other – – – – – – –Security Document is not intended to modify or – – supersede the security interest or any rights or obligations contained in this Agreement and shall not in any way affect, impair or invalidate the – effectiveness and validity of this Agreement or – any term or condition hereof and the Pledgor is – not entitled (and to the extent necessary, the – – Pledgor hereby waives its rights) to plead or – – – claim in any court the execution and/or – – – – – – – – enforcement of any other Security Documents as a cause for extinguishing, invalidating, impairing or modifying the effect and validity of this – – – –Agreement and any term or condition contained – – – herein.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

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– – – – – – – – – – – – – – – – – – ARTICLE 18 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – –  INDEMNIFICATION – – – – – – – – – – – – – – – -

The Onshore Collateral Agent and the Secured Parties and – – any of their representatives or attorneys shall – be indemnified by the Pledgor and the Company and held harmless from and against any and all actions, claims, demands, – – – – – – – – – – proceedings, judgments, causes of action, losses, liabilities, costs, charges and expenses – – – – – – – -(including without limitation all services, value added and other duties or taxes payable on such – costs, charges and expenses) which may be – – – – – – –suffered or incurred by the Onshore Collateral Agent or the Secured Parties and any of their representatives or attorneys as a result of (i) any breach of any of the obligations, warranties or undertakings – – made or assumed by the Pledgor under this – – – – – – –Agreement; (ii) the existence or use of the – – – – –rights conferred on the Secured Parties in this – Agreement and (iii) the perfection, exercise, – – – enforcement or the preservation of any rights – – – under this Agreement, or any other matter arising out of or in connection with this Agreement.– – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 19 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – WAIVER AND CUMULATIVE RIGHTS – – – – – – – – – –

The Onshore Collateral Agent and the Secured Parties shall be under no obligation to enforce any right or – – benefit hereunder. The Pledgor agrees that no – – failure or delay or omission on the part of the – Onshore Collateral Agent or the Secured Parties to exercise any right, power or privilege hereunder shall – – – operate or be construed as a waiver thereof, nor shall any single or partial exercise of any – – – – –right, power or privilege hereunder preclude any further exercise thereof or the exercise of any – other right, power or privilege. The rights and – remedies herein provided are cumulative and not – exclusive of any right or remedy provided by – – – –law.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

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– – – – – – – – – – – – – – – – – – ARTICLE 20 – – – – – – – – – – – – – – – – – –

– – – – – – – – – TERMINATION AND RE-ASSIGNMENT – – – – – – – – –

20.1
The Pledgor agrees that the pledge given – – – under this Agreement is a continuing – – – – – – –security for payment in full to the Secured Parties of all the Secured Obligations and – this Agreement shall not be terminated, and the security created hereunder shall not be regarded as discharged or satisfied, until – full and final payment of all such Secured Obligations. Notwithstanding the foregoing, the Secured Parties’ rights to an indemnity under this Agreement shall survive any – – – – –termination or notice of termination hereof.

20.2
Upon such termination of the security – – – – – – interest, the Onshore Collateral Agent as instructed by the Secured Parties will, at the Pledgor’s cost and expense, duly re-assign and deliver the Shares to the Pledgor as may be in the – possession of the Onshore Collateral Agent pursuant to this Agreement and will, at the cost and – – – expense of the Pledgor, execute and deliver to the Pledgor such documents required for – the termination of this Agreement.  Such – – – termination shall be without recourse to or warranty from the Secured Parties.– – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 21 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – SEVERABILITY – – – – – – – – – – – – – – – – –

In the event that any one or more of the – – – – – – – provisions of this Agreement should be or become invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected – or impaired thereby, and the Parties shall enter into good faith negotiations to replace the – – – – –invalid, illegal or unenforceable provision.– – – – –

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– – – – – – – – – – – – – – – – – – ARTICLE 22 – – – – – – – – – – – – – – – – – –

– – – – AMENDMENT, ASSIGNMENT AND BINDING EFFECT – – – –

This Agreement may be amended, by an instrument – in writing signed by the Parties.  This Agreement shall be binding upon and inure to the benefit of the respective successors and assignees of the – – Parties hereto; provided, however, that the – – – – –Pledgor may not assign its rights or obligations hereunder. – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

Each of the Secured Parties may at any time – – – – –assign, grant a participation in or otherwise – – – transfer all or any part of its right and – – – – – – –benefits under this Agreement, and in that event such assignee(s), grantee(s) or transferee(s) of each such Secured Party, as the case may be, – – – –shall automatically become vested with such – – – – –rights, interest and privileges of each such – – – –Secured Party under this Agreement without loss – of priority. The Onshore Collateral Agent is hereby – – – – – –authorized by the Pledgor to take whatever – – – – – –actions or steps are necessary to effectuate the rights of such assignee(s), grantee(s) or transferee(s) under this Agreement, the Transaction Documents and any other Security – – – –Documents, including, but not limited to, the – – – preparation or execution of deeds and agreements amending or renewing this Agreement.– – – – – – – – – – – –

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– – – – – – – – – – – – – – – – – – ARTICLE 23 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – – LANGUAGE – – – – – –– – – – – – – – – – – – –

In order to comply with Law No. 24 of 2009 on National Flag, Language, Emblem and Song, this Agreement has been made in Bahasa Indonesia language and English version. Both the Bahasa Indonesia and English versions are valid, however in the event of any inconsistency between the Bahasa Indonesia and English language versions, the Bahasa Indonesia version shall prevail. All notices or communications under or in connection with this Agreement shall be in the English language or, if given by the Pledgor in any other language, accompanied by a translation into English certified by the Pledgor as being a true and accurate translation.

– – – – – – – – – – – – – – – – – – ARTICLE 24 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – –  GOVERNING LAW – – – – – – – – – – – – – – – –

This Agreement shall be governed by and construed in accordance with the laws of the Republic of – – Indonesia.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – – ARTICLE 25 – – – – – – – – – – – – – – – – – –

– – – – – – – – – – – – – – – – – JURISDICTION – – – – – – – – – – – – – – – – –

The Pledgor and the Company agree that any legal action or proceeding arising out of or in – – – – – – –connection with this Agreement may be brought – – – before the District Court of Central Jakarta and they irrevocably submit to the non-exclusive – – – – –jurisdiction of such court and selects the – – – – – –Registrar’s office of such court as its general – and permanent domicile for the purposes of this – Agreement only. The submission by the Pledgor – – and/or the Company to such jurisdiction shall not (and shall not be construed so as to) limit the – right of the Onshore Collateral Agent and/or the Secured – – – – –Parties to commence any action or proceeding – – – –arising out of or in connection with this – – – – – – –Agreement in any jurisdiction whatsoever it may – deem fit nor shall the commencement of any such – legal action or proceeding in one jurisdiction – – preclude the Onshore Collateral Agent and/or the Secured – – – – –Parties from commencing any further or other – – – –legal action or proceeding in the same or any – – – other jurisdiction.– – – – – – – – – – – – – – – – – – – – – – – – – – –

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FINALLY, the appearers, acting in their above mentioned capacities, declare as follows: – – – – – – –

that in compliance with the articles of – – – – – – – – association of the Company, the Board of – – – – – – – Commissioners and the Board of Directors of the Company have approved the execution of this – Pledge by the Parties, as evidenced by duly – – – – –stamped resolutions of the Board of  – – – – – – – – – – – –Commissioners dated the      (            ) day – of      (two thousand-    ), and the Board of Directors dated the      (            ) day of – –      (two thousand-s      ), which certified – true copies are attached hereto. – – – – – – – – – – – – – – –

The appearers are known to me, Notary.– – – – – – – – – –

– – – – – – – – – – – –IN WITNESSETH WHEREOF  – – – – – – – – – – – –

this deed has been drawn up and executed in South Jakarta, on the day and date mentioned in the – – – preamble of this deed, in the presence of:– – – – – – –

1.
Mister          , Sarjana Hukum, born in      , on the      (            ) day of      (one thousand nine hundred and – – ), residing in Jakarta, Jalan       Number    , Rukun Tetangga    /Rukun Warga  , Kelurahan         , – – – – – – – -Kecamatan       , holder of the Resident – Identity Card Number – – – – – – – – – – – – – – – – – – – – –          ; – – – – – – – – – – – – – – – – -

2.
Mister          , Sarjana Hukum, born in , , on the      (            ) day of      (one thousand nine hundred and – – ), residing in Jakarta, Jalan       Number    , Rukun Tetangga    /Rukun Warga  , Kelurahan         , – – – – – – – Kecamatan       , holder of the Resident – Identity Card Number;–––––––––––––––––––––– – – – –-

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both assistants of the notary, known to me, –––––– Notary

3.
Mister          , born in Jakarta, on the      (            ) day of          (one thousand nine hundred and -          ),  , residing in Jakarta, Jalan          , Rukun Tetangga     /Rukun Warga   , Kelurahan         , Kecamatan        ,  Jakarta, – – – – –holder of Resident Identity Card Number -            , Indonesian Citizen; – – according to his statement in this matter–  acting as the – – –attorney-in-fact of and as such for and on – – –behalf of PT Bank Danamon Indonesia, Tbk as the previous collateral agent.

, the Notary’s assistants and Mister          , mentioned above, as the witnesses. ––––––––––––––––––––––– – – –

This deed, after having been duly read out by me, Notary, to the appearers and witnesses, was –––––– immediately signed by the appearers, witnesses ––-and me, Notary.–––––––––––––––––––––––––––––––– – – – – –

Executed with four alteration, namely because of four substitutions, without addition, without ––––deletion.––––––––––––––––––––––––––––––––––––– – – – – – – -

The original of this deed has been properly –––––– signed.––––––––––––––––––––––––––––––––––––––– – – – – – – –

- Issued as a copy of the same tenor.–––––––––––– –

Notary in Jakarta,

(            , S.H. )

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APPENDIX 12

IRREVOCABLE POWER OF ATTORNEY TO VOTE SHARES

Number

On this day,        , the         day of –   two thousand    (  –  –2012), at   :   WIB (Western Indonesian Time), – appeared before me,        , Sarjana Hukum, – – – –Notary in Jakarta, the appearers will be – – – – – – –mentioned hereunder, in the presence of the – – – – –witnesses whose names will be mentioned at the – – closing part of this deed.– – – – – – – – – – – – – – – – – – – – –

a.
Mister         , born in – – – – – – – – – –, on the     (       ) day of       (one thousand nine hundred– – –      ), Director of the limited liability company to be referred to hereunder, residing in Jakarta, Jalan        Number  , Rukun Tetangga   /Rukun Warga   , Kelurahan     , Kecamatan       ,     Jakarta, holder of the Resident Identity Card Number         , Indonesian – – – – – –Citizen;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

b.
Mister          , born in – – – – – –     , on the     (      ) day of         (one thousand nine hundred – – – –    ), Director of the limited – – – – – –liability company to be referred to – – – – – – – – –hereunder, residing in Jakarta, Jalan – – – – – – –       Number   , Rukun Tetangga – – – – – – – –   /Rukun Warga   , Kelurahan    , – – – – – –Kecamatan     ,    Jakarta, – – – – holder of the Resident Identity card Number        , Indonesian Citizen; and

– according to their statements in this matter –acting in their respective above capacities – – – –and therefore representing the Board of – – – – – – – –Directors of and as such for and on behalf of – –PT. CENTRAL PROTEINAPRIMA, TBK., a public – – – – – –limited liability company duly established, – – – –organized and validly existing under the laws – –of the Republic of Indonesia, having its legal –domicile in Jakarta, whose Articles of – – – – – – – – Association and the amendments thereto were – – – –announced in: – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– State Gazette of the Republic of Indonesia – – –dated the 9th (ninth) day of February 1990 – – – – –(one thousand nine hundred and ninety) Number – –12, Supplement Number 494 and Number 497;– – – – – – –

– State Gazette of the Republic of Indonesia – – –dated the 23rd (twentythird) day of March – – – – –1990 (one thousand nine hundred and ninety) – – – –Number 24, Supplement Number 1124;– – – – – – – – – – – – –

– State Gazette of the Republic of Indonesia – – –dated the 3rd (third) day of April 1998 (one – – –thousand nine hundred and ninetyeighth) – – – – – – – Number 27, Supplement Number 39;– – – – – – – – – – – – – – –

– State Gazette of the Republic of Indonesia – – –dated the 24th (twentyfourth) day of April – – – – 1998 (one thousand nine hundred and ninety —– eighth) Number 33, Supplement Number 2234; – – – – – –

– State Gazette of the Republic of Indonesia – – – –dated the 22nd (twentysecond) day of June – – – – – – 1999 (one thousand nine hundred and ninety– – – – – – nine) Number 50, Supplement Number 170;– – – – – – – – –

– State Gazette of the Republic of Indonesia – – – –dated the 13th (thirteenth) day of December – – – – –2002 (two thousand two) Number 100, Supplement – – Number 14707;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– State Gazette of the Republic of Indonesia – – – –dated the 7th (seventh) day of July 2003 (two – – – thousand three) Number 19, Supplement Number – – – –189;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– State Gazette of the Republic of Indonesia – – – –dated the 15th (fifteenth) day March 2005 (two – – thousand five) Number 21, Supplement Number – – – – –2704;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– the amendments to the articles of – – – – – – – – – – – – association was set forth in deed dated the – – – – –27th (twentyseventh) day of April 2006 (two – – – –thousand six) Number 61, passed before SITI – – – – –PERTIWI HENNY SINGGIH, Sarjana Hukum, Notary in – Jakarta, which has been approved by the – – – – – – – – –Minister of Laws and Human Rights of the – – – – – – – – Republic of Indonesia by virtue of his decree – – – dated the 12th (twelfth) day May 2006 (two – – – – – – thousand six) Number – – – – – – – – – – – – – – – – – – – – – – – – – –

C14086 HT.01.04.TH.2006;– – – – – – – – – – – – – – – – – – – – – – the last amendments thereto was set forth by deed dated the      (      ) day of – – – – – – – – –          (two thousand    ) Number, – – – –passed before         , Sarjana – – – – – – – – Hukum, Notary in Jakarta, which has been – – – – – – – – approved by the Minister of Laws and Human – – – – – – Rights of the Republic of Indonesia by virtue of his decree dated the (     ) day of – – – – – – – – –        (two thousand   ) – – – – – – – – – – – – – – – –

Number          ;– – – – – – – – – – – – – – – – – – – – – – –

– the last composition of the Board of – – – – – – – – – Directors and the Board of Commissioners was set forth by deed dated the      (     ) day of            (two thousand six) Number     , – – – –passed before Notary LIES HERMININGSIH, Sarjana – Hukum aforesaid; – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– and who, for the purpose of entering into this legal transaction has obtained the prior approval of the Board of Directors, and the Board of – – – – –Commissioners, as evidenced by:– – – – – – – – – – – – – – – –

i.
Circular Resolution of the Board of – – – – – – – Directors of PT. CENTRAL PROTEINAPRIMA, TBK. In Lieu of a Meeting of the Board of – – – – – – Directors dated [●] 2013; – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

ii.	Circular Resolution of the Board of – – – – – – – Commissioners of PT. CENTRAL PROTEINAPRIMA, TBK. In Lieu of a Meeting of the Board of – – Commissioners dated [●] 2013; and

iii.	Extraordinary General Meeting of Shareholders of PT. CENTRAL PROTEINPRIMA, TBK. as set forth in Deed No. 69 passed before Yulia SH, Notary in Jakarta Selatan dated 28 September 2012

– – – – – – – – – – – – – – – – – – – – – – – – – – –

, the certified true – – – copies of which are attached to the minutes of my notarial deed dated    number   ;– – – – – – – – – –

– (including its successors in title and/or – – – – –assignees shall hereinafter collectively be – – – – –referred to as a “Grantor”)– – – – – – – – – – – – – – – – – – – –

The appearer, acting in its above mentioned – – – – –capacities, hereby firstly declares as follows:– –

(A)
the Obligors (as defined in the Pledge of –  Shares) have entered into the Transaction – Documents, which includes the Amended and Restated Indenture – – –(as defined in the Pledges of Shares), the copy of which have been shown to me, – – – – – Notary. The Amended and Restated Indenture provides, inter – – – – –alia, for the execution of a power of – – – – –attorney to vote shares to secure payment – of the Secured Obligations;– – – – – – – – – – – – – –

(B)	the Grantor is the legitimate registered – – – owner of the Shares (as defined in the – – – – –Pledge of Shares);– – – – – – – – – – – – – – – – – – – – – – – –

(C)
in compliance with the Amended and Restated Indenture, the – – – – – – Grantor hereby agrees to confer this – – – – – – –irrevocable Power of Attorney to Vote Shares on the terms and conditions contained – – – – – –herein;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(D)
in connection with the entering of the – – – – – Grantor into this Power of Attorney, the – – – Grantor has obtained the approval of its – – – Board of Directors, Board – of Commissioners and the Shareholders;

 – – – – – – – – – – – – – – – – – – – – – – – –

(E)
pursuant to the Amended and Restated Indenture, the Attorney is – authorized and directed to enter into the – – individual security agreements for and on – – behalf of the Secured Parties and to hold – – the security interests created hereby in – – – favour of the Secured Parties;– – – – – – – – – – – – –

(F)
the Grantor and the Attorney agree that the powers and authorization given under this – – Power of Attorney is solely for the interest and benefit of the Secured Parties and that in this Power of Attorney the Attorney is – – acting for and on behalf of and solely for – the interest and benefit of the Secured – – – – Parties;  and– – – – – – – – – – – – – – – – – – – – – – – – – – – –

(G)
the Grantor acknowledges that without the – – powers and authorization granted to the – – – – Attorney as provided herein, the Secured – – – Parties would not have agreed to enter into the Transaction Documents and that – – – – – – – – accordingly this Power of Attorney is – – – – – –considered to be for the interest and – – – – – –benefit of the Issuer, the Company and the – Grantor.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

NOW, THEREFORE, the appearers acting in their – – – above mentioned capacities hereby further – – – – – – –declares as follows:– – – – – – – – – – – – – – – – – – – – – – – – – –

1.1
In this Power of Attorney, including its – – – recitals, except to the extent that the – – – – context requires otherwise, the following – – expressions shall have the following – – – – – – –meanings:– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

“Attorney” means PT Bank CIMB Niaga – Tbk, a banking corporation incorporated and validly existing under the laws of the Republic of Indonesia, having its registered office – in Jakarta, in this matter acting as – – – – – – –Onshore Collateral Agent for and on behalf of the Secured Parties;– – – – – – – – – – – – – – – – – – – – – – – – – –

“Company” shall mean PT Centralpertiwi Bahari, a limited liability company – duly established and validly existing under the laws of the Republic of Indonesia, – – – – –having its legal domicile in [Tulang Bawang];– – – – – –

“Pledge of Shares” shall mean the Pledge of Shares Agreement executed on an even date – – herewith, between the Grantor, the Company and the Attorney; and–

“Power of Attorney” means this Power of – – – – Attorney to Vote Shares.– – – – – – – – – – – – – – – – – –

1.2	In this Power of Attorney, unless the – – – – – –context otherwise requires:– – – – – – – – – – – – – – – –

(a)
capitalized terms not otherwise defined – herein shall have the same meaning given to such terms in the Pledge of Shares – – (except that the reference to (1) the – – “Pledgor” in the Pledge of Shares is the reference to the “Grantor” and (2) to – – the “Onshore Collateral Agent” in the Pledge of – – Shares is the reference to the – – – – – – – – –”Attorney”) and the Amended and Restated Indenture and all – – rules of interpretation set out in the –  Amended and Restated Indenture shall apply hereto as if the – same were set out in full herein; – – – – – –

(b)	the headings of the various articles are for convenience of reference only and – – shall not define or limit any of the – – – terms or provisions hereof;– – – – – – – – – – – –

(c)
all references herein to any document – – (including without limitation, this – – – – Power of Attorney) or any law shall be – deemed to refer to such document or law –as it may be amended, extended, novated, consolidated, supplemented, substituted, renewed or replaced from time to time – – (provided that in the case of any – – – – – – document, such document is not amended – in breach of a covenant contained in any of the Transaction Documents);– – – – – – – – – –

(d)	all references herein to any party shall be deemed to refer to its successors, – – transferees and assigns;– – – – – – – – – – – – – – –

(e)	any word importing the singular shall – – include the plural and vice versa;– – – – – –

(f)
unless otherwise specified, all – – – – – – – –references to Articles, Exhibits and – – – Schedules are to articles, exhibits and schedules to, this Power of Attorney, – – which articles, exhibits and schedules form an integral and inseparable part to this Power of Attorney;– – – – – – – – – – – – – – – –

(g)
all references herein to law include – – – references to any applicable – – – – – – – – – – constitutional provision, treaty, – – – – – –decree, convention, statute, act, – – – – – –regulation, rule, ordinance, – – – – – – – – – – proclamation, subordinate legislation, – bylaw, judgment, rule of court, – – – – – – –practice direction, guideline, code, – – – order, approval and standard, including all of their amendments, modifications – and replacements;– – – – – – – – – – – – – – – – – – – – –

(h)	if a payment or other act must be made – or done on a day which is not a Business Day, then it must be made or done on the next following Business Day; – – – – – – – – – –

(i)	a warranty, representation, covenant, – – liability, obligation or agreement given or entered into by more than one person binds them jointly and severally; and– – –

(j)	references to “Dollars” or “$” are – – – – – references to United States Dollars; – – – and– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(k)	references to “Rupiah” or “Rp” or “IDR” are references to Indonesian Rupiah.– – –

2.
As a continuing security for the Secured – – – Obligations, the Grantor hereby – – – – –grants a power of attorney, with the right – of substitution, to the Attorney (acting in its capacity as Onshore Collateral Agent for and on behalf of the Secured Parties) together – – with the right of the Attorney to revoke any substitution so granted and to make further substitution if the Attorney considers – – – – –appropriate, for and on behalf of the – – – – – –Grantor and in the name of the Grantor to: –

(a)	attend any and all general meetings of – the shareholders of the Company; – – – – – –

(b)	vote on the Shares at any such meeting –in such manner as the Attorney may deem fit and appropriate; – – – – – – – – – – – – – – – – –

(c)	give shareholder approval by way of a – shareholders’ written resolution (or – – otherwise) in lieu of a general – – – – – – –meeting; – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(d)	receive dividends on the Shares; – – – – – –

(e)	pay the proceeds of any sale of the – – – Shares and any dividend to the – – – – – – – –Attorney; – – – – – – – – – – – – – – – – – – – – – – – – – – –

(f)
represent the Grantor in any and all – – matters thereof, including but not – – – – limited to the signing, issuing, – – – – – – delivering, or receiving any documents, forms and letters in such form(s) as may be approved by the Attorney, to – appear before the competent institution or authority, to make any applications –for any government approval (if – – – – – – –required) or take any actions that may –be required by the laws and regulations in Indonesia or necessary as the – – – – – – Attorney determines in its sole – – – – – – –discretion in relation to this Power of Attorney;– – – – – – – – – – – – – – – – – – – – – – – – – – – –execute any amendment to this Power of –Attorney; and generally exercise all – – rights of ownership of the Shares – – – – – without any exception, – – – – – – – – – – – – – – – provided that, the authorization as provided for in this Article 2 may only be exercised by the Attorney if an Event of Default – – – – – has occurred and is continuing – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

3.
The Grantor further declares that all powers conferred on the Attorney by virtue of this Power of Attorney constitute the – – – – – – – – – – implementation of an essential obligation – – under the Transaction Documents.– – – – – – – – – – – Accordingly all authorizations given by the Grantor hereunder to the Attorney are irrevocable (and the Grantor – – – – –hereby waives applicability of the – – – – – – – – provisions of Articles 1814 and 1816 of the Indonesian Civil Code) and shall not – – – – – – –terminate by any other reason mentioned in – Article 1813 of the Indonesian Civil Code, – or by any other reason whatsoever. This – – – – Power of Attorney shall remain valid until – the Secured Obligations have been repaid in full or cancelled by the Attorney by way of a written instrument of cancellation duly – – signed by the Attorney on behalf of the – – – – Secured Parties prior to such payment.– – – – – –

4.	The Grantor hereby irrevocably agrees that – if an Event of Default occurs, it shall not perform or exercise any of its rights and – – powers attached to the Shares.– – – – – – – – – – – – –

5.
This Power of Attorney is given with the – – – right of substitution and with the right of the Attorney to revoke any substitution so – granted.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

6.
This Power of Attorney has been granted by – the Grantor on the condition that following the payment in full of the Secured – – – – – – – – Obligations and termination of all – – – – – – – – commitments (which payment and termination – shall be evidenced by a written statement – – from the Attorney, which the Attorney shall issue on payment in full of the Secured – – – – Obligations) this Power of Attorney shall immediately cease to have effect and the Attorney agrees to execute and deliver to the Grantor (at the cost of – the Grantor) such documents and instruments as the Grantor shall reasonably request to – evidence the termination of this Power of – Attorney.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

7.	(a)
The Grantor hereby represents and – – – – – warrants to the Attorney, for and on behalf of – the Secured Parties, on each date that –any Secured Obligation is outstanding, – as follows: – – – – – – – – – – – – – – – – – – – – – – – – –

(i)
the Grantor is a limited liability company duly established and – – – – – validly existing under the laws of Republic of Indonesia and is duly –licensed and authorized to be – – – – engaged in the business in which – –it has been engaged in the places –of its respective business – – – – – – – activities; – – – – – – – – – – – – – – – – – – – –

(ii)
all corporate and other action – – – (including obtaining and – – – – – – – – –maintaining all governmental and – –creditor’s authorizations and – – – – consents) necessary to own and – – – maintain the ownership of the – – – – Shares, for the due execution, – – – delivery and performance of this – –Power of Attorney (including but – –not limited to the transfer as the result of the enforcement of the – –powers and authorization created – –hereby, surrender and deliver the –relevant share certificates) have –been obtained or taken and remain –valid; – – – – – – – – – – – – – – – – – – – – – – – – –

(iii)
the authorization granted by it – hereunder constitutes legal, valid and binding obligations – – – – – – – – – –enforceable against it in – – – – – – – –accordance with the terms of this –Power of Attorney;– – – – – – – – – – – – – – –

(iv)
save for the Transaction Documents and  Security Documents, it is not a party to or bound by any – – – – – – – agreement or undertaking which – – – limits or makes subject to any – – – conditions its right as a – – – – – – – –shareholder to sell, pledge or – – – otherwise encumber or dispose of – –the Shares;– – – – – – – – – – – – – – – – – – – – –

(v)
it is not a party to any dispute – – with respect to the Shares nor in –any legal dispute or to the knowledge of the Pledgor is threatened – – – – – against the Shares, nor are any of the Shares subject to any dispute, seizure, defense, setoff or – – – – – counterclaim by any party;– – – – – – – –

(vi)
the execution and performance of – – this Power of Attorney will not – – result in any contravention of, or constitute a default under any – – – agreement or law or order – – – – – – – –(including rules or provisions on –the preferential treatment of – – – – creditors), by which it or its – – – assets are bound or affected, or – –its constitutional documents or – – any limitation on powers of its – – directors and its commissioners;– –

(vii)
no other event is outstanding – – – which constitutes a default under –any document which is binding on – –the Grantor and the Company or any of their assets to an extent or in a manner which adversely affect – – the obligations of the Grantor and the Company hereunder;– – – – – – – – – – –

no litigation, arbitration or – – – – administrative proceeding has been commenced or is pending or to the knowledge of the Pledgor is threatened against the Grantor and the Company, which would have a material adverse effect on the transactions envisaged –hereunder or the Secured Parties’ –rights in the Shares;– – – – – – – – – – – – there has been no material adverse change in the financial condition –of the Grantor since the date of – –this Power of Attorney which would adversely affect the transactions –envisaged hereunder or the Secured Parties’ rights and interests in – –the Shares;– – – – – – – – – – – – – – – – – – – – – the entry into by the Grantor of – – this Power of Attorney – – – – – – – – – – –constitutes, and the exercise by – – them of their rights and – – – – – – – – –performance of its obligations – – – under this Power of Attorney will –constitute, private and commercial acts performed for private and – – – commercial purpose;– – – – – – – – – – – – – –

(viii)
the Grantor  will not be entitled to claim immunity from suit, – – – – – execution, attachment or other – – – legal process in any proceedings – –taken in its jurisdiction of – – – – – incorporation in relation to this –Power of Attorney;– – – – – – – – – – – – – – –

(ix)
the execution and performance of – – this Power of Attorney has not nor will it  breach  any applicable – – government authorization or any – – other approval or authorization – – from any applicable governmental – –agency with jurisdiction over it – –or its Shares (as the case may – – – be);– – – – – – – – – – – – – – – – – – – – – – – – – – – –

(x)
this Power of Attorney will be – – – effective to create in favor of – – the Attorney for and on behalf of – the Secured Parties a legal, valid and enforceable security to secure payment of the Secured Obligations, subject to any general principles of law limiting –its obligations, which security is not and shall – – not be subject to any other – – – – – – security of equal or prior – – – – – – – ranking, on all of the Shares – – – – intended to be secured hereunder;– –

(xi)	it has full right, title and – – – – – interest in and is the legal owner of its Shares;– – – – – – – – – – – – – – – – – –

(xii)	the constitutive documents of the Company do not and will not – – – – – –restrict or inhibit any transfer – of the Shares;– – – – – – – – – – – – – – – – – –

(xiii)	the Shares represent and – – – – – – – – constitute all of the shares – – – – –presently held by the Grantor in – the Company;– – – – – – – – – – – – – – – – – – – –

(xiv)
the Shares are validly issued, – – – fully paid up, are fully entitled to all dividend paid or to be paid thereon, are not pledged, – – – – – – – assigned, encumbered or otherwise made subject to any lien and, – – – –other than  the pledge – – – – – – – – – – contemplated by this Power of – – – –Attorney, it is not aware of any – effective pledge, assignment, – – – –fiduciary transfer, security – – – – –agreement, financing statement, – – powers of attorney or other – – – – – –instrument similar in effect – – – – –covering all or any part of the – – Shares;– – – – – – – – – – – – – – – – – – – – – – – –

(xv)
the Shares intended to be covered hereby exist and are uncontested, and it has no knowledge of any – – –fact which would impair the – – – – – –existence of the Shares or their – validity;– – – – – – – – – – – – – – – – – – – – – – –

(xvi)	the certificates with respect to the Shares correctly identify, – – –from time to time, the number of – Shares owned by it; – – – – – – – – – – – – –

(xvii)
all documents, papers and – – – – – – – writings relating to the Shares – – and provided to the Attorney by – – it, as well as the signatures – – – –thereon, are genuine and represent in all respects what they purport to be, and have been duly executed by the parties concerned;– – – – – – – –

(xviii)	it has not granted any options or other rights of whatsoever – – – –nature in respect of the Shares to any third party;– – – – – – – – – – – – – – – –

(xix)	it has not done nor omitted to do any act or thing which has or may adversely affect its rights in – – –respect of the Shares;– – – – – – – – – – –

(xx)
the Company has not been – – – – – – – –  dissolved, and no resolution has – been adopted or court decision has been taken to dissolve the – – – – – – Company; – – – – – – – – – – – – – – – – – – – – – – –

(xxi)
the Company has not been declared bankrupt or granted a suspension – of payment obligations, nor have – petitions for bankruptcy or for – – the granting of suspension of – – – –payments been filed;   – – – – – – – – – –

(xxii)	the Grantor has no knowledge of – any fact which would impair the – – existence of the Shares or the – – –validity of this Power of Attorney under the terms hereof; and– – – – – –

(xxiii)
the Grantor acknowledges that the granting of power of attorney hereunder as a continuing security for the Secured Obligations are – – for the interest and to the – – – – – –benefit of the Grantor.– – – – – – – – – –

(b)
The Grantor further represents and – – – warrants to the Attorney in favour of the Secured Parties that, on the date it acquires or otherwise obtains the – ownership of the Future Shares, all – – the representations and warranties – – – made in 7(a) above shall be deemed – – – repeated mutatis mutandis in respect – of those Future Shares.– – – – – – – – – – – – – –

8.
The Grantor hereby represents and warrants – with respect to itself only that all taxes, charges, fees, duties and assessments with – respect to the Shares owned by it have been fully paid, and agrees to pay promptly any – and all taxes, charges, fees, duties and – – – assessments which may be levied or become – – due with respect to its Shares in the – – – – – –future. In the event that the Attorney, in – its absolute discretion, elects to pay any – such expenses, then the Secured Obligations shall be deemed to be increased by the – – – – –amount thereof.– – – – – – – – – – – – – – – – – – – – – – – – – –

9.	(a)
For the purpose of exercising the – – – – – Attorney’s rights hereunder: (i) the – –occurrence of an Event of Default – – – – –shall be conclusively evidenced by a – –certificate from the Attorney to that – effect and (ii) any persons dealing – – –with the Attorney may rely upon a – – – – –certificate from the Attorney – – – – – – – – certifying that an Event of Default – – –has occurred.– – – – – – – – – – – – – – – – – – – – – – –

b)
In exercising any right under this – – – – Power of Attorney it shall not be – – – – –necessary for the Attorney or any of – –the Secured Parties to prove the – – – – – amount owing by the Obligor in respect of the Secured Obligations, and the – – –Attorney shall be entitled for the – – – –purpose of exercising its rights – – – – – hereunder to determine such amounts – – –then due and payable by the Obligor – – –and all expenses which are to be borne by the Obligor on the basis of the – – – –Attorney’s and the Secured Parties’ – – –books and records.– – – – – – – – – – – – – – – – – – –

10.	(a)
Except if served by a court bailiff – – – (juru sita), any notice or – – – – – – – – – – –communication shall be in writing and – delivered in person or mailed by – – – – – firstclass mail or sent by facsimile – (with a hard copy delivered in person – or by mail promptly thereafter) and – – –addressed as follow:– – – – – – – – – – – – – – – – –

Grantor: If to the Grantor, to it at:– –

PT Central Proteinaprima Tbk.– – – – – – – – –

19th Floor, Wisma GKBI, – – – – – – – – – – – – – –

Jalan Jenderal Sudirman Number 28– – – – –

Jakarta 10210Indonesia – – – – – – – – – – – – – –

Fax	:	+62 21 57902197– – – – – – – –

Attention	:	Board of Directors – – – –

Attorney: if to the Secured Parties – – –c/o the Attorney to it at:– – – – – – – – – – – –

PT BANK CIMB NIAGA Tbk.– – – – – – – –

–

CIMB Niaga Building,    Floor, – – – – – – –

Jalan Jend. Sudirman Kav. 58, Jakarta 12190  – – –

Fax	:	+62 21 – – – – – –

Attention:	Ms. – – – –

Ms.

Any Party may change its contact – – – – – details by giving five Business Days’ – notice to the other Party.– – – – – – – – – – – –

(b)           Except if served by a court bailiff – – (juru sita), every notice or other – – –communication sent in accordance with Article 10(a) above, shall be – – – – – – – effective upon receipt by the – – – – – – – addressee; provided, however, that – – –any such notice or other – – – – – – – – – – – –communication which would otherwise – –take effect after 4.00 p/m/ on any – – –particular day shall not take effect –until 10.00 a.m. on the immediately – –succeeding Business Day in the place –of the addressee.– – – – – – – – – – – – – – – – – – –

11.
The Parties hereto acknowledge that under – – the terms of the Amended and Restated Indenture, the Attorney has been appointed as Onshore Collateral Agent for and on behalf of the Secured Parties and the Grantor hereby further acknowledges the right of the Attorney – – from time to time to exercise all rights – – – pursuant to this Power of Attorney on behalf of the Secured Parties. Any notices to be – – given by the Grantor to the Secured Parties pursuant to or in connection with this Power of Attorney, must be given to the Attorney – and shall be deemed to have been given to – – the Secured Parties if given to the Attorney in accordance with the provisions of Article 10 above.

When a power or right is granted – to the Secured Parties under this Power of – Attorney, that power or right may be – – – – – – –exercised by the Attorney acting as the – – – – agent and representative of the Secured – – – – Parties.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – The Attorney is authorized to delegate to – – such person or persons as the Attorney may – specify, the exercise of any or all of the – powers conferred on the Secured Parties as further – delegated to the Attorney hereunder in – – – – –accordance with the terms and conditions of the Amended and Restated Indenture.– – – – – – – – – – – – – – – – – – – – – – – – – – –

12.
The Grantor shall pay the legal and other – professional fees and costs of consultants – and advisors to the Attorney and the Secured Parties and travel expenses and other out– – ofpocket costs reasonably incurred and properly documented by the Attorney and the Secured Parties and such consultants and advisors in connection with the preparation, negotiation, execution and delivery, and – – – where appropriate, registration of this – – – – Power of Attorney and amendments thereof – – – (and all matters incidental thereto) as – – – – contemplated by this Power of Attorney, and the administration of the transactions – – – – –contemplated by this Power of Attorney and – the exercise, preservation or enforcement of any of their respective rights under this – – Power of Attorney or any amendments, waivers or consents required under this Power of – – – Attorney. – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

13.	(a)	The proceeds of any enforcement of any –

right or remedy granted to the Attorney  hereunder –shall be applied against the Secured – – Obligations as provided in the – – – – – – – –Transaction Documents.  – – – – – – – – – – – – – –

(b)
The remaining balance, if any, of such – proceeds of enforcement shall only be – paid to the Grantor after satisfaction –in full of all amounts owing to the – – – Secured Parties with respect to the – – – Secured Obligations.  – – – – – – – – – – – – – – – –

14.	(a)
It is understood and agreed by the– – – – –  Grantor that the authority granted by – – it over its rights and interests – – – – – – pursuant to this Power of Attorney is a continuing right and security for – – – – – payment to the Secured Parties of all – – amounts which may now or hereafter from time to time be owing to the Secured – – –Parties by the  Obligors in respect of –the Secured Obligations and this Power –of Attorney shall not be terminated and the security created hereunder shall – – –not be regarded as discharged or – – – – – – satisfied, until full and final payment and repayment   of all the Secured – – – – Obligations. – – – – – – – – – – – – – – – – – – – – – – – –

(b)
It is hereby further agreed by the– – – – – Grantor that the authorization and – – – – power created under this Power of – – – – – Attorney shall not be considered as – – – discharged or satisfied by any – – – – – – – – intermediate payment or satisfaction of any part of the Secured Obligations but shall be a continuing security and – – – – extend to cover all and any sums of – – – money which shall for the time being – – –constitute the Secured Obligations and –the Obligors shall continue to be – – – – – liable for the unpaid balance with – – – – respect thereto to the date of payment –or discharge thereof. – – – – – – – – – – – – – – – –

15.
The Attorney shall be under no obligation to enforce any right or benefit hereunder.  The Grantor agrees that no failure or delay or – omission on the part of the Attorney to – – – – exercise any right, power or privilege – – – – –hereunder shall operate or be construed as a waiver thereof, nor shall any single or – – – – partial exercise of any right, power or – – – – privilege hereunder preclude any further – – – exercise thereof or the exercise of any – – – – other right, power or privilege.  The rights and remedies herein provided are cumulative and not exclusive of any right or remedy – – – provided by law.– – – – – – – – – – – – – – – – – – – – – – – – – –

16.
In the event that any one or more of the – – – provisions contained in this Power of – – – – – –Attorney should be invalid, illegal or – – – – –unenforceable in any respect under any – – – – –applicable law, the validity, legality and – enforceability of the remaining provisions – shall not in any way be affected or impaired thereby, and the parties hereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

17.
The powers and authorization given hereunder by the Grantor shall be in addition to and – shall be independent from every other power, authorization or security interest which has at any time been, or may at any time be, – – – created by the Grantor, the Issuer, the – – – – Company or any third parties in favor of the Secured Parties or the Attorney for and on – behalf of the Secured Parties for the – – – – – –Secured Obligations. The Attorney can – – – – – –exercise its powers and authorizations under this Power of Attorney and enforce this – – – – Power of Attorney against the Grantor – – – – – –pursuant to the terms of this Power of – – – – –Attorney, notwithstanding, and independent – from, any other security interest created in favor of the Secured Parties or the Attorney for and on behalf of the Secured Parties by the Grantor, the Issuer, the Company or any third parties.

Acting in accordance with the Transaction Documents and the Security – – – – –Documents, the Attorney shall be at liberty to decide, in its sole discretion, if any – – security conferred upon the Attorney under – the Security Documents shall be enforced by the Attorney, as well as the sequence of the security to be so enforced. Further, the – – – execution and/or enforcement of any other – – Security Document is not intended to modify or supersede the powers and authorizations – or any rights or obligations contained in – – this Power of Attorney and shall not in any way affect, impair or invalidate the – – – – – – –effectiveness and validity of this Power of Attorney or any term or condition hereof and the Grantor shall not be entitled (and to – – the extent necessary, the Grantor hereby – – – waives its rights) to plead or claim in any court the execution and/or enforcement of – – any other Security Documents as a cause for extinguishing, invalidating, impairing or – – modifying the effect and validity of this – – Power of Attorney and any term or condition contained herein.– – – – – – – – – – – – – – – – – – – – – – – – –

18.
As a separate and independent obligation, – – the Grantor agrees to fully defend, – – – – – – – –indemnify and hold the Attorney and the – – – – Secured Parties and any of their – – – – – – – – representatives or attorneys harmless, , from and against any and all – actions, claims, demands, proceedings, – – – – –judgments, causes of action, losses, – – – – – – –liabilities, costs, charges and expenses – – – (including without limitation all services, value added and other duties or taxes – – – – – –payable on such costs, charges and expenses)  which may be suffered or incurred by the – – – Attorney or the Secured Parties and any of – their representatives or attorneys as a – – – – result of (i) any breach of any of the – – – – –obligations, warranties or undertakings made or assumed by the Grantor under this Power – of Attorney, (ii) the existence or use of – – the rights conferred on the Attorney in this Power of Attorney, and (iii) the perfection, exercise, enforcement or the preservation of any rights under this Power of Attorney, or any other matter arising out of or in – – – – – –connection with this Power of Attorney, – – – – except if such costs, charges and expenses – occurred in relation to the Attorney’s – – – – –negligence and misconduct.– – – – – – – – – – – – – – – – –

19.
The Parties agree that this Power of Attorney will be executed in English and Bahasa Indonesia pursuant to Law No. 24 of 2009 on the National Flag, Language, Emblem and Song and its implementing regulations.

Both the Bahasa Indonesia and English versions of this Power of Attorney will be valid. However, the Parties agree that, in the event of any conflict between the Bahasa Indonesia version and the English version of this Power of Attorney, the Bahasa Indonesia version will prevail and the English version will be amended to conform with the provisions in the Bahasa Indonesia version

20.	This Power of Attorney shall be governed by and construed in accordance with the laws of the Republic of Indonesia.– – – – – – – – – – – – – – – – –

21.
The Grantor agrees that any legal action or proceeding arising out of or in connection – with this Power of Attorney may be brought – before the District Court of Central Jakarta and it irrevocably submits to the – – – – – – – – – non exclusive jurisdiction of such court and selects the Registrar’s office of such court (Kantor Panitera Pengadilan Negeri Jakarta – Pusat) as its general and permanent domicile for the purposes of this Power of Attorney – only.  The submission by the Grantor to such jurisdiction shall not (and shall not be – – – construed so as to) limit the right of the – Attorney and the Secured Parties to commence any action or proceeding arising out of or – in connection with this Power of Attorney in any jurisdiction whatsoever that they may – – deem fit nor shall the commencement of any – such legal action or proceedings in one – – – – jurisdiction preclude the Attorney and the – Secured Parties from commencing any further or other legal action or proceedings in the same or any other jurisdiction. – – – – – – – – – – –

22.	(a)
This Power of Attorney may be amended,– – by an instrument in writing signed by – – the Grantor and the Attorney.  This – – – Power of Attorney shall be binding upon and inure to the benefit of the – – – – – – – respective successors and assigns of – – –the Grantor and the Attorney hereto; – – – provided, however, that the Grantor may not assign its rights or obligations – – – hereunder without the consent of the – – –Attorney. – – – – – – – – – – – – – – – – – – – – – – – – – –

(b)
The Attorney may at any time assign or– – otherwise transfer all or any part of – – its right and benefits under this Power of Attorney, and in that event such – – – assignee(s), grantee(s) or – – – – – – – – – – – –transferee(s) of the Attorney, as the – –case may be, shall automatically become vested with such rights, interest and – –privileges of such Attorney under this –Power of Attorney without loss of – – – – – priority.  The Attorney is hereby – – – – – authorized by the Grantor to take – – – – – whatever actions or steps to effectuate the rights of such assignee and – – – – – – – successors under this Power of – – – – – – – – Attorney, the Transaction Documents and other Security Documents, including but not limited to the preparation or – – – – – execution of Powers of Attorney and – – – agreements amending or renewing this – – –Power of Attorney.– – – – – – – – – – – – – – – – – – – –

23.
In the event the Grantor obtains or – – – – – – – – otherwise acquires Future Shares, then upon the acquisition of such Future Shares as may be confirmed by the execution of the – – – – – – –Additional Agreement of Pledge of Shares all authorizations and powers of attorney – – – – – –contained in this Power of Attorney shall by operation of law be deemed to have been – – – – granted by the Grantor on such Future – – – – – –Shares.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

Now, also appear before me, notary in the – – – – – – –presence of the same witnesses:– – – – – – – – – – – – – – – –

1.	a.	Mrs. , born in – – – –

        , on the     (       ) day of        (one thousand nine hundred and      ), employee of the – – – – – – limited liability company to be referred to hereunder, residing in Jakarta, – – – – –  Jalan     , Rukun – – – – – – Tetangga   /Rukun Warga   , Kelurahan       , Kecamatan          , – – – –      Jakarta, holder of Resident – – – – – – Identity Card Number – – – – – – – – – – – – – – – – – –              , Indonesian Citizen;–

b.	Mister , born in , –

on the      (      ) day of – – – – – –             (one thousand nine hundred – and     ), Employee of the – – – – – limited liability company to be referred to hereunder, residing in Jakarta, Jalan       , Rukun Tetangga –     /Rukun Warga   , Kelurahan – – – – – – – – –     , Kecamatan      ,   – Jakarta, holder of Resident Identity – – – –Card Number       , – – – – – – – Indonesian Citizen; – – – – – – – – – – – – – – – – – – –

– according to their statement in this – – – – –matter acting pursuant to power of attorney dated the      (       ) day of        (two thousand seven) Number :     , the certified true copy of which was – – duly stamped and attached to the minutes of my notarial deed dated      number   , – – –acting as the attorneyinfact of and as – – –such for and on behalf of the Attorney, – – – –authorized pursuant to the Transaction – – – – –Documents to act for and on behalf of the Secured – – – – – –Parties as defined in the Amended and Restated Indenture which, at the time of the execution of this Power of Attorney, are as specified in Exhibit 1 attached – – – – –hereto.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – The appearer, Mrs.      – – and Mister     aforementioned – – – acting in the abovementioned capacity hereby declares that the Attorney hereby accepts – – this Power of Attorney granted by the – – – – – –Grantor set out in this Power of Attorney – – and the representations, warranties and – – – –covenants made by the Grantor set out herein above.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

2.	Mister aforesaid;– – – – – – – –

according to his statement in this matter – – acting in his capacity as Director – – – – – – – – representing the Board of Directors – – – – – – – – (Direksi) of and as such for and on behalf – of the Company and who, for the purpose of – entering into this legal transaction has – – – obtained the prior approval of the – – – – – – – – Shareholders, Board of Commissioners and – – – Board of Directors, as evidenced by:– – – – – – – – resolutions of the Board of Commissioners dated the     (   ) day of June    (two thousand   ), and the Board of Directors dated the     ) day of –    (two thousand   ), which – – – – – –certified true copies are attached to the – –minutes of the certified true copies of – – – – which are attached to the minutes of my – – – – notarial deed dated    number   .– – – – – –

The appearers are known to me, Notary.– – – – – – – – – – – – – – – – – – – – – –IN WITNESSETH WHEREOF   – – – – – – – – – – – – – this deed has been drawn up and executed in South Jakarta, on the day and date mentioned in the – – – preamble of this deed, in the presence of:– – – – – – –

1.	Mister , Sarjana Hukum, born

in    , on the    (    ) day of     (one thousand nine hundred and   ), residing in Jakarta, Jalan Bunga – –    Number  , Rukun Tetangga   /Rukun Warga  , Kelurahan   , – – – – – – – Kecamatan    , holder of the Resident – Identity Card Number – – – – – – – – – – – – – – – – – – – – –      ; – – – – – – – – – – – – – – – –

Tuan    , Sarjana Hukum, born

in    , on the    (    ) day of     (one thousand nine hundred and   ), residing in Jakarta, Jalan Bunga – –    Number  , Rukun Tetangga   /Rukun Warga  , Kelurahan   , – – – – – – – Kecamatan    , holder of the Resident – Identity Card Number – – – – – – – – – – – – – – – – – – – – –          ,;– –– –– –– –– –– –– –– –– –– –– –– –– –– –– – – – –

both assistants of the notary, known to me, – –– –– –– Notary as the witnesses. – –– –– –– –– –– –– –– –– –– –– –– –– –– –– – – – –

This deed, after having been duly read out by me, Notary, to the appearers and witnesses, was – –– –– –– immediately signed by the appearers, witnesses – ––and me, Notary.– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– – – – – – –

Executed with five alterations, namely because of five substitutions, without addition, without – – – deletion.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

The original of this deed has been properly – –– –– –– signed.– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– – – – – – – – –

– Issued as a copy of the same tenor.– –– –– –– –– –– –– –– – –

Notary in Jakarta,

( , S.H. )

IRREVOCABLE POWER OF ATTORNEY TO SELL SHARES

Number

On this day,   , the              day of              two thousand twelve(  -  -2012), at  :    WIB

(____________ Western Indonesian Time), – – – – – appeared before me, ,[**] Sarjana Hukum, – – – – Notary in Jakarta, the appearers will be – – – – – – – mentioned hereunder, in the presence of the – – – – witnesses whose names will be mentioned at the  – – closing part of this deed.– – – – – – – – – – – – – – – – – – – – –

a.[
Mister                  , born in –––––––––– –, on the            (          ) day of (one thousand nine hundred ––––––––          ), Director of the limited – – – – – – – liability company to be referred to – – – – – – – hereunder, residing in Jakarta, Jalan – – – – – – – Number     Rukun Tetangga – – – – –             Rukun Warga, Kelurahan            Kecamatan            Jakarta, holder of the Resident Identity Card Number        , Indonesian Citizen;– – – – –

b.
Mister        , born in – – – – – – –          , on the            (         ) day of – – – – – (one thousand nine hundred – – – – – – –          ), Director of the limited liability company to be referred to hereunder, residing in Jakarta, Jalan          Number   , Rukun Tetangga     /Rukun Warga   , Kelurahan                 Kecamatan     ,     Jakarta, holder of the Resident Identity card Number        , Indonesian Citizen;– – – – – – –  and ]– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –  according to their statements in this matter acting in their respective above capacities ---- ---- and therefore representing the Board of – – – – – – – Directors of and as such for and on behalf of PT. CENTRAL PROTEINAPRIMA, TBK., a public – – – – limited liability company duly established, – – – – organized and validly existing under the laws of the Republic of Indonesia, having its legal domicile in Jakarta, whose Articles of – – – – – – – Association and the amendments thereto were – – – – – – – announced in: – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – –	State Gazette of the Republic of Indonesia dated the 9th (ninth) day of February 1990 – – – one thousand nine hundred and ninety) Number 12, Supplement Number 494 and Number 497;– – – – – – –

– – – –
State Gazette of the Republic of Indonesia – – dated the 23rd (twenty-third) day of March – – – – 1990 (one thousand nine hundred and ninety) – – – Number 24, Supplement Number 1124;– – – – – – – – – – – – – – – – – – – – –

– – –
State Gazette of the Republic of Indonesia – – dated the 3rd (third) day of April 1998 (one thousand nine hundred and ninety-eighth) – – – – Number 27, Supplement Number 39;– – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – –	State Gazette of the Republic of Indonesia– – dated the 24th (twenty-fourth) day of April – – – 1998 (one thousand nine hundred and ninety–eighth) Number 33, Supplement Number 2234; ---- ---- ---

– – – –	State Gazette of the Republic of Indonesia– – dated the 22nd (twenty-second) day of June – – – 1999 (one thousand nine hundred and ninety–nine) Number 50, Supplement Number 170;– – – – – – –

– – – –
State Gazette of the Republic of Indonesia– – dated the 13th (thirteenth) day of December        2002 (two thousand two) Number 100, Supplement Number 14707;– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –

– – – –	State Gazette of the Republic of Indonesia – – dated the 7th (seventh) day of July 2003 (two thousand three) Number 19, Supplement Number 189;– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –

– – – –
State Gazette of the Republic of Indonesia – – dated the 15th (fifteenth) day March 2005 (two thousand five) Number 21, Supplement Number            2704;– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –

– – – –
the amendments to the articles of – – – –– – – –– – – –association was set forth in deed dated the – – – –27th (twenty-seventh) day of April 2006 (two – thousand six) Number 61, passed before SITI – – – –PERTIWI HENNY SINGGIH, Sarjana Hukum, Notary – – in Jakarta, which has been approved by the – – – –Minister of Laws and Human Rights of the – – – –Republic of Indonesia by virtue of his decree dated the 12th (twelfth) day May 2006 (two – – – –thousand six) Number – – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –

– – – –	C-14086 HT.01.04.TH.2006;– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –

– – – –
the last amendments thereto was set forth by – – deed dated the          (         ) day of – – – –– – – –– – – –– – – –– – – – (two thousand) Number– – , – – – – passed before– – – –, Sarjana – – – –– – – – Hukum, Notary in Jakarta, which has been – – – – – – – – approved by the Minister of Laws and Human – – – – – – – –Rights of the Republic of Indonesia by virtue of his decree dated the              (          ) day of – – – – – – – – – – – –(two thousand) – – – – – – – – – – – – – – – – – – – –

– – – –	Number– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – –
the last composition of the Board of – – – – – – – – – – – – Directors and the Board of Commissioners was set forth by deed dated the      (        ) day of       (two thousand) Number– – – –, – – – – – – – –passed before Notary– – – –, Sarjana – – – –Hukum aforesaid; – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – –
and who, for the purpose of entering into this legal transaction has obtained the prior approval of the Board of Directors, and the Board of – – – – – – – –Commissioners, as evidenced by:– – – – – – – – – – – – – – – – – – – – – – – –

i.
Circular Resolution of the Board of – – – – – – – – Directors of PT. CENTRAL PROTEINAPRIMA, TBK. In Lieu of a Meeting of the Board of – – – – – – – – Directors dated [●] 2013;– – – – – – – – – – – – – – – – – – – – – – – –

ii.
Circular Resolution of the Board of – – – – – – – – Commissioners of PT. CENTRAL PROTEINAPRIMA, TBK. In Lieu of a Meeting of the Board of – – – –Commissioners dated [●] 2013;– – – – – – – – – – – – – – – – – – – –

iii.
Extraordinary General Meeting of Shareholders of PT. CENTRAL PROTEINPRIMA, TBK. as set forth in Deed No. 69 passed before Yulia SH, Notary in Jakarta Selatan dated 28 September 2012, the certified true – – – – – – – – copies of which are attached to the minutes of my notarial deed dated– –  number– –;– – – – – – – – – – – – – – – – – – – –– – – – (including its successors in title and/or – – – – – – – – assignees shall hereinafter collectively be – – – – – – – – referred to as a “Grantor”).– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

The appearer, acting in its above mentioned – – – – – – – –capacities, hereby firstly declares as follows:– – – – – – – –

(A)
the Obligors (as defined in the Pledge of – – – – Shares) have entered into the Transaction – – – – Documents, which includes the Amended and Restated Indenture (as defined in the Pledge of Shares), the copy – –of which have been shown to me, Notary. The Amended and Restated Indenture provides, inter alia, for the – – – – – – – –execution of a power of attorney to sell – – – – – – – – shares to secure payment of the Secured – – – – – – – – Obligations;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(B)	the Grantor is the legitimate registered – – – – owner of its Shares (as defined in the – – – – – – – – Pledge of Shares);– – – – – – – – – – – – – – – – – – – –

(C)
in compliance with the Amended and Restated Indenture, the – – – – – – – – Grantor hereby agrees to confer this – – – – – – – – irrevocable Power of Attorney to Sell Shares on the terms and conditions contained – – – – – – – – herein;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(D)
in connection with the entering of the – – – – – – – – Grantor into this Power of Attorney, the – – – – – – – – Grantor has obtained the approval of its – – – – – – – – Board of Directors, Board – – – – of Commissioners and the Shareholders – – – – – – – – – – – – – – – – – – – –

(E)
pursuant to the Amended and Restated Indenture, the Attorney is – – – – authorized and directed to enter into the – – – – individual security agreements for and on – – – – behalf of the Secured Parties and to hold – – – – the security interests created hereby in – – – – -favour of the Secured Parties;– – – – – – – – – – – – – – – – – – – –

(F)
the Grantor and the Attorney agree that the powers and authorization given under this – – – – – – – –  Power of Attorney is solely for the interest and benefit of the Secured Parties and that in this Power of Attorney the Attorney is – – – – – – – – acting for and on behalf of and solely for – – – – the interest and benefit of the Secured – – – – – – – –Parties; and– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(G)
the Grantor acknowledges that without the – – – – powers and authorization granted to the – – – – Attorney as provided herein, the Secured – – – – Parties would not have agreed to enter into the Transaction Documents and that – – – – – – – – accordingly this Power of Attorney is – – – – – – – – considered to be for the interest and – – – – – – – – benefit of the Issuer, the Company and the – – – – Grantor.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

NOW, THEREFORE, the appearers acting in their – – – – above mentioned capacities, hereby further – – – – – – – – declare as follows:– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

1.1
In this Power of Attorney, including its – – – – recitals, except to the extent that the – – – – context requires otherwise, the following – – – – expressions shall have the following – – – – – – – – meanings:– – – – – – – – – – – – – – – – – – – – – – – –

“Attorney” means PT Bank CIMB Niaga – – – – Tbk., a banking corporation incorporated and -validly existing under the laws of the Republic – – of Indonesia, having its registered office in Jakarta, in this matter acting as Onshore Collateral – – – – Agent for and on behalf of the Secured Parties;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

“Company” shall mean PT Centralpertiwi Bahari, a limited liability company – – – – duly established and validly existing under the laws of the Republic of Indonesia, having its legal domicile in [Tulang Bawang];– – – – – – – – – – – – – – – – – – – –

“Pledge of Shares” shall mean the Pledge of – – – – Shares Agreement executed on an even date – – – – herewith, between the Grantor, the Company and the Attorney; and– – – – – – – –

“Power of Attorney” means this Power of – – – – – – – – Attorney to Sell Shares.– – – – – – – – – – – – – – – – – – – – – – – –

1.2	In this Power of Attorney, unless the context otherwise requires:– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(a)
capitalized terms not otherwise defined herein shall have the same meaning given to such terms in the Pledge of Shares – – – – (except that the reference to (1) the – – – – “Pledgor” in the Pledge of Shares is the reference to the “Grantor” and (2) to – – – – the “Onshore Collateral Agent” in the Pledge of – – – – Shares is the reference to the – – – – – – – – “Attorney”) and the Amended and Restated Indenture and all – – – – rules of interpretation set out in the – – – – Amended and Restated Indenture shall apply hereto as if the – – – – same were set out in full herein; – – – –– – – –

(b)	the headings of the various articles are for convenience of reference only and – – – – shall not define or limit any of the – – – – terms or provisions hereof;– – – – – – – – – – – – – – – –

(c)
all references herein to any document – – – – (including without limitation, this – – – – Power of Attorney) or any law shall be – – – – deemed to refer to such document or law as it may be amended, extended, novated, consolidated, supplemented, substituted, renewed or replaced from time to time – – – – (provided that in the case of any – – – – – – – – document, such document is not amended – – – – in breach of a covenant contained in any of the Transaction Documents);– – – – – – – – – – – – all references herein to any party shall be– – – – deemed to refer to its successors, – – – – – transferees and assigns;– – – – any word importing the singular shall include the plural and vice versa;– – – – – – – – – – – –

unless otherwise specified, all references to Articles, Exhibits and Schedules are to – – – – – – – – – – – – articles, exhibits and schedules to, this – – – – Power of Attorney, which articles, exhibits – – – – and schedules form an integral and – – – – – – – – – – – – – – – – inseparable part to this Power of Attorney;– – – – – – – –

all references herein to law include – – – – – – – – references to any applicable constitutional – – – – provision, treaty, decree, convention, – – – – – – – – statute, act, regulation, rule, ordinance, – – – – proclamation, subordinate legislation, by– – – –  law, judgment, rule of court, practice – – – – – – – – direction, guideline, code, order, approval – – – – and standard, including all of their – – – – – – – – amendments, modifications and replacements;– – – –

if a payment or other act must be made or – – – – done on a day which is not a Business Day, – – – – then it must be made or done on the next – – – – following Business Day; – – – – – – – – – – – – – – – –

a warranty, representation, covenant, – – – –– – – – liability, obligation or agreement given or – – – – entered into by more than one person binds – – – – them jointly and severally; – – – – – – – – – – – –

references to “Dollars” or “$” are references to United States Dollars; and– – – – – – – – – – – – – – – – – – – –

references to “Rupiah” or “Rp” or “IDR” are – – – – references to Indonesian Rupiah.– – – – – – – – – – – –

2.
As a continuing security for the Secured – – – – Obligations, the Grantor hereby grants a power of attorney, with the right of – – – – – – – – substitution, to the Attorney (acting in its capacity as Onshore Collateral Agent for and on behalf of the Secured Parties) together with – – – – the right of the Attorney to revoke any – – – – substitution so granted and to make further – – – – substitution if the Attorney considers – – – – appropriate, for and on behalf of the Grantor and in the name of the Grantor to: – – – – – – – – – – – –

(a)
sell and transfer the ownership of the – – – – Shares or a portion of the Shares to any -third party as designated by the – – – – – – – – Attorney, including delivery of the – – – – relevant share certificates, either by – – – – public or private sale (subject to – – – – prevailing laws and regulations) at such -price and upon such terms and conditions – – – relating to such sale and transfer of the Shares or a portion thereof and in such – – – – manner as the Attorney may deem fit and – – – – appropriate and the Grantor fully waives -its rights of claims over the Shares save for the balance of the share price (if – – – – any) after all the Secured Obligations – – – – have been fully repaid;– – – – – – – – – – – – – – – –

(b)
at any time and from time to time appear – – – – before the competent authorities, any – – – – notary or any other party, to prepare, – – – – complete, sign, and deliver all letters, agreements, deeds, deeds of transfer, – – – – instructions and orders to sell, submit – – – – any request, applications, reports or – – – – forms and all other documents whatsoever -on behalf of the Grantor, to negotiate, – – – – determine and enter into contracts in – – – – whatever form concerning or in connection with the sale, transfer or surrender of – – – – the Shares, to give all information, and -to do and carry out all other actions or -deeds whatsoever which, in the opinion of the Attorney in its sole discretion are – – – – required or necessary concerning or in – – – – connection with the transfer or sale of – – – – the Shares– – – – – – – – – – – – – – – – – – – –

(c)	receive the purchase price of the Shares and to give receipt therefor;– – – – – – – – – – – – – – – – – – – –

(d)
represent the Grantor in any and all – – – – matters thereof, including but not – – – – – – – – limited to the signing, issuing, – – – – – – – – delivering, or receiving any documents of any contracts of sale, deeds, – – – – – – – – – – – – notifications, applications for any – – – – government approval (if required) or take any actions that are required by the laws and regulations in Indonesia or necessary as the Attorney determines in its sole – – – – discretion in relation to this Power of – – – – Attorney; – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(e)	to execute any amendment to this Power of Attorney; and– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(f)
otherwise effect all transactions related to such sale and transfer in the name of -the Grantor,– – – – – – – – – – – – provided that, the authorization as provided -for in this Article 2 may only be exercised – – – – by the Attorney if an Event of Default has – – – – occurred and is continuing.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

3.
The Grantor further declares that all powers conferred on the Attorney by virtue of this – – – – Power of Attorney constitute the – – – – – – – – implementation of an essential obligation – – – – under the Transaction Documents.– – – – – – – – – – – – – – – – – – – – – – – –

Accordingly all authorizations given by the – – – – Grantor hereunder to the Attorney are irrevocable (and the Grantor hereby waives applicability of the provisions of – – – – Articles 1814 and 1816 of the Indonesian – – – – Civil Code) and shall not terminate by any – – – – other reason mentioned in Article 1813 of the Indonesian Civil Code, or by any other reason whatsoever. This Power of Attorney shall – – – – – – – – remain valid until the Secured Obligations – – – – have been repaid in full or cancelled by the Attorney by way of a written instrument of – – – – cancellation duly signed by the Attorney on – – – – behalf of the Secured Parties prior to such – – – – payment.– – – – – – – – – – – – – – – – – – – – – – – – – – – –

4.
The Grantor hereby irrevocably agrees that if an Event of Default occurs, it shall not – – – – perform or exercise any of its rights and – – – – powers attached to the Shares.– – – – – – – – – – – – – – – – – – – –

5.
This Power of Attorney is given with the – – – – right of substitution and with the right of – – – – the Attorney to revoke any substitution so – – – – granted.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

6.
This Power of Attorney has been granted by – – – – the Grantor on the condition that following – – – – the payment in full of the Secured – – – – – – – – – – – – Obligations and termination of all – – – –– – – – – – – – commitments (which payment and termination – – – – shall be evidenced by a written statement – – – – from the Attorney, which the Attorney shall – – – – issue on payment in full of the Secured – – – – – – – – Obligations) this Power of Attorney shall immediately cease to have effect and the Attorney agrees to execute – – – – and deliver to the Grantor (at the cost of – – – – the Grantor) such documents and instruments – – – – as the Grantor shall reasonably request to – – – – evidence the termination of this Power of – – – – Attorney.– – – – – – – – – – – – – – – – – – – – – – – –

7.
(a) The Grantor hereby represents and – – – – – – – – warrants for and on behalf of the Secured Parties, on each date that any – – – – Secured Obligation is outstanding, as – – – – follows:– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(i)
the Grantor is a limited liability company duly established and – – – – – – – – validly existing under the laws of Republic of Indonesia and is duly – – – – licensed and authorized to be – – – – – – – – engaged in the business in which – – – – it has been engaged in the places – – – – of its respective business – – – – – – – – activities; – – – – – – – – – – – – – – – – – – – –

(ii)
all corporate and other action – – – – (including obtaining and – – – – – – – – maintaining all governmental and – – – – creditor’s authorizations and – – – – consents) necessary to own and – – – – maintain the ownership of the – – – – Shares, for the due execution, – – – – delivery and performance of this – – – – Power of Attorney (including but – – – – not limited to the transfer as the result of the enforcement of the – – – – powers and authorization created – – – – hereby, surrender and deliver the – – – – relevant share certificates) have – – – – been obtained or taken and remain – – – – valid;– – – – – – – – – – – – – – – – – – – – – – – – – – – –

(iii)
the authorization granted by it – – – – hereunder constitutes legal, valid and binding obligations – – – – – – – – enforceable against it in – – – – – – – – accordance with the terms of this – – – – Power of Attorney;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(iv)
save for the Transaction Documents and Security Documents, it is not – – – – a party to or bound by any – – – – – – – – agreement or undertaking which – – – – limits or makes subject to any – – – – conditions its right as a – – – – – – – – shareholder to sell, pledge or – – – – otherwise encumber or dispose of – – – – the Shares;– – – – – – – – – – – – – – – – – – – – – – – –

(v)
it is not a party to any dispute – – – –with respect to the Shares nor in – – – – any legal dispute or to the knowledge of the Pledgor is threatened – – – – – – – – against the Shares, nor are any of the Shares subject to any dispute, seizure, defense, set-off or – – – – – – – – counterclaim by any party;– – – – – – – –

(vi)
the execution and performance of – – – – this Power of Attorney will not – – – – result in any contravention of, or constitute a default under any – – – – agreement or law or order – – – – – – – – (including rules or provisions on – – – – the preferential treatment of – – – – creditors), by which it or its – – – – assets are bound or affected, or – – – – its constitutional documents or – – – – any limitation on powers of its – – – – directors and its commissioners;– – – – – – – –

(vii)
no other event is outstanding – – – – – – – – which constitutes a default under – – – – any document which is binding on – – – – the Grantor and the Company or any of their assets to an extent or in a manner which adversely affect – – – – the obligations of the Grantor and the Company hereunder;– – – – – – – – – – – – – – – –

(viii)
no litigation, arbitration or – – – – – – – – administrative proceeding has been commenced or is pending or to the knowledge of the Pledgor is threatened  against the Grantor and the Company, which would have a material adverse effect on the transactions envisaged – – – – hereunder or the Secured Parties’ – – – – rights in the Shares;– – – – – – – – – – – –

(ix)
there has been no material adverse change in the financial condition – – – – of the Grantor since the date of – – – – this Power of Attorney which would adversely affect the transactions – – – – envisaged hereunder or the Secured Parties’ rights and interests in – – – – the Shares;– – – – – – – – – – – – – – – – – – – – – – – –

(x)
the entry into by the Grantor of – – – – this Power of Attorney – – – – – – – – constitutes, and the exercise by – – – – them of their rights and – – – – – – – – – – – – performance of its obligations – – – – under this Power of Attorney will – – – – constitute, private and commercial acts performed for private and – – – – commercial purpose;– – – – – – – – – – – – – – – –

(xi)
the Grantor will not be entitled – – – – to claim immunity from suit,– – – – – – – – execution, attachment or other – – – – legal process in any proceedings – – – – taken in its jurisdiction of – – – – – – – – incorporation in relation to this – – – – Power of Attorney;– – – – – – – – – – – – – – – – – – – –

(xii)
the execution and performance of – – – – this Power of Attorney has not nor will it breach any applicable – – – – government authorization or any – – – – other approval or authorization – – – – from any applicable governmental – – – – agency with jurisdiction over it – – – – or its Shares (as the case may – – – – be);– – – – – – – – – – – – – – – – – – – – – – – – – – – –

(xiii)
this Power of Attorney will be – – – – effective to create in favor of – – – – the Attorney for and on behalf of – – – – the Secured Parties a legal, valid and enforceable security to secure payment of the Secured Obligations, subject to any general principles of law limiting – – – – its obligations, which security is not and shall – – – – not be subject to any other – – – – – – – – security of equal or prior – – – – – – – – ranking, on all of the Shares – – – – – – – – intended to be secured hereunder;– – – –

(xiv)	it has full right, title and – – – – – – – – interest in and is the legal owner of its Shares;– – – – – – – – – – – – – – – – – – – – – – – –

(xv)	the constitutive documents of the Company do not and will not – – – – – – – – restrict or inhibit any transfer – – – – of the Shares;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(xvi)
the Shares represent and – – – – – – – – – – – – constitute all of the shares – – – – – – – – – – – – presently held by the Grantor in – – – – the Company;– – – – – – – – – – – – – – – – – – – – – – – – – – – –

(xvii)
the Shares are validly issued, – – – – fully paid up, are fully entitled – – – – to all dividend paid or to be paid thereon, are not pledged, – – – – assigned, encumbered or otherwise – – – – made subject to any lien and, – – – – other than  the pledge – – – – contemplated by this Power of – – – – Attorney, it is not aware of any – – – – effective pledge, assignment, – – – – fiduciary transfer, security – – – – agreement, financing statement, – – – – powers of attorney or other – – – – – – – – instrument similar in effect – – – – – – – – covering all or any part of the – – – – Shares;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(xviii)
the Shares intended to be covered hereby exist and are uncontested, – – – – and it has no knowledge of any – – – – fact which would impair the – – – – – – – – existence of the Shares or their – – – – validity;– – – –– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(xix)	the certificates with respect to – – – – the Shares correctly identify, – – – – from time to time, the number of – – – – Shares owned by it; – – – – – – – – – – – – – – – –

(xx)
all documents, papers and writings relating to the Shares and – – – – – – – –provided to the Attorney by it, as well as the signatures thereon, – – – – are genuine and represent in all – – – – respects what they purport to be, – – – – and have been duly executed by the parties concerned;– – – – – – – – – – – – – – – – – – – –

(xxi)	it has not granted any options or – – – – other rights of whatsoever nature – – – – in respect of the Shares to any – – – – third party;– – – –– – – – – – – – – – – – – – – – – – – – – – – – – – – –

(xxii)	it has not done nor omitted to do any act or thing which has or may – – – – adversely affect its rights in – – – – respect of the Shares;– – – –– – – –– – – – – – – –

(xxiii)
the Company has not been – – – – dissolved, and no resolution has – – – – been adopted or court decision has been taken to dissolve the – – – – – – – – – – – – Company; – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(xxiv)
the Company has not been declared – – – – bankrupt or granted a suspension – – – – of payment obligations, nor have – – – – petitions for bankruptcy or for – – – – the granting of suspension of – – – – payments been filed; – – – –– – – – – – – – – – – – – – – – – – – – – – – –

(xxv)	the Grantor has no knowledge of – – – – any fact which would impair the – – – – existence of the Shares or the – – – – validity of this Power of Attorney under the terms hereof; and– – – – – – – –

(xxvi)
the Grantor acknowledges that the granting of power of attorney – – – – – – – – hereunder as a continuing security for the Secured Obligations are – – – – for the interest and to the – – – – benefit of the Grantor.– – – – – – – –– – – –

(b)
The Grantor further represents and – – – – – – – – warrants to the Attorney in favour of the Secured Parties that, on the date it – – – – – – – –acquires or otherwise obtains the – – – – – – – – ownership of the Future Shares, all the – – – – representations and warranties made in – – – – 7(a) above shall be deemed repeated – – – –– – – – mutatis mutandis in respect of those – – – – Future Shares.– – – – – – – – – – – – – – – – – – – – – – – – – – – –

8.
The Grantor hereby represents and warrants – – – – with respect to itself only that all taxes, – – – – charges, fees, duties and assessments with – – – – respect to the Shares owned by it have been – – – – fully paid, and agrees to pay promptly any – – – – and all taxes, charges, fees, duties and – – – – – – – – assessments which may be levied or become due with respect to its Shares in the future. In -the event that the Attorney, in its absolute -discretion, elects to pay any such expenses, -then the Secured Obligations shall be deemed -to be increased by the amount thereof.– – – – – – – –

9.
(a)        For the purpose of exercising the– – – –– – – – – – – – Attorney’s rights hereunder: (i) the – – – – occurrence of an Event of Default shall – – – – be conclusively evidenced by a – – – – – – – – certificate from the Attorney to that – – – – effect and (ii) any persons dealing with -the Attorney may rely upon a certificate -from the Attorney certifying that an – – – – Event of Default has occurred.– – – – – – – – – – – –

(b)
In exercising any right under this Power of Attorney it shall not be necessary for the Attorney or any of the Secured – – – – Parties to prove the amount owing by the Obligors in respect of the Secured – – – – Obligations, and the Attorney shall be – – – – entitled for the purpose of exercising – – – – its rights hereunder to determine such – – – – amounts then due and payable by the – – – – – – – – Obligors and all expenses which are to be borne by the Obligors on the basis of the Attorney’s and the Secured Parties’ books and records.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

10.
(a)        Except if served by a court bailiff– – – – (juru sita), any notice or communication shall be in writing and delivered in – – – – person or mailed by first-class mail or sent by facsimile (with a hard copy – – – – delivered in person or by mail promptly thereafter) and addressed as follow:– – – – Grantor: If to the Grantor, to it at:– – – – PT Central Proteinaprima Tbk.– – – – – – – – – – – – 19th Floor, Wisma GKBI, – – – –– – – – – – – – – – – – – – Jalan Jend. Sudirman Number 28– – – – – – – – – – – – Jakarta 10210-Indonesia – – – – – – – – – – – – Fax– – – – +62 21 57902197– – – – – – – – – – – – – – – – Attention : Board of Directors – – – – – – – –– – – – Attorney: if to the Secured Parties c/o the Attorney to it at:– – – – – – – – – – – – PT BANK CIMB Niaga Tbk.– – – – – – – – CIMB Niaga Building, Floor, – – – – – – – – Jalan Jend . Sudirman Kav. 58 – – – – , Jakarta 12190  – – – – Fax:– – – –+62 21 – – – – Attention:– – – – – – – –

Any Party may change its contact details by giving five Business Days’ notice to the other Party.– – – – – – – – – – – – – – – – – – – –

(b)
Except if served by a court bailiff – – – – – – – – (juru sita), every notice or other – – – – – – – – communication sent in accordance with – – – – Article 10(a) above, shall be effective upon receipt by the addressee; provided, however, that any such notice or other – – – – communication which would otherwise take effect after 4.00 p/m/ on any particular day shall not take effect until 10.00 – – – – a.m. on the immediately succeeding – – – – – – – –Business Day in the place of the – – – – – – – – – – – – addressee.– – – – – – – –– – – – – – – – – – – – – – – – – – – – – – – –

11.
The Parties hereto acknowledge that under the terms of the Amended and Restated Indenture, the Attorney has been -appointed as the Onshore Collateral Agent for and on behalf of the Secured – – – – – – – – Parties and the Grantor – – – – – – – – hereby further acknowledges the right of the -Attorney from time to time to exercise all rights pursuant to this Power of Attorney on behalf of the Secured Parties. – – – – Any notices to be given by the Grantor to the Secured Parties pursuant to or in connection -with this Power of Attorney, must be given to the Attorney and shall be deemed to have been given to the Secured Parties if given to the -Attorney in accordance with the provisions of Article 10 above. When a power or right is – – – – granted to the Secured Parties under this – – – – Power of Attorney, that power or right may be exercised by the Attorney acting as the agent – – – – and representative of the Secured Parties.– – – – – – – – – – – –

The Attorney is authorized to delegate to – – – – such person or persons as the Attorney may – – – – specify, the exercise of any or all of the – – – – powers conferred on the Secured Parties as further – – – – delegated to the Attorney hereunder in – – – – – – – – accordance with the terms and conditions of – – – – the Amended and Restated Indenture. – – – – – – – – – – – – – – – – – – – –

12.
The Grantor shall pay the legal and other – – – – professional fees and costs of consultants – – – – and advisors to the Attorney and the Secured -Parties and travel expenses and other out-of–pocket costs reasonably incurred and properly documented by the Attorney and the Secured Parties and such consultants and – – – – advisors in connection with the preparation, -negotiation, execution and delivery, and – – – – where appropriate, registration of this Power of Attorney and amendments thereof (and all – – – – matters incidental thereto) as contemplated – – – – by this Power of Attorney, and the – – – – – – – – administration of the transactions – – – – – – – – contemplated by this Power of Attorney and – – – – the exercise, preservation or enforcement of -any of their respective rights under this – – – – Power of Attorney or any amendments, waivers -or consents required under this Power of – – – – Attorney. – – – –– – – – – – – – – – – – – – – – – – – – – – – –

13.
(a)          The proceeds of any enforcement of any – – – – right or remedy granted to the Attorney  hereunder – – – – shall be applied against the Secured – – – – Obligations as provided in the – – – – Transaction Documents.  – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(b)
The remaining balance, if any, of such – – – – proceeds of enforcement shall only be – – – – paid to the Grantor after satisfaction – – – – in full of all amounts owing to the – – – – Secured Parties with respect to the – – – – Secured Obligations.  – – – – – – – – – – – – – – – – – – – –

14.
(a)          It is understood and agreed by the – – – – Grantor that the authority granted by it over its rights and interests pursuant – – – – to this Power of Attorney is a – – – – – – – – continuing right and security for – – – – payment to the Secured Parties of all – – – – amounts which may now or hereafter from time to time be owing to the Secured – – – – Parties by the  Obligors in respect of – – – – the Secured Obligations and this Power – – – – of Attorney shall not be terminated and the security created hereunder shall not be regarded as discharged or satisfied, until full and final payment and – – – – – – – – repayment   of all the Secured – – – – – – – – Obligations.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(b)
It is hereby further agreed by the – – – – Grantor that the authorization and power created under this Power of Attorney – – – – shall not be considered as discharged or satisfied by any intermediate payment or satisfaction of any part of the Secured Obligations but shall be a continuing – – – – security and extend to cover all and any sums of money which shall for the time – – – – being constitute the Secured Obligations and the Obligors shall continue to be – – – – liable for the unpaid balance with – – – – respect thereto to the date of payment – – – – or discharge thereof. – – – – – – – – – – – – – – – –

15.
The Attorney shall be under no obligation to – – – – enforce any right or benefit hereunder.  The -Grantor agrees that no failure or delay or – – – – omission on the part of the Attorney to – – – – exercise any right, power or privilege – – – – hereunder shall operate or be construed as a -waiver thereof, nor shall any single or – – – – partial exercise of any right, power or – – – – privilege hereunder preclude any further – – – – exercise thereof or the exercise of any other right, power or privilege.  The rights and – – – – remedies herein provided are cumulative and – – – – not exclusive of any right or remedy provided by law.– – – – – – – – – – – – – – – – – – – –

16.
In the event that any one or more of the – – – – provisions contained in this Power of – – – – – – – – Attorney should be invalid, illegal or – – – – unenforceable in any respect under any – – – – applicable law, the validity, legality and – – – – enforceability of the remaining provisions – – – – shall not in any way be affected or impaired -thereby, and the parties hereto shall enter – – – – into good faith negotiations to replace the – – – – invalid, illegal or unenforceable provision.– – – –

17.
The powers and authorization given hereunder – – – – by the Grantor shall be in addition to and – – – – shall be independent from every other power, -authorization or security interest which has at any time been, or may at any time be, – – – – created by the Grantor, the Issuer, the – – – – Company or any third parties in favor of the Secured Parties or the Attorney for and on – – – – behalf of the Secured Parties for the Secured Obligations.

The Attorney can exercise its – – – – powers and authorizations under this Power of Attorney and enforce this Power of Attorney – – – – against the Grantor pursuant to the terms of -this Power of Attorney, notwithstanding, and independent from, any other security interest created in favor of the Secured Parties or – – – – the Attorney for and on behalf of the Secured Parties by the Grantor, the Issuer, the – – – – Company or any third parties. Acting in – – – – accordance with the Transaction Documents and the Security Documents, the Attorney shall be at liberty to decide, in its sole discretion, if any security conferred upon the Attorney – – – – under the Security Documents shall be – – – – – – – – enforced by the Attorney, as well as the – – – – sequence of the security to be so enforced. – – – – Further, the execution and/or enforcement of any other Security Document is not intended – – – – to modify or supersede the powers and – – – – authorizations or any rights or obligations – – – – contained in this Power of Attorney and shall not in any way affect, impair or invalidate – – – – the effectiveness and validity of this Power of Attorney or any term or condition hereof – – – – and the Grantor shall not be entitled (and to the extent necessary, the Grantor hereby – – – – waives its rights) to plead or claim in any – – – – court the execution and/or enforcement of any other Security Documents as a cause for – – – – extinguishing, invalidating, impairing or – – – – modifying the effect and validity of this – – – – Power of Attorney and any term or condition – – – – contained herein.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

18.
As a separate and independent obligation, the Grantor agrees to fully defend, indemnify and hold the Attorney and the Secured Parties and any of their representatives or attorneys – – – – harmless, on first demand, from and against – – – – any and all actions, claims, demands, – – – – proceedings, judgments, causes of action, – – – – losses, liabilities, costs, charges and – – – – expenses (including without limitation all – – – – services, value added and other duties or – – – – taxes payable on such costs, charges and – – – – expenses)  which may be suffered or incurred -by the Attorney or the Secured Parties and – – – – any of their representatives or attorneys as -a result of (i) any breach of any of the – – – – obligations, warranties or undertakings made -or assumed by the Grantor under this Power of Attorney, (ii) the existence or use of the – – – – rights conferred on the Attorney in this – – – – Power of Attorney, and (iii) the perfection, exercise, enforcement or the preservation of -any rights under this Power of Attorney, or – – – – any other matter arising out of or in – – – – connection with this Power of Attorney, – – – – except if such costs, charges and expenses – – – – occurred in relation to the Attorney’s – – – – negligence and misconduct.– – – –– – – – – – – – – – – – – – – –

19.
The Parties agree that this Power of Attorney will be executed in English and Bahasa Indonesia pursuant to Law No. 24 of 2009 on the National Flag, Language, Emblem and Song and its implementing regulations. Both the Bahasa Indonesia and English versions of this Power of Attorney will be valid. However, the Parties agree that, in the event of any conflict between the Bahasa Indonesia version and the English version of this Power of Attorney, the Bahasa Indonesia version will prevail and the English version will be amended to conform with the provisions in the Bahasa Indonesia version

20.	This Power of Attorney shall be governed by – – – – and construed in accordance with the laws of -the Republic of Indonesia.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

21.
The Grantor agrees that any legal action or – – – – proceeding arising out of or in connection – – – – with this Power of Attorney may be brought – – – – before the District Court of Central Jakarta -and it irrevocably submits to the – – – – – – – – – – – – – – – – non exclusive jurisdiction of such court and -selects the Registrar’s office of such court (Kantor Panitera Pengadilan Negeri Jakarta – – – – Pusat) as its general and permanent domicile for the purposes of this Power of Attorney – – – – only.  The submission by the Grantor to such -jurisdiction shall not (and shall not be – – – – – – – – construed so as to) limit the right of the – – – – Attorney and the Secured Parties to commence -any action or proceeding arising out of or in connection with this Power of Attorney in any jurisdiction whatsoever that they may deem – – – – fit nor shall the commencement of any such – – – – legal action or proceedings in one – – – – – – – – jurisdiction preclude the Attorney and the – – – – Secured Parties from commencing any further – – – – or other legal action or proceedings in the – – – – same or any other jurisdiction. – – – – – – – –– – – – – – – –

22.
(a)          This Power of Attorney may be amended, – – – – by an instrument in writing signed by – – – – the Grantor and the Attorney.  This – – – – Power of Attorney shall be binding upon and inure to the benefit of the – – – – – – – – respective successors and assigns of the Grantor and the Attorney hereto; – – – – – – – – provided, however, that the Grantor may not assign its rights or obligations – – – – hereunder without the consent of the – – – – Attorney. – – – –– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(b)
The Attorney may at any time assign or – – – – otherwise transfer all or any part of – – – – its right and benefits under this Power of Attorney, and in that event such – – – – – – – – assignee(s), grantee(s) or transferee(s) of the Attorney, as the case may be, – – – – shall automatically become vested with – – – – such rights, interest and privileges of such Attorney under this Power of – – – – – – – – Attorney without loss of priority.  The Attorney is hereby authorized by the – – – – Grantor to take whatever actions or – – – – – – – – steps to effectuate the rights of such – – – – assignee and successors under this Power of Attorney, the Transaction Documents – – – – and other Security Documents, including but not limited to the preparation or – – – – execution of Powers of Attorney and – – – – agreements amending or renewing this – – – – Power of Attorney.– – – –– – – –– – – – – – – – – – – – – – – –

23.
In the event the Grantor obtains or otherwise acquires Future Shares, then upon the – – – – acquisition of such Future Shares as may be – – – – confirmed by the execution of the Additional Agreement of Pledge of Shares all – – – – – – – – authorizations and powers of attorney – – – – contained in this Power of Attorney shall by operation of law be deemed to have been – – – – granted by the Grantor on such Future Shares.

Now, also appear before me, notary in the – – – – presence of the same witnesses:– – – – – – – – – – – – – – – – – – – – – – – – – – – –

1.
a.          [**], born in – – – – [**], on the [**]([**]) day of [**] ([**]), employee of the – – – – – – – – limited liability company to be referred to hereunder, residing in [**], – – – – – – – –[**], Rukun – – – – – – – – Tetangga [**]/Rukun Warga [**], Kelurahan – – – – [**], Kecamatan [**], – – – – [**], holder of Resident – – – – Identity Card Number – – – – – – – – – – – – – – – – [**], Indonesian Citizen;– – – –

b.
Mister [**], born in [**], – – – – on the [**] ([**]) day of – – – – – – – – [**] ([**]), Employee of the – – – – limited liability company to be referred to hereunder, residing in [**], Jalan [**], Rukun Tetangga – – – – [**]/Rukun Warga [**], Kelurahan – – – – – – – – [**], Kecamatan [**], [**], holder of Resident Identity – – – – Card Number [**], – – – – Indonesian Citizen ;– – – – – – – – – – – –– – – –

- according to their statement in this – – – – matter acting pursuant to power of attorney dated the [**] ([**]) day of [**]– – – – [**]([**]) Number : [**], the certified true copy of which was – – – – duly stamped and attached to the minutes of my notarial deed dated today number [**], – – – – acting as the attorney-in-fact of and as – – – – such for and on behalf of the Attorney, – – – – authorized pursuant to the Transaction – – – – Documents to act for and on behalf of the Secured – – – – Parties as defined in the Amended and Restated Indenture which, at the time of the execution of this Power of Attorney, are as specified in [Exhibit 1] attached – – – – hereto.– – – – – – – – – – – – – – – – – – – –

The appearer, [**] – – – –and [**] aforementioned – – – – acting in the abovementioned capacity hereby declares that the Attorney hereby accepts – – – – this Power of Attorney granted by the – – – – Grantor set out in this Power of Attorney – – – – and the representations, warranties and – – – – covenants made by the Grantor set out herein above.– – – –– – – – – – – –– – – –– – – –

2.
Mister [**] aforesaid;– – – – according to his statement in this matter acting in his capacity as Director – – – – – – – –representing the Board of Directors – – – – (Direksi) of and as such for and on behalf – – – – of the Company and who, for the purpose of – – – – entering into this legal transaction has – – – – obtained the prior approval of the Board of Commissioners and the Board of Directors, as evidenced by duly stamped resolutions of the Board of Commissioners dated the [**] – – – – ([**]) day of [**] ([**]), and the Board of Directors dated the [**] ([**]) day of [**]([**]), which certified true – – – – copies are attached my notarial deed dated – – – – today number [**] .– – – – – – – – – – – – – – – – – – – – – – – –

The appearers are known to me, Notary.– – – – – – – –

– – – – – – – –– – – – – – – – – – – –IN WITNESSETH WHEREOF – – – – – – – – – – – – – – – – – – – – – – – –

this deed has been drawn up and executed in South Jakarta, on the day and date mentioned in the – – – – – – – –preamble of this deed, in the presence of:– – – –– – – – – – – –

1.
Mister [**], Sarjana Hukum, born in [**], on the [**]   ([**]) day of     (one thousand nine hundred and – – – – [**]), residing in [**] , Jalan  [**]– – – – , Rukun Tetangga [**]   /Rukun Warga  , Kelurahan [**], – – – – Kecamatan [**], holder of the Resident– – – – Identity Card Number – – – – [**] ;– – – –– – – – – – – –

2.
Mister [**], Sarjana Hukum, born in [**], on the  [**]([**]) – – – – day of (one thousand nine hundred and[**]), residing in, Jalan [**], Rukun Tetangga [**]/Rukun Warga – – – – [**], Kelurahan [**], Kecamatan– – – – [**] , holder of the Resident – – – – Identity Card Number– – – – – – – – [**] ;– – – – – – – – both assistants of the notary, known to me, – – – – Notary as the witnesses. – – – – – – – – – – – – – – – – – – – – – – – – – – – –

This deed, after having been duly read out by me, Notary, to the appearers and witnesses, was – – – – immediately signed by the appearers, witnesses – – – – and me, Notary.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

Executed with five alterations, namely because of five substitutions, without addition, without – – – – deletion.– – – – – – – –– – – –– – – – – – – – – – – –– – – –

The original of this deed has been properly – – – – signed.– – – – – – – – – – – – – – – – – – ––

- Issued as a copy of the same tenor.– – – – – – – – – – – –

Notary in Jakarta,

[**]

IRREVOCABLE POWER OF ATTORNEY TO VOTE SHARES

Number

On this day,        , the         day of –   two thousand    (  –  –2012), at   :   WIB (Western Indonesian Time), – appeared before me,        , Sarjana Hukum, – – – –Notary in Jakarta, the appearers will be – – – – – – –mentioned hereunder, in the presence of the – – – – –witnesses whose names will be mentioned at the – – closing part of this deed.– – – – – – – – – – – – – – – – – – – – –

a.
Mister         , born in – – – – – – – – – –, on the     (       ) day of       (one thousand nine hundred– – –      ), Director of the limited liability company to be referred to hereunder, residing in Jakarta, Jalan        Number  , Rukun Tetangga   /Rukun Warga   , Kelurahan     , Kecamatan       ,     Jakarta, holder of the Resident Identity Card Number         , Indonesian – – – – – –Citizen;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

b.
Mister          , born in – – – – – –     , on the     (      ) day of         (one thousand nine hundred – – – –    ), Director of the limited – – – – – –liability company to be referred to – – – – – – – – –hereunder, residing in Jakarta, Jalan – – – – – – –       Number   , Rukun Tetangga – – – – – – – –   /Rukun Warga   , Kelurahan    , – – – – – –Kecamatan     ,    Jakarta, – – – – holder of the Resident Identity card Number        , Indonesian Citizen; and

– according to their statements in this matter –acting in their respective above capacities – – – –and therefore representing the Board of – – – – – – – –Directors of and as such for and on behalf of – –PT. CENTRAL PROTEINAPRIMA, TBK., a public – – – – – –limited liability company duly established, – – – –organized and validly existing under the laws – –of the Republic of Indonesia, having its legal –domicile in Jakarta, whose Articles of – – – – – – – – Association and the amendments thereto were – – – –announced in: – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– State Gazette of the Republic of Indonesia – – –dated the 9th (ninth) day of February 1990 – – – – –(one thousand nine hundred and ninety) Number – –12, Supplement Number 494 and Number 497;– – – – – – –

– State Gazette of the Republic of Indonesia – – –dated the 23rd (twentythird) day of March – – – – –1990 (one thousand nine hundred and ninety) – – – –Number 24, Supplement Number 1124;– – – – – – – – – – – – –

– State Gazette of the Republic of Indonesia – – –dated the 3rd (third) day of April 1998 (one – – –thousand nine hundred and ninetyeighth) – – – – – – – Number 27, Supplement Number 39;– – – – – – – – – – – – – – –

– State Gazette of the Republic of Indonesia – – –dated the 24th (twentyfourth) day of April – – – – 1998 (one thousand nine hundred and ninety —– eighth) Number 33, Supplement Number 2234; – – – – – –

– State Gazette of the Republic of Indonesia – – – –dated the 22nd (twentysecond) day of June – – – – – – 1999 (one thousand nine hundred and ninety– – – – – – nine) Number 50, Supplement Number 170;– – – – – – – – –

– State Gazette of the Republic of Indonesia – – – –dated the 13th (thirteenth) day of December – – – – –2002 (two thousand two) Number 100, Supplement – – Number 14707;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– State Gazette of the Republic of Indonesia – – – –dated the 7th (seventh) day of July 2003 (two – – – thousand three) Number 19, Supplement Number – – – –189;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– State Gazette of the Republic of Indonesia – – – –dated the 15th (fifteenth) day March 2005 (two – – thousand five) Number 21, Supplement Number – – – – –2704;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– the amendments to the articles of – – – – – – – – – – – – association was set forth in deed dated the – – – – –27th (twentyseventh) day of April 2006 (two – – – –thousand six) Number 61, passed before SITI – – – – –PERTIWI HENNY SINGGIH, Sarjana Hukum, Notary in – Jakarta, which has been approved by the – – – – – – – – –Minister of Laws and Human Rights of the – – – – – – – – Republic of Indonesia by virtue of his decree – – – dated the 12th (twelfth) day May 2006 (two – – – – – – thousand six) Number – – – – – – – – – – – – – – – – – – – – – – – – – –

C14086 HT.01.04.TH.2006;– – – – – – – – – – – – – – – – – – – – – – the last amendments thereto was set forth by deed dated the      (      ) day of – – – – – – – – –          (two thousand    ) Number, – – – –passed before         , Sarjana – – – – – – – – Hukum, Notary in Jakarta, which has been – – – – – – – – approved by the Minister of Laws and Human – – – – – – Rights of the Republic of Indonesia by virtue of his decree dated the (     ) day of – – – – – – – – –        (two thousand   ) – – – – – – – – – – – – – – – –

Number          ;– – – – – – – – – – – – – – – – – – – – – – –

– the last composition of the Board of – – – – – – – – – Directors and the Board of Commissioners was set forth by deed dated the      (     ) day of            (two thousand six) Number     , – – – –passed before Notary LIES HERMININGSIH, Sarjana – Hukum aforesaid; – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– and who, for the purpose of entering into this legal transaction has obtained the prior approval of the Board of Directors, and the Board of – – – – –Commissioners, as evidenced by:– – – – – – – – – – – – – – – –

i.
Circular Resolution of the Board of – – – – – – – Directors of PT. CENTRAL PROTEINAPRIMA, TBK. In Lieu of a Meeting of the Board of – – – – – – Directors dated [●] 2013; – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

ii.	Circular Resolution of the Board of – – – – – – – Commissioners of PT. CENTRAL PROTEINAPRIMA, TBK. In Lieu of a Meeting of the Board of – – Commissioners dated [●] 2013; and

iii.
Extraordinary General Meeting of Shareholders of PT. CENTRAL PROTEINPRIMA, TBK. as set forth in Deed No. 69 passed before Yulia SH, Notary in Jakarta Selatan dated 28 September 2012 – – – – – – – – – – – – – – – – – – – – – – – – – – – , the certified true – – – copies of which are attached to the minutes of my notarial deed dated – – number   ;– – – – – – – – – – – (including its successors in title and/or – – – – –assignees shall hereinafter collectively be – – – – –referred to as a “Grantor”)– – – – – – – – – – – – – – – – – – – –

The appearer, acting in its above mentioned – – – – –capacities, hereby firstly declares as follows:– –

(A)
the Obligors (as defined in the Pledge of –  Shares) have entered into the Transaction – Documents, which includes the Amended and Restated Indenture – – –(as defined in the Pledges of Shares), the copy of which have been shown to me, – – – – – Notary. The Amended and Restated Indenture provides, inter alia, for the execution of a power of – – – – –attorney to vote shares to secure payment – of the Secured Obligations;– – – – – – – – – – – – – –

(B)	the Grantor is the legitimate registered – – – owner of the Shares (as defined in the – – – – –Pledge of Shares);– – – – – – – – – – – – – – – – – – – – – – – –

(C)
in compliance with the Amended and Restated Indenture, the – – – – – – Grantor hereby agrees to confer this – – – – – – –irrevocable Power of Attorney to Vote Shares on the terms and conditions contained – – – – – –herein;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(D)
in connection with the entering of the – – – – – Grantor into this Power of Attorney, the – – – Grantor has obtained the approval of its – – – Board of Directors, Board – of Commissioners and the Shareholders; – – – – – – – – – – – – – – – – – – – – – – – –

(E)
pursuant to the Amended and Restated Indenture, the Attorney is – authorized and directed to enter into the – – individual security agreements for and on – – behalf of the Secured Parties and to hold – – the security interests created hereby in – – – favour of the Secured Parties;– – – – – – – – – – – – –

(F)
the Grantor and the Attorney agree that the powers and authorization given under this – – Power of Attorney is solely for the interest and benefit of the Secured Parties and that in this Power of Attorney the Attorney is – – acting for and on behalf of and solely for – the interest and benefit of the Secured – – – – Parties;  and– – – – – – – – – – – – – – – – – – – – – – – – – – – –

(G)
the Grantor acknowledges that without the – – powers and authorization granted to the – – – – Attorney as provided herein, the Secured – – – Parties would not have agreed to enter into the Transaction Documents and that – – – – – – – – accordingly this Power of Attorney is – – – – – –considered to be for the interest and – – – – – –benefit of the Issuer, the Company and the – Grantor.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

NOW, THEREFORE, the appearers acting in their – – – above mentioned capacities hereby further – – – – – – –declares as follows:– – – – – – – – – – – – – – – – – – – – – – – – – –

1.1
In this Power of Attorney, including its – – – recitals, except to the extent that the – – – – context requires otherwise, the following – – expressions shall have the following – – – – – – –meanings:– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

“Attorney” means PT Bank CIMB Niaga – Tbk, a banking corporation incorporated and validly existing under the laws of the Republic of Indonesia, having its registered office – in Jakarta, in this matter acting as – – – – – – –Onshore Collateral Agent for and on behalf of the Secured Parties;– – – – – – – – – – – – – – – – – – – – – – – – – –

“Company” shall mean PT Centralwindu Sejati, a limited liability company – duly established and validly existing under the laws of the Republic of Indonesia, – – – – –having its legal domicile in [Sidoario];– – – – – –

“Pledge of Shares” shall mean the Pledge of Shares Agreement executed on an even date – – herewith, between the Grantor, the Company and the Attorney; and– – – – – – –

“Power of Attorney” means this Power of – – – – Attorney to Vote Shares.– – – – – – – – – – – – – – – – – –

1.2	In this Power of Attorney, unless the – – – – – –context otherwise requires:– – – – – – – – – – – – – – – –

(a)
capitalized terms not otherwise defined – herein shall have the same meaning given to such terms in the Pledge of Shares – – (except that the reference to (1) the – – “Pledgor” in the Pledge of Shares is the reference to the “Grantor” and (2) to – – the “Onshore Collateral Agent” in the Pledge of – – Shares is the reference to the – – – – – – – – –”Attorney”) and the Amended and Restated Indenture and all – – rules of interpretation set out in the –  Amended and Restated Indenture shall apply hereto as if the – same were set out in full herein; – – – – – –

(b)	the headings of the various articles are for convenience of reference only and – – shall not define or limit any of the – – – terms or provisions hereof;– – – – – – – – – – – –

(c)
all references herein to any document – – (including without limitation, this – – – – Power of Attorney) or any law shall be – deemed to refer to such document or law –as it may be amended, extended, novated, consolidated, supplemented, substituted, renewed or replaced from time to time – – (provided that in the case of any – – – – – – document, such document is not amended – in breach of a covenant contained in any of the Transaction Documents);– – – – – – – – – –

all references herein to any party shall be deemed to refer to its successors, – – transferees and assigns;– – – – – – – – – – – – – – –

any word importing the singular shall – – include the plural and vice versa;– – – – – –

unless otherwise specified, all – – – – – – – –references to Articles, Exhibits and – – – Schedules are to articles, exhibits and schedules to, this Power of Attorney, – – which articles, exhibits and schedules form an integral and inseparable part to this Power of Attorney;– – – – – – – – – – – – – – – –

all references herein to law include – – – references to any applicable – – – – – – – – – – constitutional provision, treaty, – – – – – –decree, convention, statute, act, – – – – – –regulation, rule, ordinance, – – – – – – – – – – proclamation, subordinate legislation, – bylaw, judgment, rule of court, – – – – – – –practice direction, guideline, code, – – – order, approval and standard, including all of their amendments, modifications – and replacements;– – – – – – – – – – – – – – – – – – – – –

if a payment or other act must be made – or done on a day which is not a Business Day, then it must be made or done on the next following Business Day; – – – – – – – – – –

a warranty, representation, covenant, – – liability, obligation or agreement given or entered into by more than one person binds them jointly and severally; and– – –

references to “Dollars” or “$” are – – – – – references to United States Dollars; – – – and– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

references to “Rupiah” or “Rp” or “IDR” are references to Indonesian Rupiah.– – –

2.
As a continuing security for the Secured – – – Obligations, the Grantor hereby – – – – –grants a power of attorney, with the right – of substitution, to the Attorney (acting in its capacity as Onshore Collateral Agent for and on behalf of the Secured Parties) together – – with the right of the Attorney to revoke any substitution so granted and to make further substitution if the Attorney considers – – – – –appropriate, for and on behalf of the – – – – – –Grantor and in the name of the Grantor to: –

(a)	attend any and all general meetings of – the shareholders of the Company; – – – – – –

(b)	vote on the Shares at any such meeting –in such manner as the Attorney may deem fit and appropriate; – – – – – – – – – – – – – – – – –

(c)	give shareholder approval by way of a – shareholders’ written resolution (or – – otherwise) in lieu of a general – – – – – – –meeting; – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(d)	receive dividends on the Shares; – – – – – –

(e)	pay the proceeds of any sale of the – – – Shares and any dividend to the – – – – – – – –Attorney; – – – – – – – – – – – – – – – – – – – – – – – – – – –

(f)
represent the Grantor in any and all – – matters thereof, including but not – – – – limited to the signing, issuing, – – – – – – delivering, or receiving any documents, forms and letters in such form(s) as may be approved by the Attorney, to – appear before the competent institution or authority, to make any applications –for any government approval (if – – – – – – –required) or take any actions that may –be required by the laws and regulations in Indonesia or necessary as the – – – – – – Attorney determines in its sole – – – – – – –discretion in relation to this Power of Attorney;– – – – – – – – – – – – – – – – – – – – – – – – – – – –execute any amendment to this Power of –Attorney; and generally exercise all – – rights of ownership of the Shares – – – – – without any exception, – – – – – – – – – – – – – – – provided that, the authorization as provided for in this Article 2 may only be exercised by the Attorney if an Event of Default – – – – – has occurred and is continuing – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

3.
The Grantor further declares that all powers conferred on the Attorney by virtue of this Power of Attorney constitute the – – – – – – – – – – implementation of an essential obligation – – under the Transaction Documents.– – – – – – – – – – – Accordingly all authorizations given by the Grantor hereunder to the Attorney are irrevocable (and the Grantor – – – – –hereby waives applicability of the – – – – – – – – provisions of Articles 1814 and 1816 of the Indonesian Civil Code) and shall not – – – – – – –terminate by any other reason mentioned in – Article 1813 of the Indonesian Civil Code, – or by any other reason whatsoever. This Power of Attorney shall – – – – – – remain valid until the Secured Obligations have been repaid in full or cancelled by the Attorney by way of a written instrument of cancellation duly – – signed by the Attorney on behalf of the – – – – Secured Parties prior to such payment.– – – – – –

4.	The Grantor hereby irrevocably agrees that if an Event of Default occurs, it shall not perform or exercise any of its rights and – – powers attached to the Shares.– – – – – – – – – – – – –

5.
This Power of Attorney is given with the – – – right of substitution and with the right of the Attorney to revoke any substitution so – granted.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

6.
This Power of Attorney has been granted by – the Grantor on the condition that following the payment in full of the Secured – – – – – – – – Obligations and termination of all – – – – – – – – commitments (which payment and termination – shall be evidenced by a written statement – – from the Attorney, which the Attorney shall issue on payment in full of the Secured – – – – Obligations) this Power of Attorney shall immediately cease to have effect and the Attorney agrees to execute and deliver to the Grantor (at the cost of – the Grantor) such documents and instruments as the Grantor shall reasonably request to – evidence the termination of this Power of – Attorney.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

7.	(a)
The Grantor hereby represents and – – – – – warrants to the Attorney, for and on behalf of – the Secured Parties, on each date that –any Secured Obligation is outstanding, – as follows: – – – – – – – – – – – – – – – – – – – – – – – – –

(i)
the Grantor is a limited liability company duly established and – – – – – validly existing under the laws of Republic of Indonesia and is duly –licensed and authorized to be – – – – engaged in the business in which – –it has been engaged in the places –of its respective business – – – – – – – activities; – – – – – – – – – – – – – – – – – – – –

(ii)
all corporate and other action – – – (including obtaining and – – – – – – – – –maintaining all governmental and – –creditor’s authorizations and – – – – consents) necessary to own and – – – maintain the ownership of the – – – – Shares, for the due execution, – – – delivery and performance of this – –Power of Attorney (including but – –not limited to the transfer as the result of the enforcement of the – –powers and authorization created – –hereby, surrender and deliver the –relevant share certificates) have –been obtained or taken and remain –valid; – – – – – – – – – – – – – – – – – – – – – – – – –

(iii)
the authorization granted by it – hereunder constitutes legal, valid and binding obligations – – – – – – – – – –enforceable against it in – – – – – – – –accordance with the terms of this –Power of Attorney;– – – – – – – – – – – – – – –

(iv)
save for the Transaction Documents and  Security Documents, it is not a party to or bound by any – – – – – – – agreement or undertaking which – – – limits or makes subject to any – – – conditions its right as a – – – – – – – –shareholder to sell, pledge or – – – otherwise encumber or dispose of – –the Shares;– – – – – – – – – – – – – – – – – – – – –

(v)
it is not a party to any dispute – – with respect to the Shares nor in –any legal dispute or to the knowledge of the Pledgor is threatened – – – – – against the Shares, nor are any of the Shares subject to any dispute, seizure, defense, setoff or – – – – – counterclaim by any party;– – – – – – – –

(vi)
the execution and performance of – – this Power of Attorney will not – – result in any contravention of, or constitute a default under any – – – agreement or law or order – – – – – – – –(including rules or provisions on –the preferential treatment of – – – – creditors), by which it or its – – – assets are bound or affected, or – –its constitutional documents or – – any limitation on powers of its – – directors and its commissioners;– –

(vii)
no other event is outstanding – – – which constitutes a default under –any document which is binding on – –the Grantor and the Company or any of their assets to an extent or in a manner which adversely affect – – the obligations of the Grantor and the Company hereunder;– – – – – – – – – – –

(viii)
no litigation, arbitration or – – – – administrative proceeding has been commenced or is pending or to the knowledge of the Pledgor is threatened against the Grantor and the Company, which would have a material adverse effect on  the transactions envisaged –hereunder or the Secured Parties’ –rights in the Shares;– – – – – – – – – – – –

(ix)
there has been no material adverse change in the financial condition –of the Grantor since the date of – –this Power of Attorney which would adversely affect the transactions –envisaged hereunder or the Secured Parties’ rights and interests in – –the Shares;– – – – – – – – – – – – – – – – – – – – –

(x)
the entry into by the Grantor of – – this Power of Attorney – – – – – – – – – – –constitutes, and the exercise by – – them of their rights and – – – – – – – – –performance of its obligations – – – under this Power of Attorney will –constitute, private and commercial acts performed for private and – – – commercial purpose;– – – – – – – – – – – – – –

(xi)
the Grantor  will not be entitled to claim immunity from suit, – – – – – execution, attachment or other – – – legal process in any proceedings – –taken in its jurisdiction of – – – – – incorporation in relation to this –Power of Attorney;– – – – – – – – – – – – – – –

(xii)
the execution and performance of – – this Power of Attorney has not nor will it  breach  any applicable – – government authorization or any – – other approval or authorization – – from any applicable governmental – –agency with jurisdiction over it – –or its Shares (as the case may – – – be);– – – – – – – – – – – – – – – – – – – – – – – – – – – –

(xiii)
this Power of Attorney will be – – – effective to create in favor of – – the Attorney for and on behalf of – the Secured Parties a legal, valid and enforceable security to secure payment of the Secured Obligations, subject to any general principles of law limiting –its obligations, which security is not and shall – – not be subject to any other – – – – – – security of equal or prior – – – – – – – ranking, on all of the Shares – – – – intended to be secured hereunder;– –

(xiv)	it has full right, title and – – – – – interest in and is the legal owner of its Shares;– – – – – – – – – – – – – – – – – –

(xv)	the constitutive documents of the Company do not and will not – – – – – –restrict or inhibit any transfer – of the Shares;– – – – – – – – – – – – – – – – – –

(xvi)	the Shares represent and – – – – – – – – constitute all of the shares – – – – –presently held by the Grantor in – the Company;– – – – – – – – – – – – – – – – – – – –

(xvii)
the Shares are validly issued, – – – fully paid up, are fully entitled to all dividend paid or to be paid thereon, are not pledged, – – – – – – – assigned, encumbered or otherwise made subject to any lien and, – – – –other than  the pledge – – – – – – – – – – contemplated by this Power of – – – –Attorney, it is not aware of any – effective pledge, assignment, – – – –fiduciary transfer, security – – – – –agreement, financing statement, – – powers of attorney or other – – – – – –instrument similar in effect – – – – –covering all or any part of the – – Shares;– – – – – – – – – – – – – – – – – – – – – – – –

(xviii)
the Shares intended to be covered hereby exist and are uncontested, and it has no knowledge of any – – –fact which would impair the – – – – – –existence of the Shares or their – validity;– – – – – – – – – – – – – – – – – – – – – – –

(xix)	the certificates with respect to the Shares correctly identify, – – –from time to time, the number of – Shares owned by it; – – – – – – – – – – – – –

(xx)
all documents, papers and – – – – – – – writings relating to the Shares – – and provided to the Attorney by – – it, as well as the signatures – – – –thereon, are genuine and represent in all respects what they purport to be, and have been duly executed by the parties concerned;– – – – – – – –

(xxi)	it has not granted any options or other rights of whatsoever – – – –nature in respect of the Shares to any third party;– – – – – – – – – – – – – – – –

(xxii)	it has not done nor omitted to do any act or thing which has or may adversely affect its rights in – – –respect of the Shares;– – – – – – – – – – –

(xxiii)
the Company has not been – – – – – – – –  dissolved, and no resolution has – been adopted or court decision has been taken to dissolve the – – – – – – Company; – – – – – – – – – – – – – – – – – – – – – – –

(xxiv)
the Company has not been declared bankrupt or granted a suspension – of payment obligations, nor have – petitions for bankruptcy or for – – the granting of suspension of – – – –payments been filed;   – – – – – – – – – –

(xxv)	the Grantor has no knowledge of – any fact which would impair the – – existence of the Shares or the – – –validity of this Power of Attorney under the terms hereof; and– – – – – –

(xxvi)
the Grantor acknowledges that the granting of power of attorney hereunder as a continuing security for the Secured Obligations are – – for the interest and to the – – – – – –benefit of the Grantor.– – – – – – – – – –

(b)
The Grantor further represents and – – – warrants to the Attorney in favour of the Secured Parties that, on the date it acquires or otherwise obtains the – ownership of the Future Shares, all – – the representations and warranties – – – made in 7(a) above shall be deemed – – – repeated mutatis mutandis in respect – of those Future Shares.– – – – – – – – – – – – – –

8.
The Grantor hereby represents and warrants – with respect to itself only that all taxes, charges, fees, duties and assessments with – respect to the Shares owned by it have been fully paid, and agrees to pay promptly any – and all taxes, charges, fees, duties and – – – assessments which may be levied or become – – due with respect to its Shares in the – – – – – –future. In the event that the Attorney, in – its absolute discretion, elects to pay any – such expenses, then the Secured Obligations shall be deemed to be increased by the – – – – –amount thereof.– – – – – – – – – – – – – – – – – – – – – – – – – –

9.	(a)
For the purpose of exercising the – – – – – Attorney’s rights hereunder: (i) the – –occurrence of an Event of Default – – – – –shall be conclusively evidenced by a – –certificate from the Attorney to that – effect and (ii) any persons dealing – – –with the Attorney may rely upon a – – – – –certificate from the Attorney – – – – – – – – certifying that an Event of Default – – –has occurred.– – – – – – – – – – – – – – – – – – – – – – –

b)
In exercising any right under this – – – – Power of Attorney it shall not be – – – – –necessary for the Attorney or any of – –the Secured Parties to prove the – – – – – amount owing by the Obligor in respect of the Secured Obligations, and the – – –Attorney shall be entitled for the – – – –purpose of exercising its rights – – – – – hereunder to determine such amounts – – –then due and payable by the Obligor – – –and all expenses which are to be borne by the Obligor on the basis of the – – – –Attorney’s and the Secured Parties’ – – –books and records.– – – – – – – – – – – – – – – – – – –

10.	(a)
Except if served by a court bailiff – – – (juru sita), any notice or – – – – – – – – – – –communication shall be in writing and – delivered in person or mailed by – – – – – firstclass mail or sent by facsimile – (with a hard copy delivered in person – or by mail promptly thereafter) and – – –addressed as follow:– – – – – – – – – – – – – – – – –

Grantor: If to the Grantor, to it at:– –

PT Central Proteinaprima Tbk.– – – – – – – – –

19th Floor, Wisma GKBI, – – – – – – – – – – – – – –

Jalan Jenderal Sudirman Number 28– – – – –

Jakarta 10210Indonesia – – – – – – – – – – – – – –

Fax	: +62 21 57902197– – – – – – – –

Attention	: Board of Directors – – – –

Attorney: if to the Secured Parties – – –c/o the Attorney to it at:– – – – – – – – – – – –

PT BANK CIMB NIAGA Tbk.– – – – – – – –

–

CIMB Niaga Building,    Floor, – – – – – – –

Jalan Jend. Sudirman Kav. 58, Jakarta 12190  – – –

Fax	:	+62 21 – – – – – –

Attention:	Ms. – – – –

Ms.

Any Party may change its contact – – – – – details by giving five Business Days’ – notice to the other Party.– – – – – – – – – – – –

(b)           Except if served by a court bailiff – – (juru sita), every notice or other – – –communication sent in accordance with Article 10(a) above, shall be – – – – – – – effective upon receipt by the – – – – – – – addressee; provided, however, that – – –any such notice or other – – – – – – – – – – – –communication which would otherwise – –take effect after 4.00 p/m/ on any – – –particular day shall not take effect –until 10.00 a.m. on the immediately – –succeeding Business Day in the place –of the addressee.– – – – – – – – – – – – – – – – – – –

11.
The Parties hereto acknowledge that under – – the terms of the Amended and Restated Indenture, the Attorney has been appointed as Onshore Collateral Agent for and on behalf of the Secured Parties and the Grantor hereby further acknowledges the right of the Attorney – – from time to time to exercise all rights – – – pursuant to this Power of Attorney on behalf of the Secured Parties. Any notices to be – – given by the Grantor to the Secured Parties pursuant to or in connection with this Power of Attorney, must be given to the Attorney – and shall be deemed to have been given to – – the Secured Parties if given to the Attorney in accordance with the provisions of Article 10 above.

When a power or right is granted – to the Secured Parties under this Power of – Attorney, that power or right may be – – – – – – –exercised by the Attorney acting as the – – – – agent and representative of the Secured – – – – Parties.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – The Attorney is authorized to delegate to – – such person or persons as the Attorney may – specify, the exercise of any or all of the – powers conferred on the Secured Parties as further – delegated to the Attorney hereunder in – – – – –accordance with the terms and conditions of the Amended and Restated Indenture.– – – – – – – – – – – – – – – – – – – – – – – – – – –

12.
The Grantor shall pay the legal and other – professional fees and costs of consultants – and advisors to the Attorney and the Secured Parties and travel expenses and other out– – ofpocket costs reasonably incurred and properly documented by the Attorney and the Secured Parties and such consultants and advisors in connection with the preparation, negotiation, execution and delivery, and – – – where appropriate, registration of this – – – – Power of Attorney and amendments thereof – – – (and all matters incidental thereto) as – – – – contemplated by this Power of Attorney, and the administration of the transactions – – – – –contemplated by this Power of Attorney and – the exercise, preservation or enforcement of any of their respective rights under this – – Power of Attorney or any amendments, waivers or consents required under this Power of – – – Attorney. – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

13.	(a)
The proceeds of any enforcement of any – right or remedy granted to the Attorney hereunder –shall be applied against the Secured – – Obligations as provided in the – – – – – – – –Transaction Documents. – – – – – – – – – – – – – –

(b)
The remaining balance, if any, of such – proceeds of enforcement shall only be – paid to the Grantor after satisfaction –in full of all amounts owing to the – – – Secured Parties with respect to the – – – Secured Obligations.  – – – – – – – – – – – – – – – –

14.	(a)
It is understood and agreed by the– – – – –  Grantor that the authority granted by – – it over its rights and interests – – – – – – pursuant to this Power of Attorney is a continuing right and security for – – – – – payment to the Secured Parties of all – – amounts which may now or hereafter from time to time be owing to the Secured – – –Parties by the  Obligors in respect of –the Secured Obligations and this Power –of Attorney shall not be terminated and the security created hereunder shall – – –not be regarded as discharged or – – – – – – satisfied, until full and final payment and repayment   of all the Secured – – – – Obligations. – – – – – – – – – – – – – – – – – – – – – – – –

(b)
It is hereby further agreed by the– – – – – Grantor that the authorization and – – – – power created under this Power of – – – – – Attorney shall not be considered as – – – discharged or satisfied by any – – – – – – – – intermediate payment or satisfaction of any part of the Secured Obligations but shall be a continuing security and – – – – extend to cover all and any sums of – – – money which shall for the time being – – –constitute the Secured Obligations and –the Obligors shall continue to be – – – – – liable for the unpaid balance with – – – – respect thereto to the date of payment –or discharge thereof. – – – – – – – – – – – – – – – –

15.
The Attorney shall be under no obligation to enforce any right or benefit hereunder.  The Grantor agrees that no failure or delay or – omission on the part of the Attorney to – – – – exercise any right, power or privilege – – – – –hereunder shall operate or be construed as a waiver thereof, nor shall any single or – – – – partial exercise of any right, power or – – – – privilege hereunder preclude any further – – – exercise thereof or the exercise of any – – – – other right, power or privilege.  The rights and remedies herein provided are cumulative and not exclusive of any right or remedy – – – provided by law.– – – – – – – – – – – – – – – – – – – – – – – – – –

16.
In the event that any one or more of the – – – provisions contained in this Power of – – – – – –Attorney should be invalid, illegal or – – – – –unenforceable in any respect under any – – – – –applicable law, the validity, legality and – enforceability of the remaining provisions – shall not in any way be affected or impaired thereby, and the parties hereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

17.
The powers and authorization given hereunder by the Grantor shall be in addition to and – shall be independent from every other power, authorization or security interest which has at any time been, or may at any time be, – – – created by the Grantor, the Issuer, the – – – – Company or any third parties in favor of the Secured Parties or the Attorney for and on – behalf of the Secured Parties for the – – – – – –Secured Obligations. The Attorney can – – – – – –exercise its powers and authorizations under this Power of Attorney and enforce this – – – – Power of Attorney against the Grantor – – – – – –pursuant to the terms of this Power of – – – – –Attorney, notwithstanding, and independent – from, any other security interest created in favor of the Secured Parties or the Attorney for and on behalf of the Secured Parties by the Grantor, the Issuer, the Company or any third parties.

Acting in accordance with the Transaction Documents and the Security – – – – –Documents, the Attorney shall be at liberty to decide, in its sole discretion, if any – – security conferred upon the Attorney under – the Security Documents shall be enforced by the Attorney, as well as the sequence of the security to be so enforced. Further, the – – – execution and/or enforcement of any other – – Security Document is not intended to modify or supersede the powers and authorizations – or any rights or obligations contained in – – this Power of Attorney and shall not in any way affect, impair or invalidate the – – – – – – –effectiveness and validity of this Power of Attorney or any term or condition hereof and the Grantor shall not be entitled (and to – – the extent necessary, the Grantor hereby – – – waives its rights) to plead or claim in any court the execution and/or enforcement of – – any other Security Documents as a cause for extinguishing, invalidating, impairing or – – modifying the effect and validity of this – – Power of Attorney and any term or condition contained herein.– – – – – – – – – – – – – – – – – – – – – – – – –

18.
As a separate and independent obligation, – – the Grantor agrees to fully defend, – – – – – – – –indemnify and hold the Attorney and the – – – – Secured Parties and any of their – – – – – – – – representatives or attorneys harmless, , from and against any and all – actions, claims, demands, proceedings, – – – – –judgments, causes of action, losses, – – – – – – –liabilities, costs, charges and expenses – – – (including without limitation all services, value added and other duties or taxes – – – – – –payable on such costs, charges and expenses)  which may be suffered or incurred by the – – – Attorney or the Secured Parties and any of – their representatives or attorneys as a – – – – result of (i) any breach of any of the – – – – –obligations, warranties or undertakings made or assumed by the Grantor under this Power – of Attorney, (ii) the existence or use of – – the rights conferred on the Attorney in this Power of Attorney, and (iii) the perfection, exercise, enforcement or the preservation of any rights under this Power of Attorney, or any other matter arising out of or in – – – – – –connection with this Power of Attorney, – – – – except if such costs, charges and expenses – occurred in relation to the Attorney’s – – – – –negligence and misconduct.– – – – – – – – – – – – – – – – –

19.
The Parties agree that this Power of Attorney will be executed in English and Bahasa Indonesia pursuant to Law No. 24 of 2009 on the National Flag, Language, Emblem and Song and its implementing regulations.  Both the Bahasa Indonesia and English versions of this Power of Attorney will be valid. However, the Parties agree that, in the event of any conflict between the Bahasa Indonesia version and the English version of this Power of Attorney, the Bahasa Indonesia version will prevail and the English version will be amended to conform with the provisions in the Bahasa Indonesia version

20.	This Power of Attorney shall be governed by and construed in accordance with the laws of the Republic of Indonesia.– – – – – – – – – – – – – – – – –

21.
The Grantor agrees that any legal action or proceeding arising out of or in connection – with this Power of Attorney may be brought – before the District Court of Central Jakarta and it irrevocably submits to the – – – – – – – – – non exclusive jurisdiction of such court and selects the Registrar’s office of such court (Kantor Panitera Pengadilan Negeri Jakarta – Pusat) as its general and permanent domicile for the purposes of this Power of Attorney – only.  The submission by the Grantor to such jurisdiction shall not (and shall not be – – – construed so as to) limit the right of the – Attorney and the Secured Parties to commence any action or proceeding arising out of or – in connection with this Power of Attorney in any jurisdiction whatsoever that they may – – deem fit nor shall the commencement of any – such legal action or proceedings in one – – – – jurisdiction preclude the Attorney and the – Secured Parties from commencing any further or other legal action or proceedings in the same or any other jurisdiction. – – – – – – – – – – –

22.	(a)
This Power of Attorney may be amended,– – by an instrument in writing signed by – – the Grantor and the Attorney.  This – – – Power of Attorney shall be binding upon and inure to the benefit of the – – – – – – – respective successors and assigns of – – –the Grantor and the Attorney hereto; – – – provided, however, that the Grantor may not assign its rights or obligations – – – hereunder without the consent of the – – –Attorney. – – – – – – – – – – – – – – – – – – – – – – – – – –

(b)
The Attorney may at any time assign or– – otherwise transfer all or any part of – – its right and benefits under this Power of Attorney, and in that event such – – – assignee(s), grantee(s) or – – – – – – – – – – – –transferee(s) of the Attorney, as the – –case may be, shall automatically become vested with such rights, interest and – –privileges of such Attorney under this –Power of Attorney without loss of – – – – – priority.  The Attorney is hereby – – – – – authorized by the Grantor to take – – – – – whatever actions or steps to effectuate the rights of such assignee and – – – – – – – successors under this Power of – – – – – – – – Attorney, the Transaction Documents and other Security Documents, including but not limited to the preparation or – – – – – execution of Powers of Attorney and – – – agreements amending or renewing this – – –Power of Attorney.– – – – – – – – – – – – – – – – – – – –

23.
In the event the Grantor obtains or – – – – – – – – otherwise acquires Future Shares, then upon the acquisition of such Future Shares as may be confirmed by the execution of the – – – – – – –Additional Agreement of Pledge of Shares all authorizations and powers of attorney – – – – – –contained in this Power of Attorney shall by operation of law be deemed to have been – – – – granted by the Grantor on such Future – – – – – –Shares.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

Now, also appear before me, notary in the – – – – – – –presence of the same witnesses:– – – – – – – – – – – – – – – –

1.	a.	Mrs. , born in – – – –

        , on the     (       ) day of        (one thousand nine hundred and      ), employee of the – – – – – – limited liability company to be referred to hereunder, residing in Jakarta, – – – – –  Jalan     , Rukun – – – – – – Tetangga   /Rukun Warga   , Kelurahan       , Kecamatan          , – – – –      Jakarta, holder of Resident – – – – – – Identity Card Number – – – – – – – – – – – – – – – – – –              , Indonesian Citizen;–

b.	Mister , born in , –

on the      (      ) day of – – – – – –             (one thousand nine hundred – and     ), Employee of the – – – – – limited liability company to be referred to hereunder, residing in Jakarta, Jalan       , Rukun Tetangga –     /Rukun Warga   , Kelurahan – – – – – – – – –     , Kecamatan      ,   – Jakarta, holder of Resident Identity – – – –Card Number       , – – – – – – – Indonesian Citizen; – – – – – – – – – – – – – – – – – – –

– according to their statement in this – – – – –matter acting pursuant to power of attorney dated the      (       ) day of        (two thousand seven) Number :     , the certified true copy of which was – – duly stamped and attached to the minutes of my notarial deed dated      number   , – – –acting as the attorneyinfact of and as – – –such for and on behalf of the Attorney, – – – –authorized pursuant to the Transaction – – – – –Documents to act for and on behalf of the Secured – – – – – –Parties as defined in the Amended and Restated Indenture which, at the time of the execution of this Power of Attorney, are as specified in Exhibit 1 attached – – – – –hereto.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – The appearer, Mrs.      – – and Mister     aforementioned – – – acting in the abovementioned capacity hereby declares that the Attorney hereby accepts – – this Power of Attorney granted by the – – – – – –Grantor set out in this Power of Attorney – – and the representations, warranties and – – – –covenants made by the Grantor set out herein above.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

2.	Mister aforesaid;– – – – – – – –

according to his statement in this matter – – acting in his capacity as Director – – – – – – – – representing the Board of Directors – – – – – – – – (Direksi) of and as such for and on behalf – of the Company and who, for the purpose of – entering into this legal transaction has – – – obtained the prior approval of the – – – – – – – – Shareholders, Board of Commissioners and – – – Board of Directors, as evidenced by:– – – – – – – – resolutions of the Board of Commissioners dated the     (   ) day of June    (two thousand   ), and the Board of Directors dated the     ) day of –    (two thousand   ), which – – – – – –certified true copies are attached to the – –minutes of the certified true copies of – – – – which are attached to the minutes of my – – – – notarial deed dated    number   .– – – – – –

The appearers are known to me, Notary.– – – – – – – – – – – – – – – – – – – – – –IN WITNESSETH WHEREOF   – – – – – – – – – – – – – this deed has been drawn up and executed in South Jakarta, on the day and date mentioned in the – – – preamble of this deed, in the presence of:– – – – – – –

1.
Mister     , Sarjana Hukum, born in       , on the [**] (    ) day of     (one thousand nine hundred and   ), residing in Jakarta, Jalan Bunga – –    Number  , Rukun Tetangga   /Rukun Warga  , Kelurahan   , – – – – – – – Kecamatan    , holder of the Resident – Identity Card Number – – – – – – – – – – – – – – – – – – – – –   ; – – – – – – – – – – – – – – – –

Tuan    , Sarjana Hukum, born

in    , on the    (    ) day of     (one thousand nine hundred and   ), residing in Jakarta, Jalan Bunga – –    Number  , Rukun Tetangga   /Rukun Warga  , Kelurahan   , – – – – – – – Kecamatan    , holder of the Resident – Identity Card Number – – – – – – – – – – – – – – – – – – – – –          ,;– –– –– –– –– –– –– –– –– –– –– –– –– –– –– – – – –

both assistants of the notary, known to me, – –– –– –– Notary as the witnesses. – –– –– –– –– –– –– –– –– –– –– –– –– –– –– – – – –

This deed, after having been duly read out by me, Notary, to the appearers and witnesses, was – –– –– –– immediately signed by the appearers, witnesses – ––and me, Notary.– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– – – – – – –

Executed with five alterations, namely because of five substitutions, without addition, without – – – deletion.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

The original of this deed has been properly – –– –– –– signed.– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– – – – – – – – –

– Issued as a copy of the same tenor.– –– –– –– –– –– –– –– – –

Notary in Jakarta,

( , S.H. )

IRREVOCABLE POWER OF ATTORNEY TO SELL SHARES

Number

On this day,   , the              day of              two thousand twelve(  -  -2012), at  :    WIB (____________ Western Indonesian Time), – – – – – appeared before me, , Sarjana Hukum, – – – – Notary in Jakarta, the appearers will be – – – – – – – mentioned hereunder, in the presence of the – – – – witnesses whose names will be mentioned at the  – – closing part of this deed.– – – – – – – – – – – – – – – – – – – – –

a.
Mister                  , born in –––––––––– –, on the            (          ) day of (one thousand nine hundred ––––––––          ), Director of the limited – – – – – – – liability company to be referred to hereunder, residing in Jakarta, Jalan – – – – – – – Number     Rukun Tetangga – – – – –             Rukun Warga, Kelurahan            Kecamatan            Jakarta, holder of the Resident Identity Card Number        , Indonesian Citizen;– – – – –

b.
Mister        , born in – – – – – – –          , on the            (         ) day of – – – – – (one thousand nine hundred – – – – – – –          ), Director of the limited liability company to be referred to hereunder, residing in Jakarta, Jalan          Number   , Rukun Tetangga     /Rukun Warga   , Kelurahan                 Kecamatan     ,     Jakarta, holder of the Resident Identity card Number        , Indonesian Citizen;– – – – – – –  and – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

according to their statements in this matter acting in their respective above capacities ---- ---- and therefore representing the Board of – – – – – – – Directors of and as such for and on behalf of PT. CENTRAL PROTEINAPRIMA, TBK., a public – – – – limited liability company duly established, – – – – organized and validly existing under the laws of the Republic of Indonesia, having its legal domicile in Jakarta, whose Articles of – – – – – – – Association and the amendments thereto were – – – – – – – announced in: – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – –	State Gazette of the Republic of Indonesia dated the 9th (ninth) day of February 1990 – – – one thousand nine hundred and ninety) Number 12, Supplement Number 494 and Number 497;– – – – – – –

– – – –
State Gazette of the Republic of Indonesia – – dated the 23rd (twenty-third) day of March – – – – 1990 (one thousand nine hundred and ninety) – – – Number 24, Supplement Number 1124;– – – – – – – – – – – – – – – – – – – – –

– – –
State Gazette of the Republic of Indonesia – – dated the 3rd (third) day of April 1998 (one thousand nine hundred and ninety-eighth) – – – – Number 27, Supplement Number 39;– – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – –	State Gazette of the Republic of Indonesia– – dated the 24th (twenty-fourth) day of April – – – 1998 (one thousand nine hundred and ninety–eighth) Number 33, Supplement Number 2234; ---- ---- ---

– – – –	State Gazette of the Republic of Indonesia– – dated the 22nd (twenty-second) day of June – – – 1999 (one thousand nine hundred and ninety–nine) Number 50, Supplement Number 170;– – – – – – –

– – – –
State Gazette of the Republic of Indonesia– – dated the 13th (thirteenth) day of December        2002 (two thousand two) Number 100, Supplement Number 14707;– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –

– – – –	State Gazette of the Republic of Indonesia – – dated the 7th (seventh) day of July 2003 (two thousand three) Number 19, Supplement Number 189;– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –

– – – –
State Gazette of the Republic of Indonesia – – dated the 15th (fifteenth) day March 2005 (two thousand five) Number 21, Supplement Number            2704;– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –

– – – –
the amendments to the articles of – – – –– – – –– – – –association was set forth in deed dated the – – – –27th (twenty-seventh) day of April 2006 (two – thousand six) Number 61, passed before SITI – – – –PERTIWI HENNY SINGGIH, Sarjana Hukum, Notary – – in Jakarta, which has been approved by the – – – –Minister of Laws and Human Rights of the – – – –Republic of Indonesia by virtue of his decree dated the 12th (twelfth) day May 2006 (two – – – –thousand six) Number – – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –

– – – –	C-14086 HT.01.04.TH.2006;– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –

– – – –
the last amendments thereto was set forth by – – deed dated the          (         ) day of – – – –– – – –– – – –– – – –– – – – (two thousand) Number– – , – – – – passed before– – – –, Sarjana – – – –– – – – Hukum, Notary in Jakarta, which has been – – – – – – – – approved by the Minister of Laws and Human – – – – – – – –Rights of the Republic of Indonesia by virtue of his decree dated the              (          ) day of – – – – – – – – – – – –(two thousand) – – – – – – – – – – – – – – – – – – – – Number_____; – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – –
the last composition of the Board of – – – – – – – – – – – – Directors and the Board of Commissioners was set forth by deed dated the      (        ) day of       (two thousand) Number– – – –, – – – – – – – –passed before Notary– – – –, Sarjana – – – –Hukum aforesaid; – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – –
and who, for the purpose of entering into this legal transaction has obtained the prior approval of the Board of Directors, and the Board of – – – – – – – –Commissioners, as evidenced by:– – – – – – – – – – – – – – – – – – – – – – – –

i.
Circular Resolution of the Board of – – – – – – – – Directors of PT. CENTRAL PROTEINAPRIMA, TBK. In Lieu of a Meeting of the Board of – – – – – – – – Directors dated [●] 2013;– – – – – – – – – – – – – – – – – – – – – – – –

ii.
Circular Resolution of the Board of – – – – – – – – Commissioners of PT. CENTRAL PROTEINAPRIMA, TBK. In Lieu of a Meeting of the Board of – – – –Commissioners dated [●] 2013;– – – – – – – – – – – – – – – – – – – –

iii.	Extraordinary General Meeting of Shareholders of PT. CENTRAL PROTEINPRIMA, TBK. as set forth in Deed No. 69 passed before Yulia SH, Notary in Jakarta Selatan dated 28 September 2012,

the certified true – – – – – – – – copies of which are attached to the minutes of my notarial deed dated– – number– –;– – – – – – – – – – – – – – – – – – – –– – – – (including its successors in title and/or – – – – – – – – assignees shall hereinafter collectively be – – – – – – – – referred to as a “Grantor”).– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

The appearer, acting in its above mentioned – – – – – – – –capacities, hereby firstly declares as follows:– – – – – – – –

(A)
the Obligors (as defined in the Pledge of – – – – Shares) have entered into the Transaction – – – – Documents, which includes the Amended and Restated Indenture (as defined in the Pledge of Shares), the copy – –of which have been shown to me, Notary. The Amended and Restated Indenture provides, inter alia, for the – – – – – – – –execution of a power of attorney to sell – – – – – – – – shares to secure payment of the Secured – – – – – – – – Obligations;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(B)	the Grantor is the legitimate registered – – – – owner of its Shares (as defined in the – – – – – – – – Pledge of Shares);– – – – – – – – – – – – – – – – – – – –

(C)
in compliance with the Amended and Restated Indenture, the – – – – – – – – Grantor hereby agrees to confer this – – – – – – – – irrevocable Power of Attorney to Sell Shares on the terms and conditions contained – – – – – – – – herein;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(D)
in connection with the entering of the – – – – – – – – Grantor into this Power of Attorney, the – – – – – – – – Grantor has obtained the approval of its – – – – – – – – Board of Directors, Board – – – – of Commissioners and the Shareholders – – – – – – – – – – – – – – – – – – – –

(E)
pursuant to the Amended and Restated Indenture, the Attorney is – – – – authorized and directed to enter into the – – – – individual security agreements for and on – – – – behalf of the Secured Parties and to hold – – – – the security interests created hereby in – – – – -favour of the Secured Parties;– – – – – – – – – – – – – – – – – – – –

(F)
the Grantor and the Attorney agree that the powers and authorization given under this – – – – – – – –  Power of Attorney is solely for the interest and benefit of the Secured Parties and that in this Power of Attorney the Attorney is – – – – – – – – acting for and on behalf of and solely for – – – – the interest and benefit of the Secured – – – – – – – –Parties; and– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(G)
the Grantor acknowledges that without the – – – – powers and authorization granted to the – – – – Attorney as provided herein, the Secured – – – – Parties would not have agreed to enter into the Transaction Documents and that – – – – – – – – accordingly this Power of Attorney is – – – – – – – – considered to be for the interest and – – – – – – – – benefit of the Issuer, the Company and the – – – – Grantor.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

NOW, THEREFORE, the appearers acting in their – – – – above mentioned capacities, hereby further – – – – – – – – declare as follows:– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

1.1
In this Power of Attorney, including its – – – – recitals, except to the extent that the – – – – context requires otherwise, the following – – – – expressions shall have the following – – – – – – – – meanings:– – – – – – – – – – – – – – – – – – – – – – – –

“Attorney” means PT Bank CIMB Niaga – – – – Tbk., a banking corporation incorporated and -validly existing under the laws of the Republic – – of Indonesia, having its registered office in Jakarta, in this matter acting as Onshore Collateral – – – – Agent for and on behalf of the Secured Parties;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

“Company” shall mean PT Centralwindu Sejati, a limited liability company – – – – duly established and validly existing under the laws of the Republic of Indonesia, having its legal domicile in [Sidoarjo];– – – – – – – – – – – – – – – – – – – –

“Pledge of Shares” shall mean the Pledge of – – – – Shares Agreement executed on an even date – – – – herewith, between the Grantor, the Company and the Attorney; and– – – – – – – –

“Power of Attorney” means this Power of – – – – – – – – Attorney to Sell Shares.– – – – – – – – – – – – – – – – – – – – – – – –

1.2	In this Power of Attorney, unless the context otherwise requires:– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(a)
capitalized terms not otherwise defined herein shall have the same meaning given to such terms in the Pledge of Shares – – – – (except that the reference to (1) the – – – – “Pledgor” in the Pledge of Shares is the reference to the “Grantor” and (2) to – – – – the “Onshore Collateral Agent” in the Pledge of – – – – Shares is the reference to the – – – – – – – – “Attorney”) and the Amended and Restated Indenture and all – – – – rules of interpretation set out in the – – – – Amended and Restated Indenture shall apply hereto as if the – – – – same were set out in full herein; – – – –– – – –

(b)	the headings of the various articles are for convenience of reference only and – – – – shall not define or limit any of the – – – – terms or provisions hereof;– – – – – – – – – – – – – – – –

(c)
all references herein to any document – – – – (including without limitation, this – – – – Power of Attorney) or any law shall be – – – – deemed to refer to such document or law as it may be amended, extended, novated, consolidated, supplemented, substituted, renewed or replaced from time to time – – – – (provided that in the case of any – – – – – – – – document, such document is not amended – – – – in breach of a covenant contained in any of the Transaction Documents);– – – – – – – – – – – –

(d)	all references herein to any party shall be– – – – deemed to refer to its successors, – – – – – transferees and assigns;– – – –
(e)	any word importing the singular shall include the plural and vice versa;– – – – – – – – – – – –

(f)
unless otherwise specified, all references to Articles, Exhibits and Schedules are to – – – – – – – – – – – – articles, exhibits and schedules to, this – – – – Power of Attorney, which articles, exhibits – – – – and schedules form an integral and – – – – – – – – – – – – – – – – inseparable part to this Power of Attorney;– – – – – – – –

(g)
all references herein to law include – – – – – – – – references to any applicable constitutional – – – – provision, treaty, decree, convention, – – – – – – – – statute, act, regulation, rule, ordinance, – – – – proclamation, subordinate legislation, by– – – –  law, judgment, rule of court, practice – – – – – – – – direction, guideline, code, order, approval – – – – and standard, including all of their – – – – – – – – amendments, modifications and replacements;– – – –

(h)
if a payment or other act must be made or – – – – done on a day which is not a Business Day, – – – – then it must be made or done on the next – – – – following Business Day; – – – – – – – – – – – – – – – –

(i)
a warranty, representation, covenant, – – – –– – – – liability, obligation or agreement given or – – – – entered into by more than one person binds – – – – them jointly and severally; – – – – – – – – – – – –

(j)	references to “Dollars” or “$” are references to United States Dollars; and– – – – – – – – – – – – – – – – – – – –

(k)	references to “Rupiah” or “Rp” or “IDR” are – – – – references to Indonesian Rupiah.– – – – – – – – – – – –

2.
As a continuing security for the Secured – – – – Obligations, the Grantor hereby grants a power of attorney, with the right of – – – – – – – – substitution, to the Attorney (acting in its capacity as Onshore Collateral Agent for and on behalf of the Secured Parties) together with – – – – the right of the Attorney to revoke any – – – – substitution so granted and to make further – – – – substitution if the Attorney considers – – – – appropriate, for and on behalf of the Grantor and in the name of the Grantor to: – – – – – – – – – – – –

(a)
sell and transfer the ownership of the – – – – Shares or a portion of the Shares to any -third party as designated by the – – – – – – – – Attorney, including delivery of the – – – – relevant share certificates, either by – – – – public or private sale (subject to – – – – prevailing laws and regulations) at such -price and upon such terms and conditions – – – relating to such sale and transfer of the Shares or a portion thereof and in such – – – – manner as the Attorney may deem fit and – – – – appropriate and the Grantor fully waives -its rights of claims over the Shares save for the balance of the share price (if – – – – any) after all the Secured Obligations – – – – have been fully repaid;– – – – – – – – – – – – – – – –

(b)
at any time and from time to time appear – – – – before the competent authorities, any – – – – notary or any other party, to prepare, – – – – complete, sign, and deliver all letters, agreements, deeds, deeds of transfer, – – – – instructions and orders to sell, submit – – – – any request, applications, reports or – – – – forms and all other documents whatsoever -on behalf of the Grantor, to negotiate, – – – – determine and enter into contracts in – – – – whatever form concerning or in connection with the sale, transfer or surrender of – – – – the Shares, to give all information, and -to do and carry out all other actions or -deeds whatsoever which, in the opinion of the Attorney in its sole discretion are – – – – required or necessary concerning or in – – – – connection with the transfer or sale of – – – – the Shares– – – – – – – – – – – – – – – – – – – –

(c)	receive the purchase price of the Shares and to give receipt therefor;– – – – – – – – – – – – – – – – – – – –

(d)
represent the Grantor in any and all – – – – matters thereof, including but not – – – – – – – – limited to the signing, issuing, – – – – – – – – delivering, or receiving any documents of any contracts of sale, deeds, – – – – – – – – – – – – notifications, applications for any – – – – government approval (if required) or take any actions that are required by the laws and regulations in Indonesia or necessary as the Attorney determines in its sole – – – – discretion in relation to this Power of – – – – Attorney; – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(e)	to execute any amendment to this Power of Attorney; and– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(f)
otherwise effect all transactions related to such sale and transfer in the name of -the Grantor,– – – – – – – – – – – – provided that, the authorization as provided -for in this Article 2 may only be exercised – – – – by the Attorney if an Event of Default has – – – – occurred and is continuing.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

3.
The Grantor further declares that all powers conferred on the Attorney by virtue of this – – – – Power of Attorney constitute the – – – – – – – – implementation of an essential obligation – – – – under the Transaction Documents.– – – – – – – – – – – – – – – – – – – – – – – –  Accordingly all authorizations given by the – – – – Grantor hereunder to the Attorney are irrevocable (and the Grantor hereby waives applicability of the provisions of – – – – Articles 1814 and 1816 of the Indonesian – – – – Civil Code) and shall not terminate by any – – – – other reason mentioned in Article 1813 of the Indonesian Civil Code, or by any other reason whatsoever. This Power of Attorney shall – – – – – – – – remain valid until the Secured Obligations – – – – have been repaid in full or cancelled by the Attorney by way of a written instrument of – – – – cancellation duly signed by the Attorney on – – – – behalf of the Secured Parties prior to such – – – – payment.– – – – – – – – – – – – – – – – – – – – – – – – – – – –

4.
The Grantor hereby irrevocably agrees that if an Event of Default occurs, it shall not – – – – perform or exercise any of its rights and – – – – powers attached to the Shares.– – – – – – – – – – – – – – – – – – – –

5.
This Power of Attorney is given with the – – – – right of substitution and with the right of – – – – the Attorney to revoke any substitution so – – – – granted.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

6.
This Power of Attorney has been granted by – – – – the Grantor on the condition that following – – – – the payment in full of the Secured – – – – – – – – – – – – Obligations and termination of all – – – –– – – – – – – – commitments (which payment and termination – – – – shall be evidenced by a written statement – – – – from the Attorney, which the Attorney shall – – – – issue on payment in full of the Secured – – – – – – – – Obligations) this Power of Attorney shall immediately cease to have effect and the Attorney agrees to execute – – – – and deliver to the Grantor (at the cost of – – – – the Grantor) such documents and instruments – – – – as the Grantor shall reasonably request to – – – – evidence the termination of this Power of – – – – Attorney.– – – – – – – – – – – – – – – – – – – – – – – –

7.
(a) The Grantor hereby represents and – – – – – – – – warrants for and on behalf of the Secured Parties, on each date that any – – – – Secured Obligation is outstanding, as – – – – follows:– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(i)
the Grantor is a limited liability company duly established and – – – – – – – – validly existing under the laws of Republic of Indonesia and is duly – – – – licensed and authorized to be – – – – – – – – engaged in the business in which – – – – it has been engaged in the places – – – – of its respective business – – – – – – – – activities; – – – – – – – – – – – – – – – – – – – –

(ii)
all corporate and other action – – – – (including obtaining and – – – – – – – – maintaining all governmental and – – – – creditor’s authorizations and – – – – consents) necessary to own and – – – – maintain the ownership of the – – – – Shares, for the due execution, – – – – delivery and performance of this – – – – Power of Attorney (including but – – – – not limited to the transfer as the result of the enforcement of the – – – – powers and authorization created – – – – hereby, surrender and deliver the – – – – relevant share certificates) have – – – – been obtained or taken and remain – – – – valid;– – – – – – – – – – – – – – – – – – – – – – – – – – – –

(iii)
the authorization granted by it – – – – hereunder constitutes legal, valid and binding obligations – – – – – – – – enforceable against it in – – – – – – – – accordance with the terms of this – – – – Power of Attorney;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(iv)
save for the Transaction Documents and Security Documents, it is not – – – – a party to or bound by any – – – – – – – – agreement or undertaking which – – – – limits or makes subject to any – – – – conditions its right as a – – – – – – – – shareholder to sell, pledge or – – – – otherwise encumber or dispose of – – – – the Shares;– – – – – – – – – – – – – – – – – – – – – – – –

(v)
it is not a party to any dispute – – – –with respect to the Shares nor in – – – – any legal dispute or to the knowledge of the Pledgor is threatened – – – – – – – – against the Shares, nor are any of the Shares subject to any dispute, seizure, defense, set-off or – – – – – – – – counterclaim by any party;– – – – – – – –

(vi)
the execution and performance of – – – – this Power of Attorney will not – – – – result in any contravention of, or constitute a default under any – – – – agreement or law or order – – – – – – – – (including rules or provisions on – – – – the preferential treatment of – – – – creditors), by which it or its – – – – assets are bound or affected, or – – – – its constitutional documents or – – – – any limitation on powers of its – – – – directors and its commissioners;– – – – – – – –

(vii)
no other event is outstanding – – – – – – – – which constitutes a default under – – – – any document which is binding on – – – – the Grantor and the Company or any of their assets to an extent or in a manner which adversely affect – – – – the obligations of the Grantor and the Company hereunder;– – – – – – – – – – – – – – – –

(viii)
no litigation, arbitration or – – – – – – – – administrative proceeding has been commenced or is pending or to the knowledge of the Pledgor is threatened  against the Grantor and the Company, which would have a material adverse effect on the transactions envisaged – – – – hereunder or the Secured Parties’ – – – – rights in the Shares;– – – – – – – – – – – –

(ix)
there has been no material adverse change in the financial condition – – – – of the Grantor since the date of – – – – this Power of Attorney which would adversely affect the transactions – – – – envisaged hereunder or the Secured Parties’ rights and interests in – – – – the Shares;– – – – – – – – – – – – – – – – – – – – – – – –

the entry into by the Grantor of – – – – this Power of Attorney – – – – – – – – constitutes, and the exercise by – – – – them of their rights and – – – – – – – – – – – – performance of its obligations – – – – under this Power of Attorney will – – – – constitute, private and commercial acts performed for private and – – – – commercial purpose;– – – – – – – – – – – – – – – –

(viii)
the Grantor will not be entitled – – – – to claim immunity from suit,– – – – – – – – execution, attachment or other – – – – legal process in any proceedings – – – – taken in its jurisdiction of – – – – – – – – incorporation in relation to this – – – – Power of Attorney;– – – – – – – – – – – – – – – – – – – –

(ix)
the execution and performance of – – – – this Power of Attorney has not nor will it breach any applicable – – – – government authorization or any – – – – other approval or authorization – – – – from any applicable governmental – – – – agency with jurisdiction over it – – – – or its Shares (as the case may – – – – be);– – – – – – – – – – – – – – – – – – – – – – – – – – – –

(x)
this Power of Attorney will be – – – – effective to create in favor of – – – – the Attorney for and on behalf of – – – – the Secured Parties a legal, valid and enforceable security to secure payment of the Secured Obligations, subject to any general principles of law limiting – – – – its obligations, which security is not and shall – – – – not be subject to any other – – – – – – – – security of equal or prior – – – – – – – – ranking, on all of the Shares – – – – – – – – intended to be secured hereunder;– – – –

(xi)	it has full right, title and – – – – – – – – interest in and is the legal owner of its Shares;– – – – – – – – – – – – – – – – – – – – – – – –

(xii)	the constitutive documents of the Company do not and will not – – – – – – – – restrict or inhibit any transfer – – – – of the Shares;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(xiii)
the Shares represent and – – – – – – – – – – – – constitute all of the shares – – – – – – – – – – – – presently held by the Grantor in – – – – the Company;– – – – – – – – – – – – – – – – – – – – – – – – – – – –

(xiv)
the Shares are validly issued, – – – – fully paid up, are fully entitled – – – – to all dividend paid or to be paid thereon, are not pledged, – – – – assigned, encumbered or otherwise – – – – made subject to any lien and, – – – – other than  the pledge – – – – contemplated by this Power of – – – – Attorney, it is not aware of any – – – – effective pledge, assignment, – – – – fiduciary transfer, security – – – – agreement, financing statement, – – – – powers of attorney or other – – – – – – – – instrument similar in effect – – – – – – – – covering all or any part of the – – – – Shares;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(xv)
the Shares intended to be covered hereby exist and are uncontested, – – – – and it has no knowledge of any – – – – fact which would impair the – – – – – – – – existence of the Shares or their – – – – validity;– – – –– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(xvi)	the certificates with respect to – – – – the Shares correctly identify, – – – – from time to time, the number of – – – – Shares owned by it; – – – – – – – – – – – – – – – –

(xvii)
all documents, papers and writings relating to the Shares and – – – – – – – –provided to the Attorney by it, as well as the signatures thereon, – – – – are genuine and represent in all – – – – respects what they purport to be, – – – – and have been duly executed by the parties concerned;– – – – – – – – – – – – – – – – – – – –

(xviii)	it has not granted any options or – – – – other rights of whatsoever nature – – – – in respect of the Shares to any – – – – third party;– – – –– – – – – – – – – – – – – – – – – – – – – – – – – – – –

(xix)	it has not done nor omitted to do any act or thing which has or may – – – – adversely affect its rights in – – – – respect of the Shares;– – – –– – – –– – – – – – – –

(xx)
the Company has not been – – – – dissolved, and no resolution has – – – – been adopted or court decision has been taken to dissolve the – – – – – – – – – – – – Company; – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(xxi)
the Company has not been declared – – – – bankrupt or granted a suspension – – – – of payment obligations, nor have – – – – petitions for bankruptcy or for – – – – the granting of suspension of – – – – payments been filed; – – – –– – – – – – – – – – – – – – – – – – – – – – – –

(xxii)	the Grantor has no knowledge of – – – – any fact which would impair the – – – – existence of the Shares or the – – – – validity of this Power of Attorney under the terms hereof; and– – – – – – – –

(xxiii)
the Grantor acknowledges that the granting of power of attorney – – – – – – – – hereunder as a continuing security for the Secured Obligations are – – – – for the interest and to the – – – – benefit of the Grantor.– – – – – – – –– – – –

(b)
The Grantor further represents and – – – – – – – – warrants to the Attorney in favour of the Secured Parties that, on the date it – – – – – – – –acquires or otherwise obtains the – – – – – – – – ownership of the Future Shares, all the – – – – representations and warranties made in – – – – 7(a) above shall be deemed repeated – – – –– – – – mutatis mutandis in respect of those – – – – Future Shares.– – – – – – – – – – – – – – – – – – – – – – – – – – – –

8.
The Grantor hereby represents and warrants – – – – with respect to itself only that all taxes, – – – – charges, fees, duties and assessments with – – – – respect to the Shares owned by it have been – – – – fully paid, and agrees to pay promptly any – – – – and all taxes, charges, fees, duties and – – – – – – – – assessments which may be levied or become due with respect to its Shares in the future. In -the event that the Attorney, in its absolute -discretion, elects to pay any such expenses, -then the Secured Obligations shall be deemed -to be increased by the amount thereof.– – – – – – – –

9.
(a)          For the purpose of exercising the– – – –– – – – – – – – Attorney’s rights hereunder: (i) the – – – – occurrence of an Event of Default shall – – – – be conclusively evidenced by a – – – – – – – – certificate from the Attorney to that – – – – effect and (ii) any persons dealing with -the Attorney may rely upon a certificate -from the Attorney certifying that an – – – – Event of Default has occurred.– – – – – – – – – – – –

(b)
In exercising any right under this Power of Attorney it shall not be necessary for the Attorney or any of the Secured – – – – Parties to prove the amount owing by the Obligors in respect of the Secured – – – – Obligations, and the Attorney shall be – – – – entitled for the purpose of exercising – – – – its rights hereunder to determine such – – – – amounts then due and payable by the – – – – – – – – Obligors and all expenses which are to be borne by the Obligors on the basis of the Attorney’s and the Secured Parties’ books and records.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

10.
(a)          Except if served by a court bailiff– – – – (juru sita), any notice or communication shall be in writing and delivered in – – – – person or mailed by first-class mail or sent by facsimile (with a hard copy – – – – delivered in person or by mail promptly thereafter) and addressed as follow:– – – –

Grantor:  If to the Grantor, to it at:– – – –

PT Central Proteinaprima Tbk.– – – – – – – – – – – –

19th Floor, Wisma GKBI, – – – –– – – – – – – – – – – – – –

Jalan Jend. Sudirman Number 28– – – – – – – – – – – –

Jakarta 10210-Indonesia – – – – – – – – – – – –

Fax– – – – +62 21 57902197– – – – – – – – – – – – – – – –

Attention : Board of Directors – – – – – – – –– – – –

Attorney:  if to the Secured Parties c/o the Attorney to it at:– – – – – – – – – – – –

PT BANK CIMB Niaga Tbk.– – – – – – – –

CIMB Niaga Building, Floor, – – – – – – – –

Jalan Jend . Sudirman Kav. 58 – – – – ,

Jakarta 12190 – – – –

Fax:– – – –+62 21 – – – –

Attention:– – – – – – – –

Any Party may change its contact details by giving five Business Days’ notice to the other Party.– – – – – – – – – – – – – – – – – – – –

(b)
Except if served by a court bailiff – – – – – – – – (juru sita), every notice or other – – – – – – – – communication sent in accordance with – – – – Article 10(a) above, shall be effective upon receipt by the addressee; provided, however, that any such notice or other – – – – communication which would otherwise take effect after 4.00 p/m/ on any particular day shall not take effect until 10.00 – – – – a.m. on the immediately succeeding – – – – – – – –Business Day in the place of the – – – – – – – – – – – – addressee.– – – – – – – –– – – – – – – – – – – – – – – – – – – – – – – –

11.
The Parties hereto acknowledge that under – – the terms of the Amended and Restated Indenture, the Attorney has been appointed as the Onshore Collateral Agent for and on behalf of the Secured – – – – – – – – Parties and the Grantor – – – – – – – – hereby further acknowledges the right of the -Attorney from time to time to exercise all rights pursuant to this Power of Attorney on behalf of the Secured Parties. – – – – Any notices to be given by the Grantor to the Secured Parties pursuant to or in connection -with this Power of Attorney, must be given to the Attorney and shall be deemed to have been given to the Secured Parties if given to the -Attorney in accordance with the provisions of Article 10 above. When a power or right is – – – – granted to the Secured Parties under this – – – – Power of Attorney, that power or right may be exercised by the Attorney acting as the agent – – – – and representative of the Secured Parties.– – – – – – – – – – – –

The Attorney is authorized to delegate to – – – – such person or persons as the Attorney may – – – – specify, the exercise of any or all of the – – – – powers conferred on the Secured Parties as further – – – – delegated to the Attorney hereunder in – – – – – – – – accordance with the terms and conditions of – – – – the Amended and Restated Indenture. – – – – – – – – – – – – – – – – – – – –

12.
The Grantor shall pay the legal and other – – – – professional fees and costs of consultants – – – – and advisors to the Attorney and the Secured -Parties and travel expenses and other out-of–pocket costs reasonably incurred and properly documented by the Attorney and the Secured Parties and such consultants and – – – – advisors in connection with the preparation, -negotiation, execution and delivery, and – – – – where appropriate, registration of this Power of Attorney and amendments thereof (and all – – – – matters incidental thereto) as contemplated – – – – by this Power of Attorney, and the – – – – – – – – administration of the transactions – – – – – – – – contemplated by this Power of Attorney and – – – – the exercise, preservation or enforcement of -any of their respective rights under this – – – – Power of Attorney or any amendments, waivers -or consents required under this Power of – – – – Attorney. – – – –– – – – – – – – – – – – – – – – – – – – – – – –

13.
(a)          The proceeds of any enforcement of any – – – – right or remedy granted to the Attorney  hereunder – – – – shall be applied against the Secured – – – – Obligations as provided in the – – – – Transaction Documents.  – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(b)
The remaining balance, if any, of such – – – – proceeds of enforcement shall only be – – – – paid to the Grantor after satisfaction – – – – in full of all amounts owing to the – – – – Secured Parties with respect to the – – – – Secured Obligations.  – – – – – – – – – – – – – – – – – – – –

14.
(a)          It is understood and agreed by the – – – – Grantor that the authority granted by it over its rights and interests pursuant – – – – to this Power of Attorney is a – – – – – – – – continuing right and security for – – – – payment to the Secured Parties of all – – – – amounts which may now or hereafter from time to time be owing to the Secured – – – – Parties by the  Obligors in respect of – – – – the Secured Obligations and this Power – – – – of Attorney shall not be terminated and the security created hereunder shall not be regarded as discharged or satisfied, until full and final payment and – – – – – – – – repayment   of all the Secured – – – – – – – – Obligations.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(b)
It is hereby further agreed by the – – – – Grantor that the authorization and power created under this Power of Attorney – – – – shall not be considered as discharged or satisfied by any intermediate payment or satisfaction of any part of the Secured Obligations but shall be a continuing – – – – security and extend to cover all and any sums of money which shall for the time – – – – being constitute the Secured Obligations and the Obligors shall continue to be – – – – liable for the unpaid balance with – – – – respect thereto to the date of payment – – – – or discharge thereof. – – – – – – – – – – – – – – – –

15.
The Attorney shall be under no obligation to – – – – enforce any right or benefit hereunder.  The -Grantor agrees that no failure or delay or – – – – omission on the part of the Attorney to – – – – exercise any right, power or privilege – – – – hereunder shall operate or be construed as a -waiver thereof, nor shall any single or – – – – partial exercise of any right, power or – – – – privilege hereunder preclude any further – – – – exercise thereof or the exercise of any other right, power or privilege.  The rights and – – – – remedies herein provided are cumulative and – – – – not exclusive of any right or remedy provided by law.– – – – – – – – – – – – – – – – – – – –

16.
In the event that any one or more of the – – – – provisions contained in this Power of – – – – – – – – Attorney should be invalid, illegal or – – – – unenforceable in any respect under any – – – – applicable law, the validity, legality and – – – – enforceability of the remaining provisions – – – – shall not in any way be affected or impaired -thereby, and the parties hereto shall enter – – – – into good faith negotiations to replace the – – – – invalid, illegal or unenforceable provision.– – – –

17.
The powers and authorization given hereunder – – – – by the Grantor shall be in addition to and – – – – shall be independent from every other power, -authorization or security interest which has at any time been, or may at any time be, – – – – created by the Grantor, the Issuer, the – – – – Company or any third parties in favor of the Secured Parties or the Attorney for and on – – – – behalf of the Secured Parties for the Secured Obligations.

The Attorney can exercise its – – – – powers and authorizations under this Power of Attorney and enforce this Power of Attorney – – – – against the Grantor pursuant to the terms of -this Power of Attorney, notwithstanding, and independent from, any other security interest created in favor of the Secured Parties or – – – – the Attorney for and on behalf of the Secured Parties by the Grantor, the Issuer, the – – – – Company or any third parties. Acting in – – – – accordance with the Transaction Documents and the Security Documents, the Attorney shall be at liberty to decide, in its sole discretion, if any security conferred upon the Attorney – – – – under the Security Documents shall be – – – – – – – – enforced by the Attorney, as well as the – – – – sequence of the security to be so enforced. – – – – Further, the execution and/or enforcement of any other Security Document is not intended – – – – to modify or supersede the powers and – – – – authorizations or any rights or obligations – – – – contained in this Power of Attorney and shall not in any way affect, impair or invalidate – – – – the effectiveness and validity of this Power of Attorney or any term or condition hereof – – – – and the Grantor shall not be entitled (and to the extent necessary, the Grantor hereby – – – – waives its rights) to plead or claim in any – – – – court the execution and/or enforcement of any other Security Documents as a cause for – – – – extinguishing, invalidating, impairing or – – – – modifying the effect and validity of this – – – – Power of Attorney and any term or condition – – – – contained herein.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

18.
As a separate and independent obligation, the Grantor agrees to fully defend, indemnify and hold the Attorney and the Secured Parties and any of their representatives or attorneys – – – – harmless, on first demand, from and against – – – – any and all actions, claims, demands, – – – – proceedings, judgments, causes of action, – – – – losses, liabilities, costs, charges and – – – – expenses (including without limitation all – – – – services, value added and other duties or – – – – taxes payable on such costs, charges and – – – – expenses)  which may be suffered or incurred -by the Attorney or the Secured Parties and – – – – any of their representatives or attorneys as -a result of (i) any breach of any of the – – – – obligations, warranties or undertakings made -or assumed by the Grantor under this Power of Attorney, (ii) the existence or use of the – – – – rights conferred on the Attorney in this – – – – Power of Attorney, and (iii) the perfection, exercise, enforcement or the preservation of -any rights under this Power of Attorney, or – – – – any other matter arising out of or in – – – – connection with this Power of Attorney, – – – – except if such costs, charges and expenses – – – – occurred in relation to the Attorney’s – – – – negligence and misconduct.– – – –– – – – – – – – – – – – – – – –

19.
The Parties agree that this Power of Attorney will be executed in English and Bahasa Indonesia pursuant to Law No. 24 of 2009 on the National Flag, Language, Emblem and Song and its implementing regulations. Both the Bahasa Indonesia and English versions of this Power of Attorney will be valid. However, the Parties agree that, in the event of any conflict between the Bahasa Indonesia version and the English version of this Power of Attorney, the Bahasa Indonesia version will prevail and the English version will be amended to conform with the provisions in the Bahasa Indonesia version

20.	This Power of Attorney shall be governed by – – – – and construed in accordance with the laws of -the Republic of Indonesia.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

21.
The Grantor agrees that any legal action or – – – – proceeding arising out of or in connection – – – – with this Power of Attorney may be brought – – – – before the District Court of Central Jakarta -and it irrevocably submits to the – – – – – – – – – – – – – – – – non exclusive jurisdiction of such court and -selects the Registrar’s office of such court (Kantor Panitera Pengadilan Negeri Jakarta – – – – Pusat) as its general and permanent domicile for the purposes of this Power of Attorney – – – – only.  The submission by the Grantor to such -jurisdiction shall not (and shall not be – – – – – – – – construed so as to) limit the right of the – – – – Attorney and the Secured Parties to commence -any action or proceeding arising out of or in connection with this Power of Attorney in any jurisdiction whatsoever that they may deem – – – – fit nor shall the commencement of any such – – – – legal action or proceedings in one – – – – – – – – jurisdiction preclude the Attorney and the – – – – Secured Parties from commencing any further – – – – or other legal action or proceedings in the – – – – same or any other jurisdiction. – – – – – – – –– – – – – – – –

22.
(a)          This Power of Attorney may be amended, – – – – by an instrument in writing signed by – – – – the Grantor and the Attorney.  This – – – – Power of Attorney shall be binding upon and inure to the benefit of the – – – – – – – – respective successors and assigns of the Grantor and the Attorney hereto; – – – – – – – – provided, however, that the Grantor may not assign its rights or obligations – – – – hereunder without the consent of the – – – – Attorney. – – – –– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(b)
The Attorney may at any time assign or – – – – otherwise transfer all or any part of – – – – its right and benefits under this Power of Attorney, and in that event such – – – – – – – – assignee(s), grantee(s) or transferee(s) of the Attorney, as the case may be, – – – – shall automatically become vested with – – – – such rights, interest and privileges of such Attorney under this Power of – – – – – – – – Attorney without loss of priority.  The Attorney is hereby authorized by the – – – – Grantor to take whatever actions or – – – – – – – – steps to effectuate the rights of such – – – – assignee and successors under this Power of Attorney, the Transaction Documents – – – – and other Security Documents, including but not limited to the preparation or – – – – execution of Powers of Attorney and – – – – agreements amending or renewing this – – – – Power of Attorney.– – – –– – – –– – – – – – – – – – – – – – – –

23.
In the event the Grantor obtains or otherwise acquires Future Shares, then upon the – – – – acquisition of such Future Shares as may be – – – – confirmed by the execution of the Additional Agreement of Pledge of Shares all – – – – – – – – authorizations and powers of attorney – – – – contained in this Power of Attorney shall by operation of law be deemed to have been – – – – granted by the Grantor on such Future Shares.

Now, also appear before me, notary in the – – – – presence of the same witnesses:– – – – – – – – – – – – – – – – – – – – – – – – – – – –

1.
a. Mrs.            , born in – – – – , on the [**]([**]) day of [**] ([**]), employee of the – – – – – – – – limited liability company to be referred to hereunder, residing in  , – – – – – – – –[**], Rukun – – – – – – – – Tetangga [**]/Rukun Warga [**], Kelurahan – – – – [**], Kecamatan [**], – – – – [**], holder of Resident – – – – Identity Card Number – – – – – – – – – – – – – – – – [**], Indonesian Citizen;– – – –

b.
Mister      , born in [**], – – – – on the      (     ) day of – – – – – – – – [**] ([**]), Employee of the – – – – limited liability company to be referred to hereunder, residing in [**], Jalan [**], Rukun Tetangga – – – – [**]/Rukun Warga [**], Kelurahan – – – – – – – – [**], Kecamatan [**], [**], holder of Resident Identity – – – – Card Number [**], – – – – Indonesian Citizen ;– – – – – – – – – – – –– – – –

- according to their statement in this – – – – matter acting pursuant to power of attorney dated the [**] ([**]) day of [**]– – – – [**]([**]) Number : [**], the certified true copy of which was – – – – duly stamped and attached to the minutes of my notarial deed dated today number [**], – – – – acting as the attorney-in-fact of and as – – – – such for and on behalf of the Attorney, – – – – authorized pursuant to the Transaction – – – – Documents to act for and on behalf of the Secured – – – – Parties as defined in the Amended and Restated Indenture which, at the time of the execution of this Power of Attorney, are as specified in [Exhibit 1] attached – – – – hereto.– – – – – – – – – – – – – – – – – – – –

The appearer,  – – – –and     aforementioned – – – – acting in the abovementioned capacity hereby declares that the Attorney hereby accepts – – – – this Power of Attorney granted by the – – – – Grantor set out in this Power of Attorney – – – – and the representations, warranties and – – – – covenants made by the Grantor set out herein above.– – – –– – – – – – – –– – – –– – – –

2.
Mister        aforesaid;– – – – according to his statement in this matter acting in his capacity as Director – – – – – – – –representing the Board of Directors – – – – (Direksi) of and as such for and on behalf – – – – of the Company and who, for the purpose of – – – – entering into this legal transaction has – – – – obtained the prior approval of the Board of Commissioners and the Board of Directors, as evidenced by duly stamped resolutions of the Board of Commissioners dated the  – – – – (    ) day of  (    ), and the Board of Directors dated the [**] ([**]) day of [**]([**]), which certified true – – – – copies are attached my notarial deed dated – – – – today number [**] .– – – – – – – – – – – – – – – – – – – – – – – –

The appearers are known to me, Notary.– – – – – – – –

– – – – – – – –– – – – – – – – – – – –IN WITNESSETH WHEREOF – – – – – – – – – – – – – – – – – – – – – – – –

this deed has been drawn up and executed in South Jakarta, on the day and date mentioned in the – – – – – – – –preamble of this deed, in the presence of:– – – –– – – – – – – –

1.
Mister     , Sarjana Hukum, born in [**], on the [**]   ([**]) day of     (one thousand nine hundred and – – – – [**]), residing in [**] , Jalan  [**]– – – – , Rukun Tetangga [**]   /Rukun Warga  , Kelurahan [**], – – – – Kecamatan [**], holder of the Resident– – – – Identity Card Number – – – – [**] ;– – – –– – – – – – – –

2.
Mister    , Sarjana Hukum, born in [**], on the  [**]([**]) – – – – day of (one thousand nine hundred and[**]), residing in, Jalan [**], Rukun Tetangga [**]/Rukun Warga – – – – [**], Kelurahan [**], Kecamatan– – – – [**] , holder of the Resident – – – – Identity Card Number– – – – – – – – [**] ;– – – – – – – – both assistants of the notary, known to me, – – – – Notary as the witnesses. – – – – – – – – – – – – – – – – – – – – – – – – – – – –

This deed, after having been duly read out by me, Notary, to the appearers and witnesses, was – – – – immediately signed by the appearers, witnesses – – – – and me, Notary.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

Executed with five alterations, namely because of five substitutions, without addition, without – – – – deletion.– – – – – – – –– – – –– – – – – – – – – – – –– – – –

The original of this deed has been properly – – – – signed.– – – – – – – – – – – – – – – – – – ––

- Issued as a copy of the same tenor.– – – – – – – – – – – –

Notary in Jakarta,

[**]

IRREVOCABLE POWER OF ATTORNEY TO VOTE SHARES

Number

On this day,        , the         day of –   two thousand    (  –  –2012), at   :   WIB (Western Indonesian Time), – appeared before me,        , [**] Sarjana Hukum, – – – –Notary in Jakarta, the appearers will be – – – – – – –mentioned hereunder, in the presence of the – – – – –witnesses whose names will be mentioned at the – – closing part of this deed.– – – – – – – – – – – – – – – – – – – – –

a.
Mister         , born in – – – – – – – – – –, on the     (       ) day of       (one thousand nine hundred– – –      ), Director of the limited liability company to be referred to hereunder, residing in Jakarta, Jalan        Number  , Rukun Tetangga   /Rukun Warga   , Kelurahan     , Kecamatan       ,     Jakarta, holder of the Resident Identity Card Number         , Indonesian – – – – – –Citizen;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

b.
Mister          , born in – – – – – –     , on the     (      ) day of         (one thousand nine hundred – – – –    ), Director of the limited – – – – – –liability company to be referred to – – – – – – – – –hereunder, residing in Jakarta, Jalan – – – – – – –       Number   , Rukun Tetangga – – – – – – – –   /Rukun Warga   , Kelurahan    , – – – – – –Kecamatan     ,    Jakarta, – – – – holder of the Resident Identity card Number        , Indonesian Citizen; and

– according to their statements in this matter –acting in their respective above capacities – – – –and therefore representing the Board of – – – – – – – –Directors of and as such for and on behalf of – –PT. CENTRAL PROTEINAPRIMA, TBK., a public – – – – – –limited liability company duly established, – – – –organized and validly existing under the laws – –of the Republic of Indonesia, having its legal –domicile in Jakarta, whose Articles of – – – – – – – – Association and the amendments thereto were – – – –announced in: – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– State Gazette of the Republic of Indonesia – – –dated the 9th (ninth) day of February 1990 – – – – –(one thousand nine hundred and ninety) Number – –12, Supplement Number 494 and Number 497;– – – – – – –

– State Gazette of the Republic of Indonesia – – –dated the 23rd (twentythird) day of March – – – – –1990 (one thousand nine hundred and ninety) – – – –Number 24, Supplement Number 1124;– – – – – – – – – – – – –

– State Gazette of the Republic of Indonesia – – –dated the 3rd (third) day of April 1998 (one – – –thousand nine hundred and ninetyeighth) – – – – – – – Number 27, Supplement Number 39;– – – – – – – – – – – – – – –

– State Gazette of the Republic of Indonesia – – –dated the 24th (twentyfourth) day of April – – – – 1998 (one thousand nine hundred and ninety —– eighth) Number 33, Supplement Number 2234; – – – – – –

– State Gazette of the Republic of Indonesia – – – –dated the 22nd (twentysecond) day of June – – – – – – 1999 (one thousand nine hundred and ninety– – – – – – nine) Number 50, Supplement Number 170;– – – – – – – – –

– State Gazette of the Republic of Indonesia – – – –dated the 13th (thirteenth) day of December – – – – –2002 (two thousand two) Number 100, Supplement – – Number 14707;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– State Gazette of the Republic of Indonesia – – – –dated the 7th (seventh) day of July 2003 (two – – – thousand three) Number 19, Supplement Number – – – –189;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– State Gazette of the Republic of Indonesia – – – –dated the 15th (fifteenth) day March 2005 (two – – thousand five) Number 21, Supplement Number – – – – –2704;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– the amendments to the articles of – – – – – – – – – – – – association was set forth in deed dated the – – – – –27th (twentyseventh) day of April 2006 (two – – – –thousand six) Number 61, passed before SITI – – – – –PERTIWI HENNY SINGGIH, Sarjana Hukum, Notary in – Jakarta, which has been approved by the – – – – – – – – –Minister of Laws and Human Rights of the – – – – – – – – Republic of Indonesia by virtue of his decree – – – dated the 12th (twelfth) day May 2006 (two – – – – – – thousand six) Number – – – – – – – – – – – – – – – – – – – – – – – – – –

C14086 HT.01.04.TH.2006;– – – – – – – – – – – – – – – – – – – – – – the last amendments thereto was set forth by deed dated the      (      ) day of – – – – – – – – –          (two thousand    ) Number, – – – –passed before         , Sarjana – – – – – – – – Hukum, Notary in Jakarta, which has been – – – – – – – – approved by the Minister of Laws and Human – – – – – – Rights of the Republic of Indonesia by virtue of his decree dated the (     ) day of – – – – – – – – –        (two thousand   ) – – – – – – – – – – – – – – – –

Number;– – – – – – – – – – – – – – – – – – – – – – –

– the last composition of the Board of – – – – – – – – – Directors and the Board of Commissioners was set forth by deed dated the      (     ) day of            (two thousand six) Number     , – – – –passed before Notary , Sarjana – Hukum aforesaid; – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– and who, for the purpose of entering into this legal transaction has obtained the prior approval of the Board of Directors, and the Board of – – – – –Commissioners, as evidenced by:– – – – – – – – – – – – – – – –

i.
Circular Resolution of the Board of – – – – – – – Directors of PT. CENTRAL PROTEINAPRIMA, TBK. In Lieu of a Meeting of the Board of – – – – – – Directors dated [●] 2013; – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

ii.	Circular Resolution of the Board of – – – – – – – Commissioners of PT. CENTRAL PROTEINAPRIMA, TBK. In Lieu of a Meeting of the Board of – – Commissioners dated [●] 2013; and

iii.
Extraordinary General Meeting of Shareholders of PT. CENTRAL PROTEINPRIMA, TBK. as set forth in Deed No. 69 passed before Yulia SH, Notary in Jakarta Selatan dated 28 September 2012, the certified true – – – copies of which are attached to the minutes of my notarial deed dated    number   ;– – – – – – – – – – – (including its successors in title and/or – – – – –assignees shall hereinafter collectively be – – – – –referred to as a “Grantor”)– – – – – – – – – – – – – – – – – – – –

The appearer, acting in its above mentioned – – – – –capacities, hereby firstly declares as follows:– –

(A)
the Obligors (as defined in the Pledge of –  Shares) have entered into the Transaction – Documents, which includes the Amended and Restated Indenture – – –(as defined in the Pledges of Shares), the copy of which have been shown to me, – – – – – Notary. The Amended and Restated Indenture provides, inter – – – – –alia, for the execution of a power of – – – – –attorney to vote shares to secure payment – of the Secured Obligations;– – – – – – – – – – – – – –

(B)	the Grantor is the legitimate registered – – – owner of the Shares (as defined in the – – – – –Pledge of Shares);– – – – – – – – – – – – – – – – – – – – – – – –

(C)
in compliance with the Amended and Restated Indenture, the – – – – – – Grantor hereby agrees to confer this – – – – – – –irrevocable Power of Attorney to Vote Shares on the terms and conditions contained – – – – – –herein;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(D)
in connection with the entering of the – – – – – Grantor into this Power of Attorney, the – – – Grantor has obtained the approval of its – – – Board of Directors, Board – of Commissioners and the Shareholders; – – – – – – – – – – – – – – – – – – – – – – – –

(E)
pursuant to the Amended and Restated Indenture, the Attorney is – authorized and directed to enter into the – – individual security agreements for and on – – behalf of the Secured Parties and to hold – – the security interests created hereby in – – – favour of the Secured Parties;– – – – – – – – – – – – –

(F)
the Grantor and the Attorney agree that the powers and authorization given under this – – Power of Attorney is solely for the interest and benefit of the Secured Parties and that in this Power of Attorney the Attorney is – – acting for and on behalf of and solely for – the interest and benefit of the Secured – – – – Parties;  and– – – – – – – – – – – – – – – – – – – – – – – – – – – –

(G)
the Grantor acknowledges that without the – – powers and authorization granted to the – – – – Attorney as provided herein, the Secured – – – Parties would not have agreed to enter into the Transaction Documents and that – – – – – – – – accordingly this Power of Attorney is – – – – – –considered to be for the interest and – – – – – –benefit of the Issuer, the Company and the – Grantor.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

NOW, THEREFORE, the appearers acting in their – – – above mentioned capacities hereby further – – – – – – –declares as follows:– – – – – – – – – – – – – – – – – – – – – – – – – –

1.1
In this Power of Attorney, including its – – – recitals, except to the extent that the – – – – context requires otherwise, the following – – expressions shall have the following – – – – – – –meanings:– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

“Attorney” means PT Bank CIMB Niaga – Tbk, a banking corporation incorporated and validly existing under the laws of the Republic of Indonesia, having its registered office – in Jakarta, in this matter acting as – – – – – – –Onshore Collateral Agent for and on behalf of the Secured Parties;– – – – – – – – – – – – – – – – – – – – – – – – – –

“Company” shall mean PT Marindolab Pratama, a limited liability company – duly established and validly existing under the laws of the Republic of Indonesia, – – – – –having its legal domicile in [Serang];– – – – – –

“Pledge of Shares” shall mean the Pledge of Shares Agreement executed on an even date – – herewith, between the Grantor, the Company and the Attorney; and–

“Power of Attorney” means this Power of – – – – Attorney to Vote Shares.– – – – – – – – – – – – – – – – – –

1.2	In this Power of Attorney, unless the – – – – – –context otherwise requires:– – – – – – – – – – – – – – – –

(a)
capitalized terms not otherwise defined – herein shall have the same meaning given to such terms in the Pledge of Shares – – (except that the reference to (1) the – – “Pledgor” in the Pledge of Shares is the reference to the “Grantor” and (2) to – – the “Onshore Collateral Agent” in the Pledge of – – Shares is the reference to the – – – – – – – – –”Attorney”) and the Amended and Restated Indenture and all – – rules of interpretation set out in the –  Amended and Restated Indenture shall apply hereto as if the – same were set out in full herein; – – – – – –

(b)	the headings of the various articles are for convenience of reference only and – – shall not define or limit any of the – – – terms or provisions hereof;– – – – – – – – – – – –

(c)
all references herein to any document – – (including without limitation, this – – – – Power of Attorney) or any law shall be – deemed to refer to such document or law –as it may be amended, extended, novated, consolidated, supplemented, substituted, renewed or replaced from time to time – – (provided that in the case of any – – – – – – document, such document is not amended – in breach of a covenant contained in any of the Transaction Documents);– – – – – – – – – –

all references herein to any party shall be deemed to refer to its successors, – – transferees and assigns;– – – – – – – – – – – – – – –

any word importing the singular shall – – include the plural and vice versa;– – – – – –

unless otherwise specified, all – – – – – – – –references to Articles, Exhibits and – – – Schedules are to articles, exhibits and schedules to, this Power of Attorney, – – which articles, exhibits and schedules form an integral and inseparable part to this Power of Attorney;– – – – – – – – – – – – – – – –

all references herein to law include – – – references to any applicable – – – – – – – – – – constitutional provision, treaty, – – – – – –decree, convention, statute, act, – – – – – –regulation, rule, ordinance, – – – – – – – – – – proclamation, subordinate legislation, – bylaw, judgment, rule of court, – – – – – – –practice direction, guideline, code, – – – order, approval and standard, including all of their amendments, modifications – and replacements;– – – – – – – – – – – – – – – – – – – – –

if a payment or other act must be made – or done on a day which is not a Business Day, then it must be made or done on the next following Business Day; – – – – – – – – – –

a warranty, representation, covenant, – – liability, obligation or agreement given or entered into by more than one person binds them jointly and severally; and– – –

references to “Dollars” or “$” are – – – – – references to United States Dollars; – – – and– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

references to “Rupiah” or “Rp” or “IDR” are references to Indonesian Rupiah.– – –

2.
As a continuing security for the Secured – – – Obligations, the Grantor hereby – – – – –grants a power of attorney, with the right – of substitution, to the Attorney (acting in its capacity as Onshore Collateral Agent for and on behalf of the Secured Parties) together – – with the right of the Attorney to revoke any substitution so granted and to make further substitution if the Attorney considers – – – – –appropriate, for and on behalf of the – – – – – –Grantor and in the name of the Grantor to: –

(a)	attend any and all general meetings of – the shareholders of the Company; – – – – – –

(b)	vote on the Shares at any such meeting –in such manner as the Attorney may deem fit and appropriate; – – – – – – – – – – – – – – – – –

(c)	give shareholder approval by way of a – shareholders’ written resolution (or – – otherwise) in lieu of a general – – – – – – –meeting; – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(d)	receive dividends on the Shares; – – – – – –

(e)	pay the proceeds of any sale of the – – – Shares and any dividend to the – – – – – – – –Attorney; – – – – – – – – – – – – – – – – – – – – – – – – – – –

(f)
represent the Grantor in any and all – – matters thereof, including but not – – – – limited to the signing, issuing, – – – – – – delivering, or receiving any documents, forms and letters in such form(s) as may be approved by the Attorney, to – appear before the competent institution or authority, to make any applications –for any government approval (if – – – – – – –required) or take any actions that may –be required by the laws and regulations in Indonesia or necessary as the – – – – – – Attorney determines in its sole – – – – – – –discretion in relation to this Power of Attorney;– – – – – – – – – – – – – – – – – – – – – – – – – – – –execute any amendment to this Power of –Attorney; and generally exercise all – – rights of ownership of the Shares – – – – – without any exception, – – – – – – – – – – – – – – – provided that, the authorization as provided for in this Article 2 may only be exercised by the Attorney if an Event of Default – – – – – has occurred and is continuing – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

3.
The Grantor further declares that all powers conferred on the Attorney by virtue of this Power of Attorney constitute the – – – – – – – – – – implementation of an essential obligation – – under the Transaction Documents.– – – – – – – – – – – Accordingly all authorizations given by the Grantor hereunder to the Attorney are irrevocable (and the Grantor – – – – –hereby waives applicability of the – – – – – – – – provisions of Articles 1814 and 1816 of the Indonesian Civil Code) and shall not – – – – – – –terminate by any other reason mentioned in – Article 1813 of the Indonesian Civil Code, – or by any other reason whatsoever. This Power of Attorney shall remain valid until – the Secured Obligations have been repaid in full or cancelled by the Attorney by way of a written instrument of cancellation duly – – signed by the Attorney on behalf of the – – – – Secured Parties prior to such payment.– – – – – –

4.	The Grantor hereby irrevocably agrees that – if an Event of Default occurs, it shall not perform or exercise any of its rights and – – powers attached to the Shares.– – – – – – – – – – – – –

5.
This Power of Attorney is given with the – – – right of substitution and with the right of the Attorney to revoke any substitution so – granted.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

6.
This Power of Attorney has been granted by – the Grantor on the condition that following the payment in full of the Secured – – – – – – – – Obligations and termination of all – – – – – – – – commitments (which payment and termination – shall be evidenced by a written statement – – from the Attorney, which the Attorney shall issue on payment in full of the Secured – – – – Obligations) this Power of Attorney shall immediately cease to have effect and the Attorney agrees to execute and deliver to the Grantor (at the cost of – the Grantor) such documents and instruments as the Grantor shall reasonably request to – evidence the termination of this Power of – Attorney.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

7.	(a)
The Grantor hereby represents and – – – – – warrants to the Attorney, for and on behalf of – the Secured Parties, on each date that –any Secured Obligation is outstanding, – as follows: – – – – – – – – – – – – – – – – – – – – – – – – –

(i)
the Grantor is a limited liability company duly established and – – – – – validly existing under the laws of Republic of Indonesia and is duly –licensed and authorized to be – – – – engaged in the business in which – –it has been engaged in the places –of its respective business – – – – – – – activities; – – – – – – – – – – – – – – – – – – – –

(ii)
all corporate and other action – – – (including obtaining and – – – – – – – – –maintaining all governmental and – –creditor’s authorizations and – – – – consents) necessary to own and – – – maintain the ownership of the – – – – Shares, for the due execution, – – – delivery and performance of this – –Power of Attorney (including but – –not limited to the transfer as the result of the enforcement of the – –powers and authorization created – –hereby, surrender and deliver the –relevant share certificates) have –been obtained or taken and remain –valid; – – – – – – – – – – – – – – – – – – – – – – – – –

(iii)
the authorization granted by it – hereunder constitutes legal, valid and binding obligations – – – – – – – – – –enforceable against it in – – – – – – – –accordance with the terms of this –Power of Attorney;– – – – – – – – – – – – – – –

(iv)
save for the Transaction Documents and  Security Documents, it is not a party to or bound by any – – – – – – – agreement or undertaking which – – – limits or makes subject to any – – – conditions its right as a – – – – – – – –shareholder to sell, pledge or – – – otherwise encumber or dispose of – –the Shares;– – – – – – – – – – – – – – – – – – – – –

(v)
it is not a party to any dispute – – with respect to the Shares nor in –any legal dispute or to the knowledge of the Pledgor is threatened – – – – – against the Shares, nor are any of the Shares subject to any dispute, seizure, defense, setoff or – – – – – counterclaim by any party;– – – – – – – –

(vi)
the execution and performance of – – this Power of Attorney will not – – result in any contravention of, or constitute a default under any – – – agreement or law or order – – – – – – – –(including rules or provisions on –the preferential treatment of – – – – creditors), by which it or its – – – assets are bound or affected, or – –its constitutional documents or – – any limitation on powers of its – – directors and its commissioners;– –

(vii)
no other event is outstanding – – – which constitutes a default under –any document which is binding on – –the Grantor and the Company or any of their assets to an extent or in a manner which adversely affect – – the obligations of the Grantor and the Company hereunder;– – – – – – – – – – –

(viii)
no litigation, arbitration or – – – – administrative proceeding has been commenced or is pending or to the knowledge of the Pledgor is threatened against the Grantor and the Company, which would have a material adverse effect on the transactions envisaged –hereunder or the Secured Parties’ –rights in the Shares;– – – – – – – – – – – –

(ix)
there has been no material adverse change in the financial condition –of the Grantor since the date of – –this Power of Attorney which would adversely affect the transactions –envisaged hereunder or the Secured Parties’ rights and interests in – –the Shares;– – – – – – – – – – – – – – – – – – – – –

(x)
the entry into by the Grantor of – – this Power of Attorney – – – – – – – – – – –constitutes, and the exercise by – – them of their rights and – – – – – – – – –performance of its obligations – – – under this Power of Attorney will –constitute, private and commercial acts performed for private and – – – commercial purpose;– – – – – – – – – – – – – –

(xi)
the Grantor  will not be entitled to claim immunity from suit, – – – – – execution, attachment or other – – – legal process in any proceedings – –taken in its jurisdiction of – – – – – incorporation in relation to this –Power of Attorney;– – – – – – – – – – – – – – –

(xii)
the execution and performance of – – this Power of Attorney has not nor will it  breach  any applicable – – government authorization or any – – other approval or authorization – – from any applicable governmental – –agency with jurisdiction over it – –or its Shares (as the case may – – – be);– – – – – – – – – – – – – – – – – – – – – – – – – – – –

(xiii)
this Power of Attorney will be – – – effective to create in favor of – – the Attorney for and on behalf of – the Secured Parties a legal, valid and enforceable security to secure payment of the Secured Obligations, subject to any general principles of law limiting –its obligations, which security is not and shall – – not be subject to any other – – – – – – security of equal or prior – – – – – – – ranking, on all of the Shares – – – – intended to be secured hereunder;– –

(xiv)	it has full right, title and – – – – – interest in and is the legal owner of its Shares;– – – – – – – – – – – – – – – – – –

(xv)	the constitutive documents of the Company do not and will not – – – – – –restrict or inhibit any transfer – of the Shares;– – – – – – – – – – – – – – – – – –

(xvi)	the Shares represent and – – – – – – – – constitute all of the shares – – – – –presently held by the Grantor in – the Company;– – – – – – – – – – – – – – – – – – – –

(xvii)
the Shares are validly issued, – – – fully paid up, are fully entitled to all dividend paid or to be paid thereon, are not pledged, – – – – – – – assigned, encumbered or otherwise made subject to any lien and, – – – –other than  the pledge – – – – – – – – – – contemplated by this Power of – – – –Attorney, it is not aware of any – effective pledge, assignment, – – – –fiduciary transfer, security – – – – –agreement, financing statement, – – powers of attorney or other – – – – – –instrument similar in effect – – – – –covering all or any part of the – – Shares;– – – – – – – – – – – – – – – – – – – – – – – –

(xviii)
the Shares intended to be covered hereby exist and are uncontested, and it has no knowledge of any – – –fact which would impair the – – – – – –existence of the Shares or their – validity;– – – – – – – – – – – – – – – – – – – – – – –

(xix)	the certificates with respect to the Shares correctly identify, – – –from time to time, the number of – Shares owned by it; – – – – – – – – – – – – –

(xx)
all documents, papers and – – – – – – – writings relating to the Shares – – and provided to the Attorney by – – it, as well as the signatures – – – –thereon, are genuine and represent in all respects what they purport to be, and have been duly executed by the parties concerned;– – – – – – – –

(xxi)	it has not granted any options or other rights of whatsoever – – – –nature in respect of the Shares to any third party;– – – – – – – – – – – – – – – –

(xxii)	it has not done nor omitted to do any act or thing which has or may adversely affect its rights in – – –respect of the Shares;– – – – – – – – – – –

(xxiii)
the Company has not been – – – – – – – –  dissolved, and no resolution has – been adopted or court decision has been taken to dissolve the – – – – – – Company; – – – – – – – – – – – – – – – – – – – – – – –

(xxiv)
the Company has not been declared bankrupt or granted a suspension – of payment obligations, nor have – petitions for bankruptcy or for – – the granting of suspension of – – – –payments been filed;   – – – – – – – – – –

(xxv)	the Grantor has no knowledge of – any fact which would impair the – – existence of the Shares or the – – –validity of this Power of Attorney under the terms hereof; and– – – – – –

(xxvi)
the Grantor acknowledges that the granting of power of attorney hereunder as a continuing security for the Secured Obligations are – – for the interest and to the – – – – – –benefit of the Grantor.– – – – – – – – – –

(b)
The Grantor further represents and – – – warrants to the Attorney in favour of the Secured Parties that, on the date it acquires or otherwise obtains the – ownership of the Future Shares, all – – the representations and warranties – – – made in 7(a) above shall be deemed – – – repeated mutatis mutandis in respect – of those Future Shares.– – – – – – – – – – – – – –

8.
The Grantor hereby represents and warrants – with respect to itself only that all taxes, charges, fees, duties and assessments with – respect to the Shares owned by it have been fully paid, and agrees to pay promptly any – and all taxes, charges, fees, duties and – – – assessments which may be levied or become – – due with respect to its Shares in the – – – – – –future. In the event that the Attorney, in – its absolute discretion, elects to pay any – such expenses, then the Secured Obligations shall be deemed to be increased by the – – – – –amount thereof.– – – – – – – – – – – – – – – – – – – – – – – – – –

9.	(a)
For the purpose of exercising the – – – – – Attorney’s rights hereunder: (i) the – –occurrence of an Event of Default – – – – –shall be conclusively evidenced by a – –certificate from the Attorney to that – effect and (ii) any persons dealing – – –with the Attorney may rely upon a – – – – –certificate from the Attorney – – – – – – – – certifying that an Event of Default – – –has occurred.– – – – – – – – – – – – – – – – – – – – – – –

b)
In exercising any right under this – – – – Power of Attorney it shall not be – – – – –necessary for the Attorney or any of – –the Secured Parties to prove the – – – – – amount owing by the Obligor in respect of the Secured Obligations, and the – – –Attorney shall be entitled for the – – – –purpose of exercising its rights – – – – – hereunder to determine such amounts – – –then due and payable by the Obligor – – –and all expenses which are to be borne by the Obligor on the basis of the – – – –Attorney’s and the Secured Parties’ – – –books and records.– – – – – – – – – – – – – – – – – – –

10.	(a)
Except if served by a court bailiff – – – (juru sita), any notice or – – – – – – – – – – –communication shall be in writing and – delivered in person or mailed by – – – – – firstclass mail or sent by facsimile – (with a hard copy delivered in person – or by mail promptly thereafter) and – – –addressed as follow:– – – – – – – – – – – – – – – – –

Grantor: If to the Grantor, to it at:– –

PT Central Proteinaprima Tbk.– – – – – – – – –

19th Floor, Wisma GKBI, – – – – – – – – – – – – – –

Jalan Jenderal Sudirman Number 28– – – – –

Jakarta 10210Indonesia – – – – – – – – – – – – – –

Fax	: +62 21 57902197– – – – – – – –

Attention	: Board of Directors – – – –

Attorney: if to the Secured Parties – – –c/o the Attorney to it at:– – – – – – – – – – – –

PT BANK CIMB NIAGA Tbk.– – – – – – – –

–

CIMB Niaga Building,    Floor, – – – – – – –

Jalan Jend. Sudirman Kav. 58, Jakarta 12190  – – –

Fax	:	+62 21 – – – – – –

Attention:	Ms. – – – –

Any Party may change its contact – – – – – details by giving five Business Days’ – notice to the other Party.– – – – – – – – – – – –

(b)           Except if served by a court bailiff – – (juru sita), every notice or other – – –communication sent in accordance with Article 10(a) above, shall be – – – – – – – effective upon receipt by the – – – – – – – addressee; provided, however, that – – –any such notice or other – – – – – – – – – – – –communication which would otherwise – –take effect after 4.00 p/m/ on any – – –particular day shall not take effect –until 10.00 a.m. on the immediately – –succeeding Business Day in the place –of the addressee.– – – – – – – – – – – – – – – – – – –

11.
The Parties hereto acknowledge that under – – the terms of the Amended and Restated Indenture, the Attorney has been appointed as Onshore Collateral Agent for and on behalf of the Secured Parties and the Grantor hereby further acknowledges the right of the Attorney – – from time to time to exercise all rights – – – pursuant to this Power of Attorney on behalf of the Secured Parties. Any notices to be – – given by the Grantor to the Secured Parties pursuant to or in connection with this Power of Attorney, must be given to the Attorney – and shall be deemed to have been given to – – the Secured Parties if given to the Attorney in accordance with the provisions of Article 10 above.

When a power or right is granted – to the Secured Parties under this Power of – Attorney, that power or right may be – – – – – – –exercised by the Attorney acting as the – – – – agent and representative of the Secured – – – – Parties.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – The Attorney is authorized to delegate to – – such person or persons as the Attorney may – specify, the exercise of any or all of the – powers conferred on the Secured Parties as further – delegated to the Attorney hereunder in – – – – –accordance with the terms and conditions of the Amended and Restated Indenture.– – – – – – – – – – – – – – – – – – – – – – – – – – –

12.
The Grantor shall pay the legal and other – professional fees and costs of consultants – and advisors to the Attorney and the Secured Parties and travel expenses and other out– – ofpocket costs reasonably incurred and properly documented by the Attorney and the Secured Parties and such consultants and advisors in connection with the preparation, negotiation, execution and delivery, and – – – where appropriate, registration of this – – – – Power of Attorney and amendments thereof – – – (and all matters incidental thereto) as – – – – contemplated by this Power of Attorney, and the administration of the transactions – – – – –contemplated by this Power of Attorney and – the exercise, preservation or enforcement of any of their respective rights under this – – Power of Attorney or any amendments, waivers or consents required under this Power of – – – Attorney. – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

13.	(a)
The proceeds of any enforcement of any – right or remedy granted to the Attorney hereunder –shall be applied against the Secured – – Obligations as provided in the – – – – – – – –Transaction Documents. – – – – – – – – – – – – – –

(b)
The remaining balance, if any, of such – proceeds of enforcement shall only be – paid to the Grantor after satisfaction –in full of all amounts owing to the – – – Secured Parties with respect to the – – – Secured Obligations.  – – – – – – – – – – – – – – – –

14.	(a)
It is understood and agreed by the– – – – –  Grantor that the authority granted by – – it over its rights and interests – – – – – – pursuant to this Power of Attorney is a continuing right and security for – – – – – payment to the Secured Parties of all – – amounts which may now or hereafter from time to time be owing to the Secured – – –Parties by the  Obligors in respect of –the Secured Obligations and this Power –of Attorney shall not be terminated and the security created hereunder shall – – –not be regarded as discharged or – – – – – – satisfied, until full and final payment and repayment   of all the Secured – – – – Obligations. – – – – – – – – – – – – – – – – – – – – – – – –

(b)
It is hereby further agreed by the– – – – – Grantor that the authorization and – – – – power created under this Power of – – – – – Attorney shall not be considered as – – – discharged or satisfied by any – – – – – – – – intermediate payment or satisfaction of any part of the Secured Obligations but shall be a continuing security and – – – – extend to cover all and any sums of – – – money which shall for the time being – – –constitute the Secured Obligations and –the Obligors shall continue to be – – – – – liable for the unpaid balance with – – – – respect thereto to the date of payment –or discharge thereof. – – – – – – – – – – – – – – – –

15.
The Attorney shall be under no obligation to enforce any right or benefit hereunder.  The Grantor agrees that no failure or delay or – omission on the part of the Attorney to – – – – exercise any right, power or privilege – – – – –hereunder shall operate or be construed as a waiver thereof, nor shall any single or – – – – partial exercise of any right, power or – – – – privilege hereunder preclude any further – – – exercise thereof or the exercise of any – – – – other right, power or privilege.  The rights and remedies herein provided are cumulative and not exclusive of any right or remedy – – – provided by law.– – – – – – – – – – – – – – – – – – – – – – – – – –

16.
In the event that any one or more of the – – – provisions contained in this Power of – – – – – –Attorney should be invalid, illegal or – – – – –unenforceable in any respect under any – – – – –applicable law, the validity, legality and – enforceability of the remaining provisions – shall not in any way be affected or impaired thereby, and the parties hereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

17.
The powers and authorization given hereunder by the Grantor shall be in addition to and – shall be independent from every other power, authorization or security interest which has at any time been, or may at any time be, – – – created by the Grantor, the Issuer, the – – – – Company or any third parties in favor of the Secured Parties or the Attorney for and on – behalf of the Secured Parties for the – – – – – –Secured Obligations. The Attorney can – – – – – –exercise its powers and authorizations under this Power of Attorney and enforce this – – – – Power of Attorney against the Grantor – – – – – –pursuant to the terms of this Power of – – – – –Attorney, notwithstanding, and independent – from, any other security interest created in favor of the Secured Parties or the Attorney for and on behalf of the Secured Parties by the Grantor, the Issuer, the Company or any third parties.

Acting in accordance with the Transaction Documents and the Security – – – – –Documents, the Attorney shall be at liberty to decide, in its sole discretion, if any – – security conferred upon the Attorney under – the Security Documents shall be enforced by the Attorney, as well as the sequence of the security to be so enforced. Further, the – – – execution and/or enforcement of any other – – Security Document is not intended to modify or supersede the powers and authorizations – or any rights or obligations contained in – – this Power of Attorney and shall not in any way affect, impair or invalidate the – – – – – – –effectiveness and validity of this Power of Attorney or any term or condition hereof and the Grantor shall not be entitled (and to – – the extent necessary, the Grantor hereby – – – waives its rights) to plead or claim in any court the execution and/or enforcement of – – any other Security Documents as a cause for extinguishing, invalidating, impairing or – – modifying the effect and validity of this – – Power of Attorney and any term or condition contained herein.– – – – – – – – – – – – – – – – – – – – – – – – –

18.
As a separate and independent obligation, – – the Grantor agrees to fully defend, – – – – – – – –indemnify and hold the Attorney and the – – – – Secured Parties and any of their – – – – – – – – representatives or attorneys harmless, , from and against any and all – actions, claims, demands, proceedings, – – – – –judgments, causes of action, losses, – – – – – – –liabilities, costs, charges and expenses – – – (including without limitation all services, value added and other duties or taxes – – – – – –payable on such costs, charges and expenses)  which may be suffered or incurred by the – – – Attorney or the Secured Parties and any of – their representatives or attorneys as a – – – – result of (i) any breach of any of the – – – – –obligations, warranties or undertakings made or assumed by the Grantor under this Power – of Attorney, (ii) the existence or use of – – the rights conferred on the Attorney in this Power of Attorney, and (iii) the perfection, exercise, enforcement or the preservation of any rights under this Power of Attorney, or any other matter arising out of or in – – – – – –connection with this Power of Attorney, – – – – except if such costs, charges and expenses – occurred in relation to the Attorney’s – – – – –negligence and misconduct.– – – – – – – – – – – – – – – – –

19.
The Parties agree that this Power of Attorney will be executed in English and Bahasa Indonesia pursuant to Law No. 24 of 2009 on the National Flag, Language, Emblem and Song and its implementing regulations.

Both the Bahasa Indonesia and English versions of this Power of Attorney will be valid. However, the Parties agree that, in the event of any conflict between the Bahasa Indonesia version and the English version of this Power of Attorney, the Bahasa Indonesia version will prevail and the English version will be amended to conform with the provisions in the Bahasa Indonesia version

20.	This Power of Attorney shall be governed by and construed in accordance with the laws of the Republic of Indonesia.– – – – – – – – – – – – – – – – –

21.
The Grantor agrees that any legal action or proceeding arising out of or in connection – with this Power of Attorney may be brought – before the District Court of Central Jakarta and it irrevocably submits to the – – – – – – – – – non exclusive jurisdiction of such court and selects the Registrar’s office of such court (Kantor Panitera Pengadilan Negeri Jakarta – Pusat) as its general and permanent domicile for the purposes of this Power of Attorney – only.  The submission by the Grantor to such jurisdiction shall not (and shall not be – – – construed so as to) limit the right of the – Attorney and the Secured Parties to commence any action or proceeding arising out of or – in connection with this Power of Attorney in any jurisdiction whatsoever that they may – – deem fit nor shall the commencement of any – such legal action or proceedings in one – – – – jurisdiction preclude the Attorney and the – Secured Parties from commencing any further or other legal action or proceedings in the same or any other jurisdiction. – – – – – – – – – – –

22.	(a)
This Power of Attorney may be amended,– – by an instrument in writing signed by – – the Grantor and the Attorney.  This – – – Power of Attorney shall be binding upon and inure to the benefit of the – – – – – – – respective successors and assigns of – – –the Grantor and the Attorney hereto; – – – provided, however, that the Grantor may not assign its rights or obligations – – – hereunder without the consent of the – – –Attorney. – – – – – – – – – – – – – – – – – – – – – – – – – –

(b)
The Attorney may at any time assign or– – otherwise transfer all or any part of – – its right and benefits under this Power of Attorney, and in that event such – – – assignee(s), grantee(s) or – – – – – – – – – – – –transferee(s) of the Attorney, as the – –case may be, shall automatically become vested with such rights, interest and – –privileges of such Attorney under this –Power of Attorney without loss of – – – – – priority.  The Attorney is hereby – – – – – authorized by the Grantor to take – – – – – whatever actions or steps to effectuate the rights of such assignee and – – – – – – – successors under this Power of – – – – – – – – Attorney, the Transaction Documents and other Security Documents, including but not limited to the preparation or – – – – – execution of Powers of Attorney and – – – agreements amending or renewing this – – –Power of Attorney.– – – – – – – – – – – – – – – – – – – –

23.
In the event the Grantor obtains or – – – – – – – – otherwise acquires Future Shares, then upon the acquisition of such Future Shares as may be confirmed by the execution of the – – – – – – –Additional Agreement of Pledge of Shares all authorizations and powers of attorney – – – – – –contained in this Power of Attorney shall by operation of law be deemed to have been – – – – granted by the Grantor on such Future – – – – – –Shares.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

Now, also appear before me, notary in the – – – – – – –presence of the same witnesses:– – – – – – – – – – – – – – – –

1.
a.           Mrs.         , born in – – – –         , on the     (       ) day of        (one thousand nine hundred and      ), employee of the – – – – – – limited liability company to be referred to hereunder, residing in Jakarta, – – – – –  Jalan     , Rukun – – – – – – Tetangga   /Rukun Warga   , Kelurahan       , Kecamatan          , – – – –Jakarta, holder of Resident – – – – – – Identity Card Number – – – – – – – – – – – – – – – – – –              , Indonesian Citizen;–

b.           Mister                       , born in      , – on the      (      ) day of – – – – – –             (one thousand nine hundred – and     ), Employee of the – – – – – limited liability company to be referred to hereunder, residing in Jakarta, Jalan       , Rukun Tetangga –     /Rukun Warga   , Kelurahan – – – – – – – – –     , Kecamatan      ,   – Jakarta, holder of Resident Identity – – – –Card Number       , – – – – – – – Indonesian Citizen; – – – – – – – – – – – – – – – – – – –

– according to their statement in this – – – – –matter acting pursuant to power of attorney dated the      (       ) day of        (two thousand seven) Number :     , the certified true copy of which was – – duly stamped and attached to the minutes of my notarial deed dated      number   , – – –acting as the attorneyinfact of and as – – –such for and on behalf of the Attorney, – – – –authorized pursuant to the Transaction – – – – –Documents to act for and on behalf of the Secured – – – – – –Parties as defined in the Amended and Restated Indenture which, at the time of the execution of this Power of Attorney, are as specified in Exhibit 1 attached – – – – –hereto.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – The appearer, Mrs.      – – and Mister     aforementioned – – – acting in the abovementioned capacity hereby declares that the Attorney hereby accepts – – this Power of Attorney granted by the – – – – – –Grantor set out in this Power of Attorney – – and the representations, warranties and – – – –covenants made by the Grantor set out herein above.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

2.	Mister aforesaid;– – – – – – – –

according to his statement in this matter – – acting in his capacity as Director – – – – – – – – representing the Board of Directors – – – – – – – – (Direksi) of and as such for and on behalf – of the Company and who, for the purpose of – entering into this legal transaction has – – – obtained the prior approval of the – – – – – – – – Shareholders, Board of Commissioners and – – – Board of Directors, as evidenced by:– – – – – – – – resolutions of the Board of Commissioners dated the     (   ) day of June    (two thousand   ), and the Board of Directors dated the     ) day of –    (two thousand   ), which – – – – – –certified true copies are attached to the – –minutes of the certified true copies of – – – – which are attached to the minutes of my – – – – notarial deed dated    number   .– – – – – –

The appearers are known to me, Notary.– – – – – – – – – – – – – – – – – – – – – –IN WITNESSETH WHEREOF   – – – – – – – – – – – – – this deed has been drawn up and executed in South Jakarta, on the day and date mentioned in the – – – preamble of this deed, in the presence of:– – – – – – –

1.	Mister [**], Sarjana Hukum, born

in    , on the    (    ) day of     (one thousand nine hundred and   ), residing in Jakarta, Jalan Bunga – –    Number  , Rukun Tetangga   /Rukun Warga  , Kelurahan   , – – – – – – – Kecamatan    , holder of the Resident – Identity Card Number – – – – – – – – – – – – – – – – – – – – –      ; – – – – – – – – – – – – – – – –

Tuan    , Sarjana Hukum, born

in    , on the    (    ) day of     (one thousand nine hundred and   ), residing in Jakarta, Jalan Bunga – –    Number  , Rukun Tetangga   /Rukun Warga  , Kelurahan   , – – – – – – – Kecamatan    , holder of the Resident – Identity Card Number – – – – – – – – – – – – – – – – – – – – –          ,;– –– –– –– –– –– –– –– –– –– –– –– –– –– –– – – – –

both assistants of the notary, known to me, – –– –– –– Notary as the witnesses. – –– –– –– –– –– –– –– –– –– –– –– –– –– –– – – – –

This deed, after having been duly read out by me, Notary, to the appearers and witnesses, was – –– –– –– immediately signed by the appearers, witnesses – ––and me, Notary.– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– – – – – – –

Executed with five alterations, namely because of five substitutions, without addition, without – – – deletion.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

The original of this deed has been properly – –– –– –– signed.– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– –– – – – – – – – –

– Issued as a copy of the same tenor.– –– –– –– –– –– –– –– – –

Notary in Jakarta,

( , S.H. )

IRREVOCABLE POWER OF ATTORNEY TO SELL SHARES

Number

On this day,   , the              day of              two thousand twelve(  -  -2012), at  :    WIB (____________ Western Indonesian Time), – – – – – appeared before me, ,[**] Sarjana Hukum, – – – – Notary in Jakarta, the appearers will be – – – – – – – mentioned hereunder, in the presence of the – – – – witnesses whose names will be mentioned at the  – – closing part of this deed.– – – – – – – – – – – – – – – – – – – – –

a.[
Mister                  , born in –––––––––– –, on the            (          ) day of (one thousand nine hundred ––––––––          ), Director of the limited – – – – – – – liability company to be referred to – – – – – – – hereunder, residing in Jakarta, Jalan – – – – – – – Number     Rukun Tetangga – – – – –             Rukun Warga, Kelurahan            Kecamatan            Jakarta, holder of the Resident Identity Card Number        , Indonesian Citizen;– – – – –

b.
Mister        , born in – – – – – – –          , on the            (         ) day of – – – – – (one thousand nine hundred – – – – – – –          ), Director of the limited liability company to be referred to hereunder, residing in Jakarta, Jalan          Number   , Rukun Tetangga     /Rukun Warga, Kelurahan                 Kecamatan          Jakarta, holder of the Resident Identity card Number        , Indonesian Citizen;– – – – – – –  and ]– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –  according to their statements in this matter acting in their respective above capacities ---- ---- and therefore representing the Board of – – – – – – – Directors of and as such for and on behalf of PT. CENTRAL PROTEINAPRIMA, TBK., a public – – – – limited liability company duly established, – – – – organized and validly existing under the laws of the Republic of Indonesia, having its legal domicile in Jakarta, whose Articles of – – – – – – – Association and the amendments thereto were – – – – – – – announced in: – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – –	State Gazette of the Republic of Indonesia dated the 9th (ninth) day of February 1990 – – – one thousand nine hundred and ninety) Number 12, Supplement Number 494 and Number 497;– – – – – – –

– – – –
State Gazette of the Republic of Indonesia – – dated the 23rd (twenty-third) day of March – – – – 1990 (one thousand nine hundred and ninety) – – – Number 24, Supplement Number 1124;– – – – – – – – – – – – – – – – – – – – –

– – –
State Gazette of the Republic of Indonesia – – dated the 3rd (third) day of April 1998 (one thousand nine hundred and ninety-eighth) – – – – Number 27, Supplement Number 39;– – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – –	State Gazette of the Republic of Indonesia– – dated the 24th (twenty-fourth) day of April – – – 1998 (one thousand nine hundred and ninety–eighth) Number 33, Supplement Number 2234; ---- ---- ---

– – – –	State Gazette of the Republic of Indonesia– – dated the 22nd (twenty-second) day of June – – – 1999 (one thousand nine hundred and ninety–nine) Number 50, Supplement Number 170;– – – – – – –

– – – –
State Gazette of the Republic of Indonesia– – dated the 13th (thirteenth) day of December        2002 (two thousand two) Number 100, Supplement Number 14707;– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –

– – – –	State Gazette of the Republic of Indonesia – – dated the 7th (seventh) day of July 2003 (two thousand three) Number 19, Supplement Number 189;– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –

– – – –
State Gazette of the Republic of Indonesia – – dated the 15th (fifteenth) day March 2005 (two thousand five) Number 21, Supplement Number            2704;– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –

– – – –
the amendments to the articles of – – – –– – – –– – – –association was set forth in deed dated the – – – –27th (twenty-seventh) day of April 2006 (two – thousand six) Number 61, passed before SITI – – – –PERTIWI HENNY SINGGIH, Sarjana Hukum, Notary – – in Jakarta, which has been approved by the – – – –Minister of Laws and Human Rights of the – – – –Republic of Indonesia by virtue of his decree dated the 12th (twelfth) day May 2006 (two – – – –thousand six) Number – – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –

– – – –	C-14086 HT.01.04.TH.2006;– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –

– – – –
the last amendments thereto was set forth by – – deed dated the          (         ) day of – – – –– – – –– – – –– – – –– – – – (two thousand) Number– – , – – – – passed before– – – –, Sarjana – – – –– – – – Hukum, Notary in Jakarta, which has been – – – – – – – – approved by the Minister of Laws and Human – – – – – – – –Rights of the Republic of Indonesia by virtue of his decree dated the              (          ) day of – – – – – – – – – – – –(two thousand) – – – – – – – – – – – – – – – – – – – –

– – – –	Number– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – –
the last composition of the Board of – – – – – – – – – – – – Directors and the Board of Commissioners was set forth by deed dated the      (        ) day of       (two thousand) Number– – – –, – – – – – – – –passed before Notary– – – –, Sarjana – – – –Hukum aforesaid; – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – –
and who, for the purpose of entering into this legal transaction has obtained the prior approval of the Board of Directors, and the Board of – – – – – – – –Commissioners, as evidenced by:– – – – – – – – – – – – – – – – – – – – – – – –

i.
Circular Resolution of the Board of – – – – – – – – Directors of PT. CENTRAL PROTEINAPRIMA, TBK. In Lieu of a Meeting of the Board of – – – – – – – – Directors dated [●] 2013;– – – – – – – – – – – – – – – – – – – – – – – –

ii.
Circular Resolution of the Board of – – – – – – – – Commissioners of PT. CENTRAL PROTEINAPRIMA, TBK. In Lieu of a Meeting of the Board of – – – –Commissioners dated [●] 2013;– – – – – – – – – – – – – – – – – – – –

iii.
Extraordinary General Meeting of Shareholders of PT. CENTRAL PROTEINPRIMA, TBK. as set forth in Deed No. 69 passed before Yulia SH, Notary in Jakarta Selatan dated 28 September 2012, the certified true – – – – – – – – copies of which are attached to the minutes of my notarial deed dated– –  number– –;
– – – – – – – – – – – – – – – – – – – –– – – – (including its successors in title and/or – – – – – – – – assignees shall hereinafter collectively be – – – – – – – – referred to as a “Grantor”).– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

The appearer, acting in its above mentioned – – – – – – – –capacities, hereby firstly declares as follows:– – – – – – – –

(A)
the Obligors (as defined in the Pledge of – – – – Shares) have entered into the Transaction – – – – Documents, which includes the Amended and Restated Indenture (as defined in the Pledge of Shares), the copy – –of which have been shown to me, Notary. The Amended and Restated Indenture provides, inter alia, for the – – – – – – – –execution of a power of attorney to sell – – – – – – – – shares to secure payment of the Secured – – – – – – – – Obligations;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(B)	the Grantor is the legitimate registered – – – – owner of its Shares (as defined in the – – – – – – – – Pledge of Shares);– – – – – – – – – – – – – – – – – – – –

(C)
in compliance with the Amended and Restated Indenture, the – – – – – – – – Grantor hereby agrees to confer this – – – – – – – – irrevocable Power of Attorney to Sell Shares on the terms and conditions contained – – – – – – – – herein;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(D)
in connection with the entering of the – – – – – – – – Grantor into this Power of Attorney, the – – – – – – – – Grantor has obtained the approval of its – – – – – – – – Board of Directors, Board – – – – of Commissioners and the Shareholders – – – – – – – – – – – – – – – – – – – –

(E)
pursuant to the Amended and Restated Indenture, the Attorney is – – – – authorized and directed to enter into the – – – – individual security agreements for and on – – – – behalf of the Secured Parties and to hold – – – – the security interests created hereby in – – – – -favour of the Secured Parties;– – – – – – – – – – – – –

(F)
the Grantor and the Attorney agree that the powers and authorization given under this – – – – – – – –  Power of Attorney is solely for the interest and benefit of the Secured Parties and that in this Power of Attorney the Attorney is – – – – – – – – acting for and on behalf of and solely for – – – – the interest and benefit of the Secured – – – – – – – –Parties; and– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(G)
the Grantor acknowledges that without the – – – – powers and authorization granted to the – – – – Attorney as provided herein, the Secured – – – – Parties would not have agreed to enter into the Transaction Documents and that – – – – – – – – accordingly this Power of Attorney is – – – – – – – – considered to be for the interest and – – – – – – – – benefit of the Issuer, the Company and the – – – – Grantor.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

NOW, THEREFORE, the appearers acting in their – – – – above mentioned capacities, hereby further – – – – – – – – declare as follows:– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

1.1
In this Power of Attorney, including its – – – – recitals, except to the extent that the – – – – context requires otherwise, the following – – – – expressions shall have the following – – – – – – – – meanings:– – – – – – – – – – – – – – – – – – – – – – – –

“Attorney” means PT Bank CIMB Niaga – – – – Tbk., a banking corporation incorporated and -validly existing under the laws of the Republic – – of Indonesia, having its registered office in Jakarta, in this matter acting as Onshore Collateral – – – – Agent for and on behalf of the Secured Parties;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

“Company” shall mean PT Marindolab Pratama, a limited liability company – – – – duly established and validly existing under the laws of the Republic of Indonesia, having its legal domicile in [Serang];– – – – – – – – – – – – – – – – – – – –

“Pledge of Shares” shall mean the Pledge of – – – – Shares Agreement executed on an even date – – – – herewith, between the Grantor, the Company and the Attorney; and– – – – – – – –

“Power of Attorney” means this Power of – – – – – – – – Attorney to Sell Shares.– – – – – – – – – – – – – – – – – – – – – – – –

1.2	In this Power of Attorney, unless the context otherwise requires:– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(a)
capitalized terms not otherwise defined herein shall have the same meaning given to such terms in the Pledge of Shares – – – – (except that the reference to (1) the – – – – “Pledgor” in the Pledge of Shares is the reference to the “Grantor” and (2) to – – – – the “Onshore Collateral Agent” in the Pledge of – – – – Shares is the reference to the – – – – – – – – “Attorney”) and the Amended and Restated Indenture and all – – – – rules of interpretation set out in the – – – – Amended and Restated Indenture shall apply hereto as if the – – – – same were set out in full herein; – – – –– – – –

(b)	the headings of the various articles are for convenience of reference only and – – – – shall not define or limit any of the – – – – terms or provisions hereof;– – – – – – – – – – – – – – – –

(c)
all references herein to any document – – – – (including without limitation, this – – – – Power of Attorney) or any law shall be – – – – deemed to refer to such document or law as it may be amended, extended, novated, consolidated, supplemented, substituted, renewed or replaced from time to time – – – – (provided that in the case of any – – – – – – – – document, such document is not amended – – – – in breach of a covenant contained in any of the Transaction Documents);– – – – – – – – – – – – all references herein to any party shall be– – – – deemed to refer to its successors, – – – – – transferees and assigns;– – – – any word importing the singular shall include the plural and vice versa;– – – – – – – – – – – – unless otherwise specified, all references to Articles, Exhibits and Schedules are to – – – – – – – – – – – – articles, exhibits and schedules to, this – – – – Power of Attorney, which articles, exhibits – – – – and schedules form an integral and – – – – – – – – – – – – – – – – inseparable part to this Power of Attorney;– – – – – – – –

all references herein to law include – – – – – – – – references to any applicable constitutional – – – – provision, treaty, decree, convention, – – – – – – – – statute, act, regulation, rule, ordinance, – – – – proclamation, subordinate legislation, by– – – –  law, judgment, rule of court, practice – – – – – – – – direction, guideline, code, order, approval – – – – and standard, including all of their – – – – – – – – amendments, modifications and replacements;– – – –

if a payment or other act must be made or – – – – done on a day which is not a Business Day, – – – – then it must be made or done on the next – – – – following Business Day; – – – – – – – – – – – – – – – –

a warranty, representation, covenant, – – – –– – – – liability, obligation or agreement given or – – – – entered into by more than one person binds – – – – them jointly and severally; – – – – – – – – – – – –

references to “Dollars” or “$” are references to United States Dollars; and– – – – – – – – – – – – – – – – – – – –

references to “Rupiah” or “Rp” or “IDR” are – – – – references to Indonesian Rupiah.– – – – – – – – – – – –

2.
As a continuing security for the Secured – – – – Obligations, the Grantor hereby grants a power of attorney, with the right of – – – – – – – – substitution, to the Attorney (acting in its capacity as Onshore Collateral Agent for and on behalf of the Secured Parties) together with – – – – the right of the Attorney to revoke any – – – – substitution so granted and to make further – – – – substitution if the Attorney considers – – – – appropriate, for and on behalf of the Grantor and in the name of the Grantor to: – – – – – – – – – – – –

(a)
sell and transfer the ownership of the – – – – Shares or a portion of the Shares to any third party as designated by the – – – – – – – – Attorney, including delivery of the – – – – relevant share certificates, either by – – – – public or private sale (subject to – – – – prevailing laws and regulations) at such price and upon such terms and conditions – – – relating to such sale and transfer of the Shares or a portion thereof and in such – – – – manner as the Attorney may deem fit and – – – – appropriate and the Grantor fully waives its rights of claims over the Shares save for the balance of the share price (if – – – – any) after all the Secured Obligations – – – – have been fully repaid;– – – – – – – – – – – – – – – –

(b)
at any time and from time to time appear – – – – before the competent authorities, any – – – – notary or any other party, to prepare, – – – – complete, sign, and deliver all letters, agreements, deeds, deeds of transfer, – – – – instructions and orders to sell, submit – – – – any request, applications, reports or – – – – forms and all other documents whatsoever on behalf of the Grantor, to negotiate, – – – – determine and enter into contracts in – – – – whatever form concerning or in connection with the sale, transfer or surrender of – – – – the Shares, to give all information, and to do and carry out all other actions or deeds whatsoever which, in the opinion of the Attorney in its sole discretion are – – – – required or necessary concerning or in – – – – connection with the transfer or sale of – – – – the Shares– – – – – – – – – – – – – – – – – – – –

(c)	receive the purchase price of the Shares and to give receipt therefor;– – – – – – – – – – – – – – – – – – – –

(d)
represent the Grantor in any and all – – – – matters thereof, including but not – – – – – – – – limited to the signing, issuing, – – – – – – – – delivering, or receiving any documents of any contracts of sale, deeds, – – – – – – – – – – – – notifications, applications for any – – – – government approval (if required) or take any actions that are required by the laws and regulations in Indonesia or necessary as the Attorney determines in its sole – – – – discretion in relation to this Power of – – – – Attorney; – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(e)	to execute any amendment to this Power of Attorney; and– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(f)
otherwise effect all transactions related to such sale and transfer in the name of the Grantor,– – – – – – – – – – – – provided that, the authorization as provided for in this Article 2 may only be exercised – – – – by the Attorney if an Event of Default has – – – – occurred and is continuing.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

3.
The Grantor further declares that all powers conferred on the Attorney by virtue of this – – – – Power of Attorney constitute the – – – – – – – – implementation of an essential obligation – – – – under the Transaction Documents.– – – – – – – – – – – – – – – – – – – – – – – –

Accordingly all authorizations given by the – – – – Grantor hereunder to the Attorney are irrevocable (and the Grantor hereby waives applicability of the provisions of – – – – Articles 1814 and 1816 of the Indonesian – – – – Civil Code) and shall not terminate by any – – – – other reason mentioned in Article 1813 of the Indonesian Civil Code, or by any other reason whatsoever. This Power of Attorney shall – – – – – – – – remain valid until the Secured Obligations – – – – have been repaid in full or cancelled by the Attorney by way of a written instrument of – – – – cancellation duly signed by the Attorney on – – – – behalf of the Secured Parties prior to such – – – – payment.– – – – – – – – – – – – – – – – – – – – – – – – – – – –

4.
The Grantor hereby irrevocably agrees that if an Event of Default occurs, it shall not – – – – perform or exercise any of its rights and – – – – powers attached to the Shares.– – – – – – – – – – – – – – – – – – – –

5.
This Power of Attorney is given with the – – – – right of substitution and with the right of – – – – the Attorney to revoke any substitution so – – – – granted.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

6.
This Power of Attorney has been granted by – – – – the Grantor on the condition that following – – – – the payment in full of the Secured – – – – – – – – – – – – Obligations and termination of all – – – –– – – – – – – – commitments (which payment and termination – – – – shall be evidenced by a written statement – – – – from the Attorney, which the Attorney shall – – – – issue on payment in full of the Secured – – – – – – – – Obligations) this Power of Attorney shall immediately cease to have effect and the Attorney agrees to execute – – – – and deliver to the Grantor (at the cost of – – – – the Grantor) such documents and instruments – – – – as the Grantor shall reasonably request to – – – – evidence the termination of this Power of – – – – Attorney.– – – – – – – – – – – – – – – – – – – – – – – –

7.
(a) The Grantor hereby represents and – – – – – – – – warrants for and on behalf of the Secured Parties, on each date that any – – – – Secured Obligation is outstanding, as – – – – follows:– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(i)
the Grantor is a limited liability company duly established and – – – – – – – – validly existing under the laws of Republic of Indonesia and is duly – – – – licensed and authorized to be – – – – – – – – engaged in the business in which – – – – it has been engaged in the places – – – – of its respective business – – – – – – – – activities; – – – – – – – – – – – – – – – – – – – –

(ii)
all corporate and other action – – – – (including obtaining and – – – – – – – – maintaining all governmental and – – – – creditor’s authorizations and – – – – consents) necessary to own and – – – – maintain the ownership of the – – – – Shares, for the due execution, – – – – delivery and performance of this – – – – Power of Attorney (including but – – – – not limited to the transfer as the result of the enforcement of the – – – – powers and authorization created – – – – hereby, surrender and deliver the – – – – relevant share certificates) have – – – – been obtained or taken and remain – – – – valid;– – – – – – – – – – – – – – – – – – – – – – – – – – – –

(iii)
the authorization granted by it – – – – hereunder constitutes legal, valid and binding obligations – – – – – – – – enforceable against it in – – – – – – – – accordance with the terms of this – – – – Power of Attorney;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(iv)
save for the Transaction Documents and Security Documents, it is not – – – – a party to or bound by any – – – – – – – – agreement or undertaking which – – – – limits or makes subject to any – – – – conditions its right as a – – – – – – – – shareholder to sell, pledge or – – – – otherwise encumber or dispose of – – – – the Shares;– – – – – – – – – – – – – – – – – – – – – – – –

(v)
it is not a party to any dispute – – – –with respect to the Shares nor in – – – – any legal dispute or to the knowledge of the Pledgor is threatened – – – – – – – – against the Shares, nor are any of the Shares subject to any dispute, seizure, defense, set-off or – – – – – – – – counterclaim by any party;– – – – – – – –

(vi)
the execution and performance of – – – – this Power of Attorney will not – – – – result in any contravention of, or constitute a default under any – – – – agreement or law or order – – – – – – – – (including rules or provisions on – – – – the preferential treatment of – – – – creditors), by which it or its – – – – assets are bound or affected, or – – – – its constitutional documents or – – – – any limitation on powers of its – – – – directors and its commissioners;– – – – – – – –

(vii)
no other event is outstanding – – – – – – – – which constitutes a default under – – – – any document which is binding on – – – – the Grantor and the Company or any of their assets to an extent or in a manner which adversely affect – – – – the obligations of the Grantor and the Company hereunder;– – – – – – – – – – – – – – – –

(viii)
no litigation, arbitration or – – – – – – – – administrative proceeding has been commenced or is pending or to the knowledge of the Pledgor is threatened  against the Grantor and the Company, which would have a material adverse effect on the transactions envisaged – – – – hereunder or the Secured Parties’ – – – – rights in the Shares;– – – – – – – – – – – –

(ix)
there has been no material adverse change in the financial condition – – – – of the Grantor since the date of – – – – this Power of Attorney which would adversely affect the transactions – – – – envisaged hereunder or the Secured Parties’ rights and interests in – – – – the Shares;– – – – – – – – – – – – – – – – – – – – – – – –

(x)
the entry into by the Grantor of – – – – this Power of Attorney – – – – – – – – constitutes, and the exercise by – – – – them of their rights and – – – – – – – – – – – – performance of its obligations – – – – under this Power of Attorney will – – – – constitute, private and commercial acts performed for private and – – – – commercial purpose;– – – – – – – – – – – – – – – –

(xi)
the Grantor will not be entitled – – – – to claim immunity from suit,– – – – – – – – execution, attachment or other – – – – legal process in any proceedings – – – – taken in its jurisdiction of – – – – – – – – incorporation in relation to this – – – – Power of Attorney;– – – – – – – – – – – – – – – – – – – –

(xii)
the execution and performance of – – – – this Power of Attorney has not nor will it breach any applicable – – – – government authorization or any – – – – other approval or authorization – – – – from any applicable governmental – – – – agency with jurisdiction over it – – – – or its Shares (as the case may – – – – be);– – – – – – – – – – – – – – – – – – – – – – – – – – – –

(xiii)
this Power of Attorney will be – – – – effective to create in favor of – – – – the Attorney for and on behalf of – – – – the Secured Parties a legal, valid and enforceable security to secure payment of the Secured Obligations, subject to any general principles of law limiting – – – – its obligations, which security is not and shall – – – – not be subject to any other – – – – – – – – security of equal or prior – – – – – – – – ranking, on all of the Shares – – – – – – – – intended to be secured hereunder;– – – –

(xiv)	it has full right, title and – – – – – – – – interest in and is the legal owner of its Shares;– – – – – – – – – – – – – – – – – – – – – – – –

(xv)	the constitutive documents of the Company do not and will not – – – – – – – – restrict or inhibit any transfer – – – – of the Shares;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(xvi)
the Shares represent and – – – – – – – – – – – – constitute all of the shares – – – – – – – – – – – – presently held by the Grantor in – – – – the Company;– – – – – – – – – – – – – – – – – – – – – – – – – – – –

(xvii)
the Shares are validly issued, – – – – fully paid up, are fully entitled – – – – to all dividend paid or to be paid thereon, are not pledged, – – – – assigned, encumbered or otherwise – – – – made subject to any lien and, – – – – other than  the pledge – – – – contemplated by this Power of – – – – Attorney, it is not aware of any – – – – effective pledge, assignment, – – – – fiduciary transfer, security – – – – agreement, financing statement, – – – – powers of attorney or other – – – – – – – – instrument similar in effect – – – – – – – – covering all or any part of the – – – – Shares;– – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(xviii)
the Shares intended to be covered hereby exist and are uncontested, – – – – and it has no knowledge of any – – – – fact which would impair the – – – – – – – – existence of the Shares or their – – – – validity;– – – –– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(xix)	the certificates with respect to – – – – the Shares correctly identify, – – – – from time to time, the number of – – – – Shares owned by it; – – – – – – – – – – – – – – – –

(xx)
all documents, papers and writings relating to the Shares and – – – – – – – –provided to the Attorney by it, as well as the signatures thereon, – – – – are genuine and represent in all – – – – respects what they purport to be, – – – – and have been duly executed by the parties concerned;– – – – – – – – – – – – – – – – – – – –

(xxi)	it has not granted any options or – – – – other rights of whatsoever nature – – – – in respect of the Shares to any – – – – third party;– – – –– – – – – – – – – – – – – – – – – – – – – – – – – – – –

(xxii)	it has not done nor omitted to do any act or thing which has or may – – – – adversely affect its rights in – – – – respect of the Shares;– – – –– – – –– – – – – –

(xxiii)
the Company has not been – – – – dissolved, and no resolution has – – – – been adopted or court decision has been taken to dissolve the – – – – – – – – – – – – Company; – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(xxiv)
the Company has not been declared – – – – bankrupt or granted a suspension – – – – of payment obligations, nor have – – – – petitions for bankruptcy or for – – – – the granting of suspension of – – – – payments been filed; – – – –– – – – – – – – – – – – – – – – – – – – – – – –

(xxv)	the Grantor has no knowledge of – – – – any fact which would impair the – – – – existence of the Shares or the – – – – validity of this Power of Attorney under the terms hereof; and– – – – – – – –

(xxvi)
the Grantor acknowledges that the granting of power of attorney – – – – – – – – hereunder as a continuing security for the Secured Obligations are – – – – for the interest and to the – – – – benefit of the Grantor.– – – – – – – –– – – –

(b)
The Grantor further represents and – – – – – – – – warrants to the Attorney in favour of the Secured Parties that, on the date it – – – – – – – –acquires or otherwise obtains the – – – – – – – – ownership of the Future Shares, all the – – – – representations and warranties made in – – – – 7(a) above shall be deemed repeated – – – –– – – – mutatis mutandis in respect of those – – – – Future Shares.– – – – – – – – – – – – – – – – – – – – – – – – – – – –

8.
The Grantor hereby represents and warrants – – – – with respect to itself only that all taxes, – – – – charges, fees, duties and assessments with – – – – respect to the Shares owned by it have been – – – – fully paid, and agrees to pay promptly any – – – – and all taxes, charges, fees, duties and – – – – – – – – assessments which may be levied or become due with respect to its Shares in the future. In the event that the Attorney, in its absolute discretion, elects to pay any such expenses, then the Secured Obligations shall be deemed to be increased by the amount thereof.– – – – – – – –

9.	(a)
For the purpose of exercising the– – – –– – – – – – – – Attorney’s rights hereunder: (i) the – – – – occurrence of an Event of Default shall – – – – be conclusively evidenced by a – – – – – – – – certificate from the Attorney to that – – – – effect and (ii) any persons dealing with the Attorney may rely upon a certificate from the Attorney certifying that an – – – – Event of Default has occurred.– – – – – – – – – – – –

(b)
In exercising any right under this Power of Attorney it shall not be necessary for the Attorney or any of the Secured – – – – Parties to prove the amount owing by the Obligors in respect of the Secured – – – – Obligations, and the Attorney shall be – – – – entitled for the purpose of exercising – – – – its rights hereunder to determine such – – – – amounts then due and payable by the – – – – – – – – Obligors and all expenses which are to be borne by the Obligors on the basis of the Attorney’s and the Secured Parties’ books and records.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

10.	(a)
Except if served by a court bailiff– – – – (juru sita), any notice or communication shall be in writing and delivered in – – – – person or mailed by first-class mail or sent by facsimile (with a hard copy – – – – delivered in person or by mail promptly thereafter) and addressed as follow:– – – – Grantor: If to the Grantor, to it at:– – – – PT Central Proteinaprima Tbk.– – – – – – – – – – – – 19th Floor, Wisma GKBI, – – – –– – – – – – – – – – – – – – Jalan Jend. Sudirman Number 28– – – – – – – – – – – – Jakarta 10210-Indonesia – – – – – – – – – – – – Fax– – – – +62 21 57902197– – – – – – – – – – – – – – – – Attention : Board of Directors – – – – – – – –– – – – Attorney: if to the Secured Parties c/o the Attorney to it at:– – – – – – – – – – – – PT BANK CIMB Niaga Tbk.– – – – – – – – CIMB Niaga Building, Floor, – – – – – – – – Jalan Jend . Sudirman Kav. 58 – – – – , Jakarta 12190  – – – – Fax:– – – –+62 21 – – – – Attention:– – – – – – – –

Any Party may change its contact details by giving five Business Days’ notice to the other Party.– – – – – – – – – – – – – – – – – – – –

(b)
Except if served by a court bailiff – – – – – – – – (juru sita), every notice or other – – – – – – – – communication sent in accordance with – – – – Article 10(a) above, shall be effective upon receipt by the addressee; provided, however, that any such notice or other – – – – communication which would otherwise take effect after 4.00 p/m/ on any particular day shall not take effect until 10.00 – – – – a.m. on the immediately succeeding – – – – – – – –Business Day in the place of the – – – – – – – – – – – – addressee.– – – – – – – –– – – – – – – – – – – – – – – – – – – – – – – –

11.
The Parties hereto acknowledge that under the terms of the Amended and Restated Indenture, the Attorney has been -appointed as the Onshore Collateral Agent for and on behalf of the Secured – – – – – – – – Parties and the Grantor – – – – – – – – hereby further acknowledges the right of the -Attorney from time to time to exercise all rights pursuant to this Power of Attorney on behalf of the Secured Parties. – – – – Any notices to be given by the Grantor to the Secured Parties pursuant to or in connection -with this Power of Attorney, must be given to the Attorney and shall be deemed to have been given to the Secured Parties if given to the Attorney in accordance with the provisions of Article 10 above. When a power or right is – – – – granted to the Secured Parties under this – – – – Power of Attorney, that power or right may be exercised by the Attorney acting as the agent – – – – and representative of the Secured Parties.– – – – – – – – – – – –

The Attorney is authorized to delegate to – – – – such person or persons as the Attorney may – – – – specify, the exercise of any or all of the – – – – powers conferred on the Secured Parties as further – – – – delegated to the Attorney hereunder in – – – – – – – – accordance with the terms and conditions of – – – – the Amended and Restated Indenture. – – – – – – – – – – – – – – – – – – – –

12.
The Grantor shall pay the legal and other – – – – professional fees and costs of consultants – – – – and advisors to the Attorney and the Secured Parties and travel expenses and other out-of-pocket costs reasonably incurred and properly documented by the Attorney and the Secured Parties and such consultants and – – – – advisors in connection with the preparation, negotiation, execution and delivery, and – – – – where appropriate, registration of this Power of Attorney and amendments thereof (and all – – – – matters incidental thereto) as contemplated – – – – by this Power of Attorney, and the – – – – – – – – administration of the transactions – – – – – – – – contemplated by this Power of Attorney and – – – – the exercise, preservation or enforcement of any of their respective rights under this – – – – Power of Attorney or any amendments, waivers or consents required under this Power of – – – – Attorney. – – – –– – – – – – – – – – – – – – – – – – – – – – – –

13.	(a)
The proceeds of any enforcement of any – – – – right or remedy granted to the Attorney  hereunder – – – – shall be applied against the Secured – – – – Obligations as provided in the – – – – Transaction Documents.  – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(b)
The remaining balance, if any, of such – – – – proceeds of enforcement shall only be – – – – paid to the Grantor after satisfaction – – – – in full of all amounts owing to the – – – – Secured Parties with respect to the – – – – Secured Obligations.  – – – – – – – – – – – – – – – – – – – –

14.	(a)
It is understood and agreed by the – – – – Grantor that the authority granted by it over its rights and interests pursuant – – – – to this Power of Attorney is a – – – – – – – – continuing right and security for – – – – payment to the Secured Parties of all – – – – amounts which may now or hereafter from time to time be owing to the Secured – – – – Parties by the  Obligors in respect of – – – – the Secured Obligations and this Power – – – – of Attorney shall not be terminated and the security created hereunder shall not be regarded as discharged or satisfied, until full and final payment and – – – – – – – –repayment of all the Secured – – – – – – – – Obligations.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(b)
It is hereby further agreed by the – – – – Grantor that the authorization and power created under this Power of Attorney – – – – shall not be considered as discharged or satisfied by any intermediate payment or satisfaction of any part of the Secured Obligations but shall be a continuing – – – – security and extend to cover all and any sums of money which shall for the time – – – – being constitute the Secured Obligations and the Obligors shall continue to be – – – – liable for the unpaid balance with – – – – respect thereto to the date of payment – – – – or discharge thereof. – – – – – – – – – – – – – – – –

15.
The Attorney shall be under no obligation to – – – – enforce any right or benefit hereunder.  The Grantor agrees that no failure or delay or – – – – omission on the part of the Attorney to – – – – exercise any right, power or privilege – – – – hereunder shall operate or be construed as a waiver thereof, nor shall any single or – – – – partial exercise of any right, power or – – – – privilege hereunder preclude any further – – – – exercise thereof or the exercise of any other right, power or privilege.  The rights and – – – – remedies herein provided are cumulative and – – – – not exclusive of any right or remedy provided by law.– – – – – – – – – – – – – – – – – – – –

16.
In the event that any one or more of the – – – – provisions contained in this Power of – – – – – – – – Attorney should be invalid, illegal or – – – – unenforceable in any respect under any – – – – applicable law, the validity, legality and – – – – enforceability of the remaining provisions – – – – shall not in any way be affected or impaired thereby, and the parties hereto shall enter – – – – into good faith negotiations to replace the – – – – invalid, illegal or unenforceable provision.– – – –

17.
The powers and authorization given hereunder – – – – by the Grantor shall be in addition to and – – – – shall be independent from every other power, authorization or security interest which has at any time been, or may at any time be, – – – – created by the Grantor, the Issuer, the – – – – Company or any third parties in favor of the Secured Parties or the Attorney for and on – – – – behalf of the Secured Parties for the Secured Obligations. The Attorney can exercise its – – – – powers and authorizations under this Power of Attorney and enforce this Power of Attorney – – – – against the Grantor pursuant to the terms of this Power of Attorney, notwithstanding, and independent from, any other security interest created in favor of the Secured Parties or – – – – the Attorney for and on behalf of the Secured Parties by the Grantor, the Issuer, the – – – – Company or any third parties. Acting in – – – – accordance with the Transaction Documents and the Security Documents, the Attorney shall be at liberty to decide, in its sole discretion, if any security conferred upon the Attorney – – – – under the Security Documents shall be – – – – – – – – enforced by the Attorney, as well as the – – – – sequence of the security to be so enforced. – – – – Further, the execution and/or enforcement of any other Security Document is not intended – – – – to modify or supersede the powers and – – – – authorizations or any rights or obligations – – – – contained in this Power of Attorney and shall not in any way affect, impair or invalidate – – – – the effectiveness and validity of this Power of Attorney or any term or condition hereof – – – – and the Grantor shall not be entitled (and to the extent necessary, the Grantor hereby – – – – waives its rights) to plead or claim in any – – – – court the execution and/or enforcement of any other Security Documents as a cause for – – – – extinguishing, invalidating, impairing or – – – – modifying the effect and validity of this – – – – Power of Attorney and any term or condition – – – – contained herein.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

18.
As a separate and independent obligation, the Grantor agrees to fully defend, indemnify and hold the Attorney and the Secured Parties and any of their representatives or attorneys – – – – harmless, on first demand, from and against – – – – any and all actions, claims, demands, – – – – proceedings, judgments, causes of action, – – – – losses, liabilities, costs, charges and – – – – expenses (including without limitation all – – – – services, value added and other duties or – – – – taxes payable on such costs, charges and – – – – expenses)  which may be suffered or incurred by the Attorney or the Secured Parties and – – – – any of their representatives or attorneys as a result of (i) any breach of any of the – – – – obligations, warranties or undertakings made or assumed by the Grantor under this Power of Attorney, (ii) the existence or use of the – – – – rights conferred on the Attorney in this – – – – Power of Attorney, and (iii) the perfection, exercise, enforcement or the preservation of any rights under this Power of Attorney, or – – – – any other matter arising out of or in – – – – connection with this Power of Attorney, – – – – except if such costs, charges and expenses – – – – occurred in relation to the Attorney’s – – – – negligence and misconduct.– – – –– – – – – – – – – – – – – – – –

19.
The Parties agree that this Power of Attorney will be executed in English and Bahasa Indonesia pursuant to Law No. 24 of 2009 on the National Flag, Language, Emblem and Song and its implementing regulations. Both the Bahasa Indonesia and English versions of this Power of Attorney will be valid. However, the Parties agree that, in the event of any conflict between the Bahasa Indonesia version and the English version of this Power of Attorney, the Bahasa Indonesia version will prevail and the English version will be amended to conform with the provisions in the Bahasa Indonesia version

20.	This Power of Attorney shall be governed by – – – – and construed in accordance with the laws of the Republic of Indonesia.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

21.
The Grantor agrees that any legal action or – – – – proceeding arising out of or in connection – – – – with this Power of Attorney may be brought – – – – before the District Court of Central Jakarta and it irrevocably submits to the – – – – – – – – – – – – – – – – non-exclusive jurisdiction of such court and selects the Registrar’s office of such court (Kantor Panitera Pengadilan Negeri Jakarta – – – – Pusat) as its general and permanent domicile for the purposes of this Power of Attorney – – – – only.  The submission by the Grantor to such jurisdiction shall not (and shall not be – – – – – – – – construed so as to) limit the right of the – – – – Attorney and the Secured Parties to commence any action or proceeding arising out of or in connection with this Power of Attorney in any jurisdiction whatsoever that they may deem – – – – fit nor shall the commencement of any such – – – – legal action or proceedings in one – – – – – – – – jurisdiction preclude the Attorney and the – – – – Secured Parties from commencing any further – – – – or other legal action or proceedings in the – – – – same or any other jurisdiction. – – – – – – – –– – – – – – – –

22.	(a)
This Power of Attorney may be amended, – – – – by an instrument in writing signed by – – – – the Grantor and the Attorney.  This – – – – Power of Attorney shall be binding upon and inure to the benefit of the – – – – – – – – respective successors and assigns of the Grantor and the Attorney hereto; – – – – – – – – provided, however, that the Grantor may not assign its rights or obligations – – – – hereunder without the consent of the – – – – Attorney. – – – –– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(b)
The Attorney may at any time assign or – – – – otherwise transfer all or any part of – – – – its right and benefits under this Power of Attorney, and in that event such – – – – – – – – assignee(s), grantee(s) or transferee(s) of the Attorney, as the case may be, – – – – shall automatically become vested with – – – – such rights, interest and privileges of such Attorney under this Power of – – – – – – – – Attorney without loss of priority.  The Attorney is hereby authorized by the – – – – Grantor to take whatever actions or – – – – – – – – steps to effectuate the rights of such – – – – assignee and successors under this Power of Attorney, the Transaction Documents – – – – and other Security Documents, including but not limited to the preparation or – – – – execution of Powers of Attorney and – – – – agreements amending or renewing this – – – – Power of Attorney.– – – –– – – –– – – – – – – – – – – – – – – –

23.
In the event the Grantor obtains or otherwise acquires Future Shares, then upon the – – – – acquisition of such Future Shares as may be – – – – confirmed by the execution of the Additional Agreement of Pledge of Shares all – – – – – – – – authorizations and powers of attorney – – – – contained in this Power of Attorney shall by operation of law be deemed to have been – – – – granted by the Grantor on such Future Shares.

Now, also appear before me, notary in the – – – – presence of the same witnesses:– – – – – – – – – – – – – – – – – – – – – – – – – – – –

1.	a.
[**], born in – – – – [**], on the [**]([**]) day of [**] ([**]), employee of the – – – – – – – – limited liability company to be referred to hereunder, residing in [**], – – – – – – – –[**], Rukun – – – – – – – – Tetangga [**]/Rukun Warga [**], Kelurahan – – – – [**], Kecamatan [**], – – – – [**], holder of Resident – – – – Identity Card Number – – – – – – – – – – – – – – – – [**], Indonesian Citizen;– – – –

b.
Mister [**], born in [**], – – – – on the [**] ([**]) day of – – – – – – – – [**] ([**]), Employee of the – – – – limited liability company to be referred to hereunder, residing in [**], Jalan [**], Rukun Tetangga – – – – [**]/Rukun Warga [**], Kelurahan – – – – – – – – [**], Kecamatan [**], [**], holder of Resident Identity – – – – Card Number [**], – – – – Indonesian Citizen ;– – – – – – – – – – – –– – – –

- according to their statement in this – – – – matter acting pursuant to power of attorney dated the [**] ([**]) day of [**]– – – – [**]([**]) Number : [**], the certified true copy of which was – – – – duly stamped and attached to the minutes of my notarial deed dated today number [**], – – – – acting as the attorney-in-fact of and as – – – – such for and on behalf of the Attorney, – – – – authorized pursuant to the Transaction – – – – Documents to act for and on behalf of the Secured – – – – Parties as defined in the Amended and Restated Indenture which, at the time of the execution of this Power of Attorney, are as specified in [Exhibit 1] attached – – – – hereto.– – – – – – – – – – – – – – – – – – – –

The appearer, [**] – – – –and [**] aforementioned – – – – acting in the abovementioned capacity hereby declares that the Attorney hereby accepts – – – – this Power of Attorney granted by the – – – – Grantor set out in this Power of Attorney – – – – and the representations, warranties and – – – – covenants made by the Grantor set out herein above.– – – –– – – – – – – –– – – –– – – –

2.
Mister [**] aforesaid;– – – – according to his statement in this matter acting in his capacity as Director – – – – – – – –representing the Board of Directors – – – – (Direksi) of and as such for and on behalf – – – – of the Company and who, for the purpose of – – – – entering into this legal transaction has – – – – obtained the prior approval of the Board of Commissioners and the Board of Directors, as evidenced by duly stamped resolutions of the Board of Commissioners dated the [**] – – – – ([**]) day of [**] ([**]), and the Board of Directors dated the [**] ([**]) day of [**]([**]), which certified true – – – – copies are attached my notarial deed dated – – – – today number [**] .– – – – – – – – – – – – – – – – – – – – – – – –

The appearers are known to me, Notary.– – – – – – – –

– – – – – – – –– – – – – – – – – – – –IN WITNESSETH WHEREOF – – – – – – – – – – – – – – – – – – – – – – – –

this deed has been drawn up and executed in South Jakarta, on the day and date mentioned in the – – – – – – – –preamble of this deed, in the presence of:– – – –– – – – – – – –

1.
Mister [**], Sarjana Hukum, born in [**], on the [**]   ([**]) day of     (one thousand nine hundred and – – – – [**]), residing in [**] , Jalan  [**]– – – – , Rukun Tetangga [**]   /Rukun Warga  , Kelurahan [**], – – – – Kecamatan [**], holder of the Resident– – – – Identity Card Number – – – – [**] ;– – – –– – – – – – – –

2.
Mister [**], Sarjana Hukum, born in [**], on the  [**]([**]) – – – – day of (one thousand nine hundred and[**]), residing in, Jalan [**], Rukun Tetangga [**]/Rukun Warga – – – – [**], Kelurahan [**], Kecamatan– – – – [**] , holder of the Resident – – – – Identity Card Number– – – – – – – – [**] ;– – – – – – – – both assistants of the notary, known to me, – – – – Notary as the witnesses. – – – – – – – – – – – – – – – – – – – – – – – – – – – –

This deed, after having been duly read out by me, Notary, to the appearers and witnesses, was – – – – immediately signed by the appearers, witnesses – – – – and me, Notary.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

Executed with five alterations, namely because of five substitutions, without addition, without – – – – deletion.– – – – – – – –– – – –– – – – – – – – – – – –– – – –

The original of this deed has been properly – – – – signed.– – – – – – – – – – – – – – – – – – ––

- Issued as a copy of the same tenor.– – – – – – – – – – – –

Notary in Jakarta,

[**]

IRREVOCABLE POWER OF ATTORNEY TO VOTE SHARES

Number

On this day,        , the         day of –    two thousand    (  –  –2012), at  :   WIB (Western Indonesian Time), – appeared before me,        , Sarjana Hukum, – – – –Notary in Jakarta, the appearers will be – – – – – – – –mentioned hereunder, in the presence of the – – – – –witnesses whose names will be mentioned at the – – closing part of this deed.– – – – – – – – – – – – – – – – – – – – –

a.	Mister , born in – – – – – – – – – – –

, on the     (       ) day –of       (one thousand nine hundred– – –      ), Director of the limited liability company to be referred to hereunder, residing in Jakarta, Jalan        Number , –Rukun Tetangga   /Rukun Warga   , Kelurahan     , Kecamatan       ,     Jakarta, holder of the Resident Identity Card Number         , Indonesian – – – – – –Citizen;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

b.	Mister , born in – – – – – –

, on the     (      ) day of         (one thousand nine hundred – – – –    ), Director of the limited – – – – – –liability company to be referred to – – – – – – – – –hereunder, residing in Jakarta, Jalan – – – – – – –Number   , Rukun Tetangga – – – – – – – –   /Rukun Warga, Kelurahan    , –– – – – – –Kecamatan     ,    Jakarta, – – – – holder of the Resident Identity card Number, Indonesian Citizen; and –

– according to their statements in this matter –acting in their respective above capacities – – – –and therefore representing the Board of – – – – – –– –Directors of and as such for and on behalf of – –PT. CENTRAL PROTEINAPRIMA, TBK., a public – – – –– –limited liability company duly established, – – – –organized and validly existing under the laws – –of the Republic of Indonesia, having its legal –domicile in Jakarta, whose Articles of – – – – – – –– –Association and the amendments thereto were – – – –announced in: – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– State Gazette of the Republic of Indonesia – – –dated the 9th (ninth) day of February 1990 – – –– –(one thousand nine hundred and ninety) Number – –12, Supplement Number 494 and Number 497;– – – – –– –

– State Gazette of the Republic of Indonesia – – –dated the 23rd (twenty–third) day of March – – –– –1990 (one thousand nine hundred and ninety) – – – –Number 24, Supplement Number 1124;– – – – – – – – – – – – –

– State Gazette of the Republic of Indonesia – – –dated the 3rd (third) day of April 1998 (one – – –thousand nine hundred and ninety–eighth) – – – – –– –Number 27, Supplement Number 39;– – – – – – – – – – – – –– –

– State Gazette of the Republic of Indonesia – – –dated the 24th (twenty–fourth) day of April – – – –

1998 (one thousand nine hundred and ninety—– – – – –

eighth) Number 33, Supplement Number 2234; – – –– – –

– State Gazette of the Republic of Indonesia – – – –dated the 22nd (twenty–second) day of June – – –– – – 1999 (one thousand nine hundred and ninety–– – –– – – nine) Number 50, Supplement Number 170;– – – – – – –– – –

– State Gazette of the Republic of Indonesia – – – –dated the 13th (thirteenth) day of December – – – – –2002 (two thousand two) Number 100, Supplement – – Number 14707;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – –– – –

– State Gazette of the Republic of Indonesia – – – –dated the 7th (seventh) day of July 2003 (two – – – thousand three) Number 19, Supplement Number – – – –189;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– State Gazette of the Republic of Indonesia – – – –dated the 15th (fifteenth) day March 2005 (two – – thousand five) Number 21, Supplement Number – – – – –2704;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– the amendments to the articles of – – – – – – – – – – – – association was set forth in deed dated the – – – – –27th (twenty–seventh) day of April 2006 (two – – – –thousand six) Number 61, passed before SITI – – – – –PERTIWI HENNY SINGGIH, Sarjana Hukum, Notary in – Jakarta, which has been approved by the – – –– – – – – –Minister of Laws and Human Rights of the – – – – –– – – Republic of Indonesia by virtue of his decree – – – dated the 12th (twelfth) day May 2006 (two – – –– – – thousand six) Number – – – – – – – – – – – – – – – – – – – – – – –– – –

C–14086 HT.01.04.TH.2006;– – – – – – – – – – – – – – – – – – – – – –

–

the last amendments thereto was set forth by deed dated the      (      ) day of – – – – – – –– – –          (two thousand    ) Number, – – – –passed before         , Sarjana – – – – –– – – Hukum, Notary in Jakarta, which has been – – – – –– – – approved by the Minister of Laws and Human – – –– – – Rights of the Republic of Indonesia by virtue of his decree dated the (     ) day of – – –– – – – – –        (two thousand   ) – – – – – – – – – – – – –– – –

Number          ;– – – – – – – – – – – – – – – – – – – – – – –

– the last composition of the Board of – – – – – – –– – – Directors and the Board of Commissioners was set forth by deed dated the      (     ) day of            (two thousand six) Number     , – – – –passed before Notary LIES HERMININGSIH, Sarjana – Hukum aforesaid; – – – – – – –– – – – – – – – – – – – – – – – – – – – – – –

– and who, for the purpose of entering into this legal transaction has obtained the prior approval of the Board of Directors, and the Board of – – – – –Commissioners, as evidenced by:– – – – – – – – – – – – – – – – –

i.	Circular Resolution of the Board of – – – – – – – –

Directors of PT. CENTRAL PROTEINAPRIMA, TBK. In Lieu of a Meeting of the Board of – – – – – – –Directors dated [●] 2013; – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

ii.	Circular Resolution of the Board of – – – – – – – –

Commissioners of PT. CENTRAL PROTEINAPRIMA, TBK. In Lieu of a Meeting of the Board of – – Commissioners dated [●] 2013; and

iii.	Extraordinary General Meeting of Shareholders of PT. CENTRAL PROTEINPRIMA, TBK. as set forth in Deed No. 69 passed before Yulia SH, Notary in Jakarta Selatan dated 28 September 2012

– – – – – – – – – – – – – – – – – – – – – – – – – – –

, the certified true – – – copies of which are attached to the minutes of my notarial deed dated    number   ;– – – – – – – – – –

– (including its successors in title and/or – – – – –assignees shall hereinafter collectively be – – – – –referred to as a “Grantor”)– – – – – – – – – – – – – – – – – – – –

The appearer, acting in its above mentioned – – – – –capacities, hereby firstly declares as follows:– –

(A)
the Obligors (as defined in the Pledge of – Shares) have entered into the Transaction – Documents, which includes the Amended and Restated Indenture – – –(as defined in the Pledges of Shares), the copy of which have been shown to me, – – – – – –Notary. The Amended and Restated Indenture provides, inter – – – – –alia, for the execution of a power of – – – – –attorney to vote shares to secure payment – of the Secured Obligations;– – – – – – – – – – – – – – –

(B)	the Grantor is the legitimate registered – – – owner of the Shares (as defined in the – – – – –Pledge of Shares);– – – – – – – – – – – – – – – – – – – – – – – –

(C)	in compliance with the Amended and Restated Indenture, the – – – – – –

Grantor hereby agrees to confer this – – – – – – –irrevocable Power of Attorney to Vote Shares on the terms and conditions contained – – – – – –herein;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(D)	in connection with the entering of the – – – – –

Grantor into this Power of Attorney, the – – – Grantor has obtained the approval of its – – – Board of Directors, Board – of Commissioners and the Shareholders;

 – – – – – – – – – – – – – – – – – – – – – – – –

(E)
pursuant to the Amended and Restated Indenture, the Attorney is – authorized and directed to enter into the – – individual security agreements for and on – – behalf of the Secured Parties and to hold – – the security interests created hereby in – – – favour of the Secured Parties;– – – – – – – – – – – – –

(F)
the Grantor and the Attorney agree that the powers and authorization given under this – – Power of Attorney is solely for the interest and benefit of the Secured Parties and that in this Power of Attorney the Attorney is – – acting for and on behalf of and solely for – the interest and benefit of the Secured – – – – Parties;  and– – – – – – – – – – – – – – – – – – – – – – – – – – – –

(G)
the Grantor acknowledges that without the – – powers and authorization granted to the – – – – Attorney as provided herein, the Secured – – – Parties would not have agreed to enter into the Transaction Documents and that – – – – – – – – –accordingly this Power of Attorney is – – – – – –considered to be for the interest and – – – – – –benefit of the Issuer, the Company and the – Grantor.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

NOW, THEREFORE, the appearers acting in their – – – above mentioned capacities hereby further – – – – – – –declares as follows:– – – – – – – – – – – – – – – – – – – – – – – – – – –

1.1
In this Power of Attorney, including its – – – recitals, except to the extent that the – – – – context requires otherwise, the following – – expressions shall have the following – – – – – – –meanings:– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

“Attorney” means PT Bank CIMB Niaga – Tbk, a banking corporation incorporated and –validly existing under the laws of the Republic –of Indonesia, having its registered office – in Jakarta, in this matter acting as – – – – – – –Onshore Collateral Agent for and on behalf of the Secured Parties;– – – – – – – – – – – – – – – – – – – – – – – – – – –

“Company” shall mean PT Central – – – – – – – – – – – Panganpertiwi, a limited liability company – duly established and validly existing under the laws of the Republic of Indonesia, – – – – –having its legal domicile in [Karawang];– – – – – –

“Pledge of Shares” shall mean the Pledge of Shares Agreement executed on an even date – – herewith, between the Grantor, the Company and the Attorney; and–

“Power of Attorney” means this Power of – – – – Attorney to Vote Shares.– – – – – – – – – – – – – – – – – – –

1.2	In this Power of Attorney, unless the – – – –

context otherwise requires:– – – – – – – – – – – – – – – –

(a)
capitalized terms not otherwise defined – herein shall have the same meaning given to such terms in the Pledge of Shares – – –(except that the reference to (1) the – – – “Pledgor” in the Pledge of Shares is the reference to the “Grantor” and (2) to – – –the “Onshore Collateral Agent” in the Pledge of – – –Shares is the reference to the – – – – – – – – – “Attorney”) and the Amended and Restated Indenture and all – – –rules of interpretation set out in the – – Amended and Restated Indenture shall apply hereto as if the – –same were set out in full herein; – – – – – –

(b)	the headings of the various articles are for convenience of reference only and – – –shall not define or limit any of the – – – terms or provisions hereof;– – – – – – – – – – – –

(c)
all references herein to any document – – – (including without limitation, this – – – – Power of Attorney) or any law shall be – –deemed to refer to such document or law –as it may be amended, extended, novated, consolidated, supplemented, substituted, renewed or replaced from time to time – – –(provided that in the case of any – – – – – – document, such document is not amended – –in breach of a covenant contained in any of the Transaction Documents);– – – – – – – – – –

(d)	all references herein to any party shall
be deemed to refer to its successors, – – transferees and assigns;– – – – – – – – – – – – – – –

(e)	any word importing the singular shall – –
include the plural and vice versa;– – – – – –

(f)	unless otherwise specified, all – – – – – – – –
references to Articles, Exhibits and – – – Schedules are to articles, exhibits and schedules to, this Power of Attorney, – – which articles, exhibits and schedules form an integral and inseparable part to this Power of Attorney;– – – – – – – – – – – – – – – –

(g)	all references herein to law include – – –
references to any applicable – – – – – – – – – – constitutional provision, treaty, – – – – – –decree, convention, statute, act, – – – – – –regulation, rule, ordinance, – – – – – – – – – – proclamation, subordinate legislation, – by-law, judgment, rule of court, – – – – – – –practice direction, guideline, code, – – – order, approval and standard, including all of their amendments, modifications – and replacements;– – – – – – – – – – – – – – – – – – – – –

(h)	if a payment or other act must be made – –
or done on a day which is not a Business Day, then it must be made or done on the next following Business Day; – – – – – – – – – –

(i)	a warranty, representation, covenant, – –

liability, obligation or agreement given or entered into by more than one person binds them jointly and severally; and– – –

(j)	references to “Dollars” or “$” are – – – – –
references to United States Dollars; – – – and– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(k)	references to “Rupiah” or “Rp” or “IDR” –
are references to Indonesian  Rupiah.– – –

2.	As a continuing security for the Secured – – –
Obligations, the Grantor hereby – – – – –grants a power of attorney, with the right – of substitution, to the Attorney (acting in its capacity as Onshore Collateral Agent for and on behalf of the Secured Parties) together – – with the right of the Attorney to revoke any substitution so granted and to make further substitution if the Attorney considers – – – – –appropriate, for and on behalf of the – – – – – –Grantor and in the name of the Grantor to: –

(a)	attend any and all general meetings of –
the shareholders of the Company; – – – – – –

(b)	vote on the Shares at any such meeting –
in such manner as the Attorney may deem fit and appropriate; – – – – – – – – – – – – – – – – –

(c)	give shareholder approval by way of a – –
shareholders’ written resolution (or – – –otherwise) in lieu of a general – – – – – – –meeting; – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(d)	receive dividends on the Shares; – – – – – –

(e)	pay the proceeds of any sale of the – – –
Shares and any dividend to the – – – – – – – –Attorney; – – – – – – – – – – – – – – – – – – – – – – – – – – –

(f)	represent the Grantor in any and all – – –
matters thereof, including but not – – – – limited to the signing, issuing, – – – – – – delivering, or receiving any documents, forms and letters in such form(s) as may be approved by the Attorney, to – –appear before the competent institution or authority, to make any applications –for any government approval (if – – – – – – –required) or take any actions that may –be required by the laws and regulations in Indonesia or necessary as the – – – – – – Attorney determines in its sole – – – – – – –discretion in relation to this Power of Attorney;– – – – – – – – – – – – – – – – – – – – – – – – – – – – execute any amendment to this Power of –Attorney; and generally exercise all – – –rights of ownership of the Shares – – – – – without any exception, – – – – – – – – – – – – – – – provided that, the authorization as provided for in this Article 2 may only be exercised –by the Attorney if an Event of Default – – –– –– has occurred and is continuing – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

3.	The Grantor further declares that all powers
conferred on the Attorney by virtue of this Power of Attorney constitute the – – – – – – – – – – implementation of an essential obligation – – under the Transaction Documents.– – – – – – – – – – –

Accordingly all authorizations given by the Grantor hereunder to the Attorney are irrevocable (and the Grantor – – – – –hereby waives applicability of the – – – – – – – – –provisions of Articles 1814 and 1816 of the Indonesian Civil Code) and shall not – – – – – – –terminate by any other reason mentioned in – Article 1813 of the Indonesian Civil Code, – or by any other reason whatsoever. This – – – – Power of Attorney shall remain valid until – the Secured Obligations have been repaid in full or cancelled by the Attorney by way of a written instrument of cancellation duly – – signed by the Attorney on behalf of the – – – – Secured Parties prior to such payment.– – – – – –

4.	The Grantor hereby irrevocably agrees that –
if an Event of Default occurs, it shall not perform or exercise any of its rights and – – powers attached to the Shares.– – – – – – – – – – – – –

5.	This Power of Attorney is given with the – – –
right of substitution and with the right of the Attorney to revoke any substitution so – granted.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

6.	This Power of Attorney has been granted by –
the Grantor on the condition that following the payment in full of the Secured – – – – – – – – –Obligations and termination of all – – – – – – – – –commitments (which payment and termination – shall be evidenced by a written statement – – from the Attorney, which the Attorney shall issue on payment in full of the Secured – – – – Obligations) this Power of Attorney shall immediately cease to have effect and the Attorney agrees to execute and deliver to the Grantor (at the cost of – the Grantor) such documents and instruments as the Grantor shall reasonably request to – evidence the termination of this Power of – Attorney.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

7.	(a)	The Grantor hereby represents and – – – – –
warrants to the Attorney, for and on behalf of – –the Secured Parties, on each date that –any Secured Obligation is outstanding, –as follows: – – – – – – – – – – – – – – – – – – – – – – – – –

(i)	the Grantor is a limited liability
company duly established and – – – – – validly existing under the laws of Republic of Indonesia and is duly –licensed and authorized to be – – – – engaged in the business in which – –it has been engaged in the places –of its respective business – – – – – – – activities; – – – – – – – – – – – – – – – – – – – – –

(ii)	all corporate and other action – – – –
(including obtaining and – – – – – – – – –maintaining all governmental and – –creditor’s authorizations and – – – – consents) necessary to own and – – – –maintain the ownership of the – – – – Shares, for the due execution, – – – –delivery and performance of this – –Power of Attorney (including but – –not limited to the transfer as the result of the enforcement of the – –powers and authorization created – –hereby, surrender and deliver the –relevant share certificates) have –been obtained or taken and remain –valid; – – – – – – – – – – – – – – – – – – – – – – – – –

(iii)	the authorization granted by it – –
hereunder constitutes legal, valid and binding obligations – – – – – – – – – –enforceable against it in – – – – – – – –accordance with the terms of this –Power of Attorney;– – – – – – – – – – – – – – –

(iv)	save for the Transaction Documents
and  Security Documents, it is not a party to or bound by any – – – – – – – agreement or undertaking which – – – –limits or makes subject to any – – – –conditions its right as a – – – – – – – –shareholder to sell, pledge or – – – –otherwise encumber or dispose of – –the Shares;– – – – – – – – – – – – – – – – – – – – – –

(v)	it is not a party to any dispute – –
with respect to the Shares nor in –any legal dispute or to the knowledge of the Pledgor is threatened – – – – – against the Shares, nor are any of the Shares subject to any dispute, seizure, defense, set-off or – – – – – counterclaim by any party;– – – – – – – –

(vi)	the execution and performance of – –
this Power of Attorney will not – – –result in any contravention of, or constitute a default under any – – – –agreement or law or order – – – – – – – –(including rules or provisions on –the preferential treatment of – – – – creditors), by which it or its – – – –assets are bound or affected, or – –its constitutional documents or – – –any limitation on powers of its – – –directors and its commissioners;– – –

(vii)	no other event is outstanding – – –
which constitutes a default under –any document which is binding on – –the Grantor and the Company or any of their assets to an extent or in a manner which adversely affect – – –the obligations of the Grantor and the Company hereunder;– – – – – – – – – – – – no litigation, arbitration or – – – – administrative proceeding has been commenced or is pending or to the knowledge of the Pledgor is threatened against the Grantor and the Company, which would have a material adverse effect on  the transactions envisaged –hereunder or the Secured Parties’ –rights in the Shares;– – – – – – – – – – – – – there has been no material adverse change in the financial condition –of the Grantor since the date of – –this Power of Attorney which would adversely affect the transactions –envisaged hereunder or the Secured Parties’ rights and interests in – –the Shares;– – – – – – – – – – – – – – – – – – – – – – the entry into by the Grantor of – –this Power of Attorney – – – – – – – – – – –constitutes, and the exercise by – –them of their rights and – – – – – – – – –performance of its obligations – – – –under this Power of Attorney will –constitute, private and commercial acts performed for private and – – – –commercial purpose;– – – – – – – – – – – – – –

(viii)
the Grantor  will not be entitled to claim immunity from suit, – – – – – execution, attachment or other – – – –legal process in any proceedings – –taken in its jurisdiction of – – – – – incorporation in relation to this –Power of Attorney;– – – – – – – – – – – – – – –

(ix)
the execution and performance of – – this Power of Attorney has not nor will it breach any applicable – – –government authorization or any – – –other approval or authorization – – –from any applicable governmental – –agency with jurisdiction over it – –or its Shares (as the case may – – – –be);– – – – – – – – – – – – – – – – – – – – – – – – – – – –

(x)	this Power of Attorney will be – – – –
effective to create in favor of – – –the Attorney for and on behalf of –the Secured Parties a legal, valid and enforceable security to secure payment of the Secured Obligations, subject to any general principles of law limiting – – its obligations, which security is not and shall – – –not be subject to any other – – – – – – security of equal or prior – – – – – – – ranking, on all of the Shares – – – – intended to be secured hereunder;– –

(xi)	it has full right, title and – – – – –
interest in and is the legal owner of its Shares;– – – – – – – – – – – – – – – – – –

(xii)	the constitutive documents of the
Company do not and will not – – – – – –restrict or inhibit any transfer – of the Shares;– – – – – – – – – – – – – – – – – –

(xiii)	the Shares represent and – – – – – – – –
constitute all of the shares – – – – –presently held by the Grantor in – the Company;– – – – – – – – – – – – – – – – – – – –

(xiv)	the Shares are validly issued, – – –
fully paid up, are fully entitled to all dividend paid or to be paid thereon, are not pledged, – – – – – – – –assigned, encumbered or otherwise made subject to any lien and, – – – –other than  the pledge – – – – – – – – – – contemplated by this Power of – – – –Attorney, it is not aware of any – effective pledge, assignment, – – – –fiduciary transfer, security – – – – –agreement, financing statement, – – powers of attorney or other – – – – – –instrument similar in effect – – – – –covering all or any part of the – – Shares;– – – – – – – – – – – – – – – – – – – – – – – – –

(xv)	the Shares intended to be covered
hereby exist and are uncontested, and it has no knowledge of any – – –fact which would impair the – – – – – –existence of the Shares or their – validity;– – – – – – – – – – – – – – – – – – – – – – –

(xvi)	the certificates with respect to
the Shares correctly identify, – – –from time to time, the number of – Shares owned by it; – – – – – – – – – – – – –

(xvii)	all documents, papers and – – – – – – –
writings relating to the Shares – – and provided to the Attorney by – – it, as well as the signatures – – – –thereon, are genuine and represent in all respects what they purport to be, and have been duly executed by the parties concerned;– – – – – – – –

(xviii)	it has not granted any options
or other rights of whatsoever – – – –nature in respect of the Shares to any third party;– – – – – – – – – – – – – – – – –

(xix)	it has not done nor omitted to do
any act or thing which has or may adversely affect its rights in – – –respect of the Shares;– – – – – – – – – – –

(xx)	the Company has not been – – – – – – – –
dissolved, and no resolution has – been adopted or court decision has been taken to dissolve the – – – – – – –Company; – – – – – – – – – – – – – – – – – – – – – – –

(xxi)	the Company has not been declared
bankrupt or granted a suspension – of payment obligations, nor have – petitions for bankruptcy or for – – the granting of suspension of – – – –payments been filed;   – – – – – – – – – –

(xxii)	the Grantor has no knowledge of – –
any fact which would impair the – – existence of the Shares or the – – –validity of this Power of Attorney under the terms hereof; and– – – – – – –

(xxiii)	the Grantor acknowledges that
the granting of power of attorney hereunder as a continuing security for the Secured Obligations are – – for the interest and to the – – – – – –benefit of the Grantor.– – – – – – – – – –

(b)	The Grantor further represents and – – –
warrants to the Attorney in favour of the Secured Parties that, on the date it acquires or otherwise obtains the – –ownership of the Future Shares, all – – the representations and warranties – – – made in 7(a) above shall be deemed – – – repeated mutatis mutandis in respect – –of those Future Shares.– – – – – – – – – – – – – –

8.	The Grantor hereby represents and warrants –
with respect to itself only that all taxes, charges, fees, duties and assessments with – respect to the Shares owned by it have been fully paid, and agrees to pay promptly any – and all taxes, charges, fees, duties and – – – assessments which may be levied or become – – due with respect to its Shares in the – – – – – –future. In the event that the Attorney, in – its absolute discretion, elects to pay any – such expenses, then the Secured Obligations shall be deemed to be increased by the – – – – –amount thereof.– – – – – – – – – – – – – – – – – – – – – – – – – – –

9.	(a)	For the purpose of exercising the – – – – –
Attorney’s rights hereunder: (i) the – –occurrence of an Event of Default – – – – –shall be conclusively evidenced by a – –certificate from the Attorney to that – effect and (ii) any persons dealing – – –with the Attorney may rely upon a – – – – –certificate from the Attorney – – – – – – – – certifying that an Event of Default – – –has occurred.– – – – – – – – – – – – – – – – – – – – – – – –

b)	In exercising any right under this – – – –
Power of Attorney it shall not be – – – – –necessary for the Attorney or any of – –the Secured Parties to prove the – – – – – –amount owing by the Obligor in respect of the Secured Obligations, and the – – –Attorney shall be entitled for the – – – –purpose of exercising its rights – – – – – –hereunder to determine such amounts – – –then due and payable by the Obligor – – –and all expenses which are to be borne by the Obligor on the basis of the – – – –Attorney’s and the Secured Parties’ – – –books and records.– – – – – – – – – – – – – – – – – – –

10.	(a)	Except if served by a court bailiff – – –
(juru sita), any notice or – – – – – – – – – – –communication shall be in writing and – delivered in person or mailed by – – – – – –first-class mail or sent by facsimile – (with a hard copy delivered in person – or by mail promptly thereafter) and – – –addressed as follow:– – – – – – – – – – – – – – – – –

Grantor:  If to the Grantor, to it at:– –
PT Central Proteinaprima Tbk.– – – – – – – – –
19th Floor, Wisma GKBI,  – – – – – – – – – – – – – –
Jalan Jenderal Sudirman Number 28– – – – – –
Jakarta 10210–Indonesia  – – – – – – – – – – – – – –
Fax                               :  +62 21 57902197– – – – – – – – –
Attention                     :  Board of Directors     – – – –

Attorney:  if to the Secured Parties – – –c/o the Attorney to it at:– – – – – – – – – – – –

PT BANK CIMB NIAGA Tbk.– – – – – – – –
–
CIMB Niaga Building, Floor, – – – – – – –
Jalan Jend. Sudirman Kav. 58, Jakarta 12190
Fax                     :           +62 21         – – – – – –
Attention:                        Ms.       – – – –
    Ms.

Any Party may change its contact – – – – –– details by giving five Business Days’ – notice to the other Party.– – – – – – – – – – ––

(b)	Except if served by a court bailiff – –
(juru sita), every notice or other – – –communication sent in accordance with Article 10(a) above, shall be – – – – – – – effective upon receipt by the – – – – – – – addressee; provided, however, that – – –any such notice or other – – – – – – – – – – – –communication which would otherwise – –take effect after 4.00 p/m/ on any – – –particular day shall not take effect –until 10.00 a.m. on the immediately – –succeeding Business Day in the place –of the addressee.– – – – – – – – – – – – – – – – – – –

11.	The Parties hereto acknowledge that under – –
the terms of the Amended and Restated Indenture, the Attorney has been appointed as Onshore Collateral Agent for and on behalf of the Secured Parties and the Grantor hereby further acknowledges the right of the Attorney – – from time to time to exercise all rights – – – pursuant to this Power of Attorney on behalf of the Secured Parties. Any notices to be – – given by the Grantor to the Secured Parties pursuant to or in connection with this Power of Attorney, must be given to the Attorney – and shall be deemed to have been given to – – the Secured Parties if given to the Attorney in accordance with the provisions of Article 10 above. When a power or right is granted – to the Secured Parties under this Power of – Attorney, that power or right may be – – – – – – –exercised by the Attorney acting as the – – – – agent and representative of the Secured – – – – Parties.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –
The Attorney is authorized to delegate to – – such person or persons as the Attorney may – specify, the exercise of any or all of the – powers conferred on the Secured Parties as further – delegated to the Attorney hereunder in – – – – –accordance with the terms and conditions of the Amended and Restated Indenture.– – – – – – – – – – – – – – – – – – – – – – – – – – – –

12.	The Grantor shall pay the legal and other –
professional fees and costs of consultants – and advisors to the Attorney and the Secured Parties and travel expenses and other out-of-pocket costs reasonably incurred and properly documented by the Attorney and the Secured Parties and such consultants and advisors in connection with the preparation, negotiation, execution and delivery, and – – – where appropriate, registration of this – – – – Power of Attorney and amendments thereof – – – (and all matters incidental thereto) as – – – – contemplated by this Power of Attorney, and the administration of the transactions – – – – –contemplated by this Power of Attorney and – the exercise, preservation or enforcement of any of their respective rights under this – – Power of Attorney or any amendments, waivers or consents required under this Power of – – – Attorney. – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

13.	(a)	The proceeds of any enforcement of any –
right or remedy granted to the Attorney  hereunder –shall be applied against the Secured – – –Obligations as provided in the – – – – – – – –Transaction Documents.  – – – – – – – – – – – – – –

(b)	The remaining balance, if any, of such –
proceeds of enforcement shall only be – –paid to the Grantor after satisfaction –in full of all amounts owing to the – – – Secured Parties with respect to the – – – Secured Obligations.  – – – – – – – – – – – – – – – –

14.	(a)	It is understood and agreed by the– – – – –
Grantor that the authority granted by – –
it over its rights and interests – – – – – – pursuant to this Power of Attorney is a continuing right and security for – – – – – payment to the Secured Parties of all – –amounts which may now or hereafter from time to time be owing to the Secured – – –Parties by the  Obligors in respect of –the Secured Obligations and this Power –of Attorney shall not be terminated and the security created hereunder shall – – –not be regarded as discharged or – – – – – – satisfied, until full and final payment and repayment   of all the Secured – – – – –Obligations. – – – – – – – – – – – – – – – – – – – – – – – –

(b)	It is hereby further agreed by the– – – – –
Grantor that the authorization and – – – – –
power created under this Power of – – – – – Attorney shall not be considered as – – – –discharged or satisfied by any – – – – – – – – intermediate payment or satisfaction of any part of the Secured Obligations but shall be a continuing security and – – – – –extend to cover all and any sums of – – – –money which shall for the time being – – –constitute the Secured Obligations and –the Obligors shall continue to be – – – – – liable for the unpaid balance with – – – – –respect thereto to the date of payment –or discharge thereof. – – – – – – – – – – – – – – – –

15.
The Attorney shall be under no obligation to enforce any right or benefit hereunder. The Grantor agrees that no failure or delay or – omission on the part of the Attorney to – – – – exercise any right, power or privilege – – – – –hereunder shall operate or be construed as a waiver thereof, nor shall any single or – – – – partial exercise of any right, power or – – – – privilege hereunder preclude any further – – – exercise thereof or the exercise of any – – – – other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any right or remedy – – – provided by law.– – – – – – – – – – – – – – – – – – – – – – – – – –

16.	In the event that any one or more of the – – –
provisions contained in this Power of – – – – – –Attorney should be invalid, illegal or – – – – –unenforceable in any respect under any – – – – –applicable law, the validity, legality and – enforceability of the remaining provisions – shall not in any way be affected or impaired thereby, and the parties hereto shall enter –into good faith negotiations to replace the invalid, illegal or unenforceable provision.

17.
The powers and authorization given hereunder by the Grantor shall be in addition to and – shall be independent from every other power, authorization or security interest which has at any time been, or may at any time be, – – – created by the Grantor, the Issuer, the – – – – Company or any third parties in favor of the Secured Parties or the Attorney for and on – behalf of the Secured Parties for the – – – – – –Secured Obligations. The Attorney can – – – – – –exercise its powers and authorizations under this Power of Attorney and enforce this – – – – Power of Attorney against the Grantor – – – – – –pursuant to the terms of this Power of – – – – –Attorney, notwithstanding, and independent – from, any other security interest created in favor of the Secured Parties or the Attorney for and on behalf of the Secured Parties by the Grantor, the Issuer, the Company or any third parties. Acting in accordance with the Transaction Documents and the Security – – – – –Documents, the Attorney shall be at liberty to decide, in its sole discretion, if any – – security conferred upon the Attorney under – the Security Documents shall be enforced by the Attorney, as well as the sequence of the security to be so enforced. Further, the – – – execution and/or enforcement of any other – – Security Document is not intended to modify or supersede the powers and authorizations – or any rights or obligations contained in – – this Power of Attorney and shall not in any way affect, impair or invalidate the – – – – – – –effectiveness and validity of this Power of Attorney or any term or condition hereof and the Grantor shall not be entitled (and to – – the extent necessary, the Grantor hereby – – – waives its rights) to plead or claim in any court the execution and/or enforcement of – – any other Security Documents as a cause for extinguishing, invalidating, impairing or – – modifying the effect and validity of this – – Power of Attorney and any term or condition contained herein.– – – – – – – – – – – – – – – – – – – – – – – – –

18.	As a separate and independent obligation, – –
the Grantor agrees to fully defend, – – – – – – – –indemnify and hold the Attorney and the – – – – Secured Parties and any of their – – – – – – – – –representatives or attorneys harmless, , from and against any and all – actions, claims, demands, proceedings, – – – – –judgments, causes of action, losses, – – – – – – –liabilities, costs, charges and expenses – – – (including without limitation all services, value added and other duties or taxes – – – – – –payable on such costs, charges and expenses)  which may be suffered or incurred by the – – – Attorney or the Secured Parties and any of – their representatives or attorneys as a – – – – result of (i) any breach of any of the – – – – –obligations, warranties or undertakings made or assumed by the Grantor under this Power – of Attorney, (ii) the existence or use of – – the rights conferred on the Attorney in this Power of Attorney, and (iii) the perfection, exercise, enforcement or the preservation of any rights under this Power of Attorney, or any other matter arising out of or in – – – – – –connection with this Power of Attorney, – – – – except if such costs, charges and expenses – occurred in relation to the Attorney’s – – – – –negligence and misconduct.– – – – – – – – – – – – – – – – –

19.
The Parties agree that this Power of Attorney will be executed in English and Bahasa Indonesia pursuant to Law No. 24 of 2009 on the National Flag, Language, Emblem and Song and its implementing regulations.

Both the Bahasa Indonesia and English versions of this Power of Attorney will be valid. However, the Parties agree that, in the event of any conflict between the Bahasa Indonesia version and the English version of this Power of Attorney, the Bahasa Indonesia version will prevail and the English version will be amended to conform with the provisions in the Bahasa Indonesia version

20.	This Power of Attorney shall be governed by and construed in accordance with the laws of the Republic of Indonesia.– – – – – – – – – – – – – – – – –

21.	The Grantor agrees that any legal action or
proceeding arising out of or in connection – with this Power of Attorney may be brought – before the District Court of Central Jakarta and it irrevocably submits to the – – – – – – – – – –non-exclusive jurisdiction of such court and selects the Registrar’s office of such court (Kantor Panitera Pengadilan Negeri Jakarta – Pusat) as its general and permanent domicile for the purposes of this Power of Attorney – only.  The submission by the Grantor to such jurisdiction shall not (and shall not be – – – construed so as to) limit the right of the – Attorney and the Secured Parties to commence any action or proceeding arising out of or – in connection with this Power of Attorney in any jurisdiction whatsoever that they may – – deem fit nor shall the commencement of any – such legal action or proceedings in one – – – – jurisdiction preclude the Attorney and the – Secured Parties from commencing any further or other legal action or proceedings in the same or any other jurisdiction. – – – – – – – – – – –

22.	(a)	This Power of Attorney may be amended,– –
by an instrument in writing signed by – –the Grantor and the Attorney.  This – – – –Power of Attorney shall be binding upon and inure to the benefit of the – – – – – – – respective successors and assigns of – – –the Grantor and the Attorney hereto; – – –provided, however, that the Grantor may not assign its rights or obligations – – –hereunder without the consent of the – – –Attorney. – – – – – – – – – – – – – – – – – – – – – – – – – – –

(b)	The Attorney may at any time assign or– –

otherwise transfer all or any part of – –
its right and benefits under this Power of Attorney, and in that event such – – – –assignee(s), grantee(s) or – – – – – – – – – – – –transferee(s) of the Attorney, as the – –case may be, shall automatically become vested with such rights, interest and – –privileges of such Attorney under this –Power of Attorney without loss of – – – – – priority.  The Attorney is hereby – – – – – authorized by the Grantor to take – – – – – whatever actions or steps to effectuate the rights of such assignee and – – – – – – – successors under this Power of – – – – – – – – Attorney, the Transaction Documents and other Security Documents, including but not limited to the preparation or – – – – – execution of Powers of Attorney and – – – –agreements amending or renewing this – – –Power of Attorney.– – – – – – – – – – – – – – – – – – – –

23.	In the event the Grantor obtains or – – – – – – – –
otherwise acquires Future Shares, then upon the acquisition of such Future Shares as may be confirmed by the execution of the – – – – – – –Additional Agreement of Pledge of Shares all authorizations and powers of attorney – – – – – –contained in this Power of Attorney shall by operation of law be deemed to have been – – – – granted by the Grantor on such Future – – – – – –Shares.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

Now, also appear before me, notary in the – – – – – – –presence of the same witnesses:– – – – – – – – – – – – – – – – –

1.	a.	Mrs. , born in – – – –
, on the   (       ) day of (one thousand nine hundred and      ), employee of the – – – – – – limited liability company to be referred to hereunder, residing in Jakarta, – – – – – – Jalan     , Rukun – – – – – – Tetangga   /Rukun Warga   , Kelurahan       , Kecamatan          , – – – – –     Jakarta, holder of Resident – – – – – – Identity Card Number – – – – – – – – – – – – – – – – – –              , Indonesian Citizen;–

b.	Mister , born in , –
on the      (      ) day of – – – – – – (one thousand nine hundred – and     ), Employee of the – – – – – –limited liability company to be referred to hereunder, residing in Jakarta, Jalan       , Rukun Tetangga –     /Rukun Warga   , Kelurahan – – – – – – – – –     , Kecamatan      ,   – Jakarta, holder of Resident Identity – – – –Card Number       , – – – – – – – Indonesian Citizen;– – – – – – – – – – – – – – – – – – – – –

– according to their statement in this – – – – –matter acting pursuant to power of attorney dated the      (       ) day of        (two thousand seven) Number :     , the certified true copy of which was – – duly stamped and attached to the minutes of my notarial deed dated      number   , – – –acting as the attorney-in-fact of and as – – –such for and on behalf of the Attorney, – – – –authorized pursuant to the Transaction – – – – –Documents to act for and on behalf of the Secured – – – – – –Parties as defined in the Amended and Restated Indenture which, at the time of the execution of this Power of Attorney, are as specified in Exhibit 1 attached – – – – –hereto.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

The appearer, Mrs.      – – and Mister aforementioned – – – acting in the abovementioned capacity hereby declares that the Attorney hereby accepts – – this Power of Attorney granted by the – – – – – –Grantor set out in this Power of Attorney – – and the representations, warranties and – – – –covenants made by the Grantor set out herein above.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

2.	Mister aforesaid;– – – – – – – – –
according to his statement in this matter – – acting in his capacity as Director – – – – – – – – –representing the Board of Directors –– – – – – – – –(Direksi) of and as such for and on behalf – of the Company and who, for the purpose of – entering into this legal transaction has – – – obtained the prior approval of the – – – – – – – – –Shareholders, Board of Commissioners and – – – Board of Directors, as evidenced by:– – – – – – – –

– resolutions of the Board of Commissioners dated the     (   ) day of June    (two thousand–   ), and the Board of Directors dated the     ) day of –    (two thousand–   ), which – – – – –certified true copies are attached to the – –minutes of the certified true copies of – – – – which are attached to the minutes of my – – – – notarial deed dated    number   .– – – – – – –

The appearers are known to me, Notary.– – – – – – – – – –

– – – – – – – – – – – –IN WITNESSETH WHEREOF   – – – – – – – – – – – – –
this deed has been drawn up and executed in South Jakarta, on the day and date mentioned in the – – – preamble of this deed, in the presence of:– – – – – – –

1.	Mister , Sarjana Hukum, born
in    , on the    (    ) day of     (one thousand nine hundred and   ), residing in Jakarta, Jalan Bunga – –    Number  , Rukun Tetangga   /Rukun Warga  , Kelurahan   , – – – – – – – –Kecamatan    , holder of the Resident – Identity Card Number – – – – – – – – – – – – – – – – – – – – –      ; – – – – – – – – – – – – – – – – –

Tuan    , Sarjana Hukum, born
in    , on the    (    ) day of     (one thousand nine hundred and   ), residing in Jakarta, Jalan Bunga – –    Number  , Rukun Tetangga   /Rukun Warga  , Kelurahan   , – – – – – – – –Kecamatan    , holder of the Resident – Identity Card Number – – – – – – – – – – – – – – – – – – – – –          ,–––––––––––––––––––––– – – – ––

both assistants of the notary, known to me, –––––– Notary as the witnesses. ––––––––––––––––––––––– – – – –
This deed, after having been duly read out by me, Notary, to the appearers and witnesses, was –––––– immediately signed by the appearers, witnesses –––and me, Notary.–––––––––––––––––––––––––––––––– – – – – –
Executed with five alterations, namely because of five substitutions, without addition, without – – – deletion.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –
The original of this deed has been properly –––––– signed.––––––––––––––––––––––––––––––––––––––– – – – – – – –
– Issued as a copy of the same tenor.–––––––––––– –

Notary in Jakarta,

(   , S.H. )

IRREVOCABLE POWER OF ATTORNEY TO SELL SHARES

Number

On this day,   , the              day of   -           two thousand twelve(  -  -2012), at  :    WIB (Western Indonesian Time), – – – – – appeared before me, ,[**] Sarjana Hukum, – – – – Notary in Jakarta, the appearers will be – – – – – – – mentioned hereunder, in the presence of the – – – – witnesses whose names will be mentioned at the  – – closing part of this deed.– – – – – – – – – – – – – – – – – – – – –

a.[
Mister                  , born in –––––––––– –, on the            (          ) day of - (one thousand nine hundred ––––––––          ), Director of the limited – – – – – – – liability company to be referred to – – – – – – – hereunder, residing in Jakarta, Jalan – – – – – – – Number     , Rukun Tetangga – – – – –             /Rukun Warga, Kelurahan           , Kecamatan            Jakarta, - holder of the Resident Identity Card Number        , Indonesian, Citizen;– – – – –

b.
Mister        , born in – – – – – – –          , on the            (         ) day of – – – – – (one thousand nine hundred – – – – – – –          ), Director of the limited liability company to be referred to hereunder, residing in Jakarta, Jalan          Number   , Rukun Tetangga     /Rukun Warga   , Kelurahan               , Kecamatan     ,     Jakarta, holder of the Resident Identity card Number        , Indonesian Citizen;– – – – – – –  and ]– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –  according to their statements in this matter acting in their respective above capacities ---- ---- and therefore representing the Board of – – – – – – – Directors of and as such for and on behalf of PT. CENTRAL PROTEINAPRIMA, TBK., a public – – – – limited liability company duly established, – – – – organized and validly existing under the laws of the Republic of Indonesia, having its legal domicile in Jakarta, whose Articles of – – – – – – – Association and the amendments thereto were – – – – – – – announced in: – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – –	State Gazette of the Republic of Indonesia dated the 9th (ninth) day of February 1990 – – – one thousand nine hundred and ninety) Number 12, Supplement Number 494 and Number 497;– – – – – – –

– – – –
State Gazette of the Republic of Indonesia – – dated the 23rd (twenty-third) day of March – – – – 1990 (one thousand nine hundred and ninety) – – – Number 24, Supplement Number 1124;– – – – – – – – – – – – – – – – – – – – –

– – –
State Gazette of the Republic of Indonesia – – dated the 3rd (third) day of April 1998 (one thousand nine hundred and ninety-eighth) – – – – Number 27, Supplement Number 39;– – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – –	State Gazette of the Republic of Indonesia– – dated the 24th (twenty-fourth) day of April – – – 1998 (one thousand nine hundred and ninety–eighth) Number 33, Supplement Number 2234; ---- ---- ---

– – – –	State Gazette of the Republic of Indonesia– – dated the 22nd (twenty-second) day of June – – – 1999 (one thousand nine hundred and ninety–nine) Number 50, Supplement Number 170;– – – – – – –

– – – –
State Gazette of the Republic of Indonesia– – dated the 13th (thirteenth) day of December        2002 (two thousand two) Number 100, Supplement Number 14707;– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –

– – – –	State Gazette of the Republic of Indonesia – – dated the 7th (seventh) day of July 2003 (two thousand three) Number 19, Supplement Number - 189;– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –

– – – –
State Gazette of the Republic of Indonesia – – dated the 15th (fifteenth) day March 2005 (two thousand five) Number 21, Supplement Number - - 2704;– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –

– – – –
the amendments to the articles of – – – –– – – –– – – –association was set forth in deed dated the – – – –27th (twenty-seventh) day of April 2006 (two – thousand six) Number 61, passed before SITI – – – –PERTIWI HENNY SINGGIH, Sarjana Hukum, Notary – – in Jakarta, which has been approved by the – – – –Minister of Laws and Human Rights of the – – – –Republic of Indonesia by virtue of his decree dated the 12th (twelfth) day May 2006 (two – – – –thousand six) Number – – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –

– – – –	C-14086 HT.01.04.TH.2006;– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –– – – –

– – – –
the last amendments thereto was set forth by – – deed dated the          (         ) day of – – – –– – – –– – – –– – – –– – – – (two thousand) Number– – , – – – – passed before– – – –, Sarjana – – – –– – – – Hukum, Notary in Jakarta, which has been – – – – – – – – approved by the Minister of Laws and Human – – – – – – – –Rights of the Republic of Indonesia by virtue of his decree dated the              (          ) day of – – – – – – – – – – – –(two thousand) – – – – – – – – – – – – – – – – – – – –

– – – –	Number; – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – –
the last composition of the Board of – – – – – – – – – – – – Directors and the Board of Commissioners was set forth by deed dated the      (        ) day of       (two thousand) Number– – – –, – – – – – – – –passed before Notary– – – –, Sarjana – – – –Hukum aforesaid; – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

– – – –
and who, for the purpose of entering into this legal transaction has obtained the prior approval of the Board of Directors, and the Board of – – – – – – – –Commissioners, as evidenced by:– – – – – – – – – – – – – – – – – – – – – – – –

i.
Circular Resolution of the Board of – – – – – – – – Directors of PT. CENTRAL PROTEINAPRIMA, TBK. In Lieu of a Meeting of the Board of – – – – – – – – Directors dated [●] 2013;– – – – – – – – – – – – – – – – – – – – – – – –

ii.
Circular Resolution of the Board of – – – – – – – – Commissioners of PT. CENTRAL PROTEINAPRIMA, TBK. In Lieu of a Meeting of the Board of – – – –Commissioners dated [●] 2013;– – – – – – – – – – – – – – – – – – – –

iii.
Extraordinary General Meeting of Shareholders of PT. CENTRAL PROTEINPRIMA, TBK. as set forth in Deed No. 69 passed before Yulia SH, Notary in Jakarta Selatan dated 28 September 2012, the certified true – – – – – – – – copies of which are attached to the minutes of my notarial deed dated– –  number– –;– – – – – – – – – – – – – – – – – – – –– – –

– (including its successors in title and/or – – – – – – – – assignees shall hereinafter collectively be – – – – – – – – referred to as a “Grantor”).– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

The appearer, acting in its above mentioned – – – – – – – –capacities, hereby firstly declares as follows:– – – – – – – –

(A)
the Obligors (as defined in the Pledge of – – – – Shares) have entered into the Transaction – – – – Documents, which includes the Amended and Restated Indenture (as defined in the Pledge of Shares), the copy – –of which have been shown to me, Notary. The Amended and Restated Indenture provides, inter alia, for the – – – – – – – –execution of a power of attorney to sell – – – – – – – – shares to secure payment of the Secured – – – – – – – – Obligations;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(B)	the Grantor is the legitimate registered – – – – owner of its Shares (as defined in the – – – – – – – – Pledge of Shares);– – – – – – – – – – – – – – – – – – – –

(C)
in compliance with the Amended and Restated Indenture, the – – – – – – – – Grantor hereby agrees to confer this – – – – – – – – irrevocable Power of Attorney to Sell Shares on the terms and conditions contained – – – – – – – – herein;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(D)
in connection with the entering of the – – – – – – – – Grantor into this Power of Attorney, the – – – – – – – – Grantor has obtained the approval of its – – – – – – – – Board of Directors, Board – – – – of Commissioners and the Shareholders – – – – – – – – – – – – – – – – – – – –

(E)
pursuant to the Amended and Restated Indenture, the Attorney is – – – – authorized and directed to enter into the – – – – individual security agreements for and on – – – – behalf of the Secured Parties and to hold – – – – the security interests created hereby in – – – – -favour of the Secured Parties;– – – – – – – – – – – – – – – – – – – –

(F)
the Grantor and the Attorney agree that the powers and authorization given under this – – – – – – – –  Power of Attorney is solely for the interest and benefit of the Secured Parties and that in this Power of Attorney the Attorney is – – – – – – – – acting for and on behalf of and solely for – – – – the interest and benefit of the Secured – – – – – – – –Parties; and– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(G)
the Grantor acknowledges that without the – – – – powers and authorization granted to the – – – – Attorney as provided herein, the Secured – – – – Parties would not have agreed to enter into the Transaction Documents and that – – – – – – – – accordingly this Power of Attorney is – – – – – – – – considered to be for the interest and – – – – – – – – benefit of the Issuer, the Company and the – – – – Grantor.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

NOW, THEREFORE, the appearers acting in their – – – – above mentioned capacities, hereby further – – – – – – – – declare as follows:– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

1.1
In this Power of Attorney, including its – – – – recitals, except to the extent that the – – – – context requires otherwise, the following – – – – expressions shall have the following – – – – – – – – meanings:– – – – – – – – – – – – – – – – – – – – – – – –

“Attorney” means PT Bank CIMB Niaga – – – – Tbk., a banking corporation incorporated and -validly existing under the laws of the Republic – – of Indonesia, having its registered office in Jakarta, in this matter acting as Onshore Collateral – – – – Agent for and on behalf of the Secured Parties;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

“Company” shall mean PT Central Panganpertiwi, a limited liability company – – – – duly established and validly existing under the laws of the Republic of Indonesia, having its legal domicile in [Karawang];– – – – – – – – – – – – – – – – – – – –

“Pledge of Shares” shall mean the Pledge of – – – – Shares Agreement executed on an even date – – – – herewith, between the Grantor, the Company and the Attorney; and– – – – – – – –

“Power of Attorney” means this Power of – – – – – – – – Attorney to Sell Shares.– – – – – – – – – – – – – – – – – – – – – – – –

1.2	In this Power of Attorney, unless the context otherwise requires:– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(a)
capitalized terms not otherwise defined herein shall have the same meaning given to such terms in the Pledge of Shares – – – – (except that the reference to (1) the – – – – “Pledgor” in the Pledge of Shares is the reference to the “Grantor” and (2) to – – – – the “Onshore Collateral Agent” in the Pledge of – – – – Shares is the reference to the – – – – – – – – “Attorney”) and the Amended and Restated Indenture and all – – – – rules of interpretation set out in the – – – – Amended and Restated Indenture shall apply hereto as if the – – – – same were set out in full herein; – – – –– – – –

(b)	the headings of the various articles are for convenience of reference only and – – – – shall not define or limit any of the – – – – terms or provisions hereof;– – – – – – – – – – – – – – – –

(c)
all references herein to any document – – – – (including without limitation, this – – – – Power of Attorney) or any law shall be – – – – deemed to refer to such document or law as it may be amended, extended, novated, consolidated, supplemented, substituted, renewed or replaced from time to time – – – – (provided that in the case of any – – – – – – – – document, such document is not amended – – – – in breach of a covenant contained in any of the Transaction Documents);– – – – – – – – – – – – all references herein to any party shall be– – – – deemed to refer to its successors, – – – – – transferees and assigns;– – – – any word importing the singular shall include the plural and vice versa;– – – – – – – – – – – –

unless otherwise specified, all references to Articles, Exhibits and Schedules are to – – – – – – – – – – – – articles, exhibits and schedules to, this – – – – Power of Attorney, which articles, exhibits – – – – and schedules form an integral and – – – – – – – – – – – – – – – – inseparable part to this Power of Attorney;– – – – – – – –

all references herein to law include – – – – – – – – references to any applicable constitutional – – – – provision, treaty, decree, convention, – – – – – – – – statute, act, regulation, rule, ordinance, – – – – proclamation, subordinate legislation, by– – – –  law, judgment, rule of court, practice – – – – – – – – direction, guideline, code, order, approval – – – – and standard, including all of their – – – – – – – – amendments, modifications and replacements;– – – –

if a payment or other act must be made or – – – – done on a day which is not a Business Day, – – – – then it must be made or done on the next – – – – following Business Day; – – – – – – – – – – – – – – – –

a warranty, representation, covenant, – – – –– – – – liability, obligation or agreement given or – – – – entered into by more than one person binds – – – – them jointly and severally; – – – – – – – – – – – –

references to “Dollars” or “$” are references to United States Dollars; and– – – – – – – – – – – – – – – – – – – –

references to “Rupiah” or “Rp” or “IDR” are – – – – references to Indonesian Rupiah.– – – – – – – – – – – –

2.
As a continuing security for the Secured – – – – Obligations, the Grantor hereby grants a power of attorney, with the right of – – – – – – – – substitution, to the Attorney (acting in its capacity as Onshore Collateral Agent for and on behalf of the Secured Parties) together with – – – – the right of the Attorney to revoke any – – – – substitution so granted and to make further – – – – substitution if the Attorney considers – – – – appropriate, for and on behalf of the Grantor and in the name of the Grantor to: – – – – – – – – – – – –

(a)
sell and transfer the ownership of the – – – – Shares or a portion of the Shares to any -third party as designated by the – – – – – – – – Attorney, including delivery of the – – – – relevant share certificates, either by – – – – public or private sale (subject to – – – – prevailing laws and regulations) at such -price and upon such terms and conditions – – – relating to such sale and transfer of the Shares or a portion thereof and in such – – – – manner as the Attorney may deem fit and – – – – appropriate and the Grantor fully waives -its rights of claims over the Shares save for the balance of the share price (if – – – – any) after all the Secured Obligations – – – – have been fully repaid;– – – – – – – – – – – – – – – –

(b)
at any time and from time to time appear – – – – before the competent authorities, any – – – – notary or any other party, to prepare, – – – – complete, sign, and deliver all letters, agreements, deeds, deeds of transfer, – – – – instructions and orders to sell, submit – – – – any request, applications, reports or – – – – forms and all other documents whatsoever -on behalf of the Grantor, to negotiate, – – – – determine and enter into contracts in – – – – whatever form concerning or in connection with the sale, transfer or surrender of – – – – the Shares, to give all information, and -to do and carry out all other actions or -deeds whatsoever which, in the opinion of the Attorney in its sole discretion are – – – – required or necessary concerning or in – – – – connection with the transfer or sale of – – – – the Shares– – – – – – – – – – – – – – – – – – – –

(c)	receive the purchase price of the Shares and to give receipt therefor;– – – – – – – – – – – – – – – – – – – –

(d)
represent the Grantor in any and all – – – – matters thereof, including but not – – – – – – – – limited to the signing, issuing, – – – – – – – – delivering, or receiving any documents of any contracts of sale, deeds, – – – – – – – – – – – – notifications, applications for any – – – – government approval (if required) or take any actions that are required by the laws and regulations in Indonesia or necessary as the Attorney determines in its sole – – – – discretion in relation to this Power of – – – – Attorney; – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(e)	to execute any amendment to this Power of Attorney; and– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(f)
otherwise effect all transactions related to such sale and transfer in the name of -the Grantor,– – – – – – – – – – – – provided that, the authorization as provided -for in this Article 2 may only be exercised – – – – by the Attorney if an Event of Default has – – – – occurred and is continuing.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

3.
The Grantor further declares that all powers conferred on the Attorney by virtue of this – – – – Power of Attorney constitute the – – – – – – – – implementation of an essential obligation – – – – under the Transaction Documents.– – – – – – – – – – – – – – – – – – – – – – – –

Accordingly all authorizations given by the – – – – Grantor hereunder to the Attorney are irrevocable (and the Grantor hereby waives applicability of the provisions of – – – – Articles 1814 and 1816 of the Indonesian – – – – Civil Code) and shall not terminate by any – – – – other reason mentioned in Article 1813 of the Indonesian Civil Code, or by any other reason whatsoever. This Power of Attorney shall – – – – – – – – remain valid until the Secured Obligations – – – – have been repaid in full or cancelled by the Attorney by way of a written instrument of – – – – cancellation duly signed by the Attorney on – – – – behalf of the Secured Parties prior to such – – – – payment.– – – – – – – – – – – – – – – – – – – – – – – – – – – –

4.
The Grantor hereby irrevocably agrees that if an Event of Default occurs, it shall not – – – – perform or exercise any of its rights and – – – – powers attached to the Shares.– – – – – – – – – – – – – – – – – – – –

5.
This Power of Attorney is given with the – – – – right of substitution and with the right of – – – – the Attorney to revoke any substitution so – – – – granted.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

6.
This Power of Attorney has been granted by – – – – the Grantor on the condition that following – – – – the payment in full of the Secured – – – – – – – – – – – – Obligations and termination of all – – – –– – – – – – – – commitments (which payment and termination – – – – shall be evidenced by a written statement – – – – from the Attorney, which the Attorney shall – – – – issue on payment in full of the Secured – – – – – – – – Obligations) this Power of Attorney shall immediately cease to have effect and the Attorney agrees to execute – – – – and deliver to the Grantor (at the cost of – – – – the Grantor) such documents and instruments – – – – as the Grantor shall reasonably request to – – – – evidence the termination of this Power of – – – – Attorney.– – – – – – – – – – – – – – – – – – – – – – – –

7.
(a) The Grantor hereby represents and – – – – – – – – warrants for and on behalf of the Secured Parties, on each date that any – – – – Secured Obligation is outstanding, as – – – – follows:– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(i)
the Grantor is a limited liability company duly established and – – – – – – – – validly existing under the laws of Republic of Indonesia and is duly – – – – licensed and authorized to be – – – – – – – – engaged in the business in which – – – – it has been engaged in the places – – – – of its respective business – – – – – – – – activities; – – – – – – – – – – – – – – – – – – – –

(ii)
all corporate and other action – – – – (including obtaining and – – – – – – – – maintaining all governmental and – – – – creditor’s authorizations and – – – – consents) necessary to own and – – – – maintain the ownership of the – – – – Shares, for the due execution, – – – – delivery and performance of this – – – – Power of Attorney (including but – – – – not limited to the transfer as the result of the enforcement of the – – – – powers and authorization created – – – – hereby, surrender and deliver the – – – – relevant share certificates) have – – – – been obtained or taken and remain – – – – valid;– – – – – – – – – – – – – – – – – – – – – – – – – – – –

(iii)
the authorization granted by it – – – – hereunder constitutes legal, valid and binding obligations – – – – – – – – enforceable against it in – – – – – – – – accordance with the terms of this – – – – Power of Attorney;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(iv)
save for the Transaction Documents and Security Documents, it is not – – – – a party to or bound by any – – – – – – – – agreement or undertaking which – – – – limits or makes subject to any – – – – conditions its right as a – – – – – – – – shareholder to sell, pledge or – – – – otherwise encumber or dispose of – – – – the Shares;– – – – – – – – – – – – – – – – – – – – – – – –

(v)
it is not a party to any dispute – – – –with respect to the Shares nor in – – – – any legal dispute or to the knowledge of the Pledgor is threatened – – – – – – – – against the Shares, nor are any of the Shares subject to any dispute, seizure, defense, set-off or – – – – – – – – counterclaim by any party;– – – – – – – –

(vi)
the execution and performance of – – – – this Power of Attorney will not – – – – result in any contravention of, or constitute a default under any – – – – agreement or law or order – – – – – – – – (including rules or provisions on – – – – the preferential treatment of – – – – creditors), by which it or its – – – – assets are bound or affected, or – – – – its constitutional documents or – – – – any limitation on powers of its – – – – directors and its commissioners;– – – – – – – –

(vii)
no other event is outstanding – – – – – – – – which constitutes a default under – – – – any document which is binding on – – – – the Grantor and the Company or any of their assets to an extent or in a manner which adversely affect – – – – the obligations of the Grantor and the Company hereunder;– – – – – – – – – – – – – – – –

(viii)
no litigation, arbitration or – – – – – – – – administrative proceeding has been commenced or is pending or to the knowledge of the Pledgor is threatened  against the Grantor and the Company, which would have a material adverse effect on the transactions envisaged – – – – hereunder or the Secured Parties’ – – – – rights in the Shares;– – – – – – – – – – – –

(ix)
there has been no material adverse change in the financial condition – – – – of the Grantor since the date of – – – – this Power of Attorney which would adversely affect the transactions – – – – envisaged hereunder or the Secured Parties’ rights and interests in – – – – the Shares;– – – – – – – – – – – – – – – – – – – – – – – –

(x)
the entry into by the Grantor of – – – – this Power of Attorney – – – – – – – – constitutes, and the exercise by – – – – them of their rights and – – – – – – – – – – – – performance of its obligations – – – – under this Power of Attorney will – – – – constitute, private and commercial acts performed for private and – – – – commercial purpose;– – – – – – – – – – – – – – – –

(xi)
the Grantor will not be entitled – – – – to claim immunity from suit,– – – – – – – – execution, attachment or other – – – – legal process in any proceedings – – – – taken in its jurisdiction of – – – – – – – – incorporation in relation to this – – – – Power of Attorney;– – – – – – – – – – – – – – – – – – – –

(xii)
the execution and performance of – – – – this Power of Attorney has not nor will it breach any applicable – – – – government authorization or any – – – – other approval or authorization – – – – from any applicable governmental – – – – agency with jurisdiction over it – – – – or its Shares (as the case may – – – – be);– – – – – – – – – – – – – – – – – – – – – – – – – – – –

(xiii)
this Power of Attorney will be – – – – effective to create in favor of – – – – the Attorney for and on behalf of – – – – the Secured Parties a legal, valid and enforceable security to secure payment of the Secured Obligations, subject to any general principles of law limiting – – – – its obligations, which security is not and shall – – – – not be subject to any other – – – – – – – – security of equal or prior – – – – – – – – ranking, on all of the Shares – – – – – – – – intended to be secured hereunder;– – – –

(xiv)	it has full right, title and – – – – – – – – interest in and is the legal owner of its Shares;– – – – – – – – – – – – – – – – – – – – – – – –

(xv)	the constitutive documents of the Company do not and will not – – – – – – – – restrict or inhibit any transfer – – – – of the Shares;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(xvi)
the Shares represent and – – – – – – – – – – – – constitute all of the shares – – – – – – – – – – – – presently held by the Grantor in – – – – the Company;– – – – – – – – – – – – – – – – – – – – – – – – – – – –

(xvii)
the Shares are validly issued, – – – – fully paid up, are fully entitled – – – – to all dividend paid or to be paid thereon, are not pledged, – – – – assigned, encumbered or otherwise – – – – made subject to any lien and, – – – – other than  the pledge – – – – contemplated by this Power of – – – – Attorney, it is not aware of any – – – – effective pledge, assignment, – – – – fiduciary transfer, security – – – – agreement, financing statement, – – – – powers of attorney or other – – – – – – – – instrument similar in effect – – – – – – – – covering all or any part of the – – – – Shares;– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(xviii)
the Shares intended to be covered hereby exist and are uncontested, – – – – and it has no knowledge of any – – – – fact which would impair the – – – – – – – – existence of the Shares or their – – – – validity;– – – –– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(xix)	the certificates with respect to – – – – the Shares correctly identify, – – – – from time to time, the number of – – – – Shares owned by it; – – – – – – – – – – – – – – – –

(xx)
all documents, papers and writings relating to the Shares and – – – – – – – –provided to the Attorney by it, as well as the signatures thereon, – – – – are genuine and represent in all – – – – respects what they purport to be, – – – – and have been duly executed by the parties concerned;– – – – – – – – – – – – – – – – – – – –

(xxi)	it has not granted any options or – – – – other rights of whatsoever nature – – – – in respect of the Shares to any – – – – third party;– – – –– – – – – – – – – – – – – – – – – – – – – – – – – – – –

(xxii)	it has not done nor omitted to do any act or thing which has or may – – – – adversely affect its rights in – – – – respect of the Shares;– – – –– – – –– – – – – – – –

(xxiii)
the Company has not been – – – – dissolved, and no resolution has – – – – been adopted or court decision has been taken to dissolve the – – – – – – – – – – – – Company; – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(xxiv)
the Company has not been declared – – – – bankrupt or granted a suspension – – – – of payment obligations, nor have – – – – petitions for bankruptcy or for – – – – the granting of suspension of – – – – payments been filed; – – – –– – – – – – – – – – – – – – – – – – – – – – – –

(xxv)	the Grantor has no knowledge of – – – – any fact which would impair the – – – – existence of the Shares or the – – – – validity of this Power of Attorney under the terms hereof; and– – – – – – – –

(xxvi)
the Grantor acknowledges that the granting of power of attorney – – – – – – – – hereunder as a continuing security for the Secured Obligations are – – – – for the interest and to the – – – – benefit of the Grantor.– – – – – – – –– – – –

(b)
The Grantor further represents and – – – – – – – – warrants to the Attorney in favour of the Secured Parties that, on the date it – – – – – – – –acquires or otherwise obtains the – – – – – – – – ownership of the Future Shares, all the – – – – representations and warranties made in – – – – 7(a) above shall be deemed repeated – – – –– – – – mutatis mutandis in respect of those – – – – Future Shares.– – – – – – – – – – – – – – – – – – – – – – – – – – – –

8.
The Grantor hereby represents and warrants – – – – with respect to itself only that all taxes, – – – – charges, fees, duties and assessments with – – – – respect to the Shares owned by it have been – – – – fully paid, and agrees to pay promptly any – – – – and all taxes, charges, fees, duties and – – – – – – – – assessments which may be levied or become due with respect to its Shares in the future. In -the event that the Attorney, in its absolute -discretion, elects to pay any such expenses, -then the Secured Obligations shall be deemed -to be increased by the amount thereof.– – – – – – – –

9.
(a)       For the purpose of exercising the– – – –– – – – – – – – Attorney’s rights hereunder: (i) the – – – – occurrence of an Event of Default shall – – – – be conclusively evidenced by a – – – – – – – – certificate from the Attorney to that – – – – effect and (ii) any persons dealing with -the Attorney may rely upon a certificate -from the Attorney certifying that an – – – – Event of Default has occurred.– – – – – – – – – – – –

(b)
In exercising any right under this Power of Attorney it shall not be necessary for the Attorney or any of the Secured – – – – Parties to prove the amount owing by the Obligors in respect of the Secured – – – – Obligations, and the Attorney shall be – – – – entitled for the purpose of exercising – – – – its rights hereunder to determine such – – – – amounts then due and payable by the – – – – – – – – Obligors and all expenses which are to be borne by the Obligors on the basis of the Attorney’s and the Secured Parties’ books and records.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

10.	(a)
Except if served by a court bailiff– – – – (juru sita), any notice or communication shall be in writing and delivered in – – – – person or mailed by first-class mail or sent by facsimile (with a hard copy – – – – delivered in person or by mail promptly thereafter) and addressed as follow:– – – – Grantor: If to the Grantor, to it at:– – – – PT Central Proteinaprima Tbk.– – – – – – – – – – – – 19th Floor, Wisma GKBI, – – – –– – – – – – – – – – – – – – Jalan Jend. Sudirman Number 28– – – – – – – – – – – – Jakarta 10210-Indonesia – – – – – – – – – – – – Fax– – – – +62 21 57902197– – – – – – – – – – – – – – – – Attention : Board of Directors – – – – – – – –– – – – Attorney: if to the Secured Parties c/o the Attorney to it at:– – – – – – – – – – – – PT BANK CIMB Niaga Tbk.– – – – – – – – CIMB Niaga Building, Floor, – – – – – – – – Jalan Jend . Sudirman Kav. 58 – – – – , Jakarta 12190  – – – – Fax:– – – –+62 21 – – – – Attention:– – – – – – – –

Any Party may change its contact details by giving five Business Days’ notice to the other Party.– – – – – – – – – – – – – – – – – – – –

(b)
Except if served by a court bailiff – – – – – – – – (juru sita), every notice or other – – – – – – – – communication sent in accordance with – – – – Article 10(a) above, shall be effective upon receipt by the addressee; provided, however, that any such notice or other – – – – communication which would otherwise take effect after 4.00 p/m/ on any particular day shall not take effect until 10.00 – – – – a.m. on the immediately succeeding – – – – – – – –Business Day in the place of the – – – – – – – – – – – – addressee.– – – – – – – –– – – – – – – – – – – – – – – – – – – – – – – –

11.
The Parties hereto acknowledge that under the terms of the Amended and Restated Indenture, the Attorney has been -appointed as the Onshore Collateral Agent for and on behalf of the Secured – – – – – – – – Parties and the Grantor – – – – – – – – hereby further acknowledges the right of the -Attorney from time to time to exercise all rights pursuant to this Power of Attorney on behalf of the Secured Parties. – – – – Any notices to be given by the Grantor to the Secured Parties pursuant to or in connection -with this Power of Attorney, must be given to the Attorney and shall be deemed to have been given to the Secured Parties if given to the -Attorney in accordance with the provisions of Article 10 above. When a power or right is – – – – granted to the Secured Parties under this – – – – Power of Attorney, that power or right may be exercised by the Attorney acting as the agent – – – – and representative of the Secured Parties.– – – – – – – – – – – –

The Attorney is authorized to delegate to – – – – such person or persons as the Attorney may – – – – specify, the exercise of any or all of the – – – – powers conferred on the Secured Parties as further – – – – delegated to the Attorney hereunder in – – – – – – – – accordance with the terms and conditions of – – – – the Amended and Restated Indenture. – – – – – – – – – – – – – – – – – – – –

12.
The Grantor shall pay the legal and other – – – – professional fees and costs of consultants – – – – and advisors to the Attorney and the Secured -Parties and travel expenses and other out-of–pocket costs reasonably incurred and properly documented by the Attorney and the Secured Parties and such consultants and – – – – advisors in connection with the preparation, -negotiation, execution and delivery, and – – – – where appropriate, registration of this Power of Attorney and amendments thereof (and all – – – – matters incidental thereto) as contemplated – – – – by this Power of Attorney, and the – – – – – – – – administration of the transactions – – – – – – – – contemplated by this Power of Attorney and – – – – the exercise, preservation or enforcement of -any of their respective rights under this – – – – Power of Attorney or any amendments, waivers -or consents required under this Power of – – – – Attorney. – – – –– – – – – – – – – – – – – – – – – – – – – – – –

13.	(a)
The proceeds of any enforcement of any – – – – right or remedy granted to the Attorney  hereunder – – – – shall be applied against the Secured – – – – Obligations as provided in the – – – – Transaction Documents.  – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(b)
The remaining balance, if any, of such – – – – proceeds of enforcement shall only be – – – – paid to the Grantor after satisfaction – – – – in full of all amounts owing to the – – – – Secured Parties with respect to the – – – – Secured Obligations.  – – – – – – – – – – – – – – – – – – – –

14.	(a)
It is understood and agreed by the – – – – Grantor that the authority granted by it over its rights and interests pursuant – – – – to this Power of Attorney is a – – – – – – – – continuing right and security for – – – – payment to the Secured Parties of all – – – – amounts which may now or hereafter from time to time be owing to the Secured – – – – Parties by the  Obligors in respect of – – – – the Secured Obligations and this Power – – – – of Attorney shall not be terminated and the security created hereunder shall not be regarded as discharged or satisfied, until full and final payment and – – – – – – – – repayment   of all the Secured – – – – – – – – Obligations.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(b)
It is hereby further agreed by the – – – – Grantor that the authorization and power created under this Power of Attorney – – – – shall not be considered as discharged or satisfied by any intermediate payment or satisfaction of any part of the Secured Obligations but shall be a continuing – – – – security and extend to cover all and any sums of money which shall for the time – – – – being constitute the Secured Obligations and the Obligors shall continue to be – – – – liable for the unpaid balance with – – – – respect thereto to the date of payment – – – – or discharge thereof. – – – – – – – – – – – – – – – –

15.
The Attorney shall be under no obligation to – – – – enforce any right or benefit hereunder.  The -Grantor agrees that no failure or delay or – – – – omission on the part of the Attorney to – – – – exercise any right, power or privilege – – – – hereunder shall operate or be construed as a -waiver thereof, nor shall any single or – – – – partial exercise of any right, power or – – – – privilege hereunder preclude any further – – – – exercise thereof or the exercise of any other right, power or privilege.  The rights and – – – – remedies herein provided are cumulative and – – – – not exclusive of any right or remedy provided by law.– – – – – – – – – – – – – – – – – – – –

16.
In the event that any one or more of the – – – – provisions contained in this Power of – – – – – – – – Attorney should be invalid, illegal or – – – – unenforceable in any respect under any – – – – applicable law, the validity, legality and – – – – enforceability of the remaining provisions – – – – shall not in any way be affected or impaired -thereby, and the parties hereto shall enter – – – – into good faith negotiations to replace the – – – – invalid, illegal or unenforceable provision.– – – –

17.
The powers and authorization given hereunder – – – – by the Grantor shall be in addition to and – – – – shall be independent from every other power, -authorization or security interest which has at any time been, or may at any time be, – – – – created by the Grantor, the Issuer, the – – – – Company or any third parties in favor of the Secured Parties or the Attorney for and on – – – – behalf of the Secured Parties for the Secured Obligations. The Attorney can exercise its – – – – powers and authorizations under this Power of Attorney and enforce this Power of Attorney – – – – against the Grantor pursuant to the terms of -this Power of Attorney, notwithstanding, and independent from, any other security interest created in favor of the Secured Parties or – – – – the Attorney for and on behalf of the Secured Parties by the Grantor, the Issuer, the – – – – Company or any third parties. Acting in – – – – accordance with the Transaction Documents and the Security Documents, the Attorney shall be at liberty to decide, in its sole discretion, if any security conferred upon the Attorney – – – – under the Security Documents shall be – – – – – – – – enforced by the Attorney, as well as the – – – – sequence of the security to be so enforced. – – – – Further, the execution and/or enforcement of any other Security Document is not intended – – – – to modify or supersede the powers and – – – – authorizations or any rights or obligations – – – – contained in this Power of Attorney and shall not in any way affect, impair or invalidate – – – – the effectiveness and validity of this Power of Attorney or any term or condition hereof – – – – and the Grantor shall not be entitled (and to the extent necessary, the Grantor hereby – – – – waives its rights) to plead or claim in any – – – – court the execution and/or enforcement of any other Security Documents as a cause for – – – – extinguishing, invalidating, impairing or – – – – modifying the effect and validity of this – – – – Power of Attorney and any term or condition – – – – contained herein.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

18.
As a separate and independent obligation, the Grantor agrees to fully defend, indemnify and hold the Attorney and the Secured Parties and any of their representatives or attorneys – – – – harmless, on first demand, from and against – – – – any and all actions, claims, demands, – – – – proceedings, judgments, causes of action, – – – – losses, liabilities, costs, charges and – – – – expenses (including without limitation all – – – – services, value added and other duties or – – – – taxes payable on such costs, charges and – – – – expenses)  which may be suffered or incurred -by the Attorney or the Secured Parties and – – – – any of their representatives or attorneys as -a result of (i) any breach of any of the – – – – obligations, warranties or undertakings made -or assumed by the Grantor under this Power of Attorney, (ii) the existence or use of the – – – – rights conferred on the Attorney in this – – – – Power of Attorney, and (iii) the perfection, exercise, enforcement or the preservation of -any rights under this Power of Attorney, or – – – – any other matter arising out of or in – – – – connection with this Power of Attorney, – – – – except if such costs, charges and expenses – – – – occurred in relation to the Attorney’s – – – – negligence and misconduct.– – – –– – – – – – – – – – – – – – – –

19.
The Parties agree that this Power of Attorney will be executed in English and Bahasa Indonesia pursuant to Law No. 24 of 2009 on the National Flag, Language, Emblem and Song and its implementing regulations. Both the Bahasa Indonesia and English versions of this Power of Attorney will be valid. However, the Parties agree that, in the event of any conflict between the Bahasa Indonesia version and the English version of this Power of Attorney, the Bahasa Indonesia version will prevail and the English version will be amended to conform with the provisions in the Bahasa Indonesia version

20.	This Power of Attorney shall be governed by – – – – and construed in accordance with the laws of -the Republic of Indonesia.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

21.
The Grantor agrees that any legal action or – – – – proceeding arising out of or in connection – – – – with this Power of Attorney may be brought – – – – before the District Court of Central Jakarta -and it irrevocably submits to the – – – – – – – – – – – – – – – – non exclusive jurisdiction of such court and -selects the Registrar’s office of such court (Kantor Panitera Pengadilan Negeri Jakarta – – – – Pusat) as its general and permanent domicile for the purposes of this Power of Attorney – – – – only.  The submission by the Grantor to such -jurisdiction shall not (and shall not be – – – – – – – – construed so as to) limit the right of the – – – – Attorney and the Secured Parties to commence -any action or proceeding arising out of or in connection with this Power of Attorney in any jurisdiction whatsoever that they may deem – – – – fit nor shall the commencement of any such – – – – legal action or proceedings in one – – – – – – – – jurisdiction preclude the Attorney and the – – – – Secured Parties from commencing any further – – – – or other legal action or proceedings in the – – – – same or any other jurisdiction. – – – – – – – –– – – – – – – –

22.	(a)
This Power of Attorney may be amended, – – – – by an instrument in writing signed by – – – – the Grantor and the Attorney.  This – – – – Power of Attorney shall be binding upon and inure to the benefit of the – – – – – – – – respective successors and assigns of the Grantor and the Attorney hereto; – – – – – – – – provided, however, that the Grantor may not assign its rights or obligations – – – – hereunder without the consent of the – – – – Attorney. – – – –– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

(b)
The Attorney may at any time assign or – – – – otherwise transfer all or any part of – – – – its right and benefits under this Power of Attorney, and in that event such – – – – – – – – assignee(s), grantee(s) or transferee(s) of the Attorney, as the case may be, – – – – shall automatically become vested with – – – – such rights, interest and privileges of such Attorney under this Power of – – – – – – – – Attorney without loss of priority.  The Attorney is hereby authorized by the – – – – Grantor to take whatever actions or – – – – – – – – steps to effectuate the rights of such – – – – assignee and successors under this Power of Attorney, the Transaction Documents – – – – and other Security Documents, including but not limited to the preparation or – – – – execution of Powers of Attorney and – – – – agreements amending or renewing this – – – – Power of Attorney.– – – –– – – –– – – – – – – – – – – – – – – –

23.
In the event the Grantor obtains or otherwise acquires Future Shares, then upon the – – – – acquisition of such Future Shares as may be – – – – confirmed by the execution of the Additional Agreement of Pledge of Shares all – – – – – – – – authorizations and powers of attorney – – – – contained in this Power of Attorney shall by operation of law be deemed to have been – – – – granted by the Grantor on such Future Shares.

Now, also appear before me, notary in the – – – – presence of the same witnesses:– – – – – – – – – – – – – – – – – – – – – – – – – – – –

1.	a.
[**], born in – – – – [**], on the [**]([**]) day of [**] ([**]), employee of the – – – – – – – – limited liability company to be referred to hereunder, residing in [**], – – – – – – – –[**], Rukun – – – – – – – – Tetangga [**]/Rukun Warga [**], Kelurahan – – – – [**], Kecamatan [**], – – – – [**], holder of Resident – – – – Identity Card Number – – – – – – – – – – – – – – – – [**], Indonesian Citizen;– – – –

b.
Mister [**], born in [**], – – – – on the [**] ([**]) day of – – – – – – – – [**] ([**]), Employee of the – – – – limited liability company to be referred to hereunder, residing in [**], Jalan [**], Rukun Tetangga – – – – [**]/Rukun Warga [**], Kelurahan – – – – – – – – [**], Kecamatan [**], [**], holder of Resident Identity – – – – Card Number [**], – – – – Indonesian Citizen ;– – – – – – – – – – – –– – – –

- according to their statement in this – – – – matter acting pursuant to power of attorney dated the [**] ([**]) day of [**]– – – – [**]([**]) Number : [**], the certified true copy of which was – – – – duly stamped and attached to the minutes of my notarial deed dated today number [**], – – – – acting as the attorney-in-fact of and as – – – – such for and on behalf of the Attorney, – – – – authorized pursuant to the Transaction – – – – Documents to act for and on behalf of the Secured – – – – Parties as defined in the Amended and Restated Indenture which, at the time of the execution of this Power of Attorney, are as specified in [Exhibit 1] attached – – – – hereto.– – – – – – – – – – – – – – – – – – – –

The appearer, [**] – – – –and [**] aforementioned – – – – acting in the abovementioned capacity hereby declares that the Attorney hereby accepts – – – – this Power of Attorney granted by the – – – – Grantor set out in this Power of Attorney – – – – and the representations, warranties and – – – – covenants made by the Grantor set out herein above.– – – –– – – – – – – –– – – –– – – –

2.
Mister [**] aforesaid;– – – – according to his statement in this matter acting in his capacity as Director – – – – – – – –representing the Board of Directors – – – – (Direksi) of and as such for and on behalf – – – – of the Company and who, for the purpose of – – – – entering into this legal transaction has – – – – obtained the prior approval of the Board of Commissioners and the Board of Directors, as evidenced by duly stamped resolutions of the Board of Commissioners dated the [**] – – – – ([**]) day of [**] ([**]), and the Board of Directors dated the [**] ([**]) day of [**]([**]), which certified true – – – – copies are attached my notarial deed dated – – – – today number [**] .– – – – – – – – – – – – – – – – – – – – – – – –

The appearers are known to me, Notary.– – – – – – – –

– – – – – – – –– – – – – – – – – – – –IN WITNESSETH WHEREOF – – – – – – – – – – – – – – – – – – – – – – – –

this deed has been drawn up and executed in South Jakarta, on the day and date mentioned in the – – – – – – – –preamble of this deed, in the presence of:– – – –– – – – – – – –

1.
Mister [**], Sarjana Hukum, born in [**], on the [**]   ([**]) day of     (one thousand nine hundred and – – – – [**]), residing in [**] , Jalan  [**]– – – – , Rukun Tetangga [**]   /Rukun Warga  , Kelurahan [**], – – – – Kecamatan [**], holder of the Resident– – – – Identity Card Number – – – – [**] ;– – – –– – – – – – – –

2.
Mister [**], Sarjana Hukum, born in [**], on the  [**]([**]) – – – – day of (one thousand nine hundred and[**]), residing in, Jalan [**], Rukun Tetangga [**]/Rukun Warga – – – – [**], Kelurahan [**], Kecamatan– – – – [**] , holder of the Resident – – – – Identity Card Number– – – – – – – – [**] ;– – – – – – – –

both assistants of the notary, known to me, – – – – Notary as the witnesses. – – – – – – – – – – – – – – – – – – – – – – – – – – – –

This deed, after having been duly read out by me, Notary, to the appearers and witnesses, was – – – – immediately signed by the appearers, witnesses – – – – and me, Notary.– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

Executed with five alterations, namely because of five substitutions, without addition, without – – – – deletion.– – – – – – – –– – – –– – – – – – – – – – – –– – – –

The original of this deed has been properly – – – – signed.– – – – – – – – – – – – – – – – – – ––

- Issued as a copy of the same tenor.– – – – – – – – – – – –

Notary in Jakarta,

[**]

APPENDIX 13

DATED 28 JUNE 2007 AND AMENDED AND RESTATED ON [•] 2013

BLUE OCEAN RESOURCES PTE. LTD. as the Chargor

THE BANK OF NEW YORK MELLON as Offshore Collateral Agent

DEBENTURE

26.	MISCELLANEOUS INDEMNITIES	58

27.	RIGHTS, WAIVERS AND DETERMINATIONS	60

28.	PARTIAL INVALIDITY	61

29.	BENEFIT OF ASSIGNMENT	61

30.	NOTICES	62

31.	COUNTERPARTS	64

32.	GOVERNING LAW	64

33.	ENFORCEMENT	64

34.	WAIVER OF IMMUNITY	64

This Deed of Debenture (this “Deed”) is made on 28 June 2007 and amended and restated on [•] 2013 between:

(1)	BLUE OCEAN RESOURCES PTE. LTD. (company registration number 200610255E) (formerly known as Centralproteina Prima Aquaculture Pte. Ltd.) (the Chargor); and

(2)
THE BANK OF NEW YORK MELLON (formerly known as the Bank of New York) in its capacity as offshore collateral agent for and on behalf of the Secured Parties (in such capacity, the Offshore Collateral Agent, which expression includes its successors in title and permitted assignees).

Whereas

(A)	The Chargor issued US$325,000,000 11 percent Guaranteed Senior Secured Notes due 2012 (the Notes) on 28 June 2007.

(B)
The Notes were constituted by an Indenture dated 28 June 2007 (the Indenture) made between (1) the Chargor, (2) CPP and (3) the Offshore Collateral Agent (in its capacities as trustee, registrar and principal paying agent), and were secured by the Collateral.

(C)
It was a condition under the Notes that the Chargor execute and deliver to the Offshore Collateral Agent for the benefit of the Secured Parties this Deed to secure the due and punctual performance of its obligations under the Transaction Documents.

(D)	The Indenture and the Notes were amended and restated on the Amendment and Restatement Date in accordance with the terms of the Scheme.

(E)
It is a term of the Scheme that this Deed be amended and restated such that the security created by this Deed continues to secure the obligations of the Chargor in respect of the Transaction Documents (as amended in accordance with the terms of the Scheme).

(F)
In addition to the Charges originally created under this Deed, the Chargor has agreed (on the Amendment and Restatement Date) to further charge, assign, and otherwise create a security interest over the Charged Assets.

It is agreed as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed, unless a contrary indication appears, terms used in the Amended and Restated Indenture or the Notes which are not defined or construed in this Deed shall have the same meaning and construction herein. In addition:

Account Bank means Sumitomo Mitsui Banking Corporation, Singapore Branch.

Acts means the Companies Act and the Property Act.

Advanced Purchase Agreements means collectively the sale and purchase agreement (i) dated September 1, 2006 between PT Centralwindu Sejati and the Chargor; (ii) dated September 1, 2006 between PT Centralpertiwi Bahari and the Chargor; and (iii) dated 15 June 2007 between CPP and the Chargor.

Amended and Restated Indenture means the amended and restated Indenture entered into on the Amendment and Restatement Date by the Chargor as issuer, the Guarantors (as defined therein) as guarantors, PT Bank CIMB Niaga Tbk. as onshore collateral agent, and the Offshore Collateral Agent as trustee, registrar, principal paying agent and offshore collateral agent.

Amended and Restated Notes means the Notes as amended and restated pursuant to the terms of the Amended and Restated Indenture and the Scheme.

Amendment and Restatement Date means [●] 2013.

Assigned Contracts means all present and future contracts in which the Chargor now or hereafter has any rights or interest or to which it is a party, including, without limitation, the Advanced Purchase Agreements and the CMA, but excluding all Customer Contracts, and Assigned Contract means any one of them, including all amendments, modifications and supplements to any such contract.

Authorisation means an authorisation, consent, approval, resolution, licence, permit, exemption, filing, notarisation or registration.

Bank Accounts of the Chargor means all current, deposit or other accounts with any bank or financial institution in which the Chargor now or in the future has an interest and (to the extent of the Chargor’s interest) all balances now or in the future standing to the credit of those accounts, including, without limitation:

(i)	the Interest Reserve Account;

(ii)	the Collection Account;

(iii)	the Operating Account; and

(iv)	the Import Account.

Book Debts of the Chargor means, except those arising under or in connection with the Customer Contracts, all book and other debts of any nature, and all other rights to receive money (excluding cash held in bank accounts and including fees and royalties in respect of any Intellectual Property), revenues and claims, now or in the future due, owing or payable to it (including, without limitation, things in action which may give rise to any debt, revenue or claim and the benefit of any judgment or order to pay a sum of money) and the full benefit of all related negotiable or non-negotiable instruments, rights, Liens, guarantees; and indemnities of any kind, and all liens, reservations of title, rights of tracing and other rights enabling the Chargor to enforce any such debts or claims.

Charged Assets means the assets from time to time subject, or expressed to be subject, to the Charges or any part of those assets.

Charges means all or any of the Liens created or expressed to be created by or pursuant to this Deed.

CMA means the cash management agreement dated 28 June 2007 and amended and restated on or around the Amendment and Restatement Date between the Chargor, CPP, the Offshore Collateral Agent and the Account Bank, as such agreement may be amended, modified or supplemented from time to time.

Collection Account means the following account opened by the Chargor with the Account Bank, and includes all monies from time to time standing to the credit of any such account, any sum or sums deposited therein in addition to or in replacement for any such monies and all other rights and benefits accrued or accruing thereon or arising in connection therewith, and notwithstanding any change in the account number or other identifying numbers of any such account:

Currency:	United States dollars
Account name:	Blue Ocean Resources Pte Ltd - Collection Account
Account number:	20019281

Companies Act means the Companies Act, Chapter 50 of Singapore.

Contract Parties means the parties to an Assigned Contract other than the Chargor, and Contract Party means any one of them.

Contract Proceeds means all monies which may at any time be received by or payable to the Chargor under or in connection with any of the Assigned Contracts, whether on account of any claims, awards and judgments made or given under or in connection with any of the Assigned Contracts or otherwise howsoever.

CPP means PT Central Proteinaprima Tbk.

Currency of Account means the currency in which the relevant indebtedness is denominated or, if different, is payable.

Customer Contracts means all present and future sale and purchase contracts entered into between the Chargor and its customers, and Customer Contract means any one of them, including all amendments, modifications and supplements to any such contract.

Delegate means a delegate or sub-delegate appointed under Clause 17.8 (Delegation) or an Appointee appointed under Clause 17.9(d) (Rights of Offshore Collateral Agent).

Depository means The Central Depository (Pte) Limited and its successors and assigns.

Direct Accounts means the accounts established and maintained by the Chargor directly with the Depository as an “account holder” as defined in Section 130A of the Companies Act, and Direct Account means any of them.

Dividends means, in relation to any Investment, all present and future:

(a)	dividends and distributions of any kind and any other sum received or receivable in respect of that Investment;

(b)	rights, shares, money or other assets accruing or offered by way of conversion, exchange, redemption, bonus, preference, option or otherwise in respect of that Investment;

(c)	allotments, offers and rights accruing or offered in respect of or in substitution for that Investment; and

(d)	other rights and assets attaching to, deriving from or exercisable by virtue of the ownership of, that Investment.

Dollars means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

Fixtures means fixtures, fittings (including trade fixtures and fittings) and fixed plant, machinery and apparatus.

Goodwill means all present and future goodwill, including, without limitation, any goodwill associated with Intellectual Property owned by or belonging to the Chargor.

Group means CPP and its Subsidiaries from time to time.

Import Account means the following account opened by the Chargor with the Account Bank, and includes all monies from time to time standing to the credit of any such account, any sum or sums deposited therein in addition to or in replacement for any such monies, and all other rights and benefits accrued or accruing thereon or arising in connection therewith, and notwithstanding any change in the account number or other identifying numbers of any such account:

Currency:	United States dollars
Account name:	Blue Ocean Resources Pte Ltd – Import Account
Account number:	20023221

Independent Financial Institution means a leading independent investment bank of international repute as may be appointed in accordance with the terms of Clause 17.2 (Remuneration and Indemnification of the Offshore Collateral Agent) of this Deed.

Insurance Proceeds means proceeds of the Insurances received or receivable by the Chargor as loss payee or otherwise for its own account or received or receivable by the Offshore Collateral Agent as loss payee, assignee or otherwise for its own account or on behalf of any or all of the Secured Parties whether on account of any claims, awards and judgments made or given under or in connection with the Insurances or otherwise howsoever.

Insurances means any or all of the contracts of insurance which the Chargor is required from time to time to procure and maintain, or under which the Chargor has an interest.

Intellectual Property of the Chargor means all trademarks, service marks, trade names, domain names, logos, get-up, patents, inventions, registered and unregistered design rights, copy rights, topography rights, database rights, rights in confidential information and know-how, and any associated or similar rights anywhere in the world, which it now or in the future owns or (to the extent of its interest) in which it now or in the future has an interest (in each case whether registered or unregistered and including any related licences and sub-licences of the same granted by it or to it, applications and rights to apply for the same).

Interest Reserve Account means the following account opened by the Chargor with the Account Bank, and includes all monies from time to time standing to the credit of any such account, any sum or sums deposited therein in addition to or in replacement for any such monies, and all other rights and benefits accrued or accruing thereon or arising in connection therewith, and notwithstanding any change in the account number or other identifying numbers of any such account:

Currency:	United States Dollars
Account name:	Blue Ocean Resources Pte Ltd - Interest Reserve Account
Account number:	20032391

Investments of the Chargor means:

(a)	securities and investments of any kind (including scripless securities, shares, stock, debentures, units, depository receipts, bonds, notes, commercial papers and certificates of deposit);

(b)	warrants, options or other rights to subscribe for, purchase or otherwise acquire securities and investments;

(c)
all rights relating to securities and investments (including Scripless Securities) which are deposited with, or registered in the name of, any depository, depository agent, custodian, nominee, clearing house or system, investment manager, chargee or other similar person or their nominee, in each case whether or not on a fungible basis (including rights against any such person); and

(d)
all other rights attaching or relating to securities or investments referred to in paragraphs (a) to (c) above and all cash or other securities or investments in the future deriving from Investments or such rights, in each case now or in the future owned by it or (to the extent of its interest) in which it now or in the future has an interest.

Material Adverse Effect means a material adverse effect on:

(a)
the ability of the Chargor to perform and comply with its obligations under any Transaction Document to which it is a party or the financial condition, assets, prospects, operations, or business of the Chargor;

(b)	the validity, legality or enforceability of any Transaction Document; or

(c)
the validity, legality or enforceability of any Lien expressed to be created pursuant to any Security Document or on the priority or ranking of any Lien as expressed to be created or conferred under any Security Document.

Nominee means such nominee(s) as the Offshore Collateral Agent may from time to time designate for the purposes of this Deed.

Operating Account means (i) the following current account opened by the Chargor with DBS Bank Ltd.; (ii) any account opened by the Chargor in replacement of the account referred to in (i); and (iii) any other account so designated by the Chargor with the consent of the Offshore Collateral Agent, and includes all monies from time to time standing to the credit of any such account, any sum or sums deposited therein in addition to or in replacement for any such monies, and all other rights and benefits accrued or accruing thereon or arising in connection therewith, and notwithstanding any change in the account number or other identifying numbers of any such account:

Currency:	United States dollars / Singapore dollars
Account name:	Blue Ocean Resources Pte Ltd - Operating Account
Account number:	20033121

Party means a party to this Deed and includes its successors in title, permitted assignees and permitted transferees.

Property Act means the Conveyancing and Law of Property Act, Chapter 61 of Singapore.

Real Property means freehold and leasehold property in Singapore (in each case including any estate or interest therein, all rights from time to time attached or relating thereto, buildings and structures erected or to be erected thereon and all Fixtures from time to time therein or thereon).

Receiver means a receiver, receiver and manager, judicial manager or other manager appointed in respect of the Charged Assets.

Scheme means the scheme of arrangement between the Chargor and its scheme creditors pursuant to Section 210 of the Companies Act (Chapter 50; 2006 Revised Edition) of Singapore, sanctioned by the High Court of Singapore on [●] 2013.

Scripless Securities means stocks, shares or other securities within the meaning of book-entry securities as defined in Section 130A of the Companies Act (including all instruments, orders and regulations made under or deriving validity therefrom) which have been listed on the SGX and which have been designated by the SGX as eligible for deposit with The Central Depository (Pte) Limited (including its successors) and for clearance and book-entry settlement of transactions on SGX.

SGX means the Singapore Exchange Securities Trading Limited and includes its successors.

Tangible Moveable Property means any plant, machinery, office equipment, computers, vehicles and other chattels (excluding any for the time being forming part of the Chargor’s stock in trade or work in progress) and all rights from time to time attached or relating thereto.

1.2	Construction

(a)	The provisions in Section 1.3 (Rules of Construction) of the Amended and Restated Indenture apply to this Deed with all necessary changes.

(b)	References to “the date of this Deed” are to 28 June 2007, being the date on which this Deed was originally executed by the Parties.

1.3	Transaction Documents

Any reference in this Deed to a Transaction Document shall include that Transaction Document as amended, modified or supplemented from time to time and any document which amends, modifies or supplements that Transaction Document.

1.4	This Deed

Except to the extent that the context otherwise requires, any reference to this Deed includes this Deed as from time to time amended, modified or supplemented and any document which is supplemental hereto or which is expressed to be collateral herewith or which is entered into pursuant to or in accordance with the terms hereof.

1.5	Headings and Clauses

The headings in this Deed are inserted for convenience only and shall be ignored in construing this Deed. Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa. References to a statute shall be deemed to be references to that statute as from time to time amended or re-enacted and include any subordinate legislation made under any such statute. References to Clauses and Schedules are to be construed as references to the clauses of, and schedules to, this Deed.

1.6	The Contracts (Rights of Third Parties) Act

(a)
Unless expressly provided to the contrary, a person who is not a Party to this Deed has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce or enjoy the benefit of any term of this Deed.

(b)	Notwithstanding any term of this Deed, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Deed.

2.	Undertaking to Pay

2.1	Payment of Secured Obligations

The Chargor shall pay the Secured Obligations when due in accordance with the Transaction Documents or, if they do not specify a time for payment, immediately on demand by the Offshore Collateral Agent.

2.2	Proportionate payment

Each sum appropriated by the Offshore Collateral Agent in accordance with the Transaction Documents in or towards payment of a particular part of the Secured Obligations shall to the extent of that appropriation discharge the Chargor’s obligations in respect of that part of the Secured Obligations to any Secured Party to which the same is owed.

3.	FIXED CHARGES AND ASSIGNMENT

3.1	Fixed Charges and assignment

The Chargor, as beneficial owner and as a continuing security for the due and punctual payment and discharge of all the Secured Obligations and for the observance and performance by the Chargor of its obligations under or in connection with the Transaction Documents:

(a)
charges and agrees to charge in favour of the Offshore Collateral Agent (acting for and on behalf of the Secured Parties) by way of first fixed charge (which so far as it relates to land in Singapore vested in it shall be by way of legal mortgage):

(i)	all Real Property now belonging to it and all Real Property acquired by it in the future;

(ii)	all of its present and future Book Debts;

(iii)	all of its present and future Bank Accounts;

(iv)	all of its present and future Investments and Dividends;

(v)	all of its present and future uncalled issued capital and Goodwill;

(vi)	all of its present and future Intellectual Property;

(vii)	all of its present and future beneficial interest in any pension fund;

(viii)	all of its present and future Tangible Moveable Property (except that mortgaged or charged by paragraph (a)(i) of Clause 3.1 (Fixed Charges and assignment)); and

(ix)
all chattels now or at any time hereafter hired, leased or rented by the Chargor to any other person together in each case with the benefit of the related hiring, leasing or rental contract and any guarantee, indemnity or other Lien for the performance of the obligations of any person under or in respect of such contract;

(b)
assigns and agrees to assign absolutely to the Offshore Collateral Agent (acting for and on behalf of the Secured Parties), free from all liens, charges and other encumbrances, all its present and future right, title, benefit and interest in and to or under:

(i)	all the Assigned Contracts;

(ii)	all the Contract Proceeds;

(iii)	all the Insurances (including all claims of whatever nature under the Insurances and return of premiums);

(iv)	all the Insurance Proceeds;

(v)	all the Investments which are Scripless Securities; and

(vi)
(A) all covenants, agreements, undertakings or obligations entered into by any other party to all leases, underleases, sub-leases, tenancies, licences or other agreements governing the use or occupation of any part of the Charged Assets and which do not touch or concern the Real Property; (B) all guarantees and indemnities contained therein; and (C) all rights and claims to which the Chargor is now or may hereafter become entitled in relation to the Real Property including in particular (but without prejudice to the generality of the foregoing) all rights and claims of the Chargor against all persons who now are or who at any time have been or may become lessees of the whole or any part or parts of the Real Property and all guarantors and sureties for the obligations of such persons and against all persons who are under any obligation to the Chargor in respect of any works of design, construction, repair or replacement to or on or about the Real Property or any of the buildings, fixtures, fittings and equipment on, in or about the Real Property so far as the same are or may become capable of assignment without the consent of a third party or such consent shall be obtained; and

(c)
agrees to create a statutory interest over all and any Scripless Securities which are at any time and from time to time held in the Direct Accounts, either by way of assignment or charge (as the Offshore Collateral Agent may from time to time direct), over all of such Scripless Securities identified from time to time in any form from time to time prescribed by the Companies Act, the Companies (Central Depository System) Regulations 1993, as amended from time to time, for effecting an assignment, a charge or otherwise (the Prescribed Forms) as shall be executed by the Chargor, or on its behalf, at any time and from time to time in favour of the Offshore Collateral Agent (acting for and on behalf of the Secured Parties).

3.2	Notices

(a)
The Chargor undertakes to the Offshore Collateral Agent that it shall forthwith give such notices of assignment and/or charge as may be required by the Onshore Security Agent duly executed by, or on behalf of, the Chargor, to the relevant parties, with copies to the Offshore Collateral Agent.

(b)
Without prejudice to the Chargor’s obligations in paragraph (a) of Clause 3.2 (Notices), the Chargor shall deliver to the relevant parties, with copies to the Offshore Collateral Agent, notices of assignment duly executed by, or on behalf of, the Chargor:

(i)	in respect of each Bank Account, on the date of this Deed and on the Amendment and Restatement Date and forthwith upon the opening of any other Bank Account;

(ii)	in respect of each Assigned Contract, on the date of this Deed and on the Amendment and Restatement Date and forthwith upon the execution or issue of any other Assigned Contract;

(iii)	in respect of each Insurance effected and maintained at the date of this Deed (the Existing Policies) and at the Amendment and Restatement Date, and forthwith upon effecting any further Insurance;

(iv)
in respect of the Investments (which are Scripless Securities), on the date of this Deed and on the Amendment and Restatement Date and forthwith upon the Chargor acquiring or becoming beneficially entitled (whether by subscription, purchase or otherwise) to any Investments (which are Scripless Securities); and

(v)
in respect of any other asset which is the subject of an assignment pursuant to paragraph (b) of Clause 3.1 (Fixed Charges and assignment), forthwith upon the request of the Offshore Collateral Agent from time to time, and in each case ensure that the Offshore Collateral Agent receives whatever acknowledgements the Offshore Collateral Agent considers necessary, and in any event no later than fourteen (14) Business Days after the date of such notice, to perfect the Charges. In the event that the Chargor fails to give such notice, the Offshore Collateral Agent shall be entitled, but not obliged, to do so on its behalf and for its account.

(c)
Unless the Offshore Collateral Agent requires otherwise, those notices and acknowledgements referred to in paragraphs (a) and (b) of Clause 3.2 (Notices) above must be in the appropriate forms set out:

(i)	for Assigned Contracts, in Schedule 2 (Form of Notice of Assignment and Acknowledgement in relation to Assigned Contracts);

(ii)	for Insurances, in Schedule 3 (Form of Notice of Assignment and Acknowledgement in relation to Insurances);

(iii)	for Investments (which are Scripless Securities), in Schedule 4 (Form of Notice of Charge and Assignment and Acknowledgement in relation to Investments (Scripless Securities)); and

(iv)	for Bank Accounts, in Schedule 5 (Form of Notice of Charge and Acknowledgement in relation to Bank Accounts).

3.3	Additional Fixed Charges and assignment

In addition to and without prejudice to the Charges created under Clause 3.1 (Fixed Charges and assignment) the Chargor, as beneficial owner and as a continuing security for the due and punctual payment of the Secured Obligations and for the observance and performance by the Chargor of its obligations under or in connection with the Transaction Documents, on the Amendment and Restatement Date:

(a)
charges and agrees to charge in favour of the Offshore Collateral Agent (acting for and on behalf of the Secured Parties) by way of fixed charge (which so far as it relates to land in Singapore vested in it shall be by way of legal mortgage):

(i)	all Real Property belonging to it at the Amendment and Restatement Date and all Real Property acquired by it thereafter;

(ii)	all of its present and future Book Debts;

(iii)	all of its present and future Bank Accounts;

(iv)	all of its present and future Investments and Dividends;

(v)	all of its present and future uncalled issued capital and Goodwill;

(vi)	all of its present and future Intellectual Property;

(vii)	all of its present and future beneficial interest in any pension fund;

(viii)	all of its present and future Tangible Moveable Property (except that mortgaged or charged by paragraph (a)(i) of Clause 3.3 (Additional Fixed Charges and assignment)); and

(ix)
all chattels at the Amendment and Restatement Date or at any time thereafter hired, leased or rented by the Chargor to any other person together in each case with the benefit of the related hiring, leasing or rental contract and any guarantee, indemnity or other Lien for the performance of the obligations of any person under or in respect of such contract;

(b)
assigns and agrees to assign absolutely to the Offshore Collateral Agent (acting for and on behalf of the Secured Parties), free from all liens, charges and other encumbrances, all its present and future right, title, benefit and interest in and to or under:

(i)	all the Assigned Contracts;

(ii)	all the Contract Proceeds;

(iii)	all the Insurances (including all claims of whatever nature under the Insurances and return of premiums);

(iv)	all the Insurance Proceeds;

(v)	all the Investments which are Scripless Securities; and

(vi)
(A) all covenants, agreements, undertakings or obligations entered into by any other party to all leases, underleases, sub-leases, tenancies, licences or other agreements governing the use or occupation of any part of the Charged Assets and which do not touch or concern the Real Property; (B) all guarantees and indemnities contained therein; and (C) all rights and claims to which the Chargor is at the Amendment and Restatement Date or may thereafter become entitled in relation to the Real Property including in particular (but without prejudice to the generality of the foregoing) all rights and claims of the Chargor against all persons who at the Amendment and Restatement Date are or who at any time have been or may become lessees of the whole or any part or parts of the Real Property and all guarantors and sureties for the obligations of such persons and against all persons who are under any obligation to the Chargor in respect of any works of design, construction, repair or replacement to or on or about the Real Property or any of the buildings, fixtures, fittings and equipment on, in or about the Real Property so far as the same are or may become capable of assignment without the consent of a third party or such consent shall be obtained; and

(c)
agrees to create a statutory interest over all and any Scripless Securities which are at any time and from time to time held in the Direct Accounts, either by way of assignment or charge (as the Offshore Collateral Agent may from time to time direct), over all of such Scripless Securities identified from time to time in the Prescribed Forms as shall be executed by the Chargor, or on its behalf, at any time and from time to time in favour of the Offshore Collateral Agent (acting for and on behalf of the Secured Parties).

4.	FLOATING CHARGE

4.1	Creation

The Chargor, as full legal and beneficial owner and as continuing security for the due and punctual payment and discharge of all the Secured Obligations and for the observance and performance by the Chargor of its obligations under or in connection with the Transaction Documents, charges in favour of the Offshore Collateral Agent (acting for and on behalf of the Secured Parties) by way of first floating charge the whole of its undertaking and assets, both present and future (other than assets from time to time or for the time being effectively charged by way of first fixed charge pursuant to Clause 3 (Fixed Charges and Assignment)).

4.2	Ranking

The floating Charges created by the Chargor rank:

(a)	behind all the fixed Charges created by the Chargor; but

(b)	in priority to any other Lien over the Charged Assets of the Chargor except for Liens ranking in priority in accordance with paragraph (f) of Schedule 1 (Rights of Receivers).

4.3	Conversion by notice

The Offshore Collateral Agent may at any time at the Chargor’s own cost convert any floating Charge over all or any of the Charged Assets with immediate effect into a fixed Charge by notice to the Chargor specifying the relevant Charged Assets (either generally or specifically):

(a)	if it considers it desirable to do so in order to protect or preserve the Charges over those Charged Assets and/or the priority of those Charges; and/or

(b)	while an Event of Default has occurred and is continuing; and/or

(c)	if it considers that any of the Charged Assets may be in jeopardy or in danger of being seized or sold pursuant to any form of legal process.

4.4	Automatic conversion

If:

(a)	the Chargor takes any step to create any Lien in breach of Clause 5.1 (Lien) over any of the Charged Assets;

(b)	any person takes any step to effect any expropriation, attachment, sequestration, distress or execution against any of those Charged Assets; or

(c)	a resolution is passed or an order is made for the winding-up, dissolution, administration, judicial management or re-organisation of the Chargor,

any floating Charge over the relevant Charged Assets shall automatically and immediately be converted into a fixed Charge without notice.

4.5	Additional creation

In addition and without prejudice to the Charges created under Clause 4.1 (Creation) the Chargor, as full legal and beneficial owner and as a continuing security for the due and punctual payment of the Secured Obligations and for the observance and performance by the Chargor of its obligations under or in connection with the Transaction Documents, on the Amendment and Restatement Date, charges in favour of the Offshore Collateral Agent (acting for and on behalf of the Secured Parties) by way of floating charge the whole of its undertaking and assets, both present and future (other than assets from time to time or for the time being effectively charged by way of first fixed charge pursuant to Clause 3 (Fixed Charges and Assignment)).

5.	RESTRICTIONS AND FURTHER ASSURANCE

5.1	Lien

The Chargor shall not create (or agree, conditionally or unconditionally, to create) or permit to subsist any Lien whether ranking in priority to or pari passu with or after the fixed charges, assignments and floating charges created by the Chargor under Clause 3 (Fixed Charges and Assignment) and Clause 4 (Floating Charge) or any other Lien of the Offshore Collateral Agent created pursuant to the terms of this Deed, except for (i) any Lien constituted by or arising pursuant to the terms of the Security Documents; and (ii) any Lien arising solely by operation of law.

5.2	Disposal

The Chargor shall not enter (or agree, conditionally or unconditionally, to enter) into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, license, sub-license, transfer or otherwise dispose of any of its assets including, the Charged Assets, except as permitted by the Transaction Documents.

5.3	Further assurance

(a)	The Chargor shall promptly do or procure the doing of all such acts or and things as the Offshore Collateral Agent requires:

(i)	for giving full effect to this Deed and the Security Documents;

(ii)	to perfect or protect the Charges or the priority of the Charges;

(iii)	to facilitate the realisation of the Charged Assets or the exercise of any rights vested in the Offshore Collateral Agent or Delegate or any Receiver;

(iv)
for the purpose of more effectively providing a Lien to the Offshore Collateral Agent over any of the Charged Assets (including, without limitation, any Charged Assets subject to a fixed charge as a result of the conversion by notice, under Clause 4.3 (Conversion by Notice) or, as the case may be, the automatic conversion under Clause 4.4 (Automatic Conversion) of the floating charge created pursuant to Clause 4 (Floating Charge) over the relevant Charged Assets), and/ or

(v)
to confer on the Offshore Collateral Agent a Lien over any property and assets of the Chargor located in any jurisdiction outside Singapore equivalent or similar to the Lien intended to be conferred by or pursuant to the Deed, including depositing with the Offshore Collateral Agent, all title deeds, agreements, leases and documents relating to any of the Charged Assets, executing any transfer, conveyance, charge, mortgage, assignment or assurance of the Charged Assets (whether to the Offshore Collateral Agent or its nominees or otherwise), making any registration and giving any notice, order or direction.

(b)
The Chargor shall take all such action as is available to it (including, without limitation, making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Lien conferred or intended to be conferred on the Offshore Collateral Agent by or pursuant to this Deed.

(c)
If at any time any part of the Charged Assets shall be in danger of seizure, distress, execution or other legal process, or if the Offshore Collateral Agent is of the opinion that any event or circumstance shall have occurred which will cause the Lien thereover to be for any other reason in jeopardy, the Offshore Collateral Agent shall be entitled without notice to the Chargor to take possession of or hold the same or to appoint a Receiver thereof. The provisions of Clause 16 (Appointment and Rights of Receivers) shall govern the appointment, removal and powers of a Receiver appointed under this paragraph (c) as if he were a Receiver appointed under that Clause.

5.4	Negative pledge over Customer Contracts

The Chargor shall not directly or indirectly create, incur, assume, create or permit to subsist any Lien over the Customer Contracts; and shall not assign, transfer, factor, discount, sell, release, compound, subordinate defer, or vary the terms of any Customer Contracts or revenues, claims, book or other debts or moneys for the time being due, owing or payable to the Chargor pursuant to or in connection with the Customer Contracts.

6.	REAL PROPERTY

6.1	Acquisition

The Chargor shall promptly notify the Offshore Collateral Agent of any contract, conveyance, transfer or other disposition for the acquisition by the Chargor (or its nominee(s)) of, or agreement by the Chargor (or its nominee(s)) to acquire, any Real Property.

6.2	Documents

The Chargor shall upon the execution of this Deed, and upon the acquisition by the Chargor of any interest in any freehold, leasehold or other immovable property after the date of this Deed, promptly deposit with the Offshore Collateral Agent, and the Offshore Collateral Agent shall be entitled to hold, all title deeds, agreements, leases and other documents of title relating to the Chargor’s present and future Real Property.

6.3	Future Real Property

If at any time at or after the date of this Deed, the Chargor acquires or it shall be established that the Chargor owns, holds or has acquired any estate or interest in any Real Property, then in any such case the Chargor shall execute and register in favour of the Offshore Collateral Agent (acting for and on behalf of the Secured Parties) or, as it may direct, such further or other legal assignments, transfers, mortgages, legal or other Lien as in each case the Offshore Collateral Agent shall stipulate, and in such form as the Offshore Collateral Agent may specify, over the Chargor’s estate or interest in such Real Property and do all such other things as the Offshore Collateral Agent may require for the purpose of more effectively providing Lien to the Secured Parties for the payment or discharge of the Secured Obligations. The obligations of the Chargor under this Clause 6.3 (Future Real Property) shall be in addition to and not in substitution for the covenants for any further assurance deemed to be included herein by the Property Act or otherwise expressly included in this Deed.

6.4	Compliance with obligations

The Chargor shall comply with all covenants, stipulations, conditions, licences, consents and any other statutory, regulatory or contractual obligations relating to its Real Property or its use, including those requiring payment of sums in respect of its Real Property. The Chargor shall not do any act or thing whereby any lease or other document which gives any right to occupy any part of the Real Property becomes or may become subject to determination or any right of re-entry or forfeiture prior to the expiration of its term, and shall not, without the prior consent in writing of the Offshore Collateral Agent, vary, modify or waive any of the covenants, terms or conditions contained in any lease to which it is a party or agree to or permit any such variation, modification or waiver.

6.5	Legal Charge

As security for the payment and discharge of the Secured Obligations and for the observance and performance by the Chargor of its obligations under or in connection with the Transaction Documents, the Chargor shall promptly execute and deliver to the Offshore Collateral Agent such other legal charge of its Real Property from time to time as the Offshore Collateral Agent may require. The Chargor shall promptly apply or authorise the Offshore Collateral Agent to apply to any applicable authority or person for registration of any such legal charge.

6.6	Compliance with Statute

The Chargor shall comply with all obligations imposed under any present or future ordinance, statute, regulation, order or instrument or under any bye-laws, regulations or requirements of any competent authority or any planning control, building regulation control and shall comply with all other approvals, licences, notices, orders or consents relevant to its Real Property or its use or enjoyment.

6.7	Planning

The Chargor shall at all times observe and perform the provisions of any planning legislation and to comply with any conditions attached to any planning permissions relating to or affecting any part of the Real Property and shall not, without the consent of the Offshore Collateral Agent, apply for or implement any planning permission or change or permit to be changed the use of any of its Real Property or carry out any operation or begin or continue any use of its Real Property for which permission is required.

6.8	Repair and Alterations

(a)	The Chargor shall repair the Real Property and keep it in good and substantial repair and condition to the reasonable satisfaction of the Offshore Collateral Agent.

(b)
The Chargor shall ensure that, unless the prior consent in writing of the Offshore Collateral Agent is obtained, neither it nor any other person demolishes or makes any alterations or additions to its Real Property or injures or in any manner or by any means lessens the value of its Real Property nor, unless it promptly replaces them with others of equal or greater value, removes any Fixtures from the Real Property.

(c)
The Chargor shall permit the Offshore Collateral Agent, the Receiver or any other person appointed by any of them at all reasonable times to have access to and view the state of repair and condition of its Real Property without such person, by so doing, being deemed to have taken possession of its Real Property.

6.9	Valuation

The Chargor shall ensure that its Real Property is valued by a duly qualified, independent professional valuer, approved in writing by the Offshore Collateral Agent.

6.10	Use Property for Proper Purposes

The Chargor shall not use its Real Property or permit its Real Property (or any building thereon) to be used for purposes other than those for which it has been permitted or designated in any lease or by any competent authority and may lawfully be used.

6.11	Implied Covenants for Title

The Chargor’s obligations under this Deed are in addition to any obligations or covenants contained in any other Transaction Document.

6.12	Leases

The Chargor shall:

(a)
comply with all material obligations imposed on it, and enforce the due observance and performance of all material obligations of all other persons of which it has the benefit, under any lease of Real Property;

(b)	not exercise any power to determine or extend, or accept the surrender of, any lease of Real Property of which it is the lessor;

(c)	not exercise any of the powers of leasing or agreeing to lease any Real Property vested in or conferred on mortgagors by the general law; and

(d)	not vary, modify or waive any of the covenants, terms or conditions contained in any lease to which it is a party or agree to or permit any such variation, modification or waiver.

6.13	Notices

The Chargor shall produce to the Offshore Collateral Agent within seven (7) Business Days of receipt by it a copy of every communication made in connection with any of its Real Property and comply with the reasonable instructions of the Offshore Collateral Agent in relation to any such communication.

6.14	Lessors’ Waiver

The Chargor shall, as soon as reasonably practicable after the execution of this Deed, deliver to the Offshore Collateral Agent, a waiver letter from the lessor of any of its Real Property in or on which any of the Fixtures is affixed or located in a form as may be acceptable to the Offshore Collateral Agent under which such lessor agrees not to claim any right to such Fixture or any part thereof and undertakes not to distrain on the Fixture or any part thereof.

6.15	Restrictions on dealing with Real Property

Without prejudice and in addition to Clauses 5.1 (Lien), 5.2 (Disposal) and 5.3 (Further assurance):

(a)
except for the Charges, the Chargor shall not create (or agree, conditionally or unconditionally, to create) or permit to subsist any Lien on or over, nor do anything else prohibited by the Transaction Documents in respect of, all or any part of any of its Real Property; and

(b)
except as required by Clause 5.3 (Further assurance) and except as permitted by the Transaction Documents, the Chargor shall not enter (or agree, conditionally or unconditionally, to enter) into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, factor, transfer or otherwise dispose of all or any part of any of its Real Property.

6.16	Payment of Outgoings

The Chargor shall punctually pay or cause to be paid all rents, rates, taxes, duties, assessments and other outgoings assessed or payable in respect of the Real Property or any part thereof and produce to the Offshore Collateral Agent the receipts for such payments and in the event of any default in producing any such receipts the Offshore Collateral Agent shall be entitled (but not obliged) to effect their payment as the Offshore Collateral Agent shall think fit in accordance with the powers herein contained.

7.	BOOK DEBTS

7.1	Collection

The Chargor shall promptly get in, realise and collect all Book Debts in the ordinary and usual course of its business and shall, forthwith following the Offshore Collateral Agent’s written request to this effect at any time after the Chargor shall fail to pay or satisfy when due any parts of the Secured Obligations or after the occurrence of an Event of Default which is continuing, hold the proceeds of getting in, realisation and collection on trust for the Offshore Collateral Agent and the Secured Parties. The Chargor shall ensure that all such proceeds are paid into the Collection Account so as to be applied in accordance with the Transaction Documents and shall not be entitled to withdraw from the Collection Account all or any moneys standing to the credit of the Collection Account or direct any payment to be made therefrom to any person except as permitted pursuant to the terms of the Transaction Documents.

7.2	Restrictions on dealing with Book Debts

Without prejudice and in addition to Clauses 5.1 (Lien), 5.2 (Disposal) and 5.3 (Further assurance):

(a)
except for the Charges the Chargor shall not create (or agree, conditionally or unconditionally, to create) or permit to subsist any Lien on or over, nor do anything else prohibited by the Transaction Documents in respect of, all or any part of any of its Book Debts;

(b)
except as required by Clause 5.3 (Further assurance) and except as permitted by the Transaction Documents, the Chargor shall not enter (or agree, conditionally or unconditionally, to enter) into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, factor, transfer or otherwise dispose of all or any part of any of its Book Debts; and

(c)
following the Offshore Collateral Agent’s written request pursuant to Clause 7.1 (Collection), the Chargor shall not at any time during the continuance of the Lien constituted by or pursuant to this Deed deal with the Book Debts otherwise than by getting in and realising the same and making payment thereof into the Collection Account.

7.3	Documents

The Chargor shall promptly execute and/or deliver to the Offshore Collateral Agent such documents relating to such of its Book Debts as the Offshore Collateral Agent requires.

7.4	Application of Book Debts

The proceeds of the getting in, realisation and collection of the Book Debts shall (subject to any restriction on the application of such proceeds contained in this Deed or in the Transaction Documents) upon such proceeds being credited into the Collection Account, be payable to the Offshore Collateral Agent for the benefit of the Secured Parties or otherwise as the Offshore Collateral Agent may require to be applied in accordance with the terms of the Transaction Documents, and where an Event of Default has occurred and is continuing, the proceeds of the getting in, realisation and collection of the Book Debts shall be, when applied, be applied in accordance with Clause 18 (Order of Distributions).

8.	BANK ACCOUNTS

8.1	General

The Chargor shall comply with its obligations under the CMA and the Amended and Restated Indenture.

8.2	Notification and Variation

The Chargor, during the subsistence of this Deed, shall:

(a)
promptly deliver to the Offshore Collateral Agent on the date of this Deed (and, if any change occurs thereafter, on the date thereof), details of each Bank Account maintained by it with any bank or financial institution (other than with the Offshore Collateral Agent); and

(b)
not, without the Offshore Collateral Agent’s prior consent in writing, permit or agree to any variation of the rights attaching to any Bank Account or close any Bank Account save as permitted under the Transaction Documents.

8.3	Restrictions on dealing with Bank Accounts

Without prejudice and in addition to Clauses 5.1 (Lien), 5.2 (Disposal) and 5.3 (Further assurance):

(a)
except for the Charges, the Chargor shall not create (or agree, conditionally or unconditionally, to create) or have outstanding any Lien over, nor do anything else prohibited by the Transaction Documents in respect of, all or any part of any of its Bank Accounts; and

(b)
except as required by Clause 5.3 (Further assurance) and except as permitted by the Transaction Documents, the Chargor shall not enter (or agree, conditionally or unconditionally, to enter) into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to transfer, assign or otherwise dispose of all or any part of any of its Bank Accounts.

8.4	Operation of Bank Accounts

The Chargor shall not be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Bank Account except with the prior consent in writing of the Offshore Collateral Agent or as permitted pursuant to the terms of the Transaction Documents.

8.5	Application of Monies in Bank Accounts

(a)
The Offshore Collateral Agent shall, at any time after an Event of Default has occurred and is continuing, be entitled without notice to apply, transfer or set-off any or all of the credit balances from time to time on any Bank Account in or towards the payment or other satisfaction of all or part of the Secured Obligations in accordance with Clause 18 (Order of Distributions).

(b)
The Offshore Collateral Agent shall, at any time after an Event of Default has occurred and is continuing, be entitled without notice to exercise from time to time all rights, powers and remedies held by it as assignee of the Bank Accounts and to:

(i)	demand and receive all and any monies due under or arising out of each Bank Account;

(ii)
withdraw or convert into any currency any moneys from time to time standing to the credit of the Chargor in the Bank Accounts and apply such moneys in or towards the manner set out in paragraph (a) above; and

(iii)	exercise all such rights as the Chargor was then entitled to exercise in relation to such Bank Account or might, but for the terms of this Deed, exercise.

8.6	Documents

The Chargor shall promptly execute and/or deliver to the Offshore Collateral Agent such documents relating to such of its Bank Accounts as the Offshore Collateral Agent requires, including any notice to the relevant bank or financial institution of the Charges over them.

8.7	Impairment of Rights

The Chargor undertakes to each of the Offshore Collateral Agent and the Secured Parties that, after an Event of Default has occurred and is continuing it will not purport or attempt to do any act or thing in respect of the Bank Accounts which may in any way delay or prejudice the right of the Offshore Collateral Agent or any Secured Party to receive payment of moneys standing to its credit in the Bank Accounts.

9.	INVESTMENTS

9.1	Acquisition

The Chargor shall promptly notify the Offshore Collateral Agent of its acquisition of, or agreement to acquire, any Investment and the declaration, payment, allotment, offer or issue of any Dividend.

9.2	Documents

The Chargor shall upon the execution of this Deed, and upon the acquisition by the Chargor of any interest in any Investments after the date of this Deed, promptly:

(a)	except to the extent the Offshore Collateral Agent notifies it from time to time to the contrary:

(i)	deliver to the Offshore Collateral Agent, or as it directs, all the Investments and all certificates (if any) and other documents of title representing its Investments; and/or

(ii)
deposit in any sub-account opened and maintained by the Chargor with any depository agent (as defined in Section 130A of the Companies Act), all the Investments which are Scripless Securities as the Offshore Collateral Agent may direct; and/or

(iii)	deposit in any Direct Account all the Investments which are Scripless Securities as the Offshore Collateral Agent may direct; and

(b)	execute and/or deliver to:

(i)
the Offshore Collateral Agent or as it directs, any agreements, instruments, forms such other documents relating to its Investments, including transfers of Investments executed in blank, in such form and executed as the Offshore Collateral Agent may specify and/or require; and/or

(ii)
any depository agent with whom the Chargor has deposited any Investments which are Scripless Securities in any sub-account opened and maintained by the Chargor, notice of charge or assignment of the Scripless Securities and all of the Chargor’s present and future right, title and interest in and to the same in such form as the Offshore Collateral Agent may specify and/or require; and

(c)
without prejudice to the generality of any other provision of this Deed, and for the purpose of creating and/or perfecting the Lien over the Scripless Securities charged and/or assigned or to be charged and/or assigned under Clause 3 (Fixed Charges and Assignment) and any Dividends assigned and/or charged or to be assigned and/or charged under Clause 3 (Fixed Charges and Assignment), if and when required by the Offshore Collateral Agent to do so:

(i)	open and maintain the Direct Accounts;

(ii)
hold in or, from time to time, transfer to the Direct Accounts, the Scripless Securities assigned or charged, or to be assigned or charged to the Offshore Collateral Agent (as agent for and on behalf of the Secured Parties) pursuant to Clause 3 (Fixed Charges and Assignment) and register the same in the name of the Offshore Collateral Agent or, if so directed by the Offshore Collateral Agent, the Nominee;

(iii)	direct and procure that all of the Scripless Securities are transferred to and held in the Direct Accounts; and

(iv)
execute, and procure the execution for and on its behalf of, such Prescribed Forms or other documents (in blank or otherwise as directed by the Offshore Collateral Agent), in such form as the Offshore Collateral Agent may direct, to create and/or perfect the Lien and/or statutory interest over such Scripless Securities to be assigned or charged to the Offshore Collateral Agent (as agent for and on behalf of the Secured Parties) pursuant to Clause 3 (Fixed Charges and Assignment), and procure lodgement with the Depository of the same and (where applicable) the registration and endorsement of the interests stated therein by the Depository in the Depository’s register of charges in accordance with its standard procedures.

9.3	Voting before enforcement

Subject to Clause 9.4 (Voting after enforcement), the Chargor shall be entitled to exercise or direct the exercise of the voting and other rights attached to any Investment as it sees fit provided that:

(a)	it does so for a purpose not inconsistent with any Transaction Document; and

(b)
the exercise of or failure to exercise those rights would not have an adverse effect on the value of the relevant Investment or the Charged Assets and would not otherwise prejudice the interests of any Secured Party under any Transaction Document.

9.4	Voting after enforcement

While an Event of Default has occurred and is continuing:

(a)	the Offshore Collateral Agent or the Receiver shall be entitled to exercise or direct the exercise of the voting and other rights attached to any Investment in such manner as it sees fit; and

(b)
the Chargor shall comply or procure the compliance with any directions of the Offshore Collateral Agent or the Receiver in respect of the exercise of those rights and shall promptly execute and/or deliver to the Offshore Collateral Agent or the Receiver such forms of proxy as it requires with a view to enabling such person as it selects to exercise those rights.

9.5	Dividends before enforcement

Subject to Clause 9.6 (Dividends after enforcement), the Offshore Collateral Agent shall (or, as the case may be, ensure that its nominee shall) pay any cash income derived from the Investments of the Chargor into the Collection Account. Such amounts may only be withdrawn from the Collection Account in accordance with the Transaction Documents.

9.6	Dividends after enforcement

At any time after an Event of Default has occurred and is continuing, the Offshore Collateral Agent (or, as the case may be, its nominee) shall be entitled to retain any Dividend received by it and apply the same as the Offshore Collateral Agent sees fit.

9.7	Power of attorney

If any Investment of the Chargor is not held in the Chargor’s name, the Chargor shall promptly deliver to the Offshore Collateral Agent an irrevocable power of attorney, expressed to be given by way of security and executed as a deed by the person in whose name that Investment is held. That power of attorney shall appoint the Offshore Collateral Agent, each Receiver and each Delegate, as the attorney of the holder and shall be in such form as the Offshore Collateral Agent requires.

9.8	Restrictions on dealing with Investments

Without prejudice and in addition to Clauses 5.1 (Lien), 5.2 (Disposal) and 5.3 (Further assurance):

(a)
except for the Charges the Chargor shall not create (or agree, conditionally or unconditionally, to create) or have outstanding any Lien over, nor do anything else prohibited by the Transaction Documents in respect of, all or any part of any of its Investments; and

(b)
except as required by Clause 5.3 (Further assurance) and except as permitted by the Transaction Documents, the Chargor shall not enter (or agree, conditionally or unconditionally, to enter) into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to transfer, assign or otherwise dispose of all or any part of any of its Investments except, in the case of Dividends, as permitted by Clause 9.5 (Dividends before enforcement).

9.9	Payment of Calls

The Chargor shall pay when due all calls or other payments which may be or become due in respect of any of the Investments.

9.10	Communications

The Chargor shall promptly execute and/or deliver to the Offshore Collateral Agent a copy of each circular, notice, report, set of accounts or other document received by it or its nominee in connection with any Investment, as the Offshore Collateral Agent requires.

10.	INTELLECTUAL PROPERTY

10.1	Acquisition

The Chargor shall promptly notify the Offshore Collateral Agent of its becoming the legal and/or beneficial owner of or of its acquisition or grant of, or agreement to acquire or grant (by licence or otherwise), any Intellectual Property (and, where relevant, the deposit of any Intellectual Property (including, but not limited to, source codes of computer software) with escrow agents), and any application by it or on its behalf to register any Intellectual Property.

10.2	Documents and Consents

(a)
The Chargor shall, before it enters into this Deed, obtain such consents as necessary from licensors of any Intellectual Property granted to it to ensure that such licences will not be revoked by any such licensor.

(b)
Where the Chargor is the owner of any Intellectual Property, it shall, upon the execution of this Deed, and upon the acquisition by it of any interest in any Intellectual Property, promptly execute and/or deliver to the Offshore Collateral Agent:

(i)	originals of any certificate of registration of such Intellectual Property;

(ii)
all documents necessary to register or record this Deed or any Charge over Intellectual Property with each relevant governmental authority or agency responsible for keeping registers under which any of such Intellectual Property is registered, and each receipt or confirmation of registration or recording of this Deed or any Charge over Intellectual Property issued by that government authority or agency;

(iii)
each escrow agreement (if any) which exists in respect of any of such Intellectual Property, together with a notice to each escrow agent holding any such Intellectual Property on behalf of the Chargor substituting the Offshore Collateral Agent as the party to whom that escrow agent shall release such Intellectual Property (including, but not limited to, source codes of computer software) in discharge of that escrow agent’s obligations to release such Intellectual Property to the Chargor;

(iv)
such other documents relating to such Intellectual Property as the Offshore Collateral Agent reasonably requires with a view to perfecting or protecting its Lien over such Intellectual Property or, where an Event of Default has occurred and is continuing, facilitating the realisation of such Charged Assets under this Deed; and

(v)	all other documents relating to such Intellectual Property as the Offshore Collateral Agent requires.

10.3	Maintenance

The Chargor shall take all necessary action to safeguard, maintain in full force and effect and preserve its ability to enforce its present and future ownership and rights in connection with all Intellectual Property used in or necessary for its business, including observing all related covenants and stipulations, maintaining in confidence all confidential information and know how, obtaining all necessary registrations and commencing and diligently prosecuting all appropriate infringement actions. It will also take all steps necessary to maintain all registered design, patent and trade mark registrations held by it, including payment of maintenance, annuity, renewal fees and other fees.

10.4	Grant

Without prejudice to Clause 5.2 (Disposal), the Chargor shall not grant any exclusive registered user agreement or exclusive licence in relation to any of its present or future Intellectual Property.

10.5	Restrictions on dealing with Intellectual Property

Without prejudice and in addition to Clauses 5.1 (Lien), 5.2 (Disposal) and 5.3 (Further assurance):

(a)
except for the Charges the Chargor shall not create (or agree, conditionally or unconditionally, to create) or have outstanding any Lien over, nor do anything else prohibited by the Transaction Documents in respect of, all or any part of any of its Intellectual Property; and

(b)
except as required by Clause 5.3 (Further assurance) and except as permitted by the Transaction Documents, the Chargor shall not enter (or agree, conditionally or unconditionally, to enter) into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to transfer, assign or otherwise dispose of all or any part of any of its Intellectual Property.

11.	ASSIGNED CONTRACTS

11.1	Restrictions on dealing with Assigned Contracts and Contract Proceeds

Without prejudice and in addition to Clauses 5.1 (Lien), 5.2 (Disposal) and 5.3 (Further assurance):

(a)
except for the Charges the Chargor shall not create (or agree, conditionally or unconditionally, to create) or have outstanding any Lien on or over, nor do anything else prohibited by the Transaction Documents in respect of, all or any part of the Assigned Contracts, the Contract Proceeds or any other interest in the Assigned Contracts; and

(b)
except as required by Clause 5.3 (Further assurance) and except as permitted by the Transaction Documents, the Chargor shall not enter (or agree, conditionally or unconditionally, to enter) into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to transfer, assign or otherwise dispose of all or any part of the Assigned Contracts, the Contract Proceeds or any other interest in the Assigned Contracts.

11.2	Performance

(a)
The Chargor shall take all steps necessary or desirable to secure the due performance by each of the Contract Parties of their respective obligations under the Assigned Contracts to which such Contract Party is a party, and ensure that all the Contract Proceeds shall forthwith be paid to the Offshore Collateral Agent for the benefit of the Secured Parties or otherwise as the Offshore Collateral Agent may require. Pending such payment, the Chargor will hold all such sums of money as trustee upon trust for the Offshore Collateral Agent (acting for and on behalf of the Secured Parties).

(b)
The Contract Proceeds shall be applied in accordance with the Transaction Documents, and where an Event of Default has occurred and is continuing, the Contract Proceeds shall, when applied, be applied in accordance with Clause 18 (Order of Distributions).

11.3	Assigned Contracts

The Chargor shall:

(a)
promptly and diligently perform and comply with all the obligations on its part contained in the Assigned Contracts, remedy any breach of its obligations thereunder, and do all other things and observe all conditions necessary to be done or observed in order to entitle the Chargor to the outstanding payments under the Assigned Contracts, and will not permit or suffer any act, omission or thing which may in any way preclude or hinder the Chargor from demanding the same free from all deductions or abatements whatsoever; and

(b)
forthwith notify the Offshore Collateral Agent of: (i) all material notices received or given by it under the Assigned Contracts or any of them and forthwith provide the Offshore Collateral Agent with copies thereof, (ii) any breach or default under any Assigned Contract, (iii) any dispute between the Chargor and any Contract Party; and (iv) any other event or facts in relation to the Assigned Contracts which it has knowledge and which materially and adversely affects or may materially and adversely affect the performance of its obligations to any of the Secured Parties under or in connection with any of the Transaction Documents or its or any of the Secured Parties’ interest in the Assigned Contracts.

11.4	Cancellation, rescission or termination

The Chargor shall not cancel, rescind or otherwise terminate or agree to any cancellation, rescission or termination, or accept any repudiation or purported repudiation, of any Assigned Contract other than as permitted pursuant to the Transaction Documents.

11.5	Variation

The Chargor shall not (a) make or agree to any material amendment, modification or variation of any of the Assigned Contracts, (b) agree to any extension of time or period for any matter in any of the Assigned Contracts, (c) waive any of its rights thereunder, or release any Contract Party from any of its obligations under any of the Assigned Contracts or (d) waive any breach by any Contract Party of its obligations under any of the Assigned Contracts or consent to any act of any Contract Party as would otherwise constitute a breach of the relevant Assigned Contract, other than:

(a)	as permitted pursuant to the Transaction Documents; or

(b)	with the prior consent in writing of the Offshore Collateral Agent,

and the Chargor shall notify the Offshore Collateral Agent in writing promptly after each amendment, modification or waiver made to any Assigned Contract.

11.6	No equities

The Chargor shall not create or permit to exist any equities between any Contract Party and itself which will be to the detriment of the Offshore Collateral Agent.

11.7	Deductions

The Chargor will forthwith notify the Offshore Collateral Agent of any deduction which a Contract Party makes in accordance with the terms of the relevant Assigned Contract.

11.8	Use of Prescribed Customer Form

(a)	In this Clause:

Prescribed Customer Form means a form substantially in the form of Schedule 6 (Form of Prescribed Customer Form).

(b)
The Chargor must direct its customers to pay all receivables directly into the Collection Account, and shall take all necessary actions to ensure that all such receivables are paid directly into the Collection Account, save for the receivables of the Exempted Customers.

(c)	From the date of this Deed, the Chargor must use the Prescribed Customer Form with all its customers save for sales with the Exempted Customers.

(d)
In the event a customer, other than an Exempted Customer, pays the receivables referred to in paragraphs (b) and (c) above into another account or directly to a member of the group (including CPP) other than the Chargor, the Chargor must deposit or arrange for the receivables to be deposited into or transferred to the Collection Account or procure that the relevant member of the group (or CPP) does so within fifteen (15) days of the receivables being deposited in the relevant account or paid to the relevant member of the group or CPP.

11.9	Copies of Assigned Contracts

The Chargor will promptly, from time to time at the request of the Offshore Collateral Agent, deliver to the Offshore Collateral Agent (in sufficient copies for all the Secured Parties if the Offshore Collateral Agent so requests), a copy of each Assigned Contract certified as a true copy by a director of the Chargor and/ or the original Assigned Contracts, such request to be made only after an Event of Default has occurred and is continuing.

12.	INSURANCE

12.1	Documents

(a)	The Chargor shall ensure that each policy of Insurance:

(i)
is taken out and maintained with an insurer of good international repute acceptable to the Offshore Collateral Agent on the Charged Assets against such risks as would normally be taken out and maintained by prudent companies carrying on a business similar to that of the Chargor and such other risks as the Offshore Collateral Agent may from time to time reasonably require and in such amount as the Offshore Collateral Agent may from time to time require to the full reinstatement value of such Charged Assets insured (which shall not be less than any amount in that behalf which the Offshore Collateral Agent may from time to time determine) and comply with all covenants, undertakings and conditions as to insurance of any part of such Charged Assets imposed by the terms of any lease, agreement for lease or any tenancy under which the Chargor derives its estate or interest therein;

(ii)	be taken out in the joint names of the Offshore Collateral Agent and the Chargor;

(iii)	acknowledge that the Chargor is the sole party liable to pay the premiums or any other moneys payable in respect thereof;

(iv)
provide for the insurers or underwriters to give to the Offshore Collateral Agent at least thirty (30) days’ prior notice of cancellation by reason of non-payment of calls, premia or otherwise and allow the Offshore Collateral Agent an opportunity of paying such calls or premia which may be in default;

(v)	provide that it may not be altered or amended without the prior consent in writing of the Offshore Collateral Agent;

(vi)
acknowledge that all proceeds shall, irrespective of any other provisions therein contained, be paid to the Offshore Collateral Agent without deduction, set-off or counterclaim in respect of any outstanding premia or calls or any other sums payable on it;

(vii)
contains customary endorsements (in a form and substance acceptable to the Offshore Collateral Agent) in favour of the Offshore Collateral Agent, loss payee provisions and other clauses in a form acceptable to the Offshore Collateral Agent; and

(viii)	be in all other respects in form and substance acceptable to the Offshore Collateral Agent.

(b)
The Chargor shall on the date of this Deed, deliver to the Offshore Collateral Agent originals of the cover notes, policies or contracts relating to the Existing Policies (as defined in paragraph (b)(iii) of Clause 3.2 (Notices)), and upon effecting any further Insurances including renewals of the Existing Policies, it will deliver to the Offshore Collateral Agent the originals of the cover notes, policies or contracts relating to such Insurances.

12.2	No Amendments or Settlements

(a)	The Chargor shall not make or agree to any material amendment to any of the terms of any Insurance effected by it without the prior consent in writing of the Offshore Collateral Agent.

(b)
The Chargor shall not waive, release, settle, compromise or abandon any right or claim, or breach by any insurer of its obligations (as the case may be) under any Insurance effected by it or do anything else in respect of any Insurance effected by it which may reduce the amount of likely recovery under that Insurance.

(c)	The Chargor shall not exercise any right or power of termination under any Insurance or accept any repudiation or purported repudiation thereof by any insurer.

12.3	Restrictions on dealing with Insurances

Without prejudice and in addition to Clauses 5.1 (Lien), 5.2 (Disposal) and 5.3 (Further assurance):

(a)
except for the Charges the Chargor shall not create (or agree, conditionally or unconditionally, to create) or have outstanding any Lien over, nor do anything else prohibited by the Transaction Documents in respect of, all or any part of any of its Insurances or the Insurance Proceeds; and

(b)
except as required by Clause 5.3 (Further assurance) and except as permitted by the Transaction Documents, the Chargor shall not enter (or agree, conditionally or unconditionally, to enter) into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to transfer, assign or otherwise dispose of all or any part of any of its Insurances or the Insurance Proceeds.

12.4	Performance of Insurer

The Chargor will take all necessary or advisable steps to secure the performance by each insurer of its obligations under the Insurances and shall do all things necessary and provide all documents, evidence and information necessary to enable the Offshore Collateral Agent to collect or recover any moneys due or to become due in respect of any of the Insurances in respect of the Charged Assets.

12.5	Insurance Proceeds

All moneys recovered on any Insurance shall forthwith be paid to the Offshore Collateral Agent for the benefit of the Secured Parties or otherwise as the Offshore Collateral Agent may require, and pending such payment the Chargor will hold all such sums of money as trustee upon trust for the Offshore Collateral Agent (acting for and on behalf of the Secured Parties). The Insurance Proceeds shall be applied in accordance with the Transaction Documents, and where an Event of Default has occurred and is continuing, the Insurance Proceeds shall be, when applied, be applied in accordance with Clause 18 (Order of Distributions).

12.6	Compliance with Insurances

The Chargor will punctually pay all moneys and/or premiums under the Insurances when due, and shall do all other things and observe all conditions necessary to be done or observed in order to entitle the Chargor to, upon the occurrence of the insured events, all payments under the Insurances, remedy any breach of its obligations thereunder, and it will not do or permit or suffer any act, omission or thing which may in any way preclude or hinder the Chargor from demanding the same free from all deductions or abatements whatsoever.

12.7	Information

The Chargor will:

(a)
promptly deliver or produce to the Offshore Collateral Agent all or any of the receipts or other evidence of payment for the premiums payable, and forthwith supply the Offshore Collateral Agent with such information regarding the Insurances as the Offshore Collateral Agent may from time to time request and in default of such delivery or production, the Offshore Collateral Agent shall be entitled to have such Insurances effected for its own benefit at the cost of the Chargor;

(b)	promptly notify the Offshore Collateral Agent of all material notices received or given by it under the Insurances and provide the Offshore Collateral Agent with copies thereof;

(c)	promptly notify the Offshore Collateral Agent of any breach or default under the Insurances or the occurrence of any event giving rise to any claim under any of the Insurances;

(d)	any cancellation or repudiation or any threat of cancellation or repudiation by any of the insurers under the Insurances; and

(e)
promptly notify the Offshore Collateral Agent of any other event or fact in relation to the Insurances which it has knowledge and which materially and adversely affects or may materially and adversely affect the performance of its obligations to any of the Secured Parties under or in connection with any of the Transaction Documents or its or any of the Secured Parties’ interest in the Insurances.

12.8	No Equities

The Chargor shall not create or permit to exist any equities between any insurer and itself which will be to the detriment of the Secured Parties.

12.9	Default

If default shall be made by the Chargor in complying with this Clause 12 (Insurance), it shall be lawful for the Offshore Collateral Agent, but not obligatory on the Offshore Collateral Agent, to effect or renew any such Insurances as is mentioned in this Clause 12 (Insurance) either in its name and that of the Chargor jointly or in the name of the Chargor with an indorsement of the Offshore Collateral Agent’s interest. The moneys expended by the Offshore Collateral Agent so effecting or renewing any such Insurances shall be reimbursed by the Chargor to the Offshore Collateral Agent on demand and until so reimbursed shall carry interest at the rate specified in Clause 24.7 (Default Interest) from the date of payment to the date of reimbursement (as well before as after judgment). Any interest payable under this Clause 12.9 (Default) which is not paid when due shall be added to the overdue sum and itself bear interest accordingly.

13.	GENERAL UNDERTAKINGS

13.1	Protection of assets

The Chargor shall keep or cause to be kept all its Charged Assets in good repair and good working order.

13.2	Intellectual Property

The Chargor shall during the subsistence of this Deed in respect of any Intellectual Property which is material to or required in connection with its business:

(a)	take all such steps and do all such acts as may be necessary to preserve and maintain the subsistence and the validity of any such Intellectual Property; and

(b)	not use or permit any such Intellectual Property to be used in any way which may materially and adversely affect the value thereof.

13.3	Information and Access

The Chargor shall:

(a)
ensure that representatives of the Offshore Collateral Agent (with or without surveyors, workmen and others) are permitted free access at all reasonable times to view the condition of any of its Charged Assets (without becoming liable as mortgagee in possession), and to inspect and take copies and extracts from the books, accounts and records of the Chargor at the Chargor’s own cost; and

(b)
from time to time on request of the Offshore Collateral Agent, furnish the Offshore Collateral Agent with such information as the Offshore Collateral Agent may require about the Chargor’s business and affairs, the Charged Assets and its compliance with the terms of this Deed and the Chargor.

13.4	No fixing

The Chargor shall not fix or permit the affixing of any Charged Asset to any of its Real Property which is not itself a Charged Asset.

13.5	Exercise

The Chargor shall not at any time exercise any right or power conferred on it by any of the Insurances or Assigned Contracts in any manner which is or will be prejudicial to the interests of the Offshore Collateral Agent under this Deed, and where an Event of Default has occurred and is continuing, the Chargor shall not exercise any such right or power unless and until requested to do so by the Offshore Collateral Agent, provided always that the Offshore Collateral Agent shall not be responsible or liable in any way whatsoever in the event that the exercise of any right or power (including, without limitation, the right of suspension or termination) be thereafter adjudged improper or to constitute a repudiation of any of the Insurances or Assigned Contracts.

13.6	Frustration

The Chargor shall not make or agree to any claim that any of the Insurances or Assigned Contracts is frustrated or invalid.

13.7	Enforcement of Rights

The Chargor shall do or permit to be done each and every act or thing which the Offshore Collateral Agent may from time to time require to be done including instituting legal proceedings as may be necessary or advisable for the purpose of preserving, protecting or enforcing the rights and interests of the Offshore Collateral Agent under the Insurances and/or the Assigned Contracts and/or this Deed and will allow its name to be used as and when required by the Offshore Collateral Agent for that purpose.

13.8	Impairment of Lien

The Chargor shall not take or omit to take any action the taking or omission of which will result in any alteration or impairment of this Deed or of any of the rights created under this Deed or which will prejudice or adversely affect its rights under any of the Insurances or the Assigned Contracts or the rights of the Offshore Collateral Agent hereunder.

13.9	Rendering Insurances or Assigned Contracts void

The Chargor shall not do, or omit to do, or suffer or permit to be done, anything which will render any of the Insurances or Assigned Contracts to be or become, in any respect, invalid, void or voidable.

13.10	Chargor’s obligations

It is further agreed and declared by the Chargor that notwithstanding this Deed:

(a)
the Offshore Collateral Agent shall not be obliged to make any payment or enquiry as to the nature or sufficiency of any payment made under any Assigned Contract or Insurance or into the Bank Accounts, or to make any claim or take any other action to collect moneys or to enforce any rights and benefits hereby assigned to the Offshore Collateral Agent or to which the Offshore Collateral Agent may at any time be entitled under this Deed;

(b)
the Chargor shall remain liable under each Assigned Contract and Insurance to observe and perform all the conditions and obligations provided in, or arising out of, each Assigned Contract and Insurance to be observed and performed by it and neither this Deed nor the receipt by the Offshore Collateral Agent of any payment pursuant hereto shall cause the Offshore Collateral Agent to be under any obligation or liability under or arising out of any Assigned Contract or Insurance or for the performance or observance of any of the representations, warranties, conditions, covenants, agreements or other terms of any Assigned Contract or Insurance;

(c)	in respect of the Assigned Contracts:

(i)	each Contract Party shall continue to give or receive instructions to or from the Chargor and in all other respects deal with and look to the Chargor as its contracting party; and

(ii)
the Chargor shall forthwith upon the request of the Offshore Collateral Agent, deliver a written request (together with such other documents as may be necessary) to the Contract Parties for payment pursuant to any of the Assigned Contracts; and

(d)
at any time after the Chargor shall have failed to pay, satisfy or discharge when due any part or parts of the Secured Obligations or upon the occurrence of any other Event of Default which is continuing but without prejudice to any of the other provisions of this Deed, the Offshore Collateral Agent shall be entitled either in its own name or as agent for the Chargor:

(i)	to perform and enforce the Assigned Contracts and/or Insurance;

(ii)	to agree to the amendment, variation, termination or repudiation of any Assigned Contract and/or Insurance;

(iii)
to sell, assign, transfer or otherwise dispose of the Assigned Contracts and/or Insurance or of any interest therein or thereunder or of any property, assets or rights received thereunder or pursuant thereto;

(iv)	in all other respects to deal with, enjoy and exploit the Assigned Contracts and/or Insurance as if it were the contracting party thereto; and

(v)	otherwise to put into force and effect all rights, powers and remedies available to it at law or otherwise as assignee of the Assigned Contracts and/or Insurance.

13.11	No other prejudicial conduct

The Chargor shall not do, or permit to be done, anything which could prejudice the Charges or exercise any of its rights and powers in relation to any of the Charged Assets in any manner which, in the opinion of the Offshore Collateral Agent would prejudice the value of, or the ability of the Offshore Collateral Agent to realise, the Lien created by this Deed. The Chargor shall at its own expense promptly take all action which is at any time deemed by the Offshore Collateral Agent to be necessary or desirable to protect the value of its and the interests of the Offshore Collateral Agent in, and rights to, the Charged Assets.

13.12	Power of Mortgagor

The Chargor shall not exercise any of the powers reserved to a mortgagor by Section 23 of the Property Act or otherwise grant or agree to grant any lease or tenancy of the Charged Assets or any part thereof or surrender or accept or agree to accept a surrender of any lease or tenancy thereof without the prior consent in writing of the Offshore Collateral Agent other than in the ordinary course of its business. The foregoing shall not be construed as a limitation of the powers of any Receiver appointed under this Deed and being an agent of the Chargor. The statutory powers referred to in this Clause 13.12 (Power of Mortgagor) shall be exercisable by the Offshore Collateral Agent at any time after an Event of Default has occurred and is continuing and, whether or not the Offshore Collateral Agent shall then be in possession of the premises proposed to be leased, so as to authorise the Offshore Collateral Agent to make a lease or agreement for lease at a premium and for any length of term and generally without any restriction on the kinds of leases and agreements for lease that the Offshore Collateral Agent may make and generally without the necessity for the Offshore Collateral Agent to comply with any restrictions imposed by the provisions of Section 23 of the Property Act.

13.13	No licence

The Chargor shall not, except with the prior consent in writing of the Offshore Collateral Agent, allow any person any licence or other right to occupy or share possession of the Charged Assets or any part thereof (save as may already exist) other than in the ordinary course of its business.

13.14	No encumbrance

The Chargor shall not, except with the prior consent in writing of the Offshore Collateral Agent, confer on any other person any right or licence to assign or sub-let any part of the Charged Assets or grant, create or permit to be acquired any easement, right or privilege relating to or affecting the Charged Assets or any part thereof other than in the ordinary course of its business.

13.15	Title and Lien

The Chargor shall promptly inform the Offshore Collateral Agent of any event or of the receipt of any notice which is likely to affect its title or interest to any of its Real Property or any part thereof or fulfilment by it of any of its covenants or obligations hereunder, or which may affect the Lien, or value of the Lien constituted by this Deed or which may have a material adverse effect on the Chargor and, at the cost of the Chargor, take any action regarding such event or notice as the Offshore Collateral Agent may require.

13.16	Failure to perform

If the Chargor shall fail to perform any of the undertakings contained in Clause 13 (General Undertakings), it shall be lawful for the Offshore Collateral Agent, but the Offshore Collateral Agent shall be under no obligation, (where applicable) to enter the Charged Assets or any part thereof, with agents appointed by it and architects, contractors, workmen and others, and to execute such works and do such other things as may be required to remedy such failure and to take such other steps on or in relation to the Charged Assets or any part thereof (including, without limitation, the payment of money) as are required to remedy such failure. The cost to the Offshore Collateral Agent of such works and steps shall be reimbursed by the Chargor to the Offshore Collateral Agent on demand and until so reimbursed shall carry interest at the rate specified in Clause 24.7 (Default Interest) from the date falling seven (7) days from the time or respective times of the same having been paid to the date of reimbursement. No exercise by the Offshore Collateral Agent of its powers under this Clause 13.16 (Failure to Perform) shall render the Offshore Collateral Agent liable to account as a mortgagee in possession or affect its rights in any way under Clause 15 (Enforcement).

14.	REPRESENTATIONS AND WARRANTIES

The Chargor makes the representations and warranties set out in this Clause 14 (Representations and Warranties) to the Offshore Collateral Agent and each of the other Secured Parties on the date of this Deed and the Amendment and Restatement Date.

14.1	Beneficial Ownership

Except as provided in this Deed and as permitted by the Transaction Documents, the Chargor has not assigned, transferred or otherwise disposed of the Charged Assets (or its right, title and interest to or in the Charged Assets), either in whole or in part, nor agreed to do so, and will not at any time do so or agree to do so. The Chargor is and will at all times be the sole, absolute, legal and beneficial owner of the Charged Assets.

14.2	Insurances and Assigned Contracts

(a)	The Assigned Contracts and Existing Policies are and will continue to be, and the Insurances other than the Existing Policies will, when taken out, be:

(i)	legal, valid and binding obligations of the Chargor and the other parties thereto; and

(ii)
in full force and effect at all times, in favour of the persons in whose favour such obligations are expressed to be owed enforceable in accordance with their respective terms and have not been varied or modified in any way from the form in which the Assigned Contracts and Insurances have been entered into and/or delivered by the Chargor to the Offshore Collateral Agent, or cancelled, and

(b)	The Chargor is not in default under any Assigned Contract or Insurance and no party has asserted or has the right to assert any right of termination or rescission whatsoever.

14.3	Binding obligations

The obligations expressed to be assumed by the Chargor in this Deed, and the Lien expressed to be created by this Deed are legal, valid, binding and enforceable and, in the case of such Lien, ranks and will at all times rank ahead of any other present or future Lien on or over the Charged Assets or any part thereof, except for (i) any Lien constituted by or arising pursuant to the terms of the Security Documents and (ii) any Lien arising solely by operation of law.

14.4	Non-conflict with other obligations

The entry into and performance by the Chargor of, and the transactions contemplated by, this Deed do not and will not conflict with:

(i)	any law or regulation applicable to the Chargor; and/or

(ii)	any agreement or instrument binding upon the Chargor or any of the Chargor’s assets,

nor (except as provided in any Security Document to which it is a party) result in the existence of, or oblige it to create, any Lien over any of those assets.

14.5	Power and authority

The Chargor has the power to enter into, perform and deliver, and has taken all necessary action to authorise the Chargor’s entry into, performance and delivery of, this Deed and the transactions contemplated by this Deed.

14.6	Validity and admissibility in evidence

All Authorisations required or desirable:

(i)	to enable the Chargor to lawfully enter into, and exercise its rights and comply with its obligations in this Deed;

(ii)	to make this Deed admissible in evidence in the courts of Singapore; and

(iii)
to enable the Chargor to create the Lien to be created pursuant to this Deed and to ensure that such Lien ranks and will at all times rank ahead of any other present or future Lien on or over the Charged Assets or any part thereof, except for (i) any Lien constituted by or arising pursuant to the terms of the Security Documents and (ii) any Lien arising solely by operation of law, have been obtained or effected and are in full force and effect, save for the making of the appropriate registration and/or stamping of this Deed (if any) with the appropriate registry, agency or authority in Singapore.

14.7	No filing or stamp taxes

Save as contemplated in Clause 5.3 (Further assurances), under the laws of all relevant jurisdictions, it is not necessary that this Deed be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Deed or the transactions contemplated by this Deed.

14.8	No default

(a)	No Event of Default in relation to the Chargor is continuing or may be expected to result from the entry by it into this Deed.

(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which might have a Material Adverse Effect.

14.9	No misleading information

(a)
Any factual information furnished in or provided by or on the Chargor’s behalf in relation to this Deed and the Charged Assets was true and accurate in all material respects as at the date such information was provided or as at the date (if any) at which it is stated.

(b)
Nothing has occurred (so far as it is aware upon due and careful enquiry) or been omitted from the factual information referred to in paragraph (a) above and no information has been given or withheld that results in that information being untrue or misleading in any material respect.

(c)
The Chargor shall not be taken to be in breach of paragraphs (a) or (b) of this Clause 14.9 (No misleading information) solely by reason of any information being untrue or inaccurate or any omission made unless such untruth, inaccuracy or omission was such that it may give cause to believe that there may be a Material Adverse Effect.

14.10	Immunity

The Chargor is not entitled to immunity from suit, execution, attachment or other legal process, nor in any proceedings taken in Singapore in relation to this Deed and the Chargor will not be entitled to claim immunity for itself arising from suit, execution or other legal process.

14.11	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, has or might have a Material Adverse Effect have (to the best of the knowledge and belief of the Chargor upon due enquiry) been started or threatened against it other than those which are frivolous or vexatious.

14.12	Transaction Documents

Each Transaction Document is in full force and effect and all the obligations under each Transaction Document to which it is a party are legal, valid, binding and enforceable in accordance with their respective terms except to the extent that the Offshore Collateral Agent reasonably determines that such illegality or invalidity or unenforceability will not or would not reasonably be expected to have a Material Adverse Effect.

14.13	Taxes on payments

Under the laws of Singapore in force at the date of this Deed, the Chargor will be required to make a deduction or withholding on account of tax from any payment in the nature of interest or fees it may make under any Transaction Document at the rate set out in the Income Tax Act (Chapter 134) of Singapore and its amendments (for payments to foreign creditors) as reduced by any applicable double-tax treaties, but will not otherwise be required to make any deduction or withholding from any other payment it may make under any Transaction Document. If the Chargor is required by law to deduct or withhold any such taxes, duties or levies, the Chargor shall pay such additional amounts as shall be necessary in order that the net amounts received by the Offshore Collateral Agent after such deduction or withholding shall equal the amounts which would have been receivable by the Offshore Collateral Agent had no such deduction or withholding been required to be made.

14.14	Governing law and enforcement

The choice of Singapore law as the governing law of this Deed will be recognised and enforced in its jurisdiction of incorporation.

14.15	Equities

There are no equities in existence in relation to its Charged Assets which may operate to the detriment of the Secured Parties.

14.16	No Existing Lien

Except as provided in this Deed and as permitted by the Transaction Documents, no Lien exists on or over any of the Charged Assets.

14.17	Winding-up

(a)	No meeting has been convened for the Chargor’s winding-up or for the appointment of a receiver, trustee, judicial manager, provisional liquidator or similar officer of it, its assets or any of them;

(b)
no such step is intended by it and no petition, application or the like is outstanding for any such winding-up or for the appointment of a receiver, trustee, judicial manager, provisional liquidator or similar officer of it, its assets or any of them; and

(c)	no demand under Section 254(2)(a) of the Companies Act, and no enquiry under Section 344 of the Companies Act has been received by it.

14.18	Repetition

Each of the representations and warranties are deemed to be made by the Chargor by reference to the facts and circumstances then existing at all times during the continuance of this Lien.

15.	ENFORCEMENT

15.1	Enforceability of Lien

As between the Chargor and the Offshore Collateral Agent, the Charges shall be enforceable, and the power of sale and other powers conferred by Section 24 of the Property Act as varied and extended by this Deed shall be exercisable at any time after an Event of Default has occurred and is continuing.

15.2	Power of sale

The statutory power of sale of appointing a Receiver and the other statutory powers conferred on mortgagees by Section 24 of the Property Act, as varied and extended by this Deed, shall arise on the date of this Deed and may be exercised by the Offshore Collateral Agent free from the restrictions imposed by Section 25 of the Property Act.

15.3	Section 21 of the Property Act

Section 21 of the Property Act shall not apply to this Deed.

15.4	Section 25 of the Property Act

Section 25 of the Property Act shall not apply to this Deed.

15.5	No Liability as mortgagee in possession

Nothing done by or on behalf of the Offshore Collateral Agent pursuant to this Deed shall render it liable to account as a mortgagee in possession for any sums other than actual receipts.

15.6	Wide construction of enforcement powers

The powers of the Offshore Collateral Agent and the Receiver under this Deed shall be construed in the widest possible sense and all Parties intend that the Offshore Collateral Agent and the Receiver shall have as wide and flexible a range of powers as may be conferred (or, if not expressly conferred, as is not restricted) by any applicable law. All or any of the powers, authorities and discretions which are conferred by this Deed either expressly or implicitly upon a Receiver of the Charged Assets may, after the Lien constituted by this Deed shall have become enforceable, be exercised by the Offshore Collateral Agent in relation to the whole of the Charged Assets or any part thereof without first appointing a Receiver of the same or notwithstanding the appointment of a Receiver of the Charged Property or any part thereof.

15.7	Extension of Powers

The provisions of the Property Act relating to the power of sale and the other powers conferred by Section 24 of the Property Act are hereby extended (as if such extensions were contained in the Property Act) to authorise the Offshore Collateral Agent at its absolute discretion after an Event of Default has occurred and is continuing:

(i)
to sell all the title to and interest in the Charged Assets, or any interest in the same, and to do so for shares, debentures or any other securities whatsoever, or in consideration of an agreement to pay all or part of the purchase price at a later date or dates, or an agreement to make periodical payments, whether or not the agreement is secured by any Lien or a guarantee, or for such other consideration whatsoever as the Offshore Collateral Agent may think fit, and also to grant any option to purchase, and to effect exchanges;

(ii)
with a view to selling any part of the Charged Assets (or offering it for sale) to repair, replace and develop the Charged Assets or any part thereof and to apply for any appropriate permission, licence or approval which the Offshore Collateral Agent may, in its absolute discretion, consider appropriate;

(iii)
to sever any fixtures (but so that the Chargor is not thereby liable to any party) and to sell them apart from the land or buildings on or to which they are affixed, and also to apportion any rent affecting the property sold, to charge such rent upon the property sold or retained and to agree to indemnify any purchaser in respect of such rent or any covenants by the limitation of a new rent, by granting powers of entry or otherwise, or to reserve any such indemnity or powers of entry;

(iv)
with a view to, or in connection with, the sale of the Charged Assets or any part thereof, to carry out any transaction, scheme or arrangement which the Offshore Collateral Agent may, in its absolute discretion, consider appropriate; and

(v)
to do all or any of the things or exercise all or any of the powers (mutatis mutandis) which are mentioned or referred to in Clause 16.3 (Rights of Receivers) and which may not be included in sub-paragraphs (i) to (iv) above.

15.8	Action by the Offshore Collateral Agent

(a)
Notwithstanding anything else contained in this Deed, the Offshore Collateral Agent shall not be required to take any action under this Clause 15 (Enforcement) unless it shall have been: (i) instructed to do so by the holders of the Notes representing twenty five percent (25%) in aggregate principal amount of the Notes then outstanding, or the Trustee itself (acting on the instructions of such holders of Notes); and (ii) indemnified and/or provided with security to its satisfaction in respect of all costs, claims and liabilities which it has incurred to that date and which it may as a consequence thereof render itself liable. The Offshore Collateral Agent shall not be under any obligation to take any action against the Chargor unless it shall have been indemnified and/or secured to its satisfaction.

(b)
The Offshore Collateral Agent may refrain from doing anything in any jurisdiction if doing the relevant thing in that jurisdiction would, in its opinion (which may be based upon legal advice in the relevant jurisdiction), be contrary to any law of that jurisdiction or, to the extent applicable, of Indonesia or Singapore or would otherwise render it liable to any person in that jurisdiction or Indonesia or Singapore or if, in its opinion based upon such legal advice, it would not have power to do the relevant thing in that jurisdiction by virtue of any applicable law in that jurisdiction or in Indonesia or Singapore or if it is determined by any court or other competent authority in that jurisdiction or in Indonesia or Singapore that it does not have such power.

16.	APPOINTMENT AND RIGHTS OF RECEIVERS

16.1	Appointment of Receivers

If:

(a)	requested by the Chargor;

(b)	any corporate action, legal proceedings or other procedure or step is taken in relation to the winding-up, dissolution, administration, judicial management or re-organisation of the Chargor;

(c)	any other Event of Default has occurred and is continuing (whether or not the Offshore Collateral Agent has taken possession of the Charged Assets),

without any notice or further notice, the Offshore Collateral Agent may, by deed, or otherwise in writing signed by any officer or manager of the Offshore Collateral Agent or any person authorised for this purpose by the Offshore Collateral Agent, appoint one or more persons to be a Receiver. Subject to the provisions of the Companies Act, the Offshore Collateral Agent may similarly remove (so far as it is lawfully able) any Receiver and appoint any person in place of any Receiver. If the Offshore Collateral Agent appoints more than one person as Receiver, the Offshore Collateral Agent may give those persons power to act either jointly or severally. Any Receiver referred to in this Clause 16 (Appointment and Rights of Receivers) may enjoy the benefit or enforce the terms of this Clause in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

16.2	Scope of appointment

Any Receiver may be appointed Receiver of all of the Charged Assets or Receiver of a part of the Charged Assets specified in the appointment. In the latter case, the rights conferred on a Receiver as set out in Schedule 1 (Rights of Receivers) shall have effect as though every reference in that Schedule to any Charged Assets were a reference to the part of those assets so specified or any part of those assets.

16.3	Rights of Receivers

Any Receiver appointed pursuant to this Clause 16 (Appointment and Rights of Receivers) shall (subject to any limitations or restrictions expressed in this Deed or other instrument appointing him but notwithstanding any winding up or insolvency of the Chargor) have the rights, powers, privileges and immunities conferred by the Acts on (a) mortgagee, (b) mortgagee in possession and (c) administrative or other receivers duly appointed under the Acts, and shall also have the rights set out in Schedule 1 (Rights of Receivers). Any Receiver referred to in this Clause 16 (Appointment and Rights of Receivers) may enjoy the benefit or enforce the terms of this Clause in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

16.4	Agent of Chargor

Any Receiver shall be the agent of the Chargor for all purposes. The Chargor alone shall be responsible for the Receiver’s contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by the Receiver. The Offshore Collateral Agent shall not incur any liability thereof (either to the Chargor or to any other person whatsoever) by reason of its making his appointment as such Receiver or of its having made or given any regulation or direction or for any other reason whatsoever.

16.5	Remuneration

The Offshore Collateral Agent may determine the remuneration of any Receiver (without being limited to the maximum rate specified in Section 29(6) of the Property Act) and direct payment of that remuneration out of moneys it receives as Receiver. The Chargor alone shall be liable for the remuneration and all other costs, losses, liabilities and expenses of the Receiver.

17.	OFFSHORE COLLATERAL AGENT

17.1	Retirement of the Offshore Collateral Agent

(a)
The Offshore Collateral Agent may retire in accordance with the provisions of the Amended and Restated Indenture; provided that the retirement of the Offshore Collateral Agent will not become effective until a successor Offshore Collateral Agent is appointed in accordance with the terms of the Amended and Restated Indenture.

(b)
Upon the appointment of a successor Offshore Collateral Agent, the successor Offshore Collateral Agent shall succeed to and become vested with the rights, powers, duties and discretions of the retiring Offshore Collateral Agent and the retiring Offshore Collateral Agent shall be discharged from any further duties and obligations hereunder. The Parties agree to execute whatever documents may be necessary to effect such a change of Offshore Collateral Agent.

17.2	Remuneration and Indemnification of the Offshore Collateral Agent

(a)
The Chargor will pay the Offshore Collateral Agent remuneration for its services as Offshore Collateral Agent in accordance with the terms of the Amended and Restated Indenture. All such remuneration shall be paid to the Offshore Collateral Agent for its own account free and clear of deduction, set off, counterclaim and withholding on account of any taxation.

(b)
If the Offshore Collateral Agent finds it expedient or necessary or is requested by the Chargor to undertake duties which they both agree to be of an exceptional nature or otherwise outside the scope of the Offshore Collateral Agent’s normal duties under this Deed, the Chargor will pay such additional remuneration as they may agree or, failing agreement as to any of the matters in this Clause (or as to such sums referred to in Clause 17.2(a)), as determined by an Independent Financial Institution (acting as an expert) selected by the Offshore Collateral Agent and approved by the Chargor or, failing such approval, nominated by the President for the time being of The Law Society of Singapore. The expenses involved in such nomination and such Independent Financial Institution’s fee will be paid by the Chargor, which sums, for the avoidance of doubt, shall be paid free and clear of deduction and withholding on account of taxation. The determination of such Independent Financial Institution will be conclusive and binding on the Chargor, the Offshore Collateral Agent and the Holders.

(c)
The Chargor will on demand by the Offshore Collateral Agent pay or discharge all costs, charges, liabilities and expenses incurred by the Offshore Collateral Agent in the preparation and execution of this Deed and the performance of its functions under, and in any other manner in relation to, this Deed including, but not limited to, expenses incurred seeking legal or financial advice to discharge its duties in accordance with this Deed, legal and travelling expenses, any stamp, documentary or other taxes or duties paid or payable by the Offshore Collateral Agent in connection with any action or legal proceedings brought or contemplated by the Offshore Collateral Agent against the Chargor to enforce any provision of this Deed. Such costs, charges, liabilities and expenses will:

(i)
in the case of payments made by the Offshore Collateral Agent before such demand carry interest from the date of the demand at the rate of two per cent. per annum over the base rate of The Bank of New York Mellon on the date on which the Offshore Collateral Agent made such payments; and

(ii)	in other cases carry interest at such rate from the date of demand or (where the demand specifies that payment is to be made on an earlier date) from such earlier date.

(d)	The Chargor shall in addition pay to the Offshore Collateral Agent an amount equal to the amount of any value added tax or similar tax chargeable in respect of its remuneration under this Deed.

17.3	Indemnity

(a)
The Chargor will indemnify the Offshore Collateral Agent in respect of all liabilities and expenses paid or incurred by it or by anyone appointed by it or to whom any of its functions may be delegated by it in the carrying out of its functions and against any loss, liability, cost, claim, action, demand or expense (including, but not limited to, all costs, charges and expenses paid or incurred in disputing or defending any of the foregoing) which any of them may pay or incur or which may be made against any of them arising out of or in relation to or in connection with, its appointment or the exercise of its functions.

The Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore applies to this Clause 17.3(a). All payments by the Chargor under this Clause 17.3(a) will be made without withholding or deduction for any taxes including any value added tax or similar tax, duties, or other charges of whatever nature imposed, levied, collected, withheld or assessed by or within Indonesia or Singapore or any other jurisdiction or any political subdivision or authority thereof or therein having power to tax. If any withholding or deduction is required by law in respect of payments made by the Chargor to the Offshore Collateral Agent under this Clause 17.3(a), the Chargor shall pay additional amounts as may be necessary in order that the net amounts received by the Offshore Collateral Agent after such deduction or withholding shall equal the amounts which would have been receivable by the Offshore Collateral Agent had no such deduction or withholding been required. The Chargor shall obtain the relevant tax certificate(s) evidencing payment of tax on behalf of the Offshore Collateral Agent and will forward the tax certificate(s) to the Offshore Collateral Agent to enable the Offshore Collateral Agent to claim relief in its country against payment of double taxation on its income from payment of tax in Indonesia or Singapore or any such other jurisdiction.

(b)	Clause 17.3(a) will continue in full force and effect as regards the Offshore Collateral Agent after termination of this Deed.

17.4	Responsibility of Offshore Collateral Agent

(a)
The Offshore Collateral Agent shall not be responsible for the execution, delivery, legality, effectiveness, adequacy, genuineness, validity, performance, enforceability, sufficiency or admissibility in evidence of this Deed or any other document relating or expressed to be supplemental thereto and shall not be liable for any failure to obtain any licence, consent or other authority for the execution, delivery, legality, effectiveness, adequacy, genuineness, validity, or the performance, enforceability, sufficiency or admissibility in evidence of this Deed or any other document relating or expressed to be supplemental hereto.

(b)
The Offshore Collateral Agent shall not be responsible for, or for investigation of any matter which is the subject of, any recital, statement, representation, warranty or covenant of any person contained in this Deed or any other agreement or document relating to the transactions contemplated in this Deed or under such other agreement or document.

(c)
The Offshore Collateral Agent shall not be responsible in any manner for the validity, enforceability or sufficiency of this Deed, any other agreement or document relating to the transactions contemplated in this Deed or any Collateral delivered thereunder, or for the value or collectability of any instrument, if any, so delivered, or for any representations made or obligations assumed by any party other than the Offshore Collateral Agent. The Offshore Collateral Agent shall not be bound to examine or inquire into or be liable for any defect or failure in the right or title of the Chargor to all or any of the Charged Assets whether such defect or failure was known to the Offshore Collateral Agent or might have been discovered upon examination or inquiry and whether capable of remedy or not.

(d)
The Offshore Collateral Agent shall not be responsible for any unsuitability, inadequacy, expiration or unfitness of any security interest created hereunder or pursuant to any other agreement or document relating to the transactions contemplated in this Deed nor shall it be obligated to make any investigation into, and shall be entitled to assume, the adequacy and fitness of any security interest created hereunder or pursuant to any other agreement or document relating to the transactions contemplated in this Deed.

(e)
The Offshore Collateral Agent shall only be obliged to perform such duties as are specifically set forth herein and no duties, obligations or responsibilities shall be otherwise implied. Except as specifically provided for in the Transaction Documents, nothing in the Transaction Documents makes the Offshore Collateral Agent a trustee or fiduciary of any party or any other person.

17.5	Entitlement to Remedy

(a)
If the Chargor fails to comply with any of the undertakings contained in this Deed, the Offshore Collateral Agent shall be entitled (with such agents, contractors and others as it sees fit), to do such things as may be in the opinion of the Offshore Collateral Agent be required to remedy such failure and all moneys expended by the Offshore Collateral Agent in doing so shall be reimbursed by the Chargor in accordance with paragraph (b) of Clause 26.4 (Repayment of moneys).

(b)
The Offshore Collateral Agent may at any time or times without discharging or in any way affecting the Lien created by or pursuant to this Deed or remedies of the Offshore Collateral Agent in respect of such Lien grant to the Chargor time or indulgence or abstain from asserting, calling, exercising or enforcing any remedies, securities, guarantees or other rights which all or any of them may now or hereafter have from or against the Chargor.

17.6	Currency Conversion

The Offshore Collateral Agent shall have the power at any time, either in its own name or in the name of the Chargor, and without notice or reference to the Chargor or any other person, to convert into any currency any moneys from time to time received by or paid to the Offshore Collateral Agent pursuant to this Deed.

17.7	Same rights as Receiver

The Chargor hereby agrees that, without prejudice to any of the provisions of this Deed and to any other rights hereby conferred, the rights conferred by any Transaction Document upon a Receiver may be exercised by the Offshore Collateral Agent after the Charges become enforceable, whether or not the Offshore Collateral Agent shall have taken possession or appointed a Receiver of the Charged Assets.

17.8	Delegation

The Offshore Collateral Agent may at any time and from time to time delegate in any manner to any person or persons or fluctuating body of persons, all or any rights exercisable by the Offshore Collateral Agent under any Transaction Document. Any such delegation may be made upon such terms and conditions (including the power to sub-delegate) as the Offshore Collateral Agent thinks fit and no such delegation shall preclude the subsequent exercise of such powers by the Offshore Collateral Agent itself or preclude the Offshore Collateral Agent from making a subsequent delegation thereof to some other person and any such delegation may be revoked at any time.

17.9	Rights of Offshore Collateral Agent

(a)
All rights, powers, benefits and protections (including without limitation all forms of indemnities) made available to the Offshore Collateral Agent as described in the Amended and Restated Indenture shall apply to the Offshore Collateral Agent in this Deed, mutatis mutandis. If there are any conflicts between the provisions in the Amended and Restated Indenture in connection therewith and those in this Deed, the provisions in the Amended and Restated Indenture shall prevail (but only to the extent that the validity and enforceability of the rights of the Offshore Collateral Agent pursuant to this Deed are not detrimentally affected as a result of such prevalence).

(b)
Moneys held by the Offshore Collateral Agent may, in the Offshore Collateral Agent’s absolute discretion, be invested in its name or under its control in any investments or other assets anywhere whether or not they produce income or deposited in its name or under its control at such bank or other financial institution in such currency as the Offshore Collateral Agent may, in its absolute discretion, think fit and the Offshore Collateral Agent may at any time vary or transfer any of such investments for or into other such investments or convert any money so deposited into any other currency. If that bank or institution is the Offshore Collateral Agent or a subsidiary, holding or associated company of the Offshore Collateral Agent, it need only account for an amount of interest calculated by reference to the standard rate of interest which at the relevant time would be payable by it on such a deposit to an independent customer. The Offshore Collateral Agent may at any time vary or transpose any such investments or assets or convert any moneys so deposited into any other currency, and will not be responsible for any resulting loss, whether by depreciation in value, change in exchange rates or otherwise.

(c)
The Offshore Collateral Agent may, when it deems necessary, engage lawyers or other experts and obtain advice from them, and rely on any advice so obtained and shall be protected and shall incur no liability whatsoever in respect of any action taken or omitted to be taken in accordance with such advice, save where the same results from the gross negligence, wilful default, wilful misconduct or fraud of the Offshore Collateral Agent in the selection of such lawyers or other experts. The Chargor shall bear any expenses incurred by the Offshore Collateral Agent in engaging any such lawyer or other experts as aforesaid. Any advice may be sent or obtained by letter, electronic mail or facsimile and the Offshore Collateral Agent shall not be liable for acting on any such advice.

(d)
Whenever it considers it expedient in the interests of the Secured Parties, the Offshore Collateral Agent may, in the conduct of its trust business, instead of acting personally, employ and pay an agent, nominee or delegate (“Appointee”) selected by it, whether or not a lawyer or other professional person, to transact or conduct, or concur in transacting or conducting, any business and to do or concur in doing all acts required to be done by the Offshore Collateral Agent (including the receipt and payment of money). The Offshore Collateral Agent will not be responsible to anyone for any action, misconduct or omission by any such Appointee so employed by it (save where such action, misconduct or omission results from the gross negligence, wilful default, wilful misconduct or fraud of the Offshore Collateral Agent in the selection of such Appointee) or be bound to supervise the proceedings or acts of any such Appointee.

(e)	The Offshore Collateral Agent may assume that the Chargor is performing all its obligations under this Deed.

(f)
Nothing in this Deed shall require the Offshore Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties of the exercise of any rights, powers, authorities or discretions hereunder.

(g)
Nothing in this Deed shall prevent the Offshore Collateral Agent from entering into financial transactions with the Chargor or any of its Subsidiaries and it shall not be under any obligation to account to the Secured Parties with respect to any profits derived therefrom.

(h)
The Offshore Collateral Agent shall be under no obligation to monitor or supervise the functions of any other person under this Deed or any other agreement or document relating to the transactions herein or therein contemplated and shall be entitled, in the absence of actual knowledge of a breach of obligation, to assume that each such person is properly performing and complying with its obligations.

(i)
Notwithstanding any provision of this Deed to the contrary, the Offshore Collateral Agent shall not be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), whether or not foreseeable, even if it has been advised of the likelihood of any such loss or damage and regardless of whether the claim for loss or damage is made in negligence, for breach of contract or otherwise.

(j)	The Offshore Collateral Agent shall not be liable for any error of judgment made in good faith by a responsible officer or responsible officers of the Offshore Collateral Agent.

(k)	The Offshore Collateral Agent may rely on information, reports and certificates provided by the Chargor and shall not be liable for acting or refraining from acting in reliance on such.

(l)
The Offshore Collateral Agent may require the Chargor to give or procure to be given to the Offshore Collateral Agent such opinions, certificates, information and evidence in such form as the Offshore Collateral Agent requires for the purpose of the discharge or exercise of the duties, trusts, powers, authorities and discretions vested in it under this Deed or by operation of law.

18.	ORDER OF DISTRIBUTIONS

18.1	All amounts received or recovered by the Offshore Collateral Agent or any Receiver or Delegate in exercise of their rights under this Deed shall be applied in the following order:

(a)
first, in or towards payment of any unpaid fees, costs, expenses and liabilities (including any interest thereon as provided in the Security Documents) incurred by or on behalf of the Offshore Collateral Agent (or any adviser, Receiver, Delegate or attorney) and/or the Trustee and the remuneration of the Offshore Collateral Agent (or any adviser, Receiver, Delegate or attorney) and/or the Trustee in connection with carrying out its duties or exercising powers or discretions under the Transaction Documents;

(b)
second, in or towards payment to the Offshore Collateral Agent for application towards any unpaid costs and expenses incurred by or on behalf of any Secured Party in connection with such enforcement, recovery or other payment pari passu between themselves;

(c)
third, in or towards payment to the Secured Parties without any preference or priority whatsoever of the balance of the Secured Obligations (provided that if such recoveries or other amounts are insufficient to pay all the Secured Obligations, such recoveries or other amounts shall be applied pro rata between the Secured Parties (first towards payment of interest, followed by any principal, then due under the Transaction Documents); and

(d)	fourth, in payment of the surplus (if any) to the Chargor or other person entitled thereto.

18.2	Clause 18.1 (Order of Distributions) above does not in any way limit the rights of the Offshore Collateral Agent under Clause 22.5 (Appropriations) below.

19.	LIABILITY OF OFFSHORE COLLATERAL AGENT, RECEIVERS AND DELEGATES

19.1	Possession

If the Offshore Collateral Agent, any Receiver or any Delegate takes possession of the Charged Assets, it may at any time relinquish possession. Without prejudice to Clause 19.2 (Offshore Collateral Agent’s liability), the Offshore Collateral Agent shall not be liable as a mortgagee in possession by reason of viewing or repairing any of the present or future assets of the Chargor.

19.2	Offshore Collateral Agent’s liability

Neither the Offshore Collateral Agent nor any Receiver or Delegate shall in any circumstances (either by reason of taking possession of the Charged Assets or any part thereof or for any other reason and whether as mortgagee in possession or otherwise) be liable to the Chargor, any Secured Party or any other person for any costs, losses, damages, liabilities or expenses relating to the realisation of any Charged Assets or from any act, default, omission or misconduct of the Offshore Collateral Agent, any Receiver, any Delegate or their respective officers, employees or agents, including any exercise or non-exercise by the Offshore Collateral Agent of any power, authority or discretion conferred upon it, in relation to the Charged Assets or any part thereof or in connection with the Transaction Documents or pursuant to the Property Act, except to the extent caused by its own gross negligence, fraud, wilful default or wilful misconduct. Any third party referred to in this Clause 19 (Liability of Offshore Collateral Agent, Receivers and Delegates) may enjoy the benefit or enforce the terms of this Clause in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

20.	POWER OF ATTORNEY

20.1	Appointment

The Chargor by way of security irrevocably appoints the Offshore Collateral Agent, every Receiver and every Delegate severally as its attorney (with full power of substitution), on its behalf and in its name or otherwise, at such time and in such manner as the attorney thinks fit:

(a)
to do anything which the Chargor is obliged to do (but has not done) under any Transaction Document to which it is party (including to execute charges over, transfers, conveyances, assignments and assurances of, and other instruments, notices, orders and directions relating to, the Charged Assets);

(b)
to exercise any of the rights conferred on the Offshore Collateral Agent, any Receiver or any Delegate in relation to the Charged Assets or under any Transaction Document, either by the Acts or generally under Singapore law;

(c)
to carry out all or any of the Chargor’s obligations under the Insurances and Assigned Contracts, and to do all things necessary, advisable or incidental thereto to ensure the transactions and matters contemplated therein are or will be performed or completed;

(d)
to exercise in such manner as the Offshore Collateral Agent may think fit, any right or power conferred on the Chargor by the Assigned Contracts or Insurances, and to enter into contracts with any party or effect any Insurances; and

(e)
to ask, require, demand, receive, compound, forbear and give acquittance for any and all moneys and claims for moneys due or to become due, under or arising out of the Assigned Contracts or Insurances, to enforce any provision thereof, to give valid receipts and discharges, to endorse any cheques or other instruments or orders in connection therewith, and generally, to execute and deliver any instruments and documents (whether or not required by law), and to file any claims or take any action or institute any proceedings which may seem necessary or advisable to the Offshore Collateral Agent for the purpose of putting into effect the intent, and of obtaining the full benefits, of this Deed.

20.2	Ratification

The Chargor ratifies and confirms and agrees to ratify and confirm whatever any such attorney shall do in the exercise or purported exercise of the power of attorney granted by it in Clause 20.1 (Appointment). Any third party referred to in this Clause 20 (Power of Attorney) may enjoy the benefit or enforce the terms of this Clause in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

21.	PROTECTION OF THIRD PARTIES

21.1	No duty to enquire

No purchaser or other person dealing with the Offshore Collateral Agent, any other Secured Party, any Receiver or any Delegate shall be concerned to enquire:

(a)	whether the powers or rights conferred by or pursuant to any Transaction Document are exercisable;

(b)	whether any consents, regulations, restrictions or directions relating to such rights have been obtained or complied with;

(c)
otherwise as to the propriety or regularity of acts purporting or intended to be in exercise of any such rights (including whether or not any delegation shall have lapsed for any reason or has been revoked); or

(d)	as to the application of any money borrowed or raised.

21.2	Protection to purchasers

Upon any sale or disposal of the Charged Assets or any part thereof which the Offshore Collateral Agent, any Receiver or any Delegate shall make or purport to make under the provisions of this Deed, a statement in writing from the Offshore Collateral Agent, any Receiver or any Delegate that the Lien created by this Deed has become enforceable and that the power of sale has become exercisable shall be conclusive evidence of the fact in favour of any purchaser or other person to whom any of the Charged Assets may be transferred and such purchaser or other person will take the same free of any rights of the Chargor and, in making any sale or disposal of any of the Charged Assets or making any acquisition, the Offshore Collateral Agent, any Receiver or Delegate may do so for such consideration, in such manner and on such terms as it thinks fit. The Chargor undertakes to indemnify the Offshore Collateral Agent, any Receiver or any Delegate against any claim which may be made against the Offshore Collateral Agent, any Receiver or any Delegate by such purchaser or any other person by reason of any defect in its title to the Charged Assets. Any third party referred to in this Clause 21 (Protection of Third Parties) may enjoy the benefit or enforce the terms of this Clause in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

22.	SAVING PROVISIONS

22.1	Continuing Lien

Subject to Clause 23 (Discharge of Lien), the Charges are continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.

22.2	Reinstatement

(a)
If any payment by the Chargor or any discharge given by a Secured Party (whether in respect of the obligations of any person or any Lien for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(i)	the liability of the Chargor and the Charges shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(ii)	each Secured Party shall be entitled to recover the value or amount of that Lien or payment from the Chargor, as if the payment, discharge, avoidance or reduction had not occurred.

(b)
The Chargor acknowledges and agrees that its entry into this Deed is intended to secure the due and punctual performance of its obligations under the Notes and the Transaction Documents and the Chargor does not have and is not influenced by any desire to put the Offshore Collateral Agent into a position which in the event of the Chargor’s insolvency will be better than the position the Offshore Collateral Agent would have been in if this Deed had not been executed.

22.3	Waiver of defences

Neither the obligations of the Chargor under this Deed nor the Charges will be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under any Transaction Document of any of the Charges (without limitation and whether or not known to it or any Secured Party) including:

(a)	any time, waiver or consent granted to, or composition with, any other person;

(b)	the release of any other person under the terms of any composition or arrangement with any creditor of any such person;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce any rights against, or Lien over assets of, any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Lien;

(d)	any death, mental or other incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status or constitution of any person;

(e)	any amendment (however fundamental) or replacement of a Transaction Document or any other document or Lien;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Document or any other document or Lien;

(g)	any insolvency, bankruptcy, liquidation, winding-up or similar proceedings; or

(h)
any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any person under any Transaction Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order.

22.4	Immediate recourse

The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or Lien or claim payment from any person before claiming from the Chargor under this Deed. This waiver applies irrespective of any law or any provision of a Transaction Document to the contrary.

22.5	Appropriations

Until all the Secured Obligations have been irrevocably paid in full and all facilities which might give rise to the Secured Obligations have terminated, each Secured Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, Lien or rights held or received by that Secured Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Chargor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed.

22.6	Deferral of Chargor’s rights

Until all the Secured Obligations have been irrevocably paid in full and unless the Offshore Collateral Agent otherwise directs, the Chargor will not exercise any rights which it may have by reason of performance by it of its obligations under the Transaction Documents:

(a)	to be indemnified by any person;

(b)	to claim any contribution from any other provider of Lien for or any other guarantor of any person’s obligations under the Transaction Documents; and/or

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Transaction Documents or of any guarantee or other Lien taken pursuant to, or in connection with, the Transaction Documents by any Secured Party.

22.7	Additional Lien

The Charges are in addition to and are not in any way prejudiced by any other guarantees or Lien now or subsequently held by any Secured Party.

23.	DISCHARGE OF LIEN

23.1	Final redemption

Subject to Clause 23.2 (Retention of Lien), if the Offshore Collateral Agent is satisfied that all the Secured Obligations have been irrevocably paid in full and that all facilities which might give rise to the Secured Obligations have terminated, the Offshore Collateral Agent shall at the request and cost of the Chargor release, reassign or discharge (as appropriate) the Charged Assets from the Charges.

23.2	Retention of Lien

If the Offshore Collateral Agent considers that any amount paid or credited to any Secured Party under any Transaction Document is capable of being avoided or otherwise set aside on the winding-up of the Chargor or any other person, or otherwise, that amount shall not be considered to have been paid for the purposes of determining whether all the Secured Obligations have been irrevocably paid.

23.3	No Release

Any receipt, release or discharge of the Lien provided by, or of any liability arising under, this Deed shall not release or discharge the Chargor from any liability to the Offshore Collateral Agent for the same or any other moneys which may exist independently of this Deed.

23.4	Lien Independent

Where the Lien given to the Offshore Collateral Agent by or pursuant to this Deed initially takes effect as a collateral or further Lien then notwithstanding any receipt, release or discharge indorsed or given in respect of or under the principal Lien to which this Deed operates as a collateral or further Lien, the Lien provided by or pursuant to this Deed shall in respect of the Secured Obligations be an independent Lien.

24.	EXPENSES, STAMP DUTY AND INTEREST

24.1	Transaction expenses

The Chargor shall promptly on demand pay the Offshore Collateral Agent the amount of all costs, losses, liabilities and expenses (including legal fees) properly incurred by any Secured Party or any Delegate in connection with the negotiation, preparation, printing and execution of:

(a)	this Deed and any other documents referred to in this Deed; and

(b)	any other Transaction Document executed after the date of this Deed.

24.2	Amendment costs

If the Chargor requests an amendment, waiver or consent, the Chargor shall, within three (3) Business Days of demand, reimburse the Offshore Collateral Agent for the amount of all costs, losses, liabilities and expenses (including legal fees) properly incurred by the Offshore Collateral Agent in responding to, evaluating, negotiating or complying with that request.

24.3	Enforcement costs

The Chargor shall, on demand, pay to the Offshore Collateral Agent the amount of all costs, losses, liabilities and expenses (including legal fees) incurred by any Secured Party, any Receiver or any Delegate in connection with the enforcement of, or the preservation of any rights under, any Transaction Document and/or any other document referred to in this Deed. Any third party referred to in this Clause 24 (Expenses, Stamp Duty and Interest) may enjoy the benefit or enforce the terms of this Clause in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

24.4	Stamp taxes

The Chargor shall pay on demand and shall indemnify each Secured Party against any cost, loss, liability or expense that such Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Transaction Document.

24.5	Goods and Services Tax

(a)
The Chargor shall pay to each Secured Party on demand, in addition to any amount payable by the Chargor under this Deed, any goods and services, value added or similar Tax payable in respect of that amount (and references in this Deed to that amount shall be deemed to include any such Taxes payable in addition to it).

(b)
The Secured Party making, or intending to make, a claim under paragraph (a) above shall, together with such claim, deliver to the Chargor an original tax invoice issued pursuant to the Goods and Services Tax Act, Chapter 117A of Singapore.

24.6	Stamp and goods and services tax

Clause 24.4 (Stamp taxes) and Clause 24.5 (Goods and services tax) of this Deed (with any necessary consequential amendments) shall apply also to any amount payable under this Deed to any Delegate.

24.7	Default interest

If the Chargor fails to pay any amount payable by it under this Deed on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment), without the necessity for any demand being made therefore, at the rate per annum equal to the sum of two percent (2%) and the prime lending rate for Singapore dollars quoted by DBS Bank Ltd from time to time, which until payment shall be a charge on the Charged Assets. Any interest accruing under this Clause 24.7 (Default Interest) shall be immediately payable by the Chargor on demand by the Offshore Collateral Agent. Any interest payable under this Clause 24.7 (Default Interest) which is not paid in accordance with this Clause 24.7 (Default Interest) shall for as long as it remains unpaid be added to the overdue sum on the last Business Day of each calendar month in which it accrued and itself bear interest accordingly.

25.	PAYMENTS

25.1	Demands

Any demand for payment made by any Secured Party shall be valid and effective even if it contains no statement of the relevant Secured Obligations or an inaccurate or incomplete statement of them.

25.2	Payments

All payments by the Chargor under this Deed (including damages for its breach) shall be made in Dollars and to such account, with such financial institution and in such other manner as the Offshore Collateral Agent may direct.

25.3	Continuation of accounts

At any time after:

(a)	the receipt by any Secured Party of notice (either actual or otherwise) of any subsequent Lien affecting the Charged Assets of the Chargor;

(b)	the presentation of a petition or the passing of a resolution in relation to the winding-up, dissolution, administration, judicial management or re-organisation of the Chargor; or

(c)	this Deed ceasing for any reason to be binding on the Chargor,

any Secured Party may open a new account in the name of the Chargor with that Secured Party (whether or not it permits any existing account to continue). If that Secured Party does not open such a new account, it shall, unless the Secured Party gives express notice in writing to the Offshore Collateral Agent to the contrary, nevertheless be treated as if it had done so when the relevant event occurred. No moneys paid into any account, whether new or continuing, after that event shall discharge or reduce the amount recoverable pursuant to any Transaction Document to which the Chargor is party.

26.	MISCELLANEOUS INDEMNITIES

26.1	Currency indemnity

(a)
If any sum due from the Chargor under this Deed (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) whether for the purpose or as a result of:

(i)	making or filing a claim or proof against the Chargor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings; or

(iii)	otherwise,

it will only constitute a discharge to the Chargor to the extent of the First Currency amount which the Offshore Collateral Agent is able to purchase with the Second Currency so received or recovered on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

(b)
The Chargor shall as an independent obligation, within three (3) Business Days of demand, indemnify the Offshore Collateral Agent against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to the Offshore Collateral Agent at the time of its receipt of that Sum.

(c)	The Chargor waives any right it may have in any jurisdiction to pay any amount under the Transaction Documents in a currency or currency unit other than that in which it is expressed to be payable.

26.2	Tax Indemnity

The Chargor shall indemnify the Offshore Collateral Agent (and as a separate covenant any Receiver or Receivers appointed by it) against all existing and future rents, taxes, duties, fees, renewal fees, charges, assessments, impositions and outgoings whatsoever (whether imposed by deed or statute or otherwise and whether in the nature of capital or revenue and even though of a wholly novel character) which now or at any time during the continuance of the Lien constituted by or pursuant to this Deed are payable in respect of the Charged Assets or any part thereof or by the owner or occupier thereof. If any such sums as are referred to in this Clause 26.2 (Tax Indemnity) shall be paid by the Offshore Collateral Agent (or any such Receiver or Receivers), the same shall be repaid by the Chargor on demand with interest at the rate specified in Clause 24.7 (Default Interest) from the time or respective times of the same having been paid to the date of reimbursement.

26.3	Indemnities separate

Each indemnity in each Transaction Document shall:

(a)	constitute a separate and independent obligation from the other obligations in that or any other Transaction Document;

(b)	give rise to a separate and independent cause of action;

(c)	apply irrespective of any indulgence granted by any Secured Party;

(d)	continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any part of the Secured Obligations or any other judgment or order; and

(e)	apply whether or not any claim under it relates to any matter disclosed by the Chargor or otherwise known to any Secured Party.

26.4	Other Indemnities

(a)
The Offshore Collateral Agent and each of the other Secured Parties shall be indemnified by the Chargor within three (3) Business Days of demand, from and against all actions, losses, claims, proceedings, costs, demands and liabilities which may be suffered by the Offshore Collateral Agent and such Secured Party by reason of any failure of the Chargor to perform any of its obligations in respect of or in connection with this Deed or by virtue of any Assigned Contract or Insurance or in the execution or purported execution (or the failure to do so) of any of the rights, powers, remedies, authorities or discretions vested in the Offshore Collateral Agent under or pursuant to this Deed.

(b)
If the Offshore Collateral Agent sees fit to implement its rights under this Deed or if the Offshore Collateral Agent makes any payment under or in connection with any Charged Assets all moneys so expended by the Offshore Collateral Agent for the purposes aforesaid shall on demand be repaid by the Chargor to the Offshore Collateral Agent together with interest thereon calculated day by day for the period beginning from the date such moneys were expended until full payment (whether before or after judgment) at the rate per annum equal to the sum of two percent and the prime lending rate for Singapore dollars quoted by DBS Bank Ltd. from time to time, which until payment shall be a charge on the Charged Assets. Any interest payable under this paragraph (b) of Clause 26.4 (Repayment of moneys) which is not paid when due shall be added to the overdue sum and itself bear interest accordingly.

27.	RIGHTS, WAIVERS AND DETERMINATIONS

27.1	Ambiguity

The powers and protections conferred by this Deed in relation to the Charged Assets or any part thereof on the Offshore Collateral Agent shall be in addition to and not in substitution for the powers and protections conferred on mortgagees or chargees under the Acts, which shall apply to the Charges except insofar as they are expressly or impliedly excluded. Where there is any ambiguity or conflict between the rights or powers conferred by law or contained in either of the Acts and those conferred by or pursuant to any Transaction Document or where the powers or protections in any Transaction Document are more extensive or less restrictive than those provided by either of the Acts, the terms of that Transaction Document shall prevail.

27.2	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Secured Party, Receiver or Delegate, any right or remedy under this Deed shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

27.3	Amendments and waivers

(a)	Any term of this Deed may be amended or waived only with the prior consent of the Parties and any such amendment or waiver will be binding on all parties but:

(i)
an amendment, supplement or waiver which puts one or more Secured Parties in a better or worse position than one or more other Secured Parties or changes or relates to the rate or dates of payment of interest or currency of any payment shall require the agreement of all the Secured Parties and (in the case of an amendment or supplement) the Chargor also; and

(ii)	an amendment, supplement or waiver which changes or relates to the rights and/or obligations of the Offshore Collateral Agent shall require its agreement also.

(b)
Any consent by the Offshore Collateral Agent under any provision of this Deed must also be in writing. Any such waiver or consent may be given subject to any conditions thought fit by the person giving it and shall be effective only in the instance and for the purpose for which it is given.

27.4	Determinations

Any certification or determination by any Secured Party or any Receiver or Delegate under this Deed is, in the absence of manifest, clerical or computation error (whether or not appearing on the face of such certificate or determination), conclusive evidence of the matters to which it relates.

28.	PARTIAL INVALIDITY

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any applicable jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired but this Deed shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

29.	BENEFIT OF ASSIGNMENT

29.1	Benefit and Burden

This Deed shall be binding upon and enure to the benefit of each party to this Deed and its successors and permitted assignees.

29.2	The Chargor

The Chargor may not assign or transfer all or any of its rights, benefits and obligations under this Deed.

29.3	The Secured Parties

(a)
Each Secured Party may at any time freely assign or novate any of its rights and obligations under this Deed to any bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (each a permitted assignee). Any such assignee or transferee shall be and be treated as a party for all purposes of this Deed and shall be entitled to the full benefit of this Deed to the same extent as if it were an original party in respect of the rights or obligations assigned or transferred to it.

(b)
The consent of the Chargor is not required for any assignment or novation to any permitted assignee by a Secured Party of any of its rights and obligations under this Deed, provided that the Secured Party (through the Offshore Collateral Agent) shall, as soon as reasonably practicable, notify the Chargor of such assignment or novation upon its completion.

30.	NOTICES

30.1	Communications in writing

Any communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, may be made by fax or letter or under Clause 30.5 (Electronic communication) by email.

30.2	Addresses

The address and fax number and (if applicable) email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Deed is that identified with its name below, or any substitute address, fax number, email address or department or officer as the Party may notify to the other Parties by not less than five (5) Business Days’ notice. Any communication or document from or to the Chargor under this Deed shall be sent to, by or through the Offshore Collateral Agent.

30.3	Delivery

(a)	Any communication or document made or delivered by any Secured Party to the Chargor under or in connection with this Deed will only be effective:

(i)	if by way of fax, when received in legible form;

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii)	if by way of email, if it complies with the rules under Clause 30.5 (Electronic communication),

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to any Secured Party will be effective only when actually received by such Secured Party and then only if it is expressly marked for the attention of the department or officer identified on the signature page hereof (or any substitute department or officer as the Offshore Collateral Agent shall specify for this purpose).

(c)	Any communication or document made or delivered to the Chargor in accordance with this Clause will be deemed to have been made or delivered to the Chargor.

30.4	English language

(a)	Any notice given under or in connection with this Deed must be in English.

(b)	All other documents provided under or in connection with this Deed must be:

(i)	in English; or

(ii)
if not in English, and if so required by any Secured Party, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.5	Electronic communication

(a)	Any communication to be made between the Parties under or in connection with this Deed may be made by electronic mail or other electronic means, if the Parties:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)
Any Party which sets out an email address as part of its administration details provided by it to the Offshore Collateral Agent from time to time in connection with the Transaction Documents is deemed to agree to receiving communications from any other Party by electronic mail to that email address.

(c)	Any electronic communication made:

(i)
by the Offshore Collateral Agent to the Chargor will be effective when it is sent by the Offshore Collateral Agent unless the Offshore Collateral Agent receives a message indicating failed delivery; and

(ii)
by the Chargor to the Offshore Collateral Agent will be effective only when actually received by the Offshore Collateral Agent and such electronic communication shall be deemed received upon the Chargor’s receipt of an acknowledgement from the Offshore Collateral Agent (such as by the return receipt requested function, as available, return email or other written acknowledgement).

(d)
Each Party shall notify the affected persons promptly upon becoming aware that its electronic mail system or other electronic means of communication cannot be used due to technical failure (and that failure is or is likely to be continuing for more than two (2) Business Days). Until the relevant Party has notified the Offshore Collateral Agent and the Offshore Collateral Agent has notified the affected persons that the failure has been remedied, all notices between those parties shall be sent by fax or letter in accordance with this Clause 30 (Notices).

30.6	Notification of Address, Email Address and Fax Number

Promptly upon receipt of notification of an address, email address and fax number or change of address, email address or fax number pursuant to Clause 30.2 (Addresses) or changing its own address or fax number, the Offshore Collateral Agent shall notify the other Parties.

31.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

32.	GOVERNING LAW

This Deed shall be governed by, and construed in accordance with the laws of Singapore.

33.	ENFORCEMENT

33.1	Jurisdiction of Singapore courts

The courts of Singapore have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed) (a Dispute).

33.2	Venue

The Parties to this Deed agree that the courts of Singapore are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

33.3	Other competent jurisdiction

This Clause 33 (Enforcement) is for the benefit of the Secured Parties only. As a result, no Secured Parties shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

34.	WAIVER OF IMMUNITY

To the extent that the Chargor may in any jurisdiction claim for itself or its assets or revenues immunity (sovereign or otherwise) from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that such immunity (whether or not claimed) may be attributed in any such jurisdiction to the Chargor, or its respective assets or revenues, the Chargor agrees not to claim and irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

Schedule 1

Rights of Receivers

Any Receiver appointed pursuant to Clause 16 (Appointment and rights of Receivers) shall have the right, either in its own name or in the name of the Chargor or otherwise and in such manner and upon such terms and conditions as the Receiver thinks fit, and either alone or jointly with any other person:

(a)	Take possession

to take possession of, get in and collect the Charged Assets (including rents and other income accrued from time to time), and to require payment to him or to any Secured Party of any Book Debts or credit balance on any Bank Account, and if a Receiver or Delegate shall enter into possession of the Charged Assets or any part thereof, it or he may from time to time at pleasure go out of such possession. Entry into possession shall not render the Receiver or Delegate liable to account as mortgagee in possession;

(b)	Carry on business

to manage and carry on, or concur in the carrying on and management of or to appoint a manager of, the whole or any part of any business of the Chargor in such manner as he in his absolute discretion thinks fit;

(c)	Contracts

to enter into any contract or arrangement and to perform, repudiate, rescind or vary any contract or arrangement to which the Chargor is a party;

(d)	Deal with Charged Assets

without restriction imposed by Section 25 of the Property Act or the need to observe any of the restrictions or other provisions of Section 23 or 25 of the Property Act, to sell, transfer, assign, exchange, hire out, lend or otherwise dispose of or realise the Charged Assets (including any Fixtures, which may be sold separately from the related Real Property) to any person (including a new company formed pursuant to paragraph (e) (Hive down)) either by public offer or auction, tender or private contract and on such terms as he thinks fit so that any such sale or disposal may contain conditions excluding or restricting the liability of the Offshore Collateral Agent or the Receiver, and for a consideration of any kind (which may be payable or delivered in one amount or by instalments spread over a period or deferred),with power to vary the contract for sale and to resell without being answerable for any loss occasioned thereby;

(e)	Hive down

to form a new company and to subscribe for or acquire (for cash or otherwise) any investment in or of the new company and to sell, transfer, assign, exchange and otherwise dispose of or realise any such investments or part thereof or any rights attaching thereto, and to procure the purchase, lease or acquisition of an interest in the whole or any part of the Charged Assets by such company or to carry on any business in succession to the Chargor or any other subsidiary of the Chargor;

(f)	Borrow money

to borrow or raise money either unsecured or on the Lien of the Charged Assets (either in priority to the Charges or otherwise);

(g)	Calls

to make, or require the directors of the Chargor to make, calls upon the holders of share capital of the Chargor which remains uncalled and to enforce payment of such calls and any previous unpaid calls by taking proceedings;

(h)	Covenants and guarantees

to enter into bonds, covenants, guarantees, indemnities and other commitments and to make all payments needed to effect, maintain or satisfy them;

(i)	Dealings with tenants

to grant leases, tenancies, licences and rights of user, grant renewals (in each case with or without consideration) and accept surrenders of leases, tenancies, licences or rights of user, and otherwise to reach agreements and make arrangements with, and to make allowances to, any lessees, tenants or other persons (including a new company formed pursuant to paragraph (e) (Hive down)) from whom any rents and profits may be receivable (including those relating to the grant of any licences, the review of rent in accordance with the terms of, and the variation of, the provisions of any leases, tenancies, licences or rights of user affecting the Charged Assets) and to exercise any powers and discretions conferred on a landlord or a tenant by any statutory provision from time to time;

(j)	Rights of ownership

to manage and use the Charged Assets and to exercise and do (or permit the Chargor or any nominee of it to exercise and do) all such rights and things as the Receiver would be capable of exercising or doing if he were the absolute beneficial owner of the Charged Assets;

(k)	Insurance, repairs, improvements etc.

to insure the Charged Assets on such terms as he thinks fit, to carry out decorations, repairs, alterations, improvements and additions to the Charged Assets (including the development or redevelopment of any Real Property), and to apply for and obtain planning permissions, building regulation approvals and other permissions, consents or licences and to acquire (or acquire and interest in) any such property as he may think expedient, and to purchase or otherwise acquire or do anything in connection with the Charged Assets;

(l)	Acquisition of Assets

to purchase, lease, hire or acquire any assets or rights which he shall in his absolute discretion consider necessary or desirable for the carrying on, improvement or realisation of, or for the benefit of, the whole or any part of the Charged Assets or the business of the Company;

(m)	Claims

to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Chargor or relating to the Charged Assets;

(n)	Legal actions

to bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Charged Assets or any business of the Chargor;

(o)	Redemption of Lien

to redeem, discharge or compromise any Lien (whether or not having priority to the Charges) over the Charged Assets and to settle the accounts of any person with an interest in the Charged Assets;

(p)	Employees etc.

to appoint, hire and employ officers, employees, contractors, agents, advisors and others and to discharge any such persons and any such persons appointed, hired or employed by the Chargor, or vary the terms of employment or engagement of such persons on such terms as to remuneration and otherwise as he shall think fit;

(q)	Spend money

in the exercise of any of the above powers, to spend such sums as he may think fit and the Chargor shall forthwith on demand repay to the Offshore Collateral Agent or the Receiver (as the case may be) all sums so spent together with interest on those sums at such rates as the Offshore Collateral Agent may from time to time determine from the time they are paid or incurred and until repayment those sums (together with such interest) shall be secured by the Charges;

(r)	Give notices

to give to any lessee(s) notice to quit or to remedy a breach of covenant or for any other purpose whatsoever;

(s)	Enforce covenants

to enforce any covenant in any lease (whether existing at the time of the appointment of such Receiver or otherwise created in any manner) and to exercise any right of re-entry or to commence proceedings to recover possession whenever such right to re-enter the Real Property arises, whether out of the proviso for re-entry contained in any lease or by virtue of a notice to quit or otherwise;

(t)	Trespassers

to warn off, prohibit and if necessary proceed against any trespasser of the Real Property;

(u)	Grant of rights easements and privileges

in the exercise of the power of sale in relation to the Real Property, to enter into any deed of mutual covenant or grant of any rights, easements or privileges as it shall think fit and to enter into such deeds, contracts, stipulations and agreements and to execute and do all such assurances and things as it may deem expedient or necessary;

(v)	Companies Act

to exercise all powers set out in the Companies Act as now in force (whether or not in force at the date of exercise) and any powers added thereto, after the date of this Deed; and

(w)	Other powers

to do anything else he may think fit for the realisation of the Charged Assets or incidental to the exercise of any of the rights conferred on the Receiver under or by virtue of any Transaction Document to which the Chargor is party, the Property Act, the Companies Act or any other applicable law.

Schedule 2

Form of Notice of Assignment and Acknowledgement in relation to Assigned Contracts

Date:

To:	[Contract Party]

[Address]

cc:	The Bank of New York Mellon

Address:	[●]

Fax No.:	[●]

Attention:	[●]

The Bank of New York Mellon (formerly known as the Bank of New York) (the Offshore Collateral Agent) and Blue Ocean Resources Pte. Ltd.(the Company) give notice that, by an assignment contained in a Debenture dated 28 June 2007 and amended and restated on [●] 2013 between the Company and the Offshore Collateral Agent, the Company assigned absolutely to the Offshore Collateral Agent all its rights, title and interest in, to and under the [details of Assigned Contract] dated [●] (the Assigned Contract) made between (1) yourselves and (2) the Company, including, without limitation, all moneys (if any) now due or in future paid or payable under or in connection with the Assigned Contract. You are hereby directed to pay all such moneys (as and when they become payable) to the account specified below, or otherwise in accordance with the instructions given by the Offshore Collateral Agent to you from time to time.

Name of Account Bank	Name of Account	Account Number
Sumitomo Mitsui Banking Corporation, Singapore Branch	Collection Account	20019281

The Company remains liable to perform the obligations assumed by it or imposed on it under the Assigned Contract and the Offshore Collateral Agent shall not assume any obligation to perform, and is not liable to perform any of those obligations nor liable for the consequence of such non-performance.

This notice and the instructions herein contained are irrevocable and may not be cancelled, revoked or modified or varied without the prior consent in writing of the Offshore Collateral Agent.

Please acknowledge receipt of this Notice of Assignment, and confirm that you will pay all moneys as directed by or pursuant to this Notice of Assignment and will comply with the other provisions of this Notice of Assignment, by signing the acknowledgement on the attached copy of this Notice of Assignment and returning that copy to the Offshore Collateral Agent at the address, and marked for the attention of the persons set out below:

Address:	[●]

Fax No.:	[●]

Attention:	[●]

.........................................................
For and on behalf of Blue Ocean Resources Pte. Ltd. as Company

[On duplicate]

Form of Acknowledgment from Contract Party

To:	The Bank of New York Mellon

Address:	[●]

Fax No.:	[●]

Attention:	[●]

(the Offshore Collateral Agent)

Dear Sirs

We acknowledge receipt of the Notice of Assignment dated [●] 2013 (the Notice) from Blue Ocean Resources Pte. Ltd. (the Company) and the Offshore Collateral Agent in respect of [details of Assigned Contract] dated [●] (the Assigned Contract), a copy of which is attached, and the particulars of the rights, benefits, title and interest expressed to be assigned pursuant to the assignment as notified in the Notice. We agree to comply with the terms and directions contained in the Notice. We confirm that we have not received any other notice of charge or assignment or notice that any other person claims any rights in respect of the Assigned Contract.

We agree that the Notice, and the assignment as notified in the Notice, take effect in accordance with their respective terms with our consent and we shall not take any action or concur in any action by the Company which would contravene in any material respect the terms of the assignment or the terms of the Notice.

_________________________________

For and on behalf of

[contract party]

Date:  ___________________________

Schedule 3

Form of Notice of Assignment and Acknowledgement in relation to Insurances

Date:

[To:	[The Insurers]
[Address]

cc:	The Bank of New York Mellon

Address:	[●]

Fax No.:	[●]

Attention:	[●]

Notice of Assignment

[Description of Policy]

[Policy Number [●]] [(the Insurances)]

The Bank of New York Mellon (formerly known as the Bank of New York) (the Offshore Collateral Agent) and Blue Ocean Resources Pte. Ltd. (the Company) give notice that, by an assignment contained in a Debenture dated 28 June 2007 and amended and restated on [●] 2013 between the Company and the Offshore Collateral Agent, the Company assigned to the Offshore Collateral Agent (subject to a provision for re-assignment) all its present and future right, title and interest in and to the insurances, details of which are set out in the attached schedule (the Insurances) including all claims under the Insurances and the proceeds of those claims and any return of premiums.

1.	Insurances Other Than Third Party Insurance

All moneys payable by you to the Company in respect of the Insurances other than third party Insurances shall be paid to Account No. [●] maintained by the Company with [●] entitled [●], or in accordance with the instruction of the Offshore Collateral Agent, unless and until you receive written notice from the Offshore Collateral Agent to the contrary, in which event you should make all future payments as then directed by the Offshore Collateral Agent.

2.	Third Party Liability Insurance

Subject to any applicable legislation and despite the assignments referred to above, all sums in respect of any claim under any third party Insurance by an insured party shall be paid:

2.1
directly to the person whose claim(s) constitute(s) the risk or liability insured against, provided that such person has executed a discharge of all claims against each insured party in respect of the risk or liability in relation to which the claim was made; or

2.2
(despite any policy term to the contrary) to the extent that insurers accept liability to indemnify the insured party in respect of the claims or liabilities which the insured party has settled directly with the claimant, to the relevant insured party, unless the insured party is the Company, in which case those sums shall be paid in the same manner as described in Clause 2.1 above.

3.	Who to deal with

3.1
Despite the assignment, you shall continue to treat the Company and the Offshore Collateral Agent as entitled to make and deal with claims under the Insurances unless and until you are notified by the Offshore Collateral Agent that the Lien created by the Debenture has become enforceable.

3.2
After receiving notice from the Offshore Collateral Agent that the Lien created by the Debenture has become enforceable, you shall treat the Offshore Collateral Agent as the only person entitled to make and deal with claims under the Insurances.

4.	Notices

You are entitled to rely without enquiry on any notice given to you by the Offshore Collateral Agent that the Lien created by the Debenture has become enforceable.

5.	Additional Insured and Loss-Payee Clause

Please cause the Offshore Collateral Agent to be named as additional or co-insured party under the above Insurances.

Attached to this Notice of Assignment as the Schedule are forms of a Loss-Payee Clause, a Notice of Cancellation Clause and Further Clauses. Please arrange for these clauses to be endorsed on, and became part of, the Insurances.

6.	Company remains liable for performance

The Company shall remain liable to perform the obligations assumed by it under the Insurances and the Offshore Collateral Agent is not liable to perform any of those obligations nor liable for the consequences of non-performance.

7.	Irrevocable Authority

The authorities and instructions in this notice cannot be revoked without the prior consent in writing of the Offshore Collateral Agent.

Please acknowledge receipt of this Notice of Assignment, and confirm that you will pay all moneys in respect of the Insurances as directed by or pursuant to this Notice of Assignment, by signing the acknowledgement on the attached copy of this Notice of Assignment and returning that copy to the Offshore Collateral Agent at the address, and marked for the attention of the persons set out below:

To:	The Bank of New York Mellon

Address:	[●]

Fax No.:	[●]

Attention:	[●]

.........................................................
For and on behalf of Blue Ocean Resources Pte. Ltd. as Company

THE SCHEDULE

Form of Notice of Assignment and Acknowledgement in relation to Insurances
Loss-Payee and Other Clauses

Loss-Payee Clause

The rights of Blue Ocean Resources Pte. Ltd. under this policy have been assigned to The Bank of New York Mellon (formerly known as the Bank of New York) under a Debenture dated 28 June 2007 and amended and restated on [●] 2013.

The proceeds of any claim under the policy for physical loss or damage will be paid to the relevant insured party to Account No. [●] titled [●] with [●], except in the following circumstances:

If The Bank of New York gives notice to the insurers that the Lien to which the policy is subject has become enforceable, the proceeds of all claims that are due for payment to Blue Ocean Resources Pte. Ltd. after that time shall be paid to, or to the order of, The Bank of New York.

Notice of Cancellation Clause

1.
The Insurers will give prompt notice to Mellon (formerly known as the Bank of New York) of any non-payment of premium and of any restriction or reduction in coverage provided by the policy, provided always that no liability shall attach to the Insurers as a result of any delay or failure so to do.

2.	The Insurers will give The Bank of New York Mellon (formerly known as the Bank of New York) at least thirty (30) days’ notice before any Insurance is suspended or cancelled.

3.	The Insurers will give The Bank of New York Mellon (formerly known as the Bank of New York) at least thirty (30) days’ notice before any Insurance is amended, altered or terminated.

4.	The Insurers will give The Bank of New York Mellon (formerly known as the Bank of New York) at least thirty (30) days’ notice before any Insurance expires and has not been renewed.

5.
The Insurers will give The Bank of New York Mellon (formerly known as the Bank of New York) prompt notice of any act or omission or event which it has knowledge of and which might invalidate or render unenforceable all or part of any Insurance.

6.
The rights of The Bank of New York Mellon (formerly known as the Bank of New York) in this [policy/contract of insurance] will not be prejudiced by any act or neglect of Blue Ocean Resources Pte. Ltd. Or any other person.

Further Clauses

1.	The Bank of New York Mellon (formerly known as the Bank of New York) is not liable to pay any premiums.

2.
In respect of The Bank of New York Mellon (formerly known as the Bank of New York), this policy shall be and remain enforceable in respect of any claim arising as a result of any act or thing occurring at any time before the thirty (30) day periods described in the Notice of Cancellation Clause.

[On duplicate]

To:	The Bank of New York Mellon

Address:	[●]

Fax No.:	[●]

Attention:	[●]

(the Offshore Collateral Agent)

Dear Sirs

We hereby acknowledge receipt of the Notice of Assignment informing us of the assignment by Blue Ocean Resources Pte. Ltd. (the Company) to the Offshore Collateral Agent of the Company’s rights, title benefits and interest in and to the Insurance Policy referred to in that Notice of Assignment and confirm that we have not received any other notice of the assignment of such Insurance Policy.

We confirm to you that we have named the Offshore Collateral Agent as co-insured party under such Insurance Policy and we have endorsed on the Insurance Policy the Loss-Payee Clause, the Notice of Cancellation Clause and the Further Clauses in the forms enclosed with the Notice of Assignment and we will ensure that the Offshore Collateral Agent is so named in, and such Clauses remain endorsed on, such Insurance Policy so long as it remains in force and upon all extensions, renewals and replacements thereof.

We also confirm that:

1.
notwithstanding the assignment, we shall continue to treat both the Company and the Offshore Collateral Agent as entitled to make and deal with claims under the Insurance Policy unless and until we are notified by the Offshore Collateral Agent that the Lien created by the Debenture has become enforceable;

2.
after receiving notice from the Offshore Collateral Agent that the Lien created by the Debenture has become enforceable, we shall treat the Offshore Collateral Agent as the only person entitled to make and deal with claims under the Insurance Policy;

3.	we shall rely without enquiry on any notice given by the Offshore Collateral Agent that the Lien created by the Debenture has become enforceable;

4.	we regard the Company as solely liable to perform the respective obligations assumed by it under such Insurance Policy;

5.	the Offshore Collateral Agent is not liable to perform any of the obligations assumed by the Company under such Insurance Policy nor liable for the consequences of non-performance; and

6.	the above acknowledgment and confirmations are given with the authority of all of the insurers.

________________________________

For and on behalf of

[Name of Insurer]]

Date:

Schedule 4

Form of Notice of Charge and Assignment and Acknowledgement in relation to Investments (Scripless Securities)

Date:

To:	[Depository Agent]
[Address]

cc:	The Bank of New York Mellon

Address:	[●]

Fax No.:	[●]

Attention:	[●]

Blue Ocean Resources Pte. Ltd.(the Company) hereby gives you notice that by a charge and assignment contained in a Debenture (the Debenture) dated 28 June 2007 and amended and restated on [●] 2013 between the Company and The Bank of New York Mellon (formerly known as the Bank of New York) (the Offshore Collateral Agent), the Company granted to the Offshore Collateral Agent a first fixed charge over, and assigned absolutely to the Offshore Collateral Agent, all its present and future right, title and interest in and to, inter alia, all securities kept or maintained by the Company with you in sub-account number [●] (the Sub-Account) maintained with you or held by you to the order of the Company, whether as nominees or otherwise.

You are hereby directed to deal with all such securities in accordance with the instructions of the Offshore Collateral Agent and for this purpose, the Company hereby consents and instruct you to accept all instructions and directions from the Offshore Collateral Agent in relation to such securities and, in particular, as and when instructed by the Offshore Collateral Agent:

(a)
to sell all or any part of such securities in the Sub-Account and to hold the proceeds deriving therefrom to the order and for the benefit of the Offshore Collateral Agent, and to deliver or pay such proceeds to the Offshore Collateral Agent or as the Offshore Collateral Agent shall direct; and/or

(b)
to transfer to the Offshore Collateral Agent or as instructed by the Offshore Collateral Agent any of such securities in the Sub-Account, including moneys or proceeds relating to such securities in the Sub-Account.

The Company hereby confirms that you shall not release all or any of such securities in the Sub-Account and/or any moneys or proceeds deriving therefrom to us without the prior consent in writing of the Offshore Collateral Agent.

This Notice of Charge and Assignment of Scripless Securities and the instructions herein contained are irrevocable and may not be revoked, modified or varied without the prior consent in writing of the Offshore Collateral Agent.

Please acknowledge receipt of this Notice of Charge and Assignment of Scripless Securities, and confirm that:

(a)	you have received no notice of any prior charge, assignment or other Lien over the securities referred to in this Notice of Charge and Assignment of Scripless Securities; and

(b)	you will comply with the directions to you contained in this Notice of Charge and Assignment of Scripless Securities,

by signing the acknowledgement on the attached copy of this Notice of Charge and Assignment of Scripless Securities and returning that copy to the Offshore Collateral Agent at the address, and marked for the attention of the persons set out below:

Address:	The Bank of New York Mellon

[●]

Fax No.:	[●]

Attention:	[●]

.........................................................
For and on behalf of Blue Ocean Resources Pte. Ltd. as Company

[On duplicate]

Form of Acknowledgment in relation to Investments (Scripless Securities)

To:	The Bank of New York Mellon

Address:	[●]

Fax No.:	[●]

Attention:	[●]

(the Offshore Collateral Agent)

We acknowledge receipt of the Notice of Charge and Assignment of Scripless Securities dated [●] of which copy is attached, and:

(a)	confirm that we have received no notice of any prior charge, assignment or other Lien over the securities referred to in the Notice of Charge and Assignment of Scripless Securities; and

(b)	confirm that we will comply with the directions to us contained in the Notice of Charge and Assignment of Scripless Securities.

_________________________________

For and on behalf of

[Nominee]

Date:  ____________________________

Schedule 5

Form of Notice of Charge and Acknowledgement in relation to Bank Accounts

Date:

To:	[Institution where Bank Account is held]
[Address]

cc:	The Bank of New York Mellon

Address:	[●]

Fax No.:	[●]

Attention:	[●]

1.
The Bank of New York Mellon (formerly known as the Bank of New York) (the Offshore Collateral Agent) and Blue Ocean Resources Pte. Ltd. (the Company) give notice that, by a charge contained in a Debenture (the Debenture) dated 28 June 2007 and as amended and restated on [●] 2013 between the Company and the Offshore Collateral Agent, the Company granted to the Offshore Collateral Agent a first fixed charge over all its present and future right, title and interest in and to the accounts with you listed below (the Bank Accounts) including all moneys which may at any time be standing to the credit of any Bank Account.

Name of Account	Account Number
[●]	[●]
[●]	[●]
[●]	[●]

2.	Accordingly, until you receive instructions from the Offshore Collateral Agent to the contrary:

(a)	all rights, powers and discretions of the Company in relation to any Bank Account shall be exercisable solely by the Offshore Collateral Agent;

(b)	no moneys may be released from any Bank Account without the prior consent in writing of the Offshore Collateral Agent; and

(c)	you should apply any amount standing to the credit of any Bank Account as directed from time to time by the Offshore Collateral Agent,

provided that (until you receive notice from the Offshore Collateral Agent to the contrary) the Company shall be entitled to agree with you the maturity dates from time to time for the amount standing to the credit of any Bank Account up to a maximum maturity period of three months.

3.	You agree:

(a)	to disclose to the Offshore Collateral Agent such information relating to any Bank Account as the Offshore Collateral Agent may from time to time request; and

(b)	not to claim or exercise any Lien interest in, set-off, counterclaim or other rights in respect of any Bank Account.

4.	This authority and instruction is irrevocable without the prior consent in writing of the Offshore Collateral Agent.

Please acknowledge receipt of this Notice of Charge, and confirm that you will pay all moneys as directed by or pursuant to this Notice of Charge and will comply with the other provisions of this Notice of Charge, by signing the acknowledgement on the attached copy of this Notice of Charge and returning that copy to the Offshore Collateral Agent at the address, and marked for the attention of the persons set out below:

Address:	The Bank of New York Mellon

[●]

Fax No.:	[●]

Attention:	[●]

.........................................................
For and on behalf of Blue Ocean Resources Pte. Ltd. as Company

[On duplicate]

Form of Acknowledgement in relation to Bank Accounts

To:	The Bank of New York Mellon

Address:	[●]

Fax No.:	[●]

Attention:	[●]

(the Offshore Collateral Agent)

We acknowledge receipt of the Notice of Charge dated [●] of which a copy is attached and agree to comply with its terms. We confirm that we have not received any other notice of charge or assignment or notice that any other person claims any rights in respect of any Bank Account.

_________________________________

For and on behalf of

[Institution where Bank Account is held]

Date:  ____________________________

Schedule 6

Form of Prescribed Customer Form

BLUE OCEAN RESOURCES PTE. LTD.

8 Murray Street, #01-01, Singapore 079522

Tel:  [●]

Fax:  (●]

E-mail: [●]	ROC/B Ref No. 200610255E

To:	From:

Attn:	Date:

SALES CONTRACT	MK04/00

No: [●]

The seller confirms to have this concluded contract with this buyer covering the under mentioned merchandise on the terms and conditions stated hereunder. The buyer is hereby requested to sign and return the original attached hereto, and if any discrepancy is found by the buyer, the seller should be informed immediately by e-mail/fax.

Product	:

Packing	:

Brand	:

Quantity	:

Shipment Date	:

Destination	:

Price Basis	:

Payment By	:

Insurance	:

PO#	:

PO No Unit Price	Product	Brand	Size	Packing	Shipment	Quantity
Date (Mast. Case)

Total Quantity

Note:

You are hereby instructed that all payments to be made by you under this Sales Contract must be made solely into the following account:

Beneficiary:	Blue Ocean Resources Pte Ltd

Beneficiary’s Bank:	Sumitomo Mitsui Banking Corporation, Singapore Branch

Beneficiary’s Account number:	20019281

Name of Account:	Collection Account

Seller, Accepted & Agreed:

Blue Ocean Resources Pte. Ltd.	[name of buyer]

[●]
Date:	Date:

Seller’s signature not required

In witness whereof this Deed has been duly executed by the parties hereto.

The Chargor THE COMMON SEAL of BLUE OCEAN RESOURCES PTE. LTD. was hereunto affixed in the presence of:

Director

Director/Secretary

Address:	8 Murray Street

#01-01, Singapore 079522

Fax No.	[●]

Attention:	[●]

Email:	[●]

The Offshore Collateral Agent

SIGNED SEALED and DELIVERED	)

By [●]	)

the attorney for and on behalf of	)

THE BANK OF NEW YORK MELLON	)

(formerly known as Bank of New York))

acting under a Power of Attorney dated	)

[●]	)

(a copy of which was deposited in	)

the Registry, Supreme Court, Singapore	)

on [●]	)

and registered as No. [●]	)

in the presence of: [●]))

Witnessed by:

Name of Witness:

Address:	[●]

Fax No.:	[●]

Attention:	[●]

APPENDIX 14

DATED 28 JUNE 2007 AND AMENDED AND RESTATED ON [●] 2013

BLUE OCEAN RESOURCES PTE. LTD.
as the Issuer

PT CENTRAL PROTEINAPRIMA TBK.
as the Guarantor

SUMITOMO MITSUI BANKING CORPORATION, SINGAPORE BRANCH
as Account Bank

THE BANK OF NEW YORK MELLON
as Trustee

CASH MANAGEMENT AGREEMENT

Pages

1.	DEFINITIONS AND INTERPRETATION	1

2.	ACCOUNTS	4

3.	COLLECTION ACCOUNT	5

4.	CALCULATION AND NOTIFICATION	6

5.	RESTRICTIONS ON WITHDRAWALS	6

6.	GENERAL PROVISIONS RELATING TO THE ACCOUNTS	8

7.	THE ACCOUNT BANK	10

8.	NOTICES	17

9.	MISCELLANEOUS	18

SCHEDULE 1 NOTICES		21

SCHEDULE 2 FORM OF ACCESSION DEED		22

SCHEDULE 3 AUTHORISED REPRESENTATIVES		23

THIS AGREEMENT is made on 28 June 2007 and amended and restated on [●] 2013

AMONG

(A)	BLUE OCEAN RESOURCES PTE. LTD. (as Issuer);

(B)	PT CENTRAL PROTEINAPRIMA TBK. (as Guarantor);

(C)	SUMITOMO MITSUI BANKING CORPORATION, SINGAPORE BRANCH (as Account Bank); and

(D)	THE BANK OF NEW YORK MELLON (as Trustee).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Capitalised terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings given to them in the Indenture. The principles of interpretation contained in Section 1.3 (Rules of Construction) of the Indenture shall, to the extent not inconsistent with this Clause 1 (Definitions and Interpretation), apply to this Agreement. In this Agreement, the following terms shall have the following meanings:

Accession Deed shall have the meaning set forth in Clause 7.4(c).

Account Currency means the currency in which the Collection Account is denominated.

Agreement means this Agreement (including the schedules hereto).

Authorised Representative means the persons set out in Schedule 3 (Authorised Representative), as may be amended pursuant to Clause 7.12 (Amendment to Authorised Representatives).

Balance at any time in relation to the Collection Account means the aggregate at such time of all cleared funds standing to the credit of the Collection Account (including all interest accrued thereon and credited to the Collection Account).

BNI means PT Bank Negara Indonesia (Persero) Tbk, acting through its Singapore branch.

BNI Accounts means:

(i)	the US$ account (bank account number 0568872911) maintained by the Issuer with BNI in Singapore; and

(ii)	the Singapore Dollar account (bank account number 0568872411) maintained by the Issuer with BNI in Singapore.

Business Day means each day that is not a Legal Holiday.

Calculation Date in relation to a Cash Application Date, means, the date which is one (1) Business Day before the said Cash Application Date.

Cash Application Date means every Tuesday and Friday of each week, being a Business Day, and if not a Business Day, the next immediate Business Day.

Collection Account means:

(i)	the account more fully described in paragraph (a) of Clause 2.1 (Issuer Accounts), as such account may be renewed, re-designated or renumbered from time to time.

(ii)	any account opened by the Issuer in replacement of the Collection Account in accordance with the terms hereunder; and

(iii)	any other accounts so designated by the Issuer and the Trustee.

Customer Contracts means all present and future sale and purchase contracts entered into between any one of the Guarantor and its Subsidiaries and its export customers.

Debenture means the debenture dated 28 June 2007 as amended and supplemented on 26 June 2010 and as amended and restated on [●] 2013 entered into between the Issuer and the Offshore Collateral Agent.

Dollars or the sign US$ means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

Exempted Customers means certain export customers of the Guarantor and its Subsidiaries as the Issuer may designate by written notice to the Trustee, which designation may be amended and supplemented in writing at any time and from time to time, to whom net sales by the Guarantor and its Subsidiaries in the aggregate in any fiscal year shall not exceed 5% of the consolidated net sales of the Guarantor and its Subsidiaries in such fiscal year.

Indenture means the indenture constituting the Notes dated 28 June 2007 as amended and restated on [●] 2013 entered into among the Issuer, the Guarantor, the Subsidiary Guarantors, the Trustee, the Offshore Collateral Agent, the Onshore Collateral Agent, the Principal Paying Agent and the Registrar.

Legal Holiday shall have the meaning ascribed to it in the Indenture.

Operating Accounts means:

(i)	the current account (bank account number 20033121) maintained by the Issuer with the Account Bank;

(ii)	any account opened by the Issuer in replacement of the account referred to in paragraph (i) above; and

(iii)	any other account so designated by the Issuer with the consent of the Trustee.

Order of Priority means the order of priority for the withdrawal of amounts from the Collection Account set out in Clause 3.2 (Order of Priority).

Party means a party to this Agreement.

Person means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership or Relevant Authority or other entity.

Relevant Authority means the Government of the Republic of Singapore or the relevant governmental authority or department or statutory board or corporation in Singapore, including any political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, fiscal, monetary, regulatory or administrative powers or functions or pertaining to government.

2

Revenue means all cash receipts of the Issuer, the Guarantor and any Subsidiary of the Guarantor arising from Customer Contracts other than with Exempted Customers.

Singapore Dollars means such coin or currency of the Republic of Singapore as at the time of payment shall be legal tender for the payment of public and private debts.

Stop Notice shall have the meaning set forth in Clause 5.3 (Stop Notice).

Transaction Documents shall have the meaning ascribed to it in the Indenture.

1.2	Interpretation

Any reference in this Agreement to:

(a)	the Trustee or any Account Bank shall be construed so as to include its subsequent successors, assignees and permitted transferees in accordance with their respective interests; and

(b)	repay (or any derivative form thereof) shall, subject to any contrary indication, be construed to include prepay (or, as the case may be, the corresponding derivative form thereof).

1.3	Agreements and Statutes

Any reference in this Agreement to:

(a)
this Agreement or to any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, to such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated, replaced or supplemented; and

(b)	a statute or treaty shall be construed as a reference to such statute or treaty as the same may have been, or may from time to time be, amended or, in the case of a statute, re-enacted.

1.4	Applicable Transaction Documents

The Parties hereto confirm that the terms in the Indenture expressed to apply to all Transaction Documents shall apply equally to this Agreement.

1.5	Collection Account

(a)
Except as otherwise expressly provided in this Agreement, a reference to the Collection Account includes each sub account of that account (howsoever described by the Account Bank), each ledger account of that account and any replacement account of that account.

(b)
The Collection Account shall be maintained as a separate bank account unless the Trustee, the Issuer and the Account Bank agree that a ledger account may be maintained in place of a separate bank account.

3

(c)	The Collection Account may only be maintained with the Account Bank or any successor thereto appointed in accordance with Clause 7.4 (Resignation of the Account Bank).

1.6	Headings

Clause and schedule headings are for ease of reference only.

1.7	Time

Any reference in this Agreement to a time of day shall, unless a contrary indication appears, be a reference to Singapore time.

2.	ACCOUNTS

2.1	Issuer Accounts

(a)
The Issuer has established and shall maintain in its name with the Account Bank (or any successor thereto appointed in accordance with Clause 7.4 (Resignation of the Account Bank)) the Collection Account (bank account number 20019281) denominated in Dollars and entitled Blue Ocean Resources Pte. Ltd. Collection Account (the Collection Account), for the receipt of all Revenue and all other cash flow of the Issuer.

(b)
The Account Bank shall not change the name or account number of the Collection Account, or the identity of the party in whose name the Collection Account is held, without the prior written consent of the Trustee.

(c)
The Issuer shall ensure all mandates relating to the Collection Account have been delivered to, and accepted by, the Account Bank and will be in full force and effect as at the date of this Agreement. The Issuer undertakes that it will not change or agree to change the mandates relating to the Collection Account without the prior written consent of the Trustee (save that such consent shall not be required for changes which relate solely to the identity of the Authorised Representatives of the Issuer in respect of the Collection Account).

2.2	No Other Accounts

(a)	The Issuer shall not, without the prior written consent of the Trustee, open any accounts other than:

(i)	the Collection Account;

(ii)	the Operating Accounts; or

(iii)	the BNI Accounts.

(b)	Nothing in this Agreement shall be construed to create any restriction on the ability of the Issuer to maintain or operate the Operating Accounts.

(c)	The Issuer shall, on the date of this Agreement, grant a first ranking fixed charge over each of the BNI Accounts in favour of the Offshore Collateral Agent for the benefit of the Secured Parties.

2.3	Conversion of Funds into Dollars

All amounts paid into the Collection Account in any currency other than the Account Currency shall be converted into the Account Currency at the Account Bank’s prevailing foreign exchange rate for such currency at that time and promptly paid into the Collection Account less any commission and charges imposed by the Account Bank and applicable taxes.

4

3.	COLLECTION ACCOUNT

3.1	Collections on Customer Contracts

(a)
In accordance with the requirements of the Indenture, each of the Issuer and the Guarantor shall, and the Guarantor shall procure that all its Subsidiaries shall, ensure that all Revenue is paid to the Collection Account as such sums become due and payable.

(b)
If any of the Issuer or the Guarantor or the Subsidiaries receives any payment in respect of any Revenue in violation of the preceding paragraph, each of the Issuer or the Guarantor shall hold, and the Guarantor shall procure that the relevant Subsidiary shall hold, such payment in trust and cause such payment to be paid to the Account Bank for deposit into the Collection Account within five (5) Business Days of receipt thereof.

(c)
If any payment in respect of Revenue is received into any BNI Account, the Issuer shall (and the Guarantor shall procure that the Issuer shall) cause such payment to be paid to the Account Bank for deposit into the Collection Account within five (5) Business Days of receipt thereof.

(d)
Each of the Issuer and the Guarantor shall ensure that the aggregate Revenue paid into the BNI Accounts in any fiscal year shall not exceed 20% of the annual export sales of the Guarantor and its Subsidiaries in such fiscal year.

3.2	Order of Priority

On each Cash Application Date (unless otherwise stated), provided the Account Bank has not been notified by the Trustee of: (i) the occurrence of an Event of Default which is still continuing; or (ii) that a declaration has been made under Section 6.2 (Acceleration) of the Indenture; and to the extent there are available funds, any Balance of the Collection Account at the close of business in Singapore on the Cash Application Date shall be automatically applied by the Account Bank in accordance with the order of priority (the Order of Priority) set out below:

(i)	FIRST, to the payment of the fees and expenses of the Account Bank and the Trustee (incurred in connection with its obligations under this Agreement); and

(ii)	SECOND, to transfer funds, including interest accruing on the Balance, to the Operating Accounts;

and the Issuer hereby instructs the Account Bank to make any and all payments required to give effect to this Clause 3.2 (Order of Priority).

3.3	Sub-Accounts

The Account Bank shall maintain within the Collection Account such sub-accounts and records as the Issuer reasonably requires by instruction in writing in order to be able to attribute funds in the Collection Account to particular transactions. Any such sub-accounts shall form part of the Collection Account and be subject to all provisions of this Agreement and the Indenture relating to the Collection Account, including the Lien created therein. Any funds transferred from the Collection Account shall be deemed to have been transferred from such sub-accounts pro rata according to the balance of such sub-accounts at the time the transfer is made.

5

3.4	Application of Specific Proceeds from the Collection Account

(a)
Prior to repayment of the Notes in full, including all principal, premium, interest, penalty interest and Additional Amounts, if any, the Account Bank shall only permit withdrawals from the Collection Account in accordance with this Clause 3 (Collection Account).

(b)	Any other withdrawal from the Collection Account is subject to the prior written consent of the Trustee.

4.	CALCULATION AND NOTIFICATION

4.1	Account Balance

The Account Bank shall provide the Trustee and the Issuer with a written statement of the Balance standing to the credit of each of the Collection Account no later than 4.00 pm on the third Business Day following the date upon which a request is made to the Account Bank for the same.

4.2	Notice of Default

(a)	Promptly after receiving actual notice that an Event of Default has occurred, the Trustee shall provide written notice of such Event of Default to the Account Bank.

(b)
Promptly after receiving actual notice that each such Event of Default has been cured or waived in accordance with the terms of the Indenture, the Trustee shall provide written notice to the Account Bank that no Event of Default is continuing.

4.3	No Liability

The Trustee shall have no liability hereunder for any error of calculation or judgment made in good faith by it, except where it has been finally judicially determined to have resulted from its gross negligence or willful misconduct.

5.	RESTRICTIONS ON WITHDRAWALS

5.1	General

(a)	No amounts may be paid to, or withdrawn or transferred from, or reserved in the Collection Account except as expressly permitted by this Agreement and the other Transaction Documents.

(b)	The Issuer shall not transfer or withdraw any amount standing to the credit of the Collection Account if such transfer or withdrawal is prohibited under the terms of any Transaction Document.

(c)
Unless otherwise permitted in accordance with the terms of this Agreement or any of the Transaction Documents, no Person other than the Issuer and the Account Bank, in relation to the Collection Account may make any payments, transfers or withdrawals from the Collection Account. Neither the Trustee nor the Account Bank will incur any liability if it withholds authorisation for any withdrawal or transfer, in good faith, pending provision of all evidence reasonably required by it that the withdrawal or transfer is so permitted or the provision of instructions from the Trustee.

6

(d)	The Issuer may not make a withdrawal or transfer from the Collection Account:

(i)	unless the terms and conditions in Clause 7.1 (Instructions to the Account Bank) have been complied with;

(ii)
if, prior to such withdrawal, the Trustee notifies the Issuer and the Account Bank by issuing a Stop Notice pursuant to Clause 5.3 (Stop Notice) that the withdrawal is not or would not be permitted under this Agreement or any other Transaction Document, or that an Event of Default has occurred and is continuing or that a declaration has been made under Section 6.2 (Acceleration) of the Indenture;

(iii)	if such withdrawal or transfer is inconsistent with the Order of Priority; or

(iv)	if the provisions of Clause 5.2 (Withdrawals During a Default) apply.

(e)	The Issuer may not make a withdrawal from the Collection Account if the making of such withdrawal would thereby cause the Collection Account to become overdrawn.

(f)	The Issuer may not make a withdrawal from the Collection Account other than in a manner and for a purpose expressly permitted under this Agreement and any other Transaction Document.

(g)	The Issuer, to the extent necessary, irrevocably and unconditionally authorises and instructs the Account Bank to act upon instructions received by it from the Trustee.

(h)	Each of the restrictions contained in this Agreement on the withdrawal or transfer of funds from the Collection Account may be relaxed or waived by the Trustee.

5.2	Withdrawals During a Default

(a)
If an Event of Default has occurred and so long as it is continuing or a declaration has been made under Section 6.2 (Acceleration) of the Indenture, the Issuer shall not be entitled (without the prior written consent of the Trustee) to deliver any instructions to the Account Bank with respect to the Collection Account and no appropriation, payment or transfer of funds shall be made from the Collection Account without the prior written consent of the Trustee.

(b)
If an Event of Default has occurred and is still continuing or a declaration has been made under Section 6.2 (Acceleration) of the Indenture, the Trustee shall have the power, either in its own name or in the name of the Issuer, and without notice to the Issuer or any other person to deal with the monies in the Collection Account in accordance with the provisions of the Debenture.

5.3	Stop Notice

(a)
If an Event of Default occurs and is continuing or a declaration is made under Section 6.2 (Acceleration) of the Indenture, the Trustee may deliver a notice (a Stop Notice) to the Account Bank (with a copy to the Issuer) prohibiting any further appropriation, payment or transfer of funds from the Collection Account without the consent of the Trustee and instructing the Account Bank to deal with the monies in the Collection Account in accordance with any written instructions received from the Trustee.

(b)
If a Stop Notice is delivered, the Account Bank shall not make or permit any appropriation, payment or transfer of funds from the Collection Account without the prior written consent of the Trustee and shall deal with the funds standing to credit of the Collection Account in accordance with any written instruction provided by the Trustee. The Account Bank shall be fully indemnified by the Issuer for any loss or expenses it may incur in complying, seeking to comply or not complying with any Stop Notice given by the Trustee in accordance with the terms of this Clause 5.3 (Stop Notice).

7

(c)
If the circumstances leading to the delivery by the Trustee of the Stop Notice cease, the Trustee shall notify the Account Bank that it should proceed to make the transfers or withdrawals provided for in this Agreement without further instruction from the Issuer.

5.4	No Waiver

(a)
None of the restrictions on the withdrawal of funds from the Collection Account contained in this Agreement shall limit, reduce or otherwise affect the Issuer’s obligations to make all payments required to be made to the Secured Parties on their respective due dates in accordance with the Transaction Documents.

(b)
Neither the ability nor inability of the Issuer to make any withdrawal from the Collection Account in accordance with this Agreement nor any such withdrawal shall be construed as a waiver by any Secured Party of any Lien over the Collection Account created under the Security Documents.

6.	GENERAL PROVISIONS RELATING TO THE ACCOUNTS

6.1	Instructions

The Issuer and, to the extent necessary, all other Parties hereto irrevocably and unconditionally authorise and instruct the Account Bank, subject to paragraph (b) of Clause 7.3 (Rights of the Account Bank and Trustee), to make any appropriations, payments and transfers into the Collection Account which this Agreement expressly provides should be made by the Account Bank.

6.2	Compliance With Applicable Local Laws

The Issuer shall comply with all applicable laws of the jurisdiction in which the Collection Account is held relating to the opening, maintenance, operation, withdrawals from, transfers from and/or credits to the Collection Account, including, without limitation, local exchange laws and regulations.

6.3	Further Information

To enable the Account Bank to perform its obligations under this Agreement, the Issuer shall provide, and the Issuer shall use reasonable efforts to procure that each Secured Party provides, to the Account Bank such information as the Account Bank shall, from time to time, reasonably request, and the Account Bank shall not be liable for any loss resulting from any delay or failure to perform its obligations under this Agreement where such delay or failure results from a delay or failure by the Issuer to provide the Account Bank with any information so requested by it in accordance with this Clause 6.3.

6.4	Mandate Agreements

(a)
Save as otherwise provided in this Agreement, the Issuer shall operate the Collection Account in accordance with the procedures agreed between the Issuer, the Trustee and the Account Bank with whom the Collection Account is maintained. In the event of any conflict between such procedures and this Agreement, this Agreement shall prevail.

8

(b)
The standard terms and conditions of the Account Bank governing the Collection Account shall also apply as between the Issuer and the Account Bank to the extent that such standard terms and conditions do not conflict with the terms of this Agreement.

6.5	Resolving Administrative Problems

Notwithstanding any provision of the Transaction Documents to the contrary, the Issuer, the Trustee and the Account Bank may agree between themselves in writing rules governing the Collection Account in order to resolve administrative problems and thereby facilitate the operation of this Agreement, including, without limitation, rules governing the provision of information relating to the Collection Account, and any such rules shall be binding on the Issuer provided always that such rules are not in contradiction with the terms of this Agreement or the Indenture.

6.6	Separate Accounts

The Collection Account shall be a separate account.

6.7	Interest on Account Balances

Any Balance shall bear interest in the currency in which such amount is denominated at such time or times as may be agreed from time to time between the Issuer, the Account Bank and the Trustee, and such interest shall be credited to the Collection Account.

6.8	Currency Conversion and Calculations

For the purposes of this Agreement:

(a)
calculations of any prepayments and all pro rata payments shall be made by expressing all amounts to be paid in Dollars by applying the rate for purchase of Dollars quoted by the Account Bank on the date of such conversion; and

(b)
all payments made or to be made under this Agreement, if required to be converted to Dollars, shall be converted by the Issuer or the Account Bank by applying the Account Bank’s prevailing exchange rate.

6.9	No Daylight Exposure Obligation

The Account Bank shall not be obliged to make available to the Issuer or any Secured Party any sum (the relevant sum) which it is expecting to receive from a third party for the account of the Issuer or that Secured Party until it has been able to establish to its reasonable satisfaction that it has received the relevant sum in cleared funds.

6.10	Application of Payments

(a)
All amounts transferred to and/or withdrawn from the Collection Account at the direction of the Issuer for application in or towards making a specific transfer or payment or meeting a specific liability shall be applied in or towards making that transfer or payment or meeting that liability, and for no other purpose.

(b)
Without prejudice to any Lien over the Collection Account acknowledged by the Account Bank, the Account Bank shall not have responsibility in verifying the subsequent application of any moneys paid from the Collection Account.

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6.11	Trust

All amounts received from time to time by the Issuer required to be credited to the Collection Account in accordance with the terms hereof which are not credited to the Collection Account shall be held by the Issuer on trust for the Secured Parties until such time as they are credited to the Collection Account in accordance with this Agreement. Nothing in this Clause 6.11 (Trust) shall be construed as creating a charge over the Issuer’s assets.

6.12	Enforcement of Lien

Subject to Clause 5.2 (Withdrawals During a Default), if an Event of Default has occurred and is continuing or a declaration has been made under Section 6.2 (Acceleration) of the Indenture, the Issuer may not make any withdrawal from the Collection Account without the prior written consent of the Trustee and the Account Bank shall apply all amounts standing to the credit of the Collection Account as directed by the Trustee.

6.13	Closure of Accounts

The Issuer may only request the Account Bank to close the Collection Account maintained with the Account Bank in order to substitute the Collection Account in accordance with Clause 2.2 (No Other Accounts) or after the Secured Obligations have been repaid in full (as notified to the Account Bank by the Trustee), and upon such request the Account Bank shall, at the sole cost and expense of the Issuer, close the Collection Account and transfer any amount standing to the credit thereof to the substitute Collection Account or after the Secured Obligations are repaid in full, to the Issuer (or as the Issuer may direct).

6.14	Records

(a)
The Issuer irrevocably grants the Trustee or any of its representatives access to review all books and records relating to the Collection Account and irrevocably waives any right of confidentiality which may exist in relation thereto to the extent necessary to allow disclosure of them to any Secured Party. The Issuer irrevocably authorizes the Account Bank to allow the Trustee or any representative thereof unrestricted access to review such books and records held by the Account Bank.

(b)
The Account Bank shall provide to the Issuer and the Trustee, a full statement by the third Business Day following the last day of each calendar month of the Balance of, and each transaction made in respect of, the Collection Account maintained with it during such calendar month.

7.	THE ACCOUNT BANK

7.1	Instructions to the Account Bank

Subject to the provisions of this Clause 7 (The Account Bank), the Issuer, when giving instructions, shall give all instructions addressed to the Account Bank (with copies to the Trustee) for withdrawals or transfers from or credits to, the Collection Account which instructions shall at all times be in accordance with the provisions of this Agreement.

7.2	Undertakings by the Account Bank

The Account Bank:

(a)	shall comply with all instructions and notifications given to it in accordance with this Agreement by the Issuer or the Trustee;

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(b)
shall keep proper books of account, and upon written request from the Issuer (acting reasonably), provide copies of the bank statements relating to the Collection Account to the Issuer and the Trustee;

(c)
shall, upon reasonable prior notice from the Trustee, provide access to the books and records relating to the Collection Account provided for in Clause 6.14 (Records) and provide to the Trustee any information reasonably requested by the Trustee;

(d)	shall not agree to the closure of the Collection Account by the Issuer otherwise than in accordance with Clause 6.13 (Closure of Accounts);

(e)	hereby acknowledges notice of the Lien over the Collection Account and the Balance thereof; and

(f)
hereby waives all rights of set-off or counterclaim which it may have as Account Bank from time to time over the Balance of the Collection Account, except those rights of set-off or counterclaim permitted to be exercised by this Agreement.

7.3	Rights of the Account Bank and Trustee

(a)	The Account Bank and the Trustee may:

(i)
engage and pay for the advice or services of any legal advisers or accountants whose advice or services may in its judgment be necessary for the performance of its functions and may rely upon any advice so obtained;

(ii)	rely as to any matters of fact which might reasonably be expected to be within the knowledge of any other party to any of the Transaction Documents upon a certificate signed by such party;

(iii)
rely upon any instruction, communication or document believed by it to be genuine and, in particular, rely upon any notice, request or other communication of any other party for the purposes of this Agreement if such notice, request or other communication purports to be signed or sent by or on behalf of any one Authorised Representative of such party;

(iv)	assume that no Event of Default has occurred and that no other party to any agreement is in breach of its obligations thereunder unless it has received actual notice to the contrary;

(v)
assume that all instructions, authorisations, consents and conditions for making any payment out of amounts standing to the credit of the Collection Account have been satisfied unless it has actual knowledge or notice to the contrary. In making any such payments, the Account Bank shall be entitled to rely absolutely on any such instructions, authorisations, or consents received by it under this Agreement without further enquiry; and

(vi)	suspend any withdrawals from the Collection Account if it reasonably believes that such withdrawal would or could breach the terms of the Transaction Documents.

(b)	Notwithstanding anything to the contrary expressed or implied herein, the Account Bank and the Trustee shall not:

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(i)	be bound to inquire as to the occurrence or otherwise of an Event of Default or Default or the performance by any other party to any of the Transaction Documents of its obligations thereunder;

(ii)	be bound to verify whether any proposed payment, withdrawal or transfer from the Collection Account is permitted or prohibited by any other Transaction Document;

(iii)	be bound to exercise any right, power or discretion vested in it under any Transaction Document unless instructed to do so in accordance therewith;

(iv)	be bound to account to any other party hereto for any sum or the profit element of any sum received by it for its own account;

(v)	be bound to disclose to any other Person any information relating to any other party hereto (except as expressly provided in this Agreement);

(vi)
be under any fiduciary duty towards any other party hereto or under any obligations other than (A) those for which express provision is made in the Transaction Documents and (B) duties arising in the ordinary course of its business;

(vii)
have any responsibility to ensure that the information set out in any instructions (including payment instructions) received by it are correct or to check or enquire as to whether any condition has been met or fulfilled;

(viii)
have any responsibility to any party if any instruction which should be given by any party to the Account Bank under or in connection with this Agreement is for any reason not received by the Account Bank or is incomplete or is not made at the time it should be made or has not been authorised by the Trustee in accordance with this Agreement and the Account Bank shall not be liable to any Person for any delay in making payment or failing to make any payment as a result thereof;

(ix)
accept any responsibility for the accuracy and/or completeness of any information provided by any party to a Transaction Document or for the legality, validity, effectiveness, adequateness or enforceability of such Transaction Document nor any liability as a result of taking or omitting to take any action, save where it has been finally judicially determined to have resulted from its own willful default or gross negligence;

(x)
be concerned or required to verify the matters referred to in, or the validity of any written notice given by the Parties or any of them hereunder, including for the avoidance of doubt, the fulfillment of any of the conditions precedent governing the provision of instructions for transactions made pursuant to the Indenture or this Agreement; and

(xi)	be obliged at any time to investigate into, or verify, the sufficiency of proceeds paid or credited into the Collection Account.

(c)	The Account Bank may accept deposits from, lend money to, and generally engage in, any kind of banking business with any party to a Transaction Document.

(d)
All payments, transfers, credits or withdrawals to be made by the Account Bank from the Collection Account in accordance with this Agreement shall only be made if and to the extent that the Account Bank has been instructed to make such payment, transfer, credit or withdrawal in accordance with this Agreement and, in the absence of any such instruction, no such payments, transfers, credits or withdrawals will be made by the Account Bank.

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(e)
Each of the other Parties hereto agrees that it will not assert or seek to assert against any director, officer or employee of the Account Bank any claim it might have against the Account Bank in respect of the matters referred to in this Clause 7 (The Account Bank).

7.4	Resignation of the Account Bank

(a)
The Account Bank may resign from its role as Account Bank at any time by giving not less than thirty (30) Business Days written notice to the Trustee and the Issuer provided that no such resignation shall take effect until a successor has been appointed in accordance with this Clause 7.4 (Resignation of the Account Bank).

(b)	Following the giving of notice of any resignation in accordance with paragraph (a) of this Clause 7.4 (Resignation of the Account Bank):

(i)
the Trustee may appoint a successor Account Bank, with, unless an Event of Default has occurred and is continuing or a declaration has been made under Section 6.2 (Acceleration) of the Indenture, the consent of the Issuer, such consent not to be unreasonably withheld or delayed; or

(ii)
if, sixty (60) Business Days after the giving of such notice, no successor Account Bank has been appointed in accordance with paragraph (b)(i) of this Clause 7.4 (Resignation of the Account Bank), the Account Bank which is resigning may appoint a successor Account Bank who meets all requirements contained in this Agreement relating to, and is capable of performing, the role of Account Bank in consultation with the Trustee and (unless an Event of Default has occurred and is continuing or a declaration has been made under Section 6.2 (Acceleration) of the Indenture) the Issuer.

(c)
No appointment of a successor Account Bank under paragraph (b) of Clause 7.4 (Resignation of the Account Bank) shall be effective until such successor Account Bank delivers a deed of accession substantially in the form set out in Schedule 2 (Form of Accession Deed) (with copies to all Parties) (an Accession Deed). Upon delivery of the Accession Deed by a successor Account Bank:

(i)
any amounts standing to the credit of the Collection Account maintained with the Account Bank replaced by such successor Account Bank shall be transferred to accounts in the name of the Issuer (or, as the case may be, the Trustee) opened on the books of such successor Account Bank together with all accrued interest and/or profit thereon;

(ii)
the Account Bank replaced by such successor Account Bank shall cease to be a party to this Agreement as an Account Bank and shall cease to have any obligation in such capacity (without prejudice to any accrued liabilities or obligations of the Account Bank to the Issuer and the Trustee hereunder incurred or arising prior to the delivery of the deed of accession by a successor Account Bank) but shall remain entitled to the benefits of this Clause 7 (The Account Bank);

(iii)
the successor Account Bank and each of the other Parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor Account Bank had been a party hereto as an Account Bank;

(iv)
the Issuer shall arrange for its interest in this Agreement with the successor Account Bank to be assigned in the same manner as its interest in this Agreement with the original Account Bank was assigned under the Debenture and the Issuer shall execute such documents and give such notices as may be required for that purpose; and

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(v)
the Issuer shall arrange for the new accounts maintained with the successor Account Bank to be assigned in the same manner as the original Collection Account was assigned under the Debenture and the Issuer shall execute such documents and give such notices as may be required for that purpose.

(d)
Following the giving of notice of any resignation in accordance with paragraph (a) of Clause 7.4 (Resignation of the Account Bank) but prior to the delivery of a deed of accession by a successor Account Bank, the Account Bank shall:

(i)	hold to the order of the Issuer and the Trustee any monies then held by it on behalf of the Issuer together with any other assets of the Issuer then held by it;

(ii)
other than as the Issuer or the Trustee may direct pursuant to sub-paragraph (iv) below, continue to perform all of its obligations and services under this Agreement until the date mutually agreed between the Account Bank, the Issuer and the Trustee;

(iii)
take such further action in accordance with the terms of this Agreement as the Issuer or the Trustee may reasonably direct in relation to the Account Bank’s obligations under this Agreement as may be necessary to enable the obligations and services under this Agreement to be performed by a successor Account Bank; and

(iv)
stop taking any such action under the terms of this Agreement as the Issuer or the Trustee may reasonably direct, including, the collection of monies into the Collection Account, communication with the Issuer’s customers under the Customer Contracts or dealing with the assets of the Issuer held by it.

7.5	Restrictions on Liability

(a)	Each of the Issuer and the Trustee agree that the Account Bank is not liable to the Issuer or any Holder:

(i)
for any loss resulting from any delay or failure to implement or to make any appropriation, payment or transfer into the Collection Account which this Agreement or the Indenture expressly provides should be made by the Account Bank if such delay or failure results from any act or omission on the part of any Person other than the Account Bank; and

(ii)	for a transfer being made to the Collection Account other than where it has been finally judicially determined to have resulted from the Account Bank’s own willful default or gross negligence.

(b)	Without prejudice to the foregoing, under no circumstances will the Trustee or the Account Bank be liable to the Issuer or any other party for:

(i)	any consequential loss (being loss of business, goodwill, opportunity or profit); or

(ii)	any special or punitive damages of any kind whatsoever, in each case however caused or arising and whether or not foreseeable, even if advised of the possibility of such loss or damage.

(c)
For the avoidance of doubt, in acting under this Agreement, the Trustee shall also be entitled to the benefit of all of the provisions of the Indenture expressed to be in favour of the Trustee for its own protection including, without limitation, all of the immunities, privileges, benefits, protection and indemnities provided in favour of the Trustee by the Indenture as if set out herein mutatis mutandis.

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7.6	Disclosure of Information

(a)	The Issuer agrees that the Account Bank and its authorised officials and employees may disclose to:

(i)	any Secured Party;

(ii)	any Secured Party’s Affiliates on a need to know basis;

(iii)	the Issuer or its shareholders;

(iv)	any successor Account Bank; and

(v)	any Person to whom information may be required to be disclosed by any applicable law or any Relevant Authority,

such information about the Issuer or its shareholder, the Collection Account, the Transaction Documents and the transactions contemplated thereunder as the Account Bank shall consider appropriate. This Clause 7.6 (Disclosure of Information) shall not be construed as a limitation on, and shall be in addition to, the Account Bank’s rights of disclosure pursuant to the Account Bank’s standard terms and conditions governing the Collection Account.

7.7	Indemnity

The Issuer and the Guarantor shall jointly and severally indemnify the Account Bank and the Trustee, and each of their officers, employees and agents against all claims, demands, liabilities, proceedings, costs, fees, charges, losses and expenses (including without limitation, legal expenses and other out-of-pocket expenses plus any applicable goods and services tax) incurred by each of them in relation to the exercise or purported exercise of any of the rights, powers and discretions vested in the Account Bank and the Trustee pursuant to the terms of the Transaction Documents or in respect of any matter or thing done or omitted to be done in connection with any of the Transaction Documents whether or not pursuant to any law or regulation (other than that which has been finally judicially determined to have resulted from the fraud, willful default, gross negligence or willful misconduct of the Account Bank or the Trustee, as the case may be). The indemnity by the Issuer and the Guarantor under this Clause 7.7 (Indemnity) shall survive the termination of this Agreement. The Issuer (failing which the Guarantor) shall pay all stamp, registration and other taxes to which this Agreement or any judgment given in connection herewith is or at any time may be subject and shall (together with the Guarantor), from time to time on demand of the Account Bank and/or the Trustee, indemnify the Account Bank and/or the Trustee (as the case may be) against all liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

7.8	Expenses

The Issuer agrees to pay the properly incurred administrative costs, bank charges and out-of-pocket expenses (other than out-of-pocket expenses incurred by the Account Bank in its transfer of its rights and obligations hereunder to a successor Account Bank, or out-of-pocket expenses incurred by the successor Account Bank for such transfer) of the Account Bank and the Trustee in providing banking and other services to the Issuer under this Agreement and the properly incurred costs (including properly incurred costs and expenses incurred in obtaining legal and/or other advice) of the Account Bank and the Trustee in connection with the negotiation of this Agreement and the negotiation and execution of any further documents and the taking of any further action in accordance with this Agreement, and the enforcement of, or the preservation of, any rights under this Agreement.

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7.9	Fax Instructions

If the Issuer wishes to give its instructions to the Account Bank relating to the Collection Account opened and maintained with the Account Bank by fax, the Account Bank, other than where it has been finally judicially determined to have resulted from its own gross negligence or willful default, shall not be responsible or liable in the event such communication is not an authorized or authentic communication of the Issuer or is not in the form the Issuer sent or intended to send (whether due to fraud, distortion or otherwise). The Issuer shall indemnify the Account Bank against any claims, demands, liabilities, proceedings, costs, fees, charges, losses and expenses (including without limitation, legal expenses and other out-of-pocket expenses plus any applicable goods and services tax) it may incur in acting in accordance with any such communication.

7.10	Time of Payment Instructions to Account Bank

(a)
All instructions for payments from the Collection Account, when required to be given by the Issuer, will be subject to the delivery to the Account Bank of a payment instruction in form and substance satisfactory to the Account Bank, signed by any one Authorised Representative. Such instructions shall be effected by fax transmission and must, unless otherwise stated in this Agreement, be received by the Account Bank:

(i)
in the case of payments to be made to another account held with the Account Bank, by close of banking business local time of the Account Bank on the Business Day prior to the value date of the payment; and

(ii)
in the case of payments to be made to a bank other than the Account Bank (including a branch of the Account Bank in a jurisdiction other than that of the paying branch) by no later than 12 noon local time of the Account Bank on the Business Day prior to the value date of the intended payment, except that any instructions for payment of funds to be made in a currency other than Dollars from the Collection Account must be received by the Account Bank by no later than 12 noon local time of the Account Bank on the third Business Day prior to the value date of the intended payment and will be converted at the Account Bank’s spot rate for conversion (if such spot rate is available) of such amount denominated in such currency, such spot rate to be the spot rate available on the payment date.

7.11	Cleared Funds

The amount of each payment from the Collection Account must represent cleared funds and thus payments may only be made in relation to funds standing to the credit of the Collection Account as at the close of business on the immediately preceding Business Day, unless stated otherwise in this Agreement.

7.12	Amendment to Authorised Representatives

The Issuer and the Trustee, as the case may be, undertake to give the Account Bank at least five (5) Business Days’ notice in writing of any amendment to its Authorised Representatives, such notice to be substantially in the form of the list of Authorised Representatives as set out in Schedule 3 (Authorised Representatives). Any amendment of Authorised Representatives herewith shall take effect upon the expiry of such five (5) Business Days’ notice.

7.13	Responsibilities of the Account Bank

The Account Bank’s sole responsibilities and obligations are as specifically set forth in this Agreement and the Transaction Documents. The Account Bank shall not be subject to, nor required to comply with, any other agreement between or among the Trustee and the Issuer or to which the Issuer or the Trustee is a party even though reference thereto may be made in this Agreement or the Transaction Documents.

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8.	NOTICES

8.1	Communications in Writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter or by email, or by any other electronic mode as may be agreed by the Parties.

8.2	Addresses

The address, and fax number and (if applicable) email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party hereto for any communication or document to be made or delivered under or in connection with this Agreement shall be those set out in Schedule 1 (Notices) or any substitute address and fax number, email address or department or officer as the relevant Party may notify to the other Parties by not less than five (5) Business Days’ notice.

8.3	Delivery

(a)	Any communication or document made or delivered by one Person to another (other than the Trustee or the Account Bank) under or in connection with this Agreement will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)
if by way of letter, the earlier of when it has been left at the relevant address, or as the case may be, five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to the addressee at the address notified by such addressee for this purpose, and, if a particular department or officer is specified as part of its address details provided under Clause 8.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to any of the Trustee or the Account Bank will be effective only when actually received by such Person during normal business hours in the place of receipt and then only if it is expressly marked for the attention of the department or officer identified on the signature page hereof (or any substitute department or officer as such Person shall specify for this purpose).

8.4	English Language

(a)	Any notice given under or in connection with this Agreement must be in English.

(b)	All other documents provided under or in connection with this Agreement must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Trustee or the Account Bank, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

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8.5	Electronic communication

(a)	Any communication to be made between the Parties under or in connection with this Agreement may be made by electronic mail or other electronic means, if the Parties:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)
Any Party which sets out an email address as part of its administration details provided by it to the Trustee or the Account Bank from time to time in connection with this Agreement is deemed to agree to receiving communications from any other Party by electronic mail to that email address.

(c)	Any electronic communication made:

(i)
by the Account Bank or the Trustee to the Issuer will be effective when it is sent by the Account Bank or the Trustee (as the case may be) unless the Account Bank or the Trustee (as the case may be) receives a message indicating failed delivery; and

(ii)
by the Issuer to the Account Bank or the Trustee will be effective only when actually received by the Account Bank or the Trustee (as the case may be) and such electronic communication shall be deemed received upon the Issuer’s receipt of an acknowledgement from the Account Bank or the Trustee (as the case may be) (such as by the return receipt requested function, as available, return email or other written acknowledgement).

(d)
Each Party shall notify the any affected persons promptly upon becoming aware that its electronic mail system or other electronic means of communication cannot be used due to technical failure and that failure is or is likely to be continuing for more than two (2) Business Days. Until the relevant Party has notified the Trustee and the Trustee has notified the affected persons that the failure has been remedied, all notices between those parties shall be sent by fax or letter in accordance with this Clause 8 (Notices).

9.	MISCELLANEOUS

9.1	Successors and Assigns

(a)	The Issuer may not assign its rights under this Agreement.

(b)	The Agreement shall be binding upon and inure to the benefit of the respective successors, assignees and transferees of:

(i)	the Trustee, provided that such successor, assignee or transferee has acceded to the Indenture in accordance with the terms thereof; and

(ii)	the Account Bank, provided that such successor, assignee or transferee has acceded to this Agreement in accordance with paragraph (c) of Clause 7.4 (Resignation of the Account Bank).

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(c)
Any rights conferred on the Trustee or the Account Bank by this Agreement shall be in addition to, and not in substitution for, or derogation of, any other rights and remedies which the Trustee or the Account Bank may at any time have under the Transaction Documents or otherwise, including rights to seek and obtain from the Issuer or any party to the Security Documents reimbursement of or indemnification against payments made or liabilities incurred under the Transaction Documents or otherwise.

(d)
The Trustee is not obliged before exercising any of the rights, powers and remedies conferred upon it by this Agreement or by law (and the Issuer hereby irrevocably waives any right or benefit afforded by applicable law that would require such exercise by the Trustee):

(i)	to make any demand on or to take action or obtain judgement in any court against the Issuer or any party to any Transaction Document;

(ii)	to make or file any claim in a bankruptcy, winding-up, liquidation or reorganisation of the Issuer or any such party; or

(iii)	to enforce or to seek to enforce any other rights or remedies it may have against the Issuer or its rights or remedies against any such party.

9.2	Payments Free of Deduction

All payments made under this Agreement shall be calculated without any set-off, counterclaim or tax, and shall be made free and clear of, and without any deduction for, or on account of set-off, counterclaim or tax.

9.3	Grant of Security Interest in Accounts

To secure the due and punctual payment of the principal of, premium, if any, and interest on the Notes, including any premium, penalty interest and Additional Amounts, and amounts due under the Transaction Documents, the Issuer has executed and delivered the Debenture. The Issuer represents and warrants that such document is effective to grant a valid security interest in the Collection Account and the respective interests of the Issuer in favor of the Trustee for the benefit of the Holders in accordance with the Indenture.

9.4	Subordination of Lien; Waiver of Set-Off

In the event that the Account Bank has or subsequently obtains by agreement, by operation of law or otherwise a Lien in the Collection Account, the Account Bank hereby agrees that such Lien shall be subordinate to the Lien of the Trustee. Neither the Collection Account nor any money credited thereto will be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Trustee (except that, subject to the priority set forth in paragraph (a)(i) of Clause 3.2 (Order of Priority) the Account Bank may set off: (i) all amounts due to the Account Bank in respect of customary fees and expenses for the routine maintenance and operation of the Collection Account; and (ii) the face amount of any checks which have been credited to the Collection Account but are subsequently returned unpaid because of uncollected or insufficient funds).

9.5	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

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9.6	Governing Law

This Agreement is governed by Singapore law.

9.7	Third Party Rights

A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act (Cap. 53 B) to enforce any term of this Agreement.

9.8	Enforcement

(a)
The courts of Singapore have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)	The Parties hereto agree that the courts of Singapore are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 9.8 (Enforcement) is for the benefit of the Account Bank and the Trustee only. As a result, none of the Account Bank or the Trustee shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Account Bank and the Trustee may take concurrent proceedings in any number of jurisdictions.

AS WITNESS the hands of the duly authorised representatives of the Parties hereto the day and year first before written.

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SCHEDULE 1

NOTICES

The Issuer

BLUE OCEAN RESOURCES PTE. LTD.

Address:

Fax No.:

Attention:

Email:

The Account Bank

SUMITOMO MITSUI BANKING CORPORATION, SINGAPORE BRANCH

Address:	3 Temasek Avenue, #06-01 Centennial Tower, Singapore 039190

Fax No.:	+65 6882 0023

Attention:	Ms Catherine Lai / Ms Josephine Ho - Credit Administration Department

Email:	catherine_lai@sg.smbc.co.jp / josephine_ho@sg.smbc.co.jp

The Trustee

THE BANK OF NEW YORK MELLON

Address:

Fax No.:

Attention:

Email:

The Guarantor

PT CENTRAL PROTEINAPRIMA TBK.

Address:

Fax No.:

Attention:

Email:

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SCHEDULE 2

FORM OF ACCESSION DEED

To:	(i)	The Bank of New York Mellon as Trustee

(ii)	[Original Account Bank]

(iii)	Blue Ocean Resources Pte. Ltd.

From: [Proposed successor Account Bank]	Dated: [●]

Dear Sirs

Cash Management Agreement dated 28 June 2007 as amended and restated on [●] 2013 (the Agreement)

We refer to the Agreement. This is an Accession Deed. Terms defined in the Agreement have the same meaning in this Accession Deed unless given a different meaning in this Accession Deed.

[Account Bank] (the Original Account Bank) is hereby released and discharged from all its duties and obligations under the Agreement (save for any of its accrued liabilities or obligations to the Issuer and Trustee incurred or arising prior to the date of this Accession Deed (the Antecedent Liabilities)) and shall, without prejudice to the rights of the Issuer and the Trustee in relation to the Antecedent Liabilities, cease to be a party to the Agreement.

[Proposed successor Account Bank] agrees to be bound by the terms of the Agreement and to assume and perform all the rights, duties and obligations of the Original Account Bank pursuant to the Agreement as if the successor Account Bank had at all times been a party to the Agreement in place of the Original Account Bank.

[Proposed successor Account Bank] administrative details are as follows:

Address:

Fax No:

Attention:

This Accession Deed is governed by Singapore law.

[Signature blocks to be inserted]

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SCHEDULE 3

AUTHORISED REPRESENTATIVES

Blue Ocean Resources Pte. Ltd., as the Issuer

Name	Group	Position	Specimen signature	Telephone number

The Bank of New York Mellon, as the Trustee

Name	Position	Specimen signature	Telephone number

23

SIGNATURES

The Issuer

BLUE OCEAN RESOURCES PTE. LTD.

By:

The Account Bank

SUMITOMO MITSUI BANKING CORPORATION, SINGAPORE BRANCH

By:

The Trustee

THE BANK OF NEW YORK MELLON

By:

The Guarantor

PT CENTRAL PROTEINAPRIMA TBK.

By:

24

APPENDIX 15

DATED THIS [•] DAY OF [•] 2013

Between

BLUE OCEAN RESOURCES PTE. LTD.
as Chargor

and

THE BANK OF NEW YORK MELLON
as Offshore Collateral Agent

CHARGE OVER ACCOUNTS

Page

1.	INTERPRETATION	1
2.	COVENANT TO PAY	3
3.	CHARGE AND ASSIGNMENT	3
4.	CONTINUING SECURITY	3
5.	ACCOUNTS AND DEPOSITS	5
6.	PERFECTION OF SECURITY	6
7.	REPRESENTATIONS AND WARRANTIES	6
8.	UNDERTAKINGS BY CHARGOR	6
9.	INDEMNITY	7
10.	ENFORCEMENT OF SECURITY	7
11.	APPLICATION OF MONIES	10
12.	NO RIGHT OF INDEMNITY	10
13.	APPOINTMENT AND POWERS OF RECEIVER	11
14.	FURTHER ASSURANCE	11
15.	AVOIDANCE OF PAYMENTS	12
16.	PAYMENTS FREE OF DEDUCTION	12
17.	POWER OF ATTORNEY	12
18.	DELEGATION	13
19.	RIGHTS OF OFFSHORE COLLATERAL AGENT	13
20.	SUSPENSE ACCOUNT	13
21.	BENEFIT OF ASSIGNMENT	14
22.	REMEDIES AND WAIVERS	14
23.	NO LIABILITY	14
24.	PARTIAL INVALIDITY	14
25.	SUCCESSOR	14
26.	NOTICES	15
27.	COUNTERPARTS	15
28.	CURRENCY CONVERSION	15
29.	ENFORCEMENT	16
SCHEDULE 1 FORM OF NOTICE OF ASSIGNMENT		18
SCHEDULE 2 FORM OF ACKNOWLEDGEMENT OF NOTICE OF ASSIGNMENT		20

-i-

THIS CHARGE OVER ACCOUNTS (this “Deed”) is made on [•] 2013.

BETWEEN:

(1)	BLUE OCEAN RESOURCES PTE. LTD., a company incorporated in Singapore (the “Chargor”) in favour of

(2)	THE BANK OF NEW YORK MELLON, in its capacity as Offshore Collateral Agent for and on behalf of the Secured Parties (the “Offshore Collateral Agent”).

WHEREAS:

(A)	The Chargor issued the Original Notes on 28 June 2007. The Original Notes were amended and restated on [•] 2013.

(B)	The Chargor has agreed to execute this charge over the Charged Accounts as security for the Secured Obligations.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Terms defined in the Amended and Restated Indenture shall, unless otherwise defined in this Deed, bear the same meaning when used in this Deed and in addition:

“Account Bank” means PT Bank Negara Indonesia (Persero) Tbk., acting through its Singapore branch.

“ACRA” means the Accounting and Corporate Regulatory Authority of Singapore.

“Amended and Restated Indenture” means the Original Indenture as amended and restated on [•] 2013.

“Assignment Acknowledgement” means an acknowledgment in substantially the form of the acknowledgment set out in Schedule 2 (Form of Notice of Assignment and Acknowledgment).

“Charged Accounts” means, together:

(a)	the US$ account number 0568872911; and

(b)	the Singapore Dollar account number 0568872411;

in each case maintained by the Chargor with the Account Bank in Singapore; and includes any renewal, redesignation, replacement, sub-division or sub-account thereof or any redesignation of any additional account by the Offshore Collateral Agent.

“Charged Property” means any and all rights and/or assets expressed to be assigned and/or charged under Clause 3 (Charge and Assignment).

“Charges” means all or any of the Security created or expressed to be created by or pursuant to this Deed.

 “Collateral Rights” means any and all rights, powers and remedies of the Offshore Collateral Agent and/or any Receiver provided by or pursuant to this Deed or by law.

“Collection Account” has the meaning provided in the Cash Management Agreement.

“Company” means PT Central Proteinaprima Tbk., a company incorporated in Indonesia.

“Debenture” means the debenture dated 28 June 2007 between the Chargor and the Trustee as amended and restated on [•] 2013.

“Deposit” means, in respect of any Charged Account, the credit balance from time to time on that Charged Account and all rights, benefits and proceeds in respect thereof.

“Notice of Assignment” means a notice of assignment and charge in substantially the form set out in Schedule 1 (Form of Notice of Assignment).

“Obligors” means, together, the Chargor and each Guarantor; and “Obligor” means any one of them.

“Original Indenture” means the indenture dated 28 June 2007 pursuant to which the Original Notes were issued.

“Original Notes” means the US$325,000,000 11% guaranteed senior secured notes due 2012 issued by the Chargor.

“Property Act” means the Conveyancing and Law of Property Act, Chapter 61 of Singapore.

“Receiver” means a receiver or receiver and manager or administrative receiver or judicial manager of the whole or part of the Charged Property.

“Revenue” has the meaning provided in the Cash Management Agreement.

1.2
The rules of interpretation contained in Section 1.3 (Rules of Construction) of the Amended and Restated Indenture shall apply to the construction of this Deed, mutatis mutandis, as if set out in full herein. A reference to a “Clause” is, unless otherwise stated, a reference to a clause hereof.

1.3
Save for any Receiver, any joint Receiver, any attorney of any Secured Party, any person appointed by any Secured Party’s attorneys, any nominee, delegate or sub-delegate of a Secured Party or any attorney of any Receiver referred to in this Deed or unless expressly provided to the contrary, a person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce or enjoy the benefit of any term of this Deed. Notwithstanding any term of this Deed, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Deed.

2.	COVENANT TO PAY

2.1
The Chargor shall pay and discharge the Secured Obligations when due in accordance with the Transaction Documents or, if they do not specify a time for payment, immediately on demand by the Offshore Collateral Agent.

2.2
Each sum appropriated by the Offshore Collateral Agent in accordance with the Transaction Documents in or towards payment of a particular part of the Secured Obligations shall to the extent of that appropriation discharge the Chargor’s obligations in respect of that part of the Secured Obligations to any Secured Party to which the same is owed.

3.	CHARGE AND ASSIGNMENT

As a continuing security for the payment and discharge of all the Secured Obligations and for the observance and due and punctual performance by the Chargor of its obligations under the Transaction Documents, the Chargor, as legal and beneficial owner of the Charged Accounts and Deposits, hereby:

(a)	charges and agrees to charge by way of first fixed charge; and

(b)	assigns and agrees to assign absolutely by way of security with first ranking priority;

in each case in favour of the Offshore Collateral Agent acting for and on behalf of the Secured Parties, all of the Chargor’s present and future rights, title and interest from time to time in and to and deriving from the Charged Accounts and any Deposit.

4.	CONTINUING SECURITY

4.1
The Security created by this Deed shall constitute and be a continuing security for the payment and discharge of the Secured Obligations notwithstanding any intermediate payment or settlement of account or reduction or repayment of the Secured Obligations for the time being owing or any other matter or thing whatsoever, and shall be in addition to and independent of and shall not be in any way prejudiced or affected by any of the other Transaction Documents or any collateral or other agreement, Security, indemnity, guarantee, right, remedy or lien of whatever nature which the Offshore Collateral Agent or any of the Secured Parties may now or at any time hereafter have, or judgment or order obtained by the Offshore Collateral Agent or any of the Secured Parties, for or in respect of all or any part of the Secured Obligations, nor shall any of the other Transaction Documents or any such collateral or other agreement, Security, indemnity, guarantee, right, remedy or lien or judgment or order be in any way prejudiced or affected by this Deed.

4.2
The Security constituted by or pursuant to, and the rights or remedies provided in, this Deed are cumulative and not exclusive of any rights or remedies provided by law and in addition to and independent of every other Security which the Offshore Collateral Agent or any Secured Party may at any time hold for the Secured Obligations or any other obligations. No prior Security held by the Offshore Collateral Agent (whether in its capacity as agent or otherwise) or any of the Secured Parties over all or any part of the Charged Property shall merge into the Security constituted by this Deed.

4.3
Neither the liability of the Chargor nor the validity or enforceability of this Deed or the Secured Obligations nor the Security created by this Deed or the Collateral Rights shall be discharged or affected by: (a) any time, indulgence, concession, waiver or consent at any time given to any Obligor or any other person; (b) any amendment or supplement to the Amended and Restated Indenture and/or any other Transaction Document or any other agreement, Security, indemnity, guarantee, right, remedy or lien; (c) the making or absence of any demand on any Obligor or any other person for payment; (d) the enforcement or absence of enforcement of any of the Transaction Documents or any other agreement, Security, indemnity, guarantee, right, remedy or lien; (e) the taking, existence or release of any of the Transaction Documents or any other agreement, Security, indemnity, guarantee, right, remedy or lien (including the release of any part of the Charged Property); (f) the dissolution, winding-up, amalgamation, reconstruction or reorganisation of any Obligor or any other person (or the commencement of any of the foregoing); (g) the illegality, invalidity or unenforceability of or any defect in any provision of any of the Transaction Documents or any other agreement, Security, indemnity, guarantee, right, remedy or lien or any of the obligations of any of the parties thereunder; or (h) any other matter or thing which but for this Clause 4.3 (Continuing Security) would or might operate to impair or discharge the Security intended to be created by this Deed.

4.4
In the event of the commencement of the winding-up of the Chargor or of this Deed ceasing for any reason to be binding on the Chargor or if the Offshore Collateral Agent or any of the Secured Parties shall at any time receive notice (either actual or otherwise) of any subsequent or other mortgage, charge, assignment, hypothecation, pledge, lien or other like interest, matter, event or transaction affecting all or any part of the Charged Property, the Offshore Collateral Agent or any of the Secured Parties may open a new account or accounts for the Chargor in its books. If the Offshore Collateral Agent or any of the Secured Parties does not in fact open such new account then, unless it gives express notice in writing to the Chargor to the contrary, the Offshore Collateral Agent or any of the Secured Parties shall be treated as if it had in fact opened such new account or accounts at the time when it received or is deemed to have received such notice. As from that time and unless such express notice in writing shall be given to the Chargor by the Offshore Collateral Agent or any of the Secured Parties, all payments by or on behalf of the Chargor to the Offshore Collateral Agent or any of the Secured Parties shall be credited, or treated as having been credited, to a new account of the Chargor and not as having been applied in reduction of the Secured Obligations at the time when such notice was received or deemed to have been received. For the avoidance of doubt, if a payment which but for this Clause 4.4 (Continuing Security) would have been applied in satisfaction of the Secured Obligations is instead credited to a new account of the Chargor under this Clause 4.4 (Continuing Security), then for the purpose of calculating interest accruing on the Secured Obligations, the Secured Obligations shall be deemed not to have been reduced by an amount equivalent to such payment.

4.5

(a)
The Offshore Collateral Agent or any of the Secured Parties may, without prior notice, set off any matured obligation then due from the Chargor under the Transaction Documents (to the extent beneficially owned by the Offshore Collateral Agent or any of the Secured Parties) and unpaid against any matured obligation owed by the Offshore Collateral Agent or any of the Secured Parties to the Chargor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Offshore Collateral Agent or any of the Secured Parties may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)
The provisions of this Clause 4.5 (Continuing Security) shall be without prejudice, but shall be in addition, to any right of set-off, combination of accounts, lien or other right to which the Offshore Collateral Agent or any of the Secured Parties is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(c)
The right of set-off of the Offshore Collateral Agent or any of the Secured Parties shall not be prejudiced by, or prejudice, any other Security which may now or hereafter be provided by the Chargor or any other person and shall be in addition to any such Security.

5.	ACCOUNTS AND DEPOSITS

5.1
At all times prior to the discharge of any and all of the Security constituted by or pursuant to this Deed in accordance with and subject to the terms of this Deed, the Chargor shall not be entitled to receive, withdraw or otherwise transfer any Deposit or receive, withdraw, transfer or otherwise apply any Deposit except as permitted under and in accordance with Clause 8.1 (Undertakings by Chargor).

5.2
The Offshore Collateral Agent shall, upon and at all times after the occurrence of an Event of Default which is continuing, be entitled without notice or further demand, immediately to exercise all the rights, powers and remedies possessed by it according to law or this Deed in respect of any or all of the Charged Accounts or any Deposit (and as assignee and/or chargee of the Chargor’s right, title and interest in and to the Deposits in respect of any or all of the Charged Accounts) and to:

(a)	demand and receive all and any monies due under or arising out of any or all of the Deposits;

(b)
exercise, in relation to any Deposit, in such manner as the Offshore Collateral Agent may in its absolute discretion determine, all such rights as the Offshore Collateral Agent and/or the Chargor was then entitled to exercise in relation to such Deposit or might, but for the terms of this Deed, exercise; and

(c)	apply, set-off or transfer any or all of the Deposits in or towards the payment or other satisfaction of the Secured Obligations or any part thereof.

5.3	The Chargor shall not, without the Offshore Collateral Agent’s prior written consent, permit or agree to any variation of the rights attaching to any Deposit in respect of any Charged Account.

6.	PERFECTION OF SECURITY

6.1	The Chargor shall, promptly upon the entry into of this Deed and upon the designation at any time by the Offshore Collateral Agent of any additional account as a Charged Account:

(a)	deliver to the Account Bank, with a copy to the Offshore Collateral Agent, a Notice of Assignment in respect of each of the Charged Accounts duly executed by or on behalf of the Chargor; and

(b)	procure that an Assignment Acknowledgment to each such Notice of Assignment is duly executed by the Account Bank, and deliver such Assignment Acknowledgment to the Offshore Collateral Agent.

6.2
The Chargor shall promptly, and in any event no later than 5 Business Days after the date of this Deed, register or procure the registration of the details of this Deed with ACRA and in its register of charges and promptly thereafter deliver to the Offshore Collateral Agent documentary evidence of registration with ACRA and a copy (certified true by one of its directors) of its register of charges, evidencing such registration.

6.3
The Offshore Collateral Agent shall have no responsibility for the perfection, preservation, priority, accuracy of, filings in relation to, nor the adequacy or sufficiency of any of the Security interests created by this Deed, and is not responsible or required to take any action with respect to the foregoing. The Chargor shall be solely responsible for any filings or other steps required to perfect the Security interests created by this Deed.

7.	REPRESENTATIONS AND WARRANTIES

7.1
In addition to the representation and warranties contained in the other Transaction Documents, the Chargor, on the date of this Deed, makes the following representations and warranties to the Offshore Collateral Agent (for and on behalf of the Secured Parties) and acknowledges that the Secured Parties have relied upon those representations and warranties:

(a)
it is, and shall be, the sole legal and beneficial owner of the Charged Property free and clear from any Security or right of set-off, counterclaim or equity whatsoever and all third party rights and interests except as created or permitted by, or pursuant to, the Transaction Documents;

(b)
it has not sold, assigned or otherwise disposed of, or created, granted or permitted to subsist any Security over, all or any of its right, title and interest in the Charged Property (other than the Security constituted pursuant to this Deed or any other Transaction Document); and

(c)	it has disclosed to the Offshore Collateral Agent all material terms and conditions of each Charged Account, each Deposit in respect thereof and its rights attaching thereto.

7.2
The representations and warranties contained in this Clause 7 (Representations and Warranties) shall be true and accurate on each day for so long as any part of the Secured Obligations remains outstanding, by reference to the facts and circumstances then existing on each such day.

8.	UNDERTAKINGS BY CHARGOR

The undertakings in this Clause 8 (Undertakings by Chargor) shall remain in force at all times during the continuance of this Deed for so long as any part of the Secured Obligations is outstanding or any of the Transaction Documents is in force.

8.1
If any payment in respect of Revenue is received into any Charged Account, the Chargor shall cause such payment to be paid to Sumitomo Mitsui Banking Corporation, Singapore branch for deposit into the Collection Account within five (5) Business Days of receipt thereof.

8.2
The Chargor shall ensure that the aggregate Revenue paid into the Charged Accounts in any fiscal year shall not exceed twenty percent (20%) of the annual export sales of the Company and its Subsidiaries in such fiscal year.

8.3	The Chargor shall not:

(a)	except as provided in Clause 8.1 (Undertakings by Chargor), sell, assign, transfer or otherwise dispose of all or any part of the Charged Property or any of its rights, title and interest therein;

(b)	create, grant or permit to exist any restriction on the ability to transfer or realise, all or any part of the Charged Property; or

(c)
do or permit to be done any act or thing which might jeopardise the rights of the Offshore Collateral Agent in the Charged Property or any part thereof or which might materially adversely affect or diminish the value of the Charged Property or any part thereof.

8.4
In respect of each Charged Account, no right, title or interest of the Chargor in respect of such Charged Account shall be capable of assignment or other disposal, except with the prior written consent of the Offshore Collateral Agent.

8.5	The Chargor shall not create or permit to subsist any Security over all or any part of the Charged Property, save for the Security created by this Deed and any other Transaction Document.

8.6
Except as provided in Clause 8.1 (Undertakings by Chargor), the Chargor shall not (whether by a single transaction or a number of related or unrelated transactions and whether at one time or over a period of time) sell, transfer, lease out, lend or factor any of its receivables or otherwise dispose of (whether outright, by a sale-and-repurchase or sale-and-leaseback arrangement or otherwise) all or any part of the Charged Property.

8.7	The Chargor shall not take or omit to take any action the taking or omission of which might result in any impairment of this Deed or of any of the rights created under this Deed.

8.8
The Chargor shall do or permit to be done each and every act or thing which the Offshore Collateral Agent or any of the Secured Parties may from time to time require to be done (including instituting legal proceedings) as may be necessary or advisable for the purpose of creating, preserving or protecting the interests of the Offshore Collateral Agent or any of the Secured Parties under this Deed or the Transaction Documents and shall allow its name to be used as and when required by the Offshore Collateral Agent or any of the Secured Parties for that purpose.

9.	INDEMNITY

9.1
The provisions of Section 11.3 (Liability and Indemnification of the Collateral Agents) of the Amended and Restated Indenture shall apply to this Deed, mutatis mutandis. If there are any conflicts between the provisions of Section 11.3 (Liability and Indemnification of the Collateral Agents) of the Amended and Restated Indenture and the provisions of this Deed, the provisions of Section 11.3 (Liability and Indemnification of the Collateral Agents) of the Amended and Restated Indenture shall prevail (but only to the extent that the validity and enforceability of the rights of the Offshore Collateral Agent pursuant to this Deed are not detrimentally affected as a result of such prevalence).

9.2
The Chargor will on demand by the Offshore Collateral Agent pay or discharge all costs, charges, liabilities and expenses incurred by the Offshore Collateral Agent in the preparation and execution of this Deed and the performance of its functions under, and in any other manner in relation to, this Deed including, but not limited to, expenses incurred seeking legal or financial advice to discharge its duties in accordance with this Deed, legal and travelling expenses, any stamp, documentary or other taxes or duties paid or payable by the Offshore Collateral Agent in connection with any action or legal proceedings brought or contemplated by the Offshore Collateral Agent against the Chargor to enforce any provision of this Deed. Such costs, charges, liabilities and expenses will: (i) in the case of payments made by the Offshore Collateral Agent before such demand carry interest from the date of the demand at the rate of two per cent. per annum over the base rate of The Bank of New York Mellon on the date on which the Offshore Collateral Agent made such payments; and (ii) in other cases carry interest at such rate from the date of demand or (where the demand specifies that payment is to be made on an earlier date) from such earlier date.

9.3
The Chargor shall pay all stamp, documentary and other similar Taxes or duties to which this Deed, the Security contemplated in this Deed or any judgment given in connection with it or at any time may be subject and shall, from time to time, indemnify the Offshore Collateral Agent, its attorneys, delegates, any Receiver on demand against any liabilities, claims, costs and expenses resulting from any failure to pay or delay in paying any such Tax.

10.	ENFORCEMENT OF SECURITY

10.1
Upon and at all times after the occurrence of an Event of Default which is continuing, the Security constituted by or pursuant to this Deed shall be immediately enforceable, and the power of sale and all other powers conferred by the Property Act (as varied and extended by this Deed) shall become immediately exercisable, and the Offshore Collateral Agent may, and shall if so instructed by the holders of Notes representing twenty-five percent (25%) in aggregate principal amount of the Notes then outstanding, or the Trustee (acting on the instructions of such holders of Notes), without notice to the Chargor or prior authorisation from any court, in its sole and absolute discretion, enforce all or any part of the Security (at the times, in the manner and on the terms it thinks fit) and take possession of and hold or dispose of all or any part of the Charged Property.

10.2	Section 21 of the Property Act shall not apply to this Deed.

10.3
The Offshore Collateral Agent may exercise the powers of sale, of appointing a receiver and the other statutory powers conferred on mortgagees by the Property Act (as varied and extended by this Deed) free from any restrictions imposed by Section 25 of the Property Act.

10.4
The powers conferred by this Deed in relation to the Charged Property or any part thereof on the Offshore Collateral Agent shall be in addition to and not in substitution for the powers conferred on mortgagees under the Property Act, which shall apply to the Security created by this Deed except insofar as they are expressly or implicitly excluded. Where there is any ambiguity or conflict between the powers contained in the Property Act and those conferred by this Deed as aforesaid or where the powers or protections in this Deed are more extensive or less restrictive than those provided by the Property Act, then in the terms of this Deed shall prevail to the extent permitted by law.

10.5
A certificate or determination in writing by an officer or agent of the Offshore Collateral Agent that any power of sale or other disposal has arisen and is exercisable shall be conclusive evidence of that fact, in favour of a purchaser of all or any part of the Charged Property.

10.6
Neither the Offshore Collateral Agent nor any Receiver shall be liable to account as mortgagee or mortgagee in possession in respect of the Charged Property or be liable for any loss upon realisation or for any neglect or default of any nature whatsoever in connection with the Charged Property for which a mortgagee or mortgagee in possession might as such be liable.

10.7
This Deed may be enforced without the Offshore Collateral Agent or any Secured Party first having recourse to any other Security, guarantee or rights or taking any other steps or proceedings against any Obligor or any other person or may be enforced for any balance due after resorting to any one or more other means of obtaining payment or discharge of the Secured Obligations.

10.8
Notwithstanding any discharge, release or settlement from time to time between any Secured Party and the Chargor, if any Security, disposition or payment granted or made to any Secured Party in respect of the Secured Obligations by any Obligor or any person is avoided or set aside or ordered to be surrendered, paid away, refunded or reduced by virtue of any provision, law, regulation or enactment relating to bankruptcy, insolvency, liquidation, winding-up, composition or arrangement for the time being in force or for any other reason, the Offshore Collateral Agent shall, in its sole and absolute discretion, be entitled (to the extent permitted under applicable law) hereafter to enforce this Deed as if no such discharge, release or settlement had occurred.

11.	APPLICATION OF MONIES

All monies received, recovered or realised by the Offshore Collateral Agent (or any Receiver or delegate) under this Deed (including the proceeds of any conversion of currency) shall be applied:

(a)
first, in or towards payment of any unpaid fees, liabilities, costs and expenses incurred by or on behalf of the Offshore Collateral Agent (or any adviser, Receiver or delegate) and/or the Trustee and the remuneration of the Offshore Collateral Agent (or any adviser, Receiver or delegate) and/or the Trustee in connection with carrying out its duties or exercising its powers or discretions under the Transaction Documents (including, for the avoidance of doubt, this Deed);

(b)
second, in or towards payment to the Offshore Collateral Agent for application towards any unpaid costs and expenses incurred by or on behalf of any Secured Party in connection with such enforcement, recovery or other payment pari passu between themselves;

(c)
third, in or towards payment to the Secured Parties without any preference or priority whatsoever of the balance of the Secured Obligations (provided that if such recoveries or other amounts are insufficient to pay all the Secured Obligations, such recoveries or other amounts shall be applied pro rata between the Secured Parties (first towards payment of interest, followed by any principal, then due under the Transaction Documents); and

(d)	fourth, in payment of the surplus (if any) to the Chargor or other person entitled thereto.

12.	NO RIGHT OF INDEMNITY

During the continuance of this Deed:

(a)
the Chargor shall not have any right to be indemnified by another Obligor or to take the benefit of or to enforce any Security, guarantee, right, remedy or lien in respect of all or any part of the Secured Obligations;

(b)
any right or proof of the Chargor in the winding-up of any other Obligor in respect of any indebtedness whatsoever shall be exercised and enforced by it only in such manner and on such terms as the Offshore Collateral Agent may require; and

(c)
any amount received or recovered by the Chargor as a result of any exercise by it of any such right shall be held on trust for, and for and on behalf of and for the benefit of the Offshore Collateral Agent and immediately paid or transferred to the Offshore Collateral Agent or as the Offshore Collateral Agent may direct for application in or towards payment of the Secured Obligations.

13.	APPOINTMENT AND POWERS OF RECEIVER

13.1
At any time after the occurrence of an Event of Default which is continuing or if requested by the Chargor, the Offshore Collateral Agent may, by deed or otherwise in writing, without prior notice to the Chargor, appoint any person to be a Receiver of the Charged Property or any part thereof (with power to authorise any joint Receiver to exercise any power independently of any other joint Receiver) and may remove any Receiver so appointed and appoint another in his place.

13.2
The Chargee may determine the remuneration of any Receiver (without being limited to the maximum rate specified in Section 29(6) of the Property Act) and direct payment of that remuneration out of moneys he receives as Receiver. The Chargor alone shall be liable for the remuneration and all other costs, losses, liabilities and expenses of the Receiver.

13.3
A Receiver shall be the agent of the Chargor and without prejudice to the Chargor’s remedies against any Receiver in respect of that Receiver’s negligence, willful default or fraud, the Chargor shall be solely responsible for his acts or defaults and for his remuneration and no Receiver shall at any time act as agent for the Offshore Collateral Agent.

13.4
The powers of appointment of a Receiver shall be in addition to all statutory and other powers of appointment of the Offshore Collateral Agent under the Property Act or otherwise and such powers shall remain exercisable from time to time by the Offshore Collateral Agent in respect of all and any part of the Charged Property.

13.5
A Receiver shall have all the powers: (i) conferred from time to time on receivers by the Property Act, including those contained in Section 29, but excluding the restrictions in Sections 29(6), 29(7) and 29(8); (ii) to do or omit to be done anything which the Chargor could do or omit to do in relation to the Charged Property or any part thereof; (iii) of a receiver appointed under the Companies Act, (Chapter 50; 2006 Revised Edition) of Singapore; and (iv) to do all things (including bringing or defending proceedings in the name or on behalf of the Chargor) which the Receiver believes in good faith to be incidental or conducive to (a) any functions, powers, authorities or discretions conferred on or vested in him or (b) the exercise of the Collateral Rights (including realisation of all or any part of the Charged Property) or (c) bringing to his hands any assets of the Chargor forming part of, or which when got in would be, Charged Property.

14.	FURTHER ASSURANCE

The Chargor shall promptly do all such assurances, acts and things (including, without limitation, the execution and delivery of any Notice of Assignment, transfer, conveyance, assignment and assurance relating to the Charged Property) as the Offshore Collateral Agent may require:

(a)	for perfecting or protecting the Security over the Charged Property or any part thereof; or

(b)
for facilitating (at any time after an Event of Default has occurred and is continuing) the realisation of the Charged Property and the exercise of the Collateral Rights vested in the Offshore Collateral Agent or in any such delegate or sub-delegate as aforesaid;

and shall in particular execute all transfers, conveyances, assignments and assurances relating to the Charged Property (whether to the Offshore Collateral Agent or to its nominees), pay all application, registration, renewal and other application fees, make any filings and registration and give all notices, orders and directions which the Offshore Collateral Agent may think expedient for such purposes.

15.	AVOIDANCE OF PAYMENTS

If any payment by the Chargor or any release, settlement or discharge given or made by the Offshore Collateral Agent (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced (whether in whole or in part) for any reason including, without limitation, as a result of insolvency, breach of fiduciary or statutory duties or any other reason:

(a)	the liability of the Chargor and the Charges shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	the Offshore Collateral Agent shall be entitled to recover the value or amount of that Security or payment from the Chargor, as if the payment, discharge, avoidance or reduction had not occurred.

Any such release, settlement or discharge given or made by the Offshore Collateral Agent shall be deemed to be made subject to the condition that it shall be void if any payment or Security which the Offshore Collateral Agent may previously have received from any person in respect of the Secured Obligations is set aside under any applicable law or proves to have been for any reason invalid.

16.	PAYMENTS FREE OF DEDUCTION

All payments to be made to the Offshore Collateral Agent under this Deed shall be made free and clear of and without deduction for or on account of Tax unless the Chargor is required to make such payment subject to the deduction or withholding of Tax, in which case the sum payable by the Chargor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the person on account of whose liability to Tax such deduction or withholding has been made receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

17.	POWER OF ATTORNEY

17.1
The Chargor hereby by way of security irrevocably appoints the Offshore Collateral Agent and any delegate or sub-delegate and any Receiver to be its attorney and on its behalf and in its name or otherwise, and with full power of substitution, to execute and do all such assurances, acts and things which the Chargor ought to do under the covenants and provisions contained in this Deed (but has not done) and generally in its name or otherwise and on its behalf to exercise all or any of the powers, authorities and discretions conferred by or pursuant to this Deed on the Chargor or any such delegate or sub-delegate and (without prejudice to the generality of the foregoing) to seal and deliver and otherwise perfect any deed, assurance, agreement, instrument or act which it may deem proper in or for the purpose of exercising any of such powers, authorities and discretions, provided that the powers under this Clause 17.1 (Power of Attorney) relating to the enforcement of the Security created by this Deed shall not be exercised unless an Event of Default has occurred and is continuing. Any third party referred to in this Clause 17.1 (Power of Attorney) or Clause 17.2 (Power of Attorney) may enjoy the benefit of or enforce the terms of this Clause 17.1 (Power of Attorney) in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

17.2
The Chargor declares that such power of attorney has been given for valuable consideration received and is coupled with an interest and shall remain irrevocable for as long as this Deed is continuing and any sum remains to be lent or made available to the Chargor under any of the Transaction Documents or any part of the Secured Obligations remains outstanding. The Chargor hereby ratifies and confirms and agrees to ratify and confirm whatever any such attorney as is mentioned in Clause 17.1 (Power of Attorney) shall lawfully do in the exercise or purported exercise of all or any of the powers, authorities and discretions referred to in Clause 17.1 (Power of Attorney).

18.	DELEGATION

The Offshore Collateral Agent may, at any time and from time to time, delegate by power of attorney or in any other manner to any person or persons or fluctuating body of persons all or any of the powers, authorities and discretions which are for the time being exercisable by the Offshore Collateral Agent under this Deed in relation to the Charged Property or any part thereof and any such delegation or sub-delegation may be made upon such terms and conditions (including power to sub-delegate) and subject to such regulations as the Offshore Collateral Agent may think fit and provided that the Offshore Collateral Agent has exercised due care in the selection of the delegate or sub-delegate, the Offshore Collateral Agent shall not be in any way liable or responsible to the Chargor for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate or sub-delegate. Any third party referred to in this Clause 18 (Delegation) may enjoy the benefit of or enforce the terms of this Clause 18 (Delegation) in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

19.	RIGHTS OF OFFSHORE COLLATERAL AGENT

All rights, powers, benefits and protections (including without limitation all forms of indemnities) made available to the Offshore Collateral Agent in and as described in the Amended and Restated Indenture or the Debenture shall apply to the Offshore Collateral Agent in this Deed, mutatis mutandis. If there are any conflicts between the provisions in the Amended and Restated Indenture or the Debenture in connection therewith and those in this Deed, the provisions in the Amended and Restated Indenture shall prevail followed by (if there is any inconsistency between the provisions in the Amended and Restated Indenture and the Debenture) the provisions in the Debenture (but only to the extent that the validity and enforceability of the rights of the Offshore Collateral Agent pursuant to this Deed are not detrimentally affected as a result of such prevalence).

20.	SUSPENSE ACCOUNT

Any amount received or recovered by the Offshore Collateral Agent or any of the Secured Parties pursuant to this Deed and/or any of the powers hereby conferred may at the discretion of the Offshore Collateral Agent be placed in an interest bearing suspense account or impersonal account maintained with the Offshore Collateral Agent or any bank, building society or financial institution as it considers appropriate and may be held in such account for so long as the Offshore Collateral Agent may think fit pending their application from time to time (as the Offshore Collateral Agent is entitled to do in its sole discretion) in or towards the discharge of any of the Secured Obligations and save as provided herein no party shall be entitled to withdraw any amount at any time standing to the credit of any suspense or impersonal account referred to above.

21.	BENEFIT OF ASSIGNMENT

This Deed shall be binding upon and enure to the benefit of each party hereto and its successors and, in the case of the Offshore Collateral Agent only, its permitted assigns. The Chargor may not assign or transfer all or any of its rights, benefits and obligations under this Deed. The Offshore Collateral Agent may, without the consent of any party, assign all or any of its rights or transfer by novation all or any of its rights and obligations to any person. Any such assignee shall be entitled to the full benefit of this Deed to the same extent as if it were an original party in respect of the rights assigned to it. The Offshore Collateral Agent shall be entitled to disclose such information concerning the Chargor and this Deed as the Offshore Collateral Agent considers appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by any applicable law.

22.	REMEDIES AND WAIVERS

No failure on the part of the Offshore Collateral Agent or any other Secured Party to exercise, and no delay on its part in exercising, any Collateral Right shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy under this Deed preclude any other or further exercise of any other right or remedy. Any waiver or consent given by the Offshore Collateral Agent under this Deed shall be in writing and may be given subject to such conditions as the Offshore Collateral Agent may impose. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given. The rights or remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

23.	NO LIABILITY

None of the Offshore Collateral Agent, its attorney or delegates or any Receiver shall be liable by reason of: (i) taking any action permitted by or under this Deed; (ii) any neglect or default in connection with the Charged Property; or (iii) taking possession of or realising all or any part of the Charged Property; except in the case of gross negligence, fraud, willful misconduct or willful default upon its part.

24.	PARTIAL INVALIDITY

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Deed nor the legality, validity or enforceability of such provisions under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the Security intended to be constituted by or pursuant to this Deed is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the Security.

25.	SUCCESSOR

This Deed shall remain in effect despite any amalgamation or merger (however effected) relating to the Offshore Collateral Agent; and references to the Offshore Collateral Agent shall be deemed to include any assignee or successor in title of the Offshore Collateral Agent and any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Offshore Collateral Agent under this Deed or to which, under such laws, those rights and obligations have been transferred.

26.	NOTICES

Any communication to be made under or in connection with the Deed shall be made in accordance with Section 13.1 (Notices) of the Amended and Restated Indenture.

27.	COUNTERPARTS

This Deed may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

28.	CURRENCY CONVERSION

For the purpose of or pending the discharge of any of the Secured Obligations the Offshore Collateral Agent may convert any money received, recovered or realised or subject to application by it under this Deed from one currency to another, as the Offshore Collateral Agent thinks fit, and any such conversion shall be effected at the rate of exchange obtained by the Offshore Collateral Agent in its usual course of business for the time being for obtaining such other currency with the first currency.

29.	ENFORCEMENT

29.1
This Deed shall be governed by Singapore law and the parties agree that the courts of Singapore shall have non-exclusive jurisdiction to hear and determine any dispute, suit, action or proceedings arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed) (the “Proceedings”).

29.2
The Offshore Collateral Agent may bring Proceedings to enforce this Deed in Singapore or any other jurisdiction in which Security is located without the consent of the Chargor. The Chargor irrevocably submits to the jurisdiction of such courts. The Offshore Collateral Agent may bring Proceedings in any one or more jurisdictions concurrently if and to the extent permitted by law.

29.3
The Chargor irrevocably consents to the enforcement of any judgment (wherever obtained, including (without limitation), execution or attachment of its assets, or such other relief as may be available under applicable law.

29.4
The Chargor irrevocably waives any objection which it may at any time have to the laying of the venue of any Proceedings in any court referred to in this Clause 29 (Enforcement) and any claim that any such Proceedings have been brought in an inconvenient forum.

29.5
To the extent that the Chargor may be entitled in any jurisdiction to claim for itself or its assets immunity from any suit, jurisdiction of any court, execution, enforcement, attachment (whether provisional or final, in aid of execution, before judgment or otherwise), relief by way of injunction or order specific performance or recovery of property, or other legal process or to the extent that in any jurisdiction such immunity (whether or not claimed) may be attributed to it or its assets, it irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

29.6	Clauses 29.2 (Enforcement) to 29.4 (Enforcement) above are for the benefit of the Offshore Collateral Agent only.

This Deed has been entered into on the date stated at the beginning of this Deed.

SCHEDULE 1
FORM OF NOTICE OF ASSIGNMENT

To:	PT BANK NEGARA INDONESIA (PERSERO) TBK, SINGAPORE BRANCH
[Insert address]
[•] 2013

Dear Sirs,

We hereby give you notice that by an account charge (the “Charge”) dated [•] 2013 we have charged in favour of The Bank of New York Mellon, in its capacity as offshore collateral agent for and on behalf of the Secured Parties (the “Offshore Collateral Agent”), all of our right, title and interest in and to the following accounts (together, the “Charged Accounts”):

1.	the US$ account number 0568872911; and

2.	the Singapore Dollar account number 0568872411;

in each case maintained by us with your Singapore branch (and including any renewal, redesignation, replacement, sub-division or sub-account thereof) and all monies standing to the credit of the Charged Accounts from time to time.

With effect from the date of this notice we hereby irrevocably authorise and instruct you to:

1.
disclose to the Offshore Collateral Agent without any reference to or further authority from us and without any enquiry by you as to the justification of such disclosure, such information relating to the Charged Accounts and the sums standing to the credit thereof as the Offshore Collateral Agent may at any time and from time to time request in writing;

2.	hold all sums from time to time standing to the credit of the Charged Accounts to the order of the Offshore Collateral Agent; and

3.
on and after receipt of a written notice from the Offshore Collateral Agent confirming that the Charge is enforceable (a “Notification”), and without any reference to or further authority from us and without enquiry by you as to the justification for or validity of such Notification, apply all sums from time to time standing to the credit of the Charged Accounts in accordance with the written instructions of the Offshore Collateral Agent.

Please note that:

1.	we are not permitted to withdraw any amount from the Charged Accounts except:

(a)	for the purpose of transferring such amount to Sumitomo Mitsui Banking Corporation, Singapore branch, for deposit into account number 20019281; or

(b)	with the prior written consent of the Offshore Collateral Agent; and

2.	all rights, interests and benefits whatsoever accruing to or for the benefit of ourselves arising from the Charged Accounts or the Deposit belong to the Security Agent by way of security; and

3.	these instructions are not to be revoked or varied without the prior written consent of the Offshore Collateral Agent.

4.
We agree to indemnify PT Bank Negara Indonesia (Persero) TBK, Singapore Branch (“BNI”) for any loss and/or expenses including but not limited to legal costs and administrative fees and bank charges incurred or arising out of or in connection with BNI’s acceptance of our instructions contained herein, and BNI shall have the right at any time to set-off such loss and/or expenses against the sums in the Accounts.

Please accept this notice by signing the attached acknowledgement.

This notice is governed by Singapore law.

Yours faithfully
for and on behalf of
BLUE OCEAN RESOURCES PTE. LTD.

________________________________________
Name:
Designation:

SCHEDULE 2
FORM OF ACKNOWLEDGEMENT OF NOTICE OF ASSIGNMENT

To:	THE BANK OF NEW YORK MELLON
[Insert address]

[•] 2013

Dear Sirs,

At the request of Blue Ocean Resources Pte. Ltd., we acknowledge receipt of the notice of charge dated [•] 2013 (the “Notice”) in respect of the Charged Accounts (as defined in the Notice). We hereby confirm that:

1.	we accept the instructions and authorisations contained in the Notice, and we undertake to act in accordance with the terms of the Notice;

2.
we have not received notice of any previous charges or other security interests over or trusts or other rights in respect of the Charged Accounts and we will not, without the Offshore Collateral Agent’s prior written consent:

(a)	exercise any right of combination, consolidation or set-off which we may have in respect of the Charged Accounts except in accordance with Clause 4 of the Notice; or

(b)	amend or vary any rights attaching to the Charged Accounts;

3.	we will not permit the Chargor to withdraw any amount from the Charged Accounts except:

(a)	for the purpose of transferring such amount to Sumitomo Mitsui Banking Corporation, Singapore branch, for deposit into account number 20019281; or

(b)	with the prior written consent of the Offshore Collateral Agent; and

4.
on and after receipt of a Notification, we shall apply all sums from time to time standing to the credit of the Charged Accounts in accordance with the written instructions of the Offshore Collateral Agent.

This acknowledgement is governed by Singapore law.

Yours faithfully
for and on behalf of
PT BANK NEGARA INDONESIA (PERSERO) TBK, SINGAPORE BRANCH

By:

_________________________________________
Name:
Designation:

In witness whereof this Deed has been duly executed by the parties hereto.

The Chargor

[To be inserted]

The Offshore Collateral Agent

[To be inserted]

APPENDIX 16

MANAGEMENT PROJECTIONS
Income statement projection
In IDR billions	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast
Sales	6.833	6.244	7.529	6.802	7.743	8.176	8.668	8.998	9.343	9.705	10.084	10.480
Cost of goods sold	5.997	5.584	6.836	5.867	6.597	6.945	7.323	7.564	7.815	8.105	8.410	8.712
Gross profit	836	660	694	935	1.146	1.232	1.344	1.434	1.529	1.600	1.673	1.768
Selling, general and administrative	1.026	1.010	968	925	1.136	1.200	1.260	1.292	1.323	1.391	1.463	1.515
EBIT	(190)	(351)	(275)	10	10	32	84	142	206	209	210	253
EBITDA	177	20	73	261	408	452	513	532	551	567	583	596
Other Income (charges)	(14)	(381)	(1.960)	(346)	361	(136)	(198)	(183)	(163)	(207)	(262)	(258)
EBT	(204)	(731)	(2.234)	(337)	371	(105)	(114)	(41)	43	2	(51)	(5)
Tax expense (income)	13	(96)	(198)	32	93	(26)	(28)	(10)	11	0	(13)	(1)
Earnings before minority interest	(217)	(636)	(2.036)	(369)	278	(78)	(85)	(31)	32	1	(39)	(4)
Minority interest	(0)	0	0	0	-	-	-	-	-	-	-	-
Net income	(217)	(635)	(2.036)	(369)	278	(78)	(85)	(31)	32	1	(39)	(4)
Source: CP Prima financial model

Quarterly Projection:
Income statement projection
In IDR billions	2009	2010	2011	2012 - forecast				2013 - forecast
	Actual	Actual	Actual	Q1 (a)	Q2 (a)	Q3 (a)	Q4 (f)	Q1	Q2	Q3	Q4
Sales	6.833	6.244	7.529	1.795	1.735	1.662	1.610	1.933	1.935	1.936	1.940
Cost of goods sold	5.997	5.584	6.836	1.553	1.528	1.396	1.390	1.647	1.648	1.650	1.652
Gross profit	836	660	694	242	207	266	220	286	286	287	287
Selling, general and administrative	1.026	1.010	968	242	269	194	220	275	276	307	279
EBIT	(190)	(351)	(275)	0	(62)	72	(1)	11	10	(20)	9
EBITDA	177	20	73	84	21	97	58	108	109	80	111
Other Income (charges)	(14)	(381)	(1.960)	(168)	(274)	(77)	173	462	(33)	(34)	(34)
EBT	(204)	(731)	(2.234)	(168)	(336)	(5)	172	473	(23)	(54)	(25)
Tax expense (income)	13	(96)	(198)	(6)	(16)	4	51	118	(6)	(13)	(6)
Earnings before minority interest	(217)	(636)	(2.036)	(162)	(320)	(9)	121	355	(17)	(40)	(19)
Minority interest	(0)	0	0	0	0	(0)	-	-	-	-	-
Net income	(217)	(635)	(2.036)	(162)	(319)	(9)	121	355	(17)	(40)	(19)
Source: CP Prima financial model
Note: (a) = actual, (f) = forecast

Quarterly Projection:
Income statement projection
2014 - forecast				2015 - forecast				2016 - forecast				2017 - forecast
Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
2.023	2.025	2.062	2.066	2.164	2.166	2.168	2.170	2.246	2.248	2.251	2.253	2.332	2.335	2.337	2.339
1.718	1.720	1.753	1.753	1.828	1.830	1.832	1.833	1.895	1.895	1.887	1.887	1.951	1.953	1.954	1.956
305	305	309	313	335	336	336	337	351	353	364	366	381	382	383	384
291	292	325	291	305	306	341	308	321	319	344	307	320	320	361	322
14	13	(17)	21	30	30	(5)	29	30	34	20	58	61	61	22	62
118	119	91	124	135	136	103	138	141	142	106	144	146	147	108	149
(34)	(34)	(34)	(34)	(49)	(49)	(49)	(50)	(49)	(46)	(45)	(44)	(43)	(42)	(40)	(39)
(20)	(21)	(51)	(13)	(19)	(20)	(54)	(21)	(18)	(12)	(25)	15	18	20	(18)	23
(5)	(5)	(13)	(3)	(5)	(5)	(14)	(5)	(5)	(3)	(6)	4	4	5	(4)	6
(15)	(16)	(38)	(10)	(14)	(15)	(41)	(16)	(14)	(9)	(19)	11	13	15	(13)	18
-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
(15)	(16)	(38)	(10)	(14)	(15)	(41)	(16)	(14)	(9)	(19)	11	13	15	(13)	18
Source: CP Prima financial model

Quarterly Projection:
Income statement projection
2018 - forecast				2019 - forecast				2020 - forecast
Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
2.423	2.425	2.427	2.430	2.517	2.520	2.522	2.525	2.616	2.619	2.621	2.624
2.024	2.026	2.027	2.029	2.100	2.102	2.103	2.105	2.180	2.182	2.183	2.166
399	399	400	401	417	418	419	420	436	437	438	458
336	337	380	338	353	354	401	355	371	372	422	349
63	63	20	63	64	64	18	65	65	65	15	108
151	152	110	154	156	157	111	159	160	161	112	163
(53)	(51)	(52)	(51)	(67)	(65)	(65)	(65)	(66)	(64)	(64)	(64)
10	12	(32)	12	(3)	(1)	(47)	0	(1)	1	(49)	45
2	3	(8)	3	(1)	(0)	(12)	0	(0)	0	(12)	11
7	9	(24)	9	(2)	(1)	(35)	0	(1)	0	(37)	34
-	-	-	-	-	-	-	-	-	-	-	-
7	9	(24)	9	(2)	(1)	(35)	0	(1)	0	(37)	34
Source: CP Prima financial model

APPENDIX 17

INITIAL BUDGET

EXPECTED OPERATION EXPENDITURE

OPEX budget 2013
In IDR billions	2013	Notes
Selling Expenses
Freight out	198
Salaries, wages and employees’ benefits	119
Depreciation	136
Others	104	(1)
Total selling expenses	557

General & Administration Expenses
Salaries,wages and employees’ benefits	260
Depreciation	87
Others	232	(2)
Total G&A Expenses	580
Total SG&A	1.136
Source: CP Prima financial model

Notes:

(1) Includes Transportation and travelling on duty, Repair and maintenance, Others

(2) Includes Transportation and travelling on duty, Repair and maintenance, Professional fees, Insurance, Taxes, penalty, legal and permit, Office supplies, stationery & photocopy, Donation, gift, entertainment and retribution, Rent, Others

INITIAL BUDGET

EXPECTED CAPITAL EXPENDITURE

Maintenance capex
In IDR billions	2013	2014	2015	2016	2017	2018	2019	2020
	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast
Infrastructure maintenance	75	77	79	82	84	86	89	92
Buildings	22	22	23	24	25	25	26	27
Machinery and equipment	32	33	34	35	36	37	38	39
Transportation equipment	3	3	3	4	4	4	4	4
Furniture, fixtures and office equipment	12	12	13	13	14	14	14	15
Electrical and water installation	7	7	7	8	8	8	8	9
Laboratory equipment	3	4	4	4	4	4	4	4
Total maintenance capex	154	158	163	168	173	178	184	189

Source: CP Prima financial model

Expansion CAPEX budget - 8 year
In IDR billions		2011 & 2012	2013	2014	2015	2016	2017	2018	2019	2020	Total
1	WM Pidada logistics	0.7	17.2	-	-	-	-	-	-	-	17.8
2	WM outlet canal improvement	-	-	3.5	3.5	-	-	-	-	-	7.0
3	WM sub inlet module	-	-	27.5	27.5	-	-	-	-	-	55.0
4	Breakwater and intake jetty	-	-	34.6	34.6	-	-	-	-	-	69.1
5	CPB Site sediment bank	-	-	16.2	16.2	-	-	-	-	-	32.3
6	Processing plant for WM	-	20.2	100.3	80.2	-	-	-	-	-	200.6
7	CPB Site automation	2.0	12.9	10.9	-	-	-	-	-	-	25.8
8	Fish hatchery	-	38.7	-	16.6	-	-	-	-	-	55.3
9	Floating fish feed mill	2.8	96.6	10.6	10.6	21.2	-	21.2	-	-	162.9
10	CPB Site’s FPD extension	9.5	21.0	-	-	-	-	-	-	-	30.5
11	WM flake ice plant	-	15.5	-	-	-	-	-	-	-	15.5
12	Dente logistics and KM5.5	0.7	3.3	2.0	-	-	-	-	-	-	6.0
13	Fencing of the CPB FPD	3.4	5.0	-	-	-	-	-	-	-	8.4
	Total	19.1	230.3	205.5	189.0	21.2	-	21.2	-	-	686.2

Source: CP Prima financial model, adjusted for value added tax at 10%

Note:

The 2012 figure only includes amounts recognized as a PPE line item. CP Prima has made certain down payments in 2012 which will not be recorded as PPE until 2013. Accordingly, while these down payments were spent in 2012, these amounts are included in the 2013 projected figure

APPENDIX 18

INFORMATION MEMORANDUM DATED MARCH 8, 2013
CONFIDENTIAL

Blue Ocean Resources Pte. Ltd.
Singapore company registration number 200610255E
(a private company limited by shares incorporated under the laws of Singapore)
Solicitation of Consents to Amend and Restate any and all of the Issuer’s outstanding
US$325,000,000 11% Guaranteed Senior Secured Notes due 2012
as the
US$325,000,000 Step-Up Rate Guaranteed Senior Secured Notes due 2020
Issue Price:  100% plus accrued interest, if any, from the Amendment and Restatement Date (as defined below)
Irrevocably and unconditionally guaranteed by
PT CENTRAL PROTEINAPRIMA Tbk
and certain of its subsidiaries

Blue Ocean Resources Pte. Ltd. (the “Issuer”), a private company limited by shares incorporated under the laws of the Republic of Singapore, has defaulted on principal due at maturity (on June 28, 2012) and the payment of interest due in respect of its US$325,000,000 11% Guaranteed Senior Secured Notes due 2012 (the “Existing Notes”) under the terms of the indenture dated June 28, 2007, by and among the Issuer, PT Central Proteinaprima Tbk (the “Company”) and certain of its subsidiaries (as Guarantors) and The Bank of New York Mellon (as Trustee, Registrar, Principal Paying Agent and  Offshore Collateral Agent) (the “Existing Indenture”), pursuant to which the Existing Notes were constituted.

To effect an arrangement and compromise in respect of the Existing Notes, the Issuer has proposed a scheme of arrangement (the “Scheme”) under Section 210 of the Companies Act (Chapter 50; 2006 Revised Edition) of the Republic of Singapore (the “Act”) to the holders of the Existing Notes. In order for the Scheme to become effective: (i) the Scheme must be approved by a majority in number representing three fourths by value of the holders of the Existing Notes present and voting (in person or by proxy) at the meeting of creditors (“Scheme Meeting”) convened by the High Court of the Republic of Singapore (the “Court”) for purposes of considering and, if thought fit, approving, the Scheme; (ii) the Scheme must be sanctioned by the Court; and (iii) an office copy of the Court order sanctioning the Scheme must be delivered to the Accounting and Corporate Regulatory Authority of the Republic of Singapore. If the Scheme becomes effective it will (under the laws of the Republic of Singapore) be binding on all holders of the Existing Notes.

Pursuant to the Scheme, we are planning to amend and restate the Existing Notes in the manner and on the terms outlined in this Information Memorandum and soliciting consents from the holders of Existing Notes to the amendment and restatement (the “Consent Solicitation”). The deadline for acceptance of the Consent Solicitation is 5 p.m. (Singapore time) on April 2, 2013 (the “Record Time”). The Consent Solicitation is subject to, and conditional upon, the Scheme becoming effective.

Each holder of the Existing Notes that votes in favor of the Scheme at the Scheme Meeting will be treated as having accepted the Consent Solicitation and consented to the amendment and restatement of the Existing Notes. In addition, in the event that the Scheme becomes effective, all holders of the Existing Notes will (under the laws of the Republic of Singapore) be bound to accept the Consent Solicitation and consent to the amendment and restatement of the Existing Notes. Accordingly, if the Scheme becomes effective, any holder of the Existing Notes that does not accept the Consent Solicitation and consent to the amendment and restatement of the Existing Notes prior to the Record Time will be treated as having accepted the Consent Solicitation and consented to the amendment and restatement of the Existing Notes on the date on which the Scheme becomes effective.

The “Amended and Restated Indenture” shall refer to the amended and restated Existing Indenture (including all the schedules, exhibits and appendices thereto) pursuant to the Consent Solicitation, and as amended or supplemented from time to time in accordance with the terms thereof.

THE CONSENT SOLICITATION TO AMEND AND RESTATE THE EXISTING NOTES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 23 OF THIS INFORMATION MEMORANDUM FOR A DISCUSSION OF RISKS THAT YOU SHOULD CONSIDER PRIOR TO GIVING YOUR CONSENT.

The Existing Notes have not been, and the amended and restated Existing Notes (the “Amended and Restated Notes”, collectively with the Existing Notes, the “Notes”) will not be, registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), nor the securities laws of any state of the United States. Accordingly, the Amended and Restated Notes are being offered in reliance on the exemption from registration under Section 3(a)(10) of the Securities Act. The Court has been informed that any order sanctioning the Scheme, if granted, will constitute the basis for an exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10).

The Amended and Restated Notes may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

March 8, 2013

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CPP Facilities across Indonesia

South Sumatera

Page

SUMMARY	1

CONSENT SOLICITATION	4

SUMMARY FINANCIAL INFORMATION AND OTHER DATA	16

RISK FACTORS	23

USE OF PROCEEDS	46

EXCHANGE RATE INFORMATION AND EXCHANGE CONTROL INFORMATION	47

CAPITALIZATION AND INDEBTEDNESS	49

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	50

BUSINESS	73

THE SHRIMP INDUSTRY	95

DESCRIPTION OF THE ISSUER	114

MANAGEMENT	115

DESCRIPTION OF OTHER MATERIAL INDEBTEDNESS	119

SHARE CAPITAL AND SHAREHOLDERS	127

COMPARISON OF THE KEY TERMS AND CONDITIONS OF THE EXISTING NOTES AND THE AMENDED AND RESTATED NOTES	128

DESCRIPTION OF THE AMENDED AND RESTATED NOTES, THE NOTE GUARANTEES AND THE TRANSACTION DOCUMENTS	133

RELATED PARTY TRANSACTIONS	189

TAXATION	191

ERISA CONSIDERATIONS	202

OFFERING RESTRICTIONS	204

TRANSFER RESTRICTIONS	205

INDEPENDENT AUDITORS	207

SUMMARY OF CERTAIN PRINCIPAL DIFFERENCES BETWEEN INDONESIAN GAAP AND US GAAP	208

GLOSSARY	215

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

- i -

NOTICE TO PARTICIPANTS

This Information Memorandum is confidential.  We have prepared this Information Memorandum solely for use in connection with the proposed consent solicitation of the Amended and Restated Notes and Note Guarantees described herein.  This Information Memorandum is personal to each recipient and does not constitute an offer to sell or a solicitation of an offer to buy any of the Amended and Restated Notes to any person in any jurisdiction where it is unlawful to make such an offer or solicitation of the Amended and Restated Notes and Note Guarantees.  Distribution of this Information Memorandum to any person other than a prospective participant and any person retained to advise such prospective participant with respect to its participation is unauthorized, and any disclosure of any of its contents, without our prior written consent, is prohibited.  Each prospective participant, by accepting delivery of this Information Memorandum, agrees to the foregoing and agrees to make no photocopies of this Information Memorandum or any documents referred to herein.

We have furnished the information contained in this Information Memorandum.  The information contained in this Information Memorandum is as of the date of this Information Memorandum and is subject to change, completion or amendment without notice.  Neither the delivery of this Information Memorandum at any time nor the offer, sale or delivery of any Amended and Restated Note shall, under any circumstances, create any implication that there has been no change in the information set forth in this Information Memorandum or in our affairs since the date of this Information Memorandum.

No person is authorized in connection with the Consent Solicitation to give any information or to make any representation not contained in this Information Memorandum, and, if given or made, such other information or representation must not be relied upon as having been authorized by us or any of our representatives.

In making a decision regarding the Consent Solicitation, prospective participants must rely on their own examination of us and the Issuer and the terms of the Consent Solicitation, including the merits and risks involved.  Prospective participants should not construe anything in this Information Memorandum as legal, business or tax advice. Each prospective participant should consult its own advisors as needed to make its decision regarding the Consent Solicitation and to determine whether it is legally permitted to hold the Amended and Restated Notes and Note Guarantees under applicable legal investment or similar laws or regulations.

This Information Memorandum contains summaries of certain documents, but reference is made in this Information Memorandum to the actual documents for complete information.  All such summaries are qualified in their entirety by such reference.  Copies of material documents referred to herein will be made available to prospective participants upon request to us.

Each prospective participant must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the Amended and Restated Notes and Note Guarantees or possesses or distributes this Information Memorandum and must obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Amended and Restated Notes and Note Guarantees under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales, and neither we nor any of our respective representatives shall have any responsibility therefor.

We reserve the right to withdraw this Consent Solicitation in connection with the Amended and Restated Notes and Note Guarantees at any time and we reserve the right to reject any commitment to subscribe for the Amended and Restated Notes, in whole or in part.

We, having made all reasonable inquiries, confirm that this document contains all information with respect to the Issuer, our Company, the Amended and Restated Notes and the Note Guarantees which is material in the context of this Consent Solicitation in connection with the Amended and Restated Notes, that the information contained herein is true and accurate in all material respects, that the opinions and intentions expressed herein are honestly held, that we and the Issuer are not aware of any other facts the omission of which in our reasonable opinion might make this document as a whole or any of such information or the expression of any such opinions or intentions materially misleading and that all reasonable inquiries have been made by us to verify the accuracy of such information; provided that, this Information Memorandum contains summaries which we believe to be accurate with respect to certain terms of some documents, but for complete information regarding the documents, copies of the actual documents may be obtained upon request to us; and provided further that,

i

economic and other data included in this Information Memorandum on the aquaculture industries, including information relating to our Company and our competitors’ relative positions in these industries, is based on industry publications or the good faith belief of our management.  Although we believe that such industry sources are reliable, we take responsibility for only the accurate reproduction and extraction of such summaries and data, but accept no other responsibility for such information.  The accuracy and completeness of such information are not guaranteed and have not been independently verified by us.

None of the Trustee, The Bank of New York Mellon (acting in its separate capacity as offshore collateral agent,  the “Offshore Collateral Agent”) or PT Bank CIMB Niaga Tbk. (the “Onshore Collateral Agent”) has separately verified the information contained in this Information Memorandum. Accordingly, no representation, warranty or undertaking, express or implied, is made and no responsibility or liability is accepted by the Trustee, the Offshore Collateral Agent or the Onshore Collateral Agent as to the accuracy or completeness of the information contained in this Information Memorandum or any other information supplied in connection with the Amended and Restated Notes. Each person receiving this Information Memorandum acknowledges that such person has not relied on the Trustee, the Offshore Collateral Agent or the Onshore Collateral Agent nor on any person affiliated with any of them in connection with its investigation of the accuracy of such information or its investment decision.

Neither the US Securities and Exchange Commission (the “SEC”), any state securities commission nor any other regulatory authority, has approved or disapproved the Amended and Restated Notes nor has any of the foregoing authorities passed upon or endorsed the merits of this Consent Solicitation or the accuracy or adequacy of this Information Memorandum.  Any representation to the contrary is a criminal offense.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING.  NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION.  IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

NOTICE TO INVESTORS IN THE REPUBLIC OF INDONESIA

The Amended and Restated Notes have not been offered or sold and will not be offered or sold in the Republic of Indonesia or to any Indonesian nationals, corporations or residents, including by way of invitation, offering or advertisement, and this Information Memorandum and any other offering material relating to the Amended and Restated Notes has not been distributed, and will not be distributed, in the Republic of Indonesia or to any Indonesian nationals, corporations or residents in a manner which would constitute a public offering of the Amended and Restated Notes under the laws or regulations of the Republic of Indonesia.

NOTICE TO INVESTORS IN SINGAPORE

This Information Memorandum has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Information Memorandum and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Amended and Restated Notes may not be circulated or distributed, nor may the Amended and Restated Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to existing holders of the Existing Notes pursuant to Section 273(1)(cf) of the Securities and Futures Act (Chapter 289) of Singapore (the “Securities and Futures Act”) or (ii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Information Memorandum contains forward-looking statements and information that involves risks, uncertainties and assumptions.  Forward-looking statements are statements that concern plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical fact, including, but not limited to, those that are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects” and similar expressions.  Such forward-looking statements include, without limitation, statements relating to demand for fish feed, shrimp feed, shrimp fry, shrimp products and shrimp generally, the competitive environment in which we operate, general economic and business conditions, political, economic and social developments in Indonesia particularly changes in economic growth rates, changes in governmental regulations relating to food safety, changes in interest rates and other factors beyond our control.  Risks and uncertainties that could affect us include, without limitation:

•	disease or biological hazards that infect our products or that affect consumers of our products;

•	fluctuations in foreign currency exchange rates;

•	economic, social and political conditions in Indonesia as well as the effect of adverse weather and natural disasters;

•	changes in regulations in Indonesia as well as in the countries where we export our products that may increase the regulatory burdens or barriers to our business;

•	changes in import or export controls, duties, levies or taxes, either in international markets or in Indonesia;

•	difficulties in raising additional financing to fund future capital expenditures, acquisitions and other general corporate activities; and

•	other risks related to our business, our industry and the region in which we operate.

Should one or more of such risks and uncertainties materialize, or should any underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated in the applicable forward-looking statements.  Any forward-looking statement or information contained in this document speaks only as of the date the statement was made.

All of our forward-looking statements made herein and elsewhere are qualified in their entirety by the risk factors discussed in “Risk Factors” and other cautionary statements appearing in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “The Shrimp Industry.”  These risk factors and statements describe circumstances that could cause actual results to differ materially from those contained in any forward-looking statement.  We do not intend to update forward-looking statements made herein to reflect actual results or changes in assumptions or other factors that could affect those statements.

USE OF CERTAIN TERMS

In this Information Memorandum, all references to the “Issuer” are to Blue Ocean Resources Pte. Ltd. and the terms “we”, “us”, “our”, “the Company”, “CPP” and “the Group” refer to PT Central Proteinaprima Tbk. and its consolidated subsidiaries.  Unless the context otherwise requires, references to “management” are to the commissioners, directors and the senior management team of the Company as at the date of this Information Memorandum.  Statements in this Information Memorandum as to beliefs, expectations, estimates and opinions of the Company are those of the management.

For the meaning of other terms, including terms used in the aquaculture business, used in this Information Memorandum, see “Glossary.”

As used in this Information Memorandum, all references to “Rupiah” and “Rp” are to Indonesian Rupiah, the lawful currency of Indonesia.  All references to “Euros” and “€” are to the single currency introduced at the start of the third stage of European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended, and all references to “US$” and “US dollars” are to United States Dollars, the lawful currency of the United States of America.

PRESENTATION OF FINANCIAL AND OTHER DATA

Financial Data

Our audited consolidated financial statements for the years ended December 31, 2009 and 2010 were prepared in accordance with generally accepted accounting principles in Indonesia (“Indonesian GAAP”). Indonesian GAAP differs in certain significant respects from generally accepted accounting principles in certain other countries. The significant differences between Indonesian GAAP and US GAAP as they relate to us are described under “Summary of Certain Principal Differences between Indonesian GAAP and US GAAP.”

Our audited consolidated financial statements for the year ended December 31, 2011 were prepared in accordance with Financial Accounting Standards, which comprise the Statements and Interpretations issued by the Indonesian Financial Accounting Standards Board of the Indonesian Institute of Accountants and the Regulations and the Guidelines on Financial Statement Presentation and Disclosures issued by BAPEPAM-LK (“Indonesian FRS”). Our management accounts for the nine months ended September 30, 2011 and 2012 were prepared in accordance with Indonesian FRS. Indonesian FRS differs in certain significant respects from International Financial Report Standards (“IFRS”).

The financial information set forth in this Information Memorandum presents (a) our consolidated statements of income for the financial years ended December 31, 2009, 2010 and 2011 (audited), and for the nine months ended September 30, 2011 (unaudited) and 2012 (unaudited), (b) our consolidated balance sheets as at December 31, 2009, 2010 and 2011 (audited), September 30, 2012 (unaudited), and (c) statements of cash flows for the years ended December 31, 2009, 2010 and 2011 (audited), and for the nine months ended September 30, 2011 (unaudited) and 2012 (unaudited), all of which are derived solely from the consolidated financial statements included elsewhere in this Information Memorandum.

Our financial statements for the year ended December 31, 2009, 2010 and 2011 were audited by Paul Hadiwinata, Hidajat, Arsono, Ade Fatma & Rekan.

We provided the management accounts for the nine months ended September 30, 2011 and 2012.

We maintain our accounts in Rupiah.  Solely for convenience, certain Rupiah amounts have been translated into US dollars at specified rates. US dollar equivalent information for amounts in Rupiah is based on the middle exchange rate quoted by Bank Indonesia (the “Indonesia Central Bank Rate”).  Unless otherwise indicated, US dollar equivalent information for amounts in Rupiah is based on the Indonesia Central Bank Rate (i) as of December 31, 2010, which was Rp8,991 = US$1.00, (ii) as of September 30, 2011, which was Rp8,823 = US$1.00,  (iii) as of December 31, 2011, which was Rp9,068 = US$1.00 and (iv) as of September 30, 2012, which was Rp9,588 = US$1.00. The Federal Reserve Bank of New York does not certify for customs purposes a noon buying rate for cable transfers in Rupiah.  No representation is made that the Rupiah or US dollar amounts shown herein could have been or could be converted into US dollars or Rupiah, as the case may be, at any particular rate or at all.  See “Exchange Rate Information and Exchange Control Information” for further information regarding rates of exchange between Rupiah and US dollars.

Some of the financial information in this Information Memorandum has been rounded for convenience and, as a result, the totals of the data presented in this Information Memorandum may vary slightly from the actual arithmetic totals of such information.

Non-GAAP Financial Measures

EBITDA refers to income (loss) from operations before depreciation and amortization.  EBITDA and related ratios presented in this Information Memorandum are supplemental measures of our performance and liquidity that are not required by, or presented in accordance with, Indonesian GAAP or US GAAP.  Furthermore, EBITDA and related ratios are not measurements of our financial performance or liquidity under Indonesian GAAP, US GAAP, Indonesian FRS or IFRS and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with Indonesian GAAP, US GAAP, Indonesian FRS or IFRS or as an alternative to cash flow from operation or as a measure of our liquidity.

We believe EBITDA and related ratios facilitate operating performance comparisons from period to period and from company to company by eliminating potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of tangible assets (affecting relative depreciation expense).  We also believe that EBITDA is a supplemental measure of our ability to meet debt service requirements.  Finally, we present EBITDA and related ratios because we believe these measures are frequently used by securities analysts and investors in evaluating similar issuers.

Industry Data

Market data and certain industry forecasts used throughout the Information Memorandum were obtained from market research, publicly available information and industry publications including publications from Global Shrimp Outlook and Urner Barry Publications Inc., each a shrimp industry analyst, the US National Marine Fisheries Service, and the Food and Agricultural Organization (FAO) of the United Nations. Industry publications generally state that the information that they contain has been obtained from sources believed to be reliable but there can be no assurance as to the accuracy and completeness of that information.  Similarly, industry forecasts and market research, while believed to be reliable, have not been independently verified and the Company makes no representation as to the accuracy or completeness of this information.

v

ENFORCEABILITY OF CIVIL LIABILITIES, AMENDED AND RESTATED NOTES AND NOTE GUARANTEES

Enforceability of Civil Liabilities

The Company and all of the Subsidiary Guarantors are incorporated in Indonesia.  Substantially all of the commissioners and directors of the Company and such Subsidiary Guarantors reside in Indonesia, and substantially all of such entities’ assets are located in Indonesia. As a result, it may not be possible for holders of the Amended and Restated Notes to effect service of process, including judgments, upon the Company, such Subsidiary Guarantor or such persons outside of Indonesia or within the US, or to enforce against the Company, such Subsidiary Guarantor or such persons in courts outside of Indonesia or in the US judgments obtained in US courts, including judgments predicated upon the civil liability provisions of the US federal securities laws or the securities laws of any state within the US, or upon other bases.

We have been advised by our Indonesian legal counsel that judgments of courts outside of Indonesia, which includes judgments of US courts, predicated upon the civil liability provisions of the US federal securities laws, are not enforceable in Indonesian courts, although such judgments could be admissible as non-conclusive evidence in a proceeding on the underlying claim in an Indonesian court.  There is doubt as to whether Indonesian courts will enter judgments in original actions predicated solely upon the civil liability provisions of the US federal securities laws.  Re-examination of the merits of the underlying claim de novo would be required before the Indonesian court.

The Issuer is a private company with limited liability incorporated under the laws of Singapore.  As a result, it may be difficult for holders of the Amended and Restated Notes to enforce against the Issuer judgments obtained in non-Singaporean courts. All of the Issuer’s directors and executive officers (and other persons named in this Information Memorandum) reside outside of the US, and all or a substantial portion of the assets of the Issuer and such persons are located outside the US. As a result, it may not be possible for holders of the Amended and Restated Notes to effect service of process, including judgments, upon the Issuer or such persons outside of Singapore or within the US, or to enforce against the Issuer or such persons in courts outside of Singapore, or in the US judgments obtained in US courts, including judgments predicated upon the civil liability provisions of the US federal securities laws or the securities laws.  However, a foreign judgment may be enforced by a common law action in Singapore if: (a) the foreign judgment is a judgment in personam from a court of a foreign country on a matter of substance which is final and conclusive in light of the laws of that country; (b) the foreign court has international jurisdiction over the party sought to be bound by the judgment; (c) the foreign judgment binds that party to obey that judgment; and (d) the foreign judgment is for a fixed or ascertainable sum of money.  A foreign judgment which has satisfied the above conditions is generally regarded as final and conclusive on the merits of the case under Singapore law.  The Singapore courts will therefore, in principle, enforce that judgment without re-examining the merits of the case.  A number of defenses may be raised against the recognition or enforcement of foreign judgments in Singapore.  For example, the Singapore courts will not recognize or enforce a foreign judgment if that judgment is inconsistent with a prior local judgment, contravenes public policy or amounts to the direct or indirect enforcement of a foreign penal, revenue or other public law.

The agreements entered into with respect to the Amended and Restated Notes and Note Guarantees are governed by the laws of the State of New York.  In respect of a judgment of a federal or state court in the US against the Issuer, the following applies. The US and Singapore do not have a treaty providing for the reciprocal recognition and enforcement of judgments (other than arbitral awards) in civil and commercial matters.  Accordingly, a final judgment for the payment of money based on civil liability given by a US federal or state court, whether or not predicated upon US federal securities laws, would not be enforceable by way of statutory regimes in Singapore.  A party in whose favor final judgment is rendered may however enforce such judgment by way of a common law action in the Singapore courts.  The Singapore Court is likely to enforce such judgment if the requisite conditions, as set out above, are satisfied.  Exceptions to the enforcement of a foreign judgment include the following: (a) such judgment was procured by fraud; (b) the enforcement of such judgment would contravene public policy; and (c) the proceedings in which such judgment was obtained were contrary to natural justice.  It is unclear whether the Singapore courts will enter judgments in original actions brought in Singapore predicated solely upon the civil liability provisions of the US federal securities laws.  It is also unclear whether the Singapore courts will enforce judgments of US courts predicated solely upon the civil liability provisions of the US federal securities laws, although such judgments are in principle enforceable.

Indonesia and Singapore do not have a treaty providing for the reciprocal recognition and enforcement of judgments (other than arbitral awards) in civil and commercial matters.  Accordingly, a final judgment for the payment of money rendered by the Indonesian courts based on civil liability would not automatically be enforceable in Singapore and the party in whose favor that judgment was given would have to enforce such judgment by way of a common law action in Singapore. The Singapore Court is likely to enforce such judgment if the requisite conditions, as set out above, are satisfied.  Exceptions to the enforcement of a foreign judgment include the following: (a) such judgment was procured by fraud; (b) the enforcement of such judgment would contravene public policy; and (c) the proceedings in which such judgment was obtained were contrary to natural justice.  It is unclear whether the Singapore courts would impose civil liability on the Issuer, its managing directors or controlling persons and/or the experts named herein in an original action predicated solely upon the federal or state securities laws of Indonesia brought in Singapore.  It is also unclear whether the Singapore courts will enforce a judgment predicated solely upon such laws, although such a judgment is in principle enforceable.  Purchasers may also have difficulties enforcing, by way of original actions brought in jurisdictions outside Indonesia, liabilities under Indonesian securities laws.

Each of the Company, the Subsidiary Guarantors and the Issuer will designate CT Corporation System as its agent for service of process in the US with respect to the Amended and Restated Notes and the Note Guarantees executed pursuant to the provisions of the Amended and Restated Indenture. However, the Company has been advised by its Indonesian legal counsel that such designation by the Company would or may terminate upon the insolvency or bankruptcy of the Company or the process agent.

Enforcement of the Amended and Restated Notes and the Note Guarantees

Pursuant to Presidential Decree No. 59/1972 dated October 12, 1972, as amended, the Company is required to report details regarding its offshore borrowings to the Ministry of Finance of Indonesia and Bank Indonesia, on the acceptance, implementation, and repayment of principal and interest.  Ministry of Finance Decree No. KEP-261/MK/IV/5/73 dated May 3, 1973, as amended, as the implementing regulation of Presidential Decree No. 59/1972, further sets forth the requirements to submit periodic reports regarding offshore borrowings to the Department of Finance of Indonesia and Bank Indonesia on the effective date of the contract and each subsequent three month period.  Further, pursuant to Presidential Decree No. 39/1991, all offshore commercial borrowers must submit periodic reports to the Team of Offshore Commercial Borrowing on the implementation of their offshore commercial borrowings.  Presidential Decree No. 39/1991 does not stipulate the time or the format and the content of the periodic reports that must be submitted. The Company will undertake in the Amended and Restated Indenture to comply with such requirements, among others, in respect of the loan agreement between the Issuer and the Company and the Subsidiary Guarantors.  The Company has been advised by its Indonesian counsel that any failure to submit the required reports will subject the Company to certain administrative sanctions in the form of fines, but should not invalidate the obligations of the Company under the loan agreement between the Issuer and the Company or the Subsidiary Guarantors in respect of the Amended and Restated Notes.  However, the outcome of specific cases in the Indonesian legal system is subject to considerable discretion and uncertainty.

Under the Indonesian Civil Code, a guarantor may waive its right to require the obligee to exhaust its legal remedies against the obligor’s assets on a guaranteed obligation prior to the obligee exercising its right under the related guarantee and the waiver is enforceable against the guarantor. The Note Guarantees contain a waiver of this right. The Company has been advised by its Indonesian counsel that such a waiver is enforceable under Indonesian law, but that, due to the uncertainty of the outcome of specific legal cases in Indonesia, there is no assurance that in the future Indonesian courts will not impose an obligation on holders of the Amended and Restated Notes to pursue all legal remedies against the Issuer if it were to default on its obligation before holders of the Amended and Restated Notes can exercise their rights under the Note Guarantees, notwithstanding that the Guarantors have expressly waived their rights under the Note Guarantees.  See “Risk Factors—Risks Relating to the Amended and Restated Notes and the Note Guarantees—Indonesian companies have filed suits in Indonesian courts to invalidate transactions with structures similar to the Amended and Restated Notes and the Note Guarantees and have successfully brought legal action against lenders and other transaction participants.  Such legal action has resulted in judgments invalidating all obligations under the applicable debt instruments and allowing affirmative recoveries from the lenders in excess of the amounts borrowed” and “Risk Factors—Risks Relating to the Amended and Restated Notes and the Note Guarantees—Through the purchase of the Amended and Restated Notes, holders of the Amended and Restated Notes may be exposed to a legal system subject to considerable discretion and uncertainty; it may be difficult or impossible for the holders of the Amended and Restated Notes to pursue claims under the Amended and Restated Notes or the Note Guarantees.”

Language of The Transaction Documents

Pursuant to Law No. 24 of 2009 on National Flag, Language, Emblem, and Anthem which was enacted on July 9, 2009 (“Law No. 24/2009”), and as clarified by a Letter of Minister of Law and Human Rights No. M.HH.UM.01.01-35 dated December 29, 2009, agreements to which Indonesian entities are a party are required to be executed in the Indonesian language (Bahasa Indonesia), although, when a foreign entity is a party, an execution of the document also in English or the national language of the relevant foreign entity is permitted. There exists substantial uncertainty regarding how Law No. 24/2009 will be interpreted and applied, and it is not certain that an Indonesian court would permit the English version of an agreement to prevail or even consider the English version. In addition, the Indonesian court will request all English agreements or documents be translated into Indonesian language by a sworn translator. See “Risk Factors—Risks Relating to Indonesia”. The Amended and Restated Indenture entered into in connection with the Amended and Restated Notes will also be prepared in the Indonesian language. However, there can be no assurance that, in the event of inconsistencies between the Indonesian language and English language versions of those documents, an Indonesian court would hold that the English versions of such documents will prevail.

While the law itself came into effect on July 9, 2009 the implementing Presidential Regulation has not yet been issued. The Minister of Law and Human Rights of the Republic of Indonesia, in his Letter No. M.HH.UM 01-01-35, dated December 28, 2009, expressed the view that agreements which are executed in English are valid and there is no need for any translation or adjustment thereof since the implementing regulation of the Law has not yet been issued. Moreover, should the implementing regulation be issued, its effect will be prospective and will not affect the validity of agreements executed prior to the issuance of the implementing regulation. However, this letter is issued only as an opinion and does not fall within the types and hierarchy stipulated in Article 7 of Law No. 12 of 2011 regarding Formation of Laws and Regulations to be considered a law or regulation.

We will execute bilingual English and Indonesian language versions of the Amended and Restated Indenture. The Amended and Restated Indenture will provide that in the event of discrepancies or inconsistencies, the parties thereto intend the English version to prevail. Some concepts in English may not have a corresponding term in Indonesian language and the exact meaning of the English text may not be fully captured by the Indonesian language version. If this occurs, there can be no assurance that the terms of the Amended and Restated Notes, including the Amended and Restated Indenture, will be as described in the Information Memorandum, or will be interpreted and enforced by the Indonesian courts as intended.

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SUMMARY

The summary below is qualified in its entirety by, and is subject to the more detailed information and the financial information set out or referred to elsewhere in this Information Memorandum.  All the Company’s financial information is presented in Rupiah. Our audited consolidated financial statements for the years ended December 31, 2009 and 2010 were prepared in accordance with Indonesian GAAP. Our audited consolidated financial statements for the year ended December 31, 2011 were prepared in accordance with Indonesian FRS. Our management accounts for the nine months ended September 30, 2011 and 2012 were prepared in accordance with Indonesian FRS. Potential participants should read this Information Memorandum in its entirety and in particular, should carefully consider the information set forth in “Risk Factors” and the financial statements and related notes thereto included in the Information Memorandum prior to making a decision with respect to the Amended and Restated Notes.  To understand the terms of the Amended and Restated Notes, potential participants should carefully read the section of this Information Memorandum entitled “Description of the Amended and Restated Notes, the Note Guarantees and the Transaction Documents.”  Statements contained in this summary that are not historical facts may be forward-looking statements.  Such statements are based on certain assumptions and are subject to certain uncertainties and assumptions which could cause and result to differ materially from these projections.  See “Disclosure Regarding Forward-Looking Statements.” Under no circumstances should the inclusion of such information herein be regarded as a representation, warranty or prediction with respect to the accuracy of the underlying assumption by us or any other person or that these results will be achieved or are likely to be achieved.  Holding the Amended and Restated Notes involves risks.

Our Company

Introduction

We are one of the world’s largest vertically integrated shrimp producers and processors, as well as Indonesia’s largest producer of shrimp products, fish feed, shrimp feed and shrimp fry. Our main products are Conventional Products, Value-added Products, Food Products, fish feed, shrimp feed and shrimp fry. We export virtually all of our shrimp products to wholesalers and distributors in the US, EU and Japan and such sales are denominated in US dollars. Our other products are sold within Indonesia and such sales are denominated in Rupiah.

As of September 30, 2012, we had 6,579 commercial ponds (each commercial pond is assumed to be 5,000 square meters each), comprising 887 company ponds and 5,692 ponds owned by our plasma farmers.  We expect these ponds will collectively produce an annual harvest of approximately 57,000 Mt. in aggregate (See “Business—Shrimp Farms—Our shrimp farms—The Nucleus Partnership Project”). Substantially all of our operations and assets are located in Indonesia.

In 2011, our total net sales were Rp7,529.4 billion (US$830.3 million), our gross profit was Rp693.7 billion (US$76.5 million), our EBITDA was Rp73.3 billion (US$8.1 million) and our loss for the year was Rp2,036.2 billion (US$224.5 million). Our loss for the year in 2011 was primarily due to an impairment loss of property, plant and equipment in the amount of Rp545.7 billion and an impairment loss on receivables in the amount of Rp887.6 billion, both of which related to the cessation of operations at PT Aruna Wijaya Sakti in May 2011. For more details, please see “Business—Shrimp Farms—Our Shrimp Farms—Cessation of operations at PT Aruna Wijaya Sakti.”

For the nine months ended September 30, 2012, our total net sales were Rp5,191.9 billion (US$541.5 million), our gross profit was Rp715.0 billion (US$74.5 million), our EBITDA was Rp202.2 billion (US$21.0 million) and our loss for the period was Rp490.2 billion (US$51.1 million).

In 2011, (i) our net sales for shrimp products was Rp2,842.7 billion (US$313.5 million) and our gross profit for shrimp products was Rp150.4 billion (US$16.6 million), (ii) our net sales for fish feed was Rp2,132.2 billion (US$235.1 million) and our gross profit for fish feed was Rp222.1 billion (US$24.5 million), (iii) our net sales for shrimp feed was Rp1,600.2 billion (US$176.5 million) and our gross profit for shrimp feed was Rp455.9 billion (US$50.3 million) and (iv) our net sales for shrimp fry was Rp270.8 billion (US$29.9 million) and our gross profit for shrimp fry was Rp131.7 billion (US$14.5 million).

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For the nine months ended September 30, 2012, (i) our net sales for shrimp products was Rp1,638.8 billion (US$170.9 million) and  our gross profit for shrimp products was Rp166.5 billion (US$17.4 million), (ii) our net sales for fish feed was Rp1,882.0 billion (US$196.3 million) and our gross profit for fish feed was Rp221.9 billion (US$23.1 million), (iii) our net sales for shrimp feed was Rp1,107.3 billion (US$115.5 million) and our gross profit for shrimp feed was Rp353.9 billion (US$36.9 million) and (iv) our net sales for shrimp fry was Rp185.1 billion (US$19.3 million) and our gross profit for shrimp fry was Rp75.4 billion (US$7.9 million).

Strengths

•	Our position as a leading vertically integrated shrimp producer

•	Our strong customer base

•	Our ability to comply with stringent international manufacturing, social and environmental standards

•	Our advantageous location in the Indonesian archipelago

•	Our superior aquaculture technology

Strategy

We intend to implement the following strategies to drive our future growth and profitability:

•	Put in place a sustainable stocking strategy in order to increase our shrimp harvests and continue to optimize our product mix in order to increase overall revenue

•	Diversify our customer base

•	Continue to improve on aquaculture infrastructure and technology in order to further enhance productivity and product quality

•	Increase the range of shrimp food products

•	Expand our fish feed sales

General Information

The correspondence address of the Company is 19th Floor Wisma GKBI, JI. Jend Sudirman No. 28, Jakarta 10210, Indonesia, and its telephone number at that address is +62 21 5785 1788.  Its website is located at www.cpp.co.id. The information found on or accessible through the Company’s website is not incorporated into and does not form a part of this Information Memorandum.

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Corporate Structure

Our current corporate structure is as follows:

Our principal subsidiaries include the following:

•	PT Centralpertiwi Bahari (“CPB”) is a vertically integrated shrimp farm, comprising shrimp hatcheries, feedmills, shrimp farms and processing facilities;

•	PT Central Panganpertiwi (“CP Pertiwi”) focuses on the business of producing fish feed;

•	PT Marindolab Pratama focuses on the sale of probiotics;

•	Blue Ocean Resources Pte. Ltd. is a trading company (the “Issuer”); and

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PT Centralwindu Sejati  (“CWS”) conducts no operating activities and is a Guarantor.  In 2009, we ceased the operating activities of PT Andalas Windumurni, PT Citra Windupertala, PT Suryawindu Pertiwi and PT Windusejati Pertiwi (the operating subsidiaries of PT Centralwindu Sejati). On March 9, 2010, PT Centralwindu Sejati and PT SHS International signed a sale and purchase agreement whereby PT Centralwindu Sejati sold its assets to PT SHS International (a related party) at a price of Rp103 billion.

PT Centralwindu Sejati, PT Centralpertiwi Bahari, PT Marindolab Pratama and PT Central Panganpertiwi are the Subsidiary Guarantors.  Our Company and the Subsidiary Guarantors will guarantee the Amended and Restated Notes. Our Company will grant security in respect of its equity interests in the Issuer and each of the Subsidiary Guarantors for the benefit of the holders of the Amended and Restated Notes.

The Issuer is a trading company of the Group. The Issuer will grant a first priority fixed and floating charge over all of the assets of the Issuer, including (but not limited to) the Collection Account (as defined in the Amended and Restated Indenture) and all of the Issuer’s rights under certain advance purchase agreements entered into by the Issuer with our Company and certain of the Subsidiary Guarantors for the benefit of the holders of the Amended and Restated Notes; see “Description of the Amended and Restated Notes, the Note Guarantees and the Transaction Documents—Security for the Amended and Restated Notes and Note Guarantees.”

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CONSENT SOLICITATION

Explanatory Statement regarding the Scheme

See “Explanatory Statement” in the composite document dated March 8, 2013 addressed to the holders of the Existing Notes containing, among other things, an explanatory statement and the terms of the Scheme, including all appendices, schedules and annexures thereto (the “Scheme Document”).

Questions and Answers

To assist the holders of the Existing Notes in making a decision to vote either in favor of or against the Scheme, certain questions and answers have been prepared. Reading these questions and answers is not a substitute for reading the whole of the Scheme Document in full. See “Questions and Answers” in the Scheme Document.

Expected Timetable of Principal Events

See “Expected Timetable of Principal Events” in the Scheme Document.

Summary of the Terms of the Amended and Restated Notes

Issuer
Blue Ocean Resources Pte. Ltd., a wholly-owned subsidiary of PT Central Proteinaprima Tbk (the “Company”) and incorporated under the laws of Republic of Singapore as a private company with limited liability.

Securities Offered	US$325,000,000 aggregate principal amount of Amended and Restated Step-Up Rate Guaranteed Senior Secured Notes due 2020.

Guarantors
The Company and each of the following subsidiary guarantors (the “Subsidiary Guarantors”): (i) PT Centralwindu Sejati; (ii) PT Centralpertiwi Bahari; (iii) PT Marindolab Pratama; and (iv) PT Central Panganpertiwi.

Note Guarantees
The payment of principal, Applicable Premium (as defined below), interest and Additional Amounts (as defined below) (if any) in respect of the Amended and Restated Notes will be irrevocably and unconditionally guaranteed by each Guarantor. The Note Guarantees will include: (i) New York law guarantees embedded in the Amended and Restated Indenture; and (ii) standalone guarantees in Bahasa Indonesia and in notarial deed form.

Amendment and Restatement Date	January 1, 2013

Effective Date of the Amended and Restated Indenture	The date falling two weeks after the Scheme becomes effective or such later date as may be determined in accordance with the terms of the Scheme.

Maturity Date	December 31, 2020.

Interest	Interest on the Amended and Restated Notes during each yearly period in which the Amended and Restated Notes are outstanding will accrue at the following rates:

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Year 1: 2% per annum

Year 2: 2% per annum

Year 3: 4% per annum

Year 4: 4% per annum

Year 5: 4% per annum

Year 6: 6% per annum

Year 7: 8% per annum

Year 8: 8% per annum

Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuer shall pay interest on overdue principal at the rate borne by the Amended and Restated Notes plus one percent (1%) per annum, and it shall pay interest on overdue installments of interest at the rate borne by the Amended and Restated Notes to the extent lawful.

In the event that Actual Consolidated EBITDA for any Relevant Interest Period is less than Projected Consolidated EBITDA for such Relevant Interest Period, the Issuer will have the option to defer payment of a portion of the interest that falls due for payment on the Interest Payment Date (through (and including) the sixth Interest Payment Date) falling immediately after such Relevant Interest Period (as each term is defined in the Amended and Restated Indenture). The amount of interest that may be deferred by the Issuer will not exceed fifty percent (50%) of the total amount of interest payable in respect of the Relevant Interest Period.  Deferred interest will be capitalized and added to the principal amount of the Amended and Restated Notes on a pro rata basis and thereafter accrue interest at the rate applicable to the principal amount of the Amended and Restated Notes.  Deferred interest that is capitalized and added to the principal amount of the Amended and Restated Notes will be paid in cash on maturity.

Interest Payment Dates	June 30 and December 31, in each year, commencing June 30, 2013.

Applicable Premium	means, with respect to any Amended and Restated Note on any redemption date, 1.0% of the then outstanding principal amount of such Amended and Restated Note.

Principal Installment Payments	On each date set out below (each a “Principal Installment Payment Date”) the Issuer will shall repay an aggregate principal amount of the Amended and Restated Notes set out opposite such Principal Installment Payment Date:

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Date	Amount

June 30, 2018	US$16,250,000

December 31, 2018	US$16,250,000

June 30, 2019	US$16,250,000

December 31, 2019	US$16,250,000

June 30, 2020	US$16,250,000

December 31, 2020	Remaining balance of principal outstanding (including all amounts capitalized and added to the principal amount of the Notes in accordance with the terms of the Transaction Documents (as defined in the Amended and Restated Indenture))

The Trustee will repay the Amended and Restated Notes to be repaid from Principal Installment Payments on a pro rata basis based on the principal amount of the Amended and Restated Notes then outstanding.

Each Principal Installment Payment shall satisfy and discharge the principal amount of the Amended and Restated Notes corresponding to the amount of such Principal Installment Payment, which principal amount shall be deemed no longer outstanding for purposes of the Amended and Restated Indenture. Interest shall cease to accrue on the principal amount of the Amended and Restated Notes repaid on each Principal Installment Payment Date on and after such Principal Installment Payment Date.

Status, Security and Ranking
The Amended and Restated Notes will be general, direct obligations of the Issuer, secured by liens on the Collateral (as described below) and will otherwise rank pari passu in right of payment with all existing and future unsubordinated obligations of the Issuer, except for such obligations as may be preferred by provisions of law that are both mandatory and of general application.

The Note Guarantees will be general, direct obligations of the Guarantors, secured by liens on the Collateral (as described below) and will otherwise rank pari passu in right of payment with all existing and future unsubordinated obligations of each Guarantor, except for such obligations as may be preferred by provisions of law that are both mandatory and of general application.

Collateral
The Collateral shall consist of:

(1)  a first priority fixed and floating charge over all of the assets of the Issuer, including (but not limited to) the Collection Account (as defined in the Amended and Restated Indenture) and all of the Issuer’s rights under certain advance purchase agreements entered into by the Issuer with our Company and certain of the Subsidiary Guarantors,

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(2) a first priority fixed charge over the BNI Accounts (as defined in the Amended and Restated Indenture),

(3) a first priority fixed charge by the Company of its capital stock in the Issuer,

(4) a first priority pledge by the Company of its capital stock in each of the Subsidiary Guarantors, and

(5) a first priority fixed charge by Whitemyer Corp of its capital stock in the Issuer.

Withholding Tax; Additional Amounts
All payments made by the Issuer or any Guarantor under, or with respect to, the Amended and Restated Notes and the Note Guarantees shall be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed, levied, collected or assessed by the Republic of Singapore or any other jurisdiction in which the Issuer or any Guarantor is organized or resident for tax purposes or from or through which payment is made (including, in each case, any political subdivision thereof), unless the payor is required to withhold or deduct such taxes by law or by official interpretation or administration thereof, in which case the payor will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by the payee is not less than the amount the payee would have received if such taxes had not been required to be withheld or deducted.

Change of Control
If a Change of Control occurs, each holder of the Amended and Restated Notes will have the right to require the Issuer to repurchase all or any part of that holder’s Amended and Restated Notes pursuant to an offer (the “Change of Control Offer”) on the terms set forth herein and in the Amended and Restated Indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to one hundred and one percent (101%) of the aggregate principal amount of Amended and Restated Notes repurchased plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase.

Note Buy-Backs
In the event that (as each term is defined in the Amended and Restated Indenture) (i) Actual Consolidated EBITDA for any Relevant Redemption Period commencing prior to the third anniversary of the Amendment and Restatement Date exceeds Projected Consolidated EBITDA for such period by more than US$15 million or (ii) Actual Consolidated EBITDA for any other Relevant Redemption Period exceeds Projected Consolidated EBITDA for such period by more than US$10 million, the Issuer shall, to each holder of the Amended and Restated Notes, offer to apply the Available Buy-Back Amount in redemption of the Amended and Restated Notes in accordance with the terms set forth in the Amended and Restated Indenture and invite each holder of the Amended and Restated Notes to tender the Amended and Restated Notes for redemption by the Issuer at a discount to the face value of the Amended and Restated Notes.

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To the extent that any portion of the Available Buy-Back Amount remains following the consummation of a tender offer as set out above, the Issuer will deliver a notice in writing to each holder of the Amended and Restated Notes offering to apply the remaining Available Buy-Back Amount pro rata among the holders of the Amended and Restated Notes in redemption of the Amended and Restated Notes. The offer price will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, and will be payable in cash from such remaining Available Buy-Back Amount.

See “Description of the Amended and Restated Notes, the Note Guarantees and the Transaction Documents—Note Buy-Backs.”

Optional Redemption
The Issuer may, on giving not less than 30 and not more than 60 calendar days’ notice to the Trustee (as defined below), redeem all (but not part) of the Amended and Restated Notes at a redemption price equal to 100% of the principal amount of the Amended and Restated Notes plus Applicable Premium and accrued and unpaid interest and Additional Amounts (if any).

Tax Redemption
The Amended and Restated Notes may be redeemed, at the option of the Issuer, in whole but not in part, at any time upon giving not less than thirty (30) nor more than sixty (60) days’ written notice to the Trustee (which notice shall be irrevocable), at a redemption price equal to the aggregate principal amount thereof, plus accrued and unpaid interest to the date fixed by the Issuer for redemption (the “Tax Redemption Date”), and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date, if the Issuer determines that, as a result of:

(a)           any change in, or amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder) of Indonesia or Singapore (or any political subdivision or taxing authority of Indonesia or Singapore) affecting taxation which becomes effective on or after the date of the Amended and Restated Indenture; or

(b)           any change in position regarding the application, administration or any new or different interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after the date of the Amended and Restated Indenture,

(i) the Issuer is, or on the next Interest Payment Date would be, required to pay Additional Amounts or (ii) the Company is, or on the next Interest Payment Date would be, unable, for reasons outside its control, to cause the Issuer to pay amounts due under the Amended and Restated Notes, and with respect to any amount due under the Note Guarantees or the Amended and Restated Indenture as a result of the Issuer’s failure to pay any such amounts under the Amended and Restated Notes, the Company is, or on the next Interest Payment Date would be, required to pay Additional Amounts, provided that, with respect to Indonesian taxes, the Company is required to pay Additional Amounts with respect to taxes imposed by Indonesia at a rate in excess of twenty percent (20%) or

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(iii) with respect to any payment to the Issuer to enable the Issuer to make any payment of principal of, or interest on, the Amended and Restated Notes or the Additional Amounts, the Company is or on the next Interest Payment Date would be, required to deduct or withhold any tax of Indonesia (or any political subdivision or taxing authority thereof or therein) at a rate in excess of twenty percent (20%), and in each case the Issuer (or the Company) determines that such payment obligation cannot be avoided by the Issuer (or the Company) taking reasonable measures.

See “Description of the Amended and Restated Notes, the Note Guarantees and the Transaction Documents—Redemption for Tax Reasons.”

Redemption from Asset Sale Proceeds	Each holder of Amended and Restated Notes will have the right to require the Issuer to redeem Amended and Restated Notes held by that holder pursuant to an asset sale offer in which the Issuer will offer an asset sale payment consisting of any net cash proceeds from Asset Sales (as defined in the Amended and Restated Indenture). The foregoing will not apply to:

•	any single asset sale or series of related asset sales that involves assets having a fair market value of less than US$1,000,000;

•	the transfer of assets between or among the Company and the Guarantors;

•	an issuance of equity interests by a Guarantor to the Company or to a Subsidiary of the Company;

•	the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets;

•	the sale or other disposition of cash, Cash Equivalents or Temporary Cash Investments (as each term is defined in the Amended and Restated Indenture);

•	any transfer, assignment or other disposition deemed to occur in connection with creating or granting any Permitted Lien (as defined in the Amended and Restated Indenture); or

•	a Permitted Investment (as defined in the Amended and Restated Indenture).

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Redemption with AWS Proceeds
The Issuer shall apply any recoveries related to the AWS Ponds (as defined in the Amended and Restated Indenture) and related operations toward a mandatory redemption of the Amended and Restated Notes; provided that this requirement shall not apply to any recoveries due to any single asset sale or series of related asset sales of less than US$1,000,000 on an aggregate basis.

Redemption with Available Equity Issuance Proceeds
The Issuer, the Company and the Subsidiaries shall not be permitted to issue any Equity Interests (as defined in the Amended and Restated Indenture)  to Persons other than the Company following the effective date of the Amended and Restated Indenture without the prior written consent of each holder of the Amended and Restated Notes, save that the Company will be permitted to issue Equity Interests if (i) any such issue of Equity Interests does not result in a Change of Control and (ii) not less than fifteen percent (15%) of the total proceeds of such issuance of Equity Interests (the “Available Equity Issuance Proceeds”) are applied towards the redemption of the Amended and Restated Notes.

Use of Proceeds	The Company and Issuer will not receive any cash proceeds from the issuance of the Amended and Restated Notes in the Consent Solicitation.

Covenants	No member of our Group is permitted to:

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incur (or guarantee) any indebtedness other than Permitted Indebtedness (as defined in the Amended and Restated Indenture) or issue any capital stock that: (i) matures or is mandatorily redeemable (in whole or in part) prior to the date that is 91 calendar days after the Maturity Date: or (ii) which entitles the holder to a preference with respect to payment of dividends or the distribution of assets;

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incur any indebtedness that is contractually subordinated in right of payment to any other indebtedness of that member of the Group unless such indebtedness is also contractually subordinated in right of payment to the Amended and Restated Notes and the Note Guarantees on substantially identical terms;

•	issue additional capital stock (or any warrant, option or other right to acquire the same) to persons other than the Company;

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declare or pay dividends or make any other payment or distribution on account of its capital stock (or any warrant, option or other right to acquire the same) or to any direct or indirect holder of the same, other than dividends, payments or distributions to the Company or a Restricted Subsidiary of the Company, except under certain limited circumstances set out in the Amended and Restated Indenture;

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•	permit to exist any restriction on the ability of any of its Subsidiaries to make dividends or other distributions or enter into certain intercompany transactions;

•	purchase, redeem or otherwise acquire or retire for value any of its capital stock (or any warrant, option or other right to acquire the same);

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make any payment on or with respect to or purchase, redeem, defease or otherwise acquire or retire for value any indebtedness that is contractually subordinated to the Amended and Restated Notes or to any Note Guarantee, except for a payment of interest or principal on any Permitted Indebtedness at the stated maturity thereof;

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make any investment (which shall include all direct or indirect investments in another person in the form of loans, guarantees, advances or capital contributions, purchases or other acquisitions for consideration of indebtedness, equity interests and other securities and all other items that would be classified as investments on a balance sheet prepared in accordance with Indonesian GAAP) other than a Permitted Investment (as defined in the Amended and Restated Indenture);

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incur or make any capital expenditure other than in accordance with any Budget or AWS Capex Program (both as defined in the Amended and Restated Indenture and in each case as varied in accordance with the terms of the Amended and Restated Indenture);

•	incur or suffer to exist any lien in respect of its property or assets other than Permitted Lien (as defined in the Amended and Restated Indenture);

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enter into any transaction or series of related transactions with an affiliate (other than a purchase of shrimp feed, raw materials for the production of shrimp, shrimp feed or fish feed or fuel from a Permitted Supplier (as defined in the Amended and Restated Indenture), among other transactions not deemed to be an Affiliate Transaction under the terms of the Amended and Restated Indenture) unless: (i) such transaction is on terms that are no less favorable to the relevant member of our Group than those that would have been obtained in a comparable transaction with an unrelated person; and (ii) the Company delivers to the Trustee: (1) with respect to any such transaction(s) involving aggregate consideration in excess of US$2,000,000 in any Financial Year, a board resolution stating that such transaction is on terms that are no less favorable to the relevant member of our Group than those that would have been obtained in a comparable transaction with an unrelated person and has been approved by a majority of the disinterested members of the board of directors of the Company; and (2) with respect to any such transaction(s) involving aggregate consideration in excess of US$4,000,000 in any Financial Year, an opinion as to the fairness of such transaction issued by an independent appraiser of recognized international standing;

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•
enter into any transaction or series of related transactions for the purchase of shrimp feed, raw materials for the production of shrimp, shrimp feed or fish feed or fuel from a Permitted Supplier unless: (i) such transaction is on terms that are no less favorable to the relevant member of the Group than those that would have been obtained in a comparable transaction with an unrelated person; and (ii) the Issuer and the Parent deliver to the Trustee: (1) with respect to any such transaction(s) involving aggregate consideration in excess of US$5,000,000 in any Financial Year, a board resolution stating that such transaction is on terms that are no less favorable to the relevant member of the Group than those that would have been obtained in a comparable transaction with an unrelated person and has been approved by a majority of the disinterested members of the board of directors of the Company; and (2) with respect to any such transaction(s) involving aggregate consideration in excess of US$10,000,000 in any Financial Year, an opinion as to the fairness of such transaction issued by an independent appraiser of recognized international standing;

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effect any sale, lease, conveyance or other disposition of any assets or rights or any sale of any capital stock (or any warrant, option or other right to acquire the same) of any of its Subsidiaries, except: (i) for consideration at least equal to fair market value; and (ii) where at least 75% of the consideration received for such sale, lease, conveyance or other disposition is in the form of cash or cash equivalents;

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enter into any sale and leaseback transaction other than sale and leaseback transactions which were entered into prior to June 28, 2007 or any capital lease obligations set forth in a schedule to the Amended and Restated Indenture, and the incurrence of any permitted refinancing indebtedness in respect of such sale and leaseback transactions or capital lease obligations;

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change its business or engage in any new business, except to such extent as would not be material to the Company and its Restricted Subsidiaries (as defined in the Amended and Restated Indenture) taken as a whole;

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•	consolidate or merge with any other person or sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions; or

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change the commencement or end date of its financial year, unless so required by any applicable law or regulation; and provided that the Amended and Restated Indenture includes standard provisions in relation to the adjustment, re-calculation and/or reconciliation of any applicable financial tests in the event of any change in Indonesian GAAP and/or the accounting practices or reference periods applied in the preparation of the audited financial statements of the Company for the 2011 Financial Year.

The Issuer will not be entitled to engage in any business activity other than: (i) acting as an export trading entity for the Group; and (ii) the issuance of the Amended and Restated Notes and certain transactions as set forth in the Amended and Restated Indenture.

See “Description of the Amended and Restated Notes, the Note Guarantees and the Transaction Documents—Certain Covenants.”

Annual Budgets	The Issuer and the Company shall deliver, or cause to be delivered, to the Trustee an annual budget no later than twenty-eight (28) calendar days prior to the commencement of each financial year.

AWS Capex Budget
Any costs associated with the closure of the AWS Ponds and any financial obligations or commitments (howsoever described) that the Company or any of its Subsidiaries has, or could have, in relation to the AWS Ponds will be reflected in the initial budget and (where applicable) subsequent Annual Budgets.  In the event that the Company or any of its Subsidiaries wishes to recommence the operations of the AWS Ponds or related facilities (including processing facilities) or to provide any financial support in relation thereto, including the incurrence of any capital or other expenditure in connection with the reopening or revitalization of the AWS Ponds and/or any relocation or recommencement of or additions to any of the shrimp or other processing or related facilities (an “AWS Capex Budget”), such AWS Capex Budget (including the proposed source and application of the funding for the same) must first be reviewed by the Financial Advisor and then submitted to the Trustee who will furnish (at the Company’s expense) the AWS Capex Budget proposal with a copy of the initial budget and (where applicable) subsequent Annual Budgets to be approved by the holders of more than fifty percent (50%) in aggregate principal amount of the Amended and Resated Notes then outstanding.

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Variations to the AWS Capex Budget
Any material variation to any AWS Capex Budget will require consent from the holders of Amended and Restated Notes of more than fifty percent (50%) in aggregate principal amount of the Amended and Restated Notes then outstanding.  A variation will be material if it results in: (i) any individual line item in any AWS Capex Budget increasing by more than 10%; or (ii) the total budgeted capital expenditure provided for in any AWS Capex Budget increasing by more than 5%.

Compliance
The Company will submit to the Trustee a compliance certificate (“Auditor’s Compliance Certificate”) prepared the Qualified Auditor (as defined in the Amended and Restated Indenture) certifying compliance by the Group with: (i) the covenants set out in the Amended and Restated Indenture; (ii) each Budget (as defined in the Amended and Restated Indenture); and (iii) any AWS Capex Budget (as defined in the Amended and Restated Indenture); in each case: (1) within sixty (60) calendar days of each Interest Payment Date until the first scheduled redemption of the Amended and Restated Notes (i.e., until June 30, 2018); and (2) within sixty (60) calendar days of each anniversary of the Amendment and Restatement Date on an annual basis thereafter.

Where the auditor is unable to certify compliance with any Budget, the Issuer shall deliver, or cause to be delivered, a  certificate from the Qualified Auditor which: (i) identifies the reason for such non-compliance; and (ii) confirms that the Issuer and the Company have (where applicable) complied with their obligations to notify the Trustee and the holders of the Amended and Restated Notes and/or provide a written confirmation from the Financial Advisor (as defined in the Amended and Restated Indenture).

Events of Default
Certain events will permit acceleration of the principal amount of the Amended and Restated Notes, plus accrued and unpaid interest, if any.  These events include default in the payment of the principal of, premium, if any, and interest on the Amended and Restated Notes.

Governing Law	The Amended and Restated Notes will be governed by and construed in accordance with the laws of the State of New York.

Form, Denomination and Title
The Amended and Restated Notes will be issued only in fully registered form, without coupons, in denominations of US$100,000 of principal amount and integral multiples of US$1,000 in excess thereof and will be initially represented by one global note registered in the name of a nominee of the Depository Trust Company. The global note will be deposited with the Depository Trust Company.

Listing
Any Amended and Restated Notes traded on the SGX-ST will be traded in a minimum board lot size of US$200,000 or its equivalent in foreign currencies, for so long as the Amended and Restated Notes are listed on the SGX-ST.  The SGX-ST assumes no responsibility for the correctness of any of the statements made or opinions or reports contained in this Information Memorandum.  Admission to the Official List of the SGX-ST is not to be taken as an indication of the merits of the Amended and Restated Notes.

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Delivery	The delivery of the Amended and Restated Notes will be made through the facilities of the Depository Trust Company.

Authentication
At any time and from time to time after the execution and delivery of the Amended and Restated Indenture, the Issuer may deliver Amended and Restated Notes executed by the Issuer to the Trustee for authentication, together with a written order of the Issuer in the form of an Officers’ Certificate for the authentication and delivery of such Amended and Restated Notes, and the Trustee in accordance with such written order of the Issuer shall authenticate and deliver such Amended and Restated Notes.

Trustee, Registrar, Principal Paying Agent and Offshore Collateral Agent	The Bank of New York Mellon.

ERISA Considerations
Subject to certain conditions, the Amended and Restated Notes may be acquired by a person that is, or is acting on behalf of or using assets of, an “employee benefit plan,” subject to the U S Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a “plan” described in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), any entity deemed to hold “plan assets” of any of the foregoing, or a plan that is subject to any federal, state, local or foreign law which is  similar to the provisions of Sections 404 and/or 406 of ERISA or Section 4975 of the Code (“Similar Law”).

By its acceptance of an Amended and Restated Note or a beneficial ownership interest therein, each security holder that acquires the Note or a beneficial interest therein with plan assets of a plan will be deemed to have represented and warranted that its purchase and holding of the Amended and Restated Notes or beneficial interest therein will not result in a non-exempt violation of ERISA, Section 4975 of the Code or Similar Law.

Risk Factors	An investment in the Amended and Restated Notes is subject to significant risk which should be carefully considered by potential participants. See “Risk Factors.”

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SUMMARY FINANCIAL INFORMATION AND OTHER DATA

You should read the summary financial information presented below in conjunction with the financial statements and the notes thereto included elsewhere in this Information Memorandum.  You should also read the section of this Information Memorandum entitled “Management Discussion and Analysis of Financial Conditions and Results of Operations.”

The following tables present (a) our consolidated statements of income for the financial years ended December 31, 2009, 2010 and 2011, and for the nine month ended September 30, 2011 and 2012, (b) our consolidated balance sheets as at December 31, 2009, 2010 and 2011, September 30, 2012, and (c) statements of cash flows for the years ended December 31, 2009, 2010 and 2011 and for the nine month ended September 30, 2011 and 2012, all of which are derived solely from the consolidated financial statements included elsewhere in this Information Memorandum.  See “Presentation of Financial and Other Data.”

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Consolidated Statements of Income

The following table set forth our selected income statement and other financial information presented as a percentage of total net sales for the periods indicated.

	For the year ended December 31, (Rp millions, except for percentages)
	2009(1)	Percentage of net sales (%)	2010(2)	Percentage of net sales (%)
Net sales	6,832,754	100.0	6,243,876	100.0
Cost of goods sold	(5,996,638)	(87.8)	(5,584,204)	(89.4)
Gross profit	836,116	12.2	659,672	10.6

Selling	(449,312)	(6.6)	(470,617)	(7.5)
General and administrative	(576,570)	(8.4)	(539,637)	(8.6)
Gain (loss) on sale of property, plant and equipment	(65)	(0.0)	41,138	0.7
Interest income	6,291	0.1	3,860	0.1
Financing cost	(466,702)	(6.8)	(410,331)	(6.6)
Gain (loss) on foreign exchange-net	563,819	8.3	151,811	2.4
Amortization of goodwill(3)	(2,093)	(0.0)	(2,226)	(0.0)
Impairment loss on property, plant and equipment	-	-	-	-
Impairment loss on receivables	-	-	-	-
Others	(121,864)	(1.8)	(178,429)	(2.9)
Equity in net earnings of associates-net	6,601	0.1	13,374	0.2
Loss before income tax	(203,779)	(3.0)	(731,385)	(11.7)
Income tax benefit (expense)-net	(13,376)	(0.2)	95,771	1.5
Loss before minority interests in net income of consolidated subsidiaries(4)	(217,155)	(3.2)	(635,614)	(10.2)

	For the year ended December 31, 2011 (Rp millions)(5)	For the year ended December 31, 2011 (US$ thousands)(6)	Percentage of net sales (%)	Pro forma adjustments(7)	Pro forma for the year ended December 31, 2011 (Rp millions)(7)	Pro forma for the year ended December 31, 2011 (US$ thousands) (6)	Percentage of net sales (%)
Net sales	7,529,439	830,331	100.0	-	7,529,439	830,331	100.0
Cost of goods sold	(6,835,761)	(753,833)	(90.8)	-	(6,835,761)	(753,833)	(90.8)
Gross profit	693,678	76,497	9.2	-	693,678	76,497	9.2

Selling	(448,193)	(49,426)	(6.0)	-	(448,193)	(49,426)	(6.0)
General and administrative	(520,083)	(57,354)	(6.9)	-	(520,083)	(57,354)	(6.9)
Gain (loss) on sale of property, plant and equipment	1,071	118	0.0	-	1,071	118	0.0
Interest income	3,157	348	0.0	-	3,157	348	0.0
Financing cost	(398,820)	(43,981)	(5.3)	-	(398,820)	(43,981)	(5.3)
Gain (loss) on foreign exchange-net	(42,303)	(4,665)	(0.6)	-	(42,303)	(4,665)	(0.6)
Amortization of goodwill(3)	-	-	-	(41)	(41)	(5)	(0.0)
Impairment loss on property, plant and equipment	(545,683)	(60,177)	(7.2)	-	(545,683)	(60,177)	(7.2)
Impairment loss on receivables	(887,604)	(97,883)	(11.8)	-	(887,604)	(97,883)	(11.8)
Others	(107,224)	(11,824)	(1.4)	-	(107,224)	(11,824)	(1.4)
Equity in net earnings of associates-net	17,617	1,943	0.2	-	17,617	1,943	0.2
Loss before income tax	(2,234,387)	(246,404)	(29.7)	(41)	(2,234,428)	(246,408)	(29.7)
Income tax benefit (expense)-net	198,184	21,855	2.6	-	-	-	2.6
Loss for the year(4)	(2,036,203)	(224,548)	(27.0)	(41)	(2,036,244)	(224,553)	(27.0)

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	For the nine months ended September 30, 2011 (Rp millions)(8)	Percentage of net sales (%)	For the nine months ended September 30, 2012 (Rp millions)(8)	For the nine months ended September 30, 2012 (US$ thousands)(6)	Percentage of net sales (%)
Net sales	5,520,049	100.0	5,191,922	541,502	100.0
Cost of goods sold	(4,960,968)	(89.9)	(4,476,930)	(466,931)	(86.2)
Gross profit	559,081	10.1	714,992	74,572	13.8

Selling	(361,161)	(6.5)	(325,831)	(33,983)	(6.3)
General and administrative	(406,956)	(7.4)	(378,878)	(39,516)	(7.3)
Interest income	2,442	0.0	2,435	254	0.0
Financing cost	(297,064)	(5.4)	(270,737)	(28,237)	(5.2)
Gain (loss) on foreign exchange - net	64,375	1.2	(246,742)	(25,734)	(4.7)
Other income (expense)-net	6,280	0.1	(4,025)	(420)	(0.1)
Equity in net earnings of associates-net	0.0	0.0	(20)	(2)	(0.0)
Loss before income tax	(433,003)	(7.9)	(508,806)	(53,067)	(9.8)
Income tax benefit (expense)-net	48,988	0.9	18,632	1,943	0.4
Loss for the period	(384,015)	(7.0)	(490,174)	(51,124)	(9.4)

Notes:

(1)	Our audited consolidated financial statements for the year ended December 31, 2009 were prepared in accordance with Indonesian GAAP.
(2)	Our audited consolidated financial statements for the year ended December 31, 2010 were prepared in accordance with Indonesian GAAP.
(3)
Under Indonesian GAAP and Indonesian FRS (as in effect for the year ended December 31, 2011), we are not allowed to amortize goodwill for our investments in associates beginning on January 1, 2011. Statements of Financial Accounting Standards PSAK No. 15 (December 2009) relating to investment in associates, effective January 1, 2011, states that investments in associates shall be recorded under the equity method at the date of the investment. On the date of the investment, any difference between the cost of the investment over the net asset value of the associate (goodwill in the investment in associate) is to be recorded as follows:  (a) goodwill attributed to the investment in associate is included in the recorded investment amount and such goodwill cannot be amortized and (b) goodwill attributed to the investment in associate shall be recognized as part of the proceeds upon disposal of the investment in associate.

(4)	“Loss before minority interests in net income of consolidated subsidiaries” under Indonesian GAAP is equivalent to “Loss for the year/period” under Indonesian FRS.
(5)	Our audited consolidated financial statements for the year ended December 31, 2011 were prepared in accordance with Indonesian FRS.
(6)
For convenience, certain Rupiah amounts have been translated into US Dollars at specified rates.  US Dollar equivalent information for amounts in Rupiah is based on the middle exchange rate quoted by Indonesia Central Bank Rate.  Unless otherwise indicated, US dollar equivalent information for amounts in Rupiah is based on the Indonesia Central Bank Rate (i) as of December 31, 2010, which was Rp8,991 = US$1.00, (ii) as of September 30, 2011, which was Rp8,823 = US$1.00,  (iii) as of December 31, 2011, which was Rp9,068 = US$1.00 and (iv) as of September 30, 2012, which was Rp9,588 = US$1.00.

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(7)
We have prepared and provided pro forma adjustments to the 2011 consolidated income statement as if it were prepared under Indonesian GAAP as in effect prior to the year ended December 31, 2011 solely for this comparison. Our auditors have not reviewed or opined on these pro forma adjustments nor have their verified their accuracy.

(8)	Our management accounts for the nine month ended September 30, 2011 and 2012 were prepared in accordance with Indonesian FRS.

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Consolidated Balance Sheets

	As of December 31,
	2009	2010	2011	2011(10)	Pro forma as of December 31, 2011(9)
	(Rp millions)			(US$ thousands)	Pro forma adjustments	(Rp millions)	(US$ thousands) (10)
Assets
Total current assets	3,994,309	3,962,595	3,422,950	377,476	-	3,422,950	377,476
Total non-current assets	4,707,696	4,470,849	3,639,648	401,372	(41)	3,639,607	401,368
Total assets	8,702,005	8,433,444	7,062,598	778,848	(41)	7,062,557	778,844

Liabilities and equity
Total current liabilities	2,101,798	5,456,023	6,095,011	672,145	-	6,095,011	672,145
Total non-current liabilities	3,380,017	393,284	421,673	46,501	-	421,673	46,501
Total liabilities	5,481,815	5,849,307	6,516,684	718,646	-	6,516,684	718,646

Total equity	3,220,190	2,584,137	545,914	60,202	(41)	545,873	60,198
Total liabilities and equity	8,702,005	8,433,444	7,062,598	778,848	(41)	7,062,557	778,844

	As of September 30, 2012(10)
	(Rp millions) (unaudited)	(US$ thousands) (unaudited)
Assets
Total current assets	3,522,783	367,416
Total non-current assets	3,398,149	354,417
Total assets	6,920,932	721,833

Liabilities and equity
Total current liabilities	6,428,262	670,449
Total non-current liabilities	437,278	45,607
Total liabilities	6,865,540	716,055

Total equity	55,392	5,777
Total liabilities and equity	6,920,932	721,833

Consolidated Statements of Cash Flows

	For the year ended December 31,				For the nine months ended September 30,
					(unaudited)	(unaudited)
	2009	2010	2011	2011(10)	2011	2012	2012(10)
	(Rp millions)			(US$ thousands)	(Rp millions)		(US$ thousands)
Net cash provided by (used in) operating activities	171,218	118,663	(45,689)	(5,038)	(4,422)	70,878	7,392
Net cash used in investing activities	(337,723)	(30,373)	(29,099)	(3,209)	(76,811)	(58,090)	(6,059)
Net cash provided by (used in) financing activities	163,828	(68,583)	1,470	162	15,354	(70,631)	(7,367)

Net increase/(decrease) in cash and cash equivalents	(2,677)	19,707	(73,318)	(8,085)	(65,879)	(57,843)	(6,033)
Cash and cash equivalents at beginning of financial period	248,871	227,225	242,081	26,696	242,081	168,477	17,572
Cash and cash equivalents at end of financial period	227,225	242,081	168,477	18,579	174,517	113,875	11,877

Effect of exchange rate difference on cash and cash equivalents	(18,969)	(4,851)	(286)	32	(1,685)	3,241	338

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Other Consolidated Financial Information and Financial Ratios

	For the year ended December 31,			For the nine months ended September 30,
				(unaudited)	(unaudited)
	2009	2010	2011	2011	2012
	(Rp millions)			(Rp millions)
Other consolidated financial information
EBITDA(11)	176,759	20,422	73,259	58,855	202,214
EBITDA margin(12)	2.59%	0.33%	0.97%	1.07%	3.89%
Capital expenditures	357,043	135,027	106,113	104,115	59,287
Net interest expense(13)	460,411	406,471	395,663	294,622	268,302
Net debts(14)	973,885	876,571	1,129,640	982,139	1,152,117

Operating Data

Annual Capacity

	2009	2010	2011
Shrimp feedmills (Mt)(15)	324,700	337,200	235,200
Shrimp hatcheries (million fry)(16)	20,640	20,640	20,640
Shrimp farms (Mt)(17)	57,843	51,401	53,522
Processing plants (Mt)(18)	107,760	85,920	45,600
Fish feedmills (Mt)(19)	402,900	422,497	422,497

Volume Sales

	Volume sales
	For the year ended December 31,			For the nine months ended September 30,
	2009	2010	2011	2011	2012
Shrimp products (Mt)	41,896	31,787	35,960	24,691	20,817
Fish feed (Mt)	311,375	321,386	362,706	270,514	308,877
Shrimp feed (Mt)	141,010	145,230	159,298	114,954	107,964
Shrimp fry (Million fry)	9,600	8,317	8,571	6,319	6,004

Average Sales Prices
	Average sales prices
	For the year ended December 31,			For the nine months ended September 30,
	2009	2010	2011	2011	2012
Shrimp products (US$ per kg)(20)	7.42	8.01	8.72	9.18	8.21
Fish feed (Rp per kg)	5,644	5,624	5,878	5,869	6,093
Shrimp feed (Rp per kg)	8,979	9,035	10,057	9,973	10,257
Shrimp fry (Rp/fry)	29	30	32	31	31

Notes:

(9)	We have prepared and provided pro forma adjustments to the 2011 consolidated balance sheet as if it were prepared under Indonesian GAAP as in effect prior to the year ended December 31, 2011.
(10)
For convenience, certain Rupiah amounts have been translated into US Dollars at specified rates.  US Dollar equivalent information for amounts in Rupiah is based on the middle exchange rate quoted by Indonesia Central Bank Rate.  Unless otherwise indicated, US dollar equivalent information for amounts in Rupiah is based on the Indonesia Central Bank Rate (i) as of December 31, 2010, which was Rp8,991 = US$1.00, (ii) as of September 30, 2011, which was Rp8,823 = US$1.00,  (iii) as of December 31, 2011, which was Rp9,068 = US$1.00 and (iv) as of September 30, 2012, which was Rp9,588 = US$1.00.

(11)
EBITDA refers to operating income (loss) before depreciation and amortization.  EBITDA and the related ratios in this Information Memorandum are supplemental measures of our performance and liquidity and are not required by, or presented in accordance with, Indonesian GAAP or US GAAP.  Furthermore, EBITDA is not a measure of our financial performance or liquidity under Indonesian GAAP or US GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with Indonesian GAAP or US GAAP or as alternatives to cash flow from operating activities or as measures of our liquidity.

(12)	EBITDA margin represents EBITDA as a percentage of net sales.

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(13)	Net Interest Expense is calculated as financing cost less interest income.
(14)	Net Debt is calculated as long term debt plus current portion of long-term debt and short-term bank loan less cash, cash equivalents and short-term investments.
(15)
The average capacity of a shrimp feedmill is based on the rated production capacity of the pelletizing machines in each shrimp feedmill. The calculation of average capacity per annum is the average Mt of shrimp feed produced per hour multiplied by 20 hours per day and 300 days per annum.

(16)
The average capacity for a shrimp hatchery is calculated by multiplying the total number of female broodstock that can be held at the shrimp hatchery by the number of times which they are able to spawn per month (usually three times). This figure is then multiplied by the average number of nauplii spawned per spawn (usually 140,000). The resulting number is multiplied by the survival rate from nauplii to fry (usually 40%).

(17)	This statistic reflects the aggregate weight of the shrimp harvested during these periods, including shrimp harvested by the plasma farmers.
(18)
The average input capacity is calculated based on the amount of harvested shrimp input per day multiplied by 336 days per annum. Processed shrimp output capacity is approximately 58% of the amount of harvested shrimp input, depending on the shrimp product type produced (i.e. if the head, shell and/or tail is removed).

(19)
The average capacity of a fish feedmill is based on the rated production capacity of the pelletizing machines in each fish feedmill. The calculation of average capacity per annum is the average weight in Mt of fish feed produced per hour multiplied by 22 hours per day and 300 days per annum.

(20)	Based on actual US dollar denominated sales prices for exported shrimp products.

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RISK FACTORS

Potential participants in the Amended and Restated Notes are urged to consider carefully the following specific considerations as well as the other material contained in this Information Memorandum before deciding to accept the Consent Solicitation.

Holding the Amended and Restated Notes involves risks. Holders of the Amended and Restated Notes should carefully evaluate each of the following risk factors (which are not intended to be exhaustive) and all of the other information set forth in this Information Memorandum before deciding to accept the Consent Solicitation. Some of the following risk factors relate principally to the industry in which we operate and our business in general. Other considerations relate principally to general economic and political conditions, the securities market and ownership of the Amended and Restated Notes, including possible future sales of the Amended and Restated Notes.

If any of the following risks actually occur, our business, financial condition, results of operations and/or prospects could be materially and adversely affected. In such circumstances, the market price of our Amended and Restated Notes could decline and holders of the Amended and Restated Notes may lose all or part of their investment.

Risks Relating to Our Company and Our Business

Disease or biological hazards, particularly the white spot syndrome baculovirus and the IMNV virus, may infect our products, which could materially and adversely affect our products and operational performance.

Disease or biological hazards may affect our products, particularly our shrimp fry and shrimp products, and can disrupt the production process, reducing harvest volume of shrimp and/or reducing harvest quality. During the first two months of the culturing process, our shrimp fry are most vulnerable to diseases and other biological hazards. Between 2009 and September 2011, there were periodic outbreaks of the white spot syndrome baculovirus (“WSSV”), which is particularly lethal and has a 100% mortality rate in two to five days if immediate action is not taken. When WSSV infections are detected, we undertake early harvesting to contain the spread of the virus and to preserve economic value of the harvest, which leads to lower pond yields. Approximately 21% to 68% of the ponds of PT Centralpertiwi Bahari and approximately 8% to 35% of the ponds of PT Wachyuni Mandira suffered losses due to WSSV between 2009 and September 2012. More serious outbreaks of WSSV are more likely to occur during the colder months.

In March 2009, the Infectious Myonecrosis Virus (“IMNV”) began affecting our production at PT Centralpertiwi Bahari. The IMNV virus is known to have derived from brackish and marine water, but is not as immediately lethal as certain other viruses, such as WSSV. When all of the environmental conditions in the pond are within optimal levels, even in the presence of moderately high concentrations of IMNV, disease and mortality will not necessarily occur unless the shrimp are subject to stress, for example through (a) co-infection with other viral or bacterial pathogens, (b) subjection to rapid changes in salinity, temperature or pH, or (c) low oxygen and/or high organic matter, hydrogen sulphide, ammonia or nitrite concentrations. As IMNV was only discovered in Brazil (2002) and Indonesia (2006) and has not discovered anywhere else, very little is known about the virus and its method of transmission. The virus is thought to be primarily transmitted horizontally through contaminated water (i.e. through the water itself or with associated carriers such as phytoplankton, zooplankton or suspended solids). Notwithstanding the above, transmission can also occur, and perhaps is more likely, through water-borne crustaceans and other infected vectors, and through cannibalism of infected shrimp and consumption of other infected hosts. IMNV spread widely through our ponds in 2009, causing lower pond yield and forcing us to harvest our shrimp early. Approximately 46% to 68% of the ponds of PT Centralpertiwi Bahari and approximately 2% to 7% of the ponds of PT Wachyuni Mandira suffered losses due to IMNV between 2009 to September 2012.

As a result of WSSV and IMNV, total production at PT Centralpertiwi Bahari and PT Wachyuni Mandira declined to an average of 4,200Mt per month in 2009, which was an approximate 44% reduction from that of the prior year. In 2010, total production at PT Centralpertiwi Bahari and PT Wachyuni Mandira further declined to an average of 3,100Mt per month. Despite various mitigating measures and new procedures we implemented, our production decreased in 2010, particularly for PT Centralpertiwi Bahari, as we deliberately lowered stocking density. Since late 2010, however, this has been gradually increased under strict monitoring of conditions. Total production at PT Centralpertiwi Bahari and PT Wachyuni Mandira increased to 4,000Mt per month in 2011 but decreased to 3,400Mt per month for the nine months ended September 30, 2012, as (i) we generally lowered production in response to lower shrimp prices and  (ii) the yield of PT Centralpertiwi Bahari decreased due to IMNV infections. Our production as a whole continues to be subject to the health of our ponds and we continue to focus our efforts on revitalizing the affected ponds.

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Immediately following the initial detection of IMNV in March 2009, our Group implemented procedures to mitigate its impact on PT Centralpertiwi Bahari and to contain its spread, including:

•	intensifying viral exclusion through an increase in filtering stations, disinfecting ponds with chlorine and extending the time for pond preparation;

•	improving water quality and reducing stocking density;

•	managing the environment through intensified monitoring and surveillance;

•	preventing disease transmission to other ponds or farms through restrictions in movement, implementing quarantine measures for equipment;

•	implementing new farming operating procedures, and

•	conducting research and experiments into other ways of mitigating disease progression.

Other diseases or biological hazards that could affect our products and harvest volume include the Taura Syndrome virus, the infectious hypodermal and hematopoietic necrosis virus (which causes severe deformities and mortality in shrimp) and vibriosis (which are bacteria which infect shrimp and cause high mortality rates). Other viruses or biological hazards that have been detected in other shrimp-producing countries include the Yellow Head virus, Vampire Shrimp syndrome (detected in Thailand), Snow Shrimp syndrome (detected in Thailand), Early Mortality syndrome (detected in China, Vietnam, Malaysia and Thailand) and the Penaeus vannamei nodavirus (detected in Belize), could potentially also affect our shrimp farming operations. The risks of the diseases or biological hazards can arise through transmission by infected disease-carriers such as birds or crabs or other external factors. Our shrimp products could also be adversely affected by pollution or hazards such as red-tides, which could contaminate the water and result in shrimp mortalities. See “The Shrimp Industry—Shrimp Species.”

Our feed customers rely on consistent product quality. Any biological hazard (such as mold) which adversely affects the quality or consistency of our feed products could result in customers choosing feed products from other producers which could have a material adverse effect on our business.

If a disease outbreak or other biological hazards are not successfully mitigated by the biosecurity and disease control management measures we have in place, we may grow weaker and smaller stocks, mortality rates of our shrimp fry could increase, our stocks could require greater amounts of feed to survive and we may suffer production delays and shortages, which could have a material and adverse effect on our production, sales of our products and our nucleus plasma partnership.

The successful completion of the Consent Solicitation and the Scheme of Arrangement notwithstanding, our business and operations continue to face serious difficulties and we may not be able to meet our debt obligations in the future, which would lead to a potential default. As a result, we may be unable to continue as a going concern and the Issuer may be unable to avoid filing for bankruptcy protection or court-ordered liquidation.

On June 28, 2007, the Issuer issued US$325.0 million guaranteed the Existing Notes, which are guaranteed by our Company and certain of our subsidiaries. Since the second quarter of 2009, shrimp sales and production at PT Centralpertiwi Bahari experienced a significant decrease primarily due to the impact of infections from IMNV in the culturing ponds of PT Centralpertiwi Bahari. We had losses before minority interests in net income of consolidated subsidiaries for the years ended December 31, 2009 and 2010 in the amounts of Rp217.2 billion and Rp635.6 billion, respectively. We had a loss for the year in 2011 in the amount of Rp2,036.2 billion and a loss for the period relating to the nine months ended September 30, 2012 in the amount of Rp490.2 billion.

24

The Issuer and our Company (as Guarantor) did not make the semi-annual payments of interest payable under the Existing Notes from December 28, 2009 to December 28, 2011, totaling US$89.4 million, which triggered the rights of the holders of the Existing Notes to declare a default with respect to the Existing Notes and to request immediate repayment of the Existing Notes payable. As of December 31, 2010 and 2011 and September 30, 2012, the balance of the Existing Notes has been recorded as part of current liabilities in our consolidated statements of financial position.

Independent financial and operational reviews have been carried out, and a road show to explain the current status and the detailed terms of the proposed restructuring of the Existing Notes was held at the end of February 2012, as a result of which we are now conducting this Consent Solicitation and petitioning the courts in Singapore to approve the Scheme of Arrangement. The successful completion of the Consent Solicitation and the Scheme of Arrangement notwithstanding, our business and operations continue to face serious difficulties and we may not be able to meet our debt obligations in the future, which would lead to a potential default. As a result, we and the Issuer may be unable to continue as a going concern and the Issuer may be unable to avoid filing for bankruptcy protection or court-ordered liquidation.

Labor activism and unrest, or a lack of cooperation on the part of our plasma farmers, may adversely affect our business.

In 2002, the Government enacted a labor law and implemented regulations allowing employees to form unions and preventing unwanted interference from employers. The liberalization of regulations permitting the formation of labor unions combined with weak economic conditions has resulted in labor unrest and activism in Indonesia. For the nine months ended September 30, 2012, approximately 54% of our full-time employees (which do not include plasma farmers) were registered with SPSI (Serikat Pekerja Seluruh Indonesia—All Indonesia Workers Union), one of Indonesia’s largest labor unions. Labor unrest or activism among our employees could disrupt our operations and have an adverse effect on our business prospects or financial conditions.

On May 7, 2011 the operations of PT Aruna Wijaya Sakti largely ceased following a series of demonstrations and civil unrest that occurred onsite. Originally, discontent arose as a consequence of the depreciation of the Indonesian Rupiah, which, since the borrowings of the plasma farmers for the purchase of the ponds were denominated in US dollars, resulted in debt repayment becoming more onerous and made pond ownership more difficult. PT Aruna Wijaya Sakti was part of the Dipasena Group and its assets and operations were acquired by us as a result of the Dipasena Asset Purchase (as defined below). See “Business—Corporate Structure” for more details on the Dipasena Asset Purchase. The condition of the PT Aruna Wijaya Sakti ponds had deteriorated significantly prior to the completion of the Dipasena Asset Purchase, as a result of mismanagement and a lack of investment previously. Our Group originally intended to revitalize the PT Aruna Wijaya Sakti ponds following completion of the Dipasena Asset Purchase. However, it ultimately proved impossible for our Group to implement our revitalization strategy as a result of (among other things) civil unrest among the local population (including protests by local plasma farmers). After a series of demonstrations and civil unrest, our attempts to preserve our agreement with the plasma farmers were turned down. On May 7, 2011, after repeated negotiations, PT Aruna Wijaya Sakti ceased its operations thereby forcing us to close down our feedmill and processing facilities at that site. This resulted in a significant reduction in our capacities for shrimp production, shrimp processing and shrimp feed production. The operations at the PT Aruna Wijaya Sakti site represented 27% of our total shrimp harvest in 2010.

Our production is subject to our ability to maintain healthy relations with our plasma farmers. While we generally expect our plasma farmers to adhere to the arrangements set under the Nucleus Partnership Project, our plasma farmers may for various reasons refuse to cooperate with us and reduce their efforts in farming and harvesting shrimp, if at all. For example, should shrimp yields or profit margins remain low for a protracted period of time, some plasma farmers may choose to reduce or even abstain from farming and harvesting shrimp.

Labor incidents, among others, and labor unrest, may lead to production stoppages or declines in production in the future, and adversely impact our business, results of operations, financial condition and prospects.

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We are exposed to foreign exchange rate fluctuations and translation risk.

In 2011, approximately 34% of our net sales were denominated in US dollars, due to sales of frozen shrimp products, while 66% of our net sales were denominated in Rupiah, due to our sales of primarily fish feed, shrimp feed, shrimp fry and fresh shrimp being primarily in Indonesia. For the nine months ended September 30, 2012, approximately 30% of our net sales were denominated in US dollars, due to sales of frozen shrimp products, while 70% of our net sales were denominated in Rupiah, due to our sales of primarily fish feed, shrimp feed, shrimp fry and fresh shrimp being primarily in Indonesia. In 2011, approximately 17% of our costs of goods sold were denominated in US dollars, including our raw material costs for frozen shrimp products, while approximately 83% of our costs of goods sold were denominated in Rupiah.  For the nine months ended September 30, 2012, approximately 20% of our costs of goods sold were denominated in US dollars, including our raw material costs for frozen shrimp products, while approximately 80% of our costs of goods sold were denominated in Rupiah.  As a result, we are exposed to risk associated with the fluctuations in the exchange rates between the US dollar and the Rupiah, especially since a substantial portion of our net sales were denominated in US dollars and there is a time lag between the time we pay in Rupiah for harvested shrimp to our suppliers and the time we are able to subsequently process such shrimp, sell our frozen shrimp products and receive payment in US dollars.

In addition, because our financial statements are presented in Rupiah we are subject to translation risk, which is the risk that our financial statements for a particular period or as of a certain date depend on the prevailing exchange rates of the US dollar against the Rupiah. With respect to translation risk, even though the fluctuations of the US dollar against the Rupiah can be substantial and therefore significantly impact on comparisons with prior periods, the translation impact is a reporting consideration and does not affect the underlying results of operations.

Our cash balances may be insufficient. We may miss opportunities to invest our capital in plant improvements, take advantage of business opportunities as they arise, or engage in other business-related activities which would improve our business, operations and prospects.

Our cash and cash equivalent balances as of December 31, 2009, 2010 and 2011 and September 30, 2012 were Rp227.2 billion, Rp242.1 billion, Rp168.5 billion and Rp113.9 billion, respectively, while our total short term liabilities as of these same dates were Rp2,101.8 billion, Rp5,456.0 billion, Rp6,095.0 billion and Rp6,428.3 billion, respectively. Given our debt service obligations, we may miss opportunities to invest our capital in plant improvements, take advantage of business opportunities as they arise, or engage in other business-related activities which may improve our business, operations and prospects.

We are exposed to credit risk associated with our major customers and our plasma farmers.

Our top 10 customers accounted for approximately 18% for the nine months ended September 30, 2012. These customers are comprised of shrimp product wholesalers and distributors and large food service operators in the US, EU and Japan. Our average collection periods for trade receivables in 2009, 2010 and 2011 were 85.6 days, 87.7 days and 77.6 days, respectively. Our average collection periods for trade receivables for the nine months ended September 30, 2011 and 2012 were 85.0 days and 90.0, respectively. The increase in receivables turnover days in 2010 was primarily due to decrease in sales and receivables. The decrease in receivables turnover days in 2011 was primarily due to an increase in sales for 2011. The increase between the nine months ended September 30, 2011 and 2012 was primarily due to a decrease in sales and receivables for the nine months ended September 30, 2012. Should any of our major customers not be able to or are delinquent in settling their receivables, our business, financial condition, results of operation and liquidity may be materially and adversely affected.

With respect to our plasma farmers, we expect payment for the shrimp fry and shrimp feed we sell to them at the end of a harvesting cycle, which is typically 120 days after delivery of shrimp feed and shrimp fry, and typically deduct such payments from amounts we owe our plasma farmers when we purchase their harvested shrimp. If our plasma farmers generate lower than expected harvests, or shrimp prices decrease such that the amounts we pay for the harvested shrimp are not enough to cover the plasma farmers’ outstanding obligations to us, or if the plasma farmers reduce their sales of harvested shrimp to us or refuse to sell us the harvested shrimp, and as a result we are not able to offset the advances we made to the plasma farmers previously, our liquidity and our business would be materially and adversely affected.

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We may be materially and adversely affected by an economic slowdown in the markets where we sell our products.

Shrimp products represented 38% and 32% of our total net sales in 2011 and for the nine months ended September 30, 2012, respectively. The principal markets for our shrimp products are the US, EU and Japan. In 2011, our shrimp product exports to the US, EU and Japan represented 59%, 22% and 12%, respectively, of our total net sales for shrimp products. For the nine months ended September 30, 2012, our shrimp product exports to the US, EU and Japan represented 54%, 18% and 16%, respectively, of our total net sales for shrimp products. In 2011, 53% of our total net sales were derived from sales within Indonesia, primarily of fish feed, shrimp feed and shrimp fry. For the nine months ended September 30, 2012, 61% of our total net sales were derived from sales within Indonesia, primarily of fish feed, shrimp feed and shrimp fry.

We are therefore vulnerable to an economic slowdown in these markets which may adversely affect demand and prices for our products and thus adversely affect our total net sales. While our fish feed, shrimp feed and shrimp fry sales occur within Indonesia primarily, these sales may be adversely affected should shrimp farmers (other than our own) and fish farmers reduce their purchases of fish feed and shrimp feed in response to a decrease in global or regional demand for fish or shrimp.

Moreover, if there are any unforeseen events such as outbreak of war, terrorist attack or other political, economic or social events in these markets that lead to a protracted economic slowdown, demand for our products may decrease, which would have a material and adverse effect on us.

Fuel, our raw materials, and to a lesser degree our shrimp products, are commodities, and are subject to fluctuations based on market prices.

Our three largest raw material costs are harvested shrimp, fish meal and soybean meal. Each of these raw materials is a commodity that is priced according to local and international market prices. We have not entered into any hedging transactions with respect to the raw materials we use in our products. Fuel is also among one of the key inputs in our production process. While we obtain most of our fuel from one supplier, the market price for fuel is subject to fluctuation as it is a commodity. We may be unable to pass on increases in these costs to our customers in order to maintain our profit margins. As a result, an increase in the market prices for fuel and our raw materials, or a decrease in the prices we can obtain for our products may have a material and adverse effect on our business. See “Management Discussion and Analysis of Financial Condition and Results of Operations—Description of Certain Line Items in the Income Statement—Cost of Goods Sold.”

We may require additional financing in the future.

We may need to obtain additional debt or equity financing to fund our future capital expenditures or working capital needs, or to refinance our existing debt. Additional equity financing may result in dilution to the holders of our shares and additional debt financing may increase our financing costs and reduce our profitability. Our financing agreements may contain terms and conditions that may restrict our freedom to operate and manage our business, such as terms and conditions that:

•	require us to maintain certain pre-set debt service coverage ratios and leverage ratios; and

•	require us to use our assets, including our cash balances, as collateral for our indebtedness.

We may not be able to obtain any additional financing on terms that are acceptable to us, if at all.

Consumers may fall ill from eating our products.

Despite the biosecurity and food safety measures we have in place to prevent external factors from contaminating our products and our quality control procedures, we may inadvertently sell products which are unsafe for human consumption. For example, our products could be contaminated by bacteria such as salmonella or E. coli. If consumers eat an infected product, they could become seriously ill or die and we may be subject to product liability claims or lawsuits by our customers.

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We could incur substantial costs in defending any such claims and we could be held liable for compensation. Such claims and lawsuits, regardless of their outcome, would give rise to negative publicity which could also diminish our brand value and, as a result, future sales of our products could be severely affected. Such circumstances could have a material and adverse effect on our business.

We may suffer production declines or raw material shortages caused by adverse weather conditions, acts of war, earthquakes or natural disasters or other reasons.

A significant portion of our production facilities are located in Lampung and South Sumatera, from which we source a substantial portion of our raw materials, mainly harvested shrimp, from plasma farmers. If any of our production facilities, the ponds or farms from which we purchase harvested shrimp are damaged or suspend production (temporarily or permanently) as a result of adverse weather conditions, acts of war, earthquakes, other natural disasters or similar events that take place in those areas, we may suffer production shortages. Any future unavailability of raw materials would have a material and adverse effect on our business.

In addition, consistently warm weather is conducive to the growth of our shrimp and we benefit from the climate of the Indonesian archipelago, where all of our shrimp farms are located. However, in the second half of 2006, Indonesia experienced unseasonably hot weather and as a result, the output of our shrimp farms declined due to the relatively high salinity environment which resulted in decreases in survival and growth rates. In addition, heavy rainfall also adversely impacts our shrimp production if it reduces salinity to below 12 ppt, temperature to below 28 degrees Celsius and pH to below 7.5 in the morning. Salinity, temperature and pH levels below these thresholds cause stress to the shrimp and make them more vulnerable to disease. Heavy rainfall in the first quarter of 2010 reduced our shrimp production significantly, and a recurrence of these events may adversely affect our operating results in the future.

Our shrimp exports may be materially and adversely affected by the adoption of international trade barriers.

Certain overseas markets, or potential markets, may become inaccessible or less accessible to us due to embargoes, import bans, quotas, anti-dumping duties, tariffs or other barriers which affect exports of our shrimp products or international trade with Indonesian companies. For example, China has imposed VAT taxes on exports of non-Chinese shrimp into China. Such taxes put shrimp exports from countries such as Indonesia at a disadvantage to shrimp harvested and produced in China. In addition, the US applied anti-dumping tariffs against shrimp imported from the PRC, Vietnam, Brazil, Ecuador, India and Thailand in 2005. Any adoption of such barriers affecting shrimp exported from Indonesia would have a material and adverse effect on us. See “Business—Trade Barriers Concerning Exports of Indonesian Shrimp” and “The Shrimp Industry—Legislation and Industry Standards.”

In 2008, United States Customs and Border Protection (“CBP”) investigated our Company for potential trans-shipment of shrimp products from China through Indonesia to the US. CBP officials found no evidence of wrongdoing on our part and confirmed that our shrimp exports were indeed of Indonesian origins. The investigation nonetheless disrupted our exports to the US for more than six months. Such actions by government agencies of the countries to which we export may in the future delay our shrimp exports, causing a material and adverse effect on our business, results of operations, financial condition and prospects.

Our business is vulnerable to legal and regulatory changes.

As we sell our shrimp products to the US, EU and Japan, our business is subject to a broad range of foreign laws, regulations, treaties and international agreements. These standards govern various aspects of our business, including how we harvest and process shrimp, environmental protection, management of hazardous substances and human health and safety. Although we are currently in compliance with all applicable food safety and quality control standards in the markets that we operate in and sell to, these standards may change and we may not be able to comply with new standards on a timely or cost-efficient basis, if at all. Such non-compliance could prevent us from selling our shrimp products into certain markets, which could have a material and adverse effect on our net sales. In addition, such non-compliance could result in our inability to satisfy obligations to our customers, which could materially and adversely affect us. In addition to foreign standards, we are subject to regulations in Indonesia which are applicable to our business, including with respect to the land we use in our business. See “Business—Shrimp Farms—Access to land in Indonesia.” We cannot guarantee that future changes in the legal and regulatory environment in Indonesia or in the countries to which we export our products will not have a material and adverse effect on our business.

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Changes in consumer preferences away from our products could materially and adversely affect us.

Changes in consumer preferences away from shrimp products or negative publicity regarding human consumption of shrimp or the shrimp industry may reduce worldwide demand for our shrimp products. A reduction in the demand for shrimp may in turn adversely affect demand for our shrimp feed and shrimp fry products. Consumer preferences can change for many reasons including changes in nutritional standards, health advisories and general economic conditions. Similarly, sales of our shrimp and fish feeds could be adversely affected by shifts in consumer preferences away from shrimp or fish.

Seasonality affects our sales.

We experience seasonal fluctuations in our sales volume and revenue as our business is sensitive to local and global consumer spending patterns for our products. As a result, we generally record higher sales during the dry season which typically occurs in Indonesia between April and September. Accordingly, any adverse trends in sales or other factors affecting Indonesia or our target export geographies during this period, such as an unexpected shift in the weather patterns of Indonesia, may affect our business, results of operations, financial condition and prospects.

Trading of our publicly traded shares may be suspended. In addition, our shares may be delisted from the IDX.

The Issuer and our Company (as Guarantor) did not make the semi-annual payments of interest on the payable on the Existing Notes beginning on December 28, 2009. We negotiated a standstill agreement with the holders of the Existing Notes, which expired on June 29, 2010. As we were unable to extend this standstill agreement, the Indonesia Stock Exchange (“IDX”) temporarily suspended trading of our Company’s ordinary shares on June 29, 2010. This temporary trading suspension was subsequently lifted on March 21, 2012 for over-the-counter trading. Since then, our ordinary shares have been trading on the Indonesian over-the-counter market. Our shares may be suspended from trading by the IDX in the future.

In addition, in a letter from IDX dated November 5, 2012, the IDX informed us that it will consider delisting shares of the Company if the bond restructuring by the Issuer is not completed by the end of February 2013.  While we have not received any direct communication from the IDX regarding a potential delisting subsequently, recent media coverage has reported that a director of the IDX has publicly made statements to the effect that our Company will be delisted from the exchange if the bond restructuring process by the Issuer is not completed in six months since the start of 2013. Notwithstanding any potential extension of the deadline set by the IDX for the bond restructuring by the Issuer, should we be unable to complete the bond restructuring within the timeframe set by the IDX, our shares may be delisted from the IDX.

Control by Controlling Shareholders.

The Jiaravanon Family (Mr Jaran Chiaravanont, Mr Monti Jiaravanont, Mr Sumet Jiaravanon and Mr Dhanin Chearavanont, who are all brothers, and certain members of their families, also referred to as the “Controlling Shareholders”), directly and indirectly own, in aggregate, approximately 53.49% of the issued and paid-up capital of the Group. By virtue of their shareholding in the Company, the Controlling Shareholders have the ability to directly exercise control over the Company, our affairs and business, including the election of directors and the approval of most actions requiring the approval of our shareholders. They have the ability to cause us to take actions that are not in or may conflict with our or our creditors’ (including the holders of the Amended and Restated Notes) best interests as well as matters relating to our governance and business strategy. The Controlling Shareholders are also the controlling shareholders of Charoen Pokphand Foods Public Company Limited, which also has a shrimp aquaculture business and which we consider to be one of our competitors. See “Share Capital and Shareholders” and “Related Party Transactions.”

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We may be unable to successfully manage the growth of our business.

To the extent that our operations continue to expand, we will be required to increase the number of our employees together with the scope of our operational and financial systems, as well as incur capital expenditures for infrastructure, among other things, to handle increased volume, complexity and expanded geographic area of our operations. In addition, growth in our operations will place additional demands on our management team, financial reporting and information systems as well as require additional investment. We may not be able to implement our strategy (including fully executing our capital expenditure plans) successfully or do so without unreasonable increases in costs or delay.

Risks Relating to the Amended and Restated Notes and the Note Guarantees

The offer and sale of the Amended and Restated Notes in the United States may be subject to certain U.S. state securities laws with which we are unable to comply and we may be subject to certain penalties or sanctions under such securities laws.

Under U.S. federal securities laws, an offer or sale of securities must either be registered with the US Securities and Exchange Commission or rely on an exemption from such federal registration requirement.  In order to offer and sell the Amended and Restated Notes in the United States, we have relied on the exemption from the federal registration requirement pursuant to Section 3(a)(10) of the Securities Act.  In addition, in certain circumstances, state securities laws also require an offering of securities to either be registered with the state or for the issuer to find an exemption from such state registration requirement. Pursuant to Section 18 of the Securities Act, state securities laws do not apply where the security being offered is what is known as a “covered security.” The Amended and Restated Notes are not “covered securities,” and as a result, if any holder(s) of the Existing Notes reside in the United States, the Issuer may be required to register the offering and sale of the Amended and Restated Notes under the securities laws of each of the states where these holders reside.

As we are unable to identify where each the holders of the Existing Notes reside, we are unable to determine which US state securities laws to which we may be subject.  As a result, if any of these state securities laws require us to register at this time, we are unable to do so and may be subject to penalties or sanctions under such state securities laws.  We are unable to determine the amount of any such penalties or sanctions, if imposed, or whether they could have a material and adverse effect on our business, financial condition, results of operations and prospects.

An event of default could occur under the terms of any existing or future debt agreements or the Amended and Restated Indenture, which could cause repayment of our debt to be accelerated

If we are unable to comply with the restrictions and covenants in the Amended and Restated Indenture or our existing or future debt agreements, there could be an event of default under the terms of such agreements. If an event of default occurs under these agreements, the holders of the debt could terminate their commitments to lend to us, accelerate the debt and declare all amounts borrowed due and payable or terminate the agreements. Furthermore, the Amended and Restated Indenture and existing debt agreements contain, and future debt or other agreements may contain, cross-acceleration or cross-default provisions. As a result, our default under one debt agreement may cause the acceleration of other debt agreements, including the Amended and Restated Notes, or result in a default under our other debt agreements, including the Amended and Restated Indenture. If any of these events occur, our assets and cash flow may be insufficient to repay our indebtedness in full, or we may be unable to find alternative financing. Even if we could obtain alternative financing, it may not be on terms that are favorable or acceptable to us.

Our significant indebtedness could adversely affect our obligations to holders of the Amended and Restated Notes

We have been, and will continue to be, highly leveraged. As of September 30, 2012, we had Rp4,382.1 billion (US$457.0 million) of total outstanding indebtedness which consisted of (i) bonds payable in the amount of Rp3,116.1 billion (US$325.0 million), (ii) short-term bank loans in the amount of Rp1,264.5 billion (US$131.9 million) and (iii) current portion of long-term debts in the amount of Rp0.1 billion (US$0.01 million) and (iv) long-term debts (net of current portion) in the amount of Rp1.4 billion (US$0.15 million). Subject to the restrictions under the Amended and Restated Indenture, we may incur additional indebtedness from time to time.

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Our leverage will have important consequences for holders of the Amended and Restated Notes. As a result of our leverage, we will require significant amounts of cash to meet our obligations. Therefore, a substantial part of our cash flow from operations will not be available for our business. In addition, our leverage has the following consequences:

•	our exposure to adverse general economic conditions could increase;

•
any failure to comply with the covenants contained in the Amended and Restated Indenture or the occurrence of any other event of default under the Amended and Restated Notes could lead to an acceleration of the Amended and Restated Notes, which would require that we immediately repay all of the Amended and Restated Notes;

•	our compliance with certain provisions in the Amended and Restated Indenture may not be entirely within our control;

•	financial and other restrictive covenants in the Amended and Restated Indenture limit the amount of additional funds we can borrow and our ability to consummate asset sales;

•	our flexibility in planning for, or reacting to, changes in our business and industry may be more limited; and

•
we are sensitive to fluctuations in the value of the Rupiah against the US dollar and other currencies because most of our debt is denominated in US dollars, while much of our revenue and costs are denominated in Rupiah.

Our leverage and these restrictions may materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities, or may otherwise adversely affect our business, financial condition, results of operations, cash flows and prospects.

In addition, our ability to service current and future debt, including the principal of, and interest on, the Amended and Restated Notes and payment obligations under the Note Guarantees, will depend upon our future performance, which, in turn, depends on the successful implementation of our strategy and on financial, competitive, regulatory, technical and other factors, general economic conditions, the demand and selling prices for our products, and other factors specific to the shrimp industry, many of which may be beyond our control. We could face difficulties repaying our debt and may be required to refinance indebtedness, including the Amended and Restated Notes, if our liquidity, cash flows or operations deteriorate in the future and we cannot generate sufficient cash flow from operations. Our ability to refinance such leverage will depend upon our financial condition at the time, the restrictions in the agreements governing our leverage and other factors, including general market and economic conditions. If such a situation arises, we may not be able to refinance our leverage on commercially acceptable terms or at all.

A depreciation of the Rupiah or the imposition of further exchange controls may have a material and adverse effect on our ability to make payments on the Amended and Restated Notes.

One of the most important immediate causes of the economic crisis which began in Indonesia in mid-1997 was the depreciation and volatility of the value of the Rupiah, as measured against other currencies, such as the US dollar. Although the Rupiah has appreciated considerably from its low point in 1998, the Rupiah continues to experience significant volatility. From December 31, 2008 to December 31, 2011, the Rupiah has appreciated 17% against the US dollar. The Rupiah has further appreciated 4.6% during the nine months ended in September 30, 2012.  In addition, the Amended and Restated Notes constitute a significant portion of our outstanding US dollar denominated debt. While approximately 34% of our sales are denominated in US dollars, depreciation of the Rupiah against the US dollar will increase the Rupiah cost of our debt and debt service, which may have a material and adverse impact on our financial condition, net profit and cash flows.

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Exchange rates also have a significant impact on our relationship with the plasma farmers. For example, approximately 17% and 20% of our costs of goods sold in 2011 and for the nine months ended September 30, 2012, respectively, were denominated in US dollars, including our raw material costs for frozen shrimp products. Should such raw material prices increase in US dollars terms, we would try to pass such cost increases to the plasma farmers under the Nucleus Plasma Partnership agreement. This may reduce the margins for the plasma farmers, causing discontent. As a result, plasma farmers may refuse to cooperate with us and reduce their efforts in farming and harvesting shrimp, if at all. Instability in the exchange rate of the US dollar may lead to labor incidents or even civil unrest, potentially causing production stoppages or declines in production, and as a result adversely impact our business, results of operations, financial condition and prospects.

Foreign currency is generally freely transferable within or from Indonesia. However, Indonesia does have limited foreign exchange controls. See “Exchange Rate Information and Exchange Control Information.” In addition, from time to time, Bank Indonesia has intervened in the currency exchange markets in furtherance of its policies, either by selling Rupiah or by using its foreign currency reserves to purchase Rupiah. We cannot assure holders of the Amended and Restated Notes that the Government will not impose additional capital controls on the Rupiah, that the current floating exchange rate policy of Bank Indonesia will not be modified, that further depreciation of the Rupiah against other currencies, including the US dollar, will not occur, or that the Government will take additional action to stabilize, maintain or increase the value of the Rupiah, or that any of these actions, if taken, will be successful. Bank Indonesia intervention in the currency markets could result in significantly higher domestic interest rates, liquidity shortages, exchange controls or the withholding of additional financial assistance by multinational lenders. Bank Indonesia intervention in the currency markets or the imposition of additional exchange controls may have a material and adverse effect on our ability to make payments on the Amended and Restated Notes.

There may be a limited trading market for the Amended and Restated Notes and the trading prices of the Amended and Restated Notes may be materially and adversely affected.

We believe trading in the Existing Notes has been limited and sporadic. The trading market for Amended and Restated Notes will likely be even more limited. A more limited trading market might adversely affect the liquidity, market prices and price volatility of the Amended and Restated Notes. Furthermore, there can be no assurance that an active market will exist, develop or be maintained, or as to the prices at which the Amended and Restated Notes may trade after the Consent Solicitation is consummated at all. It may therefore become more difficult for holders to sell or transfer the Amended and Restated Notes.

We cannot predict whether an active trading market for the Amended and Restated Notes will develop or be sustained. Whether or not the Amended and Restated Notes could trade at lower prices depends on many factors, including:

•	prevailing interest rates and the markets for similar securities;

•	general economic conditions; and

•	our financial condition, historical financial performance and future prospects.

If an active market for the Amended and Restated Notes fails to develop or be sustained, the trading price of the Amended and Restated Notes could be materially and adversely affected. The Amended and Restated Notes may not be publicly offered, sold, pledged or otherwise transferred in any jurisdiction where registration may be required. Lack of a liquid, active trading market for the Amended and Restated Notes may adversely affect the price of the Amended and Restated Notes or may otherwise impede the ability of a holder of the Amended and Restated Notes to dispose of the Amended and Restated Notes.

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Indonesian companies have filed suits in Indonesian courts to invalidate transactions with structures similar to the Amended and Restated Notes and the Note Guarantees and have successfully brought legal action against lenders and other transaction participants. Such legal action has resulted in judgments invalidating all obligations under the applicable debt instruments and allowing affirmative recoveries from the lenders in excess of the amounts borrowed.

In June 2006, the Indonesian Supreme Court affirmed a lower court judgment that invalidated US$500 million of notes issued through an offshore offering structure similar to that of the Amended and Restated Notes and the Note Guarantees in this Consent Solicitation. The June 2006 decision involved PT Indah Kiat Pulp & Paper Tbk (“Indah Kiat”) as plaintiff and various parties as the defendants using a structure similar to the issuance of the Amended and Restated Notes whereby notes were issued through an overseas subsidiary of Indah Kiat and guaranteed by Indah Kiat. The Indonesian Supreme Court upheld the decisions of a District Court and High Court in Indonesia in favor of Indah Kiat. The Indonesian courts ruled that the defendants (including the trustee, underwriter and security agent for the issuance of the Indah Kiat notes) committed a tort (perbuatan melawan hukum), and therefore the issuance of the notes was declared null and void. The courts nullified the notes by reasoning that the contracts made in relation to the note were signed without any legal cause, and so did not meet the provision of Article 1320 of the Indonesian Civil Code which requires a legal cause as one of the elements for a valid agreement. The Indonesian courts accepted the argument of the plaintiff’s lawyer that Indah Kiat acted both as a debtor and as a guarantor of the same debt even though in the facts of the case Indah Kiat International Finance Company BV (its Dutch subsidiary established for the purpose of the issuance of the notes) was the issuer of the notes and Indah Kiat was the guarantor of such notes. The Indonesian courts also ruled that the establishment of Indah Kiat International Finance Company BV was unlawful as it was intended to avoid Indonesian withholding tax payments. To date, this is the only case regarding notes issued through offshore offering structures which has reached and has been decided by the Supreme Court. The Indonesian Supreme Court is the court of the highest authority in Indonesia, and its decisions are final and binding and may only be subject to a civil review (Peninjauan Kembali) where, among others, new evidence is submitted. The Supreme Court may refuse to undertake such a review, and if it undertakes such a review, it may refuse to affirm the original Supreme Court decision.

In several other Indonesian court cases involving Indonesian companies that issued debt securities pursuant to an offshore financing structure using a special purpose vehicle, similar to the one used in this Consent Solicitation, and that defaulted on their payment and other obligations under the debt securities, the Indonesian companies have successfully sued lenders and other transactions participants and obtained, among other relief:

•	a declaration that the entire debt obligation is null and void;

•	disgorgement of prior payments made to holders of the debt securities;

•	damages from holders of debt securities and other transaction participants in amounts exceeding the original proceeds of the debt securities issued; and

•	injunctions prohibiting holders of the debt securities from enforcing their rights under the transaction documents and trading in such debt securities.

Published reports do not provide a clear factual basis or legal rationale for these judgments. In reaching these decisions, the Indonesian courts have not followed the contractual choice of New York law as the governing law of the transaction. These courts have in certain instances barred the exercise of remedies available to the investors anywhere in the world. Accordingly, if similar litigation were brought in relation to the Amended and Restated Notes or the Note Guarantees (See “Description of the Amended and Restated Notes, the Note Guarantees and the Transaction Documents—Security for the Amended and Restated Notes and the Note Guarantees”), holders of the Amended and Restated Notes (as well as other participants in this Consent Solicitation) could be exposed to verdicts from Indonesian courts that (a) nullify all Amended and Restated Notes offered in this Consent Solicitation, and (b) provide for affirmative money judgments against holders of the Amended and Restated Notes and/or other participants in this Consent Solicitation. Any such decision may effectively prevent holders of the Amended and Restated Notes and other defendants from pursuing or enforcing any remedies with respect to the Amended and Restated Notes or the Note Guarantees in Indonesia or abroad.

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While we do not believe that these recent court decisions were rendered on a basis consistent with Indonesian law, and we have been advised by our Indonesian legal advisors that the Note Guarantees are enforceable under the Indonesian law, no assurances can be given that in a similar action against the holders of the Amended and Restated Notes, the Indonesian courts will not declare the Amended and Restated Notes and the Note Guarantees null, void and unenforceable or grant other or additional relief to the Issuer or the Guarantors to the detriment of holders of the Amended and Restated Notes as aforementioned.

Furthermore, no assurance can be given that any cases currently in appeal or, if submitted by the relevant creditors, a civil review (Peninjauan Kembali) following the Indonesian Supreme Court decision of June 2006 described above will be resolved in favor of the creditors nor that a successful appeal and/or civil review would constitute a legal precedent preventing future case from being brought at the district court level on the same basis. In addition, Indonesian courts are often unfamiliar with sophisticated commercial or financial transactions such as the financing structure as contemplated in this Consent Solicitation, resulting in a lack of certainty in the interpretation and application of Indonesian legal principles in relation to this structure. Therefore, holders of the Amended and Restated Notes may have no effective recourse to enforce their rights under the Amended and Restated Notes, the Note Guarantees or the transaction documents in Indonesia, where substantially all of the Guarantors’ respective assets are located. Depending on the recognition which non-Indonesian courts may grant to such Indonesian decisions, holders of the Amended and Restated Notes may also be disabled from enforcing any rights under the Amended and Restated Notes, the Note Guarantees or the transaction documents, or collecting on the Issuer’s or the Guarantors’ respective assets, anywhere else in the world.

Affirmative relief if granted against the holders of the Amended and Restated Notes by Indonesian courts may be enforced by non-Indonesian courts against the assets of the holders of the Amended and Restated Notes (or other transaction participants) located outside Indonesia (and each holder of the Amended and Restated Notes should seek legal advice in that regard). As a result, participation by a holder of the Amended and Restated Notes as a lender in this transaction may expose holders of the Amended and Restated Notes to affirmative verdicts by Indonesian courts (beyond the value of the Amended and Restated Notes held).

Through the purchase of the Amended and Restated Notes, holders of the Amended and Restated Notes may be exposed to a legal system subject to considerable discretion and uncertainty; it may be difficult or impossible for holders of the Amended and Restated Notes to pursue claims under the Amended and Restated Notes or the Note Guarantees.

Indonesian legal principles relating to the rights of debtors and creditors, or their practical implementation by Indonesian courts, may differ materially from those that would apply within the United States or the EU. Neither the rights of debtors nor the rights of creditors under Indonesian law are as clearly established or recognized as under legislation or judicial precedent in most of the United States and the EU jurisdictions. In addition, under Indonesian law, debtors may have rights and defenses to actions filed by creditors that these debtors would not have in jurisdictions such as the United States and the EU member states.

Indonesia’s legal system is a civil law system based mainly on written statutes; judicial and administrative decisions do not constitute binding precedents and are not systematically published. Indonesia’s commercial and civil laws as well as rules on judicial process were historically based on Dutch law as in effect prior to Indonesia’s independence in 1945, and some have not been revised to reflect the complexities of advanced financial transactions and instruments. Indonesian courts are often unfamiliar with sophisticated commercial or financial transactions, leading in practice to uncertainty in the interpretation and application of Indonesian legal principles. The application of Indonesian law depends in large part upon subjective criteria such as the good faith of the parties to the transaction and principles of public policy, the practical effect of which is difficult or impossible to predict. Indonesian judges operate in an inquisitorial legal system, have very broad fact-finding powers and a high level of discretion in relation to the manner in which those powers are exercised. In practice, Indonesian court decisions may omit a clear articulation of the legal and factual analysis of the issues presented in a case. As a result, the administration and enforcement of laws and regulations by Indonesian courts and Indonesian governmental agencies may be subject to considerable discretion and uncertainty. Furthermore, corruption in the court system in Indonesia has been widely reported in publicly available sources. See, for example, U.S. Department of State, Indonesia: Country Reports on Human Rights Practices (2003); World Bank, Raising Investment in Indonesia: A Second Generation of Reforms (2005); and Transparency International, International Corruption Perceptions Index (2003).

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In addition, under the Indonesian Civil Code, a guarantor may waive its right to require the obligee to exhaust its legal remedies against the obligor’s assets prior to the obligee exercising its rights under the related guarantee. However, a guarantor may be able to argue successfully that the guarantor can nonetheless require the obligee to exhaust such remedies before acting against the guarantors. An Indonesian court may refuse to side with the Guarantors on this matter, despite the express waiver by the Guarantors of this obligation in the Note Guarantees.

As a result, it may be difficult for holders of the Amended and Restated Notes to pursue a claim against the Issuer or the Guarantors in Indonesia, which may adversely affect or eliminate entirely the ability of the holders of the Amended and Restated Notes to obtain and enforce a judgment against the Issuer or the Guarantors in Indonesia or increase the costs of pursuing, and the time required to pursue, claims against the Issuer or the Guarantors.

There is uncertainty as to whether security interests in Indonesia can be enforced in full and in accordance with their terms.

The pledge by the Company of its interests in the equity of the Subsidiary Guarantors is governed by Indonesian law. See “Description of the Amended and Restated Notes, the Note Guarantees and the Transaction Documents—Security for the Amended and Restated Notes and the Note Guarantees.” There is uncertainty as to whether the Indonesian security documents can be enforced in full and in accordance with their terms for several reasons including:

•
The ability of the Onshore Collateral Agent to enforce its rights under the Indonesian security documents will depend on whether an Indonesian court is willing to recognize and enforce the principal debt obligations represented by the Amended and Restated Indenture. Accordingly, enforcement of claims will be subject to an Indonesian court’s accepting New York law as the governing law of the Amended and Restated Notes and the Amended and Restated Indenture or, alternatively, to an Indonesian court’s interpretation of the New York law trust principles contained in the Amended and Restated Indenture were Indonesian law to be applied. Indonesian courts have, in practice from time to time, disregarded the parties’ choice of foreign law and applied Indonesian law in such cases, and an Indonesian court may refuse to apply New York law in any proceedings relating to the enforcement of the Amended and Restated Notes or the Amended and Restated Indenture.

•
Judgments of foreign courts, including New York courts, are not enforceable in Indonesia. As a result, the Trustee and/or the Onshore Collateral Agent may be required, prior to the enforcement of the Indonesian security documents, to pursue claims based upon the Amended and Restated Notes and the Amended and Restated Indenture through the Indonesian courts.

•
The enforcement of the Indonesian security documents will be subject to the rules of civil procedures and/or public auction procedures as applied by the Indonesian courts, which rules include court and state auction agency fees being payable in respect of proceedings instituted on the basis of the security documents. Specific performance may not always be available under the laws of Indonesia.

•
The security created by the Indonesian security documents will be subject to higher-ranking priority rights created by statute, including rights created pursuant to Articles 1137 and 1139 of the Indonesian Civil Code (burgerlijk wetboek) in respect of claims made by the Government, such as tax claims of the Indonesian State Treasury and court and other administrative costs relating to enforcement of the Indonesian security documents and costs to safeguard the relevant secured assets.

The proceeds realized from a sale of the Collateral may not be sufficient for the holders of the Amended and Restated Notes to recover all amounts due on the Amended and Restated Notes

The Amended and Restated Notes and the Note Guarantees are secured by the Collateral, which is comprised of (i) a first priority fixed and floating charge over all of the assets of the Issuer, including (but not limited to) the Collection Account (as defined in the Amended and Restated Indenture) and all of the Issuer’s rights under certain advance purchase agreements entered into by the Issuer with our Company and certain of the Subsidiary Guarantors, (ii)  a first priority fixed charge over the BNI Accounts (as defined in the Amended and Restated Indenture), (iii) a first priority fixed charge by the Company of its capital stock in the Issuer, (iv) a first priority pledge by the Company of its capital stock in each of the Subsidiary Guarantors and (v) a fixed charge by Whitemyer Corp in respect of any and all shares held by it in the Issuer.

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If the Issuer fails for whatever reason to redeem or pay interest or principal on the Amended and Restated Notes, holders of the Amended and Restated Notes will have to rely on the enforcement of the security and the sale of the Collateral for the repayment of any amounts due on the Amended and Restated Notes. The proceeds from the enforcement of the security may not be sufficient to satisfy the Issuer’s or the Guarantors’ obligations under the Amended and Restated Notes or the Note Guarantees. The amount of the proceeds will depend on a number of factors, including the market value of the Collateral at the time of enforcement, the jurisdiction in which the enforcement action or sale is completed, the condition of the Collateral, the Offshore Collateral Agent’s and the Onshore Collateral Agent’s (as the case may be) ability to dispose of the security to a willing purchaser. An appraisal of the Collateral has not been prepared in connection with the Consent Solicitation. In addition, any proceeds from the sale of the Collateral may also be subject to certain transfer taxes and/or transaction costs and expenses. Furthermore, the net amounts realized from the enforcement of any security will be subject to payment of the prior-ranking fees and expenses in accordance with the Amended and Restated Indenture. Each of these factors could reduce the likelihood of an enforcement action and reduce the amount of any proceeds from an enforcement action.

The security will not be granted directly to the holders of the Amended and Restated Notes.

The security for the obligations of the Issuer and the Guarantors under the Amended and Restated Notes, the Note Guarantees, and the Amended and Restated Indenture will not be granted directly to the holders of the Amended and Restated Notes but rather will only be granted in favor of the Onshore Collateral Agent and the Offshore Collateral Agent pursuant to the Amended and Restated Indenture. As a consequence, holders of the Amended and Restated Notes will not have direct security and will not be entitled to take enforcement action in respect of the security for the Amended and Restated Notes and the Note Guarantees except through the Onshore Collateral Agent and the Offshore Collateral Agent, who has agreed to apply any proceeds of enforcement on such security toward such obligations.

In addition, Indonesian law does not recognize the concept of trustee, including without limitation, the relationship of trustee and beneficiary or other fiduciary relationships; accordingly, enforcement of the provisions granting security in favor of third party beneficiaries and otherwise relating to the nature of the relationship between a trustee (in its capacity as such) and the beneficiaries of a trust, in Indonesia will be subject to an Indonesian court accepting the concept of trustee under New York law and accepting proof of the application of equitable principles under such security documents.

The Amended and Restated Notes will be effectively subordinated to the debt and other liabilities of any of our future subsidiaries that are not Subsidiary Guarantors, and may be subordinated to our other secured obligations and our Subsidiary Guarantors.

Because only we and our Subsidiary Guarantors will be required to guarantee the Amended and Restated Notes, the Amended and Restated Notes and the Note Guarantees will be effectively subordinated to the debt and other liabilities of any of our future subsidiaries that are not Subsidiary Guarantors, as such term is defined in “Description of the Amended and Restated Notes, the Note Guarantees and the Transaction Documents.” The effect of this subordination will be that, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving one of our subsidiary that is not a Restricted Subsidiary, the assets of the affected entity cannot be used to pay holders of the Amended and Restated Notes until after all other claims against such subsidiary, including trade payables, have been fully repaid.

Although the Amended and Restated Indenture restricts us and our Subsidiary Guarantors from incurring additional debt, these restrictions will not apply to subsidiaries that are not Subsidiary Guarantors. In addition, the Amended and Restated Notes and the Note Guarantees will be subordinated to secured obligations of us and our Subsidiary Guarantors to the extent that the assets pledged to secure such obligations do not also secure obligations under the Amended and Restated Notes or the Note Guarantees. Although the Amended and Restated Indenture restricts us and our Subsidiary Guarantors from incurring liens on their property, these restrictions are subject to important exceptions. See “Description of the Amended and Restated Notes, the Note Guarantees and the Transaction Documents—Certain Covenants—Limitation on Liens.”

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We may be unable to finance a Change of Control offer.

Upon the occurrence of a “Change of Control”, as such term is defined in “Description of the Amended and Restated Notes, the Note Guarantees and the Transaction Documents”, the Amended and Restated Indenture will require us to offer to repurchase all outstanding Amended and Restated Notes for cash at a price of 101% of their principal amount plus accrued and unpaid interest and any Additional Amounts. In connection with our repurchase of the Amended and Restated Notes, we may also be required to repay other debt outstanding at the time, or obtain consents from the lenders of such debt to permit the repurchase of the Amended and Restated Notes.

If we are unable to repay such debt or obtain such consents, we can either repurchase the Amended and Restated Notes in violation of these other debt agreements or choose not to repurchase the Amended and Restated Notes. The failure to repurchase the Amended and Restated Notes would constitute an event of default under the Amended and Restated Indenture. We may not have sufficient funds available at the time of a Change of Control event to make any debt repayment (including a repurchase of the Amended and Restated Notes) as described above.

Transfers of the Amended and Restated Notes are restricted, which may adversely affect their value.

The Amended and Restated Notes are being offered and sold pursuant to an exemption from registration under the U.S. Securities Act. The Amended and Restated Notes have not been and will not be registered under the U.S. Securities Act or any U.S. state securities laws. Therefore, the holders of the Amended and Restated Notes may not transfer or sell the Amended and Restated Notes in the U.S. or to U.S. holders except pursuant to an exemption from, or a transaction not subject to, the registration requirements of the U.S. Securities Act and applicable state securities laws, or pursuant to an effective registration statement, and each holder of the Amended and Restated Notes may be required to bear the risk of its investment in the Amended and Restated Notes for an indefinite period of time. The Amended and Restated Notes contain provisions that restrict the Amended and Restated Notes from being offered, sold or otherwise transferred except pursuant to the exemption under the U.S. Securities Act. Furthermore, we have not registered the Amended and Restated Notes under any other jurisdiction’s securities laws. It is the holder’s obligation to ensure that its offers and sales of the Amended and Restated Notes within the U.S. and other jurisdictions comply with applicable securities laws.

The Amended and Restated Notes will initially be held in book-entry form, and therefore holders must rely on the procedures of the relevant Clearing Systems to exercise any rights and remedies.

The Amended and Restated Notes will initially only be issued in global certificated form and held through the Clearing Systems. Interests in the global note will trade in book-entry form only, and notes in definitive registered form, or definitive registered notes, will be issued in exchange for book-entry interests only in very limited circumstances. Owners of book-entry interests will not be considered record owners of the Amended and Restated Notes. The common depositary, or its nominee, for the Clearing Systems will be the sole registered holder of the global note representing the Amended and Restated Notes. Payments of principal, interest and other amounts owing on or in respect of the global note representing the Amended and Restated Notes will be made to the paying agent for the Amended and Restated Notes, which will make payments to the Clearing Systems. Thereafter, these payments will be credited to participants’ accounts that hold book-entry interests in the global note representing the Amended and Restated Notes and credited by such participants to indirect participants. After payment to the common depositary for the Clearing Systems, the Company will have no responsibility or liability for the payment of interest, principal or other amounts to the owners of book-entry interests. Accordingly, if a holder owns a book-entry interest, it must rely on the procedures of the Clearing Systems, and if each holder of the Amended and Restated Notes is not a participant in the Clearing Systems, on the procedures of the participant through which such holder owns its interest, to exercise any rights and obligations of a holder of the Amended and Restated Notes. Unlike the holders of the Amended and Restated Notes themselves, owners of book-entry interests will not have the direct right to act upon the Company’s solicitations for consents, requests for waivers or other actions from holders of the Amended and Restated Notes. Instead, if a holder owns a book-entry interest, such holder will be permitted to act only to the extent it has received appropriate proxies to do so from the Clearing Systems. The procedures implemented for the granting of such proxies may not be sufficient to enable such holder to vote on a timely basis. Similarly, upon the occurrence of an event of default under the Amended and Restated Notes, unless and until definitive registered notes are issued in respect of all book-entry interests, if a holder of the Amended and Restated Notes owns a book-entry interest, such holder will be restricted to acting through the Clearing Systems. The procedures to be implemented through the Clearing Systems may not be adequate to ensure the timely exercise of rights under the Amended and Restated Notes.

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The Amended and Restated Notes may not be a suitable investment for all investors.

Participants must determine the suitability of investment in the Amended and Restated Notes in the light of their own circumstances. In particular, they should:

(i)	have sufficient knowledge and experience to make a meaningful evaluation of the Amended and Restated Notes and the merits and risks of investing in the Amended and Restated Notes;

(ii)
have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of their particular financial situation, an investment in the Amended and Restated Notes and the impact the Amended and Restated Notes will have on their overall investment portfolio;

(iii)
have sufficient financial resources and liquidity to bear all of the risks of an investment in the Amended and Restated Notes, including where the currency for principal or interest payments is different from their currency;

(iv)	understand thoroughly the terms of the Amended and Restated Notes and be familiar with the behavior of any relevant indices and financial markets; and

(v)
be able to evaluate (either alone or with the help of a financial advisor) possible scenarios for economic, interest rate and other factors that may affect their investment and their ability to bear the applicable risks.

Risks Relating to Indonesia

Our Company is headquartered in Jakarta, the capital city of Indonesia. Our Company has operations, directly or through its subsidiaries, dispersed at each of its main production areas. Substantially all of our Company’s commissioners, directors and officers are based in Indonesia and substantially all of our assets and operations are located in Indonesia. In common with other companies which conduct substantially all of their business in Indonesia, we could be adversely affected by changes in Government policies, social instability or other political, economic, legal, regulatory or international developments in or affecting Indonesia, examples of which are described below.

Domestic, regional or global economic changes may adversely affect us.

The economic crisis which affected Southeast Asia, including Indonesia, from mid-1997 was characterized in Indonesia by, among other effects, currency depreciation, negative economic growth, high interest rates, social unrest and extraordinary political developments. These conditions had a material and adverse effect on Indonesian businesses, including our business. Indonesia entered a recessionary phase with relatively low levels of growth from 1999 through 2002. More recently, the global financial crisis, which was triggered in part by the subprime mortgage crisis in the United States, caused failures of large U.S. financial institutions and rapidly evolved into a global credit crisis. U.S. bank failures were followed by failures of a number of European banks and declines in various stock indexes, reductions in foreign direct investment, as well as large reductions in the market value of equities and commodities worldwide, including in Indonesia. The global economic downturn has adversely affected the economic performance of Indonesia, resulting in declining economic growth, slowing household consumption and weakening investment due to loss of external demand and increased uncertainty in the global economy. The rates of GDP growth for 2005, 2006, 2007, 2008, 2009, 2010 and 2011 were 5.7%, 5.5%, 6.3%, 6.0%, 4.6%, 6.1% and 6.5%, respectively, according to the World Bank. Any adverse economic conditions in the future may have a negative impact on Indonesian businesses and consumers, and may reduce demand for our products.

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In 2010, a financial crisis emerged in the EU, triggered by high budget deficits and rising direct and contingent sovereign debt in Greece, Ireland, Italy, Portugal and Spain, which created concerns about the ability of these EU member nations to continue to service their sovereign debt obligations. These conditions impacted the financial markets and resulted in high and volatile bond yields on the sovereign debt of many EU nations. Certain EU nations continue to experience varying degrees of financial stress, and yields on government-issued bonds in bonds in Greece, Ireland, Italy, Portugal and Spain have risen and remain volatile. Despite assistance packages to Greece, Ireland and Portugal, the creation of a joint EU-IMF European Financial Stability Facility in May 2010, and other EU actions aimed at addressing the financial crisis, uncertainty over the outcome of the EU governments’ financial support programs and worries about sovereign finances persist.

Indonesia and other member countries of the Association of Southeast Asian Nations (“ASEAN”) have been negatively affected, along with developing market countries globally, by the unprecedented financial and economic conditions in developed markets. Although the Government has taken a number of responses to these unprecedented conditions with the aim of maintaining economic stability and public confidence in the Indonesian economy, continuation of these unprecedented conditions may negatively impact economic growth, the Government’s fiscal position, the exchange rate and other facets of the economy.

The Government continues to have a large fiscal deficit and a high level of sovereign debt, its foreign currency reserves are modest, the Rupiah continues to be volatile and has poor liquidity, and the banking sector is widely seen as undercapitalized and suffers from high levels of non-performing loans. The Government funding requirements to areas affected by natural disasters, as well as increasing oil prices, may increase the Government’s fiscal deficits. The economic difficulties faced by Indonesia during the Asian economic crisis that began in 1997 resulted in, among other things, volatility in interest rates, which had a material adverse impact on the ability of many Indonesian companies to service their existing indebtedness. Although the interest rate for one-month Bank Indonesia certificates has declined from a peak of 70.8% in late July 1998 to 5.8% in September 2012, the recent improvement in economic conditions may cease or reverse and adverse economic conditions in Indonesia and the rest of the Asia-Pacific region may occur again in the future.

An economic downturn in Indonesia could also lead to additional defaults by Indonesian borrowers and could have a material adverse effect on our business, financial condition and results of operations and prospects. A loss of investor confidence in the financial systems of emerging and other markets, or other factors, including a further deterioration of the global economy due to the European sovereign debt crisis, may cause increased volatility in the Indonesian financial markets and a slowdown in economic growth or negative economic growth in Indonesia. Any such increased volatility or slowdown or negative growth could have a material and adverse effect on our business, financial condition, results of operations and prospects.

Terrorist activities in Indonesia could destabilize the country.

Since 2002, several bombing incidents have taken place in Indonesia, most significantly in October 2002 in Bali. Other bombing incidents, although on a lesser scale, have also been committed in Indonesia on a number of occasions over the past few years, including at churches, government buildings, shopping centers and business and financial centers, including the IDX. In October 1, 2005, bombs exploded in tourist areas in Bali, killing at least 23 people and injured at least 101 others. Indonesian, Australian and U.S. government officials have indicated that these bombings may be linked to an international terrorist organization. Demonstrations have taken place in Indonesia in response to U.S., British and Australian military action in Iraq and Afghanistan. In January 2007, sectarian terrorists conducted bombings in Poso. In July 2009, bomb blasts in the JW Marriot and Ritz Carlton hotels in Jakarta killed six people and injured at least 50 people. Further terrorist acts may occur in the future. Terrorist acts could destabilize Indonesia and increase internal divisions within the Government as it evaluates responses to that instability and unrest. Violent acts arising from, and leading to, instability and unrest have in the past had, and may continue to have, a material and adverse effect on investment and confidence in, and the performance of, the Indonesian economy, which, in turn, could have a material and adverse effect on our business, financial condition, results of operations, cash flows and prospects.

Indonesia remains subject to considerable political and social instability.

Since the resignation of President Soeharto in 1998, Indonesia has experienced a process of democratic change, resulting in political and social events that have highlighted the unpredictable nature of Indonesia’s changing political landscape. These events have resulted in political instability, as well as general social and civil unrest on certain occasions in the past few years.

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For example, since 2000, thousands of Indonesians have participated in demonstrations in Jakarta and other Indonesian cities both for and against the Government, as well as in response to specific issues, including fuel tariff increases, privatization of state assets, anti-corruption measures, decentralization and provincial autonomy and actions of former Government officials and their family members. Although these demonstrations were generally peaceful, some have turned violent. On October 1, 2005, the Government began reducing fuel subsidies, which has resulted in many fuel tariffs more than doubling. In response, several non-violent mass protests were organized in opposition to the reduction of these fuel subsidies, and political tensions have resulted from the Government’s decision. Although government officials indicated previously that they were seeking to eliminate petrol subsidies completely by January 2007, diesel subsidies by July 2007, and kerosene subsidies by January 2008, the Government provided a Rp61.8 trillion fuel oil subsidy for 2007. In May 2008, the Government further decreased fuel subsidies to the public, which led to public demonstrations. Some of these peaceful demonstrations turned violent. In March 2012, the Government planned to decrease subsidies on fuel by increasing its price. Public demonstration took place against this fuel rise policy. The Government responded by postponing the increase. Regardless, political and social instability remain and this situation or future sources of discontent may lead to further political and social instability.

In 2009, Indonesians directly elected the President, the Vice-President and representatives of the Indonesian parliament through a proportional voting system. The President and Vice-President were elected to five-year terms. Although the 2009 elections were conducted peacefully, future political campaigns and elections may bring a degree of political and social uncertainty to Indonesia. Political and social unrest may occur if the results of future elections are disputed or unpopular.

Regional political instability and clashes between religious and ethnic groups remain problematic. Recently, political instability in the province of Papua has intensified. In April 2006, hundreds of people were involved in a violent protest directed at Freeport’s gold mining operations in the province. During the protest, three policemen were killed and many security and civilian personnel were injured. In addition, separatist leaders of Papua renewed calls for the province to separate from Indonesia. In Maluku, clashes between religious groups have resulted in casualties and displaced persons and in the province of Kalimantan, clashes between ethnic groups have produced fatalities and refugees over the past several years. In January 2007, sectarian terrorists conducted bombings in Poso. In recent years, the Government has made limited progress in negotiations with troubled regions such as these, except in Aceh where peaceful local elections which were recently held resulted in former separatists winning the election and becoming the governors of Aceh. Political and social unrest may occur as political and social instability remain, including in the Papua, Maluku, Kalimantan, Poso and Aceh regions. Political and related social developments in Indonesia have been unpredictable in the past, and social and civil disturbances may occur in the future and on a wider scale, and any such disturbances may, directly or indirectly, have a material and adverse effect on our business, financial condition, results of operations and prospects.

Downgrades of credit ratings of the Government or Indonesian companies could adversely affect our business.

Beginning in 1997, certain recognized credit rating organizations, including Moody’s and Standard & Poor’s Rating Services, (“Standard & Poor’s”), downgraded Indonesia’s sovereign rating and the credit ratings of various credit instruments of the Government and a large number of Indonesian banks and other companies. Indonesia’s sovereign foreign currency long-term debt is currently rated “Baa3 (stable outlook)” by Moody’s and “BB+ (positive outlook)” by Standard & Poor’s and its foreign currency short-term debt is currently rated “P-3” by Moody’s and “B” by Standard & Poor’s. These ratings reflect an assessment of the Government’s overall financial capacity to pay its obligations and its ability or willingness to meet its financial commitments as they become due.

Moody’s or Standard & Poor’s or any other credit rating organization may downgrade the credit ratings of Indonesia or Indonesian companies, including our Company. Any such downgrade could have an adverse impact on liquidity in the Indonesian financial markets, the ability of the Government and Indonesian companies—including us—to raise additional financing and the interest rates and other commercial terms at which such financing is available. Interest rates on Indonesian Rupiah-denominated debt would also likely increase.

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Indonesia is located in an earthquake zone and is subject to significant geological risk that could lead to social and economic difficulties.

Substantially all of our existing facilities and operations are located entirely in the Indonesian archipelago. The Indonesian archipelago is one of the most volcanically active regions in the world, located in the convergence zone of three major lithospheric plates. As a result, it is subject to significant seismic activity that can lead to destructive earthquakes and tsunamis, or tidal waves. On December 26, 2004, an underwater earthquake off the coast of Sumatera caused the tsunami that devastated coastal communities in Indonesia, Thailand and Sri Lanka. In Indonesia, more than 220,000 died or went missing in the disaster. Aftershocks from the tsunami have also claimed casualties and left thousands of people homeless. In May 2006, a 6.3 magnitude earthquake struck roughly 30 miles southwest of Mount Merapi, in Central Java, killing at least 6,000 people and leaving at least 200,000 people homeless in the Yogyakarta region and prompted eruption of the volcano. In July 2006, a 7.7 magnitude underwater earthquake that struck approximately 220 miles south of Jakarta and the resulting tsunami that followed killed at least 500 people and left at least 35,000 people homeless. A 7.9 magnitude earthquake struck Bengkulu and West Sumatera on September 12, 2007 resulting in 25 deaths, numerous injuries and the evacuation of some 115,000 people. In September 2009, two major earthquakes struck West Java and West Sumatera, with magnitudes of 7.0 and 7.6 respectively, leading to the death of more than 600 people. In January and February 2007, many parts of Jakarta and its surrounding areas suffered extensive flooding. Approximately 100 people were killed and 100,000 people in Jakarta and its surrounding areas were evacuated to safe and dry areas due to the flood. This 2007 flood resulted in more damage, deaths and victims left homeless than prior floods in Jakarta. Flooding and landslides in Central and East Java that occurred between the end of 2007 to early 2008 caused 100 deaths and estimated damage amounting to Rp2 trillion. Most recently, on October 25, 2010, a 7.7 magnitude earthquake struck Mentawai Island, just off West Sumatera, and on October 26, 2010, Mount Merapi, located in Java, erupted.

While these events did not have a significant economic impact on the Indonesian capital markets, the Government has had to spend significant amounts on emergency aid and resettlement efforts in response to the such acts of God. Most of these costs have been underwritten by foreign governments and international aid agencies. However, such aid may cease, or it may not be delivered to recipients on a timely basis. If the Government is unable to timely deliver foreign aid to affected communities, political and social unrest could result. Recovery and relief efforts are likely to continue to impose a strain on the Government’s finances, and may affect its ability to meet its obligations on its sovereign debt. In addition, future geological occurrences may have a larger impact on the Indonesian economy. A significant earthquake or other geological disturbance in any of Indonesia’s more populated cities and financial centers could severely disrupt the Indonesian economy and undermine investor confidence, thereby materially and adversely affecting our business, financial condition, results of operations, cash flows and prospects.

As a substantial percentage of our operations are located in Lampung, in the event of natural disasters such as earthquakes or tsunamis in the Lampung region, our business will be adversely affected.

We may be adversely affected by unforeseen circumstances such as an outbreak of infectious diseases, including human avian influenza and H1N1.

The spread of human avian influenza or any other contagious or virulent diseases may potentially affect our businesses, especially to the extent it is connected in any manner to the product categories we sell.

During the last four years, large parts of Asia experienced unprecedented outbreaks of human avian influenza. According to the United Nations Food and Agricultural Organization, the avian flu virus is entrenched in 31 of Indonesia’s 33 provinces and efforts to contain avian flu are failing in Indonesia. This means that there is an increasing possibility that the virus may mutate into a deadlier form. As of January 2012, the World Health Organization (the “WHO”) confirmed that the death toll from human avian influenza in Indonesia has increased to 152 out of 184 confirmed cases since 2006.

In April 2009, there was an outbreak of H1N1 virus that originated in Mexico but has since spread globally to countries including confirmed reports in Indonesia, Hong Kong, Japan, Malaysia, Singapore and elsewhere in Asia. In August and September 2009, there were a number of deaths in Indonesia resulting from H1N1. The H1N1 virus is believed to be highly contagious and may not be easily contained. As of October 25, 2009, the WHO had confirmed over 5,700 fatalities in more than 440,000 cases of H1N1 reported to the WHO, which only reports laboratory confirmed cases of H1N1.

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In the event that any of our ponds, farms, farmers or employees becomes infected with a virus or disease, our plasma farms or our plants and facilities may be required to temporarily cease operations to prevent the spread of the disease and this will disrupt our business and may lead to severe decreases in production. This would, in turn, materially and adversely affect our business.

Holders of the Amended and Restated Notes may not be able to enforce a judgment of a foreign court against us or our commissioners, directors, or officers.

Judgments of foreign courts, including New York courts, are not enforceable in Indonesia. In addition, there is doubt as to whether Indonesian courts will enter judgments in original actions brought in Indonesian courts predicated solely upon the civil liability provisions of other jurisdictions. As a result, the Trustee and/or the Onshore Collateral Agent may be required, prior to the enforcement of the Indonesian security documents, to pursue claims based upon the Amended and Restated Notes and the Amended and Restated Indenture through the Indonesian courts. Holders of the Amended and Restated Notes may also be required to pursue claims against us in Indonesia under Indonesian law.

The claims and remedies available under Indonesian law may not be as extensive as those available in other jurisdictions. The Indonesian courts may refuse to protect the interests of investors in the same manner or to the same extent as would other courts. Indonesia’s legal system is a civil law system based on written statutes, and decided legal cases do not constitute binding precedent. The administration of laws and regulations by courts and Government agencies may be subject to considerable discretion. In addition, because relatively few disputes relating to commercial matters and advanced financial transactions and instruments are brought before Indonesian courts, such courts do not necessarily have the experience of courts in other jurisdictions. There is no certainty as to how long it will take for proceedings in Indonesian courts to be concluded and the outcome of proceedings in Indonesian courts may be more uncertain than that of similar proceedings in other jurisdictions. Accordingly, it may not be possible for investors to obtain timely and equitable enforcement of their legal rights. Moreover, recent judicial decisions in Indonesia have been adverse to the interests of foreign investors and have called into question the soundness of Indonesia’s legal system.

In addition, holders of the Amended and Restated Notes may have more difficulty in protecting their interests against actions by our commissioners, directors, officers or principal holders of the Amended and Restated Notes than they might have as holders in notes in a corporation established under the laws of the another jurisdiction.

Corporate disclosure and accounting standards in Indonesia may vary from those in other jurisdictions.

There may be different publicly available information about Indonesian public companies, such as ours, than is regularly made available by public companies in the US and in other jurisdictions. These differences include the timing and content of disclosure of beneficial ownership of equity securities of officers, directors and significant shareholders; officer certification of disclosure and financial statements in periodic public reports; and disclosure of off-balance sheet transactions in management’s discussion of results of operations in periodic public reports. In addition, our financial statements for 2009 and 2010 are prepared in accordance with Indonesian GAAP, which differs in significant respects from US GAAP, whereas our financial statements for 2011 and our management accounts for the nine months ended September 30, 2012 are prepared in accordance with Indonesian FRS, which differs in significant respects from IFRS.

We have not quantified or identified the effects of the aforementioned differences between Indonesian GAAP and US GAAP in this Information Memorandum. Accordingly, there can be no assurance, for example, that net income distributable by us and share capital and reserves reported in accordance with Indonesian GAAP would not be lower if determined in accordance with US GAAP. Potential investors should consult their own professional advisors if they want to understand the differences between Indonesian GAAP and US GAAP and how they might affect the information contained herein. See “Summary of Certain Principal Differences Between Indonesian GAAP and US GAAP.”

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Growing regional autonomy creates an uncertain business environment for us and may increase our costs of doing business.

Indonesia is a large and diverse nation covering a multitude of ethnicities, languages, traditions and customs. During the administration of the former President Soeharto, the Government controlled and exercised decision-making authority on almost all aspects of national and regional administration, including the allocation of revenues generated from extraction of national resources in the various regions. This led to a demand for greater regional autonomy, in particular with respect to the management of local economic and financial resources. In response to a rise in demands for and assertion of autonomy in local governments in Indonesia, the Government has recently devolved some autonomy to local governments, allowing the imposition by such local governments of taxes and other charges on businesses within their jurisdiction and often requiring local participation and investment in such businesses. Using regional autonomy as a justification, certain regional governments have put in place various restrictions, taxes and levies, which may differ from restrictions, taxes and levies put in by other regional governments and/or are in addition to restrictions, taxes and levies stipulated by the central Indonesian government. Increased regional autonomy may increase regulation of our business, disrupt our sources of raw materials, require restructuring of parts of our business and increase our taxes and other costs of doing business, all of which may have a material and adverse effect upon our business, results of operations, financial condition, cash flows and prospects.

Indonesia relies heavily on funding from multinational lenders, and the inability to obtain such funding may have adverse consequences for Indonesia and us.

In 1997, the Government sought financial assistance from the International Monetary Fund (“IMF”), to confront the economic crisis in Indonesia and, in October 1997, the IMF agreed to provide financial assistance to Indonesia contingent upon the implementation of numerous economic reforms such as undertaking asset sales and abolishing subsidies. The IMF disbursed funds to the Government from late 1997, although disbursements were from time to time delayed. The most recent disbursement by the IMF was in October 2003, when it disbursed approximately US$493.0 million to the Government. When the IMF withheld disbursement of funds, it did so on the basis that the Government had not adequately complied with the terms of its then-current letter of intent, which imposed various conditions to funding such as the completion of certain asset sales and the implementation of various reforms.

The Government discontinued its reliance on financial assistance from the IMF upon expiration of its extended fund facility arrangement at the end of 2003. Given the Government’s fiscal deficit and modest foreign exchange reserves, the discontinuance of the IMF facility could cause the Government to be unable to fund subsidies for staples such as food and fuel, which, in turn, could have serious political and social consequences. The Government may be unable to obtain alternative funding to replace the funding previously provided by the IMF.

In addition to the IMF, the World Bank has been an important source of funding for Indonesia. From 1968 to January 2012, the World Bank financed approximately US$45.7 billion of development projects and programs in all sectors of the Indonesian economy. The World Bank’s 2001 base target for lending in Indonesia was US$1.3 billion, but this amount was reduced to US$660.0 million in January 2001 due to concerns that the slow pace of institutional reforms in Indonesia, as well as the Government’s decentralization plan, particularly the empowerment of provincial governments to borrow, could lead to the central Government’s inability to service its debts. The World Bank’s lending program is subject to regular compliance reviews and can be reduced or withdrawn at any time.

The members of the Paris Club, the Consultative Group in Indonesia (“CGI”), and the Inter-Government Group on Indonesia (“IGGI”), have also been important sources of funding for the Government. The Paris Club is an informal voluntary group of 19 creditor countries that seeks to coordinate solutions for payment difficulties experienced by debtor nations. CGI is a group of 30 donor countries and international organizations that meet annually to coordinate donor assistance to Indonesia. Together, CGI and IGGI members were owed approximately US$2.0 billion as of December 31, 2005. The Government has several times successfully rescheduled its foreign debt. However, from 2004, the Paris Club has publicly stated that it will no longer reschedule debt owed to its members or to other creditors by the Government as a result of the Government’s decision to end the IMF program.

The inability of the Government to obtain adequate funding as a result of the termination of the Government’s IMF program, a reduction or elimination of funding from the World Bank, or otherwise, could have adverse economic, political and social consequences in Indonesia, which, in turn, could have a material and adverse effect on our business, financial condition, results of operations, cash flows and prospects.

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A recent Indonesian Law requiring agreements involving Indonesian parties to be written in the Indonesian language may raise issues as to the enforceability of agreements entered into in connection with the Amended and Restated Notes and Note Guarantees.

On July 9, 2009, the Government enacted Law No. 24/2009 requiring that agreements involving Indonesian parties be written in the Indonesian language. Where an agreement also involves foreign parties, it may also be executed in both the Indonesian language and a foreign language, provided that the agreement in the foreign language and the agreement in the Indonesian language are equally authoritative. Law No. 24/2009 is silent on the governing language if there is more than one language used in a single agreement. Article 40 of Law No. 24/2009 states that further stipulation on the use of Bahasa Indonesia shall be regulated by the implementing regulations to be issued. Accordingly, until such implementing regulations are issued, it is unclear whether Bahasa Indonesia will be stipulated as the governing language of agreements related to our business or to the Amended and Restated Notes, and when such implementing regulations are issued, English might not be recognized as the governing language of such agreements, even if agreed to by the contracting parties.

Although the Amended and Restated Indenture and any other agreements will be prepared in dual English and Indonesian versions as required under Law No. 24/2009, we cannot assure you that, in the event of inconsistencies between the Indonesian language and English language versions of these agreements, an Indonesian court would hold that the English version would prevail. Some concepts in the English language may not have a corresponding term in the Indonesian language and the exact meaning of the English text or may not be fully captured by such Indonesian version. If this occurs, we cannot assure you that the terms of the Amended and Restated Notes as stipulated in the Amended and Restated Indenture, will be as described in this Information Memorandum, or will be interpreted and enforced by the Indonesian courts as intended.

Detailed implementing regulations for Law No. 24/2009 have not been published and Law No. 24/2009 does not specify any sanction for non-compliance. We cannot predict as to how the implementation of this new law will impact the validity and enforceability of the Amended and Restated Notes and Note Guarantees under Indonesian laws. This creates uncertainty as to the ability of holders of the Amended and Restated Notes to enforce the Amended and Restated Notes and Note Guarantees in Indonesia.

Risks Relating to the Scheme of Arrangement

If the Scheme of Arrangement is not implemented one or more members of the Group may be unable to continue as a going concern.

If we do not obtain court sanction for the Scheme of Arrangement and/or the Scheme of Arrangement cannot be implemented in accordance with its terms, the Issuer may be unable to continue as a going concern in Singapore. Moreover, the Guarantors may be unable to satisfy their obligations in respect of the Note Guarantees and may be unable to continue as a going concern in Indonesia. Bankruptcy proceedings in respect of the Issuer and/or the Guarantors might also be initiated as a result of enforcement action by creditors and/or suppliers.

The collateral for the Amended and Restated Notes includes a debenture in respect of the assets of the Issuer and pledges of the shares in the principal Indonesian operating subsidiaries of the Company. However: (i) the Issuer is a special purpose vehicle whose only asset is the benefit of certain unsecured claims against the Company and certain of its Indonesian operating subsidiaries; and (ii) substantially all of the assets of the onshore operating subsidiaries are subject to security in favor of onshore creditors. Accordingly, the proceeds of enforcement of the collateral for the Amended and Restated Notes are unlikely to be sufficient to satisfy the claims of the holders of Amended and Restated Notes in full and the holders of Amended and Restated Notes will rank as unsecured creditors in respect of their unsatisfied claims.

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The realizable value of assets in bankruptcy proceedings generally represents a significant discount to their book value. In addition, the bulk of our assets are specifically for aquaculture and potential buyers for these specialized assets will likely be limited to those persons engaged in related businesses. All participants in our industry face a difficult operating environment and we anticipate that there would be a limited universe of potential buyers for our assets in the event that bankruptcy proceedings were commenced. Accordingly, the proceeds of realization of our assets in any bankruptcy proceedings may be insufficient to provide a material return to unsecured creditors.

The Scheme may be objected to and may not be completed.

The Scheme of Arrangement may fail to become effective and/or may fail to be implemented in accordance with its terms. In particular, the Scheme of Arrangement will not be effective unless approved by a majority in number representing three fourths by value of those creditors (“Scheme Creditors”) that are present and voting (in person or by proxy) at the Scheme Meeting and subsequently sanctioned by the Singapore courts.

If the Scheme is approved at the Scheme Meeting, it is possible for a person with an interest in the Scheme (whether a Scheme Creditor or otherwise) to file objections to the Scheme with the Singapore courts, to attend or be represented at the hearing of the court to sanction the Scheme in order to make representations that the Scheme should not be approved and to appeal against any court order sanctioning the Scheme. Therefore, there can be no assurance that objections will not be made at or before the court sanction hearing or that an appeal will not be made against the any court order sanctioning the Scheme and that any such objections or appeal will not delay or prevent the implementation of the Scheme once approved.

In addition, even if the Scheme of Arrangement becomes effective and is not subject to objection or appeal, it may fail to be implemented in accordance with its terms. Implementation is subject to certain factors that are beyond the control of the Issuer and the Company. In particular, it may be necessary for the Issuer (or a representative appointed to act on its behalf) to obtain recognition of the Scheme and additional relief under the U.S. Bankruptcy Code before the Scheme can be implemented. We may fail in obtaining such recognition and/or relief.

The enforcement of the Scheme would take place under the laws of Singapore and the laws of other jurisdictions which may differ significantly from the law of the U.S. and other jurisdictions with which the holders of Amended and Restated Notes may be familiar.

Any proceedings to enforce the terms of the Scheme would most likely be taken in accordance with the laws of Singapore, which differ in significant respects from, and may not be as favorable to the holders of Amended and Restated Notes as, similar provisions under the laws of other jurisdictions with which the holders of Amended and Restated Notes may be familiar.

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USE OF PROCEEDS

The Company and the Issuer will not receive any cash proceeds from the issuance of the Amended and Restated Notes in the Consent Solicitation.

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EXCHANGE RATE INFORMATION AND EXCHANGE CONTROL INFORMATION

Bank Indonesia is the sole issuer of the Rupiah and is responsible for maintaining its stability.  Since 1970, Indonesia has implemented three exchange rate systems: a fixed rate between 1970 and 1978, a managed floating exchange rate system between 1978 and 1997 and a free-floating exchange rate system since August 14, 1997. Under the managed floating rate system, Bank Indonesia maintained the stability of the Rupiah through a trading band policy, pursuant to which Bank Indonesia would enter the foreign currency market and buy or sell Rupiah, as required, when trading in the Rupiah exceeded bid and offer prices announced by Bank Indonesia on a daily basis. On August 14, 1997, Bank Indonesia terminated the trading band policy and instituted the current free-floating exchange rate system, allowing the Rupiah to float without an announced level at which it would intervene, which resulted in a substantial decrease in the value of the Rupiah relative to the U.S. dollar.  Under the current system, the exchange rate of the Rupiah is determined by the market, reflecting the interaction of supply and demand in the market.  Bank Indonesia may take measures, however, to maintain a stable exchange rate.

The following table shows the exchange rate of Rupiah for US dollars based on the middle exchange rates during the periods indicated.  The Rupiah middle exchange rate is calculated based on Bank Indonesia’s buying and selling rate.  No representation is made that the Rupiah or US dollar amounts referred to herein could have been or could be converted into US dollars or Rupiah, as the case may be, at any particular rate or at all.

	Low(1)	High(1)	Average(2)	Period end
	(Rupiah per US$1.00)
2007	8,828	9,419	9,164	9,419
2008	9,051	12,151	9,757	10,950
2009	9,400	11,980	10,356	9,400
2010	8,924	9,365	9,078	8,991
2011	8,460	9,185	8,803	9,068
2012
January	8,955	9,210	9,115	9,000
February	8,892	9,158	9,026	9,085
March	9,098	9,193	9,165	9,180
April	9,145	9,194	9,176	9,190
May	9,180	9,570	9,244	9,565
June	9.375	9,480	9,456	9,480
July	9,365	9,493	9,458	9,485
August	8,985	9,573	9,471	9,560
September	8,955	9,593	9,537	9,588
October	9,583	9,615	9,598	9,615
November	9,603	9,643	9,627	9,605
____________________

Source:  Statistik Ekonomi dan Keuangan Indonesia (Indonesian Financial Statistics) published monthly by Bank Indonesia. Internet website of Bank Indonesia, available at: http://www.bi.go.id/web/en/Moneter/Kurs+Bank+Indonesia/Kurs+Transaksi/

Notes:

(1)
For full years, the high and low amounts are determined based upon the month-end middle exchange rate announced by Bank Indonesia during the year indicated.  The high and low figures for January 1, 2007 to June 11, 2007 are determined based on the daily middle exchange rates during the month indicated.

(2)
For full years, the average shown is calculated based on the middle exchange rate announced by Bank Indonesia on the last day of each month during the year indicated.  For monthly averages for January to June 2007, the average shown is calculated based on the daily middle exchange rates during the month indicated.

Exchange controls

Currently, Indonesia has limited foreign exchange control restrictions.  Foreign currency is generally freely transferable to, from and within Indonesia.  However, in order to maintain the stability of the Rupiah and to prevent the utilization of the Rupiah for speculative purposes by non-Indonesian residents, Bank Indonesia has introduced regulations to prohibit the movement of Rupiah from banks within Indonesia to banks, legal entities or other offshore institutions domiciled outside Indonesia, or to an offshore branch or office of an Indonesian bank or Indonesian legal entities, or any investment in Rupiah denomination with foreign parties and/or Indonesian citizens domiciled or permanently residing outside Indonesia, thereby limiting offshore trading to existing sources of liquidity.

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In addition, Bank Indonesia has the authority to request information and data concerning the foreign exchange activities of all persons and legal entities that are domiciled, or plan to be domiciled in Indonesia for at least one year.  Bank Indonesia regulations also require companies that have total assets or total annual gross revenues of at least Rp. 100 billion to report to Bank Indonesia all data concerning their foreign currency activities, if the relevant foreign currency transaction is not conducted through a domestic bank or domestic non-bank financial institution (such as insurance companies, securities companies, finance companies or venture capital companies).  If certain transactions are conducted via a domestic bank or domestic non-bank financial institution, such domestic bank or financial institution is required to report the transaction to Bank Indonesia.  The transactions that must be reported include receipts and payments through bank accounts outside of Indonesia.

Purchasing of foreign currencies against Rupiah through banks

Pursuant to the Bank Indonesia Regulation No. 10/28/PBI/2008 concerning the Purchase of Foreign Currency Against Rupiah Through Banks, the conversion of Indonesian Rupiah to foreign currencies or the purchase of foreign currency in an amount exceeding US$100,000 per month (or its equivalent) by any company (including the purchase of foreign currencies for derivative transactions), must be based on an underlying transaction, which is defined as an activity the basis for which foreign currencies are purchased.  Further, the amount of foreign currencies that will be purchased must be at the most equal to the nominal value of the underlying transaction.

Indonesian companies purchasing foreign currencies in excess of US$100,000 will be required to submit certain supporting documents to the selling bank, including among others, the relevant underlying transaction document, a duly stamped statement confirming that the underlying agreement is valid and that the foreign currency purchased will only be used for settlement of the payment obligations under the underlying agreement.  For purchases of foreign currency not exceeding US$100,000, such company must declare in a duly stamped letter that its aggregate foreign currency purchases do not exceed US$100,000 per month in the Indonesian banking system.

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CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our cash and cash equivalents, short-term debt, long-term debt, equity and total capitalization as of September 30, 2012 on an actual basis, and as adjusted to reflect the issue of the Amended and Restated Notes and applications of the net proceeds thereof in the manner set forth under “Use of Proceeds.”

The information in this table should be read in conjunction with the sections entitled “Summary Financial Information and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” as well as our consolidated financial statements and the notes thereto included elsewhere in this Information Memorandum.

	As of September 30, 2012 (unaudited)
	Actual		As adjusted(1)
	(Rp. millions)	(US$ thousands)	(Rp. millions)	(US$ thousands)

Cash and cash equivalents	113,875	11,877	113,875	11,877
Short-term debt:
Bonds payable	3,116,100	325,000	3,116,100	325,000
Short-term bank loans	1,264,469	131,880	1,264,469	131,880
Current portion of long-term debts
Financial lease
Others	106	11	106	11
Total short-term debt	4,380,675	456,891	4,380,675	456,891
Long-term debt:
Long-term liabilities — net of current portion
Bonds payable	-	-	-	-
Financial lease	-	-	-	-
Others	1,417	148	1,417	148
Total long-term debt	1,417	148	1,417	148
Equity	55,392	5,777	55,392	5,777
Total capitalization and indebtedness(2)	4,437,484	462,816	4,437,484	462,816
____________________
Notes:
(1)	Presuming the Consent Solicitation and the Scheme are approved and completed, bonds payable will be reclassified as long-term debt.
(2)	Our total capitalization includes total long-term debt and total equity.

Except as disclosed above, there have been no material changes in our capital, indebtedness, contingent liabilities or guarantees since September 30, 2012.

As of September 30, 2012, we had Rp665.6 billion (US$69.4 million) in contingent liabilities which had not been reflected in our consolidated financial statements, disclosure of which, is not required under Indonesian FRS.  These contingent liabilities represent guarantees in connection with bank loans taken out by plasma farmers with PT Centralpertiwi Bahari in the amount of Rp 395.4 billion (US$41.2 million) and PT Wachyuni Mandira in the amount of Rp 270.2 billion (US$28.2 million) as working capital for shrimp farming and cultivation.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements for the years ended December 31, 2009, 2010 and 2011 and our management accounts for the nine months ended September 30, 2011 and 2012, together with the related notes thereto, all of which are included elsewhere in this Information Memorandum. This discussion and analysis contains data derived from our consolidated financial statements and forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ significantly from those projected in the forward-looking statements include, but are not limited to, those discussed below and elsewhere in this Information Memorandum, particularly in “Risk Factors.”

Our audited consolidated financial statements for the years ended December 31, 2009 and 2010 were prepared in accordance with generally accepted accounting principles in Indonesia (“Indonesian GAAP”). Indonesian GAAP differs in certain significant respects from generally accepted accounting principles in certain other countries. The significant differences between Indonesian GAAP and US GAAP as they relate to us are described under “Summary of Certain Principal Differences between Indonesian GAAP and US GAAP.”

Our audited consolidated financial statements for the year ended December 31, 2011 were prepared in accordance with Financial Accounting Standards, which comprise the Statements and Interpretations issued by the Indonesian Financial Accounting Standards Board of the Indonesian Institute of Accountants and the Regulations and the Guidelines on Financial Statement Presentation and Disclosures issued by BAPEPAM-LK (“Indonesian FRS”). Our management accounts for the nine months ended September 30, 2011 and 2012 were prepared in accordance with Indonesian FRS. Indonesian FRS differs in certain significant respects from International Financial Report Standards (“IFRS”).

Basis of Presentation

The following discussion is based on our audited consolidated financial statements for the years ended December 31, 2009, 2010 and 2011 and our management accounts for the nine months ended September 30, 2011 and 2012.

•
In 2009, operating activities of PT Andalas Windumurni, PT Citra Windupertala, PT Suryawindu Pertiwi and PT Windusejati Pertiwi (the operating subsidiaries of PT Centralwindu Sejati) were ceased. On March 9, 2010, PT Centralwindu Sejati and SHS International signed a sales and purchase agreement and PT Centralwindu Sejati sold at a  price of Rp103 billion to SHS International (a related party) land, building, facilities, machineries and equipment as well as office equipment located in (i) Saentis Village, Percut Sei Tuan District, Deli Serdang Regency, North Sumatera with a total area of 20,000 square metres, (ii) Berbek village, Waru district, Sidoarjo Regency, East Java with a total area of 6,590 square metres, (iii) Mabar Subdistrict, Deli District, Medan Municipality, North Sumatera with a total area of 12,183 square meters.

•
On October 24, 2011, based on sale and purchase agreement with Al-Tareeq Aquaculture Improvement Ltd., we sold all of our shares in Shrimp Improvement Systems (BVI) Pte. Ltd. to Al-Tareeq Aquaculture Improvement Ltd., an independent third party, at a price of US$ 7.45 million.

Introduction

We are one of the world’s largest vertically integrated shrimp producers and processors, as well as Indonesia’s largest producer of shrimp products, fish feed, shrimp feed and shrimp fry. Our main products are Conventional Products, Value-added Products, Food Products, fish feed, shrimp feed and shrimp fry. We export virtually all of our shrimp products to wholesalers and distributors in the US, EU and Japan and such sales are denominated in US dollars. Our other products are sold within Indonesia and such sales are denominated in Rupiah.

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As of September 30, 2012, we had 6,579 commercial ponds (each commercial pond is assumed to be 5,000 square meters each), comprising 887 company ponds and 5,692 ponds owned by our plasma farmers.  We expect these ponds will collectively produce an annual harvest of approximately 57,000 Mt. in aggregate (See “Business—Shrimp Farms—Our shrimp farms—The Nucleus Partnership Project”). Substantially all of our operations and assets are located in Indonesia.

In 2011, our total net sales were Rp7,529.4 billion (US$830.3 million), our gross profit was Rp693.7 billion (US$76.5 million), our EBITDA was Rp73.3 billion (US$8.1 million) and our loss for the year was Rp2,036.2 billion (US$224.5 million). Our loss for the year in 2011 was primarily due to an impairment loss of property, plant and equipment in the amount of Rp545.7 billion and an impairment loss on receivables in the amount of Rp887.6 billion, both of which related to the cessation of operations at PT Aruna Wijaya Sakti in May 2011. For more details, please see “Business—Shrimp Farms—Our Shrimp Farms—Cessation of operations at PT Aruna Wijaya Sakti.”

For the nine months ended September 30, 2012, our total net sales were Rp5,191.9 billion (US$541.5 million), our gross profit was Rp715.0 billion (US$74.5 million), our EBITDA was Rp202.2 billion (US$21.0 million) and our loss for the period was Rp490.2billion (US$51.1 million).

In 2011, (i) our net sales for shrimp products was Rp2,842.7 billion (US$313.5 million) and our gross profit for shrimp products was Rp150.4 billion (US$16.6 million), (ii) our net sales for fish feed was Rp2,132.2 billion (US$235.1 million) and our gross profit for fish feed was Rp222.1 billion (US$24.5 million), (iii) our net sales for shrimp feed was Rp1,600.2 billion (US$176.5 million) and our gross profit for shrimp feed was Rp455.9 billion (US$50.3 million) and (iv) our net sales for shrimp fry was Rp270.8 billion (US$29.9 million) and our gross profit for shrimp fry was Rp131.7 billion (US$14.5 million).

For the nine months ended September 30, 2012, (i) our net sales for shrimp products was Rp1,638.8 billion (US$170.9 million) and  our gross profit for shrimp products was Rp166.5 billion (US$17.4 million), (ii) our net sales for fish feed was Rp1,882.0 billion (US$196.3 million) and our gross profit for fish feed was Rp221.9 billion (US$23.1 million), (iii) our net sales for shrimp feed was Rp1,107.3 billion (US$115.5 million) and our gross profit for shrimp feed was Rp353.9 billion (US$36.9 million) and (iv) our net sales for shrimp fry was Rp185.1 billion (US$19.3 million) and our gross profit for shrimp fry was Rp75.4 billion (US$7.9 million).

Significant Factors Affecting Our Results of Operations

Our results of operations are affected by a number of factors, the most significant of which are described below.

Shrimp production and shrimp product sales volumes

Sales of our shrimp products accounted for 38% and 32% of our net sales in 2011 and for the nine months ended September 30, 2012. Substantially all of our shrimp products are sold outside Indonesia, primarily in the US, EU and Japan. As a result, a significant factor affecting our business is the amount of shrimp we can produce or procure and subsequently process. The volume of shrimp products we can produce is affected by the volume of harvested shrimp we produce or procure, which in turn is affected, among other factors, by the health of our ponds, shrimp stocking density, shrimp survival rates, the number of ponds we own and operate, our relations with our plasma farmers, weather conditions, and our processing capacities.

Between 2009 and 2011, there were periodic outbreaks of the white spot syndrome baculovirus (“WSSV”), which is particularly lethal and has a 100% mortality rate in two to five days if immediate action is not taken. When WSSV infections are detected, we undertake early harvesting to contain the spread of the virus and to preserve economic value of the harvest, which leads to lower pond yields. Approximately 21% to 68% of the ponds of PT Centralpertiwi Bahari and approximately 8% to 35% of the ponds of PT Wachyuni Mandira suffered losses due to WSSV between 2009 to September 2012. More serious outbreaks of WSSV are more likely to occur during colder months.

In March 2009, the IMNV virus began affecting our production at PT Centralpertiwi Bahari. The IMNV virus spread widely through our ponds in 2009, causing lower pond yield and forcing us to harvest our shrimp early. Approximately 46% to 68% of the ponds of PT Centralpertiwi Bahari and approximately 2% to 7% of the ponds of PT Wachyuni Mandira suffered losses due to IMNV between 2009 to September 2012.

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As a result of WSSV and IMNV, total production PT Centralpertiwi Bahari and PT Wachyuni Mandira declined to an average of 4,200Mt per month in 2009, which was an approximate 44% reduction from that of 2008. In 2010, total production at PT Centralpertiwi Bahari and PT Wachyuni Mandira further declined to an average of 3,100Mt per month. Despite various mitigating measures and new procedures being implemented, our production decreased in 2010, particularly for PT Centralpertiwi Bahari, as we deliberately lowered stocking density. Since late 2010, however, this has been gradually increased under strict monitoring of the conditions. Total production at PT Centralpertiwi Bahari and PT Wachyuni Mandira increased to 4,000Mt per month in 2011 but decreased to 3,400Mt per month for the nine months ended September 30, 2012, as (i) we generally lowered production in response to lower shrimp prices and  (ii) the yield of PT Centralpertiwi Bahari decreased due to IMNV infections. Our production as a whole continues to be subject to the health of our ponds, and we continue to focus our efforts on revitalizing the affected ponds.

On May 7, 2011 the operations of PT Aruna Wijaya Sakti largely ceased following a series of demonstrations and civil unrest that occurred onsite. Originally, discontent arose as a consequence of the depreciation of the Indonesian Rupiah, which, since the borrowings of the plasma farmers for the purchase of the ponds were denominated in US dollars, resulted in debt repayment becoming more onerous and pond ownership more difficult. PT Aruna Wijaya Sakti was part of the Dipasena Group and its assets and operations were acquired by us as a result of the Dipasena Asset Purchase. The condition of the PT Aruna Wijaya Sakti ponds had deteriorated significantly prior to the completion of the Dipasena Asset Purchase, as a result of mismanagement and a lack of investment previously. Our Group originally intended to revitalize the PT Aruna Wijaya Sakti ponds following completion of the Dipasena Asset Purchase. However, it ultimately proved impossible for our Group to implement our revitalization strategy as a result of (among other things) civil unrest among the local population (including protests by local plasma farmers). After a series of demonstrations and civil unrest, our attempts to preserve our agreement with the plasma farmers were turned down. On May 7, 2011, after repeated negotiations, PT Aruna Wijaya Sakti ceased its operations thereby forcing us to close down our feedmill and processing facilities at that site. This resulted in a significant reduction in our capacities for shrimp production, shrimp processing and shrimp feed production. Our production is subject to our ability to maintain healthy relations with our plasma farmers.

In contrast to production volumes, our sales volumes, and hence our net income, may be affected by macroeconomic demand-side factors. We believe global demand for our shrimp products is determined largely by factors such as global economic conditions, population growth rates, changing consumption patterns, and income levels. Global demand for shrimp products is subject to some fluctuation. Total shrimp exports to the US increased by a compounded annual growth rate of 1.7% between 2003 and 2011, according to Urner Barry Publications Inc. Total shrimp exports to the EU increased by a compounded annual growth rate of 2.1% between 2003 and 2011, according to Eurostat.  See “The Shrimp Industry.”

Consumer preferences

As we operate in the food industry, our shrimp product business is significantly affected by changes in consumer preferences. Consumer preferences can change for many reasons including changes in nutritional guidelines or health advisories. Any significant changes in consumers’ preferences in the US, EU and Japan, with respect to shrimp products would likely have a material impact on us. We believe global demand for shrimp products is increasing.  See “The Shrimp Industry.” Demand for our feed products and our shrimp fry is also indirectly affected by consumer preferences, as local farmers respond to changing demand levels, especially any material change in the consumption of fish or shrimp.

Our product prices

The price levels of our products are a function of market conditions, which depend on factors such as demand and supply conditions, the quality of our products, our product mix (especially the product mix between our Conventional Products, Value-Added Products and Food Products), foreign exchange rates, our customer relationships, the markets to which we sell our products and competition. Our shrimp product prices, which are denominated in US dollars (although our net sales are reported in Rupiah), are benchmarked against international prices, which are regularly published by industry bodies such as Urner Barry. In US dollar terms, the average sales price of our shrimp products increased from US$7.42 per kg in 2009 to US$8.72 per kg in 2011.

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The increase in our average sales price between 2009 and 2010 was primarily due to changes in our product mix toward more Value-Added Products and Food Products. The increase in our average sales price between 2010 and 2011 was primarily due to a decrease in the global supply of shrimp, as the 2011 Thailand floods severely impacted the harvests of Thai shrimp farmers.

The prices for our shrimp products have generally been higher than market prices because of our consistently high product quality and the year-round availability of our shrimp products due to consistent climate conditions in Indonesia. In particular, we believe that our customers value our continuity of supply and the full traceability of our shrimp products, which we are able to provide because of our vertically integrated business.

Our fish feed and shrimp feed products, which are sold to feed distributors and local farmers in Indonesia, also have prices that are benchmarked against the local market prices. For these products, we believe that we have been able to command premium pricing because of our superior product branding and quality.

Raw material prices and availability

In 2011 and for the nine months periode ended on September 30, 2012, 73.4% and 72.8% of our total manufacturing cost was the cost of raw materials used in our business, respectively. Typically, our three largest raw material costs are harvested shrimp, fish meal and soybean meal. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Cost of goods sold.” The prices of harvested shrimp that are supplied by our plasma farmers largely reflect local market prices, though we negotiate the purchase price with our plasma farmers, taking into account the benchmark prices, which are set monthly by the Department of Fisheries. We are not reliant on any individual supplier for our supply of harvested shrimp.

Although our feed products generally contain the same ingredients each year (primarily fish meal, soybean meal, corn and wheat flour), the recipes for our feed products are regularly reviewed and adjusted. As a result, the quantities of raw materials we purchase for our feed products vary depending on our sales volumes and our ingredient requirements. We procure soybean meal and fish meal on spot or short-term contracts with our suppliers. We have close and long-established relationships with most of our suppliers. Soybean meal is a commodity that is widely traded on global markets, such as the Chicago Board of Trade. Thus, prices of these contracts, whether procured locally or overseas, are closely benchmarked against global market prices. Fish meal is also a commodity that is traded internationally on certain exchanges, including the Chicago Mercantile Exchange. For our fish meal contracts, prices are generally benchmarked against the market prices at each locality. We are not reliant on any of our soybean meal or fish meal suppliers.

Regulatory environment

Our cost of goods sold is affected by the regulatory environment in Indonesia, as well as the regulatory environments where we sell our products, including the US, EU and Japan. Except for regulations pertaining to restrictions on land ownership, Indonesia currently has no regulations which have a material impact on our business. See “Business—Shrimp Farms—Our shrimp farms—Access to land in Indonesia.” Changes in regulations regarding the preparation of our products could significantly impact our cost of goods sold, including our raw material and labor costs if, for example, they require us to make material changes to our operations. In addition, the imposition of tariffs by foreign countries which increases the cost of our products to our customers could have an adverse effect on our net sales. In contrast, tariffs or embargoes imposed against countries other than Indonesia could have a positive impact on our net sales. We are not aware of any new tariffs that will be required by any of the countries or regions where we sell our products.

Significant changes in the Indonesian economy and political climate

Substantially all of our operations and assets are located in Indonesia, and in 2011 and for the nine months ended September 30, 2012, approximately 66% and 70%, respectively, of our net sales were generated from customers in Indonesia. Accordingly, our results of operations may be influenced by political and economic developments in Indonesia. In particular, any developments that affect the economic or social conditions of our employees or plasma farmers could have a material impact on our business.

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Results of Operations

The following table set forth our selected income statement and other financial information presented as a percentage of total net sales for the periods indicated.

	For the year ended December 31, (Rp millions, except for percentages)
	2009(1)	Percentage of net sales (%)	2010(2)	Percentage of net sales (%)
Net sales	6,832,754	100.0	6,243,876	100.0
Cost of goods sold	(5,996,638)	(87.8)	(5,584,204)	(89.4)
Gross profit	836,116	12.2	659,672	10.6

Selling	(449,312)	(6.6)	(470,617)	(7.5)
General and administrative	(576,570)	(8.4)	(539,637)	(8.6)
Gain (loss) on sale of property, plant and equipment	(65)	(0.0)	41,138	0.7
Interest income	6,291	0.1	3,860	0.1
Financing cost	(466,702)	(6.8)	(410,331)	(6.6)
Gain (loss) on foreign exchange-net	563,819	8.3	151,811	2.4
Amortization of goodwill(3)	(2,093)	(0.0)	(2,226)	(0.0)
Impairment loss on property, plant and equipment	-	-	-	-
Impairment loss on receivables	-	-	-	-
Others	(121,864)	(1.8)	(178,429)	(2.9)
Equity in net earnings of associates-net	6,601	0.1	13,374	0.2
Loss before income tax	(203,779)	(3.0)	(731,385)	(11.7)
Income tax benefit (expense)-net	(13,376)	(0.2)	95,771	1.5
Loss before minority interests in net income of consolidated subsidiaries(4)	(217,155)	(3.2)	(635,614)	(10.2)

	For the year ended December 31, 2011 (Rp millions)(5)	For the year ended December 31, 2011 (US$ thousands)(6)	Percentage of net sales (%)	Pro forma adjustments(7)	Pro forma for the year ended December 31, 2011 (Rp millions)(7)	Pro forma for the year ended December 31, 2011 (US$ thousands) (6)	Percentage of net sales (%)
Net sales	7,529,439	830,331	100.0	-	7,529,439	830,331	100.0
Cost of goods sold	(6,835,761)	(753,833)	(90.8)	-	(6,835,761)	(753,833)	(90.8)
Gross profit	693,678	76,497	9.2	-	693,678	76,497	9.2

Selling	(448,193)	(49,426)	(6.0)	-	(448,193)	(49,426)	(6.0)
General and administrative	(520,083)	(57,354)	(6.9)	-	(520,083)	(57,354)	(6.9)
Gain (loss) on sale of property, plant and equipment	1,071	118	0.0	-	1,071	118	0.0
Interest income	3,157	348	0.0	-	3,157	348	0.0
Financing cost	(398,820)	(43,981)	(5.3)	-	(398,820)	(43,981)	(5.3)
Gain (loss) on foreign exchange-net	(42,303)	(4,665)	(0.6)	-	(42,303)	(4,665)	(0.6)
Amortization of goodwill(3)	-	-	-	(41)	(41)	(5)	(0.0)
Impairment loss on property, plant and equipment	(545,683)	(60,177)	(7.2)	-	(545,683)	(60,177)	(7.2)
Impairment loss on receivables	(887,604)	(97,883)	(11.8)	-	(887,604)	(97,883)	(11.8)
Others	(107,224)	(11,824)	(1.4)	-	(107,224)	(11,824)	(1.4)
Equity in net earnings of associates-net	17,617	1,943	0.2	-	17,617	1,943	0.2
Loss before income tax	(2,234,387)	(246,404)	(29.7)	(41)	(2,234,428)	(246,408)	(29.7)
Income tax benefit (expense)-net	198,184	21,855	2.6	-	-	-	2.6
Loss for the year(4)	(2,036,203)	(224,548)	(27.0)	(41)	(2,036,244)	(224,553)	(27.0)

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	For the nine months ended September 30, 2011 (Rp millions)(8)	Percentage of net sales (%)	For the nine months ended September 30, 2012 (Rp millions)(8)	For the nine months ended September 30, 2012 (US$ thousands)(6)	Percentage of net sales (%)
Net sales	5,520,049	100.0	5,191,922	541,502	100.0
Cost of goods sold	(4,960,968)	(89.9)	(4,476,930)	(466,931)	(86.2)
Gross profit	559,081	10.1	714,992	74,572	13.8

Selling	(361,131)	(6.5)	(325,831)	(33,983)	(6.3)
General and administrative	(409,965)	(7.4)	(378,878)	(39,516)	(7.3)
Interest income	2,442	0.0	2,435	254	0.0
Financing cost	(297,064)	(5.4)	(270,737)	(28,237)	(5.2)
Gain (loss) on foreign exchange - net	64,375	1.2	(246,742)	(25,734)	(4.7)
Other income (expense)-net	6,280	0.1	(4,025)	(420)	(0.1)
Equity in net earnings of associates-net	-	-	(20)	(2)	(0.0)
Loss before income tax	(433,003)	(7.8)	(508,806)	(53,067)	(9.8)
Income tax benefit (expense)-net	48,988	0.9	18,632	1,943	0.4
Loss for the period	(384,015)	(7.0)	(490,174)	(51,124)	(9.4)

Notes:
(1)	Our audited consolidated financial statements for the year ended December 31, 2009 were prepared in accordance with Indonesian GAAP.
(2)	Our audited consolidated financial statements for the year ended December 31, 2010 were prepared in accordance with Indonesian GAAP.
(3)
Under Indonesian GAAP and Indonesian FRS (as in effect for the year ended December 31, 2011), we are not allowed to amortize goodwill for our investments in associates beginning on January 1, 2011. Statements of Financial Accounting Standards PSAK No. 15 (December 2009) relating to investment in associates, effective January 1, 2011, states that investments in associates shall be recorded under the equity method at the date of the investment. On the date of the investment, any difference between the cost of the investment over the net asset value of the associate (goodwill in the investment in associate) is to be recorded as follows:  (a) goodwill attributed to the investment in associate is included in the recorded investment amount and such goodwill cannot be amortized and (b) goodwill attributed to the investment in associate shall be recognized as part of the proceeds upon disposal of the investment in associate.

(4)	“Loss before minority interests in net income of consolidated subsidiaries” under Indonesian GAAP is equivalent to “Loss for the year/period” under Indonesian FRS.
(5)	Our audited consolidated financial statements for the year ended December 31, 2011 were prepared in accordance with Indonesian FRS.
(6)
For convenience, certain Rupiah amounts have been translated into US Dollars at specified rates.  US Dollar equivalent information for amounts in Rupiah is based on the middle exchange rate quoted by Indonesia Central Bank Rate.  Unless otherwise indicated, US dollar equivalent information for amount Rupiah is based on the Indonesia Central Bank Rate (i) as of December 31, 2010, which was Rp8,991 = US$1.00, (ii) as of September 30, 2011, which was Rp8,823 = US$1.00,  (iii) as of December 31, 2011, which was Rp9,068 = US$1.00 and (iv) as of September 30, 2012, which was Rp9,588 = US$1.00.

(7)
We have prepared and provided pro forma adjustments to the 2011 consolidated income statement as if it were prepared under Indonesian GAAP as in effect prior to the year ended December 31, 2011 solely for this comparison. Our auditors have not reviewed or opined on these pro forma adjustments nor have their verified their accuracy.

(8)	Our management accounts for the nine months ended September 30, 2011 and 2012 were prepared in accordance with Indonesian FRS.

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Description of Certain Line Items in the Income Statement

Net sales

Our business is classified into segments according to the product sold. In 2011 and for the nine months ended September 30, 2012, 38% and 32%, respectively, of our net sales were generated from the sale of shrimp products. The following table sets forth our net sales by product for the periods indicated, which are also expressed as a percentage of total net sales.

	For the year ended December 31,							For the nine months ended September 30,
	2009		2010		2011			2011		2012
	(Rp millions)%		(Rp millions)%		(Rp millions)	(US$ thousands)%		(Rp millions)%		(Rp millions)	(US$ thousands)%
Shrimp products	2,922,427	43	2,289,074	37	2,842,675	313,484	38	2,000,368	36	1,638,849	170,927	32
Fish feed	1,757,375	26	1,807,456	29	2,132,161	235,130	28	1,587,576	29	1,882,044	196,292	36
Shrimp feed	1,266,114	19	1,312,082	21	1,600,178	176,464	21	1,146,420	21	1,107,377	115,496	21
Shrimp fry	280,668	4	246,306	4	270,829	29,866	4	198,021	4	185,184	19,314	4
Others(1)	606,170	9	588,958	9	683,596	75,386	9	587,664	10	378,468	39,473	7
Total	6,832,754	100	6,243,876	100	7,529,439	830,330	100	5,520,049	100	5,191,922	541,502	100

Note:
(1)	Others consist of sales of probiotics, electricity, water treatment, spare parts, chemicals and other items.

Cost of goods sold

In 2011 and for the nine months ended September 30, 2012, 73.4% and 72.8%, respectively, of our total manufacturing cost was the cost of raw materials used in our business. Harvested shrimp used in our processing operations is our most significant raw material cost, followed by fish meal, soybean meal, corn and wheat flour. We purchase harvested shrimp from our plasma farmers, see “Business—Shrimp Farms—Our shrimp farms—The Nucleus Partnership Project.” Other significant expenses consist of production costs, such as labor expenses and packaging expenses, as well as depreciation expenses for the buildings, machinery and equipment we use in our operations.

The following table sets forth our cost of goods sold by product segment for the periods indicated which are also expressed as a percentage of total cost of goods sold.

	For the year ended December 31,							For the nine months ended September 30,

	2009		2010		2011			2011		2012
	(Rp millions)%		(Rp millions)%		(Rp millions)	(US$ thousands)%		(Rp millions)%		(Rp millions)	(US$ thousands)%
Shrimp products	2,644,313	44	2,226,662	40	2,692,249	296,896	39	1,914,089	39	1,472,337	153,560	33
Fish feed	1,507,416	25	1,559,856	28	1,910,054	210,637	28	1,413,455	28	1,660,119	173,145	37
Shrimp feed	941,008	16	892,305	16	1,144,189	126,179	17	813,126	16	753,413	78,579	17
Shrimp fry	156,207	3	144,331	3	139,135	15,344	2	97,977	2	109,708	11,442	2
Others(1)	747,694	12	761,050	13	950,134	104,779	14	722,321	15	481,353	50,204	11
Total	5,996,638	100	5,584,204	100	6,835,761	753,833	100	4,960,968	100	4,476,930	466,931	100

Note:
(1)	Others consist of sales of probiotics, electricity, water treatment, spare parts, chemicals and other items.

The following table sets forth our cost of goods sold for the periods indicated.

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	For the year ended December 31,				For the nine months ended September 30,

	2009	2010	2011		2011	2012
	(Rp millions)	(Rp millions)	(Rp millions)	(US$ thousands)	(Rp millions)	(Rp millions)	(US$ thousands)
Raw materials used	3,718,257	3,780,233	3,757,723	414,394	2,816,520	2,493,220	260,035
Direct labor	163,708	153,608	141,259	15,578	122,495	84,902	8,855
Manufacturing overhead and depletion	1,293,931	976,806	1,217,991	134,317	920,403	852,698	88,934
Total manufacturing cost	5,175,896	4,910,647	5,116,973	564,289	3,859,418	3,430,820	357,824
Work in process inventory
Beginning of the year	216,725	270,795	237,438	26,184	237,438	79,357	8,277
End of the year	(270,795)	(237,438)	(79,357)	(8,751)	(155,190)	(167,909)	(17,512)
Cost of goods manufactured	5,121,826	4,944,004	5,275,054	581,722	3,941,666	3,342,268	348,589
Finished goods
Beginning of the year	458,805	357,386	436,833	48,173	436,833	365,361	38,106
Purchases	773,393	719,647	1,489,235	164,230	91,616	1,134,268	118,356
End of the year	(357,386)	(436,833)	(365,361)	(40,291)	(334,147)	(365,492)	(38,120)
Total	5,996,638	5,584,204	6,835,761	753,834	4,960,968	4,476,930	466,931

Selling expenses

Selling expenses consist of expenses related to our sales and marketing activities. Selling expenses mainly consist of shipping costs for the shrimp products we export, as well as local shipping costs for our other products, salaries, wages and employees’ benefits for our marketing staff, repair and maintenance costs (mainly for our landing craft transport (“LCT”), a transportation ship), depreciation of our LCT and certain other vehicles and other marketing expenses.

General and administrative expenses

General and administrative expenses primarily consist of salaries, wages and employees’ benefits, transportation and traveling expenses, depreciation expenses for buildings and equipment that are used for general and administrative purposes, electricity, water, telephone, professional fees and insurance.

Financing cost

Financing cost relates to expenses which arise from our borrowings.

Gain and loss on foreign exchange

Gain and loss on foreign exchange relate to foreign exchange gains or losses arising from holding financial instruments, such as bonds, debt and cash and cash equivalents.

Amortization of goodwill

The unidentified excess of the purchase price over the underlying net book value of net assets of an acquired subsidiary is recorded as “goodwill.” We determine the estimated useful life period of goodwill based on an evaluation of the relevant company at acquisition, by considering several factors, such as the company’s existing market share and its potential growth rate, among other factors. Amortization is computed using the straight-line method over 20 years, as the estimated useful life of the main assets we acquire is generally 20 years.

Under Indonesian GAAP and Indonesian FRS (as in effect for the year ended December 31, 2011), we were no longer allowed to amortize goodwill for our investments in associates beginning in January 1, 2011. Statements of Financial Accounting Standards PSAK No. 15 (December 2009) relating to investment in associates, effective January 1, 2011, states that investments in associates shall be recorded under the equity method at the date of the investment. On the date of the investment, any difference between the cost of the investment over the net asset value of the associate (goodwill in the investment in associate) is recorded as follows:  (a) goodwill attributed to an investment in associate is included in the recorded investment amount and such goodwill cannot be amortized and (b) goodwill attributed to the investment in associate shall be recognized as part of the proceeds upon disposal of the investment in associate.

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Impairment loss on property, plant and equipment

Impairment loss on property, plant and equipment relates to impairment expenses for property, plant and equipment which we have deemed to be irrecoverable. We conduct a review to determine whether there is any indication of asset impairment, including for assets not used in operations, at the end of the year. If such indications exist, we are required to determine the estimated recoverable value of the assets and recognize the impairment in asset value as a loss in the income statement for the year.

Impairment loss on receivables

Impairment loss on receivables relates to impairment expenses for receivables which we have deemed to be irrecoverable. We review our receivables portfolios to assess impairment. In determining whether an impairment loss should be recorded in the income statement, we make judgments as to whether there is any objective evidence of impairment that the outstanding receivables will not be collected according to the original terms of receivables.

Income tax expense

Income tax expense consists of the aggregate current and deferred income tax payable by us and our subsidiaries. We and each of our subsidiaries are incorporated in Indonesia, and only pay income tax in Indonesia. The amount of our income tax payable depends on the taxable income of, and the tax rate applicable to us and each of our subsidiaries. Consolidated tax returns are not permitted in Indonesia, and as a result we are not able to offset taxable income from one subsidiary with tax losses of another subsidiary. The maximum corporate tax rate in Indonesia is currently 25%.

Nine Months Ended September 30, 2011 Compared to Nine Months Ended September 30, 2012

Net sales

Net sales decreased from Rp5,520.0 billion (US$625.6 million) for the nine months ended September 30, 2011 to Rp5,191.9 billion (US$541.5 million) for the nine months ended September 30, 2012, a decrease of 5.9%. This decrease was primarily due to decreases in the sales of shrimp products and shrimp feed, which are discussed below.

Net sales of our shrimp products decreased by 18.1% from Rp2,000.4 billion (US$226.7 million) for the nine months ended September 30, 2011 to Rp1,638.8 billion (US$170.9 million) for the nine months ended September 30, 2012. This decrease was primarily due to a decrease in sales volume and average sales price. Our sales volume for shrimp products decreased from 24,691 Mt for the nine months ended September 30, 2011 to 20,817 Mt for the nine months ended September 30, 2012 due to a lower shrimp harvest in the nine months ended September 30, 2012, which was a result of the cessation of operations at PT Aruna Wijaya Sakti in May 2011. In addition, the average sales price of our shrimp products decreased in Rupiah terms from Rp81,016 per kg for the nine months ended September 30, 2011 to Rp78,728 per kg for the nine months ended September 30, 2012, as a result of a decrease in the average sales price in US dollar terms. In US dollar terms, the average sales price of shrimp products decreased from US$9.18 per kg for the nine months ended September 30, 2011 to US$8.21per kg for the nine months ended September 30, 2012.

Net sales of our fish feed products increased by 18.6% from Rp1,587.6 billion (US$179.9 million) for the nine months ended September 30, 2011 to Rp1,882.0 billion (US$196.3 million) for the nine months ended September 30, 2012. This increase was primarily due to an increase in sales volume, which increased from 270,514 Mt for the nine months ended September 30, 2011 to 308,877 Mt for the nine months ended September 30, 2012 as a result of stronger demand in the Indonesian market. Our average sales price for our fish feed products increased from Rp5,869 per kg for the nine months ended September 30, 2011 to Rp6,093 per kg for the nine months ended September 30, 2012, as a result of inflation and an increase in raw material costs.

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Net sales of our shrimp feed products decreased by 3.4% from Rp1,146.4 billion (US$129.9 million) for the nine months ended September 30, 2011 to Rp1,107.4 billion (US$115.5 million) for the nine months ended September 30, 2012. This decrease was primarily due to a decrease in the sales volume of shrimp feed products, which decreased from 114,954 Mt for the nine months ended September 30, 2011 to 107,964 Mt for the nine months ended September 30, 2012 as a result of weakening global shrimp prices which led to less robust demand for shrimp feed in the Indonesian market.  We bundle shrimp feed with our shrimp fry sales, whereby we supply and meet all of the shrimp feed requirements of our shrimp fry customers. For more details, please see “Business—Sales, Marketing and Distribution—Fish feed, shrimp feed and shrimp fry.” Our average sales price for shrimp feed products increased from Rp9,973 per kg for the nine months ended September 30, 2011 to Rp10,257 per kg for the nine months ended September 30, 2012, as a result of inflation and an increase in raw material costs.

Net sales of our shrimp fry decreased by 6.4% from Rp198.0 billion (US$22.4 million) for the nine months ended September 30, 2011 to Rp185.2 billion (US$19.3 million) for the nine months ended September 30, 2012. This decrease was primarily due to a decrease in sales volume, which decreased from 6,319 million fry for the nine months ended September 30, 2011 to 6,004 million fry for the nine months ended September 30, 2012 as a result of weaker demand in the Indonesian market. Our average sales price remained the same at Rp31 per fry for the nine months ended September 30, 2011 and 2012.

Cost of goods sold

Cost of goods sold decreased from Rp4,961.0 billion (US$562.3 million) for the nine months ended September 30, 2011 to Rp4,476.9 billion (US$466.9 million) for the nine months ended September 30, 2012.

Cost of goods sold for our shrimp products decreased by 23.1% from Rp1,914.1 billion (US$216.9 million) for the nine months ended September 30, 2011 to Rp1,472.3 billion (US$153.6 million) for the nine months ended September 30, 2012, primarily due to lower shrimp production for the nine months ended September 30, 2012 as a result of (i) the cessation of operations at PT Aruna Wijaya Sakti in May 2011 and (ii) weakening of global shrimp prices.

Cost of goods sold for our fish feed products increased by 17.5% from Rp1,413.5 billion (US$160.2 million) for the nine months ended September 30, 2011 to Rp1,660.1 billion (US$173.1 million) for the nine months ended September 30, 2012, primarily due to (i) an increase in our sales volume for fish feed products and (ii) increases in our raw material costs, particularly for fish meal, soybean meal and wheat flour.

Cost of goods sold for our shrimp feed products decreased by 7.3% from Rp813.1 billion (US$92.2 million) for the nine months ended September 30, 2011 to Rp753.4 billion (US$78.6 million) for the nine months ended September 30, 2012, primarily due to a decrease in our sales volume for shrimp feed products.

Cost of goods sold for our shrimp fry increased by 12.0% from Rp98.0 billion (US$11.1 million) for the nine months ended September 30, 2011 to Rp109.7 billion (US$11.4 million) for the nine months ended September 30, 2012, due to increases in expenses relating to shipping and logistics.

Gross profit

Our gross profit increased by 10.1% from Rp559.1 billion (US$63.4 million) for the nine months ended September 30, 2011 to Rp715.0 billion (US$74.6 million) for the nine months ended September 30, 2012.

Selling expenses

Selling expenses decreased by 9.8% from Rp361.2 billion (US$40.9 million) for the nine months ended September 30, 2011 to Rp325.8 billion (US$34.0 million) for the nine months ended September 30, 2012. This decrease was primarily due to (i) a decrease in depreciation expenses from Rp82.0 billion (US$9.3 million) for the nine months ended September 30, 2011 to Rp57.6 billion (US$6.0 million) for the nine months ended September 30, 2012 and (ii) a decrease in freight-out expenses from Rp105.8 billion (US$12.0 million) for the nine months ended September 30, 2011 to Rp81.1 billion (US$8.5 million) for the nine months ended September 30, 2012.

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General and administrative expenses

General and administrative expenses decreased by 6.9% from Rp406.9 billion (US$46.1 million) for the nine months ended September 30, 2011 to Rp378.9 billion (US$39.5 million) for the nine months ended September 30, 2012. This decrease was primarily due to (i) a decrease in expenses for electricity, water and telephone from Rp36.6 billion (US$4.1 million) for the nine months ended September 30, 2011 to Rp26.6 billion (US$2.8 million) for the nine months ended September 30, 2012 and (ii) a decrease in research and development expenses from Rp12.8 billion (US$1.5 million) for the nine months ended September 30, 2011 to Rp1.4 billion (US$0.1 million) for the nine months ended September 30, 2012 primarily due to research and development expenses associated with the development of shrimp breeding programs during the nine months ended September 30, 2011.

Financing cost

Our financing cost was Rp297.1 billion (US$33.7 million) for the nine months ended September 30, 2011, primarily due to interest expenses relating to our US$325.0 million guaranteed senior secured notes and our bank borrowings.  Our financing cost was Rp270.7 billion (US$28.2 million) for the nine months ended September 30, 2012, primarily due to interest expenses relating to our US$325.0 million guaranteed senior secured notes and our bank borrowings.

Gain (loss) on foreign exchange-net

We had a net gain on foreign exchange in the amount of Rp64.4 billion (US$7.3 million) for the nine months ended September 30, 2011, whereas we had a net loss on foreign exchange in the amount of Rp246.7 billion (US$25.7 million) for the nine months ended September 30, 2012.

Loss before income tax

As a result of the foregoing, loss before income tax increased by 17.5% from Rp433.0 billion (US$49.1 million) for the nine months ended September 30, 2011 to Rp508.8 billion (US$53.1 million) for the nine months ended September 30, 2012.

Income tax benefit/expense

We had an income tax benefit of Rp49.0 billion (US$5.6 million) for the nine months ended September 30, 2011 whereas we had an income tax benefit of Rp18.6 billion (US$1.9 million) for the nine months ended September 30, 2012. Gains/losses on foreign exchange are not taxable or deductible for taxation purposes, and on this basis our loss before income was decreased between the nine months ended September 30, 2011 and the nine months ended September 30, 2012, and as a result our income tax benefit also decreased between these corresponding periods.

Loss for the period

As a result of the foregoing, loss for the period increased by 27.6% from Rp384.0 billion (US$43.5 million) for the nine months ended September 30, 2011 to Rp490.2 billion (US$51.1 million) for the nine months ended September 30, 2012.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2011

Net sales

Net sales increased from Rp6,243.9 billion (US$694.5 million) in 2010 to Rp7,529.4 billion (US$830.3 million) in 2011, an increase of 20.6%. This increase was primarily due to increases in the sales shrimp products, fish feed and shrimp feed, which are discussed below.

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Net sales of our shrimp products increased by 24.2% from Rp2,289.1 billion (US$254.6 million) in 2010 to Rp2,842.7 billion (US$313.5 million) in 2011. This increase was primarily due to an increase in the average sales price of our shrimp products in US dollar terms, which increased from US$8.01 per kg in 2010 to US$8.72 per kg in 2011 as we shifted our product mix in favor of Value-Added Products and Food Products, which have higher sales prices. In Rupiah terms, the average sales price of our shrimp products increased from Rp72,012 per kg in 2010 to Rp79,051 per kg in 2011. In addition, our sales volume for shrimp products increased from 31,787 Mt in 2010 to 35,960 Mt in 2011 due to larger harvests of shrimp as our pond yields began to recover form the IMNV infections of 2009.

Net sales of our fish feed products increased by 18.0% from Rp1,807.5 billion (US$201.0 million) in 2010 to Rp2,132.2 billion (US$235.1 million) in 2011. This increase was primarily due to an increase in sales volume from 321,386 Mt in 2010 to 362,706 Mt in 2011 as a result of stronger demand in the Indonesian market. Our average sales price for fish feed products increased from Rp5,624 per kg in 2010 to Rp5,878 per kg in 2011.

Net sales of our shrimp feed products increased by 22.0% from Rp1,312.1 billion (US$145.9 million) in 2010 to Rp1,600.2 billion (US$176.5 million) in 2011. This increase was primarily due to an increase in sales volume from 145,230 Mt in 2010 to 159,298 Mt in 2011 as a result of stronger demand in the Indonesian market. Our average sales price for shrimp feed products increased from Rp9,035 per kg in 2010 to Rp10,057 per kg in 2011.

Net sales of our shrimp fry increased by 10.0% from Rp246.3 billion (US$27.4 million) in 2010 to Rp270.8 billion (US$29.9 million) in 2011. This increase was primarily due to an increase in sales volume from 8,317 million fry in 2010 to 8,571 million fry in 2011 as a result of stronger demand in the Indonesian market. Our average sales price for shrimp fry increased from Rp30 per fry in 2010 to Rp32 per fry in 2011.

Cost of goods sold

Cost of goods sold increased by 22.4% from Rp5,584.2 billion (US$621.1 million) in 2010 to Rp6,835.8 billion (US$753.8 million) in 2011.

Cost of goods sold for our shrimp products increased by 20.9% from Rp2,226.7 billion (US$247.7 million) in 2010 to Rp2,692.2 billion (US$296.9 million) in 2011, as we produced and sold more shrimp products.

Cost of goods sold for our fish feed products increased by 22.5% from Rp1,559.9 billion (US$173.5 million) in 2010 to Rp1,910.1 billion (US$210.6 million) in 2011, primarily due to increases in our raw material costs, particularly for fish meal, soybean meal and wheat flour.

Cost of goods sold for our shrimp feed products increased by 28.2% from Rp892.3 billion (US$99.2 million) in 2010 to Rp1,144.2 billion (US$126.2 million) in 2011, primarily due to increases in our raw material costs, particularly for fish meal, soybean meal and wheat flour.

Cost of goods sold for our shrimp fry decreased by 3.6% from Rp144.3 billion (US$16.0 million) in 2010 to Rp139.1 billion (US$15.3 million) in 2011, primarily due to cost savings as a result of improvements in our efficiency as a result of our success in lowering the mortality rate for shrimp fry at our hatcheries as a result of our various efforts in mitigating the adverse impact of IMNV.

Gross profit

Our gross profit increased by 5.2% from Rp659.7 billion (US$73.4 million) in 2010 to Rp693.7 billion (US$76.5 million) in 2011.

Selling expenses

Selling expenses decreased by 4.8% from Rp470.6 billion (US$52.3 million) in 2010 to Rp448.2 billion (US$49.4 million) in 2011. This decrease was primarily due to a decrease in depreciation expenses from Rp126.7 billion in 2010 (US$14.1 million) to Rp105.2 billion (US$11.6 million) in 2011.  In addition, freight-out expenses decreased from Rp123.1 billion (US$13.7 million) in 2010 to Rp114.6 billion (US$12.6 million) in 2011 and rental expenses decreased from Rp22.1 billion (US$2.5 million) in 2010 to Rp19.5 billion (US$2.2 million) in 2011, both of which were primarily due to the cessation of our operations at PT Aruna Wijaya Sakti in May 2011.

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General and administrative expenses

General and administrative expenses decreased by 3.6% from Rp539.6 billion (US$60.0 million) in 2010 to Rp520.1 billion (US$57.4 million) in 2011. This decrease was primarily due to a decrease in salaries, wages, employees’ benefits and professional fees from Rp283.6 billion (US$31.5 million) in 2010 to Rp274.9 billion (US$30.3 million) in 2011 and a decrease in electricity, water and telephone expenses from Rp54.5 billion (US$6.1 million) in 2010 to Rp45.5 billion (US$5.0 million) in 2011, both of which were primarily due to the cessation of our operations at PT Aruna Wijaya Sakti in May 2011.

Financing cost

Our financing cost was Rp410.3 billion (US$45.6 million) in 2010, primarily due to interest expenses relating to our US$325.0 million guaranteed senior secured notes and our bank borrowings.  Our financing cost was Rp398.8 billion (US$44.0 million) in 2011, primarily due to interest expenses relating to our US$325.0 million guaranteed senior secured notes and our bank borrowings.

Gain (loss) on foreign exchange-net

We had a net gain on foreign exchange in the amount of Rp151.8 billion (US$16.9 million) in 2010, whereas we had a net loss on foreign exchange in the amount of Rp42.3 billion (US$4.7 million) in 2011.

Amortization of goodwill

We had an expense due to the amortization of goodwill in 2010 in the amount of Rp2.2 billion (US$0.2 million) in 2010.  Our 2010 income statement was prepared in accordance with Indonesian GAAP, under which we were allowed to amortize goodwill under our investments in associates.

Our 2011 income statement was prepared in accordance with Indonesian FRS, and under Indonesian FRS we were not allowed to amortize goodwill in associates, and as a result, amortization of goodwill in 2011 was nil (under Indonesian FRS).

However, should our 2011 income statement be prepared in accordance with Indonesian GAAP as in effect prior to the year ended December 31, 2011, our expense due to the amortization of goodwill in 2011 would have been Rp41 million (US$4,521).  For more details, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Description of Certain Line Items in the Income Statement—Amortization of Goodwill” herein.

Impairment loss on property, plant and equipment

We had an impairment loss on property, plant and equipment in the amount of nil in 2010 and Rp545.7 billion (US$60.2 million) in 2011, which was primarily related to the impairment of property, plant and equipment due to the cessation of our operations at PT Aruna Wijaya Sakti in May 2011.

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Impairment loss on receivables

We had an impairment loss on receivables in the amount of nil in 2010 and Rp887.6 billion (US$97.9 million) in 2011, which was primarily related to the impairment of receivables due to the cessation of our operations at PT Aruna Wijaya Sakti in May 2011.

Others

We had other expenses in the amount of Rp178.4 billion (US$19.8 million) in 2010 primarily due to expenses related to the sale of the assets of PT Centralwindu Sejati in 2010.  We had other expenses in the amount of Rp107.2 billion (US$11.8 million) in 2011 primarily due to expenses related to one-time charges in connection with the cessation of operations at PT Aruna Wijaya Sakti.

Loss before income tax

As a result of the foregoing, loss before income tax increased by 3.1 times from Rp731.4 billion (US$81.3 million) in 2010 to Rp2,234.4 billion (US$246.4 million) in 2011.

Income tax benefit/expense

Income tax benefit increased by 106.9% from Rp95.8 billion in 2010 (US$10.7 million) to Rp198.2 billion (US$21.9 million) in 2011. As we prepay our import taxes and value added taxes regularly and our loss before income tax increased in 2011, we accrued a greater tax benefit in 2011.

Loss for the year

As a result of the foregoing, loss for the year increased by 3.2 times from Rp635.6 billion (US$70.7 million) in 2010 to Rp2,036.2 billion (US$224.5 million) in 2011.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2010

Net sales

Net sales decreased from Rp6,832.8 billion in 2009 to Rp6,243.9 billion in 2010, a decrease of 8.6%. This decrease was primarily due to a decrease in shrimp product sales, which is discussed below.

Net sales of our shrimp products decreased by 21.7% from Rp2,922.4 billion in 2009 to Rp2,289.1 billion in 2010. This decrease was primarily due to a decrease in the sales volume for shrimp products, which decreased from 41,896 Mt in 2009 to 31,787 Mt in 2010.  This decrease in sales volume was primarily due to a decrease in shrimp harvests and production as we lowered our stocking density at the ponds of PT Centralpertiwi Bahari in response to the IMNV virus. On the other hand, the average sales price of our shrimp products increased in Rupiah terms from Rp69,754 per kg in 2009 to Rp72,012 per kg in 2010 as a result of an increase in the average sales price in US dollar terms, from US$7.42 per kg in 2009 to US$8.01 per kg in 2010.

Net sales of our fish feed products increased by 2.8% from Rp1,757.4 billion in 2009 to Rp1,807.5 billion in 2010. This increase was primarily due to an increase in sales volume from 311,375 Mt in 2009 to 321,386 Mt in 2010 as a result of stronger demand in the Indonesian market. On the other hand, the average sales price for our fish feed products decreased slightly from Rp5,644 per kg in 2009 to Rp5,624 per kg in 2010.

Net sales of our shrimp feed products increased by 3.6% from Rp1,266.1 billion in 2009 to Rp1,312.1 billion in 2010. This increase was primarily due to an increase in sales volume from 141,010 Mt in 2009 to 145,230 Mt in 2010 as a result of stronger demand in the Indonesian market. Our average sales price for shrimp feed products increased from Rp8,979 per kg in 2009 to Rp9,035 per kg in 2010.

Net sales of our shrimp fry decreased by 12.2% from Rp280.7 billion in 2009 to Rp246.3 billion in 2010. This decrease was primarily due to a decrease in the sales volume for shrimp fry from 9,600 million fry in 2009 to 8,317 million fry in 2010. This was in turn due to a lower harvest volume in 2010 as a result of the extended farm preparations we made in response to the IMNV virus.  Our average sales price of our shrimp fry increased from Rp29 per kg in 2009 to Rp30 per kg in 2010.

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Cost of goods sold

Cost of goods sold decreased by 6.9% from Rp5,996.6 billion 2009 to Rp5,584.2 billion in 2010.

Cost of goods sold for our shrimp products decreased by 15.8% from Rp2,644.3 billion in 2009 to Rp2,226.7 billion in 2010, in line with the decreases in shrimp product sales and sales volumes.

Cost of goods sold for our fish feed products increased by 3.5% from Rp1,507.4 billion in 2009 to Rp1,559.9 billion in 2010, which is in line with the increase in our sales volume for fish feed products.

Cost of goods sold for our shrimp feed products decreased by 5.2% from Rp941.0 billion in 2009 to Rp892.3 billion in 2010, primarily due to a decrease in the cost for raw materials.

Cost of goods sold for our shrimp fry decreased by 7.6% from Rp156.2 billion in 2009 to Rp144.3 billion in 2010, which is in line with the decrease in our shrimp fry sales.

Gross profit

Our gross profit decreased by 21.1% from Rp836.1 billion in 2009 to Rp659.7 billion in 2010.

Selling expenses

Selling expenses increased by 4.7% from Rp449.3 billion in 2009 to Rp470.6 billion in 2010. This increase was primarily due to an increase in depreciation expenses from Rp79.3 billion in 2009 to Rp126.7 billion in 2010, as a result of a re-classification of depreciation expenses due to our decision to have third-party farmers operate and manage certain ponds owned by us. This was partially offset by decrease in freight-out expenses from Rp150.0 billion in 2009 to Rp123.1 billion in 2010, as a result of lower sales volumes for our products in general in 2010.

General and administrative expenses

General and administrative expenses decreased by 6.4% from Rp576.6 billion in 2009 to Rp539.6 billion in 2010. This decrease was primarily due to (i) a decrease in salaries, wages, employees’ benefits and professional fees from Rp307.6 billion in 2009 to Rp283.6 billion in 2010, as a result of reductions in the number of our employees in 2010, (ii) a decrease in research and development expenses from Rp11.7 billion in 2009 to Rp2.8 billion in 2010 and (iii) a decrease in rental expenses from Rp28.5 billion in 2009 to Rp21.7 billion in 2010, as a result of a decrease in building and car rental expenses.

Financing cost

Our financing cost was Rp466.7 billion in 2009, primarily due to interest expenses relating to our US$325.0 million guaranteed senior secured notes and our bank borrowings.  Our financing cost was Rp410.3 billion in 2010, primarily due to interest expenses relating to our US$325.0 million guaranteed senior secured notes and our bank borrowings.

Gain (loss) on foreign exchange-net

We had a net gain on foreign exchange of Rp563.8 billion and Rp151.8 billion in 2009 and 2010, respectively.

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Amortization of goodwill

Our expenses due to the amortization of goodwill were Rp2.1 billion and Rp2.2 billion in 2009 and 2010, respectively.

Impairment loss on property, plant and equipment

Impairment loss on property, plant and equipment was nil and nil in 2009 and 2010, respectively.

Impairment loss on receivables

Impairment loss on receivables was nil and nil in 2009 and 2010, respectively.

Others

We had other expenses in the amount of Rp121.9 billion in 2009 and Rp178.4 billion in 2010, an increase of 46.4%, primarily due to expenses related to the sale of the assets of PT Centralwindu Sejati in 2010.

Loss before income tax

As a result of the foregoing, loss before income tax increased by 3.6 times from Rp203.8 billion in 2009 to Rp731.4 billion in 2010.

Income tax benefit/expense

We had an income tax expense of Rp13.4 billion in 2009 as compared to an income tax benefit of Rp95.8 billion in 2010. As we prepay our import taxes and value added taxes regularly, the increase in our loss before income tax in 2010 led to the accrual of a tax benefit in 2010.

Loss for the year

As a result of the foregoing, loss for the year increased by 2.9 times from Rp217.2 billion in 2009 to Rp635.6 billion in 2010.

Liquidity and Capital Resources

Our principal sources of liquidity are cash flows from operations and bank borrowings.

Cash flows

Nine months ended September 30, 2012

As of September 30, 2012, we had cash and cash equivalents of Rp113.9billion (US$11.9 million).

Our cash provided by operating activities and our cash provided by other operating activities were Rp25.5 billion (US$2.7 million) and Rp160.9 billion (US$16.8 million) for the nine months ended of September 30, 2012, respectively. Cash provided by other operating activities primarily related to due to refunds of value added taxes paid and unutilized prepaid corporate income taxes. These were partially offset by cash used for income taxes of Rp21.3 billion (US$2.2 million) and financing costs of Rp96.7 billion (US$10.1 million). As a result, we had net cash provided by operating activities in the amount of Rp70.9 billion (US$7.4 million).

Our net cash used in investing activities was Rp58.1 billion (US$6.1 million) for the nine months ended September 30, 2012. This is primarily due to acquisitions of property, plant and equipment in the amount of Rp59.3 billion (US$6.2 million) and proceeds from the sale of property, plant and equipment in the amount of Rp1.2 billion (US$0.1 million).

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Our net cash provided used in financing activities was Rp70.6 billion (US$7.4 million) for the nine months ended September 30, 2012. This is due to payments for (i) short-term bank loans in the amount of Rp170.4 billion (US$17.8 million), (ii) related parties in the amount of Rp6.6 billion (US$0.7 million) and (iii) financial leases in the amount of Rp7.6 billion (US$0.8 million), which was partially offset by receipts from short-term bank loans in the amount of Rp107.9 billion (US$11.3 million).

Nine months ended September 30, 2011

As of September 30, 2011, we had cash and cash equivalents of Rp174.5 billion (US$19.8 million).

Our cash used in operating activities was Rp13.5 billion (US$1.5 million) for the nine months ended September 30, 2011. We also made cash payments for income taxes in the amount of Rp30.6 billion (US$3.5 million) and financing costs in the amount of Rp55.8 billion (US$6.3 million). These cash outflows were partially offset by cash provided by other operating activities in the amount of Rp93.0 billion (US$10.5 million) primarily due to refunds of value added taxes paid and unutilized prepaid corporate income taxes.  As a result, we had net cash used in operating activities in the amount of Rp4.4 billion (US$0.5 million).

Our net cash used in investing activities was Rp76.8 billion (US$8.7 million) for the nine months ended September 30, 2011. This is due to acquisitions of property, plant and equipment in the amount of Rp83.9 billion (US$9.5 million) and proceeds from the sale of property, plant and equipment in the amount of Rp7.1 billion (US$0.8 million).

Our net cash provided by financing activities was Rp15.3 billion (US$1.7 million) for the nine months ended September 30, 2011. This is primarily due to receipts from short-term bank loans in the amount of Rp166.0 billion (US$18.8 million) and receipts from long term debts in the amount of Rp19.0 billion (US$2.2 million). These cash inflows were partially offset by payments for (i) short-term bank loans in the amount of Rp129.9 billion (US$14.7 million), (ii) related parties in the amount of Rp6.6 billion (US$0.7 million), (iii) financial leases in the amount of Rp5.5 billion (US$0.6 million), (iv) long term debts in the amount of Rp13.4 billion (US$1.5 million), (v) cash dividend payment in the amount of Rp9.5 billion (US$1.1 million) and (vi) the placement of a restricted deposit in the amount of Rp10.1 billion (US$1.1 million).

Year ended December 31, 2011

As of December 31, 2011, we had cash and cash equivalents of Rp168.5 billion (US$18.6 million).

Our cash provided by operating activities was Rp49.2 billion (US$5.4 million) in 2011. Furthermore, we received interest income of Rp3.2 billion (US$0.4 million) and cash from other operating activities of Rp15.8 billion (US$1.7 million). This amount was partially offset by financing costs of Rp72.8 billion (US$8.0 million) and payments of income tax of Rp41.0 billion (US$4.5 million). As a result, we had net cash used in operating activities in the amount of Rp45.7 billion (US$5.0 million).

Our net cash used in investing activities was Rp29.1 billion (US$3.2 million) in 2011. We used Rp106.1 billion (US$11.7 million) for acquisitions of property, plant and equipment, primarily due to capital expenditures for ongoing maintenance. This was partially offset by (i) proceeds from sale of property, plant and equipment in the amount of Rp10.8 billion (US$1.2 million) and (ii) proceeds from the sale of subsidiaries in the amount of Rp66.2 billion (US$7.3 million).

Our net cash provided by financing activities was Rp1.5 billion (US$0.2 million) in 2011. We had cash receipts from (i) short-term bank loans in the amount of Rp193.6 billion (US$21.3 million) and (ii) related parties in the amount of Rp6.3 billion (US$0.7 million). This was partially offset by cash payments (i) for short-term bank loans in the amount of Rp174.6 billion (US$19.3 million), (ii) to related parties in the amount of Rp13.2 billion (US$1.5 million) and (iii) for long-term debts-others in the amount of Rp7.9 billion (US$0.9 million).

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Year ended December 31, 2010

As of December 31, 2010, we had cash and cash equivalents of Rp242.1 billion (US$26.9 million).

Our cash provided by operating activities was Rp128.2 billion (US$14.3 million) in 2010. Furthermore, we received interest income of Rp3.9 billion (US$0.4 million) and cash from other operating activities of Rp105.6 billion (US$11.7 million) primarily due to a tax refund. This amount was partially offset by financing costs of Rp70.4 billion (US$7.8 million) and payments of income tax of Rp48.5 billion (US$5.4 million). As a result, we had net cash generated in operating activities in the amount of Rp118.7 billion (US$13.2 million).

Our net cash used in investing activities was Rp30.4 billion (US$3.4 million) in 2010. We used Rp135.0 billion (US$15.0 million) for acquisitions of property, plant and equipment, primarily due to capital expenditures for ongoing maintenance. This was partially offset by (i) proceeds from sale of property, plant and equipment in the amount of Rp104.4 billion (US$11.6 million) primarily relating to our sale of the assets of PT Centralwindu Sejati and (ii) cash proceeds from the disposal of shares in a subsidiary of Shrimp Improvement Systems LLC (an associated company in 2010) in the amount of Rp0.3 billion (US$33,400).

Our net cash used in financing activities was Rp68.6 billion (US$7.6 million) in 2010. We had cash payments (i) for short-term bank loans in the amount of Rp399.5 billion (US$44.4 million), (ii) to related parties in the amount of Rp72.5 billion (US$8.1 million), (iii) for long-term bank loans in the amount of Rp10.5 billion (US$1.2 million) and (iv) for financial leases in the amount of Rp7.0 billion (US$0.8 million). This was partially offset by cash receipts from (i) short-term bank loans in the amount of Rp354.8 billion (US$39.5 million) and (ii) related parties in the amount of Rp66.0 billion (US$7.3 million).

Capital Expenditures

Historical capital expenditures

The table below presents our historical capital expenditures for the periods indicated below:

	For the year ended December 31			For the nine months ended September 30
	2009	2010	2011	2012
	(RP millions)
Maintenance related	181,322	94,820	80,919	44,050
Expansion related	175,721	40,207	25,194	15,237
Total capital expenditures	357,043	135,027	106,113	59,287

During 2009, 2010 and 2011, our capital expenditures were Rp357.0 billion, Rp135.0 billion and Rp106.1 billion (US$11.7 million), respectively. 2009 capital expenditures related primarily to (i) the completion of our re-vitalization efforts at the ponds of PT Wachyuni Mandira and (ii) the commencement of our re-vitalization efforts at the ponds of PT Centralwindu Sejati. By 2010, our ponds, especially those of PT Centralpertiwi Bahari, were subject to the full impact of the IMNV virus.  We responded by reducing our stocking densities at the ponds of PT Centralpertiwi Bahari, and as a result our revenue and financial condition were adversely impacted. Therefore, we reduced our capital expenditures to those that were mostly maintenance related in 2010. We continued this capital expenditure strategy in 2011. For the nine months ended September 30, 2012, our capital expenditures were Rp59.3 billion, primarily relating to (i) ongoing capital expenditure projects and maintenance expenses, (ii) major repairs and (iii) the installation of additional production facilities.

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Planned capital expenditures

Our Group intends to undertake maintenance related capital expenditures in the amount of approximately Rp1,443.5 billion from 2012 to 2020, of which approximately Rp75.6 billion is allocated for 2012.

Our Group intends to undertake expansion related capital expenditures in the amount of approximately Rp686.2 billion from 2011 to 2020, of which approximately Rp19.1 billion was incurred in 2011 and 2012.  We funded our 2012 expansion related capital expenditures with cash generated from our operations.

Our 2013 expansion related capital expenditures include the following:

•
approximately Rp96.6 billion:  Our Group has budgeted for the construction of a fish feed mill which will assist in the expansion of our fish feed business. By 2014, this facility will allow us to produce an additional 45,000 Mt of feed per year approximately. This will assist our Group’s continuing efforts to diversify our product offering.

•	approximately Rp20.2 billion: We plan to commence building a replacement processing plant in light of the closure of the processing facility at the PT Aruna Wijaya Sakti site.

•
approximately Rp21.0 billion:  We are building an extension to the existing food processing facility at the PT Centralpertiwi Bahari site in order to expand our processing capabilities for Value-Added Products and Food Products.

•	approximately Rp38.7 billion: We plan to construct a fish hatchery to increase our fish fry production capacity, with which we aim to increase our fish feed sales.

•	approximately Rp53.8 billion for the following projects:

o
Construct additional transportation routes and logistics for the PT Wachyuni Mandira site, which helps in reducing the risk of shrimp spoilage.  This upgrade in the port infrastructure also increases its handling capacity.

o	Purchase machinery to increase automation at the shrimp processing operations of the PT Centralpertiwi Bahari site, in order to increase its processing efficiency.

o	Increase the flake ice capacity at the PT Wachyuni Mandira site, which helps maintain the quality of harvested shrimp.

o	Improve the infrastructure of a food processing facility at the PT Centralpertiwi Bahari site.

Indebtedness

As of September 30, 2012, we had Rp4,382.1 billion (US$457.0 million) of total outstanding indebtedness which consisted of (i) bonds payable in the amount of Rp3,116.1 billion (US$325.0 million), (ii) short-term bank loans in the amount of Rp1,264.5 billion (US$131.9 million) and (iii) current portion of long-term debts in the amount of Rp0.1 billion (US$0.01 million) and (iv) long-term debts (net of current portion) in the amount of Rp1.4 billion (US$0.15 million).

As of December 31, 2011, we had Rp4,236.1 billion (US$467.1 million) of total outstanding indebtedness which primarily consisted of (i) bonds payable in the amount of Rp2,938.0 billion (US$324.0 million), (ii) short-term bank loans in the amount of Rp1,288.6 billion (US$142.1 million) and (iii) current portion of long-term debts in the amount of Rp7.5 billion (US$0.8 million) and (iv) long-term debts (net of current portion) in the amount of Rp2.0 billion (US$0.2 million).

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Contractual Obligations and Contingent Liabilities

As of September 30, 2012, we had Rp665.6 billion (US$69.4 million) in contingent liabilities which had not been reflected in our consolidated financial statements, disclosure of which, is not required under Indonesian FRS.  These contingent liabilities represent guarantees in connection with bank loans taken out by plasma farmers with PT Centralpertiwi Bahari in the amount of Rp 395.4 billion (US$41.2 million) and PT Wachyuni Mandira in the amount of Rp 270.2 billion (US$28.2 million) as working capital for shrimp farming and cultivation.

As of September 30, 2012, we had the following commitments:

	As of September 30, 2012	Payable within one year	Payable after one year but within three years	Payable for three years but within five years	Payable after five years
	(RP billions)
Short-term loans	1, 264.5	1,264.5	-	-	-
Long-term loans	-	-	-	-	-
Capital lease obligations	-	-	-	-	-
Other payables	1.5	0.1	1.4	-	-
Total	1,266.0	1,246.6	1.4	-	-

Off-balance Sheet Arrangements

As of September 30, 2012, except for guarantees in the amount of Rp665.6 billion (US$69.4 million) in connection with bank loans taken out by plasma farmers with PT Centralpertiwi Bahari and PT Wachyuni Mandira as working capital for shrimp farming and cultivation, we have not entered into any off-balance sheet arrangements.

Status of Our Company’s Guarantee with respect to Bank Loans with PT Bank Negara Indonesia

 Based on a cooperation agreement dated November 24, 2010, PT Bank Negara Indonesia agreed to provide a working capital loan facility and investment credit facility to the shrimp farmers of PT Aruna Wijaya Sakti and PT Wachyuni Mandira with a maximum credit limit of Rp150.0 billion. Our Company agreed to provide a corporate guarantee for this working capital loan facility. The purpose of this facility is to provide working capital for the shrimp farmers. In May 2011, our Company closed down its operations in Rawajitu Timur District, Tulang Bawang Regency, Lampung Province as PT Aruna Wijaya Sakti ceased its operations, due to disputes with the plasma farmers of PT Aruna Wijaya Sakti. As a result, we recorded a significant impairment loss on receivables for the year ended December 31, 2011. As of September 30, 2012, the outstanding facilities from PT Bank Negara Indonesia to the shrimp farmers of PT Aruna Wijaya Sakti amounted to Rp104.0 billion, which has been recorded as accrued expenses on our balance sheet as of September 30, 2012. Currently, our Company is in negotiations with PT Bank Negara Indonesia regarding the status of these loan facilities. These loan facilities are insured by PT Jamkrindo.

Market Risks

We are subject to various market risks, including interest rate risk, foreign exchange risk, commodity price risk, credit risk and inflation risk.

Interest rate risk

As of September 30, 2012, Rp167.5 billion (US$17.5 million) of our outstanding indebtedness was subject to floating interest rates. As a result, our results of operations may be materially affected by fluctuations in interest rates. We do not perform hedging transaction in relation to interest rate changes risk. As a result, any increase in interest rates, if any, may adversely impact our business. In order to reduce risk due to interest rates, our management determines its business strategy based on the domestic and global economic conditions and growth.

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Foreign exchange risk

In 2011, approximately 34% of our net sales were denominated in US dollars, due to sales of frozen shrimp products, while 66% of our net sales were denominated in Rupiah, due to our sales of primarily fish feed, shrimp feed, shrimp fry and fresh shrimp being primarily in Indonesia. For the nine months ended September 30, 2012, approximately 30% of our net sales were denominated in US dollars, due to sales of frozen shrimp products, while 70% of our net sales were denominated in Rupiah, due to our sales of primarily fish feed, shrimp feed, shrimp fry and fresh shrimp being primarily in Indonesia. In 2011, approximately 17% of our costs of goods sold were denominated in US dollars, including our raw material costs for frozen shrimp products, while approximately 83% of our costs of goods sold were denominated in Rupiah.  For the nine months ended September 30, 2012, approximately 20% of our costs of goods sold were denominated in US dollars, including our raw material costs for frozen shrimp products, while approximately 80% of our costs of goods sold were denominated in Rupiah.  As a result, we are exposed to certain risks of fluctuations in the exchange rates between the US dollar and the Rupiah, especially since approximately 34% of our net sales were denominated in US dollars and there is a time lag between the time we pay in Rupiah for harvested shrimp to our suppliers and the time we are able to subsequently process such shrimp, sell our frozen shrimp products and receive payment in US dollars.

Our obligations relating to the Amended and Restated Notes are denominated in US dollars. Any depreciation of the Rupiah against the US dollar will increase the Rupiah cost of our debt and debt service, which may have a material and adverse impact on our financial condition, net profit and cash flows.

As a result of the foregoing, we are exposed to fluctuations in the exchange rates between the US dollar and the Rupiah, especially because of the time lag between the time we pay for harvested shrimp and the time we sell our frozen shrimp products. Our net sales increase in Rupiah terms as the US dollar depreciates. In addition, our financial statements are presented in Rupiah. Changes in the value of the US dollar against the Rupiah can cause fluctuations in our results of operations and could have a material impact on our reported financial results. We do not enter into any hedging transactions to hedge against this risk.

Commodity price risk

The preparation of our products requires raw materials, principally harvested shrimp, fish meal and soybean meal. We do not enter into any hedging transactions with respect to the commodities we purchase. We procure soybean meal and fish meal on spot or short term contracts with our suppliers. As a result, we are subject to increases in the market price of these raw materials, although we are typically able to increase our sales prices to adjust to any increases in our raw materials costs. Our Conventional Products are also commodities, and the sales price of these products is also subject to commodity price risk.

Credit risk

Our top 10 customers accounted for approximately 18% for the nine months ended September 30, 2012. These customers are comprised of shrimp product wholesalers and distributors and large food service operators in the US, EU and Japan. None of our customers accounted for more than 10% of our net sales in the same period. We minimize our credit risk by requiring customers for our shrimp products to pay us via a letter of credit. Purchasers of our feed products pay cash on delivery. With respect to our plasma farmers, we expect payment for the shrimp fry and shrimp feed we sell to them at the end of a harvesting cycle, which is typically 120 days after delivery of shrimp feed and shrimp fry, and typically deduct such payments from amounts we owe our plasma farmers when we purchase their harvested shrimp.

Our average collection periods for trade receivables in 2009, 2010 and 2011 were 85.6 days, 87.7 days and 77.6 days, respectively. Our average collection periods for trade receivables for the nine months ended September 30, 2011 and 2012 were 85.0 days and 90.0, respectively. The increase in receivables turnover days in 2010 was primarily due to decrease in sales and receivables. The decrease in receivables turnover days in 2011 was primarily due to an increase in sales for 2011. The increase between the nine months ended September 30, 2011 and 2012 was primarily due to a decrease in sales and receivables for the nine months ended September 30, 2012.

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Inflation risk

According to the BPS—Statistics Indonesia, Indonesia’s annual overall inflation rate as measured by the consumer price index was approximately 2.8% in 2009, 7.0% in 2010 and 3.8% in 2011. As a substantial part of our expenses are denominated in Rupiah, inflation typically has an adverse effect on our labor costs. However, we expect most cost increases due to inflation to be reflected in the price of our products when sold, although this is more difficult for our shrimp products which are sold internationally.

Seasonality

We experience seasonal fluctuations in our sales volume and revenue as our business is sensitive to local and global consumer spending patterns for our products. As a result, we generally record higher sales during the dry season which typically occurs in Indonesia between April and September. Accordingly, any adverse trends in sales or other factors affecting Indonesia or our target export geographies during this period, such as an unexpected shift in the weather patterns of Indonesia, may affect our sales.

Critical Accounting Policies

Our critical accounting policies are those that we believe are the most important to the portrayal of our financial condition and results of operations and that require our management’s most difficult, subjective or complex judgments. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles with no need for the application of our judgment. In certain circumstances, however, the preparation of financial statements in conformity with generally accepted accounting principles requires us to use our judgment to make certain estimates, assumptions and decisions regarding accounting treatment. These estimates, assumptions and decisions affect the reported amount of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of our financial statements. We base our estimates on historical experience and on various other assumptions that our management believes are reasonable under the circumstances. However, critical accounting policies are reflective of significant judgments and uncertainties and are sufficiently sensitive to result in materially different results under different assumptions and conditions. We believe that our critical accounting policies are those described below.

Provision for impairment

Provision for impairment is established when there is objective evidence that the outstanding amounts will not be collected. Receivables are written-off during the period in which they are determined to be not collectible.

Property, plant and equipment

Direct ownership

Property, plant and equipment are stated at cost, less accumulated depreciation.

Depreciation (except for land which is not depreciated) is computed using the straight-line method, after taking into account their salvage values at certain percentage of carrying values (except for land improvements which have no salvage value), over the estimated useful lives of the assets as follows:

Years
Land improvements and building improvements	5 - 20
Buildings	10 - 20
Machinery and equipment	5 - 20
Transportation equipment	2 - 20
Furniture, fixtures and office equipment	5
Electrical and water installation	5 - 10

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Impairment of asset values

We conduct a review to determine whenever there is any indication of assets impairment including for assets not used in operations at the end of the year. If such indication exists, we are required to determine the estimated recoverable value of the assets and recognize the impairment in assets value as a loss in the consolidated statements of income for the year.

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BUSINESS

Introduction

We are one of the world’s largest vertically integrated shrimp producers and processors, as well as Indonesia’s largest producer of shrimp products, fish feed, shrimp feed and shrimp fry. Our main products are Conventional Products, Value-added Products, Food Products, fish feed, shrimp feed and shrimp fry. We export virtually all of our shrimp products to wholesalers and distributors in the US, EU and Japan and such sales are denominated in US dollars. Our other products are sold within Indonesia and such sales are denominated in Rupiah.

As of September 30, 2012, we had 6,579 commercial ponds (each commercial pond is assumed to be 5,000 square meters each), comprising 887 company ponds and 5,692 ponds owned by our plasma farmers.  We expect these ponds will collectively produce an annual harvest of approximately 57,000 Mt. in aggregate (See “Business—Shrimp Farms—Our shrimp farms—The Nucleus Partnership Project”). Substantially all of our operations and assets are located in Indonesia.

In 2011, our total net sales were Rp7,529.4 billion (US$830.3 million), our gross profit was Rp693.7 billion (US$76.5 million), our EBITDA was Rp73.3 billion (US$8.1 million) and our loss for the year was Rp2,036.2 billion (US$224.5 million). Our loss for the year in 2011 was primarily due to an impairment loss of property, plant and equipment in the amount of Rp545.7 billion and an impairment loss on receivables in the amount of Rp863.2 billion, both of which related to the cessation of operations at PT Aruna Wijaya Sakti in May 2011. For more details, please see “Business—Shrimp Farms—Our Shrimp Farms—Cessation of operations at PT Aruna Wijaya Sakti.”

For the nine months ended September 30, 2012, our total net sales were Rp5,191.9 billion (US$541.5 million), our gross profit was Rp715.0 billion (US$74.5 million), our EBITDA was Rp202.2 billion (US$21.0 million) and our loss for the period was Rp490.2 billion (US$51.1 million).

In 2011, (i) our net sales for shrimp products was Rp2,842.7 billion (US$313.5 million) and our gross profit for shrimp products was Rp150.4 billion (US$16.6 million), (ii) our net sales for fish feed was Rp2,132.2 billion (US$235.1 million) and our gross profit for fish feed was Rp222.1 billion (US$24.5 million), (iii) our net sales for shrimp feed was Rp1,600.2 billion (US$176.5 million) and our gross profit for shrimp feed was Rp455.9 billion (US$50.3 million) and (iv) our net sales for shrimp fry was Rp270.8 billion (US$29.9 million) and our gross profit for shrimp fry was Rp131.7 billion (US$14.5 million).

For the nine months ended September 30, 2012, (i) our net sales for shrimp products was Rp1,638.8 billion (US$170.9 million) and  our gross profit for shrimp products was Rp166.5 billion (US$17.4 million), (ii) our net sales for fish feed was Rp1,882.0 billion (US$196.3 million) and our gross profit for fish feed was Rp221.9 billion (US$23.1 million), (iii) our net sales for shrimp feed was Rp1,107.3 billion (US$115.5 million) and our gross profit for shrimp feed was Rp353.9 billion (US$36.9 million) and (iv) our net sales for shrimp fry was Rp185.1 billion (US$19.3 million) and our gross profit for shrimp fry was Rp75.4 billion (US$7.9 million).

History of Our Company and the Group

We were incorporated under the laws of Indonesia on April 30, 1980, under the name of PT Proteina Prima. We were founded by the Charoen Pokphand Group, a group of companies focused on agro-business, agribusiness, aquaculture, telecommunications, logistics and retailing. In 1989, we changed our name to PT Central Proteinaprima.

We initially listed our ordinary shares on the IDX in May 1990. In 2004, we commenced a corporate restructuring exercise to focus our operations on aquaculture business principally the global shrimp farming industry. We believe the global shrimp farming industry offers us better opportunities and potentially higher margins. Our restructuring process included the following measures:

•	in December 2004, we voluntarily delisted our ordinary shares from the IDX;

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•
in May 2006, we completed the major part of the restructuring by acquiring interest in the aquaculture business conducted by the Charoen Pokphand Group and divesting part of our non-aquaculture related business to the Charoen Pokphand Group; and

•	in November 2006, we completed a listing of our ordinary shares on the regular market of the IDX.

Our ordinary shares currently trade on the IDX under the symbol “CPRO”. The Issuer and our Company (as Guarantor) did not make the semi-annual payments of bond interest on the US$325.0 million guaranteed senior secured notes beginning on December 28, 2009. We negotiated with a standstill agreement the bondholders, which expired on June 29, 2010. As we were unable to extend this standstill agreement, the IDX temporarily suspended trading of our Company’s ordinary shares on June 29, 2010. This temporary trading suspension was subsequently lifted on March 21, 2012 for over-the-counter trading.  Since then, our ordinary shares have been trading on the Indonesian over-the-counter market. In addition, in a letter from IDX dated November 5, 2012, the IDX informed us that it will consider delisting shares of the Company if the bond restructuring by the Issuer is not completed by the end of February 2013. While we have not received any direct communication from the IDX regarding a potential delisting subsequently, recent media coverage has reported that a director of the IDX has publicly made statements to the effect that our Company will be delisted from the exchange if the bond restructuring process by the Issuer is not completed in six months since the start of 2013. See “Risk Factors—Risks Relating to Our Company and Our Business—Trading of our publicly traded shares may be suspended. In addition, our shares may be delisted from the IDX.”

Corporate Structure

Our current corporate structure is as follows:

Our principal subsidiaries include the following:

•	PT Centralpertiwi Bahari (“CPB”) is a vertically integrated shrimp farm, comprising shrimp hatcheries, feedmills, shrimp farms and processing facilities;

•	PT Central Panganpertiwi (“CP Pertiwi”) focuses on the business of producing fish feed;

•	PT Marindolab Pratama focuses on the sale of probiotics;

•	Blue Ocean Resources Pte. Ltd. is an export trading company; and

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•
PT Centralwindu Sejati (“CWS”) conducts no operating activities and is a Guarantor.  In 2009, we ceased the operating activities of PT Andalas Windumurni, PT Citra Windupertala, PT Suryawindu Pertiwi and PT Windusejati Pertiwi (the operating subsidiaries of PT Centralwindu Sejati). On March 9, 2010, PT Centralwindu Sejati and PT SHS International signed a sale and purchase agreement whereby PT Centralwindu Sejati sold its assets to PT SHS International (a related party) at a price of Rp103 billion.

On May 15, 2007, we entered into a consortium agreement relating to the planned acquisition of the Dipasena Group’s operations. On May 28, 2007, we entered into a Master Sale and Purchase Agreement with Blue Lion Group Pte. Ltd. and asset purchase agreements with each of the Dipasena Group companies to purchase the fixed assets and shares of PT Wachyuni Mandira and PT Mesuji Pratama Lines (the “Dipasena Asset Purchase”). Our management subsequently decided not to purchase the shares of PT Wachyuni Mandira and PT Mesuji Pratama Lines, as it would result in having to consolidate the retained losses in those companies. The Dipasena Asset Purchase consisted of land (including power plant, land rights, plots of land) located in Lampung and South Sumatera provinces, buildings, infrastructure, machinery, equipment, vehicles and vessels owned by the Dipasena Group. The total acquisition value was recorded as Rp1.7 trillion. The acquisition of the Dipasena Group’s assets was completed by the end of 2007.

Following the Dipasena Asset Purchase, we entered into cooperation agreements with PT Aruna Wijaya Sakti (formerly PT Dipasena Citra Darmaja) and PT Wachyuni Mandira (both are Dipasena Group companies) where we would provide technical assistance with respect to the aquaculture business, including production inputs required for shrimp farming, in return for PT Aruna Wijaya Sakti and PT Wachyuni Mandira guaranteeing that all of farmers’ harvests would be sold to us. The plasma farmers entered into an agreement with PT Aruna Wijaya Sakti and PT Wachyuni Mandira to sell the harvest to them and PT Aruna Wijaya Sakti and PT Wachyuni Mandira agreed to sell such harvests to us.

On May 7, 2011, PT Aruna Wijaya Sakti ceased its operations due to ongoing disputes with the plasma farmers, thereby forcing us to close down the feedmill and processing facilities at the location. For more details, please see “Business—Shrimp Farms—Our Shrimp Farms—Cessation of operations at PT Aruna Wijaya Sakti.”

Our Competitive Strengths

Our position as a leading vertically integrated shrimp producer

We are one of the world’s largest vertically integrated aquaculture companies. Our operations include shrimp hatcheries, shrimp feedmills, shrimp farming and shrimp processing. We enjoy the following competitive advantages as a result of this position:

•
Significant control over the entire aquaculture process. The vertical integration of our operations enables us to trace each batch of shrimp through every stage of our aquaculture process including, shrimp fry, shrimp feed, shrimp farming, ponds, shrimp processing and the processed shrimp products. In addition, by having our processing facilities located on the same site as our ponds, we are able to reduce the lead-time between harvesting and processing, thereby ensuring consistency in quality and a higher level of product freshness. As a result of our vertically integrated operations, we are well positioned to capitalize on the increase in demand for shrimp products globally.

•
Economies of scale and operating efficiency. We believe this degree of vertical integration allows us to benefit from economies of scale associated with the purchase of raw materials as well as actual operational and process efficiencies. We are also the largest shrimp producer in terms of having the most shrimp farming, shrimp processing and other ancillary production facilities in a concentrated area.  This leads to cost savings with respect to transport and logistics and allows us to negotiate more favorable prices with our raw material suppliers.

•
Higher profit margin. As a vertically integrated producer we are able to capture the profit margins at every stage of the aquaculture process, as a result we believe that we enjoy higher profit margins. Our profit margin is further boosted by our ability to command premium selling prices due to our reputation for producing high quality shrimp products in an environmentally conscious and sustainable manner and our ability to sell substantially all of the shrimp products we produce in a given year.

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Our strong customer base

We have long-established and close relationships with most of our key customers. Many of our major customers have been our customers since 1980.  In 2011, over 99% of our net sales were derived from repeat customers. We supply our customers with our products throughout the year and engage them on a regular basis about their expected needs, thus allowing us to plan accordingly. Furthermore, our vertically integrated business allows us to customize our shrimp products to satisfy the requirements of individual customers. We believe that our willingness and ability to provide customized products to our customers helps to differentiate us from many of our competitors.

Our ability to comply with stringent international manufacturing, social and environmental standards

Our products and systems have been approved by a wide number of international standards organizations, including ISO 9001:2000, Hazard Analysis and Critical Control Point, BRC Global Standard, Good Manufacturing Practices, BAP/ACC and GlobalG.A.P. For more details on these standards, please see the section titled “Business—Food Safety and Quality Control—Standards” as set forth herein. In addition, substantially all of our raw materials are fully traceable and meet international traceability standards. As we follow standard industry practices, our customers typically visit our facilities several times a year to ensure that our facilities meet their required production and food safety standards, as well as standards for social and environmental compliance. (See “Business —Food Safety and Quality Control”).

It is also our policy not to use antibiotics on our shrimp farms in the farming process. This policy is essential in order to sell our shrimp products to customers in the US, Europe or Japan, as those markets require shrimp to be produced free of antibiotics. All of these measures have allowed us to increase the quantity and quality of the shrimp we harvest. As a result, we have been able to penetrate the US, European and Japanese markets which have high standards for manufacturing, social and environmental compliance and food safety and traceability standards. We are able to achieve higher profit margins from selling our shrimp products to these markets. Furthermore, by operating in an environmentally conscious manner, we believe that we can sustain our operations over the long-term.

Our advantageous location in the Indonesian archipelago

We believe that we benefit from certain competitive advantages by having substantially all of our operations located in Indonesia. The Indonesian archipelago is considered an ideal setting for aquaculture because of its access to water, long coastline and the availability of large tracts of land. Indonesia’s proximity to the equator ensures that our ability to farm shrimp is not subject to significant seasonality, as consistent climate conditions in Indonesia allow shrimp to be harvested uninterrupted, year-round. As a result, we are better able to serve our customers compared to competitors in other geographic locations which are impacted by changes in temperature caused by seasonality, such as Thailand and the PRC (where the months of December and January are typically cooler). In addition, we believe labor costs in Indonesia are lower as compared to other markets, which is an important competitive advantage given the labor-intensive nature of our business.

Our superior aquaculture technology

We believe that we have superior aquaculture technology and know-how compared to many of our competitors and we believe that we are a pioneer in aquaculture technology and know-how. Our management includes a number of aquaculture experts who have worked in our industry for many years, such as Dr. Bambang Widigdo, PhD (Head of CPP Integrated Aquaculture Quality Assurance), Dr. Rajeev Kumar Jha, MFSc, PhD (Head of Farm Shrimp Health), Dr. Edward Scura (Head of CPP’s Aquaculture Technology and R&D Division) and Dr. Yuri Sutanto (Head of Animal Health Laboratory). We apply advanced shrimp farming technology and know-how to every stage of our vertically integrated operation, which improves the quality of our products and our operating efficiency. Our stringent biosecurity measures include our disease-free and disease-resistant shrimp fry stocking policy, closed-water management system and our water disinfection system.

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We have strict standard operating procedures that we utilize during the harvesting cycle, including in relation to preparing and cleaning our ponds. For example, immediately following the initial detection of IMNV in March 2009, our Group implemented a number of procedures to mitigate its impact on the ponds of PT Centralpertiwi Bahari and to contain its spread. (See “Business —Food Safety and Quality Control—Biosecurity Measures”). We have been able to contain the spread of IMNV and our shrimp production at the ponds of PT Centralpertiwi Bahari continues to recover. We believe the experience and the know-how developed as a result of the IMNV infections at the ponds of PT Centralpertiwi Bahari allow us to more effectively respond to and/or contain future IMNV infections.

Our Strategies

We intend to implement the following strategies to drive our future growth and profitability:

Put in place a sustainable stocking strategy in order to increase our shrimp harvests and continue to optimize our product mix in order to increase overall revenue

We had reduced stocking densities at the ponds of PT Centralpertiwi Bahari in response to the IMNV infections.  Since then, we have sought to find an optimal balance between increasing our stocking densities and while maintaining high survival rates at the ponds of PT Centralpertiwi Bahari, in order to improve our shrimp harvests but also to maximize efficiency. As global demand for shrimp products continues to grow, we believe that increased harvests will enable us to increase our sales of shrimp products. At the same time, we believe our approach in balancing stocking density with survival rates embodies a long-term and sustainable stocking strategy which will result in more stable and greater pond yields.

We intend to maintain our focus on aquaculture technology and achieve balanced growth in all areas of our core competencies. In conjunction with our shrimp product export business, we plan to expand our fish feed, shrimp feed and shrimp fry businesses by increasing sales to third parties in Indonesia.

Diversify our customer base

Certain developing economies, for example those of China and Indonesia, are growing at higher rates than those of our export destinations, including the US, Europe and Japan.  Demand in rapidly growing economies, such as those of China and Indonesia, for shrimp products will increase as the tastes and diets of such populations shift beyond everyday food staples, vegetables and meats.  We expect to grow our sales in these areas gradually.  For example, we are working on expanding shrimp product sales to wholesalers in China, particularly those in Shanghai, as Shanghai has a large urban population with a relatively high per capita income.  Such demographic indicators are key in helping us to identify regions where we want to expand our sales efforts.

Continue to improve on aquaculture infrastructure and technology in order to further enhance productivity and product quality

Notwithstanding our efforts to raise the production capacities of the ponds at PT Centralpertiwi Bahari, we intend to continue to focus on improving our shrimp aquaculture technology. Our research and development activities are focused on improving feed formulation, increasing the survival rate of our shrimp fry and lowering feed conversion ratios (“FCRs”). We strive to transfer this know-how to our farmers through continuing education and training.  In addition, we continue to invest in our aquaculture infrastructure in order to further enhance productivity and product quality. In terms of logistical infrastructure, we plan to build additional jetties and roads to increase throughput and handling capacity. We also plan to build breakwaters to improve water quality, to increase survival rates and to safeguard against disease.

Increase the range of shrimp food products

Previously, our shrimp food products included sushi ebi and nobashi ebi.  We are expanding the range of shrimp food products to include wontons, shrimp balls, shrimp nuggets and shrimp rolls. As approximately 1% of the shrimp products we sell (in terms of volume quantity) is within this category, we believe there is potential to expand our sales in this category. We also believe that there is a trend toward ready-to-eat food products, especially among populations in developing economies such as those of China and Indonesia, which will favor sales growth in this category. Finally, we believe we have an early-mover advantage which will allow us to capture much of the growth and potential for sales in this category.

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Expand our fish feed sales

Continuing positive trends in fish consumption has resulted in increasing investment in fish culture and farming. This has increased demand for our fish feed. We plan to take advantage this opportunity by taking the following strategies:

•	provide free technical support (know-how) to fish farmers,

•	expand floating fish feed capacity to capture increasing demand for this product,

•	continue to improve of fish feed quality through research and development and

•	bundle high quality fish fry with our fish feed.

Our Principal Products and Key Operating Data

Our principal aquaculture products are comprised of shrimp products, fish feed, shrimp feed and shrimp fry.

The following table sets forth our net sales by product type for the periods indicated:

	For the year ended December 31,							For the nine months ended September 30,
	2009		2010		2011			2011		2012
	(Rp millions)%		(Rp millions)%		(Rp millions)	(US$ thousands)%		(Rp millions)%		(Rp millions)	(US$ thousands)%
Shrimp products	2,922,427	43	2,289,074	37	2,842,675	313,484	38	2,000,368	36	1,638,849	170,927	32
Fish feed	1,757,375	26	1,807,456	29	2,132,161	235,130	28	1,587,576	29	1,882,044	196,292	36
Shrimp feed	1,266,114	19	1,312,082	21	1,600,178	176,464	21	1,146,420	21	1,107,377	115,496	21
Shrimp fry	280,668	4	246,306	4	270,829	29,866	4	198,021	4	185,184	19,314	4
Others(1)	606,170	9	588,958	9	683,596	75,386	9	587,664	11	378,468	39,473	7
Total	6,832,754	100	6,243,876	100	7,529,439	830,330	100	5,520,049	100	5,191,922	541,502	100

The following table sets forth the total annual capacity for our facilities for the periods indicated:

	2009	2010	2011
Shrimp feedmills (Mt)(1)	324,700	337,200	235,200
Shrimp hatcheries (million fry)(2)	20,640	20,640	20,640
Shrimp farms (Mt)(3)	57,843	51,401	53,522
Processing plants (Mt)(4)	107,760	85,920	45,600
Fish feedmills (Mt)(5)	402,900	422,497	422,497
___________________
Notes:
(1)
The average capacity of a shrimp feedmill is based on the rated production capacity of the pelletizing machines in each shrimp feedmill. The calculation of average capacity per annum is the average Mt of shrimp feed produced per hour multiplied by 20 hours per day and 300 days per annum.

(2)
The average capacity for a shrimp hatchery is calculated by multiplying the total number of female broodstock that can be held at the shrimp hatchery by the number of times which they are able to spawn per month (usually three times). This figure is then multiplied by the average number of nauplii spawned per spawn (usually 140,000). The resulting number is multiplied by the survival rate from nauplii to fry (usually 40%).

(3)	This statistic reflects the aggregate weight of the shrimp harvested during these periods, including shrimp harvested by the plasma farmers.
(4)
The average input capacity is calculated based on the amount of harvested shrimp input per day multiplied by 336 days per annum. Processed shrimp output capacity is approximately 58% of the amount of harvested shrimp input, depending on the shrimp product type produced (i.e. if the head, shell and/or tail is removed).

(5)
The average capacity of a fish feedmill is based on the rated production capacity of the pelletizing machines in each fish feedmill. The calculation of average capacity per annum is the average weight in Mt of fish feed produced per hour multiplied by 22 hours per day and 300 days per annum.

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The following table sets forth the total volume for each of our products for the periods indicated:

	Volume sales
	For the year ended December 31,			For the nine months ended September 30,
	2009	2010	2011	2011	2012
Shrimp products (Mt)	41,896	31,787	35,960	24,691	20,817
Fish feed (Mt)	311,375	321,386	362,706	270,514	308,877
Shrimp feed (Mt)	141,010	145,230	159,298	114,954	107,964
Shrimp fry (Million fry)	9,600	8,317	8,571	6,319	6,004

The following table sets forth the average sales prices for each of our products for the periods indicated:

	Average sales prices
	For the year ended December 31,			For the nine months ended September 30,
	2009	2010	2011	2011	2012
Shrimp products (US$ per kg)(1)	7.42	8.01	8.72	9.18	8.21
Fish feed (Rp per kg)	5,644	5,624	5,878	5,869	6,093
Shrimp feed (Rp per kg)	8,979	9,035	10,057	9,973	10,257
Shrimp fry (Rp/fry)	29	30	32	31	31
___________________
Note:
(1)	Based on actual US dollar denominated sales prices for exported shrimp products.

Shrimp Aquaculture Process

Each major phase of our shrimp aquaculture process is set out in the chart and described below:

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Shrimp Feed Production

High quality shrimp feed is critical to successful shrimp production. All of our shrimp farming operations are required to use the shrimp feed that we produce. Our shrimp feed has been formulated to:

•
minimize the FCR. The FCR is the ratio of dry weight of shrimp feed to the weight gain of the shrimp. It measures the efficiency of shrimp converting shrimp feed to weight gain. We continue to do research on various compositions in nutrients and raw materials in feed mix to lower FCR and improve profit margins and

•	maintain consistency of shrimp quality (such as size, color, firmness of flesh and texture).

In 2011, we sold 94,490 Mt of shrimp feed to our plasma farmers and sold 64,808 Mt of shrimp feed to third parties. For the nine months ended September 30, 2012, we sold 54,244 Mt of shrimp feed to our plasma farmers and sold 53,721 Mt of shrimp feed to third parties. Shrimp feed is primarily composed of fish meal, soybean meal, wheat flour and other grains and oils. After grinding and mixing, shrimp feed is pelletized (to keep the feed from floating), cooked and weighed.

Our shrimp feedmills

We operate shrimp feedmills in Lampung, Surabaya and Medan.

The following table sets forth the average capacity, production volumes and utilization rates for each of our shrimp feedmills for the periods indicated:

	Capacity(1) (Mt) For the year ended December 31,			Production (Mt) For the year ended December 31,			Utilization(2) (%) For the year ended December 31,
Location	2009	2010	2011	2009	2010	2011	2009	2010	2011
Lampung	221,500	234,000	132,000	98,126	96,340	100,598	44	41	76
Surabaya	73,800	73,800	73,800	39,808	45,580	55,937	54	62	76
Medan	29,400	29,400	29,400	11,987	11,800	11,434	41	40	39
Total	324,700	337,200	235,200	149,921	153,720	167,969	46	45	71

Notes:
(1)
The average capacity of a shrimp feedmill is based on the rated production capacity of the pelletizing machines in each shrimp feedmill. The calculation of average capacity per annum is the average Mt of shrimp feed produced per hour multiplied by 20 hours per day and 300 days per annum.

(2)	The utilization of a shrimp feedmill is calculated by dividing actual production by average capacity.

Most of the shrimp feed produced by our Lampung facility is either sold to our plasma farmers at Lampung or transferred for use at our owned ponds. All of the feed produced by our Surabaya and Medan feedmills are sold externally to third-party farmers throughout Indonesia.

Our shrimp feed brands

We sell our shrimp feed under three different brands, one of which is exclusively for Vannamei shrimp and two are for Monodon shrimp (feed for Monodon shrimp have higher protein content). The Vannamei shrimp feed brand is named Irawan and is specifically formulated for intensive production of Vannamei shrimp. The Monodon shrimp brands are named Marine and Bintang. Bintang is our premium Monodon shrimp brand and has the highest protein content among the three.

Hatchery and Breeding

We have shrimp hatcheries in four locations in Indonesia to produce high quality disease-free Vannamei shrimp fry. Most of our shrimp fry are used for production internally or sold to our plasma farmers (all of whom are required to use our shrimp fry). Some of our shrimp fry production is sold to third-party shrimp farmers in Indonesia. In 2011 and for the nine months ended September 30, 2012, 22% and 54% of our shrimp fry production was sold to such third-party buyers, respectively.

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To produce shrimp fry, we import disease-free shrimp broodstock from third-party suppliers. These broodstock mate and spawn fertilized eggs. After 24 hours, the eggs hatch to produce nauplii. The nauplii undergo metamorphoses and become zoea, and then become mysis. Twelve days after hatching, mysis become shrimp fry, which are small shrimps about three millimeters long having all of the physical characteristics of adult shrimp. The shrimp fry are grown for approximately ten more days before being transferred to stocking ponds. Any excess nauplii and fry stock not consumed by our hatcheries will be sold to third parties in Indonesia.

Our shrimp hatcheries

Our shrimp hatcheries produce shrimp fry for use in our owned ponds, for sale to our plasma farmers and for sale to third parties. The raw materials needed to produce shrimp fry are broodstock, fry feed and shrimp feed. We operate five shrimp hatchery facilities at four locations:  Lampung, Medan (North Sumatera), Rembang (Central Java) and Situbondo (East Java).

Lampung (two facilities):  Operations at Lampung began in 1995. Approximately 78.0% of the shrimp fry are used in or sold to our owned ponds and the remainder is sold to other shrimp farmers in Indonesia.

Medan:  Operations at the Medan site began in 2000.  All shrimp fry produced is sold to third-party shrimp farmers in Indonesia.

Rembang:  Operations at the Rembang site began in 2001. All shrimp fry produced is sold to third-party shrimp farmers in Indonesia.

Situbondo:  The Situbondo site was acquired in late 2005 and began operations in July 2006. Located in Situbondo, the hatchery supplies the East Java shrimp fry market. The shrimp hatchery also supplies nauplii to our shrimp hatcheries in Rembang.

The following table sets forth the average capacity, production volumes and utilization rates for each of our shrimp hatchery facilities for the periods indicated:

	Capacity(1) (million shrimp fry) For the year ended December 31,			Production (million shrimp fry) For the year ended December 31,			Utilization(2) (%) For the year ended December 31,
Location	2009	2010	2011	2009	2010	2011	2009	2010	2011
Lampung	18,300	18,300	18,300	10,807	8,792	8,489	59	48	46
Medan	660	660	660	635	636	493	96	96	75
Rembang	720	720	720	1,220	1,165	1,285	169	162	178
Situbondo	960	960	960	1,070	905	1,127	111	94	117
Total	20,640	20,640	20,640	13,732	11,498	11,394	67	56	55
___________________
Notes:
(1)
The capacity for a shrimp hatchery is calculated by multiplying the total number of female broodstock that can be held at the shrimp hatchery by the number of times which they are able to spawn per month (usually three times). This figure is then multiplied by the average number of nauplii spawned per spawn (usually 140,000). The resulting number is multiplied by the survival rate from nauplii to fry (usually 40%).

(2)	The utilization of a shrimp hatchery is calculated by dividing actual production by average capacity.

Probiotics

Our PT Marindolab Pratama subsidiary produces and sells, both for internal and external customers, probiotics, which are beneficial bacteria and enzymes for growing shrimp. PT Marindolab Pratama is located in Serang and its products are used in our ponds. In 2011 and for the nine months ended September 30, 2012, PT Marindolab Pratama produced over 2.0 million liters and 1.4  million liters of probiotics, respectively.

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Shrimp Farms

The main raw materials needed to produce harvested shrimp are shrimp fry and shrimp feed. Once shrimp fry is delivered from a hatchery to a shrimp farm, the farming process takes 90 to 120 days for the shrimp to reach a marketable size of approximately 16 to 20 grams. Our stocking densities at PT Centralpertiwi Bahari over the last three years range from an average of 101 shrimp fry per square meter in 2009 to an average of 64 shrimp fry per square meter in 2011. Our stocking densities at PT Wachyuni Mandira over the last three years range from an average of 89 shrimp fry per square meter in 2009 to an average of 85 shrimp fry per square meter in 2011.

During the farming process, water quality is constantly monitored for temperature, dissolved oxygen, pH levels, chemical content and total bacteria count. In addition, some of our ponds are lined with highly durable plastic which improves the operating parameters of such ponds.

Our harvesting cycle typically lasts 180 days, including a 90 to 120 day culture period. Harvesting cycles vary depending on the size of shrimp desired, but generally take the following form:

At the end of the culture period, the shrimp are harvested. We have been able to improve the average survival rate of our shrimp at PT Centralpertiwi Bahari over the last three years, from 47% in 2009 to 59% in 2011. After harvesting, the harvested shrimp are ice-killed and then immediately transported to a processing plant. A single pond will typically support approximately two shrimp cycles per year. We harvest approximately about 850 ponds per month so that there is a constant flow of shrimp ready to be processed throughout the year.

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The following table sets forth information relating to our harvested shrimp and our ponds, including average stocking density and survival rate and for the periods indicated with respect to the ponds at (i) PT Centralpertiwi Bahari (CPB) and (ii) PT Wachyuni Mandira (WM):

	For the year ended December 31,
	2009		2010		2011
Number of ponds(1)	6,579		6,579		6,579
Number of cycles	2		2		2
Average stocking density (per square meter) for PT Centralpertiwi Bahari(2)	103		59		64
Average stocking density (per square meter) for PT Wachyuni Mandira(2)	89		88		85
Percentage rate of ponds flushed or harvested early for PT Centralpertiwi Bahari (%)(3)	89%		68%		89%
Percentage rate of ponds flushed or harvested early for PT Wachyuni Mandira (%)(3)	38%		29%		27%
Pond yield for PT Centralpertiwi Bahari (Mt)(4)	3.4		2.7		3.5
Pond yield for PT Wachyuni Mandira (Mt)(4)	5.3		5.3		5.8
Feed Conversion Ratio for PT Centralpertiwi Bahari(5)	2.0		2.1		1.9
Feed Conversion Ratio for PT Wachyuni Mandira(5)	1.8		1.7		1.7
Survival rate for PT Centralpertiwi Bahari (%)(6)	47%		62%		59%
Survival rate for PT Wachyuni Mandira (%)(6)	77%		73%		74%
Mean body weight per harvested shrimp for PT Centralpertiwi Bahari (g)(7)	12	g	14	g	18	g
Mean body weight per harvested shrimp for PT Wachyuni Mandira (g)(7)	16	g	17	g	18	g
___________________
Notes:
(1)	One pond is equivalent to 5,000 square meters.
(2)	The average stocking density is the average number of shrimp fry per square meter of a pond.
(3)
The pond flushed/harvested early rate is calculated by dividing the number of ponds flushed or harvested early in a year by the number of ponds harvested in a year. Lower rates are optimal. Pond flushing generally results in a total loss of shrimp stock, while early harvests allow for some economic recovery.

(4)	The pond yield is the volume of shrimp harvested per cycle, each pond had a pond area of 5,000 square meters.
(5)	The average Feed Conversion Ratio is the ratio of dry weight of shrimp feed to the weight gain of the shrimp.
(6)	The average survival rate is the proportion of shrimp fry that survive to become adult shrimp at the end of a cycle period.
(7)	The mean body weight per harvested shrimp is the total harvested weight of shrimp divided by the product of the total number of shrimp fry stocked and the survival rate.

Our shrimp farms

We operate shrimp farms in the following locations.

PT Centralpertiwi Bahari site (Lampung province):  We have shrimp farming operations in Lampung with 3,704 ponds (each pond is assumed to be 5,000 square meters each) of which 887 are owned by us and 2,817 are owned by our plasma farmers. See “—The Nucleus Partnership Project” below for a description of the Nucleus Partnership Project scheme under which we operate our plasma farms in Lampung.

PT Wachyuni Mandira site (South Sumatera province):  We have shrimp farming operations in South Sumatera with 2,875 ponds (each pond is assumed to be 5,000 square meters each).

PT Aruna Wijaya Sakti site (Lampung province): The PT Aruna Wijaya Sakti site has 5,908 ponds (each pond is assumed to be 5,000 square meters each). See “Business—Our Shrimp Farms—Cessation of operations at PT Aruna Wijaya Sakti” below.

Medan (North Sumatera province):  To focus on the Dipasena Asset Purchase, in 2008 we decided to close the Medan farming operations. Currently the site is managed by third parties who are obligated to buy shrimp fry and shrimp feed from us.

Paiton (East Java province): To focus on the Dipasena Asset Purchase, in 2008 we decided to close Paiton farming operations. Currently the site is managed by third parties who are obligated to buy shrimp fry and shrimp feed from us.

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The following table sets forth the production volumes of harvested shrimp for our shrimp farms for the years ended December 31, 2009, 2010 and 2011.

	Production (Mt) For the year ended December 31,
Location	2009	2010	2011
PT Centralpertiwi Bahari site	25,775	9,872	21,689
PT Wachyuni Mandira site	24,635	27,607	26,428
PT Aruna Wijaya Sakti site	7,434	13,922	5,405
Total	57,844	51,401	53,522

Cessation of operations at PT Aruna Wijaya Sakti

On May 7, 2011 the operations of PT Aruna Wijaya Sakti largely ceased following a series of demonstrations and civil unrest that occurred onsite. Originally, discontent arose as a consequence of the depreciation of the Indonesian Rupiah, which, since the borrowings of the plasma farmers for the purchase of the ponds were denominated in US dollars, resulted in debt repayment becoming more onerous and pond ownership more difficult. PT Aruna Wijaya Sakti was part of the Dipasena Group and its assets and operations were acquired by us as a result of the Dipasena Asset Purchase. The condition of the PT Aruna Wijaya Sakti ponds had deteriorated significantly prior to the completion of the Dipasena Asset Purchase, as a result of mismanagement and a lack of investment previously. Our Group originally intended to revitalize the PT Aruna Wijaya Sakti ponds following completion of the Dipasena Asset Purchase. However, it ultimately proved impossible for our Group to implement our revitalization strategy as a result of (among other things) civil unrest among the local population (including protests by local plasma farmers). After a series of demonstrations and civil unrest, our attempts to preserve our agreement with the plasma farmers were turned down. On May 7, 2011, after repeated negotiations, PT Aruna Wijaya Sakti ceased its operations thereby forcing us to close down our feedmill and processing facilities at that site. This resulted in a significant reduction in our capacities for shrimp production, shrimp processing and shrimp feed production. The operations at the PT Aruna Wijaya Sakti site represented 27% of our total shrimp harvest in 2010.

The Nucleus Partnership Project

In August 1994, we were granted concessions for the development of 22,721 hectares of uninhabited tidal swampland in Lampung. For a discussion of our land rights, see “Business—Shrimp Farms—Our Shrimp Farms—Access to land in Indonesia” below. Initially we developed this land to create cultivation ponds and the required infrastructure for shrimp cultivation. We then built ponds in conjunction with the local government of Lampung (in Indonesia, this type of project is known as the Nucleus Partnership Project), to enable shrimp farmers to eventually own and operate ponds. Under the Nucleus Partnership Project, we transferred ownership of parcels of land comprising a pond and other assets to the farmers.

Local Indonesian banks provided bank loans to the farmers to cover the purchase price of the ponds and working capital. Under the Nucleus Partnership Project, we have conditionally guaranteed the loans and the farmers’ repayments are automatically deducted from the proceeds of the farmers’ shrimp harvest. The Nucleus Partnership Project also provides for a monthly allowance to be made available to the farmers in the form of cash and goods, ongoing training and support from us and the payment of bonuses depending on harvesting results. In turn, the farmers are required to follow our directions in relation to the operation of the ponds, to purchase the required inputs from us and to sell the harvested shrimp to us for processing and export.

Under Indonesian law, if a company operates ponds in excess of 30 hectares in the Java region, it must implement the Nucleus Partnership Project with the farmers, whereby the numbers of ponds the company owns is limited to 40% company-owned ponds and 60% farmer-owned ponds. Outside Java, the limitation depends on what the area was prior to a company commencing pond operations. For an area where ponds have been in operation before a company commences pond operations, if the company operates ponds in excess of 50 hectares, it must implement a Nucleus Partnership Project with farmers where the composition of ponds is limited to 40% company-owned ponds and 60% farmer-owned ponds. If the area was not used for ponds before a company commences pond operations and if the company operates ponds in excess of 100 hectares, it must implement the Nucleus Partnership Project with farmers where the composition of ponds is limited to 60% company-owned ponds and 40% farmer-owned ponds. Since our operations in Lampung are in excess of 100 hectares and the area previously was not used for ponds, we are able to own up to 60% of the ponds in that area.

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Access to land in Indonesia

In Indonesia, the Government holds title to all land under the Basic Agrarian Law of 1960. In order to establish a pond, factory and other facilities, we must obtain land rights from the Government. The land rights granted by the government have a fixed duration that may be extended. We hold our land rights in the form of Hak Guna Bangunan (Right to Build), Hak Guna Usaha (Right to Cultivate) and Hak Pakai (Right to Use).

Hak Guna Bangunan is a land right to build on land that belongs to another party. Hak Guna Bangunan is granted for a maximum period of 30 years which can be extended for a period of up to 20 years. Hak Guna Usaha is a land right to use State-owned land for the purposes of plantation, fishery or farming. Hak Guna Usaha is granted for a period of up to 35 years and can be extended for a period of up to 25 years. Hak Pakai is the right to use and/or collect the products of land directly administered by the State (State-owned land), or of land owned by other persons (based on Hak Milik (ownership right)). Hak Pakai over land can be granted by the government in the form of a decree or by an Indonesian citizen in the form of an agreement. The decree or the agreement gives the user the competence and obligations laid down in that decree or agreement. Hak Pakai on State-owned land is granted for a maximum of 25 years and it can be extended. After the term of the extension expires, this land right can be renewed.   Hak Pakai on Hak Milik land is granted for a maximum of 25 years and cannot be extended, but it can be renewed. In each case, only Indonesian citizens and legal entities established under Indonesian law and having domicile in Indonesia may have such rights and the holder of such land right may mortgage the land as security.

In February 1999, the State Ministry for Agrarian Affairs issued a decree which limits the aggregate size of lands held by a company and its group companies. For ponds, a company and its group companies may only hold a maximum area of 100 hectares for each province in Java, with a total area within Java of not more than 1,000 hectares. For areas outside Java, a company and its group companies may only hold a maximum area of 200 hectares for each province, with a total area outside Java of not more than 2,000 hectares. The decree provides various exceptions to the size limitations. The limitations would not apply to companies in which the Government owns a majority shareholding. The limitations also would not apply to CPP because it is a public company, nor or any of CPP’s subsidiaries with respect to land acquired by them before the decree was promulgated (February 1999).

Community relationships and community development programs

  We have implemented health and education programs and initiatives for our farmers. All farmers and their families live on site in two designated “villages” with primary and secondary schools, health services units, religious buildings, administrative buildings and police stations.

Shrimp Processing

Our shrimp products are broadly grouped into three categories according to the level of processing they undergo and the related increase in value:

•
Conventional Products:  Conventional Products are the most basic product form and include head-on and headless shrimp, which are uncooked. Fresh shrimp products are also included in this category. We sell fresh shrimp to third-party processors when it is not efficient for our processing plants to handle all the harvested shrimp. Conventional Products, in terms of volume quantity, typically account for 23% of the shrimp products we sell.

•
Value-Added Products:  Value-Added Products are shrimp that have undergone additional processing to increase the value and usability of the products. Examples include peeled shrimp, deveined shrimp and cooked shrimp. In terms of volume quantity, value-added products typically account for about 76% of the shrimp products we sell.

•
Food Products:  Food Products include sushi ebi and nobashi ebi, wontons, shrimp balls, shrimp nuggets and shrimp rolls. In terms of volume quantity, about 1% of the shrimp products we sell is within this category.

Throughout processing, each batch of shrimp is accompanied by a tracking label that indicates time, date, pond source and the processing sequence which allows for full traceability of our products. The steps taken during processing vary according to the product request of our buyers but generally include washing, sizing, deheading, peeling, deveining, cooking, freezing and packaging.

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While some of the more routine processes are accomplished automatically with machines, most shrimp processing is performed by hand due to the fragility and natural variability of shrimp. For example, shrimp are deveined one at a time using pins, while tempura and sushi shrimp are manually stretched with a special stretching tool. We package most shrimp products in our customers’ own packaging brands.

Our processing plant facilities

We have two processing plant facilities in Lampung, which produce processed shrimp products and have cold storage facilities to store shrimp products before transportation, at the PT Centralpertiwi Bahari site and PT Aruna Wijaya Sakti site in Lampung.  They source all of their harvested shrimp from shrimp farms owned by us and our plasma farmers in the surrounding area.

On May 7, 2011, PT Aruna Wijaya Sakti ceased its operations due to ongoing disputes with the plasma farmers thereby forcing us to close down the processing facilities at the location.

The PT Centralwindu Sejati processing plants were sold in 2010.

The table below shows the average capacity and production volumes for our processing plant facilities for the periods indicated. Please note that inventory sales from respective processing plant may continue after the plant is no longer in operation.

	Capacity(1) (Mt) For the year ended December 31,			Production(2) (Mt) For the year ended December 31,			Utilization (%) For the year ended December 31,
Location	2009	2010	2011	2009	2010	2011	2009	2010	2011
PT Centralpertiwi Bahari at Lampung	45,600	45,600	45,600	19,960	13,594	25,637	44	30	56
PT Aruna Wijaya Sakti at Lampung(3)	40,320	40,320	-	14,252	15,533	4,259	35	38	-
PT Centralwindu Sejati at Medan & Surabaya(4)	21,840	-	-	5,289	1,352	-	24	-	-
Total	107,760	85,920	45,600	39,501	30,479	29,896	36	35	65
___________________
Notes:
(1)
“Capacity” is the average input capacity, calculated as the amount of harvested shrimp input per day multiplied by 336 days per annum. Processed shrimp output is approximately 58% of the amount of harvested shrimp input after subtracting the weight of discarded parts, such as the head, shell and/or tail.

(2)	Production reflects the volume of processed shrimp output. The actual percentage of output versus input for a particular product depends on the level of processing.
(3)	On May 7, 2011, PT Aruna Wijaya Sakti ceased its operations due to ongoing disputes with the plasma farmers thereby forcing us to close down the processing facilities in the location.
(4)	The PT Centralwindu Sejati processing plants were sold in 2010.

Production volumes of shrimp products depend on the products requested by our customer. The actual percentage of output versus input for a particular product depends on the level of processing. For example, removal of the head and tail and peeling reduces product weight by approximately 35%, 8% and 3%, respectively.

Shrimp product exports

We export substantially all of our shrimp products. For the year ended December 31, 2011, we exported 59% of our shrimp products to the US, 22% to Europe and 12% to Japan, the rest to other countries, with small percentage sold locally in Indonesia. The following table gives a geographic breakdown of our net sales for shrimp products for the periods indicated by percentages.

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Shrimp product sales	For the year ended December 31,			For the nine months ended September 30, 2012
	2009	2010	2011
	%
United States	52	47	59	54
Europe	24	35	22	18
Japan	17	15	12	16
Others	7	3	7	12
Total	100	100	100	100

Our shrimp product brands

Most of our shrimp products are packaged with the brands of our customers. We have two shrimp brands named Bird River and Krakatoa.

Fish Feed

We produce both floating fish feed and sinking fish feed for commercial fish (such as catfish, milkfish, common carp and tilapia) as well as ornamental fish (such as goldfish and koi carp). The raw materials needed to produce fish feed are fish meal, wheat flour, soybean meal and other grains and oils. All of our fish feed production is sold to third-party fish farms in Indonesia.

We operate three fish feedmills at (i) Cikampek (West Java), (ii) Sepanjang, Sidoarjo (East Java) and (iii) Medan (North Sumatera).

•	Cikampek: This facility produces sinking and floating fish feed and is located in Cikampek, West Java province.

•	Sepanjang, Sidoarjo: This facility produces sinking and floating fish feed, and is located in East Java province.

•	Medan: This facility produces sinking fish feed and floating fish feed, and is located in North Sumatera province.

The table below shows the average capacity, and production volumes and utilization for each of our fish feedmill facilities for the periods indicated.

	Capacity(1) (Mt) For the year ended December 31,			Production (Mt) For the year ended December 31,			Utilization(2) (%) For the year ended December 31,
Location	2009	2010	2011	2009	2010	2011	2009	2010	2011
Cikampek	181,560	178,800	178,800	135,272	147,121	157,658	74	82	88
Sepanjang, Sidoarjo	115,740	115,472	115,472	97,453	96,445	114,829	84	83	99
Medan	105,600	128,225	128,225	77,743	77,624	89,301	73	60	69
Total	402,900	422,497	422,497	310,468	321,190	361,788	77	76	85
___________________
Notes:
(1)
The average capacity of a fish feedmill is based on the rated production capacity of the pelletizing machines in each fish feedmill. The calculation of average capacity per annum is the average weight in Mt of fish feed produced per hour multiplied by 22 hours per day and 300 days per annum.

(2)	Utilization is calculated by dividing production by average capacity.

Our fish feed brands

Hiprovite, which is made for catfish, is our most popular brand of floating fish feed. Common Carp Floating Feed 779 has the highest protein content and is our most expensive brand of floating fish feed. Our Turbo brand, formulated exclusively for tilapia and common carp is our most popular brand of sinking fish feed. Bintang is our premium brand of sinking fish feed.

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Sales, Marketing and Distribution

Shrimp products

Our sales and marketing teams establish and maintain relationships with our customers through our export trading subsidiary, Blue Ocean, the Issuer. See “Description of the Amended and Restated Notes, the Note Guarantees and the Transaction Documents.” Further, we routinely host customer visits (where, following industry practices, our customers audit our facilities) and attend to sales inquiries.

We believe that in addition to price, our customers generally consider the following key factors when selecting a supplier for shrimp products:

•	quality of the shrimp product, particularly in terms of freshness and the supplier’s processing capabilities,

•	ability to maintain continuity of supply,

•	traceability of the shrimp through the production process, from processing facility to pond and ultimately to the brood stock and raw materials such as shrimp feed,

•	compliance with relevant food safety standards, (See “Business—Food Safety and Quality Control—Standards”),

•	the supplier’s commitment to sustainable aquaculture practices,

•	the terms of our shrimp product export contracts typically include the following provisions,

•	sales dominated in US dollars (including sales to Europe and Japan), based on cost and freight,

•	delivery on FOB terms and

•	partial up-front deposit of purchase price or letter of credit.

Fish feed, shrimp feed, and shrimp fry

We are recognized for the high quality of our fish feed, shrimp feed and shrimp fry products. We leverage our strong market share in the feed businesses to bolster our external sales of shrimp fry. We accomplish this by utilizing a bundling strategy which pairs sales of our shrimp fry with our shrimp feed. As a result, we supply and meet all of the shrimp feed requirements of our shrimp fry customers. Furthermore, as part of our bundling strategy we routinely host customer visits, attend to sales inquiries and offer technical support and general know-how to our customers.

The terms of the contracts for all our shrimp feed and shrimp fry typically include the following provisions:

•	sales are denominated in Rupiah, and

•	payment terms are normally cash before delivery or cash upon delivery. Credit is only provided for distributors with whom we have long-term relationships.

Transportation

Our shrimp products are transported through a variety of third-party shipping companies, as well as our own vessels. The vessels travel between our integrated operations facilities in Lampung and Singapore, where products are transferred to third-party vessels to be shipped on to customers in the US, Europe and Japan. Our shrimp products are held in climate-controlled cold storage facilities pending shipment.

Customers

We have close and long-established relationships with many of our customers. Our top 10 customers accounted for approximately 18% of our total net sales for the nine months ended September 30, 2012. Many of our top customers are shrimp product wholesalers and distributors and large food service operators in the US, EU and Japan. Our top customers include Heiploeg, Orecal, Mazzetta, Eastern Fish and Nichirei Fresh. None of our customers accounted for more than 10% of our net sales in the same period.

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Competition

The market for shrimp products is global and fragmented. Competition in our feed business is entirely domestic. Many of our current and potential competitors include large international companies that have longer operating histories, better name recognition, greater ability to influence industry standards, access to larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than we have. As a result, they may be able to respond more quickly to changing customer demands and industry standards, and also sell and market these products better than we do. The competition we face in each of these products varies accordingly. We believe that our main competitors in each of the following products are:

•
Shrimp products:  We compete principally with companies located in Latin America and South East Asia, including Expalsa Exportadora de Alimentos, S.A. (Ecuador), CP Foods (Thailand) and Union Frozen Products Co. Ltd. (Thailand).

•	Fish feed: We primarily compete with other Indonesian shrimp companies, including Japfa Comfeed, Cheil Jedang, Cargill Indonesia, Malindo Feedmill and PT Sinta Prima Feedmill.

•	Shrimp feed: We primarily compete with other Indonesian shrimp or fish companies, including Cheil Jedang, Japfa Comfeed, Cargill Indonesia, Gold Coin Indonesia and Matahari Sakti

•	Shrimp fry: We primarily compete with other Indonesian shrimp companies, including Japfa Comfeed and Ayen Hatchery.

Trade Barriers Concerning Exports of Indonesian Shrimp

For the nine months ended September 30, 2012, approximately 30% of our net sales is derived from the export of shrimp products, primarily to the US, Europe and Japan. As a result, our shrimp products may be affected by the imposition of trade barriers, embargoes, import bans, quotas, anti-dumping duties, tariffs or other barriers which are imposed against us, Indonesia generally, or even other countries or other shrimp product exporters. For a discussion of the current outlook regarding trade barriers, see “The Shrimp Industry.”

Raw Materials and Suppliers

Our purchases of raw materials consist mainly of harvested shrimp, soybean meal, fish meal and wheat flour for our feeds businesses. Harvested shrimp, which comprises our largest raw material component on a consolidated basis, is largely sourced directly from our farms (our Company’s ponds and plasma ponds) in Lampung.

Food Safety and Quality Control

Harvested shrimp

We ensure that we process and deliver high quality products to our customers by adhering to major international food safety standards and implementing stringent procedures with regards to food handling, food safety, hygiene and food preparation.

Our food safety and quality control measures include:

•	maintaining product freshness by reducing the time between harvesting and processing through placement of on-site processing facilities;

•	minimizing harmful microbial contamination through regular checks on microbial population levels;

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•	minimizing contamination from heavy metals, pesticides and other chemical pollutants through systematic testing procedures;

•	increasing shrimp survival rates without resorting to antibiotics; and

•	increasing shrimp survival rates by implementing biosecurity measures at all stages of the production process from the hatcheries to the shrimp ponds.

We have a comprehensive traceability system, including an electronic database, for each batch of shrimp from breeding, culturing and processing.

Shrimp processing facilities

We observe strict hygienic and sanitation practices and do not use any food additives or color additives at any stage of processing other than salt (for taste), sodium phosphate (for texture) and sodium metabisulphite (for crunchiness), which are all standard industry additives approved by international food safety guidelines. We also maintain strict environmental controls. During processing, the shrimp is maintained at a temperature of 10 degrees Celsius or lower. The finished shrimp products are then maintained at temperatures below minus 20 degrees Celsius.

The water supply for our processing plant facilities is first treated, filtrated and sanitized with chlorine. The water and ice are checked regularly by each plant’s laboratory and various quality control measures are undertaken. At the end of every shift, all equipment is cleaned and sanitized, and undergoes certain quality control checks. The personal hygiene of employees is also monitored and checked regularly. Pest control is also carefully monitored to ensure cleanliness, and electronic fly killers and plastic curtains are used to ensure pests do not become a hygiene threat. The risk of cross contamination is minimized by preventing contact by the same employees with both cooked and raw products, which are also kept separated at all stages of production. Our plants also maintain a well-equipped micro-biological laboratory which consistently tests the quality of raw materials, products in process, finished products, ice, water, including personnel and environmental swab tests. We have measures in place to ensure that all outgoing shipments conform to the required quality standards of the buyer/importing country.

Shrimp feed and fish feed

We have a dedicated quality assurance and quality control team to ensure a high quality production process for our feed products. Throughout the production process, we analyze key parameters to ensure the quality of production during the critical stages associated with the pulverizer, mixer, steamer and pelletizing machines.

To ensure that the raw material for feed and the feed conform to our required high quality specification, we perform systematic checks on the raw materials and the feed to test the following parameters:  water stability, water content, protein, fat, fiber, size and color.

Biosecurity measures

We apply advanced shrimp farming techniques resulting in safer shrimp for consumers. We strictly prohibit the use of antibiotics on our shrimp farms and during the shrimp farming process. We impose the same prohibition on harvested shrimp we purchase from plasma farmers. This is especially important for export to markets such as the US, Europe or Japan as such markets require shrimp to be produced free of antibiotics.

We are able to avoid using antibiotics in the shrimp farming process as a result of our biosecurity measures which include the following:

•
Specific Pathogen Free shrimp fry stocking policy:  At our farms, we require that all of the shrimp fry must come from our hatcheries. This prevents any contamination as a result of introducing disease-bearing shrimp fry into the ponds. Specific Pathogen Free broodstock is used in our hatchery operations. Our shrimp broodstock are purchased from certified US suppliers and are inspected to confirm they are disease free. The shrimp fry are screened for all major viruses including WSSV, TSV and IHHNV. If at anytime the broodstock or shrimp fry test positive for a virus, they are immediately destroyed and the tank facilities sterilized;

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•
the water used in the ponds goes through a strict disinfection procedure before entering the farm system to eradicate wild crustacean and fish which might be disease-carriers and may enter the ponds. Shrimp waste sediment is regularly removed through our waste processing procedure which removes sludge from the ponds. A water intake screen in our ponds filters out potential disease carriers and other organisms or animals which compete for food;

•	infected ponds are disinfected prior to water discharge to prevent disease transmission between ponds;

•
sanitized castnets are used to collect the shrimp for sampling, such as weekly shrimp body weight sampling and shrimp quality sampling, to prevent disease transmission from pond to pond when a disease outbreak occurs;

•
birds and crabs are suspected carriers of diseases. We equip our ponds with non-lethal predator controls such as a bird scaring device to ward off birds approaching the ponds and a crab protecting device is installed to prevent crabs entering the culture ponds;

•	we prohibit avian and mammalian husbandry in our shrimp farms to minimize the possibility of salmonella bacteria entering the ponds; and

•	we have a policy of vehicle wheels and boot washing with anti-microbial and anti-fungal disinfectant to protect the ponds from disease originating from the external environment.

In response to the IMNV virus, we have put in place the following biosecurity measures:

•	intensify viral exclusion through an increase in filtering stations, disinfecting ponds with chlorine and extending the time for pond preparation,

•	improve water quality and reduce stocking density,

•	manage the environment through intensified surveillance and monitoring,

•	prevent disease transmission to other ponds or farms through restrictions in movement, implementing quarantine measures for equipment,

•	implement new farming operating procedures, and

•	conduct research and experiments regarding ways to slow down or stop disease progression.

Standards

We comply with the following food standards:

ISO 9001:2000. ISO 9001:2000 is a system for quality management through continuous improvements in business processes. We have ISO certification from the Indonesian quality assurance certification agency (MALQA (Mutuagung Lestari Quality Assurance)) as well as from an independent, third-party assessment and accredited certification for systems and products world-wide (given by ISO 9001:2000 Certification award agency).

HACCP. Hazard Analysis and Critical Control Point (“HACCP”) was introduced in July 1992 by the National Oceanic and Atmospheric Administration, an agency under the United States Department of Commerce. This procedure focuses on seafood product inspection using HACCP protocol. The procedure, aimed at ensuring quality consistency of end products with safe and healthy distribution and appropriate food labeling, is a preventive system to ensure safety of food products. This international standard requires that all hazards that may occur in the food production chain, including hazards associated with processing and facilities, are identified and assessed. HACCP consists of seven basic components:  hazard analysis, critical control points, critical limits, monitoring procedure, corrective action, record keeping and verification procedure.

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BRC. British Retailers Consortium (“BRC”) Global Standard is a standard made and released by the British Retailers Consortium, including Tesco, Sainsbury’s, Iceland Foods, Waitrose, Safeway and ASDA stores. BRC Global Standard requires implementation of HACCP, ISO 9001:2000 and management of facility environment, products, processes and personnel.

GMP. Good Manufacturing Practices (“GMP”) is a set of regulations set forth by the Food and Drug Administration of the United States (“FDA”) to ensure that various products intended for human consumption and use are safe. GMP provides production and technical guidance for companies by improving seafood processing facilities in seven areas, including selection of raw material, handling and processing, additives, chemicals, packaging, storage and distribution.

GlobalG.A.P., formerly known as EUREPGAP, is a set of standards formulated by various international working groups, to address the concerns of consumers around the world on food safety, animal welfare, environmental protection, and worker welfare.  GlobalG.A.P. provides guidance for continuous improvement, development and understanding of best practices.  The key to compliance with these standards is a “pre-farm gate audit,” which means our supply chain needs to be audited for compliance also.

BAP-ACC, set by Global Aquaculture Alliance (GAA). The main focus of this standard is food safety, community, environment, and traceability.  There are distinct standards for hatcheries, farms, food processing and feedmills.  For those are BAP-ACC certified for food processing, if such operations use raw material that come from BAP-ACC certified farms, hatcheries, and feedmills, such processors can place the BAP-ACC “four star” logo on the packaging of its processed food products.

Power

We have 11 power generators at our Lampung facilities with a total capacity of 59.5 megawatts. These generators provide the electricity we need at all our farming and processing facilities in Lampung, as well as for our plasma farmers.

Research and Development

Our research and development department aims to improve efficiencies and productivity across all of our business segments, including:

•	lowering the Feed Conversion Ratio of shrimp fry (See “Business—Shrimp Feed Production”);

•	improving stocking densities (See “Business—Shrimp Farms”);

•	improving survival rates (See “Business—Shrimp Farms”); and

Our shrimp farms have dedicated ponds for performing trials for research and development purposes and for the nine months ended September 30, 2012, we owned 312 research and development ponds.  All of these initiatives are tested in such a way that they can be replicated across our entire shrimp farming operations once they have been proven successful.

At our shrimp processing plants, we also have a food processing technology team that works on developing innovative products, as well as research into new methods for improving production and reducing costs.

In addition, we have been conducting research to protect our shrimp stocks against disease and biological hazards.  We have taken a scientific approach by developing biologically-active materials to specifically inhibit viral replication after the shrimp is infected.  To date, several candidate biologics have provided some degree of protection against IMNV and WSSV in laboratory studies.  We are also developing potential delivery systems for the administration of these biologics to shrimp stock through shrimp feed.  This research is still in the preliminary stages, and it is too early to tell if these biologics and delivery systems will make a significant difference in controlling and containing viral pathogens such as IMNV and WSSV.

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Environmental and Social Considerations

We consider environmental issues to be an important factor in our operations and we take various measures to ensure that our operations do not negatively impact the environment. In our operations, we use biological techniques that we believe are safer and more effective compared to chemical alternatives. We believe that our vertical integration enables us to better manage and implement environmental and social issues and initiatives.

We comply with all applicable national and local environmental and social requirements of Indonesia’s laws and regulations (including implementing an Analisa Menganai Dampak Lingkungan or Indonesian Environmental Impact Assessment, environmental monitoring plan (UPL) and environmental management plan (UKL)) as well as strict internal social policies and environmental, health and safety guidelines.

Mangrove habitat

Traditional shrimp farmers in Indonesia often have to cut down coastal mangroves to transform the land into shrimp ponds. In areas of the world where mangroves have been removed for development purposes, this often creates problems of trace metal contamination of seawater and biota. Mangroves also provide significant value in the coastal zone as a buffer against erosion, storm surge and tsunami.

When we first developed our shrimp ponds, we had made an agreement with the Government to recover mangrove habitat along the coast, where it had been previously destroyed by traditional shrimp farmers. We have developed a strategic mangrove conservation program to manage both environmental and social issues for mangrove habitat rehabilitation, and promote sustainable shrimp farming.

Water sources and water environments

The fresh water sources for our shrimp hatcheries, feedmills and shrimp farms are from a combination of surface water, deep wells, and/or rain water. Fresh water for the processing plant and for the daily usage of the shrimp farmers and our employees are from deep wells, where water is pre-treated in our water treatment plant. The seawater needed for our shrimp hatcheries and shrimp farms is pre-treated before being pumped into shrimp hatcheries and ponds. The wastewater is treated before it is discharged into the sea.

Employees

As of September 30, 2011 we had a total of 6,126 employees. The breakdown is shown below:

Company	Finance Accounting	Human Capital	Marketing	Production	Other	Total
Integrated shrimp farming	125	55	47	2,010	2,439	4,676
Shrimp and fish feed	183	133	253	417	402	1,388
Probiotics	9	4	41	8	-	62
Total employees	317	192	341	2,435	2,841	6,126

We have a policy of paying above average remuneration to our high performing employees compared to others in the industry. We have introduced a bonus and incentive scheme both for our workers and our sales personnel, with bonuses paid based on our profitability and individual performance.

We are registered with, and make contributions to the Indonesian Workers Social Security Scheme (Jaminan Sosial Tenaga Kerja), the national workers social security scheme. As of September 30, 2012, approximately 54%  of our full-time employees (which do not include plasma farmers) were registered with SPSI (Serikat Pekerja Seluruh Indonesia—All Indonesia Workers Union), one of Indonesia’s largest labor unions. However, only certain of our subsidiaries has a collective labor agreement with SPSI. For the Company and its other subsidiaries, the Company has regulations as to the terms of their employment. There is no difference in terms of salary packages or any other benefits between union members and non-members.

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Training

We train all employees in our feed operations in production operations, including machine utilization, operations flow, quality management and work safety. At our shrimp farms, we train our farmers and our plasma farmers in the intricacies of shrimp farming, including bio-security compliance, pond preparation, stock, culturing, and harvesting. Within our shrimp hatchery our employees are trained in broodstock breeding, spawning, feeding and packing. We train our employees working in our processing plants in productivity, sanitation, food safety and biosecurity measures and they are also trained in evaluating shrimp quality. Managerial and leadership training is provided for employees carrying supervisory and management responsibility.

Intellectual Property

We have registered our trademarks and logos which we use for our products with the Department of Law and Human Rights of the Republic of Indonesia.

Licenses

We have obtained the necessary business licenses for our day-to-day operations. None of the licenses or approvals required for our operations have been revoked by the relevant government ministries or authorities for the past three years prior to the date of this Information Memorandum.

Insurance

We maintain insurance for our equipment, machinery, motor vehicles and fixed assets. This insurance provides for the replacement cost of the inventory and assets and covers business interruption and losses from flooding, fires, theft, earthquake and volcanic eruption. In addition, we maintain third-party liability insurance.

Properties

Most of our shrimp farms are owned by our plasma farmers pursuant to the Nucleus Partnership Project. See “Business—Shrimp Farms—Our shrimp farms—The Nucleus Partnership Project.” We own the land where our feedmills, hatcheries and processing plants are located. We have entered into a lease agreement and relocated our head office within Jakarta, which expires in 2015.

Litigation

We are not currently involved in any legal proceedings which we believe could, if determined against us, have a material and adverse impact on us.

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THE SHRIMP INDUSTRY

Unless otherwise stated, any statistical data or forecasts are derived from Global Shrimp Outlook and Urner Barry Publications Inc., both shrimp industry analysts, the US National Marine Fishery Service and the Food and Agricultural Organization (FAO) of the United Nations. Neither the consultant nor CPP makes any representation as to the accuracy of this information. This information has not been independently verified by the Consultant, CPP or any of our or their respective advisors and should not be unduly relied on.

The information obtained from the Global Shrimp Outlook meetings organized by the Global Aquaculture Alliance is derived from multiple secondary sources of information. The Global Aquaculture Alliance has not independently verified the accuracy or completeness of this information, and therefore does not certify or warrant that it is reliable or can be used for business or any other purpose.

Shrimp Industry Overview

Total marine shrimp/prawn production has been growing significantly worldwide as a result of the development of marine shrimp aquaculture, as production has more than tripled from 1.1 million Mt (worth $7.2 billion) in 2000 to 3.8 million Mt (worth $16.7 billion) in 2010 at a CAGR of 12.8%, whilst global shrimp capture has plateaued at about 3.0 million Mt/year between 2003 and 2010 (FAO, FISHSTAT J).

World marine shrimp aquaculture production is dominated by operations located in seven countries, namely: China, Thailand, Vietnam, Indonesia, Ecuador, Mexico and India. The key component of this dominance is geographical, with each country having suitable climates, long coastlines and extensive areas suitable for shrimp farm development. The especially rapid expansion seen over the past decade is also due to the adoption of the culture of the whiteleg shrimp (Penaeus vannamei) in Asia, such that this species now accounts for about 72% of the world culture of marine shrimp.

World seafood consumption has been rising steadily and now sits at 17.1 kg per capita, comprising 143 million Mt worth $ 102 billion in 2008 (FAO). Shrimp has become an important aquaculture product in recent years, and is now the most valuable globally traded seafood product. Shrimp now accounts for 16% of world seafood trade at an annual value of about $10 billion (FAO, 2009). For marine shrimp, world capture fisheries produced 2.985 million Mt in 2010, and has been stable at about 3 million Mt since 2003. World shrimp aquaculture added 3.786 million Mt in 2010 (FAO Fishstat J). Thus, the share of supply from aquaculture has risen from just 5% in 1980, to 28% in 1990, 32% in 2000, and on to exceed 50% in 2006 and in 2010 stood at 56% (FAO fishstat J).

Aquaculture continues to be the worlds’ fastest growing animal food producing sector, outpacing population growth and increasing seafood consumption, with per capita production from aquaculture increasing from 0.7 kg in 1970 to 7.8 kg in 2008, at a CAGR of 6.6%.

Modern shrimp aquaculture only began in the mid 1980’s and the industry is still in its early stages of development. Prior to shrimp aquaculture development, wild caught shrimp was the only source of shrimp. Shrimp was largely considered a luxury product in international markets, and its demand largely depended on the respective market’s economic climate. As a result of the development of shrimp aquaculture, it has become possible to produce large quantities of consistently high quality shrimp. Aquaculture shrimp can also generally be produced more economically than wild caught shrimp, due to improvements in technology and culturing techniques and the increasing cost of diesel fuel for the shrimp trawlers.

Shrimp aquaculture has made it possible to produce large quantities of shrimp economically and with consistent quality. Other customer preferences such as freshness, traceability, reliability of supply, certification, social and environmental responsibility, are driving the growth of the shrimp aquaculture industry. The shrimp aquaculture industry is expected to continue to expand to meet the expected increasing demand for shrimp due to its consistent quality, stable supply and lower costs compared to sea catch shrimp. Sea catch production has unpredictable supply, inconsistent product freshness, food health concerns (mercury levels), environmental concerns (damage to ecosystem), inconsistent product quality (size, species) and a stagnant and even declining availability.

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Development of shrimp aquaculture has been the main reason for the increase in shrimp trade. Total shrimp production has grown significantly worldwide since 2000. In 2000, total production of aquaculture marine shrimp was 1.1 million Mt, while in 2010 this production increased to almost 3.8 million Mt. Increased production and improved efficiencies in production have caused average shrimp prices to decrease, and, together with increasing demand, world shrimp consumption has increased.

Shrimp Production

Global shrimp aquaculture production has increased steady for many years, but has accelerated particularly rapidly over the past decade. The following figure shows the world capture and culture production of marine shrimp/prawns between1980-2010, with estimates until 2016.

Source: FAO Fishstat J and industry estimates from 2011-2016

The following figure shows the percentage contribution from captured and cultured marine shrimp/prawns between1980-2010, with estimates until 2016.

Source: FAO Fishstat J and industry estimates from 2011-2016

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In terms of capture production, world capture of marine shrimp is dominated by China, followed by India, Indonesia, Canada, Vietnam and Greenland. Although world shrimp capture production has doubled over the past 30 years, production has stagnated since 2003, and is currently in slight decline. Over the past 8 years, it has been around 3 million Mt (FAO fishstat J). Due to the current state of world fisheries, it appears that global capture fisheries are at (or beyond) their maximum sustainable yield, so will be unable to expand, and are in fact more likely to decline further. FAO in 1994 estimated that 60% of the world’s fisheries were being fished at or beyond their maximum sustainable yield, and subsequently numerous scientific studies have put this figure at >85%. This is true for both seafood in general and shrimp in particular. A recent paper published in the respected journal Science also predicted a global collapse of the world’s major fisheries by the middle of this century. Thus aquacultured shrimp and other seafood are predicted to gain even more importance in the future.

Currently, the world population is about 7 billion people and at a global supply of 6.8 million Mt, the world shrimp consumption is about 0.97 kg per capita. This has increased from 0.58 kg per capita in 2000 at a rate of 5.2% /year. With current rates of population growth, by 2025 there is expected to be 7.8 billion people and if they continue to eat shrimp at the same per capita consumption as today, there will be a requirement for about 7.5 million Mt of shrimp. If capture fisheries remain stable, then aquaculture will need to produce about 4.5 million Mt (almost 760,000 Mt more than today at a growth rate of 1.2%/year). In all likelihood, this figure is an underestimate as shrimp consumption is increasing, especially in the most populous regions of the world, particularly in Asia.

The following table shows the leading shrimp capture producers in 2010:

Rank	Country	Volume (Mt)%
1	China	1,045,164	35.01
2	India	331,328	11.10
3	Indonesia	224,213	7.51
4	Canada	164,731	5.52
5	Vietnam	146,700	4.17
6	Greenland	124,497	4.17
7	USA	117,010	3.92
8	Malaysia	115,979	3.88
9	Argentina	72,189	2.42
10	Mexico	61,767	2.07
11	Thailand	54,180	1.81
12	Philippines	48,165	1.61
	Others	479,431	16.06
	Total	2,985,354	100.0
Source: FAO Fishstat J

For shrimp aquaculture, the major producing countries are in Asia (with 80% of global production) – predominantly China, Thailand, Vietnam and Indonesia, whilst most of the remainder (19%) comes from Latin America, especially Ecuador, Mexico and Brazil.

Growth rates of global shrimp aquaculture have been especially rapid from 2000-2006 (at a CAGR of 18.3%), and have slowed recently (to 5.1% from 2006-2010) due to serious disease outbreaks and declining global economy, although for the 11 years between 2000 and 2010, the mean world CAGR remained at a respectable 12.8%. This is faster than any other form of agricultural production, and shrimp is now the most important internationally traded fisheries commodity in terms of value (FAO).

The following table shows marine shrimp/prawn aquaculture production volumes for the seven major countries that produce shrimp between 2000-2010:

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												CAGR(%)	CAGR(%)	CAGR(%)
	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	(’00-’06)	(’06-’10)	(’00-’10)
China	192,339	267,190	336,672	687,628	814,259	891,873	1,080,479	1,265,636	1,268,074	1,333,778	1,448,019	33.3	7.6	22.4
Thailand	309,862	280,007	264,924	330,726	360,289	401,250	494,401	523,227	506,602	575,098	566,796	8.1	3.5	6.2
Vietnam	89,989	149,979	180,662	231,717	275,569	327,200	349,000	376,700	381,300	410,697	478,700	25.3	8.2	18.2
Indonesia	137,479	148,558	159,182	190,454	238,341	279,375	339,703	330,074	408,269	337,015	379,325	16.3	2.8	10.7
Ecuador	50,110	45,269	63,600	77,400	89,600	118,500	149,200	150,000	150,000	179,100	223,313	19.9	10.6	16.1
Mexico	33,480	48,014	45,853	45,857	62,361	90,008	112,495	111,787	130,201	125,778	104,612	22.4	(1.8)	12.1
India	96,715	102,930	114,970	133,240	133,020	143,170	144,347	107,665	86,600	103,810	112,100	6.9	(6.5)	1.5
Total	1,134,670	1,308,270	1,464,796	2,048,056	2,361,582	2,664,936	3,108,942	3,292,478	3,397,469	3,531,027	3,786,185	18.3	5.1	12.8
Source: FAO Fishstat J

The following figure shows the production of cultured marine shrimp/prawns by major country between 2000-2010:

Source: FAO Fishstat J

Since 2010, although there are no reliable published figures, recent major outbreaks of disease, especially in China, Vietnam and Malaysia with the as yet unidentified early mortality syndrome (EMS), and white spot syndrome virus (WSSV) in Mexico and Saudi Arabia and seasonally in most major producing countries, have led to a stagnation or even reduction in shrimp aquaculture production over the past 2 years. This has led to a reduction in shrimp supplies, increasing prices and a deficit of shrimp in the international markets. The following is a projection for the possible shrimp aquaculture production figures for the major shrimp culture countries from 2011-2016:

Country	2011	2012	2013	2014	2015	2016
China	1,100,000	1,000,000	1,000,000	1,100,000	1,200,000	1,300,000
Thailand	650,000	660,000	680,000	700,000	720,000	740,000
Vietnam	400,000	380,000	380,000	400,000	420,000	440,000
Indonesia	400,000	425,000	450,000	475,000	500,000	525,000
Ecuador	250,000	275,000	300,000	325,000	350,000	375,000
Mexico	120,000	125,000	130,000	135,000	140,000	145,000
India	120,000	150,000	180,000	210,000	240,000	270,000
Others	414,000	411,000	425,000	456,000	486,000	405,000
Total	3,454,000	3,426,000	3,545,000	3,801,000	4,056,000	4,200,000
Source; Industry estimates

Shrimp Demand

The principal international markets for shrimp (both cultured and caught) are Europe, the US and Japan. These three markets imported more than 70% of the total world production of aquacultured shrimp in 2009/2010. For the period between 2000 and 2011, the US and EU markets have been the fastest growing importers of shrimp, with Japan in a slight decline.

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Total shrimp Imports in Major Markets

The following table shows the total shrimp imports into Europe (total and external trade only), the United States, Japan and the rest of the world between 2000 and 2011.

Country	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	CAGR(%)	CAGR(%)	CAGR(%)
					(000 mt)								00-‘06	07-‘11	00-‘11
EU (total)	550	587	615	713	732	777	838	842	800	815	834*	906*	7.3	1.6	4.6
EU (extra)	376	418	422	510	501	540	601	605	598	580	592	643	5.7	1.5	5.0
USA	345	400	429	468	518	529	590	557	566	552	561	577	8.6	0.9	4.8
Japan	247	245	249	233	241	232	230	207	197	198	205	205	4.0	0.0	-1.9
Other	401	438	481	473	536	527	542	634	595	606	610*	620*	5.2	2.8	4.1
Total	1,580	1,713	1,819	1,920	2,090	2,133	2,276	2,312	2,226	2,239	2,210*	2,308*	6.3	0.3	3.5
Source: FAO Fishstat J, NMFS website, Global Shrimp Outlook

* estimated

The following figure shows the volume of shrimp imported into the major global markets between 2000 and 2011:

Source: FAO Fishstat J, NMFS website, Global Shrimp Outlook.

Shrimp Pricing Trends

Development of the shrimp aquaculture industry is wholly responsible for increasing production volumes and decreasing prices. However, since 2006 shrimp production volume growth has started to decelerate in many major producing countries, and especially in China, Vietnam and Indonesia. Shrimp price has since stabilized and is again back on an upward trend since about 2006, but especially in the past two years, such that currently it is higher than it has been since 2001, due largely to increased demand, allied to lowered supply.

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The following table shows the historical price (in US$/kg) of frozen shrimp imported into the US, EU and Japan from 2000 to 2011:

Year	USA	EU	Japan
2000	10.89	6.60	11.20
2001	9.06	5.72	9.31
2002	7.97	4.99	8.67
2003	7.45	5.67	8.38
2004	7.11	5.70	8.31
2005	6.88	5.72	8.35
2006	6.97	6.06	8.51
2007	7.01	5.97	8.42
2008	7.25	6.62	8.95
2009	6.84	5.82	8.71
2010	7.66	6.46	9.48
2011	8.95	7.02	10.66

Source: NMFS website, Urner Barry, UN Website: data.un.org

This data is represented in the following charts:

Source: NMFS website, Urner Barry, UN Website: data.un.org

Urner Barry produce a Cyclical Index for HOSO as an indication of the general conditions in the shrimp market for both black tiger (P. monodon) and white (P. vannamei) shrimp every month. These have shown that prices have increased dramatically since late 2009 (due to a slowing down in shrimp supplies, combined with increasing demand). In addition, although still relatively high, prices have begun to fall since the start of 2012, especially for white shrimp.

The following graph shows the Black Tiger Shrimp Cyclical Index trends for 2009-2012 (to date)

Source: Urner Barry

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The following graph shows the White Shrimp Cyclical Index trends for 2009-2012 (to date)

Source: Urner Barry

United States Shrimp Market Overview

The United States is the biggest single country importing shrimp in the world. As of 2009, the United States accounted for 25% of total global shrimp imports (FAO fishstat J). From 2000 to 2006, the US shrimp import market was growing rapidly at a CAGR of 8.6%/year. However, due to lowered supplies, increasing prices and economic problems, growth stagnated until 2009, but in the past 2 years has increased once more to a CAGR of 2.4%/year from 2009-2011, with preliminary results showing this trend accelerating to 8.2% in the first 2 months of 2012 (NMFS website).

The following is a table of the imports of shrimp into the USA in quantity and value between 2000-2011:

Year	Volume (Mt)	Value ($bn)	Value ($/kg)
2000	0.345	3.757	10.89
2001	0.400	3.627	9.06
2002	0.429	3.422	7.97
2003	0.504	3.760	7.45
2004	0.518	3.681	7.11
2005	0.529	3.639	6.88
2006	0.590	4.115	6.97
2007	0.557	3.904	7.01
2008	0.566	4.105	7.25
2009	0.552	3.778	6.84
2010	0.561	4.295	7.66
2011	0.577	5.164	8.95

Source: NMFS website

Most of the shrimp entering the US market is coming from Asian countries, with Thailand by far the biggest supplier (with one third of all imports), followed by Ecuador, Indonesia, India, Vietnam and China.

The following is a table showing the percentage supply of shrimp into the US market from the major producing countries between 2000-2011:

Year	Thailand	Indonesia	Ecuador	India	Vietnam	China
2000	37	5	6	8	5	5
2001	34	5	7	8	8	7
2002	27	4	7	10	10	12
2003	26	4	7	9	11	16
2004	26	9	7	8	7	13
2005	30	10	9	7	8	9
2006	33	10	10	5	5	12
2007	34	11	11	4	7	9
2008	32	15	10	3	9	8
2009	35	13	11	4	8	8
2010	36	11	12	5	9	9
2011	33	11	13	8	8	7

Source: NMFS website

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The following table shows the 10 largest individual exporters of shrimp into the US from 2010-2012:

Exporter	2010 (%)	2011 (%)	2012 (%)
Zhanjiang Guolian Aquatic Products	2.8	1.9	2.3
Thai Royal Frozen Foods	1.6	2.2	1.9
Thai Union Frozen products Limited	1.2	2.3	1.7
Pakfood Public	1.5	1.8	1.6
First Marine Seafoods	0.7	1.8	1.4
Marine Gold Products Limited	0.9	1.4	1.1
CPP	0.5	1.5	1.0
Xian Ning Seafoods	1.0	0.9	0.9
Thai Union Seafood	0.4	1.2	0.9
Asian Seafoods cold Storage	0.9	0.9	0.9
Others	21.4	23.5	22.1
Total	100.0	100.0	100.0

Source: Urner Barry

From this table it can be seen that the biggest exporters of shrimp into the US market currently are all Asian, and mostly from China and Thailand, with CPP in Indonesia currently ranking 7th.

Shrimp imports into the US grew by an annual compounded growth rate of 4.8% between 2000-2011, but have slowed down since 2007 to only 0.9% as the US economy struggles. The increase in US shrimp imports in recent years has been due in part to increased shrimp aquaculture production.

Since 2001 shrimp has become the United States’ most consumed seafood product. Since 2003, the US has consumed a stable average of 1.87 kg of shrimp per capita, out of a total seafood consumption of 7.35 kg per capita.

The following is a chart showing the top US Seafood products consumed (2000-2010):

Source: National Marine Fisheries Service

With the current US population of 312 million, that equates to a total consumption of 564,000 Mt of shrimp per year in the USA. With increasing population growth, expected to reach 336 million by 2020, even at a constant consumption rate, the US would be expected to consume over 600,000 Mt of shrimp per year. If expected population patterns continue and USA reaches its estimated population of 420 million by 2050 – then US shrimp consumption would be in the region of 760,000 Mt/year.

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The following is a table of the historical and projected consumption of shrimp and seafood in the USA since 2003:

Year	Shrimp (kg pc)	Seafood (kg pc)	Population (m)	Shrimp consumption (Mt)
2002	1.68	7.09	287.4	482,832
2003	1.81	7.40	290.5	525,800
2004	1.90	7.54	293.6	557,840
2005	1.86	7.36	296.7	551,860
2006	2.00	7.50	300.0	600,000
2007	1.86	7.40	301.1	560,040
2008	1.86	7.27	303.5	564,510
2009	1.86	7.18	305.5	568,230
2010	1.81	7.18	308.7	558,740
2011	1.81	7.18	311.8	564,350
2012*	1.81	7.18	313.5	567,430
2020*	1.81	7.18	336.0	608,160
2050*	1.81	7.18	420.1	760,380

*estimated
Source: About Seafood.com, NMFS website

Value added shrimp products are a fast growing segment in the US shrimp industry. In 1994, value added shrimps only accounted for 46%, but by 2006, this share had increased to 56% and currently stands at 61% in 2011. Value added shrimps include processed products as well as peeled products.

The following figure indicates the share of processed, peeled and frozen shell-on headless shrimp imported into the USA from 2000-2011:

Source: NMFS website

European Union

As a whole, the European Union is the biggest importer of shrimp in the world. As of 2009, the EU27 accounted for 36% of total global shrimp imports. Of this about 70% was from external trade and the remaining 30% from within the EU27 (FAO Fishstat J). Imports of shrimp into the EU27 (from outside of the EU27) grew very strongly from 289,447 Mt in 2000 to 495,519 Mt in 2007 at a CAGR of 8.0%. However, growth in imports declined in 2008 due to the financial crisis and is only now starting to increase again as the EU starts to recover. The following is a table of the imports of shrimp into EU27 (from outside EU27) in quantity and value between 2000-2010:

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Year	Volume (Mt)	Value ($bn)	Value ($/kg)
2000	289,447	1.906	6.58
2001	330,158	1.889	5.72
2002	345,732	1.728	5.00
2003	412,325	2.340	5.67
2004	403,752	2.302	5.70
2005	433,597	2.480	5.72
2006	490,075	2.978	6.08
2007	495,519	2.963	5.98
2008	471,288	3.138	6.66
2009	471,036	2.744	5.83
2010	476,390	3.085	6.48

Source: UN Data Website data.un.org

When total trade in the EU27 is considered, the entire EU27 market imported nearly 815,000 Mt of shrimp in 2009, and this is estimated to have increased to over 900,00 Mt in 2011, making Europe as a whole the largest importer of shrimp in the world (FAO Fishstat J, Globefish website).

The biggest single markets within the EU27 are Spain, France, Denmark and the UK, with 8 of the  top 12 importing countries being within the EU27.

The following table shows the top 12 shrimp importing countries in the world in 2009:

Country	Imports (Mt)	Percent of total (%)
USA	552,570	25
Japan	266,032	12
Spain	162,975	7
China (incl. HK, Macau and Taiwan)	114,467	5
France	108,518	5
Denmark	105,173	5
UK	85,747	4
Netherlands	74,348	3
Italy	70,065	3
Belgium	63,927	3
Korean Republic	63,919	3
Germany	56,761	3
Total	2,239,247	100

Source: FAO Fishstat J

The shrimp entering the EU market is split between cold water captured shrimp originating from Argentina, China, Denmark and Greenland (especially to Spain), and warm water cultured shrimp coming predominantly from Ecuador, India, Bangladesh, Vietnam and Thailand.

Of the frozen penaeid shrimp imported into the EU in 2009, Ecuador exported 19%, India 12%, Argentina 10%, Bangladesh 9%, Thailand and Vietnam 7.9% each, Madagascar 5% and Indonesia 4% (Urner Barry).

In addition, Russia is a growing market for imported shrimp. Popular products are raw black tiger, peeled block and IQF shrimp with 7% glazing. The Russian market is now maturing, with better and more reliable companies importing. Major current suppliers are Canada, China and Vietnam. Russia’s market for farmed tropical shrimp is currently growing quickly and should be a large market in the future (Globefish website).

Europe has been a growing market for imported shrimp for some time and last year (2011) saw strong growth, despite the current financial crisis in many European member countries, and helped by the strengthening Euro against the US Dollar, making Europe more competitive. This growth is likely to continue in the future as the European population grows and seafood consumption continues to grow. The trend is for increased imports of warm water aquacultured shrimp, and CPP has been increasing its market share in recent years, especially to the UK.

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Japan

As of 2009, Japan accounted for 12% of total global shrimp imports. Japan was traditionally the largest market for imported shrimp in the world, but lost out to US and EU around the year 2000. The majority of shrimp imported into Japan has always been frozen shrimp. Due to a continuing economic crisis, and reductions in the per capita consumption of seafood (including shrimp), imports of frozen shrimp declined steadily from 250,000 Mt around the start of the decade, down to <200,000 Mt in 2008-2009, before increasing slightly again to 205,000 Mt in 2010-2011. Value also declined according to the same pattern from $ 2.7 billion in 2000 down to a low of $ 1.7 billion in 2009, before increasing over the past 2 years to $2.2 billion due to an increase in unit value. Total shrimp imports into Japan amounted to 282,682 Mt in 2011.

Part of this change was due to a reduced shrimp consumption due to economic decline, and part to a reduction in unit value following the switch from the higher value black tiger shrimp (P. monodon) to the smaller, lower valued white legged shrimp (P. vannamei) during the past 10 years. However, recent increases in value have been noted, as with elsewhere in the world due to a global shortage in supply of shrimp.

The following is as figure of the kg per capita consumption of shrimp in Japan between 2006-2011:

Source: Japanese seafood imports and population estimates, NMFS and FAO Fishstat J

The following is a table of the imports of frozen shrimp into Japan in quantity and value between 2000-2011:

Year	Volume (Mt)	Value ($bn)	Value ($/kg)
2000	246,627	2.759	11.19
2001	245,048	2.285	9.32
2002	248,842	2.157	8.67
2003	233,251	1.960	8.40
2004	241,445	2.008	8.31
2005	232,444	1.944	8.36
2006	229,952	1.959	8.52
2007	207,257	1.749	8.44
2008	196,626	1.765	8.97
2009	197,574	1.705	8.63
2010	205,345	1.952	9.51
2011	205,216	2.183	10.64

Source: NMFS Website

As mentioned above, most shrimp entering the Japanese market has always been frozen, but this percentage is slowly declining as Japan opts for more value added shrimp. Thus frozen shrimp exports have declined from 83% of the imports in 2000 to a current level of 73% in 2011.  The main types of value added shrimp responsible for the reduction in block frozen shrimp in the Japanese market include prepared, preserved and EBI, cooked and frozen and sushi. The following is a table of the import of various types of shrimp into the Japanese market from 2007-2011 in metric tonnes.

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Year	Total	Frozen Block	Prepd/presd/EBI	Cooked/frozen	Sushi	Dry/salt/brine	Cooked/smoked	live
2007	283,167	207,243	48,162	17,900	100	1,600	300	200
2008	265,391	196,732	44,031	19,700	100	1,800	300	100
2009	263,842	197,574	41,148	20,900	2,200	2,900	300	100
2010	284,156	205,345	46,591	21,600	2,000	2,600	300	100
2011	282,682	205,216	49,184	23,600	3,200	800	500	100

Source: FAO Food Outlook May 2012, Maruha Company data

For cultured shrimp, vannamei (especially from Thailand) has been progressively replacing monodon in the Japanese market, with the percentage of cultured vannamei out of total shrimp imports rising from 2 to 25% and the percentage of cultured monodon declining from 32 to 14% between 2000 and 2011. The following table shows the imports of cultured vannamei and monodon in Mt and the percentage of total imports for each species from 2000-2011:

Year	Vannamei (Mt)	Monodon (Mt)	Vannamei (%)	Monodon (%)
2000	5,636	94,794	2	32
2001	5,440	106,268	2	36
2002	8,686	102,740	3	34
2003	16,142	89,707	5	31
2004	26,018	89,005	8	29
2005	29,423	83,117	10	27
2006	34,293	69,793	11	23
2007	45,678	57,779	16	20
2008	53,503	54,170	20	20
2009	53,519	50,561	20	19
2010	66,392	46,952	23	17
2011	69,709	39,430	25	14

Source: Maruha Company data

The following is a chart of this trend of imports (in Mt) of cultured vannamei and monodon into Japan between 2000-2011:

Source: Maruha Company data

Vannamei is now strongly represented (80%) in the EBI fried, Cooked, Peeled and Deveined and Sushi sectors. Sales of head on monodon and vannamei to Japanese supermarkets has recently dropped due to the availability of cheaper captured red shrimp from Argentina (especially prepared in semi IQF form). Meanwhile, restaurant demand is stable in Japan, but this market increasingly prefers cooked head on products.

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Most of the shrimp entering the Japanese market is coming from Asian countries, with Thailand currently the biggest (after capturing much of the market from Vietnam and Indonesia), followed by Vietnam, India, Indonesia and China.

The following is a table showing the percentage supply of shrimp into the Japanese market from the major producing countries between 2000-2011:

Year	Thailand	Vietnam	India	Indonesia	China
2000	8	13	20	20	7
2001	8	15	18	23	6
2002	8	17	14	22	8
2003	7	20	12	22	9
2004	7	23	13	20	9
2005	9	26	12	21	11
2006	9	22	12	19	10
2007	13	19	13	18	12
2008	13	21	12	19	9
2009	16	21	12	18	8
2010	18	20	14	16	7
2011	17	16	15	14	8

Source; NMFS Website

Japan focuses strongly on value added shrimp imports, which now make up about 66% of total imports, similar to the US market (with 61%) (Globefish), rising from only 9% in 1998 and 24% in 2006.

Despite the recent resurgence in Japanese shrimp imports, continuing economic problems, reduced seafood consumption, after-effects of the 2011 earthquake and tsunami, combined with a shrinking population do not bode well for continued expansion of the Japanese shrimp market.

Other Shrimp Import Markets

East Asian domestic and import markets continue to increase as their populations and economies grow. Major and growing import markets now include China, Republic of Korea, Canada, Russia, Australia and Morocco. Each of these markets has seen significant increases in imports over the past few years, but none more so than China.

China currently has a population of 1.34 billion people and eats 1 million Mt of shrimp per year at a per capita consumption rate of 0.75 kg/year. Although population growth is now starting to plateau, it is still predicted to reach 1.38 billion by 2020 (of which 700 million will be middle class) (Global Shrimp Outlook). Even at current rates of shrimp consumption, that signifies a demand for 1.1 million Mt of shrimp per year by 2020. However, china is becoming increasingly urban (from 20% in 1980 to 45% in 2010) and city dwellers, of which there will be 700 million by 2020 currently eat 1.65 kg per capita. If this were to rise to 2 kg, then there would be a demand for 1.2 million Mt/year, and if to 2.5 kg (as in Japan): 1.5 million Mt/year. Since shrimp aquaculture production in China has decreased to about 1 million Mt recently (due to serious disease problems which are continuing to date) and captured shrimp production is stable at 0.5 million Mt/year, with 0.2 million Mt being exported, it seems unlikely that they will be able to increase domestic production and will probably have to import their shortfall. In 2009 china imported nearly 115,000 Mt of shrimp and, for the first time ever in 2010, China became a net importer of shrimp. Shrimp consumption in China has grown tenfold in the past decade (Glitnir China Seafood Industry Report 2007). If current trends continue, this demand for imported shrimp could reach as much as 400-500,000 Mt by 2020 (potentially the same size as the US and EU markets).

Shrimp Species

Despite the large number of shrimp species, only a few of the larger species are cultivated commercially, all of which belong to the family of penaeids (family Penaeidae) and within it to the genus Penaeus. Others are deemed unsuitable for farming, either because of their smaller size or because they stop growing when crowded together. Some of the species are also deemed to be too susceptible to disease. The two species dominating the shrimp aquaculture industry (92% of production) are:

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1. Pacific whiteleg shrimp (P. vannamei) is currently by far the most important cultured shrimp species. This species is native to the Pacific coast of the Americas from Peru in the south to Mexico in the north. It grows to a maximum size of 23 cm. This shrimp is the only species being commercially cultured in the Americas, and since 2000 has been introduced to Asia, so that over the past 10 years it has largely replaced the traditional culture of P. monodon in Asia. In 2010, the culture of P. vananmei accounted for 71.9% of the total global shrimp culture. The reasons for the popularity of this species over all others (including P. monodon) is the availability of disease free (SPF or Specific Pathogen Free), domesticated stocks from numerous breeding programs around the world, its ability to be cultured at very high density, its habit of living throughout the water column, its tolerance to diseases and cold weather, and relatively high survival rates and feeding efficiencies during grow-out, leading to lower cost of production.

2. Giant tiger prawn (P. monodon, commonly known as black tiger shrimp) occurs in the wild in the Indian Ocean and in the Pacific Ocean from Japan to Australia. This is the largest of all cultured shrimp, growing to a length of 36cm, and is the main other species farmed in Asia. As mentioned, it is currently being replaced in Asia as the preferred species for culture since it is difficult to get stocks of domesticated, selected SPF animals (although there has been some progress recently) and its susceptibility to various diseases including the whitespot disease and monodon slow growth syndrome.

Other species also cultured in Asia and the Middle east include:

Kuruma shrimp (P. japonicas) which is farmed now principally in China and Japan. This is a high value species, which currently only has a market in Japan.

Chinese white shrimp (P. chinensis, also known as the fleshy prawn) occurs along the coast of China and the Western coast of Korea and is currently mostly farmed in China, although this has now been largely replaced by P. vannamei. It grows to a maximum length of only 18cm, but tolerates colder water (minimum 16oC). Once a dominant player on the world market (220,000 Mt being produced in 1991), today it is used almost exclusively for the Chinese domestic market after a viral disease destroyed nearly all stocks in 1993. Recent work has been done on domestication of the species, so it may yet regain popularity in China if this work is successful.

Indian white shrimp (P. indicus) is a native to the coasts of the Indian Ocean and is widely cultured in India, Iran, Saudi Arabia and other Middle Eastern countries, and along African shores. Saudi Arabia is currently the biggest producer of this species as they have developed breeding programs to domesticate and select this species, which has a high tolerance for the high salinity conditions found in this region.

 Banana shrimp (P. merguiensis) is another cultured species from the coastal waters of the Indian Ocean, from Oman to Indonesia and Australia. It can also be grown at high densities and is now produced mostly in Indonesia and one farm in Australia which has domesticated it and started selectively breeding the species, producing a better quality culture animal.

Western blue shrimp (P. stylirostris) was a popular choice for shrimp farming in Latin America (especially Mexico and Ecuador), until the IHHN virus wiped out nearly the entire population in the late 1980s. A few stocks survived and became resistant to this virus. When it was discovered that some of these were also resistant to the Taura virus, some breeding work was done to produce SPF stocks, but these have also fallen out of favor and this species is now only cultured to a limited degree in Brunei.

Several other species of Penaeus play only a very minor role in shrimp farming. Some other kinds of shrimp can also be farmed, e.g. Metapenaeus spp. Or miscellaneous penaeid shrimp. Their total production from shrimp aquaculture is approximately 40,000 and 88,000 Mt/year respectively, which is relatively small in comparison to that of the main culture species of penaeids.

Historically, the average sales price for P. monodon was significantly higher than the average sales price for P. vananmei, however, the difference between the prices for the two species has been consistently narrowing over the years and is now almost negligible, except for the largest sizes of P. monodon, which are difficult to grow now.

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The following table shows the production of the main cultured shrimp species from 2000-2010:

Species	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	% Van
P. vannamei	146,362	269,412	475,363	988,392	1,313,745	1,667,973	2,121,142	2,348,549	2,314,460	2,429,126	2,720,929	71.9
P. monodon	630,984	673,012	631,471	723,882	707,422	665,488	641,270	593,639	720,163	769,315	781,582	20.6
Others	94,152	92,980	101,600	128,472	138,061	151,757	147,094	157,596	186,298	129,344	134,449	3.6
P. Japonicus	2,838	2,562	2,408	39,247	41,665	38,033	46,449	51,827	49,526	52,465	56,739	1.5
P. chinensis	193,497	181,432	162,789	56,326	50,006	45,048	45,738	42,720	42,682	44,469	45,339	1.2
P. inducus	16,444	25,559	25,774	31,550	33,085	26,522	28,215	34,699	40,616	41,678	27,325	0.7
P. merguiensis	50,393	63,313	65,391	80,187	77,598	70,115	79,034	63,448	43,724	64,630	19,821	0.5
Total	1,134,670	1,308,270	1,464,796	2,048,056	2,361,582	2,664,936	3,108,942	3,292,478	3,397,469	3,531,027	3,786,185	100

Source; FAO Fishstat J

The change in global preference from the culture of P. monodon to P. vannamei is shown in the following chart:

Source: FAO Fishstat J

Legislation and Industry Standards

In recent years, traceability of food products has been an area requiring greater transparency and regulation. Increasing traceability has been achieved by the development of international standards, industry guidelines and legislation, which include, among others:

Codex Alimentarius Commission (“CAC”). CAC was formed under the joint sponsorship of the United Nations world Health Organization and the Food and Agriculture Organization in 1962, to develop international standards for food safety. The main purpose of CAC is to protect the health of the consumer and ensure fair trading practices based on sound scientific evidence.

General Standard for pre-packaged Food, which states that:

The country of origin of the food shall be declared if its omission would mislead or deceive a consumer; and

When food undergoes processing in a second country which changes its nature, the country in which the processing is performed shall be considered the country of origin for the purposes of labeling.

Generic Official Certificates, Formats and Production and Issuance of Certificates (CAC/GL 38-2001). Details of the product being certified should have a clear documented certificate, containing the following information, among others: nature of food, name of product, quantity in appropriate units, lot identifier or dating code, identity, and as appropriate, the location of production establishment, name and contact details of exporter or consignor, country of dispatch, and country of destination.

Third Party Certification Schemes. In order to ensure compliance with Good Aquaculture Practices and traceability, there have been a number of recent standards applied to all phases in the culture and processing of shrimp to produce internationally recognized certificates proving the products supplied adhere to norms of good hygiene, and that they were farmed in an economically, socially and environmentally responsible and sustainable manner.

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Of these certification schemes, the main ones include the WWF/FAO Shrimp Aquaculture Dialog (who released their final draft standards in December, 2011), the Global GAP and the Global Aquaculture Alliance’s Aquaculture Certification Council (ACC) Best Aquaculture Practices (BAP) scheme. Many of the main shrimp importing companies in the US and the EU now require that any shrimp producers are certified by one or other of these schemes, before they will purchase their products.

Additionally, other major seafood buyers, including most international supermarket chains have their own sets of standards, which are broadly on a par with the above standards to ensure the shrimp being purchased meets international standards.

Currently, CPP, Indonesia is certified three star (meaning hatchery, farm and processing plant are all certified) under the ACC BAP scheme, and is also certified under the Global GAP scheme. Additional accreditations for CPP include; Good Manufacturing Practices (GMP certification) of the US FDA; British Retailers Consortium Issue 5, which is a standard made and released by the British Retailers Consortium, including Tesco, Sainsburys, Iceland Foods, Waitrose, Safeway and ASDA stores; HACCP (Hazard Analysis and Critical Control Point) and HACCP USDC to ensure food safety; and ISO 9001:2000 to ensure product quality.

US seafood legislation is controlled by the FDA. The cornerstone legislation is FDA Rule 21 CFR 123 “The procedures for the Safe and Sanitary Processing and Importing of Fish and Fishery Products.” Critical to this legislation is the HACCP system which sets standards and controls for production and processing standards, with emphasis on hygiene.

The HACCP system requires that the producer/processor constructs, maintains and reports to agreed certified standards, and that the facilities are regularly inspected by the local competent authority to ensure compliance to the prescribed standards. In October 2004, the US introduced new labeling legislation which mirrors that of Europe. Additional legislation covering the production and export of fish products to the US is found under the Public Health Security and Bio-terrorism Preparedness and Response Act of 2002.

Europe and Japan also have equally strict regulations that govern food safety and the hygienic preparation of food.

The chart below shows an overview of legal and industry requirements and industry trends of the three different regions as of 2012:

	USA	EU	Japan
Legal Requirements	FDA Registration Number HACCP (processing plant)	EU Approval Number HACCP (processing plant)	Food Sanitation Law HACCP
Industry Requirements	Aquaculture Certification Council (ACC) or equivalent California Safety Compliance Corporation Specific Buyer audits (supermarkets)	BRC Ethical audit Specific Buyer audits (supermarkets) GlobalGAP certification	Specific buyer audits (supermarkets)
Industry Trends	Increased occurrence of antibiotic usage as competition intensifies Increased occurrence of Salmonella, Vibrio counts Major issues related to melamine use
Increased concerns and requirements towards social responsibility and sustainability (environment, farmers)
Zero tolerance for “non approved” chemicals (antibiotics)
Recent problems with antibiotic residues from Bangladesh
Full traceability required: most companies prefer processors with their own ponds to guarantee traceability Recent increases in antibiotic occurrence has reduced significant volumes from Vietnam

Trade Barriers for shrimp Exports into the US

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US antidumping order against shrimp

Under Us law, anti-dumping duties can be imposed on foreign imports when they are (i) being dumped (i.e. sold in the United States at prices lower than the prices at which comparable goods are sold in the exporters’ home market or in third countries) and (ii) causing material injury to the domestic industry. Anti-dumping duties are duties imposed to offset the difference between the fair value of the merchandise and the “less than fair value” for which it is sold in the United states.

US anti-dumping petitions may be filed by interested parties within the US industry producing or involved in the production of a product, which competes with the imports to be investigated. US law requires that the petitioners represent at least 25% of domestic production.

Petitions are filed simultaneously at both the United States Department of Commerce (“USDOC”) and the United States International Trade Commission (“ITC”). The USDOC is responsible for determining whether foreign merchandise is being, or is likely to be, sold in the United States at less than fair value. The ITC is responsible for determining whether the imports cause, or threaten to cause, material injury to a domestic industry, or whether they materially retard the establishment of a domestic industry. If the USDOC and the ITC determine in the affirmative, the USDOC will instruct the US Customs and Border Protection (“US customs”) to impose an anti-dumping duty on imports of the foreign merchandise, being the difference between the US price and the normal value.

In 2003, there were concerns within the US shrimp industry that warm-water shrimp exported by six countries, namely; Brazil, China, Ecuador, India, Thailand and Vietnam, were being unfairly priced. Anti-dumping petitions were filed on December 31, 2003, by the Southern Shrimp Alliance, a committee of processors and distributors from North Carolina to Texas.

The case was investigated throughout 2004 and, in February, 2005, anti-dumping orders were made against certain shrimp from all six countries named in the petition. In each of these cases, various individual companies obtained their own anti-dumping duty rates. In addition, a “Country-Wide/all others” rate was established for each country.

Since that time, a number of administrative reviews have been made, to date 6 in total, which have generally seen a decline in the rates of duty for most companies in each affected country. Later, in 2010 a sunset review was made by the US government, in order to review the current anti-dumping duties and determine whether they should remain in place. The result of this review announced by the US International Trade Commission in March 2011 was that the current duties should remain for the next 5 years, until the next sunset review in February, 2015.

In addition, the US authorities used the practice known as zeroing in their calculations of fair value, meaning that they would not take into account sales of shrimp above fair value, to counteract sales of shrimp supposedly sold at less than fair value.

The countries affected by this anti-dumping case complained against this zeroing practice to the world Trade Organization (WTO), and in 2007 the WTO upheld their complaint and zeroing was eliminated for Ecuador, except for in the case of administrative reviews. In June 2011, the USDOC announced that zeroing would be stopped, so that from February 2012 (the 7th administrative review), zeroing should also be eliminated for shrimp from all affected countries, but this is yet to be put into practice as the Southern shrimp Alliance immediately challenged the authority of the USDOC to do this. In the future, the anti-dumping duties should be established by investigating selected respondents from each country and then taking the weighted average value from all of those respondents.

The following is a table of the original and latest anti-dumping duties imposed on the various countries, with normal respondent and country-wide rates (in percent):

Country	2005 country-wide rate	2012 normal rate	2012 country-wide rate
China	112.81	0.80	112.81
Vietnam	25.76	1.04	25.76
Brazil	7.05	4.97-67.8	7.05
Ecuador	3.58	0.00	0.00
India	10.17	0.39-0.79	2.51
Thailand	5.95	1.48	5.76

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The other main problem along with imposition of these anti-dumping duties was the requirement for the exporters to pay continual bonds guaranteeing their shrimp before export to the US. This requirement was also challenged in the WTO by the affected exporting countries and was discontinued in April, 2009.

Increased shrimp imports come at a time of some uncertainty regarding US domestic shrimp production. Recent statistics released by the NMFS and FAO show a substantial decline in US wild shrimp landings, especially in the Gulf States of Florida, Alabama, Mississippi, Louisiana and Texas. Data from FAO Fishstat J shows that US shrimp landings have declined from 147,000 Mt in 2000 to 117,000 Mt in 2010. This situation was made worse by the gulf oil spill in March 2010, which put many of these gulf shrimp fisheries out of action due to possible contamination problems due to the oil spill. This domestic shortage, combined with recent production problems in Asia and strong demand have combined to raise domestic shrimp prices on the US market from mid-2010 to date, such that they are currently at a higher level ($16-17/kg for 16-20 count gulf brown shrimp on the New York wholesale market) than at any time in the past decade.

Anti-circumvention

One of the positives for Indonesia in this regard, and CPP in particular, is that Indonesia was never included in the list of countries suspected of dumping shrimp in the US, so they have remained free of anti-dumping duties and associated bonds throughout this time.

Illegal transhipment occurs when a party engages in the circumvention of tariffs by exporting shrimp as a product of origin of a  country that is tariff-free, when in reality it is not a product of that country, either physically of via a change in the documentation accompanying shipments.

Generally, anti-dumping cases involve anti-dumping orders on specific products from specific countries. The USDOC may however conduct an anti-circumvention inquiry and effectively expand the scope of an anti-dumping order to include certain products where it finds circumvention. As a result, US petitioners could file an anti-circumvention petition whereby all Indonesian shrimp would be deemed covered by the US anti-dumping order against Chinese shrimp and liable for China-wide anti-dumping duties.

If a particular company is able to satisfy the USDOC that they are not trans-shipping Chinese shrimp, the circumvention allegation against them will fail, and they will be able to continue exporting shrimp to the US free from anti-dumping duties.

The Southern Shrimp Alliance has been attempting to collect taxes of shrimp being brought from china and commingled with Indonesian shrimp before being exported to the US. Lawyers for the SSA suggested that Indonesian companies increased imports of Chinese shrimp by 700% after the announcement of the anti-dumping duties and as of May 2010, they demanded payment of $65 million in anti-dumping duties (charged at the China-wide rate of 112.81%) from the Indonesian exporters. One report from the US Customs and Border Protection indicated that $2.5 million in duties had been collected in 2009 from Indonesian exporters commingling Chinese shrimp with Indonesian product shipped to the US.

Shrimp embargo

Under the rules of the world Trade Organization (“WTO”), there are very stringent guidelines on when one WTO member can place an embargo on another WTO member. For example, claims of anti-dumping or unfair pricing practices cannot result in an embargo, but instead the result is limited to the imposition of additional import duties.

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With respect to shrimp, the US requires the use of shrimp trawls with turtle excluder devices (“TED”) or juvenile and trash excluder devices to preserve internationally protected species like turtles, seals, dolphins, rays and sharks. The US requirement is based on the Convention on International Trade in Endangered Species treaty. The US department of State has to certify that the shrimp entering the US from a particular country were harvested in a way causing no harm to threatened turtle species (such certifications are based in part of verification visits made to countries by teams of experts from the US Department of State and the NMFS). If the US determines that a country’s fishermen fail to use TEDs in their shrimp trawls, it can ban that country’s shrimp from importation into the US. However, this ban applies only to trawled (i.e. wild-caught) shrimp and not farmed shrimp. We do not trawl for shrimp.

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DESCRIPTION OF THE ISSUER

The Issuer was incorporated as a private company limited by shares under the laws of Singapore on July 13, 2006. The registered office of the Issuer is at 8 Murray Street, #01-01, Singapore 079522. The Issuer has been registered with the Accounting and Corporate Regulatory Authority in Singapore under No. 200610255E.

The Issuer is a wholly-owned subsidiary of CPP and is a trading company for CPP and its subsidiaries. The Issuer has entered into Advance Purchase Agreements with CPP and certain of its subsidiaries whereby their export products will be sold through the Issuer. The Issuer may make advance payments for purchase price under those sales to partially fund the working capital needs of sellers of the goods.

The Issuer has also entered into procurement agreements with CPP and its subsidiaries whereby CPP appointed the Issuer as the procurement agent to source and import into Indonesia raw materials required by CPP and its subsidiaries.

The Issuer will, as chargor, enter into a debenture with the Offshore Collateral Agent whereby the Issuer will grant a first priority fixed and floating charge over all of the assets of the Issuer, including (but not limited to) the Collection Account (as defined in the Amended and Restated Indenture) and all of the Issuer’s rights under certain advance purchase agreements entered into by the Issuer with our Company and certain of the Subsidiary Guarantors. See “Description of the Amended and Restated Notes, the Note Guarantees and the Transaction Documents —Security for the Amended and Restated Notes and the Note Guarantees.”

The board of directors of the Issuer consists of a sole director, Mr. Martial Jean Francois Nicolas. The issued share capital of the Issuer is US$2,225,000 consisting of 2,225,000 ordinary shares, which are fully paid up and owned by CPP.

Other than the Amended and Restated Notes, Issuer has no indebtedness other than account payables arising from its trading activities. As of the date of this Information Memorandum, the Issuer has no subsidiaries and has not carried on any business other than as described above in connection with this Consent Solicitation.

No financial statements for the Issuer are included herein, and the Issuer will not publish financial statements (except for such statements which the Issuer is required by Singapore law to publish). The Issuer’s obligations under the Amended and Restated Notes will be irrevocably and unconditionally guaranteed by CPP and certain of its subsidiaries.

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MANAGEMENT

Our Company’s Board of Commissioners consists of three members (each a “Commissioner”) and the Board of Directors consists of eight members (each a “Director”). Commissioners and Directors are elected for a five-year term, without prejudice to the rights of the general meeting of shareholders to dismiss a Commissioner or a Director during their term of office or to reappoint a Commissioner or Director whose term of office has expired.

Our Company’s Board of Directors is responsible for overall management and day-to-day operations under the supervision of the Board of Commissioners, who are appointed through a general meeting of shareholders. The duty and authority of the Board of Commissioners and the Board of Directors are regulated in our Company’s articles of association.

The composition of our Company’s Board of Commissioners and Board of Directors is as follows:

Name	Age	Position

Commissioners
Jenderal (Purn) Fachrul Razi	65	President Commissioner and Independent Commissioner
Franciscus Affandy	60	Vice President Commissioner
Djoko Muhammad Basoeki	69	Independent Commissioner

Directors
Mahar Atanta Sembiring	38	President Director
mRT. Jimmy Joeng	60	Vice President Director, Director of Domestic Marketing, Shrimp Feed and Fish Feed
Achmad Wahyudi	46	Director of Aquaculture Operations, Unaffiliated Director
Drs. Isman Hariyanto	55	Director of Government Relations and Community Development
Sutanto Surjadjaja	39	Director of Export Marketing and Shrimp Processing Plant
Fredy Robin Sumendap	44	Director of Feedmill Operations
Aris Wijayanto	52	Director of Human Capital and General Affairs
Saleh	43	Director of Finance

Brief background summaries of the respective members of the Board of Commissioners and Board of Directors are as follows:

Commissioners

Mr. Jenderal (Purn) Fachrul Razi—President Commissioner and Independent Commissioner, graduated from AKABRI in 1970 and held numerous positions in various military deployment during his active military career. His highest rank is TNI General with and served formerly as a Deputy Commander-in-Chief of Indonesian Armed Forces. He joined PT Central Proteinaprima Tbk. as Independent Vice President Commissioner in 2011.

Mr. Franciscus Affandy—Vice President Commissioner, graduated with a bachelors degree in Civil Engineering from Universitas Parahyangan in Bandung (1973). Mr. Affandy joined PT Charoen Pokphand Indonesian Tbk. in 1971 and has since then held various key positions until becoming a Vice Chairman of PT Charoen Pokphand Indonesian Tbk. in 2001. He is currently the Vice President Commissioner of CPP. In addition, since 2006 he has concurrently served as President Commissioner of PT Centralpertiwi Bahari and President Director of PT Central Agromina.

Mr. Djoko Muhammad Basoeki—Independent Commissioner, graduated with a bachelors degree in Animal and Husbandry Faculty from Universitas Brawijaya in 1965 and Husbandry Faculty from Institut Pertanian Bogor in 1975. Previously a manager in PT Mega Mendung Mixed Farm (1967 – 1971), Mr. Basoeki joined PT Charoen Pokphand Indonesia Tbk. in 1972 where he began as a Supervisor (1972 – 1979). He has since then held various key positions until becoming a Director in various Charoen Pokphand Group entities in 2005. He is currently the Independent Commissioner of CPP.

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Board of Directors

Mr. Mahar Atanta Sembiring—President Director, graduated with a Bachelor of Science degree from Syracuse University, New York (1995), Master of Engineering from Cornell University, New York (1996) and Master of Science from Stanford University, California (1997). Previously a Senior Consultant with Booz Allen & Hamilton, Jakarta (1997 – 2000), a Partner in Daaz Partners, Jakarta (2000 – 2002) and Principal/Partner in Malacca eL@b, Jakarta (2002 – 2003), Mr. Sembiring joined PT Charoen Pokphand Indonesia Tbk. in 2003 as Vice President in the Strategic Planning Group & Marketing. In 2006, he became the Vice President Director and the Director of the Integrated Aquaculture Operations of CPP.  He became the President Director in 2011.

mRT. Jimmy Joeng—Vice President Director, Director of Domestic Marketing, Shrimp Feed and Fish Feed, graduated with a high school degree from the Senior High School of Medan in 1969. He joined the Charoen Pokphand Group in 1972 and has worked in several managerial positions under various business lines of the Charoen Pokphand Group. He has been the Vice President Director and the Director of Domestic Marketing, Shrimp Feed and Fish Feed of CPP since 2011.

Mr. Achmad Wahyudi—Director of Aquaculture Operations, Unaffiliated Director, graduated with a degree from Fishery Faculty in Universitas Brawijaya, Malang in 1989. Mr. Wahyudi joined Charoen Pokphand Group in 1990 and worked in Paiton shrimp farm for PT Sumberbahari Prima until 1992. From 1997 to 2006, he held the position of Head of the Aquaculture Division of PT Centralpertiwi Bahari. He currently serves as Director of Aquaculture Operations of CPP.

Drs. Isman Hariyanto—Director of Government Relations and Community Development, graduated with a bachelor’s degree in Administration from Universitas Waskita Darma, Malang, East Java in 1996. He joined the Charoen Pokphand Group in 1977 and has worked in several managerial positions, including the aquaculture business unit, and starting in 1998 at PT Centralpertiwi Bahari. He is currently the Director of Government Relations and Community Development of CPP.

Mr. Sutanto Surjadjaja—Director of Export Marketing and Shrimp Processing Plants, graduated with Bachelor of Science’s degree in engineering from Boston University in 1994, a Master of Science degree in engineering from Stanford University in 1995 and a Master of Business Administration’s degree in Northwestern University in 1999. From 1996 to 2006, he was with The Boston Consulting Group. He joined CPP in 2007. Since 2011, he has been the Director of Export Marketing and Shrimp Processing Plants of CPP.

Mr. Fredy Robin Sumendap—Director of Feedmill Operation, graduated with a bachelor’s degree in Mechanical Engineering from Bandung Institute of Technology in 1991 and a Master of Business Administration from University of Hawaii in 1999.  He also completed a specialized course in feed manufacturing technology from the Swiss Institute of Technology Switzerland in 2002. From 1992, he worked for various companies before joining Charoen Pokphand Group in 2001. Since 2011, he has been the Director of Feedmill Operation of CPP.

Mr. Aris Wijayanto—Director of Human Capital and General Affairs, graduated with a  bachelor’s degree in social education from Sebelas Maret University in 1983, a master’s degree in instructional system technology from Indiana University in 1989, a Master of Business Administration degree from Monash University in 2000, and a doctorate degree from Institute Pertanian Bogor in 2012. He joined CPP in 2011. He is currently the Director of Human Capital and General Affairs of CPP.

Mr. Saleh—Director of Finance, graduated with a bachelor’s degree in Economics from HKBP Nommensen University, Medan in 1994. He started his career in PT Charoen Pokphand Indonesia (Medan branch) and has worked in several subsidiaries of PT Charoen Pokphand Indonesia until 2004. He is currently the Director of Finance of CPP.

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Board Practices

Audit committee

Based on the Badan Pengawas Pasar Modal or the Indonesian Capital Market Supervisory Agency Regulation No.IX.I.5, a public company must have an audit committee which shall be responsible to the Board of Commissioners. We have established our audit committee in order to comply with this regulation.

Compensation

The Commissioners and Directors receive compensation determined at the annual general meeting of shareholders and are paid monthly each year. No fees are paid to the Commissioners or the Directors for their attendance at their respective board meetings. For 2011, the aggregate compensation including bonuses paid by us to all Commissioners and Directors as a group was Rp32.7 billion (US$3.6 million) on a basis. In addition, the Directors are entitled to certain benefits such as housing, transportation and utility allowances, healthcare and association membership. The Commissioners and Directors are both entitled to be reimbursed for income tax on compensation received.

Payment of bonuses to the Commissioners and the Directors is determined at the annual general meeting of shareholders. Bonuses are paid annually and are based on achievement of performance targets set by the Directors and approved by shareholders by a resolution passed by a simple majority at the annual general meeting of shareholders.

We recently introduced performance-based compensation schemes to provide incentives for improved performance for certain of our staff, including our management.

Except as discussed herein, no other payments have been paid or are payable, in respect of the year ended December 31, 2011, by us or any of our subsidiaries to our Commissioners or Directors.

For the year ended December 31, 2011, we provided no pension retirement or similar benefits for our Directors and other employees. We make contributions to the Indonesian government’s social security scheme pursuant to relevant Indonesian laws, rules and regulations.

Conflicts of Interests

The articles of association of our Company provide that if there is a conflict between our Company’s interests and the interests of a Commissioner or a Director with respect to any proposal, arrangement or contract, such conflicted Commissioner or Director may not cast a vote with respect to such proposal, arrangement or contract in any meeting of the Board of Commissioners or Board of Directors, as the case may be, where the subject of the conflict of interest is discussed or voted upon. As a general rule, any Commissioner appointed by the Board of Commissioners may chair any general meeting of shareholders.  Where a conflict of interests exists between the interests of our Company and the interests of a Commissioner, any member of the Board of Commissioners not subject to such a conflict of interests may chair such meeting. Where a conflict of interests exists between the interests of our Company and the interests of all members of the Board of Commissioners, any Director appointed by the Board of Directors may chair such meeting. Where a conflict of interests exists between the interests of our Company and the interests of a Director, any member of the Board of Directors not subject to such a conflict of interests may chair such meeting. Where a conflict of interests exists between the interests of our Company and the interests of all members of the Board of Directors, an independent shareholder appointed by all attending shareholders may chair such meeting.

Pursuant to the Indonesian Capital Market Supervisory Agency rules, an affiliate transaction is a transaction undertaken by a company or a controlled company with the affiliates of the company or the affiliates of the members of the board of directors or major shareholders of the company. A conflict of interests is a conflict between the economic interests of the company with the personal economic interests of the board of directors or major shareholders, causing harm to the company.  If the company’s affiliate transactions are not exempt pursuant to Indonesian Capital Market Supervisory Agency rules, the company must disclose the affiliate transaction to the public and submit evidence and supporting documents to the Indonesian Capital Market Supervisory Agency within two working days of the transaction. The disclosure shall include a description of the affiliate transaction, an appraiser’s report, a discussion of the affiliate transaction from the company comparing it to similar transactions conducted with independent parties, and a statement from the board of directors of the company stating that all material information has been disclosed to the public and that such information is not accurate and not misleading.

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Pursuant to the Indonesian Capital Market Supervisory Agency rules, the Company cannot perform conflict of interest transactions without the approval of independent shareholders in a general shareholders’ meeting.

None of our Directors or Commissioners has any substantial interest, direct or indirect, in any company carrying on a similar trade as us or our subsidiaries.

Management Stock Option Plan

On June 27, 2007 we approved the introduction of the Management Stock Option Plan.  It has since expired on November 28, 2009.

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DESCRIPTION OF OTHER MATERIAL INDEBTEDNESS

The following is a summary only of the principal terms of our other material indebtedness as of the date of this Information Memorandum and does not purport to be complete. Reference should be made to our audited consolidated financial statements and the notes thereto included elsewhere in this Information Memorandum for additional information with respect to our indebtedness.

As of September 30, 2012, we had Rp4,382.1 billion (US$457.0 million) of total outstanding indebtedness which consisted of (i) bonds payable in the amount of Rp3,116.1 billion (US$325.0 million), (ii) short-term bank loans in the amount of Rp1,264.5 billion (US$131.9 million) and (iii) current portion of long-term debts in the amount of Rp0.1 billion (US$0.01 million) and (iv) long-term debts (net of current portion) in the amount of Rp1.4 billion (US$0.15 million).

Indebtedness to Remain Outstanding After the Consent Solicitation

The Consent Solicitation will not violate the terms any of our indebtedness which will remain outstanding after completion of the Consent Solicitation.

The table below sets out a summary of our other material indebtedness currently.

Facility	Lender	Borrower/s	Facility amount	Outstanding amount as of September 30 2012	Current maturity date (original or extended)	Ratios	Current status of waivers of ratios and cross default provisions
(1)(a)	PT Bank Negara Indonesia (Persero) Tbk.	PT Centralpertiwi Bahari	US$20.0 million	Rp191.8 billion	June 22, 2013	On our best efforts to achieve: -Minimum current ratio of 100% -Minimum debt service coverage ratio of 100% -Maximum debt to equity ratio of 2.5x
We did not seek to extend the waiver with respect to these ratios as we are complying with these ratios.

We are currently working with this lender to waive the cross-default provision of this facility until December 31, 2013.

(1)(b)	PT Bank Negara Indonesia (Persero) Tbk.	PT Centralpertiwi Bahari	US$5.0 million	Rp26.1 billion	June 22, 2013	On our best efforts to achieve: -Minimum current ratio of 100% -Minimum debt service coverage ratio of 100% -Maximum debt to equity ratio of 250%
We did not seek to extend the waiver with respect to these ratios as we are complying with these ratios.

We are currently working with this lender to waive the cross-default provision of this facility until December 31, 2013.

(2)	PT Bank Negara Indonesia (Persero) Tbk.	Company	Rp185.0 billion	Rp126.0 billion	June 22, 2013	On our best efforts to achieve: -Minimum current ratio of 100% -Minimum debt service coverage of 100% -Maximum debt to equity ratio of 2.5x
We did not seek to extend the waiver with respect to these ratios as we are complying with these ratios.

We are currently working with this lender to waive the ratios and cross-default provisions of this facility until December 31, 2013.

(3)	PT Bank Capital Indonesia Tbk.	Company	US$6.4 million	Rp61.6illion	May 16, 2013	None.	Not applicable.
(4)(a)	Indonesia Eximbank	Company	Rp100.0 billion	Rp100 billion	March 28, 2013	None.	Cross-default provision waived by this lender until December 31, 2012. We are currently working with this lender to waive the cross-default provision of this facility until December 31, 2013.
(4)(b)	Indonesia Eximbank	Company	US$8.5 million	Rp61.3 billion	March 28, 2013	None.	Cross-default provision waived by this Lender until December 31, 2012. We are currently working with this lender to waive the cross-default provision of this facility until December 31, 2013.

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Facility	Lender	Borrower/s	Facility amount	Outstanding amount as of September 30 2012	Current maturity date (original or extended)	Ratios	Current status of waivers of ratios and cross default provisions
(5)(a)	PT Bank CIMB Niaga Tbk. (previously PT Bank Niaga Tbk.)	Company	US$12.6 million	Rp108.1 billion	June 12, 2013	-Minimum current ratio of 1x -Minimum interest service coverage ratio of 2x
Compliance with ratios and cross default provisions waived until December 31, 2012.

We are currently working with this lender to waive the ratios and cross-default provisions of this facility until December 31, 2013.

(5)(b)	PT Bank CIMB Niaga Tbk. (previously PT Bank Niaga Tbk.)	Company	Rp84.3 billion	Rp84.3 billion	June 12, 2013	-Minimum current ratio of 1x -Minimum interest service coverage ratio of 2x
Compliance with ratios and cross default provisions waived until December 31, 2012.

We are currently working with this lender to waive the ratios and cross-default provisions of this facility until December 31, 2013.

(6)(a)	PT Bank CIMB Niaga Tbk. (previously PT Bank Niaga Tbk.)	PT Centralpertiwi Bahari	US$9.9 million	Rp94.3billion	May 20, 2013	-Maximum leverage ratio of 3x -Minimum current ratio of 1x
We are complying with these ratios.
Compliance with cross-default provision of this facility waived until December 31, 2012.

We are currently working with lender to waive the cross default provision until December 31, 2013.

(6)(b)	PT Bank CIMB Niaga Tbk. (previously PT Bank Niaga Tbk.)	PT Centralpertiwi Bahari	Rp69.0 billion	Rp69.0 billion	May 20, 2013	-Maximum leverage ratio of 3x -Minimum current ratio of 1x
We are complying with these ratios.
Compliance with cross-default provision of this facility waived until December 31, 2012.

We are currently working with lender to waive the cross default provision until December 31, 2013.

(7)(a)	PT Bank CIMB Niaga Tbk. (previously PT Bank Lippo Tbk.)	Company	US$5.0 million	Rp27.6 billion	May 31, 2013	-Minimum interest service coverage ratio of 2x -Maximum leverage ratio of 3.75x -Minimum current ratio of 1x
Compliance with ratios and cross default provisions waived until December 31, 2012.

We are currently working with this lender to waive the ratios and cross-default provisions of this facility until December 31, 2013.

(7)(b)	PT Bank CIMB Niaga Tbk. (previously PT Bank Lippo Tbk.)	PT Centralpertiwi Bahari	US$5.0 million	Rp25.3 billion	May 28, 2013	-Maximum leverage ratio of 3x -Minimum current ratio of 1x
Compliance with ratios and cross default provisions waived until December 31, 2012. We are currently working with this Lender to waive the cross-default provision of this facility until December 31, 2013.

(8)	PT Bank DBS Indonesia	Company, PT Centralpertiwi Bahari and PT Central Panganpertiwi	US$20.0 million	Rp 167.5 billion	April 23, 2013	-Minimum EBDITA /interest expense ratio of 1.5x - Maximum total debt/networth ratio of 3x - Minimum Fixed Charge Coverage Ratio of 2x	Last waiver for compliance with ratios and cross default expired on December 31, 2011. We are currently working with this Lender to extend it to December 31, 2013.
(9)	PT Bank Rakyat Indonesia (BRI) (Perser) Tbk.	Shrimp farmers of PT Aruna Wijaya Sakti PT Central Proteinaprima Tbk. guaranteed this facility	Rp 163.0 billion	Rp 122.0 billion	Not applicable	None.	Not applicable.

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A more detailed description of these facilities follows.

Facility (1):  PT Bank Negara Indonesia (Persero) Tbk. (lender) and PT Centralpertiwi Bahari (borrower)

On September 21, 2006, PT Centralpertiwi Bahari entered into a Deed of Credit Agreement with PT Bank Negara Indonesia (Persero) Tbk. (“BNI”), as notarized by Notarial Deed No. 17 of Surjadi, S.H., whereby BNI provides a working capital loan with a credit limit of US$20.0 million. The loan was secured by certain property, plant and equipment located in Bratasena Adiwarna Village, Menggala District, Tulang Bawang Regency, Lampung. Pursuant to an Amended Credit Agreement No. (2)17 on June 17, 2008, BNI and PT Centralpertiwi Bahari agreed to amend the working capital loan facility to (i) extend the working capital loan facility up to September 20, 2008 and (ii) replace and add to the existing collateral in the form of a first-ranked mortgage over land amounting to Rp50.5 billion and a first-ranked mortgage over 10 pieces of land amounting to Rp158.0 billion. Pursuant to an Amended Credit Facility Agreement No. (12)17 dated October 8, 2012, BNI subsequently agreed to extend this working capital loan facility to October 22, 2012. Pursuant to an Amended Credit Facilities Agreement No. (13)17, this facility was extended to June 22, 2013.

On September 21, 2006, PT Centralpertiwi Bahari entered into a deed of letter of credit import/SKBDN facilities agreement with BNI for a credit line of up to US$5.0 million. This credit facility is secured by raw material inventory for the amount of USD 6,250,000 based on Fiduciary Deed No. 19 dated September 21, 2006. On July 16, 2007, PT Centralpertiwi Bahari signed an amended opening import letter of credit facility agreement with BNI under agreement No. (1)18, stipulating that the sight letter of credit can be carried forward as a trust receipt/post financing facility and that usage of the import letter of credit facility and the trust receipt/post financing facility may not exceed US$5.0 million. Pursuant to an Amended Letter of Credit Import Facility/SKBDN Agreement No. (13)18, BNI subsequently agreed to extend this letter of credit facility to October 22, 2012. Pursuant to an Amended Letter of Credit Import Facility/SKBDN Agreement No. (14)18, this facility was extended to June 22, 2013.

Facility (2):  PT Bank Negara Indonesia (Persero) Tbk. (lender) and our Company (borrower)

On June 23, 2008, we entered into a Deed of Opening Letter of Credit Import/SKBDN Facilities Agreement with BNI, as notarized by notarial deed No. 33 of Surjadi, S.H., whereby BNI provides a letter of credit opening facility in the form of irrevocable sight letter of credit and/or usance letter of credit which can also be used to open a “Letter of Credit with Domestic Documentation” (Surat Kredit Berdokumen Dalam Negeri or “SKBDN”) in the form of irrevocable sight or usance SKBDN, with a credit limit of Rp185.0 billion (equivalent to US$20.0 million). Pursuant to an Amended Letter of Credit Import Facility/SKBDN Agreement No. (2) 33 on July 14, 2010, BNI agreed to extend this credit facility period up to September 22, 2010 and we agreed to pledge to BNI our land, building and machineries located in Bumi Dipasena Agung Village, Lampung, amounting to Rp183.6 billion, inventory amounting to Rp65.0 billion and trade receivables amounting to Rp 65.0 billion. Pursuant to an Amended Letter of Credit Import Facility/SKBDN Agreement No. (3)33 on April 5, 2011, we agreed to give an additional pledge in form of our land, building and machineries located in Desa Bumi Dipasena Village, Lampung, with a value between Rp183.6 billion and Rp246.4 billion. Pursuant to a Credit Facility Extension Letter No. KPD/2.2/669/R on December 9, 2011, we agreed that the pledge in form of our land, building and machineries located in Bumi Dipasena Village, Lampung, inventory amounting to Rp65.0 billion and trade receivables amounting to Rp65.0 billion would be replaced by a guarantee in form of land, building and machineries owned by PT Centralpertiwi Bahari and located in Bratasena Adiwarna Village, Lampung. On October 8, 2012, based on Amended Letter of Credit Import Facility/SKBDN agreement No. (9) 33, the Company agreed to give an additional pledge in form of inventory and trade receivables each amounting to Rp. 100 billion. Pursuant to an Amended Letter of Credit Import Facility/SKBDN Agreement No. (9) 33, this credit facility was extended to October 22, 2012. Pursuant to an Amended Letter of Credit Import Facility/SKBDN Agreement (10)33, this facility was extended to June 22, 2013.

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Facility (3):  PT Bank Capital Indonesia Tbk. (lender) and our Company (borrower)

On November 11, 2009, we entered into a Credit Agreement with PT Bank Capital Indonesia Tbk (“Bank Capital”) whereby Bank Capital would provide a working capital loan facility with a credit limit of US$7.425 million. The credit facility period was from November 16, 2009 until November 16, 2010. We agreed to pledge collateral, consisting of 4 (four) pieces of land and related facilities owned by PT Central Panganpertiwi located in Karawang Regency, West Java. Pursuant to an Addendum to and Restatement of Banking Facility Agreement No. 117/P-PA/BCI-KP/XI/2010 dated November 16, 2010, the working capital loan facility credit limit was adjusted to US$6.425 million. Pursuant to a Third Addendum to and Restatement of Banking Facility Agreement No. 144/ADD/BCI-KP/XI/2011 dated November 16, 2011, this credit facility period was extended to May 16, 2012. Pursuant to a Fourth Addendum to and Restatement of Banking Facility Agreement No. 006/ADD/BCI-KP/V/2012 dated May 16, 2012, this facility was extended to May 16, 2013.

Facility (4):  Indonesia Eximbank (lender) and our Company (borrower)

On May 29, 2008, Indonesia Eximbank (“Eximbank”) agreed to provide to us an opening facility in the form of a sight letter of credit, usance letter of credit and/or financing import letter of credit with credit limit of US$10.0 million based on the Deed of Export Working Capital Credit Agreement No. 94 of Suwarni Sukiman, SH. This L/C facility is secured by cash collateral representing 15% of the value of a publishing letter of credit and fiduciary security over imported inventories equivalent to 125% of the outstanding letter of credit.

On May 29, 2008, Eximbank agreed to provide to us a transactional export working capital loan facility with a credit limit of Rp100.0 billion.  Pursuant to an Amended Working Capital Credit Export Agreement No. 027A/ADDPK/04/2009 dated April 1, 2009, Eximbank agreed to provide additional financing or opening of a SKBDN combined with an opening facility for a sight letter of credit, usance letter of credit and/or financing import letter of credit, with total credit limit of US$10.0 million. Pursuant to a Second Amended Working Capital Credit Export Agreement No. 051/ADDPK/05/2009 dated May 29, 2009, Eximbank agreed to allow this facility to be taken out in number of different currencies. The opening of the sight letter of credit or usance letter of credit can be in US dollars, Euros, Singapore Dollars or Indonesian Rupiah. An opening of a SKBDN can be in US dollars or Indonesian Rupiah should be equivalent to US$10.0 million.

In relation to the restructuring process of the US$325,000,000 guaranteed senior secured notes issued by the Issuer, we obtained a waiver from Eximbank which states that Eximbank will not enforce the cross-default provision on a potential default from the restructuring process, which is valid up to December 31, 2010, with the condition that we pledge an additional guarantee in the form of land and buildings with a minimum value of Rp109.0 billion. We subsequently obtained another waiver from Eximbank, which is valid up to December 31, 2011. Eximbank has extended this waiver until December 31, 2012.

In view of the above, on December 30, 2009, we and Eximbank signed the Fourth Amended Working Capital Credit Export Agreement No. 306/ADDPK/12/2009, whereby we agreed to pledge additional collateral, consisting of our land, building, facilities and machines located in several areas in East and West Java. Pursuant to the Fifth Amended Working Capital Credit Export Agreement No. 110/ADDPK/06/2010 dated June 3, 2010, we and Eximbank agreed to amend the working capital loan facility limit to US$8.66 million or an equivalent amount in the Indonesian Rupiah.

Pursuant to a Seventh Amended Working Capital Credit Export Agreement No. 0012/ADDPK/01/2011 dated January 28, 2011, we and Eximbank agreed to amend the credit limit of the sight letter of credit, the usance letter of credit and/or the financing import letter of credit to US$8.5 million or an equivalent amount in the Indonesian Rupiah.

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We are required to inform and/or obtain approval from Eximbank to perform the following: (i) any merger, consolidation, acquisition and/or liquidation of our Company; (ii) any agreement which will influence our ability to pay our payables and (iii) giving our guarantee to third parties, except for farmers and joint-operation parties.

Pursuant to a Ninth Amended Working Capital Credit Export Agreement No. 127/ADDPK/11/2011 dated November 18, 2011, we and Eximbank agreed to extend the letter of credit and working capital facility until May 28, 2012. Pursuant to a Tenth Amended Working Capital Credit Export Agreement No. 104/ADDPK/05/2012 dated May 24, 2012, we and Eximbank agreed to extend the letter of credit and working capital facility until September 28, 2012. Pursuant to an Eleventh Amended Working Capital Credit Export Agreement No. 199/ADDPK/09/2012, we and Eximbank agreed to extend this L/C and working capital facility until March 28, 2013.

Facility (5):  PT Bank CIMB Niaga Tbk. (previously PT Bank Niaga Tbk.) (lender) and our Company (borrower)

Pursuant to a merger between PT Bank Niaga Tbk. and PT Bank Lippo Tbk., the short term bank loans from these two banks are presented as part of short term loans from PT Bank CIMB Niaga Tbk.

On November 30, 2007, we entered into agreements with PT Bank Niaga Tbk. (“Bank Niaga”) under agreements No. 292/CBG/JKT/2007, No. 293/CBG/JKT/2007 and No. 294/CBG/JKT/2007, whereby Bank Niaga provides (i) an Import and/or SKBDN Letter of Credit facility, (ii) a Special Transaction Loan and (iii) a Negotiated Line for Export Documents Facility for a period of 12 months. These facilities have a combined credit limit of US$10.0 million, and are secured by:  (i) a second-ranked mortgage over land and building owned by PT Centralpertiwi Bahari located in Suak Village, Lampung valued at Rp5.0 billion, (ii) a second-ranked mortgage over land and building owned by PT Centralpertiwi Bahari located in Sindangsari village, Lampung valued at Rp5.0 billion and (iii) a fiduciary security over inventories purchased under the Import L/C-SKBDN facility, with a minimum collateral value of US$10.0 million.

On June 12, 2008, the facilities were amended through agreements No. 279/AMD/CBG/JKT/08, No. 280/AMD/CBG/JKT/08 and No. 281/AMD/CBG/JKT/08, whereby, among others, Bank Niaga agreed to increase the credit limit of these facilities from US$10.0 million to US$20.0 million, with additional collateral as follows:  (i) a third-ranked mortgage over land and building owned by PT Centralpertiwi Bahari and located in Suak Village, Lampung, valued at Rp2.3 billion, (ii) a third-ranked mortgage over land and building owned by PT Centralpertiwi Bahari and located in Sindangsari Village, Lampung, valued at Rp5.0 billion and (iii) a fiduciary security over inventories purchased under the Import and/or SKBDN Letter of Credit facility at a minimum value of US$20.0 million (previously US$10.0 million).

On June 18, 2009 the credit facilities were amended though agreements No. 260/AMD/CBG/JKT/09, No. 261/AMD/CBG/JKT/09 and No. 262/AMD/CBG/JKT/09, whereby among others, Bank Niaga agreed to amend the credit limit of the Import and/or SKBDN Letter of Credit facility to US$12.6 million and Rp84.3 billion.

On December 29, 2009, pursuant to Agreement No. 732/AMD/CBG/JKT/09, No. 733/AMD/CBG/JKT/09, No. 734/AMD/CBG/JKT/09, we agreed to add additional collateral.  As a result, the collateral comprises:  (i) a second-ranked mortgage over land and building of PT Centralpertiwi Bahari in the amount of Rp5.0 billion and a third-ranked mortgage in the amount of Rp2.3 billion, located at Suak Village, Lampung, (ii) a second-ranked and a third-ranked mortgage over the land of PT Centralpertiwi Bahari, each for the amount of Rp 5 billion and located at Sindangsari Village, (iii) a first-ranked mortgage over our land located at Merak Belantung Village, Kalianda District, South Lampung Regency, Lampung Province in the amount of Rp106.3 billion and (iv) a fiduciary security over goods purchased with the facility from Bank Niaga for the amount of US$20 million.

A first-ranked mortgage over our land located at Merak Belantung Village, Kalianda District, South Lampung Regency, Lampung Province in the amount of Rp106.3 billion was pledged in order to secure the facility from the Bank (eks Lippo) to Company and PT Centralpertiwi Bahari.

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On February 17, 2012, based on an Extension of Credit Agreement No. 051/AMD/CB/JKT/2012, these facilities have been extended up to June 12, 2012. On May 16, 2012, based on an Extension of Credit Agreement No. 200/AMD/CB/JKT/2012, these facilities have been extended up to June 12, 2013.

Facility (6): PT Bank CIMB Niaga Tbk. (previously PT Bank Niaga Tbk.) (lender) and PT Centralpertiwi Bahari (borrower)

Pursuant to a merger between PT Bank Niaga Tbk. and PT Bank Lippo Tbk., the short term bank loans from these two banks are presented as part of short term loans from PT Bank CIMB Niaga Tbk.

On October 19, 2006, PT Centralpertiwi Bahari entered into agreements with Bank Niaga, specifically agreements No. 389/CBG/JKT/2006, No. 390/CBG/JKT/2006 and No. 391/CBG/JKT/2006, whereby Bank Niaga will provide (i) an Import Letter of Credit facility, (ii) a Special Transaction Loan–Import Loan Facility and (iii) a Negotiated Line for Export Documents facility. These facilities are valid for 12 months, from October 19, 2006 to October 19, 2007, with a maximum combined limit of US$8.0 million.

The Special Transaction Loan–Import Loan Facility is secured by:  (i) a first-ranked mortgage over land and building with an area of 123.71 hectares owned by PT Centralpertiwi Bahari and located in Suak Village, Lampung, (ii) a first-ranked mortgage over lands, buildings, machinery and equipment with areas of 70,875 square meters and 38,855 square meters owned by PT Centralpertiwi Bahari in Sindangsari village, Lampung and (iii) a fiduciary security over inventories purchased under the Import Letter of Credit facility, with a minimum collateral value of Rp80.0 billion.

The Negotiated Line for Export Documents facility is secured by goods documented under corresponding export documents.

On December 14, 2007, the facilities were amended through agreements No. 608/AMD/CGB/JKT/07, No. 609/AMD/CBG/JKT/07 and No. 610/AMD/CBG/JKT/07, whereby, among others, Bank Niaga agreed to extend the loan facilities up to December 14, 2008 a with maximum combined credit limit of US$16.0 million. The facilities were further amended on December 10, 2008, through agreements No. 564/AMD/CBG/JKT/08, No. 565/AMD/CBG/JKT/08 and No. 566/AMD/CBG/JKT/08, whereby, among others, Bank Niaga agreed to allow the Import Letter of Credit facility to be drawn in other currencies and the credit limit of the Import Letter of Credit facility was amended from the previous limit of US$14.5 million and Rp 16.9 billion to US$13.8 million and Rp 25.3 billion.

The facilities were amended on August 18, 2009 through agreements No. 311/AMD/CBG/JKT/09, No. 312/AMD/CBG/JKT/09 and No. 313/AMD/CBG/JKT/09, whereby, among others, Bank Niaga agreed to (i) allow the Import Letter of Credit facility, the Special Transaction Loan–Import Loan Facility and the Negotiated Line for Export Documents to be drawn in other currencies, (ii) the credit limit of both the Import Letter of Credit facility and the Special Transaction Loan–Import Loan Facility was amended from the previous limit of US$13.8 million and Rp 25.3 billion to US$9.9 million and Rp69.0 billion and (iii) the credit limit of the Negotiated Line for Export Documents facility was amended to US$9.9 million and Rp46.0 billion.

On December 29, 2009, pursuant to an Amendment of Credit Agreement No. 736/AMD/CBG/JKT/09, No. 737/AMD/CBG/JKT/09, No. 738/AMD/CBG/JKT/09, Bank Niaga and PT Centralpertiwi Bahari agreed to pledge additional collateral in form of land and/or buildings owned by us located in Merak Belantung Village, Kalianda District, Lampung Selatan. All of pledged collateral assets located in Merak Belantung Village, Suak Village and Sindangsari Village, Lampung are cross-collateralized with other credit facilities given by Bank Niaga to PT Centralpertiwi Bahari and our Company.

Pursuant to these facility agreements, PT Centralpertiwi Bahari shall comply with certain covenants, among others, (i) not to dispose/sell or transfer the rights or lease, (ii) surrender the whole or part of an asset’s usage whose value exceeds 10% of total assets in any transaction of its assets, except in relation to its daily operations, (iii) engage in any merger, consolidation, acquisition and liquidation, except for mergers and acquisitions of companies that have a similar nature or engage in similar activities, wherein notification to Bank Niaga would be sufficient.

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On February 17, 2012, based on an Extension of Credit Agreement No. 049/AMD/CB/JKT/2012, these facilities have been extended to May 20, 2012. On May 16, 2012, based on an Extension of Credit Agreement No. 198/AMD/CB/JKT/2012, these facilities have been extended to May 20, 2013.

Facility (7):  PT Bank CIMB Niaga Tbk. (previously PT Bank Lippo Tbk.) (lender) and our Company and PT Centralpertiwi Bahari (as borrowers)

Pursuant to a merger between PT Bank Niaga Tbk. and PT Bank Lippo Tbk., the short term bank loans from these two banks are presented as part of short term loans from PT Bank CIMB Niaga Tbk.

On June 5, 2006, we, PT Centralpertiwi Bahari and PT Central Panganpertiwi obtained Letters of Credit  facilities from PT Bank Lippo Tbk. (“Bank Lippo”) with a credit limit of US$5.0 million, US$5.0 million and US$3.0 million, respectively. These facilities are secured by cash collateral representing 15% of the Letters of Credit  and inventories which is purchased through these Bank Lippo facilities representing 125% of the loan. We, PT Centralpertiwi Bahari and PT Central Panganpertiwi are required to obtain written approval from Bank Lippo to, among others: (i) conduct a merger, acquisition, consolidation, sale, diversion, pass on, rent out or abdicate rights to assets, except for transactions in the ordinary course of business for our Company, wherein our Company is obligated to provide notice of at least 14 working days, (ii) change in its scope of business activities and (iii) make any investments unless it is in line with our Company’s business and operations.

As of December 26, 2007, PT Central Panganpertiwi had fully repaid its debt to Bank Lippo.

Pursuant to an Amendment of Credit Facilities for opening L/C Line No. 731/ AMD/CBG/JKT/09 and No. 735/AMD/CBG/JKT/09 dated December 29, 2009, we and PT Centralpertiwi Bahari agreed to pledge collateral in the form of land and/or building owned by our Company and located in Merak Belantung Village, Kalianda District, Lampung.

This credit facility has been extended several times.  On February 17, 2012, pursuant to Extension of Credit Agreement No. 050/AMD/CB/JKT/2012 and 048/AMD/CB/JKT/2012, the loan facilities for our Company and PT Centralpertiwi Bahari were extended to May 31, 2012 and May 28, 2012, respectively. On May 16, 2012, pursuant to Extension of Credit Agreement No. 201/AMD/CB/JKT/2012 and 199/AMD/CB/JKT/2012, the loan facilities for our Company and PT Centralpertiwi Bahari were extended to May 31, 2013 and May 28, 2013, respectively.

Facility (8): PT Bank DBS Indonesia (lender) and our Company, PT Centralpertiwi Bahari and PT Central Panganpertiwi (as borrowers)

On October 23, 2008, we, PT Centralpertiwi Bahari, PT Central Panganpertiwi and PT Centralwindu Sejati entered into a Banking Facility Agreement with PT Bank DBS Indonesia (“DBS”) based on Banking Facility Agreement No. 12 which was notarized by Notary Putut Mahendra, S.H., whereby DBS agreed to provide import letter of credit facility with a credit limit of US$20.0 million or its equivalent in any other currency as approved by DBS.

On December 16, 2009, pursuant to a Second Amendment to the Banking Facility Agreement No. 429/PFPA-DBSI/XII/2009, DBS, our Company, PT Centralpertiwi Bahari, PT Central Panganpertiwi and PT Centralwindu Sejati agreed to pledge collateral in the form of land, buildings and machines owned by our Company located in North Sumatera, together with land and building owned by our Company located in South Sumatera. This facility is secured by cash collateral representing 15% of the opening letter of credit and a fiduciary security of imported inventories through this DBS facility at a value equivalent to 100% of the used portion of the facility.

Pursuant to the Third Amendment to the Banking Facility Agreement No. 427A/PFPA-DBSI/XI/2010 dated November 26, 2010, stated that PT Centralwindu Sejati is no longer a borrower under this Agreement.

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Pursuant to the Fifth Amendment to Banking Facility Agreement No.423/PFPA-DBSI/X/2011 dated October 17, 2011, these credit facilities are extended up to April 23, 2012. Pursuant to the Sixth Amendment to Banking Facility Agreement No. 360/PFPA-DBSI/VII/2012 dated on July 20, 2012, the credit facilities were extended to October 23, 2012. Pursuant to DBS’s letter No. 1603/X/DBSI IBG-JKT/2012, No. 1604/X/DBSI IBG-JKT/2012, No. 1605/X/DBSI IBG-JKT/2012 dated on October 22, 2012, these credit facilities are extended up to December 23, 2012. Pursuant to DBS’s letter No. 1743/XII/DBSI IBG-JKT/2012, No. 1744/XII/DBSI IBG-JKT/2012, No. 1745/XII/DBSI IBG-JKT/2012 dated on December 20, 2012, these credit facilities were extended to January 23, 2013.

Pursuant to the Seventh Amendment to the Banking Facility Agreement No. 655/PFPA-DBS/X11/2012 dated December 21, 2012, the credit facilities were extended to April 23, 2013.

Facility (9):  PT Bank Rakyat Indonesia (Persero) Tbk. (lender) and our Company  (borrower)

On February 9, 2009, the Company, PT Aruna Wijaya Sakti and PT Bank Rakyat Indonesia (Persero) Tbk. entered into a cooperation agreement as notarized by Notarial Deed No. 10 of Teddy Anwar, S.H., whereby PT Bank Rakyat Indonesia (Persero) Tbk. agreed to provide a 24-month working capital loan facility and a 72-month credit investment loan facility to 5,000 shrimp farmers at PT Aruna Wijaya Sakti, with a maximum credit limit of Rp634.0 billion. On the same date, we and PT Bank Rakyat Indonesia (Persero) Tbk. signed a corporate guarantee agreement as notarized by Notarial Deed No. 11 of Teddy Anwar, S.H.

In May 2011, our Company closed down its operations in Rawajitu Timur District, Tulang Bawang Regency, Lampung Province as PT Aruna Wijaya Sakti ceased its operations, due to disputes with the plasma farmers of PT Aruna Wijaya Sakti. As a result, on December 20, 2011 we and PT Bank Rakyat Indonesia (Persero) Tbk. signed a deed of liability acknowledgement guarantee No. 61 by Notary Djumini Setyoadi, S.H., MKn., regarding the unsettled credit facilities of 1,417 shrimp farmers at PT Aruna Wijaya Sakti amounting to Rp163.0 billion. We agreed to settle the farmers’ liabilities to PT Bank Rakyat Indonesia (Persero) Tbk. in accordance with the deed. The liabilities have been recorded as short-term bank loans in the consolidated statements of financial position. As of September 30, 2012, the balance of this short-term bank loan amounted to Rp121.6 billion.

Status of Our Company’s Guarantee with respect to Bank Loans with PT Bank Negara Indonesia

Based on a cooperation agreement dated November 24, 2010, PT Bank Negara Indonesia agreed to provide a working capital loan facility and investment credit facility to the shrimp farmers of PT Aruna Wijaya Sakti and PT Wachyuni Mandira with a maximum credit limit of Rp150.0 billion. Our Company agreed to provide a corporate guarantee for this working capital loan facility. The purpose of this facility is to provide working capital for the shrimp farmers. In May 2011, our Company closed down its operations in Rawajitu Timur District, Tulang Bawang Regency, Lampung Province as PT Aruna Wijaya Sakti ceased its operations, due to disputes with the plasma farmers of PT Aruna Wijaya Sakti. As a result, we recorded a significant impairment loss on receivables for the year ended December 31, 2011. As of September 30, 2012, the outstanding facilities from PT Bank Negara Indonesia to the shrimp farmers of PT Aruna Wijaya Sakti amounted to Rp104.012.0 billion, which has been recorded as accrued expenses on our balance sheet as of September 30, 2012. Currently, our Company is in negotiations with PT Bank Negara Indonesia regarding the status of these loan facilities. These loan facilities are insured by PT Jamkrindo.

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SHARE CAPITAL AND SHAREHOLDERS

As of September 30, 2012 our authorised share capital was Rp8,000,000,000,000 comprising 80,000,000,000 ordinary shares of Rp100 per share, of which 40,470,734,746 ordinary shares were issued and outstanding and were fully paid-up.

The following table sets forth of the ownership of our shares of common stock as of September 30, 2012:

	Number of ordinary shares	Percentage of ownership (%)

Public	20,665,302,015	51.07
PT Surya Hidup Satwa(1)	9,302,791,456	22.99
PT Pertiwi Indonesia	3,861,100,514	9.54
Red Dragon Group Pte. Ltd.	2,666,621,250	6.59
Charm Easy International Limited(1)	2,004,207,226	4.95
Regent Central International Limited(1)	1,753,608,019	4.33
PT Central Pertiwi(1)	110,896,074	0.27
S.W.T.Co.Ltd.	70,110,438	0.17
Iceland International Limited(2)	36,097,754	0.09
Total	40,470,734,746	100.00

_____________ Notes: (1) Entities controlled by the Jiaravanon Family (2) Founding Shareholder of CPP

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COMPARISON OF THE KEY TERMS AND CONDITIONS OF THE EXISTING NOTES AND THE AMENDED AND RESTATED NOTES

KEY TERMS AND CONDITIONS	EXISTING NOTES	AMENDED AND RESTATED NOTES

Issuer	Blue Ocean Resources Pte. Ltd.	Blue Ocean Resources Pte. Ltd.

Guarantor	PT Central Proteinaprima Tbk.	PT Central Proteinaprima Tbk.

Subsidiary Guarantors	PT Centralpertiwi Bahari PT Centralwindu Sejati PT Marindolab Pratama PT Central Panganpertiwi	PT Centralpertiwi Bahari PT Centralwindu Sejati PT Marindolab Pratama PT Central Panganpertiwi

Principal Amount	US$325,000,000	US$325,000,000

Term	5 years	8 years

Interest	11% per annum	Year 1: 2% per annum Year 2: 2% per annum Year 3: 4% per annum Year 4: 4% per annum Year 5: 4% per annum Year 6: 6% per annum Year 7: 8% per annum Year 8: 8% per annum

Interest Payment Dates	June 28 and December 28	June 30 and December 31
Principal Installment Dates / Amounts	Full amount on June 28, 2007	Date	Amount
		June 30, 2018	US$16,250,000
		December 31, 2018	US$16,250,000
		June 30, 2019	US$16,250,000
		December 31, 2019	US$16,250,000
		June 30, 2020	US$16,250,000
December 31, 2020
Remaining balance of principal outstanding (including all amounts capitalized and added to the principal amount of the Notes in accordance with the terms of the Transaction Documents (as defined in the Amended and Restated Indenture))

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Redemption
•     at the option of the Issuer at any time at 100% of the principal amount of the Existing Notes plus Applicable Premium;

•     at the option of the Issuer for tax reasons;

•     at the option of the Issuer at any time prior to June 28, 2010, up to 35% of the Existing Notes from the proceeds of one or more sales of Equity Interests at a redemption price of 111%;

•     in the event that on the first anniversary of the Issue Date an amount of US$1 million or more remains on deposit in the Escrow Account, the Issuer must use the remaining funds to make an offer to repurchase the Existing Notes at a price of 101%; and

•     within 5 days of the aggregate amount of Excess Proceeds (as defined in the Existing Indenture) exceeding US$10 million, the Issuer must make an offer to all holders of Existing Notes and all holders of other Indebtedness that is pari passu with the Existing Notes to redeem the maximum principal amount of Existing Notes and such other pari passu Indebtedness that may be redeemed out of the Excess Proceeds at a price equal to 100% of the principal amount plus accrued and unpaid interest and Additional Amounts, if any, to the date of redemption.

•     at the option of the Issuer at any time at 100% of the principal amount of the Amended and Restated Notes plus Applicable Premium;

•     at the option of the Issuer for tax reasons;

•     in the event that (a) Actual Consolidated EBITDA for any Relevant Redemption Period commencing prior to the third anniversary of the Amendment and Restatement Date exceeds Projected Consolidated EBITDA for such period by more than US$15 million or (b) Actual Consolidated EBITDA for any other Relevant Redemption Period exceeds Projected Consolidated EBITDA for such period by more than US$10 million, the Issuer must offer to apply the Available Buy-Back Amount (all as defined in the Amended and Restated Indenture) to redeem the Amended and Restated Notes and invite each Holder to tender Amended and Restated Notes for redemption by the Issuer at a discount to the face value of the Amended and Restated Notes;

•     within 5 days of the aggregate amount of Excess Proceeds (as defined in the Amended and Restated Indenture) exceeding US$1 million, the Issuer must make an offer to all holders of Amended and Restated Notes and all holders of other Indebtedness that is pari passu with the Amended and Restated Notes to redeem the maximum principal amount of Amended and Restated Notes and such other pari passu Indebtedness that may be redeemed out of the Excess Proceeds at a price equal to 100% of the principal amount plus accrued and unpaid interest and Additional Amounts, if any, to the date of redemption; and

•     within 20 days of any issuance of Equity Interests to persons other than the Company, the Issuer must offer to apply the Available Equity Issuance Proceeds (all as defined in the Amended and Restated Indenture) to redeem Amended and Restated Notes and invite each Holder to tender Amended and Restated Notes for redemption by the Issuer at a discount to the face value of the Amended and Restated Notes.

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Covenants
Comprehensive covenant package, including (but not limited to):

•     maintenance of office or agency;

•     corporate existence;

•     payment of taxes and other claims;

•     maintenance of properties and insurance;

•     compliance with laws;

•     incurrence of indebtedness and issuance of preferred shares;

•     limitation on issuance of guarantees by subsidiaries;

•     dividends and repayment of other indebtedness;

•     liens;

•     asset sales;

•     transactions with affiliates;

•     sale and leaseback transactions;

•     permitted business activities;

•     layered indebtedness; and

•     consolidation and merger.

Comprehensive covenant package, including (but not limited to):

•     maintenance of office or agency;

•     corporate existence;

•     payment of taxes and other claims;

•     maintenance of properties and insurance;

•     compliance with laws;

•     incurrence of indebtedness and issuance of preferred shares;

•     limitation on issuance of guarantees by restricted subsidiaries;

•     dividends and repayment of other indebtedness;

•     liens;

•     equity issuances;

•     asset sales;

•     transactions with affiliates;

•     sale and leaseback transactions;

•     permitted business activities;

•     layered indebtedness;

•     compliance with budgets;

•     issuer information; and

•     consolidation and merger.

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Events of Default
Events of default include (but are not limited to):

•     non-payment of principal, interest or Additional Amounts;

•     where it becomes unlawful for the Company, the Issuer or any other Pledgor to perform any of their respective obligations under the Security Documents, or the Company, the Issuer or any other Pledgor asserts that any of the Security Documents are invalid;

•     default as a result of the failure to make payment of principal or interest under any mortgage or indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness;

•     failure to pay for 60 days or more final non-appealable judgments in excess of US$15 million; and

•     insolvency.

Events of default include (but are not limited to):

•     non-payment of principal, interest or Additional Amounts;

•     where it becomes unlawful for the Company, the Issuer or any other Pledgor to perform any of their respective obligations under the Transaction Documents, or the Company, the Issuer or any other Pledgor asserts that any of the Transaction Documents are invalid;

•     default as a result of the failure to make payment of principal or interest under any mortgage or indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness;

•     failure to pay for 60 days or more final non-appealable judgments in excess of US$15 million; and

•     insolvency.

Security
Secured by:

•     a fixed and floating charge over all of the assets of the Issuer (on or after the Issue Date) including (a) a Collection Account and (b) all of the Issuer’s rights under the Advanced Purchase Agreements; and

•     a first priority pledge by the Company of its Capital Stock in  the Issuer and each of the Subsidiary Guarantors.

Secured by:

•     a first priority fixed and floating charge over all of the assets of the Issuer, including (but not limited to) the Collection Account and all of the Issuer’s rights under certain advance purchase agreements entered into by the Issuer with our Company and certain of the Subsidiary Guarantors;

•     a first priority fixed charge over the BNI Accounts (as defined in the Amended and Restated Indenture);

•     a first priority fixed charge by the Company of its capital stock in the Issuer;

•     a first priority pledge by the Company of its capital stock in each of the Subsidiary Guarantors; and

•     a first priority fixed charge by Whitemyer Corp of its capital stock in the Issuer.

Tax	Issuer must bear withholding tax and gross-up payments.	Issuer must bear withholding tax and gross-up payments.

Amendments	Consent of 51% of Holders required to amend the terms and conditions of the Existing Notes, except in relation to certain reserved matters which requires 100% consent.
Consent of more than 50% of Holders required to amend the terms and conditions of the Amended and Restated Notes, except in relation to certain reserved matters which requires 100% consent. Amended and Restated Notes held by the Company or any of the Subsidiaries will not be treated as “outstanding” for all purposes of calculations.

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Governing Law	New York law.	New York law.

Structure	Issued through trustee structure.	Issued through trustee structure.

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DESCRIPTION OF THE AMENDED AND RESTATED NOTES, THE NOTE GUARANTEES
AND THE TRANSACTION DOCUMENTS

General

The Existing Notes were issued by Blue Ocean Resources Pte. Ltd (the “Issuer”) pursuant to the Existing Indenture among the Issuer, PT Central Proteinaprima Tbk (the “Company”), PT Centralpertiwi Bahari, PT Centralwindu Sejati, PT Marindolab Pratama and PT Central Panganpertiwi (the “Subsidiary Guarantors”) and the then The Bank of New York, as trustee for the holders of the Existing Notes (the “Trustee”). The Issuer is proposing a scheme of arrangement (the “Scheme”) under Section 210 of the Companies Act (Chapter 50; 2006 Revised Edition) of the Republic of Singapore to certain of its creditors, including (but not limited to) the Trustee and the holders of the Existing Notes (collectively, the “Scheme Creditors”).

It will be a term of the Scheme that the Issuer, the Company, the  Subsidiary Guarantors and the Trustee enter into an  Amended and Restated Indenture pursuant to which the Existing Notes will be amended and restated as the US$325,000,000 Amended and Restated Step-Up Rate Guaranteed Senior Secured Notes Due 2020 (the “Amended and Restated Notes”) on the Amendment and Restatement Date. Each holder of the Existing Notes or the Amended and Restated Notes, as the case may be, is a “Noteholder” and together, the “Noteholders”.

The Existing Notes will be amended and restated in a private transaction that is not subject to the registration requirements of the Securities Act. See “Transfer Restrictions”. The terms of the Amended and Restated Notes will include those stated in the Amended and Restated Indenture. The Security Documents referred to below under the caption “—Security for the Amended and Restated Notes and the Note Guarantees” define the terms of the security for the Amended and Restated Notes.

The following description is a summary of the material provisions of the Amended and Restated Indenture and the Security Documents. It does not restate these agreements in their entirety. We urge Noteholders to read the Amended and Restated Indenture and the Security Documents in their entirety because they, and not this description, define the obligations of the Issuer, the Company and the Subsidiary Guarantors and your rights as Noteholders. Copies of the Amended and Restated Indenture and the Security Documents are available for inspection during normal business hours as set forth below under “—Additional Information”. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Amended and Restated Indenture.

The registered holder of an Amended and Restated Note will be treated as the owner of it for all purposes and no person will be liable for so treating the holder. Only registered holders will have rights under the Amended and Restated Indenture. The Noteholders are entitled to the benefit of, are bound by, and are deemed to have notice of all provisions of, the Amended and Restated Indenture.

Brief Description of the Amended and Restated Notes and the Note Guarantees

The Amended and Restated Notes will:

(1)        be general direct obligations of the Issuer;

(2)        rank pari passu in right of payment with all existing and future unsubordinated obligations of the Issuer, except for such obligations as may be preferred by provisions of law that are both mandatory and of general application;

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(3)        be secured by Liens on the Collateral, described below;

(4)        rank senior in right of payment to any future subordinated obligations of the Issuer;

(5)        rank effectively senior in right of payment to unsecured obligations of the Issuer with respect to the value of the Collateral pledged by the Pledgors securing the Amended and Restated Notes (subject to any priority rights of such unsecured obligations pursuant to applicable law); and

(6)        be unconditionally and irrevocably guaranteed, on a joint and several basis, by the Guarantors.

The Note Guarantees

The Amended and Restated Notes will be unconditionally and irrevocably guaranteed by the Company and each of the Subsidiary Guarantors (together, the “Guarantors”). Each guarantee of the Amended and Restated Notes (each, a “Note Guarantee”) will be senior obligations of each Guarantor and will not be subordinated to any other Indebtedness.

Each Note Guarantee will:

(1)        be a general direct obligation of each Guarantor;

(2)        rank pari passu in right of payment with all existing and future unsubordinated obligations of each Guarantor, except such obligations as may be preferred by provisions of law that are both mandatory and of general application;

(3)        be secured by Liens on the Collateral, described below;

(4)        rank senior in right of payment to any future subordinated obligations of each Guarantor; and

(5)        rank effectively senior in right of payment to unsecured obligations of each Guarantor with respect to the value of the Collateral pledged by the Pledgors securing the Note Guarantees (subject to any priority rights of such unsecured obligations pursuant to applicable law).

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent transfer or transaction under value under applicable law.

Additional Note Guarantees

If the Company acquires or creates another Restricted Subsidiary of the Company after the date of the Amended and Restated Indenture, then that newly acquired or created Restricted Subsidiary will become a Subsidiary Guarantor and execute a supplemental indenture to the Amended and Restated Indenture providing for a Note Guarantee (an “Additional Note Guarantee”, and, following their execution in accordance with the Amended and Restated Indenture, Additional Note Guarantees shall constitute a “Note Guarantee” hereunder) and deliver an Opinion of Counsel satisfactory to the Trustee within ten (10) Business Days of the date on which it was acquired or created.

Principal, Maturity and Interest

The Existing Notes will be amended and restated as the Amended and Restated Notes. Unless otherwise redeemed or repurchased and cancelled, on each Principal Installment Payment Date, the Issuer shall repay an aggregate principal amount of the Amended and Restated Notes in an amount equal to the Principal Installment Amount set forth below.

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Principal Installment Payment Dates	Principal Installment Amounts (US$)
June 30, 2018	16,250,000
December 31, 2018	16,250,000
June 30, 2019	16,250,000
December 31, 2019	16,250,000
June 30, 2020	16,250,000
December 31, 2020
Remaining balance of principal outstanding (including all amounts capitalized and added to the principal amount of the Amended and Restated Notes in accordance with the terms of the Transaction Documents)

Each Principal Installment Payment shall satisfy and discharge the principal amount of the Amended and Restated Notes corresponding to the amount of such Principal Installment Payment, which principal amount shall be deemed no longer outstanding for purposes of the Amended and Restated Indenture. Interest shall cease to accrue on the principal amount of the Amended and Restated Notes repaid on each Principal Installment Payment Date on and after such Principal Installment Payment Date.

The Issuer will pay interest semi-annually in arrears on June 30 and  December 31 of each year, commencing on June 30, 2013. Interest on the Amended and Restated Notes will accrue at a rate per annum (the “Note Interest Rate”) applicable to the Interest Period ending on each date as set forth below (the “Interest Payment Date”).

Interest Periods ending on	Note Interest Rate (per annum)

June 30, 2013	2%
December 31, 2013	2%
June 30, 2014	2%
December 31, 2014	2%
June 30, 2015	4%
December 31, 2015	4%
June 30, 2016	4%
December 31, 2016	4%
June 30, 2017	4%
December 31, 2017	4%
June 30, 2018	6%
December 31, 2018	6%
June 30, 2019	8%
December 31, 2019	8%
June 30, 2020	8%
December 31, 2020	8%

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The Issuer will pay interest on the Amended and Restated Notes (except defaulted interest) to the Persons who are registered holders of Amended and Restated Notes at the close of business on June 15 or December 15 immediately preceding the Interest Payment Date (the “Record Date”) even if the Amended and Restated Notes are canceled after the Record Date and on or before the Interest Payment Date. In any case in which the date of the payment of interest on the Amended and Restated Notes is not a business day in the relevant place of payment, then the payment of interest need not be made in such place on such date but may be made on the next succeeding business day in such place and no interest shall accrue if the due date is a non business day. Interest on the Amended and Restated Notes will accrue from the Amendment and Restatement Date or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Issuer shall pay interest on overdue principal at the rate borne by the Amended and Restated Notes plus one percent (1%) per annum, and it shall pay interest on overdue installments of interest at the rate borne by the Amended and Restated Notes to the extent lawful.

In the event that Actual Consolidated EBITDA for any Relevant Interest Period is less than Projected Consolidated EBITDA for such Relevant Interest Period, the Issuer will have the option to defer payment of a portion of the interest that falls due for payment on the Interest Payment Date (through (and including) the sixth Interest Payment Date) falling immediately after such Relevant Interest Period. The amount of interest that may be deferred by the Issuer will not exceed fifty percent (50%) of the total amount of interest payable in respect of the Relevant Interest Period.  Deferred interest will be capitalized and added to the principal amount of the Amended and Restated Notes on a pro rata basis and thereafter accrue interest at the rate applicable to the principal amount of the Amended and Restated Notes.  Deferred interest that is capitalized and added to the principal amount of the Amended and Restated Notes will be paid in cash on maturity.

Methods of Receiving Payments on the Amended and Restated Notes

If a Noteholder has given wire transfer instructions to the Issuer, the Issuer will pay (or cause the paying agent to pay) all principal, interest and premium and Additional Amounts, if any, on that holder’s Amended and Restated Notes in accordance with those instructions. All other payments on the Amended and Restated Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the Noteholders at their address set forth in the register of Noteholders. Interest payable on the Amended and Restated Notes held through DTC will be available to DTC participants on the business day following payment hereof.

Paying Agent and Registrar for the Amended and Restated Notes

The Bank of New York Mellon will initially act as paying agent and registrar to the Amended and Restated Notes. The Issuer may change at any time the paying agent or registrar without prior notice to Noteholders, and appoint additional or other paying agents or the Issuer may act as paying agent or registrar for the Amended and Restated Notes. So long as the Amended and Restated Notes are listed on the SGX-ST and the rules of the SGX-ST so require, the Issuer shall appoint and maintain a paying agent in Singapore where the Amended and Restated Notes may be presented or surrendered for payment or redemption, in the event that a global note is exchanged for notes in definitive form. In addition, in the event that a global note is exchanged for notes in definitive form, announcement of such exchange shall be made by or on behalf of the Issuer through the SGX-ST and such announcement will include all material information with respect to the delivery of the definitive Amended and Restated Notes, including details of the paying agent in Singapore.

The Issuer undertakes that if it appoints a paying agent in an EU Member State, it will ensure that it will maintain a paying agent in an EU Member State that will not be obliged to withhold or deduct for or on account of tax pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive.

Transfer and Exchange

A Noteholder may transfer or exchange Amended and Restated Notes in accordance with the provisions of the Amended and Restated Indenture. Noteholders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any Amended and Restated Notes selected for redemption. Also, the Issuer will not be required to transfer or exchange any Amended and Restated Notes for a period of 15 days before a selection of Amended and Restated Notes to be redeemed or 15 days before an Interest Payment Date.

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Security for the Amended and Restated Notes and the Note Guarantees

The obligations of the Issuer under the Amended and Restated Notes and the Amended and Restated Indenture and the obligations of the Guarantors under the Note Guarantees provided by the Amended and Restated Indenture will be secured by a security package and shall initially consist of the following collateral (the “Collateral”):

•
a first priority fixed and floating charge over all of the assets of the Issuer, including (but not limited to) the Collection Account (as defined in the Amended and Restated Indenture) and all of the Issuer’s rights under certain advance purchase agreements entered into by the Issuer with our Company and certain of the Subsidiary Guarantors;

•	a first priority fixed charge over the BNI Accounts (as defined below);

•	a first priority fixed charge by the Company of its capital stock in the Issuer;

•	a first priority pledge by the Company of its capital stock in each of the Subsidiary Guarantors, and

•	a first priority fixed charge by Whitemyer Corp of its capital stock in the Issuer.

The Issuer and the Company (together, the “Pledgors”) will enter into various security documents (the “Security Documents”) with the Collateral Agents to define the terms of the security for the Amended and Restated Notes and the Note Guarantees. These pledges will secure the payment and performance when due of all the obligations of the Issuer under the Amended and Restated Notes and the Amended and Restated Indenture and of the Guarantors under the Note Guarantees executed pursuant to the provisions of the Amended and Restated Indenture (together, the “Secured Obligations”) as provided in the Security Documents.

General

No appraisals of the Collateral have been prepared in connection with this Consent Solicitation. There can be no assurance that the proceeds of any sale of the Collateral, in whole or in part, pursuant to the Amended and Restated Indenture or the Security Documents following an acceleration of the Amended and Restated Notes prior to the final Principal Installment Payment Date, will be sufficient to satisfy amounts due on the Amended and Restated Notes or the Note Guarantees. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral would be sold in a timely manner or at all. Furthermore, the value of the Collateral securing the Amended and Restated Notes and the Note Guarantees may not be sufficient to satisfy the Issuer’s or the Guarantors’ obligations under the Amended and Restated Notes and the Note Guarantees. See “Risk Factors—Risks Relating to the Amended and Restated Notes and the Note Guarantees—The proceeds realized from a sale of the Collateral may not be sufficient for the Noteholders of the Amended and Restated Notes to recover all amounts due on the Amended and Restated Notes”.

Enforcement of Security

The Liens securing the Amended and Restated Notes and the Note Guarantees will be granted to the Collateral Agents. The Collateral Agents will hold such Liens in the Collateral granted pursuant to the Security Documents with sole authority, as directed by the written instruction of the Noteholders, to exercise remedies under the Security Documents. The Collateral Agents have agreed to act as secured party on behalf of the Noteholders and other secured parties under the applicable Security Documents, to follow the instructions provided to them under the Amended and Restated Indenture and the Security Documents and to carry out certain other duties. However, to the extent the Collateral Agents enforcing the security pursuant to the Security Documents sell the shares under the Collateral, the purchaser of such shares will be the legal owner of the shares only upon obtaining the approval of Badan Koordinasi Penanaman Modal (BKPM).

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All payments received and all amounts held by the Trustee or its agent in respect of the Collateral under the Security Documents will be applied as follows:

•
First:  to the Trustee and its agents, delegates and attorneys for amounts due to them under the Amended and Restated Indenture, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee, or its agents, delegates and attorneys and the costs and expenses of collection incurred in connection with the performance of its duties under the Amended and Restated Indenture, the Security Documents or the Amended and Restated Notes, including the collection or distribution of such amounts held or realized or in connection with expenses incurred in enforcing its remedies under the Security Documents and preserving the Collateral and all amounts for which the Trustee or its agents, delegates and attorneys are entitled to indemnification under the Security Documents, among others as set forth in the Amended and Restated Indenture;

•	Second: to each of the Collateral Agents, on a pro rata basis, for any amounts due to it;

•
Third:  to Noteholders for amounts due and unpaid on the Amended and Restated Notes for principal, premium and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Amended and Restated Notes for principal, premium and interest respectively; and

•	Fourth: to the Issuer or the Guarantors, as their interests may appear, or as a court of competent jurisdiction may direct.

The Collateral Agents may decline to foreclose on the Collateral or exercise remedies available if they do not receive indemnification to their satisfaction. In addition, the Collateral Agents’ ability to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior Liens and practical problems associated with the realization of the Collateral Agents’ Liens in the Collateral. Neither the Collateral Agents nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral securing the Amended and Restated Notes, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any of the Liens, or for any defect of deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens or Security Documents or any delay in doing so, in each case except to the extent that any such liabilities arise from the Collateral Agents’ fraud, willful misconduct or gross negligence.

The Security Documents provide that the Pledgors will indemnify the Collateral Agents for all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind imposed against the Collateral Agents arising out of the Security Documents except to the extent that any of the foregoing are finally judicially determined to have resulted from the fraud, gross negligence or wilful misconduct of the Collateral Agents.

Release of Security

The security created in respect of the Collateral granted under the Security Documents may be released in certain instances, including:

•	upon full repayment of the Amended and Restated Notes and satisfaction of all other obligations outstanding under the Amended and Restated Indenture and the Security Documents;

•	upon satisfaction and discharge of the Amended and Restated Indenture, as set forth under the caption “—Satisfaction and Discharge”;

•	upon a legal defeasance or covenant defeasance of the Amended and Restated Notes as set forth under the caption “—Legal Defeasance and Covenant Defeasance”;

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•	upon certain dispositions of the Collateral in accordance with the provisions described under the caption “—Asset Sales”; and

•
in whole or in part, with the consent of the Noteholders of the requisite percentage of Amended and Restated Notes in accordance with the provisions described under the caption “—Amendment, Supplement and Waiver”.

Additional Amounts

All payments made by the Issuer or any Guarantor (each, a “Payor”) under, or with respect to, the Amended and Restated Notes or the Note Guarantees will be made free and clear of, and without withholding or deduction for, or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (collectively, “Taxes”) imposed, levied, collected or assessed by the Republic of Singapore or any other jurisdiction in which the Issuer or any Guarantor is organized or resident for tax purposes or from or through which payment is made (including, in each case, any political subdivision thereof) (the “Relevant Taxing Jurisdiction”) unless the Payor is required to withhold or deduct such Taxes by law or by the official interpretation or administration thereof.

If the Payor is required to withhold or deduct any amount for or on account of Taxes imposed or levied by a Relevant Taxing Jurisdiction from any payment made under or with respect to the Amended and Restated Notes or the Note Guarantees, the Payor will pay such additional amounts (the “Additional Amounts”) as may be necessary (without duplication) so that the net amount received by each Noteholder of an Amended and Restated Note (including Additional Amounts) on the Note Guarantees, as the case may be, after such withholding or deduction will not be less than the amount such Noteholder would have received if such Taxes had not been required to be withheld or deducted.

However, no such Additional Amounts will be payable with respect to any payment on any Amended and Restated Note or under the Note Guarantees to the extent:

•
that any Taxes would not have been imposed but for the existence of any present or former connection between the beneficial owner or Noteholder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over such holder, if the Noteholder is an estate, a trust, a partnership or a corporation) of an Amended and Restated Note and the Relevant Taxing Jurisdiction, other than a connection arising solely from:

(1)	the holding of such Amended and Restated Note;

(2)	the exercise of any right provided by such Amended and Restated Note or Note Guarantees;

(3)	the enforcement of the terms of such Amended and Restated Note or Note Guarantees; or

(4)	the receipt of payments with respect to such Amended and Restated Note or Note Guarantees;

•
of any such Taxes with respect to an Amended and Restated Note presented for payment more than thirty (30) days after the date on which that payment became due and payable or the date on which payment is provided for and notice given to beneficial owners or Noteholders of Amended and Restated Notes, whichever occurs later, except to the extent that payments to the relevant Noteholder would have been subject to deduction or withholding of Taxes, and the beneficial owner or Noteholder of such Amended and Restated Note would have been entitled to such Additional Amounts on presenting such Amended and Restated Note for payment on the last day of such thirty (30)-day period;

•
that any such Taxes would not have been imposed but for the failure of the beneficial owner or the Noteholder of such Amended and Restated Note to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the Relevant Taxing Jurisdiction of the beneficial owner or the Noteholder of such Amended and Restated Note, in each case if compliance is required by law, regulation, administrative practice, treaty or other governmental doctrine as a precondition to exemption from, or reduction in the rate of, deduction or withholding of such Taxes;

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•
of any estate, inheritance, gift, sales, transfer, personal property or other similar tax, assessment, or other governmental charge imposed with respect to such Amended and Restated Notes or under the Note Guarantees;

•
that any such taxes, duties, assessments or governmental charges are imposed on a payment to an individual and is required to be made pursuant to any European Union directive on the taxation of savings income implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 (including European Union Directive on the Taxation of Savings Income (Directive 2003/48/EC)) or any law implementing or complying with, or introduced in order to conform to, such Directive);

•
such Amended and Restated Note was presented for payment by or on behalf of a Noteholder who would have been able to avoid such withholding or deduction by presenting the relevant Amended and Restated Note to another paying agent in a different jurisdiction;

•
any tax, duty, assessment or other governmental charge which is payable otherwise than by deduction on or withholding from payments of (or in respect of) principal of, premium, if any, or interest on, the Amended and Restated Notes or under the Note Guarantees; or

•	of any combination of the circumstances above.

Any reference herein to principal, premium or interest shall be deemed also to refer to any Additional Amounts to the extent such Additional Amounts are, were or would be payable in respect thereof under the covenant referred to in this section “—Additional Amounts,” unless the context otherwise requires.

Although the Trustee has no duty to monitor the tax compliance status of the Issuer or the Guarantors, upon request, the Issuer shall provide the Trustee with certified copies of tax receipts or other documentation, to the extent available, satisfactory to the Trustee evidencing the payment of any taxes with respect to payments on the Amended and Restated Notes, and the Guarantors shall provide the Trustee with certified copies of tax receipts or other documentation, to the extent available, satisfactory to the Trustee evidencing the payment of any Taxes with respect to payments under the Note Guarantees. Copies of this documentation will be made available to the Noteholders or (to the extent evidence of beneficial ownership reasonably satisfactory to the applicable Payor is provided to such Payor) beneficial owners of the Amended and Restated Notes or the paying agent upon request.

A Noteholder will also not be entitled to receive Additional Amounts to the extent that such amounts relate to any payment of the principal of, premium, if any, or any interest on the Amended and Restated Notes or under the Note Guarantees to any Noteholder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the Relevant Taxing Jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the benefit of such Additional Amounts had it been the Noteholder of such Amended and Restated Note or the beneficiary under the Note Guarantees.

At least thirty (30) days prior to each date on which any payment under or with respect to the Amended and Restated Notes or the Note Guarantees is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the thirtieth (30th) day prior to such date, in which case it shall be promptly thereafter), if the Payor will be obligated to pay Additional Amounts with respect to such payment, the Payor will deliver to the Trustee an officer’s certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Noteholders on the payment date Each such officer’s certificate shall be relied upon until receipt of a further officer’s certificate addressing such matters.

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The Payor will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of the Amended and Restated Notes or any other document or instrument referred to therein (other than a transfer of the Amended and Restated Notes), or the receipt of any payment with respect to the Amended and Restated Notes or the Note Guarantees, excluding any such taxes, charges or similar levies imposed by any jurisdiction that is not a Relevant Taxing Jurisdiction, other than those resulting from, or required to be paid in connection with, the enforcement of the Amended and Restated Notes or the Note Guarantees or any other such document or instrument following the occurrence of any acceleration of the Amended and Restated Notes prior to their Stated Maturity.

The foregoing obligations will survive any termination, defeasance or discharge of the Amended and Restated Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized or any political subdivision or taxing authority or agency thereof or therein.

Redemption For Tax Reasons

The Amended and Restated Notes may be redeemed, at the option of the Issuer, in whole but not in part, at any time upon giving not less than thirty (30) nor more than sixty (60) days’ written notice to the Trustee (which notice shall be irrevocable), at a redemption price equal to the aggregate principal amount thereof, plus accrued and unpaid interest to the date fixed by the Issuer for redemption (the “Tax Redemption Date”) (subject to the right of Noteholders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date, if the Issuer determines that, as a result of:

(1)        any change in, or amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder) of Indonesia or Singapore (or any political subdivision or taxing authority of Indonesia or Singapore) affecting taxation which becomes effective on or after the date of the Amended and Restated Indenture; or

(2)        any change in position regarding the application, administration or any new or different interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after the date of the Amended and Restated Indenture,

(i) the Issuer is, or on the next Interest Payment Date would be, required to pay Additional Amounts or (ii) the Company is, or on the next Interest Payment Date would be, unable, for reasons outside its control, to cause the Issuer to pay amounts due under the Amended and Restated Notes, and with respect to any amount due under the Note Guarantees or the Amended and Restated Indenture as a result of the Issuer’s failure to pay any such amounts under the Amended and Restated Notes, the Company is, or on the next Interest Payment Date would be, required to pay Additional Amounts, provided that, with respect to Indonesian taxes, the Company is required to pay Additional Amounts with respect to taxes imposed by Indonesia at a rate in excess of twenty percent (20%) or (iii) with respect to any payment to the Issuer to enable the Issuer to make any payment of principal of, or interest on, the Amended and Restated Notes or the Additional Amounts, the Company is or on the next Interest Payment Date would be, required to deduct or withhold any tax of Indonesia (or any political subdivision or taxing authority thereof or therein) at a rate in excess of twenty percent (20%), and in each case the Issuer (or the Company) determines that such payment obligation cannot be avoided by the Issuer (or the Company) taking reasonable measures.

Notwithstanding the preceding paragraph, no such notice of redemption shall be given earlier than ninety (90) days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amount or make such withholding or deduction if a payment in respect of the Amended and Restated Notes or the Note Guarantees were then due. Prior to the mailing of any notice of redemption of the Amended and Restated Notes pursuant to the foregoing, the Issuer will deliver to the Trustee an opinion of an independent tax counsel acceptable to the Trustee to the effect that the circumstances referred to above exist. The Trustee shall accept such Opinion of Counsel as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the Noteholders.

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Note Buy-Backs

In the event that (i) Actual Consolidated EBITDA for any Relevant Redemption Period commencing prior to the third anniversary of the Amendment and Restatement Date exceeds Projected Consolidated EBITDA for such period by more than US$15 million or (ii) Actual Consolidated EBITDA for any other Relevant Redemption Period exceeds Projected Consolidated EBITDA for such period by more than US$10 million, the Issuer shall, within twenty (20) calendar days of delivery to the Trustee of the Company’s financial statements for the last quarter of that Relevant Redemption Period (or if earlier, the date on which the Issuer was required to deliver such financial statements to the Trustee), deliver a notice in writing (a “Tender Offer Notice”) to each Holder, offering (a “Tender Offer”) to apply the Available Buy-Back Amount in redemption of the Amended and Restated Notes in accordance with the provisions of the Amended and Restated Indenture and inviting each Noteholder to tender Amended and Restated Notes for redemption by the Issuer at a discount to the face value of the Amended and Restated Notes.

Any Noteholder wishing to tender Amended and Restated Notes for redemption by the Issuer at a discount to the face value of the Amended and Restated Notes (a “Bid”) shall be required to deliver a notice in writing (a “Bid Notice”) to the Issuer on or prior to the date falling thirty (30) calendar days from the date of the Tender Offer Notice. The Bid Notice must specify, inter alia:

(1)        the principal amount of Amended and Restated Notes in respect of which the relevant Bid is submitted; and

(2)        the price at which the relevant Noteholder requires such Amended and Restated Notes to be redeemed.

The Issuer will accept Bids in inverse order of the redemption price offered (with the offer representing the largest discount to the face value of the Amended and Restated Notes being accepted first). If the Issuer receives two (2) or more Bids at the same redemption price, it shall accept such Bids on a pro rata basis. The Issuer shall be entitled to accept any Bid in part to the extent that the Available Buy-Back Amount is insufficient to enable it to accept such Bid in full.

If the Issuer accepts a Bid, it shall deliver a notice in writing (a “Bid Acceptance Notice”) to the relevant Noteholder within fourteen (14) calendar days of the date of the relevant Bid Notice.

If the Issuer delivers a Bid Acceptance Notice in accordance with the provision of the Amended and Restated Indenture:

(1)        the Issuer shall redeem the Amended and Restated Notes specified in such Bid Acceptance Notice on the date falling fourteen (14) calendar days from the date of such Bid Acceptance Notice (or, if such date is not a Business Day, on the next succeeding Business Day);

(2)        the relevant amount of the Amended and Restated Notes shall be cancelled on receipt of the redemption proceeds; and

(3)        the Issuer will immediately following such redemption and cancellation notify the Trustee that such Amended and Restated Notes have been redeemed and cancelled.

To the extent that any portion of the Available Buy-Back Amount remains following the consummation of a Tender Offer as set out above, within thirty (30) calendar days from delivery of all Bid Acceptance Notices, or in the event that no Bids are submitted, within forty (40) calendar days from the date of the Tender Offer Notice, the Issuer will deliver a notice in writing to each Noteholder offering to apply the remaining Available Buy-Back Amount pro rata among the Noteholders in redemption of the Amended and Restated Notes. The offer price will be equal to one hundred percent (100%) of the principal amount plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, and will be payable in cash from such remaining Available Buy-Back Amount. The Issuer will notify the Trustee of any redemption of the Amended and Restated Notes immediately following such redemption.

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The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Amended and Restated Notes pursuant to any Tender Offer. To the extent that the provisions of any securities laws or regulations conflict with the Tender Offer provisions of the Amended and Restated Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Amended and Restated Indenture by virtue of such compliance.

Optional Redemption

The Issuer may at its option redeem the Amended and Restated Notes, in whole but not in part, at a redemption price equal to one hundred percent (100%) of the principal amount of the Amended and Restated Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including) the redemption date.

The Issuer will give not less than thirty (30) days’ nor more than sixty (60) days’ notice of any redemption provided, however, that redemption notices may be mailed more than sixty (60) days prior to a redemption date if the notice is issued in connection with a defeasance of the Amended and Restated Notes or a satisfaction and discharge of the Amended and Restated Indenture. Notices of redemption may not be conditional. The Trustee will select Amended and Restated Notes for redemption on a pro rata basis, unless otherwise required by law or applicable stock exchange requirements.

An Amended and Restated Note of US$100,000 in principal amount or less shall not be redeemed in part. If any Amended and Restated Note is to be redeemed in part only, the notice of redemption relating to such Amended and Restated Note will state the portion of the principal amount to be redeemed. A new Amended and Restated Note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Amended and Restated Note. On or after the redemption date, interest will cease to accrue on Amended and Restated Notes or portions of them called for redemption.

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Amended and Restated Notes or portions thereof called for redemption on the applicable redemption date.

No Mandatory Redemption or Sinking Fund

There will be no mandatory redemption or sinking fund payments for the Amended and Restated Notes.

Repurchase by the Issuer, the Company and its Subsidiaries

The Issuer, the Company or any of its Subsidiaries may only purchase Amended and Restated Notes in the open market at the then current market price or as otherwise provided in the Amended and Restated Indenture. Amended and Restated Notes purchased by the Issuer, the Company or its Subsidiaries or Affiliates will not be considered to be outstanding for voting purposes, and shall be promptly surrendered to any paying agent for cancellation.

Repurchase at the Option of Noteholders

Change of Control Offer

If a Change of Control occurs, each Noteholder will have the right to require the Issuer to repurchase all or any part (equal to US$100,000 or an integral multiple of US$1,000 in excess thereof) of that holder’s Amended and Restated Notes pursuant to an offer (the “Change of Control Offer”) on the terms set forth in the Amended and Restated Indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to one hundred and one percent (101%) of the aggregate principal amount of Amended and Restated Notes repurchased plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, subject to the rights of Noteholders on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within ten days following any Change of Control, the Issuer will mail a notice to each Noteholder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Amended and Restated Notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is mailed, pursuant to the procedures required by the Amended and Restated Indenture and described in such notice.

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The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Amended and Restated Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Amended and Restated Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Amended and Restated Indenture by virtue of such compliance. The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable (for so long as the Amended and Restated Indenture is in effect) whether or not any other provisions of the Amended and Restated Indenture are applicable.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)        accept for payment all Amended and Restated Notes or portions of Amended and Restated Notes properly tendered pursuant to the Change of Control Offer;

(2)        deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Amended and Restated Notes or portions of Amended and Restated Notes properly tendered; and

(3)        deliver or cause to be delivered to the Trustee the Amended and Restated Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Amended and Restated Notes or portions of Amended and Restated Notes being purchased by the Issuer.

The paying agent will promptly mail to the registered holder of each Amended and Restated Note properly tendered the Change of Control Payment for such Amended and Restated Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each such Noteholder a new Amended and Restated Note equal in principal amount to any unpurchased portion of the Amended and Restated Notes surrendered, if any. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if:

(1)        a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Amended and Restated Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Amended and Restated Notes properly tendered and not withdrawn under the Change of Control Offer, or

(2)        notice of redemption has been given pursuant to the Amended and Restated Indenture to redeem the Amended and Restated Notes in whole but not in part as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Noteholder to require the Issuer to repurchase its Amended and Restated Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain. The Issuer’s obligation to make a Change of Control Offer upon a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the Noteholders of a majority in principal amount of the Amended and Restated Notes. See “Amendment, Supplement and Waiver”.

The Issuer’s ability to pay cash to the Noteholders of Amended and Restated Notes upon a repurchase may be limited by the Issuer’s and the Company’s then existing financial resources. See “Risk Factors—Risks Relating to the Amended and Restated Notes and the Note Guarantees—We may be unable to finance a Change of Control Offer”.

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Selection and Notice

If less than all of the Amended and Restated Notes are to be redeemed at any time, the Trustee will select Amended and Restated Notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No Amended and Restated Notes of US$100,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least thirty (30) but not more than sixty (60) days before the redemption date to each Noteholder to be redeemed at its registered address, except that redemption notices may be mailed more than sixty (60) days prior to a redemption date if the notice is issued in connection with a defeasance of the Amended and Restated Notes or a satisfaction and discharge of the Amended and Restated Indenture. Notices of redemption may not be conditional.

If any Amended and Restated Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Amended and Restated Note in principal amount equal to the unredeemed portion of the original Amended and Restated Note will be issued in the name of the Noteholder upon cancellation of the original Amended and Restated Note. Amended and Restated Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Amended and Restated Notes or portions of Amended and Restated Notes called for redemption.

Certain Covenants

Limitation on Asset Sales

The Company will not, and will not permit any of its Subsidiaries to consummate an Asset Sale unless:

(1)        the Company, or the Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests sold or otherwise disposed of, and

(2)        at least seventy five percent (75%) of the consideration received in the Asset Sale by the Company or such Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:  (i) any liabilities (as shown on the Company’s or such Subsidiary’s most recent consolidated balance sheet of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Amended and Restated Notes or any Note Guarantee)) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and (ii) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

Any Net Proceeds from Asset Sales will constitute “Excess Proceeds”. When Excess Proceeds from any Asset Sale exceed US$1 million, within five (5) days thereof, the Issuer will make an offer (an “Asset Sale Offer”) to all Noteholders and all holders of other Indebtedness that is pari passu with the Amended and Restated Notes containing provisions similar to those set forth in the Amended and Restated Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Amended and Restated Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to one hundred percent (100%) of the principal amount plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the Amended and Restated Indenture. If the aggregate principal amount of Amended and Restated Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Issuer will provide to the Trustee an Officer’s Certificate stating such principal amounts of Amended and Restated Notes, such other pari passu Indebtedness and such amount of Excess Proceeds and the Trustee shall apply a pro rata portion of the Excess Proceeds to purchase the Amended and Restated Notes. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

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The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Amended and Restated Notes pursuant to an Asset Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Amended and Restated Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Amended and Restated Indenture by virtue of such compliance.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly:

(1)        declare or pay dividends or make any other payment or distribution on account of the Company’s or any of its Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2)        purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company;

(3)        make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Subsidiary that is contractually subordinated to the Amended and Restated Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4)        make any Restricted Investment,

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”).

Notwithstanding the restrictions found in the paragraph above, so long as no Default has occurred and is continuing or would be caused thereby, the restriction found in paragraph (1) above will not prohibit the Company from declaring or paying dividends if on the date of each such declaration or payment:

(1)        the Company and the Subsidiary Guarantors, as a group, maintained a Fixed Charge Coverage Ratio in excess of 10:1 for the then most recently completed four (4) quarter period for which financial statements have been prepared in accordance with the Amended and Restated Indenture;

(2)        the Company and the Subsidiary Guarantors, as a group, maintained a total Indebtedness to Consolidated EBITDA ratio of 1:1 for the then most recently completed four (4) quarter period for which financial statements have been prepared in accordance with the Amended and Restated Indenture; and

(3)        all Restricted Payments, taken as a whole, do not exceed five percent (5%) of Consolidated Net Income for the then most recently completed four (4) quarter period for which financial statements have been prepared in accordance with the Amended and Restated Indenture.

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Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly Incur any Indebtedness (including Acquired Indebtedness), and the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of Preferred Stock.

The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1)        the Incurrence by the Company and its Subsidiaries (other than the Issuer) of drawn and undrawn commitments of Existing Debt, provided that the Existing Debt incurred under any single Existing Facility may not exceed the maximum available commitment of the lenders under such Existing Facility on the Amendment and Restatement Date;

(2)        the Incurrence by the Company or any Subsidiaries (other than the Issuer) of guarantees of term loans and working capital facilities extended to plasma farmers in connection with their purchase of ponds (other than the AWS Ponds) and other assets meeting the definition of Permitted Business from the Company or any Restricted Subsidiary pursuant to the Nucleus Partnership Project (other than assets relating to the AWS Ponds);

(3)        the Incurrence by the Issuer, the Company and Subsidiary Guarantors of Indebtedness represented by the Amended and Restated Notes and the related Note Guarantees to be issued on the Amendment and Restatement Date;

(4)        the Incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Amended and Restated Indenture to be Incurred under the first paragraph of this covenant or clauses (1), (2), (3) and (10) of this paragraph;

(5)        the Incurrence by the Company or any of its Subsidiaries (other than the Issuer) of intercompany Indebtedness between or among the Company and any of its Subsidiaries; provided, however, that:

(a)       such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Amended and Restated Notes, in the case of the Issuer, or the Note Guarantee, in the case of a Guarantor; and

(b)       (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held (as an asset) by a Person other than the Company or a Restricted Subsidiary of the Company and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

(c)            no Subsidiary Guarantor may incur any intercompany Indebtedness to any Subsidiary that is not also a Subsidiary Guarantor;

(6)        the Incurrence by the Company or any of its Subsidiary Guarantors of Hedging Obligations in the ordinary course of business;

(7)        the guarantee by the Company or a Subsidiary Guarantor of Indebtedness of a Subsidiary Guarantor or Restricted Subsidiary of the Company that was permitted to be Incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Amended and Restated Notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

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(8)        the Incurrence by the Company or any Subsidiary Guarantor of Indebtedness in respect of workers’ compensation claims, self insurance obligations, bankers’ acceptances, letters of credit for trade, performance and surety bonds in the ordinary course of business;

(9)        the Incurrence by the Company or any Subsidiary Guarantor of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered with five Business Days;

(10)        the Incurrence by the Company or any Subsidiary Guarantor of additional Indebtedness Incurred for working capital purposes in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to renew, refund, refinance, replace, defease or discharge any such additional Indebtedness, not to exceed:  (1) IDR 250 billion, or (2) from and including January 1, 2015, provided that, Actual Consolidated EBITDA for the four-quarterly period ending immediately prior to the date on which such additional Indebtedness is incurred is equal to or greater than Projected Consolidated EBITDA for such four-quarterly period, IDR 450 billion.

The Company will not Incur, and will not permit any of its Subsidiaries to Incur, any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Subsidiary unless such Indebtedness is also contractually subordinated in right of payment to the Amended and Restated Notes and the Note Guarantees on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (10) above, the Company will be permitted to classify such item of Indebtedness on the date of its Incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. The amount of any Indebtedness outstanding as of any date will be:

(1)        the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)        the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)        in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)       the Fair Market Value of such assets at the date of determination; and

(b)       the amount of the Indebtedness of the other Person.

Limitation on Issuances of Guarantees by Subsidiaries

The Company will not permit any Subsidiary which is not a Subsidiary Guarantor, directly or indirectly, to guarantee any Indebtedness (“Guaranteed Indebtedness”) of the Company or any other Restricted Subsidiary, unless (1) (a) such Restricted Subsidiary, simultaneously executes and delivers a supplemental indenture to the Amended and Restated Indenture providing for an unsubordinated Subsidiary guarantee of payment of the Amended and Restated Notes by such Restricted Subsidiary and (b) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary guarantee until the Amended and Restated Notes have been paid in full or (2) such guarantee and such Guaranteed Indebtedness are permitted by clause (2) of the second paragraph of the “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” covenant.

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If the Guaranteed Indebtedness (A) ranks pari passu in right of payment with the Amended and Restated Notes or any Subsidiary guarantee, then the guarantee of such Guaranteed Indebtedness shall rank pari passu in right of payment with, or subordinated to, the Subsidiary guarantee or (B) is subordinated in right of payment to the Amended and Restated Notes or any Subsidiary guarantee, then the guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Amended and Restated Notes or the Subsidiary guarantee.

Limitation on Liens

The Issuer shall not, directly or indirectly, incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets, whether owned at the Amendment and Restatement Date or acquired after that date, or any interests therein or any income or profits therefrom. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset of the Company or any of its Subsidiaries whether owned on the date of the Amended and Restated Indenture or thereafter acquired, except Permitted Liens, unless it has made or will make effective provision whereby the Amended and Restated Notes will be secured by such Lien equally and ratably with (or prior to) all other Indebtedness of the Company or any of its Subsidiaries secured by such Lien.

Limitation on Equity Issuance

The Issuer, the Company and the Subsidiaries shall not be permitted to issue any Equity Interests to Persons other than the Company following the Amendment and Restatement Date without the prior written consent of each Noteholder of Amended and Restated Notes, save that the Company will be permitted to issue Equity Interests if (i) any such issue of Equity Interests does not result in a Change of Control and (ii) not less than fifteen percent (15%) of the total proceeds of such issuance of Equity Interests (the “Available Equity Issuance Proceeds”) are applied towards the redemption of Amended and Restated Notes as follows:

(1)        The Issuer shall, within twenty (20) calendar days of such issuance of Equity Interests, deliver a Tender Offer Notice to each Holder, offering to apply the Available Equity Issuance Proceeds in redemption of the Amended and Restated Notes in accordance with the terms of the Amended and Restated Indenture and inviting each Noteholder to tender Amended and Restated Notes for redemption by the Issuer at a discount to the face value of the Amended and Restated Notes.

(2)        Any Noteholder wishing to submit a Bid shall be required to deliver a Bid Notice to the Issuer on or prior to the date falling thirty (30) calendar days from the date of the Tender Offer Notice. The Bid Notice must specify, inter alia:

(i)       the principal amount of Amended and Restated Notes in respect of which the relevant Bid is submitted; and

(ii)       the price at which the relevant Noteholder requires such Amended and Restated Notes to be redeemed.

(3)        The Issuer will accept Bids in inverse order of the redemption price offered (with the offer representing the largest discount to the face value of the Amended and Restated Notes being accepted first). If the Issuer receives two (2) or more Bids at the same redemption price, it shall accept such Bids on a pro rata basis. The Issuer shall be entitled to accept any Bid in part to the extent that the Available Equity Issuance Proceeds are insufficient to enable it to accept such Bid in full.

(4)        If the Issuer accepts a Bid, it shall deliver a Bid Acceptance Notice to the relevant Noteholder within fourteen (14) calendar days of the date of the relevant Bid Notice.

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(5)        If the Issuer delivers a Bid Acceptance Notice in accordance with the terms of the Amended and Restated Indenture:

(i)       it shall redeem the Amended and Restated Notes specified in such Bid Acceptance Notice on the date falling fourteen (14) calendar days from the date of such Bid Acceptance Notice (or, if such date is not a Business Day, on the next succeeding Business Day);

(ii)       the relevant amount of the Amended and Restated Notes shall be cancelled on receipt of the redemption proceeds; and

(iii)       it will immediately following such redemption and cancellation notify the Trustee that such Amended and Restated Notes have been redeemed and cancelled.

(6)        To the extent that any portion of the Available Equity Issuance Proceeds remains following the consummation of a Tender Offer as set out above, within thirty (30) calendar days from delivery of all Bid Acceptance Notices, or in the event that no Bids are submitted, within forty (40) calendar days from the date of the Tender Offer Notice, the Issuer will deliver a notice in writing to each Noteholder offering to apply the remaining Available Equity Issuance Proceeds pro rata among the Noteholders in redemption of the Amended and Restated Notes. The offer price will be equal to one hundred percent (100%) of the principal amount plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, and will be payable in cash from such remaining Available Equity Issuance Proceeds. The Issuer will notify the Trustee of any redemption of Amended and Restated Notes pursuant to this Section immediately following such redemption.

(7)        The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Amended and Restated Notes pursuant to any Tender Offer. To the extent that the provisions of any securities laws or regulations conflict with the Tender Offer provisions of the Amended and Restated Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section by virtue of such compliance.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction provided, however, that this “Limitation on Sale and Leaseback Transactions” covenant shall not prohibit any Sale and Leaseback Transaction which was entered into prior to June 28, 2007, or any Capital Lease Obligations as set forth in the Amended and Restated Indenture and incurrence of any Permitted Refinancing Indebtedness in respect of any such Sale and Leaseback Transaction or Capital Lease Obligations.

Limitation on Layered Debt

The Company will not, and will not permit any Subsidiary to, nor shall any Subsidiary Incur any Indebtedness that is both subordinate or junior in right of payment to any Senior Indebtedness of the Company or such Subsidiary and senior in respect in right of payment to any guarantee of the Company or any Subsidiary.

Limitation on Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1)        pay dividends or make any other distributions on its Capital Stock to the Company or any of its Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Subsidiaries;

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(2)        make loans or advances to the Company or any of its Subsidiaries; or

(3)        sell, lease or transfer any of its properties or assets to the Company or any of its Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)        the Amended and Restated Indenture, the Amended and Restated Notes, the Note Guarantees executed pursuant to the provisions of the Amended and Restated Indenture and the Security Documents;

(2)        applicable law, rule, regulation or order;

(3)        customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(4)        purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(5)        Permitted Refinancing Indebtedness and any amendment, modification, supplement or novation thereof; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness (and any amendments, modifications, supplements or novations thereof), are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(6)        Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Limitation on Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(7)        provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(8)        restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(9)        restrictions relating to Indebtedness of a Restricted Subsidiary of the Company existing at the time it became a Restricted Subsidiary, provided that (x) such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary and (y) such restriction is not applicable to any Persons other than such Restricted Subsidiary.

Merger, Consolidation and Sale of Properties

The Company shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the Properties of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person.

The Company shall not, directly or indirectly, lease all or substantially all of the Properties of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

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This “Merger, Consolidation and Sale of Properties” covenant shall not apply to any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and any Wholly-Owned Subsidiary Guarantor, provided that, (1) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Amended and Restated Indenture and the Note Guarantee pursuant to agreements satisfactory to the Trustee and (2) immediately after such transaction, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

The Issuer shall not merge, consolidate, amalgamate or otherwise combine with or into another Person except the Company or another Wholly Owned Subsidiary organized to avoid the payment of Additional Amounts that would otherwise be payable hereunder and that would satisfy the requirements of the provisions described below in the first paragraph under the caption “—Limitation on Other Activities”, or sell, convey, transfer, lease or otherwise dispose of any material property or assets to any Person except the Company or such Wholly Owned Subsidiary; provided that, in the event it so combines with the Company or such Wholly Owned Subsidiary, then immediately after such transaction the Company or such Wholly Owned Subsidiary (or if the Company or such Wholly Owned Subsidiary is not the surviving person, such surviving person) shall (a) assume all of the obligations of the Issuer under the Amended and Restated Indenture and the Amended and Restated Notes pursuant to a supplemental indenture in form satisfactory to the Trustee and (b) deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel from independent tax counsel, each of which complies with applicable provisions of the Amended and Restated Indenture. Such Opinion of Counsel shall include statements (in addition to any other statements required by the Amended and Restated Indenture) to the effect that Noteholders of Amended and Restated Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such transaction and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

The Company shall deliver, or cause to be delivered, to the Trustee, in form and substance satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto complies with this “Merger, Consolidation and Sale of Properties” covenant and that all conditions precedent herein providing for relating to such transaction have been satisfied, including that (1) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Amended and Restated Indenture and the Note Guarantee pursuant to agreements satisfactory to the Trustee and (2) immediately after such transaction, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Limitation on Transactions with Affiliates

The Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1)        the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)        the Company delivers to the Trustee:

(a)       with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$2 million in any Financial Year, a Board Resolution of the Company stating that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(b)       with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$4 million in any Financial Year, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an Independent Appraiser.

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The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)        any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)        transactions between or among the Company and/or its Subsidiary Guarantors;

(3)        payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Company;

(4)        Restricted Payments that do not violate the provisions of the Amended and Restated Indenture described above under the caption “—Limitation on Restricted Payments”;

(5)        any agreement as in effect as of the Amendment and Restatement Date as described in this Information Memorandum or any renewal or extension thereof or any transaction contemplated thereby (including pursuant to any amendment thereto or renewal or extension thereof) or in any replacement agreement thereto as long as any such amendment, renewal, extension or replacement agreement is not more disadvantageous to the Noteholders in any material respect than the original agreement as in effect on the Amendment and Restatement Date; and

(6)        the purchase of shrimp feed, raw materials for the production of shrimp, shrimp feed or fish feed or fuel from a Permitted Supplier.

The Company will not, and will not permit any of its Subsidiaries to enter into any transaction or series of related transactions for the purchase of shrimp feed, raw materials for the production of shrimp, shrimp feed or fish feed or fuel from a Permitted Supplier, unless:

(a)         such transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person; and

(b)         the Company delivers to the Trustee:

(i) with respect to any such transaction or series of related transactions involving aggregate consideration in excess of US$5 million in an Financial Year, a Board Resolution stating that such transaction complies with this covenant and that such transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(ii) with respect to any such transaction or series of related transactions involving aggregate consideration in excess of US$10 million in any Financial Year, an opinion as to the fairness to the Company or such Subsidiary of such transaction from a financial point of view issued by an Independent Appraiser.

Limitation on Business

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

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Limitation on Other Activities

(1)        The Issuer will not engage in any business activity or undertake any other activity other than (i) acting as an export trading entity for the Company and its Subsidiaries and (ii) the issuance of the Amended and Restated Notes and other Permitted Indebtedness and lending or otherwise advancing the proceeds thereof to the Company and its Subsidiaries.

(2)        The Company shall, and shall cause each of its Subsidiaries to, take all such actions as are necessary to ensure that all receivables, other than those from Exempted Customers, denominated in currencies other than the Rupiah on account of export sales of its products shall be paid to the Issuer and into the Collection Account in accordance with the provisions of the Amended and Restated Indenture and the Cash Management Agreement.

(3)        The provisions set out in (1) and (2) above shall remain effective notwithstanding the occurrence of a Default or Event of Default that is continuing.

(4)        The Issuer shall at all times remain a Wholly-Owned Subsidiary of the Company.

(5)        For so long as any Amended and Restated Notes are outstanding, neither the Issuer nor the Company will commence or take any action to cause a winding-up or liquidation of the Issuer.

(6)        Neither the Company nor any of its Subsidiaries shall change the commencement or end date of its financial year unless so required by any applicable law or regulation.

(7)        The Issuer, the Company and its Subsidiaries shall maintain a Qualified Auditor as its statutory auditor.

(8)        The Issuer, the Company and its Subsidiaries shall comply with the terms of each Budget and any AWS Capex Budget.

(9)        The Company will at all times do or cause to be done all such acts and things as may be required by the provisions of the Cash Management Agreement.

Compliance with Budgets

The Issuer and the Company shall deliver, or cause to be delivered, to the Trustee an annual budget (an “Annual Budget”), in substantially the same form as the Initial Budget, no later than twenty-eight (28) calendar days prior to the commencement of each Financial Year. Each Annual Budget will include details of:

(1)        expected operational expenditures for the Financial Year to which such Annual Budget relates; and

(2)        any changes to the expected capital expenditure for that Financial Year outlined in the Initial Budget.

The Trustee shall, upon written request (at the expense of the Issuer and the Company), furnish such copies it receives from the Issuer and the Company to the Noteholders of Amended and Restated Notes.

In the event that:

(1)        any individual line item in the Initial Budget or any Annual Budget is exceeded by more than five percent (5%); or

(2)        the total operating expenditure provided for in any Budget is exceeded by more than five percent (5%); or

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(3)        the total capital expenditure for any Financial Year exceeds the budgeted capital expenditure for that Financial Year provided for in the Initial Budget by more than five percent (5%);

the Issuer and the Company will be required to promptly (and in any event within ten (10) calendar days of becoming aware of the deviation from the relevant Budget) notify the Trustee and provide a written explanation of the reasons for the deviation, together with reasonable supporting evidence satisfactory to the Trustee.

In the event that:

(1)        any individual line item in any Budget is exceeded by more than ten percent (10%); or

(2)        the total operating expenditure provided for in any Budget is exceeded by more than ten percent (10%); or

(3)        the total capital expenditure for any Financial Year exceeds the budgeted capital expenditure for that Financial Year provided for in the Initial Budget by more than ten percent (10%);

the Issuer and the Company will deliver, or cause to be delivered, a written explanation of the relevant increase, which must also be accompanied by a written confirmation from the Financial Advisor that the relevant increase is justified and was unavoidable in the circumstances. In determining whether any increase in the expected capital expenditures outlined in the Initial Budget is justified and was unavoidable in the circumstances, the Financial Advisor shall take account of: (i) the impact of Indonesian consumer and retail price inflation during the period since the Amendment and Restatement Date; and (ii) any scheduling delays.

Compliance with AWS Capex Budget

Any costs associated with the closure of the AWS Ponds and any financial obligations or commitments (howsoever described) that the Company or any of its Subsidiaries has, or could have, in relation to the AWS Ponds will be reflected in the Initial Budget and (where applicable) subsequent Annual Budgets. In the event that the Company or any of its Subsidiaries wishes to recommence the operations of the AWS Ponds or related facilities (including processing facilities) or to provide any financial support in relation thereto, including the incurrence of any capital or other expenditure in connection with the reopening or revitalization of the AWS Ponds and/or any relocation or recommencement of or additions to any of the shrimp or other processing or related facilities (an “AWS Capex Budget”), such AWS Capex Budget (including the proposed source and application of the funding for the same) must first be reviewed by the Financial Advisor and then submitted to the Trustee who will furnish (at the Company’s expense) the AWS Capex Budget proposal with a copy of the Initial Budget and (where applicable) subsequent annual Budgets to be approved by the Noteholders of more than fifty percent (50%) in aggregate principal amount of the Amended and Restated Notes then outstanding. For the avoidance of doubt, neither the Company nor any of its Subsidiaries will be permitted to recommence the operations of the AWS Ponds or related facilities (including the processing facilities) or to provide any financial support in relation thereto, including the incurrence of any capital or other expenditure in connection with the reopening or revitalization of the AWS Ponds and/or any relocation or recommencement of or additions to any of the shrimp or other processing or related facilities, absent the prior approval of Noteholders of more than fifty percent (50%) in aggregate principal amount of the Amended and Restated Notes then outstanding.

Any material variation to any AWS Capex Budget will require consent from the Noteholders of more than fifty percent (50%) in aggregate principal amount of the Amended and Restated Notes then outstanding. For the purpose of this paragraph, a variation will be material if it results in:

(1)        any individual line item in any AWS Capex Budget increasing by more than ten percent (10%); or

(2)        the total budgeted capital expenditure provided for in any AWS Capex Budget increasing by more than five percent (5%).

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Maintenance of Properties and Insurance

The Company will, and will cause each of its Subsidiaries to, maintain its Properties in good working order and condition (subject to ordinary wear and tear) and make all reasonably necessary repairs, renewals, replacements, additions, betterments and improvements thereto and actively conduct and carry on its business, unless the failure to do so, in each case, would not be, in the aggregate, reasonably likely to have a material adverse effect on the business and financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that nothing in this covenant shall prevent the Company or any of its Subsidiaries from discontinuing the operation and maintenance of any of its Properties if such discontinuance is, in the good faith judgment of the Board of Directors or other governing body of the Company or the Restricted Subsidiary concerned, as the case may be, desirable in the conduct of its businesses and is not disadvantageous in any material respect to the Noteholders.

The Company will maintain with financially sound and reputable insurance companies insurance in such amounts and against such risks as are customarily maintained in connection with its business and by companies engaged in the same or similar business operating in the same or similar location.

Assumption of Obligations and Other Actions

The Company may, at its option and subject to certain restrictions, assume the obligations of the Issuer as obligor under the Amended and Restated Notes. In the event of any such assumption, the Company will pay all payments of principal of, premium, if any, and interest and Additional Amounts, if any, on the Amended and Restated Notes in accordance with and subject to the Amended and Restated Indenture. In the event of any such assumption, the Company shall succeed to the Issuer’s redemption option set forth under “—Redemption for Tax Reasons” and the Issuer’s obligation to pay Additional Amounts in accordance with “—Additional Amounts”. Prior to such assumption, the Company will deliver to the Trustee an Opinion of Counsel or an opinion from a tax consultant acceptable to the Trustee to the effect that the Noteholders will not recognize income, gain or loss for United States federal income tax purposes as a result of such assumption and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such assumption had not occurred. The Trustee shall be entitled to accept such opinion as sufficient evidence of the satisfaction of the conditions precedent to the Company’s assumption of the Issuer’s obligations, in which event it shall be conclusive and binding on the holders.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Limitation on Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a Board Resolution of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Limitation on Restricted Payments”. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Amended and Restated Indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant described under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant.

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The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

The Company has confirmed to the Trustee that, except for the Issuer, there are no Restricted Subsidiaries of the Company as of the date of the Amended and Restated Indenture and has agreed to notify the Trustee in writing of each Person that shall become a Restricted Subsidiary of the Company after the date of the Amended and Restated Indenture. The Trustee is entitled to assume that, except for the Issuer, there are no Restricted Subsidiaries of the Company unless otherwise notified by the Company in writing. Notwithstanding anything to the contrary in the Amended and Restated Indenture, the Issuer will at all times remain a Restricted Subsidiary of the Company.

Payment for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Noteholder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Amended and Restated Indenture or the Amended and Restated Notes unless such consideration is offered to be paid and is paid to all Noteholders of the Amended and Restated Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

The Company will file with the Trustee copies of financial statements, audited by a Qualified Auditor, in the form and by the dates required by the Indonesian Stock Exchange. If at any time the shares of stock of the Company shall cease to be listed on the Indonesian Stock Exchange, the Company will file with the Trustee quarterly and annual financial statements and related footnotes, prepared in accordance with GAAP. The Trustee will, upon written request (at the expense of the Company), furnish such copies it receives from the Company to the Noteholders. The Company will furnish to the Trustee:

(1)        as soon as they are available, but in any event within one hundred and twenty (120) calendar days after the end of each fiscal year of the Company, copies of its financial statements (on a consolidated basis) in respect of such financial year (including a statement of income, balance sheet and cash flow statement) audited by a Qualified Auditor; and

(2)        as soon as they are available, but in any event within sixty (60) calendar days after the end of each financial quarter of the Company, copies of its unaudited financial statements (on a consolidated basis), including a statement of income, balance sheet and cash flow statement, prepared on a basis consistent with the audited financial statements of the Company together with a certificate signed by the person then authorized to sign financial statements on behalf of the Company to the effect that such financial statements present fairly the financial position of the Company as at the end of, and the results of its operations for, the relevant quarterly period (subject to normal year-end audit adjustment), and the Trustee will, upon written request, furnish such copies it receives from the Issuer to the Noteholders.

At any time that Unrestricted Subsidiaries represent five percent (5%) or more of the total assets of the Company, the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

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Compliance Certificate; Auditor’s Compliance Certificate; Notice of Default

Each of the Issuer and the Company shall deliver to the Trustee within one hundred and twenty (120) days after the end of each fiscal year of the Company ending after the Amendment and Restatement Date and within fourteen (14) days of any request by the Trustee for the same, a compliance certificate in substantially the form provided in the Amended and Restated Indenture (a “Compliance Certificate”) stating that a review of its activities during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether it has kept, observed, performed and fulfilled its obligations under the Amended and Restated Indenture and further stating, as to each such Officer signing such Compliance Certificate, that to the best of such Officer’s knowledge, after due inquiry, the Issuer, the Company and any other Guarantor during such preceding fiscal year has kept, observed, performed and fulfilled each and every such covenant and the obligations contained in the Amended and Restated Indenture and the Amended and Restated Notes and no Default or Event of Default occurred during such year and at the date of such Compliance Certificate there is no Default or Event of Default that has occurred and is continuing or, if such Officers do know of such Default or Event of Default, the Compliance Certificate shall describe the Default or Event of Default and its status with particularity. The Compliance Certificate shall also notify the Trustee should either the Issuer or the Company elect to change the manner in which it fixes its fiscal year end.

The Company shall deliver written notice in the form of an Officers’ Certificate to the Trustee within thirty (30) days after the occurrence of any Default, setting forth the status of such Default and what action the Company is taking or proposes to take with respect thereto.

The Company will submit to the Trustee a compliance certificate (“Auditor’s Compliance Certificate”) prepared by the Qualified Auditor certifying compliance by the Company and the Subsidiaries with: (i) the covenants set out in the Amended and Restated Indenture; (ii) each Budget; and (iii) any AWS Capex Budget; in each case: (1) within sixty (60) calendar days of each Interest Payment Date until the first scheduled redemption of the Amended and Restated Notes (i.e., until June 30, 2018); and (2) within sixty (60) calendar days of each anniversary of the Amendment and Restatement Date on an annual basis thereafter.

In the event that the Qualified Auditor is unable to certify compliance with any Budget, the Issuer shall deliver, or cause to be delivered, a certificate from the Qualified Auditor which: (i) identifies the reason for such non-compliance; and (ii) confirms that the Issuer and the Company have (where applicable) complied with their obligations to notify the Trustee and the Noteholders and/or provided a written confirmation from the Financial Advisor to the Trustee addressed to the Noteholders.

Payment of Receivables

The Company shall, and shall cause each of its Subsidiaries to, instruct its export customers, other than the Exempted Customers, to pay all receivables denominated in currencies other than Rupiah, to the Issuer and into the Collection Account in accordance with the provisions of the Amended and Restated Indenture and the Cash Management Agreement.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)        default for thirty (30) days in the payment when due of interest on, or Additional Amounts, if any, with respect to, the Amended and Restated Notes;

(2)        default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Amended and Restated Notes;

(3)        failure by the Company or any of its Subsidiaries to comply with any other provisions of the Transaction Documents and such failure continues for thirty (30) days after the date on which the written notice of such failure is given to the Company or the Restricted Subsidiary by the Trustee or given to the Company or the Restricted Subsidiary and the Trustee by Noteholders of at least twenty-five percent (25%) in aggregate principal amount of the Amended and Restated Notes then outstanding;

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(4)        failure by the Issuer to maintain the Collection Account and/or failure by the Company to instruct, and cause each of its Subsidiaries to instruct, its export customers, other than the Exempted Customers, to pay all receivables denominated in currencies other than Rupiah, to the Issuer and into the Collection Account in accordance with the provisions of the Amended and Restated Indenture and the Cash Management Agreement, and/or failure by the Company and its Subsidiaries to pay amounts received by them in respect of receivables denominated in currencies other than Rupiah within five (5) days of receipt into the Collection Account in accordance with the terms of the Cash Management Agreement;

(5)        failure by the Issuer and/or the Company to ensure that any payment in respect of Revenue received into any of the BNI Accounts are paid into the Account Bank for deposit into the Collection Account within five (5) Business Days of receipt thereof in accordance with the terms of the Cash Management Agreement;

(6)        failure by the Issuer and/or the Company to ensure that the aggregate Revenue paid into any of the BNI Accounts in any fiscal year does not exceed twenty percent (20%) of the annual export sales of the Company and its Subsidiaries in such fiscal year;

(7)        failure by the Company or any of its Subsidiaries for sixty (60) days after notice to the Company by the Trustee or the Noteholders of at least twenty-five percent (25%) in aggregate principal amount of the Amended and Restated Notes then outstanding voting as a single class to comply with any of the other agreements in the Amended and Restated Indenture;

(8)        it is or becomes unlawful for the Company, the Issuer or any other Pledgor to perform any of their respective obligations under any Transaction Documents and/or the Security Documents, or that the Company, the Issuer or any other Pledgor asserts that any Transaction Documents and/or any of the Security Documents is invalid or any Security Document is or becomes invalid;

(9)        default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the Amended and Restated Indenture, if that default:

(a)       is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)       results in the acceleration of such Indebtedness prior to its express maturity, and the aggregate amount then due and unpaid with respect to all such Payment Defaults then in existence under subclause (a), together with the aggregate principal amount of all such accelerated Indebtedness under subclause (b), exceeds US$15 million (or the Rupiah Equivalent of such amount at the time);

(10)        failure by the Company or any of its Subsidiaries to pay final non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of US$15 million (or its foreign currency equivalent at the time), which judgments are not paid, discharged or stayed for a period of sixty (60) days after the date specified for payment therein;

(11)        except as permitted by the Amended and Restated Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

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(12)        the Issuer, the Company, or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any applicable Bankruptcy Law or similar law for the relief of debtors:

(a)           commences a voluntary case for a declaration of bankruptcy;

(b)           consents to the entry of an order for relief against it in an involuntary case for a declaration of bankruptcy;

(c)           consents to the appointment of a custodian, receiver, trustee, assignee, liquidator or similar official of it or for any substantial part of its property;

(d)           makes a general assignment for the benefit of its creditors; or

(e)           takes any comparable action under any foreign laws relating to insolvency;

(13)        a court of competent jurisdiction enters an order or decree under any Bankruptcy Law or similar law for the relief of debtors, which order or decree remains undismissed, undischarged or unbonded for a period of sixty (60) days, that:

(a)           is for relief against the Issuer, the Company, or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(b)           appoints a custodian, receiver, trustee, assignee, liquidator or similar official of the Issuer, the Company, or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, or any substantial part of the property of any of them;

(c)           orders the winding up or liquidation of the Issuer, the Company, or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(d)           grants any similar relief under any foreign laws;

(14)        the failure by the Issuer or the Company to create or preserve, or cause any other Pledgor to create or preserve, a first-priority lien on the Collateral (subject to any Permitted Liens) as described under “—Security”, above;

(15)        any default by the Company, the Issuer or any other Pledgor in the performance of any of its obligations under the Security Documents, which adversely affect the enforceability, validity, perfection or priority of the applicable Lien on the Collateral taken as a whole, in any material respect, or which adversely affects the condition or value of the Collateral, taken as a whole, in any material respect;

(16)        the Company, the Issuer or any other Pledgor denies or disaffirms its obligations under any Transaction Documents and/or any Security Document or, other than in accordance with the Amended and Restated Indenture, the Transaction Documents and the Security Documents, any Transaction Documents and/or any Security Document ceases to be or is not in full force and effect or, other than in accordance with the Amended and Restated Indenture, the Transaction Documents and the Security Documents, the Trustee and each of the Collateral Agents cease to have a first-priority security interest in the Collateral (subject to any Permitted Liens);

(17)        the failure by the Company, the Issuer or any other Pledgor to complete all the requisite steps under applicable laws and customary procedures to perfect the security interests in the initial Collateral required by the Amended and Restated Indenture within fifteen (15) days of the date of the Amended and Restated Indenture;

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(18)        if at any time the Issuer ceases to be an export trading entity for the Company and its Subsidiaries or any failure, at any time, by the Company and its Subsidiaries to ensure that at least ninety-five percent (95%) of all receivables on account of export sales of its or their products denominated in currencies other than Rupiah are paid to the Issuer and into the Collection Account in accordance with the terms of the Cash Management Agreement;

(19) failure by the Company to maintain, at all times during which the Amended and Restated Notes are outstanding, fifty percent (50%) of its cash and Cash Equivalents in US Dollars;

(20)        failure by the Issuer to repurchase the Amended and Restated Notes following a Change of Control as required under the Amended and Restated Indenture;

(21)        failure by the Issuer and/or the Company to deliver any compliance certificate in the form and on the dates as required under the Amended and Restated Indenture; and

(22)        failure of the common stock of the Company to be listed on the Indonesian Stock Exchange, or following the resumption of trading of the common stock of the Company on the Indonesian Stock Exchange, any suspension of trading of such common stock for a period of fifteen (15) or more consecutive trading days.

If an Event of Default (other than an Event of Default specified in clauses (12) and (13) above with respect to the Issuer, the Company, or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) occurs and is continuing, the Trustee may, and shall upon written request of the Noteholders of Amended and Restated Notes representing not less than twenty-five percent (25%) in aggregate principal amount of the then outstanding Amended and Restated Notes, if indemnified to its satisfaction, declare the principal of, premium, if any, and accrued and unpaid interest to the date of such acceleration on all the Amended and Restated Notes to be due and payable immediately. Upon such a declaration, such principal, premium, if any, and interest shall be due and payable immediately.

If an Event of Default specified in clauses (12) and (13) above with respect to the Issuer, the Company or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, occurs, the principal of, premium, if any, and accrued and unpaid interest to the date of such acceleration on all outstanding Amended and Restated Notes shall, automatically and without further action or notice by the Trustee or any Noteholder, become and be immediately due and payable. After any such acceleration, but before a judgment or decree based upon acceleration is obtained by the Trustee, the Noteholders of seventy five percent (75)% in aggregate principal amount of the outstanding Amended and Restated Notes, by written notice to the Trustee and the Issuer, may (except in an Event of Default relating to the payment of principal, interest or premium, if any, or Additional Amounts, if any) rescind and annul such declaration of acceleration if the rescission would not conflict with any judgment or decree and if all existing Events of Default, other than the non-payment of accelerated principal, premium or interest, have been cured or waived as provided in the Amended and Restated Indenture. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

Subject to certain limitations, Noteholders of at least twenty-five percent (25%) in aggregate principal amount of the then outstanding Amended and Restated Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Noteholders of the Amended and Restated Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any, or Additional Amounts, if any.

Subject to the provisions of the Amended and Restated Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Amended and Restated Indenture at the request or direction of any Noteholders unless such Noteholders have offered to the Trustee indemnity or security to its satisfaction against any loss, liability or expense, including any such costs, liabilities, or expenses incurred in bringing or defending arbitration proceedings (in the absence of fraud, willful misconduct or gross negligence on the Trustee’s part).

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A Noteholder may not institute any proceeding with respect to the Amended and Restated Indenture or for the appointment of a receiver or trustee, or for any remedy hereunder or under the Notes, unless:

(1)        such Noteholder has previously given the Trustee written notice of a continuing Event of Default;

(2)        Noteholders of not less than twenty-five percent (25%) in aggregate principal amount of the then outstanding Amended and Restated Notes shall have made a written request, and such Noteholders shall have offered the Trustee indemnity and/or security to its satisfaction, to institute such proceeding as trustee;

(3)        such Noteholders shall have offered the Trustee security or indemnity to its satisfaction against any loss, liability or expense;

(4)        the Trustee shall have not complied with such request within sixty (60) days after the receipt of the request and the offer of security or indemnity; and

(5)        the Trustee shall have not received from the Noteholders representing at least seventy five percent (75%) in aggregate principal amount of the Amended and Restated Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within sixty (60) days after such notice, request and offer.

The Noteholders of the Amended and Restated Notes representing more than fifty percent (50%) in aggregate principal amount of the Amended and Restated Notes then outstanding by notice to the Trustee may waive an existing Default and its consequences under the Amended and Restated Indenture except (a) a Default in the payment of the principal, premium, if any, or interest on an Amended and Restated Note or (b) a Default in respect of certain provisions that, under the second paragraph of “—Amendment, Supplement and Waiver” and as set forth in the Amended and Restated Indenture, cannot be amended without the consent of each Noteholder of the Amended and Restated Notes. When a Default is waived, it is deemed cured, but no such waiver will extend to any subsequent or other Default or impair any consequent right.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuer, the Company or any Restricted Subsidiary of the Company with the intention of avoiding payment of the premium that the Issuer would have had to pay if the Issuer then had elected to redeem the Amended and Restated Notes pursuant to the optional redemption provisions of the Amended and Restated Indenture, an equivalent premium or interest, Additional Amounts or principal, if any, will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Amended and Restated Notes.

The Issuer and the Company are required to deliver to the Trustee annually a statement regarding compliance with the Amended and Restated Indenture. Upon becoming aware of any Default or Event of Default, the Issuer and the Company are required to deliver to the Trustee a statement specifying such Default or Event of Default within the period as set forth in the Amended and Restated Indenture.

No Recourse Against Others

No director, officer, employee, incorporator or stockholder of the Issuer or the Guarantors, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Amended and Restated Notes, the Amended and Restated Indenture, the Note Guarantees, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Noteholder by accepting an Amended and Restated Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Amended and Restated Notes.

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Legal Defeasance and Covenant Defeasance

The Issuer may at any time, at the option of its Board of Directors evidenced by a Board Resolution, elect to have all of its obligations discharged with respect to the outstanding Amended and Restated Notes, all obligations of the Guarantors discharged with respect to the Note Guarantees and all Collateral pledged pursuant to the Security Documents released (“Legal Defeasance”) except for:

(1)        the rights of Noteholders of outstanding Amended and Restated Notes to receive payments in respect of the principal of, or premium and Additional Amounts, if any, and interest on, such Amended and Restated Notes when such payments are due from the trust referred to below;

(2)        the Issuer’s obligations with respect to the Amended and Restated Notes concerning issuing temporary Amended and Restated Notes, registration of Amended and Restated Notes, mutilated, destroyed, lost or stolen Amended and Restated Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)        the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(4)        the obligations under the “Legal Defeasance and Covenant Defeasance” provisions of the Amended and Restated Indenture.

In addition, the Issuer may, at any time at the option of its Board of Directors evidenced by a Board Resolution, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants (including its obligation to make Asset Sale Offers) that are described in the Amended and Restated Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Amended and Restated Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)        the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Noteholders of the Amended and Restated Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of an Independent Appraiser, to pay the principal of, and premium and Additional Amounts, if any, and interest on, the outstanding Amended and Restated Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Amended and Restated Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)        in the case of Legal Defeasance, the Issuer must deliver to the Trustee an Opinion of Counsel acceptable to the Trustee confirming either that:

(a)       the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)       since the date of the Amended and Restated Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Noteholders of the outstanding Amended and Restated Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

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(3)        in the case of Covenant Defeasance, the Issuer must deliver to the Trustee an Opinion of Counsel acceptable to the Trustee confirming that the Noteholders of the outstanding Amended and Restated Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)        no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(5)        such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Amended and Restated Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(6)        the Issuer delivers to the Trustee an Opinion of Counsel in the Republic Singapore and the Republic of Indonesia acceptable to the Trustee to the effect that beneficial owners of the Amended and Restated Notes will not recognize income, gain or loss for Singaporean or Indonesian tax purposes as a result of such deposit and defeasance and will be subject to Singapore or Indonesian taxes (including withholding taxes) on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(7)        the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Noteholders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(8)        the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two (2) succeeding paragraphs, the Amended and Restated Indenture, the Amended and Restated Notes, the Note Guarantees and the Security Documents may be amended or supplemented with the consent of the Noteholders of more than fifty percent (50%) in aggregate principal amount of the Amended and Restated Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Amended and Restated Notes), and any existing Default or Event of Default or compliance with any provision of the Amended and Restated Indenture or the Amended and Restated Notes or the Note Guarantees or the Security Documents may be waived with the consent of the Noteholders of more than fifty percent (50%) in aggregate principal amount of the Amended and Restated Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Amended and Restated Notes). Any Amended and Restated Notes held by or on behalf of the Company or its Subsidiaries or any person affiliated or acting in concert with the Company or its Subsidiaries will not be treated as “outstanding” for all purposes of calculating, including without limitation, amendment and waiver and enforcement, whether any amendment, supplement or waiver has been approved by the requisite percentage of the Noteholders of Amended and Restated Notes.

Notwithstanding the foregoing, without the consent of each Noteholder affected, an amendment, supplement or waiver may not (with respect to any Amended and Restated Notes held by a non-consenting holder):

(1)        reduce the principal amount of Amended and Restated Notes whose Noteholders must consent to an amendment, supplement or waiver;

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(2)        reduce the principal of or change the fixed maturity of any Amended and Restated Note or alter the provisions with respect to the redemption of the Amended and Restated Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Noteholders” and “—Certain Covenants—Limitation on Asset Sales”);

(3)        reduce the rate of or change the time for payment of interest, including default interest, on any Amended and Restated Note;

(4)        waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Amounts, if any, on, the Amended and Restated Notes (except a rescission of acceleration of the Amended and Restated Notes by the Noteholders of at least seventy five percent (75%) in aggregate principal amount of the Amended and Restated Notes then outstanding and a waiver of the payment default that resulted from such acceleration);

(5)        make any Amended and Restated Note payable in money other than that stated in the Amended and Restated Notes;

(6)        make any change in the provisions of the Amended and Restated Indenture relating to waivers of past Defaults or the rights of Noteholder to receive payments of principal of, or premium or Additional Amounts, if any, interest or on, the Amended and Restated Notes;

(7)        waive a redemption payment with respect to any Amended and Restated Note;

(8)        release any Guarantor from any of its obligations under its Note Guarantee or the Amended and Restated Indenture, except in accordance with the terms of the Amended and Restated Indenture;

(9)        release any Collateral or any Note Guarantee, except as provided in the Amended and Restated Indenture and the Security Documents; or

(10)        make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Noteholder, the Issuer, the Guarantors and the Trustee may amend or supplement the Amended and Restated Indenture, the Amended and Restated Notes, the Note Guarantees or the Security Documents without notice to or consent of any Noteholder of the Amended and Restated Notes:

(1)        to cure any ambiguity, defect or inconsistency;

(2)        to provide for uncertificated Amended and Restated Notes in addition to or in place of certificated Amended and Restated Notes;

(3)        to provide for the assumption of the Issuer’s or the any Guarantor’s obligations to Noteholders and the Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or any Guarantor’s assets, as applicable;

(4)        to provide for any additional Pledgors or for the release of a Pledgor’s pledge under the Security Documents in compliance with the Security Documents, the Amended and Restated Indenture and the Amended and Restated Notes;

(5)        to add additional collateral to secure the Amended and Restated Notes or any Note Guarantee;

(6)        to make any change that would provide any additional rights or benefits to the Noteholders or that does not adversely affect the legal rights under the Amended and Restated Indenture of any such holder;

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(7)        to comply with requirements of the SEC in order to effect or maintain the qualification of the Amended and Restated Indenture under the TIA; or

(8)        to allow any Guarantor to execute a supplemental indenture to the Amended and Restated Indenture and/or a Note Guarantee with respect to the Amended and Restated Notes.

Satisfaction and Discharge

The Amended and Restated Indenture will be discharged and will cease to be of further effect as to all Amended and Restated Notes issued thereunder, when:

(1)        either:  (a) all Amended and Restated Notes that have been authenticated, except lost, stolen or destroyed Amended and Restated Notes that have been replaced or paid and Amended and Restated Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or (b) all Amended and Restated Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Noteholders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Amended and Restated Notes not delivered to the Trustee for cancellation for principal, premium and Additional Amounts, if any, and accrued interest to the date of maturity or redemption;

(2)        no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(3)        the Issuer or any Guarantor has paid or caused to be paid all sums payable by the Issuer and the Guarantors under the Amended and Restated Indenture; and

(4)        the Issuer has delivered irrevocable instructions to the Trustee under the Amended and Restated Indenture to apply the deposited money toward the payment of the Amended and Restated Notes at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate (and, if requested by the Trustee, an Opinion of Counsel) to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Issuer or any Guarantor, the Amended and Restated Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within ninety (90) days, apply to the SEC for permission to continue as Trustee (if the Amended and Restated Indenture has been qualified under the TIA) or resign.

The Noteholders of at least twenty-five percent (25%) in aggregate principal amount of the then outstanding Amended and Restated Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Amended and Restated Notes, subject to certain exceptions. The Trustee may refuse to follow any direction that conflicts with law or the provisions of the Amended and Restated Indenture or, subject to provisions within the Amended and Restated which set forth the duties of the Trustee, that the Trustee determines is unduly prejudicial to the rights of other Noteholders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. In addition, the Amended and Restated Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its rights and powers vested in it by the Amended and Restated Indenture, to use the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Prior to taking any action pursuant this pargraph, the Trustee shall be entitled to indemnification and/or security to the satisfaction of the Trustee against all losses, liabilities and expenses caused by taking or not taking such action.

The Noteholders representing twenty five percent (25%) in aggregate principal amount of the Amended and Restated Notes then outstanding, or the Trustee (acting on the instructions of such Noteholders), may (a) direct the time, method and place of conducting any proceeding for exercising any remedy available to a Collateral Agent or of exercising any trust or power conferred on a Collateral Agent with respect to the Amended and Restated Notes, including (but not limited to) any enforcement of the Collateral and/or any Indonesian Guarantee or (b) otherwise direct the Trustee or any Collateral Agent to enforce rights and remedies in respect of any security or collateral granted in respect of the Amended and Restated Notes, or to take any steps in connection with such security, collateral, rights and remedies.

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However, the relevant Collateral Agent may refuse to follow any direction that conflicts with law or the Amended and Restated Indenture or would involve the Collateral Agent in personal liability; provided, however, that the Collateral Agent may take any other action deemed proper by the Collateral Agent that is not inconsistent with any direction given by the Noteholders representing twenty five percent (25%) in aggregate principal amount of the Amended and Restated Notes then outstanding, or the Trustee (acting on the instructions of such Noteholders). Prior to taking any action hereunder, the relevant Collateral Agent shall be entitled to indemnification and/or security to the satisfaction of the Collateral Agent against all losses, liabilities and expenses caused by taking or not taking such action.

Notices

Notices to the Noteholders will be delivered in accordance with the applicable rules and procedures of DTC or, if the Amended and Restated Notes are in certificated form, sent to them by first class mail (or its equivalent) or (if posted to an overseas address) by airmail at their respective addresses on the register. Any such notice shall be deemed to have been delivered on the day such notice is delivered to DTC or if by mail, the fourth day after the date of mailing. In addition, so long as the Amended and Restated Notes are listed on the SGX-ST and its rules so require, notices will also be published in a leading English language newspaper having general circulation in Singapore (which is expected to be The Business Times, Singapore Edition). Any such notice shall be deemed to have been delivered on the date of first publication.

Governing Law

The Amended and Restated Indenture, the Amended and Restated Notes and the Note Guarantees (other than the Indonesian Guarantees) will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby. The Liens over the assets of the Issuer will be governed by, and construed in accordance with, the Laws of Singapore.

Submission to Jurisdiction; Agent for Service of Process

Each Guarantor and the Issuer irrevocably submits, for the benefit of the Noteholders, the Trustee and the Collateral Agents, to the non-exclusive jurisdiction of any New York State or United States federal court sitting in New York City over any suit, action or proceeding arising out of or in connection with the Amended and Restated Indenture (a “Dispute”), the Note Guarantees or any Amended and Restated Note or the subject matter thereof. Each Guarantor and the Issuer irrevocably waives, to the fullest extent permitted by law, trial by jury and any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such courts and any claim that any such suit, action or proceeding brought in such courts has been brought in an inconvenient forum. Each Guarantor and the Issuer agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding on such Guarantor and the Issuer and, to the extent permitted by applicable law, may be enforced in any court to the jurisdiction of which such Guarantor and the Issuer, as the case may be, is subject by a suit upon such judgment or in any manner provided by law.

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As long as any of the Amended and Restated Notes remain outstanding, each Guarantor and the Issuer shall at all times have an authorized agent in New York City upon whom process may be served in any legal action or proceeding arising out of or relating to the Amended and Restated Indenture, the Note Guarantees or any Amended and Restated Note. Service of process upon such agent and written notice of such service mailed or delivered to any Guarantor or the Issuer, as the case may be, shall to the fullest extent permitted by law be deemed in every respect effective service of process upon such Guarantor or the Issuer, as the case may be, in any such legal action or proceeding. Each Guarantor and the Issuer appoints CT Corporation System as its agent for such purpose, and covenants and agrees that service of process in any suit, action or proceeding may be made upon it at the office of such agent at 111 Eighth Avenue, New York, New York 10011 (or at such other address or at the office of such other authorized agent as the Company and the Issuer, as the case may be, may designate by written notice to the Trustee).

Arbitration

Each Guarantor and the Issuer agrees that the Trustee and the Collateral Agents and, only in the circumstances whereby the Amended and Restated Indenture allows Noteholders to institute any proceeding with respect to the Amended and Restated Indenture, the Noteholders may likewise elect to resolve any dispute arising out of or in connection with the Amended and Restated Indenture, including any questions regarding its existence, validity or termination, for final resolution by arbitration in Singapore in accordance with the arbitration rules (the “Rules”) of the Singapore International Arbitration Centre (“SIAC”) for the time being in force, which Rules are deemed to be incorporated by reference. The language of the arbitration shall be English. The Issuer and the Guarantors shall participate in such arbitral proceedings if commenced by the Trustee, any of the Collateral Agents and/or the Holders, but may not commence any such arbitral proceedings without the prior written consent of the Noteholders and the Trustee or any of the Collateral Agents, as the case may be.

The tribunal shall consist of three (3) arbitrators to be appointed in the following manner:

(a) The claimant in any arbitration proceedings commenced under the provisions as described herein under the caption “—Arbitration” shall nominate its arbitrator (or in the case of multiple claimants, shall jointly nominate) in its notice of arbitration;

(b) the respondent shall then nominate an arbitrator within fourteen (14) days of receipt of the notice of arbitration; and

(c) a chairman of the tribunal will then be appointed in accordance with the Rules.

All such arbitrators must (a) be disinterested in the dispute, (b) have no connection with any party in the dispute and (c) not award punitive damages.

Each Party hereby renounces any right it may otherwise have to appeal or seek relief from the award or any decision of the arbitrator contained therein and agrees that, in accordance with Article 60 of the Arbitration Law, no Party shall appeal to any court from the award or decision of the arbitrator contained therein.

The decision of the arbitrator shall be final, binding and incontestable and may be used as a basis for judgment thereon in the Republic of Indonesia or elsewhere. In this regard, the Parties agree that the 1958 New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards ratified by the Republic of Indonesia in 1981 shall apply to awards made pursuant to this Agreement.

For the sole purpose of enforcing any arbitration award (and to the extent permissible by law), the Parties choose the general, permanent and non-exclusive domicile of the Office of the Registrar of the Central Jakarta District Court (Kantor Panitera Pengadilan Negeri Jakarta Pusat) without prejudice to any Party’s right to enforce any arbitration award in any court having jurisdiction over the other Parties or their assets.

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Each Party waives the applicability of Article 48 of the Arbitration Law and agrees that an arbitration need not be completed within a specific time.

The parties expressly agree that the arbitrators shall be solely bound by strict rules of law in making their decision and may not render an award ex aequo et bono.

Except as set forth in the provisions as described above under the caption “—Arbitration”, none of the parties shall be entitled to commence or maintain any action in a court of law upon any matter in dispute arising from or in relation to the Amended and Restated Indenture except for the enforcement of an arbitral award granted pursuant to this section, so that the mandate of the arbitrators duly appointed shall remain in effect until a final arbitral award has been issued.

The provisions as described above under the caption “—Arbitration” are for the benefit of the Trustee, the Collateral Agents and the Noteholders only.

Notwithstanding the foregoing and for the avoidance of doubt, the provisions as described above under the caption “—Arbitration” does not affect, limit, or restrict the ability of the Trustee, the Collateral Agents or the Noteholders to bring any claim concerning any Dispute in any New York State or United States federal court sitting in New York City, or in any other proper venue.

Indemnification for Judgment Currency Fluctuations

To the fullest extent permitted by law, the obligations of the Guarantors and the Issuer to any Noteholder under the Amended and Restated Indenture, the Note Guarantees or the Amended and Restated Notes will, notwithstanding any judgment in a currency (the “Judgment Currency”) other than U.S. dollars (the “Agreement Currency”), be discharged only to the extent that on the day following receipt by such Noteholder of any amount in the Judgment Currency, such Noteholder may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the amount originally to be paid to such Noteholder in the Agreement Currency, each Guarantor and the Issuer agrees, as a separate obligation and notwithstanding such judgment, to pay the difference, and if the amount of the Agreement Currency so purchased exceeds the amount originally to be paid to such Noteholder, such Noteholder agrees to pay to or for the account of such Guarantor or the Issuer, as the case may be, such excess, provided that such Noteholder shall not have any obligation to pay any such excess as long as a default by the Issuer in its obligations under the Amended and Restated Notes or the Amended and Restated Indenture, or by such Guarantor under the Amended and Restated Indenture and the Note Guarantees, as the case may be, has occurred and is continuing, in which case such excess may be applied by such Noteholder to such obligations.

Additional Information

Anyone who receives this Information Memorandum may obtain a copy of the Amended and Restated Indenture, the Transaction Documents and the Security Documents without charge by writing to the Issuer, at its registered office set forth in this Information Memorandum.

Book-Entry, Delivery and Form

The Amended and Restated Notes are being issued and sold in reliance on the exemption from registration under Section 3(a)(10) of the Securities Act. Except as set forth below, the Amended and Restated Notes will be issued in registered, global form in minimum denominations of US$100,000 and integral multiples of US$1,000 in excess thereof. The Amended and Restated Notes will be issued as of the Amendment and Restatement Date.

The Amended and Restated Notes initially will be represented by one note in registered, global form without interest coupons (collectively, the “Global Note”). The Global Note will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

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Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Note may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Note for Certificated Notes”. Except in the limited circumstances described below, owners of beneficial interests in the Global Note will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the Global Note will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Authentication

At any time and from time to time after the execution and delivery of the Amended and Restated Indenture, the Issuer may deliver Amended and Restated Notes executed by the Issuer to the Trustee for authentication, together with a written order of the Issuer in the form of an Officers’ Certificate for the authentication and delivery of such Amended and Restated Notes, and the Trustee in accordance with such written order of the Issuer shall authenticate and deliver such Amended and Restated Notes.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuer takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuer that, pursuant to procedures established by it:  (1) upon deposit of the Global Note, DTC will credit the accounts of the Participants with portions of the principal amount of the Global Note; and (2) ownership of these interests in the Global Note will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of a beneficial interest in the Global Note).

Investors in the Global Note who are Participants may hold their interests therein directly through DTC. Investors in the Global Note who are not Participants may hold their interests therein indirectly through organizations which are Participants. All interests in the Global Note may be subject to the procedures and requirements of DTC. The laws of some jurisdictions require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in the Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Note will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Amended and Restated Indenture for any purpose.

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Payments in respect of the principal of, and interest and premium, if any, and Additional Amounts, if any, on, the Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Amended and Restated Indenture. Under the terms of the Amended and Restated Indenture, the Issuer and the Trustee will treat the Persons in whose names the notes, including the Global Note, are registered as the owners of the Amended and Restated Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

(1)        any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Note or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Note; or

(2)        any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

 DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the Amended and Restated Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Amended and Restated Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Amended and Restated Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

DTC has advised the Issuer that it will take any action permitted to be taken by a Noteholder only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Note and only in respect of such portion of the aggregate principal amount of the Amended and Restated Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Amended and Restated Notes, DTC reserves the right to exchange the Global Note for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among Participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuer, the Trustee and any of their respective agents will have any responsibility for the performance by DTC or its respective Participants or Indirect Participants of its respective obligations under the rules and procedures governing their operations.

Exchange of Global Note for Certificated Notes

The Global Note is exchangeable for Certificated Notes if:  (1) DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor depositary; (2) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or (3) there has occurred and is continuing a Default or Event of Default with respect to the Amended and Restated Notes.

In addition, beneficial interests in the Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Amended and Restated Indenture. In all cases, Certificated Notes delivered in exchange for the Global Note or beneficial interests in the Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

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Same Day Settlement and Payment

The Issuer will make payments in respect of the Amended and Restated Notes represented by the Global Note (including principal, premium, if any, interest and Additional Amounts, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee on the date such payments are due. The Issuer will make all payments of principal, interest and premium, if any, and Additional Amounts, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Noteholders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address.

Certain Definitions

Set forth below are certain defined terms used in the Amended and Restated Indenture. Reference is made to the Amended and Restated Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Account Bank” means the Singapore branch of Sumitomo Mitsui Banking Corporation, Singapore Branch.

“Acquired Indebtedness” means, with respect to any specified Person:  (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Actual Consolidated EBITDA” means for any Relevant Redemption Period or Relevant Interest Period, as applies, the actual Consolidated EBITDA for such period.

“Advanced Purchase Agreements” means collectively, the (i) sale and purchase agreement dated September 1, 2006, between PT Centralwindu Sejati and the Issuer, (ii) sale and purchase agreement dated September 1, 2006 between PT Centralpertiwi Bahari and the Issuer and (iii) sale and purchase agreement dated June 15, 2007 between the Company and the Issuer.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of ten percent (10%) or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Amendment and Restatement Date” means January 1, 2013.

“Applicable Premium” means, with respect to any Amended and Restated Note on any redemption date, one percent (1.0%) of the then outstanding principal amount of such Amended and Restated Note.

“Arbitration Law” means Law No. 30 of 1999 of the Republic of Indonesia concerning Arbitration and Alternative Dispute Resolution (Undang-undang Republik Indonesia No. 30 Tahun 1999 Tentang dan Alternatif Penyelesaian Sengketa), together with all of its implementing regulations.

“Asset Sale” means:  (1) the sale, lease, conveyance or other disposition of any assets or rights (including, but not limited to, the sale, lease, conveyance or other disposition of any proportion of the rights or interests in the AWS Ponds or assets related thereto or used in connection with the AWS Ponds); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by Section 12.1 and/or Article 5 and not by the provisions of Section 4.15; and (2) the issuance or sale of Equity Interests in any of the Company’s Subsidiaries.

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Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(a)        any single transaction or series of related transactions that involves assets having a Fair Market Value of less than US$1 million;

(b)        the transfer of assets between or among the Company and the Guarantors;

(c)        an issuance of Equity Interests by a Guarantor to the Company or to a Subsidiary of the Company;

(d)        the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets;

(e)        the sale or other disposition of cash, Cash Equivalents or Temporary Cash Investments;

(f)        any transfer, assignment or other disposition deemed to occur in connection with creating or granting any Permitted Lien; and

(g)        a Permitted Investment.

“Attributable Indebtedness” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

“Available Buy-Back Amount” means: (i) for any Relevant Redemption Period that commences prior to the third anniversary of the Amendment and Restatement Date, not less than fifteen percent (15%) of the difference between Actual Consolidated EBITDA and Projected Consolidated EBITDA for such Relevant Redemption Period; and (ii) for any other Relevant Redemption Period, not less than thirty percent (30%) of the difference between Actual Consolidated EBITDA and Projected Consolidated EBITDA for such Relevant Redemption Period.

“AWS Ponds” means:

(a)        all ponds owned (or formerly owned) by PT Aruna Wijaya Sakti, a limited liability company established under the laws of the Republic of Indonesia;

(b)        any ponds located in the vicinity of such ponds which are owned by the Company or any Subsidiary of the Company; and

(c)        any ponds located in the vicinity of such ponds which are owned and/or operated by plasma farmers.

“Bankruptcy Law” means Title 11, United States Code, or any similar law for the relief of debtors in the Republic of Indonesia, the Republic of Singapore or the United States, now or hereafter in effect.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“BNI Accounts” has the meaning provided in the Cash Management Agreement.

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“Board of Directors” means. (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (2) with respect to a partnership, the board of directors of the general partner of the partnership; (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof, and (4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the secretary, an assistant secretary or an authorized director of the Issuer or the Company, as the case may be, to have been duly adopted by the Board of Directors of the Issuer or the Company, as the case may be, and to be in full force and effect on the date of such certification.

“Business Day” means each day that is not a Legal Holiday.

“Budgets” means the Initial Budget and/or the Annual Budget, as applies, and each individually, a “Budget”.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:  (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests of any and all shares; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)        U.S. Dollar and Rupiah;

(2)        securities issued or directly and fully guaranteed or insured by the United States or the Indonesian government or any agency or instrumentality of the United States or the Indonesian government (provided that the full faith and credit of the United States or the Republic of Indonesia is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)        certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any commercial bank with capital and surplus in excess of US$500 million and a Thomson Bank Watch Rating of “B” or better;

(4)        repurchase obligations with a term of not more than seven days for underlying securities of the types described in Clauses (2) and (3) above entered into with, any financial institution meeting the qualifications specified in clause (3) above;

(5)        commercial paper having one of the two highest ratings obtainable from Moody’s or S&P or Fitch and, in each case, maturing within six months after the date of acquisition; and

(6)        money market funds at least ninety five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

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“Cash Management Agreement” means the Cash Management Agreement dated June 28, 2007 by and among the Issuer, the Company, the Trustee and the Account Bank, as amended and restated on the date hereof, and as such agreement may be amended, modified or supplemented from time to time.

“Change of Control” means the occurrence of any of the following:

(1)        (A) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets), or (B) the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate less than fifty percent (50%) of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company or such successor; or

(2)        the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or

(3)        the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Collateral” means all collateral securing, or purporting to secure, directly or indirectly, the Amended and Restated Notes or any Note Guarantee pursuant to the Security Documents, and shall initially consist of:

(i)        a first priority fixed and floating charge over all of the assets of the Issuer, including (but not limited to) the Collection Account and all of the Issuer’s rights under the Advanced Purchase Agreements;

(ii)        a first priority fixed charge over the BNI Accounts;

(iii)        a first priority fixed charge by the Company of its Capital Stock in the Issuer;

(iv)        a first priority pledge by the Company of its Capital Stock in each of the Subsidiary Guarantors; and

(v)        a first priority fixed charge by Whitemyer Corp of its capital stock in the Issuer.

“Collateral Agents” means collectively the Offshore Collateral Agent and the Onshore Collateral Agent.

“Collection Account” has the meaning provided in the Cash Management Agreement.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:  (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus (3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus (4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus (5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business in each case, on a consolidated basis and determined in accordance with GAAP.

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Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Consolidated Net Income:

(1)        Consolidated Interest Expense;

(2)         income taxes and any provision for taxes based on income or profits of such Person and its Subsidiaries for such period; and

(3)        depreciation expense, amortization expense and all other non-cash items reducing Consolidated Net Income (including, without limitation, non-cash foreign exchange losses) of such Person and its Subsidiaries for such period;

minus

(4)        all other non-cash items (including, without limitation, non-cash foreign exchange gains) of such Person and its subsidiaries for such Person to the extent such amount was added to increase Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and its Subsidiaries in conformity with GAAP.

“Consolidated Interest Expense” means, for any period, the amount that would be included in gross interest expense on a consolidated income statement prepared in accordance with GAAP for such period of the Company and its Subsidiaries, plus, to the extent not included in such gross interest expense, and to the extent incurred, accrued or payable during such period by the Company and its Subsidiaries, without duplication, (i) interest expense attributable to lease obligations, (ii) amortization of debt issuance costs and original issue discount expense and non-cash interest payments in respect of any Indebtedness, (iii) all commissions, discounts and other fees and charges with respect to letters of credit or similar instruments issued for financing purposes or in respect of any Indebtedness, (iv) the net costs associated with Hedging Obligations (including the amortization of fees), (v) interest accruing on Indebtedness of any other Person that is guaranteed by the Company or any Subsidiary, proportionate to the extent that such Indebtedness is guaranteed and (vi) any capitalized interest; provided that interest expense attributable to interest on any Indebtedness bearing a floating interest rate will be computed on a pro forma basis as if the rate in effect on the date of determination had been the applicable rate for the entire relevant period.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)	any net income (loss) of any Person (other than the Company) if such Person is not a Subsidiary, except that:

(a)
subject to the limitations contained in clauses (3) and (4) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (2) below); and

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(b)
the Company’s equity in a net loss of any such Person (other than a Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Subsidiary;

(2)
any net income (but not loss) of any Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)
subject to the limitations contained in clauses (3) and (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)	any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person; and

(4)	the cumulative effect of a change in accounting principles.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Amended and Restated Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments”. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Amended and Restated Indenture will be the maximum amount that the Company and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exempted Customers” has the meaning provided in the Cash Management Agreement.

“Existing Debt” means the aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than the Amended and Restated Notes) in existence on the Amendment and Restatement Date as set out in the Amended and Restated Indenture.

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“Existing Facility” means the credit facilities of the Company and its Subsidiaries in existence on the Amendment and Restatement Date as set out in the Amended and Restated Indenture.

“Existing Indenture” means the indenture dated as of June 28, 2007 entered into among the Issuer, the Company, the guarantors defined therein, and The Bank of New York Mellon, as the then trustee, registrar and principal paying agent.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in the Amended and Restated Indenture)

“Financial Advisor” means FTI Consulting or another independent financial advisor appointed by the Noteholders of more than fifty percent (50%) in aggregate principal amount of the Amended and Restated Notes then outstanding by notice to the Trustee and the Issuer.

“Financial Year” means a financial year of the Company commencing on January 1 and ending on December 31.

“Fitch” means Fitch Ratings Ltd.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:  (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the applicable reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the applicable reference period; (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded; (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; (4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during the applicable reference period; (5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during the applicable reference period; and (6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:  (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs (other than debt issuance costs incurred in connection with the issuance of the Amended and Restated Notes) and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus (2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus (3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (excluding the guarantee by the Company or any Restricted Subsidiary of any loans made to plasma farmers under the Nucleus Partnership Project), whether or not such Note Guarantee or Lien is called upon; plus (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

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“GAAP” means generally accepted accounting principles in Indonesia as in effect from time to time.

“Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” and “Guarantors” means each of:

(1)        the Company; and

(2)        the Subsidiary Guarantors.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:  (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and (3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“IDR” or “Rupiah” means the lawful currency for the time being of the Republic of Indonesia.

“Incur” or “Incurrence” means, with respect to any Indebtedness or other obligation of any Person, to issue, create, assume, extend, guarantee, incur or otherwise become liable for, in respect of such Indebtedness or other obligation; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

“Indebtedness” means, with respect to any specified Person on any date of determination (without duplication), any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:  (1) in respect of borrowed money; (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (3) in respect of banker’s acceptances; (4) representing Capital Lease Obligations or Attributable Indebtedness in respect of sale and leaseback transactions entered by such Person; (5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or (6) representing any Hedging Obligations if and to the extent any of the preceding items in clauses (1) through (6) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

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“Independent Appraiser” means an accounting, appraisal or investment banking firm of international standing or the Financial Advisor; provided that such firm or appraiser is not an Affiliate of the Company.

“Indonesian Guarantees” means the Indonesian law guarantees, each of which shall be in Bahasa Indonesia and in the form of a notarial deed, to be provided by the Company and each Subsidiary Guarantor in favor of the Onshore Collateral Agent and the Secured Parties on the date hereof.

“Initial Budget” means the budget of the Company and its Subsidiaries as set out in the Amended and Restated Indenture.

“Interest Payment Date” means June 30 and December 31 of each year, commencing June 30, 2013.

“Interest Period” means each period commencing on an Interest Payment Date and ending on (but excluding) the next Interest Payment Date; save that the first Interest Period will commence on the Amendment and Restatement Date and end on the following Interest Payment Date.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. Except as otherwise provided in the Amended and Restated Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, fiduciary security, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest therein.

“Management Projections” means the projections as set out in the Amended and Restated Indenture.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:  (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with:  (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale but excluding any consideration received in the form of assumption by the transferee of the relevant assets of Indebtedness or other obligations of the Company or the relevant Subsidiary and any consideration received in non-cash form), net of the direct costs relating to such Asset Sale, including, without limitation,

(1)        legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP;

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(2)        all payments made on any Indebtedness that is secured by any property or asset subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such property or assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale; and

(3)        all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale.

“Non-Recourse Indebtedness” means Indebtedness:  (1) as to which neither the Company nor any of its Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Subsidiaries.

“Note Guarantees” means collectively: (i) the guarantees by the Company and each Subsidiary Guarantor of the Issuer’s obligations under the Amended and Restated Indenture and the Amended and Restated Notes, contained in and/or executed pursuant to the provisions of the Amended and Restated Indenture; and (ii) the Indonesian Guarantees.

“Note Interest Rate” means, for each Interest Period ending on the respective Interest Payment Dates below, the Note Interest Rate indicated below:

Interest Periods ending on	Note Interest Rate (per annum)

June 30, 2013	2%
December 31, 2013	2%
June 30, 2014	2%
December 31, 2014	2%
June 30, 2015	4%
December 31, 2015	4%
June 30, 2016	4%
December 31, 2016	4%
June 30, 2017	4%
December 31, 2017	4%
June 30, 2018	6%
December 31, 2018	6%
June 30, 2019	8%
December 31, 2019	8%
June 30, 2020	8%
December 31, 2020	8%

“Nucleus Partnership Project” means the project for the development of uninhabited tidal swampland in various regions of Indonesia, including the development of ponds in conjunction with the local government and the ownership and/or operation of those ponds and other assets constituting the Permitted Business by plasma farmers located in the relevant region of Indonesia.

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“NY UCC” means the Uniform Commercial Code as in effect in the State of New York.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officers” means the Chief Executive Officer, the President, the Vice-President Director, the Chief Financial Officer and each of the Directors of any Person.

“Officers’ Certificate” means, with respect to a Person, a certificate signed by two Officers of such Person.

“Opinion of Counsel” means a written opinion from recognized and established legal counsel and which opinion and counsel are acceptable to the Trustee.

“Permitted Business” means aquaculture operations, fish, shrimp and other marine animals production and processing, including without limitation shrimp broodstock, shrimp fry, shrimp feed, shrimp products, fish feed and other animal products and feed, and other animals product and feed, and probiotics research production, sales, trading and distribution of the foregoing, together with such business activities as are incidental or related thereto; provided, however, that the Company’s and any Restricted Subsidiary’s operations in connection with the AWS Ponds and all financial support provided by the Company and any Subsidiaries of the Company for the AWS Ponds have been and will continue to be suspended indefinitely (with the exception that the Company and its Subsidiaries have an aggregate liability of IDR312 billion in relation to guarantees of loans to plasma farmers that operate the AWS Ponds, IDR161 billion of which has already been incurred or expended).

“Permitted Holder” means one or more of the following:  Mr. Jarran Chiaravanont, Mr. Montri Jiaravanont, Mr. Sumet Jiaravanon and Mr. Dhanin Chearavanont; their estate, spouses, children and spouses of their children (the “Family”), the legal representatives of any member of the Family and trustees of any bona fide trusts of which any one or more members of the Family are the only beneficiaries or the grantors, or any person whose voting power or voting stock is at least fifty-one percent (51%) Beneficially Owned by any one or more members of the Family.

“Permitted Investments” means:

(1)        any Investment in the Company or any other Restricted Subsidiary of the Company;

(2)        any Investment in Cash Equivalents and Temporary Cash Investments;

(3)        Investments in a Permitted Business for plasma farmers owning or operating ponds who are participants with the Company in a Nucleus Partnership Project (other than the AWS Ponds); provided that such investment is included in the then applicable Budget;

(4)        any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Limitation on Asset Sales”;

(5)        any Investment of funds deposited in the Collection Account in accordance with the provisions of the Cash Management Agreement;

(6)        any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)        Investments represented by Hedging Obligations permitted to be incurred under the Amended and Restated Indenture;

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(8)        loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed US$3 million at any one time outstanding;

(9)        travel and similar advances to officers and employees of the Company and the Subsidiaries of the Company made in the ordinary course of business;

(10)        advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the Company or the Subsidiaries of the Company;

(11)        repurchases or redemptions of the Amended and Restated Notes in accordance with the terms of the Transaction Documents;

(12)        advance payments to third parties in the ordinary course of business for goods and services purchased;

(13)        the acquisition and holding of receivables, if created or acquired in the ordinary course of business in connection with a Permitted Business and payable or dischargeable in accordance with customary trade terms; and

(14)        other Investments in an aggregate amount not to exceed US$1 million.

“Permitted Liens” means:

(1)        Liens on assets of the Company or any Subsidiary of the Company existing on the date of the Amended and Restated Indenture securing Existing Debt as set out in the Amended and Restated Indenture;

(2)        Liens held by the Trustee and/or any of the Collateral Agents or an agent of any of the Collateral Agents under the Security Documents securing the Amended and Restated Notes and the related Note Guarantees incurred under the Amended and Restated Indenture;

(3)        Liens on assets of the Company or any Subsidiary of the Company securing Indebtedness and other Obligations incurred and/or securing Hedging Obligations excluding the Collateral thereto permitted in accordance with the Amended and Restated Indenture;

(4)        Liens in favor of the Company or any Subsidiary of the Company;

(5)        Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiaries of the Company, provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(6)        Liens to secure for the performance of statutory obligations, surety or appeal bonds, letters of credit, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(7)        Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(8)        Liens to secure Indebtedness permitted by clause (10) of the second paragraph of the covenant entitled “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”;

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(9)        Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted; and provided that any reserve or other appropriate provision as is required in conformity with GAAP is made therefor;

(10)        Liens imposed by law, such as carriers’, warehouseman’s, landlord’s and mechanic’s liens, in each case incurred in the ordinary course of business and with respect to amounts that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted; and provided that any reserve or other appropriate provision as is required in conformity with GAAP is made therefor;

(11)        Liens consisting of survey exceptions, easements or reservations of, or rights of others for, licenses, rights of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12)        Liens created for the benefit of (or to secure) the Amended and Restated Notes (or the Note Guarantees).

(13)        Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Amended and Restated Indenture; provided, however, that:

(a)       the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)       the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness, (y) all accrued but unpaid interest on the Indebtedness and (z) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14)        Liens over assets (other than the Collateral) including leases or sub-leases incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed US$5 million at any one time outstanding;

(15)        Liens arising out of judgments not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; and

(16)        Liens over assets (other than the Collateral) of the Company or any Subsidiaries of the Company under workmen’s compensation laws, unemployment insurance laws or similar legislation or good faith deposits in connection with bids, tenders, contractors (other than for payment of indebtedness) or leases to which the Company or any Restricted Subsidiary of the Company is party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary of the Company, or deposits for the payment of rent, in each case incurred in the ordinary course of business.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Subsidiaries (other than intercompany Indebtedness); provided that:

(1)        the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

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(2)        such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(3)        if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Amended and Restated Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Amended and Restated Notes on terms at least as favorable to the Noteholders of Amended and Restated Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Supplier” means either one of PT Tanindo Intertraco and PT Charoen Pokphand International.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledgor” means any of the Issuer, the Company and any other Person granting any security in respect of any Collateral.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“principal” of any Indebtedness (other than the Amended and Restated Notes) means the principal amount of such Indebtedness plus the premium, if any, on such Indebtedness.

“Principal Installment Amounts” means such amounts in U.S. Dollar as set forth opposite the respective Principal Installment Payment Dates in the Amended and Restated Indenture.

“Principal Installment Payments” means the installment payments of the principal of the Amended and Restated Notes made pursuant to the Amended and Restated Indenture.

“Principal Installment Payment Dates” means the respective principal installment payment dates as set forth in the Amended and Restated Indenture.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors of the Company, or otherwise a calculation made in good faith by the Board of Directors of the Company, as the case may be.

“Projected Consolidated EBITDA” means, for any Relevant Redemption Period or Relevant Interest Period, as applies, the Projected Consolidated EBITDA (which has been adjusted for all non-cash items, including, without limitation, all non-cash foreign exchange gains and losses) as set forth in the Management Projections.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Amended and Restated Indenture, the value of any Property shall be its Fair Market Value.

“Qualified Auditor” means one of Ernst & Young, Deloitte Touche Tohmatsu, KPMG or PricewaterhouseCoopers.

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“Record Date” means the close of business on June 15 or December 15, as applicable, immediately preceding an Interest Payment Date.

“Relevant Interest Period” means: (i) in relation to the first Interest Payment Date, the two-quarterly period ending immediately prior to the first Interest Payment Date; and (ii) in relation to each subsequent Interest Payment Date through (and including) the sixth Interest Payment Date, the four-quarterly period ending immediately prior to such Interest Payment Date.

“Relevant Redemption Period” means, in relation to each anniversary of the Amendment and Restatement Date, the four-quarterly period ending immediately prior to such anniversary of the Amendment and Restatement Date.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revenue” has the meaning provided in the Cash Management Agreement.

“Rupiah Equivalent” shall mean, on any date, in relation to any amount denominated in U.S. Dollars, the amount of Rupiah which can be purchased with such amount of U.S. Dollars determined on the basis of the Bank Indonesia spot rate of exchange for the purchase of Rupiah with U.S. Dollar at 11a.m. Jakarta time on such date.

“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or any Restricted Subsidiary transfers such Property to another Person and the Company or such Restricted Subsidiary leases it back from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Secured Obligations” means all of the obligations of the Issuer under the Amended and Restated Notes and the Amended and Restated Indenture and of the Guarantors under the Note Guarantees and the Amended and Restated Indenture.

“Secured Parties” means the Trustee, each of the Collateral Agents, each Paying Agent, the Registrar and/or any Holder.

“Security” means, with respect to any asset, any mortgage, lien, pledge, fiduciary security, charge, security interest, assignment, hypothecation or encumbrance of any kind in respect of such asset, or any other agreement or arrangement, including without limitation, powers of attorney (whether in rem or contractual), having a similar effect, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest therein.

“Security Documents” means the various security documents, dated as of the date of the Amended and Restated Indenture, by and among the Issuer, the Company, the Trustee, each of the Collateral Agents, or any agent of the Trustee or of any of the Collateral Agents, and the various other parties thereto, granting security in respect of any Collateral and defining the terms of the security for the Amended and Restated Notes and the Note Guarantees.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” of the Company or any Restricted Subsidiary, as the case may be, means all Indebtedness of the Company or the Restricted Subsidiary, as relevant, whether outstanding on the Amendment and Restatement Date or thereafter created, except for Indebtedness which, in the Instrument creating or evidencing the same, is expressly stated to be subordinated in right of payment to the Amended and Restated Notes or, in respect of the Company or any Restricted Subsidiary that is a Subsidiary Guarantor, its Guarantee; provided that Senior Indebtedness does not include (1) any obligation to the Company or any Restricted Subsidiary, (2) trade payables or (3) Indebtedness incurred in violation of the Amended and Restated Indenture.

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“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Amended and Restated Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the latest of (1) the date of the Amended and Restated Indenture, (2) the date the Indebtedness was originally incurred and (3) with respect to Acquired Indebtedness or other Indebtedness of a Subsidiary at the time of becoming a Restricted Subsidiary, the date the Subsidiary became a Restricted Subsidiary for purposes of the Amended and Restated Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)        any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)        any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantors” means PT Centralpertiwi Bahari, PT Centralwindu Sejati, PT Marindolab Pratama and PT Central Panganpertiwi.

“Temporary Cash Investments” means.

(1)        United States dollars;

(2)        securities issued directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States (provided the full faith and credit of the United States pledged in support of those securities) having maturities of not more than six months from the date of acquisition; and

(3)        certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any commercial bank with capital and surplus in excess of US$500 million and a Thomson Bank Watch Rating of “B” or better.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Amended and Restated Indenture; provided, however, that, in the event the TIA is amended after such date, “TIA” means, to the extent required by any such amendments, the Trust Indenture Act of 1939, as so amended.

“Transaction Documents” means the Amended and Restated Indenture, the Amended and Restated Notes, the Note Guarantees, the Cash Management Agreement and the Security Documents.

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“Trustee” means The Bank of New York Mellon until a successor replaces it and, thereafter, means its successor.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company from time to time after the Amendment and Restatement Date as an Unrestricted Subsidiary pursuant to a Board Resolution of the Company, but only to the extent that such Subsidiary:

(1)        has no Indebtedness other than Non-Recourse Indebtedness;

(2)        except as permitted by the covenant described above under the caption “Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)        is a Person with respect to which neither the Company nor any of its Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)        has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Subsidiaries.

“U.S. Dollars,” “dollars” or the sign “US$” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at such time owned, directly or indirectly, by the Company and/or its other Wholly-Owned Subsidiaries.

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RELATED PARTY TRANSACTIONS

Transactions with Related Parties

Our Company and our subsidiaries, in the ordinary course of business, have engaged in transactions with related parties, principally consisting of sales of their finished goods such as feeds, poultry equipment, shrimp fries, purchases of raw materials and medicines and financial transactions, which are made on arms’ length basis.

Sales of finished goods to related parties represent 0.10% and 0.21% of our consolidated net sales for the nine months ended September 30, 2011 and 2012, respectively. For more details, please see “Accounts Receivables--Trade--Related Parties” in Note 5 of the management accounts for the nine months ended September 30, 2011 and 2012 as included in Appendix IV of this Information Memorandum. The net sales to related parties are summarized in the table below:

	Total sales		Percentage of net sales
	For the nine months ended September 30, 2011	For the nine months ended September 30, 2012	For the nine months ended September 30, 2011	For the nine months ended September 30, 2012
	Rp millions, except percentages (unaudited)
PT Surya Hidup Satwa	3,940	5,495	0.07%	0.11%
PT Primafood International	-	3,608	-	0.07%
PT Charoen Pokphand Indonesia Tbk.	1,810	1,516	0.03%	0.03%
Total	5,750	10,619	0.10%	0.21%

Purchases of raw materials, finished goods and medicines from related parties represent 0.84% and 0.87% of our consolidated net sales for the nine months ended September 30, 2011 and 2012. For more details, please see “Accounts Payable--Trade--Related Parties” in Note 13 of the management accounts for the nine months ended September 30, 2011 and 2012 as included in Appendix IV of this Information Memorandum. Purchases from related parties are summarized in the table below:

	Total purchases		Percentage of net sales
	For the nine months ended September 30, 2011	For the nine months ended September 30, 2012	For the nine months ended September 30, 2011	For the nine months ended September 30, 2012
	Rp millions, except percentages (unaudited)
PT Tanindo Intertraco	27,642	19,401	0.50%	0.37%
PT Charoen Pokphand Indonesia Tbk.	12,188	17,302	0.22%	0.33%
PT SHS International.	3,239	4,788	0.06%	0.09%
PT Indovetraco Makmur Abadi	1,955	2,968	0.04%	0.06%
PT Nugen Bioscience Indonesia	460	791	0.00%	0.02%
PT Surya Hidup Satwa	-	92	-	0.00%
PT Tanindo Subur Prima	13	9	0.00%	0.00%
PT Poly Packaging Industry	1,043	-	0.02%	-
Total	46,540	45,351	0.40%	0.87%

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Transactions which were not related to our Company and our subsidiaries’ main business and conducted with related parties are summarized in the table below. For more details, please see Note 7 of the management accounts for the nine months ended September 30, 2011 and 2012 as included in Appendix IV of this Information Memorandum.

	Total purchases		Percentage of net sales
	For the nine months ended September 30, 2011	For the nine months ended September 30, 2012	For the nine months ended September 30, 2011	For the nine months ended September 30, 2012
	Rp millions, except percentages (unaudited)
Sales of raw materials
PT Charoen Pokphand Indonesia Tbk.	6,058	7,936	0.11%	0.15%

Interest income
PT Bank Agris	626	376	0.01%	0.01%

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TAXATION

The following summary of certain Singapore, Indonesian and US federal income tax consequences of the acquisition, ownership and disposition of the Amended and Restated Notes is based upon applicable laws, regulations, rulings and decisions in effect as of the date of this Information Memorandum, all of which are subject to change (possibly with retroactive effect). Neither these statements nor any other statements in this Information Memorandum intended or are to be regarded as advice on the tax position of any holder of the Amended and Restated Notes or of any person acquiring, selling or otherwise dealing with the Amended and Restated Notes or on any tax implications arising from the acquisition, sale or other dealings in respect of the Amended and Restated Notes. The statements made herein do not purport to be a comprehensive or exhaustive description of all of the tax considerations that may be relevant to a decision to acquire, own or dispose of the Amended and Restated Notes and do not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as dealers in securities) may be subject to special rules or tax rates. The statements should not be regarded as advice on the tax position of any person and should be treated with appropriate caution. Prospective holders of the Amended and Restated Notes are advised to consult their own tax advisors as to the tax consequences of the acquisition, ownership of or disposition of the Amended and Restated Notes, including, in particular, the effect of any foreign, state or local tax laws to which they are subject. It is emphasised that none of the Issuer or any other persons involved in the issue and offer of the Amended and Restated Notes accepts responsibility for any tax effects or liabilities resulting from the subscription for, acquisition, ownership or disposition of the Amended and Restated Notes.

Singapore Taxation

The statements made herein regarding taxation are general in nature and are based on certain aspects of current income tax laws in Singapore and administrative guidelines issued by the relevant authorities in force as at the date of this Information Memorandum and are subject to any changes in such laws or administrative guidelines, or the interpretation of those laws or guidelines, occurring after such date, which changes could be made on a retroactive basis. These laws and guidelines are also subject to various interpretations and the relevant tax authorities or the courts could later disagree with the explanations or conclusions set out below.

Interest and Other Payments

Under Section 12(6) of the Income Tax Act, Chapter 134 of Singapore (the “Income Tax Act”) the following payments are deemed to be derived from Singapore:

(a)      any interest, commission, fee or any other payment in connection with any loan or indebtedness or with any arrangement, management, guarantee, or service relating to any loan or indebtedness which is (i) borne, directly or indirectly, by a person resident in Singapore or a permanent establishment in Singapore (except in respect of any business carried on outside Singapore through a permanent establishment outside Singapore or any immovable property situated outside Singapore) or (ii) deductible against any income accruing in or derived from Singapore; or

(b)      any income derived from loans where the funds provided by such loans are brought into or used in Singapore.

Further, where such payments are made to a person not known to be a resident of Singapore for tax purposes, such payments are subject to withholding tax in Singapore at the rate of 17.0% for companies and 20.0% for individuals. However, if the payment is derived by a person not resident in Singapore from sources other than its trade, business, profession or vocation carried on or exercised in Singapore and is not effectively connected with any permanent establishment in Singapore of that person, the withholding tax rate is 15.0%. The rate of 15.0% or 20% (as the case may be) may, however, be reduced by applicable tax treaties.

However, as the Issuer has obtained confirmation from the Monetary Authority of Singapore (the “MAS”) that the Existing Notes and the Amended and Restated Notes are “qualifying debt securities” for the purposes of the Income Tax Act, the following tax treatments shall apply:

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(a)      subject to certain conditions having been fulfilled (including the submission of a return on debt securities or notification or letter as required by the MAS and the Comptroller of Income Tax (the “Comptroller”) within a specified period and subject to there being included in all offering documents relating to the Amended and Restated Notes a statement to the effect that where interest, discount, prepayment fee, redemption premium or break cost is derived from the Amended and Restated Notes by any person who is not resident in Singapore and who carries on any operation in Singapore through a permanent establishment in Singapore, the tax exemption in this paragraph does not apply if such person acquires the Amended and Restated Notes using funds from Singapore operations), interest, discount income (not including discount income arising from secondary trading), prepayment fee, redemption premium and break cost (collectively, the “Specified Income”) from the Amended and Restated Notes derived by a holder who is not resident in Singapore and who does not have a permanent establishment in Singapore is exempt from Singapore income tax. Non-residents who have permanent establishments in Singapore can also benefit from this exemption provided that they do not acquire the Amended and Restated Notes using any funds from Singapore operations. Funds from Singapore operations means, in relation to a person, the funds and profits of that person’s operations through a permanent establishment in Singapore;

(b)      Specified Income from the Amended and Restated Notes derived by individuals (excluding income that is derived through a partnership in Singapore or from the carrying on of a trade, business or profession) will be exempt from Singapore income tax;

(c)      subject to certain conditions having been fulfilled (including the submission of a return on debt securities or notification or letter as required by the MAS and the Comptroller within a specified period), Specified Income from the Amended and Restated Notes received by any company and any body of persons (as defined in the Income Tax Act) in Singapore is subject to income tax at a concessionary rate of 10.0%; and

(d)      subject to:

(i)      there being included in all offering documents relating to the Amended and Restated Notes a statement to the effect that any person whose Specified Income derived from the Amended and Restated Notes is not exempt from tax shall include such income in a return of income made under the Income Tax Act; and

(ii)      the submission of a return on debt securities or notification or letter as required by the MAS and the Comptroller within a specified period,

Specified Income derived from the Amended and Restated Notes is not subject to the withholding of tax by the Issuer.

However, notwithstanding the foregoing, even though the Amended and Restated Notes are “qualifying debt securities”, if at any time during the tenure of the Amended and Restated Notes, 50.0% or more of the principal amount of the Amended and Restated Notes is beneficially held or funded, directly or indirectly, by related parties of the Issuer of the Amended and Restated Notes, Specified Income derived from the Amended and Restated Notes held by:

(i)      any related party of the Issuer of the Amended and Restated Notes; or

(ii)      any other person where the funds used by such person to acquire the Amended and Restated Notes are obtained, directly or indirectly, from any related party of the Issuer of the Amended and Restated Notes, shall not be eligible for the tax exemption or concessionary rate of tax of 10.0% as described above.

The term “related party”, in relation to a person, means any other person who, directly or indirectly, controls that person, or is controlled, directly or indirectly, by that person, or where he and that other person, directly or indirectly, are under the control of a common person.

The terms “break cost”, “prepayment fee” and “redemption premium” are defined in the Income Tax Act as follows:

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(a)                “break cost” means any fee payable by the issuer of the securities on the early redemption of the securities, the amount of which is determined by any loss or liability incurred by the holder of the securities in connection with such redemption;

(b)                “prepayment fee” means any fee payable by the issuer of the securities on the early redemption of the securities, the amount of which is determined by the terms of the issuance of the securities; and

(c)                “redemption premium” means any premium payable by the issuer of the securities on the redemption of the securities upon their maturity.

References to “break cost”, “prepayment fee” and “redemption premium” in this Singapore tax disclosure have the same meaning as defined in the Income Tax Act.

Notwithstanding that payments under the Amended and Restated Notes may be made without deduction or withholding of tax under Sections 45 or 45A of the Income Tax Act, any person whose Specified Income (whether it is interest, discount income, prepayment fee, redemption premium or break cost) derived from the Amended and Restated Notes is not exempt from tax is required under the Income Tax Act to include such income in a return of income made under the Income Tax Act.

The 10.0% concessionary tax rate for qualifying debt securities does not apply to persons who have been granted the financial sector incentive (standard-tier) status (within the meaning of Section 43Q of the Income Tax Act).

Gains on disposal of the Amended and Restated Notes

Singapore does not impose tax on capital gains. However, there are no specific laws or regulations which deal with the characterisation of capital gains and hence, gains arising from the disposal of the Amended and Restated Notes may be construed to be of an income nature and subject to income tax, especially if they arise from activities which the Comptroller would regard as the carrying on of a trade or business in Singapore.

Holders of the Amended and Restated Notes who are adopting Financial Reporting Standard 39 — Financial Instruments: Recognition and Measurement (“FRS 39”) for Singapore income tax purposes may be required to recognize gains or losses on the Amended and Restated Notes, irrespective of disposal, in accordance with FRS 39. Please see the section below on “Adoption of FRS 39-Treatment for Singapore Income Tax Purposes”.

Adoption of FRS 39-Treatment for Singapore Income Tax Purposes

On 30 December 2005, the Inland Revenue Authority of Singapore (the “IRAS”) issued a circular entitled “Income Tax Implications arising from the adoption of Financial Reporting Standard 39—Financial Instruments: Recognition and Measurement” (the “Circular”). Amendments have been enacted to the Income Tax Act to give effect to the Circular (the “FRS 39 tax treatment”). The Circular generally applies, subject to certain “opt-out” provisions, to taxpayers who are required to comply with FRS 39 for financial reporting purposes.

Holders of the Amended and Restated Notes who may be subject to the FRS 39 tax treatment should consult their own accounting and tax advisers regarding the Singapore income tax treatment and consequences of their acquisition, holding or disposal of the Amended and Restated Notes.

Indonesia Taxation

The following summary of Indonesian taxation issues deals only with the implications for holders of Notes who are non-residents of Indonesia for Indonesian taxation purposes. The summary does apply in practice as of the date of this Information Memorandum.

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General

Resident taxpayers, individual or corporate, are subject to income tax in Indonesia. Subject to the provisions of any applicable double taxation treaty, non-resident taxpayers, namely individuals or corporations not domiciled or established in Indonesia which derive income sourced in Indonesia from, inter alia, the sale of assets situated in Indonesia, services performed in or outside Indonesia or interest, royalties or dividends from Indonesia, are subject to a withholding tax on that income at the rate of 20%, so long as the income is not effectively connected with a permanent establishment of such persons or entities in Indonesia. If the income is effectively connected with a permanent establishment, the income is subject to full resident income tax. In regard to asset sales, the 20% withholding tax is based on the estimated net income. There are implementing regulations to impose tax on sale of real estate and unlisted shares but not on sale of bonds. Gains on the sale of bonds listed on the Indonesian stock market are taxed as interest but other bonds are not subject to this regulation.

Withholding Tax

Payments of principal under the Notes are not subject to withholding tax in Indonesia. The amount of any payment by us under the Note Guarantees attributable to interest payable on the Notes will be subject to withholding tax in Indonesia at 20% unless reduced by an applicable income tax treaty. Payments by way of interest in whatever form under the Note Guarantees are subject to withholding tax at the rate of 20% on the gross amount if paid by a resident taxpayer to a non-resident taxpayer and to withholding tax at the rate of 15% if paid to a resident taxpayer (other than an Indonesian bank). In the case of non-resident taxpayers (which do not have a permanent establishment in Indonesia), the withholding tax is a final tax and the effective rate of tax may be reduced by virtue of a double taxation treaty, provided that, among others, the recipient is the beneficial owner of the interest and is a resident of a treaty country. On July 7, 2005, Indonesian tax authority issued a circular letter No. SE/04/Pi.34/2005 (the “Circular Letter”) which indicates that benefits of double tax treaties would not be available if a non-Indonesian recipient of interest income was not the “beneficial owner” of such income. The Circular Letter further elaborated that no “special purpose vehicles” in the form of a “conduit company,” “paper box company,” “pass-through company” or any similar form of entity would qualify as a bona fide beneficial owner of interest income. There is no specific precedent on the application of the Circular Letter by Indonesian tax authorities. Therefore it remains uncertain how the Indonesian tax authorities will decide whether or not a non-Indonesian resident is a bona fide “beneficial owner.”

Indonesia has concluded a double taxation treaty with the United States (the “US-Indonesia Treaty”) which reduces the withholding tax rate for persons who are resident of the United States for purposes of the US-Indonesia Treaty and who are entitled to the benefits of the US-Indonesia Treaty to 10%. In order for US noteholders to be eligible for the treaty rate of 10%, these noteholders will be required to deliver to us the original certificate of tax residence (issued by the US tax authorities) prior to payment. This certificate is only valid for one year from the date of issuance and must be renewed subsequently. However, if the certificate is issued in respect of a bank, it will continue to be valid for as long as the bank has not changed its address as stated in the certificate. A noteholder that elects not to apply for a reduced rate of withholding may be entitled subsequently to claim a refund of the additional 10% of Indonesian taxes withheld.

We will pay additional amounts in respect of any withholding taxes regardless of whether the noteholder has submitted an application for a reduced rate of withholding under a tax treaty (as discussed in the preceding paragraph). To the extent that we are required to pay additional amounts in accordance with the terms of the Notes, these amounts will be subject to withholding tax in the manner described above.

Payments of interest made by us to the Issuer with respect to the loan from the Issuer to us of the net proceeds from the sale of the Notes will be subject to withholding tax in Indonesia. As described above, the statutory rate of such withholding is 20%. However, a resident of Singapore that is eligible for the benefits of the Indonesia-Singapore treaty is subject to a reduced rate of 10% withholding tax on interest (if it has no permanent establishment in Indonesia).

The Republic of Indonesia has concluded double taxation treaties with a number of countries, including Japan, The Netherlands, Singapore, the United States and the United Kingdom. To obtain the benefit of the reduced rate under an applicable tax treaty, the holder of a Note must comply with the information and reporting requirements in force in Indonesia. Currently, a holder would need to provide us with the original certificate of tax residence issued by the taxation or other competent tax authority of the relevant treaty country where the recipient is domiciled. Except for banks, such certificate of domicile is valid for only one year and must be renewed subsequently.

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If an individual or entity holds Amended and Restated Notes through a permanent establishment in Indonesia, the permanent establishment will be taxed on the Note Guarantees payment at the ordinary Indonesian progressive income tax rates. Withholding tax of 15% would be deducted by us at the time of the payment. This withholding tax is an advance tax payment or prepaid tax which can be credited against the Indonesian annual tax obligation payable by the permanent establishment. In the event that the permanent establishment in Indonesia is a bank, the guarantee payment is not subject to withholding tax.

Taxation of a Disposal of Notes

Non-resident individuals and companies without a permanent establishment in Indonesia deriving capital gains from disposal of the Notes are exempt from individual or corporate income tax on such income.

Taxation on the Transfer of Pledged Shares

Under the Indonesian Civil Code, the pledgee has generally the right to sell the pledged goods in public upon default of the pledgor/debtor. The public sale has normally been carried out with the assistance of the State Auction Agency. In many occasions, the state auction agency has required a specific Court order to conduct the auction.

The method of enforcing a pledge over scripless shares in a public listed company is stated in Article 1154 paragraph 2 of the Indonesian Civil Code, by sale in the stock exchange where the shares are listed, through two brokers (one broker acting for the pledgee and the other broker acting for the buyer). In practice, there are some additional documents that may be required by the selling broker, such as notice of default, power of attorney to sell given by the pledgor, and in some cases a specific court order.

Under the Indonesian Income Tax Law, the sale of unlisted common shares by a Non-Indonesian Holder is subject to final Indonesian withholding tax, currently at the rate of 20.0%, on the estimated net income. In accordance with Decree of the Ministry of Finance No. 434/KMK/04/1999, effective August 24, 1999, the estimated net income for the sale of unlisted common shares is 25.0% of the sale price resulting in an effective final withholding tax rate of 20.0% multiplied by 25.0%, or 5.0% of the sale price (irrespective of whether or not there is a profit on the sale of the unlisted common shares). The obligation to pay the final withholding tax lies with the buyer (if it is an Indonesian taxpayer) or the company issuing the shares (if the buyer is also a Non-Indonesian Holder). Exemption from the 5.0% final withholding tax on the sale of unlisted common shares may be available to non-resident sellers of common shares depending on the provisions of the applicable double taxation treaties. In order to benefit from the exemption under the relevant double taxation treaty, the non-resident seller must comply with administrative requirements including to provide a Certificate of Tax Residence issued by the competent tax authority, of the jurisdiction where the non-resident seller is domiciled, to the buyer (or the company issuing the shares if the buyer is a Non-Indonesian Holder) and to the Indonesian tax office that has jurisdiction over the buyer (or over the issuer if the buyer is a Non-Indonesian Holder).

Pursuant to Government regulation No. 41 of 1994, regarding Withholding Tax on Income from Share Trading Transactions on the Stock Exchange dated December 23, 1994 and its amendments in Government Regulation No. 14 of 1997 dated May 29, 1997, the sale or transfer of listed shares that are listed on an Indonesian stock exchange is subject to final withholding tax of 0.1% of the gross amount of the transaction value and should be withheld by the broker handling the transaction. An additional 0.5% final tax (amounting to a total tax of 0.6%) is imposed on the share value for the holding of the founder shares (except for the founder shares of a mutual fund). The imposition of 0.5% withholding tax will occur at the time of the initial Public Offering for shares traded on the stock exchange on or after January 1, 1997. The imposition of 0.5% withholding tax on the founder shares is not compulsory. The tax regulations, provide an option for the taxpayer to elect to substitute the 0.5% additional final tax with the taxation of actual capital gains (if any) resulting from the sale of the founder shares subject to the normal tax rates (progressive rate with a maximum of 30.0% for corporate taxpayers or 35.0% for individual taxpayers). Currently, the tax regulations for listed shares do not contain any provision in respect of treaty protections. In practice, the 0.1% final withholding tax is applied irrespective of the fact that there may be treaty exemptions. Indonesian tax authorities have a general rule regarding refunds, which may be used in case of an applicable treaty exemption.

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Other Indonesian Taxes

There are no other material Indonesian taxes or duties (e.g., inheritance taxes, gift duties, stamp duty or similar taxes) that would be required to be paid by a holder of Amended and Restated Notes in relation to any of the payments made by the Issuer or the Guarantors.

United States Federal Income Taxation

The following is a discussion of the material US federal income tax consequences relating to the Consent Solicitation and the ownership and disposition of the Amended and Restated Notes. This discussion does not purport to be a complete analysis of all potential US federal income tax considerations relating thereto, and does not address any tax considerations arising under any state, local or non-US tax laws or under any other US federal tax laws.  This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions and administrative pronouncements and published rulings of the Internal Revenue Service (“IRS”), all as of the date hereof. These authorities may change, possibly retroactively, resulting in US federal income tax consequences different from those set forth below. We have not sought and will not seek any ruling from the IRS regarding the tax consequences of the Consent Solicitation or the ownership and disposition of the Amended and Restated Notes. The IRS may not agree with our positions regarding such tax consequences, and a contrary position could be sustained by a court.

This discussion is limited to holders who receive the Amended and Restated Notes pursuant to the Scheme and who purchased the Existing Notes pursuant to the offering of the Existing Notes.  In addition, this discussion only addresses holders who hold the Amended and Restated Notes (collectively with the Existing Notes, the “Notes”) as capital assets. This discussion does not address tax considerations that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules under the US federal income tax laws, such as certain financial institutions, insurance companies, tax-exempt organizations, non-US taxpayers (except otherwise specifically discussed below), taxpayers who may be subject to the alternative minimum tax or personal holding company provisions of the Code, dealers in securities or foreign currencies, US Holders (as defined below) holding the Notes as part of a hedging transaction, “straddle,” conversion transaction, or other integrated transaction, or US Holders whose functional currency is not the US dollar.

As used herein, the term “US Holder” means a beneficial owner of the Notes that is for US federal income tax purposes:  (i) an individual who is a citizen or resident of the United States; (ii) a corporation (including any entity treated as a corporation for US federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) any estate the income of which is subject to taxation in the United States regardless of source, and (iv) any trust that (A) is subject to the primary supervision of a US court and the control of one or more US persons or (B) has validly elected to be treated as a US person for US federal income tax purposes.  A Non-US Holder is a beneficial owner of the Notes that is not a United States Holder.

If a partnership or other entity treated as a partnership for US federal income tax purposes holds the Notes, the tax treatment of each partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such partnerships or entities and their partners should consult their tax advisors regarding their tax treatment.

To ensure compliance with Treasury Department Circular 230,  you are hereby notified that: (A) any discussion of US federal income tax issues in this Information Memorandum is not intended or written to be relied upon, and cannot be relied upon, by you for the purpose of avoiding penalties that may be imposed on you under the Code; (B) such discussion is included herein by the Issuer in connection with the promotion or marketing (within the meaning of Circular 230) by the Issuer of the transactions or matters addressed herein; and (C) you should seek advice based on your particular circumstances from an independent tax advisor.

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Tax Classification of the Amended and Restated Notes

Although the matter is not free from doubt, the Issuer believes that the Amended and Restated Notes constitute debt of the Issuer for US federal income tax purposes and intends to treat the Amended and Restated Notes as such. However, the IRS may take contrary positions and, accordingly, no assurance can be given that the IRS or a court will agree with the tax characterizations and tax consequences described below.  If the Amended and Restated Notes do not constitute debt of the Issuer, then the Existing Notes may be considered debt of the Company and/or the Subsidiary Guarantors or may be considered equity of the Issuer. If the Amended and Restated Notes were considered equity of the Issuer and if the Issuer were a “passive foreign investment company” (a “PFIC”), payment of the Amended and Restated Notes and proceeds from the sale of the Amended and Restated Notes could be subject to the PFIC rules of sections 1291 through 1298 of the Code. The rules governing stock in a PFIC are complex and US Holders should consult their tax advisors regarding the potential application of the PFIC rules to the Amended and Restated Notes.  This following discussion assumes that the Amended and Restated Notes constitute debt of the Issuer for US federal income tax purposes.

Tax Treatment of the Deemed Exchange

In general, a modification of the terms of a debt instrument is treated as a “deemed” exchange of an “old” debt instrument for a “new” debt instrument if such modification is “significant” as specially determined for US federal income tax purposes. For these purposes, a modification of the terms of a debt instrument is generally “significant” if, based on all the facts and circumstances (and, subject to certain exceptions, taking into account all modifications collectively), the legal rights or obligations that are altered and the degree to which they are altered are economically significant.  The Treasury Regulations that govern the determination of whether a modification is a significant modification provide that a change in the timing of payments due under a debt instrument is a significant modification if it results in the material deferral of scheduled payments. Under the Scheme, the maturity date for the Notes will be modified from 2012 to 2020.   Although the matter is not free from doubt, the Issuer believes that this modification of the maturity date should be treated as significant.  Thus, US Holders generally would be treated as having exchanged their Existing Notes for the Amended and Restated Notes for US federal income tax purposes (the “Deemed Exchange”), and generally would recognize gain or loss at the time of the Deemed Exchange, unless the Deemed Exchange constitutes a recapitalization.

The Deemed Exchange generally would constitute a recapitalization and would not be taxable to US Holders if the Existing Notes and the Amended and Restated Notes constitute “securities” for US federal income tax purposes. There is no precise definition of what constitutes a “security” under US federal income tax law, and the determination requires an overall evaluation of the nature of a debt instrument, with the term of the debt instrument regarded as one of the more important factors. In the event that the Deemed Exchange constitutes a recapitalization for US federal income tax purposes, a US Holder of the Amended and Restated Notes generally would not recognize any income, gain or loss with respect to the Consent Solicitation, a US Holder generally would receive a tax basis in the Amended and Restated Notes equal to its tax basis in the Existing Notes immediately prior to the Deemed Exchange, and the US Holder’s holding period for the Amended and Restated Notes generally would include the period during which the US Holder held the Existing Notes.

If the Deemed Exchange does not constitute a recapitalization, a US Holder generally would recognize capital gain or loss equal to the difference between (i) the “issue price” of the Amended and Restated Notes and (ii) the US Holder’s adjusted tax basis in the Existing Notes, which should generally be equal to the US Holder’s purchase price of the Existing Notes.  The “issue price” of the Amended and Restated Notes will depend on whether the Amended and Restated Notes received pursuant to the Consent Solicitation are “publicly traded” within the meaning of applicable Treasury Regulations. If the Amended and Restated Notes are treated as publicly traded for this purpose, the issue price of the Amended and Restated Notes will equal the fair market value of the Amended and Restated Notes on the date of the Deemed Exchange.  Although the matter is not free from doubt, the Issuer believes that the Amended and Restated Notes would likely be treated as publicly traded and the remainder of this discussion assumes that they would be so treated.  The deductibility of capital losses is subject to limitations. The US Holder’s initial tax basis in an Amended and Restated Note will generally equal its issue price. The holding period for the Amended and Restated Note will begin the day after the exchange.

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Accrual of Interest on the Amended and Restated Notes

The Issuer intends to take the position that the Amended and Restated Notes will be treated as “contingent payment debt instruments” for US federal income tax purposes.

Assuming that this treatment is respected, the Amended and Restated Notes will be subject to special rules that govern the tax treatment of debt obligations that are treated under applicable Treasury regulations (the “contingent payment debt regulations”) as providing for contingent payments.  US Holders should consult with their tax advisors concerning the application of the contingent payment debt regulations

Pursuant to the contingent payment debt regulations, a US Holder of an Amended and Restated Note will be required to accrue interest income on the Amended and Restated Note on a constant yield basis, based on a comparable yield, as described below, regardless of whether such holder uses the cash or accrual method of accounting for US federal income tax purposes.  Accordingly, a US Holder generally will be required to include interest in income each year in an amount that may be different from the amount of any stated interest payments actually received in that year, if any.  No interest payments on an Amended and Restated Note are “qualified stated interest” payments.

The contingent payment debt regulations provide that a US Holder must accrue an amount of ordinary interest income, as original issue discount for US federal income tax purposes, for each accrual period prior to and including the maturity date of an Amended and Restated Note that equals the product of:

•	the adjusted issue price (as defined below) of the Amended and Restated Note as of the beginning of the accrual period,

•	the comparable yield (as defined below) of the Amended and Restated Note, adjusted for the length of the accrual period and

•	the number of days during the accrual period that the US Holder held the Amended and Restated Note divided by the number of days in the accrual period.

The “adjusted issue price” of an Amended and Restated Note will be its issue price as discussed above, increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments (in accordance with the projected payment schedule described below) previously made with respect to the Amended and Restated Note.

The term “comparable yield” as used in the contingent payment debt regulations means the greater of (i) the annual yield the Issuer would pay, as of the issue date (which, in the case of the Amended and Restated Notes, is the Amendment and Restatement Date, as defined in the Amended and Restated Indenture), on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the Amended and Restated Notes, and (ii) the applicable federal rate for the date of the Deemed Exchange (which is published monthly by the IRS).

The contingent payment debt regulations require that the Issuer provide to US Holders, solely for US federal income tax purposes, a schedule of the projected amounts of payments (the “projected payment schedule”) on the Amended and Restated Notes.  This schedule must produce a yield to maturity that equals the comparable yield.  US Holders may obtain the comparable yield and the projected payment schedule by submitting a written request to the Issuer at 8 Murray Street, #01-01, Singapore 079522.

The comparable yield and the projected payment schedule are not used for any purpose other than to determine a US Holder’s interest accruals and adjustments thereto in respect of the Amended and Restated Notes for US federal income tax purposes.  They do not constitute a projection or representation by us regarding the actual amounts that will be paid on the Amended and Restated Notes.

Adjustments to Interest Accruals on the Amended and Restated Notes

If, during any taxable year, a US Holder of an Amended and Restated Note receives actual payments with respect to such Amended and Restated Note that, in the aggregate, exceed the total amount of projected payments for that taxable year, the US Holder will incur a “net positive adjustment” under the contingent payment debt regulations equal to the amount of such excess.  The US Holder will treat a net positive adjustment as additional interest income in that taxable year.

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If a US Holder receives in a taxable year actual payments with respect to the Amended and Restated Note that, in the aggregate, are less than the amount of projected payments for that taxable year, the US Holder will incur a “net negative adjustment” under the contingent payment debt regulations equal to the amount of such deficit.  This net negative adjustment:

•	will first reduce the US Holder’s interest income on the Amended and Restated Note for that taxable year;

•
to the extent of any excess, will give rise to an ordinary loss to the extent of the US Holder’s interest income on the Amended and Restated Note during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments; and

•
to the extent of any excess after the application of the previous two bullet points, will be carried forward as a negative adjustment to offset future interest income with respect to the Amended and Restated Note or to reduce the amount realized on a sale, exchange or retirement of the Amended and Restated Note.

A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Special rules will apply if one or more contingent payments on an Amended and Restated Note become fixed.  If one or more contingent payments on an Amended and Restated Note become fixed more than six months prior to the date each such payment is due, a US Holder will be required to make a positive or negative adjustment, as appropriate, equal to the difference between the present value of the amounts that are fixed and the present value of the projected amounts of the contingent payments as provided in the projected payment schedule, using the comparable yield as the discount rate in each case.  If all remaining scheduled contingent payments on an Amended and Restated Note become fixed substantially contemporaneously, a US Holder will be required to make adjustments to account for the difference between the amounts treated as fixed and the projected payments in a reasonable manner over the remaining term of the Amended and Restated Note.  For purposes of the preceding sentence, a payment (including an amount payable at maturity) will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the contingent payment debt regulations.  A US Holder’s tax basis in the Amended and Restated Note and the character of any gain or loss on the sale of the Amended and Restated Note will also be affected.  US Holders should consult their tax advisors concerning the application of these special rules.

Sale, Exchange or Retirement of the Amended and Restated Notes

Generally, the sale, exchange or retirement of an Amended and Restated Note will result in taxable gain or loss to a US Holder.  The amount of gain or loss on a sale, exchange or retirement of an Amended and Restated Note will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the US Holder (the “amount realized”), and (b) the US Holder’s adjusted tax basis in the Amended and Restated Note.  As discussed above, to the extent that a US Holder has any net negative adjustment carry-forward, the US Holder may use such net negative adjustment from a previous year to reduce the amount realized on the sale, exchange or retirement of the Amended and Restated Note.

For purposes of determining the amount realized on the scheduled retirement of an Amended and Restated Note, a US Holder will be treated as receiving the projected amount of any contingent payment due at maturity.  As previously discussed, to the extent that actual payments with respect to the Amended and Restated Note during the year of the scheduled retirement are greater or lesser than the projected payments for such year, a US Holder will incur a net positive or negative adjustment, resulting in additional ordinary income or loss, as the case may be.

A US Holder’s adjusted tax basis in an Amended and Restated Note generally will be equal to the US Holder’s initial tax basis in the Amended and Restated Note, increased by any interest income previously accrued by the US Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the Amended and Restated Note (without regard to the actual amount paid).

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Gain recognized by a US Holder upon a sale, exchange or retirement of an Amended and Restated Note generally will be treated as ordinary interest income.  Any loss will be ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary losses in respect of the Amended and Restated Note, and thereafter capital loss (which will be long-term if the Amended and Restated Note has been held for more than one year).  The deductibility of capital losses is subject to limitations.  If a US Holder recognizes a loss upon a sale or other disposition of an Amended and Restated Note and such loss is above certain thresholds, then the holder may be required to file a disclosure statement with the IRS.  US Holders should consult their tax advisors regarding this reporting obligation.

Non-US Withholding Taxes

Payments on the Amended and Restated Notes are to be made without reduction or withholding for any present or future taxes imposed by Singapore unless such taxes are required to be withheld or deducted by law or official interpretation or administration thereof, in which case the Issuer will pay such additional amount as may be necessary so that the net amount received is not less than the amount which would have been received if such taxes had not been withheld or deducted (subject to the exceptions as set forth in “Description of the Amended and Restated Notes, the Note Guarantees and the Transaction Documents—Additional Amounts”). Any such additional amount which is paid to a US Holder will be includible in a US Holder’s ordinary gross income, generally as a positive adjustment to interest as described above and will be foreign source income for US federal income tax purposes. If such Singapore Taxes are income taxes for US federal income tax purposes, a US Holder may be entitled to a US foreign tax credit in respect of such Singapore taxes. The rules governing foreign tax credits are complex and US Holders should consult their tax advisors regarding their application to the particular circumstances of such US Holder.

US Backup Withholding Tax and Information Reporting

Interest (including OID) accrued or paid to a US Holder with respect to the Amended and Restated Notes and proceeds received from a sale or exchange of the Amended and Restated Notes by a US Holder (including redemption or early redemption) may be subject to information reporting unless such US Holder is an “exempt recipient” (such as a US corporation or tax-exempt organization) and may also be subject to backup withholding at the rates specified in the Code if such US Holder fails to provide certain identifying information (such as an accurate taxpayer identification number) or meet certain other requirements.  Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a US Holder’s US federal income tax liability, provided the required information is timely furnished to the IRS.

In addition, US Holders may be required to report information to the IRS relating to an interest in “specified foreign financial assets,” including the Amended and Restated Notes, for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for Existing Notes held in custodial accounts maintained with a United States financial institution).  These rules also impose penalties if a US Holder is required to submit such information to the IRS and fails to do so.

Non-US Holders

An investment in the Amended and Restated Notes by a Non-US Holder will not give rise to any US federal income tax consequences, unless (i) the interest received on, or any gain recognized on the sale or other disposition of, the Amended and Restated Notes by such holder is treated as effectively connected with the conduct by such holder of a trade or business in the United States or (ii) in the case of gains derived by an individual, such individual holder is present in the United States for 183 days or more and certain other requirements are met.

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In order to avoid backup withholding on payments of interest and principal on the Amended and Restated Notes made in the United States or by certain intermediaries that are US persons or related to US persons, a Non-US Holder of the Amended and Restated Notes may be required to complete, and provide the payor with, a Form W-8BEN (“Certificate of Foreign Status”), or other documentary evidence, certifying that such holder is an exempt foreign person.

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ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with an investment in the Notes by an employee benefit plan that is subject to the US Employee Retirement Income Security Act of 1974, as amended, or “ERISA”, a plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code, or provisions of any federal, state, local or foreign law that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered under ERISA, the Code or any applicable Similar Law to constitute the assets of any such plan, account or arrangement.  Each of the foregoing is referred to as a “Plan.”

General Fiduciary Matters

ERISA and the Code impose certain duties on any person who is a fiduciary of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”), and prohibit certain transactions involving the assets of an ERISA Plan and any of its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the management or administration of such an ERISA Plan or any authority or control over the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment of the assets of any Plan in a Note, a fiduciary of the Plan should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code and any applicable Similar Law, including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any applicable Similar Law.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit an ERISA Plan from engaging in certain specified transactions involving plan assets with any person or entity that is a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, a fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of a Note by an ERISA Plan with respect to which we or any of our affiliates or the purchaser or subsequent transferee of the Note is considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the US Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of a Note. These class exemptions include, without limitation, PTCE 84-14 relating to transactions involving plans whose assets are managed by a qualified professional asset manager (QPAM), PTCE 90-1 relating to certain acquisitions and/or holdings by insurance company pooled separate accounts, PTCE 91-38 relating to transactions by bank collective investment funds, PTCE 95-60 relating to life insurance company general account assets and PTCE 96-23, relating to transactions determined by in-house asset managers.  In addition to the foregoing, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide a statutory exemption for certain transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises discretionary authority or control or renders investment advice with respect to the assets involved in the transaction) solely by reason of providing services to the ERISA Plan or by relationship to a service provider, provided that the ERISA Plan fiduciary has made a determination that there is adequate consideration for the transaction.  There can be no assurance that any or all of the conditions of any exemption referred to above will be satisfied.

Other Plans, including governmental and church plans, that are subject to Similar Law may be subject to similar requirements under any applicable Similar Law.

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Because of the foregoing, a Note should not be purchased or held by any person investing the assets of any Plan, unless such purchase and holding of the note will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or violation of any applicable Similar Law.

By its acceptance of a Note (or a beneficial ownership interest therein), each security holder that acquires such Note (or a beneficial interest therein) will be deemed to have represented and warranted that on each day from the date on which such owner acquires such Note (or beneficial interest) through and including the date on which such beneficial owner disposes of its interests in such Note, that either (i) such beneficial owner is not, and, for so long as it holds such Note will not be, an “employee benefit plan” subject to ERISA, a “plan” within the meaning of Section 4975 of the Code, a person or an entity whose underlying assets include the assets of any such plan, or a plan that is subject to any federal, state, local or foreign law which is  similar to the provisions of Sections 404 and/or 406 of ERISA or Section 4975 of the Code (a “Similar Law”); or (ii) such beneficial owner’s purchase, holding and disposition of such Note will not result in a non-exempt violation of ERISA, Section 4975 of the Code, or any applicable Similar Law.

Any prospective Plan investor considering whether to invest in the Notes should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to such investment. In addition, any Plan fiduciary should consider its general fiduciary obligations under ERISA in determining whether to purchase Notes on behalf of a Plan.

The sale of any of the Notes to a Plan is in no respect a representation by the Issuer that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

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OFFERING RESTRICTIONS

This Information Memorandum does not constitute an offer or an invitation to participate in the Consent Solicitation in any jurisdiction in or from which, or to any person to whom, it is unlawful to make such offer or invitation under applicable laws. The distribution of this Information Memorandum in certain jurisdictions may be restricted by law. Persons into whose possession this Information Memorandum comes are required by each of the Issuer, our Company and the Information Agent to inform themselves about, and to observe, any such restrictions.

Only holders of the Existing Notes as of the Record Time (including those who hold an economic or beneficial interest as principal in the Existing Notes at the Record Time) are authorized to receive or review this Information Memorandum or to participate in the Consent Solicitation. No action has been or will be taken in any jurisdiction by our Company or the Information Agent that would constitute a public offering of the Amended and Restated Notes.

The Issuer cannot assure the liquidity of, or trading market for, the Amended and Restated Notes. A liquid or active public trading market for the Amended and Restated Notes may not develop. If an active trading market for the Amended and Restated Notes does not develop, the market price and liquidity of the Amended and Restated Notes may be adversely affected.

If the Amended and Restated Notes are traded, they may trade at a discount from their offer price, depending on prevailing interest rates, the market for similar securities and other factors.

The Issuer does not make any representation or prediction as to the direction or magnitude of any effect that the transaction described above may have on the price of the Amended and Restated Notes.

No action is being taken or is contemplated by us that would prevent a public offering of the Amended and Restated Notes or possession or distribution of this Information Memorandum or any other method relating to the Issuer or the Amended and Restated Notes in any jurisdiction where action for such purpose is required.

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TRANSFER RESTRICTIONS

Because of the following restrictions, participants are advised to consult legal counsel prior to making any offer, sale, resale, pledge or other transfer of the Amended and Restated Notes.

The Amended and Restated Notes and the Note Guarantees have not been and will not be registered under the Securities Act and may not be offered or sold within the United States (as defined in Regulation S under the Securities Act) except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the Amended and Restated Notes are being offered and sold in reliance on the exemption provided by Section 3(a)(10) of the Securities Act.

Each participant acquiring the Amended and Restated Notes will be deemed to:

(1)        represent that it is acquiring the Amended and Restated Notes for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is aware that the Issuer is relying on the exemption provided by Section 3(a)(10) of the Securities Act;

(2)         represent on each day from the date on which it, and each person for which it is acting, acquires an Amended and Restated Note (or a beneficial ownership interest therein) through and including the date on which such person disposes of its interests in such Amended and Restated Note (or a beneficial interest therein), in connection with the acquisition of such Amended and Restated Notes, that either:  (i) such person is not, and, for so long as it holds the Amended and Restated Note will not be, an “employee benefit plan” subject to ERISA, a “plan” within the meaning of Section 4975 of the Code, a person or an entity whose underlying assets include the assets of any such plan, or a plan that is subject to any federal, state local or foreign law which is  similar to the provisions of Sections 404 and/or 406 of ERISA or Section 4975 of the Code (a ”Similar Law”) and it is not acquiring the Amended and Restated Note on behalf of any such person; or (ii) such person’s acquisition, holding and disposition of such Note will not result in a non-exempt violation of ERISA, Section 4975 of the Code, or any applicable Similar Law;

(3)        acknowledge that this Information Memorandum has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each participant represents, warrants and agrees that it has not offered or sold any Amended and Restated Notes or caused the Amended and Restated Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell the Amended and Restated Notes or cause the Amended and Restated Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, and will not circulate or distribute, this Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Amended and Restated Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Amended and Restated Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)        a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)        a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in the trust shall not be transferred within six months after that corporation or that trust has acquired the Amended and Restated Notes pursuant to an offer made under Section 275 except:

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(i)       to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(ii)       where no consideration is or will be given for the transfer; or

(iii)       where the transfer is by operation of law.

(4)        acknowledge that the Issuer, the Company and others will rely upon the truth and accuracy of the above acknowledgements, representations and agreements. Each participant agrees that if any of the acknowledgements, representations or agreements it is deemed to have made by its acquisition of Amended and Restated Notes is no longer accurate, it will promptly notify the Issuer and the Company. If a participant is acquiring any Amended and Restated Notes as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each of those accounts and that it has full power to make the above acknowledgements, representations and agreements on behalf of each account.

General

Each participant of our Notes in the Consent Solicitation will be deemed to have represented and agreed that (a) it is relying on this Information Memorandum and not on any other information or representation concerning us or our Amended and Restated Notes and neither we nor any other person will have any liability for any such other information or representation; and (b) (i) it is able to fend for itself in the transactions contemplated by this Information Memorandum, (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Amended and Restated Notes, and (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

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INDEPENDENT AUDITORS

The consolidated financial statements of our Company for the year ended December 31, 2009, 2010 and 2011 included in this Information Memorandum have been audited by Paul Hadiwinata, Hidajat, Arsono, Ade Fatma & Rekan (Member of PKF), independent auditors as approved under Indonesian law, as stated in the report appearing herein.

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SUMMARY OF CERTAIN PRINCIPAL DIFFERENCES BETWEEN
INDONESIAN GAAP AND US GAAP

The financial statements of the Company appearing elsewhere in this Information Memorandum are prepared and presented in accordance with accounting principles generally accepted in Indonesia (“Indonesian GAAP”), which differs in certain significant respects from accounting principles generally accepted in the United States of America (“US GAAP”).

The summary should not be construed to be exhaustive. In making a decision regarding the Consent Solicitation, potential participants must rely upon their own examination of the Company, the terms of the Consent Solicitation and the Company’s financial information. Potential participants should consult their own professional advisors for an understanding of the differences between Indonesian GAAP and US GAAP and how these differences might affect the financial information herein. Additionally, no attempt has been made to identify all disclosure, presentation, or classification differences that would affect the manner in which transactions and events are presented in the financial statements or Amended and Restated Notes thereto. Further, no attempt has been made to identify future differences between Indonesian GAAP and US GAAP as the result of prescribed changes in accounting standards and regulations. Regulatory bodies that promulgate Indonesian GAAP and US GAAP have significant projects on going that could affect future comparison such as this one. Finally, no attempt has been made to identify all future differences between Indonesian GAAP and US GAAP that may affect the Company’s financial statements as a result of transactions or events that may occur in the future.

Inventories

Under Indonesian GAAP, inventories are measured at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to complete the sale. The provision to write down inventories to their net realizable value can be reversed resulting in reduction in expenses in which the reversal occurs.

Under US GAAP, inventories are measured at the lower of cost or market. Market is defined as replacement cost, which cannot exceed net realizable value or fall below net realizable value reduced by an approximately normal profit margin.

Once adjusted, inventories are not recorded at amounts above the cost. A provision to write down inventories to the lower of cost or to market value cannot be reversed should the market value recover prior to sale or disposition until the related inventory item is sold.

Impairment of Assets

Under Indonesian GAAP, if indicators of impairment exist and the assets are held and used, carrying values are adjusted to the asset’s recoverable amount, which is the higher of net selling price or value in use. Carrying values are increased for subsequent recoveries of fair value not to exceed the original carrying value adjusted for depreciation.

Under US GAAP, undiscounted cash flows of an asset or grouping of assets must be estimated at the lowest identifiable level once an indication of impairment exists and the asset are held and used. If undiscounted cash flows exceed the carrying value, then fair value is determined and an impairment loss is recorded. Reversal of an impairment loss should facts and circumstances change is prohibited.

Revaluation of Property, Plant and Equipment

Under the Indonesian GAAP, an entity shall choose either the cost model or the revaluation model to measure its fixed assets. In the cost model, a fixed asset is carried at cost less accumulated depreciation and accumulated impairment losses. In the revaluation model, the fair value of fixed assets whose fair value can be reliably measured, is stated at revalued amount, which is the fair value at the date of revaluation less accumulated depreciation and accumulated impairment losses after the date of revaluation. Revaluation should be made with sufficient regularity to ensure that the carrying amount does not differ significantly from the amount determined using fair value at reporting date.

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Under US GAAP, property, plant and equipment are stated at cost less accumulated depreciation. Revaluation of property, plant and equipment is not permitted.

Land Rights

In Indonesia, except for ownership rights (“Hak Milik”) granted to individuals, the title of land rests with the Government under the Basic Agrarian Law No. 5 of 1960. Land-use is accomplished through land rights whereby the holder of the right enjoys the full use of the land for a stated period of time, subject to extensions. Land rights generally are freely tradable and may be pledged as security under borrowing agreements. The predominant practice is to capitalize the costs of acquired land rights and not to amortize these costs.

Starting January 1, 1999, expenses associated with the acquisition of government permit to use the land should be amortized over the period the holder is expected to retain the land rights, which in the case of the Company, is an initial period ranging from approximately 25 to 30 years.

Under US GAAP, land acquisition costs should be amortized over the period the holder is expected to retain the land rights, which includes periods prior to January 1, 1999.

Capitalization of Borrowing Costs

Under Indonesian GAAP, borrowing costs consisting of interest, amortization of discount or premium, amortization of the related costs to obtain the loans and foreign exchange differences on loans used to finance the construction of major facilities, should be recognized as expense in the period incurred. An exception is allowed for borrowing costs that are directly attributable to the acquisition, construction or production of qualifying assets which are capitalized, provided certain criteria are met. Capitalization of these borrowing costs ceases when the acquisition, construction or production activities are substantially complete and the assets are ready for their intended use.

Under Indonesian GAAP, one of the criteria for capitalizing interest costs on qualifying assets is that the interest should be attributable to the qualifying assets. US GAAP does not specify that interest costs be attributable to loans which are used to finance the construction of major facilities; therefore the capitalizable interest includes interest costs incurred on general and specific borrowings.

Under Indonesian GAAP, where borrowed funds are attributable to assets, costs eligible for capitalization are the actual costs less any income earned on the temporary investment of such borrowings.

Under US GAAP, income earned on funds temporarily invested is not deducted in arriving at the amount to be capitalized.

Under US GAAP, foreign exchange gains and losses are directly credited or charged to current operations.

Capitalization of Foreign Exchange Losses

Under Indonesian GAAP, the interpretation of PSAK no. 10 (ISAK no.4), our Company capitalized the foreign exchange losses-net incurred starting from August 14, 1997 arising from foreign currency-denominated borrowings used to finance the acquisition of assets, provided certain conditions are met.

Under US GAAP, foreign exchange losses—net would be included in earnings during the period in which they arise.

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Goodwill

Under Indonesian GAAP, goodwill is amortized using the straight line method over five years. Negative goodwill is deferred and amortized on a straight-line basis over a period of 20 years from the date of acquisition. Since January 1, 2011, goodwill is not amortized but is subject to impairment test.

Under US GAAP, goodwill is not amortized but is subject to an annual impairment test. To the extent that negative goodwill exists, after reassessing whether all assets acquired and liabilities assumed have been identified and properly valued, an extraordinary gain should be recognized in the period in which the business combination is initially recognized.

Classification of Leases

Under Indonesian GAAP, lease transactions are accounted for under Financial Lease method if the lease arrangement substantially transfers all the risks and benefits relating to ownership of the leased assets. Otherwise, leases are accounted for under Operating Lease method.

Classification of financial lease and operating lease is based on the substance of the transactions rather than the legal form of the contract. The following conditions, individually or together will lead to a transaction being classified as financial lease:

(a)      The lease transfer the ownership of the leased asset to the lessee at the end of lease period

(b)      The lessee has the option to buy the leased assets at a price which is substantially lower compared to the fair value at commencement of exercise period, therefore at the inception of the lease, it can be ensured that the option will be exercised.

(c)      The lease period is for most of the economic life of the leased asset even if the ownership title is not transferred.

(d)      At the inception of the lease, the present value of minimum lease payments substantially approximates the fair value of the leased assets, and

(e)      The lease asset is specific in nature, and only the lesse can use the leased asset without significant modifications.

Under US GAAP, the criteria used to determine capital and operating lease as provided in SFAS No. 13 are different from those used in Indonesian GAAP. However, the application of capital lease requirements under Indonesian GAAP and US GAAP may not have any different effect on the statement of financial position and income statement accounts because the leases fulfill one or more of the criteria under US GAAP.

Under US GAAP, an arrangement contains a lease that is within the scope of lease accounting if an arrangement conveys the right to use property, plant, or equipment. An arrangement conveys the right to use property, plant, or equipment if the arrangement conveys to the purchaser (lessee) the right to control the use of the underlying property, plant, or equipment. The right to control the use of the underlying property, plant, or equipment is conveyed if the purchaser has the ability or right to do any of the following:

(a)      operate the property, plant, or equipment or direct others to operate the property, plant, or equipment in a manner as determined while obtaining or controlling the output or other utility of the property, plant, or equipment;

(b)      control physical access to the underlying property, plant, or equipment; or

(c)      take substantially all of the output or other utility expected to be produced or generated by the property, plant, or equipment for the term of the arrangement, unless both of the following conditions are met:

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(i)           the price that the purchaser will pay for the output is either fixed per unit of output or indexed to market prices of the output; and

(ii)           the arrangement requires the owner/seller to pay substantive damages, based on the current market prices, to the purchaser if it fails to deliver, and the owner/seller is a substantive entity with the financial ability to fulfill its obligations under the arrangement.

Under Indonesian GAAP, contracts that contain certain lease and non-lease type arrangements are accounted for separately as either lease or purchase contracts depending on the conditions and criteria fulfilled. US GAAP provides for more specific requirements and conditions to be fulfilled to account for lease and nonlease type arrangements which may result in different application from that under Indonesian GAAP.

Deferred Tax Assets

Under Indonesian GAAP, deferred tax assets are only recognized if it is probable that future taxable profits will be available against which the deferred tax assets can be utilized. The carrying amount is reviewed periodically and reduced if appropriate.

Under US GAAP, deferred tax assets are recognized to the extent that available evidence supports its realization. The future reversal of taxable temporary differences, taxable income in prior carry back periods (as permitted by tax law), tax planning strategies, and future taxable income exclusive of reversing temporary differences and carry forwards must be evaluated in determining whether or not a valuation allowance is necessary. A valuation allowance is provided if it is more-likely-than-not that all or a portion of the deferred tax assets will not be realized.

Employees’ Benefit

PSAK No. 24 (Revised 2004) requires an enterprise to recognize (a) a liability when an employee has provided service in exchange for employee benefits to be paid in the future; and (b) an expense when the enterprise consumes the economic benefit arising from service provided by an employee in exchange for employee benefits. This standard also applies to all employee benefits including those provided (a) under formal plans/agreements between an enterprise and individual employees, groups of employees or their representative, (b) under legislative requirements or industry arrangements, or (c) by those informal practices that give rise to constructive obligation.

The recognition of expense or income considers the current service cost, interest cost, expected return on any plan assets and on any reimbursement rights, actuarial gains and losses and past service cost (to the extent they are recognized), and the effect of any curtailments or settlements.

In calculating the actuarial present value of benefits attributed to service rendered by employees during the period, the rate used to discount the post-employment benefit obligations should be determined by reference to the market yields on high quality corporate bonds at the balance sheet date. In countries where there is no deep market in such bonds, the market yield at balance sheet date on government bonds should be used.

In measuring the defined benefit liability, the past service cost is recognized as an expense on a straight-line basis over the average period until the benefits become vested.

Discretionary increase to pensions should be recognized in accordance with the guidance on past service cost.

Gains or losses on the curtailment or settlement of a defined benefit plan should be recognized when the curtailment or settlement occurs.

Plan assets comprise (1) assets held by a long-term employee benefit fund that are legally separate from the reporting entity and exist solely to pay or fund employee benefits and are not available to the reporting entity’s own creditors and can not be returned to the reporting entity, unless certain criteria is met (2) qualifying insurance policies issued by an insurer that is not a related party, if the proceeds of the policy also met the conditions provided in no (1) above.

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Under Indonesian GAAP there is no minimum liability requirement and provides the limitation on amount of pension assets that can be recognized.

US GAAP provides for the following:

•
The assumed discount rate used to calculate the actuarial present value of benefits should reflect the rates at which the pension benefits could effectively be settled. In estimating this rate, it is acceptable to consider rates implicit in annuity contracts that could be used to settle the benefit obligation.

•	Past service cost should be recognized during the future service periods of those active employees at the date of the amendment who are expected to receive benefits under the plan.

•
The increase of cost of discretionary pension is amortized over the remaining life expectancy of the employees concerned if all/almost all of the scheme members are inactive. Otherwise, the cost is amortized over the remaining service lives of the active members at the date of reward/benefit.

•
Curtailment gains and losses should be aggregated with the unrecognized prior service costs associated with years of service which are no longer expected to be rendered as a result of the curtailment. If the aggregate amount is a net loss, it should be recognized in earnings when it is probable that a curtailment will occur and the effects can be reasonably estimated. If the sum is a net gain, recognition is deferred until the related employee’s termination or the plan suspension or amendment is adopted.

•
Plan assets usually consist of stocks, bonds and other investments that have been segregated and restricted (usually a trust) to provide benefits and cannot ordinarily be withdrawn by the employer except in certain circumstances when a plan has assets in excess of obligations and the employers have taken certain steps to settle existing obligations.

•
If the accumulated benefit obligation exceeds the fair value of scheme assets, an additional minimum liability may be required to be shown in the statement of financial position. If an additional minimum liability is recognized, an equal amount, but not to exceed the amount of unrecognized prior service cost, should be recognized as an intangible asset. Any unrecognized amount, as an intangible asset should be reported in other comprehensive income.

•	No limitation on pension assets recognition.

•
For initial adoption, restatement of previously issued annual financial statements is not permitted. For the beginning of the fiscal year in which the standard is first applied, the difference between (a) the projected benefit obligation and (b) the fair value of plan assets plus previously recognized unfunded accrued pension cost or less previously recognized prepaid pension cost, whether it represents an unrecognized net obligation (and loss or cost) or an unrecognized net asset (and gain), shall be amortized on a straight-line basis over the average remaining service period of employees expected to receive benefits under the plan, except that, (a) if the average remaining service period is less than 15 years, the employer may elect to use a 15-years period, and (b) if all or almost all of a plan’s participants are inactive, the employer shall use the inactive participants’ average remaining life expectancy period. That same amortization shall also be used to recognize any unrecognized net obligation related to a defined contribution plan.

Bonds Issuance Costs

Bond issue costs are directly deducted from the issue proceeds as a discount and are amortized using the effective interest method over the period of the bonds.

212

Under US GAAP, debt issuance costs are classified as deferred charges and recognized as additional interest expense over the term of the debt instrument under the effective interest rate method.

Restructuring Transactions Among Entities Under Common Control

Under Indonesian GAAP, restructuring transactions among common control entities are accounted for using the pooling-of-interests method, which the net assets are transferred at book value. The difference between the transfer price and the book value of the net assets, equity, or other ownership instrument transferred is recorded as “difference in the value of restructuring transactions among entities under common control”, which is presented as a component of the shareholders’ equity.

Under US GAAP, restructuring transactions among entities under common control are accounted for using a method similar to pooling-of-interests method, except that the resulting excess of the outstanding shares of the combined entities at par or stated amounts over the total share capital of the separate combining entities is deducted first from the combined other contributed capital and the remaining balance is deducted from the combined retained earnings.

Further, US GAAP excludes transfers of net assets or exchanges of shares between entities under common control from a business combination, among others in a situation where a parent company exchanges its ownership interests or the net assets of a wholly owned subsidiary for additional shares issued by the parent’s partially owned subsidiary, thereby increasing the parent’s percentage of ownership in the partially owned subsidiary but leaving all of the existing minority interest outstanding. In such case, the purchase method of accounting shall be applied if the effect of the transfer or exchange is the acquisition of all or a part of the non-controlling equity interests in a subsidiary.

Registrants with the SEC that follow US GAAP must have contemporaneous written evidence of an agreement among a group of shareholders composing fifty% of the voting interest in each entity to vote a majority of the entities’ shares in concert with each to establish common control. In the absence of common control, certain business combinations meet the definition of a purchase under US GAAP.

Quasi-reorganization

Indonesian GAAP specifies conditions that need to be fulfilled to conduct a quasi-reorganization and provide for specific manner of each equity account on which the deficit should first be eliminated. Such equity accounts include legal and specific reserves, revaluation increment of assets and liabilities, additional paid-in capital, capital stock and difference in the value of restructuring transactions among entities under common control.

US GAAP requires formal consent from the company’s shareholders to conduct a quasi-reorganization. The effective date of the readjustment, from which the income of the company is thereafter determined, should approximate the date on which formal consent of the stockholders is given, and usually should not be done at the close of the last completed fiscal year.

US GAAP specifies that a company which has subsidiaries should apply this rule in such a way that no surplus eared by consolidation retains a readjustment in which each part of losses has been charged to capital surplus. If the earned surplus of any subsidiaries cannot be applied against the losses before this resort should have capital surplus, the parent company’s interest in such earned surplus should be regarded as capitalized by the readjustment only as surplus at the date of acquisition being capitalized, so far as the parent is concerned. Indonesian GAAP does not have such provision.

Classification of Long-term Debt

Under Indonesian GAAP, when an entity violates the provisions of long-term loan agreement on or before the end of the reporting period that led to such liability shall be payable on demand, the entity shall classify the liability as short-term liabilities, even though the lenders had agreed (after the reporting period and before the completion date of the financial statements) to not require payment as a consequence of the violation. An entity classifies the liability as short-term liabilities because (at the end of the reporting period) the entity does not have the right to defer settlement of a liability for a period of at least twelve months after the reporting date. However, the entity classifies the liability as long-term liability if the lenders had agreed by the end of the reporting period to provide grace period on the payment ending at least twelve months after the reporting period.

213

US GAAP specifically provides that current liabilities are also intended to include long-term obligations that are or will be callable by the creditor either because the debtor’s violation of a provision of the debt agreement at the balance sheet date makes the obligation callable or because the violation, if not cured within a specified grace period, will make the obligation callable. Accordingly, such callable obligations shall be classified as current liabilities unless one of the following conditions is met:

(i)      the creditor has waived or subsequently lost the right to demand repayment for more than one year (or operating cycle, if longer) from the balance sheet date; and

(ii)      for long-term obligations containing a grace period within which the debtor may cure the violation, it is probable that the violation will be cured within that period, thus preventing the obligation from becoming callable.

Modification or Exchange of Debt Instruments

Indonesian GAAP does not specifically provide for accounting on modification of the term of debt instruments other than modification in a troubled-debt restructuring.

US GAAP provides that from the debtor’s perspective, an exchange of debt instruments between or a modification of a debt instrument by a debtor and a creditor in a non troubled debt situation is deemed to have been accomplished with debt instruments that are substantially different if the present value of the cash flows under the terms of the new debt instrument is at least 10% different from the present value of the remaining cash flows under the terms of the original instrument. A substantial modification of terms should be accounted for like, and reported in the same manner as, a debt extinguishment.

Assets Not Used in Operation and Held for Sale

Indonesian GAAP provides that an asset that is retired from active use and held for disposal is carried at its recoverable amount at the date when the asset is retired from active use.

US GAAP provides specific criteria that need to be met for long-lived assets (disposal group) to be sold to be classified as held for sale in the period.

214

GLOSSARY

Broodstock	Male and female shrimp which are bred to produce shrimp fry for aquaculture.
Conventional Products	Conventional Products are the most basic product form and include head-on and headless shrimp, which are uncooked. Fresh shrimp products are also included in this category.
European Union or EU	The European Union is the economic and political union or confederation of 27 member states which are located primarily in the European continent.
Food Products	Food Products include sushi ebi and nobashi ebi, wontons, shrimp balls, shrimp nuggets and shrimp rolls.
Government
The government of Indonesia, including all political subdivisions (including provincial, municipal and other local or regional government entities) and organizations of such government or, as the context requires, any of them.

IDX	The Indonesia Stock Exchange, which is based in Jakarta, Indonesia. It was previously known as Jakarta Stock Exchange before its name changed in 2007 after merging with Surabaya Stock Exchange.
Monodon shrimp	Penaeus Monodon, giant tiger prawn or “black tiger shrimp.”
Mt	Metric tonnes.
Nauplii	The free-swimming first stage of the larva of certain crustaceans, including shrimp, having an unsegmented body with three pairs of appendages and a single median eye.
NMFS	National Marine Fisheries Service of the United States.
The Nucleus Partnership Project	A scheme operated by our Company, in conjunction with local government, to develop plots of land in Lampung and Southern Sumatera to enable farmers to eventually own and operate ponds.
The plasma farmers	The shrimp farmers operating under the Nucleus Partnership Project.
The plasma farms	The shrimp farms operating under the Nucleus Partnership Project.
Shrimp fry	Juvenile shrimp (about 3 millimeters in length) having all the characteristics of adult shrimp.
Value-Added Products	Value-Added Products are shrimp that have undergone additional processing to increase the value and usability of the products. Examples include peeled shrimp, deveined shrimp and cooked shrimp.
Vannamei shrimp	Litopenaeus Vannamei, pacific white shrimp or “whiteleg shrimp.”

215

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PT CENTRAL PROTEINAPRIMA Tbk./
AND SUBSIDIARIES

Consolidated Financial Statements
For the years ended 31 December 2009 and 2008

With Independent Auditor’s Report thereon

This page is intentionally left blank

Paul Hadiwinata, Hidajat, Arsono, Ade Fatma & Rekan Registered Public Accountants Decree of the Finance Minister of the Republic of Indonesia No. 1033/KM.1/2009

No.   :   PHHAAF/080/YS/Ary/2010

Independent Auditor’s Report

The Board of Commissioners / Directors

and Shareholders

PT Central Proteinaprima Tbk.

We have audited the accompanying consolidated balance sheets of PT Central Proteinaprima Tbk. and Subsidiaries as of 31 December 2009 and 2008, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards established by the Indonesian Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statement referred to above present fairly in all material respects, the consolidated financial position of PT Central Proteinaprima Tbk. and Subsidiaries as of 31 December 2009 and 2008 and the results of their operations, and their cash flows for the years then ended in conformity with generally accepted accounting principles in Indonesia.

The accompanying consolidated financial statements have been prepared assuming that the Company and Subsidiaries will continue as going concern. As described in Note 28, since second quarter of 2009, PT Central Pertiwi Bahari (CPB), Subsidiary, experienced significant decrease in revenue, resulted in consolidated operating loss in 2009 which has affected the Company and Subsidiaries’ ability to meet the bond interest payment which was due at the end of December 2009. These conditions raised substantial doubt about the Company and Subsidiaries’ ability to continue as going concern. Management’s plans to overcome these conditions have also been disclosed in Note 28. The accompanying consolidated financial statements do not include adjustments that might result from the outcome of this uncertainty.

Dr. Theo Kusnawara, Ak.

Izin Akuntan Publik/License No. 02.1.0795

Izin Usaha KAP/Office Business License No. 1033/KM.1/2009

23 March 2010

P.T. Central Proteinaprima Tbk. 19th Floor Wisma GKBI Jl. Jend. Sudirman No. 28 Jakarta 10210 - Indonesia Phone: (6221) 57851788 Fax : (6221) 57851808

Director’s Statement
on the Responsibility for Consolidated Financial Statements
of PT Central Proteinaprima Tbk. (“The Company”)
For the Year Ended
31 December 2009

We, the undersigned:

Name:	:	Erwin Sutanto
Office Address:	:	Gedung GKBI Lt. 19 Jl. Jendral Sudirman No. 28, Jakarta 10210
Residential Address (as in Identity Card):	:	Jl. Sawo No. 24, RT/RW: 004/002, Gondangdia Menteng, Jakarta Pusat
Telephone:	:	57851788
Title:	:	President Director
Name:	:	Gunawan Taslim
Office Address:	:	Gedung GKBI Lt. 19 Jl, Jendral Sudirman No. 28, Jakarta 10210
Residential Address (as in Identity Card):	:	Jl. Pulau Tidung V1 A3 / 37 RT O18 RW 009, Kembangan Utara, Kembangan, Jakarta Barat
Telephone:	:	57851788
Title:	:	Director

Hereby state that:

1.	Responsible for the preparation and the presentation of the Company’s consolidated financial statements fro the year ended 31 December 2009;

2.	The Company’s consolidated financial statements have been prepared and presented in accordance with generally accepted accounting principles in Indonesia;

3.	a. The information contained in the Company’s consolidated financial statements is complete and correct;

b.	The Company’s consolidated financial statements do not contain incorrect material information or facts and do not omit material information or facts;

4.	Responsible for the Company’s internal control system.

This statement is issued to the best of our knowledge and belief.

For and behalf on the board of Directors

30 March 2010

President Director                               Director

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of 31 December 2009 and 2008

(Expressed in Millions of Rupiah, Except Value per Share)
	Notes	2009	2008

ASSETS CURRENT ASSETS

Cash and cash equivalents	2c,4,25	227.225	248.871
Accounts receivable	2e
Trade	5,25
Third parties - net of allowance for doubtful accounts of Rp 674 in 2009 and Rp 625 in 2008		1.600.465	1.752.713
Related parties	2f,5,7a,25	1.479	1.210
Others - third parties	6,10,25,26a	487.692	546.842
Inventories - net of allowance for decline in value of inventories of Rp 13,981 in 2009 and Rp 19,484 in 2008	2g,8,12	1.440.128	1.605.439
Advances, prepaid tax and expenses	2h	210.925	362.973
Restricted deposit	11,25	26.395	11.003
TOTAL CURRENT ASSETS		3.994.309	4.529.051
NON-CURRENT ASSETS
Due from related parties	2r,7c	41.479	73.808
Deferred tax assets, net	2r,14c	152.076	149.255
Investments in shares of stock	2b,9	50.226	50.391
Property, plant and equipment - net of accumulated depreciation of Rp 845,143 in 2009 and Rp 551,819 in 2008	2i,10,12	4.005.372	4.248.285
Goodwill - net of accumulated amortization of Rp 6,473 in 2009 and Rp 4,380 in 2008	21,3	37.542	37.473
Claims for tax refund	2r	242.574	157.917
Non-current assets - others, net	2j,11,25	178.427	124.358
TOTAL NON-CURRENT ASSETS		4.707.696	4.841.487
TOTAL ASSETS		8.702.005	9.370.538

See accompanying notes to consolidated financial statements, which form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (continued)
As of 31 December 2009 and 2008

(Expressed in Millions of Rupiah, Except Value per Share)
	Notes	2009	2008

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Short-term bank loans	8,10,12,25,26f	1.154.409	1.161.540
Accounts payable
Trade	8,13,25
Third parties		460.555	699.529
Related parties	2f,7b,13	48.060	71.643
Others
Third parties	25	150.936	89.865
Taxes payable	2r,14	17.087	15.045
Accrued expenses		255.434	106.032
Current portion of long-term debts	2m, 15,25
Financial lease	2i	6.871	5.406
Others		8.446	21.883
TOTAL CURRENT LIABILITIES		2.101.798	2.170.943
NON-CURRENT LIABILITIES
Due to related parties	2f,7c,25	165.637	173.490
Deferred tax liabilities, net	2r,14c	2.819	4.588
Long-term debts, net of current portion	2m, 15,25
Financial lease	2i	14.934	26.462
Others		16.450	-
Bonds payable	2x,16	3.019.237	3.508.681
Estimated liabilities for employees’ benefits	2u,24	160.240	133.516
TOTAL NON-CURRENT LIABILITIES		3.380.017	3.846.737
TOTAL LIABILITIES		5.481.815	6.017.680
MINORITY INTERESTS IN NET ASSETS OF CONSOLIDATED SUBSIDIARIES	2b,2f	9.639	9.623

See accompanying notes to consolidated financial statements, which form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (continued)
As of 31 December 2009 and 2008

(Expressed in Millions of Rupiah, Except Value per Share)
	Notes	2009	2008

EQUITY
Share capital - Rp 100,- par value per share
Authorized - 80,000,000,000 shares
Issued and fully paid - 40,470,734,746 shares in 2009 and 39,598,628,654 shares in 2008	1b,17	4.047.073	3.959.863
Additional paid-in capital, net	2t,17	96.922	100.757
Difference in equity transactions of Subsidiaries	2b	256.316	256.316
Difference in value of restructuring transactions of entities under common control	2b,3	(1.201.058)	(1.201.058)
Exchange rates differences due to financial statement translation	2b,2f,2p	2.807	1.695
Retained earnings
Appropriated		100	100
Unappropriated		8.391	225.562
TOTAL EQUITY		3.210.551	3.343.235
TOTAL LIABILITIES AND EQUITY		8.702.005	9.370.538

See accompanying notes to consolidated financial statements, which form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the years ended
31 December 2009 and 2008

(Expressed in Millions of Rupiah, Except Value per Share)
	Notes	2009	2008

NET SALES	2f,2n,7a,18,19	6.832.754	8.169.928
COST OF GOODS SOLD	2f,2n,7b,20	5.996.638	6.626.049
GROSS PROFIT		836.116	1.543.879
OPERATING EXPENSES	2n,10a,21
Selling		449.312	412.538
General and administrative	24	576.570	538.504
Total Operating Expenses		1.025.882	951.042
INCOME(LOSS) FROM OPERATIONS	18	(189.766)	592.837
OTHER INCOME (CHARGES)
Interest income		6.291	11.814
Amortization of goodwill	21	(2.093)	(2.093)
Financing cost	2f,12,15,16,23	(466.702)	(407.113)
Gain (loss) on foreign exchange and swap cost, net	2n,2o,22	563.819	(673.195)
Others, net	2e,2n,6	(121.929)	(27.310)
Other Charges, Net		(20.614)	(1.097.897)
Equity In Net Earnings (Loss) of Associates - Net	2b	6.601	(1.382)
LOSS BEFORE INCOME TAX		(203.779)	(506.442)
INCOME TAX EXPENSE (BENEFIT)	2r
Current		17.946	28.486
Deferred		(4.570)	(128.237)
Income Tax Expense - net		13.376	(99.751)

See accompanying notes to consolidated financial statements, which form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (continued)
For the years ended
31 December 2009 and 2008

(Expressed in Millions of Rupiah, Except Value per Share)
	Notes	2009	2008

LOSS BEFORE MINORITY INTERESTS IN NET INCOME OF CONSOLIDATED SUBSIDIARIES		(217.155)	(406.691)

MINORITY INTERESTS IN NET INCOME OF CONSOLIDATED SUBSIDIARIES	2b,2f	(16)	(491)

NET LOSS		(217.171)	(407.182)
BASIC LOSS PER SHARE	2s, 17	(5,4)	(19,4)
DILUTED LOSS PER SHARE	2s, 17	(5,2)	(15,0)

See accompanying notes to consolidated financial statements, which form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
For the year ended 31 December 2008

(Expressed in Millions of Rupiah)
								Retained Earnings
	Notes	Issued and Fully Paid Share Capital	Additional Paid-in Capital, Net	Revaluation Increment in Property, Plant and Equipment	Difference in Equity Transactions of Subsidiaries	Difference in Value of Restructuring Transactions of Entities under Common Control	Exchange Rates Differences Due to Financial Statement Translation	Appropriated	Unappropriated	Total Equity
Balance,1 January 2008		1.834.772	7.647	14.227	256.316	(1.201.058)	298	100	618.517	1.530.819
Conversion of warrant	17	402.439	97.927	-	-	-	-	-	-	500.366
Limited Public Offering I	17	1.722.652	-	-	-	-	-	-	-	1.722.652
Stock issuance cost	17	-	(4.817)	-	-	-	-	-	-	(4.817)
Adjustment arising from adoption of PSAK 16 (Revised 2007)	2i	-	-	(14.227)	-	-	-	-	14.227	-
Net loss		-	-	-	-	-	-	-	(407.182)	(407.182)
Exchange rate differences due to financial statements translation		-	-	-	-	-	1.397	-	-	1.397
Balance, 31 December 2008		3.959.863	100.757	-	256.316	(1.201.058)	1.695	100	225.562	3.343.235

See accompanying notes to consolidated financial statements, which form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (continued)
For the year ended 31 December 2008

(Expressed in Millions of Rupiah)
							Retained Earnings
	Notes	Issued and Fully Paid Share Capital	Additional Paid-in Capital, Net	Difference in Equity Transactions of Subsidiaries	Difference in Value of Restructuring Transactions of Entities under Common Control	Exchange Rates Differences Due to Financial Statement Translation	Appropriated	Unappropriated	Total Equity
Balance,1 January 2009		3.959.863	100.757	256.316	(1.201.058)	1.695	100	225.562	3.343.235
Conversion of warrant	17	87.210	(3.835)	-	-	-	-	-	83.375
Net Loss		-	-	-	-	-	-	(217.171)	(217.171)
Exchange rate differences due to financial statements translation		-	-	-	-	1.112	-	-	1.112
Balance, 31 December 2009		4.047.073	96.922	256.316	(1.201.058)	2.807	100	8.391	3.210.551

See accompanying notes to consolidated financial statements, which form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended
31 December 2009 and 2008

(Expressed in Millions of Rupiah)
	Notes	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Cash receipts from customers		6.985.358	7.818.356
Cash payments to suppliers and employees		(6.437.803)	(7.530.235)
Cash provided by operating activities		547.555	288.121
Receipts from (payments for):
Interest income		10.623	13.509
Income tax		(59.177)	(84.373)
Financing cost		(275.575)	(393.586)
Other operating activities		(52.208)	137.303
Net Cash Provided by (Used in) Operating Activities		171.218	(39.026)
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment		20.467	792.060
Acquisition of Subsidiary	3	(8.037)	-
Acquisitions of property, plant and equipment	10b	(350.153)	(1.866.009)
Net Cash Used in Investing Activities		(337.723)	(1.073.949)
CASH FLOWS FROM FINANCING ACTIVITIES
Receipts from:
Short-term bank loans	12	491.121	534.126
Long-term debts	15	20.418	53.668
Related parties		37.694	-
Payments for:
Short-term bank loans	12	(402.652)	(5.783)
Financial lease		(6.185)	(6.046)
Related parties		(29.512)	(93.375)
Long-term bank loans		-	(136.843)
Withdrawal (placement) of restricted deposit		(30.431)	154.725
Additional paid in capital - net	17	83.375	498.550
Net Cash Provided by Financing Activities		163.828	999.022

See accompanying notes to consolidated financial statements, which form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
For the years ended
31 December 2009 and 2008

(Expressed in Millions of Rupiah)
	Notes	2009	2008

NET DECREASE IN CASH AND CASH EQUIVALENTS		(2.677)	(113.953)
Effect of exchange rate difference on cash and cash equivalents		(18.969)	28.322
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR		248.871	334.502
CASH AND CASH EQUIVALENTS AT END OF YEAR		227.225	248.871
Cash and cash equivalents at end of the year consist of:
Cash on hand and in banks		226.725	229.945
Deposits		500	18.926
Total		227.225	248.871
ACTIVITIES NOT AFFECTING CASH FLOWS
Additions of property, plant and equipment under financial lease	10	-	37.877
Conversion of due to related parties to share capital	17	-	1.719.650
Novation of due to related party of PT Surya Hidup Satwa to PT Pertiwi Indonesia	7	-	1.720.880

See accompanying notes to consolidated financial statements, which form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (Expressed in Millions of Rupiah Unless Otherwise Stated)

1.	GENERAL

a.	Establishment of the Company and General Information

PT Central Proteinaprima Tbk. (the Company) was established in Indonesia on 30 April 1980 based on the Domestic Capital Investment Law No. 6 year 1968, as amended by Law No. 12 year 1970, as registered through Notarial Deed No. 59 of Drs. Gde Ngurah Rai, S.H. The Deed of Establishment was approved by the Ministry of Justice of the Republic of Indonesia in its Decision Letter No. YA5/281/9 dated 21 May 1981, and was published in the State Gazette No. 12, dated 9 February 1990, Supplement No. 494.

Based on Notarial Deed No. 7 of Fathiah Helmi, S.H., on 4 October 2004, which was approved by Minister of Justice and Human Rights of the Republic of Indonesia in its Decision Letter No. 26417 HT.01.04 TH 2004 dated 22 October 2004. The Company changed its status from public company into private company. This change had been approved by the Investment Coordinating Board (BKPM) through its letter No. 91/V/PMA/2004, dated 28 September 2004.

Based on the Company’s Extraordinary Shareholders’ General Meeting as notarized by Notarial Deed No. 73 dated 29 May 2008 of Yulia, S.H., which was approved by the Minister of Justice and Human Rights in its Decision Letter No. AHU31339.AH.01.02.Year 2008 dated 9 June 2008, the Company has changed its Articles of Association to comply with Limited Liability Company Law No. 40 Year 2007. Subsequently the Articles of Association were amended by Notarial Deed No. 20 dated 9 December 2008 of Yulia S.H in relation with amendment of the whole Articles of Association to comply with Bapepam-LK Regulation No.IX.J.1 which has already been received and recorded in Sistem Administrasi Badan Hukum Umum (Sisminbakum) Department of Justice and Human Rights of the Republic of Indonesia in its Decision Letter No. AHU-AH.01.10-25165 dated 12 December 2008.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

1.	GENERAL

a.	Establishment of the Company and General Information (continued)

The most recent amendment to the Company’s Articles of Association was documented in Notarial Deed No. 5 dated 2 December 2009 of Iswandi, S.H., substitute notary for Yulia, S.H., regarding the increase of issued and fully paid share capital as a result of warrant conversion (Note 17) which notification has been received and recorded by Minister of Justice and Human Rights of the Republic of Indonesia with its Acknowledgement Letter of Amended Articles of Association No. AHU-AH.01.10-22933 dated 16 December 2009.

The Company is engaged in integrated shrimp farming, production and sale of shrimp and fish feeds; and equity investment in other companies. The Company’s head office is located at Wisma GKBI 19th Floor, Jalan Jend. Sudirman No. 28, Jakarta, and its shrimp farms are located in Lampung, while plants are located in Surabaya, Sidoarjo and Medan.

The Company started its commercial operations on 18 August 1980.

The Company and Subsidiaries belong to the Charoen Pokphand group of companies.

b.	Public Offerings of the Company’s Shares

In 1990, the Company offered 1 million of its shares with par value of Rp 1,000 (full amount) per share to the public through the Indonesia Stock Exchange (previously Jakarta Stock Exchange) at the offering price of Rp 4,000 (full amount) per share. Since then, the Company has conducted the following share capital transactions :

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

1.	GENERAL (continued)

b.	Public Offerings of the Company’s Shares (continued)

Year	Description	Outstanding Shares After the Transaction
1991	Limited Public Offering I with Pre-emptive Rights	9.600.000
1993	Limited Public Offering II with Pre-emptive Rights	38.400.000
1994	Issuance of bonus shares, whereby each shareholder holding 1 share is entitled to receive 3 new shares	153.600.000
1995	Change in par value per share from Rp 1,000 (full amount) per share to Rp 500 (full amount) per share	307.200.000
1996	Limited Public Offering III with Pre-emptive Rights	322.560.000
1997	Issuance of bonus share, whereby each shareholder holding 5 shares is entitled to receive 3 new shares	516.096.000
2002	Limited Public Offering IV with Pre-emptive Rights	1.032.192.000
2006	Appropriation of dividend in the form of 2 billion new shares to all shareholders & change in par value of shares to Rp 100 (full amount) per share	6.515.840.000
	Issuance of 8.8 billion new shares	15.315.840.000
	Initial Public Offering of 3 billion shares with par value of Rp 100 (full amount) per share and offering price of Rp 110 (full amount) per share accompanied by 5.3 billion warrants	18.315.840.000
2007	Warrant Series I conversion in 2007 amounted to 31,882,084 shares	18.347.722.084
2008	Warrant Series I, II and III conversion for the year ended 31 December 2008 amounted to 1,362,413,500, 1,365,601,834 and 1,296,369,166 shares respectively	22.372.106.584
	Limited Public Offering I with Pre-emptive Rights of 17,226,522,070 shares	39.598.628.654
2009	Warrant Series II, III and IV conversion for the year ended 31 December 2009 amounted to 325,000, 5,400 and 871,775,692 shares respectively	40.470.734.746

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

1.	GENERAL (continued)

b.	Public Offerings of the Company’s Shares (continued)

On 5 November 2004, Indonesia Stock Exchange (IDX) through its letter No. S-1671/BEJ-PSR/11-2004 approved the delisting of the Company’s shares on IDX effective on 13 December 2004 (Note 17).

On 28 November 2006, the Company re-listed its shares on IDX, based on the Effective Registration Letter from BAPEPAM-LK No. S-2769/BL/2006.

On 28 November 2008, the Company conducted Limited Public Offering I with Pre-emptive Rights, based on the Effective Registration Letter from BAPEPAM-LK No. S-8637/BL/2008 dated 27 November 2008 (Note 17).

c.	Employees, Commissioners and Directors

As of 31 December 2009 and 2008, the members of the Company’s commissioners and directors based on the Extraordinary Shareholders’ General Meeting as notarized by Notarial Deed No. 50 dated 16 May 2008 and Notarial Deed No. 98 dated 20 August 2008 of Yulia, S.H., were as follows:

Commissioners

Hardian Purawimala Widjonarko	President Commissioner
Franciscus Affandy	Vice President Commissioner
Djoko Muhammad Basoeki	Independent Commissioner

Directors

Erwin Sutanto	President Director
Mahar Atanta Sembiring	Vice President Director
Gunawan Taslim	Director
Isman Hariyanto	Director
Achmad Wahyudi	Non Affiliated Director
mRT. Jimmy Joeng	Director

Salaries and other compensation benefits incurred for the Company and Subsidiaries’ commissioners and directors amounting to Rp 31.0 billion in 2009 and Rp 33.9 billion in 2008.

The Company and Subsidiaries had 5,664 and 6,397 permanent employees in 2009 and 2008 respectively.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

1.	GENERAL (continued)

d.	Structure of the Company and Subsidiaries

The consolidated financial statements include the accounts of the Company and Subsidiaries, which are more than 50% owned, either directly or indirectly, consisting of:

				Percentage of Ownership		Total Assets (in Billions of Rupiah)
Subsidiaries	Principal Activity	Head Office Domicile	Start of Commercial Operations	31 December 2009	31 December 2008	31 December 2009	31 December 2008

Direct Ownership
PT Centralpertiwi Bahari (CPB)	Integrated shrimp farming	Lampung	1995	99,37	99,37	3.372,50	3.580,51
PT Central Panganpertiwi (CPgP)	Fish farming, manufacture and trade offish feeds and fries	Jakarta	1991	99,99	99,99	309,10	250,01
PT Centralwindu Sejati (CWS)	Processing, cold storage and trading of frozen shrimp	Sidoarjo & Medan	1993	99,99	99,99	343,65	473,51
PT Marindolab Pratama (MLP)	Medicines for shrimp and fish	Serang	1995	90,00	90,00	6,53	5,25
Isadoro Holding B.V. (Isadoro)	Investment holding	Amsterdam, Belanda/Netherlands	1997	100,00	100,00	82,30	53,68
Blue Ocean Resources Pte Ltd (BOR)	Investment holding and trading business	Singapore	2006	100,00	100,00	3.052,10	3.602,36
PT Central Bali Bahari (CBB)	Shrimp hatchery	Bali	2006	99,99	99,99	9,35	9,04
Central Proteinaprima International Pte. Ltd. (CPP International)	Investment holding	Singapore	2008	100,00	100,00	0,00	0,00

Through CWS
PT Andalas Windumurni (AWM)	Shrimp farming	Medan	1992	99,99	99,99	17,40	20,83
PT Windusejati Pertiwi (WSP)	Shrimp farming	Medan	1992	99,99	99,99	12,65	17,51
PT Citra Windupertala (CWP)	Shrimp farming	Medan	1992	99,99	99,99	17,10	21,40
PT Suryawindu Pertiwi (SWP)	Shrimp farming	Medan	1993	99,99	99,99	67,92	58,31
Through Isadoro
Shrimp Improvement Systems LLC (SIS)	Supplier of shrimp stock	Florida, United States	2000	100,00	100,00	79,54	34,05

Through SIS
Pacific Aquaculture and Biotechnology LLC (PAB)	Supplier of shrimp stock	Hawaii, United States	2006	100,00	-	14,99	-
(See note 3)

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

1.	GENERAL (continued)

d.	Structure of the Company and Subsidiaries (continued)

In 2009, operating activities of AWM, CWP, SWP and WSP have been ceased. On 9 March 2010, CWS had sold all of its main assets to SHS International, a related party (Note 27).

The above cessation of the operating activities and sale of main assets do not have significant effect on the operation of the Company and its other Subsidiaries.

2.	SUMMARY OF ACCOUNTING POLICIES

a.	Basis of Preparation of the Consolidated Financial Statements

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and practices in Indonesia, which are the Statements of Financial Accounting Standards; and Capital Market and Financial Institution Supervisory Agency (Badan Pengawas Pasar Modal dan Lembaga Keuangan / BAPEPAMLK) regulation No. VIII.G.7 regarding Guidelines for Financial Statement Presentation as well as Circular from the Chairman of Capital Market Financial Institution Supervisory Agency No. SE-02/PM/2002 Attachment 12 regarding Guidelines and Disclosure for Financial Statement of Public Company – Livestock Industry.

The consolidated financial statements have been prepared based on historical cost, except for certain accounts which are measured on the basis described in the related accounting policies. The consolidated financial statements have been prepared on accrual basis, except for the consolidated statement of cash flows. The consolidated statement of cash flows is presented using direct method by classifying cash flows on the basis of operating, investing and financing activities. In the consolidated statement of cash flows, cash and cash equivalents include overdraft.

The reporting currency used in the consolidated financial statements is the Indonesian Rupiah.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

b.	Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its Subsidiaries (Note 1d).

The proportionate share of the minority shareholders in the equity of the Subsidiaries is reflected in “Minority Interests in Net Assets of Consolidated Subsidiaries” in the consolidated balance sheets. Unless otherwise stated on an agreement, the Company absorbs the excess of the minority interests on accumulated net losses of a subsidiary.

All significant inter-company accounts and transactions have been eliminated.

Excess between purchase price over underlying net book value of acquired subsidiary is recorded as goodwill; except for excess resulting from restructuring transactions of entities under common control which is recorded as “Difference in value of restructuring transactions of entities under common control” under the Equity section.

The equity transactions of the Subsidiaries which affect the share of net assets of such Subsidiaries are presented as “Difference in equity transactions of Subsidiaries” under the Equity section.

Investments in which the Company has an ownership interest of less than 20% are carried at cost (cost method). Investments in which the Company has an ownership interest of 20% but not exceeding 50% but the Company does not have any significant influence in the associated company, the carrying value of investment is carried at cost.

Investments in shares of stock wherein the Company has an ownership interest of at least 20% but not exceeding 50% and the Company has significant influence in the associated company, are accounted for under the equity method, whereby the investment cost is increased or decreased by the Company’s share of the net earnings or losses of the investees since the date of acquisition and decreased by dividends received.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

c.	Cash Equivalents

Deposits on call and time deposits with maturities of  three months or less at the time of placement and not pledged as collateral for loans are considered as “Cash Equivalents”.

d.	Investment

Investments were classified into one of the following  categories :

1.	Trading

Included in this classification are investments which are purchased for immediate resale, normally characterized by the high frequency of purchase-and-sale transactions. These investments are made to earn immediate gain from the increase in the short-term prices of the securities. Investments that meet this classification are recorded at fair value. The unrealized gain or loss on the appreciation or decline in market value of the investments at balance sheet date is credited or charged to current operations.

2.	Held to maturity

Investments are presented on the balance sheet at the acquisition cost after premium amortization or discount to maturity.

3.	Available for sale

Investments which do not meet the classification of trading and held to maturity categories are recorded at fair value. Any unrealized gain or loss on the appreciation or decline in market value of the investment at balance sheet date is credited or charged to Unrealized Gain or Loss on Available for Sale Securities, under the Equity section of the consolidated balance sheets.

e.	Allowance for Doubtful Accounts

Allowance for doubtful accounts is provided based upon a review of the status of the individual receivables at the balance sheet date.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

f.	Transactions with Related Parties

The Company and Subsidiaries have transactions with certain parties, which have related party relationship as defined in the Statement of Financial Accounting Standards (PSAK) No. 7, “Related Party Disclosures”.

All significant transactions with related parties are disclosed in the notes to consolidated financial statements.

Transaction between entities under common control is recorded in accordance with PSAK No. 38, “Accounting for Restructuring of Entities under Common Control”. Restructuring transactions between entities under common control carried out within the framework of reorganizing the entities under the same group, do not constitute a change of ownership in the meaning of economic substance, so that such transactions would not result in a gain or loss to the group or to the individual entity within the same group and must be recorded at book values as business combination using the pooling of interest method.

g.	Inventories

Inventories are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less estimated cost of completion and the estimated cost necessary to complete the sale.

Cost is determined by the weighted-average method, except for cost of shrimp ponds, which is determined based on a specific identification method. Cost of shrimp ponds consists of cost of landrights and other expenses incurred in connection with the construction of the shrimp ponds.

Allowance for decline in value of inventories, if any, is provided based on a review of the condition of the inventories at the balance sheet date.

h.	Prepaid Expenses

Prepaid expenses are charged to operations over the periods benefited. The long-term portion of prepaid expenses is presented under “Non-Current Assets - Others, Net”.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

i.	Property, Plant and Equipment

Direct ownership

The Company determines to use cost model for property, plant and equipment’s accounting policy.

Property, plant and equipment are stated at cost, except for certain assets revalued in accordance with government  regulation,  less  accumulated depreciation.

Depreciation (except for land which is not depreciated) is computed using the straight-line method, after taking into account their salvage values at certain percentage of carrying values (except for land improvements which have no salvage value), over the estimated useful lives of the assets as follows:

The Company and its Subsidiaries

Year

5 - 20	Land and buildings improvements
10 - 20	Buildings
5 - 20	Machinery and equipment
2 - 20	Transportation equipment
5	Furniture, fixtures and office equipment
5 - 10	Electrical and water installation

The cost of minor repairs and maintenance is charged to the consolidated statement of income as incurred. When assets are retired or  otherwise disposed of, their carrying values and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the consolidated statement of income for the year.

Construction in progress

Construction in progress is stated at cost and presented as part of the property, plant and equipment. The accumulated costs will be reclassified to the appropriate property, plant and equipment account when the construction is completed and the asset is ready for its intended use.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

i.	Property, Plant and Equipment (continued)

Property, Plant and Equipment under finance leases

Property,  Plant  and  Equipment  acquired  under finance leases are presented at the present value of all lease payments, plus the purchase option which should be paid at the end of the lease term. A related liability is recognized and each lease payment is allocated to the liability and finance charges. The related assets are depreciated similarly to directly owned assets.

Gains or losses on sale and leaseback transactions are deferred and amortised over the lease term.

Adoption of Statement of Financial  Accounting Standard (“PSAK”) 16 and 30 (Revised 2007)

In 2007, the Indonesian Institute of Certified Public Accountants issued PSAK 16 (Revised 2007), “Property, Plant and Equipment” and PSAK 30 (Revised 2007), “Leases”, which constituted changes in accounting policy. These PSAK are effective for the preparation of the financial statements starting on or after 1 January 2008.

-
Under the revised PSAK 16 (Revised 2007), the Company has to choose the cost model or revaluation model as its accounting policy in measuring costs of acquisition. The Company has chosen the cost model, and accordingly the fixed assets revaluation reserve balance in the equity section has been reclassified to unppropriated retained earnings.

-
Under the PSAK 30 (Revised 2007), the classification of the leases is based on the extent to which risk and rewards incidental to ownership of a leased asset lies with the lessor or the lessee. The Company and Subsidiaries applied the revised PSAK 30 prospectively. The previous accounting treatment for lease transactions and balances was applied properly.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

i.	Property, Plant and Equipment (continued)

In 2008, the Indonesian Financial Accounting Standards Board issued an Interpretation of Statement of Financial Accounting Standard (“ISAK”) 8, “Determining whether an Arrangement contains a Lease and Further Explanation about Transitional Provisions of PSAK 30 (Revised 2007)”. The interpretation provides guidance for determining whether an arrangement is, or contains, a lease that should be accounted for in accordance with PSAK 30 (Revised 2007).

The interpretation also clarifies that, if PSAK 30 (Revised 2007) is not applied retrospectively, the balance of any pre-existing finance lease is deemed to have been properly determined by the lessor. With respect to the pre-existing operating leases, companies are required to evaluate such leases in order to determine whether they should be classified as finance lease under PSAK 30 (Revised 2007). If any pre-existing operating leases is a finance lease under PSAK 30 (Revised 2007), companies may apply PSAK 30 (Revised 2007) retrospectively or prospectively. Lessees that elect to apply retrospectively shall apply PSAK 30 (Revised 2007) as if it had always been applied to all arrangements at the inception of those arrangements. While lessees that elect to apply prospectively, shall apply PSAK 30 (Revised 2007) as of the beginning of the earliest period presented to all arrangements existing at the beginning of the earliest period presented.

j.	Assets Not Used in Operations

Assets not used in operations are presented as part of “Non-current assets - others, net” account and carried at book value, which is acquisition cost less related accumulated amortization and impairment in assets value.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

k.	Impairment of Assets Value

The Company and Subsidiaries conduct a review to determine whenever there is any indication of assets impairment including for assets not used in operations at the end of the year. If such indication exists, the Company and Subsidiaries are required to determine the estimated recoverable value of the assets and recognized the impairment in assets value as a loss in the consolidated statements of income for the year.

l.	Goodwill

Unidentified excess of purchase price over underlying net book value of net assets of acquired subsidiary is recorded as “goodwill”. Management determines the estimated useful life period of goodwill based on the evaluation of the related company  at  acquisition, by  considering several factors such as existing market share, potential growth rate and other factors which incurred in the acquired company. Amortization is computed using straight-line method over 20 years by considering that the estimated useful life of the main assets acquired by the Company and subsidiaries through investment is 20 years.

m.	Trouble Debt Restructuring

A Subsidiary applied PSAK No. 54, “Accounting for Trouble Debt Restructuring” in relation to its debt restructuring through modification of the terms, whereby the effects of the restructuring must be recorded prospectively from the time of restructuring and may not change the carrying amount of the payable, unless the carrying amount exceeds the total future cash payment specified by new terms. The amounts for future cash payments include the principal and total interest for future periods without calculating their cash value. Interest expense is computed using a constant effective interest rate multiplied by the carrying amount of the payable at the beginning of each period between restructuring date and maturity date. The effective interest rate is the discount rate that equates the present value of the future cash payment specified by the new terms with the carrying amount of the payable.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

n. Revenue and Expense Recognition

Revenue from export sales is recognized upon shipment of the goods to the customers (f.o.b. shipping point), and revenue from domestic sales is recognized upon delivery of the goods to the customers. Income from sales of used sacks and raw materials are recorded net of the related expenses incurred, and presented as Other Income. Expenses are recognized when incurred.

o.	Derivative Instruments

Each derivative instrument (including embedded derivatives) is recorded in the consolidated balance sheets as either asset or liability as measured at fair value of each contract. Changes in derivative fair value is recognized in current earnings unless specific hedges that allow a derivative gain or loss to offset related results on the hedged item in the consolidated statements of income. Based on PSAK No. 55 “Accounting for Derivatives Instruments and Hedging Activities”, an entity must formally document, designate and assess the effectiveness of transactions that meet hedge accounting.

p.	Foreign Currency Transactions and Balances

Transactions involving foreign currencies are recorded in Rupiah amounts at the rates of exchange prevailing at the time the transactions are made. At balance sheet date, monetary assets and liabilities denominated in foreign currencies are adjusted to Rupiah to reflect the Bank Indonesia’s middle rates of exchange at such date. The resulting gains or losses are credited or charged to operations of the current year.

Statements of income and statements of cash flows of “foreign entities” are translated into Rupiah at the average exchange rates for the year and their balance sheets are translated at the exchange rate ruling on the balance sheet date. Exchange rates differences arising from the translation of the net investment are recorded as “exchange rates differences due to financial statements translation” in the equity section until disposal of the net investment.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

p.	Foreign Currency Transactions and Balances (continued)

As of 31 December 2009 and 2008 the foreign exchange rates used (in full amount) were based on the published buying and selling rates for bank notes and/or transactions exchange rates by Bank Indonesia as of 31 December 2009 and 2008, respectively, as follows:

	31 December 2009	31 December 2008
Great Britain Pound Sterling 1	15.114	15.803
Euro 1	13.510	15.432
United States Dollar 1	9.400	10.950
Singapore Dollar 1	6.699	7.607
Australian Dollar 1	8.432	7.556
Japanese Yen 1	102	121

q.	Segment Information

The Company and Subsidiaries classify their segment reporting as follows:

a).	Business segment (primary) is based on type of operating activity, which consists of feeds production, integrated shrimp farming, frozen shrimp processing and probiotic.

b).	Geographical segment (secondary) is based on location of the customers, which consists of domestic and export.

r.	Income Tax

Current tax expense is provided based on the estimated taxable income for the year. Deferred tax assets and liabilities are recognized for temporary differences between the financial and the tax bases of assets and liabilities at each reporting date. Future tax benefits, such as the carry-forward of unused tax losses, are also recognized to the extent that realization of such benefits is probable.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

r.	Income Tax (continued)

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, based on tax rates that have been enacted or substantively enacted at the balance sheet date. For each of the consolidated Subsidiary, the tax effects of temporary differences and tax loss carry forward, which individually could represent either assets or liabilities, are shown at the applicable net amounts.

Amendments to tax obligations are recorded when an assessment is received or, if appealed against by the Company and Subsidiary, when the result of the appeal is determined.

s.	Earnings per Share

Basic earnings per share are computed by dividing net earnings with the weighted-average number of shares outstanding during the year. The weighted- average number of shares outstanding for the years ended 31 December 2009 and 2008 amounting to 40,255,467,551 shares and 20,937,259,492 shares respectively (Note 17).

Diluted earnings per share are computed by dividing net earnings with the weighted-average number of shares outstanding during the year on the assumption that outstanding warrants is equal to the number of warrants exercised until end of exercise period (30 November 2009) and Management Stock Option Plan (MSOP) (Note 17) had been executed on the date of shareholder’s approval (27 June 2007). The weighted average number of outstanding shares with all the assumptions have been done for the years ended 31 December 2009 and 2008 amounting to 42,059,635,249 shares and 27,200,320,404 shares respectively (Note 17).

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

t.	Additional Paid-in Capital

Additional paid-in capital, net consists of additional paid-in capital, net of share issuance costs and warrant conversion costs.

u.	Estimated Liabilities for Employees’ Benefits

The Company and Subsidiaries recognize estimated liability for employee benefit in accordance with Labor Law No. 13/2003 dated 25 March 2003 (Labor Law No. 13/2003). Based  on  Labor  Law No. 13/2003, the Company and Subsidiaries are required to pay the severance, gratuity and compensation pay if certain conditions in the Labor Law No. 13/2003 are met.

The Company and Subsidiaries adopted PSAK No. 24 (Revised 2004) regarding “Employee Benefits”. Under PSAK No. 24 (Revised 2004), the cost of providing employee benefits under Labor Law No. 13/2003 is determined using the projected unit credit actuarial valuation method. Actuarial gains and losses are recognized as income or expense when the net cumulative unrecognized actuarial gains and losses for each individual plan at the end of the previous reporting year exceeded 10% of the present value of defined benefit at that date. These gains or losses are recognized over the expected average remaining working lives of the employees. Further, past-service costs arising from the introduction of a defined benefit plan or changes in the benefit payable of an existing plan are required to be amortized over the period until the benefits concerned become vested.

v.	Use of Estimates

Preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimations and assumptions that affect amounts reported therein. Due to inherent uncertainty in making estimates, actual results reported in future periods might differ from those estimates.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

w.	Cost of landrights

Cost incurred in relation to acquisition or renewal of legal titles of landrights is deferred and amortized over legal term of the landrights or economic lives of the landrights, whichever is shorter. Costs that are not significant are charged to consolidated statements of income, as incurred.

x.	Bonds issuance cost

Costs incurred in connection with the issuance of bonds are deducted from proceeds thereof. The difference between the net proceeds and the par value represents premium or discount that should be amortized over the terms of the bonds.

3.	RESTRUCTURING TRANSACTIONS

In 2006, the Company and PT Surya Hidup Satwa (SHS), the Company’s controlling shareholder, restructured their agrobusiness and aquaculture business whereby the Company became the holding company for aquaculture business. The restructuring transactions were conducted with entities under common control as well as third parties, and continued until May 2007.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

3.	RESTRUCTURING TRANSACTIONS (continued)

Summary of the restructuring transactions is as follows:

Entities under common control
Transaction	Date of Transaction	Purchase/ selling price per share (Rupiah full amount)	Number of shares purchased/sold (shares)	Total value of transaction (Millions of Rupiah)	Book Value (Millions of Rupiah)	Difference in value of restructuring transactions under common control (Millions of Rupiah)	Shares sale and/or purchase agreement

Direct Ownership
Divestment
PT Charoen Pokphand Indonesia Tbk.	12 May 2006	400	779.068.750	311.628	395.013	(83.385)	Conditional shares sale and purchase agreement with SHS, dated 12 May 2006
PT Central Agromina	24 May 2007	2.300	22.395.720	51.510	91.741	(40.231)	Conditional shares sale and purchase agreement with SHS, dated 24 May 2007
Acquisition
PT Centralpertiwi Bahari 2006	12 May 2006	572	2.878.526.958	1.645.575	575.799	(1.069.776)	Share purchase agreement with RBOC& Splendid, dated 12 May 2006
PT Centralwindu Sejati	12 April 2006	542.564	110.586	60.000	52.334	(7.666)	Conditional shares sale and purchase agreement with SHS, dated 12 April 2006
Total						(1.201.058)

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

3.	RESTRUCTURING TRANSACTIONS (continued)

Summary of the restructuring transactions is as follows (continued):

Third Party
Transaction	Date of Transaction	Purchase/ selling price per share (Rupiah full amount)	Number of shares purchased/sold (shares)	Total value of transaction (Millions of Rupiah)	Book Value (Millions of Rupiah)	Goodwill (Millions of Rupiah)	Shares sale and/or purchase agreement

Acquisition of PT Marindolab Pratama	12 April 2006	2.800	900.000	2.520	1.764	756	Conditional shares sale and purchase agreement with SHS, dated 12 April 2006
Acquisition of Isadoro Holding BV	26 April 2006	14.768	18.200	269	199	70	Deed of transfer of shares, dated 26 April 2006, of Ronald Pfeiffer, notary in Amsterdam,
Acquisition of Shrimp Improvement Systems, Florida	29 November 2006	-	-	49.911	8.884	41.027	Membership Interest Purchase Agreement dated 29 November 2006
Total				52.700	10.847	41.853

On 7 December 2009, based on Fourth Amended and Restated Operating Agreement of Pacific Aquaculture and Biotechnology LLC, SIS, a subsidiary, purchased 100% membership interest in Pacific Aquaculture and Biotechnology LLC (PAB), Hawaii, United States with purchase price of US$ 850 thousand with detail as follows:

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

3.	RESTRUCTURING TRANSACTIONS (continued)

Third Party
Transaction	Date of Transaction	Purchase/selling price per share (Rupiah full amount)	Number of shares purchased/sold (shares)	Total value of transaction (Millions of Rupiah)	Book Value (Millions of Rupiah)	Goodwill (Millions of Rupiah)	Shares sale and/or purchase agreement

Acquisition of Pacific Aquaculture and Biotechnology LLC	7 December 2009	-	-	8.037	5.875	2.162	Fourth amended and restated operating agreement dated 7 December 2009
Total				8.037	5.875	2.162

Based  on  PSAK  No. 38  (Revised  2004)  regarding “Accounting for Restructuring of Entities Under Common Control”, the above restructuring transactions  with entities under common control were accounted for under pooling of interest method. The differences between selling prices and the carrying value of the investment in divested companies and the difference between purchase price and carrying value of net assets of acquired companies were recorded as “Difference in value of restructuring transactions of entities under common control” in Equity section.

Transactions with third parties were accounted for under acquisition method; whereby the difference between purchase price and net assets of entities acquired were recorded as “Goodwill”. Balance of goodwill after accumulated amortization are as follows:

	31 December 2009	31 December 2008
Goodwill	44.015	41.853
Accumulated amortization	(6.473)	(4.380)
Goodwill balance	37.542	37.473

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

4.	CASH AND CASH EQUIVALENTS

Consist of:
	2009	2008
Cash on hand	11.713	3.968
Cash in banks - third parties
Rupiah
PT Bank Agris (previously PT Bank Finconesia)	51.413	921
PT Bank Central Asia Tbk.	19.687	52.884
PT Bank Negara Indonesia (Persero) Tbk.	17.343	526
PT Bank CIMB Niaga Tbk.	5.588	24.653
PT Bank DBS Indonesia	2.882	7.141
PT Bank Mandiri (Persero) Tbk.	1.632	2.766
Other United States Dollar	756	2.191
PT Bank Agris (previously PT Bank Finconesia)	64.779	365
TIB Bank of the Keys	20.224	6.885
PT Bank Negara Indonesia Tbk.	10.473	991
PT Bank CIMB Niaga Tbk.	9.279	16.556
PT Bank OCBC NISP Tbk.	4.274	-
PT Bank Central Asia Tbk.	3.076	91.670
PT Bank DBS Indonesia	1.435	4.892
PT Bank China trust Indonesia	234	1.050
Marine Bank	162	1.123
Sumitomo Mitsui Banking Corporation	13	3.296
Deutsche Bank A.G.	-	2.783
Citibank N.A., Jakara	-	1.028
Others Singapore Dollar	1.532	1.970
Sumitomo Mitsui Banking Corporation	100	2.248
Euro Other	130	39
Cash equivalents - third parties Time deposits
Rupiah PT Bank CIMB Niaga Tbk.	500	500
Indonesia Eximbank (previously PT Bank Ekspor Indonesia)	-	2.000
United States Dollar PT Bank Agris (previously PT Bank Finconesia)	-	16.425
Total	227.225	248.871

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

4.	CASH AND CASH EQUIVALENTS (continued)

The cash equivalents bear annual interest rates ranging as follows:

	2009	2008
Time deposit
Rupiah	10%	9-10%
United States Dollar	-	3%

5.	ACCOUNTS RECEIVABLE - TRADE

Consist of:

	2009	2008
Third parties:
Farmer receivables	911.135	884.781
Non-farmer receivables
Golden Harvest Inc., USA	39.990	35.720
Mazetta Co., USA	38.593	-
Amerin Inc., USA	36.762	44.040
Ruby Pacific LLC, USA	15.208	18.394
Ore-Cal Co., USA	14.094	31.752
Nichirei Corporation, Japa	13.068	3
PT Aquafarm Nusantara	10.611	-
Baskara	10.123	-
PT Pesona Andalas Sakti	-	394.813
Others (below Rp 10 billion)	511.555	343.835
Total	1.601.139	1.753.338
Less allowance for doubtful accounts	(674)	(625)
Third parties, net	1.600.465	1.752.713
Related parties (Note 7a): Shrimp Improvements
Systems Pte. Ltd., Singapore	1.479	1.210
Total	1.479	1.210
Accounts Receivable - Trade, Net	1.601.944	1.753.923

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

5.	ACCOUNTS RECEIVABLE - TRADE (continued)

Farmers’ receivables arose from sales of shrimp ponds, shrimp feeds, shrimp fries, medicines and chemical goods, electricity and water, and other shrimp ponds supplies to farmers which will be settled from the proceeds from the sales of the cultivated shrimps. One cycle of shrimp farming is about 4 months to 6 months.

In November 2008, the Company and certain Subsidiaries entered into separate agreements with PT Pesona Andalas Sakti (PAS), whereby PAS intends to purchase fresh shrimps from plasma farmers through the Company and the certain Subsidiaries, and to appoint the Company and the certain Subsidiaries to process, pack and deliver the processed shrimp as agreed by the parties. Receivable from PAS as of 31 December 2008 amounting to Rp 394.8 billion represents receivable from sale of fresh shrimps. In 2009, the Company and certain subsidiaries have terminated the transaction with PAS.

The above accounts receivable - trade include receivables denominated in foreign currencies (US$) with details as follows (stated in full amount):

	2009	2008
United States Dollar	31.896.114	13.098.981

Aging analysis of the trade accounts receivable based on invoice date is as follows:

	2009	2008
Third parties:
Less than 31 days	467.230	871.257
31 - 60 days	230.748	215.198
61 - 90 days	172.762	361.448
91 - 180 days	127.185	216.981
Over 180 days	603.214	88.454
Total	1.601.139	1.753.338
Less allowance for doubtful accounts	(674)	(625)
Accounts receivable - third parties, net	1.600.465	1.752.713
Related parties (Note 7a):
Less than 31 days	709	1.210
31 - 60 days	453	-
61 - 90 days	317	-
Accounts receivable - related parties	1.479	1.210

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

5.	ACCOUNTS RECEIVABLE - TRADE (continued)

Movements of allowance for doubtful accounts are as follows:

	2009	2008
Beginning balance	625	618
Provision during the year	94	206
Collection of receivable	(38)	(215)
Exchange rates differences due to financial statements translation	(7)	16
Ending balance	674	625

Expense for providing allowance for doubtful accounts is presented as part of “General and Administrative Expense - Others”.

Based on the review of the status of the individual receivable accounts at the end of the year, the Company and Subsidiaries’ management believes that the allowance for doubtful accounts is adequate to cover possible losses from the non-collection of accounts receivable.

6.	ACCOUNTS RECEIVABLE – OTHERS

As of 31 December 2009, account receivable others mainly consist of loan given by the Company to the farmers for their cost of living, shrimp farms revitalization and operations amounting to Rp 114.8 billion (Note 26a), and loan given by the Company to Dipasena Group for their operational activities amounting to Rp 264.5 billion.

As of 31 December 2009, the Company has provided allowance for doubtful accounts for other receivable amounting to Rp 122,8 billion mainly consists of other receivable from farmers and recorded as part of “Other expense net”. Based on the review of the status of the individual farmer’s  receivable at the end of the year, the Company’s management believes that the allowance for doubtful accounts is adequate to cover possible losses from the non-collection of shrimp farmers’ other receivable.

As of 31 December 2008, account receivable others mainly consist of loan given by the Company to the farmers for their cost of living, shrimp farms revitalization and operations amounting to Rp 160.0 billion (Note 26a), loan given by the Company to Dipasena Group for their operational activities amounting  to  Rp  204.3  billion  and  receivable  from PT Pesona  Andalas  Sakti  for  shrimp  processing  fees amounting to Rp 103.9 billion.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

7.	TRANSACTIONS WITH RELATED PARTIES

Nature of Relationships with Related Parties

The  nature  of  relationships  of  the  Company  and Subsidiaries with related parties is as follows:

a.	PT Surya Hidup Satwa (SHS) is the Company’s controlling shareholder (Note 17).

b.
PT Charoen Pokphand Indonesia (CPI), PT Indovetraco Makmur Abadi (IMA), PT Tanindo Intertraco, PT BISI International Tbk. (previously PT Benihinti Suburtani), PT Tanindo Subur Prima (TSP), PT SHS International and PT Pertiwi Indonesia (PI) are controlled, directly or indirectly by the affiliates of the ultimate parent of the Company.

c.	PT Central Pertiwi is one of the Company’s stockholders (Note 17).

Transactions with Related Parties

The Company and Subsidiaries, in their regular businesses, have engaged in transactions with related parties, principally consisting of sales of their finished goods such as feeds, poultry equipment, shrimp fries, purchases of raw materials and medicines; and financial transactions, which are made on arms’ length basis. The details of these transactions are as follows:

(a)
Sales of finished goods to related parties represent 0.06% and 0.05% of the consolidated net sales for the years ended 31 December 2009 and 2008. The related receivables from these transactions are recorded in “Accounts Receivable - Trade - Related Parties” (Note 5). The net sales to related parties are summarized as follows:

	Total		Percentage of Total Consolidated Net Sales
	31 Dec 2009	31 Dec 2008	31 Dec 2009	31 Dec 2008
PT Surya Hidup Satwa	3.407	2.985	0,05	0,03
PT Charoen Pokphand Indonesia Tbk.	987	1.294	0,01	0,02
Total	4.394	4.279	0,06	0,05

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

7.	TRANSACTIONS WITH RELATED PARTIES (continued)

Transactions with Related Parties (continued)

(b)
Purchases of raw materials, finished goods and medicines from related parties represent 0.89% and 3.27% of the consolidated net sales for the years ended 31 December 2009 and 2008. The related payables from these transactions are recorded in “Accounts Payable Trade - Related Parties” (Note 13). Purchases are summarized as follows:

	Total		Percentage of Total Consolidated Net Sales
	31 Dec 2009	31 Dec 2008	31 Dec 2009	31 Dec 2008
PT Charoen Pokphand Indonesia Tbk.	41.000	230.789	0,60	2,82
PT Tanindo Intertraco	11.726	-	0,17	-
PT SHS International	4.692	4.184	0,07	0,05
PT Indovetraco Makmur Abadi	2.882	591	0,04	0,00
PT Surya Hidup Satwa	967	6.398	0,01	0,08
PT BISI International Tbk.
(dahula PT Benihinti Suburtani)	93	-	0,00	-
PT Tanindo Subur Prima	-	26.149	-	0,32
Total	61.360	268.111	0,89	3,27

(c)	Transactions not related to the Company and Subsidiaries’ main business, conducted with related parties, with total above Rp 1.0 billion are summarized as follows:

	Total		Percentage of Total Consolidated Net Sales
	31 Dec 2009	31 Dec 2008	31 Dec 2009	31 Dec 2008
Sales of raw materials
PT Charoen Pokphand Indonesia Tbk.	38.998	47.943	0,57	0,59

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

7.	TRANSACTIONS WITH RELATED PARTIES (continued)

Transactions with Related Parties (continued)

The balances of accounts with related parties arising from transactions other than the Company and Subsidiaries’ main business are as follows:

	Total		Percentage of Total Consolidated Assets
	31 Dec 2009	31 Dec 2008	31 Dec 2009	31 Dec 2008
Due from related parties:
PT Surya Hidup Satwa	41.479	73.807	0,48	0,79
Others	-	1	-	0,00
Total	41.479	73.808	0,48	0,79

	Total		Percentage of Total Consolidated Liabilities
	31 Dec 2009	31 Dec 2008	31 Dec 2009	31 Dec 2008
Due to related parties:
PT Charoen Pokphand Indonesia Tbk.	164.069	160.845	2,99	2,67
PT Pertiwi Indonesia	1.180	1.230	0,02	0,02
PT Central Pertiwi	-	11.342	-	0,19
Others	388	73	0,01	0,00
Total	165.637	173.490	3,02	2,88

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

7.	TRANSACTIONS WITH RELATED PARTIES (continued)

Transactions with Related Parties (continued)

Based on Novation Agreement dated 9 October 2008 among the Company, SHS and PT Pertiwi Indonesia, the Company’s payable to SHS amounting to US$ 175.6 million was novated by SHS to PT Pertiwi Indonesia (PI). Subsequently, the loan was converted into the Company’s shares pursuant to Limited Public Offering I with Pre-Emptive Rights (Note 17). Outstanding balance of due to PI which was not converted into shares was Rp 1.18 billion and Rp 1.23 billion as of 31 December 2009 and 2008 respectively.

Due to PT Central Pertiwi represents CWS’ outstanding debt arising from intercompany loan. The payable has been settled in 2009. Total payable includes its principal and interest as of 31 December 2008 was US$ 1 million.

8.	INVENTORIES

Details of inventories based on business segment are as follows:

	2009	2008
Integrated shrimp farming	981.833	1.166.981
Feeds	410.692	347.880
Frozen shrimp	59.861	108.421
Probiotic	673	943
Others	1.050	698
	1.454.109	1.624.923
Less allowance for decline in value of inventories	(13.981)	(19.484)
Net	1.440.128	1.605.439

Mutation allowance for decline in value of inventories as follows:

	2009	2008
Beginning Balance	(19.484)	(3.803)
Adjustment in allowance	5.747	-
Allowance for current year	(244)	(15.681)
Ending Balance	(13.981)	(19.484)

As of 31 December 2009, the above inventories are covered by insurance against losses from damage, natural disasters, fire and other risks under blanket of policies with total coverage of Rp 963.2 billion. Management believes that the insurance coverage is adequate to cover possible losses arising from such risks.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

8.	INVENTORIES (continued)

As of 31 December 2009, certain inventories are used as collateral for loans from PT Bank Negara Indonesia (Persero) (BNI) and PT Bank CIMB Niaga Tbk., while inventories purchased using the credit facilities are used as collateral for loans from PT Bank Permata, Indonesia Eximbank (previously PT Bank Ekspor Indonesia) dan PT Bank DBS Indonesia (Note 12).

9.	INVESTMENTS IN SHARES OF STOCK

Details of investments in shares of stock are as follows:

	2009	2008
CP Aquaculture (India) Private Limited	45.796	45.796
Shrimp Improvements Systems Pte Limited (Singapore)	3.728	3.938
Others	702	657
Total	50.226	50.391

Investment in CP Aquaculture (India) Private Limited represents 25% ownership interest. As the Company no longer exerts significant influence in the associated company, the carrying value of investment in the associated company is treated as cost.

Investment in Shrimp Improvements Systems Pte Limited (Singapore) represents 50% ownership and is stated based on equity method.

Investments in shares of stock - others, consist of investments in several associated companies with ownership interest less than 20%, and are stated at cost.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

10.	PROPERTY, PLANT AND EQUIPMENT

Balance and movement for the year ended 31 December 2009

	Beginning balance 1 Jan 2009	Additions	Deductions	Reclassification	Ending balance 31 Dec 2009
Carrying value
Direct Ownership
Land	348.475	23.777	5.847	-	366.405
Land and buildings improvements	1.994.266	26.078	117.369	251.484	2.154.459
Buildings	434.197	917	11.990	102.650	525.774
Machinery and equipment	1.112.244	37.697	104.909	197.491	1.242.523
Transportation equipment	163.173	797	4.868	2.878	161.980
Furniture, fixtures and office equipment	71.777	1.422	1.881	2.908	74.226
Electrical and water installation	182.602	1.287	20.784	38.043	201.148
Laboratory equipment	12.360	1.496	162	-	13.694
Total	4.319.094	93.471	267.810	595.454	4.740.209
Construction in progress
Land and buildings improvements	134.374	167.780	20.233	(269.178)	12.743
Machinery and equipment	255.343	50.263	12.463	(266.545)	26.598
Others	53.297	45.529	6.126	(59.731)	32.969
Total	443.014	263.572	38.822	(595.454)	72.310
Lease	37.996	-	-	-	37.996
Total Carrying Value	4.800.104	357.043	306.632	-	4.850.515
Accumulated Depreciation
Direct Ownership
Land and buildings improvements	87.048	164.733	17.751	-	234.030
Buildings	78.028	24.363	5.198	-	97.193
Machinery and equipment	282.344	120.619	42.058	659	361.564
Transportation equipment	30.747	19.649	3.541	(634)	46.221
Furniture, fixtures and office equipment	26.172	11.007	1.239	-	35.940
Electrical and water installation	44.731	23.852	4.720	(25)	63.838
Laboratory equipment	2.045	1.625	29	-	3.641
Total	551.115	365.848	74.536	-	842.427
Under Financial Lease	704	2.012	-	-	2.716
Total Accumulated Depreciation	551.819	367.860	74.536	-	845.143
Net	4.248.285				4.005.372

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

10.	PROPERTY, PLANT AND EQUIPMENT (continued)

Balance and movement for the year ended 31 December 2008

	Beginning balance 1 Jan 2008	Additions	Deductions	Reclassification	Ending balance 31 Dec 2008
Carrying value
Direct Ownership
Land	343.647	4.399	1.174	1.603	348.475
Land and buildings improvements	583.901	339.195	1.661	1.072.831	1.994.266
Buildings	340.838	19.509	18.513	92.363	434.197
Machinery and equipment	1.397.213	65.185	533.532	183.378	1.112.244
Transportation equipment	101.051	71.043	9.356	435	163.173
Furniture, fixtures and office equipment	58.257	12.074	1.488	2.934	71.777
Electrical and water installation	176.820	34.498	45.033	16.317	182.602
Laboratory equipment	8.386	4.646	1.301	629	12.360
Total	3.010.113	550.549	612.058	1.370.490	4.319.094
Construction in progress
Land and buildings improvements	243.242	1.022.667	83	(1.131.452)	134.374
Machinery and equipment	418.381	180.243	196.822	(146.459)	255.343
Others	33.326	112.550	-	(92.579)	53.297
Total	694.949	1.315.460	196.905	(1.370.490)	443.014
Under Financial Lease	119	37.877	-	-	37.996
Total Carrying Value	3.705.181	1.903.886	808.963	-	4.800.104
Accumulated Depreciation
Direct Ownership
Land and buildings improvements	37.064	50.088	104	-	87.048
Buildings	62.866	19.121	3.959	-	78.028
Machinery and equipment	182.784	109.467	9.907	-	282.344
Transportation equipment	19.851	13.859	3.037	74	30.747
Furniture, fixtures and office equipment	16.394	10.350	591	19	26.172
Electrical and water installation	25.992	19.483	744	-	44.731
Laboratory equipment	2.206	1.078	1.239	-	2.045
Total	347.157	223.446	19.581	93	551.115
Under Financial Lease	129	668	-	(93)	704
Total Accumulated Depreciation	347.286	224.114	19.581	-	551.819
Net	3.357.895				4.248.285

a.	Depreciation expenses were charged as follows:

	2009	2008
Cost of goods sold	207.502	172.435
Selling expenses (Note 21)	79.324	13.886
General and administrative expenses (Note 21)	79.696	37.793
Total	366.522	224.114

The difference between addition of accumulated depreciation and depreciation expenses charged in 2009 of Rp 1,338.0 billion represents beginning balance of accumulated depreciation of property, plant and equipment of Pacific Aquaculture and Biotechnology LLC (PAB) which was acquired in 2009.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

10.	PROPERTY, PLANT AND EQUIPMENT (continued)

Gain on sale of property, plant and equipment is as follows:

	2009	2008
Proceeds from sale of property, plant and equipment	20.467	792.060
Book value	20.532	789.382
Gain (loss) on sale of property, plant and equipment	(65)	2.678

b.	Additions of property, plant and equipment for the year ended 31 December 2009 mainly due to significant repairs and addition of the Company and Subsidiary’s installed capacity.

Additions of property, plant and equipment for the year ended 31 December 2008 mainly due to revitalization and expansion of Company and subsidiaries’ operating activities.

Deduction of property, plant and equipment for the year ended 31 December 2009 mainly caused by sale of Company’s pond and its equipment to the farmers with net book value of Rp 127.6 billion and reclassification of unused asset to Other Asset with net book value of Rp 44.9 billion.

Deduction of property, plant and equipment for the year ended 31 December 2008 mainly consists of the sale of the Company’s power plant to PT Central Daya Energi (CDE).

c.
Based on the review of the Company’s and Subsidiaries’ management regarding the condition of property, plant and equipment, the management believes that there is no indication of impairment in assets values of the Company and Subsidiaries’ property, plant and equipment as of 31 December 2009.

d.
As of 31 December 2009, property, plant and equipment (except land and transportation equipment), are covered by insurance against losses from damage, natural disasters, fire and other risks under blanket of policies with total coverage of US$311.3 million and Rp 77.1 billion (total equivalent to Rp 3.0 trillion). The management believes that the insurance coverage is adequate to cover possible losses arising from such risks.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

10.	PROPERTY, PLANT AND EQUIPMENT (continued)

e.
For the year ended 31 December 2009 construction in progress mainly represents acquisitions of buildings and building improvement, machinery and equipment in relation to the addition of Company and Subsidiary’s installed capacity.

f.
The Company and Subsidiaries owned Land under Hak Pakai and Hak Guna Bangunan located in certain areas in Indonesia with total area of 140.8 million square metres. The related landrights will expire in various dates until 2044. The management believes that these rights can be renewed upon expiry.

g.	As of 31 December 2009, certain property, plant and equipment are used as collateral for short term bank loans (Note 12).

h.
In order to better reflect the economic lives of property, plant and equipment, on 28 January 2008 CPB changed the estimated useful lives of certain property, plant and equipment which is effective from 1 January 2008. This change does not have significant effect on the consolidated financial statements; therefore the management decided to record the effect in current year.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

11.	NON-CURRENT ASSETS – OTHERS, NET

Details of non-current assets – others, net are as follows:

	2009	2008
Land not used in operation	111.632	116.154
Other assets not used in operations	45.167	1.494
Restricted deposit	15.039	-
Others	6.589	6.710
Total	178.427	124.358

Land Not Used in Operations

As of 31 December 2009 and 2008, lands which are not used in operations are located in several areas, with total area of 37.1 million square metres and 20.2 million square meters respectively.

The related landrights will expire in various dates until 2044. The management believes that these rights can be renewed upon expire.

Cost incurred in relation to acquisition or renewal of legal titles of landrights is charged to consolidated statements of income due to insignificant amount.

Restricted Deposit

Restricted deposit in Sumitomo Mitsui Banking Corporation (SMBC) is a restricted deposit in relation with the bond issuance by BOR (Note 16). In accordance with the terms in the bond offering, an amount of US$ 17.9 million should be set aside in the Interest Reserve Account. The deposit had been used in 2008 to pay interest on bond (Note 16), and was replenished in January 2009. In June 2009, the deposit was used for the bond’s interest semi-annual payment (Note 16). The balance of restricted deposit as of 31 December 2009 is US$ 1.6 million.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS

This account represents revolving loan and import loan obtained by the Company and certain Subsidiaries as follows:

	2009	2008
Revolving loan
US Dollar
PT Bank Negara Indonesia (Persero) Tbk. (US$20,000,000)	188.000	219.000
PT Bank Capital Indonesia Tbk. (US$7,425,000)	69.795	-
PT Bank Chinatrust Indonesia (US$2,000,000)	18.800	21.900
Rupiah
Indonesia Eximbank (previously PT Bank Ekspor Indonesia)	100.000	100.000
PT Bank Chinatrust Indonesia	-	19.000
Import loans (L/C)
US Dollar
PT Bank CIMB Niaga Tbk. (US$ 25,766,115 in 2009 and US$ 25,808,953 in 2008)	242.201	282.608
PT Bank DBS Indonesia (US$ 15,784,004)	148.370	-
PT Bank Negara Indonesia (Persero) Tbk. (US$ 4,977,038 in 2009 and US$ 4,269,645 in 2008)	46.784	46.753
PT Bank Permata Tbk. (US$ 1,906,966)	17.925	-
The Hongkong and Shanghai Banking Corporation Limited (US$ 7,087,518)	-	77.608
Deutsche Bank (US$ 3,617,732)	-	39.614
Rupiah
PT Bank Negara Indonesia (Persero) Tbk.	117.570	177.628
PT Bank CIMB Niaga Tbk.	150.094	147.333
Indonesia Eximbank (previously PT Bank (Ekspor Indonesia)	41.789
PT Bank DBS Indonesia	13.081	17.596
PT Bank Permata Tbk.	-	12.500
Total	1.154.409	1.161.540

PT Bank Negara Indonesia (Persero) Tbk.
CPB
Working Capital Loan (KMK)

On 21 September 2006, CPB entered into an agreement with PT Bank Negara Indonesia (Persero) Tbk. (BNI) as notarized by Notarial Deed No. 17 of Surjadi, S.H., whereby BNI will provide working capital loan (KMK) with credit limit of US$ 20.0 million. The loan was secured by certain property, plant and equipment located in Desa Bratasena, Kecamatan Menggala, Kabupaten Tulang Bawang, Lampung.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank Negara Indonesia (Persero) Tbk. (continued)

CPB (continued)
Working Capital Loan (KMK) (continued)

Based on Amended Credit Agreement No. (2) 17 dated 17 June 2008, BNI and CPB agreed to amend Working Capital Loan Facility among others:

-	to extend Working Capital Loan facility up to 20 September 2008

-	to replace and add the existing collaterals in the form of first ranked mortgage over land amounting to Rp 50.5 billion and first ranked mortgage over 10 pieces of land amounting to Rp 158.0 billion.

The facilities were further amended on 3 April 2009 with Amended Credit Agreement No. (4) 17, whereby, among others, BNI and CPB agreed to:

-	to extend Working Capital Loan facility up to 20 September 2009

-	to apply fixed interest rate for the facility starting from 21 March 2009 until 20 September 2009.

Furthermore, on 18 November 2009, based on Amended Credit Agreement No. 5 (17), BNI and CPB agreed to extend the working capital facility up to 23 June 2010.

CPB is required to maintain financial position with minimum Current Ratio 1x, maximum Debt-to-Equity Ratio 2.5x and minimum Debt Service Coverage of 100%.

L/C Facility

On 21 September 2006 CPB also obtained Letter of Credit (L/C) facility from the same bank as notarized in Notarial Deed No. 18 of Surjadi, S.H. This L/C facility has maximum limit of US$ 5.0 million and bears interest of SIBOR+2% p.a. The L/C facility is secured by raw materials with total value of 125% of the used facility. The agreement for the L/C facility is valid for 12 months starting from the date when the loan agreement was signed.

On 16 July 2007, CPB signed an amended opening import L/C facilities agreement with PT Bank Negara Indonesia (Persero) Tbk (BNI), under agreement No. (1) 18. The amendment stipulated that due sight L/C can be carried forward as Trust Receipt (T/R) / post financing in line with the agreed terms and conditions.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank Negara Indonesia (Persero) Tbk. (continued)

CPB (continued)
L/C Facility (continued)

Usage of import L/C facilities plus the trust receipt / post financing facility may not exceed US$ 5.0 million.

The facility was last amended on 18 November 2009 with Amended L/C Facility Agreements / SKBDN No. (6) 18, whereby the facility period was extended to 23 June 2010.

The Company

On 23 June 2008, the Company entered into a credit agreement with BNI as notarized by Notarial Deed No. 33 of Surjadi, S.H, whereby BNI provides L/C opening facility in the form of Irrevocable Sight L/C and/or Usance L/C which can also be used to open SKBDN in the form of Irrevocable Sight or Usance SKBDN, with credit limit of Rp 185.0 billion or US$ 20.0 million at interest rate of 11.5% p.a.

On 23 June 2009, based on BNI’s letter No. KPD/2.4/147/R, the Company signed an agreement to extend this credit facility with BNI up until 22 September 2009 as well as to increase the interest rate to 13.5%.

On 8 January 2010 based on Amended L/C Facility Agreements / SKBDN No. (1) 33, BNI agreed to extend the credit facility period up to 22 June 2010.

The Company is required to maintain minimum Interest Coverage Ratio of 2x.

As of 31 December 2009, the Company has not fulfilled certain financial ratios as required in the agreement. The Company will endure to obtain waiver for the unfulfilled ratios.

As of 31 December 2009, total revolving facility which has been used amounting to US$ 20.0 million whereas total L/C impor facility which has been used amounting to US$ 5.0 million and Rp 117.6 billion.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank Capital Indonesia Tbk.

On 11 November 2009 the Company entered into a loan agreement with Bank Capital (Capital) whereby Capital will provide Working Capital Loan (KMK) facility with credit limit of US$ 7.425 million. The credit facility period is from 16 November 2009 until 16 November 2010.

Indonesia Eximbank (previously PT Bank Ekspor Indonesia)

On 29 May 2008, based on Notarial Deed No. 94 of Suwarni Sukiman, S.H., Indonesia Eximbank (Eximbank) agreed to provide the following credit facilities to the Company:

-	Opening facility for Sight L/C or Usance L/C and / or financing import L/C with credit limit of US$ 10.0 million.

-	Working capital loan facility with credit limit of Rp 100.0 billion.

This L/C facility is secured by cash collateral representing 15% of opening L/C and fiduciary transfer of imported inventories equivalent to 125% of used facility.

On 1 April 2009, based on the Amended Working Capital Credit Export Agreement No. 027A/ADDPK/04/2009, Eximbank agreed to provide additional Financing or Opening of SKBDN combined with Opening Facility for Sight L/C or Usance L/C and/or financing import L/C with total credit limit of US$ 10.0 million.

On 29 May 2009, based on Second Amended Working Capital Credit Export Agreement No. 051/ADDPK/05/2009, Eximbank agreed on changes in currencies used for this facility. Opening of L/C Sight or Usance can be in US$ or Euro or SGD or Rupiah. Opening of SKBDN can be in US$ or Rupiah equivalent to US$ 10.0 million. The credit facility period is also extended until 29 May 2010.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

Indonesia Eximbank (previously PT Bank Ekspor Indonesia) (continued)

Applicable interest rate constitutes Prime Lending Rate at 13.75%.

In relation to the restructuring process of bonds payable issued by BOR (Note 16), the Company has obtained a waiver from Eximbank which states that Eximbank will not enforce cross default on the potential default from the restructuring process which is valid up to end of year 2010 with condition that the Company pledges an additional guarantee in the form of Land and Buildings with a minimum value of Rp 109.0 billion.

Therefore, on 30 December 2009, the Company and Eximbank signed the Fourth Amended Working Capital Credit Export Agreement No. 306/ADDPK/12/2009, the Company agreed to pledge additional collaterals consisting of land, building, facilities and machine owned by the Company located in several areas in East and West Java and Eximbank agreed to decrease the Prime Lending Rate to 13.25% per annum effective since 29 September 2009.

The Company is required to inform and / or obtain approval from Eximbank to perform the following: (i) merger, consolidation, acquisition and / or liquidation of the Company; (ii) agreement which will influence the ability of the Company to pay its payables; and (iii) give Company’s guarantee to third party except for farmers and joint-operation parties.

The Company is required to comply with financial ratios among others Gearing Ratio not exceeding 3.5x, Minimum Interest Coverage Ratio 2x and minimum Current Ratio 1x.

As of 31 December 2009, the Company has not fulfilled certain financial ratios as required in the agreement. The Company will endure to obtain waiver for the unfulfilled ratios.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

Indonesia Eximbank (previously PT Bank Ekspor Indonesia) (continued)

As of 31 December 2009, total working capital facility which has been used amounting to Rp 100 billion whereas total import L/C facility which has been used amounting to Rp 41.8 billion.

PT Bank Chinatrust Indonesia

The Company

On 31 October 2007 the Company entered into a credit agreement with PT Bank Chinatrust Indonesia (Chinatrust) as notarized by Notarial Deed No. 92 of Dewi Himijati Tandika, S.H., whereby Chinatrust provides Short Term Loan Facility with credit limit of US$ 2.0 million and bears floating interest rate of 8.5% p.a for drawdown in US$ and 1 month Indonesian Bank Certificate interest rate plus 2.75% for drawdown in Rupiah, plus facility fee of 0.5% p.a. This facility is valid for 1 (one) year until 31 October 2008.

On 22 December 2008 based on Amended Credit Agreement No. 150/AMEND/XII/2008, Chinatrust agreed that the US$ 2.0 million credit facility may be drawdown in US$ or any other currencies as approved by Chinatrust, and the facility period was extended up to 14 April 2009 at floating interest rates of 10.65% p.a for drawdown in US$ and 15.65% p.a. for drawdown in Rupiah.

On 29 May 2009 based on Amended Credit Agreement No. 089/AMEND/V/2009, the facility period was extended up to 14 April 2010 at floating interest rates of 9% p.a for drawdown in US$ and 14% p.a for drawdown in Rupiah.

On 27 October 2009, the Company and Chinatrust entered into an amendment of credit agreement in connection with additional collaterals. This amendment was notarized by Notarial Deed No. 107 of Dewi Himijati Tandika, S.H. The collaterals are in the form of pieces of lands owned by the Company, CWS and CBB.

In relation to the restructuring process of bonds payable issued by BOR (Note 16), the Company has obtained a waiver from Chinatrust which states that Chinatrust will not enforce cross default on the potential default from the restructuring process.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank Chinatrust Indonesia (continued)

CPB

On 27 May 2008 CPB entered into a credit agreement with Chinatrust as notarized by Notarial Deed No. 77 of Dewi Himijati Tandika, S.H., whereby Chinatrust provides Short Term Loan Facility with credit limit of US$ 2.0 million at floating interest rate of 8% p.a. for drawdown in US$ and at 1 month of Bank Indonesia Certificate interest rate plus 2.75% p.a. for drawdown in Rupiah. Facility fee of 0.5% (zero point five percent) of the credit limit per year and is payable in advance. The facility period was for 1 (one) year until 27 May 2009 and was not extended.

PT Bank CIMB Niaga Tbk. (Bank Niaga)

Pursuant to the legal merger between PT Bank Niaga Tbk. and PT Bank Lippo Tbk., the short term bank loans from these two banks are presented as part of short term loans from PT Bank CIMB Niaga Tbk.

Previously PT Bank Niaga Tbk.

The Company

On 30 November 2007, the Company entered into agreements with PT Bank Niaga Tbk. (Bank Niaga) under agreements No. 292/CBG/JKT/2007, No. 293/CBG/JKT/2007 and No. 294/CBG/JKT/2007, whereby Bank Niaga provides Import and / or SKBDN Letter of Credit (Import L/C – SKBDN) facility, Special Transaction Loan (PTK Facility) and Pengalihan Hak atas Wesel Ekspor (Negotiated Line for Export Documents Facility) for a period of 12 months (30 November 2007 – 30 November 2008). These facilities have combined credit limit of US$ 10.0 million. Interest on this PTK facility is SIBOR+2% p.a.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank CIMB Niaga Tbk. (Bank Niaga) (continued)

Previously PT Bank Niaga Tbk. (continued)

The Company (continued)

These credit facilities are secured by:

-	second ranked mortgage over land and building owned by CPB located in Suak Village, Lampung valued at Rp 5.0 billion.

-	second ranked mortgage over land and building owned by CPB located in Sindangsari village, Lampung valued at Rp 5.0 billion.

-	fiduciary security over inventories purchased under the Import L/C - SKBDN facility, with minimum collateral value of US$ 10.0 million.

On 12 June 2008, the facilities were amended with agreements No. 279/AMD/CBG/JKT/08, No. 280/AMD/CBG/JKT/08 and No. 281/AMD/CBG/JKT/08 whereby, among others, Bank Niaga agreed to increase the credit limit of import facility from US$ 10.0 million to US$ 20.0 million with additional collaterals as follows:

-	third ranked mortgage over land and building owned by CPB located in Suak Village, Lampung valued at Rp 2.3 billion.

-	third ranked mortgage over land and building owned by CPB located in Sindangsari Village, Lampung valued at Rp 5.0 billion.

-	fiduciary security over inventories purchased under the Import L/C facility at minimum value of US$ 20.0 million (previously US$ 10.0 million).

On 18 June 2009 the credit facilities were amended with agreements No. 260/AMD/CBG/JKT/09, No. 261/AMD/CBG/JKT/09 and No. 262/AMD/CBG/JKT/09 whereby among others, Bank Niaga agreed to amend the credit limit of Import L/C facility to US$ 12.7 million and Rp 84.3 billion, and to extend the loan facilities period to 12 September 2009.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank CIMB Niaga Tbk. (Bank Niaga) (continued)

Previously PT Bank Niaga Tbk. (continued)

The Company (continued)

On 11 September 2009 based on agreements No. 461/AMD/CBG/JKT/09, No. 462/AMD/CBG/JKT/09 and No. 463/AMD/CBG/JKT/09, these facilities have been extended to 12 September 2010.

The Company is required to comply with minimum Interest Service Coverage Ratio 2x and on incurrence basis is required to comply with minimum Fixed Charge Coverage Ratio 2x. In addition Charoen Pokphand Group has to maintain the majority ownership / control to the Company’s management.

CPB

On 19 October 2006, CPB entered into agreements with Bank Niaga under agreements No. 389/CBG/JKT/2006, No. 390/CBG/JKT/2006 and No. 391/CBG/JKT/2006, whereby Bank Niaga will provide Letter of Credit Impor (Import L/C) facility, Special Transaction Loan – Import Loan Facility (PTK-Import) and Pengalihan Hak Atas Wesel Ekspor (Negotiated Line for Export Documents facility - NWE). These facilities are valid for 12 months (19 October 2006 – 19 October 2007) with maximum combined limit of US$ 8.0 million. The PTK-Import bears interest of SIBOR+2.75% p.a.

The Special Transaction Import Loan Facility (PTK-Import) is secured by:

-	first ranked mortgage over land and building with areas of 123,71 ha owned by CPB located in Suak Village, Lampung.

-	first ranked mortgage over land, building, machinery and equipment with areas of 70,875 square metres and 32,625 square metres owned by CPB in Sindangsari village, Lampung.

-	fiduciary securities over inventories purchased under the L/C import facility, with minimum collateral value of Rp 80.0 billion.

The Negotiated Line for Export Documents is secured by goods documented under corresponding export documents.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank CIMB Niaga Tbk. (Bank Niaga) (continued)

Previously PT Bank Niaga Tbk. (continued)

CPB (continued)

On 14 December 2007, the facilities were amended with agreements No. 608/AMD/CGB/JKT/07, No. 609/AMD/CBG/JKT/07 and No. 610/AMD/CBG/JKT/07 whereby, among others, Bank Niaga agreed to extend the loan facilities up to 14 December 2008 with maximum combined credit limit of US$ 16.0 million and interest of SIBOR+2% p.a. for PTK-Import.

The facilities were further amended on 10 December 2008, with agreements No. 564/AMD/CBG/JKT/08, No. 565/AMD/CBG/JKT/08 and No. 566/AMD/CBG/JKT/08 whereby, among others, Bank Niaga agreed to amend the currency and the limit of L/C facility from the original limit of US$ 16.0 million to US$ 13.8 million and Rp 25.3 billion, and to extend the loan facilities period up to 20 August 2009.

The facilities were amended on 18 August 2009 with agreements No. 311/AMD/CBG/JKT/09, No. 312/AMD/CBG/JKT/09 and No. 313/AMD/CBG/JKT/09 whereby, among others, Bank Niaga agreed to amend the currency and the limit of Import L/C facility from US$ 13.8 million and Rp 25.3 billion to US$ 9.9 million and Rp 69.0 billion for Import L/C Facility and Special Transaction Loan – Import Loan Facility (PTK-Import) as well as US$ 9.9 million and Rp 46 billion for Negotiated Line for Export Documents Facility, and to extend the loan facilities period up to 20 November 2009.

On 12 October 2009, based on agreements No. 464/AMD/CBG/JKT/09, No. 465/AMD/CBG/JKT/09 and No. 466/AMD/CBG/JKT/09 Bank Niaga and CPB agreed to extend the loan facilities in the form of Import L/C, Special Transaction Loan – Import Loan Facility and Negotiated Line for Export Documents facility – NWE until 20 November 2010.

Based on the above credit agreements, CPB should meet certain covenants, among others, not to dispose/sell or transfer the rights or lease/ surrender the whole or part of asset’s usage whose value exceeds 10% of total assets per transaction, except in relation to daily operations, mergers, consolidations, acquisitions and liquidations, except for merger with and acquisition of company that has similar nature and activity, by notification to Bank Niaga would be sufficient.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank CIMB Niaga Tbk. (Bank Niaga) (continued)

Previously PT Bank Niaga Tbk.

On 5 June 2006, the Company, CPB and CPgP obtained Letters of Credit (L/C) facilities from PT Bank Lippo Tbk. (Bank Lippo) with credit limit of US$ 5.0 million, US$ 5.0 million and US$ 3.0 million, respectively. These facilities are secured by cash collateral representing 15% from opening L/C and inventories representing 125% of the loan. Company, CPB and CPgP are required to obtain written approval from Bank Lippo to conduct among others: (i) conducting a merger, acquisition, consolidation, sale, diversion, bequeath, rent out or abdicate rights to assets, except for common transactions in the Company, where the Company is obligated to provide response in 14 working days at the latest; (ii) changes in business activities; and (iii) not entering into any investments unless it is in line with the Company’s operations.

On 4 June 2007, L/C facilities for CPB, the Company and CPgP have been extended until 5 June 2008, as notarized in Notarial Deed No. 10, 11 and 12 of Myra Yuwono, S.H. dated 9 July 2007.

As of 26 December 2007, CPgP had fully repaid its liability to Bank Lippo.

On 4 June 2008, credit facilities for CPB and the Company were extended until 5 June 2009, as notarized in Notarial Deed No. 20 and 21 of Myra Yuwono, S.H. dated 4 June 2008.

Based on Notarial Deed No. 18 and 19 of Myra Yuwono, S.H. dated 10 June 2009, credit facilities for CPB and the Company have been extended to 5 June 2010 and floating interest rate for Trust Receipt (TR) facility becomes 10% per annum.

Based on Amendment of Credit Facilities for opening L/C Line No. 731/ AMD/CBG/JKT/09 and No. 735/ AMD/CBG/JKT/09 dated 29 December 2009, the Company and CPB agreed to pledge collateral in the form of land and / or building owned by the Company located in Desa Merak Belantung, Kecamatan Kalianda, Lampung.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank CIMB Niaga Tbk. (Bank Niaga) (continued)

Previously PT Bank Niaga Tbk. (continued)

In relation to the restructuring process of bonds payable issued by BOR (Note 16), the Company has obtained a waiver from CIMB which states that CIMB will not enforce cross default on the potential default from the restructuring process which is only applicable for deferred BOR interest payment due in December 2009 period.

As of 31 December 2009, the Company and a Subsidiary have not fulfilled certain financial ratios as required in the agreement. The Company will endure to obtain waiver for the unfulfilled ratios.

As of 31 December 2009, the total Import L/C facility which has been used amounting to US$ 25.8 million and Rp 150.1 billion.

PT Bank Permata Tbk.

On 4 April 2008, based on the Notarial Deed No. 17 of Sjarmeini S. Chandra, S.H., the Company obtained Letters of Credit (L/C) facility from PT Bank Permata Tbk. with total credit limit of US$ 10.0 million since 4 April 2008.

This facility is secured by cash collateral representing 15% of opening L/C and fiduciary transfer of imported inventories at value equivalent to 125% of the used facility.

On 16 April 2009 based on First Amendment of Banking Facility No. KK/09/191/AMD/WB-LC, L/C credit limit is amended to US$ 7.5 million (can be exercised in multi currency either US$ and or Rp) with Post Import Loan (PIL) interest rate at 10.5% per annum for USD and 16.5% per annum for Rupiah. This facility expired on 4 October 2009.

On 30 September 2009 based on Second Amendment of Banking Facility No. KK/09/602/AMD/WB-LC, this facility has been extended up to 22 January 2010.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank Permata Tbk. (continued)

The Company is required to inform and/or obtain approval from Bank Permata to conduct among others (i) changes in the Company’s articles of associations; (ii) investments which affect the Company’s ability to pay its debts; and (iii) changes in current nature and business operations, or activity outside the Company’s normal activities.

The Company is required to comply with minimum Interest Coverage Ratio of 2x.

In relation to the restructuring process of bonds payable issued by BOR (Note 16), the Company has obtained a waiver from Bank Permata which states that Bank Permata will not enforce cross default on the potential default from the restructuring process with one of the conditions that the Company pledge a temporary additional collateral in the form of Cold Storage owned by CWS before 30 November 2009 until negotiation between bond holders and BOR is concluded.

During the ongoing negotiation between bond holders of BOR and the Company, financing facility to be available to the Company will be limited to equivalent US$ 4.0 million.

As of 31 December 2009, the Company has not fulfilled certain financial ratios as required in the agreement. The Company will endure to obtain waiver for the unfulfilled ratios.

As of 31 December 2009, total import facility which has been used amounting to US$ 1.9 million.

The Hongkong and Shanghai Banking Corporation Limited (HSBC)

On 22 November 2006, the Company, CPB and CPgP obtained import facilities of US$ 4.0 million, US$ 4.0 million and US$ 2.0 million respectively; and treasury facility of US$ 500 thousand for each companies based on agreements No. JAK/060748/U/060912, No. JAK/060747/U/060912 and No. JAK/060746/U/060912. These facilities are secured by all raw materials inventories for producing livestock feed/fish feed /shrimp feed to be imported each equivalent to 125% of import value and 15% cash margin or time deposit placements in HSBC.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

The Hongkong and Shanghai Banking Corporation Limited (HSBC) (continued)

On 10 December 2007, the Company, CPB and CPgP entered into agreements to amend the Loan Facility with HSBC under agreements No. JAK/070732/U/071123, No. JAK/070733/U/071123 and No. JAK/070730/U/071123 whereby HSBC agreed to extend the facilities up to 30 September 2008. The Company and CPgP also obtain additional credit limits increasing their total to US$ 11.0 million and US$ 5.0 million respectively.

On 20 April 2009, the Company, CPB and CPgP entered into agreement to amend Loan Facility with HSBC under agreements No. JAK/090188/U/081226, No. JAK/090189/U/081226 and No. JAK/090190/U/081226 whereby HSBC agreed to amend the Loan Facility credit limit of the Company, CPB and CPgP into US$ 5,5 million, US$ 2 million and US$ 2,5 million respectively. The above loan facilities expired on 30 June 2009.

Deutsche Bank AG

On 11 January 2007, the Company obtained Letters of Credit (L/C) facility from Deutsche Bank AG, Jakarta Branch with total credit limit of US$ 6.5 million. This facility is secured by cash collateral representing 15% from opening L/C. The Company is required to comply with certain conditions, among others, to notify for any changes in articles of associations or board of directors/commissioners or the Company’s shareholders, also submitting information regarding the Company’s business and financial conditions.

On 17 October 2007, the Company and CPB entered into agreement to revise the Letters of Credit (L/C) facilities from Deutsche Bank AG, Jakarta Branch, increasing the credit limit of joint facility to US$ 10.0 million.

Based on Notarial Deed No. 111 of Suwarni Sukiman, S.H. dated 30 October 2007, the Company provides fiduciary security over inventories purchased under the L/C import facility at value equivalent to 125% of the used facility.

The facility expired on 31 July 2009.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank DBS Indonesia

On 23 October 2008, the Company, CPB, CPgP and CWS (“Borrower”) entered into a Banking Facility Agreement with PT Bank DBS Indonesia (DBS) based on agreement No. 12 which was notarized by Notary Putut Mahendra, S.H., whereby DBS provides Import L/C facilities with credit limit of US$ 20.0 million or its equivalent in any other currency approved by DBS.

On 21 October 2009 based on First Amendment to the Banking Facility Agreement No. 357/PFP-DBSI/I/2008, DBS and the Company, CPB, CPgP and CWS agreed to extend the credit facilities up to 23 October 2010.

On 16 December 2009 based on Second Amendment to the Banking Facility Agreement No. 429/PFPADBSI/ XII/2009, DBS and the Company, CPB, CPgP and CWS agreed to pledge collaterals in the form of land, building and machine owned by the Company located in North Sumatera, together with land and building owned by the Company located in South Sumatera. The facility is secured by cash margin representing 15% of opening L/C and fiduciary transfer of imported inventories at value equivalent to 100% of the used facility.

In relation to the restructuring process of bonds payable issued by BOR (Note 16), the Company has obtained a waiver from DBS which states that DBS will not enforce cross default on the potential default from the restructuring process. This waiver is valid up to end of year 2010.

DBS has also agreed to amend the requirement to maintain EBITDA/Interest from 2.0x into 1.0x based on last 4 quarters until the end of year 2009 (31 December 2009).

As of 31 December 2009, the Company and Subsidiaries have not fulfilled certain financial ratios as required in the agreement. The Company and Subsidiaries will endure to obtain waiver for the unfulfilled ratios.

As of 31 December 2009, total import facility which has been used amounting to US$ 15.8 million and Rp 13.0 billion.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

13.	ACCOUNTS PAYABLE - TRADE

Details of accounts payable - trade consist of:

	2009	2008
Third parties:
Local suppliers	361.550	527.460
Foreign suppliers	99.005	172.069
Total third parties	460.555	699.529
Related parties (Note 7b):
PT Charoen Pokphand Indonesia Tbk.	32.139	50.481
PT Surya Hidup Satwa	8.321	9.606
PT Tanindo Subur Prima	5.420	9.449
PT SHS International	1.270	1.301
PT Indovetraco Makmur Abadi	910	341
Others	--	465
Total related parties	48.060	71.643
Accounts Payable - Trade	508.615	771.172

The above accounts payable-trade include payables denominated in foreign currencies which are equivalent to Rp 100.5 billion and Rp 208.9 billion respectively as of 31 December 2009 and 2008 with details as follows :

Accounts payable - trade arises from purchase of raw materials, manufacturing supplies and other purchases in connection with the Company and the Subsidiaries’ operations.

(stated in full amount)
	2009	2008
United States Dollar	10.458.642	18.054.437
Euro Europe	154.346	660.522
Japanese Yen	4.950	549.941
Australian Dollar	1.958	79.958
Singapore Dollar	18.586	45.700
Great Britain Poundsterling	270	-

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

14.	TAXATION

a.	Taxes payable consist of:

	2009	2008
Income tax:
Article 4	166	154
Article 21	7.611	11.873
Article 23	518	1.036
Article 25	380	368
Article 26	398	183
Article 29	7.810	83
Value added tax	204	1.309
Other	-	39
Total	17.087	15.045

b.	Income Tax Expense - Current

Reconciliations between loss before income tax as presented in the consolidated statements of income and taxable income for the years ended 31 December 2009 and 2008 are as follows:

	2009	2008

Loss before income tax per consolidated statements of income	(203.779)	(506.442)
Deduct:
Loss (profit) of Subsidiaries before income tax	227.723	(87.527)
Income (loss) before income tax attributable to the Company	23.944	(593.969)
Temporary differences:
Allowance for doubtful accounts	122.814	-
Provision for employees’ benefits	19.344	7.220
Provision for inventory obsolescence	211	9.736
Amortization of prepaid rental	(20)	(76)
Depreciation	(15.251)	(46.557)

Permanent differences:
Tax penalties	17.109	13.746
Donations and entertainment	656	840
Interest income already subjected to final tax	(2.280)	(1.974)

Taxable Income (Loss) before compensation of fiscal loss	166.527	(611.034)

Compensation of fiscal loss	(635.901)	(24.867)

Taxable Income Company	(469.374)	(635.901)

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

14.	TAXATION

b.	Income Tax Expense - Current (continued)

Computations of income tax payable and claims for tax refund are as follows:

	2009	2008
Income tax expense - current
Company	-	-
Subsidiaries	17.946	28.486
Total	17.946	28.486
Prepayments of income tax
Company	29.259	21.773
Subsidiaries	22.171	36.082
Total	51.430	57.855
Income tax payable
Subsidiaries	7.810	83
Total	7.810	83
Claims for tax refund
Company
Overpayment of income tax
2009	29.259	-
2008	21.773	21.773
2007	39.815	39.815
2006	8.274	5.364
Value added tax	114.261	65.127
Subsidiaries
Value added tax	8.405	4.888
Overpayment of income tax for the years
2009	12.035	-
2008	7.679	7.679
2007	275	12.469
2006	433	437
2005	9	9
2004	326	326
2002	30	30
Total	242.574	157.917

In September 2008, the Government of Indonesia issued a new law on income tax which was effective from 1 January 2009. Based on the new law, corporate income tax rate will be reduced to a fixed rate of 28% in 2009 and 25% in 2010 thereafter. As of 31 December 2008, the Company has made adjustments to the balance of its deferred tax assets and liabilities to reflect the change in the corporate income tax rate.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

14.	TAXATION (continued)

b.	Income Tax Expense - Current (continued)

In 2009, the Company received Underpayment Tax Assessment Letter (SKPKB) for 2007 fiscal year as follows:

-	Underpayment of Corporate Income Tax amounting to Rp 28.4 billion

-	Underpayment of Value Added Tax amounting to Rp 5.7 billion

-	Underpayment of Income Tax article 21 amounting to Rp 0.1 billion

-	Underpayment of Income Tax article 23 amounting to Rp 16.4 billion

-	Underpayment of Value Added Tax for Outside Bonded Area amounting to Rp 0.1 billion

-	Value Added Tax Penalty amounting to Rp 1.7 billion

Of the above underpayments, the Company has submitted an objection letter for all SKPKB and Tax Penalty except for Value Added Tax Outside Bonded Area amounting to Rp 0.1 billion which has already been recorded as tax expense in current year.

In 2008, the Company received Underpayment Tax Assessment Letter (SKPKB) for 2006 fiscal year among others as follows:

-	Underpayment of Corporate Income Tax amounting to Rp 35.8 billion

-	Underpayment of Income Tax article 26 amounting to Rp 17.8 billion

Of the above underpayments, the Company has submitted an objection letter for:

-	Underpayment of corporate income tax and request for tax refund amounting to Rp 5.4 billion.

-	Underpayment of income tax article 26 amounting to Rp 7.7 billion.

Underpayments which were not objected to amounting to Rp 13.7 billion have been recorded as tax expense in 2008.

In 2009, the Company received refusal for objection letter on the 2006’s SKPKB above, and lodged an appeal for:

-	Underpayment of corporate income tax amounting to Rp 22.9 billion

-	Underpayment of income tax article 26 amounting to Rp 0.8 billion

Underpayment which was not being appealed against amounting to Rp 17.1 billion has been recorded as tax expense in 2009.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

14.	TAXATION (continued)

b.	Income Tax Expense - Current (continued)

In 2009, certain Subsidiary received Overpayment Tax Assessment Letter (SKPLB) as follows:

-	Overpayment of Corporate Income Tax for 2007 amounting to Rp 12.1 billion

-	Overpayment of Value Added Tax for January - October 2008 amounting to Rp 8.8 billion

In 2008, certain Subsidiary received Underpayment Tax Assessment Letter (SKPKB) and Tax Collection Letter (STP) for 2007 and 2006 fiscal years among others as follows:

-	Underpayment of Corporate Income Tax for 2006 amounting to Rp 5.0 billion

-	Underpayment and Tax Collection Letter of Value Added Tax for 2006 amounting to Rp 1.4 billion

Of the above underpayments, the Subsidiary has submitted an objection letter, requesting corporate income tax refund amounting to Rp 160.0 million and Value Added Tax compensation amounting to Rp 378.0 million for the next fiscal year.

In 2009, decision on the objection was issued, stipulating the following:

-	Underpayment of corporate income tax for 2006 amounting to Rp 5.0 billion

-	Underpayment and Tax Collection Letter on Value Added Tax for 2006 amounting to Rp 1.6 billion

The Subsidiary has lodged an appeal on the above decision.

In 2008, the same Subsidiary has received Underpayment Tax Assessment Letter (SKPKB) for 2007 fiscal year amounting Rp 1.2 billion.

For underpayment of corporate tax for 2007, the Subsidiary has accepted the result of the objection letter in which underpayment of Corporate Income Tax has been decreased to Rp 0.1 billion.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

14.	TAXATION (continued)

b.	Income Tax Expense - Current (continued)

In 2008, other certain Subsidiary received Underpayment Tax Assessment Letter (SKPKB) and Tax Collection Letter (STP) for 2006 fiscal year as follows:

-	Underpayment of corporate income tax amounting to Rp 18.0 billion

-	Underpayment and Tax Collection Letter for value added tax amounting to Rp 12.0 billion

Of the above underpayments, the Subsidiary has submitted an objection letter, requesting tax refund amounting to Rp 418.0 million and Value Added Tax compensation amounting to Rp 1.9 billion to the next fiscal year.

In 2009, decision on the objection was issued, stipulating the following:

-	Underpayment of Corporate Income Tax amounting to Rp 16.4 billion

-	Underpayment and Tax Collection Letter for Value Added Tax amounting to Rp 9.3 billion

The Subsidiary has lodged an appeal on the above decision.

Other certain Subsidiary also received Nil Tax Assessment Letter (SKPN) on Corporate Income Tax reducing its fiscal loss to Rp 2.5 billion. The Subsidiary has submitted an objection letter to this SKPN.

On 2009, the Subsidiary accepted the decision for objection letter submitted in 2008 for SKPN whereby fiscal loss was reduced from Rp 2.5 billion to Rp 1.76 billion.

On 2009, other Subsidiary received Overpayment Tax Assessment Letter (SKPLB) for 2007 fiscal year Value Added Tax amounting to Rp 0.97 billion.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

14.	TAXATION (continued)

c.	Deferred tax

	2009	2008
Income tax expense (benefit) - deferred
(maximum tax rate at 25%)
Company
Fiscal loss	41.631	(151,516)
Depreciation	2.575	8.563
Leasing	1.238	338
Amortization of prepaid rental	5	(9)
Provision for inventory obsolescence	(53)	(2,434)
Provision for employees’ benefits	(4,836)	(275)
Allowance for doubtful accounts	(30,703)	35
Amortization of bank charges	-	(12)
Amortization of prepaid insurance	-	(38)
Total	9.857	(145.348)
Subsidiaries	(14.427)	17.111
Total Income Tax Expense - Deferred	(4.570)	(128.237)

Reconciliations between income tax expense (benefit) calculated by applying the applicable tax rate to the Company’s income before income tax based on cost method and the income tax expense (benefit) shown in the consolidated statements of income for the years ended 31 December 2009 and 2008 are as follows:

	2009	2008
Income (loss) before income tax - Company based on cost method	23.944	(593.969)
Income tax
(applicable progressive tax rate)	5.986	(148.500)
Tax effect on permanent differences
Tax penalties	4.277	3.436
Donations and entertainment	164	210
Interest income already subjected to final tax	(570)	(493)
Income tax expense (benefit) per consolidated statements of income
Company	9.857	(145.347)
Subsidiaries	3.519	45.596
Total	13.376	(99.751)

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

14.	TAXATION (continued)

c.	Deferred Tax (continued)

Deferred tax assets and liabilities as of 31 December 2009 and 2008 are as follows:

	2009	2008
Company, net
Fiscal loss	117.343	158.975
Account receivable	30.877	173
Provision for employees’ benefits	14.291	9.455
Inventory	2.487	2.434
Prepaid expenses	(411)	(406)
Leasing	(1.646)	(408)
Property, plant and equipment	(27.501)	(24.926)
	135.440	145.297
Subsidiary, net
Deferred tax assets	16.636	3.958
Deferred tax liabilities	(2.819)	(4.588)
Deferred Tax Assets, Net	152.076	149.255
Deferred Tax Liabilities, Net	(2.819)	(4.588)

The management believes that the deferred tax assets can be fully recovered through future taxable income.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

15.	LONG-TERM DEBTS

This account consists of:

	2009	2008
Financial lease	21.805	31.868
Others:
Oval Office Investments LLC,
Florida, USA (US$ 1.75 million)	16.450	-
Thaina Trading Pte. Ltd., Singapore
(US$ 0.9 million in 2009
and US$ 2 million in 2008)	8.446	21.883
Total long-term debts	46.701	53.751
Less current portion of
Financial lease	6.871	5.406
Others	8.446	21.883
Total current portion	15.317	27.289
Long-term portion
Financial lease	14.934	26.462
Others	16.450	-
Total long-term portion	31.384	26.462

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

15.	LONG-TERM DEBTS (continued)

Thaina Trading Pte. Ltd., Singapore (TTPL)

Payable to TTPL arose from the purchase of generator sets for central power station owned by CPB.  On 23 April 2001, CPB and TTPL entered into a Restructuring Agreement.  As one of the terms and conditions of the above Loan Restructuring Agreement with the lenders, CPB shall pay semi-annually the remaining payable to TTPL amounting to US$ 9.6 million from 30 June 2001 until 30 June 2009 in the amount of US$ 0.5 million every 30 June and 30 December and make the last payment of US$ 1.1 million on 30 December 2009.  If CPB default in the fulfillment of the repayment schedule, CPB shall return the equipment.  CPB shall neither pledge nor transfer the ownership of the equipment to other party or CPB’s loan will become due and demandable.  Based on the second amendment to agreement between CPB and TTPL dated 14 December 2009, both parties agreed to extend the repayment period of outstanding payable amounting to US$ 0.9 million through twelve monthly installments in 2010, with last installment on 31 December 2010.

On 31 December 2009 and 2008, the TTPL payables consist of outstanding principal amounting to US$ 0.9 million and US$ 2 million respectively.

Oval Office Investments LLC, Florida, USA (OVAL)

On 13 February 2009, SIS and Oval Office Investments LLC, Florida, US (OVAL) entered into a mortgage deed and security agreeement.  Payable to OVAL arose from the purchase of land in Village of Islamorada, Florida, United States of America.  The payable amounting to US$ 1,750,000 will be due on 12 March 2012.  The interest rates are at 7% for the first year, 8% for the second year and 9% for the third year.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

16.	BONDS PAYABLE

On 28 June 2007, BOR (the “Issuer”) issued US$ 325.0 million guaranteed senior secured notes due in 2012 (the “Notes”) in minimum denominations of US$100,000 and integral multiples of US$ 1,000 in excess thereof.  The Notes are guaranteed by the Company and certain subsidiaries (the “Subsidiary Guarantors”) i.e., (i) CWS; (ii) CPB; (iii) MLP; and (iv) CPgP.  This guarantee on the Notes has been approved by the Company’s Extraordinary Shareholder’s General Meeting as notarized in Notarial Deed No. 67 dated 27 June 2007 by Siti Pertiwi Henny Singgih, S.H.

The Notes bear interest at the rate of 11% per year.  Interest on the Notes is payable on 28 June and 28 December of each year, beginning on 28 December 2007.  The notes will mature on 28 June 2012.  The Issuer may redeem up to 35% of the Notes at any time from the net proceeds of certain public equity offerings at a redemption price of 111% of their principal amount plus accrued and unpaid interest.  Subject to certain condition, the Issuer may also redeem all but not part of the Notes at a redemption price equal to 100% of the principal, plus the applicable “make whole” premium.

The Notes were secured by:
i.
a fixed and floating charge over all of the existing and future assets of the Issuer, including the Collection Account and the Interest Reserve Account as well as its interest and rights under the Advanced Purchase Agreement

ii.	a first priority pledge by the Company of all of its capital stock in each of the Subsidiary Guarantors.

The Notes are listed in the Singapore Exchange Securities Trading Limited (SGX – ST) with Bank of New York as the Trustee.

The total net proceeds from the sales of the Notes, after deduction for underwriting commissions, fees and other expenses relating to the Offering, was US$ 317.1 million.  The proceeds were utilized as follows:

•	US$ 200.0 million was used to repay the Barclays Loan in full.
•	US$ 17.9 million was set aside in the Interest Reserve Account to pay the first scheduled semiannual interest payment (Note 11); and

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

16.	BONDS PAYABLE (continued)

•
US$ 99.2 million were placed in an Escrow Account, which may be withdrawn only upon approval of the Dipasena Asset Acquisition by a majority of shareholders of the Company (Note 26e).  The escrow funds, when released, will be used by the Company to fund working capital and other funding requirements of the assets that constitute the Dipasena Group’s operations.  Following the shareholders’ approval of the Dipasena Asset’s acquisition through Extraordinary Shareholders General Meeting dated 6 July 2007, the Escrow fund was withdrawn and used.

With certain exceptions specified in the terms and conditions of the bonds, the Company and the subsidiary guarantors are not permitted to:

•	incur or guarantee additional indebtedness and issue disqualified or preferred stock;
•	declare or pay dividends on stock or purchase or redeem stock or make investments or other specified payments;
•	guarantee indebtedness;
•	create any liens;
•	effect a merger or consolidation;
•	sell assets;
•	enter into agreements that restrict the Subsidiary Guarantors’ ability to pay dividends, transfer assets or make intercompany loans;
•	enter into sale and leaseback transaction;
•	create additional layers of indebtedness; or
•	enter into certain transactions with affiliates as stated in this agreement

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

16.	BONDS PAYABLE (continued)

On incurrence basis, the Company is required to maintain Fixed Charge Coverage Ratio at minimum 2x.

Latest rating for the Notes are “C” by Fitch and “Ca” by Moody’s.

As of 31 December 2009, the outstanding bond payable after deducted by bond issuance cost (net of accumulated amortization) amounting to Rp 35,8 billion is Rp 3.0 trillion.  Bond interest expense for 2009 amounted to US$ 35.8 million (Note 23).

The second semiannual bond interest for 2009 amounting to US$ 17.9 million was due on 28 December 2009.  Due to weakened financial condition of BOR and the Company as Guarantor, as a result of virus spread in CPB’s ponds, payment has not been made.  The Company is currently negotiating with the bond holders to restructure the Bonds (Note 28).

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

17.	SHARE CAPITAL

The Company’s shareholders and their share ownership as of 31 December 2009 and 2008 are as follows:

31 December 2009
	Number of Share Issued and Fully Paid	Percentage of Ownership	Total
Share with par value of
Rp 100 (full amount) per share
Public	20.665.302.015	51,06	2.066.530
PT Surya Hidup Satwa	9.302.791.456	22,99	930.279
PT Pertiwi Indonesia	3.861.100.514	9,54	386.110
Red Dragon Group Pte. Ltd.	2.666.621.250	6,59	266.662
Charm Easy International Limited	2.004.207.226	4,96	200.421
Regent Central International Ltd., British Virgin Islands	1.753.608.019	4,33	175.361
PT Central Pertiwi	110.896.074	0,27	11.090
Perfect Companion Group Company Limited (previously S.W.T Co. Limited)	70.110.438	0,17	7.011
Iceland International Limited	36.097.754	0,09	3.609
Total	40.470.734.746	100,00	4.047.073

31 December 2008
	Number of Share Issued and Fully Paid	Percentage of Ownership	Total
Share with par value of
Rp 100 (full amount) per share
Public	17.843.195.923	45,06	1.784.319
PT Surya Hidup Satwa	9.302.791.456	23,49	930.279
PT Pertiwi Indonesia	5.811.100.514	14,68	581.110
Red Dragon Group Pte. Ltd.	2.666.621.250	6,73	266.662
Charm Easy International Limited	2.004.207.226	5,06	200.421
Regent Central International Ltd., British Virgin Islands	1.753.608.019	4,43	175.361
PT Central Pertiwi	110.896.074	0,28	11.090
Perfect Companion Group Company Limited (previously S.W.T Co. Limited)	70.110.438	0,18	7.011
Iceland International Limited	36.097.754	0,09	3.610
Total	39.598.628.654	100,00	3.959.863

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

17.	SHARE CAPITAL (continued)

Based on the Extraordinary Shareholders’ General Meeting which was notarized in Notarial Deed No. 54, dated 30 September 2006 of Lies Herminingsih, S.H., the shareholders agreed to, among others, the Company’s plan of Initial Public Offering (IPO) of 3 billion new shares and issuance of 6 billion warrants; pledging of the Company’s assets to obtain loans from third parties; changing of certain articles in the Company’s Articles of Association with regard to the Company’s directors authority to release, transfer or pledge the Company’s assets to other parties.

On 2 November 2006, the Company held Extraordinary Shareholders’ General Meeting as notarized by Notarial Deed No. 3 of Yulia, S.H., dated 2 November 2006, which agreed on among others the Management Stock Option Plan (MSOP), which entitles board of Commissioners, Directors, and Senior Management of the Company to purchase new shares out of shares deposit, up to a maximum of 5% of total number of shares issued and fully paid as of the date of the Company’s shares being listed on IDX (Listing Date), with stipulations that the exercise period shall not exceed 3 (three) years since the Listing Date, and the option exercise price shall be 110% of the IPO price or other option exercise price as required by the Capital Market regulation.

To execute the MSOP, the Company should obtain reapproval from the shareholders through an Extraordinary Shareholders’ General Meeting, which should be conducted at the latest 12 months after the Company’s listing date at the IDX.

On 27 June 2007, based on the Extraordinary Shareholders’ General Meeting, as notarized in Notarial Deed No. 67 of Siti Pertiwi Henny Singgih, S.H., the shareholders have approved the Company to carry out the Management Stock Option Plan (MSOP).

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

17.	SHARE CAPITAL (continued)

On 28 November 2006, the Company offered 3 billion of its shares to public and listed all of its shares on IDX with par value of Rp 100 (full amount) and offering price of Rp 110 (full amount).  This public offering is accompanied by issuance of 5.3 billion warrants which give the holder a right to purchase new shares issued from the Company’s share register with par value of Rp 100 (full amount).  All warrants were distributed at no cost to the shares subscribers in this public offering, whereby each holder of 4 (four) new shares are entitled to 7 (seven) warrants consisting of 2 (two) Series I Warrants, 2 (two) Series II Warrants, 2 (two) Series III Warrants, and 1 (one) Series IV Warrants.  If the warrants are not exercised until the expiration of exercise period, which is 30 November 2009, such warrants become expired, valueless, and have no benefits to the holder. Detail of warrants issued are as follows:

Series	Number of warrant (millions shares)	Exercise period	Beginning exercise price (Full amount)
I	1.500	24 September 2007 - 30 November 2009	125
II	1.500	25 February 2008 - 30 November 2009	130
III	1.500	21 July 2008 - 30 November 2009	135
IV	750	22 December 2008 - 30 November 2009	135
	5,250

In connection with the above issuance of 3 billion new shares through public offering, the Company received share premium of Rp 10 (full amount) per share and is recorded in “Additional paid in capital”.  Shares issuance costs relating to this public offering amounting to Rp 49.2 billion and is recorded as deduction to the share premium in “Additional paid in capital”.

Based on the minutes of Extraordinary Shareholders’ General Meeting, as notarized by Notarial Deed No. 18 dated 22 December 2006 of Yulia, S.H., the shareholders approved the increase of the Company’s authorized share capital and the Company’s issued and fully paid share capital to Rp 1.8 trillion.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

17.	SHARE CAPITAL (continued)

On 8 June 2007, Red Dragon Group Pte. Ltd. (Red Dragon) and PT Surya Hidup Satwa (SHS), Charm Easy International Limited (Charm), Regent Central International Limited (Regent) entered into “an Agreement for the Sale and Purchase of Shares of PT CENTRAL Proteinaprima Tbk.”.  SHS, as the Seller, agreed to sell and transfer 4,389,500,000 of the Company’s shares to Red Dragon.  As a result, SHS ownership interest in the Company’s at that time decreased from 61.86% to 37.89%.

Based on the President Commissioner’s Decision Letter as notarized by Notarial Deed No. 15 dated 9 January 2008, Notarial Deed No. 28 dated 8 April 2008, Notarial Deed No. 88 dated 30 April 2008 respectively by Yulia, S.H., the Company’s issued and paid up capital was increased in relation with conversion of warrants.

Based on the Extraordinary Shareholders General Meeting on 20 October 2008 as notarized by Notarial Deed No. 98 of Yulia, S.H. dated 20 October 2008, the shareholders approved to increase the Company’s authorized share capital to Rp 8 trillion consisting of 80 billion shares with par value of Rp 100 (full amount) per shares.

The latest President Commissioner’s Decision Letter related to warrant conversion was notarized by Notarial Deed No. 5 dated 2 December 2009 of Iswandi, S.H., substitute notary for Yulia, S.H.  The amendment of the Articles of Association has been received and recorded by the Minister of Justice and Human Rights of the Republic of Indonesia with its Acknowledgement Letter of Amended Articles of Association No. AHU-AH.01.10- 22933 dated 16 December 2009.  For the year ended 31 December 2009, the number of warrants that have been converted are 325,000 warrants series II, 5,400 warrants series III and 871,775,692 warrants series IV.

On 30 November 2009, the exercise period for Series I Warrant, Series II Warrant, Series III Warrant and Series IV Warrant has expired.  Until the end of the exercise period, total warrants that had been converted amounting to 1,394,295,584 warrants Series I, 1,365,926,834 warrant Series II, 1,296,374,566 warrants Series III and 871,775,692 warrants Series IV.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

17.	SHARE CAPITAL (continued)

Based on the Company’s Extraordinary Shareholders’ General Meeting dated 28 November 2008 as notarized by Notarial Deed No. 62 of Yulia, S.H., the shareholders have approved Limited Public Offering (PUT) I with Preemptive Rights of maximum 17,568,196,800 shares or minimum 17,226,522,070 shares with nominal value of Rp 100 (full amount) per share, whereby PT Pertiwi Indonesia (PI), a related party, acts as a standby buyer through conversion of subordinated loan (Note 7).  PI acting as the standby buyer was approved by the Company’s Independent Shareholders during the same Extraordinary Shareholders’ General Meeting.  The Company’s shareholders also approved amendment to the Company’s Articles of Association regarding increase in issued and fully paid shares capital in connection with PUT I.

In relation with PUT I, number of warrant outstanding was changed, hence exercise price for warrant series I-IV changed to Rp 100 (full amount) each.

In connection with the above PUT I, the Company has obtained the Effective Registration Letter from BAPEPAM-LK No. S-8637/BL/2008 dated 27 November 2008.

Upon completion of PUT I, the Company’s paid in share capital increased by Rp 1.7 trillion, consisting of 30,020,058 shares exercised in cash by the existing shareholders whereas the remaining shares of 17,196,502,012 were exercised by PI as a standby buyer through conversion of subordinated loan of Rp 1.7 trillion.  Expenditures incurred in connection with PUT I amounting to Rp 4.8 billion were recorded as deduction to Additional Paid-in Capital.

Based on Notarial Deed No. 20 of Yulia, S.H. dated 9 December 2008, the articles of association have been amended, among other, increase in issued and fully paid share capital resulting from PUT I.  The notification of the amendments has been submitted to the Minister of Justice and Human Rights in Letter No. AHU-AH.01.10-25165 and AHU-AH.01.10-25166 dated 12 December 2008.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

17.	SHARE CAPITAL (continued)

In connection with the Letter from Bapepam-LK in March 2009 which stated that the Company’s Extraordinary Shareholders’ General Meeting (RUPSLB) dated 28 November 2008 did not fulfill the required quorum of the independent shareholders’ presence, the Company conducted the second independent RUPSLB on 12 May 2009 in compliance with the prevailing regulation.

In the second independent RUPSLB which was notarized with Notarial Deed of Fathiah Helmi, S.H. No. 17 dated 12 May 2009, the shareholders agreed the conversion of subordinated loan between the Company and PT Surya Hidup Satwa (SHS) which has already been novated to PT Pertiwi Indonesia (PI) on 9 October 2008 into the Company’s share amounting to 17,196,502,012 shares.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

18.	SEGMENT REPORTING

The Company and Subsidiaries classify their segment reporting into business segment as the primary segment and geographical segment as the secondary segment.  Business segment is classified based on type of operating activity, which consists of production of feeds, integrated shrimp farming, frozen shrimp processing and probiotic segment.  Geographical segment is classified based on location of the customers, which consists of domestic and export.  The information concerning the Company and Subsidiaries’ business and geographical segments are as follows:

31 December 2009
	Feeds Production1)	Integrated Shrimp Farming2)	Frozen Shrimp Processing	Probiotic	Elimination	Consolidated
Business Segment (Primary)
Segment Sales
External sales	2.282.954	4.310.156	236.237	3.407	-	6.832.754
Inter-segment sales	275.097	490.864	213.943	3.709	(983.613)	-
Total segment sales	2.558.051	4.801.020	450.180	7.116	(983.613)	6.832.754
Operating income (loss)	176.705	(330.733)	(37.335)	1.597	-	(189.766)
Segment assets	1.640.201	9.250.007	291.471	6.273	(3.173.338)	8.014.614
Unallocated corporate assets						687.391
Consolidated total assets						8.702.005
Segment liabilities	89.063	8.370.837	98.923	1.330	(3.098.149)	5.462.004
Unallocated corporate liabilities						19.811
Consolidated total liabilities						5.481.815
Capital expenditures	7.559	341.510	1.081	3	-	350.153
Depreciation	23.952	336.644	5.822	104	-	366.522
Non-cash expenses other than depreciation and amortization	1.319	121.706	3	-	-	123.028
Geographical Segment (Secondary)
Domestic Sales	2.558.051	2.253.726	38.172	7.116	(771.661)	4.085.404
Export Sales	-	2.547.294	412.008	-	(211.952)	2.747.350
Total segment sales	2.558.051	4.801.020	450.180	7.116	(983.613)	6.832.754

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

18.	SEGMENT REPORTING (continued)

31 December 2009
	Feeds Production1)	Integrated Shrimp Farming2)	Frozen Shrimp Processing	Probiotic	Elimination	Consolidated
Business Segment (Primary)
Segment Sales
External sales	1.713.503	5.994.175	459.265	2.985	-	8.169.928
Inter-segment sales	444.924	196.914	154.648	3.600	(800.086)	-
Total segment sales	2.158.427	6.191.089	613.913	6.585	(800.086)	8.169.928
Operating income	215.389	370.190	6.256	1.002	-	592.837
Segment assets	1.584.604	10.380.201	474.569	4.839	(3.613.927)	8.830.286
Unallocated corporate assets						540.252
Consolidated total assets						9.370.538
Segment liabilities	237.158	9.157.425	192.670	1.459	(3.590.769)	5.997.943
Unallocated corporate liabilities						19.737
Consolidated total liabilities						6.017.680
Capital expenditures	93.794	1.763.231	8.805	179	-	1.866.009
Depreciation	14.716	195.034	14.273	91	-	224.114
Non-cash expenses other than depreciation and amortization	-	-	6.225	-	-	6.225
Geographical Segment (Secondary)
Domestic Sales	2.158.427	3.209.130	192.499	6.585	(599.978)	4.966.663
Export Sales	-	2.981.959	421.414	-	(200.108)	3.203.265
Total segment sales	2.158.427	6.191.089	613.913	6.585	(800.086)	8.169.928

1)	Feeds production consist of fish, shrimp and other feeds.

2)	Integrated shrimp farming consists of frozen shrimp, shrimp feeds, shrimp broodstock, shrimp fries, medicines, chemical goods and shrimp ponds.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

19.	NET SALES

Details of net sales based on type of product are as follows:

	2009	2008
Shrimp products	2.922.427	4.416.381
Shrimp feeds	1.266.114	1.558.801
Fish feeds	1.757.375	1.354.204
Shrimp fries	280.668	302.556
Other	606.170	537.986
Total	6.832.754	8.169.928

20.	COST OF GOODS SOLD

Details of cost of goods sold are as follows:

	2009	2008
Raw material used	3.718.257	4.181.309
Direct labor	163.708	180.860
Manufacturing overhead and depletion	1.293.931	1.691.713
Total manufacturing cost	5.175.896	6.053.882
Work in process inventory
Beginning of year	216.725	214.333
End of year	(270.795)	(216.725)
Cost of goods manufactured	5.121.826	6.051.490
Finished goods
Beginning of year	458.805	383.232
Purchases	773.393	650.132
End of year	(357.386)	(458.805)
Cost of Goods Sold	5.996.638	6.626.049

Details of cost of goods sold based on type of product are as follows:

	2009	2008
Shrimp products	2.644.313	3.644.286
Shrimp feeds	941.008	1.081.706
Fish feeds	1.507.416	1.113.553
Shrimp fries	156.207	150.374
Other	747.694	636.130
Total	5.996.638	6.626.049

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

21.	OPERATING EXPENSES

Details of operating expenses are as follows:

	2009	2008
Selling
Freight-out	149.962	206.479
Salaries, wages, employees’ benefits and professional fees	125.137	111.030
Depreciation (Note 10a)	79.324	13.886
Transportation and traveling on duty	12.996	20.867
Repairs and maintenance	11.782	10.689
Others	70.111	49.587
Total	449.312	412.538

General and Administrative
Salaries, wages, employees’ benefits and professional fees (Note 24)	307.609	300.675
Depreciation (Note 10a)	79.696	37.793
Electricity, water and telephone	42.959	34.896
Transportation and traveling on duty	28.889	46.257
Rental	28.542	11.082
Insurance	13.744	11.039
Office supplies, stationery and photocopies	12.228	15.322
Research and development	11.688	27.998
Taxes, penalty, legal and permit	11.087	9.625
Repairs and maintenance	10.246	12.467
Donation, gift, entertainment and retribution	4.227	4.347
Others	25.655	27.003
Total	576.570	538.504
Total Operating Expenses	1.025.882	951.042

22.	GAIN (LOSS) ON FOREIGN EXCHANGE AND SWAP COST, NET

Gain (loss) on foreign exchange and swap cost are on the following:

	2009	2008
Borrowings and bonds	580.512	(622.723)
Cash and cash equivalents	(25.759)	(2.446)
Others, net	9.066	(48.026)
Total	563.819	(673.195)

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

23.	FINANCING COST

This account consists of:

	2009	2008
Bond interest (Note 16)	372.542	346.523
Bank loans	75.228	40.472
Amortization of bond issuance cost (Note 16)	14.305	14.305
Provision and bank charges	3.900	4.951
Due to related parties (Note 7c)	727	862
Total	466.702	407.113

24.	ESTIMATED LIABILITIES FOR EMPLOYEES’ BENEFITS

The Company and Subsidiaries provided employees’ benefits in accordance with Labor Law No. 13/2003 dated 25 March 2003 (UU No. 13/2003) for employees with retirement age of 55 years old. This pension benefit is not funded.

The estimated liabilities for employees’ benefits in 2009 and 2008 were recorded based on the actuarial valuations on 31 December 2009 and 2008 performed by PT Eldridge Gunaprima Solution, independent actuary, using the Projected Unit Credit method. The significant assumptions used in the valuations are as follows:

	2009	2008
Interest rate	10,5% per year	12% per year
Salary (wage) increase rate	8% per year	8% per year
Pension age	55 years	55 years
Mortality rate	Table CSO-1980	Table CSO-1980

Details of employees’ benefits expenses are as follows:

	2009	2008
Service Cost	21.683	18.794
Interest Cost	16.870	13.796
Amortization of unrecognized past service cost - non vested	598	567
Immediate adjustment for new entrants	(35)	-
Curtailments/settlement gain (loss)	(920)	-
Amortization of unrecognized actuarial gain (loss)	1.438	527
Employees’ benefits expenses	39.634	33.684

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

24.	ESTIMATED LIABILITIES FOR EMPLOYEES’ BENEFITS (continued)

Details of estimated liabilities for employees’ benefits are as follows:

	2009	2008
Present value of benefit obligation	206.723	174.200
Unrecognized past service costs	(4.723)	(5.345)
Umamortized actuarial losses	(41.060)	(35.339)
Estimated liabilities for employees’ benefits	160.940	133.516

Movements of estimated liabilities for employees’ benefits are as follows:

	2009	2008
Beginning balance	133.516	111.210
Transfer of liabilities	-	(3.638)
Expenses during the year	39.634	33.684
Total	173.150	141.256
Payments during the year	(12.210)	(7.740)
Ending balance	160.940	133.516

Transfer of liabilities in 2008 represents the recognition of estimated liabilities for employees’ benefit after transferring several of the Company’s employees to PT Charoen Pokphand Indonesia Tbk. (CPI) and several of CPI’s employees to the Company. Total liabilities transferred amounting to Rp 3.6 billion.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

25.	ASSETS AND LIABILITIES IN FOREIGN CURRENCIES

As of 31 December 2009, the Company and Subsidiaries have monetary assets and liabilities denominated in foreign currencies, as follows:

Millions of Rupiah Equivalent
Assets
Cash and cash equivalents (US$ 12,255,604, Euro 9,628 and Sin$ 58,638)	115.726
Account receivable trade - third party (US$ 31,738,709)	298.344
Account receivable trade - related parties (US$ 157,405)	1.480
Accounts receivable others - third party (US$ 3,342,517, Euro 49,150 and Sin$ 10,278)	32.153
Restricted deposit - current (US$ 1,302,222)	12.241
Non - current assets - others, net (US$ 119,785)	1.125
Restricted deposit - non-current (US$ 1,599,937)	15.039
Total	476.108
Liabilities
Short-term bank loans (US$ 77,859,123)	731.876
Trade payable - third party (US$ 10,458,642, Euro 154,346, GBP 270, Sin$ 18,586, JPY 4,950, AUD 1,958)	100.542
Accounts payable others - third party (US$ 3,049)	29
Accrued interest (US$ 17,875,000)	168.025
Current maturities of long term debt Financial lease (US$ 695,402)	6.537
Others (US$ 898,501)	8.446
Due to related parties (US$ 125,490)	1.179
Long term debts Financial lease (US$ 1,525,262)	14.337
Others (US$ 1,750,000)	16.450
Bond payable (US$ 321,050,000)	3.019.237
Total	4.066.658
Net liabilities	(3.590.550)

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

25.	ASSETS AND LIABILITIES IN FOREIGN CURRENCIES (continued)

The comparison of the foreign currencies against Indonesian Rupiah as of 23 March 2010 and 31 December 2009 (in full amount of Rupiah) are as follows:

	23 March 2010	31 December 2009
GBP 1	13.754	15.114
EUR 1	12.357	13.510
US$ 1	9.119	9.400
AUD 1	8.359	8.432
Sin$ 1	6.515	6.699
JPY 1	101	102

If the net monetary liabilities in foreign currencies of the Company and Subsidiaries as of 31 December 2009 are converted to Rupiah using the Bank Indonesia’s middle rate as of 23 March 2010, the net monetary liabilities will decrease by Rp 108.7 billion.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

26.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES

a.	Cooperation Agreements with Shrimp Farmers

The Company and CPB have cooperation agreements with individual farmers, who purchased and manage the shrimp ponds for the integrated shrimp farming project area constructed by the Company and CPB. Under these agreements, the Company and CPB with its best effort assist the farmers to:

-	Coordinate with the lenders (Note 26b) so that the farmers could obtain investment and working capital credit facilities; and

-	Assist in the operational requirements of the farmers.

In return, the farmers are committed to sell all their harvests to the Company and CPB.

b.	Cooperation Agreements with Lenders

To facilitate the investment and working capital requirements of the farmers, the Company and CPB entered into cooperation agreements with PT Bank CIMB Niaga Tbk. (BN (previously PT Bank Niaga Tbk.)), PT Bank Niaga Syariah, PT Bahana Artha Ventura (BAV), PT Reksaarta Finance (RF) (previously PT Reksaarta Pertiwi), Bank Agris (previously Finconesia), PT Bank Rakyat Indonesia (BRI) and PT Bank Negara Indonesia (Persero) Tbk. (BNI).

Farmers’ loans from PT Bank Internasional Indonesia Tbk. (BII) and BN were restructured in 2001 and farmer’s loans from BAV were restructured in 2004. At the same time, farmer’s loans from PT Bank Ficorinvest Tbk. of Rp 12.0 billion (unaudited) were taken over by IBRA. Based on the Notification Letter of Credit Transfer dated 15 April 2004, the loans have been transferred to New Age World Limited (NAW), British Virgin Islands. Furthermore, based on Deed of Financing Agreements signing dated 30 January 2006, NAW agreed to sell its rights to the farmers’ loans to PT Reksaarta Finance (RF) (previously PT Reksaarta Pertiwi).

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

26.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

b.	Cooperation Agreements with Lenders (continued)

Based on the amended cooperation agreements, among others, the Company and CPB are required to manage the use of cash flows from sales of shrimps by the farmers (Note 26a) to ensure the settlement of the farmers’ obligations to the lenders. The Company and CPB are required to pay the overdue farmer’s principal and interest if the proceeds of harvest are not sufficient. As stated in the amended agreements, if there is any farmer who quit from the cooperation agreement for any reason, the Company and CPB are required to carry out buy back guarantees based on certain formula as defined in the agreement or at minimum based on outstanding farmer’s loan if there is no substitute farmer. The Company and CPB recognize provision for buy back guarantee which is charged to “General and Administrative Expenses”.

PT Bank Internasional Indonesia Tbk. (BII)

On 30 September 2002, CPB obtained an approval from BII to restructure the 1,851 farmers’ loans of Rp 167.3 billion. Based on the restructuring, the loans will mature in 2012 and can be extended based on the review of farmers’ conditions at that time, with interest rate at 2% p.a for the first year while for the subsequent years interest will be reviewed based on the fluctuation of BII’s cost of fund with maximum interest rate of 5% p.a.

On 30 June 2009, credit facilities given by BII to the farmers have been already settled.

PT Bank CIMB Niaga (previously PT Bank Niaga Tbk.) (BN)

On 21 September 2001, CPB obtained an approval from BN to restructure the 826 farmers’ loans of Rp 86.7 billion. Based on this agreement, the farmers’ loans will mature on 30 December 2014, and the interest rate charged is based on 1 month time deposit interest at BN plus margin of 2% p.a with maximum interest rate of 18% p.a.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

26.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

b.	Cooperation Agreements with Lenders (continued)

PT Bank Niaga Syariah (Niaga Syariah)

Niaga Syariah and CPB

On 23 November 2007, CPB dan Niaga Syariah entered into a Cooperation Agreement as notarized by Notarial Deed No. 40 of Achmad Bajumi, S.H. whereby Niaga Syariah agreed to provide working capital loan “Murabahah” (Working Capital Facility) to 1,000 CPB’s shrimp farmers with maximum credit limit of Rp 160.0 billion. The purpose of this facility is to support 1 (one) cycle of shrimp farming production requirement. This is a 24 month revolving facility. In relation to this Working Capital Facility, on 3 December 2007 CPB and Niaga Syariah signed a Corporate Guarantee Agreement as notarized by Notarial Deed No. 1 of Achmad Bajumi, S.H. This agreement stipulates that CPB guarantees the repayment of shrimp farmers’ loan to Niaga Syariah up to Rp 160.0 billion plus any interests, commissions and other expenses thereof.

Niaga Syariah and the Company

On 7 July 2008, the Company, AWS and Niaga Syariah entered into a Cooperation Agreement as notarized by Notarial Deed No. 1 of Putranti Wahyuningsih, S.H. whereby Niaga Syariah agreed to provide Working Capital Financing Facility “Murabahah” (Financing Facility) to 210 AWS’s shrimp farmers with maximum credit limit of Rp 30.2 billion. The purpose of this facility is to support 1 (one) cycle of shrimp farming production requirement. This is a 24-months revolving facility. In relation to this Financing Facility, on 16 July 2008 the Company and Niaga Syariah signed a Corporate Guarantee Agreement as notarized by Notarial Deed No. 34 of Putranti Wahyuningsih, S.H. This agreement stipulates that the Company guarantees the repayment of shrimp farmers’ loan to Niaga Syariah up to Rp 30.2 billion plus any interests, commissions and other expenses thereof.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

26.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

b.	Cooperation Agreements with Lenders (continued)

PT Bahana Artha Ventura (BAV)

On 29 October 2004, CPB obtained an approval from BAV to restructure the 94 farmers’ loans of Rp 11.1 billion. Based on the restructuring, the loans are payable up until 2014. The farmers are obliged to pay service fee in the form of profit sharing at 8.5% p.a. CPB will be required to pay any outstanding farmer’s loan to BAV if the farmers are unable to pay their loans by 2014.

PT Reksa Finance (RF) (previously PT Reksaarta Pertiwi)

On 15 August 2005, CPB obtained an approval from NAW to restructure the 87 farmers’ loans of Rp 20.7 billion. Based on the restructuring, the loans are payable up until 31 January 2016. CPB will be required to pay any outstanding farmer’s loan to NAW if the farmers are unable to pay by 31 January 2016. The loans bear interest rate at 8.5% p.a.

On 30 January 2006, based on the Signing of Financing Agreements dated 30 January 2006, NAW agreed to sell and transfer its right on the farmers’ receivables to RF. Therefore, CPB will be required to pay any outstanding farmer’s loan to RF if the farmers are unable to pay their loans to RF by 31 January 2016.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

26.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

b.	Cooperation Agreements with Lenders (continued)

PT Bank Agris (Agris) (previously Finconesia)

Based on Cooperation Agreement as notarized by Notarial Deed No. 11 of Suwarni Sukiman, S.H. on 7 January 2008, Agris agreed to provide Working Capital Financing Facility (Working Capital Facility) to 18 CPB’s shrimp farmers with maximum credit limit of Rp 3.0 billion. The purpose of this facility is to support 1 (one) cycle of shrimp farming production requirement. This is a 24 month revolving facility. In relation to this Financing Facility, on 9 January 2008, CPB and Agris signed a Corporate Guarantee Agreement as notarized by Notarial Deed No. 25 of Suwarni Sukiman, S.H. This agreement stipulates that CPB guarantees the repayment of shrimp farmers’ loan to Agris up to Rp 3.0 billion plus any interests, commissions and other expenses thereof. On 3 March 2009, the working capital financing facility from Bank Agris was fully repaid by the farmers.

PT Bank Perkreditan Rakyat Eka Bumi Artha (BPR)

Based on Cooperation Agreement as notarized by Notarial Deed No. 12 of Suwarni Sukiman, S.H. on 7 January 2008, BPR agreed to provide working capital loan (Working Capital Facility) to 235 CPB’s shrimp farmers with maximum credit limit of Rp 39.2 billion. The purpose of this facility is to support 1 (one) cycle of shrimp farming production requirement. This is a 24 month revolving facility. In relation to this working capital facility, on 9 January 2008 CPB and BPR signed Corporate Guarantee Agreement as notarized by Notarial Deed No. 27 of Suwarni Sukiman S.H. This agreement stipulates that CPB guarantees the loan repayment of shrimp farmers to BPR up to Rp 39.2 billion plus any interests, commissions and other expenses thereof. On 3 March 2009, this working capital facility from BPR was fully repaid by the farmers.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

26.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

b.	Cooperation Agreements with Lenders (continued)

PT Bank Rakyat Indonesia (BRI)

BRI and CPB

Based on Cooperation Agreement as notarized by Notarial Deed No. 26 of Teddy Anwar, S.H. on 13 March 2008, BRI agreed to provide Working Capital Loan Facility (Working Capital Facility) to 1,050 CPB’s shrimp farmers with maximum credit limit of Rp 168.0 billion. CPB agreed to act as a guarantor of the shrimp farming continuity and the repayment of the farmers’ loan to BRI. The purpose of this facility is to support 1 (one) cycle of shrimp farming production requirement. This is a 24-months revolving facility. In relation to this Financing Facility, on 13 March 2008 CPB and BRI signed a Corporate Guarantee Agreement as notarized by Notarial Deed No. 27 of Teddy Anwar, S.H.

BRI and the Company

On 9 February 2009, the Company, AWS and BRI entered into a Cooperation Agreement as notarized by Notarial Deed No. 10 of Teddy Anwar, S.H., whereby BRI agreed to provide Credit Facility in the forms of Working Capital Loan Facility (KMK) and Investment Loan Facility (KI) to 5,000 AWS’s shrimp farmers with maximum credit limit of Rp 634 billion. This is a 24-months revolving facility. In relation to this Credit Facility, on 9 February 2009, the Company and BRI signed a Corporate Guarantee Agreement as notarized by Notarial Deed No. 11 of Teddy Anwar, S.H. Until December 2009, the credit facility has been provided to 1,343 AWS’ shrimp farmers.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

26.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

b.	Cooperation Agreements with Lenders (continued)

PT Bank Rakyat Indonesia (BRI)

BRI and the Company (continued)

On 9 February 2009, the Company, WM and BRI entered into a Cooperation Agreement as notarized by Notarial Deed No. 8 of Teddy Anwar, S.H., whereby BRI agreed to provide Credit Facility in the forms of Working Capital Loan Facility (KMK) and Investment Facility (KI) to 1,614 WM’s shrimp farmers with maximum credit limit of Rp 248.6 billion. This is a 24-months revolving facility. In relation to this Credit Facility, on 9 February 2009, the Company and BRI signed a Corporate Guarantee Agreement as notarized by Notarial Deed No. 9 of Teddy Anwar, S.H. Until December 2009, the credit facility has been provided to 1,113 WM’ shrimp farmers.

PT Bank Negara Indonesia (BNI)

Based on Cooperation Agreement on 11 April 2008, BNI agreed to provide Working Capital Loan Facility (Working Capital Facility) to 493 WM’s shrimp farmers with maximum credit limit of Rp 75.0 billion. The Company agreed to provide corporate guarantee for Working Capital Facility provided by BNI to WM’s shrimp farmers. The purpose of this facility is to support shrimp farming’s working capital and purchases of shrimp farm’s equipment. This is a 24-months revolving facility.

Based on Cooperation Agreement in July 2009, BNI agreed to provide Working Capital Loan Facility (KMK) and Investment Credit Facility (KI) to 1,121 WM’s shrimp farmers with maximum credit limit of Rp 170.4 billion. The Company agreed to provide corporate guarantee for the credit facility provided by BNI to WM’s shrimp farmers. The purpose of this facility is to support shrimp farming’s working capital and purchases of shrimp farm’s equipment. KMK is a 24-months revolving facility, while the KI’s facility period is 60-months. Until December 2009, the credit facility has been provided to 808 WM’s shrimp farmers. The agreement will expire in July 2014.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

26.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

c.	Liabilities arising from dispute

CPB has had several disputes with local residents in Bandar Lampung, concerning compensations allegedly due to local residents as owners of forest area in Bandar Lampung. These local residents demanded that CPB pays compensations for land currently occupied by CPB, which according to the residents have not been paid yet. Based on the opinion of the Company’s legal consultant, the local residents do not have a valid case against CPB, citing the fact that there is no solid evidence whereby CPB still has any obligations towards them. Until 31 December 2009 CPB paid “Tali Kasih” money amounting to Rp 19.2 billion to the local residents to leave CPB’s land which they were occupying.

d.	Agreements with customers

In 2009, SIS entered into various agreements, with customers to supply post larvae and broodstock animal during 2010.

e.	Energy Supply Agreement between the Company and PT CENTRAL Daya Energi (CDE)

On 11 December 2007, the Company entered into Energy Supply Agreements with CDE, whereby CDE will provide electricity to the Company through its power plant facilities in Kabupaten Lampung Utara, Desa Bumi Dipasena Agung, Lampung and Kabupaten Ogan Komering, Palembang, South Sumatera. The agreements have been amended for several times as reflected in the supplemental agreements dated 13 November 2008 and 2 December 2008. The Company will make payments based on the energy used, including the minimum energy payment. In case there is failure in the energy supply by CDE, the Company has no obligation to pay the minimum energy charge. The agreements will expire in 10 years.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

26.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

f.	Cross Currency Swap Transactions between the Company and CPB with PT ANZ Panin Bank

On 30 January 2009 and 11 February 2009, Company and CPB entered into an ISDA Master Agreement with PT ANZ Panin Bank (ANZ) whereby ANZ agreed to provide the Company and CPB cross currency swap transactions facilities.

The Company

In 2009 the Company has 6 (six) Cross Currency Swap Agreements (Swap Agreements) with ANZ. The Swap Agreements are effective from 2, 10 February and 2 March 2009. The total amount of the Swap Agreements are Rp 200,050,352,889 in Rupiah or US$17,387,630 in US Dollar.

Under the Swap Agreements, the Company will receive annual interest on the total nominal amount in rupiah amounting to Rp 200,050,352,889 with details as follow:

-	14.00% per annum on Rp 100,000,000,000;

-	15.40% per annum on Rp 19,000,000.000;

-	15.25% per annum on Rp 81,050,352,889;

and pay interest on the total nominal amount in US Dollar amounting to US$ 17,387,630 with details as follow:

-	4.95% per year on AS$ 8,810,573;

-	6.25% per year on AS$ 1,589,958;

-	6.00% per year on AS$ 1,066,542;

-	6.15% per year on AS$ 5,920,557

At the final exchange on 13, 15 May and 1, 8, 10, 19 June 2009, the Company shall pay the total US Dollar notional amounts of US$ 17,387,630 and receive the total Rupiah notional amounts of Rp 200,050,352,889.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

26.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

f.	Cross Currency Swap Transactions between the Company and CPB with PT ANZ Panin Bank (continued)

CPB

CPB has 6 (six) Cross Currency Swap Agreements (Swap Agreements) with ANZ. The Swap Agreements are effective from 24 February 2009. The total amount of the Swap Agreements is Rp 21,708,986,279 in Rupiah and US$1,824,285 in US Dollar.

Under the swap agreements, CPB will receive yearly interest of 15.25% on the total Rupiah nominal amount of Rp 21,708,986,279 and pay interest of 6.15% on the total US Dollar nominal amount of US$ 1,824,285.

At the final exchange on 11, 18, 20, 26 May and 8, 15 June 2009, CPB shall pay the total US Dollar notional amounts of US$ 1,824,285 and receive the total Rupiah notional amounts of Rp 21,708,986,279.

In June 2009, all swap transactions have been completed.

g.	Credit Facility from PT Bank Bumiputera Indonesia Tbk.

On 27 July 2009 the Company entered into a Credit Facility Agreement with PT Bank Bumiputera Indonesia Tbk. (Bumiputera) as notarized by Notarial Deed No. 69 of Arikanti Natakusumah, S.H., whereby Bumiputera provides Fixed Loan and / or Import L/C Facility and / or Surat Kredit Berdokumen Dalam Negeri (SKBDN) Facility and / or Trust Receipt (T/R) Facility and / or Negotiated Line for Export Documents (NWE) Facility with credit limit of Rp 25 billion or equivalent to US$ 2,173,913.04. This facility will expire on 27 July 2010. Interest rate for loans in Rupiah is 14% per annum and for loans in USD is 7% per annum.

Up to 31 December 2009, these facilities have not been used.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

27.	SUBSEQUENT EVENTS

1.	Sales of PT CENTRALwindu Sejati’s (CWS) asset to PT SHS International (SHS International)

Based on Sale and Purchase Agreement between CWS and SHS International dated 9 March 2010, CWS agreed to sell land, building, facilities, machineries and equipment as well as office equipment located in (i) Desa Saenties, Kecamatan Percut Sei Tuan, Kabupaten Deli Serdang, North Sumatera with a total area of 20,000 square metres, (ii) Desa Berbek, Kecamatan Waru, Kabupaten Sidoarjo, Jawa Timur with a total area of 6,590 square metre, (iii) Kelurahan Mabar, Kecamatan Deli, Kotamadya Medan, North Sumatera with a total area of 12,183 square metre to SHS International selling price of Rp 103 billion.

2.	Additional Guarantees for PT Bank Capital Tbk.

Based on Akta Surat Kuasa Membebankan Hak Tanggungan No 26, 27, 29 and 30 of Notary B. Andy Widyanto, S.H. dated 25 February 2010, the Company agreed to pledge additional collaterals consisting of several pieces of land and related facilities owned by CPgP located in Kabupaten Karawang, West Java.

3.	Amendment of credit facility agreement of PT Bank Chinatrust Indonesia

Based on Amended Credit Agreement No. 025/AMEND/III/2010 dated 18 March 2010, Chinatrust agreed to change the credit limit to US$ 1.4 million with floating interest rate of 7.5% p.a plus facility fee of 0.5% p.a. This facility is valid until 14 October 2010. In this Amendment, it is stipulated that collaterals pledged are land owned by the Company and CBB.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

27.	SUBSEQUENT EVENTS (continued)

4.	Amendment of Banking Facility by PT Bank Permata Tbk.

On 29 January 2010 based on Third Amendment of Banking Facility No. KK/10/47/AMD/WB-LC, credit limit from PT Bank Permata Tbk. is amended to US$ 4 million (can be exercised in multi currency either in US$ and / or Rp) with Post Import Loan interest rate at 7% per annum. This facility is extended up to 22 January 2011. The Company is not allowed to pledge land, building and facilities owned by WSP, SWP, AWM and CWP located in North Sumatera and land, building, facilities and machine owned by CPB located in East Java. Furthermore, the Company has to maintain minimum Interest Service Coverage of 1x.

28.	GOING CONCERN

Virus in Subsidiary’s main ponds

Since the second quarter of 2009, shrimp sales and production of CPB experienced significant decrease, compared to the previous periods. This decrease was caused by the appearance of Infectious Myo Necrosis Virus (IMNV) in CPB’s culturing ponds. IMNV is relatively small and can survive for more than 60 days in open water without a host, making it a particularly difficult virus to repell from CPB’s ponds.

To overcome this matter, CPB is currently conducting various corrective measures, among others:

—
Improvement of the pond environment, including improvement of water circulation, improve pond sanitation and reduce stocking density. Improve water circulation is accomplished by, among others: using additional water pumps and paddle wheels, which improve water circulation and increase the oxygen level in the water, thus reducing stress on the shrimp. Improve pond sanitation is accomplished by, by among others: the use of chlorine and other forms of water treatment to reduce the viral load in the pond environment. Stocking density has been reduced from an average of 110 fries/m2 to 80 fries/m2.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

28.	GOING CONCERN (continued)

Virus in Subsidiary’s main ponds (continued)

—
Developing new species of Specific Pathogen Resistance broodstock, which is resistant to the virus. Currently, Group’s Research and Development Centers in Hawaii and Florida are working to develop broodstocks which are resistant to such viral.

—	Implementing Biofiltration by introducing certain species of fish into the pond environment, which can hamper the growth and spread of the virus.

The above corrective measures have shown improvements, such as increase in yield per pond, increase in days of culture, and increase in mean body weight.

Based on current pond performance, management believes that CPB will gradually recover from this virus problem and return to its normal operations.

Bonds interest payment

The significant decrease in revenue from shrimp products of CPB resulted in consolidated operating loss in 2009 which has affected the Company and Subsidiaries’ ability to meet the bond interest payment which was due at the end of December 2009 (Note 16).

The Company and BOR are in the process of restructuring the bonds issued by BOR. As preliminary steps, the Company has signed a Standstill Sgreement with the holders of 57.4% of the aggregate value of the bonds. Per the Standstill Agreement, the bondholders who signed the Standstill Agreement agreed that they will not exercise their rights to the following:

—	accelerate the outstanding principal amount of US$325,000,000

—	commence any recovery action against the Issuer, the Guarantors or any of their assets in respect of amounts due under the notes

—	take any action to enforce any security interest granted by the Issuer, Guarantors or any other person in connection with the notes

—	take any steps to initiate any insolvency proceedings against the Issuer, the Guarantors or any of their assets.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

28.	GOING CONCERN (continued)

Bonds interest payment (continued)

The Standstill Agreement also outlines certain milestones that the Company will make its best efforts to achieve, as follows:

—	The proposal of a restructuring term sheet delivered by 31 March 2010

—	Entry into a restructuring term sheet with Noteholders holding in aggregate more than 50% in outstanding principal amount of the BOR notes by 31 May 2010

—
Subject to the terms of the Standstill Agreement, in particular the provision for an extension of such period, the forbearance period will expire on 28 June 2010, at which point the bondholders shall no longer be restricted by such agreement.

The Standstill Agreement is valid up to 28 June 2010, after which an extention can be sought if the restructuring process has not been completed.

As of the date of the consolidated financial statements, the Company and BOR are still preparing the proposal for restructuring term sheet. There are several matters which could negatively impact the restructuring process, among others:

—	The parties may be unable to reach an agreement on the terms of restructuring

—	A third party could take action that negatively impacts the ability of the parties to agree a restructuring

—	The financial position of the Company may be affected by factors which adversely impact the negotiation

—	A new law or regulation could be enacted in Indonesia or elsewhere that could negatively impact the ability of the parties to agree a restructuring

If the restructuring process is not successful, bondholders will be able to take certain actions against the Company and its Subsidiary as agreed in the bond agreement, as a result of the unpaid interest on Bonds issued by BOR (Note 16).

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

29.	REVISED STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

The Indonesian Institute of Certified Public Accountants has issued several revised accounting standards as follows:

-	PSAK 50 (Revised 2006) – Financial Instruments; Presentation and Disclosures (applicable for financial statements covering periods beginning on or after 1 January 2010)

-	PSAK 55 (Revised 2006) - Financial Instruments: Recognition and Measurements (applicable for financial statements covering periods beginning on or after 1 January 2010)

The Company and Subsidiaries are presently evaluating the effect of revised PSAKs for the financial statements covering periods beginning on or after 1 January 2010 on the consolidated financial statements.

30.	RECLASSIFICATION

Certain accounts in the financial statements for the year ended 31 December 2008 have been reclassified to conform with the presentation of accounts in the financial statements for the year ended 31 December 2009.

31.	COMPLETION OF THE CONSOLIDATED FINANCIAL STATEMENTS

The management of the Company is responsible for the preparation of these consolidated financial statements that were completed on 23 March 2010.

F-107

Paul Hadiwinata, Hidajat, Arsono, Ade Fatma & Rekan Registered Public Accountants

PT CENTRAL PROTEINAPRIMA Tbk.
DAN ANAK PERUSAHAAN /
AND SUBSIDIARIES

Consolidated Financial Statements
For the years ended
31 December 2010 and 2009

With Independent Auditors’ Report thereon

Independent Auditors’ Report
Page
Consolidated Financial Statements
Consolidated Balance Sheets	1 - 3
Consolidated Statements of Income	4 - 5
Consolidated Statements of Changes in Equity	6 - 7
Consolidated Statements of Cash Flows	8 - 9
Notes to Consolidated Financial Statements	10 -103

P.T. Central Proteinaprima Tbk. 19th Floor Wisma GKBI Jl. Jend. Sudirman No. 28 Jakarta 10210 - Indonesia Phone: (6221) 57851788 Fax : (6221) 57851808

Director’s Statement on the Responsibility for Consolidated Financial Statements of PT Central Proteinaprima Tbk. (“The Company”) For the Year Ended 31 December 2010

We, the undersigned:

Name	:	Mahar Atanta Semhiring
Office Address	:	Gedung GKBI Lt. 1931. Jendral Sudirman No. 28, Jakarta 10210
Residential Address (as in Identity Card)	:	J1. Erlangga V / 22 RT 005 RW 003, Kebayoran Baru, Jakarta Sclatan
Telephone	:	57851788
Title	:	Wakil Dircktur Utama / Vice President Director
Name	:	Gunawan Taslim
Office Address	:	Gedung GKBI Lt. 19 JI. Jendral Sudirman No. 28, Jakarta 10210
Residential Address (as in Identity Card)	:	Pulau Ticking VI A3 137 RT 018 RW 009, Kembangan Utara Kembangan, Jakarta Barat
Telephone	:	57851788
Title	:	Director

Hereby slate that:

1.	Responsible for the preparation and the presentation of the Company’s consolidated financial statements for the year ended 31 December 2010;
2.	The Company’s consolidated financial statements have been prepared and presented in accordance with generally accepted accounting principles in Indonesia;
3.	a	The information contained in the Company’s consolidated financial statements is complete and correct:
b.	The Company’s consolidated financial statements do not contain incorrect material information or facts and do not omit material information or facts;
4.	Responsible for the Company’s internal control system.

This statement is issued to the best of our knowledge and belief.

For and behalf on the board of Directors

30 March 2011
Director
Vice President Director

Paul Hadiwinata, Hidajat, Arsono, Ade Fatma & Rekan Registered Public Accountants Decree of the Finance Minister of the Republic of Indonesia No. 1033/KM.1/2009

No.  :  PHHAAF/091/YS/Ary/2011

Independent Auditor’s Report

The Board of Commissioners / Directors and Shareholders
PT Central Proteinaprima Tbk.

We have audited the accompanying consolidated balance sheets of PT Central Proteinaprima Tbk. and Subsidiaries as of 31 December 2010 and 2009, and the related consolidated statements of income, changes in equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards established by the Indonesian Institute of Certified Public Accountants.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of PT Central Proteinaprima Tbk. and Subsidiaries as of 31 December 2010 and 2009 and the results of their operations, and their cash flows for the years then ended in conformity with generally accepted accounting principles in Indonesia.

Tel + 6221 314 4003  |  Fax  + 6221 314 4213  |  314 4363 (Finance)
E-mail pkf-indo@centrin.net.id  |   jkt-office@pkfhadiwinata.com  |   www.pkfhadiwinata.com
PKF  |  Jl. Kebon Sirih Timur 1 No. 267 (Jl. Jaksa)  |  Jakarta Pusat 10340  |  PO. Box 3190  |  Jakarta 10031  |  Indonesia

Paul Hadiwinata, Hidajat, Arsono, Ade Fatma & Rekan is a member firm of the PKF International Limited network of legally independent firms.

Paul Hadiwinata, Hidajat, Arsono, Ade Fatma & Rekan Registered Public Accountants

The accompanying consolidated financial statements have been prepared assuming that the Company and Subsidiaries will continue as going concern.  As described in Note 28, since second quarter of 2009, the Company and its Subsidiaries experienced significant decrease in revenue, which has affected the Company and Subsidiaries’ ability to meet the bond interest payments which were due in December 2009, June 2010 and December 2010.  In such condition, the bond holders have the right to declare the bonds are in default and to request immediate repayment of the total bonds payable.  These conditions raised substantial doubt about the Company and Subsidiaries’ ability to continue as going concern.  Management’s plans to overcome these conditions have also been disclosed in Note 28.  The accompanying consolidated financial statements do not include adjustments that might result from the outcome of this uncertainty.

/s/ Drs. Theo Kusnawara, Ak.
Drs. Theo Kusnawara, Ak.
License No. 02.1.0795
Office Business License No. 1033/KM.1/2009

March 2011

NOTICE TO READERS

The accompanying financial statements are not intended to present the financial position, results of operations, changes in equity and cash flows in accordance with accounting principles and practices generally accepted in countries and jurisdictions other than Indonesia.  The standards, procedures and practices to audit such financial statements are those generally accepted and applied in Indonesia.

Paul Hadiwinata, Hidajat, Arsono, Ade Fatma & Rekan is a member firm of the PKF International Limited network of legally independent firms.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS As of 31 December 2010 and 2009 (Expressed in Millions of Rupiah, Except Value per Share)
	Notes	2010	2009
ASSETS
CURRENT ASSETS

Cash and cash equivalents	2c,4,27	242.081	227.225
Accounts receivable	2d,2o,27
Trade
Third parties	5	1.498.691	1.600.465
Related parties	2e,5,7a	1.358	1.479
Others
Third parties	6,25a	628.615	487.692
Inventories	2f,8,12	1.401.367	1.440.128
Advances, prepaid tax and expenses	2g	165.359	210.925
Restricted deposit	27	25.124	26.395
TOTAL CURRENT ASSETS		3.962.595	3.994.309

NON-CURRENT ASSETS

Due from related party	2e,7c	39.511	41.479
Deferred tax assets - net	2r,14c	262.108	152.076
Investments in shares of stock	2b,9	60.790	50.226
Property, plant and equipment - net of accumulated depreciation of Rp 1,149,389 in 2010 and Rp 845,143 in 2009	2h,10,12	3.655.030	4.005.372
Goodwill - net of accumulated amortization of Rp 8,699 in 2010 and Rp 6,473 in 2009	2k,3	35.818	37.542
Claims for tax refund	2r,14b	241.395	242.574
Non-current assets – others, net	2i,11,27	176.197	178.427
TOTAL NON-CURRENT ASSETS		4.470.849	4.707.696
TOTAL ASSETS		8.433.444	8.702.005

See accompanying notes to consolidated financial statements, which form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (continued) As of 31 December 2010 and 2009 (Expressed in Millions of Rupiah, Except Value per Share)

	Notes	2010	2009

LIABILITIES AND EQUITY

CURRENT LIABILITIES

Bonds payable	2o,2x,16,23,27	2.896.408	-
Short-term bank loans	8,10,12,25b,27	1.091.451	1.154.409
Accounts payable
Trade	8,13,27
Third parties		536.640	460.555
Related parties	2e,7b	33.858	48.060
Others
Third parties		293.377	150.936
Taxes payable	2r,14a	27.169	17.087
Accrued expenses	16,27	568.828	255.434
Current portion of	2l
long-term debts	15,27
Financial lease	2h	8.292	6.871
Others		-	8.446
TOTAL CURRENT LIABILITIES		5.456.023	2.101.798

NON-CURRENT LIABILITIES
Due to related parties	2e,7c,27	188.231	165.637
Deferred tax liabilities - net	2r,14c	1.334	2.819
Long-term debts,	2l
net of current portion	15,27
Financial lease	2h	5.422	14.934
Others		13.487	16.450
Bonds payable	2o,2x,16,27	-	3.019.237
Estimated liabilities for employees’ benefits	2u,24	184.810	160.940

TOTAL NON- CURRENT LIABILITIES		393.284	3.380.017

TOTAL LIABILITIES		5.849.307	5.481.815

MINORITY INTERESTS IN NET ASSETS OF CONSOLIDATED SUBSIDIARIES	2b,2e	9.507	9.639

See accompanying notes to consolidated financial statements, which form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (continued) As of 31 December 2010 and 2009 (Expressed in Millions of Rupiah, Except Value per Share)

	Notes	2010	2009

EQUITY

Share capital - Rp 100,- par value per share
Authorized - 80,000,000,000 shares
Issued and fully paid - 40,470,734,746 shares	lb,17	4.047.073	4.047.073
Additional paid-in capital - net	2t,17	96.922	96.922
Difference in equity transactions of Subsidiaries	2b	256.316	256.316
Difference in value of restructuring transactions of entities under common control	2b,3	(1.201.058)	(1.201.058)
Exchange rates differences due to financial statement translation	2b,2e,2n	2.368	2.807
Retained earnings (deficit)
Appropriated		100	100
Unappropriated		(627.091)	8.391

TOTAL EQUITY		2.574.630	3.210.551

TOTAL LIABILITIES AND EQUITY		8.433.444	8.702.005

See accompanying notes to consolidated financial statements, which form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME For the years ended 31 December 2010 and 2009 (Expressed in Millions of Rupiah, Except Value per Share)

	Notes	2010	2009

NET SALES	2m,7a,18,19	6.243.876	6.832.754

COST OF GOODS SOLD	2f,2m,7b,20	5.584.204	5.996.638

GROSS PROFIT		659.672	836.116

OPERATING EXPENSES	2m,10a,21

Selling		470.617	449.312
General and administrative	24	539.637	576.570

Total Operating Expenses		1.010.254	1.025.882
LOSS
FROM OPERATIONS	18	(350.582)	(189.766)

OTHER INCOME (CHARGES)

Interest income	7c	3.860	6.291
Amortization of goodwill	3 ,2k	(2.226)	(2.093)
Financing cost	2e,12,15,16,23	(410.331)	(466.702)
Gain on foreign exchange and swap cost - net	2n,2o,22	151.811	563.819
Gain (loss) on sale of property, plant and equipment	10	41.138	(65)
Others - net	2m,6	(178.429)	(121.864)

Other Charges - net		(394.177)	(20.614)

Equity In Net Earnings
of Associates - net	2b	13.374	6.601

LOSS BEFORE INCOME TAX		(731.385)	(203.779)

INCOME TAX EXPENSE (BENEFIT)
Current	2r,14b	15.746	17.946
Deferred	2r,14c	(111.517)	(4.570)

Income Tax Expense (Benefit) - net	2r,14c	(95.771)	13.376

See accompanying notes to consolidated financial statements, which form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (continued) For the years ended 31 December 2010 and 2009 (Expressed in Millions of Rupiah, Except Value per Share)

	Notes	2010	2009

LOSS BEFORE MINORITY INTERESTS IN NET INCOME OF CONSOLIDATED SUBSIDIARIES		(635.614)	(217.155)

MINORITY INTERESTS IN NET LOSS (INCOME) OF CONSOLIDATED SUBSIDIARIES	2b,2e	132	(16)

NET LOSS		(635.482)	(217.171)

BASIC LOSS PER SHARE	2s, 17	(15,7)	(5,4)

DILUTED LOSS PER SHARE	2s, 17	(15,4)	(5,2)

See accompanying notes to consolidated financial statements, which form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY For the years ended 31 December 2009 (Expressed in Millions of Rupiah)
						Retained Earnings
	Issued and Fully Paid Share Capital	Additional Paid-in Capital, Net	Difference in Equity Transactions of Subsidiaries	Difference in Value of Restructuring Transactions of Entities under Common Control	Exchange Rates Differences Due to Financial Statement Translation	Appropriated	Unappropriated	Total Equity
Balance, January 1, 2009	3.959.863	100.757	256.316	(1.201.058)	1.695	100	225.562	3.343.235
Conversion of warrant	87.210	(3.835)	-	-	-	-	-	83.375
Net loss	-	-	-	-	-	-	(217.171)	(217.171)
Exchange rate differences due to financial statements translation	-	-	-	-	1.112	-	-	1.112
Balance, 31 December 2009	4.047.073	96.922	256.316	(1.201.058)	2.807	100	8.391	3.210.551

See accompanying notes to consolidated financial statements, which form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (continued) For the years ended 31 December 2010
(Expressed in Millions of Rupiah)

						Retained Earnings (Deficit)
	Issued and Fully Paid Share Capital	Additional Paid-in Capital Net	Difference in Equity Transactions of Subsidiaries	Difference in Value of Restructuring Transactions of Entities under Common Control	Exchange Rates Differences Due to Financial Statement Translation	Appropriated	Unappropriated	Total Equity
Balance, 1 January 2010	4.047.073	96.922	256.316	(1.201.058)	2.807	100	8.391	3.210.551
Net loss	-	-	-	-	-	-	(635.482)	(635.482)
Exchange rate differences due to financial statements translation	-	-	-	-	(439)	-	-	(439)
Balance, 31 December 2010	4.047.073	96.922	256.316	(1.201.058)	2.368	100	(627.091)	2.574.630

See accompanying notes to consolidated financial statements, which form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS For the years ended 31 December 2010 and 2009 (Expressed in Millions of Rupiah)
	Notes	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Cash receipts from customers		6.345.822	6.985.358
Cash payments to suppliers and employees		(5.970.042)	(6.437.803)
Cash provided by operating activities		375.780	547.555
Receipts from (payments for):
Interest income		3.860	10.623
Income tax		(48.535)	(59.177)
Financing cost		(70.382)	(275.575)
Other operating activities		(142.060)	(52.208)
Net Cash Provided by Operating Activities		118.663	171.218
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment		104.374	20.467
Acquisition of Subsidiary		-	(8.037)
Acquisitions of property, plant and equipment	10b	(135.027)	(350.153)
Proceeds from disposal on shares of associate company		280	-
Net Cash Used in Investing Activities		(30.373)	(337.723)
CASH FLOWS FROM FINANCING ACTIVITIES
Receipts from:
Short-term bank loans	12	354.816	491.121
Related parties		65.950	37.694
Long-term debts	15	-	20.418
Payments for:
Short-term bank loans	12	(399.497)	(402.652)
Related parties		(72.466)	(29.512)
Long-term bank loans		(10.488)	-
Financial lease		(6.951)	(6.185)
Cash dividend received from associate company		2.622	-
Placement of restricted deposit		(2.569)	(30.431)
Additional paid in capital - net	17	-	83.375
Net Cash Provided by (Used in) Financing Activities		(68.583)	163.828

See accompanying notes consolidated financial statements, which form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (continued) For the years ended 31 December 2010 and 2009 (Expressed in Millions of Rupiah)
	Notes	2010	2009
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS		19.707	(2.677)
Effect of exchange rate difference on cash and cash equivalents		(4.851)	(18.969)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR		227.225	248.871
CASH AND CASH EQUIVALENTS AT END OF YEAR		242.081	227.225
Cash and cash equivalents at end of the year consist of:
Cash on hand and in banks		233.887	226.725
Deposits		8.194	500
Total		242.081	227.225
ACTIVITY NOT AFFECTING CASH FLOWS
Additions of property, plant and equipment under financial lease	10	516	-

See accompanying notes to consolidated financial statements, which form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (Expressed in Millions of Rupiah Unless Otherwise Stated)

1.	GENERAL

a.	Establishment of the Company and General Information

PT Central Proteinaprima Tbk. (the Company) was established in Indonesia on 30 April 1980 based on the Domestic Capital Investment Law No. 6 year 1968, as amended by Law No. 12 year 1970, as registered through Notarial Deed No. 59 of Drs. Gde Ngurah Rai, S.H. The Deed of Establishment was approved by the Ministry of Justice of the Republic of Indonesia in its Decision Letter No. YA5/281/9 dated 21 May 1981, and was published in the State Gazette No. 12, dated 9 February 1990, Supplement No. 494.

Based on Notarial Deed No. 7 of Fathiah Helmi, S.H., on 4 October 2004, which was approved by Ministry of Justice and Human Rights of the Republic of Indonesia in its Decision Letter No. 26417 HT.01.04 TH 2004 dated 22 October 2004, the Company changed its status from public company into private company. This change had been approved by the Investment Coordinating Board (BKPM) through its letter No. 91/V/PMA/2004, dated 28 September 2004.

Based on the Company’s Extraordinary Shareholders’ General Meeting as notarized by Notarial Deed No. 73 dated 29 May 2008 of Yulia, S.H., which was approved by the Ministry of Justice and Human Rights in its Decision Letter No. AHU-31339.AH.01.02.Year 2008 dated 9 June 2008, the Company has changed its Articles of Association to comply with Limited Liability Company Law No. 40 Year 2007.  Subsequently the Articles of Association were amended by Notarial Deed No. 20 dated 9 December 2008 of Yulia S.H in relation with amendment of the whole Articles of Association to comply with Bapepam-LK Regulation No.IX.J.1 which has already been received and recorded in Sistem Administrasi Badan Hukum Umum (Sisminbakum) Department of Justice and Human Rights of the Republic of Indonesia in its Decision Letter No. AHU-AH.01.10-25165 dated 12 December 2008.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

1.	GENERAL (continued)

a.	Establishment of the Company and General Information (continued)

The most recent amendment to the Company’s Articles of Association was documented in Notarial Deed No. 5 dated 2 December 2009 of Iswandi, S.H., substitute notary for Yulia, S.H., regarding the increase of issued and fully paid share capital as a result of warrant conversion (Note 17) which notification has been received and recorded by Ministry of Justice and Human Rights of the Republic of Indonesia with its Acknowledgement Letter of Amended Articles of Association No. AHU-AH.01.10-22933 dated 16 December 2009.

The Company is engaged in integrated shrimp farming, production and sale of shrimp and fish feeds; and equity investment in other companies. The Company’s head office is located at Wisma GKBI 19th Floor, Jalan Jend. Sudirman No. 28, Jakarta, and its shrimp farms are located in Lampung, while plants are located in Surabaya, Sidoarjo and Medan.

The Company started its commercial operations on 18 August 1980.

The Company and Subsidiaries belong to the Charoen Pokphand group of companies.

b.	Public Offerings of the Company’s shares

In 1990, the Company offered 1 million of its shares with par value of Rp 1,000 (full amount) per share to the public through the Indonesia Stock Exchange (previously Jakarta Stock Exchange) at the offering price of Rp 4,000 (full amount) per share.  Since then, the Company has conducted the following share capital transactions :

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

1.	GENERAL (continued)

b.	Public Offerings of the Company’s Shares (continued)

Year	Description	Outstanding Shares After the Transaction
1991	Limited Public Offering I with Pre-emptive Rights	9.600.000
1993	Limited Public Offering II with Pre-emptive Rights	38.400.000
1994	Issuance of bonus shares, whereby each shareholder holding 1 share is entitled to receive 3 new shares	153.600.000
1995	Change in par value per share from Rp 1,000 (full amount) per share to Rp 500 (full amount) per share	307.200.000
1996	Limited Public Offering III with Pre-emptive Rights	322.560.000
	Issuance of bonus share, whereby each shareholder holding 5 shares is entitled to receive 3 new shares	516.096.000
2002	Limited Public Offering IV with Pre-emptive Rights	1.032.192.000
2006	Appropriation of dividend in the form of 2 billion new shares to all shareholders & change in par value of shares to Rp 100 (full amount) per share	6.515.840.000
	Issuance of 8.8 billion new shares	15.315.840.000
	Initial Public Offering of 3 billion shares with par value of Rp 100 (full amount) per share and offering price of Rp 110 (full amount) per share accompanied by 5.3 billion warrants	18.315.840.000
2007	Warrant Series I conversion in 2007 amounted to 31,882,084 shares	18.347.722.084
2008	Warrant Series I, II and III conversion for the year ended 31 December 2008 amounted to 1,362,413,500, 1,365,601,834 and 1,296,369,166 shares respectively	22.372.106.584
	Limited Public Offering I with Pre-emptive Rights of 17,226,522,070 shares	39.598.628.654
2009	Warrant Series II, III and IV conversion for the year ended 31 December 2009 amounted to 325,000, 5,400 and 871,775,692 shares respectively	40.470.734.746

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

1.	GENERAL (continued)

b.	Public Offerings of the Company’s Shares (continued)

On 5 November 2004, Indonesia Stock Exchange (IDX) through its letter No. S-1671/BEJ-PSR/11-2004 approved the delisting of the Company’s shares on IDX effective on 13 December 2004 (Note 17).

On 28 November 2006, the Company re-listed its shares on IDX, based on the Effective Registration Letter from BAPEPAM-LK No. S-2769/BL/2006.

On 28 November 2008, the Company conducted Limited Public Offering I with Pre-emptive Rights, based on the Effective Registration Letter from BAPEPAM-LK No. S-8637/BL/2008 dated 27 November 2008 (Note 17).

c	Employees, Commissioners and Directors

As of 31 December 2010 and 2009, the members of the Company’s commissioners and directors based on the Extraordinary Shareholders’ General Meeting as notarized by Notarial Deed No. 50 dated 16 May 2008 and Notarial Deed No. 98 dated 20 August 2008 of Yulia, S.H., were as follows:

Commissioners

President Commissioner Vice President Commissioner Independent Commissioner	Hardian Purawimala Widjonarko Franciscus Affandy Djoko Muhammad Basoeki

Directors

President Director Vice President Director Director Director Non Affiliated Director Director	Erwin Sutanto Mahar Atanta Sembiring Gunawan Taslim Isman Hariyanto Achmad Wahyudi mRT. Jimmy Joeng

Salaries and other compensation benefits incurred for the Company and Subsidiaries’ commissioners and directors amounting to Rp 29.3 billion in 2010 and Rp 31.0 billion in 2009.

The Company and Subsidiaries had 4,469 and 5,664 permanent employees in 2010 and 2009 respectively.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

1.	GENERAL (continued)

d.	Structure of the Company and Subsidiaries

The consolidated financial statements include the accounts of the Company and Subsidiaries, which are more than 50% owned, either directly or indirectly, consisting of:

				Percentage of Ownership		Total Assets (in Billions of Rupiah)
Subsidiaries	Principal Activity	Head Office Domicile	Start of Commercial Operations	31 Dec 2010	31 Dec 2009	31 Dec 2010	31 Dec 2009
Direct Ownership
PT Centralpertiwi Bahari (CPB)	Integrated shrimp farming	Lampung	1995	99,37	99,37	3.393,56	3.372,50
PT Central Panganpertiwi (CPgP)	Fish farming, manufacture and trade of fish feeds and fries	Jakarta	1991	99,99	99,99	371,59	309,10
PT Centralwindu Sejati (CWS)	Processing, cold storage and trading of frozen shrimp	Sidoarjo & Medan	1993	99,99	99,99	248,17	343,65
PT Marindolab Pratama (MLP)	Medicines for shrimp and fish	Serang	1995	90,00	90,00	8,22	6,53
Isadoro Holding B.V. (Isadoro)	Investment holding	Netherlands	1997	100,00	100,00	0,11	82,30
Blue Ocean Resources Pte Ltd (BOR)	Investment holding and trading business	Singapura/ Singapore	2006	100,00	100,00	2.918,26	3.052,10
PT Central Bali Bahari (CBB)	Shrimp hatchery	Lampung	2006	99,99	99,99	9,42	9,35
Central Proteinaprima International Pte. Ltd. (CPP International)	Investment holding	Singapore	2008	100,00	100,00	0,00	0,00
Shrimp Improvement Systems (BVI) Pte. Ltd (SIS BVI)	Investment holding	British Virgin Island	2010	100,00	-	105,54	-
Melalui CWS/ Through CWS
PT Andalas Windumurni(AWM)	Shrimp farming	Medan	1992	99,99	99,99	8,21	17,40
PT Windusejati Pertiwi (WSP)	Shrimp farming	Medan	1992	99,99	99,99	6,57	12,65
PT Citra Windupertala (CWP)	Shrimp farming	Medan	1992	99,99	99,99	15,85	17,10
PT Suryawindu Pertiwi (SWP)	Shrimp farming	Medan	1993	99,99	99,99	59,05	67,92
Melalui Isadoro/
Through Isadoro
Shrimp Improvement Systems LLC (SIS)	Supplier of shrimp stock	United States	2000	-	100,00	-	79,54
Melalui SIS BVI (Catatan 3)/
Through SIS BVI (Note 3)
Shrimp Improvement Systems LLC (SIS)	Supplier of shrimp stock	United States	2000	100,00	-	77,23	-
Melalui SIS/
Through SIS
Shrimp Improvement Systems Hawai LLC (dahulu / previously Pacific Aquaculture and Biotechnology LLC)	Supplier of shrimp stock	Hawaii, United States	2006	100,00	100,00	19,98	14,99
(See Note 3)

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

1.	GENERAL (continued)

d.	Structure of the Company and Subsidiaries (continued)

In 2009, operating activities of AWM, CWP, SWP and WSP have been ceased.  On 9 March 2010, CWS and SHS International have signed a sales and purchase agreement of all CWS’s main assets to SHS International, a related party (Note 10).

The above cessation of the operating activities and sale of main assets do not have significant effect on the operation of the Company and its other Subsidiaries.

2.	SUMMARY OF ACCOUNTING POLICIES

a.	Basis of Preparation of the Consolidated Financial Statements

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and practices in Indonesia, which are the Statements of Financial Accounting Standards; and Capital Market and Financial Institution Supervisory Agency (Badan Pengawas Pasar Modal dan Lembaga Keuangan / BAPEPAMLK) regulation No. VIII.G.7 regarding Guidelines for Financial Statement Presentation as well as Circular from the Chairman of Capital Market Financial Institution Supervisory Agency No. SE-02/PM/2002 Attachment 12 regarding Guidelines and Disclosure for Financial Statement of Public Company – Livestock Industry.

The consolidated financial statements have been prepared based on historical cost, except for certain accounts which are measured on the basis described in the related accounting policies.  The consolidated financial statements have been prepared on accrual basis, except for the consolidated statement of cash flows.  The consolidated statement of cash flows is presented using direct method by classifying cash flows on the basis of operating, investing and financing activities.  In the consolidated statement of cash flows, cash and cash equivalents include overdraft.

The reporting currency used in the consolidated financial statements is the Indonesian Rupiah.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

b.	Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its Subsidiaries (Note 1d).

The proportionate share of the minority shareholders in the equity of the Subsidiaries is reflected in “Minority Interests in Net Assets of Consolidated Subsidiaries” in the consolidated balance sheets.  Unless otherwise stated on an agreement, the Company absorbs the excess of the minority interests on accumulated net losses of a subsidiary.

All significant inter-company accounts and transactions have been eliminated.

Excess between purchase price over underlying net book value of acquired subsidiary is recorded as goodwill; except for excess resulting from restructuring transactions of entities under common control which is recorded as “Difference in value of restructuring transactions of entities under common control” under the Equity section.

The equity transactions of the Subsidiaries which affect the share of net assets of such Subsidiaries are presented as “Difference in equity transactions of Subsidiaries” under the Equity section.

Investments in which the Company has an ownership interest of less than 20% are carried at cost (cost method).  Investments in which the Company has an ownership interest of 20% but not exceeding 50% but the Company does not have any significant influence in the associated company, the carrying value of investment is carried at cost.

Investments in shares of stock wherein the Company has an ownership interest of at least 20% but not exceeding 50% and the Company has significant influence in the associated company, are accounted for under the equity method, whereby the investment cost is increased or decreased by the Company’s share of the net earnings or losses of the investees since the date of acquisition and decreased by dividends received.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

c.	Cash Equivalents

Deposits on call and time deposits with maturities of three months or less at the time of placement and not pledged as collateral for loans are considered as “Cash Equivalents”.

d.	Allowance for Doubtful Accounts

Allowance for doubtful accounts is provided based upon a review of the status of the individual receivables at the balance sheet date.

e.	Transactions with Related Parties

The Company and Subsidiaries have transactions with certain parties, which have related party relationship as defined in the Statement of Financial Accounting Standards (PSAK) No. 7, “Related Party Disclosures”.

All significant transactions with related parties are disclosed in the notes to consolidated financial statements.

Transaction between entities under common control is recorded in accordance with PSAK No. 38, “Accounting for Restructuring of Entities under Common Control”.  Restructuring transactions between entities under common control carried out within the framework of reorganizing the entities under the same group, do not constitute a change of ownership in the meaning of economic substance, so that such transactions would not result in a gain or loss to the group or to the individual entity within the same group and must be recorded at book values as business combination using the pooling of interest method.

f.	Inventories

Inventories are stated at the lower of cost or net realizable value.  Net realizable value is the estimated selling price in the ordinary course of business, less estimated cost of completion and the estimated cost necessary to complete the sale.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

f.	Inventories (continued)

Cost is determined by the weighted-average method, except for cost of shrimp ponds, which is determined based on a specific identification method.  Cost of shrimp ponds consists of cost of landrights and other expenses incurred in connection with the construction of the shrimp ponds.

Allowance for decline in value of inventories, if any, is provided based on a review of the condition of the inventories at the balance sheet date.

g.	Prepaid Expenses

Prepaid expenses are charged to operations over the periods benefited.  The long-term portion of prepaid expenses is presented under “Non-Current Assets – Others, net”.

h.	Property, Plant and Equipment

Direct ownership

The Company determines to use cost model for property, plant and equipment’s accounting policy.

Property, plant and equipment are stated at cost, except for certain assets revalued in accordance with government regulation, less accumulated depreciation.

Depreciation (except for land which is not depreciated) is computed using the straight-line method, after taking into account their salvage values at certain percentage of carrying values (except for land improvements which have no salvage value), over the estimated useful lives of the assets as follows:

The Company and its Subsidiaries

Year
Land and buildings improvements	5 – 20
Buildings	10 – 20
Machinery and equipment	5 – 20
Transportation equipment	2 – 20
Furniture, fixtures and office equipment	5
Electrical and water installation	5 – 10

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

h.	Property, Plant and Equipment (continued)

The cost of minor repairs and maintenance is charged to the consolidated statement of income as incurred.  When assets are retired or otherwise disposed of, their carrying values and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the consolidated statement of income for the year.

Construction in progress

Construction in progress is stated at cost and presented as part of the property, plant and equipment.  The accumulated costs will be reclassified to the appropriate property, plant and equipment account when the construction is completed and the asset is ready for its intended use.

Property, Plant and Equipment under finance leases

Property, Plant and Equipment acquired under finance leases are presented at the present value of all lease payments, plus the purchase option which should be paid at the end of the lease term.  A related liability is recognized and each lease payment is allocated to the liability and finance charges.  The related assets are depreciated similarly to directly owned assets.

Gains or losses on sale and leaseback transactions are deferred and amortised over the lease term.

i.	Assets Not Used in Operations

Assets not used in operations are presented as part of “Non-current assets – others, net” account and carried at book value, which is acquisition cost less related accumulated amortization and impairment in assets value.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

j.	Impairment of Assets Value

The Company and Subsidiaries conduct a review to determine whenever there is any indication of assets impairment including for assets not used in operations at the end of the year.  If such indication exists, the Company and Subsidiaries are required to determine the estimated recoverable value of the assets and recognized the impairment in assets value as a loss in the consolidated statements of income for the year.

k.	Goodwill

Unidentified excess of purchase price over underlying net book value of net assets of acquired subsidiary is recorded as “goodwill”.  Management determines the estimated useful life period of goodwill based on the evaluation of the related company at acquisition, by considering several factors such as existing market share, potential growth rate and other factors which incurred in the acquired company.  Amortization is computed using straight-line method over 20 years by considering that the estimated useful life of the main assets acquired by the Company and subsidiaries through investment is 20 years.

l.	Trouble Debt Restructuring

A Subsidiary applied PSAK No. 54, “Accounting for Trouble Debt Restructuring” in relation to its debt restructuring through modification of the terms, whereby the effects of the restructuring must be recorded prospectively from the time of restructuring and may not change the carrying amount of the payable, unless the carrying amount exceeds the total future cash payment specified by new terms.  The amounts for future cash payments include the principal and total interest for future periods without calculating their cash value.  Interest expense is computed using a constant effective interest rate multiplied by the carrying amount of the payable at the beginning of each period between restructuring date and maturity date.  The effective interest rate is the discount rate that equates the present value of the future cash payment specified by the new terms with the carrying amount of the payable.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

m.	Revenue and Expense Recognition

Revenue from export sales is recognized upon shipment of the goods to the customers (f.o.b. shipping point), and revenue from domestic sales is recognized upon delivery of the goods to the customers.  Income from sales of used sacks and raw materials are recorded net of the related expenses incurred, and presented as Other Income.  Expenses are recognized when incurred.

n.	Foreign Currency Transactions and Balances

Transactions involving foreign currencies are recorded in Rupiah amounts at the rates of exchange prevailing at the time the transactions are made.  At balance sheet date, monetary assets and liabilities denominated in foreign currencies are adjusted to Rupiah to reflect the Bank Indonesia’s middle rates of exchange at such date.  The resulting gains or losses are credited or charged to operations of the current year.

Statements of income and statements of cash flows of “foreign entities” are translated into Rupiah at the average exchange rates for the year and their balance sheets are translated at the exchange rate ruling on the balance sheet date.  Exchange rates differences arising from the translation of the net investment are recorded as “exchange rates differences due to financial statements translation” in the equity section until disposal of the net investment.

As of 31 December 2010 and 2009 the foreign exchange rates used (in full amount) were based on the published buying and selling rates for bank notes and/or transactions exchange rates by Bank Indonesia as of 31 December 2010 and 2009, respectively, as follows:

	31 December
	2010	2009
Great Britain Pound Sterling 1	13.894	15.114
Euro 1	11.956	13.510
Swiss Franc 1	9.600	9.087
Australian Dollar 1	9.143	8.432
United States Dollar 1	8.991	9.400
Singapore Dollar 1	6.981	6.699
Japanese Yen 1	110	102

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

o.	Financial instruments

In 2006, the Indonesian Financial Accounting Standard Board issued a revision on PSAK 50 (Revised 2006) “Financial Instruments: Presentation and Disclosures” and PSAK 55 (Revised 2006): Financial Instruments: Recognition and Measurement” which constituted changes in accounting policy.  These PSAKs are effective for the preparation of the financial statements starting on or after 1 January 2010.

PSAK 50 (Revised 2006) sets the requirements in respect of the presentation of financial instruments, and the necessary information that should be disclosed in the financial statements.  PSAK 55 (Revised 2006) sets the principles for recognizing and measuring financial assets, financial liabilities and sale and purchase contracts of non-financial items.  This standard sets among others the definitions and characteristics of a derivative, the categories of financial instruments, recognition and measurement, hedge accounting and determination of hedging relationships.

Financial assets

Financial assets are classified as (i) financial assets at fair value through profit or loss, (ii) loans and receivables, (iii) held-to-maturity investment, and (iv) available-for-sale financial assets.

When financial assets are recognized initially, they are measured at fair value.  In the case of financial assets not recognized at fair value through profit or loss, the fair value is added directly by attributable transaction costs or issuance of such financial assets.

Regular purchases and sales of financial assets are recognized and derecognized using trade date accounting.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

o.	Financial instruments (continued)

Financial assets (continued)

Definition and Subsequent Measurement of Financial Assets After Initial Recognition

(i)	Financial assets at fair value through profit and loss

Financial assets at fair value through profit or loss include financial assets held for trading.  A financial asset is classified as held for trading if it is acquired principally for the purpose of selling or repurchasing it in the near term or for which there is evidence of a recent actual pattern of short term profit taking.  Derivatives are also categorized as held for trading unless they are designated and effective as hedging instruments.  Financial assets in this category are classified as current assets.

After initial recognition, this financial asset was subsequently measured by its fair value, without deducted by the transaction cost that may occurred from the sales or other disposals.

(ii)	Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market.  After initial recognition, this financial asset was subsequently measured at amortized cost using the effective interest rate method.

The Company classifies the following financial assets as loans and receivables among others:

̵	Cash and cash equivalents, time deposits

̵	Trade and other receivables, due from related parties

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

o.	Financial instruments (continued)

Definition and Subsequent Measurement of Financial Assets After Initial Recognition (continued)

(iii)	Held-to-maturity investment

Held-to-maturity financial assets are non-derivative financial assets with fixed or determinable payments and fixed maturities that management has the positive intention and ability to hold to maturity.

After initial recognition, this financial asset was subsequently measured at amortized cost, using the effective interest method.

(iv)	Available-for-sale financial assets

Available-for-sale-investments are non-derivative financial assets that are intended to be held for indefinite period of time, which may be sold in response to needs for liquidity of changes in interest rates, exchange rates or that are not classified as loans and receivables, held-to-maturity investments of financial assets at fair value through profit or loss.

After initial recognition, this financial asset was subsequently measured at fair value with unrealized gains and losses being recognized in the equity section until the financial assets are derecognized.  At that time, accumulated gain or loss previously recognized in the equity section shall be recognized in the statement of income.

Impairment of Financial Assets

At each balance sheet date, the Company assesses whether there is any objective evidence that a financial asset or group of financial assets is impaired.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

o.	Financial instruments (continued)

Impairment of Financial Assets (continued)

Financial assets carried at amortized cost

If there is objective evidence that an impairment loss on loans and receivables or held-to-maturity investment carried at amortised cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate (i.e. the effective interest rate computed at initial recognition).  The carrying amount of the asset is reduced through the use of an allowance account.  The amount of the loss is recognized in the income statement.

Financial assets carried at cost

If there is objective evidence that an impairment loss has been incured on an unquoted equity instrument that is not carried at fair value because its fair value cannot be reliably measured, or on a derivative asset that is linked to and must be settled by delivery of such an unquoted equity instrument, the amount of the impairment loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cashflows discounted at the current market rate of return for a similar financial asset.  Such impairment losses are not reversed.

Available for sale financial assets

When the impairment in fair value of financial assets which classified as available-for-sale has been recognized directly in the equity and there is objective evidence that such assets has been impaired, the accumulated loss previously recognized directly in equity shall be excluded and recognized in statement of income although the financial assets have not been derecognized.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

o.	Financial instruments (continued)

Financial liabilities

Financial liabilities are classified as financial liabilities at fair value through profit or loss, loans and borrowings, or as derivatives designated as hedging instruments in an effective hedge, as appropriate.  The Company determines the classification of their financial liabilities at initial recognition.

Financial liabilities are recognized initially at fair value and, in the case of loans and borrowings, inclusive of directly attributable transaction costs.

The measurement of financial liabilities depends on their classification as follows:

(i)	Financial liabilities measured at fair value through profit or loss

Financial liabilities at fair value through profit or loss are financial liabilities classified as held for trading.  A financial liability is classified as held for trading if it is acquired principally for the purpose of selling or repurchasing it in the near term and for which there is evidence of a recent actual pattern of short term profit taking.  Derivatives are also categorized as held for trading unless they are designated and effective as hedging instruments.  Gains or losses on liabilities held for trading are recognized in the consolidated statement of income.

(ii)	Loans and borrowings

After initial recognition, interest bearing loans and borrowings are subsequently measured at amortized cost using the effective interest rate method.

Gains and losses are recognized in the consolidated statement of income when the liabilities are derecognized as well as through the amortization process.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

o.	Financial instruments (continued)

Derecognition of Financial Asset and Financial Liabilities

Financial assets

A loan or receivable is derecognized where the contractual rights to receive cashflows from the asset have expired or transferred.

On the derecognition, the difference between the carrying amount and the sum of the consideration received is recognized in the income statement.

Financial liabilities

Gain and losses are recognized in the income statement when the liabilities are derecognized as well as through the amortisation process.  The liabilities are derecognized when the obligation under the liability is discharged or cancelled or expired.

p.	Derivative Instruments

Each derivative instrument (including embedded derivatives) is recorded in the consolidated balance sheets as either asset or liability as measured at fair value of each contract.  Changes in derivative fair value is recognized in current earnings unless specific hedges that allow a derivative gain or loss to offset related results on the hedged item in the consolidated statements of income.

q.	Segment Information

The Company and Subsidiaries classify their segment reporting as follows:

a).	Business segment (primary) is based on type of operating activity, which consists of feeds production, integrated shrimp farming, frozen shrimp processing and probiotic.

b).	Geographical segment (secondary) is based on location of the customers, which consists of domestic and export.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

r.	Income Tax

Current tax expense is provided based on the estimated taxable income for the year.  Deferred tax assets and liabilities are recognized for temporary differences between the financial and the tax bases of assets and liabilities at each reporting date.  Future tax benefits, such as the carry-forward of unused tax losses, are also recognized to the extent that realization of such benefits is probable.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, based on tax rates that have been enacted or substantively enacted at the balance sheet date.  For each of the consolidated Subsidiary, the tax effects of temporary differences and tax loss carry forward, which individually could represent either assets or liabilities, are shown at the applicable net amounts.

Amendments to tax obligations are recorded when an assessment is received or, if appealed against by the Company and Subsidiary, when the result of the appeal is determined.

s.	Earnings (loss) per Share

Basic earnings (loss) per share are computed by dividing net earnings (loss) with the weighted-average number of shares outstanding during the year.

	2010	2009
Net loss	(635.482)	(217.171)
Weighted-average number of outstanding shares (full amount)	40.470.734.746	40.255.467.551
Basic loss per shares (Rupiah full amount per share)	(15,7)	(5,4)

Diluted earnings (loss) per share are computed by dividing net earnings (loss) with the weighted-average number of shares outstanding during the year on the assumption that outstanding warrants is equal to the number of warrants exercised until end of exercise period (30 November 2009) and Management Stock Option Plan (MSOP) (Note 17) had been executed on the date of shareholders’ approval (27 June 2007).

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

s.	Earnings (loss) per Share (continued)

	2010	2009
Net loss	(635.482)	(217.171)
Weighted-average number of shares for diluted earnings per share outstanding shares (full amount)	41.398.824.734	42.059.635.249
Diluted loss per shares (Rupiah full amount per share)	(15,4)	(5,2)

t.	Additional Paid-in Capital

Additional paid-in capital, net consists of additional paid-in capital, net of share issuance costs and warrant conversion costs.

u.	Estimated Liabilities for Employees’ Benefits

The Company and Subsidiaries recognize estimated liability for employee benefit in accordance with Labor Law No. 13/2003 dated 25 March 2003 (Labor Law No. 13/2003).  Based on Labor Law No. 13/2003, the Company and Subsidiaries are required to pay the severance, gratuity and compensation pay if certain conditions in the Labor Law No. 13/2003 are met.

The Company and Subsidiaries adopted PSAK No. 24 (Revised 2004) regarding “Employee Benefits”.  Under PSAK No. 24 (Revised 2004), the cost of providing employee benefits under Labor Law No.  13/2003 is determined using the projected unit credit actuarial valuation method.  Actuarial gains and losses are recognized as income or expense when the net cumulative unrecognized actuarial gains and losses for each individual plan at the end of the previous reporting year exceeded 10% of the present value of defined benefit at that date.  These gains or losses are recognized over the expected average remaining working lives of the employees.  Furthermore, past-service costs arising from the introduction of a defined benefit plan or changes in the benefit payable of an existing plan are required to be amortized over the period until the benefits concerned become vested.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

v.	Use of Estimates

Preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimations and assumptions that affect amounts reported therein.  Due to inherent uncertainty in making estimates, actual results reported in future periods might differ from those estimates.

w.	Cost of landrights

Cost incurred in relation to acquisition or renewal of legal titles of landrights is deferred and amortized over legal term of the landrights or economic lives of the landrights, whichever is shorter.  Costs that are not significant are charged to consolidated statements of income, as incurred.

x.	Bonds payable

Based on PSAK 55 (Revised 2006), bonds payable are recognized at their fair values and carried at amortised cost using the effective interest method.

For the periods prior to PSAK effectively applied, cost incurred in connection with the issuance of bonds are deducted from proceeds thereof.  The difference between the net proceeds and the par value represents premium or discount that should be amortized over the terms of the bonds.

Effect of adjustment incurred from the difference in accounting treatment of the financial instruments which exist on the end of period of the financial statements before the effective date is recognized in current period’s income statement.

3.	RESTRUCTURING TRANSACTIONS

In third quarter 2010, Isadoro (a Subsidiary) sold its whole ownership in SIS to SIS BVI (another Subsidiary).  The difference between transfer price and book value on this transaction was recorded as difference in value of restructuring transaction of entities under common control in equity section on their respective subsidiaries.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

3.	RESTRUCTURING TRANSACTIONS (continued)

In 2006, the Company and PT Surya Hidup Satwa (SHS), the Company’s controlling shareholder, restructured their agrobusiness and aquaculture business whereby the Company became the holding company for aquaculture business.  The restructuring transactions were conducted with entities under common control as well as third parties, and continued until May 2007.

Summary of the restructuring transactions is as follows:

Entities under common control

Transaction	Date of Transaction	Purchase/ s-elling price per share (Rupiah full amount)	Number of shares purchased/sold (shares)	Total value of transaction (Millions of Rupiah)	Book Value (Millions of Rupiah)	Difference in value of restructuring transactions under common control (Millions of Rupiah)	Shares sale and/or purchase agreement
Direct ownership Divestment
PT Charoen Pokphand Indonesia Tbk.	12 May 2006	400	779.068.750	311.628	395.013	(83.385)	Conditional shares sale and purchase agreement with SHS, dated 12 May 2006
PT Central Agromina	24 May 2007	2.300	22.395.720	51.510	91.741	(40.231)	Conditional shares sale and purchase agreement with SHS, dated 24 May 2007
Acquisition
PT Centralpertiwi Bahari	12 May 2006	572	2.878.526.958	1.645.575	575.799	(1.069.776)	Share purchase agreement with RBOC& Splendid, dated 12 May 2006
PT Centralwindu Sejati	12 April 2006	542.564	110.586	60.000	52.334	(7.666)	Conditional shares sale and purchase agreement with SHS, dated 12 April 2006
Total						(1.201.058)

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

3.	RESTRUCTURING TRANSACTIONS (continued)

Summary of the restructuring transactions is as follows (continued):

Third Party

Transaction	Date of Transaction	Purchase/ selling price per share (Rupiah full amount)	Number of shares purchased/sold (shares)	Total value of transaction (Millions of Rupiah)	Book Value (Millions of Rupiah)	Goodwill (Millions of Rupiah)	Shares sale and/or purchase agreement
Acquisition of PT Marindolab Pratama	12 April 2006	2.800	900.000	2.520	1.764	756	Conditional shares sale and purchase agreement dated 12 April 2006
Acquisition of Isadoro Holding BV	26 April 2006	14.768	18.200	269	199	70	Deed of transfer of shares, dated 26 April 2006, of Ronald Pfeiffer, notary in Amsterdam
Acquisition of Shrimp Improvement Systems, Florida	29 November 2006	-	-	49.911	8.884	41.027	Membership Interest Purchase Agreement dated 29 November 2006
Total				52.700	10.847	41.853

On 7 December 2009, based on Fourth Amended and Restated Operating Agreement of Pacific Aquaculture and Biotechnology LLC, SIS, a subsidiary, purchased 100% membership interest in Pacific Aquaculture and Biotechnology LLC (PAB), Hawaii, United States with purchase price of US$ 850 thousand with detail as follows:

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

3.	RESTRUCTURING TRANSACTIONS (continued)

Third Party

Transaction	Date of Transaction	Purchase / selling price per share (Rupiah full amount)	Number of shares purchased / sold (shares)	Total value of transaction (Millions of Rupiah)	Book Value (Millions of Rupiah)	Goodwill (Millions of Rupiah)	Shares sale and/or purchase agreement
Acquisition of Shrimp Improvement Systems Hawaii LLC previously Pacific Aquaculture and Biotechnology LLC)	7 December 2009	-	-	8.037	5.875	2.162	Fourth amended and restated operating agreement dated 7 December 2009
Total				8.037	5.875	2.162

Based on PSAK No. 38 (Revised 2004) regarding “Accounting for Restructuring of Entities Under Common Control”, the above restructuring transactions with entities under common control were accounted for under pooling of interest method.  The differences between selling prices and the carrying value of the investment in divested companies and the difference between purchase price and carrying value of net assets of acquired companies were recorded as “Difference in value of restructuring transactions of entities under common control” in Equity section.

Transactions with third parties were accounted for under acquisition method; whereby the difference between purchase price and net assets of entities acquired were recorded as “Goodwill”.  Balance of goodwill after accumulated amortization is as follows:

	31 December
	2010	2009
Goodwill	44.517	44.015
Accumulated amortization	(8.699)	(6.473)
Goodwill balance	35.818	37.542

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

4.	CASH AND CASH EQUIVALENTS

Consist of:

	2010	2009
Cash on hand	9.756	11.713
Cash in banks - third parties Rupiah PT Bank Negara Indonesia
(Persero) Tbk.	45.444	17.343
PT Bank Central Asia Tbk.	18.794	19.687
PT Bank CIMB Niaga Tbk.	7.873	5.588
PT Bank Mandiri (Persero) Tbk.	2.050	1.632
PT Bank Rakyat Indonesia (Persero) Tbk.	1.049	205
PT Bank DBS Indonesia	693	2.882
PT Bank Ekspor Impor Indonesia	419	234
PT Bank Permata Tbk.	273	204
Others	7	113
United States Dollar PT Bank Negara Indonesia (Persero) Tbk.	20.372	10.473
TIB Bank of the Keys	8.905	20.224
PT Bank CIMB Niaga Tbk.	5.319	9.279
PT Bank Central Asia Tbk.	4.368	3.076
PT Bank DBS Indonesia	3.309	1.435
First Hawaiian Bank	3.251	-
PT Bank OCBC NISP Tbk.	2.982	4.274
PT Bank Permata Tbk.	255	687
Others	1.017	1.254
Singapore Dollar Sumitomo Mitsui Banking Corporation	120	100
PT Bank Negara Indonesia (Persero) Tbk.	92	-
Euro
Others	67	130
Cash in banks – related party (Note 7)
Rupiah PT Bank Agris	72.384	51.413
United States Dollar PT Bank Agris	25.088	64.779
Cash equivalents - third parties Time deposits Rupiah
PT Bank Central Asia Tbk.	1.400	-
PT Bank CIMB Niaga Tbk.	500	500
United States Dollar First Hawaiian Bank	6.294	-
Total	242.081	227.225

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

4.	CASH AND CASH EQUIVALENTS (continued)

The cash equivalents bear annual interest rates ranging as follows:

	2010	2009
Time deposit
Rupiah	5 – 7%	10%
United States Dollar	0,05%	-

5.	ACCOUNTS RECEIVABLE - TRADE

Consist of :

	2010	2009

Third parties:
Farmer receivables	832.396	911.135
Non-farmer receivables
Golden Harvest Inc., USA	37.773	39.990
Mazetta Co., USA	32.955	38.593
Amerin Inc., USA	27.695	36.762
Nichirei Corporation, Japan	21.749	13.068
Ruby Pacific LLC, USA	20.797	15.208
Lyons Seafood Ltd., UK	15.386	6.668
Gunawan Soegondo	13.143	5.887
Ore-Cal Co., USA	11.409	14.094
Baskara	8.524	10.123
PT Aquafarm Nusantara	3.130	10.611
Others (below Rp 10 billion)	474.356	499.000
Total	1.499.313	1.601.139
Less allowance for doubtful accounts	(622)	(674)
Third parties - net	1.498.691	1.600.465
Related parties (Note 7a):
Shrimp Improvements Systems Pte. Ltd., Singapore	1.358	1.479
Total	1.358	1.479
Accounts Receivable – Trade - net	1.500.049	1.601.944

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

5.	ACCOUNTS RECEIVABLE – TRADE (continued)

Farmers’ receivables arose from sales of shrimp ponds, shrimp feeds, shrimp fries, medicines and chemical goods, electricity and water, and other shrimp ponds supplies to farmers which will be settled from the proceeds from the sales of the cultivated shrimps. One cycle of shrimp farming is about 4 months to 6 months.

The above accounts receivable - trade include receivables denominated in foreign currencies (US$) with details as follows (stated in full amount):

	2010	2009

United States Dollar	36.666.920	31.896.114

Aging analysis of the trade accounts receivable based on invoice date is as follows:

	2010	2009

Third parties:
Less than 31 days	477.699	467.230
31 - 60 days	193.886	230.748
61 - 90 days	45.249	172.762
91 - 180 days	36.230	127.185
Over 180 days	746.249	603.214
Total	1.499.313	1.601.139
Less allowance for doubtful accounts	(622)	(674)
Accounts receivable - third parties - net	1.498.691	1.600.465

Related parties (Note 7a):
Less than 31 days	259	709
31 - 60 days	836	453
61 - 90 days	263	317
Accounts receivable - related parties	1.358	1.479

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

5.	ACCOUNTS RECEIVABLE – TRADE (continued)

Movements of allowance for doubtful accounts are as follows:

	2010	2009

Beginning balance	674	625
Provision during the year	89	94
Collection of receivable	(141)	(38)
Exchange rates differences due to financial statements translation	-	(7)

Ending balance	622	674

Expense for providing allowance for doubtful accounts is presented as part of “General and Administrative Expense - Others”.

Based on the review of the status of the individual receivable accounts at the end of the year, the Company and Subsidiaries’ management believes that the allowance for doubtful accounts is adequate to cover possible losses from the non-collection of accounts receivable.

As of 31 December 2010, the Company has trade receivable which is pledged to BNI in relation with the bank loan facility given to the Company amounted to Rp 65 billion (Note 12).

6.	ACCOUNTS RECEIVABLE – OTHERS

Accounts receivable others mainly consist of loan given by the Company to the farmers for their cost of living, shrimp farms revitalization and operations (Note 25a), and loan given by the Company to Dipasena Group for their operational activities.

As of 31 December 2010 and 2009, the balance of allowance for doubtful accounts for other receivable is amounting to Rp 276.7 billion and Rp 122.8 billion respectively. The allowance for doubtful accounts for other receivable is recorded as part of “Other expense - net”. Based on the review of the status of other receivable at the end of the year, the Company’s management believes that the allowance for doubtful accounts is adequate to cover possible losses from the non-collection of other receivable.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

7.	TRANSACTIONS WITH RELATED PARTIES

Nature of Relationships with Related Parties

The nature of relationships of the Company and Subsidiaries with related parties is as follows:
a.	PT Surya Hidup Satwa (SHS) is the Company’s controlling shareholder (Note 17).
b.
PT Charoen Pokphand Indonesia Tbk. (CPI), PT Indovetraco Makmur Abadi (IMA), PT Tanindo Intertraco, PT Tanindo Subur Prima (TSP), PT SHS International, PT Bank Agris, PT BISI International Tbk. and PT Pertiwi Indonesia (PI) are controlled, directly or indirectly by the affiliates of the ultimate parent of the Company.

c.	PT Central Pertiwi is one of the Company’s stockholders (Note 17).
d.	Shrimp Improvement Systems Pte. Ltd, Singapore is SIS’s associated company.

Transactions with Related Parties

The Company and Subsidiaries, in their regular businesses, have engaged in transactions with related parties, principally consisting of sales of their finished goods such as feeds, poultry equipment, shrimp fries, purchases of raw materials and medicines; and financial transactions, which are made on arms’ length basis. The details of these transactions are as follows:

(a)
Sales of finished goods to related parties represent 0.65% and 0.17% of the consolidated net sales for the years ended 31 December 2010 and 2009. The related receivables from these transactions are recorded in “Accounts Receivable - Trade - Related Parties” (Note 5). The net sales to related parties are summarized as follows:

	Total		Percentage of Total Consolidated Net Sales
	31 Dec 2010	31 Dec 2009	31 Dec 2010	31 Dec 2009

Shrimp Improvements Systems Pte. Ltd. (Singapore)	36.957	7.455	0,59	0,11
PT Surya Hidup Satwa	2.879	3.407	0,05	0,05
PT Charoen Pokphand Indonesia Tbk.	765	987	0,01	0,01

Total	40.601	11.849	0,65	0,17

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

7.	TRANSACTIONS WITH RELATED PARTIES (continued)

Transactions with Related Parties (continued)

(b)
Purchases of raw materials, finished goods and medicines from related parties represent 0.66% and 0.89% of the consolidated net sales for the years ended 31 December 2010 and 2009. The related payables from these transactions are recorded in “Accounts Payable Trade - Related Parties” (Note 13). Purchases are summarized as follows:

	Total		Percentage of Total Consolidated Net Sales
	31 Dec 2010	31 Dec 2009	31 Dec 2010	31 Dec 2009
PT Charoen Pokphand Indonesia Tbk.	20.192	41.000	0,32	0,60
PT Tanindo Intertraco	13.257	11.726	0,21	0,17
PT SHS International	4.688	4.692	0,08	0,07
PT Indovetraco Makmur Abadi	3.210	2.882	0,05	0,04
PT Surya Hidup Satwa	116	967	0,00	0,01
PT Tanindo Subur Prima	13	-	0,00	-
PT BISI International Tbk.	-	93	-	0,00

Total	41.476	61.360	0,66	0,89

(c)	Transactions not related to the Company and Subsidiaries’ main business, conducted with related parties, with total above Rp 1.0 billion are summarized as follows:

	Total		Percentage of Total Consolidated Net Sales
	31 Dec 2010	31 Dec 2009	31 Dec 2010	31 Dec 2009
Sales of raw materials
PT Charoen Pokphand Indonesia Tbk.	16.797	38.998	0,27	0,57

Interest income (Catatan / Note 4)
PT Bank Agris	1.132	24	0,02	0,00

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

7.	TRANSACTIONS WITH RELATED PARTIES (continued)

Transactions with Related Parties (continued)

The balances of accounts with related parties arising from transactions other than the Company and Subsidiaries’ main businesses are as follows:

	Total		Percentage of Total Consolidated Assets
	31 Dec 2010	31 Dec 2009	31 Dec 2010	31 Dec 2009

Due from related party:
PT Surya Hidup Satwa	39.511	41.479	0,46	0,48

	Total		Percentage of Total Consolidated Liabilities
	31 Dec 2010	31 Dec 2009	31 Dec 2010	31 Dec 2009

Due to related parties:
PT Charoen Pokphand Indonesia Tbk.	187.151	164.069	3,20	2,99
PT Pertiwi Indonesia	1.180	0,00	0,02
Others	1.080	388	0,02	0,01
Total	188.231	165.637	3,22	3,02

Based on Novation Agreement dated 9 October 2008 among the Company, SHS and PT Pertiwi Indonesia, the Company’s payable to SHS amounting to US$ 175.6 million was novated by SHS to PT Pertiwi Indonesia (PI). Subsequently, the loan was converted into the Company’s shares pursuant to Limited Public Offering I with Pre-Emptive Rights (Note 17). Outstanding balance of due to PI which was not converted into shares was Rp 1.18 billion as of 31 December 2009. In October 2010, the outstanding balance of due to PI is already settled.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

8.	INVENTORIES

Details of inventories based on business segment are as follows:

	2010	2009

Integrated shrimp farming	993.187	981.833
Feeds	415.769	410.692
Frozen shrimp	3.164	59.861
Probiotic	480	673
Others	498	1.050
	1.413.098	1.454.109
Less allowance for decline in value of inventories	(11.731)	(13.981)
Net	1.401.367	1.440.128

Movement of allowance for decline in value of inventories is as follows:

	2010	2009
Beginning balance	(13.981)	(19.484)
Allowance’s adjustment	2.250	5.747
Allowance for current year	-	(244)
Ending balance	(11.731)	(13.981)
As of 31 December 2010, the above inventories are covered by insurance against losses from damage, natural disasters, fire and other risks under blanket of policies with total coverage of Rp 805.7 billion. Management believes that the insurance coverage is adequate to cover possible losses arising from such risks.

As of 31 December 2010, certain inventories are used as collateral for loans from PT Bank Negara Indonesia (Persero) Tbk. (BNI) and PT Bank CIMB Niaga Tbk. (Bank Niaga) up to Rp 65 billion and US$ 6.25 million for BNI and minimum of Rp 80 billion and US$ 20 million for Bank Niaga, respectively, while inventories purchased using the credit facilities are used as collateral for loans from PT Bank Permata, Indonesia Eximbank (previously PT Bank Ekspor Indonesia), PT Bank DBS Indonesia and Bank Niaga amounted around 100% -125% from the L/C facility being used (Note 12).

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

9.	INVESTMENTS IN SHARES OF STOCK

Details of investments in shares of stock are as follows:

	2010	2009

CP Aquaculture (India) Private Limited	45.796	45.796
Shrimp Improvements Systems Pte Limited (Singapore)	14.255	3.728
Others	739	702
Total	60.790	50.226

Investment in CP Aquaculture (India) Private Limited represents 25% ownership interest. As the Company no longer exerts significant influence in the associated company, the carrying value of investment in the associated company is treated as cost.

Investment in Shrimp Improvements Systems Pte Limited (Singapore) represents 49% and 50% ownership in 2010 and 2009 respectively and is stated based on equity method.

Investments in shares of stock - others, consist of investments in several associated companies with ownership interest less than 20%, and are stated at cost.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

10.	PROPERTY, PLANT AND EQUIPMENT

Balance and movement for the years ended 31 December 2010

	Beginning balance 1 Jan 2010	Additions	Deductions	Reclassification	Ending balance 31 Dec 2010

Carrying value

Direct Ownership
Land	366.405	692	6.296	-	360.801
Land and buildings improvements	2.154.459	13.149	24.722	30.738	2.173.624
Buildings	525.774	4.445	34.906	4.246	499.559
Machinery and equipment	1.242.523	18.591	75.016	25.329	1.211.427
Transportation equipment	161.980	3.897	8.678	924	158.123
Furniture, fixtures and office equipment	74.226	5.338	1.861	31	77.734
Electrical and water installation	201.148	1.569	10.098	24.312	216.931
Laboratory equipment	13.694	1.312	1.104	-	13.902
Total	4.740.209	48.993	162.681	85.580	4.712.101

Construction in progress
Land and buildings improvements	12.743	47.520	3.442	(37.333)	19.488
Machinery and equipment	26.598	31.430	14.059	(22.969)	21.000
Others	32.969	7.084	39	(25.640)	14.374
Total	72.310	86.034	17.540	(85.942)	54.862
Under Financial Lease	37.996	516	1.418	362	37.456
Total Carrying Value	4.850.515	135.543	181.639	-	4.804.419

Accumulated Depreciation

Direct Ownership
Land and buildings improvements	234.030	170.137	5.485	-	398.682
Buildings	97.193	27.159	8.532	-	115.820
Machinery and equipment	361.564	113.002	39.554	-	435.012
Transportation equipment	46.221	19.648	6.828	-	59.041
Furniture, fixtures and office equipment	35.940	10.894	1.602	-	45.232
Electrical and water installation	63.838	25.545	3.906	-	85.477
Laboratory equipment	3.641	2.645	608	-	5.678
Total	842.427	369.030	66.515	-	1.144.942
Under Financial Lease	2.716	1.955	224	-	4.447

Total Accumulated Depreciation	845.143	370.985	66.739	-	1.149.389
Net	4.005.372				3.655.030

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)
10.	PROPERTY, PLANT AND EQUIPMENT (continued)

Balance and movement for the year ended 31 December 2009

	Beginning balance 1 Jan 2009	Additions	Deductions	Reclassification	Ending balance 31 Dec 2009

Carrying value

Direct Ownership

Land	348.475	23.777	5.847	-	366.405
Land and buildings improvements	1.994.266	26.078	117.369	251.484	2.154.459
Buildings	434.197	917	11.990	102.650	525.774
Machinery and equipment	1.112.244	37.697	104.909	197.491	1.242.523
Transportation equipment	163.173	797	4.868	2.878	161.980
Furniture, fixtures and office equipment	71.777	1.422	1.881	2.908	74.226
Electrical and water installation	182.602	1.287	20.784	38.043	201.148
Laboratory equipment	12.360	1.496	162	-	13.694
Total	4.319.094	93.471	267.810	595.454	4.740.209

Construction in progress
Land and buildings improvements	134.374	167.780	20.233	(269.178)	12.743
Machinery and equipment	255.343	50.263	12.463	(266.545)	26.598
Others	53.297	45.529	6.126	(59.731)	32.969
Total	443.014	263.572	38.822	(595.454)	72.310
Lease	37.996	-	-	-	37.996
Total Carrying Value	4.800.104	357.043	306.632	-	4.850.515

Accumulated Depreciation

Direct Ownership
Land and buildings improvements	87.048	164.733	17.751	-	234.030
Buildings	78.028	24.363	5.198	-	97.193
Machinery and equipment	282.344	120.619	42.058	659	361.564
Transportation equipment	30.747	19.649	3.541	(634)	46.221
Furniture, fixtures and office equipment	26.172	11.007	1.239	-	35.940
Electrical and water installation	44.731	23.852	4.720	(25)	63.838
Laboratory equipment	2.045	1.625	29	-	3.641

Total	551.115	365.848	74.536	-	842.427
Under Financial Lease	704	2.012		-	2.716

Total Accumulated Depreciation	551.819	367.860	74.536	-	845.143
Net	4.248.285				4.005.372

a.	Depreciation expenses were charged as follows:

	2010	2009
Cost of goods sold	162.826	207.502
Selling expenses (Note 21)	126.740	79.324
General and administrative expenses (Note 21)	81.419	79.696
Total	370.985	366.522

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

10.	PROPERTY, PLANT AND EQUIPMENT (continued)

The difference between addition of accumulated depreciation and depreciation expenses charged in 2009 of Rp 1.3 billion represents beginning balance of accumulated depreciation of property, plant and equipment of Pacific Aquaculture and Biotechnology LLC (PAB) which was acquired in 2009.

Gain on sale of property, plant and equipment is as follows:

	2010	2009
Proceeds from sale of property, plant, and equipment	104.374	20.467
Book value	63.236	20.532

Gain (loss) on sale of property, plant and equipment	41.138	(65)

b.
Additions of property, plant and equipment and construction in progress for the years ended 31 December 2010 mainly due to significant repairs and addition of the Company and Subsidiary’s installed capacity and the revitalization of the Company’s ponds which has been gradually executed.

Additions of property, plant and equipment for the year ended 31 December 2009 mainly due to significant repairs and addition of the Company and Subsidiary’s installed capacity.

Deduction of property, plant and equipment for the year ended 31 December 2010 mainly due to selling of CWS’s assets and selling some of Company’s ponds assets to farmers. Based on Sale and Purchase Agreement between CWS and SHS International dated 9 March 2010, CWS agreed to sell land, building, facilities, machineries and equipment as well as office equipment located in (i) Desa Saenties, Kecamatan Percut Sei Tuan, Kabupaten Deli Serdang, North Sumatera with a total area of 20,000 square metres, (ii) Desa Berbek, Kecamatan Waru, Kabupaten Sidoarjo, Jawa Timur with a total area of 6,590 square metre, (iii) Kelurahan Mabar, Kecamatan Deli, Kotamadya Medan, North Sumatera with a total area of 12,183 square metre to SHS International with selling price of Rp 103 billion (Note 1d). This transaction has already approved by CWS’s shareholders through Notarial Deed No. 18 dated 10 March 2010 made by Notary Iswandi S.H., substitute notary for Yulia S.H. Gain on sale of CWS’s property, plant and equipment is Rp 40.1 billion.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

10.	PROPERTY, PLANT AND EQUIPMENT (continued)

Deduction of property, plant and equipment for the year ended 31 December 2009 mainly caused by sale of Company’s ponds and their equipment to the farmers with net book value of Rp 127.6 billion and reclassification of unused asset to Other Assets with net book value of Rp 44.9 billion.

c.
Based on the review of the Company’s and Subsidiaries’ management regarding the condition of property, plant and equipment, the management believes that there is no indication of impairment in assets values of the Company and Subsidiaries’ property, plant and equipment as of 31 December 2010.

d.
As of 31 December 2010, property, plant and equipment (except land and transportation equipment), are covered by insurance against losses from damage, natural disasters, fire and other risks under blanket of policies with total coverage of US$ 274.7 million and Rp 76.0 billion (total equivalent to Rp 2.5 trillion). The management believes that the insurance coverage is adequate to cover possible losses arising from such risks.

e.
For the years ended 31 December 2010 and 2009 construction in progress mainly represents acquisitions of buildings and building improvement, machinery and equipment in relation to the addition of Company and Subsidiary’s installed capacity.

f.
The Company and Subsidiaries owned Land under Hak Pakai (Right of Use) and Hak Guna Bangunan (Building Rights) located in certain areas in Indonesia with total area of 140.0 million square metres. The related landrights will expire in various dates until 2045. The management believes that these rights can be renewed upon expiry.

g.	As of 31 December 2010, certain property, plant and equipment are used as collateral for short term bank loans (Note 12).

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

11.	NON-CURRENT ASSETS — OTHERS, NET

Details of non-current assets — others, net are as follows:

	2010	2009
Land not used in operations	115.994	111.632
Other assets not used in operations	36.111	45.167
Restricted deposit	18.884	15.039
Others	5.208	6.589
Total	176.197	178.427

Land Not Used in Operations
As of 31 December 2010 and 2009, lands which are not used in operations are located in several areas, with total area of 37 3 million square meters and 37 1 million square meters respectively.

The related landrights will expire in various dates until 2045. The management believes that these rights can be renewed upon expire.

Cost incurred in relation to acquisition or renewal of legal titles of landrights is charged to consolidated statements of income due to insignificant amount.

Restricted Deposit
Restricted deposit in Sumitomo Mitsui Banking Corporation (SMBC) is a restricted deposit in relation with the bond issuance by BOR (Note 16). In accordance with the terms in the bond offering, an amount of US$ 17 9 million should be set aside in the Interest Reserve Account. The deposit has already been used in June 2009 to pay semiannual bond interest (Note 16). The balance of restricted deposit as of 31 December 2010 and 2009 is US$ 21 million and US$ 1 6 million, respectively.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS

This account represents revolving loan and import loan obtained by the Company and certain Subsidiaries as follows:

	2010	2009

Revolving loan
US Dollar
PT Bank Negara Indonesia (Persero) Tbk. (US$ 20,000,000)	179.820	188.000
PT Bank Capital Indonesia Tbk. (US$ 6,425,000 in 2010 and US$ 7,425,000 in 2009)	57.767	69.795
PT Bank Chinatrust Indonesia (US$ 2,000,000)	-	18.800
Rupiah
Indonesia Eximbank	100.000	100.000

Import loans (L/C)
US Dollar
PT Bank CIMB Niaga Tbk. (US$ 24,719,913 in 2010 and US$ 25,766,115 in 2009)	222.257	242.201
PT Bank DBS Indonesia (US$ 12,953,257 in 2010 and US$ 15,784,004 in 2009)	116.463	148.370
PT Bank Permata Tbk. (US$ 3,132,830 in 2010 and US$ 1,906,966 in 2009)	28.167	17.925
PT Bank Negara Indonesia (Persero) Tbk. (US$ 3,028,806 in 2010 and US$ 4,977,038 in 2009)	27.232	46.784
Indonesia Eximbank (US$ 943,638)	8.484	-

Rupiah
PT Bank CIMB Niaga Tbk.	153.239	150.094
PT Bank Negara Indonesia (Persero) Tbk.	126.132	117.570
Indonesia Eximbank	38.632	41.789
PT Bank DBS Indonesia	33.258	13.081
Total	1.091.451	1.154.409

PT Bank Negara Indonesia (Persero) Tbk.

CPB

Working Capital Loan (KMK)
On 21 September 2006, CPB entered into an agreement with PT Bank Negara Indonesia (Persero) Tbk. (BNI) as notarized by Notarial Deed No. 17 of Surjadi, S.H., whereby BNI will provide working capital loan (KMK) with credit limit of US$ 20.0 million The loan was secured by certain property, plant and equipment located in Desa Bratasena, Kecamatan Menggala, Kabupaten Tulang Bawang, Lampung.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank Negara Indonesia (Persero) Tbk. (continued)

CPB (continued)

Working Capital Loan (KMK) (continued)
Based on Amended Credit Agreement No. (2) 17 dated 17 June 2008, BNI and CPB agreed to amend Working Capital Loan Facility among others:

-	to extend Working Capital Loan facility up to 20 September 2008
-	to replace and add the existing collaterals in the form of first ranked mortgage over land amounting to Rp 50.5 billion and first ranked mortgage over 10 pieces of land amounting to Rp 158.0 billion.

The facilities were further amended on 3 April 2009 with Amended Credit Agreement No. (4) 17, whereby, among others, BNI and CPB agreed to:
-	to extend Working Capital Loan facility up to 20 September 2009
-	to apply fixed interest rate for the facility starting from 21 March 2009 until 20 September 2009.

Based on Letter of Credit Facility Extention No. KPD/2.2/066/R the above facility is extended up to 22 June 2011.

CPB is required to maintain financial position with minimum Current Ratio lx, maximum Debt-to-Equity Ratio 2.5x and minimum Debt Service Coverage of 100%.

L/C Facility
On 21 September 2006 CPB also obtained Letter of Credit (L/C) facility from the same bank as notarized in Notarial Deed No. 18 of Surjadi, S.H. This L/C facility has maximum limit of US$ 5.0 million and bears interest of SIBOR+2% p.a. The L/C facility is secured by raw materials with total value of 125% of the used facility. The agreement for the L/C facility is valid for 12 months starting from the date when the loan agreement was signed.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank Negara Indonesia (Persero) Tbk. (continued)

CPB (continued)

L/C Facility
On 16 July 2007, CPB signed an amended opening import L/C facilities agreement with PT Bank Negara Indonesia (Persero) Tbk (BNI), under agreement No. (1) 18. The amendment stipulated that due sight L/C can be carried forward as Trust Receipt (T/R) / post fmancing in line with the agreed terms and conditions.

Usage of import L/C facilities plus the trust receipt / post financing facility may not exceed US$ 5.0 million.

Based on Letter of Credit Facility Extention No. KPD/2.2/066/R the above facilities are extended up to 22 June 2011.

The Company
On 23 June 2008, the Company entered into a credit agreement with BNI as notarized by Notarial Deed No. 33 of Surjadi, S.H., whereby BNI provides L/C opening facility in the form of Irrevocable Sight L/C and/or Usance L/C which can also be used to open SKBDN in the form of Irrevocable Sight or Usance SKBDN, with credit limit of Rp 185.0 billion or US$ 20 0 million at interest rate of 11.5% p.a.

On 22 June 2010, based on Amended Letter of Credit Import Facility / SKBDN Agreement No. (2) 33, the Company signed an agreement with BNI to extend this credit facility period up to 22 September 2010 as well as changes in the interest rate to 12.5%. Moreover, BNI and the Company agreed to pledge the land, building and machineries owned by the Company located in Desa Bumi Dipasena, Lampung amounted to Rp 183.6 billion, inventory amounted to Rp 65.0 billion and trade receivable amounted to Rp 65.0 billion. Based on Letter of Credit Facility Extention No. KPD/2.2/065/R the above facility are extended up to 22 June 2011.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank Negara Indonesia (Persero) Tbk. (continued)

The Company (continued)
The Company is required to maintain minimum Interest Coverage Ratio of 2x.

The Company and CPB have already got waiver for 2011.

As of 31 December 2010, total revolving facility which has been used amounting to US$ 20 0 million whereas total L/C impor facility which has been used amounting to US$ 3 0 million and Rp 126.1 billion.

PT Bank Capital Indonesia Tbk.

On 11 November 2009 the Company entered into a loan agreement with Bank Capital (Capital) whereby Capital will provide Working Capital Loan (KMK) facility with credit limit of US$ 7.425 million. The credit facility period is from 16 November 2009 until 16 November 2010.

Based on Akta Surat Kuasa Membebankan Hak Tanggungan No. 26, 27, 29 and 30 of Notary B. Andy Widyanto, S.H. dated 25 February 2010, the Company agreed to pledge additional collaterals consisting of several pieces of land and related facilities owned by CPgP located in Kabupaten Karawang, West Java.

On 16 November 2010, based on Addendum to Banking Facility Agreement No. 117/P-PA/BCI-KP/XI/2010, the working capital loan facility credit limit became US$ 6.425 million and the credit facility period is extended until 16 November 2011.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

12	SHORT-TERM BANK LOANS (continued)

Indonesia Eximbank (previously PT Bank Ekspor  Indonesia)

On 29 May 2008, based on Notarial Deed No. 94 of Suwami Sukiman, S.H., Indonesia Eximbank (Eximbank) agreed to provide the following credit facilities to the Company:

-	Opening facility for Sight L/C or Usance L/C and / or fmancing import L/C with credit limit of US$ 10.0 million
-	Working capital loan facility with credit limit of Rp 100.0 billion.

This L/C facility is secured by cash collateral representing 15% of opening L/C and fiduciary transfer of imported inventories equivalent to 125% of used facility.

On 1 April 2009, based on the Amended Working Capital Credit Export Agreement No. 027A/ADDPK/04/2009, Eximbank agreed to provide additional Financing or Opening of SKBDN combined with Opening Facility for Sight L/C or Usance L/C and/or financing import L/C with total credit limit of US$ 10.0 million

On 29 May 2009, based on Second Amended Working Capital Credit Export Agreement No. 051/ADDPK/05/2009, Eximbank agreed on changes in currencies used for this facility. Opening of L/C Sight or Usance can be in US$ or Euro or SGD or Rupiah. Opening of SKBDN can be in US$ or Rupiah equivalent to US$ 10.0 million.

Applicable interest rate constitutes Prime Lending Rate at 13.75%.

In relation to the restructuring process of bonds payable issued by BOR (Note 16), the Company has obtained a waiver from Eximbank which states that Eximbank will not enforce cross default on the potential default from the restructuring process which is valid up to end of year 2010 with condition that the Company pledges an additional guarantee in the form of Land and Buildings with a minimum value of Rp 109.0 billion. Waiver for 2011 is currently under extension process. The management believes that the extension of waiver period can be obtained.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

Indonesia Eximbank (previously PT Bank Ekspor Indonesia) (continued)

Therefore, on 30 December 2009, the Company and Eximbank signed the Fourth Amended Working Capital Credit Export Agreement No. 306/ADDPK/12/2009, the Company agreed to pledge additional collaterals consisting of land, building, facilities and machine owned by the Company located in several areas in East and West Java, and Eximbank agreed to decrease the Prime Lending Rate to 13.25% per annum effective since 29 September 2009.

On 3 June 2010, based on the Fifth Amended Working Capital Credit Export Agreement No. 110/ADDPK/06/2010, the Company and Eximbank agreed to amend the above credit facility limit to US$ 8.66 million or equivalent in Rupiah currency. Both parties also agreed to decrease the Prime Lending Rate to 12.5% for Rupiah currency and 6% for Dollar currency. The credit facility period is extended until 29 November 2010.

On 8 December 2010, based on the Sixth Amended Working Capital Credit Export Agreement No. 172B/ADDPK/12/2010, the Company and Eximbank agreed to decrease the Prime Lending Rate for Rupiah currency. The credit facility period is extended until 28 January 2011.

The Company is required to inform and / or obtain approval from Eximbank to perform the following: (i) merger, consolidation, acquisition and / or liquidation of the Company; (ii) agreement which will influence the ability of the Company to pay its payables; and (iii) give Company’s guarantee to third party except for farmers and joint-operation parties.

The Company is required to comply with financial ratios among others Gearing Ratio not exceeding 3.5x, Minimum Interest Coverage Ratio 2x and minimum Current Ratio lx.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

Indonesia Eximbank (previously PT Bank Ekspor Indonesia) (continued)

As of 31 December 2010, total working capital facility which has been used amounting to Rp 100.0 billion whereas total import L/C facility which has been used amounting to US$ 09 million and Rp 38.6 billion.

PT Bank Chinatrust Indonesia

The Company
On 31 October 2007 the Company entered into a credit agreement with PT Bank Chinatrust Indonesia (Chinatrust) as notarized by Notarial Deed No. 92 of Dewi Himijati Tandika, S.H., whereby Chinatrust provides Short Term Loan Facility with credit limit of US$ 20 million and bears floating interest rate of 8.5% p.a for drawdown in US$ and 1 month Indonesian Bank Certificate interest rate plus 2.75% for drawdown in Rupiah, plus facility fee of 0.5% p.a. This facility is valid for 1 (one) year until 31 October 2008.

On 22 December 2008 based on Amended Credit Agreement No. 150/AMEND/XII/2008, Chinatrust agreed that the US$ 20 million credit facility may be drawdown in US$ or any other currencies as approved by Chinatrust, and the facility period was extended up to 14 April 2009 at floating interest rates of 10.65% p.a for drawdown in US$ and 15.65% p.a. for drawdown in Rupiah.

On 29 May 2009 based on Amended Credit Agreement No. 089/AMENDN/2009, the facility period was extended up to 14 April 2010 at floating interest rates of 9% p.a for drawdown in US$ and 14% p.a for drawdown in Rupiah.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank Chinatrust Indonesia (continued)

On 27 October 2009, the Company and Chinatrust entered into an amendment of credit agreement in connection with additional collaterals. This amendment was notarized by Notarial Deed No. 107 of Dewi Himijati Tandika, S.H. The collaterals are in the form of pieces of lands owned by the Company, CWS and CBB.

In relation to the restructuring process of bonds payable issued by BOR (Note 16), the Company has obtained a waiver from Chinatrust which states that Chinatrust will not enforce cross default on the potential default from the restructuring process.

Based on Amended Credit Agreement No. 025/AMEND/III/2010 dated 18 March 2010, Chinatrust agreed to change the credit limit to US$ 1.4 million with floating interest rate of 7.5% p.a plus facility fee of 0.5% p.a. This facility is valid until 14 October 2010. In this Amendment, it is stipulated that collaterals pledged are land owned by the Company and CBB. On 14 October 2010, the above facility has expired and was not extended.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank CIMB Niaga Tbk. (Bank Niaga)

Pursuant to the legal merger between PT Bank Niaga Tbk. and PT Bank Lippo Tbk., the short term bank loans from these two banks are presented as part of short term loans from PT Bank CIMB Niaga Tbk.

Previously PT Bank Niaga Tbk.
The Company

On 30 November 2007, the Company entered into agreements with PT Bank Niaga Tbk. (Bank Niaga) under agreements No. 292/CBG/JKT/2007, No. 293/CBG/JKT/2007 and No. 294/CBG/JKT/2007, whereby Bank Niaga provides Import and / or SKBDN Letter of Credit (Import L/C – SKBDN) facility, Special Transaction Loan (PTK Facility) and Pengalihan Hak atas Wesel Ekspor (Negotiated Line for Export Documents Facility) for a period of 12 months. These facilities have combined credit limit of US$ 10.0 million Interest on this PTK facility is SIBOR+2% p.a.

These credit facilities are secured by:
-	second ranked mortgage over land and building owned by CPB located in Suak Village, Lampung valued at Rp 5.0 billion.
-	second ranked mortgage over land and building owned by CPB located in Sindangsari village, Lampung valued at Rp 5.0 billion.
-	fiduciary security over inventories purchased under the Import L/C - SKBDN facility, with minimum collateral value of US$ 10.0 million.

On 12 June 2008, the facilities were amended with agreements No. 279/AMD/CBG/JKT/08, No. 280/AMD/CBG/JKT/08 and No. 281/AMD/CBG/JKT/08 whereby, among others, Bank Niaga agreed to increase the credit limit of import facility from US$ 100 million to US$ 200 million with additional collaterals as follows:

-	third ranked mortgage over land and building owned by CPB located in Suak Village, Lampung valued at Rp 2.3 billion.
-	third ranked mortgage over land and building owned by CPB located in Sindangsari Village, Lampung valued at Rp 5.0 billion.
-	fiduciary security over inventories purchased under the Import L/C facility at minimum value of US$ 200 million (previously US$ 10.0 million).

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank CIMB Niaga Tbk. (Bank Niaga) (continued)

Previously PT Bank Niaga Tbk. (continued)

The Company (continued)

On 18 June 2009 the credit facilities were amended with agreements No. 260/AMD/CBG/JKT/09, No. 261/AMD/CBG/JKT/09 and No. 262/AMD/CBG/JKT/09 whereby among others, Bank Niaga agreed to amend the credit limit of Import L/C facility to US$ 127 million and Rp 84.3 billion.

On 9 December 2010 based on Amended Loan Agreement No. 633/AMD/CB/JKT/2010, these facilities have been extended to 12 March 2011.

The Company is required to comply with minimum Interest Service Coverage Ratio 2x and on incurrence basis is required to comply with minimum Fixed Charge Coverage Ratio 2x. In addition Charoen Pokphand Group has to maintain the majority ownership / control to the Company’s management.

CPB
On 19 October 2006, CPB entered into agreements with Bank Niaga under agreements No. 389/CBG/JKT/2006, No. 390/CBG/JKT/2006 and No. 391/CBG/JKT/2006, whereby Bank Niaga will provide Letter of Credit Impor (Import L/C) facility, Special Transaction Loan – Import Loan Facility (PTK-Import) and Pengalihan Hak Atas Wesel Ekspor (Negotiated Line for Export Documents facility - NWE). These facilities are valid for 12 months (19 October 2006 – 19 October 2007) with maximum combined limit of US$ 8.0 million. The PTK-Import bears interest of SIBOR+2.75% p.a.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)
12.	SHORT-TERM BANK LOANS (continued)

PT Bank CIMB Niaga Tbk. (Bank Niaga) (continued)

Previously PT Bank Niaga Tbk. (continued)

CPB (continued)
The Special Transaction Import Loan Facility (PTK-Import) is secured by:

-	first ranked mortgage over land and building with areas of 123.71 ha owned by CPB located in Suak Village, Lampung.
-	first ranked mortgage over land, building, machinery and equipment with areas of 70,875 square metres and 38,855 square metres owned by CPB in Sindangsari village, Lampung.
-	fiduciary securities over inventories purchased under the L/C import facility, with minimum collateral value of Rp 80.0 billion.

The Negotiated Line for Export Documents is secured by goods documented under corresponding export documents.

On 14 December 2007 the facilities were amended with agreements No. 608/AMD/CGB/JKT/07, No. 609/AMD/CBG/JKT/07 and No. 610/AMD/CBG/JKT/07 whereby, among others, Bank Niaga agreed to extend the loan facilities up to 14 December 2008 with maximum combined credit limit of US$ 160 million and interest of SIBOR+2% p.a. for PTK-Import.

The facilities were further amended on 10 December 2008, with agreements No. 564/AMD/CBG/JKT/08, No. 565/AMD/CBG/JKT/08 and No. 566/AMD/CBG/JKT/08 whereby, among others, Bank Niaga agreed to amend the currency and the limit of L/C facility from the original limit of US$ 160 million to US$ 138 million and Rp 25.3 billion, and to extend the loan facilities period up to 20 August 2009.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank CIMB Niaga Tbk. (Bank Niaga) (continued)

Previously PT Bank Niaga Tbk. (continued)

CPB (continued)
The facilities were amended on 18 August 2009 with agreements No. 311/AMD/CBG/JKT/09, No. 312/AMD/CBG/JKT/09 and No. 313/AMD/CBG/JKT/09 whereby, among others, Bank Niaga agreed to amend the currency and the limit of Import L/C facility from US$ 13.8 million and Rp 25.3 billion to US$ 9.9 million and Rp 69.0 billion for Import L/C Facility and Special Transaction Loan – Import Loan Facility (PTK-Import) as well as US$ 9.9 million and Rp 46.0 billion for Negotiated Line for Export Documents Facility, and to extend the loan facilities period up to 20 November 2009.

On 12 October 2009, based on agreements No. 464/AMD/CBG/JKT/09, No. 465/AMD/CBG/JKT/09 and No. 466/AMD/CBG/JKT/09 Bank Niaga and CPB agreed to extend the loan facilities in the form of Import L/C, Special Transaction Loan – Import Loan Facility and Negotiated Line for Export Documents facility – NWE until 20 November 2010.

On 29 December 2009, based on Amendment of Credit Agreement No. 737/AMD/CBG/JKT/09, Bank Niaga and CPB agreed to pledge additional collateral in form of land and / or building owned by the Company located in Desa Merak Belantung, Kecamatan Kalianda, Lampung Selatan. All of pledged collateral asset located in Desa Merak Belantung, desa Suak and desa Sindangsari, Lampung are cross collateralized with other credit facilities given by Bank Niaga to the Company.

On 4 November 2010, based on agreements No. 550/AMD/CB/JKT/2010, Bank Niaga and CPB agreed to extend the loan facilities in the form of Import L/C, Special Transaction Loan – Import Loan Facility and Negotiated Line for Export Documents facility – NWE until 20 February 2011.

Based on the above credit agreements, CPB should meet certain covenants, among others, not to dispose/sell or transfer the rights or lease/ surrender the whole or part of asset’s usage whose value exceeds 10% of total assets per transaction, except in relation to daily operations, mergers, consolidations, acquisitions and liquidations, except for merger with and acquisition of company that has similar nature and activity, by notification to Bank Niaga would be sufficient.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)
12.	SHORT-TERM BANK LOANS (continued)

PT Bank CIMB Niaga Tbk. (Bank Niaga) (continued)

Previously PT Bank Lippo Tbk.

On 5 June 2006, the Company, CPB and CPgP obtained Letters of Credit (L/C) facilities from PT Bank Lippo Tbk. (Bank Lippo) with credit limit of US$ 50 million, US$ 50 million and US$ 30 million, respectively. These facilities are secured by cash collateral representing 15% from opening L/C and inventories representing 125% of the loan. Company, CPB and CPgP are required to obtain written approval from Bank Lippo to conduct among others: (i) conducting a merger, acquisition, consolidation, sale, diversion, bequeath, rent out or abdicate rights to assets, except for common transactions in the Company, where the Company is obligated to provide response in 14 working days at the latest; (ii) changes in business activities; and (iii) not entering into any investments unless it is in line with the Company’s operations.

As of 26 December 2007, CPgP had fully repaid its liability to Bank Lippo.

Based on Notarial Deed No. 18 and 19 of Myra Yuwono, S.H. dated 10 June 2009, credit facilities for CPB and the Company have been extended to 5 June 2010 and floating interest rate for Trust Receipt (TR) facility becomes 10% per annum.

Based on Amendment of Credit Facilities for opening L/C Line No. 731/ AMD/CBG/JKT/09 and No. 735/ AMD/CBG/JKT/09 dated 29 December 2009, the Company and CPB agreed to pledge collateral in the form of land and / or building owned by the Company located in Desa Merak Belantung, Kecamatan Kalianda, Lampung.

In relation to the restructuring process of bonds payable issued by BOR (Note 16), the Company has obtained a waiver from CIMB which states that CIMB will not enforce cross default on the potential default from the restructuring process which is only applicable for deferred BOR interest payment due in December 2010 period. Waiver for 2011 is currently under extension process. The management believes that the extension of waiver period can be obtained.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank CIMB Niaga Tbk. (Bank Niaga) (continued)

Previously PT Bank Lippo Tbk. (continued)

This credit facility has been extended several times, the most recent extension is on 26 November 2010, based on Amendment of Credit Agreement No. 608/AMD/CB/JKT/2010 and 609/AMD/CB/JKT/ 2010 credit facility for the Company and CPB have already been extended to 28 February 2011.

As of 31 December 2010, the total Import L/C facility which has been used amounting to US$ 24.7 million and Rp 153.2 billion.

PT Bank Permata Tbk.

On 4 April 2008, based on the Notarial Deed No. 17 of Sjarmeini S. Chandra, S.H., the Company obtained Letters of Credit (L/C) facility from PT Bank Permata Tbk. with total credit limit of US$ 100 million since 4 April 2008.

This facility is secured by cash collateral representing 15% of opening L/C and fiduciary transfer of imported inventories at value equivalent to 125% of the used facility.

On 16 April 2009 based on First Amendment of Banking Facility No. KK/09/191/AMD/WB-LC, credit limit of L/C facility from PT Bank Permata Tbk. is amended to US$ 75 million (can be exercised in multi currency either US$ and or Rp) with Post Import Loan (PIL) interest rate at 10.5% per annum for USD and 16.5% per annum for Rupiah.

The Company is required to inform and/or obtain approval from Bank Permata to conduct among others: (i) changes in the Company’s articles of associations; (ii) investments which affect the Company’s ability to pay its debts; and (iii) changes in current nature and business operations, or activity outside the Company’s normal activities.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank Permata Tbk. (continued)

The Company is required to comply with minimum Interest Coverage Ratio of 2x.

In relation to the restructuring process of bonds payable issued by BOR (Note 16), the Company has obtained a waiver from Bank Permata which states that Bank Permata will not enforce cross default on the potential default from the restructuring process with one of the conditions that the Company pledge a temporary additional collateral in the form of Cold Storage owned by CWS before 30 November 2009 until negotiation between bond holders and BOR is concluded. Waiver for 2011 is currently under extension process. The management believes that the extension of waiver period can be obtained.

On 29 January 2010 based on Third Amendment of Banking Facility No. KK/10/47/AMD/WB-LC, credit limit from PT Bank Permata Tbk. is amended to US$ 4 million (can be exercised in multi currency either in US$ and / or Rp) with Post Import Loan interest rate at 7% per annum. This facility is extended up to 22 January 2011. The Company is not allowed to pledge land, building and facilities owned by WSP, SWP, AWM and CWP located in North Sumatera and land, building, facilities and machine owned by CPB located in East Java. Furthermore, the Company has to maintain minimum Interest Service Coverage of lx.

As of 31 December 2010, total import facility which has been used amounting to US$ 3.1 million.

PT Bank DBS Indonesia

On 23 October 2008, the Company, CPB, CPgP and CWS (“Borrower”) entered into a Banking Facility Agreement with PT Bank DBS Indonesia (DBS) based on agreement No. 12 which was notarized by Notary Putut Mahendra, S.H., whereby DBS provides Import L/C facilities with credit limit of US$ 20.0 million or its equivalent in any other currency approved by DBS.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank Permata Tbk. (continued)

On 16 December 2009 based on Second Amendment to the Banking Facility Agreement No. 429/PFPADBSI/XII/2009, DBS and the Company, CPB, CPgP and CWS agreed to pledge collaterals in the form of land, building and machine owned by the Company located in North Sumatera, together with land and building owned by the Company located in South Sumatera. The facility is secured by cash margin representing 15% of opening L/C and fiduciary transfer of imported inventories at value equivalent to 100% of the used facility.

In relation to the restructuring process of bonds payable issued by BOR (Note 16), the Company has obtained a waiver from DBS which states that DBS will not enforce cross default on the potential default from the restructuring process. This waiver is valid up to end of year 2010. Waiver for 2011 is currently under extension process. The management believes that the extension of waiver period can be obtained.

The latest credit facility amendment is based on Third Amendment to the Banking Facility Agreement No. 427A/PFPA-DBSI/XI/2010 dated 26 November 2010 which stated that CWS is no longer a Borrower in this Agreement and also agreed to extend the credit facilities up to 23 April 2011.

As of 31 December 2010, total import facility which has been used amounting to US$ 13.0 million and Rp 33.2 billion.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

13.	ACCOUNTS PAYABLE – TRADE

Details of accounts payable - trade consist of

	2010	2009
Third parties:
Local suppliers	417.950	361.550
Foreign suppliers	118.690	99.005
Total third parties	536.640	460.555
Related parties (Note 7b):
PT Charoen Pokphand Indonesia Tbk.	16.113	32.139
PT Surya Hidup Satwa	8.458	8.321
PT Tanindo Intertraco	8.169
PT SHS International	781	1.270
PT Indovetraco Makmur Abadi	337	910
PT Tanindo Subur Prima		5.420
Total related parties	33.858	48.060
Accounts Payable - Trade	570.498	508.615

Accounts payable - trade arises from purchase of raw materials, manufacturing supplies and other purchases in connection with the Company and the Subsidiaries’ operations.

The above accounts payable-trade include payables denominated in foreign currencies which are equivalent to Rp 126.1 billion and Rp 100.5 billion respectively (Note 27) as of 31 December 2010 and 2009 with details as follows :

(stated in full amount)
	2010	2009
United States Dollar	13.666.700	10.458.642
Euro Europe	163.169	154.346
Singapore Dollar	139.226	18.586
Japanese Yen	39.800	4.950
Swiss Franc	26.260	-
Great Britain Poundsterling	814	270
Australian Dollar	-	1.958

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

14.	TAXATION

a.	Taxes payable consist of:

	2010	2009
Income tax
Article 4	172	166
Article 19	4	7.611
Article 21	5.220	518
Article 23	324	380
Article 25	380	398
Article 26	956	7.810
Article 29	150	204
Value added tax	19.963
Total	27.169	17.087

b.	Income Tax Expense - Current

Reconciliations between loss before income tax as presented in the consolidated statements of income and taxable income for the years ended 31 December 2010 and 2009 are as follows:

	2010	2009
Loss before income tax per consolidated statements of income	(731.385)	(203.779)
Deduct:
Loss of Subsidiaries before income tax	350.367	227.723
Income (loss) before income tax attributable to the Company	(381.018)	23.944
Temporary differences:
Allowance for doubtful accounts	153.898	122.814
Depreciation	15.304	(15.251)
Provision for employees’ benefits	6.159	19.344
Provision for inventory obsolescence	(253)	211
Amortization of prepaid rental	–	(20)
Permanent differences:
Tax penalties	731	17.109
Donations and entertainment	690	656
Interest income already subjected to final tax	(2.253)	(2.280)
Taxable Income (Loss) of the Company before compensation of fiscal loss	(206.742)	166.527
Compensation of fiscal loss	(469.374)	(635.901)
Corection of fiscal loss compensation	26.087	–
Taxable Loss Company	(650.029)	(469.374)

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

14.	TAXATION (continued)

b.	Income Tax Expense - Current (continued)

Computations of income tax payable and claims for tax refund are as follows:

	2010	2009
Income tax expense - current
Company	-	-
Subsidiaries	15.746	17.946
Total	15.746	17.946
Prepayments of income tax
Company	14.438	29.259
Subsidiaries	16.720	22.171
Total	31.158	51.430
Income tax payable
Company	-	-
Subsidiaries	150	7.810
Total	150	7.810
Claims for tax refund Company
Overpayment of income tax
2010	14.438	-
2009	29.259	29.259
2008	-	21.773
2007	39.815	39.815
2006	-	8.274
Value added tax Subsidiaries	119.210	114.261
Value added tax Overpayment of income tax for the years	6.133	8.405
2010	14.826	-
2009	12.035	12.035
2008	-	7.679
2007	1.882	275
2006	3.797	433
2005	-	9
2004	-	326
2002	-	30
Total	241.395	242.574

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

14.	TAXATION (continued)

b.	Income Tax Expense — Current (continued)

In 2010, the Company received Overpayment Tax Assessment Letter (SKPLB) for 2008 fiscal year as follows:
-	Overpayment of Corporate Income Tax amounting to Rp 22.6 billion
-	Overpayment of Value Added Tax amounting to Rp 51.8 billion

In 2009, the Company received Underpayment Tax Assessment Letter (SKPKB) for 2007 fiscal year as follows:
-	Underpayment of Corporate Income Tax amounting to Rp 28.4 billion
-	Underpayment of Value Added Tax amounting to Rp 5.7 billion
-	Underpayment of Income Tax article 21 amounting to Rp 0.1 billion
-	Underpayment of Income Tax article 23 amounting to Rp 16.4 billion
-	Underpayment of Value Added Tax for Outside Bonded Area amounting to Rp 0.1 billion
-	Value Added Tax Penalty amounting to Rp 1.7 billion

Of the above underpayments, the Company has submitted an objection letter for all SKPKB which in 2010 the Company received refusal for objection letter on the SKPKB above, and lodged an appeal to the tax court.

In 2010, the Company received tax appeal decision letter for 2006 fiscal year as follow:
-	Restitution for Corporate Income Tax amounting to Rp 39.6 billion
-	Restitution for Income Tax article 26 amounting to Rp 0.8 billion
-	Restitution for Value Added Tax amounting to Rp 0.1 billion.

In 2010, certain Subsidiary received Overpayment Tax Assessment Letter (SKPLB) as follows:

-	Overpayment of Income Tax article 25 for 2008 amounting to Rp 7.7 billion
-	Overpayment of Value Added Tax for January 2010 amounting to Rp 10.7 billion

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

14.	TAXATION (continued)

b.	Income Tax Expense — Current (continued)

In 2009, certain Subsidiary received Overpayment Tax Assessment Letter (SKPLB) as follows:

̵	Overpayment of Corporate Income Tax for 2007 amounting to Rp 12.1 billion
̵	Overpayment of Value Added Tax for January - October 2008 amounting to Rp 8.8 billion

In 2008, certain Subsidiary received Underpayment Tax Assessment Letter (SKPKB) and Tax Collection Letter (STP) for 2007 and 2006 fiscal years among others as follows:

̵	Underpayment of Corporate Income Tax for 2006 amounting to Rp 5.0 billion
̵	Underpayment and Tax Collection Letter of Value Added Tax for 2006 amounting to Rp 1.4 billion

Of the above underpayments, the Subsidiary has submitted an objection letter, requesting corporate income tax refund amounting to Rp 160.0 million and Value Added Tax compensation amounting to Rp 378.0 million for the next fiscal year.

In 2009, decision on the objection was issued, stipulating the following:

̵	Underpayment of corporate income tax for 2006 amounting to Rp 5.0 billion
̵	Underpayment and Tax Collection Letter on Value Added Tax for 2006 amounting to Rp 1.6 billion

The Subsidiary has lodged an appeal on the above decision.

In 2008, other certain Subsidiary received Underpayment Tax Assessment Letter (SKPKB) and Tax Collection Letter (STP) for 2006 fiscal year as follows:

̵	Underpayment of corporate income tax amounting to Rp 18.0 billion
̵	Underpayment and Tax Collection Letter for value added tax amounting to Rp 12.0 billion

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

14.	TAXATION (continued)

b.	Income Tax Expense — Current (continued)

Of the above underpayments, the Subsidiary has submitted an objection letter, requesting tax refund amounting to Rp 418.0 million and Value Added Tax compensation amounting to Rp 1.9 billion to the next fiscal year.

In 2009, decision on the objection was issued, stipulating the following:

̵	Underpayment of Corporate Income Tax amounting to Rp 16.4 billion
̵	Underpayment for Value Added Tax amounting to Rp 9.3 billion

The Subsidiary has lodged an appeal on the above decision.  In 2010, the appeal was rejected by the Council of Judges of Tax Court.  In relation with the rejection, in 2011, the Subsidiary has already applied a judicial review to the Supreme Court.

Other certain Subsidiary also received Nil Tax Assessment Letter (SKPN) on Corporate Income Tax for 2006 fiscal year reducing its fiscal loss to Rp 2.5 billion.  The Subsidiary has submitted an objection letter to this SKPN.

In 2009, the Subsidiary accepted the decision for objection letter submitted in 2008 for SKPN whereby fiscal loss was reduced from Rp 2.5 billion to Rp 1.76 billion.

On 2009, other Subsidiary received Overpayment Tax Assessment Letter (SKPLB) for 2007 fiscal year Value Added Tax amounting to Rp 0.97 billion.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

14.	TAXATION (continued)

c.	Deferred tax

	2010	2009
Income tax expense (benefit) - deferred (maximum tax rate at 25%)
Company
Leasing	1.586	1.238
Provision for inventory obsolence	63	(53)
Amortization of prepaid rent	-	5
Provision for employees’ benefits	(1.540)	(4.836)
Depreciation	(5.412)	2.575
Provision for doubtful account	(38.474)	(30.703)
Fiscal loss	(45.164)	41.631
Total	(88.941)	9.857
Subsidiaries	(22.576)	(14.427)
Total Income Tax Expense – Deferred	(111.517)	(4.570)

Reconciliations between income tax expense (benefit) calculated by applying the applicable tax rate to the Company’s income before income tax based on cost method and the income tax expense (benefit) shown in the consolidated statements of income for the years ended 31 December 2010 and 2009 are as follows:

	2010	2009
Income (loss) before income tax - Company based on cost method	(381.018)	23.944
Correction of fiscal loss compensation	26.087	-
Income tax (applicable progressive tax rate)	(88.733)	5.986
Tax effect on permanent differences:
Tax penalties	183	4.277
Donations and entertainment	172	164
Interest income already subjected to final tax	(563)	(570)
Income tax expense (benefit) per consolidated statements of income
Company	(88.941)	9.857
Subsidiaries	(6.830)	3.519
Total	(95.771)	13.376

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

14.	TAXATION (continued)

c.	Deferred tax (continued)

Deferred tax assets and liabilities as of 31 December 2010 and 2009 are as follows:

	2010	2009

Deferred tax assets (liabilities) - net Company - net
Fiscal loss	162.507	117.343
Accounts receivable	69.351	30.877
Provision for employees’ benefits	15.830	14.291
Inventory	2.423	2.487
Prepaid expenses	(411)	(411)
Leasing	(3.232)	(1.646)
Property, plant and equipment	(22.088)	(27.501)
	224.380	135.440
Subsidiaries - net
Deferred tax assets	37.728	16.636
Deferred tax liabilities	(1.334)	(2.819)

Deferred Tax Assets - Net	262.108	152.076

Deferred Tax Liabilities - Net	(1.334)	(2.819)

The management believes that the deferred tax assets can be fully recovered through future taxable income.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

15.	LONG-TERM DEBTS

This account consists of:

	2010	2009

Financial lease	13.714	21.805
Others:
Oval Office Investments LLC, Florida, USA (US$ 1.50 million in 2010 and US$ 1.75 million in 2009)	13.487	16.450
Thaina Trading Pte. Ltd., Singapore (US$ 0 9 million)	-	8.446
Total long-term debts	27.201	46.701
Less current portion of Financial lease	8.292	6.871
Others	-	8.446
Total current portion	8.292	15.317
Long-term portion
Financial lease	5.422	14.934
Others	13.487	16.450
Total long-term portion	18.909	31.384

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

15.	LONG-TERM DEBTS (continued)

Thaina Trading Pte. Ltd., Singapore (TTPL)

Payable to TTPL arose from the purchase of generator sets for central power station owned by CPB.  On 23 April 2001, CPB and TTPL entered into a Restructuring Agreement.  As one of the terms and conditions of the above Loan Restructuring Agreement with the lenders, CPB shall pay semi-annually the remaining payable to TTPL amounting to US$ 9.6 million from 30 June 2001 until 30 June 2009 in the amount of US$ 0.5 million semiannually on 30 June and 30 December and make the last payment of US$ 1.1 million on 30 December 2009.  If CPB default in the fulfilment of the repayment schedule, CPB shall return the equipment.  CPB shall neither pledge nor transfer the ownership of the equipment to other party or CPB’s loan will become due and demandable.  Based on the second amendment to agreement between CPB and TTPL dated 14 December 2009, both parties agreed to extend the repayment period of outstanding payable amounting to US$ 0.9 million through twelve monthly installments in 2010, with last installment on 31 December 2010.

On 30 December 2010, the TTPL payable has already been paid.

Oval Office Investments LLC, Florida, USA (OVAL)

On 13 February 2009, SIS and Oval Office Investments LLC, Florida, US (OVAL) entered into a mortgage deed and security agreeement.  Payable to OVAL arose from the purchase of land in Village of Islamorada, Florida, United States of America.  The payable amounting to US$ 1,750,000 will be due on 12 March 2012.  The interest rates are at 7% for the first year, 8% for the second year and 9% for the third year.  In March 2010, SIS partially paid its payable to OVAL amounted to US$ 250,000.  As of 31 December 2010, the outstanding payable to OVAL is amounted to US$ 1.5 million.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

16.	BONDS PAYABLE

On 28 June 2007, BOR (the “Issuer”) issued US$ 325.0 million guaranteed senior secured notes due in 2012 (the Notes) in minimum denominations of US$100,000 and integral multiples of US$ 1,000 in excess thereof.  The Notes are guaranteed by the Company and certain subsidiaries (the Subsidiary Guarantors) i.e., (i) CWS; (ii) CPB; (iii) MLP; and (iv) CPgP.  This guarantee on the Notes has been approved by the Company’s Extraordinary Shareholders’ General Meeting as notarized in Notarial Deed No. 67 dated 27 June 2007 by Siti Pertiwi Henny Singgih, S.H.

The Notes bear interest at the rate of 11% per year.  Interest on the Notes is payable on 28 June and 28 December of each year, beginning on 28 December 2007.  The Notes will mature on 28 June 2012.  The Issuer may redeem up to 35% of the Notes at any time from the net proceeds of certain public equity offerings at a redemption price of 111% of their principal amount plus accrued and unpaid interest.  Subject to certain condition, the Issuer may also redeem all but not part of the Notes at a redemption price equal to 100% of the principal, plus the applicable “make whole” premium.

The Notes were secured by:

i.
a fixed and floating charge over all of the existing and future assets of the Issuer, including the Collection Account and the Interest Reserve Account as well as its interest and rights under the Advanced Purchase Agreement

ii.	a first priority pledge by the Company of all of its capital stock in each of the Subsidiary Guarantors.

The Notes are listed in the Singapore Exchange Securities Trading Limited (SGX — ST) with Bank of New York as the Trustee.

The total net proceeds from the sales of the Notes, after deduction for underwriting commissions, fees and other expenses relating to the Offering, was US$ 317.1 million.  The proceeds were utilized as follows:

•	US$ 200.0 million was used to repay the Barclays Loan in full.
•	US$ 17.9 million was set aside in the Interest Reserve Account to pay the first scheduled semiannual interest payment (Note 11); and

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

16.	BONDS PAYABLE (continued)

•
US$ 99.2 million were placed in an Escrow Account, which may be withdrawn only upon approval of the Dipasena Asset Acquisition by a majority of shareholders of the Company.  The escrow funds, when released, will be used by the Company to fund working capital and other funding requirements of the assets that constitute the Dipasena Group’s operations.  Following the shareholders’ approval of the Dipasena Asset’s acquisition through Extraordinary Shareholders’ General Meeting dated 6 July 2007, the Escrow fund was withdrawn and used.

With certain exceptions specified in the terms and conditions of the bonds, the Company and the Subsidiary guarantors are not permitted to:

•	incur or guarantee additional indebtedness and issue disqualified or preferred stock;

•	declare or pay dividends on stock or purchase or redeem stock or make investments or other specified payments;

•	guarantee indebtedness;

•	create any liens;

•	effect a merger or consolidation;

•	sell assets;

•	enter into agreements that restrict the Subsidiary Guarantors’ ability to pay dividends, transfer assets or make intercompany loans;

•	enter into sale and leaseback transaction;

•	create additional layers of indebtedness; or

•	enter into certain transactions with affiliates as stated in this agreement

On incurrence basis, the Company is required to maintain Fixed Charge Coverage Ratio at minimum 2x.

Latest rating for the Notes are “C” by Fitch in 19 February 2010.  Currently the Notes are not rated anymore.

As of 31 December 2010, the fair value of the outstanding bonds payable was Rp 2.9 trillion.  The bonds’ finance cost in 2010 was US$ 35.8 million (Note 23).

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

16.	BONDS PAYABLE (continued)

The second semiannual bond interest for 2009 amounting to US$ 17.9 million was due on 28 December 2009, the first semiannual bond interest for 2010 amounting to US$ 17.9 million was due on 28 June 2010, while the second semiannual bond interest for 2010 was due on 28 December 2010.  Due to weakened financial condition of BOR and the Company as Guarantor, as a result of virus spread in CPB’s ponds since second quarter 2009, bond interest payment amounting US$ 53.7 million has not been made.  In such condition, the bondholders have the right to declare the bonds are in default and to request immediate repayment of the total bonds payable.  As of 31 December 2010, the balance of bonds payable has been recorded as part of current liabilities in the consolidated balance sheet.  The Company is currently negotiating with the bond holders to restructure the Bonds (Note 28).

17.	SHARE CAPITAL

The Company’s shareholders and their share ownerships as of 31 December 2010 and 2009 are as follows:

	Percentage of Ownership	Total
Share with par value of Rp 100 (full amount) per share
Public	51,07	2.066.530
PT Surya Hidup Satwa	22,99	930.279
PT Pertiwi Indonesia	9,54	386.110
Red Dragon Group Pte. Ltd.	6,59	266.662
Charm Easy International Limited	4,95	200.421
Regent Central International Ltd., British Virgin Islands	4,33	175.361
PT Central Pertiwi	0,27	11.090
Perfect Companion Group Company Limited	0,17	7.011
Iceland International Limited	0,09	3.609
Total	100,00	4.047.073

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

17.	SHARE CAPITAL (continued)

Based on the Extraordinary Shareholders’ Meeting which was notarized in Notarial Deed No. 54, dated 30 September 2006 of Lies Herminingsih, S.H., the shareholders agreed to, among others, the Company’s plan of Initial Public Offering (IPO) of 3 billion new shares and issuance of 6 billion warrants; pledging of the Company’s assets to obtain loans from third parties; changing of certain articles in the Company’s Articles of Association with regard to the Company’s directors authority to release, transfer or pledge the Company’s assets to other parties.

On 2 November 2006, the Company held Extraordinary Shareholders’ Meeting as notarized by Notarial Deed No. 3 of Yulia, S.H., dated 2 November 2006, which agreed on among others the Management Stock Option Plan (MSOP), which entitles board of Commissioners, Directors, and Senior Management of the Company to purchase new shares out of shares deposit, up to a maximum of 5% of total number of shares issued and fully paid as of the date of the Company’s shares being listed on IDX (Listing Date), with stipulations that the exercise period shall not exceed 3 (three) years since the Listing Date, and the option exercise price shall be 110% of the IPO price or other option exercise price as required by the Capital Market regulation.

To execute the MSOP, the Company should obtain reapproval from the shareholders through an Extraordinary Shareholders’ Meeting, which should be conducted at the latest 12 months after the Company’s listing date at the IDX.

On 27 June 2007, based on the Extraordinary Shareholders’ Meeting, as notarized in Notarial Deed No. 67 of Siti Pertiwi Henny Singgih, S.H., the shareholders have approved the Company to carry out the Management Stock Option Plan (MSOP).

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

17.	SHARE CAPITAL (continued)

On 28 November 2006, the Company offered 3 billion of its shares to public and listed all of its shares on IDX with par value of Rp 100 (full amount) and offering price of Rp 110 (full amount).  This public offering is accompanied by issuance of 5.3 billion warrants which give the holder a right to purchase new shares issued from the Company’s share register with par value of Rp 100 (full amount).  All warrants were distributed at no cost to the shares subscribers in this public offering, whereby each holder of 4 (four) new shares are entitled to 7 (seven) warrants consisting of 2 (two) Series I Warrants, 2 (two) Series II Warrants, 2 (two) Series III Warrants, and 1 (one) Series IV Warrants.  If the warrants are not exercised until the expiration of exercise period, which is 30 November 2009, such warrants become expired, valueless, and have no benefits to the holder.  Detail of warrants issued are as follows:

Series	Number of warrant (millions shares)	Exercise period	Beginning exercise price (Full amount)

I	1.500	24 September 2007 - 30 November 2009	125
II	1.500	25 February 2008 - 30 November 2009	130
III	1.500	21 July 2008 - 30 November 2009	135
IV	750	22 December 2008 - 30 November 2009	135

	5.250

In connection with the above issuance of 3 billion new shares through public offering, the Company received share premium of Rp 10 (full amount) per share and is recorded in “Additional paid in capital”.  Shares issuance costs relating to this public offering amounting to Rp 49.2 billion and is recorded as deduction to the share premium in “Additional paid in capital”.

Based on the minutes of Extraordinary Shareholders’ Meeting, as notarized by Notarial Deed No. 18 dated 22 December 2006 of Yulia, S.H., the shareholders approved the increase of the Company’s authorized share capital and the Company’s issued and fully paid share capital to Rp 1.8 trillion.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

17.	SHARE CAPITAL (continued)

On 8 June 2007, Red Dragon Group Pte. Ltd. (Red Dragon) and PT Surya Hidup Satwa (SHS), Charm Easy International Limited (Charm), Regent Central International Limited (Regent) entered into “an Agreement for the Sale and Purchase of Shares of PT Central Proteinaprima Tbk.”.  SHS, as the Seller, agreed to sell and transfer 4,389,500,000 of the Company’s shares to Red Dragon.  As a result, SHS ownership interest in the Company’s at that time decreased from 61.86% to 37.89%.

Based on the President Commissioner’s Decision Letter as notarized by Notarial Deed No. 15 dated 9 January 2008, Notarial Deed No. 28 dated 8 April 2008, Notarial Deed No. 88 dated 30 April 2008 respectively by Yulia, S.H., the Company’s issued and paid up capital was increased in relation with conversion of warrants.

Based on the Extraordinary Shareholders’ Meeting on 20 August 2008 as notarized by Notarial Deed No. 98 of Yulia, S.H. dated 20 October 2008, the shareholders approved to increase the Company’s authorized share capital to Rp 8 trillion consisting of 80 billion shares with par value of Rp 100 (full amount) per share.

The latest President Commissioner’s Decision Letter related to warrant conversion was notarized by Notarial Deed No. 5 dated 2 December 2009 of Iswandi, S.H., substitute notary for Yulia, S.H.  The amendment of the Articles of Association has been received and recorded by the Minister of Justice and Human Rights of the Republic of Indonesia with his Acknowledgement Letter of Amended Articles of Association No. AHU-AH.01.10-22933 dated 16 December 2009.  For the year ended 31 December 2009, the numbers of warrants that have been converted are 325,000 warrants series II, 5,400 warrants series III and 871,775,692 warrants series IV.

On 30 November 2009, the exercise period for Series I Warrant, Series II Warrant, Series III Warrant and Series IV Warrant has expired.  Until the end of the exercise period, total warrants that had been converted amounting to 1,394,295,584 warrants Series I, 1,365,926,834 warrant Series II, 1,296,374,566 warrants Series III and 871,775,692 warrants Series IV.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

17.	SHARE CAPITAL (continued)

Based on the Company’s Extraordinary Shareholders’ Meeting dated 28 November 2008 as notarized by Notarial Deed No. 62 of Yulia, S.H., the shareholders have approved Limited Public Offering (PUT) I with Preemptive Rights of maximum 17,568,196,800 shares or minimum 17,226,522,070 shares with nominal value of Rp 100 (full amount) per share, whereby PT Pertiwi Indonesia (PI), a related party, acts as a standby buyer through conversion of subordinated loan (Note 7).  PI acting as the standby buyer was approved by the Company’s Independent Shareholders during the same Extraordinary Shareholders’ General Meeting.  The Company’s shareholders also approved amendment to the Company’s Articles of Association regarding increase in issued and fully paid shares capital in connection with PUT I.

In relation with PUT I, number of warrant outstanding was changed, hence exercise price for warrant series I-IV changed to Rp 100 (full amount) each.

In connection with the above PUT I, the Company has obtained the Effective Registration Letter from BAPEPAM-LK No. S-8637/BL/2008 dated 27 November 2008.

Upon completion of PUT I, the Company’s paid in share capital increased by Rp 1.7 trillion, consisting of 30,020,058 shares exercised in cash by the existing shareholders whereas the remaining shares of 17,196,502,012 were exercised by PI as a standby buyer through conversion of subordinated loan of Rp 1.7 trillion.  Expenditures incurred in connection with PUT I amounting to Rp 4.8 billion were recorded as deduction to Additional Paid-in Capital.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

17.	SHARE CAPITAL (continued)

Based on Notarial Deed No. 20 of Yulia, S.H. dated 9 December 2008, the Company’s articles of association have been amended, among other, increase in issued and fully paid share capital resulting from PUT I.  The notification of the amendments has been submitted to the Minister of Justice and Human Rights in Letter No. AHU-AH.01.10-25165 and AHU-AH.01.10-25166 dated 12 December 2008.

In connection with the Letter from Bapepam-LK in March 2009 which stated that the Company’s Extraordinary Shareholders’ General Meeting (RUPSLB) dated 28 November 2008 did not fulfil the required quorum of the independent shareholders’ presence, the Company conducted the second independent RUPSLB on 12 May 2009 in compliance with the prevailing regulation.

In the second independent RUPSLB which was notarized with Notarial Deed of Fathiah Hemi, S.H. No. 17 dated 12 May 2009, the shareholders agreed the conversion of subordinated loan between the Company and PT Surya Hidup Satwa (SHS) which has already been novated to PT Pertiwi Indonesia (PI) on 9 October 2008 into the Company’s share amounting to 17,196,502,012 shares.

18.	SEGMENT REPORTING

The Company and Subsidiaries classify their segment reporting into business segment as the primary segment and geographical segment as the secondary segment.  Business segment is classified based on type of operating activity, which consists of production of feeds, integrated shrimp farming, frozen shrimp processing and probiotic segment.  Geographical segment is classified based on location of the customers, which consists of domestic and export.  The information concerning the Company and Subsidiaries’ businesses and geographical segments are as follows:

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

18.	SEGMENT REPORTING (continued)

December 2010
	Feeds Production 1)	Integrated Shrimp Farming 2)	Frozen Shrimp Processing	Probiotic	Elimination	Consolidated

Business Segment (Primary)

Segment Sales
External sales	2.345.936	3.807.795	87.266	2.879	-	6.243.876
Inter-segment sales	291.665	561.133	6.049	5.287	(864.134)	-
Total segment sales	2.637.601	4.368.928	93.315	8.166	(864.134)	6.243.876
Operating income (loss)	220.960	(502.269)	(71.086)	1.813	-	(350.582)
Segment assets	4.685.738	6.607.098	195.084	8.217	(3.829.588)	7.666.549
Unallocated corporate assets						766.895
Consolidated total assets						8.433.444
Segment liabilities	1.624.600	6.415.804	18.716	1.389	(2.240.150)	5.820.359
Unallocated corporate liabilities						28.948
Consolidated total liabilities						5.849.307
Capital expenditures	20.056	105.286	9.631	54	-	135.027

Depreciation	36.399	332.301	2.172	113	-	370.985

Non-cash expenses other than depreciation and amortization	-	153.517	(1.869)	-	-	151.648

Geographical Segment (Secondary)
Domestic Sales	2.637.601	2.233.133	38.849	8.166	(864.134)	4.053.615
Export Sales	-	2.135.795	54.466	-	-	2.190.261
Total segment sales	2.637.601	4.368.928	93.315	8.166	(864.134)	6.243.876

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES Notes to consolidated financial statements (continued) (Expressed in Millions of Rupiah Unless Otherwise Stated)

18.	SEGMENT REPORTING (continued)

December 2009
	Feeds Production 1)	Integrated Shrimp Farming 2)	Frozen Shrimp Processing	Probiotic	Elimination	Consolidated

Business Segment (Primary)
Segment Sales
External sales	2.282.954	4.310.156	236.237	3.407	-	6.832.754
Inter-segment sales	275.097	490.864	213.943	3.709	(983.613)	-

Total segment sales	2.558.051	4.801.020	450.180	7.116	(983.613)	6.832.754

Operating income (loss)	176.705	(330.733)	(37.335)	1.597	-	(189.766)
Segment assets	5.263.158	6.914.761	230.813	6.273	(4.400.391)	8.014.614
Unallocated corporate assets						687.39
Consolidated total assets						8.702.005
Segment liabilities	1.687.511	6.117.382	98.923	1.330	(2.443.142)	5.462.004
Unallocated corporate liabilities						19.811
Consolidated total liabilities						5.481.815

Capital expenditures	7.559	341.510	1.081	3	-	350.153

Depreciation	23.952	336.644	5.822	104	-	366.522

Non-cash expenses other than depreciation and amortization	1.319	121.706	3	-	-	123.028
Geographical Segment (Secondary)
Domestic Sales	2.558.051	2.253.726	38.172	7.116	(771.661)	4.085.404
Export Sales	-	2.547.294	412.008	-	(211.952)	2.747.350
Total segment sales	2.558.051	4.801.020	450.180	7.116	(983.613)	6.832.754

1)	Feeds production consist of fish, shrimp and other feeds.

2)	Integrated shrimp farming consists of frozen shrimp, shrimp feeds, shrimp broodstock, shrimp fries, medicines, chemical goods and shrimp ponds.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)

(Expressed in Millions of Rupiah Unless Otherwise Stated)

19.	NET SALES

Details of net sales based on type of products are as follows:

	2010	2009
Shrimp products	2.289.074	2.922.427
Shrimp feeds	1.312.082	1.266.114
Fish feeds	1.807.456	1.757.375
Shrimp fries	246.306	280.668
Other	588.958	606.170

Total	6.243.876	6.832.754

For the years ended 31 December 2010 and 2009, there are no customers which possess transaction more than 10% of the total net sales.

20.	COST OF GOODS SOLD

Details of cost of goods sold are as follows:

	2010	2009
Raw material used	3.780.233	3.718.257
Direct labor	153.608	163.708
Manufacturing overhead and depletion	976.806	1.293.931

Total manufacturing cost	4.910.647	5.175.896
Work in process inventory
Beginning of year	270.795	216.725
End of year	(237.438)	(270.795)

Cost of goods manufactured	4.944.004	5.121.826

Finished goods
Beginning of year	357.386	458.805
Purchases	719.647	773.393
End of year	(436.833)	(357.386)

Cost of Goods Sold	5.584.204	5.996.638

Details of cost of goods sold based on type of product are as follows:

	2010	2009
Shrimp products	2.226.662	2.644.313
Shrimp feeds	892.305	941.008
Fish feeds	1.559.856	1.507.416
Shrimp fries	144.331	156.207
Others	761.050	747.694

Total	5.584.204	5.996.638

For the years ended 31 December 2010 and 2009, there are no suppliers which possess purchase transaction more than 10% of the total cost of goods solds.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)

(Expressed in Millions of Rupiah Unless Otherwise Stated)

21.	OPERATING EXPENSES

Details of operating expenses are as follows:

	2010	2009
Selling
Depreciation (Note 10a)	126.740	79.324
Freight-out	123.128	149.962
Salaries, wages, employees’ benefits
and professional fees	115.090	125.137
Rental	22.110	21.968
Transportation and travelling on duty	16.511	12.996
Repairs and maintenance	12.217	11.782
Electricity, water, telephone, and post	8.832	7.128
Advertising and promotion	6.544	5.594
Others	39.445	35.421
Total	470.617	449.312
General and Administrative
Salaries, wages, employees’ benefits and professional fees (Note 24)	283.623	307.609
Depreciation (Note 10a)	81.419	79.696
Electricity, water and telephone	54.479	42.959
Transportation and travelling on duty	27.351	28.889
Rental	21.670	28.542
Taxes, penalty, legal and permit	14.425	11.087
Insurance	11.483	13.744
Repairs and maintenance	10.297	10.246
Office supplies, stationery and photocopies	8.764	12.228
Donation, gift, entertainment and retribution	3.662	4.227
Research and development	2.832	11.688
Others	19.632	25.655
Total	539.637	576.570
Total Operating Expenses	1.010.254	1.025.882

22.	GAIN ON FOREIGN EXCHANGE AND SWAP COST - NET

Gain on foreign exchange and swap cost are on the following:

	2010	2009

Borrowings and bonds	159.705	580.512
Cash and cash equivalents	(3.355)	(25.759)
Others - net	(4.539)	9.066
Total	151.811	563.819

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)

(Expressed in Millions of Rupiah Unless Otherwise Stated)

23.	FINANCING COST

This account consists of:

	2010	2009

Bonds’ finance cost (Note 16)	340.143	386.847
Bank loans	67.558	75.228
Provision and bank charges	2.630	3.900
Due to related parties (Note 7c)	-	727

Total	410.331	466.702

24.	ESTIMATED LIABILITIES FOR EMPLOYEES’ BENEFITS

The Company and Subsidiaries provided employees’ benefits in accordance with Labor Law No. 13/2003 dated 25 March 2003 (UU No. 13/2003) for employees with retirement age of 55 years old.  This pension benefit is not funded.

The estimated liabilities for employees’ benefits in 2010 and 2009 were recorded based on the actuarial valuations on 31 December 2010 and 2009 performed by PT Eldridge Gunaprima Solution, independent actuary, using the Projected Unit Credit method.  The significant assumptions used in the valuations are as follows:

	2010	2009

Interest rate	8,5% per year	10,5% per year
Salary (wage) increase rate	8% per year	8% per year
Pension age	55 years	55 years
Mortality rate	Mortality Table of Indonesia 1999 (TMI II)	Table CSO-1980

Details of employees’ benefits expenses are as follows:

	2010	2009

Service cost	23.308	21.683
Interest cost	15.391	16.870
Amortization of unrecognized past service
cost - non vested	511	598
Immediate adjustment for new entrants	(61)	(35)
Curtailments/settlement loss	-	(920)
Amortization of unrecognized
actuarial gain	1.669	1.438
Employees’ benefits expenses	40.818	39.634

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)

(Expressed in Millions of Rupiah Unless Otherwise Stated)

24.	ESTIMATED LIABILITIES FOR EMPLOYEES’ BENEFITS (continued)

Details of estimated liabilities for employees’ benefits are as follows:

	2010	2009

Present value of benefit obligation	237.329	206.723
Unrecognized past service costs	(3.687)	(4.723)
Unamortized actuarial losses	(48.832)	(41.060)
Estimated liabilities for employees’ benefits	184.810	160.940

Movements of estimated liabilities for employees’ benefits are as follows:

	2010	2009

Beginning balance	160.940	133.516
Expenses during the year	40.818	39.634
Correction of beginning balance	(10.113)	-

Total	191.645	173.150

Payments during the year	(6.835)	(12.210)

Ending balance	184.810	160.940

25.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES

a.	Cooperation Agreements with Shrimp Farmers

The Company and CPB have cooperation agreements with individual farmers, who purchased and manage the shrimp ponds for the integrated shrimp farming project area constructed by the Company and CPB.  Under these agreements, the Company and CPB with its best effort assist the farmers to:

-	Coordinate with the lenders (Note 25b) so that the farmers could obtain investment and working capital credit facilities; and

-	Assist in the operational requirements of the farmers.

In return, the farmers are committed to sell all their harvests to the Company and CPB.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)

(Expressed in Millions of Rupiah Unless Otherwise Stated)

25.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

b.	Cooperation Agreements with Lenders

To facilitate the investment and working capital requirements of the farmers, the Company and CPB entered into cooperation agreements with PT Bank CIMB Niaga Tbk. (BN (previously PT Bank Niaga Tbk.)), PT Bank Niaga Syariah, PT Bahana Artha Ventura (BAV), PT Reksaarta Finance (RF) (previously PT Reksaarta Pertiwi), PT Bank Rakyat Indonesia (BRI) and PT Bank Negara Indonesia (Persero) Tbk. (BNI).

Farmers’ loans from PT Bank Internasional Indonesia Tbk. (BII) and BN were restructured in 2001 and farmer’s loans from BAV were restructured in 2004.  At the same time, farmer’s loans from PT Bank Ficorinvest Tbk. of Rp 12.0 billion (unaudited) were taken over by IBRA.  Based on the Notification Letter of Credit Transfer dated 15 April 2004, the loans have been transferred to New Age World Limited (NAW), British Virgin Islands.  Furthermore, based on Deed of Financing Agreements signing dated 30 January 2006, NAW agreed to sell its rights to the farmers’ loans to PT Reksaarta Finance (RF) (previously PT Reksaarta Pertiwi).

Based on the amended cooperation agreements, among others, the Company and CPB are required to manage the use of cash flows from sales of shrimps by the farmers (Note 25a) to ensure the settlement of the farmers’ obligations to the lenders.  The Company and CPB are required to pay the overdue farmer’s principal and interest if the proceeds of harvest are not sufficient.  As stated in the amended agreements, if there is any farmer who quit from the cooperation agreement for any reason, the Company and CPB are required to carry out buy back guarantees based on certain formula as defined in the agreement or at minimum based on outstanding farmer’s loan if there is no substitute farmer.  The Company and CPB recognize provision for buy back guarantee which is charged to “General and Administrative Expenses”.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)

(Expressed in Millions of Rupiah Unless Otherwise Stated)

25.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

b.	Cooperation Agreements with Lenders (continued)

PT Bank CIMB Niaga (previously PT Bank Niaga Tbk.) (BN)

On 21 September 2001, CPB obtained an approval from BN to restructure the 826 farmers’ loans of Rp 86.7 billion.  Based on this agreement, the farmers’ loans will mature on 30 December 2014, and the interest rate charged is based on 1 month time deposit interest at BN plus margin of 2% p.a with maximum interest rate of 18% p.a.

PT Bank Niaga Syariah (Niaga Syariah)

Niaga Syariah and CPB
On 23 November 2007, CPB dan Niaga Syariah entered into a Cooperation Agreement as notarized by Notarial Deed No. 40 of Achmad Bajumi, S.H. whereby Niaga Syariah agreed to provide working capital loan “Murabahah” (Working Capital Facility) to 1,000 CPB’s shrimp farmers with maximum credit limit of Rp 160.0 billion.  The purpose of this facility is to support 1 (one) cycle of shrimp farming production requirement.  This is a 24 month revolving facility.  In relation to this Working Capital Facility, on 3 December 2007 CPB and Niaga Syariah signed a Corporate Guarantee Agreement as notarized by Notarial Deed No. 1 of Achmad Bajumi, S.H.  This agreement stipulates that CPB guarantees the repayment of shrimp farmers’ loan to Niaga Syariah up to Rp 160.0 billion plus any interests, commissions and other expenses thereof.  On 8 January 2010 based on First Amendment of Cooperation Agreement, CIMB Niaga (previously Niaga Syariah) and CPB agreed to extend the period of Working Capital Facility up to 8 January 2012.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)

(Expressed in Millions of Rupiah Unless Otherwise Stated)

25.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

b.	Cooperation Agreements with Lenders (continued)

PT Bank Niaga Syariah (Niaga Syariah)

Niaga Syariah and the Company
On 7 July 2008, the Company, AWS and Niaga Syariah entered into a Cooperation Agreement as notarized by Notarial Deed No. 1 of Putranti Wahyuningsih, S.H. whereby Niaga Syariah agreed to provide Working Capital Financing Facility “Murabahah” (Financing Facility) to 210 AWS’s shrimp farmers with maximum credit limit of Rp 30.2 billion.  The purpose of this facility is to support 1 (one) cycle of shrimp farming production requirement.  This is a 24-months revolving facility.  In relation to this Financing Facility, on 16 July 2008 the Company and Niaga Syariah signed a Corporate Guarantee Agreement as notarized by Notarial Deed No. 34 of Putranti Wahyuningsih, S.H.  This agreement stipulates that the Company guarantees the repayment of shrimp farmers’ loan to Niaga Syariah up to Rp 30.2 billion plus any interests, commissions and other expenses thereof.  On 2 July 2010 based on Letter No. 133/AE/SL-SYARIAH/VII/10, the Company and Niaga Syariah agreed to extend the period of Financing Facility up to 2 July 2011.

PT Bahana Artha Ventura (BAV)

On 29 October 2004, CPB obtained an approval from BAV to restructure the 94 farmers’ loans of Rp 11.1 billion.  Based on the restructuring, the loans are payable up until 2014.  The farmers are obliged to pay service fee in the form of profit sharing at 8.5% p.a.  CPB will be required to pay any outstanding farmer’s loan to BAV if the farmers are unable to pay their loans by 2014.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)

(Expressed in Millions of Rupiah Unless Otherwise Stated)

25.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

b.	Cooperation Agreements with Lenders (continued)

PT Reksa Finance (RF) (previously PT Reksaarta Pertiwi)
On 15 August 2005, CPB obtained an approval from NAW to restructure the 87 farmers’ loans of Rp 20.7 billion.  Based on the restructuring, the loans are payable up until 31 January 2016.  CPB will be required to pay any outstanding farmer’s loan to NAW if the farmers are unable to pay by 31 January 2016.  The loans bear interest rate at 8.5% p.a.

On 30 January 2006, based on the Signing of Financing Agreements dated 30 January 2006, NAW agreed to sell and transfer its right on the farmers’ receivables to RF.  Therefore, CPB will be required to pay any outstanding farmer’s loan to RF if the farmers are unable to pay their loans to RF by 31 January 2016.

PT Bank Rakyat Indonesia (BRI)

BRI and CPB
Based on Cooperation Agreement as notarized by Notarial Deed No. 26 of Teddy Anwar, S.H. on 13 March 2008, BRI agreed to provide Working Capital Loan Facility (Working Capital Facility) to 1,050 CPB’s shrimp farmers with maximum credit limit of Rp 168.0 billion.  CPB agreed to act as a guarantor of the shrimp farming continuity and the repayment of the farmers’ loan to BRI.  The purpose of this facility is to support 1 (one) cycle of shrimp farming production requirement.  This is a 24-months revolving facility.  In relation to this Financing Facility, on 13 March 2008 CPB and BRI signed a Corporate Guarantee Agreement as notarized by Notarial Deed No. 27 of Teddy Anwar, S.H.  Based on Addendum of Working Capital Loan Agreement between BRI and each farmer, both parties agreed to extend the period of Working Capital Facility up to 18 March 2012.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)

(Expressed in Millions of Rupiah Unless Otherwise Stated)

25.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

b.	Cooperation Agreements with Lenders (continued)

PT Bank Rakyat Indonesia (BRI)

BRI and the Company
On 9 February 2009, the Company, AWS and BRI entered into a Cooperation Agreement as notarized by Notarial Deed No. 10 of Teddy Anwar, S.H., whereby BRI agreed to provide Credit Facility in the forms of Working Capital Loan Facility (KMK) and Investment Loan Facility (KI) to 5,000 AWS’s shrimp farmers with maximum credit limit of Rp 634 billion.  This is a 24-months revolving facility.  In relation to this Credit Facility, on 9 February 2009, the Company and BRI signed a Corporate Guarantee Agreement as notarized by Notarial Deed No. 11 of Teddy Anwar, S.H.  Until December 2010, the credit facility has been provided to 1,343 AWS’ shrimp farmers.

On 9 February 2009, the Company, WM and BRI entered into a Cooperation Agreement as notarized by Notarial Deed No. 8 of Teddy Anwar, S.H., whereby BRI agreed to provide Credit Facility in the forms of Working Capital Loan Facility (KMK) and Investment Facility (KI) to 1,614 WM’s shrimp farmers with maximum credit limit of Rp 248.6 billion.  This is a 24-months revolving facility.  In relation to this Credit Facility, on 9 February 2009, the Company and BRI signed a Corporate Guarantee Agreement as notarized by Notarial Deed No. 9 of Teddy Anwar, S.H.  Until December 2010, the credit facility has been provided to 1,113 WM’ shrimp farmers.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)

(Expressed in Millions of Rupiah Unless Otherwise Stated)

25.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

b.	Cooperation Agreements with Lenders (continued)

PT Bank Negara Indonesia (BNI)

Based on Cooperation Agreement on 11 April 2008, BNI agreed to provide Working Capital Loan Facility (Working Capital Facility) to 493 WM’s shrimp farmers with maximum credit limit of Rp 75.0 billion.  The Company agreed to provide corporate guarantee for Working Capital Facility provided by BNI to WM’s shrimp farmers.  The purpose of this facility is to support shrimp farming’s working capital and purchases of shrimp farm’s equipment.  This is a 24-months revolving facility.  Based on Amendment of Credit Agreement between BNI and each farmer, both parties agreed to extend Working Capital Facility up to 23 April 2012.

Based on Cooperation Agreement in July 2009, BNI agreed to provide Working Capital Loan Facility (KM K) and Investment Credit Facility (KI) to 1,121 WM’s shrimp farmers with maximum credit limit of Rp 170.4 billion.  The Company agreed to provide corporate guarantee for the credit facility provided by BNI to WM’s shrimp farmers.  The purpose of this facility is to support shrimp farming’s working capital and purchases of shrimp farm’s equipment.  KMK is a 24-months revolving facility, while the KI’s facility period is 60-months.  Until December 2010, the credit facility has been provided to 808 WM’s shrimp farmers.  The agreement will expire in July 2014.

On 29 April 2010, based on Addendum of Cooperation Agreement between BNI, the Company, WM and AWS agreed that credit facility provided by BNI above, which are used by WM farmers, also can be exercised by AWS farmers.  Until December 2010, the credit facility has been provided to 733 AWS’s shrimp farmers.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)

(Expressed in Millions of Rupiah Unless Otherwise Stated)

25.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

b.	Cooperation Agreements with Lenders (continued)

PT Bank Negara Indonesia (BNI) (continued)

Based on Cooperation Agreement on 24 November 2010, BNI agreed to provide Working Capital Loan Facility (Working Capital Facility) to AWS and WM’s shrimp farmers with maximum credit limit of Rp 150.0 billion.  The Company agreed to provide corporate guarantee for Working Capital Facility provided by BNI to AWS and WM’s shrimp farmers.  The purpose of this facility is to support shrimp farming’s working capital and purchases of shrimp farm’s equipment.  This is a 24-months revolving facility.  Until December 2010, the credit facility has been provided to 772 AWS’s shrimp farmers.

c.	Energy Supply Agreement between the Company and PT Central Daya Energi (CDE)

On 11 December 2007, the Company entered into Energy Supply Agreements with CDE, whereby CDE will provide electricity to the Company through its power plant facilities in Kabupaten Lampung Utara, Desa Bumi Dipasena Agung, Lampung and Kabupaten Ogan Komering, Palembang, South Sumatera.  The agreements have been amended for several times as reflected in the supplemental agreements dated 13 November 2008 and 2 December 2008.  The Company will make payments based on the energy used, including the minimum energy payment.  In case there is failure in the energy supply by CDE, the Company has no obligation to pay the minimum energy charge.  The agreements will expire in 10 years.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)

(Expressed in Millions of Rupiah Unless Otherwise Stated)

26.	SUBSEQUENT EVENTS

1.	Extension of bank loan facility from PT Bank Permata

On 21 January 2011 based on Fourth Amendment of Banking Facility No. KK/11/073/AMD/LC, bank loan facility from PT Bank Permata has been extended to 22 March 2011.  Subsequent extension is being process.

2.	Extension of loan facility from Indonesia Eximbank

On 28 January 2011 based on Seventh Amended Working Capital Credit Export Agreement No. 0012/ADDPK/01/2011, the Company and Eximbank agreed to amend the credit limit of L/C Sight or Usance and / or financing import L/C to US$ 8.5 million or equivalent in Rupiah currency.  The credit facility for L/C and working capital are extended until 27 May 2011.

3.	Extension of loan facility from PT Bank CIMIB Niaga Tbk.

Previously PT Bank Niaga Tbk.
On 18 February 2011, based on Amendment of Credit Agreement No. 040/AMD/CB/JKT/2011 and 042/AMD/CB/JKT/2010, loan facility for the Company and CPB have been extended into 12 June 2011 and 20 May 2011, respectively.

Previously PT Bank Lippo Tbk.
On 18 February 2011, based on Amendment of Credit Agreement No. 041/AMD/CB/JKT/2011 and 043/AMD/CB/JKT/2010, loan facility for the Company and CPB have been extended into 31 May 2011 and 28 May 2011, respectively.

27.	FINANCIAL RISK MANAGEMENT

Company is exposed to financial risk arising from its operations and the use of financial instruments.  The financial risk includes foreign currency risk, interest rate risk, credit risk and liquidity risk.  The Company’s strategies, tolerance of risk, general risk management philosophy are determined by the Company’s management in accordance with the economic and Company’s operating condition.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)

(Expressed in Millions of Rupiah Unless Otherwise Stated)

27.	FINANCIAL RISK MANAGEMENT (continued)

Foreign Currency Risk
The Company is exposed to currency fluctuation risk between US Dollar and Rupiah, as the Company’s loan are mainly denominated in US Dollar.  To anticipate this, the Company will ensure that it has suffcient cash and cash equivalents in US Dollar from its export sales.  The Company’s financial statements are presented in Rupiah, therefore the Company will be subject to translation risk which is the risk that financial statements for a particular period or as of a certain date depend on the prevailing exchange rates of the US Dollar against Rupiah.

As of 31 December 2010, the Company and Subsidiaries have monetary assets and liabilities denominated in foreign currencies, as follows:

Millions of Rupiah Equivalent

Asset
Cash and cash equivalents (US$ 9,028,068, Euro 5,576 and Sin$ 30,310)	81.450
Accounts receivable trade third party (US$ 36,515,873)	328.314
Accounts receivable trade related parties (US$ 151,047)	1.358
Accounts receivable others – third party (US$ 1,680,419, Euro 16,685 and Sin$ 4,778)	15.341
Restricted deposit – current (US$ 1,138,559)	10.237
Non – current assets – others, net (US$ 1,845,549)	16.593
Restricted deposit – non-current (US$ 2,100,296)	18.884
Total	472.177

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)

(Expressed in Millions of Rupiah Unless Otherwise Stated)

27.	FINANCIAL RISK MANAGEMENT (continued)

Foreign Currency Risk

Millions of Rupiah Equivalent
Liabilities
Bonds payable (US$ 322,145,194)	2.896.408
Short-term bank loans (US$ 71,203,444)	640.190
Trade payable - third party (US$ 13,666,700, Euro 163,169, GBP 814, Sin$ 139,226, JPY 39,800 and CHF 26,260)	126.068
Accrued interest (US$ 53,625,000)	482.142
Current maturities long term debt Financial lease (US$ 922,260)	8.292
Due to related parties (US$ 64,076)	575
Long term debts Financial lease (US$ 603,002)	5.422
Others (US$ 1,500,000)	13.487
Total	4.172.584
Net liabilities	3.700.407

As of 31 December 2010, if Rupiah had strengthened/weakened by 10% against the US dollar with all other variables held constant, net income after tax for the year would have been Rp 369.77 billion higher/lower, mainly as a result of foreign exchange gains/losses on translation of US dollar-denominated trade receivables, financial assets at fair value through profit or loss, debt securities classified as available for sale and US dollar-denominated borrowings.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)

(Expressed in Millions of Rupiah Unless Otherwise Stated)

27.	FINANCIAL RISK MANAGEMENT (continued)

Interest Rate Risk
The Company has bank loans which primarily in the form of Import Loans (L/C) with floating interest rate.  The Company does not perform hedging transaction in relation to interest rate changes risk.  As a result, any increasing in interest rate, if any, will give negative effect to the Company.  In order to reduce risk on the interest rate, the Company’s management determine its strategy based on the domestic and global economic condition and growth.  As one of the strategy to overcome this interest rate risk, in 2009 Company’s management have ever been entered into cross currency swap transactions on the interest of the certain bank loan.  With this transaction, it was expected that the finance cost on such bank loan can be controllable.

As of 31 December 2010 the Company has the following bonds payable and short term bank loans balance as follow:

Total
Borrowing with fixed interest rate
US$ (in million)	359
Rupiah (in million)	164.764
Borrowing with floating interest rate
US$ (in million)	34
Rupiah (in million)	186.497

Credit Risk
Company’s credit risk mainly attributable to the account receivables, which majority exist from farmer receivables and receivables from customers.  Collectability of the farmers receivables depend on the successfulness of farmers’ harvesting, while for other customers’ receivables is arranged based on the agreed credit terms for each customer.  Company always monitors farmers’ performance and collection from each customer to ensure that loss possibility from the uncollectible credit given is minimum as possible.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)

(Expressed in Millions of Rupiah Unless Otherwise Stated)

27.	FINANCIAL RISK MANAGEMENT (continued)

Credit Risk (continued)

Receivable consist of:

	2010	2009
Trade
Third parties	1.498.691	1.600.465
Others
Third parties	628.615	487.692
Total receivable	2.127.306	2.088.157

Liquidity Risk
Liquidity risk is the risk that Company will encounter difficulty to meet its financial obligations due to shortage of funds.  To manage liquidity risk, the Company monitors its operating cash flows and maintains adequate level of cash and cash equivalents and funding facilities from the bank.  In assessing the funding facilities, the Company’s management reviews its working capital requirements regularly.

Analysis of financial liabilities based on maturity date is as follow:

	<1 year	1-2 year
Bonds	2.896.408	-
Bank loans	1.091.452	-
Financial lease	8.292	5.422
Total	3.996.152	5.422

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)

(Expressed in Millions of Rupiah Unless Otherwise Stated)

28.	GOING CONCERN

Virus in Subsidiary’s main ponds

Since the second quarter of 2009, shrimp sales and production of CPB experienced significant decrease, compared to the previous periods.  This decrease was caused by the appearance of Infectious Myo Necrosis Virus (IMNV) in CPB’s culturing ponds. IMNV is relatively small and can survive for more than 60 days in open water without a host, making it a particularly difficult virus to repel from CPB’s ponds.

To overcome this matter, CPB is currently conducting various corrective measures, among others:

•
Improvement of pond environment, including improvement of water circulation, improvement of pond sanitation and reducing stocking density.  Improve water circulation is accomplished by, among others using additional water pumps and paddle wheels, which improve water circulation and increase the oxygen level in the water, thus reducing stress on the shrimp.  Improve pond sanitation is accomplished by, among others:  the use of chlorine and other forms of water treatment to reduce the viral load in the pond environment.  Stocking density has been reduced from an average of 110 fries / sqm to 60-80 fries / sqm.

•
Developing new species of Specific Pathogen Resistance broodstock, which is resistant to the virus. Currently, Group’s Research and Development Centers in Hawaii and Florida are working to develop broodstocks which are resistant to such virus.

•	Implementing Biofiltration by introducing certain species of fish into the pond environment, which can hamper the growth and spread of the virus.

Based on the current CPB’s pond performance until the fourth quarter of 2010, the above corrective measures to prevent IMNV virus done by CPB have shown significant improvement . This can be observed with the increase of pond yield from only 1.6 ton / pond in the second quarter of 2009 to more than 3.5 ton / pond in the fourth quarter of 2010.  The management believes that this increase will continue and pond yield is estimated around 4.3 ton/pond in 2011.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)

(Expressed in Millions of Rupiah Unless Otherwise Stated)

28.	GOING CONCERN (continued)

Virus in Subsidiary’s main ponds (continued)

In relation of virus attack in CPB’s ponds since the second quarter of 2009 above, currently CPB and lender banks are still in committed to provide Working Capital Loan Facility (KMK) and / or Investment Loan Facility (KI) to the farmers (Note 25b).  Those farmers affected by virus are still continuously doing aqua cultivation, and harvest from the cultivation will be used to pay farmers’ payable to CPB.

Company is continuing its best effort to handling the viral matters as mentioned which include biosecurity improvement in all the cultivation stages, water circulation improvement, bio treatment application, increasing shrimp’s resistance, viral spread limitation, etc.  The success level on such efforts still being observed, since most of the ponds now are in the cultivation status. However, there are many ponds currently are able to be harvested in the longer cultivation period and the results show an increasing in the harvesting tonnage.

Furthermore, the Company’s ponds which located in the ex Dipasena shrimp farming area indicate a good improvement in 2010.

Based on the current overall Company’s pond performance, management believes that these viral problems can be gradually recovered and the Company will be able to return to its normal operation condition.

Bonds interest payment
The significant decrease in revenue from shrimp products of CPB resulted in consolidated operating loss in 2010 and 2009 which has affected the Company and Subsidiaries’ ability to meet the bond interest payments which were due at the end of December 2009, end of June 2010 and end of December 2010 (Note 16).  The Company’s net loss is Rp 635.5 billion and Rp 217.2 billion for the years ended 31 December 2010 and 2009 respectively.

The Company and BOR are in the process of restructuring the bonds issued by BOR.  As preliminary steps, the Company has signed a Standstill Agreement with the holders of 57.4% of the aggregate value of the bonds.  Per the Standstill Agreement, the bondholders who signed the Standstill Agreement agreed that they will not exercise their rights to the following:

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)

(Expressed in Millions of Rupiah Unless Otherwise Stated)

28.	GOING CONCERN (continued)

Bonds interest payment (continued)

•	accelerate the outstanding principal amount of US$325,000,000
•	commence any recovery action against the Issuer, the Guarantors or any of their assets in respect of amounts due under the notes
•	take any action to enforce any security interest granted by the Issuer, Guarantors or any other person in connection with the notes
•	take any steps to initiate any insolvency proceedings against the Issuer, the Guarantors or any of their assets.

The Standstill Agreement also outlines certain milestones that the Company will make its best efforts to achieve.

The Standstill Agreement expired on 28 June 2010.  Although the Standstill Agreement has expired and was not extended, the Company and the bondholders are continuing the negotiation process.

As of the date of the consolidated financial statements, the Company and BOR are still preparing the proposal for restructuring term sheet. There are several matters which could negatively impact the restructuring process, among others:

•	The parties may be unable to reach an agreement on the terms of restructuring
•	A third party could take action that negatively impacts the ability of the parties to agree a restructuring
•	The financial position of the Company may be affected by factors which adversely impact the negotiation
•	A new law or regulation could be enacted in Indonesia or elsewhere that could negatively impact the ability of the parties to agree a restructuring

If the restructuring process is not successful, bondholders will be able to take certain actions against the Company and its Subsidiary as agreed in the bond agreement, as a result of the unpaid interest on Bonds issued by BOR (Note 16).

Currently, the Company is in the process of negotiating with the bondholders.  The Company continues to use best efforts to agree restructuring terms with the bondholders.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)

(Expressed in Millions of Rupiah Unless Otherwise Stated)

29.	REVISED STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS AND ISSUANCE OF INTERPRETATION ON FINANCIAL ACCOUNTING STANDARDS

Indonesian Financial Accounting Standards Board (DSAK) has issued revisions and interpretations on the accounting standards as follows:

-      PSAK 1 (Revised 2009) – Presentation of Financial Statements
-      PSAK 2 (Revised 2009) – Statement of Cash Flows
-      PSAK 4 (Revised 2009) – Consolidated and Separate Financial Statements
-      PSAK 5 (Revised 2009) – Operating Segments
-      PSAK 7 (Revised 2009) – Related Party Disclosures
-      PSAK 12 (Revised 2009) – Interests in Joint Ventures
-      PSAK 15 (Revised 2009) – Investments in Associates
-      PSAK 19 (Revised 2009) – Intangible Assets
-      PSAK 22 (Revised 2009) – Business Combination
-      PSAK 23 (Revised 2009) - Revenue
-      PSAK 25 (Revised 2009) – Accounting Policies, Changes in Accounting Estimates and Errors
-      PSAK 48 (Revised 2009) – Impairment of Assets
-      PSAK 57 (Revised 2009) – Provisions, Contingent Liabilities and Contingent Assets
-      PSAK 58 (Revised 2009) – Non-Current Assets Held for Sale and Discontinued Operations
-      ISAK 7 (Revised 2009) – Consolidation Special Purpose Entities
-      ISAK 9 – Changes in Existing Decommissioning, Restoration and Similar Liabilities
-      ISAK 10 – Customer Loyalty Programs
-      ISAK 11 – Distributions of Non-cash Assets to Owners
-      ISAK 12 - Jointly Controlled Entities: Non Monetary

-      ISAK 14 – Intangible Assets: Web Site Costs

The above Financial Accounting Standards are effectively applied on or after 1 January 2011.

The Company and Subsidiaries are presently evaluating the effects of these revised Statements and new Interpretations on Financial Accounting Standards to their consolidated financial statements.

30.	COMPLETION OF THE CONSOLIDATED FINANCIAL STATEMENTS

The management of the Company is responsible for the preparation of these consolidated financial statements that were completed on 30 March 2011.

Paul Hadiwinata, Hidajat, Arsono, Ade Fatma & Rekan Registered Public Accountants

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES

Consolidated Financial Statements
For the years ended
31 December 2011 and 2010

With Independent Auditors’ Report thereon

Paul Hadiwinata, Hidajat, Arsono, Ade Fatma & Rekan is a member firm of the PKF International Limited network of legally independent firms and does not accept any responsibility or liability for the actions or inactions on the part of any other individual member firm or firms.

Independent Auditors Report

Page

Consolidated Financial Statements

Consolidated Statements of Financial Position	64 - 66

Consolidated Statements of Comprehensive Income	67 - 68

Consolidated Statements of Changes in Equity	69 - 70

Consolidated Statements of Cash Flows	71 - 72

Notes to Consolidated Financial Statements	73 - 177

P.T. Central Proteinaprima Tbk. 19th Floor Wisma GKBI Jl. Jend. Sudirman No. 28 Jakarta 10210 - Indonesia Phone: (6221) 57851788 Fax : (6221) 57851808

Director’s Statement
on the Responsibility for Consolidated Financial Statements
of PT Central Proteinaprima Tbk. (“The Company”)
For the Year Ended 31 December 2011

We, the undersigned:
Name	:	Mahar Atanta Sembiring
Office Address	:	Gedung GKBI Ltd. 19 JI. Jendral Sudirman No. 28, Jakarta Selatan
Residential Address (as in Identity Card)	:	JI. Erlangga V / 22 RT 005 RW 003, Kebayorian Baru, Jakarta Selatan
Telephone	:	57851788
Title	:	President Director
Name	:	Gunawan Taslim
Office Address	:	Gedung GKBI Lt. 19 JI. Jendral Sudirman No. 28, Jakarta 10210
Residential Address (as in Identity Card)	:	JI. Pulau Tidung V1 A3 / 37 RT 018 RW 009. Kembangan Utara Kembangan, Jakarta Barat
Telephone	:	57851788
Title	:	Vice President Director

Hereby declare that:

1.	We are responsible for the preparation and the presentation of the Company’s consolidated financial statements for the year ended 31 December 2011;
2.	The Company’s consolidated financial statements have been prepared and presented in accordance with Indonesian Financial Accounting Standards;
3.	a.	Information contained in the Company’s consolidated financial statements is complete and correct;
b.	The Company’s consolidated financial statements do not contain false material information or facts and do not omit material information or facts;
4.	We are responsible for the Company’s internal control system.

This statement is issued to the best of our knowledge and belief.

For and behalf on the Board of Directors

26 March 2012
President Director                                                                                 Vice President Director

Paul Hadiwinata, Hidajat, Arsono, Ade Fatma & Rekan Registered Public Accountants Decree of the Finance Minister of the Republic of Indonesia No. 1033/KM.1/2009

Paul Hadiwinata, Hidajat, Arsono, Ade Fatma & Rekan Registered Public Accountants Decree of the Finance Minister of the Republic of Indonesia No. 1033/KM.1/2009	[Missing Graphic Reference]

No.  :  PHHAAF/209/YS/Ary/2012

Independent Auditor’s Report

The Board of Commissioners / Directors and Shareholders
PT Central Proteinaprima Tbk.

We have audited the accompanying consolidated statements of financial position of PT Central Proteinaprima Tbk. and Subsidiaries as of 31 December 2011, 31 December 2010 and 1 January 2010, and the related consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows for the years ended 31 December 2011 and 2010.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards established by the Indonesian Institute of Certified Public Accountants.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of PT Central Proteinaprima Tbk. and Subsidiaries as of 31 December 2011, 31 December 2010 and 1 January 2010 and the results of their operations, and their cash flows for the years ended 31 December 2011 and 2010 in conformity with Indonesian Financial Accounting Standards.

Paul Hadiwinata, Hidajat, Arsono, Ade Fatma & Rekan Registered Public Accountants

The accompanying consolidated financial statements have been prepared assuming that the Company and Subsidiaries will continue as going concern.  As described in Note 31, the Company and Subsidiaries are still experiencing losses due to virus outbreak in Subsidiary’s ponds since second quarter of 2009.  Further, since May 2011, shrimp farming in certain location in Lampung area was ceased due to unfavourable investment and business condition.  Those conditions have caused significant losses to the Company and Subsidiaries.  For the year ended December 31, 2011, consolidated loss for the year amounting to Rp. 2.0 trillion.  In addition, the Company and Subsidiary experienced negative cashflows from operating activities of Rp. 45.7 billion, and as of December 31, 2011 short term liabilities have exceeded current assets by Rp. 2.7 trillion.  As a result, the Company and Subsidiaries have not been able to pay overdue interest payment on Bond Obligation.  In such condition, the bond holders have the right to declare the bonds are in default and to request immediate repayment of the total bonds payable.  As of December 31, 2011, total bond obligation and related interest amounting to Rp. 3.7 trillion.  These conditions raised substantial doubt about the Company and Subsidiaries’ ability to continue as going concern.  Management’s plans to overcome these conditions have also been disclosed in Note 31.  The accompanying consolidated financial statements do not include adjustments that might result from the outcome of this uncertainty.

Drs. Theo Kusnawara, Ak.
Registration of Publik Accountant AP.0258
Office Business License No. 1033/KM.1/2009

March 2012

NOTICE TO READERS

The accompanying financial statements are not intended to present the financial position, results of operations, changes in equity and cash flows in accordance with accounting principles and practices generally accepted in countries and jurisdictions other than Indonesia.  The standards, procedures and practices to audit such financial statements are those generally accepted and applied in Indonesia.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF
FINANCIAL POSITION
As of 31 December 2011, 31 December 2010
and 1 January 2010

(Expressed in Millions of Rupiah, Except Value per Share)
	Note		31 Dec	31 Dec	1 Jan
			2011	2010*)	2010*)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	2c,4,28,29		168.477	242.081	227.225
Accounts receivable	2d,2o,28,29
Trade
Third parties	5		1.601.674	1.859.785	1.715.251
Related parties	2e,5,7a		760	1.358	1.479
Others
Third parties	6,26	a	365.950	267.521	372.906
Inventories	2f,8,12		1.108.037	1.401.367	1.440.128
Advances, prepaid tax and expenses	2	g	152.704	165.359	210.925
Restricted deposit	28,29		25.348	25.124	26.395
TOTAL CURRENT ASSETS			3.422.950	3.962.595	3.994.309
NON-CURRENT ASSETS
Due from related party	2e,7c,28		41.851	39.511	41.479
Deferred tax assets - net	2r,14c,30		469.239	262.108	152.076
Investments in shares of stock	2b,9		46.565	60.790	50.226
Property, plant and equipment - net of accumulated depreciation	2h,2j,10,12		2.707.797	3.655.030	4.005.372
Goodwill	2k,3		637	35.818	37.542
Claims for tax refund	2r,14b		196.293	241.395	242.574
Non-current assets – others - net	2i,11,29		177.266	176.197	178.427
TOTAL NON-CURRENT ASSETS			3.639.648	4.470.849	4.707.696
TOTAL ASSETS			7.062.598	8.433.444	8.702.005
*) Reclassified, see Note 2a.

The accompanying notes to consolidated financial statements, form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF
FINANCIAL POSITION (continued)
As of 31 December 2011, 31 December 2010
and 1 January 2010

(Expressed in Millions of Rupiah, Except Value per Share)
	Note		31 Dec	31 Dec	1 Jan
			2011	2010*)	2010*)
LIABILITIES AND EQUITY
SHORT-TERM LIABILITIES
Bonds payable	2o,2x,17,24,28,29,31		2.937.978	2.896.408	-
Short-term bank loans	8,10,12,26b,28,29		1.288.604	1.091.451	1.154.409
Accounts payable	28
Trade	8,13
Third parties	29		432.737	536.640	460.555
Related parties	2e,7b		39.893	33.858	48.060
Others
Third parties			351.244	293.377	150.936
Taxes payable	24,14	a	25.871	27.169	17.087
Accrued expenses	15,17,28,29		1.011.137	568.828	255.434
Current portion long-term debts	16,28
Financial lease	2h,29		6.996	8.29	6.871
Others			551	-	8.446
TOTAL SHORT-TERM LIABILITIES			6.095.0111	5.456.023	2.101.798
LONG-TERM LIABILITIES
Due to related parties	2e,7c,28		187.407	188.231	165.637
Deferred tax liabilities - net	2r,14c		1.929	1.334	2.819
Long-term debts, net of current portion	16,28
Financial lease	2h,29		549	5.422	14.934
Others			1.417	13.487	16.450
Bonds payable	2o,2x,17		-	-	3.019.237
Estimated liabilities for employees’ benefits	2u,25,30		230.371	184.810	160.940
TOTAL LONG-TERM LIABILITIES			421.673	393.284	3.380.017
TOTAL LIABILITIES			6.516.684	5.849.307	5.481.815
*) Reclassified, see Note 2a.

The accompanying notes to consolidated financial statements, form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF
FINANCIAL POSITION (continued)
As of 31 December 2011, 31 December 2010
and 1 January 2010

(Expressed in Millions of Rupiah, Except Value per Share)
			31 Dec	31 Dec	1 Jan
	Note		2011	2010*)	2010*)
EQUITY
Equity Attributable to Owners of the Parent Entity
Share capital - Rp 100,- par value per share
Authorized – 80,000,000,000 ordinary shares
Issued and fully paid – 40,470,734,746 ordinary shares	1b,18		4.047.073	4.047.073	4.047.073
Other Equity Components
Additional paid-in capital - net	2t,2x		96.922	96.922	96.922
Difference in equity transactions of Subsidiaries	2	b	256.316	256.316	256.316
Difference in value of restructuring transactions of entities under common control	2b,3		(1.201.058)	(1.201.058)	(1.201.058)
Exchange rates differences due to financial statement translation	2b,2e,2n		348	2.368	2.807
Retained earnings (deficit)
Appropriated			100	100	100
Unappropriated			(2.663.216)	(627.091)	8.391
Sub-total			536.485	2.574.630	3.210.551
Non-controlling interest	2a,2b		9.429	9.507	9.639
TOTAL EQUITY			545.914	2.584.137	3.220.190
TOTAL LIABILITIES AND EQUITY			7.062.598	8.433.444	8.702.005
*) Reclassified, see Note 2a.

The accompanying notes to consolidated financial statements, form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF
COMPREHENSIVE INCOME
For the years ended
31 December 2011 and 2010

(Expressed in Millions of Rupiah, Except Value per Share)
	Note		2011	2010
NET SALES	2m,7a,19,20		7.529.439	6.243.876
COST OF GOODS SOLD	2f,2m,7b,21		(6.835.761)	(5.584.204)
GROSS PROFIT			693.678	659.672
Selling expense	2m,10a,22		(448.193)	(470.617)
General and administrative expense	2m,10a,22,25		(520.083)	(539.637)
Interest income	7	c	3.157	3.860
Gain (loss) on foreign exchange – net	2n,2o,23		(42.303)	151.811
Financing cost	2e,12,16,17,24		(398.820)	(410.331)
Impairment loss on property, plant, and equipment	2h,2j,10,30,31		(545.683)	-
Impairment loss on receivables	2d,5,6,26a,30,31		(887.604)	(153.898)
Other income (expense)-net	2m,10		(106.153)	14.381
equity in net earnings of associates – net	2	b	17.617	13.374
LOSS BEFORE INCOME TAX			(2.234.387)	(731.385)
INCOME TAX BENEFIT	2r,30
(EXPENSE)
Current	14	b	(8.352)	(15.746)
Deferred	14	c	206.536	111.517
Income Tax Benefit - net	14	c	198.184	95.771
LOSS FOR THE YEAR			(2.036.203)	(635.614)
Other comprehensive income - net of tax
Exchange rate differences due to financial statement translation			(2.020)	(439)
TOTAL COMPREHENSIVE LOSS FOR THE YEAR			(2.038.223)	(636.053)
*) Reclassified, see Note 2a.

The accompanying notes to consolidated financial statements, form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF
COMPREHENSIVE INCOME (continued)
For the years ended
31 December 2011 and 2010

(Expressed in Millions of Rupiah, Except Value per Share)
	Note	2011	2010
Loss for the year attributable to:
Owners of the parent entity		(2.036.125)	(635.482)
Non-controlling interests		(78)	(132)
Total		(2.036.203)	(635.614)
Total comprehensive loss for the year attributable to:
Owners of the parent entity		(2.038.145)	(635.921)
Non-controlling interests		(78)	(132)
Total		(2.038.223)	(636.053)
BASIC LOSS PER SHARE ATTRIBUTABLE TO OWNERS OF THE PARENT ENTITY	2s, 18	(50,3)	(15,7)

The accompanying notes to consolidated financial statements, form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY For the years ended 31 December 2011 and 2010 (Expressed in Millions of Rupiah)

	Attributable to the owners of the parent entity
		Other Equity Components				Retained Earnings
	Issued and Fully Paid Share Capital	Additional Paid-in Capital, Net	Difference in Equity Transactions of Subsidiaries	Difference in Value of Restructuring Transactions of Entities under Common Control	Exchange Rates Differences Due to Financial Statement Translation	Appropriated	Unappropriated	Sub-total	Non - controlling interest	Total Equity
Balance, January 1, 2010	4.047.013	96.922	256.316	(1.201.058)	2.807	100	8.391	3.210.551	9.639	3.220.190
Loss for the year	87.210	–	–	–	–	–	(635.482)	(635.482)	(132)	(635.614)
Other comprehensive income	–	–	–	–	(439)	–	–	(439)	–	(439)
Total comprehensive loss for the year	–	–	–	–	(439)	–	(635.482)	(635.921)	(132)	(636.053)
Balance, 31 December 2010	4.047.073	96.922	256.316	(1.201.058)	2.368	100	(627.091)	2.574.630	9.507	2.584.137

The accompanying notes to consolidated financial statements form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY For the years ended 31 December 2011 and 2010 (Expressed in Millions of Rupiah)

	Attributable to the owners of the parent entity
		Other Equity Components				Retained Earnings
	Issued and Fully Paid Share Capital	Additional Paid-in Capital, Net	Difference in Equity Transactions of Subsidiaries	Difference in Value of Restructuring Transactions of Entities under Common Control	Exchange Rates Differences Due to Financial Statement Translation	Appropriated	Unappropriated	Sub-total	Non - controlling interest	Total Equity
Balance, January 1, 2011	4.047.073	96.922	256.316	(1.201.058)	2.368	100	(627.091)	2.574.630	9.507	2.584.137
Loss for the year	–	–	–	–	–	–	(2.036.125)	(2.036.125)	(78)	(2.036.203)
Other comprehensive income	–	–	–	–	(2.020)	–	–	(2.020)	–	(2.020)
Total comprehensive loss for the year	–	–	–	–	(2.020)	–	(2.036.125)	(2.038.145)	(78)	(2.038.223)
Balance, 31 December 2011	4.047.073	96.922	256.316	(1.201.058)	348	100	(2.663.216)	536.485	9.429	545.914

The accompanying notes to consolidated financial statements form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended
31 December 2011 and 2010

(Expressed in Millions of Rupiah)
	Note		2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Cash receipts from customers			7.172.961	6.099.514
Cash payments to suppliers and employees			(7.123.788)	(5.971.354)
Cash provided by operating activities			49.173	128.160
Receipts from (payments for):
Interest income			3.157	3.860
Income tax			(41.039)	(48.535)
Financing cost			(72.815)	(70.382)
Other operating activities			15.835	105.560
Net Cash Provided by (Used in) Operating Activities			(45.689)	118.663
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment			10.837	104.374
Acquisition of property, plant and equipment	10	b	(106.113)	(135.027)
Proceeds from sale of Subsidiaries			66.177	-
Acquisition of associated company			-	280
Net Cash Used in Investing Activities			(29.099)	(30.373)
CASH FLOWS FROM FINANCING ACTIVITIES
Receipts from:
Short-term bank loans			193.555	354.816
Related parties			6.288	65.950
Payments for:
Short-term bank loans			(174.641)	(399.497)
Related parties			(13.235)	(72.466)
Long-term bank loans			-	(10.488)
Financial lease			-	(6.951)
Long-term debts - others			(7.866)	-
Cash dividend receipt			-	2.622
Placement of restricted deposit			(2.631)	(2.569)
Net Cash Provided by (Used in) Financing Activities			1.470	(68.583)

The accompanying notes to consolidated financial statements form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010

(Expressed in Millions of Rupiah)
	Note		2011	2010
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS			(73.318)	19.707
Effect of exchange rate difference on cash and cash equivalents			(286)	(4.851)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR			242.081	227.225
CASH AND CASH EQUIVALENTS AT END OF YEAR	4		168.477	242.081
Cash and cash equivalents at end of the year consist of:
Cash on hand and in banks			156.293	233.887
Deposits			12.184	8.194
Total			168.477	242.081
ACTIVITY NOT AFFECTING CASH FLOWS
Additions of property, plant and equipment under financial lease	10		1.634	516
Additions short term bank loans	12,26	b	161.580	–
Additions of accrued expense	15,26	b	111.989	–

See accompanying notes to consolidated financial statements, which form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

1.      GENERAL

a.      Establishment of the Company and General Information

PT Central Proteinaprima Tbk. (the Company) was established in Indonesia on 30 April 1980 based on the Domestic Capital Investment Law No. 6 year 1968, as amended by Law No. 12 year 1970, as registered through Notarial Deed No. 59 of Drs. Gde Ngurah Rai, S.H. The Deed of Establishment was approved by the Ministry of Justice of the Republic of Indonesia in its Decision Letter No. YA5/281/9 dated 21 May 1981, and was published in the State Gazette No. 12, dated 9 February 1990, Supplement No. 494.

Based on approval letter from Investment Coordinating Board (BKPM) No. 91/V/PMA/2004, dated 28 September 2004, the Company changed its status from domestic investment company into foreign investment company.  Based on Notarial Deed No. 61 of Siti Pertiwi Henny Singgih, S.H., on 27 April 2006, which was approved by Minister of Justice and Human Rights of the Republic of Indonesia in his Decision Letter No. C-14086 HT.01.04.TH.2006 dated 12 May 2006, the Company changed its status from private company into public company.

Based on the Extraordinary Shareholders’ General Meeting as notarized by Notarial Deed No. 73 dated 29 May 2008 of Yulia, S.H., which was approved by the Ministry of Justice and Human Rights in its Decision Letter No. AHU-31339.AH.01.02.Year 2008 dated 9 June 2008, the Company has changed its Articles of Association to comply with Limited Liability Company Law No. 40 Year 2007.  Subsequently the Company’s Articles of Association were amended by Notarial Deed No. 20 dated 9 December 2008 of Yulia S.H in relation with amendment of the whole Articles of Association to comply with Bapepam-LK Regulation No.IX.J.1 which has already been received and recorded in Sistem Administrasi Badan Hukum Umum (Sisminbakum) Department of Justice and Human Rights of the Republic of Indonesia in its Decision Letter No. AHU-AH.01.10-25165 dated 12 December 2008.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

1.      GENERAL (continued)

a.      Establishment of the Company and General Information (continued)

The most recent amendment to the Company’s Articles of Association was documented in Notarial Deed No. 5 dated 2 December 2009 of Iswandi, S.H., substitute notary for Yulia, S.H., regarding the increase of issued and fully paid share capital as a result of warrant conversion (Note 18) which notification has been received and recorded by Ministry of Justice and Human Rights of the Republic of Indonesia with his Acknowledgement Letter of Amended Articles of Association No. AHU-AH.01.10-22933 dated 16 December 2009.

The Company is engaged in integrated shrimp farming, production and sale of shrimp and fish feeds; and equity investment in other companies. The Company’s head office is located at Wisma GKBI 19th Floor, Jalan Jend. Sudirman No. 28, Jakarta, and its shrimp farms are located in Lampung, while plants are located in Surabaya, Sidoarjo and Medan.

The Company started its commercial operations on 18 August 1980.

The Company and Subsidiaries belong to the Charoen Pokphand group of companies.

b      Public Offerings of the Company’s shares

In 1990, the Company offered 1 million of its shares with par value of Rp 1,000 (full amount) per share to the public through the Indonesia Stock Exchange (previously Jakarta Stock Exchange) at the offering price of Rp 4,000 (full amount) per share.  Since then, the Company has conducted the following share capital transactions :

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

1.      GENERAL (continued)

b.      Public Offerings of the Company’s Shares (continued)

Year	Description	Outstanding Shares After the Transaction
1991	Limited Public Offering I with Pre-emptive Rights	9.600.000
1993	Limited Public Offering II with Pre-emptive Rights	38.400.000
1994	Issuance of bonus shares, whereby each shareholder holding 1 share is entitled to receive 3 new shares	153.600.000
1995	Change in par value per share from Rp 1,000 (full amount) per share to Rp 500 (full amount) per share	307.200.000
1996	Limited Public Offering III with Pre-emptive Rights	322.560.000
1997	Issuance of bonus share, whereby each shareholder holding 5 shares is entitled to receive 3 new shares	516.096.000
2002	Limited Public Offering IV with Pre-emptive Rights	1.032.192.000
2006	Appropriation of dividend in the form of 2 billion new shares to all shareholders and change in par value of shares to Rp 100 (full amount) per share	6.515.840.000
	Issuance of 8.8 billion new shares	15.315.840.000
	Initial Public Offering of 3 billion shares with par value of Rp 100 (full amount) per share and offering price of Rp 110 (full amount) per share accompanied by 5.3 billion warrants	18.315.840.000
2007	Warrant Series I conversion in 2007 amounted to 31,882,084 shares	18.347.722.084
2008	Warrant Series I, II and III conversion for the year ended 31 December 2008 amounted to 1,362,413,500, 1,365,601,834 and 1,296,369,166 shares respectively	22.372.106.584
	Limited Public Offering I with Pre-emptive Rights of 17,226,522,070 shares	39.598.628.654
2009	Warrant Series II, III and IV conversion for the year ended 31 December 2009 amounted to 325,000, 5,400 and 871,775,692 shares respectively	40.470.734.746

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

1.      GENERAL (continued)

b.      Public Offerings of the Company’s shares (continued)

On 5 November 2004, Indonesia Stock Exchange (IDX) through its letter No. S-1671/BEJ-PSR/11-2004 has approved the delisting of the Company’s shares on IDX effective on 13 December 2004.

On 28 November 2006, the Company re-listed its shares on IDX, based on the Effective Registration Letter from BAPEPAM-LK No. S-2769/BL/2006.

On 28 November 2008, the Company conducted Limited Public Offering 1 with Pre-emptive Rights, based on the Effective Registration Letter from BAPEPAM-LK No. S-8637/BL/2008 dated 27 November 2008 (Note 18).

Based on IDX Letter No. Peng-SPT-00005/BEIPPR/ 06-2010, IDX decided to temporarily suspend the Company’s share trading starting from 29 June 2010. IDX has lifted the temporary trading suspension of the Company’s shares spesifically for negotiation market effective from 21 March 2012. (Note 27).

c.      Employees, Commissioners and Directors

As of 31 December 2011, the members of the Company’s commissioners and directors based on the Extraordinary Shareholders’ General Meeting as notarized by Notarial Deed No. 47 dated 19 May 2011 of Yulia,S.H., were as follows:

Commissioners
President Commissioner	Hardian Purawimala Widjonarko
Vice President Commissioner	Franciscus Affandy
Independent Vice President Commissioner	Fachrul Razi
Independent Commissioner	Djoko Muhammad Basoeki
Directors
President Director	Mahar Atanta Sembiring
Vice President Director	Gunawan Taslim
Vice President Director	mRT. Jimmy Joeng
Non Affiliated Director	Achmad Wahyudi
Director	Drs. Isman Hariyanto
Director	Sutanto Surjadjaja
Director	Fredy Robin Sumendap

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

1.      GENERAL (continued)

c.      Employees, Commissioners and Directors (continued)

As of 31 December 2010, the members of the Company’s commissioners and directors based on the Extraordinary Shareholders’ General Meeting as notarized by Notarial Deed No. 50 dated 16 May 2008 of Yulia,S.H. and Notarial Deed No. 98 dated 20 August 2008 of Yulia, S.H., were as follows:

Commissioners
President Commissioner Vice President Commissioner Independent Commissioner	Hardian Purawimala Widjonarko Franciscus Affandy Djoko Muhammad Basoeki
Directors
President Director Vice President Director Director Director Non Affiliated Director Director	Erwin Sutanto Mahar Atanta Sembiring Gunawan Taslim Isman Hariyanto Achmad Wahyudi mRT. Jimmy Joeng

The composition of the Audit Committee as of 31 December 2011 are as follows:

Audit Committee
Chairman Members	Djoko Muhammad Basoeki Drs. Suroso, Ak. Hendra Nur Salman, SE, MM

Corporate Secretary of the Company as of 31 December 2011 and 2010 is Armand Ardika and Albert Sebastian respectively.

Salaries and other compensation benefits incurred for the Company and Subsidiaries’ commissioners and  directors amounting to Rp 32.7 billion in 2011 and Rp 29.3 billion in 2010.

The Company and Subsidiaries had 6,995 and 4,469 permanent employees in 2011 and 2010 respectively.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

1.      GENERAL (continued)

d.      Structure of the Company and Subsidiaries

The consolidated financial statements include the accounts of the Company and Subsidiaries, either directly or indirectly, consisting of:

				Percentage of Ownership		Total Assets (in Billions of Rupiah)
Subsidiaries	Principal Activity	Head Office Domicile	Start of Commercial Operations	31 Dec 2011	31 Dec 2010	31 Dec 2011	31 Dec 2010
Direct Ownership
PT Centralpertiwi Bahari (CPB)	Integrated shrimp farming	Menggala, Tulang Bawang	1995	99,37	99,37	3.169,57	3.199,50
PT Central Panganpertiwi (CPgP)	Fish farming, manufacture and trade of fish feeds and fries	Karawang	1991	99,99	99,99	414,73	371,59
PT Centralwindu Sejati (CWS)	Processing, cold storage and trading of frozen shrimp	Sidoarjo & Medan	1993	99,99	99,99	235,50	248,17
PT Marindolab Pratama (MLP)	Medicines for shrimp and fish	Serang	1995	90,00	90,00	13,57	8,22
Isadoro Holding B.V. (Isadoro) (in liquidation process)	Investment holding	Amsterdam, Netherlands	1997	100,00	100,00	0,04	0,11
Blue Ocean Resources Pte Ltd (BOR)	Investment holding and trading business	Singapore	2006	100,00	100,00	2,939,45	2,918,26
PT Central Bali Bahari (CBB)	Shrimp hatchery, cold storage and feed	Lampung Selatan	2006	99,99	99,99	10,48	9,42
Central Proteinaprima International Pte. Ltd. (CPP International) (in liquidation process)	Investment holding	Singapore	2008	100,00	100,00	0,00	0,00
Shrimp Improvement Systems (BVI) Pte. Ltd (SIS BVI)	Investment holding	British Virgin Island	2010	-	100,00	-	105,54
Through CWS
PT Andalas Windumurni (AWM)	Shrimp farming	Secanggang, Kabupaten Langkat	1992	99,99	99,99	8,16	8,21
PT Windusejati Pertiwi (WSP)	Shrimp farming	Secanggang, Kabupaten Langkat	1992	99,99	99,99	6,56	6,57
PT Citra Windupertala (CWP)	Shrimp farming	Secanggang, Kabupaten Langkat	1992	99,99	99,99	15,49	15,85
PT Suryawindu Pertiwi (SWP)	Shrimp farming	Secanggang, Kabupaten Langkat	1993	99,99	99,99	43,33	59,05
Through SIS BVI (Note 3)
Shrimp Improvement Systems LLC (SIS)	Supplier of shrimp stock	Florida, United States	2000	-	100,00	-	77,23

Through SIS
Shrimp Improvement Systems Hawai LLC	Supplier of shrimp stock	Hawaii, United States	2006	-	100,00	-	19,98
(Lihat Catatan 3)	(See Note 3)

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

1.      GENERAL (continued)

d.      Structure of the Company and Subsidiaries

In 2009, operating activities of AWM, CWP, SWP and WSP have been ceased. On 9 March 2010, CWS and SHS International have signed a sales and purchase agreement of all CWS’s main assets to SHS International, a related party (Note 10).

On 24 October 2011, based on Sale and Purchase Agreement with Al-Tareeq Aquaculture Improvement Ltd. (Al-Tareeq), the Company sold all of its shares in Shrimp Improvement Systems (BVI) Pte. Ltd. to Al-Tareeq, a third party, with total sale price of US$ 7,450,000.

2.      SUMMARY OF ACCOUNTING POLICIES

a.      Basis of Preparation of the Consolidated Financial Statements

The consolidated financial statements have been prepared in accordance with Financial Accounting Standards (“FAS”), which comprise the Statements and Interpretations issued by the Indonesian Financial Accounting Standards Board of the Indonesian Institute of Accountants and the Regulations and the Guidelines on Financial Statement Presentation and Disclosures issued by BAPEPAM-LK. As disclosed further in the relevant succeeding notes, several amended and published accounting standards were adopted effective 1 from January 2011.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.      SUMMARY OF ACCOUNTING POLICIES (continued)

a.      Basis of Preparation of the Consolidated Financial Statements (continued)

The consolidated financial statements for the year ended 31 December 2011 have been prepared in accordance with SFAS No.1 (Revised 2009), “Presentation of Financial Statements”.

SFAS No.1 (Revised 2009) regulates presentation of financial statements as to, among others, the objective, component of financial statements, fair presentation, materiality and aggregate, offsetting, distinction between current and non-current assets and short-term and long-term liabilities, comparative information and consistency of presentation and introduces new disclosures such as, among others, key estimations of uncertainly and judgements, capital management, other comprehensive income, departures from accounting standards and statement of compliance.

The adoption of SFAS No.1 (Revised 2009) has significant impact on the related disclosures in the consolidated financial statements.

In accordance with SFAS No. 1, the Company has reclassified non-controlling interests as at 31 December 2010 of Rp 9.5 billion as part of equity. Accordingly, the consolidated statements of financial position of the Company and Subsidiaries as at 31 December 2010 and 1 January 2010 have been restated.

The accounting policies adopted in the preparation of consolidated financial statements are consistent with those applied in the preparation of the consolidated financial statements for the year ended 31 December 2010, except for the adoption of several amended SAK effective from 1 January 2011 as mentioned above.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.      SUMMARY OF ACCOUNTING POLICIES (continued)

a.      Basis of Preparation of the Consolidated Financial Statements (continued)

The consolidated financial statements have been prepared on accrual basis using historical cost concept, except for consolidated statements of cash flows and certain accounts which are measured on the basis described in the related accounting policies. The consolidated financial statements have been prepared on accrual basis, except for the consolidated statement of cash flows. The consolidated statement of cash flows is presented using direct method by classifying cash flows on the basis of operating, investing and financing activities.

The reporting currency used in the consolidated financial statements is the Indonesian Rupiah. Unless otherwise stated, figures in consolidated financial statements are rounded to and stated in millions of Indonesia Rupiah.

b.      Principles of Consolidation

Effective from 1 January 2011, the Company adopted SFAS No.4 (Revised 2009), “Consolidated and Separate Financial Statements”. SFAS No.4 (Revised 2009) provides for the preparation and presentation of consolidated financial statements for a group of entities under the control of a parent and in accounting for investments in subsidiaries, jointly controlled entities and associated entities when separate financial statements are presented as additional information.

The consolidated financial statements include the financial statements of the Company and its Subsidiaries (Note 1d).

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.      SUMMARY OF ACCOUNTING POLICIES (continued)

b.      Principles of Consolidation (continued)

All significant inter-company accounts and transactions have been eliminated.

Subsidiaries are fully consolidated from the date of acquisitions, being the date on which the Company and Subsidiaries obtained control, and continue to be consolidated until the date such control ceases. Control is presumed to exist if the Company owns, directly or indirectly through Subsidiaries, more than a half of the voting power of an entity.

Control also exists when the parent owns half or less of the voting power of an entity when there is:

(a)	Power over more than half of the voting rights by virtue of an agreement with other investors;
(b)	Power to govern the financial and operating policies of the entity under a statute or an agreement;
(c)	Power to appoint or remove the majority of the members of the board of directors or equivalent governing body and control of the entity is by that board or body; or
(d)	Power to cast the majority of votes at meetings of the board of directors or equivalent governing body and control of the entity is by that board or body.

Losses of a non-wholly owned subsidiary are attributed to the Non-controlling interest even if that results in a deficit balance.

Non-controlling interest represents a portion of the profit or loss and net assets of the subsidiaries attributable to equity interests that are owned directly or indirectly by the Company, which are presented in the consolidated statements of comprehensive income and under the equity section of the consolidated statements of financial position, respectively, separately from the corresponding portion attributable to the equity holders of the parent entity.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.      SUMMARY OF ACCOUNTING POLICIES (continued)

b.      Principles of Consolidation (continued)

Excess between purchase price over underlying net book value of acquired subsidiary is recorded as goodwill; except for excess resulting from restructuring transactions of entities under common control which is recorded as “Difference in value of restructuring transactions of entities under common control” under the Equity section.

The equity transactions of the Subsidiaries which affect the share of net assets of such Subsidiaries are presented as “Difference in equity transactions of Subsidiaries” under the Equity section.

Investments in which the Company has an ownership interest of less than 20% are carried at cost (cost method). Investments in which the Company has an ownership interest of 20% but not exceeding 50% but the Company does not have any significant influence in the associated company, the carrying value of investment is carried at cost.

Investments in shares of stock wherein the Company has an ownership interest of at least 20% but not exceeding 50% and the Company has significant influence in the associated company, are accounted for under the equity method, whereby the investment cost is increased or decreased by the Company’s share of the net earnings or losses of the investees since the date of acquisition and decreased by dividends received.

Effective from 1 January 2011, the Company applied SFAS No.15 (Revised 2009), “Investments in Associates”. The revised SFAS prescribes the accounting for investments in associates for the determination of significant influence, accounting method to be applied, impairment in value of investments and separate financial statements.

c.      Cash Equivalents

The Company and Subsidiaries consider all cash on hand and in banks, and time deposits with maturities of three months or less and not placed as collateral as cash and cash equivalents.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.      SUMMARY OF ACCOUNTING POLICIES (continued)

d.      Trade and Other Receivables

Trade and other receivables are recognized initially at fair value and subsequently measured at amortised cost, less provision for impairment.

Provision for impairment is established when there is objective evidence that the outstanding amounts will not be collected. Receivables are written-off during the period in which they are determined to be not collectible.

e.      Transactions with Related Parties

Related party represents a person or an entity who is related to the reporting entity:
a.	A person or a close member of the person’s family is related to reporting entity if that person:
i.	has control or joint control over the reporting entity;
ii.	has significant influence over the reporting entity; or
iii.	is a member of the key management personnel of the reporting entity or of a parent of the reporting entity.

b.	An entity is related to a reporting entity if any of the following conditions applies:

i.	The entity and the reporting entity are members of the same group (which means that each parent, subsidiary and fellow subsidiary is related to the others entity).

ii.	One entity is an associate or joint venture of the other entity (or an associate or joint venture of a member of a group of which the other entity is a member).

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.      SUMMARY OF ACCOUNTING POLICIES (continued)

e.      Trade and Other Receivables (continued)

Related party represents a person or an entity who is related to the reporting entity: (continued)

b.	An entity is related to a reporting entity if any of the following conditions applies: (continued)

iii.	Both entities are joint ventures of the same third party.

iv.	One entity is a joint venture of a third entity and the other entity is an associate of the third entity.

v.
The entity is a post – benefit plan for the benefit of employees of either the reporting entity or an entity related to the reporting entity. If the reporting entity itself is conducting such a plan, the sponsoring employers are also related to the reporting entity.

vi.	The entity is controlled or jointly controlled by a person identified in (a).

vii.	A person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity

All significant transactions with related parties are disclosed in the notes to consolidated financial statements.

Transaction between entities under common control is recorded in accordance with SFAS No. 38, “Accounting for Restructuring of Entities under Common Control”. Restructuring transactions between entities under common control carried out within the framework of reorganizing the entities under the same group, do not constitute a change of ownership in the meaning of economic substance, so that such transactions would not result in a gain or loss to the group or to the individual entity within the same group and must be recorded at book values as business combination using the pooling of interest method.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.      SUMMARY OF ACCOUNTING POLICIES (continued)

f.      Inventories

Inventories are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less estimated cost of completion and the estimated cost necessary to complete the sale.

Cost is determined by the weighted-average method, except for cost of shrimp ponds, which is determined based on a specific identification method. Cost of shrimp ponds consists of cost of landrights and other expenses incurred in connection with the construction of the shrimp ponds.

Allowance for decline in value of inventories, if any, is provided based on a review of the condition of the inventories at the statements of financial position date.

g.      Prepaid Expenses

Prepaid expenses are charged to operations over the periods benefited. The long-term portion of prepaid expenses is presented under “Non-Current Assets – Others, net”.

h.      Property, Plant and Equipment

Direct ownership

The Company determines to use cost model for property, plant and equipment’s accounting policy.

Property, plant and equipment are stated at cost, except for certain assets revalued in accordance with government regulation, less accumulated depreciation. Such cost includes the cost of replacing part of the property, plant and equipment when that cost is incurred, if the recognition criteria are satisfied. Likewise, when a major inspection is performed, its cost is recognized in the carrying amount of the property, plant and equipment as a replacement if the recognition criteria are satisfied. All other repairs and maintenance costs that do not meet the recognition criteria are recognized in the statement of income as incurred.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

h.	Property, Plant and Equipment (continued)

Direct ownership (continued)

Depreciation (except for land which is not depreciated) is computed using the straight-line method, after taking into account their salvage values at certain percentage of carrying values (except for land improvements which have no salvage value), over the estimated useful lives of the assets as follows:

The Company and its Subsidiaries

Year
Land and buildings improvements Buildings Machinery and equipment Transportation equipment Furniture, fixtures and office equipment Electrical and water installation	5 - 20 10 -20 5 - 20 2 - 20 5 5 - 10

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are from its use or disposal. Any or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount the asset) is included in the statement of income in the period the asset is derecognized.

The residual values, useful lives and methods of depreciation of property, plant and equipment are reviewed, and adjusted prospectively if appropriate, at each financial year end.

The Company evaluates its property, plant and equipment for impairment whenever events and circumstances indicate that the carrying amount of the assets may not be recoverable. When the carrying amount of an asset exceeds its estimated recoverable amount, the asset is written down to its estimated recoverable amount, which is determined based upon higher of fair value less cost to sell and value in use.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

h.	Property, Plant and Equipment (continued)

Construction in progress

Construction in progress is stated at cost and presented as part of the property, plant and equipment. The accumulated costs will be reclassified to the appropriate property, plant and equipment account when the construction in progress is completed and the asset is ready for its intended use.

Property, Plant and Equipment under finance leases

Property, Plant and Equipment acquired under finance leases are presented at the present value of all lease payments, plus the purchase option which should be paid at the end of the lease term. A related liability is recognized and each lease payment is allocated to the liability and finance charges. The related assets are depreciated similarly to directly owned assets.

Gains or losses on sale and leaseback transactions are deferred and amortised over the lease term.

i.	Assets Not Used in Operations

Assets not used in operations are presented as part of “Non-current assets – others, net” account and carried at book value, which is acquisition cost less related accumulated amortization and impairment in assets value.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

j.	Impairment of Non-Financial Assets Value

Effective from 1 January 2011, the Company and Subsidiaries prospectively adopted SFAS No. 48 (Revised 2009), “Impairment of Assets”.

The Company and Subsidiaries conduct a review to determine whenever there is any indication of assets impairment including for assets not used in operations at the end of the year. If such indication exists, the Company and Subsidiaries are required to determine the estimated recoverable value of the assets and recognized the impairment in assets value as a loss in the consolidated statements of comprehensive income for the year.

k.	Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the Company’s share of the net identifiable assets of the acquired subsidiary, associate or jointly controlled entity at the effective date of acquisition. Non-controlling interests are measured at their proportionate share of the net identifiable assets at the acquisition date. If the cost of acquisition is less than the fair value of the net assets acquired, the difference is recognised directly in the consolidated profit and loss account. Goodwill on acquisitions of associates and jointly controlled entity is included in investment in associates and jointly controlled entities. Goodwill is carried at cost less accumulated impairment loss.

Goodwill on acquisition of Subsidiaries is tested for impairment annually. Goodwill is allocated to cash-generating units or groups of cash-generating units for the purpose of impairment testing.

The profit or loss on disposal of Subsidiaries, associates and jointly controlled entities includes the carrying amount of goodwill relating to the entity sold.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

l.	Cost of landrights

Cost incurred in relation to acquisition or renewal of legal titles of landrights is deferred  and amortized over legal term of the landrights or economic lives of the landrights, whichever is shorter. Costs that are not significant are charged to consolidated statements of comprehensive income, as incurred.

m.	Revenue and Expenses Recognition

Effective from 1 January 2011, the Company and Subsidiaries adopted SFAS No.23 (Revised 2010), “Revenue”. The revised SFAS identifies the circumstances in which the criteria on revenue recognition will be met and, therefore, revenue may be recognized, and prescribes the accounting treatment of revenue arising from certain types of transactions and events, and also provides practical guidance on the application of the criteria on revenue recognition. There is no significant impact of these amended accounting standards on the consolidated financial statements.

Revenue from export sales is recognized upon shipment of the goods to the customers  (f.o.b. shipping point), and revenue from domestic sales is recognized upon delivery of the goods to the customers. Income from sales of used sacks and raw materials are recorded net of the related expenses incurred, and presented as Other Income. Expenses are recognized when incurred.

n.	Foreign Currency Transactions and Balances

Transactions involving foreign currencies are recorded in Rupiah amounts at the rates of exchange prevailing at the time the transactions are made. At statements of financial position date, monetary assets and liabilities denominated in foreign currencies are adjusted to Rupiah to reflect the Bank Indonesia’s middle rates of exchange at such date. The resulting gains or losses are credited or charged to operations of the current year.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

n.	Foreign Currency Transactions and Balances (continued)

Statements of comprehensive income and statements of cash flows of “foreign entities” are translated into Rupiah at the average exchange rates for the year and their statements of financial position are translated at the exchange rate ruling on the statements of financial position date. Exchange rates differences arising from the translation of the net investment in “foreign entities” are recorded as “exchange rates differences due to financial statements translation” and presented in the equity section until disposal of the net investment.

As of 31 December 2011 and 2010 the foreign exchange rates used (in full amount) were based on the published buying and selling rates for bank notes and/or transactions exchange rates by Bank Indonesia as of 30 December 2011 and 31 December 2010, respectively, as follows:

	31 December
	2011	2010
Great Britain Pound Sterling 1	13.969	13.894
Euro 1	11.739	11.956
Swiss Franc 1	9.636	9.600
Australian Dollar 1	9.203	9.143
United States Dollar 1	9.068	8.991
Singapore Dollar 1	6.974	6.981
Japanese Yen 1	117	110

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

o.	Financial instruments

Financial assets are classified as (i) financial assets measured at fair value through profit or loss, (ii) loans and receivables, (iii) held-to-maturity investment, and (iv) available-for-sale financial assets. Classification is determined by the acquisition purpose of financial assets. Management determines the classification of financial assets at its initial recognition.

When financial assets are recognized initially, they are measured at fair value. In the case of financial assets not recognized at fair value through profit or loss, the fair value is added directly by attributable transaction costs or issuance of such financial assets.

Regular purchases and sales of financial assets are recognized and derecognized using trading date accounting.

Definition and Subsequent Measurement of Financial Assets After Initial Recognition.

(i)	Financial assets measured at fair value through profit and loss

Financial assets at fair value through profit or loss include financial assets held for trading. A financial asset is classified as held for trading if it is acquired principally for the purpose of selling or repurchasing it in the near term or for which there is evidence of a recent actual pattern of short term profit taking. Derivatives are also classified as held for trading unless they are designated and effective as hedging instruments. Financial assets in this category are classified as current assets.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

o.	Financial instruments (continued)

Definition and Subsequent Measurement of Financial Assets After Initial Recognition (continued)

(i)	Financial assets measured at fair value through profit and loss (continued)

After initial recognition, this financial asset was subsequently measured by its fair value, without deducted by the transaction cost that may occurred from the sales or other disposals.

There are no financial assets classified as held for trading as of 31 December 2011.

(ii)	Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial recognition, this financial asset was  subsequently measured at amortized cost using the effective interest rate method.

The Company classifies the following financial assets as loans and receivables among others:

-	Cash and cash equivalents
-	Trade and other receivables, due from related parties

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

o.	Financial instruments (continued)

Financial assets (continued)

Definition and Subsequent Measurement of Financial Assets After Initial Recognition (continued)

(iii)	Held-to-maturity investment

Held-to-maturity financial assets are non- derivative financial assets with fixed or determinable payments and fixed maturities and management has the positive intention and ability to hold to maturity.

After initial recognition, this financial asset was subsequently measured at amortized cost, using the effective interest method.

The Company and Subsidiaries did not have any held-to-maturity investments as of 31 December 2011.

(iv)	Available-for-sale (AFS) financial assets

AFS financial assets are non-derivative financial assets that are intended to be held until an unspecified period designated as available-for- sale or are not classified in any of the three preceding categories. After initial measurement, AFS financial assets are measured at fair value with unrealized gains or losses recognized as other comprehensive income in the “unrealized gain on available-for-sale financial assets” until the investment is derecognized, at which time the cumulative gain or loss is recognized in other operating income. If in any time they are determined to be impaired, cumulative gain or loss is reclassified from the “unrealized gain on available-for-sale financial assets” to statement of comprehensive income as financial charges.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

o.	Financial instruments (continued)

Definition and Subsequent Measurement of Financial Assets After Initial Recognition (continued)

(iv)	Available-for-sale (AFS) financial assets (continued)

The Company and Subsidiaries did not have any available-for-sale financial assets as of 31 December 2011.

Impairment of Financial Assets

At each statement of financial position date, the Company assesses whether there is any objective evidence that a financial asset or group of financial assets is impaired.

Financial assets carried at amortized cost

If there is objective evidence that an impairment loss on loans and receivables or held-to-maturity investment carried at amortised cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate (i.e. the effective interest rate computed at initial recognition). The carrying amount of the asset is reduced directly or through the use of an allowance account. The amount of the loss is recognized in the statement of comprehensive income.

Financial assets carried at cost

If there is objective evidence that an impairment loss has been incured on an unquoted equity instrument that is not carried at fair value because its fair value cannot be reliably measured, or on a derivative asset that is linked to and must be settled by delivery of such an unquoted equity instrument, the amount of the impairment loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cashflows discounted at the current market rate of return for a similar financial asset. Such impairment losses are not reversed.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

o.	Financial instruments (continued)

Impairment of Financial Assets (continued)

Available-for-sale financial assets

When the impairment in fair value of financial assets which are classified as available-for-sale has been recognized directly in the equity and there is objective evidence that such assets has been impaired, the accumulated loss previously recognized directly in equity shall be excluded from equity and recognized in statements of comprehensive income although the financial assets have not been derecognized.

Financial liabilities

Financial liabilities within the scope of SFAS 55 (Revised 2006) are classified as financial liabilities measured at fair value through profit or loss, loans and borrowings, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. The Company determines the classification of its financial liabilities at initial recognition.

Financial liabilities are recognized initially at fair value and, in the case of loans and borrowings, inclusive of directly attributable transaction costs.

The measurement of financial liabilities depends on their classification as follows:

(i)	Financial liabilities measured at fair value through profit or loss

Financial liabilities measured at fair value through profit or loss are financial liabilities classified as held for trading. A financial liability is classified as held for trading if it is acquired principally for the purpose of selling or repurchasing it in the near term and for which there is evidence of a recent actual pattern of short term profit taking. Derivatives are also classified as held for trading unless they are designated and effective as hedging instruments. Gains or losses on liabilities held for trading are recognized in the consolidated statements of comprehensive income.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

o.	Financial instruments (continued)

Financial liabilities (continued)

(i)	Financial liabilities measured at fair value through profit or loss (continued)

There are no financial liabilities that are classified as held for trading as of 31 December 2011.

(ii)	Loans and borrowings

After initial recognition, interest bearing loans and borrowings are subsequently measured at amortized cost using the effective interest rate method.

Gains and losses are recognized in the consolidated statements of comprehensive income when the liabilities are derecognized as well as through the amortization process.

The Company and Subsidiaries’ financial liabilities include short-term bank loans, trade payable, and other payables, accrued expenses, bonds payable, long term loan and other current and non-current financial liabilities.

Derecognition of Financial Asset and Financial Liabilities

Financial assets
A loan or receivable is derecognized where the contractual rights to receive cashflows from the asset have expired or transferred.

On the derecognition, the difference between the carrying amount and the sum of the consideration received is recognized in the statements of comprehensive income.

Financial liabilities
Gain and losses are recognized in the statements of comprehensive income when the liabilities are derecognized as well as through the amortisation process. The liabilities are derecognized when the obligation under the liability is discharged or cancelled or expired.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

o.	Financial instruments (continued)

Offsetting financial instruments

Financial assets and liabilities are offset and the net amount is reported in the statement of financial position when there is a legally enforceable right to offset the recognised amounts and there is an intention to settle on a net basis, or realise the asset and settle the liability simultaneously.

p.	Derivative Instruments

Each derivative instrument (including embedded derivatives) is recorded in the consolidated statements of financial postion as either asset or liability as measured at fair value of each contract. Changes in derivative fair value is recognized in current earnings unless specific hedges that allow a derivative gain or loss to offset related results on the hedged item in the consolidated statements of comprehensive income.

q.	Segment Information

Effective from 1 January 2011, the Company and Subsidiaries applied SFAS No.5 (Revised 2009), “Operating Segments”. The revised SFAS requires disclosures that will enable users of financial statements to evaluate the nature and financial effects of the business activities in which the entity engages and the economic environments in which it operates.  There is no significant impact on the adoption of the revised accounting standard on the consolidated financial statements.

For management purposes, the Company and its Subsidiaries is organized into operating segments based on their products and has classified the reportable segments based on type of operating activity, which consists of feed production, integrated shrimp farming, frozen shrimp processing and probiotic.  Management monitors the operating results of its business units separately for the purpose of making decisions about resource allocation and performance assessment.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

r.	Income Tax

Current tax expense is provided based on the estimated taxable income for the year. Deferred tax assets and liabilities are recognized for temporary differences between the financial and the tax bases of assets and liabilities at each reporting date. Future tax benefits, such as the carry-forward of unused tax losses, are also recognized to the extent that realization of such benefits is probable.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, based on tax rates that have been enacted or substantively enacted at the balance sheet date. For each of the consolidated Subsidiary, the tax effects of temporary differences and tax loss carry forward, which individually could represent either assets or liabilities, are shown at the applicable net amounts.

Amendments to tax obligations are recorded when an assessment is received or, if appealed against by the Company and Subsidiary, when the result of the appeal is determined.

Deferred tax assets and deferred tax liabilities are offset a legally enforceable right exists current tax against current tax liabilities, or the deferred tax assets and the deferred liabilities relate to the same entity, the intends settle its current and liabilities on a net basis.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

s.	Loss per Share

Basic loss per share attributable to owners of the parents are computed by dividing loss  attributable to owners of the parents with the weighted-average number of shares outstanding during the year.

	2011	2010
Net loss attributable to owners of the parents	(2,036,125)	(635.482)
Weighted-average number of outstanding shares (full amount)	40.470.734.746	40.470.734.746
Basic loss per shares attributable to owners of the parents (Rupiah full amount per share)	(50,3)	(15,7)

As of 31 December 2011, there were no potential ordinary shares that would give rise to a dilution of net income per share of the Company.

t.	Additional Paid-in Capital

Additional paid-in capital, net consists of additional paid-in capital, net of share issuance costs and warrant conversion costs.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

u.	Estimated Liabilities for Employees’ Benefits

The Company and Subsidiaries recognize estimated liability for employees’ benefit in accordance with Labor Law No. 13/2003 dated 25 March 2003 (Labor Law No. 13/2003). Based on Labor Law No. 13/2003, the Company and Subsidiaries are required to pay the severance, gratuity and compensation pay if certain conditions in the Labor Law No. 13/2003 are met.

The Company and Subsidiaries adopted SFAS No. 24 (Revised 2004) regarding “Employees’ Benefits”. Under SFAS No. 24 (Revised 2004), the cost of providing employees’ benefits under Labor Law No. 13/2003 is determined using the projected unit credit actuarial valuation method. Actuarial gains and losses are recognized as income or expense when the net cumulative unrecognized actuarial gains and losses for each individual plan at the end of the previous reporting year exceeded 10% of the present value of defined benefit at that date. These gains or losses are recognized over the expected average remaining working lives of the employees. Furthermore, past-service costs arising from the introduction of a defined benefit plan or changes in the benefit payable of an existing plan are required to be amortized over the period until the benefits concerned become vested.

v.	Use of Estimates

The preparation of consolidated financial statements in conformity with the Indonesian Financial Accounting Standards requires the management to use estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

w.	Loans

Loans are initially recognised at the amount of proceeds received, net of transaction costs incurred. Loans are subsequently stated at any difference between proceeds received (net of transaction costs incurred) and the redemption value. Transaction costs incurred as the result of the loans’ issue are stated as amortised cost using the effective interest method over the period of borrowings.

x.	Bond and Share Issue Costs

Bond issue costs are directly deducted from the issue proceeds in the consolidated statement of financial position as a discount and are amortised using the effective interest method over the period of the bonds.

Share issue cost are directly deducted from the additional paid-in capital account in the consolidated financial statements.

y.	Implementation of Other New Accounting Standards

The adoption of the following new/revised standards and interpretations, which are relevant to the Company’s operations, but did not result in a material effect on the consolidated financial statements are as follows:

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

y.	Implementation of Other New Accounting Standards (continued)

-SFAS No. 2	:	Statement of Cash Flows
-SFAS No. 3	:	Interim Financial Reporting
-SFAS No. 8	:	Events after the Reporting Period
-SFAS No.12	:	Interests in Joint Ventures
-SFAS No.15	:	Investments in Associates
-SFAS No.19	:	Intangible Assets
-SFAS No.23	:	Revenue
-SFAS No.25	:	Accounting Policies, Changes in Accounting Estimates and Errors
-SFAS No.57	:	Provisions, Contigent Liabilities and Contingent Assets
-SFAS No.58	:	Non-current Assets Held for Sale and Discontinued Operations.
-IFAS No. 7	:	Consolidation – Special Purpose Entities
-SFAS No. 9	:	Changes in Existing Decommissioning, Restoration and Similar Liabilities
-SFAS No.10	:	Customer Loyalty Programmes
-SFAS No.17	:	Interim Financial Reporting and Impairment
-SFAS No. 6	:
Withdrawal of SFAS No. 21 (Accounting for Equity), IFAS No. 1 (Determination of Market Value of Share Dividends), IFAS No. 2 (Presentation of Capital and Receivables from Share Subscribers) and IFAS No. 3 ( Accounting for Donation or Assistance)

3.	RESTRUCTURING TRANSACTIONS

In third quarter 2010, Isadoro (a Subsidiary) sold its whole ownership in SIS to SIS BVI (another Subsidiary). The difference between transfer price and book value on this transaction was recorded as difference in value of restructuring transaction of entities under common control in equity section on their respective Subsidiaries.

In 2006, the Company and PT Surya Hidup Satwa (SHS), the Company’s controlling shareholder, restructured their agrobusiness and aquaculture business whereby the Company became the holding company for aquaculture business. The restructuring transactions were conducted with entities under common control as well as third parties, and continued until May 2007.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

3.	RESTRUCTURING TRANSACTIONS (continued)

Summary of the restructuring transactions as follows:

Entities under common control

Transaction	Date of Transaction	Purchase/ selling price per share (Rupiah full amount)	Number of shares purchased/ sold (shares)	Total value of transaction (Millions of Rupiah)	Book Value (Millions of Rupiah)	Difference in value of restructuring transactions under common control (Millions of Rupiah)	Shares sale and/or purchase agreement
Direct ownership

Divestment

PT Charoen Pokphand Indonesia Tbk.	12 May 2006	400	779.068.750	311.628	395.013	(83.385)	Conditional shares sale and purchase agreement with SHS, dated 12 May 2006

PT Central Agromina	24 May 2007	2.300	22.395.720	51.510	91.741	(40.231)	Conditional shares sale and purchase agreement with SHS, dated 24 May 2007

Acquisition
PT Centralpertiwi Bahari	12 May 2006	572	2.878.526.958	1.645.575	575.799	(1.069.776)	Share purchase agreement with RBOC& Splendid, dated 12 May 2006

PT Centralwindu Sejati	12 April 2006	542.564	110.586	60.000	52.334	(7.666)	Conditional shares sale and purchase agreement with SHS, dated 12 April 2006
Total				(1.201.058)

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

3.	RESTRUCTURING TRANSACTIONS (continued)

Summary of the restructuring transactions as follows: (continued)

Third Party
Transaction	Date of Transaction	Purchase/ selling price per share (Rupiah full amount)	Number of shares purchased/ sold (shares)	Total value of transaction (Millions of Rupiah)	Book Value (Millions of Rupiah)	Goodwill (Millions/ of Rupiah)	Shares sale and/or purchase agreement
Acquisition of PT Marindolab Pratama	12 April 2006	2.800	900.000	2.520	1.764	756	Conditional shares sale and purchase agreement with SHS, dated 12 April 2006

Acquisition of Isadoro Holding BV	24 April 2007	14.768	18.200	269	199	70	Deed of transfer of shares dated 26 April 2006, of Ronald Pfeiffer notary in Amsterdam

Acquisition of Shrimp Improvement Systems, Florida*	29 November 2006			49.911	8.884	41.027	Membership Interest Purchase Agreement dated 29 November 2006
Total			53.700	10.847	41.853
* Has been sold in October 2011 (Note 1d)

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

3.	RESTRUCTURING TRANSACTIONS (continued)

Based on SFAS No. 38 (Revised 2004) regarding “Accounting for Restructuring of Entities Under Common Control”, the above restructuring transactions with entities under common control were accounted for under pooling of interest method. The differences between selling prices and the carrying value of the investment in divested companies and the difference between purchase price and carrying value of net assets of acquired companies were recorded as “Difference in value of restructuring transactions of entities under common control” in Equity section.

Transactions with third parties were accounted for under acquisition method; whereby the difference between purchase price and net assets of entities acquired were recorded as “Goodwill”. Balance of goodwill after accumulated amortization is as follows:

	2011	2010
Goodwill	637	44.517
Accumulated amortization	-	(8.999)
Goodwill balance	637	35.818

Since 1 January 2011, goodwill is not amortized in relation with the application of SFAS 15 (Revised 2009) - Investment in Associates (Note 2k).

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

4.	CASH AND CASH EQUIVALENT (continued)

Consist of:
	2020	2011

Cash on hand	9.756	2.742
Cash in banks - third parties
Rupiah
PT Bank Central Asia Tbk.	18.794	26.472
PT Bank CIMB Niaga Tbk.	7.873	7.926
PT Bank Rakyat Indonesia
(Persero) Tbk.	1.049	4.602
PT Bank Negara Indonesia
(Persero) Tbk.	45.444	1.278
PT Bank Mandiri (Persero) Tbk.	2.050	743
PT Bank Ekspor Impor Indonesia	419	192
Others	973	468
United States Dollar
PT Bank Negara Indonesia
(Persero) Tbk.	20.372	44.762
PT Bank CIMB Niaga Tbk.	5.319	5.102
PT Bank Central Asia Tbk.	4.368	1.997
PT Bank DBS Indonesia	3.309	1.502
PT Bank Ekspor Impor Indonesia	833	282
PT Bank OCBC NISP Tbk.	2.982	82
Capital Bank, Florida, USA
(previously TIB Bank)	8.905	-
First Hawaiian Bank	3.251	-
Others	439	26
Singapore Dollar
Others	212	365
Euro
Others	67	39

Cash in banks – related party (Note 7)
Rupiah
PT Bank Agris
United States Dollar
PT Bank Agris	72.384	49.641

Cash equivalents - third parties	25.088	8.072
Time deposits
Rupiah
PT Bank Rakyat Indonesia
(Persero) Tbk.	-	10.000
PT Bank CIMB Niaga Tbk.	500	500
PT Bank Central Asia Tbk.	1.400	200
United States Dollar
First Hawaiian Bank	6.294	-
Cash equivalents – related party (Note 7)
Time deposits
Rupiah
PT Bank Agris	-	1.484
Total	242.081	168.477

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

4.	CASH AND CASH EQUIVALENT (continued)

The cash equivalents bear annual interest rates ranging as follows:

	2011	2010
Time deposit
Rupiah	5%	5% - 7%
United States Dollar	-	0,05%

5.	ACCOUNTS RECEIVABLE - TRADE
Consist of:

	2011	2010
Third parties
Farmer receivables	1.632.941	1.314.985
Non-farmer receivables
Golden Harvest Inc., USA	53.671	37.773
Amerin Inc., USA	26.696	27.695
Ruby Pacific LLC, USA	26.233	20.797
Mazetta Co., USA	21.694	32.955
Suram Trd	15.319	12.887
Heiploeg BV, Netherlands	15.068	-
Eastern Fish Company	14.599	10.325
Nichirei Corporation, Japan	14.176	21.749
Ore-Cal Co., USA	11.180	11.409
Gunawan Soegondo	9.306	13.143
Lyons Seafood Ltd., UK	13	15.386
Others (below Rp 10 billion)	496.515	462.798
Total	2.337.411	1.981.902
Less allowance for impairment	(735.737)	(122.117)
Third parties - net	1.601.674	1.859.785
Related parties (Note 7a):		-
PT Primafood International
Shrimp Improvement	760	1.358
Systems Pte. Ltd., Singapore	-	1.358
Total	760	1.358.000
Accounts Receivable – Trade - net	1.602.434	1.861.143

Farmers’ receivables arose from sales of shrimp ponds, shrimp feeds, shrimp fries, medicines and chemical goods, electricity and water, and other shrimp ponds supplies to farmers. Farmers’ receivables also include loans given by the Company to the farmers for their cost of living, shrimp farms revitalization and operations (Note 26a). Farmers’ receivables will be settled from the proceeds from the sales of the cultivated shrimps. One cycle of shrimp farming is about 4 months to 6 months.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

5.	ACCOUNTS RECEIVABLE – TRADE(continued)

The above accounts receivable - trade include receivables denominated in foreign currencies (US$) with details as follows (stated in full amount):

	2011	2010
United States Dollar	38.138.570	36.666.920

Aging analysis of the trade accounts receivable based on invoice date is as follows:

	2011	2010
Third parties: Less than 31 days	1.147.614	960.288
31 - 60 days	233.812	193.886
61 - 90 days	183.845	45.249
91 - 180 days	92.999	36.230
Over 180 days	679.141	746.249
Total	2.337.411	1.981.902
Less allowance for impairment	(735.737)	(122.117)
Accounts receivable - third parties - net	1.601.674	1.859.785
Related parties (Note 7a) less than 31 days	760	259
31 - 60 days	-	836
61 - 90 days	-	263
Accounts receivable - related parties	760	1.358

Movements of allowance for impairment are as follows:

	2011	2010
Beginning balance	122.117	122.169
Provision during the year	613.709	89
Collection of receivable	(89)	(141)
Ending balance	735.737	122.117
Expense for providing allowance for impairment is presented as part of “Impairment Loss on Receivables” in the Consolidated Statements of Comprehensive Income.

As of 31 December 2011, the balance of allowance for impairment amounting to Rp 735.7 billion which mostly represent impairment of farmers’ receivable in relation with cessation of the Company’s shrimp farming operation in certain location in Lampung. (Note 31).

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

5.	ACCOUNTS RECEIVABLE – TRADE (continued)

Based on the review of the status of the individual receivable accounts at the end of the year, the Company and Subsidiaries’ management believes that the allowance for impairment is adequate to cover possible losses from the non-collection of accounts receivable.

6.	ACCOUNTS RECEIVABLE – OTHERS

Accounts receivable-others mainly consist of loans given by the Company to Dipasena Group for their operational activities, and to other third parties.

As of 31 December 2011 and 2010, the balance of allowance for impairment respectively amounted to Rp  428.8 billion and Rp 155.2 billion. Based on the review of the status of other receivable at the end of the year, the Company’s management believes that the allowance for doubtful accounts is adequate to cover possible losses from the non-collection of other receivable.

7.	TRANSACTIONS WITH RELATED PARTIES

Nature of Relationships with Related Parties

The nature of relationships of the Company and Subsidiaries with related parties is as follows:

a.	PT Surya Hidup Satwa (SHS) is the Company’s controlling shareholder (Note 18).

b.
PT Charoen Pokphand Indonesia Tbk. (CPI), PT Indovetraco Makmur Abadi (IMA), PT Tanindo Intertraco, PT Tanindo Subur Prima (TSP), PT SHS International, PT Bank Agris, PT Poly Packaging Industry, PT Primafood International and PT Nugen Bioscience Indonesia are controlled, directly or indirectly by the related parties of the ultimate parent of the Company.

c.	PT Central Pertiwi and PT Pertiwi Indonesia are the Company’s shareholders (Note 18).

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

7.	TRANSACTIONS WITH RELATED PARTIES (continued)

Transactions with Related Parties

The Company and Subsidiaries, in their regular businesses, have engaged in transactions with related parties, principally consisting of sales of their finished goods such as feeds, poultry equipment, shrimp fries, purchases of` raw materials and medicines; and financial transactions, which are made on arms’ length basis. The details of these transactions are as follows:

(a)
Sales of finished goods to related parties represent 0.12 % and 0.65% of the consolidated net sales for the years ended 31 December 2011 and 2010, respectively. The related receivables from these transactions are recorded in “Accounts Receivable - Trade - Related Parties” (Note 5). The net sales to related parties are summarized as follows:

	Total		Percentage of Total Consolidated Net Sales
	31 Dec 2011	31 Dec 2010	31 Dec 2011	31 Dec 2010
PT Surya Hidup Satwa	5.160	2.879	0,07	0,05
PT Charoen Pokphand Indonesia Tbk.	2.699	765	0,04	0,01
PT Primafood International	691	-	0,01	-
Shrimp Improvement Systems Pte. Ltd.
(Singapore)	-	36.957	-	0,59
Total	8.550	40.601	0.12	0,65

(b)
Purchases of raw materials, finished goods and medicines from related parties represent 0.87 % and 0.66 % of the consolidated net sales for the years ended 31 December 2011 and 2010. The related payables from these transactions are recorded in “Accounts Payable - Trade - Related Parties” (Note 13). Purchases are summarized as follows:

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

7.	TRANSACTIONS WITH RELATED PARTIES (continued)

	Total		Percentage of Total Consolidated Net Sales
	31 Dec 2011	31 Dec 2010	31 Dec 2011	31 Dec 2010

PT Tanindo Intertraco	40.294	13.257	0,54	0,21
PT Charoen Pokphand Indonesia Tbk.	15.509	20.192	0,21	0,32
PT SHS International	3.258	4.688	0,04	0,08
PT Indovetraco Makmur Abadi	3.063	3.210	0,04	0,05
PT Surya Hidup Satwa	1.389	116	0,02	0,00
PT Nugen Bioscience Indonesia	1.129	-	0,01	-
PT Poly Packaging Industry	1.043	-	0,01	-
PT Tanindo Subur Prima	18	13	0,00	0,00
Total	65.703	41.476	0,087	0,66

(c)	Transactions not related to the Company and Subsidiaries’ main business, conducted with related parties are summarized as follows:

	Total		Percentage of Total Consolidated Net Sales
	31 Dec 2011	31 Dec 2010	31 Dec 2011	31 Dec 2010
Sales of raw materials PT Charoen Pokphand Indonesia Tbk.	6.527	16.797	0,09	0,27
Interest income (Note 4) PT Bank Agris	809	1.132	0,01	0,02

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

7.	TRANSACTIONS WITH RELATED PARTIES (continued)

The balances of accounts with related parties arising from transactions other than the Company and Subsidiaries’ main businesses are as follows:

	Total		Percentage of Total Consolidated Net Sales
	31 Dec 2011	31 Dec 2010	31 Dec 2011	31 Dec 2010
Due from related party: PT Surya Hidup Satwa	41.851	39.511	0,59	0,46
Due to related parties: PT Charoen Pokphand Indonesia Tbk.	187.297	187.151	22,87	3,20
Others	110	1.080	0,090	0,02
Total	187.407	188.231	2,87	3,22

8.	INVENTORIES

Details of inventories based on business segment are as follows:

	2011	2010
Integrated shrimp farming	606.960	993.187
Feeds	505.501	415.769
Frozen shrimp	5.677	3.164
Probiotic	1.358	480
Others	765	498
	1.120.261	1.413.098
Less allowance for impairment	(12.224)	(11.731)
Net	1.108.037	1.401.367

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

8.	INVENTORIES (continued)

Details of inventories based on business segment are as follows:

	2011	2010
Beginning balance	(11.731)	(13.981)
Allowance’s adjustment	793	2.250
Allowance for current year	(1.286)	-
Ending balance	(12.224)	(11.731)

As of 31 December 2011, the above inventories are covered by insurance against losses from damage, natural disasters, fire and other risks under blanket of policies with total coverage of Rp 646.1 billion. Management believes that the insurance coverage is adequate to cover possible losses arising from such risks.

As of 31 December 2011, certain inventories are used as collateral for loans from PT Bank Negara Indonesia (Persero) Tbk. (BNI) amounting to US$ 6.25 million, and as collateral for loans from PT Bank CIMB Niaga Tbk.  (Bank Niaga) amounting to Rp 80 billion and fiduciary inventory (for asset bought using this facility) minimum of US$ 20 million, while inventories purchased using the credit facilities are used as collateral for loans from PT Bank Permata, Indonesia Eximbank, PT Bank DBS Indonesia and Bank Niaga amounting to around 100% - 125% from the L/C facility being used (Note 12).

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

9.	INVESTMENTS IN SHARES OF STOCK

Details of inventories based on business segment are as follows:

	2011	2010
CP Aquaculture (India) Private Limited Shrimp Improvement Systems Pte. Limited	45.796	45.796
(Singapore)	-	14.255
Others	766	739
Total	46.562	60.790

Investment in CP Aquaculture (India) Private Limited (CP India) represents 25% ownership interest. The Company does not exert significant influence in CP India because the Company does not involve in the decision making in CP India. In relation to these matters above, the carrying value of investment in the associated company is treated as cost. As of 31 December 2011, total CP India’s equity amounted to Rp 481.5 billion, total sales of Rp 781.8 billion and net income of Rp 89.5 billion.

Investment in Shrimp Improvement Systems Pte. Limited, Singapore (SIS Sgp), through SIS BVI, represents 49% ownership as of 31 December 2010 is stated based on equity method. As of 31 December 2011, the Company does not own share ownership in SIS Sgp (Note 1d).

Investments in shares of stock - others, consist of investments in several associated companies with ownership interest less than 20%, and are stated at cost.

The original consolidated financial statements included herein are in the Indonesian language.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

10.	PROPERTY, PLANT AND EQUIPMENT

Balance and movement for the years ended 31 December 2011

	Beginning balance 1 Jan 2011	Additions	Deductions	Reclassification	Ending balance 31 Dec 2011

Carrying value

Direct Ownership
Land	360.801	120	24.343	-	336.578
Land and buildings improvements	2.173.624	19.582	110.937	18.350	2.100.619
Buildings	499.559	3.700	10.326	8.450	501.383
Machinery and equipment	1.211.427	13.763	92.725	16.844	1.149.309
Transportation equipment	158.123	280	3.871	(497)	154.035
Furniture, fixtures and office equipment	77.734	2.603	613	(613)	79.111
Electrical and water installation	216.931	93	38.407	8.248	186.865
Laboratory equipment	13.902	729	1.054	152	13.729
Total	4.712.101	40.870	282.276	50.934	4.521.629

Construction in progress
Land and buildings improvements	19.488	29.139	95	(17.478)	31.054
Machinery and equipment	21.000	23.896	814	(20.946)	23.136
Others	14.374	12.208	-	(13.015)	13.567
Total	54.862	65.243		(51.439)	67.757
Under Financial Lease	37.456	1.634	-	505	39.595
Total Carrying Value	4.804.419	107.747	283.185		4.628.981

Accumulated Depreciation

Direct Ownership
Land and buildings improvements	398.682	165.213	35.062	-	528.833
Buildings	115.820	26.502	5.367	(76)	136.879
Machinery and equipment	435.012	100.343	54.152	(4,169)	477.034
Transportation equipment	59.041	18.022	3.027	157	74.193
Furniture, fixtures and office equipment	45.232	10.615	272	(404)	55.171
Electrical and water installation	85.477	22.790	23.289	4.540	89.518
Laboratory equipment	5.678	2.264	576	15	7.381
Total	1.144.942	345.749	121.745	63	1.369.009
Under Financial Lease	4.447	2.108	-	(63)	6.492
Total Accumulated Depreciation	1.149.389	347.857	121.745	-	1.375 501
Net	3.655.030				3.253.480
Allowance for Impairment					(545.683)
Net After Allowance for Impairment					2.707.797

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

10.	PROPERTY, PLANT AND EQUIPMENT (continued)

Balance and movement for the years ended 31 December 2010

	Beginning balance 1 Jan 2011	Additions	Deductions	Reclassification	Ending balance 31 Dec 2011

Carrying value

Direct Ownership
Land	366.405	692	6.296	-	360.801
Land and buildings improvements	2.154.459	13.149	24.722	30.738	2.173.624
Buildings	525.774	4.445	34.906	4.246	499.559
Machinery and equipment	1.242.523	18.591	75.016	25.329	1.211.427
Transportation equipment	161.980	3.897	8.678	924	158.123
Furniture, fixtures and office equipment	74.226	5.338	1.861	31	77.734
Electrical and water installation	201.148	1.569	10.098	24.312	216.931
Laboratory equipment	13.694	1.312	1.104	-	13.902
Total	4.740.209	48.993	162.681	85.580	4.712.101

Construction in progress
Land and buildings improvements	12.743	47.520	3.442	(37.333)	19.488
Machinery and equipment	26.598	31.430	14.059	(22.969)	21.000
Others	32.969	7.084	39	(25.640)	14.374
Total	72.310	86034	17.540	(85.942)	54.862

Under Financial Lease	37.996	516	1.418	362	37.456
Total Carrying Value	4.850.515	135.543	181.639		4.804.419

Accumulated Depreciation

Direct Ownership
Land and buildings improvements	234.030	170.137	5.485	-	398.682
Buildings	97.193	27.159	8.532	-	115.820
Machinery and equipment	361.564	113.002	39.554	-	435.012
Transportation equipment	46.221	19.648	6.828	-	59.041
Furniture, fixtures and office equipment	35.940	10.894	1.602	-	45.232
Electrical and water installation	63.838	25.545	3.906	-	85.477
Laboratory equipment	3.641	2.645	608	-	5.678
Total	842.427	369.030	66.515	-	1.144.942
Under Financial Lease	2.716	1.955	224	-	4.447
Total Accumulated Depreciation	845.143	370.985	66.739	-	1.149.389
Net	4.005.372				3.655.030
Allowance for Impairment
Net After Allowance for Impairment					3.655.030

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

10.	PROPERTY, PLANT AND EQUIPMENT (continued)

a.	Depreciation expenses for the years ended 31 December 2011 and 2010 were charged as follows:

	2011	2010

Cost of goods sold	161.345	162.826
Selling expenses (Note 22)	105.201	126.740
General and administrative expenses (Note 22)	81.311	81.419
Total	347.857	370.985

Gain on sale of property, plant and equipment is as follows:

	2011	2010

Proceeds from sale of property, plant, and equipment	10.837	104.374
Book value	9.765	63.236
Gain (loss) on sale of property, plant and equipment	1.072	41.138

b.
Additions of property, plant and equipment and construction in progress for the year ended 31 Desember 2011 are mainly due to significant repairs and addition of the Company and Subsidiary’s installed capacity.

Additions of property, plant and equipment and construction in progress for the year ended 31 December 2010 are mainly due to significant repairs and addition of the Company and Subsidiary’s installed capacity and the revitalization of the Company’s ponds which has been gradually executed.

Deduction of property, plant and equipment for the year ended 31 December 2011 is mainly due to selling some of Company’s ponds asset to farmers and sales of SIS BVI (Note 1d).

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

10.	PROPERTY, PLANT AND EQUIPMENT (continued)

Deduction of property, plant and equipment for the year ended 31 December 2010 is mainly due to selling of CWS’s assets and selling some of Company’s ponds assets to farmers. Based on Sale and Purchase Agreement between CWS and SHS International dated 9 March 2010, CWS agreed to sell land, building, facilities, machineries and equipment as well as office equipment located in (i) Saenties Village, Percut Sei Tuan District, Deli Serdang Regency, North Sumatera with a total area of 20,000 square metres, (ii) Berbek village, Waru district, Sidoarjo Regency, Jawa Timur with a total area of 6,590 square metre, (iii) Mabar Subdistrict, Deli District, Medan Municipality, North Sumatera with a total area of 12,183 square metre to SHS International with selling price of Rp 103 billion (Note 1d). This transaction has already been approved by CWS’s shareholders through Notarial Deed No 18 dated 10 March 2010 of Notary Iswandi S.R, substitute notary for Yulia S.H.

c.
Since May 2011, shrimp farming in certain location in Lampung area was ceased (Note 31). As of 31 December 2011, the Company conducts a review to determine whether there is any indication of impairments in value of assets in that location. The Company determined the recoverable amount from the assets based on valuation performed by independent appraisers Toto Suharto & Rekan and KJPP Fuadah, Rudi & Rekan. Impairment loss recognized amounting to Rp 545.7 billion and is recorded in the Consolidated Statements of Comprehensive Income.

d.
As of 31 December 2011, property, plant and equipment (except land and transportation equipment), are covered by insurance against losses from damage, natural disasters, fire and other risks under blanket of policies with total coverage of US$ 255.4 million and Rp 39.7 billion (total equivalent to Rp 2.4 trillion). The management believes that the insurance coverage is adequate to cover possible losses arising from such risks.

e.	As of 31 December 2011, certain property, plant and equipment are used as collateral for short term bank loans (Note 12).

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

11.	NON-CURRENT ASSETS – OTHERS, NET

Details of non-current assets – others, net are as follows:

	2011	2010
Land not used in operations	108.894	115.994
Other assets not used in operations	36.662	36.111
Restricted deposit	20.101	18.884
Others	11.609	5.208
Total	177.266	176.197

Land Not Used in Operations

As of 31 December 2011 and 2010, lands which are not used in operations are located mostly in Lampung and North Sumatera.

Restricted Deposit

Restricted deposit in Sumitomo Mitsui Banking Corporation (SMBC) represents a restricted deposit in relation with the bond issuance by BOR (Note 17). In accordance with the terms in the bond offering, an amount of US$ 17.9 million should be set aside in the Interest Reserve Account. The deposit has already been used in June 2009 to pay semiannual bond interest (Note 17). The balance of restricted deposit as of 31 December 2011 and 2010 amounted to US$ 2.2 million and US$ 2.1 million, respectively.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS

This account represents revolving loan and import loan obtained by the Company and certain Subsidiaries as follows:

	2011	2010
Revolving loan
US Dollar
PT Bank Negara Indonesia (Persero) Tbk.
(US$ 20,000,000)	181.360	179.820
PT Bank Capital Indonesia Tbk.
(US$ 6,425,000)	58.262	57.767

Rupiah
PT Bank Rakyat Indonesia (Persero) Tbk.
(Note 26b)	161.580	-
Indonesia Eximbank	100.000	100.000

Import loans (L/C)
US Dollar
PT Bank CIMB Niaga Tbk. (US$ 28,459,283 in 2011 and US$ 24,719,913 in 2010)	258.069	222.257
PT Bank DBS Indonesia (US$ 12,812,431 in 2011 and US$ 12,953,257 in 2010)	116.183	116.463
Indonesia Eximbank (US$ 4,255,087 in 2011 and US$ 943,638 in 2010)	38.585	8.484
PT Bank Negara Indonesia (Persero) Tbk. (US$ 2,840,261 in 2011 and US$ 3,028,806 in 2010)	25.755	27.232
PT Bank Permata Tbk. (US$ 1,176,173 in 2011 and US$ 3,132,830 in 2010)	10.666	28.167

Rupiah
PT Bank Negara Indonesia (Persero) Tbk.	154.002	126.132
PT Bank CIMB Niaga Tbk.	153.239	153.239
PT Bank DBS Indonesia	18.067	33.258
Indonesia Eximbank	12.836	38.632
Total	1.288.604	1.091.451

PT Bank Negara Indonesia (Persero) Tbk.

CPB

Working Capital Loan (KMK)

On 21 September 2006, CPB entered into an agreement with PT Bank Negara Indonesia (Persero) Tbk. (BNI) as notarized by Notarial Deed No. 17 of Surjadi, S.H., whereby BNI will provide working capital loan (KMK) with credit limit of US$ 20 0 million The loan was secured by certain property, plant and equipment located in Bratasena Village, Menggala District, Tulang Bawang Regency, Lampung.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank Neeara Indonesia (Persero) Tbk. (continued)

CPB (continued)

Working Capital Loan (KMK) (continued)

Based on Amended Credit Agreement No. (2) 17 dated 17 June 2008, BNI and CPB agreed to amend Working Capital Loan Facility among others:

-	to extend Working Capital Loan facility up to 20 September 2008.
-	to replace and add the existing collaterals in the form of first ranked mortgage over land amounting to Rp 50.5 billion and first ranked mortgage over 10 pieces of land amounting to Rp 158.0 billion.

Based on Amended Credit Facility Agreement No. (9) 17 credit facilities are extended up to 22 December 2011. The above facility is currently under extension process.

CPB is required to maintain financial position with minimum Current Ratio of lx, maximum Debt-to-Equity Ratio of 25x and minimum Debt Service Coverage of 100%, whereas covenant related to Debt Service Coverage minimum 100% has been waived by the Bank until 22 June 2011. The waiver is currently under extension process.

L/C Facility

On 21 September 2006 CPB also obtained Letter of Credit (L/C) facility from the same bank as notarized in Notarial Deed No. 18 of Surjadi, S.H. This L/C facility has maximum limit of US$ 5.0 million The L/C facility is secured by raw materials with total value of 125% of the used facility. The agreement for the IJC facility is valid for 12 months starting from the date when the loan agreement was signed.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank Negara Indonesia (Persero) Tbk. (continued)

CPB (continued)

L/C Facility (continued)

On 16 July 2007, CPB signed an amended opening import L/C facilities agreement with PT Bank Negara Indonesia (Persero) Tbk (BNI), under agreement No. (1) 18. The amendment stipulated that due sight L/C can be carried forward as Trust Receipt (T/R) / post financing in line with the agreed terms and conditions.

Usage of import L/C facilities plus the trust receipt / post financing facility may not exceed US$ 5.0 million.

Based on Amended Letter of Credit Import Facility/SKBDN Agreement No. (10) 18 the credit facilities are extended up to 22 December 2011. The above facility is currently under extension process.

The Company

On 23 June 2008, the Company entered into a credit agreement with BNI as notarized by Notarial Deed No. 33 of Surjadi, S.H., whereby BNI provides L/C opening facility in the form of Irrevocable Sight L/C and/or Usance L/C which can also be used to open SKBDN in the form of Irrevocable Sight or Usance SKBDN, with credit limit of Rp 185.0 billion or US$ 20.0 million.

On 14 July 2010, based on Amended Letter of Credit Import Facility / SKBDN Agreement No. (2) 33, the Company signed an agreement with BNI to extend this credit facility period up to 22 September 2010. Moreover, BNI and the Company agreed to pledge the land, building and machineries owned by the Company located in Desa Bumi Dipasena Village, Lampung amounted to Rp 183.6 billion, inventory amounting to Rp 65.0 billion and trade receivable amounting to Rp 65.0 billion.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank Negara Indonesia (Persero) Tbk. (continued)

The Company (continued)

On 5 April 2011 based on Amended Letter of Credit Import Facility / SKBDN Agreement No. (3) 33, the Company agreed to give additional pledge in form of land, building and machineries owned by the Company located in Desa Bumi Dipasena, Lampung amounted from Rp 183.6 billion to Rp 246.4 billion.

On 9 December 2011, based on Credit Facility Extension Letter No. ICPD/2.21669/R pledge in form of land, building and machineries owned by the Company located in Bumi Dipasena Village, Lampung, inventory amounting to Rp 65.0 billion and receivable amounting to Rp 65.0 billion above are replaced by guarantee in form of land, building and machineries owned by CPB located in Bratasena Adiwarna Village, Lampung.

Based on Amended Letter of Credit Import Facility/SKBDN Agreement No. (6) 33 the credit facilities are extended up to 22 December 2011. The above facility is currently under extension process.

The Company is required to maintain minimum Debt Service Coverage Ratio and Current Ratio above 100% and have already got waiver until 22 June 2011. The Extension of waiver is currently under extension process. The management believes that the extension of waiver period can be obtained.

As of 31 December 2011, total revolving facility which has been used amounting to US$ 20 0 million whereas total L/C impor facility which has been used amounting to US$ 2.8 million and Rp 154.0 billion.

PT Bank Capital Indonesia Tbk.

On 11 November 2009 the Company entered into a loan agreement with Bank Capital (Capital) whereby Capital will provide Working Capital Loan (KMK) facility with credit limit of US$ 7.425 million. The credit facility period is from 16 November 2009 until 16 November 2010.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank Capital Indonesia Tbk. (continued)

Based on Akta Surat Kuasa Membebankan Hak Tanggungan No. 26, 27, 29 and 30 of Notary B. Andy Widyanto, S.H. dated 25 February 2010, the Company agreed to pledge additional collaterals consisting of several pieces of land and related facilities owned by CPgP located in Karawang Regency, West Java.

On 16 November 2010, based on Addendum to Banking Facility Agreement No. 117/P-PA/BCI-K/XI/2010, the working capital loan facility credit limit became US$ 6.425 million.

On 15 July 2011, based on Second Addendum to Banking Facility Agreement No. 095/ADD/BCI-K/VII/2011, the Company and Capital agreed to amend the interest rate.

On 16 November 2011, based on Third Addendum to Banking Facility Agreement No. 144/ADD/BCIK/XI/2011, the credit facility period is extended until 16 May 2012.

Indonesia Eximbank

On 29 May 2008, based on Notarial Deed No. 94 of Suwarni Sukiman, S.H., Indonesia Eximbank (Eximbank) agreed to provide the following credit facilities to the Company:

-	Opening facility for Sight L/C or Usance L/C and / or Financing Import L/C with credit limit of US$ 10.0 million.
-	Transactional Export Working Capital Loan Facility with credit limit of Rp 100.0 billion.

This UC facility is secured by cash collateral representing 15% of the value of a publishing L/C and fiduciary transfer of imported inventories equivalent to 125% of the Outstanding L/C.

On 1 April 2009, based on the Amended Working Capital Credit Export Agreement No. 027A/ADDPK/04/2009, Eximbank agreed to provide additional Financing or Opening of SKBDN combined with Opening Facility for Sight L/C or Usance L/C and/or financing import L/C with total credit limit of US$ 10.0 million.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

Indonesia Eximbank (continued)

On 29 May 2009, based on Second Amended Working Capital Credit Export Agreement No. 051/ADDPK/05/2009, Eximbank agreed on changes in currencies used for this facility. Opening of L/C Sight or Usance can be in US$ or Euro or SGD or Rupiah. Opening of SKBDN can be in US$ or Rupiah equivalent to US$ 10.0 million.

In relation to the restructuring process of bonds payable issued by BOR (Note 17), the Company has obtained a waiver from Eximbank which states that Exirnbank will not enforce cross default on the potential default from the restructuring process which is valid up to 31 December 2010 with condition that the Company pledges an additional guarantee in the form of Land and Buildings with a minimum value of Rp 109.0 billion. The Company also has obtained a waiver from Eximbank until 31 December 2011.

Therefore, on 30 December 2009, the Company and Eximbank signed the Fourth Amended Working Capital Credit Export Agreement No. 306/ADDPK/12/2009, the Company agreed to pledge additional collaterals consisting of land, building, facilities and machine owned by the Company located in several areas in East and West Java.

On 3 June 2010, based on the Fifth Amended Working Capital Credit Export Agreement No. 110/ADDPIC/06/2010, the Company and Eximbank agreed to amend the above credit facility limit to US$ 8.66 million or equivalent in Rupiah currency.

On 28 January 2011 based on Seventh Amended Working Capital Credit Export Agreement No. 0012/ADDPK/01/2011, the Company and Eximbank agreed to amend the credit limit of L/C Sight or Usance and / or financing import L/C to US$ 8.5 million or equivalent in Rupiah currency.

On 18 November 2011, based on Ninth Amended Working Capital Credit Export Agreement No. 127/ADDPK/11/2011, the Company and Eximbank agreed to extend UC and working capital facility until 28 May 2012.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

Indonesia Eximbank (continued)

The Company is required to inform and / or obtain approval from Eximbank to perform the following: (i) merger, consolidation, acquisition and/or liquidation of the Company; (ii) agreement which will influence the ability of the Company to pay its payables; and (iii) give Company’s guarantee to third party except for farmers and joint-operation parties.

As of 31 December 2011, total working capital facility which has been used amounting to Rp 100.0 billion whereas total import L/C facility which has been used amounting to US$ 4.3 million and Rp 12.8 billion.

PT Bank CIMB Niaga Tbk. (Bank Niaga)

Pursuant to the legal merger between PT Bank Niaga Tbk and PT Bank Lippo Tbk., the short term bank loans from these two banks are presented as part of short term loans from PT Bank CIMB Niaga Tbk.

Previously PT Bank Niaga Tbk.

The Company

On 30 November 2007, the Company entered into agreements with PT Bank Niaga Tbk. (Bank Niaga) under agreements No. 292/CBG/JKT/2007, No. 293/CBG/JKT/2007 and No. 294/CBG/JKT/2007, whereby Bank Niaga provides Import and / or SKBDN Letter of Credit (Import L/C — SKBDN) facility, Special Transaction Loan (PTK Facility) and Pengalihan Hak atas Wesel Ekspor (Negotiated Line for Export Documents Facility) for a period of 12 months. These facilities have combined credit limit of US$ 10.0 million.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank OMB Niaga Tbk. (Bank Niaga) (continued)

Previously PT Bank Niaga Tbk. (continued)

The Company (continued)

These credit facilities are secured by:

-	second ranked mortgage over land and building owned by CPB located in Suak Village, Lampung valued at Rp 5.0 billion.
-	second ranked mortgage over land and building owned by CPB located in Sindangsari village, Lampung valued at Rp 5.0 billion.
-	fiduciary security over inventories purchased under the Import L/C - SKBDN facility, with minimum collateral value of US$ 10.0 million.

On 12 June 2008, the facilities were amended with agreements No. 279/AMD/CBG/JKT/08, No. 280/AMD/CBG/JKT/08 and No. 281/AMD/CBG/JKT/08 whereby, among others, Bank Niaga agreed to increase the credit limit of import facility from US$ 10.0 million to US$ 20.0 million with additional collaterals as follows:

-	third ranked mortgage over land and building owned by CPB located in Suak Village, Lampung valued at Rp 2.3 billion.
-	third ranked mortgage over land and building owned by CPB located in Sindangsari Village, Lampung valued at Rp 5.0 billion.
-	fiduciary security over inventories purchased under the Import L/C facility at minimum value of US$ 20.0 million (previously US$ 10.0 million).

On 18 June 2009 the credit facilities were amended with agreements No. 260/AMD/CBG/JKT/09, No. 261/AMD/CBG/JKT/09 and No. 262/AMD/CBG/JKT/09 whereby among others, Bank Niaga agreed to amend the credit limit of Import L/C facility to US$ 12.7 million and Rp 84.3 billion.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank CIMB Niaga Tbk. (Bank Niaga) (continued)

Previously PT Bank Niaga Tbk. (continued)

The Company (continued)

On 29 December 2009, based on Agreement No. 732/AMD/CBG/JKT/09, No. 733/AMD/CBG/JKT/09, No. 734/AMD/CBG/JKT/09 the Company agreed to add additional collaterals, as result thereof the collaterals for the facility shall be:

a.	Second ranked mortgage over land and building of CPB for the amount of Rp 5 billion and third ranked mortgage for the amount of Rp 2.3 billion, located at Suak Village, Lampung.
b.	Second ranked and third ranked mortgage over land of CPB, each for the amount of Rp 5 billion located at Sindangsari Village.
c.	First ranked mortgage over land of the Company for the amount of Rp 106.3 billion located at Merak Belantung Village, Kalianda District, South Lampung Regency, Lampung Province.
d.	Fiduciary over goods purchased with the facility, from Bank Niaga for the amount of US$ 20 million.

On 11 November 2011, based on Amended Loan Agreement No. 491/AMD/C13/JKT/2011, these facilities have been extended up to 12 March 2012.

The Company is required to comply with minimum Interest Service Coverage Ratio of 2x and on incurrence basis is required to comply with minimum Fixed Charge Coverage Ratio of 2x which has been waived by the bank until 31 December 2011.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank CIMB Niaga Tbk. (Bank Niaga) (continued)

Previously PT Bank Niaga Tbk. (continued)

CPB

On 19 October 2006, CPB entered into agreements with Bank Niaga under agreements No. 389/CBG/JKT/2006, No. 390/CBG/JKT/2006 and No. 391/CBG/JKT/2006, whereby Bank Niaga will provide Import Letter of Credit (Import L/C) facility, Special Transaction Loan – Import Loan Facility (PTK-Import) and Pengalihan Hak Atas Wesel Ekspor (Negotiated Line for Export Documents facility - NWE). These facilities are valid for 12 months (19 October 2006 – 19 October 2007) with maximum combined limit of US$ 8.0 million.

The Special Transaction Import Loan Facility (PTK–Import) is secured by:

-	first ranked mortgage over land and building with areas of 123.71 have owned by CPB located in Suak Village, Larnpung.

-	first ranked mortgage over land, building, machinery and equipment with areas of 70,875 square metres and 38,855 square metres owned by CPB in Sindangsari village, Lampung.

-	fiduciary securities over inventories purchased under the UC import facility, with minimum collateral value of Rp 80.0 billion.

The Negotiated Line for Export Documents is secured by goods documented under corresponding export documents.

On 14 December 2007 the facilities were amended with agreements No. 608/AMD/CGB/JKT/07, No. 609/AMD/CBG/JKT/07 and No. 610/AMD/CBG/JKT/07 whereby, among others, Bank Niaga agreed to extend the loan facilities up to 14 December 2008 with maximum combined credit limit of US$16.0 million.

The facilities were further amended on 10 December 2008, with agreements No. 564/AMD/CBG/JKT/08, No. 565/AMD/CBG/JKT/08 and No. 566/AMD/CBG/JKT/08 whereby, among others, Bank Niaga agreed to amend the currency and the limit of L/C facility from the original limit of US$ 16.0 million to US$ 13.8 million and Rp 25.3 billion.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank CIMB Niaga Tbk. (Bank Niaga) (continued)

Previously PT Bank Niaga Tbk. (continued)

CPB (continued)

The facilities were amended on 18 August 2009 with agreements No. 311/AMD/CBG/JKT/09, No. 312/AMD/CBG/JKT/09 and No. 313/AMD/CBG/JKT/09 whereby, among others, Bank Niaga agreed to amend the currency and the limit of Import L/C facility from US$ 13.8 million and Rp 25.3 billion to US$ 9.9 million and Rp 69.0 billion for Import UC Facility and Special Transaction Loan – Import Loan Facility (PTK-Import) as well as US$ 9.9 million and Rp 46.0 billion for Negotiated Line for Export Documents Facility.

On 29 December 2009, based on Amendment of Credit Agreement No. 736/AMD/CBG/JKT/09, No. 737/AMD/CBG/JKT/09, No. 738/AMD/CBG/JKT/09 Bank Niaga and CPB agreed to pledge additional collateral in form of land and / or building owned by the Company located in Merak Belantung Village, Kalianda District, Lampung Selatan. All of pledged collateral asset located in Merak Belantung Village, Suak Village and Sindangsari Village, Lampung are cross collateralized with other credit facilities given by Bank Niaga to CPB and the Company.

On 11 November 2011, based on Amendment of Credit Agreement No. 489/AMD/CB/JKT/2011, loan facility for CPB has been extended into 20 February 2012.

Based on the above credit agreements, CPB should meet certain covenants, among others, not to dispose/sell or transfer the rights or lease/ surrender the whole or part of asset’s usage whose value exceeds 10% of total assets per transaction, except in relation to daily operations, mergers, consolidations, acquisitions and liquidations, except for merger with and acquisition of company that has similar nature and activity, by notification to Bank Niaga would be sufficient.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank CIMB Niaga Tbk. (Bank Niaga) (continued)

Previously PT Bank Lippo Tbk.

On 5 June 2006, the Company, CPB and CPgP obtained Letters of Credit (L/C) facilities from PT Bank Lippo Tbk. (Bank Lippo) with credit limit of US$ 5.0 million, US$ 5.0 million and US$ 3.0 million, respectively. These facilities are secured by cash collateral representing 15% from opening L/C and inventories which is purchased through Bank Lippo facilities representing 125% of the loan. Company, CPB and CPgP are required to obtain written approval from Bank Lippo to conduct among others: (i) conducting a merger, acquisition, consolidation, sale, diversion, bequeath, rent out or abdicate rights to assets, except for common transactions in the Company, where the Company is obligated to provide response in 14 working days at the latest; (ii) changes in business activities; and (iii) not entering into any investments unless it is in line with the Company’s operations.

As of 26 December 2007, CPgP had fully repaid its liability to Bank Lippo.

Based on Amendment of Credit Facilities for opening L/C Line No. 731/AMD/CBG/JKT/09 and No. 735/AMD/CBG/JKT/09 dated 29 December 2009, the Company and CPB agreed to pledge collateral in the form of land and / or building owned by the Company located in Merak Belantung Village, Kalianda District, Lampung.

In relation to the restructuring process of bonds payable issued by BOR (Note 17), the Company has obtained a waiver from CIMB which states that minimal Interest Service Coverage Ratio 2 x and Current Ratio 1 x is waived until 31 December 2011. Waiver that CIMB will not state cross default for the potential default from the restructuring process is still in progress.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank CIMB Niaga Tbk. (Bank Niaga) (continued)

Previously PT Bank Lippo Tbk. (continued)

This credit facility has been extended several times, the most recent extension is on 11 November 2011, based on Extension of Credit Agreement No. 490/AMD/CB/JKT/2011 and 488/AMD/CB/JKT/2011, loan facility for the Company and CPB have been extended into 29 February 2012 and 28 February 2012 respectively.

As of 31 December 2011, the total Import L/C facility which has been used amounting to US$ 28.5 million and Rp 153.2 billion.

PT Bank Permata Tbk.

On 4 April 2008, based on the Notarial Deed No. 17 of Sjarmeini S. Chandra, S.H., the Company obtained Letters of Credit (L/C) facility from PT Bank Permata Tbk. with total credit limit of US$ 10.0 million since 4 April 2008.

This facility is secured by cash collateral representing 15% of opening L/C and fiduciary transfer of imported inventories at value equivalent to 125% of the used facility.

On 16 April 2009 based on First Amendment of Banking Facility No. KK/09/191/AMD/WB-LC, credit limit of L/C facility from PT Bank Permata Tbk. is amended to US$ 7.5 million (can be exercised in multi currency either US$ and or Rp).

The Company is required to inform and/or obtain approval from Bank Permata to conduct among others: (i) investments which affect the Company’s ability to pay its debts; and (ii) changes in current nature and business operations, or activity outside the Company’s normal activities.

In relation to the restructuring process of bonds payable issued by BOR (Note 17), the Company has obtained a waiver from Bank Permata which states that Bank Permata will not enforce cross default on the potential default from the restructuring process. This waiver is valid up to 31 December 2011.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank Permata Tbk. (continued)

On 29 January 2010 based on Third Amendment of Banking Facility No. KK/10/047/AMD/WB-LC, credit limit from PT Bank Permata Tbk. is amended to US$ 4 million (can be exercised in multi currency either in US$ and / or Rp). The Company is not allowed to pledge land, building and facilities owned by WSP, SWP, AWM and CWP located in North Sumatera and land, building, facilities and machine owned by CPB located in East Java. Furthermore, the Company has to maintain minimum Interest Service Coverage of lx.

As of 31 December 2011, total import facility which has been used amounting to US$ 1.2 million.

Based on Letter from Permata Bank No. 103/PB–LC/11/12, the credit facilities has been settled on 28 February 2012.

PT Bank DBS Indonesia

On 23 October 2008, the Company, CPB, CPgP and CWS (“Borrower”) entered into a Banking Facility Agreement with PT Bank DBS Indonesia (DBS) based on Banking Facility Agreement No. 12 which was notarized by Notary Plant Mahendra, S.H., whereby DBS provides Import L/C facilities with credit limit of US$ 20.0 million or its equivalent in any other currency approved by DBS.

On 16 December 2009 based on Second Amendment to the Banking Facility Agreement No. 429/PFPADBSI/X11/2009, DBS and the Company, CPB, CPgP and CWS agreed to pledge collaterals in the form of land, building and machine owned by the Company located in North Sumatera, together with land and building owned by the Company located in South Sumatera. The facility is secured by cash margin representing 15% of opening L/C and fiduciary transfer of imported inventories through DBS facilities at value equivalent to 100% of the used facility.

The Company has to maintain minimum Ratio EBITDA/Interest Expense of 1.5x.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank DBS Indonesia (continued)

In relation to the restructuring process of bonds payable issued by BOR (Note 17), the Company has obtained a waiver from DBS which states that minimal Interest Expense 1.5 x each semester starting from year 2011 is waived until 31 December 2011. Waiver that DBS will not state cross default for the potential default from the restructuring process is still in progress.

The Third Amendment to the Banking Facility Agreement No. 427A/PFPA-DBSI/X1/2010 dated 26 November 2010 stated that CWS is no longer a Borrower in this Agreement.

On 17 October 2011 based on Fifth Amendment to Banking Facility Agreement No.423/PFPADBSI/X/2011 the credit facilities are extended up to 23 April 2012.

As of 31 December 2011, total import facility which has been used amounting to US$ 12.8 million and Rp 18.1 billion.

The Annual Interest Rates

The annual interest rates of the revolving loan and import loan are as follows:

Currency Denomination	2011	2010
Rupiah	11,0% -14,0%	11,5% - 13,0%
US Dollar	7,5% - 8,5%	4,0% - 8,5%

13.	ACCOUNTS PAYABLE — TRADE

Details of accounts payable - trade consist of:

	2011	2010
Third parties:
Local suppliers	373.057	417.950
Foreign suppliers	59.680	118.690
Total third parties	432.737	536.640
Related parties (Note 7b):
PT Charoen Pokphand Indonesia Tbk.	19.785	16.113
PT Tanindo Intertraco	14.314	8.169
PT Surya Hidup Satwa	2.915	8.458
PT Nugen Bioscience Indonesia	1.236	-
PT SHS International	848	781
PT Indovetraco Makmur Abadi	795	337
Total related parties	39.893	33.858
Accounts Payable - Trade	472.630	570.498

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

13.	ACCOUNTS PAYABLE – TRADE (continued)

Accounts payable - trade arises from purchase of raw materials, manufacturing supplies and other purchases in connection with the Company and the Subsidiaries’ operations.

The above accounts payable-trade include payables denominated in foreign currencies which are equivalent to Rp 64.6 billion and Rp 126.1 billion respectively (Note 29) as of 31 December 2011 and 2010 with details as follows :

(stated in full amount)
	2011	2010
United States Dollar	6.939.008	13.666.700
Japanese Yen	3.185.000	39.800
Singapore Dollar	78.013	139.226
Euro Europe	67.081	163.169
Great Britain Poundsterling	776	814
Swiss Franc	-	26.260

14.	TAXATION

a.      Taxes payable consist of:

	2011	2010
Income tax
Article 4	308	172
Article 15	6	-
Article 19	18	4
Article 21	5.268	5.220
Article 23	408	324
Article 25	385	380
Article 26	81	956
Article 29	326	150
Value added tax	19.071	19.963
Total	25.871	27.169

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

14.	TAXATION (continued)

b.      Income Tax Expense - Current

Reconciliations between loss before income tax as presented in the consolidated statements of income and taxable income for the years ended 31 December 2011 and 2010 are as follows:

	2011	2010
Loss before income tax per consolidated statements of income	(2.234.387)	(731.385)
Deduct:
Loss of Subsidiaries before income tax	358.195	350.367

Loss before income tax attributable to the Company	(1.876.192)	(381.018)
Temporary differences:
Allowance for impaiment of receivables	862.938	153.898
Allowance for impairment of property, plant, and equipment	545.683	-
Depreciation	70.431	15.304
Provision for employees’ benefits	23.969	6.159
Allowance for impairment of inventory	-	(253)
Permanent differences:
Tax penalties	1.610	731
Donations and entertainment	612	690
Write-off for doubtful accounts	-	324
Interest income already subjected to final tax	(1.813)	(2.253)
Loss of the Company before compensation of fiscal loss	(372.438)	(206.742)

Compensation of fiscal loss	(650.029)	(469.374)
Corection of fiscal loss compensation	-	26.087

Accumulated Fiscal Loss	(1.022.467)	(650.029)

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

14.	TAXATION (continued)

b.      Income Tax Expense – Current (continued)

Computation of income tax payable and claims for tax refund are as follow:

	2011	2010
Income tax expense – current
Company	-	-
Subsidiaries	8.352	15.746
Total	8352	15.746

Prepayments of income tax
Company	15.805	14.438
Subsidiaries	16.260	16.720
Total	32.065	31.158

Income tax payable
Company	-	-
Subsidiaries	326	150
Total	326	150
Claims for tax refund
Company
Overpayment of income tax
2011	15.805	-
2010	14.438	14.438
2009	-	29.259
2007	39.815	39.815
Value added tax Subsidiaries	86.269	119.210
Value added tax	-	6.133
Overpayment of income tax for the years
2011	8.233	-
2010	12.851	14.826
2009	-	12.035
2007	1.882	1.882
2006	17.000	3.797
Total	196.293	241.395

In 2011, the Company received Overpayment Tax Assessment Letter (SKPLB) for 2009 fiscal year as follows:

-	Overpayment of Corporate Income Tax amounting to Rp 28.5 billion.
-	Overpayment of Value Added Tax amounting to Rp 36.1 billion.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

14.	TAXATION (continued)

b.      Income Tax Expense – Current (continued)

In 2010, the Company received Overpayment Tax Assessment Letter (SKPLB) for 2008 fiscal year as follows:

-	Overpayment of Corporate Income Tax amounting to Rp 22.6 billion.
-	Overpayment of Value Added Tax amounting to Rp 51.8 billion.

In 2009, the Company received Underpayment Tax Assessment Letter (SKPKB) for 2007 fiscal year as follows:

-	Underpayment of Corporate Income Tax amounting to Rp 28.4 billion.
-	Underpayment of Value Added Tax amounting to Rp 5.7 billion.
-	Underpayment of Income Tax article 21 amounting to Rp 0.1 billion.
-	Underpayment of Income Tax article 23 amounting to Rp 16.4 billion.
-	Underpayment of Value Added Tax for Outside Bonded Area amounting to Rp 0.1 billion.
-	Value Added Tax Penalty amounting to Rp 1.7 billion.

Of the above underpayments, the Company has submitted an objection letter for all SKPKB which in 2010 the Company received refusal for objection letter on the SKPKB above, and lodged an appeal to the tax court.

In 2010, the Company received tax appeal decision letter for 2006 fiscal year as follow:

-	Restitution for Corporate Income Tax amounting to Rp 39.6 billion.
-	Restitution for Income Tax article 26 amounting to Rp 0.8 billion.
-	Restitution for Value Added Tax amounting to Rp 0.1 billion.

In 2011, certain Subsidiary received Overpayment Tax Assessment Letter (SKPLB) as follows:

-	Overpayment of Income Tax article 25 for 2009 amounting to Rp 11.9 billion.
-	Overpayment of Value Added Tax for December 2010 amounting to Rp 9.5 billion.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

14.	TAXATION (continued)

b.      Income Tax Expense – Current (continued)

In 2010, certain Subsidiary received Overpayment Tax Assessment Letter (SKPLB) as follows:

-	Overpayment of Income Tax article 25 for 2008 amounting to Rp 7.7 billion.
-	Overpayment of Value Added Tax for January 2010 amounting to Rp 10.7 billion.

c.      Deferred tax

	2011	2010

Income tax expense (benefit) - deferred (maximum tax rate at 25%)
Company
Allowance for impairment of receivables	215.734	38.474
Allowance for impairment of property, plant, and equipment	136.421	-
Depreciation	19.738	5.412
Provision for employees’ benefits	5.992	1.540
Allowance for impairment of inventory	-	(63)
Leasing	(2.131)	(1.586)
Fiscal loss	(162.506)	45.164
Total	213.248	88.941
Subsidiaries	(6.712)	22.576
Total Income Tax Expense — Deferred	206.536	111.517

Reconciliations between income tax expense (benefit) calculated by applying the applicable tax rate to the Company’s income before income tax based on cost method and the income tax expense (benefit) shown in the consolidated statements of income for the years ended 31 December 2011 and 2010 are as follows:

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

14.	TAXATION (continued)

c.      Deferred tax (continued)

	2011	2010

Loss before income tax - Company based on cost method	1.876.192	381.018
Correction of fiscal loss compensation	-	(26.087)
Income tax (applicable progressive tax rate)	469.048	88.733
Tax effect on permanent differences:
Interest income already subjected to final tax	453	563
Write-off for doubtful accounts	(81)	-
Donations and entertainment	(153)	(172)
Tax penalties	(402)	(183)
Valuation allowance for deferred tax assets	(255.617)	-
Income tax expense (benefit) per consolidated statements of income
Company	213.248	88.941
Subsidiaries	(15.064)	6.830
Total	198.184	95.771

Deferred tax assets and liabilities as of 31 December 2011 and 2010 are as follows:

	2011	2010

Deferred tax assets (liabilities) - net Company - net
Allowance for impairment of receivables	285.086	69.351
Allowance for impairment of property, plant, and equipment	136.421	-
Provision for employees’ benefits	21.822	15.830
Allowance for impairment of inventory	2.423	2.423
Fiscal loss	-	162.507
Prepaid expenses	(411)	(411)
Property, plant and equipment	(2.350)	(22.088)
Leasing	(5.363)	(3.232)
	437.628	224.380
Subsidiaries - net
Deferred tax assets	31.611	37.728
Deferred tax liabilities	(1.929)	(1.334)
Deferred Tax Assets - Net	469.239	262.108
Deferred Tax Liabilities - Net	(1.929)	(1.334)

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

14.	TAXATION (continued)

c.      Deferred tax (continued)

The management believes that the deferred tax assets can be fully recovered through future taxable income.

15.	ACCRUED EXPENSES

Accrued expenses consist of:

	2011	2010

Bond interest (Note 17)	810.453	482.142
Provision for repayment of Farmer’s loan (Note 26b)	111.989	-
Others	88.695	86.686
Total	1.011.137	568.828

16.	LONG-TERM DEBTS

This account consists of:

	2011	2010

Financial lease	7.545	13.714
Others:
Oval Office Investments LLC, Florida, USA (US$ 1.50 million)	-	13.487
Others	1.968	-
Total long-term debts	9.513	27.201
Less current portion of
Financial lease	6.996	8.292
Others	551	-
Total current portion	7.547	8.292
Long-term portion
Financial lease	549	5.422
Others	1.417	13.487
Total long-term portion	1.966	18.909

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

16.	LONG-TERM DEBTS (continued)

On 13 February 2009, SIS and Oval Office Investments LLC, Florida, US (OVAL) entered into a mortgage deed and security agreeement. Payable to OVAL arose from the purchase of land in Village of Islamorada, Florida, United States of America. The payable amounting to US$ 1,750,000 will be due on 12 March 2012. The interest rates are at 7% for the first year, 8% for the second year and 9% for the third year. In March 2010, SIS partially paid its payable to OVAL amounted to US$ 250,000. As of 31 December 2011, in relation with the sale of SIS BVI as a parent company to SIS (Note 1d), there is no long-term, debt payable to OVAL anymore.

17.	BONDS PAYABLE

On 28 June 2007, BOR (the “Issuer”) issued US$ 325.0 million guaranteed senior secured notes due in 2012 (the Notes) in minimum denominations of US$100,000 and integral multiples of US$1,000 in excess thereof. The Notes are guaranteed by the Company and certain subsidiaries (the Subsidiary Guarantors) i.e., (i) CWS; (ii) CPB; (iii) MLP; and (iv) CPgP. This guarantee on the Notes has been approved by the Company’s Extraordinary Shareholders’ General Meeting as notarized in Notarial Deed No. 67 dated 27 June 2007 by Siti Pertiwi Henny Singgih, S.H.

The Notes bear interest at the rate of 11% per year. Interest on the Notes is payable on 28 June and 28 December of each year, beginning on 28 December 2007. The Notes will mature on 28 June 2012. The Issuer may redeem all but not part of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus a ‘make whole’ premium plus accrued and unpaid interest.

At any time prior to 28 June 2010, the Issuer may redeem up to 35% of the aggregate principal amount of the Notes from the proceed of certain equity offerings at a redemption price equal to 111% of the principal amount of the Notes plus accrued and unpaid interest. Provided that the Issuer may only make such redemption if at least 65% of the aggregate principal amount of Notes remains outstanding after such redemption.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

17.	BONDS PAYABLE (continued)

The Notes were secured by:

i.
a fixed and floating charge over all of the existing and future assets of the Issuer, including the Collection Account and the Interest Reserve Account as well as its interest and rights under the Advanced Purchase Agreement.

ii.	a first priority pledge by the Company of all of its capital stock in each of the Subsidiary Guarantors.

The Notes are listed in the Singapore Exchange Securities Trading Limited (SGX – ST) with Bank of New York as the Trustee.

The total net proceeds from the sales of the Notes, after deduction for underwriting commissions, fees and other expenses relating to the Offering, was US$ 317.1 million. The proceeds were utilized as follows:

•	US$ 200.0 million was used to repay the Barclays Loan in full.
•	US$ 17.9 million was set aside in the Interest Reserve Account to pay the first scheduled semi-annual interest payment (Note 11); and
•
US$ 99.2 million were placed in an Escrow Account, which may be withdrawn only upon approval of the Dipasena Asset Acquisition by a majority of shareholders of the Company. The escrow funds, when released, will be used by the Company to fund working capital and other funding requirements of the assets that constitute the Dipasena Group’s operations. Following the shareholders’ approval of the Dipasena Asset’s acquisition through Extraordinary Shareholders’ General Meeting dated 6 July 2007, the Escrow fund was withdrawn and used.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

17.	BONDS PAYABLE (continued)

With certain exceptions specified in the terms and conditions of the bonds, the Company and the Subsidiary guarantors have limitation for the following transaction:

•	incur or guarantee additional indebtedness and issue disqualified or preferred stock;

•	declare or pay dividends on stock or purchase or redeem stock or make investments or other specified payments;

•	guarantee indebtedness;

•	create any liens;

•	effect a merger or consolidation;

•	sell assets;

•	pay dividend or other payment restrictions affecting Subsidiaries.

•	enter into sale and leaseback transaction;

•	create additional layers of indebtedness; or

•	enter into certain transactions with affiliates.

Latest rating for the Notes are “C” by Fitch in 19 February 2010. Currently the Notes are not rated anymore.

As of 31 December 2011, the fair value of the outstanding bonds payable was Rp 2.9 trillion. The bonds’ finance cost for the years ended 31 December 2011 was US$ 37.6 million (Note 24).

Due to weakened financial condition of BOR and the Company as Guarantor, as a result of virus spread in CPB’s ponds since second quarter 2009, bond interest semiannual payment due from 28 December 2009 until 28 December 2011 amounting US$ 89.4 million (Note 15) has not been made. In such condition, the bondholders have the right to declare the bonds are in default and to request immediate repayment of the total bonds payable. As of 31 December 2011 and 2010, the balance of bonds payable has been recorded as part of current liabilities in the consolidated statements of financial position. The Company is currently negotiating with the bondholders to restructure the Bonds (Note 31).

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

18.	SHARE CAPITAL

The Company’s shareholders and their share ownerships as of 31 December 2011 and 2010 are as follows:

	Number of Shares Issued and Fully Paid	Percentage of Ownership	Total
Ordinary shares with par value of Rp 100 (full amount) per share
Public	20.665.302.015	51,07	2.066.530
PT Surya Hidup Satwa	9.302.791.456	22,99	930.279
PT Pertiwi Indonesia	3.861.100.514	9,54	386.110
Red Dragon Group Pte. Ltd.	2.666.621.250	6,59	266.662
Charm Easy International Limited	2.004.207.226	4,95	200.421
Regent Central International Limited	1.753.608.019	4,33	175.361
PT Central Pertiwi	110.896.074	0,27	11.090
Perfect Companion Group Company Limited	70.110.438	0,17	7.011
Iceland International Limited	36.097.754	0,09	3.609
Total	40.470.734.746	100,00	4.047.073

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

19.	SEGMENT REPORTING

The Company and Subsidiaries classify their segment reporting into operating segment which is classified based on type of operating activity, which consists of production of feeds, integrated shrimp farming, frozen shrimp processing and probiotic segment. The information concerning the Company and Subsidiaries’ operating segments are as follows:

a.      Segment income (loss)

December 2011
	Feeds Production 1)	Integrated Shrimp Farming 2)	Frozen Shrimp Processing	Probiotic	Elimination	Consolidated

Business Segment
Segment Sales
External sales	2.808.780	4.698.963	16.536	5.160	-	7.529.439
Inter-segment sales	401.764	1.318.414	-	6.821	(1.726.999)	-
Total segment sales	3.210.544	6.017377	16.536	11.981	(1.726.999)	7.529.439
Operating income (loss)	175.233	(451.085)	(533)	1.787	-	(274.598)
Geographical Segment
Domestic Sales	3.210.544	36.531.408	16.536	11.981	(1.726.999)	5.043.470
Export Sales	-	2.485.969	-	-	-	2.485.969
Total segment sales	3.210.544	6.017.377	16.536	11.981	(1.726.999)	7.529.439
Depreciation	37.328	310.328	11	190	-	347.857

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

19.	SEGMENT REPORTING (continued)

a.      Segment income (loss) (continued)

December 2010
	Feeds Production(1)	Integrated Shrimp Farming(2)	Frozen Shrimp Processing	Probiotic	Elimination	Consolidated

Business Segment
Segment Sales
External sales	2.345.936	3.807.795	87.266	2.879	-	6.243.876
Inter-segment sales	291.665	561.133	6.049	5.287	(864.134)	-
Total segment sales	2.637.601	4.368.928	93.315	8.166	(864.134)	6.243.876
Operating income (loss)	220.960	(502.269)	(71.086)	1.813	-	(350.582)
Geographical Segment
Domestic Sales	2.637.601	2.233.133	38.849	8.166	(864.134)	4.053.615
Export Sales	-	2.135.795	54.466	-	-	2.190.261
Total segment sales	2.637.601	4.368.928	93.315	8.166	(864.134)	6.243.876
Depreciation	36.399	332.301	2.172	113	-	370.985
b.      Segment assets and liabilities

December 2011
	Feeds Production(1)	Integrated Shrimp Farming(2)	Frozen Shrimp Processing	Probiotic	Elimination	Consolidated

Segment assets	3.246.786	5.431.089	207.266	14.565	(2.738.694)	6.161.012
Unallocated corporate assets						901.586
Consolidated total assets						7.062.598
Segment liabilities	1.601.924	7.024.786	13.650	15.085	(2.166.783)	6.488.662
Unallocated corporate liabilities						28.022
Consolidated total liabilities						6.516.684
Capital expenditures	27.458	77.965	41	649	-	106.113

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

19.	SEGMENT REPORTING (continued)

b.      Segment assets and liabilities (continued)

December 2010
	Feeds Production 1)	Integrated Shrimp Farming 2)	Frozen Shrimp Processing	Probiotic	Elimination	Consolidated

Segment assets	2.946.045	6.500.997	195.084	8.217	(1.983.794)	7.666.549
Unallocated corporate assets						766.895
Consolidated total assets						8.433.444
Segment liabilities	1.624.600	6.415.804	18.716	1.389	(2.240.150)	5.820.359
Unallocated, corporate liabilities						28.948
Consolidated total liabilities						5.849.307
Capital expenditures	20.056	105.286	9.631	54		135.027

1)	Feeds production consist of fish, shrimp and other feeds.

2)	Integrated shrimp farming consists of frozen shrimp, shrimp feeds, shrimp broodstock, shrimp fries, medicines, chemical goods and shrimp ponds.

20.	NET SALES

Details of net sales based on type of products are as follows:

	2011	2010

Shrimp products	2.842.675	2.289.074
Fish feeds	2.132.161	1.807.456
Shrimp feeds	1.600.178	1.312.082
Shrimp fries	270.829	246.306
Other	683.596	588.958

Total	7.529.439	6.243.876

For the years ended 31 December 2011 and 2010, there are no customers which possess transaction more than 10% of the total net sales.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

21.	COST OF GOODS SOLD

Details of cost of goods sold are, as follows:

	2011	2010

Raw material used	3.757.723	3.780.233
Direct labor	141.259	153.608
Manufacturing overhead and depletion	1.217.991	976.806

Total manufacturing cost	5.116.973	4.910.647
Work in process inventory
Beginning of year	237.438	270.795
End of year	(79.357)	(237.438)
Cost of goods manufactured	5.275.054	4.944.004

Finished goods
Beginning of year	436.833	357.386
Purchases	1.489.235	719.647
End of year	(365.361)	(436.833)
Cost of Goods Sold	6.835.761	5.584.204

Details of cost of goods sold based on type of product are as follows:

	2011	2010

Shrimp products	2.692.249	2.226.662
Fish feeds	1.910.054	1.559.856
Shrimp feeds	1.144.189	892.305
Shrimp fries	139.135	144.331
Others	950.134	761.050
Total	6.835.761	5.584.204

For the years ended 31 December 2011 and 2010, there are no suppliers which possess purchase transaction more than 10% of the total cost of goods sold.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

22.	SELLING EXPENSE AND GENERAL AND ADMINISTRATIVE EXPENSE

	2011	2010

Selling Expense
Salaries, wages, employees’ benefits and professional fees	115.615	115.090
Freight-out	114.590	123.128
Depreciation (Note 10)	105.201	126.740
Rental	19.453	22.110
Repairs and maintenance	19.200	12.217
Transportation and travelling on duty	17.750	16.511
Advertising and promotion	17.578	6.544
Electricity, water, telephone, and post	7.144	8.832
Others	31.662	39.445
Total	448.193	470.617

General and Administrative Expense
Salaries, wages, employees’ benefits and professional fees (Note 25)	274.887	283.623
Depreciation (Note 10)	81.311	81.419
Electricity, water and telephone	45.469	54.479
Transportation and travelling on duty	32.511	27.351
Rental	24.287	21.670
Repairs and maintenance	11.358	10.297
Taxes, penalty, legal and permit	9.618	14.425
Insurance	9.182	11.483
Office supplies, stationery and photocopies	8.160	8.764
Donation, gift, entertainment and retribution	2215	3.662
Research and development	2.021	2.832
Others	19.064	19.632
Total	520.083	539.637

23.	GAIN (LOSS) ON FOREIGN EXCHANGE - NET

Gain on foreign exchange arises from the following:

	2011	2010

Borrowings and bonds	(27.439)	159.705
Cash and cash equivalents	(537)	(3.355)
Others - net	(14.327)	(4.539)
Total	(42.303)	151.811

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

24.	FINANCING COST

This account consists of:

	2011	2010

Bonds’ finance cost (Note 17)	329.624	340.143
Bank loans,
provision and bank charges	69.196	70.188
Total	398.820	410.331

25.	ESTIMATED LIABILITIES FOR EMPLOYEES’ BENEFITS

The Company and Subsidiaries provided employees’ benefits in accordance with Labor Law No. 13/2003 dated 25 March 2003 (UU No. 13/2003) for employees with retirement age of 55 years old. This pension benefit is not funded.

The estimated liabilities for employees’ benefits in 2011 and 2010 were recorded based on the actuarial valuations on 31 December 2011 and 2010 performed by PT Eldridge Gunaprima Solution, independent actuary, using the Projected Unit Credit method. The significant assumptions used in the valuations are as follows:

	2011	2010

Interest rate	7.5 % per year	8,5% per year
Salary (wage) increase rate	7% per year	8% per year
Pension age	55 years	55 years
Mortality rate	Mortality Table of Indonesia 1999 (TMI II)	Mortality Table of Indonesia 1999 (TMI II)

Details of employees’ benefits expenses are as follows:

	2011	2010

Service cost	31.731	23.308
Interest cost	16.451	15.391
Amortization of unrecognized past service cost - non vested	511	511
Immediate adjustment for new entrants	(27)	(61)
Amortization of unrecognized actuarial gain	1.923	1.669
Employees’ benefits expenses	50.589	40.818

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

25.	ESTIMATED LIABILITIES FOR EMPLOYEES’ BENEFITS (continued)

Details of estimated liabilities for employees’ benefits are as follows:

	2011	2010

Present value of benefit obligation	239.970	237.329
Unrecognized past service costs	(3.176)	(3.687)
Unamortized actuarial losses	(6.423)	(48.832)
Estimated liabilities for employees’ benefits	230.371	184.810

Movements of estimated liabilities for employees’ benefits are as follows:

	2011	2010

Beginning balance	184.810	160.940
Expenses during the year	50.589	40.818
Liability of transferred employees to other company	(8)	-
Correction of beginning balance	-	(10.113)
Total	235.391	191.645
Payments during the year	(5.020)	(6.835)
Ending balance	230.371	184.810

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

26.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES

a.      Cooperation Agreements with Shrimp Farmers

The Company and CPB have cooperation agreements with individual farmers, who purchased and manage the shrimp ponds for the integrated shrimp farming project area constructed by the Company and CPB. Under these agreements, the Company and CPB with its best effort assist the farmers to:

-	Coordinate with the lenders (Note 26b) so that the farmers could obtain investment and working capital credit facilities; and

-	Assist in the operational requirements of the farmers.

In return, the farmers are committed to sell all their harvests to the Company and CPB.

b.      Cooperation Agreements with Lenders

To facilitate the investment and working capital requirements of the farmers, the Company and CPB entered into cooperation agreements with PT Bank CIMB Niaga Tbk. (BN (previously PT Bank Niaga Tbk.)), PT Bank CIMB Niaga Syariah (previously PT Bank Niaga Syariah), PT Bahana Artha Ventura (BAV), PT Reksaarta Finance (RF), PT Bank Rakyat Indonesia (Persero) Tbk. (BRI) and PT Bank Negara Indonesia (Persero) Tbk. (BNI).

PT Bank CIMB Niaga (previously PT Bank Niaga Tbk.) (BN)

On 21 September 2001, CPB obtained an approval from BN to restructure the 826 farmers’ loans of Rp 86.7 billion. Based on this agreement, the farmers’ loans will mature on 30 December 2014, and the interest rate charged is based on 1 month time deposit interest at BN plus margin of 2% p.a with maximum interest rate of 18% p.a. As of 31 December 2011, the balance of farmer’s loan amounted to Rp 8.2 billion.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

26.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

b.      Cooperation Agreements with Lenders (continued)

PT Bank CIMB Niaga Syariah (previously PT Bank Niaga Syariah)

CIMB Niaga Syariah and the Company
On 7 July 2008, the Company, Aruna Wijaya Sakti (AWS) and Niaga Syariah entered into a Cooperation Agreement as notarized by Notarial Deed No. 1 of Putranti Wahyuningsih, S.H. whereby Niaga Syariah agreed to provide Working Capital Financing Facility “Murabahah” (Financing Facility) to 210 AWS’s shrimp farmers with maximum credit limit of Rp 30.2 billion. The purpose of this facility is to support 1 (one) cycle of shrimp farming production requirement. This is a 24-month revolving facility. In relation to this Financing Facility, on 16 July 2008 the Company and Niaga Syariah signed a Corporate Guarantee Agreement as notarized by Notarial Deed No. 34 of Putranti Wahyuningsih, S.H. This agreement stipulates that the Company guarantees the repayment of shrimp farmers’ loan to Niaga Syariah up to Rp 30.2 billion plus any interests, commissions and other expenses thereof. On 2 July 2010 based on Letter No. 133/AE/SL-SYARIAH/VII/10, the Company and Niaga Syariah agreed to extend the period of Financing Facility up to 2 July 2011. This facility has been settled on September 2011.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

26.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

b.      Cooperation Agreements with Lenders (continued)

PT Bank CIMB Niaga Syariah (previously PT Bank Niaga Syariah) (continued)

CIMB Niaga Syariah and CPB

On 23 November 2007, CPB dan Niaga Syariah entered into a Cooperation Agreement as notarized by Notarial Deed No. 40 of Achmad Bajumi, S.H. whereby Niaga Syariah agreed to provide working capital loan “Murabahah” (Working Capital Facility) to 1,000 CPB’s shrimp farmers with maximum credit limit of Rp 160.0 billion. The purpose of this facility is to support 1 (one) cycle of shrimp farming production requirement. This is a 24-month revolving facility. In, relation to this Working Capital Facility, on 3 December 2007 CPB and Niaga Syariah signed a Corporate Guarantee Agreement as notarized by Notarial Deed No. 1 of Achmad Bajumi, S.H. This agreement stipulates that CPB guarantees the repayment of shrimp farmers’ loan to Niaga Syariah up to Rp 160.0 billion plus any interests, commissions and other expenses thereof. On 8 January 2010 based on First Amendment of Cooperation Agreement Niaga Syariah and CPB agreed to extend the period of Working Capital Facility up to 8 January 2012.

On 16 August 2011, based on Notarial Deed No.14, CPB and Niaga Syariah agreed on Working Capital Financing Facility “Murabahah” to finance 189 CPB’s shrimp farmers with maximum credit limit of Rp 30.2 billion. This is a 24-month revolving facility. CPB guarantees the repayment of shrimp farmers’ loan to Niaga Syariah up to Rp 30.2 billion or as much as credit limit provided for farmers.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

26.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

b.      Cooperation Agreements with Lenders (continued)

PT Bahana Artha Ventura (BAV)

On 3 August 2004, CPB obtained an approval from BAV to restructure the 94 farmers’ loans of Rp 11.1 billion. Based on the restructuring, the loans are payable up until 2014. The farmers are obliged to pay service fee in the form of profit sharing at 8.5% p.a. CPB will be required to pay any outstanding farmer’s loan to BAV if the farmers are unable to pay their loans by 2014.

PT Reksa Finance (RF)

On 15 August 2005, CPB obtained an approval from New Age World Limited (NAW) to restructure the 87 farmers’ loans of Rp 20.7 billion. Based on the restructuring, the loans are payable up until 31 January 2016. CPB will be required to pay any outstanding farmer’s loan to NAW if the farmers are unable to pay by 31 January 2016. The loans bear interest rate at 8.5% p.a.

On 30 January 2006, based on the Deed of Assignment of Financing Agreements dated 30 January 2006, NAW agreed to sell and transfer its right on the farmers’ receivables to RF. Therefore, CPB will be required to pay any outstanding farmer’s loan to RF if the farmers are unable to pay their loans to RF by 31 January 2016.

PT Bank Rakyat Indonesia (Persero) Tbk. (BRI)

BRI and CPB

Based on Cooperation Agreement as notarized by Notarial Deed No. 26 of Teddy Anwar, S.H. on 13 March 2008, BRI agreed to provide Working Capital Loan Facility (Working Capital Facility) to 1,050 CPB’ s shrimp farmers with maximum credit limit of Rp 168.0 billion. CPB agreed to act as a guarantor of the shrimp farming continuity and the repayment of the farmers’ loan to BRI.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

26.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

b.      Cooperation Agreements with Lenders (continued)

PT Bank Rakyat Indonesia (BRI) (Persero) Tbk. (continued)

BRI and CPB (continued)

The purpose of this facility is to support 1 (one) cycle of shrimp farming production requirement. This is a 24-month revolving facility. In relation to this Financing Facility, on 13 March 2008 CPB and BRI signed a Corporate Guarantee Agreement as notarized by Notarial Deed No. 27 of Teddy Anwar, S.H. Based on Addendum of Working Capital Loan Agreement between BRI and each farmer, both parties agreed to extend the period of Working Capital Facility up to 18 March 2012.

BRI and the Company

On 9 February 2009, the Company, Wahyuni Mandira (WM) and BRI entered into a Cooperation Agreement as notarized by Notarial Deed No. 8 of Teddy Anwar, S.H., whereby BRI agreed to provide Credit Facility in the forms of Working Capital Loan Facility (KMK) and Investment Facility (KI) to 1,614 WM’ s shrimp farmers with maximum credit limit of Rp 248.6 billion. This is a 24-month revolving facility. In relation to this Credit Facility, on 9 February 2009, the Company and BRI signed a Corporate Guarantee Agreement as notarized by Notarial Deed No. 9 of Teddy Anwar, S.H.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

26.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

b.      Cooperation Agreements with Lenders (continued)

PT Bank Rakyat Indonesia (BRI) (Persero) Tbk.  (continued)

BRI and the Company (continued)

On 9 February 2009, the Company, Aruna Wijaya Sakti (AWS) and BRI entered into a Cooperation Agreement as notarized by Notarial Deed No. 10 of Teddy Anwar, S.H., whereby BRI agreed to provide Credit Facility in the forms of Working Capital Loan Facility (KMK) and Investment Loan Facility (KI) to 5,000 AWS’s shrimp farmers with maximum credit limit of Rp 634 billion. This is a 24-month revolving facility. In relation to this Credit Facility, on 9 February 2009, the Company and BRI signed a Corporate Guarantee Agreement as notarized by Notarial Deed No. 11 of Teddy Anwar, S.H.

On May 2011, the Company closed down its operational activity located in Rawajitu Tirnur District, Tulang Bawang Regency, Lampung Province. The cease of operational activity is caused by the unfavorable investment and business climate in the area. As a result, on 20 December 2011 the Company, BRI and AWS signed Deed of Liability Acknowledgement Guarantee No. 61 by Notary Djumini Setyoadi, S.H., MKn., regarding the unsettled credit facilities of 1,417 AWS’s shrimp farmers to BRI amounted Rp 163.8 billion. The Company agreed to settle farmers liabilities to BRI in accordance with the requirement in the Deed. The liabilities has been recorded as short-term bank loan in the consolidated statements of financial position. As of 31 December 2011, the balance of short-term bank loan amounted Rp 161.8 billion. (Note 12).

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

26.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

b.      Cooperation Agreements with Lenders (continued)

PT Bank Negara Indonesia (BNI)

Based on Cooperation Agreement on 11 April 2008, BNI agreed to provide Working Capital Loan Facility (Working Capital Facility) to 493 Wahyuni Mandira (WM)’s shrimp farmers with maximum credit limit of Rp 75.0 billion. The Company agreed to provide corporate guarantee for Working Capital Facility provided by BNI to WM’s shrimp farmers. The purpose of this facility is to support shrimp farming’s working capital and purchases of shrimp farm’s equipment. This is a 24-month revolving facility. Based on Amendment of Credit Agreement between BNI and each farmer, both parties agreed to extend Working Capital Facility up to 23 April 2012.

Based on Cooperation Agreement in July 2009, BNI agreed to provide Working Capital Loan Facility (KMK) and Investment Credit Facility (KI) to 1,121 WM’s shrimp farmers with maximum credit limit of Rp 170.4 billion. The Company agreed to provide corporate guarantee for the credit facility provided by BNI to WM’s shrimp farmers. The purpose of this facility is to support shrimp farming’s working capital and purchases of shrimp farm’s equipment. KMK is a 24-month revolving facility, while the KI’s facility period is 60-month.

On 29 April 2010, based on Addendum of Cooperation Agreement between BNI, the Company, WM and AWS agreed that credit facility provided by BNI above, which are used by WM farmers, also can be exercised by AWS farmers.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

26.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

b.      Cooperation Agreements with Lenders (continued)

PT Bank Negara Indonesia (BNI) (continued)

Based on Cooperation Agreement on 24 November 2010, BNI agreed to provide Working Capital Loan Facility (Working Capital Facility) and Investment Credit Facility to AWS and WM’s shrimp farmers with maximum credit limit of Rp 150.0 billion. The Company agreed to provide corporate guarantee for Working Capital Facility provided by BNI to AWS and WM’s shrimp farmers. The purpose of this facility is to support shrimp farming’s working capital and purchases of shrimp farm’s equipment. This is a 24- month revolving facility for Working Capital Loan Facility and 60 months for Investment Credit Facility.

On May 2011, the Company closed down its operational activity located in Rawajitu Timur District, Tulang Bawang Regency, Lampung Province. The cessation of operational activity was caused by the unfavorable investment and business climate in the area. As of 31 December 2011 the outstanding facilities from BNI to AWS’s shrimp farmers amounted to Rp 112.0 billion which has been recorded as accrued expenses in the consolidated statements of financial position. Currently the Company is in the negotiation process with BNI regarding the status of the loan facilities above. BNI Loan fasilities are insured by Credit Insurance Company “PT Jamkrindo.”

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

26.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

c.      Energy Supply Agreement between the Company and PT Central Daya Energi (CDE)

On 11 December 2007, the Company has entered into Energy Supply Agreements with CDE, whereby CDE will provide electricity to the Company through its power plant facilities in Ogan District Komering, Palembang, South Sumatera. The Agreement has been amended for several times and the last amendment is reflected in amended and restated agreement dated 17 June 2011. The Company will make payments based on the energy used, including the minimum energy payment. In case there is failure in the energy supply by CDE, the Company has no obligation to pay the minimum energy charge. This Agreements will expire in 10 years.

With the same terms and conditions with the above agreement, on 11 December 2007, the Company also has entered into Energy Supply Agreement with CDE for different location, which is in Lampung Utara District, Bumi Dipasena Village Agung, Lampung. The agreement has been amended for several times, and the last amendment is reflected in amended and restated agreement dated 17 June 2011.

d.      Broodstock Supply Agreement

On 25 October 2011 the Company, Al-Tareeq Aquaculture Investment Ltd. (Al-Tareeq) and Shrimp Improvement Systems Group Pte. Ltd. (SIS Group) entered into Broodstock Supply Agreement whereas SIS Group will supply broodstock to ensure the availability of broodstock and to meet the Company production requirement until 2016.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

27.	EVENTS AFTER THE REPORTING PERIOD

1.      The Company’s shares trading

On 20 March 2012, based on BEI Letter No. Peng-UPT-0001/BEI-PPR/03-2012, BEI has lifted the temporary trading suspension the Company’s shares in Negotiation Market effective from 21 March 2012.

2.      Extension of bank loan facility from PT Bank CIMB Niaga Tbk.

Previously PT Bank Niaga Tbk.

On 17 February 2012, based on Amended Loan Agreement No. 051/AMD/CB/JKT/2012 and 049/AMD/CB/JKT/2012, loan facilities for the Company and CPB have been extended to 12 June 2012 and 20 May 2012, respectively.

Previously PT Bank Lippo Tbk.

On 17 February 2012, based on Amended Loan Agreement No. 050/AMD/CB/JKT/2012 and 048/AMD/CB/JKT/2012, loan facilities for the Company and CPB have been extended to 31 May 2012 and 28 May 2012, respectively.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

28.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table sets out of the Company and Subsidiaries’ financial assets and liabilities as of 31 December 2011 and 2010.

	2011		2010
	Carrying Values	Fair Values	Carrying Values	Fair Values

Financial Assets
Cash and cash equivalent	168.477	168.477	242.081	242.081
Trade receivable	1.602.434	1.602.434	1.861.143	1.861.143
Others receivable	365.950	365.950	267.521	267.521
Restricted deposit	25.348	25.348	25.124	25.124
Due from related party	41.851	41.851	39.511	39.511
	2.204.060	2.204.060	2.435.380	2.435.380

Financial Liabilities
Bonds payable	2.937.978	2.937.978	2.896.408	2.896.408
Short-term bank loans	1.288.604	1.288.604	1.091.451	1.091.451
Trade payable	472.630	472.630	570.498	570.498
Others payable	351.244	351.244	293.377	293.377
Accrued expenses	1.011.137	1.011.137	568.828	568.828
Current, portion of long-term debts	7.547	7.547	8.292	8.292
Due to related parties	187.407	187.407	188.231	188.231
Long-term debts long-term portion	1.966	1.966	18.909	18.909
	6.258.513	6.258.513	5.635.994	5.635.994

Fair value is defined as the amount at which the instrument could be exchanged in a current transaction between knowledgeable willing parties in an arm’s-length transaction, other than in a forced or liquidation sale. Fair value are obtained from quoted market prices, discounted cash flow models and option pricing models as appropriate.

Financial instruments presented in the consolidated statements of financial position are carried at fair value or amortized cost, otherwise, they are presented at carrying values as either these are reasonable approximation of fair values or their fair values cannot be reliably measured. The following methods and assumptions are used to estimate the fair value of each class of financial instruments:

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

28.	FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

•
The carrying values of cash and cash equivalent, trade receivable, other receivable, restricted deposit, short-term bank loan, trade payable, due from related party, other payable, accrued expenses, current portion of long-term debt, due to related parties approximate their fair values due to short-term nature. The carrying values of long-term debts-long-term portion approximate their fair values as they are re-priced frequently.

•	Bonds payable are carried at their fair values using the effective interest method.

29.	FINANCIAL RISK MANAGEMENT

Company is exposed to financial risk arising from its operations and the use of financial instruments. The financial risk includes foreign currency risk, interest rate risk, credit risk and liquidity risk. The Company’s strategies, tolerance of risk, general risk management philosophy are determined by the Company’s management in accordance with the economic and Company’s operating condition.

Foreign Currency Risk

The Company is exposed to currency fluctuation risk between US Dollar and Rupiah, as the Company’s loan are mainly denominated in US Dollar. To anticipate this, the Company will ensure that it has sufficient cash and cash equivalents in US Dollar from its export sales. The Company’s financial statements are presented in Rupiah, therefore the Company will be subject to translation risk which is the risk that financial statements for a particular period or as of a certain date depend on the prevailing exchange rates of the US Dollar against Rupiah.

As of 31 December 2011, the Company and Subsidiaries have monetary assets and liabilities denominated in foreign currencies, as follows:

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

29.	FINANCIAL RISK MANAGEMENT (continued)

Foreign Currency Risk (continued)

	Foreign Currencies	Millions of Rupiah Equivalent

Assets
Cash and cash equivalents
In US Dollar	6.818.190	61.827
In Singapore Dollar	52.340	365
In Euro	3.291	39
Accounts receivable trade – third party
In US Dollar	38.138.570	345.841
Accounts receivable others – third party
In US Dollar	18.165	165
In Euro	4.426	52
In Singapore Dollar	617	4
Restricted deposit – current
In US Dollar	785.902	7.127
Non - current assets – others, net
In US Dollar	126.470	1.147
Restricted deposit - non-current
In US Dollar	2.216.645	20.101
Total		436.668

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

29.	FINANCIAL RISK MANAGEMENT (continued)

Foreign Currency Risk (continued)

	Foreign Currencies	Millions of Rupiah Equivalent

Liabilities
Bonds payable
In US Dollar	323.994.019	2.937.978
Short-term bank loans
In US Dollar	75.968.234	688.880
Trade payable - third party
In US Dollar	6.939.008	62.923
In Singapore Dollar	78.013	544
In Euro	67.081	787
In GBP	776	11
In Japan Yen	3.185.000	372
Accrued interest
In US Dollar	89.375.000	810.453
Current maturities of long term debt Financial lease
In US Dollar	771.484	6.996
Long term debts Financial lease
In US Dollar	60.498	549
Total		4.509.493
Net liabilities		(4.072.825)

As of 31 December 2011, if Rupiah had strengthened/weakened by 10% against the US dollar with all other variables held constant, net income after tax for the year would have been Rp 407.2 billion higher/lower, mainly as a result of foreign exchange gains/losses on translation of US dollar-denominated trade receivables, financial assets at fair value through profit or loss, debt securities classified as available for sale and US dollar-denominated borrowings.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

29.	FINANCIAL RISK MANAGEMENT (continued)

Interest Rate Risk

The Company has bank loans which primarily in the form of Import Loans (L/C) with floating interest rate. The Company does not perform hedging transaction in relation to interest rate changes risk. As a result, any increasing in interest rate, if any, will give negative effect to the Company. In order to reduce risk on the interest rate, the Company’s management determine its strategy based on the domestic and global economic condition and growth.

As of 31 December 2011 the Company has the following bonds payable and short term bank loans balance as follow:

Total

Borrowing with fixed interest rate
US$ (in million)	366
Rupiah (in million)	428.419
Borrowing with floating interest rate
US$ (in million)	34
Rupiah (in million)	171.306

Credit Risk

Company’s credit risk mainly attributable to the account receivables, which majority exist from farmer receivables and receivables from customers. Collectability of the farmers receivables depend on the successfulness of farmers’ harvesting, while for other customers’ receivables is arranged based on the agreed credit terms for each customer. Company always monitors farmers’ performance and collection from each customer to ensure that loss possibility from the uncollectible credit given is minimum as possible.

Receivable consist of :

	2011	2010

Trade
Third parties	1.601.674	1.859.785
Others
Third parties	365.950	267.521
Total receivable	1.967.624	2.127.306

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

29.	FINANCIAL RISK MANAGEMENT (continued)

Liquidity Risk

Liquidity risk is the risk that Company will encounter difficulty to meet its financial obligations due to shortage of funds. To manage liquidity risk, the Company monitors its operating cash flows and maintains adequate level of cash and cash equivalents and funding facilities from the bank. In assessing the funding facilities, the Company’s management reviews its working capital requirements regularly.

Analysis of financial liabilities based on maturity date is as follow:

	<1 year	1-2 year

Bonds	2.937.978	-
Bank loans	1.288.604	-
Long-term debts	7.547	1.966
Total	4.234.129	1.966

Liquidity Risk

The primary objective of the Company and its Subsidiaries’ capital management is to ensure that they maintain healthy capital ratios in order to support its business and maximize shareholder value.

The Company and its Subsidiaries manage their capital structure and make adjustments to it in light of changes in economic conditions. No changes were made in the objectives, policies or processes for managing capital during the years ended 31 December 2011 and 2010.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

30.	CRITICAL ACCOUNTING AND JUDGEMENTS

Estimates and judgements used in preparing the consolidated financial statements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable. Actual results may differ from these estimates. The estimates, assumptions and judgements that have a significant effect on the carrying amounts of assets and liabilities are disclosed below.

Impairment losses of receivables
The Company and Subsidiaries reviews its receivables portfolios to assess impairment. In determining whether an impairment loss should be recorded in the consolidated statements of income, the Company makes judgements as to whether there is any objective evidence of impairment that the outstanding receivables will not be collected, according to the original terms of receivables. The methodology and assumptions used are reviewed regularly.

Estimated useful lives of fixed assets
The Company and Subsidiaries reviews periodically the estimated useful lives of fixed assets based on factors such as technical specification and future technological developments. Future results of operations could be materially affected by changes in these estimates brought about by changes in the factors mentioned.

Impairment losses of property, plant and equipment
The Company and Subsidiaries conduct a review to determine whenever there is any indication of assets impairment including for assets not used in operations at the end of the year. If such indication exists, the Company and Subsidiaries are required to determine the estimated recoverable value of the assets and recognized the impairment in assets value as a loss in the consolidated statements of comprehensive income for the year.

Taxation
The Company and Subsidiaries operates under the tax regulations in Indonesia. Significant judgement is required in determining the provision for income taxes and value added taxes. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will be recorded at consolidated profit and loss account in the period in which such determination is made.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

30.	CRITICAL ACCOUNTING AND JUDGEMENTS (continued)

Employee benefits obligation
The present value of the employee benefits obligation depends on a number of factors that are determined on an actuarial basis using a number of assumptions. The assumptions used in determining the net cost for pensions include the expected long-term rate of return on the relevant plan assets and the discount rate. Any changes in these assumptions will impact the carrying amount of employee benefits obligation.

The expected return on plan assets assumption is determined on a uniform basis, taking into consideration long-term historical returns, asset allocation and future estimates of long-term investment returns.

Other key assumptions for employee benefits obligation are based in part on current market conditions.

31.	GOING CONCERN

Virus in Subsidiary’s main ponds
Since the second quarter of 2009, shrimp sales and production of CPB experienced significant decrease, compared to the previous periods. This decrease was caused by the appearance of Infectious Myo Necrosis Virus (IMNV) in CPB’s culturing ponds. IMNV is relatively small and can survive for more than 60 days in open water without a host, making it a particularly difficult virus to repel from CPB’s ponds.

To overcome this matter, CPB is currently conducting various corrective measures, among others:

•
Improvement of pond environment, including improvement of water circulation, improvement of pond sanitation and reducing stocking density. Improve water circulation is accomplished by, among others: using additional water pumps and paddle wheels, which improve water circulation and increase the oxygen level in the water, thus reducing stress on the shrimp. Improve pond sanitation is accomplished by, among others: the use of chlorine and other forms of water treatment to reduce the viral load in the pond environment. Stocking density has been reduced from an average of 110 fries / sqm to 60-80 fries / sqm.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

31.	GOING CONCERN (continued)

Virus in Subsidiary’s main ponds (continued)

•	Implementing Biofiltration by introducing certain species of fish into the pond environment, which can hamper the growth and spread of the virus.

Based on the current CPB’s pond performance until 2011, the above corrective measures to prevent IMNV virus done by CPB have shown significant improvement. This can be observed with the increase of average pond yield from only 1.6 ton / pond in the second quarter of 2009 to 3.5 ton / pond in the fourth quarter of 2011.

In relation of virus attack in CPB’s ponds since the second quarter of 2009 above, currently CP13 and lender banks are still committed to provide Working Capital Loan Facility (KMK) and / or Investment Loan Facility (KI) to the farmers (Note 26b). Those farmers affected by virus are still continuously doing aqua cultivation, and harvest from the cultivation will be used to pay farmers’ payable to CPB.

Company is continuing its best effort to handling the viral matters as mentioned which include biosecurity improvement in all the cultivation stages, water circulation improvement, bio treatment application, increasing shrimp’s resistance, viral spread limitation, etc. The success level on such efforts still being observed, since most of the ponds now are in the cultivation status. However, there are many ponds currently are able to be harvested in the longer cultivation period and the results show an increasing in the harvesting tonnage.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

31.	GOING CONCERN (continued)

Virus in Subsidiary’s main ponds (continued)

Based on the current overall Company’s pond performance, management believes that these viral problems can be gradually recovered and the Company will be able to return to its normal operation condition.

Bonds interest payment

The significant decrease in revenue from shrimp products of CPB resulted in consolidated operating loss in 2010 which has affected the Company and Subsidiaries’ ability to meet the bond interest payments (Note 17). The Company’s comprehensive loss for the year is Rp 2.0 trillion and Rp 636.1 billion for the years ended 31 December 2011 and 2010 respectively.

The Company and BOR are in the process of restructuring the bonds issued by BOR. As preliminary steps, the Company has signed a Standstill Agreement with the holders of 57.4% of the aggregate value of the bonds. Per the Standstill Agreement, the bondholders who signed the Standstill Agreement agreed that they will not exercise their rights to the following:

•	accelerate the outstanding principal amount of US$ 325,000,000
•	commence any recovery action against the Issuer, the Guarantors or any of their assets in respect of amounts due under the notes
•	take any action to enforce any security interest granted by the Issuer, Guarantors or any other person in connection with the notes
•	take any steps to initiate any insolvency proceedings against the Issuer, the Guarantors or any of their assets.

The Standstill Agreement also outlines certain milestones that the Company will make its best efforts to achieve.

The Standstill Agreement expired on 28 June 2010. Although the Standstill Agreement has expired and was not extended, the Company and the bondholders are continuing the negotiation process.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

31.	GOING CONCERN (continued)

Bonds interest payment (continued)

As of continuation of efforts from previous years, the Company sought to enter into a restructuring exercise during the current year. Independent financial and operational reviews have been carried out, and a roadshow to explain the current status and the detailed terms of the proposed restructuring is held in the end of February 2012. Negotiations on the restructuring term sheet with significant Noteholders have reached finalisation stage as of the date of this report. The management remains optimistic that the eventual negotiations with the significant Noteholders will be favourable.

Cessation of the Company’s shrimp farming in certain location in Lampung

Since May 2011, the Company ceased its operational activity located in Rawajitu Timur District, Tulang Bawang Regency, Lampung Province. The ceased of operational activity is caused by the unfavorable investment and business climate in the area. This condition has caused significant losses to the Company. Due to the cessation of the operation, the Company has recorded loss of asset impairment amounted to Rp 545.7 billion (Note 10) and loss of receivable impairment amounted to Rp 863.2 billion (Note 5 and 6) in the Consolidated Statements of Comprehensive Income.

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

32.	RECLASSIFICATIONS OF ACCOUNTS

Certain accounts in the 2010 and 2009 consolidated financial statements have been reclassified to conform with the accounts presentation in 2011 consolidated financial statements. The details of such reclassification are as follows:

	Balance before Reclassification	Reclassification	Balance after Reclassification
31 December 2010
Accounts receivable-
Trade - Third parties	1.498.691	361.094	1.859.785
Others receivable-
Third parties	628.615	(361.094)	267.521
31 December 2009
Accounts receivable-
Trade - Third parties	1.600.465	114.786	1.715.251
Others receivable-
Third parties	487.692	(114.786)	372.906
31 December 2010
Minority interest in net assets of consolidated Subsidiaries	9.507	(9.507)	-
Non-controlling interest	-	9.507	9.507
31 December 2009
Minority interest in net assets of consolidated Subsidiaries	9.639	(9.639)	-
Non-controlling interest	-	9.639	9.639

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

33.	STANDARDS ISSUED BUT NOT YET EFFECTIVE

Indonesian Financial Accounting Standards Board (DSAK) has issued revisions and interpretations on the accounting standards effective on or after 1 January 2012 as follows:

-	SFAS 10 (Revised 2010) – The Effect of Changes in Foreign Exchange Rates
-	SFAS 18 (Revised 2010) – Accounting and Reporting by Retirement Benefit Plans
-	SFAS 24 (Revised 2010) – Employee Benefits
-	SFAS 28 (Revised 2010) – Accounting for Casualty Contract
-	SFAS 33 (Revised 2010) – Accounting for Stripping Cost and Environmental Management in the Public Mining
-	SFAS 34 (Revised 2010) – Construction Contracts
-	SFAS 36 (Revised 2010) – Accounting for Life Insurance Contract
-	SFAS 45 (Revised 2010) – Financial Reporting for Non-Profit Organization
-	SFAS 46 (Revised 2010) – Income Taxes
-	SFAS 50 (Revised 2010) – Financial Instruments: Presentation
-	SFAS 53 (Revised 2010) – Share-based Payment
-	SFAS 56 (Revised 2011) – Earnings per Share - SFAS 60 – Financial Instrument: Disclosure
-	SFAS 61 – Accounting for Government Grants and Disclosure of Government Assistance
-	SFAS 62 – Insurance Contract
-	SFAS 63 – Financial Reporting in Hyperinflationary Economies
-	SFAS 64 – Exploration for and Evaluation of Mineral Resources
-	IFAS 13 – Hedges of Net Investments in Foreign Operations

The original consolidated financial statements included herein are in the Indonesian language.
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the years ended
31 December 2011 and 2010
(Expressed in Millions of Rupiah Unless Otherwise Stated)

33.	STANDARDS ISSUED BUT NOT YET EFFECTIVE (continued)

-	IFAS 16 – Service Concession Arrangements
-	IFAS 18 – Government Assistance – No Specific Relation to Operating Activites
-	IFAS 19 – Applying the Restatement Approach under IFAS 63: Financial Reporting in Hyperinflationary Economies
-	IFAS 20 – Income Taxes - Changes in the Tax Status of an Entity or Its Shareholders
-	IFAS 21 – Real Estate Construction Agreement
-	IFAS 22 – Service Concession Arrangements: Disclosures
-	IFAS 23 – Operating Leases — Incentives
-	IFAS 24 – Evaluating the Substance of Transactions Involving the Legal Form of a Lease.

The Company and Subsidiaries are presently evaluating the effects of these revised Statements and new Interpretations on Financial Accounting Standards to their consolidated financial statements.

34.	COMPLETION OF THE CONSOLIDATED FINANCIAL STATEMENTS

The management of the Company is responsible for the preparation of these consolidated financial statements that were completed on 26 March 2012.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES

Consolidated Financial Statements
For the nine months ended
30 September 2012 and 2011 (Unaudited)

Page
Consolidated Financial Statements

Consolidated Statements of Financial Position	1 - 3

Consolidated Statements of Comprehensive Income	4 - 5

Consolidated Statements of Changes in Equity	6 - 7

Consolidated Statements of Cash Flows	8 - 9

Notes to Consolidated Financial Statements	10 – 95

P.T. Central Proteinaprima Tbk. 19th Floor Wisma GKBI Jl. Jend. Sudirman No. 28 Jakarta 10210 - Indonesia Phone: (6221) 57851788 Fax : (6221) 57851808

Director’s Statement
on the Responsibility for Consolidated Financial Statements
of PT Central Proteinaprima Tbk. (“The Company”)
For the Nine Months Ended
30 September 2012

We, the undersigned:

Name	:	Mahar Atanta Sembiring
Office Address	:	Gedung GKBI Lt. 19 JI. Jendral Sudirman No. 28, Jakarta 10210
Residential Address (as in Identity Card)	:	JI. Erlangga V / 22 RT 005 RW 003, Kebayoran Baru, Jakarta Selatan
Telephone	:	57851788
Title	:	President Director

Name	:	mRT. Jimmy Joeng
Office Address	:	Gedung GKBI Lt. 19 JI. Jendral Sudirman No. 28, Jakarta 10210
Residential Address (as in Identity Card)	:	Darmo Harapan 5/EH-9 RT 007 RW 004, Sukomanunggal, Tanjungsari
Telephone	:	57851788
Title	:	Vice President Director

Hereby declare that:

1.	We are responsible for the preparation and the presentation of the Company’s consolidated financial statements for the nine months ended 30 September 2012;
2.	The Company’s consolidated financial statements have been prepared and presented in accordance with Indonesian Financial Accounting Standards;
3.	a.	Information contained in the Company’s consolidated financial statements is complete and correct;
b.	The Company’s consolidated financial statements do not contain false material information or facts and do not omit material information or facts;
4.	We are responsible for the Company’s internal control system.

This statement is issued to the best of our knowledge and belief.

For and behalf on the Board of Directors
30 October 2012
President Director	Vice President Director

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF
FINANCIAL POSITION
As of 30 September 2012 (unaudited)
and 31 December 2011 (audited)

(Expressed in Millions of Rupiah, Except Value per Share)
		30 September	31 December
	Note	2012	2011
		(unaudited)	(audited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	2c,4,27,28	113.875	168.477
Accounts receivable	2d,2o,27,29
Trade	5
Third parties	28	1.704.145	1.601.674
Related parties	2e,7a	1.731	760
Others
Third parties	6,26a,28	358.044	365.950
Inventories	2f,8,12	1.196.436	1.108.037
Advances, prepaid tax and expenses	2g	125.786	152.704
Restricted deposit	27,28	22.766	25.348
TOTAL CURRENT ASSETS		3.522.783	3.422.950

NON-CURRENT ASSETS
Due from related party	2e,7c,27	42.465	41.851
Deferred tax assets - net	2r,14,29	498.141	469.239
Investments in shares of stock	2b,9	46.686	46.565
Property, plant and equipment - net of accumulated depreciation	2h,2j,10,12,29	2.187.524	2.707.797
Goodwill	2k,3	583	637
Claims for tax refund	2r	75.406	196.293
Non-current assets – others - net	2i,11,28	547.344	177.266
TOTAL NON-CURRENT ASSETS		3.398.149	3.639.648
TOTAL ASSETS		6.920.932	7.062.598

The accompanying notes to consolidated financial statements, form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF
FINANCIAL POSITION (continued)
As of 30 September 2012 (unaudited)
and 31 December 2011 (audited)

(Expressed in Millions of Rupiah, Except Value per Share)
	Note	30 September 2012	31 December 2011
		(unaudited)	(audited)
LIABILITIES AND EQUITY
SHORT-TERM LIABILITIES
Bonds payable	2o,2x,17,24,27,28,30	3.116.100	2.937.978
Short-term bank loans	8,10,12,26b,27,28	1.264.469	1.288.604
Accounts payable	27
Trade	8,13
Third parties	28	441.262	432.737
Related parties	2e,7b	48.167	39.893
Others
Third Parties		332.784	351.244
Taxes payable	2r,14	17.618	25.871
Accrued expenses	15,17,27,28	1.207.756	1.011.137
Current portion of long-term debts	16,27
Financial lease	2h	-	6.996
Others	28	106	551
TOTAL SHORT-TERM LIABILITIES		6.428.262	6.095.011
LONG-TERM LIABILITIES
Due to related parties	2e,7c,27	186.402	187.407
Deferred tax liabilities - net	2r,14,29	2.901	1.929
Long-term debts, net of current portion	16,27
Financial lease	2h	-	549
Others	28	1.417	1.417
Estimated liabilities for employees’ benefits	2u,25,29	246.558	230.371
TOTAL LONG-TERM LIABILITIES		437.278	421.673
TOTAL LIABILITIES		6.865.540	6.516.684

The accompanying notes to consolidated financial statements, form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF
FINANCIAL POSITION (continued)
As of 30 September 2012 (unaudited)
and 31 December 2011 (audited)

(Expressed in Millions of Rupiah, Except Value per Share)
	Note	30 September 2012	31 December 2011
		(unaudited)	(audited)
EQUITY
Equity Attributable to Owners of the Parent Entity
Share capital - Rp 100 par value per share
Authorized - 80,000,000,000 ordinary shares
Issued and fully paid - 40,470,734,746 ordinary shares	1b,18	4.047.073	4.047.073
Other Equity Components
Additional paid-in capital - net	2t,2x	96.922	96.922
Difference in equity transactions of Subsidiaries	2b	256.316	256.316
Difference in value of restructuring transactions of entities under common control	2b,3	(1.201.058)	(1.201.058)
Exchange rates differences due to financial statement translation	2b,2e,2n	-	348
Retained earnings (deficit)
Appropriated		100	100
Unappropriated		(3.153.370)	(2.663.216)
Sub-total		45.983	536.485
Non-controlling interest	2a,2b	9.409	9.429
TOTAL EQUITY		55.392	545.914
TOTAL LIABILITIES AND EQUITY		6.920.932	7.062.598

The accompanying notes to consolidated financial statements, form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF
COMPREHENSIVE INCOME
For the nine months ended
30 September 2012 and 2011 (unaudited)

(Expressed in Millions of Rupiah, Except Value per Share)
	Note	30 September	30 September
		2012	2011
		(unaudited)	(unaudited)
NET SALES	2m,7a,19,20	5.191.922	5.520.049
COST OF GOODS SOLD	2f,2m,7b,21	(4.476.930)	(4.960.968)
GROSS PROFIT		714.992	559.081
Selling expense	2m,10a,22	(325.831)	(361.161)
General and administrative expense	2m,10a,22,25	(378.878)	(406.956)
Interest income	7c	2.435	2.442
Gain (loss) on foreign exchange - net	2n,2o,23	(246.742)	64.375
Financing cost	12,16,17,24	(270.737)	(297.064)
Other income (expense)-net	2m,10	(4.045)	6.280
LOSS BEFORE INCOME TAX		(508.806)	(433.003)
INCOME TAX BENEFIT (EXPENSE)	2r,30
Current		(9.299)	(17.564)
Deferred		27.931	66.552
Income Tax Benefit - net		18.632	48.988
LOSS FOR THE PERIOD		(490.174)	(384.015)
Other comprehensive income - net of tax
Exchange rate difference due to financial statement translation		(348)	(654)
TOTAL COMPREHENSIVE LOSS FOR THE PERIOD		(490.522)	(384.669)

The accompanying notes to consolidated financial statements, form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF
COMPREHENSIVE INCOME (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)

(Expressed in Millions of Rupiah, Except Value per Share)
	Note	30 September	30 September
		2012	2011
		(unaudited)	(unaudited)
Loss for the period attributable to:
Owners of the parent entity		(490.154)	(397.142)
Non-controlling interests		(20)	13.127
Total		(490.174)	(384.015)
Total comprehensive loss for the period attributable to:
Owners of the parent entity		(490.502)	(397.796)
Non-controlling interests		(20)	13.127
Total		(490.522)	(384.669)
BASIC LOSS PER SHARE ATTRIBUTABLE TO OWNERS OF THE PARENT ENTITY	2s, 18	(12,1)	(9,8)

The accompanying notes to consolidated financial statements, form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
For the nine months ended 30 September 2012 and 2011 (unaudited)

(Expressed in Millions of Rupiah)

	Attributable to the equity holders of the parent
	Other Equity Components
	Issued and Fully Paid Share Capital	Additional Paid-in Capital, Net	Difference in Equity Transactions of Subsidiaries	Difference in Value of Restructuring Transactions of Entities under Common Control	Exchange Rates Differences Due to Financial Statement Translation			Total	Non-controlling interest	Total Equity
						Retained Earnings (Deficit)
						Appropriated	Unappropriated
Balance, January 1, 2011	4.047.073	96.922	256.316	(1.201.058)	2.368	100	(627.091)	2.574.630	9.507	2.584.137
Addition of non-controlling interest	-	-	-	-	-	-	-	-	1.518	1.518
Loss for the period	-	-	-	-	-	-	(397.142)	(397.142)	13.127	(384.015)
Other comprehensive income	-	-	-	-	(654)	-	-	(654)	-	(654)
Total comprehensive loss for the period	-	-	-	-	(654)	-	(397.142)	(397.796)	13.127	(384.669)
Balance, 30 September 2011	4.047.073	96.922	256.316	(1.201.058)	1.714	100	(1.024.233)	2.176.834	24.152	2.200.986

The accompanying notes to consolidated financial statements form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (continued)
For the nine months ended 30 September 2012 and 2011 (unaudited)

(Expressed in Millions of Rupiah)
	Attributable to the owners holders of the parent entity
		Other Equity Components
	Issued and Fully Paid Share Capital	Additional Paid-in Capital, Net	Difference in Equity Transactions of Subsidiaries	Difference in Value of Restructuring Transactions of Entities under Common Control	Exchange Rates Differences Due to Financial Statement Translation			Sub-total	Non-controlling interests	Total Equity
						Retained Earnings (Deficit)
						Appropriated	Unappropriated
Balance, 1 January 2012	4.047.073	96.922	256.316	(1.201.058)	348	100	(2.663.216)	536.485	9.429	545.914
Loss for the period	-	-	-	-	-	-	(490.154)	(490.154)	(20)	(490.174)
Other comprehensive income	-	-	-	-	(348)	-	-	(348)	-	(348)
Total comprehensive loss for the period	-	-	-	-	(348)	-	(490.154)	(490.502)	(20)	(490.522)
Balance, 30 September 2012	4.047.073	96.922	256.316	(1.201.058)	-	100	(3.153.370)	45.983	9.409	55.392

The accompanying notes to consolidated financial statements form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the nine months ended
30 September 2012 and 2011 (unaudited)

(Expressed in Millions of Rupiah)
	Note	30 September	30 September
		2012	2011
		(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Cash receipts from customers		5.106.050	5.300.859
Cash payments to suppliers and employees		(5.080.579)	(5.314.343)
Cash provided by (used in) operating activities		25.471	(13.484)
Receipts from (payments for):
Interest income		2.435	2.442
Income tax		(21.262)	(30.596)
Financing cost		(96.662)	(55.780)
Other operating activites		160.896	92.996
Net Cash Provided by (Used in) Operating Activities		70.870	(4.422)
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment		1.197	7.119
Acquisitions of property, plant and equipment	10b	(59.287)	(83.930)
Net Cash Used in Investing Activities		(58.090)	(76.811)
CASH FLOWS FROM FINANCING ACTIVITIES
Receipts from:
Short-term bank loans		107.947	166.003
Related parties		4.942	5.317
Long-term debts		-	18.986
Payments for:
Short-term bank loans		(170.388)	(129.940)
Related parties		(6.561)	(6.564)
Financial lease		(7.545)	(5.529)
Long-term debts		(445)	(13.394)
Cash dividend payment		-	(9.455)
Placement of restricted deposit		1.419	(10.070)
Net Cash Provided by (Used in) Financing Activities		(70.631)	15.354

The accompanying notes to consolidated financial statements form an integral part of these consolidated financial statements.

PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)

(Expressed in Millions of Rupiah)
	Note	30 September	30 September
		2012	2011
		(unaudited)	(unaudited)
DECREASE IN CASH AND CASH EQUIVALENTS		(57.843)	(65.879)
Effect of exchange rate difference on cash and cash equivalents		3.241	(1.685)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD		168.477	242.081
CASH AND CASH EQUIVALENTS AT END OF PERIOD	4	113.875	174.517
Cash and cash equivalents at end of the period consist of:
Cash on hand and in banks		105.349	157.760
Deposits		8.526	16.757
Total		113.875	174.517
ACTIVITY NOT AFFECTING CASH FLOWS
Additions of property, plant and equipment under financial lease	10	-	361

The accompanying notes to consolidated financial statements form an integral part of these consolidated financial statements.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

1.	GENERAL

a.	Establishment of the Company and General Information

PT Central Proteinaprima Tbk. (the Company) was established in Indonesia on 30 April 1980 based on the Republic of Indonesia Domestic Capital Investment Law No. 6 year 1968, as amended by Law No. 12 year 1970, as registered through Notarial Deed No. 59 of Drs. Gde Ngurah Rai, S.H. The Deed of Establishment was approved by the Minister of Justice of the Republic of Indonesia in his Decision Letter No. YA5/281/9 dated 21 May 1981, and was published in the State Gazette No. 12, dated 9 February 1990, Supplement No. 494.

Based on approval letter from Investment Coordinating Board (BKPM) No. 91/V/PMA/2004, dated 28 September 2004, the Company changed its status from domestic investment company into foreign investment company. Based on Notarial Deed No. 61 of Siti Pertiwi Henny Singgih, S.H., on 27 April 2006, which was approved by Minister of Justice and Human Rights of the Republic of Indonesia in his Decision Letter No. C-14086 HT.01.04.TH.2006 dated 12 May 2006, the Company changed its status from private company into public company.

Based on the Extraordinary Shareholders’ General Meeting as notarized by Notarial Deed No. 73 dated 29 May 2008 of Yulia, S.H., which was approved by the Minister of Justice and Human Rights in his Decision Letter No. AHU-31339.AH.01.02.Year 2008 dated 9 June 2008, the Company has changed its Articles of Association to comply with Limited Liability Company Law No. 40 Year 2007. Subsequently the Company’s Articles of Association were amended by Notarial Deed No. 20 dated 9 December 2008 of Yulia S.H in relation with amendment of the whole Articles of Association to comply with Bapepam-LK Regulation No.IX.J.1 which has already been received and recorded in Sistem Administrasi Badan Hukum Umum (Sisminbakum) Department of Justice and Human Rights of the Republic of Indonesia in its Decision Letter No. AHU-AH.01.10-25165 dated 12 December 2008.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

1.	GENERAL (continued)

a.	Establishment of the Company and General Information (continued)

The most recent amendment to the Company’s Articles of Association was documented in Notarial Deed No. 35 dated 14 June 2012 of Ardi Kristiar, S.H., MBA, substitute notary for Yulia, S.H., regarding changes of the Company’s business activities.

The Company is engaged in integrated shrimp farming, production and sale of shrimp, fish and other livestock feeds; and equity investment in other companies. The Company’s head office is located at Wisma GKBI 19th Floor, Jalan Jend. Sudirman No. 28, Central Jakarta, and its shrimp farms are located in Lampung, while plants are located in Surabaya, Sidoarjo and Medan.

The Company started its commercial operations on 18 August 1980.

The Company and Subsidiaries belong to the Charoen Pokphand group of companies.

b.	Public Offerings of the Company’s shares

In 1990, the Company offered 1 million of its shares with par value of Rp 1,000 (full amount) per share to the public through the Indonesia Stock Exchange (previously Jakarta Stock Exchange) at the offering price of Rp 4,000 (full amount) per share. Since then, the Company has conducted the following share capital transactions :

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

1.	GENERAL (continued)

b.	Public Offerings of the Company’s shares (continued)

Year	Description	Outstanding Shares After the Transaction
1991	Limited Public Offering I with Pre-emptive Rights	9.600.000
1993	Limited Public Offering II with Pre-emptive Rights	38.400.000
1994	Issuance of bonus shares, whereby each shareholder holding 1 share is entitled to receive 3 new shares	153.600.000
1995	Change in par value per share from Rp 1,000 (full amount) per share to Rp 500 (full amount) per share	307.200.000
1996	Limited Public Offering III with Pre-emptive Rights	322.562.000
1997	Issuance of bonus share, whereby each shareholder holding 5 shares is entitled to receive 3 new shares	516.096.000
2002	Limited Public Offering IV with Pre-emptive Rights	1.032.192.000
2006	Appropriation of dividend in the form of 2 billion new shares to all shareholders and change in par value of shares to Rp 100 (full amount) per share	6.515.840.000
	Issuance of 8.8 billion new shares	15.315.840.000
	Initial Public Offering of 3 billion shares with par value of Rp 100 (full amount) per share and offering price of Rp 110 (full amount) per share accompanied by 5.3 billion warrants	18.315.840.000
2007	Warrant Series I conversion in 2007 amounted to 31.882.084 shares	18.347.722.084
2008	Warrant Series I, II and III conversion for the year ended 31 December 2008 amounted to 1,362,413,500, 1,365,601,834 and 1,296,369,166 shares respectively	22.372.106.584
	Limited Public Offering I with Pre-emptive Rights of 17,226,522,070 shares	39.598.628.654
2009	Warrant Series II, III and IV conversion for the year ended 31 December 2009 amounted to 325,000, 5,400 and 871,775,692 shares respectively	40.470.734.746

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

1.	GENERAL (continued)

b.	Public Offerings of the Company’s shares (continued)

On 5 November 2004, Indonesia Stock Exchange (IDX) through its letter No. S-1671/BEJ-PSR/11-2004 has approved the delisting of the Company’s shares on IDX effective on 13 December 2004.

On 28 November 2006, the Company re-listed its shares on IDX, based on the Effective Registration Letter from BAPEPAM-LK No. S-2769/BL/2006.

On 28 November 2008, the Company conducted Limited Public Offering 1 with Pre-emptive Rights, based on the Effective Registration Letter from BAPEPAM-LK No. S-8637/BL/2008 dated 27 November 2008.

Based on IDX Letter No. Peng-SPT-00005/BEI-PPR/06-2010, IDX decided to temporarily suspend the Company’s share trading starting from 29 June 2010. IDX has lifted the temporary trading suspension of the Company’s shares spesifically for negotiation market effective from 21 March 2012.

c.	Employees, Commissioners and Directors

As of 30 September 2012, the members of the Company’s commissioners and directors based on the Extraordinary Shareholders’ General Meeting as notarized by Notarial Deed No. 69 dated 28 September 2012 of Yulia, S.H. were as follows:

Commissioners
Fachrul Razi	President Commissioner / Independent Commissioner
K.R.T. Franciscus Affandy	Vice President Commissioner
Djoko Muhammad Basoeki	Independent Commissioner

Directors
Mahar Atanta Sembiring	President Director
Gunawan Taslim	Vice President Director
mRT. Jimmy Joeng	Vice President Director
Achmad Wahyudi	Non Affiliated Director
Drs. Isman Hariyanto	Director
Sutanto Surjadjaja	Director
Fredy Robin Sumendap	Director
Aris Wijayanto	Director
Saleh	Director

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

1.	GENERAL (continued)

c.	Employees, Commissioners and Directors (continued)

As of 30 September 2011, the members of the Company’s commissioners and directors based on the Extraordinary Shareholders’ General Meeting as notarized by Notarial Deed No. 47 dated 19 May 2011 were as follows:

Commissioners
Hardian Purawimala Widjonarko	President Commissioner
K.R.T. Franciscus Affandy	Vice President Commissioner
Fachrul Razi	Independent Vice President Commissioner
Djoko Muhammad Basoeki	Independent Commissioner

Directors
Mahar Atanta Sembiring	President Director
Gunawan Taslim	Vice President Director
mRT. Jimmy Joeng	Vice President Director
Achmad Wahyudi	Non Affiliated Director
Drs. Isman Hariyanto	Director
Sutanto Surjadjaja	Director
Fredy Robin Sumendap	Director

The composition of the Audit Committee as of 30 September 2012 and 2011 are as follows:

Audit Committee
Djoko Muhammad Basoeki	Chairman
Drs. Suroso, Ak.	Member
Hendra Nur Salman, S.E., M.M.	Member

Corporate Secretary of the Company as of 30 September 2012 and 2011 is Armand Ardika.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements(continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

1.	GENERAL (continued)

d.	Structure of the Company and Subsidiaries

The consolidated financial statements include the accounts of the Company and Subsidiaries, either directly or indirectly, consisting of:

				Percentage of Ownership		Total Assets (in Billions of Rupiah)
Subsidiaries	Principal Activity	Head Office Domicile	Start of Commercial Operations	30 Sep 2012	31 Dec 2011	30 Sep 2012	31 Dec 2011
Direct Ownership
PT Centralpertiwi Bahari (CPB)	Integrated shrimp farming	Menggala, Tulang Bawang	1995	99,37	99,37	3.057,46	3.169,57
PT Central Panganpertiwi (CPgP)	Fish farming, manufacture and trade of fish feeds and fries	Karawang	1991	99,99	99,99	458,69	414,73
PT Centralwindu Sejati (CWS)*	Processing, cold storage and trading of frozen shrimp	Sidoarjo	1993	99,99	99,99	232,49	235,50
PT Marindolab Pratama (MLP)	Medicines for shrimp and fish	Serang	1995	90,00	90,00	13,18	13,57
Isadoro Holding B.V. (Isadoro)**	Investment holding	Netherlands	1997	-	100,00	-	0,04
Blue Ocean Resources Pte Ltd (BOR)	Investment holding and trading business	Singapore	2006	100,00	100,00	3.099,56	2.939,45
PT Central Bali Bahari (CBB)	Shrimp hatchery, cold storage and feed	Lampung Selatan	2006	99,99	99,99	11,53	10,48
Central Proteinaprima International Pte. Ltd. (CPP International)**	Investment holding	Singapore	2008	-	100,00	-	0,00
Melalui CWS/ Through CWS
PT Andalas Windumurni (AWM)*	Shrimp farming	Secanggang, Kabupaten Langkat	1992	99,99	99,99	8,15	8,16
PT Windusejati Pertiwi (WSP)*	Shrimp farming	Secanggang, Kabupaten Langkat	1992	99,99	99,99	5,56	6,56
PT Citra Windupertala (CWP)*	Shrimp farming	Secanggang, Kabupaten Langkat	1992	99,99	99,99	15,45	15,49
PT Suryawindu Pertiwi (SWP)*	Shrimp farming	Secanggang, Kabupaten Langkat	1993	99,99	99,99	41,37	43,33

*operating activites have been ceased
**has already been liquidated on May 2012

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES

a.	Basis of Preparation of the Consolidated Financial Statements

The interim consolidated financial statements have been prepared in accordance with Financial Accounting Standards (“FAS”), which comprise the Statements and Interpretations issued by the Indonesian Financial Accounting Standards Board of the Indonesian Institute of Accountants and the Regulations and the Guidelines on Financial Statement Presentation and Disclosures issued by BAPEPAM-LK.

The accounting policies adopted in the preparation of consolidated interim financial statements are consistent with those applied in the preparation of the consolidated financial statements for the year ended 31 December 2011.

The consolidated financial statements have been prepared on accrual basis using historical cost concept, except for consolidated statements of cash flows and certain accounts which are measured on the basis described in the related accounting policies. The consolidated financial statements have been prepared on accrual basis, except for the consolidated statement of cash flows. The consolidated statement of cash flows is presented using direct method by classifying cash flows on the basis of operating, investing and financing activities.

The reporting currency used in the consolidated financial statements is the Indonesian Rupiah. Unless otherwise stated, figures in consolidated financial statements are rounded to and stated in millions of Indonesia Rupiah.

b.	Principles of Consolidation

The Company adopted SFAS No.4 (Revised 2009), “Consolidated and Separate Financial Statements”. SFAS No.4 (Revised 2009) provides for the preparation and presentation of consolidated financial statements for a group of entities under the control of a parent and in accounting for investments in subsidiaries, jointly controlled entities and associated entities when separate financial statements are presented as additional information.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

b.	Principles of Consolidation (continued)

The consolidated financial statements include the financial statements of the Company and its Subsidiaries (Note 1d).

All significant inter-company accounts and transactions have been eliminated.

Subsidiaries are fully consolidated from the date of acquisitions, being the date on which the Company and Subsidiaries obtained control, and continue to be consolidated until the date such control ceases. Control is presumed to exist if the Company owns, directly or indirectly through Subsidiaries, more than a half of the voting power of an entity.

Control also exists when the parent owns half or less of the voting power of an entity when there is:

(a)	Power over more than half of the voting rights by virtue of an agreement with other investors;
(b)	Power to govern the financial and operating policies of the entity under a statute or an agreement;
(c)	Power to appoint or remove the majority of the members of the board of directors or equivalent governing body and control of the entity is by that board or body; or
(d)	Power to cast the majority of votes at meetings of the board of directors or equivalent governing body and control of the entity is by that board or body.

Losses of a non-wholly owned subsidiary are attributed to the Non-controlling interest even if that results in a deficit balance.

Non-controlling interest represents a portion of the profit or loss and net assets of the subsidiaries attributable to equity interests that are owned directly or indirectly by the Company, which are presented in the consolidated statements of comprehensive income and under the equity section of the consolidated statements of financial position, respectively, separately from the corresponding portion attributable to the equity holders of the parent entity.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

b.	Principles of Consolidation (continued)

Excess between purchase price over underlying net book value of acquired subsidiary is recorded as goodwill; except for excess resulting from restructuring transactions of entities under common control which is recorded as “Difference in value of restructuring transactions of entities under common control” under the Equity section.

The equity transactions of the Subsidiaries which affect the share of net assets of such Subsidiaries are presented as “Difference in equity transactions of Subsidiaries” under the Equity section.

Investments in which the Company has an ownership interest of less than 20% are carried at cost (cost method). Investments in which the Company has an ownership interest of 20% but not exceeding 50% but the Company does not have any significant influence in the associated company, the carrying value of investment is carried at cost.

Investments in shares of stock wherein the Company has an ownership interest of at least 20% but not exceeding 50% and the Company has significant influence in the associated company, are accounted for under the equity method, whereby the investment cost is increased or decreased by the Company’s share of the net earnings or losses of the investees since the date of acquisition and decreased by dividends received.

The Company applied SFAS No.15 (Revised 2009), “Investments in Associates”. The revised SFAS prescribes the accounting for investments in associates for the determination of significant influence, accounting method to be applied, impairment in value of investments and separate financial statements.

c.	Cash Equivalents

The Company and Subsidiaries consider all cash on hand and in banks, and time deposits with maturities of three months or less and not placed as collateral as cash and cash equivalents.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

d.	Trade and Other Receivables

Trade and other receivables are recognized initially at fair value and subsequently measured at amortised cost, less provision for impairment.

Provision for impairment is established when there is objective evidence that the outstanding amounts will not be collected. Receivables are written-off during the period in which they are determined to be not collectible.

e.	Transactions with Related Parties

Related party represents a person or an entity who is related to the reporting entity:

a.	A person or a close member of the person’s family is related to reporting entity if that person:
i.	has control or joint control over the reporting entity;
ii.	has significant influence over the reporting entity; or
iii.	is a member of the key management personnel of the reporting entity or of a parent of the reporting entity.

b.	An entity is related to a reporting entity if any of the following conditions applies:

i.	The entity and the reporting entity are members of the same group (which means that each parent, subsidiary and fellow subsidiary is related to the others entity).
ii.	One entity is an associate or joint venture of the other entity (or an associate or joint venture of a member of a group of which the other entity is a member).

iii.	Both entities are joint ventures of the same third party.
iv.	One entity is a joint venture of a third entity and the other entity is an associate of the third entity.
v.
The entity is a post – benefit plan for the benefit of employees of either the reporting entity or an entity related to the reporting entity. If the reporting entity itself is conducting such a plan, the sponsoring employers are also related to the reporting entity.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

e.	Transactions with Related Parties (continued)

Related party represents a person or an entity who is related to the reporting entity: (continued)

b.	An entity is related to a reporting entity if any of the following conditions applies: (continued)

vi.	The entity is controlled or jointly controlled by a person identified in (a).

vii.	A person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity.

All significant transactions with related parties are disclosed in the notes to consolidated financial statements.

Transaction between entities under common control is recorded in accordance with SFAS No. 38, “Accounting for Restructuring of Entities under Common Control”. Restructuring transactions between entities under common control carried out within the framework of reorganizing the entities under the same group, do not constitute a change of ownership in the meaning of economic substance, so that such transactions would not result in a gain or loss to the group or to the individual entity within the same group and must be recorded at book values as business combination using the pooling of interest method.

f.	Inventories

Inventories are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less estimated cost of completion and the estimated cost necessary to complete the sale.

Cost is determined by the weighted-average method, except for cost of shrimp ponds, which is determined based on a specific identification method. Cost of shrimp ponds consists of cost of landrights and other expenses incurred in connection with the construction of the shrimp ponds.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

f.	Inventories (continued)

Allowance for decline in value of inventories, if any, is provided based on a review of the condition of the inventories at the statements of financial position date.

g.	Prepaid Expenses

Prepaid expenses are charged to operations over the periods benefited. The long-term portion of prepaid expenses is presented under “Non-Current Assets —Others, net”.

h.	Property, Plant and Equipment

Effective 1 January 2012, the Company and Subsidiaries applied SFAS No. 16 (Revised 2011), “Fixed Assets”, which superseded SFAS No. 16 (Revised 2007), “Fixed Assets”, and SFAS No. 47, “Accounting for Land”. Moreover, the Company and Subsidiaries also applied IFAS No. 25, “Rights Arising from Land”.

The adoption of this standard did not have material impact on the Company and Subsidiaries’ financial results or position.

Direct ownership

The Company determines to use cost model for property, plant and equipment’s accounting policy.

Property, plant and equipment are stated at cost, except for certain assets revalued in accordance with government regulation, less accumulated depreciation. Such cost includes the cost of replacing part of the property, plant and equipment when that cost is incurred, if the recognition criteria are satisfied. Likewise, when a major inspection is performed, its cost is recognized in the carrying amount of the property, plant and equipment as a replacement if the recognition criteria are satisfied. All other repairs and maintenance costs that do not meet the recognition criteria are recognized in the statement of income as incurred.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

h.	Property, Plant and Equipment (continued)

Direct ownership (continued)

Depreciation (except for land which is not depreciated) is computed using the straight-line method, after taking into account their salvage values at certain percentage of carrying values (except for land improvements which have no salvage value), over the estimated useful lives of the assets as follows:

Year
Land and buildings improvements	5 - 20
Buildings	10 - 20
Machinery and equipment	5 - 20
Transportation equipment	2 - 20
Furniture, fixtures and office equipment	5
Electrical and water installation	5 - 10

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are from its use or disposal. Any or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount the asset) is included in the statement of income in the period the asset is derecognized.

The residual values, useful lives and methods of depreciation of property, plant and equipment are reviewed, and adjusted prospectively if appropriate, at each financial year end.

The Company evaluates its property, plant and equipment for impairment whenever events and circumstances indicate that the carrying amount of the assets may not be recoverable. When the carrying amount of an asset exceeds its estimated recoverable amount, the asset is written down to its estimated recoverable amount, which is determined based upon higher of fair value less cost to sell and value in use.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

h.	Property, Plant and Equipment (continued)

Construction in progress

Construction in progress is stated at cost and presented as part of the property, plant and equipment. The accumulated costs will be reclassified to the appropriate property, plant and equipment account when the construction in progress is completed and the asset is ready for its intended use.

Property, Plant and Equipment under finance leases

Property, Plant and Equipment acquired under finance leases are presented at the present value of all lease payments, plus the purchase option which should be paid at the end of the lease term. A related liability is recognized and each lease payment is allocated to the liability and finance charges. The related assets are depreciated similarly to directly owned assets.

Gains or losses on sale and leaseback transactions are deferred and amortised over the lease term.

i.	Assets Not Used in Operations

Assets not used in operations are presented as part of “Non-current assets – others, net” account and carried at book value, which is acquisition cost less related accumulated amortization and impairment in assets value.

j.	Impairment of Non-Financial Assets Value

The Company and Subsidiaries prospectively adopted SFAS No. 48 (Revised 2009), “Impairment of Assets”.

The Company and Subsidiaries conduct a review to determine whenever there is any indication of assets impairment including for assets not used in operations at the end of the year. If such indication exists, the Company and Subsidiaries are required to determine the estimated recoverable value of the assets and recognized the impairment in assets value as a loss in the consolidated statements of comprehensive income for the year.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

k.	Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the Company’s share of the net identifiable assets of the acquired subsidiary, associate or jointly controlled entity at the effective date of acquisition. Non-controlling interests are measured at their proportionate share of the net identifiable assets at the acquisition date. If the cost of acquisition is less than the fair value of the net assets acquired, the difference is recognised directly in the consolidated profit and loss account. Goodwill on acquisitions of associates and jointly controlled entity is included in investment in associates and jointly controlled entities. Goodwill is carried at cost less accumulated impairment loss.

Goodwill on acquisition of Subsidiaries is tested for impairment annually. Goodwill is allocated to cash-generating units or groups of cash-generating units for the purpose of impairment testing.

The profit or loss on disposal of Subsidiaries, associates and jointly controlled entities includes the carrying amount of goodwill relating to the entity sold.

l.	Cost of landrights

Cost incurred in relation to acquisition or renewal of legal titles of landrights is deferred and amortized over legal term of the landrights or economic lives of the landrights, whichever is shorter. Costs that are not significant are charged to consolidated statements of comprehensive income, as incurred.

m.	Revenue and Expenses Recognition

The Company and Subsidiaries adopted SFAS No. 23 (Revised 2010), “Revenue.” Revenue is recognized to the extent that it is probable that the economic benefits will flow to the Company and the revenue can be reliably measured. Revenue is measured at the fair value of the consideration received or receivable, net of returns and allowances, trade discounts and volume rebates.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

m.	Revenue and Expenses Recognition (continued)

Revenue from export sales is recognized upon shipment of the goods to the customers (f.o.b. shipping point), and revenue from domestic sales is recognized upon delivery of the goods to the customers. Income from sales of used sacks and raw materials are recorded net of the related expenses incurred, and presented as Other Income. Expenses are recognized when incurred.

n.	Foreign Currency Transactions and Balances

Effective 1 January 2012, the Company and Subsidiaries applied SFAS No. 10 (Revised 2010), “The Effects of Changes in Foreign Exchange Rate,” which superseded SFAS No. 10, “Transaction in Foreign Currencies”, SFAS No. 11, Translation of Financial Statements in Foreign Currencies”, SFAS No. 52, “Reporting Currency”, and IFAS No. 4, “SFAS 10: Alternative Treatment Permitted for Foreign Exchange Differences”.

The adoption of this standards did not have material impact on the Company and Subsidiaries’ financial results or position.

Transactions involving foreign currencies are recorded in Rupiah amounts at the rates of exchange prevailing at the time the transactions are made. At statements of financial position date, monetary assets and liabilities denominated in foreign currencies are adjusted to Rupiah to reflect the Bank Indonesia’s middle rates of exchange at such date. The resulting gains or losses are credited or charged to operations of the current year.

Statements of comprehensive income and statements of cash flows of “foreign entities” are translated into Rupiah at the average exchange rates for the year and their statements of financial position are translated at the exchange rate ruling on the statements of financial position date. Exchange rates differences arising from the translation of the net investment in “foreign entities” are recorded as “exchange rates differences due to financial statements translation” and presented in the equity section until disposal of the net investment.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

n.	Foreign Currency Transactions and Balances (continued)

As of 30 September 2012 and 31 December 2011 the foreign exchange rates used (in full amount) were based on the published buying and selling rates for bank notes and/or transactions exchange rates by Bank Indonesia as of 28 September 2012 and 30 December 2011, respectively, as follows:

	30 September 2012	31 December 2011
Great Britain Pound Sterling 1	15.586	13.969
Euro 1	12.407	11.739
Swiss Franc 1	10.251	9.636
Australian Dollar 1	10.038	9.203
United States Dollar 1	9.588	9.068
Singapore Dollar 1	7.826	6.974
Japanese Yen 1	124	117

o.	Financial instruments

Effective 1 January 2012, the Company and Subsidiaries applied SFAS No. 50 (Revised 2010), “Financial Instruments: Presentation”, and SFAS No. 60, “Financial Instruments: Disclosures”. Which superseded SFAS No. 50 (Revised 2006), “Financial Instruments: Presentation and Disclosures.”

SFAS No. 60 introduces three level hierarchy for fair value measurement disclosures and require entities to provide additional disclosures about the relative reliability of fair value measurements. In addition, the standards clarify the requirements for the disclosure of liquidity risk.

The adoption of these standards has impact on the Company and Subsidiaries’s financial disclosures, but did not have material impact on the Company and Subsidiaries’s financial results or position.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

o.	Financial instruments (continued)

Financial assets

Financial assets are classified as (i) financial assets measured at fair value through profit or loss, (ii) loans and receivables, (iii) held-to-maturity investment, and (iv) available-for-sale financial assets. Classification is determined by the acquisition purpose of financial assets. Management determines the classification of financial assets at its initial recognition.

When financial assets are recognized initially, they are measured at fair value. In the case of financial assets not recognized at fair value through profit or loss, the fair value is added directly by attributable transaction costs or issuance of such financial assets.

Regular purchases and sales of financial assets are recognized and derecognized using trading date accounting.

Definition and Subsequent Measurement of Financial Assets After Initial Recognition

(i)	Financial assets measured at fair value through profit and loss

Financial assets at fair value through profit or loss include financial assets held for trading. A financial asset is classified as held for trading if it is acquired principally for the purpose of selling or repurchasing it in the near term or for which there is evidence of a recent actual pattern of short term profit taking. Derivatives are also classified as held for trading unless they are designated and effective as hedging instruments. Financial assets in this category are classified as current assets.

After initial recognition, this financial asset was subsequently measured by its fair value, without deducted by the transaction cost that may occurred from the sales or other disposals.

There are no financial assets classified as held for trading as of 30 September 2012.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

o.	Financial instruments (continued)

Financial assets (continued)

Definition and Subsequent Measurement of Financial Assets After Initial Recognition (continued)

(ii)	Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial recognition, this financial asset was subsequently measured at amortized cost using the effective interest rate method.

The Company classifies the following financial assets as loans and receivables among others:

-	Cash and cash equivalents
-	Trade and other receivables, due from related parties

(iii)	Held-to-maturity investment

Held-to-maturity financial assets are non-derivative financial assets with fixed or determinable payments and fixed maturities and management has the positive intention and ability to hold to maturity.

After initial recognition, this financial asset was subsequently measured at amortized cost, using the effective interest method.

The Company and Subsidiaries did not have any held-to-maturity investments as of 30 September 2012.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

o.	Financial instruments (continued)

Financial assets (continued)

Definition and Subsequent Measurement of Financial Assets After Initial Recognition (continued)

(iv)	Available-for-sale (AFS) financial assets

AFS financial assets are non-derivative financial assets that are intended to be held until an unspecified period designated as available-for-sale or are not classified in any of the three preceding categories. After initial measurement, AFS financial assets are measured at fair value with unrealized gains or losses recognized as other comprehensive income in the “unrealized gain on available-for-sale financial assets” until the investment is derecognized, at which time the cumulative gain or loss is recognized in other operating income. If in any time they are determined to be impaired, cumulative gain or loss is reclassified from the “unrealized gain on available-for-sale financial assets” to statement of comprehensive income as financial charges.

The Company and Subsidiaries did not have any available-for-sale financial assets as of 30 September 2012.

Impairment of Financial Assets

At each statement of financial position date, the Company assesses whether there is any objective evidence that a financial asset or group of financial assets is impaired.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

o.	Financial instruments (continued)

Impairment of Financial Assets (continued)

Financial assets carried at amortized cost

If there is objective evidence that an impairment loss on loans and receivables or held-to-maturity investment carried at amortised cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate (i.e. the effective interest rate computed at initial recognition). The carrying amount of the asset is reduced directly or through the use of an allowance account. The amount of the loss is recognized in the statement of comprehensive income.

Financial assets carried at cost

If there is objective evidence that an impairment loss has been incured on an unquoted equity instrument that is not carried at fair value because its fair value cannot be reliably measured, or on a derivative asset that is linked to and must be settled by delivery of such an unquoted equity instrument, the amount of the impairment loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cashflows discounted at the current market rate of return for a similar financial asset. Such impairment losses are not reversed.

Available-for-sale financial assets

When the impairment in fair value of financial assets which are classified as available-for-sale has been recognized directly in the equity and there is objective evidence that such assets has been impaired, the accumulated loss previously recognized directly in equity shall be excluded from equity and recognized in statements of comprehensive income although the financial assets have not been derecognized.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

o.	Financial instruments (continued)

Financial liabilities

Financial liabilities are classified as financial liabilities measured at fair value through profit or loss, loans and borrowings, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. The Company determines the classification of its financial liabilities at initial recognition.

Financial liabilities are recognized initially at fair value and, in the case of loans and borrowings, inclusive of directly attributable transaction costs.

The measurement of financial liabilities depends on their classification as follows:

(i)	Financial liabilities measured at fair value through profit or loss

Financial liabilities measured at fair value through profit or loss are financial liabilities classified as held for trading. A financial liability is classified as held for trading if it is acquired principally for the purpose of selling or repurchasing it in the near term and for which there is evidence of a recent actual pattern of short term profit taking. Derivatives are also classified as held for trading unless they are designated and effective as hedging instruments. Gains or losses on liabilities held for trading are recognized in the consolidated statements of comprehensive income.

There are no financial liabilities that are classified as held for trading as of 30 September 2012.

(ii)	Loans and borrowings

After initial recognition, interest bearing loans and borrowings are subsequently measured at amortized cost using the effective interest rate method.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

o.	Financial instruments (continued)

Financial liabilities (continued)

(ii)	Loans and borrowings (continued)

Gains and losses are recognized in the consolidated statements of comprehensive income when the liabilities are derecognized as well as through the amortization process.

The Company and Subsidiaries’ financial liabilities include short-term bank loans, trade payable, and other payables, accrued expenses, bonds payable, long term loan and other current and non-current financial liabilities.

Derecognition of Financial Asset and Financial Liabilities

Financial assets

A loan or receivable is derecognized where the contractual rights to receive cashflows from the asset have expired or transferred.

On the derecognition, the difference between the carrying amount and the sum of the consideration received is recognized in the statements of comprehensive income.

Financial liabilities

Gain and losses are recognized in the statements of comprehensive income when the liabilities are derecognized as well as through the amortisation process. The liabilities are derecognized when the obligation under the liability is discharged or cancelled or expired.

Offsetting financial instruments

Financial assets and liabilities are offset and the net amount is reported in the statement of financial position when there is a legally enforceable right to offset the recognised amounts and there is an intention to settle on a net basis, or realise the asset and settle the liability simultaneously.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

p.	Derivative Instruments

Each derivative instrument (including embedded derivatives) is recorded in the consolidated statements of financial position as either asset or liability as measured at fair value of each contract. Changes in derivative fair value is recognized in current earnings unless specific hedges that allow a derivative gain or loss to offset related results on the hedged item in the consolidated statements of comprehensive income.

q.	Segment Information

The Company and Subsidiaries applied SFAS No.5 (Revised 2009), “Operating Segments”. The revised SFAS requires disclosures that will enable users of financial statements to evaluate the nature and financial effects of the business activities in which the entity engages and the economic environments in which it operates. There is no significant impact on the adoption of the revised accounting standard on the consolidated financial statements.

For management purposes, the Company and its Subsidiaries is organized into operating segments based on their products and has classified the reportable segments based on type of operating activity, which consists of feed production, integrated shrimp farming, frozen shrimp processing and probiotic. Management monitors the operating results of its business units separately for the purpose of making decisions about resource allocation and performance assessment.

r.	Income Tax

Effective January 1, 2012, the Company and Subsidiaries applied SFAS No. 46 (Revised 2010), “Income Taxes”, which superseded SFAS No. 46 (Revised 2004), “Accounting for Income Taxes”.

The adoption of these standards did not have material impact on the Company and Subsidiaries’ financial results or position.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

r.	Income Tax (continued)

Current tax expense is provided based on the estimated taxable income for the year. Deferred tax assets and liabilities are recognized for temporary differences between the financial and the tax bases of assets and liabilities at each reporting date. Future tax benefits, such as the carry-forward of unused tax losses, are also recognized to the extent that realization of such benefits is probable.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, based on tax rates that have been enacted or substantively enacted at the statements of financial position date. For each of the consolidated Subsidiary, the tax effects of temporary differences and tax loss carry forward, which individually could represent either assets or liabilities, are shown at the applicable net amounts.

Amendments to tax obligations are recorded when an assessment is received or, if appealed against by the Company and Subsidiary, when the result of the appeal is determined.

Deferred tax assets and deferred tax liabilities are offset a legally enforceable right exists current tax against current tax liabilities, or the deferred tax assets and the deferred liabilities relate to the same entity, the intends settle its current and liabilities on a net basis.

s.	Loss per Share

Effective 1 January 2012, the Company and Subsidiaries applied SFAS No. 56 (Revised 2011), “Earnings per Share,” which superseded SFAS No. 56 (1999), “Earnings per Share”.

The adoption of this standard did not have material impact on the Company and Subsidiaries’s financial results or position.

Basic loss per share attributable to owners of the parents are computed by dividing loss attributable to owners of the parents with the number of shares outstanding during the year.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

s.	Loss per Share (continued)

	30 September	30 September
	2012	2011
	(unaudited)	(unaudited)
Net loss attributable to owners of the parents	(490.154)	(397.142)
Number of outstanding shares (full amount)	40.470.734.746	40.470.734.746
Basic loss per shares attributable to owners of the parents (Rupiah full amount per share)	(12,1)	(9,8)

As of 30 September 2012, there were no potential ordinary shares that would give rise to a dilution of net income per share of the Company.

t.	Additional Paid-in Capital

Additional paid-in capital, net consists of additional paid-in capital, net of share issuance costs and warrant conversion costs.

u.	Estimated Liabilities for Employees’ Benefits

Effective 1 January 2012, the Company and Subsidiaries applied SFAS No. 24 (Revised 2010), “Employee Benefits”, which superseded SFAS No. 24 (Revised 2004), “Employee Benefits”.

The adoption of these standards did not have material impact on the Company and Subsidiaries financial results or position.

The Company and Subsidiaries recognize estimated liability for employees’ benefit in accordance with Labor Law No. 13/2003 dated 25 March 2003 (Labor Law No. 13/2003). Based on Labor Law No. 13/2003, the Company and Subsidiaries are required to pay the severance, gratuity and compensation pay if certain conditions in the Labor Law No. 13/2003 are met.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

u.	Estimated Liabilities for Employees’ Benefits (continued)

The cost of providing employees’ benefits under Labor Law No. 13/2003 is determined using the projected unit credit actuarial valuation method. Actuarial gains and losses are recognized as income or expense when the net cumulative unrecognized actuarial gains and losses for each individual plan at the end of the previous reporting year exceeded 10% of the present value of defined benefit at that date. These gains or losses are recognized over the expected average remaining working lives of the employees. Furthermore, past-service costs arising from the introduction of a defined benefit plan or changes in the benefit payable of an existing plan are required to be amortized over the period until the benefits concerned become vested.

v.	Use of Estimates

The preparation of consolidated financial statements in conformity with the Indonesian Financial Accounting Standards requires the management to use estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

w.	Loans

Loans are initially recognised at the amount of proceeds received, net of transaction costs incurred. Loans are subsequently stated at any difference between proceeds received (net of transaction costs incurred) and the redemption value. Transaction costs incurred as the result of the loans’ issue are stated as amortised cost using the effective interest method over the period of borrowings.

x.	Bond and Share Issue Costs

Bond issue costs are directly deducted from the issue proceeds in the consolidated statement of financial position as a discount and are amortised using the effective interest method over the period of the bonds.

Share issue cost are directly deducted from the additional paid-in capital account in the consolidated financial statements.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

2.	SUMMARY OF ACCOUNTING POLICIES (continued)

y.	Implementation of Other New Accounting Standards

The following new/revised standards and interpretations (effective from 1 January 2012) did not result in a material effect on consolidated interim financial statements:

- SFAS No. 18	:	Accounting and Reporting for Retirement Benefit Plans
- SFAS No. 28	:	Accounting for Casuality Contract
- SFAS No. 33	:	Accounting for Stripping Cost and Environmental Management in the Public Mining
- SFAS No. 34	:	Construction Contracts
- SFAS No. 36	:	Accounting for Life Insurance Contract
- SFAS No. 45	:	Financial Reporting for Non-Proft Organization
- SFAS No. 53	:	Share-based Payment
- SFAS No. 61	:	Accounting for Government Assistance
- SFAS No. 62	:	Insurance Contract
- SFAS No. 63	:	Financial Reporting in Hyperinflationary Economies
- SFAS No. 64	:	Exploration for and Evaluation of Mineral Resources
- IFAS No. 13	:	Hedges of Net Investments in Foreign Operations
- IFAS No. 15	:	The Limit on a Defined Benefit Asset, Minimum Funding Requirements and Their Interaction
- IFAS No. 16	:	Service Concession Arrangements
- IFAS No. 18	:	Government Assistance-No Specific Relation to Operating Activities
- IFAS No. 19	:	Applying the Restatement Approach under SFAS 63: Financial Reporting in Hyperinflationary Economies
- IFAS No. 20	:	Income Taxes – Changes in the Tax Status of an Entity or Its Shareholders
- IFAS No. 21	:	Real Estate Construction Agreement
- IFAS No. 22	:	Service Concession Arrangements: Disclosures
- IFAS No. 23	:	Operating Leases – Incentives
- IFAS No. 24	:	Evaluating the Substance of Transactions Involving the Legal Form of a Lease
- IFAS No. 26	:	Reassessment of Embedded Derivatives
- Withdrawal of SFAS 8	:	Withdrawal of SFAS 27: Accounting Cooperative
- Withdrawal of SFAS 11	:	Withdrawal of SFAS 39: Joint Venture Accounting

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

3.	RESTRUCTURING TRANSACTIONS

In 2006, the Company and PT Surya Hidup Satwa (SHS), the Company’s controlling shareholder, restructured their agrobusiness and aquaculture business whereby the Company became the holding company for aquaculture business.  The restructuring transactions were conducted with entities under common control as well as third parties, and continued until May 2007.

Summary of the restructuring transactions is as follows:

Entities under common control

Transaction	Date of Transaction	Purchase / selling price per share (Rupiah full amount)	Number of shares purchased / sold (shares)	Total value of transaction (Millions of Rupiah)	Book Value (Millions of Rupiah)	Difference in value of restructuring transactions under common control (Millions of Rupiah)	Shares sale and/or purchase agreement
Direct ownership
Divestment
PT Charoen Pokphand Indonesia Tbk.	12 May 2006	400	779.068.750	311.628	395.013	(83.385)	Conditional shares sale and purchase agreement with SHS, dated 12 May 2006
PT Central Agromina	24 May 2007	2.300	22.395.720	51.510	91.741	(40.231)	Conditional shares sale and purchase agreement with SHS, dated 24 May 2007
Acquisition
PT Centralpertiwi Bahari	12 May 2006	572	2.878.526.958	1.645.575	575.799	(1.069.776)	Share purchase agreement with RBOC & Splendid, dated 12 May 2006
PT Centralwindu Sejati	12 April 2006	542.564	110.586	60.000	52.334	(7.666)	Conditional shares sale and purchase agreement with SHS, dated 12 April 2006
Total						(1.201.058)

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

3.	RESTRUCTURING TRANSACTIONS (continued)

Summary of the restructuring transactions is as follows (continued):

Third Party
Transaction	Date of Transaction	Purchase / selling price per share (Rupiah full amount)	Number of shares purchased / sold (shares)	Total value of transaction (Millions of Rupiah)	Book Value (Millions of Rupiah)	Goodwill (Millions of Rupiah)	Shares sale and/or purchase agreement
Acquisition of PT Marindolab Pratama	12 April 2006	2.800	900.000	2.520	1.764	756	Conditional shares sale and purchase agreement dated 12 April 2006
Acquisition of Isadoro Holding BV	26 April 2006	14.768	18.200	269	199	70	Deed of transfer of shares, dated 26 April 2006, of Ronald Pfeiffer, notary in Amsterdam
Total				2.789	1.963	826

Based on SFAS No. 38 (Revised 2004) regarding “Accounting for Restructuring of Entities Under Common Control”, the above restructuring transactions with entities under common control were accounted for under pooling of interest method.  The differences between selling prices and the carrying value of the investment in divested companies and the difference between purchase price and carrying value of net assets of acquired companies were recorded as “Difference in value of restructuring transactions of entities under common control” in Equity section.

Transactions with third parties were accounted for under acquisition method; whereby the difference between purchase price and net assets of entities acquired were recorded as “Goodwill”.

The carrying amount of goodwill as of 30 September 2012 amounting to Rp 583 million.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

4.	CASH AND CASH EQUIVALENTS

Consist of:

	30 September 2012 (unaudited)	31 December 2011 (audited)
Cash on hand	1.358	2.742
Cash in banks - third parties Rupiah
PT Bank Central Asia Tbk.	31.965	26.472
PT Bank Rakyat Indonesia (Persero) Tbk.	11.600	4.602
PT Bank Negara Indonesia (Persero) Tbk.	9.260	1.278
PT Bank CIMB Niaga Tbk.	3.516	7.926
PT Bank Mandiri (Persero) Tbk.	497	743
PT Bank Ekspor Impor Indonesia	61	192
Others	244	468
United States Dollar
PT Bank Central Asia Tbk.	22.597	1.997
PT Bank DBS Indonesia	8.673	1.502
PT Bank Negara Indonesia (Persero) Tbk.	4.558	44.762
PT Bank CIMB Niaga Tbk.	4.210	5.102
PT Bank Ekspor Impor Indonesia	516	282
PT Bank OCBC NISP Tbk.	87	82
Others	512	26
Singapore Dollar
Others	512	365
Euro
Others	-	39
Cash in banks – related party (Note 7)
Rupiah
PT Bank Agris	4.572	49.641
United States Dollar
PT Bank Agris	611	8.072
Cash equivalents - third parties
Time deposits
Rupiah
PT Bank CIMB Niaga Tbk.	500	500
PT Bank Central Asia Tbk.	200	200
PT Bank Rakyat Indonesia
(Persero) Tbk.	-	10.000
Cash equivalents – related party (Note 7)
Time deposits
Rupiah
PT Bank Agris	7.826	1.484
Total	113.875	168.477

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

4.	CASH AND CASH EQUIVALENTS (continued)

The annual interest rate of time deposits is 5% for the nine months ended 30 September 2012 and year ended 31 December 2011.

5.	ACCOUNTS RECEIVABLE - TRADE

Consist of:

	30 September 2012 (unaudited)	31 December 2011 (audited)
Third parties:
Farmer receivables	1.812.041	1.632.941
Non-farmer receivables
Amerin Inc., USA	52.971	26.696
Golden Harvest Inc., USA	45.544	53.671
Mazetta Co., USA	25.232	21.694
Gunawan Soegondo	23.638	9.306
Ruby Pacific LLC, USA	23.359	26.233
PT Aquafarm Nusantara	18.925	9.417
Nichirei Corporation, Japan	17.833	14.176
Heiploeg BV, Netherlands	14.232	15.068
D and T Foods Inc.	12.568	-
Ore-Cal Co., USA	11.533	11.180
Eastern Fish Company, USA	8.610	14.599
Suram Trading, USA	-	15.319
Others (below Rp 10 billion)	373.298	487.111
Total	2.439.784	2.337.411
Less allowance for impairment	(735.639)	(735.737)
Third parties - net	1.704.145	1.601.674
Related parties (Note 7a): PT Primafood International	1.731	760
Total	1.731	760
Accounts Receivable – Trade - net	1.705.876	1.602.434

Farmers’ receivables arose from sales of shrimp ponds, shrimp feeds, shrimp fries, medicines and chemical goods, electricity and water, and other shrimp ponds supplies to farmers.  Farmers’ receivables also include loans given by the Company to the farmers for their cost of living, shrimp farms revitalization and operations (Note 26a).  Farmers’ receivables will be settled from the proceeds from the sales of the cultivated shrimps. One cycle of shrimp farming is about 4 months to 6 months.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

5.	ACCOUNTS RECEIVABLE – TRADE (continued)

The above accounts receivable - trade include receivables denominated in foreign currencies (US$) with details as follows (stated in full amount):

	30 September 2012 (unaudited)	31 December 2011 (audited)
United States Dollar	29.441.506	38.138.570
Aging analysis of the trade accounts receivable based on invoice date is as follows:
	30 September 2012 (unaudited)	31 December 2011 (audited)
Third parties:
Less than 31 days	1.203.926	527.183
31 - 60 days	177.969	233.812
61 - 90 days	96.833	183.845
91 - 180 days	55.988	240.907
Over 180 days	905.068	1.151.664
Total	2.439.784	2.337.411
Less allowance for impairment	(735.639)	(735.737)
Accounts receivable - third parties - net	1.704.145	1.601.674
Related parties (Note 7a): Less than 31 days	1.731	760
Accounts receivable - related parties	1.731	760
Movements of allowance for impairment are as follows:
	30 September 2012 (unaudited)	31 December 2011 (audited)
Beginning balance	735.737	122.117
Provision during the year	-	613.709
Collection of receivable	(98)	(89)
Ending balance	735.639	735.737

As of 30 September 2012 and 31 December 2011, the balance of allowance for impairment is amounting to Rp 735.6 billion and Rp 735.7 billion, respectively, which mostly represent impairment of farmers’ receivable in relation with cessation of the Company’s shrimp farming operation in certain location in Lampung.  (Note 30).

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

5.	ACCOUNTS RECEIVABLE – TRADE (continued)

As of 30 September 2012, certain receivables are used as collateral for loans from PT Bank Negara Indonesia (Persero) Tbk. (BNI) amounting to Rp 100 billion.

Based on the review of the status of the individual receivable accounts at the end of the year, the Company and Subsidiaries’ management believes that the allowance for impairment is adequate to cover possible losses from the non-collection of accounts receivable.

6.	ACCOUNTS RECEIVABLE – OTHERS

Accounts receivable-others mainly consist of loans given by the Company to Dipasena Group for their operational activities, and to other third parties.

As of 30 September 2012 and 31 December 2011, the balance of allowance for impairment amounted to Rp 428.8 billion. Based on the review of the status of other receivable at the end of the year, the Company’s management believes that the allowance for doubtful accounts is adequate to cover possible losses from the non-collection of other receivable.

7.	TRANSACTIONS WITH RELATED PARTIES

Nature of Relationships with Related Parties

The nature of relationships of the Company and Subsidiaries with related parties is as follows:

a.	PT Surya Hidup Satwa is the Company’s controlling shareholder (Note 18).

b.
PT Charoen Pokphand Indonesia Tbk., PT Indovetraco Makmur Abadi, PT Tanindo Intertraco, PT Tanindo Subur Prima, PT SHS International, PT Bank Agris, PT Poly Packaging Industry, PT Primafood International and PT Nugen Bioscience Indonesia are controlled, directly or indirectly by the related parties of the ultimate parent of the Company.

Transactions with Related Parties

The Company and Subsidiaries, in their regular businesses, have engaged in transactions with related parties, principally consisting of sales of their finished goods such as feeds, poultry equipment, shrimp fries, purchases of raw materials and medicines; and financial transactions, which are made on arms’ length basis.  The details of these transactions are as follows:

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

7.	TRANSACTIONS WITH RELATED PARTIES (continued)

Transactions with Related Parties (continued)

(a)
Sales of finished goods to related parties represent 0.21% and 0.10% of the consolidated net sales for the nine months ended 30 September 2012 and 2011, respectively.  The related receivables from these transactions are recorded in “Accounts Receivable - Trade - Related Parties” (Note 5). The net sales to related parties are summarized as follows:

	Total		Percentage of Total Consolidated Net Sales
	30 September		30 September
	2012	2011	2012	2011
	(unaudited)
PT Surya Hidup Satwa	5.495	3.940	0,11	0,07
PT Primafood International	3.608	-	0,07	-
PT Charoen Pokphand Indonesia Tbk.	1.516	1.810	0,03	0,03
Total	10.619	5.750	0,21	0,10

(b)
Purchases of raw materials, finished goods and medicines from related parties represent 0.87% and 0.84% of the consolidated net sales for the nine months ended 30 September 2012 and 2011.  The related payables from these transactions are recorded in “Accounts Payable - Trade - Related Parties” (Note 13).  Purchases are summarized as follows:

	Total		Percentage of Total Consolidated Net Sales
	30 September		30 September
	2012	2011	2012	2011
	(unaudited)
PT Tanindo Intertraco	19.401	27.642	0,37	0,50
PT Charoen Pokphand Indonesia Tbk.	17.302	12.188	0,33	0,22
PT SHS International	4.788	3.239	0,09	0,06
PT Indovetraco Makmur Abadi	2.968	1.955	0,06	0,04
PT Nugen Bioscience Indonesia	791	460	0,02	0,00
PT Surya Hidup Satwa	92	-	0,00	-
PT Tanindo Subur Prima	9	13	0,00	0,00
PT Poly Packaging Industry	-	1.043	-	0,02
Total	45.351	46.540	0,87	0,84

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

7.	TRANSACTIONS WITH RELATED PARTIES (continued)

Transactions with Related Parties (continued)

(c)	Transactions not related to the Company and Subsidiaries’ main business, conducted with related parties are summarized as follows:

	Total		Percentage of Total Consolidated Net Sales
	30 September		30 September
	2012	2011	2012	2011
	(unaudited)
Sales of raw materials
PT Charoen Pokphand Indonesia Tbk.	7.936	6.058	0,15	0,11

Interest income (Note 4)
PT Bank Agris	376	626	0,01	0,01

The balances of accounts with related parties arising from transactions other than the Company and Subsidiaries’ main businesses are as follows:

	Total		Percentage of Total Consolidated Assets
	30 Sept 2012 (unaudited)	31 Dec 2011 (audited)	30 Sept 2012 (unaudited)	31 Dec 2011 (audited)
Due from related party:
PT Surya Hidup Satwa	42.445	41.851	0,61	0,59
Others	20	-	0,00	-
Total	42.465	41.851	0,61	0,59

	Total		Percentage of Total Consolidated Liabilities
	30 Sept 2012 (unaudited)	31 Dec 2011 (unaudited)	30 Sept 2012 (unaudited)	31 Dec 2011 (audited)
Due to related parties:
PT Charoen Pokphand Indonesia Tbk.	185.878	187.297	2,71	2,87
Others	524	110	0,01	0,00
Total	186.402	187.407	2,72	2,87

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

8.	INVENTORIES

Details of inventories based on business segment are as follows:

	30 Sept 2012 (unaudited)		31 Dec 2011 (audited)
Integrated shrimp farming	643.974		606.960
Feeds	558.011		505.501
Probiotic	2.184		1.358
Others	4.455		6.442
Less allowance for impairment	1.208.624	(12.188)	1.120.261	(12.224)
Net	1.196.436		1.108.037

Movement of allowance for impairment is as follows:

	30 Sept 2012 (unaudited)	31 Dec 2011 (audited)
Beginning balance	(12.224)	(11.731)
Allowance’s adjustment	36	793
Allowance for current year	-	(1.286)
Ending balance	(12.188)	(12.224)

As of 30 September 2012, the above inventories are covered by insurance against losses from damage, natural disasters, fire and other risks under blanket of policies with total coverage of Rp 738.6 billion. Management believes that the insurance coverage is adequate to cover possible losses arising from such risks.

As of 30 September 2012, certain inventories are used as collateral for loans from PT Bank Negara Indonesia (Persero) Tbk. (BNI) amounting to Rp 100 billion and US$ 6.25 million, and as collateral for loans from PT Bank CIMB Niaga Tbk. (Bank Niaga) amounting to Rp 80 billion and fiduciary inventory (for asset bought using this facility) minimum of US$ 20 million, while inventories purchased using the credit facilities are used as collateral for loans from Indonesia Eximbank, PT Bank DBS Indonesia and Bank Niaga amounting to around 100% - 125% from the L/C facility being used (Note 12).

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

9.	INVESTMENTS IN SHARES OF STOCK

Details of investments in shares of stock are as follows:

	30 Sept 2012 (unaudited)	31 Dec 2011 (audited)
CP Aquaculture (India) Private Limited	45.796	45.796
Others	890	769
Total	46.686	46.565

Investment in CP Aquaculture (India) Private Limited (CP India) represents 25% ownership interest. The Company does not exert significant influence in CP India because the Company does not involve in the decision making in CP India. In relation to these matters above, the carrying value of investment in the associated company is treated as cost. As of 31 December 2011, total CP India’s equity amounted to Rp 481.5 billion, total sales of Rp 781.8 billion and net income of Rp 89.5 billion.

Investments in shares of stock - others, consist of investments in several associated companies with ownership interest less than 20%, and are stated at cost.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

10.	PROPERTY, PLANT AND EQUIPMENT
Balance and movement for the nine months ended 30 September 2012

	Beginning balance 1 Jan 2012	Additions	Deductions	Reclassification	Ending balance 30 Sept 2012
Carrying value
Direct Ownership
Land	336.578	-	50.300	-	286.278
Land and buildings improvements	2.100.619	287	696.375	5.499	1.410.030
Buildings	501.383	143	80.716	5.891	426.701
Machinery and equipment	1.149.309	22.774	224.827	18.103	965.359
Transportation equipment	154.035	79	27.297	-	126.817
Furniture, fixtures and office equipment	79.111	2.589	24.596	22	57.126
Electrical and water installation	186.865	299	31.989	2.152	157.327
Laboratory equipment	13.729	77	4.611	(11)	9.184
Total	4.521.629	26.248	1.140.711	31.656	3.438.822
Construction in progress
Land and buildings improvements	31.054	11.997	13.149	(9.717)	20.185
Machinery and equipment	23.136	17.376	440	(19.414)	20.658
Others	13.567	3.666	4.056	(2.525)	10.652
Total	67.767	33.039	17.645	(31.656)	51.495
Under Financial Lease	39.595	-	-	-	39.595
Total Carrying Value	4.628.981	59.287	1.158.356	-	3.529.912
Accumulated Depreciation
Direct Ownership
Land and buildings improvements	528.833	92.878	109.186	-	512.525
Buildings	136.879	14.069	14.373	-	136.575
Machinery and equipment	477.034	55.454	64.655	-	467.388
Transportation equipment	74.193	10.293	10.421	-	74.065
Furniture, fixtures and office equipment	55.171	4.138	16.287	-	43.022
Electrical and water installation	89.518	12.580	8.688	-	93.410
Laboratory equipment	7.381	846	1.434	-	6.793
Total	1.369.009	190.258	225.044	-	1.334.223
Under Financial Lease	6.492	1.673	-	-	8.165
Total Accumulated Depreciation	1.375.501	191.931	225.044	-	1.342.388
Net	3.253.480				2.187.524
Allowance for Impairment	(545.683)	-	545.683	-	-
Net After Allowance for Impairment	2.707.797				2.187.524

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

10.	PROPERTY, PLANT AND EQUIPMENT (continued)

Balance and movement for the years ended 31 December 2011

	Beginning balance 1 Jan 2011	Additions	Deductions	Reclassification	Ending balance 31 Dec 2011
Carrying value
Direct Ownership
Land	360.801	120	24.343	-	336.578
Land and buildings improvements	2.173.624	19.582	110.937	18.350	2.100.619
Buildings	499.559	3.700	10.326	8.450	501.383
Machinery and equipment	1.211.427	13.763	92.725	16.844	1.149.309
Transportation equipment	158.123	280	3.871	(497)	154.035
Furniture, fixtures and office equipment	77.734	2.603	613	(613)	79.111
Electrical and water installation	216.931	93	38.407	8.248	186.865
Laboratory equipment	13.902	729	1.054	152	13.729
Total	4.712.101	40.870	282.276	50.934	4.521.629
Construction in progress
Land and buildings improvements	19.488	29.139	95	(17.478)	31.054
Machinery and equipment	21.000	23.896	814	(20.946)	23.136
Others	14.374	12.208	-	(13.015)	13.567
Total	54.862	65.243	909	(51.439)	67.757
Under Financial Lease	37.456	1.634	-	505	39.595
Total Carrying Value	4.804.419	107.747	283.185	-	4.628.981
Accumulated Depreciation
Direct Ownership
Land and buildings improvements	398.682	165.213	35.062	-	528.833
Buildings	115.820	26.502	5.367	(76)	136.879
Machinery and equipment	435.012	100.343	54.152	(4.169)	477.034
Transportation equipment	59.041	18.022	3.027	157	74.193
Furniture, fixtures and office equipment	45.232	10.615	272	(404)	55.171
Electrical and water installation	85.477	22.790	23.289	4.540	89.518
Laboratory equipment	5.678	2.264	576	15	7.381
Total	1.144.942	345.749	121.745	63	1.369.009
Under Financial Lease	4.447	2.108	-	(63)	6.492
Total Accumulated Depreciation	1.149.389	347.857	121.745	-	1.375.501
Net	3.655.030				3.253.480
Allowance for Impairment	-				(545.683)
Net After Allowance for Impairment	3.655.030				2.707.797

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

10.	PROPERTY, PLANT AND EQUIPMENT(continued)

a.	Depreciation expenses for the nine months ended 30 September 2012 and 2011 were charged as follows:

	30 September 2012	30 September 2012
	2012	2011
	(unaudited)	(unaudited)
Cost of goods sold	93.145	123.684
Selling expenses (Note 22)	57.643	82.021
General and administrative expenses (Note 22)	41.143	62.126
Total	191.931	267.831

b.
Additions of property, plant and equipment and construction in progress for the nine months ended 30 September 2012 and for the year ended 31 December 2011 are mainly due to significant repairs and  addition of the Company and Subsidiary’s installed capacity.

Deduction of property, plant and equipment for the nine months ended 30 September 2012 is mainly due to reclassification of the Company’s property, plant and equipment which has been ceased its operation in Lampung into Non-Current Assets-Others (Note 11).

Deduction of property, plant and equipment for the year ended 31 December 2011 is mainly due to sales of SIS BVI on October 2011 and selling some of Company’s ponds asset to farmers.

d.
As of 30 September 2012, property, plant and equipment (except land and transportation equipment), are covered by insurance against losses from damage, natural disasters, fire and other risks under blanket of policies with total coverage of US$ 329.5 million and Rp 15.2 billion (total equivalent to Rp 3.2 trillion). The management believes that the insurance coverage is adequate to cover possible losses arising from such risks.

e.	As of 30 September 2012, certain property, plant and equipment are used as collateral for short term bank loans (Note 12).

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

11.	NON-CURRENT ASSETS – OTHERS, NET

Details of non-current assets – others, net are as follows:

	30 Sept 2012	31 Dec 2011
	(unaudited)	(audited)
Land and other asset not used in operations	514.793	145.556
Restricted deposit	21.263	20.101
Others	11.288	11.609
Total	547.344	177.266

Land and Other Assets Not Used in Operations

As of 30 September 2012 and 31 December 2011, lands which are not used in operations are located mostly in Lampung and North Sumatera.

As of 30 September 2012, other assets not used in operations mostly represent the Company’s property, plant and equipment as a result of cease in shrimp farming in certain location in Lampung area since May 2011 (Note 30). As of 31 December 2011, the Company conducts a review to determine whether there is any indication of impairments in value of assets that ceased its operation as mentioned above. The company determined the recoverable amount form the assets based on valuation performed by independent appraisers Toto Suharto & Rekan and KJPP Fuadah, Rudi & Rekan. Impairment loss recognized amounting to Rp 545.7 billion.

Restricted Deposit

Restricted deposit in Sumitomo Mitsui Banking Corporation (SMBC) represents a restricted deposit in relation with the bond issuance by BOR (Note 17). In accordance with the terms in the bond offering, an amount of US$ 17.9 million should be set aside in the Interest Reserve Account. The deposit has already been used in June 2009 to pay semiannual bond interest (Note 17). The balance of restricted deposit as of 30 September 2012 and 31 December 2011 amounted to US$ 2.2 million.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS

This account represents revolving loan and import loan obtained by the Company and certain Subsidiaries as follows:

	30 Sept 2012	31 Dec 2011
	(unaudited)	(audited)
Revolving loan
US Dollar
PT Bank Negara Indonesia (Persero) Tbk. (US$ 20,000,000)	191.760	181.360
PT Bank Capital Indonesia Tbk. (US$ 6,425,000)	61.603	58.262
Rupiah
PT Bank Rakyat Indonesia (Persero) Tbk. (Note 26b)	121.630	161.580
Indonesia Eximbank	100.000	100.000

Import loans (L/C)
US Dollar
PT Bank CIMB Niaga Tbk. (US$ 26,627,295 in 2012 and US$ 28,459,283 in 2011)	255.303	258.069
PT Bank DBS Indonesia (US$ 14,969,934 in 2012 and US$ 12,812,431 in 2011)	143.532	116.183
Indonesia Eximbank (US$ 4,021,913 in 2012 and US$ 4,255,087 in 2011)	38.562	38.585
PT Bank Negara Indonesia (Persero) Tbk. (US$ 2,734,035 in 2012 and US$ 2,840,261 in 2011)	26.118	25.755
PT Bank Permata Tbk. (US$ 1,176,173)	-	10.666
Rupiah
PT Bank CIMB Niaga Tbk.	153.239	153.239
PT Bank Negara Indonesia (Persero) Tbk.	126.049	154.002
PT Bank DBS Indonesia	23.952	18.067
Indonesia Eximbank	22.721	12.836
Total	1.264.469	1.288.604

PT Bank Negara Indonesia (Persero) Tbk.

CPB

Working Capital Loan (KMK)

On 21 September 2006, CPB entered into an agreement with PT Bank Negara Indonesia (Persero) Tbk. (BNI) as notarized by Notarial Deed No. 17 of Surjadi, S.H., whereby BNI will provide working capital loan (KMK) with credit limit of US$ 20.0 million. The loan was secured by certain property, plant and equipment located in Bratasena Village, Menggala District, Tulang Bawang Regency, Lampung.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank Negara Indonesia (Persero) Tbk. (continued)

CPB (continued)

Working Capital Loan (KMK) (continued)

Based on Amended Credit Agreement No. (2) 17 dated 17 June 2008, BNI and CPB agreed to amend Working Capital Loan Facility among others:

-	to extend Working Capital Loan facility up to 20 September 2008.
-	to replace and add the existing collaterals in the form of first ranked mortgage over land amounting to Rp 50.5 billion and first ranked mortgage over 10 pieces of land amounting to Rp 158.0 billion.

On 8 October 2012, based on Amended Credit Agreement No. (12) 17, credit facilities are extended up to 22 October 2012.

CPB is required to maintain financial position with minimum Current Ratio of 1x, maximum Debt-to-Equity Ratio of 2.5x and minimum Debt Service Coverage of 100%, whereas covenant related to Debt Service Coverage minimum 100% has been waived by the Bank until 22 June 2011.

L/C Facility

On 21 September 2006 CPB also obtained Letter of Credit (L/C) facility from the same bank as notarized in Notarial Deed No. 18 of Surjadi, S.H. This L/C facility has maximum limit of US$ 5.0 million.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank Negara Indonesia (Persero) Tbk. (continued)

CPB (continued)

L/C Facility) (continued)

On 16 July 2007, CPB signed an amended opening import L/C facilities agreement with PT Bank Negara Indonesia (Persero) Tbk (BNI), under agreement No. (1) 18. The amendment stipulated that due sight L/C can be carried forward as Trust Receipt (T/R) / post financing in line with the agreed terms and conditions.

Usage of import L/C facilities plus the trust receipt / post financing facility may not exceed US$ 5.0 million.

On 8 October 2012, based on Amended Letter of Credit Import Facility/SKBDN No. (13) 18, the credit facilities are extended up to 22 October 2012.

L/C and Working Capital Loan facility is secured by raw materials with total value of 125% of the facility.

The Company

On 23 June 2008, the Company entered into Letter of Credit Import Facility/SKBDN Agreement with BNI as notarized by Notarial Deed No. 33 of Surjadi, S.H., whereby BNI provides L/C opening facility in the form of Irrevocable Sight L/C and/or Usance L/C which can also be used to open SKBDN in the form of Irrevocable Sight or Usance SKBDN, with credit limit of Rp 185.0 billion or US$ 20.0 million.

On 14 July 2010, based on Amended Letter of Credit Import Facility / SKBDN Agreement No. (2) 33, the Company signed an agreement with BNI to extend this credit facility period up to 22 September 2010. Moreover, BNI and the Company agreed to pledge the land, building and machineries owned by the Company located in Desa Bumi Dipasena Village, Lampung amounted to Rp 183.6 billion, inventory amounting to Rp 65.0 billion and trade receivable amounting to Rp 65.0 billion.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank Negara Indonesia (Persero) Tbk. (continued)

The Company (continued)

On 5 April 2011 based on Amended Letter of Credit Import Facility / SKBDN Agreement No. (3) 33, the Company agreed to give additional pledge in form of land, building and machineries owned by the Company located in Desa Bumi Dipasena, Lampung amounted from Rp 183.6 billion to Rp 246.4 billion.

On 9 December 2011, based on Credit Facility Extension Letter No. KPD/2.2/669/R pledge in form of land, building and machineries owned by the Company located in Bumi Dipasena Village, Lampung, inventory amounting to Rp 65.0 billion and receivable amounting to Rp 65.0 billion above are replaced by guarantee in form of land, building and machineries owned by CPB located in Bratasena Adiwarna Village, Lampung.

On 8 October 2012, based on Amended Letter of Credit Import Facility/SKBDN Agreement No. (9) 33, there is an additional pledge in form of fiduciary inventory and trade receivable each amounted Rp 100 billion. Moreover, the credit facilities are extended up to 22 October 2012.

The Company is required to maintain Debt Service Coverage Ratio and Current Ratio minimum 100%, maximum Debt to Equity Ratio 2.5x and have already got waiver until 22 June 2011.

As of 30 September 2012, total revolving facility which has been used amounting to US$ 20.0 million whereas total L/C impor facility which has been used amounting to US$ 2.7 million and Rp 126.0 billion.

PT Bank Capital Indonesia Tbk.

On 11 November 2009 the Company entered into a loan agreement with Bank Capital (Capital) whereby Capital will provide Working Capital Loan (KMK) facility with credit limit of US$ 7.425 million. The credit facility period is from 16 November 2009 until 16 November 2010.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank Capital Indonesia Tbk. (continued)

Based on Akta Surat Kuasa Membebankan Hak Tanggungan No. 26, 27, 29 and 30 of Notary B. Andy Widyanto, S.H. dated 25 February 2010, the Company agreed to pledge additional collaterals consisting of several pieces of land and related facilities owned by CPgP located in Karawang Regency, West Java.

On 16 November 2010, based on Addendum to Banking Facility Agreement No. 117/P-PA/BCI-KP/XI/2010, the working capital loan facility credit limit became US$ 6.425 million.

On 15 July 2011, based on Second Addendum to Banking Facility Agreement No. 095/ADD/BCI-KP/VII/2011, the Company and Capital agreed to amend the interest rate.

On 16 May 2012, based on Fourth Addendum to Banking Facility Agreement No. 061/ADD/BCI-KP/V/2012, the credit facility period is extended until 16 May 2013.

Indonesia Eximbank

On 29 May 2008, based on Notarial Deed No. 94 of Suwarni Sukiman, S.H., Indonesia Eximbank (Eximbank) agreed to provide the following credit facilities to the Company:
-	Opening facility for Sight L/C or Usance L/C and / or Financing Import L/C with credit limit of US$ 10.0 million.
-	Transactional Export Working Capital Loan Facility with credit limit of Rp 100.0 billion.

This L/C facility is secured by cash collateral representing 15% of the value of a publishing L/C and fiduciary transfer of imported inventories equivalent to 125% of the Outstanding L/C.

On 1 April 2009, based on the Amended Working Capital Credit Export Agreement No. 027A/ADDPK/04/2009, Eximbank agreed to provide additional Financing or Opening of SKBDN combined with Opening Facility for Sight L/C or Usance L/C and/or financing import L/C with total credit limit of US$ 10.0 million.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

Indonesia Eximbank (continued)

On 29 May 2009, based on Second Amended Working Capital Credit Export Agreement No. 051/ADDPK/05/2009, Eximbank agreed on changes in currencies used for this facility. Opening of L/C Sight or Usance can be in US$ or Euro or SGD or Rupiah. Opening of SKBDN can be in US$ or Rupiah equivalent to US$ 10.0 million.

In relation to the restructuring process of bonds payable issued by BOR (Note 17), the Company has obtained a waiver from Eximbank which states that Eximbank will not enforce cross default on the potential default from the restructuring process which is valid up to 31 December 2010 with condition that the Company pledges an additional guarantee in the form of Land and Buildings with a minimum value of Rp 109.0 billion. The Company has obtained a waiver extension from Eximbank until 31 December 2012.

Therefore, on 30 December 2009, the Company and Eximbank signed the Fourth Amended Working Capital Credit Export Agreement No. 306/ADDPK/12/2009, the Company agreed to pledge additional collaterals consisting of land, building, facilities and machine owned by the Company located in several areas in East and West Java.

On 3 June 2010, based on the Fifth Amended Working Capital Credit Export Agreement No. 110/ADDPK/06/2010, the Company and Eximbank agreed to amend the above credit facility limit to US$ 8.66 million or equivalent in Rupiah currency.

On 28 January 2011 based on Seventh Amended Working Capital Credit Export Agreement No. 0012/ADDPK/01/2011, the Company and Eximbank agreed to amend the credit limit of L/C Sight or Usance and / or financing import L/C to US$ 8.5 million or equivalent in Rupiah currency.

On 26 September 2012, based on Eleventh Amended Working Capital Credit Export Agreement No. 199/ADDPK/09/2012, the Company and Eximbank agreed to extend L/C and working capital facility until 28 March 2013.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

Indonesia Eximbank (continued)

The Company is required to inform and / or obtain approval from Eximbank to perform the following: (i) merger, consolidation, acquisition and / or liquidation of the Company; (ii) agreement which will influence the ability of the Company to pay its payables; and (iii) give Company’s guarantee to third party except for farmers and joint-operation parties.

As of 30 September 2012, total working capital facility which has been used amounting to Rp 100.0 billion whereas total import L/C facility which has been used amounting to US$ 4.0 million and Rp 22.7 billion.

PT Bank CIMB Niaga Tbk. (Bank Niaga)

Pursuant to the legal merger between PT Bank Niaga Tbk. and PT Bank Lippo Tbk., the short term bank loans from these two banks are presented as part of short term loans from PT Bank CIMB Niaga Tbk.

Previously PT Bank Niaga Tbk.

The Company

On 30 November 2007, the Company entered into agreements with PT Bank Niaga Tbk. (Bank Niaga) under agreements No. 292/CBG/JKT/2007, No. 293/CBG/JKT/2007 and No. 294/CBG/JKT/2007, whereby Bank Niaga provides Import and / or SKBDN Letter of Credit (Import L/C – SKBDN) facility, Special Transaction Loan (PTK Facility) and Pengalihan Hak atas Wesel Ekspor (Negotiated Line for Export Documents Facility) for a period of 12 months. These facilities have combined credit limit of US$ 10.0 million.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank CIMB Niaga Tbk. (Bank Niaga) (continued)

Previously PT Bank Niaga Tbk. (continued)

The Company (continued)

These credit facilities are secured by:

-	second ranked mortgage over land and building owned by CPB located in Suak Village, Lampung valued at Rp 5.0 billion.
-	second ranked mortgage over land and building owned by CPB located in Sindangsari village, Lampung valued at Rp 5.0 billion.
-	fiduciary security over inventories purchased under the Import L/C - SKBDN facility, with minimum collateral value of US$ 10.0 million.

On 12 June 2008, the facilities were amended with agreements No. 279/AMD/CBG/JKT/08, No. 280/AMD/CBG/JKT/08 and No. 281/AMD/CBG/JKT/08 whereby, among others, Bank Niaga agreed to increase the credit limit of import facility from US$ 10.0 million to US$ 20.0 million with additional collaterals as follows:

-	third ranked mortgage over land and building owned by CPB located in Suak Village, Lampung valued at Rp 2.3 billion.
-	third ranked mortgage over land and building owned by CPB located in Sindangsari Village, Lampung valued at Rp 5.0 billion.
-	fiduciary security over inventories purchased under the Import L/C facility at minimum value of US$ 20.0 million (previously US$ 10.0 million).

On 18 June 2009 the credit facilities were amended with agreements No. 260/AMD/CBG/JKT/09, No. 261/AMD/CBG/JKT/09 and No. 262/AMD/CBG/JKT/09 whereby among others, Bank Niaga agreed to amend the credit limit of Import L/C facility to US$ 12.7 million and Rp 84.3 billion.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank CIMB Niaga Tbk. (Bank Niaga) (continued)

Previously PT Bank Niaga Tbk. (continued)

The Company (continued)

On 29 December 2009, based on Agreement No. 732/AMD/CBG/JKT/09, No. 733/AMD/CBG/JKT/09, No. 734/AMD/CBG/JKT/09 the Company agreed to add additional collaterals, as result thereof the collaterals for the facility shall be:

a.	Second ranked mortgage over land and building of CPB for the amount of Rp 5 billion and third ranked mortgage for the amount of Rp 2.3 billion, located at Suak Village, Lampung.

b.	Second ranked and third ranked mortgage over land of CPB, each for the amount of Rp 5 billion located at Sindangsari Village.

c.	First ranked mortgage over land of the Company for the amount of Rp 106.3 billion located at Merak Belantung Village, Kalianda District, South Lampung Regency, Lampung Province.

d.	Fiduciary over goods purchased with the facility from Bank Niaga for the amount of US$ 20 million.

On 16 May 2012, based on Amended Loan Agreement No. 200/AMD/CB/JKT/2012, these facilities have been extended up to 12 June 2013.

The Company is required to comply with minimum Interest Service Coverage Ratio of 2x and on incurrence basis is required to comply with minimum Fixed Charge Coverage Ratio of 2x, minimum Current Ratio of 1x which has been waived by the bank until 31 December 2012.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank CIMB Niaga Tbk. (Bank Niaga) (continued)

Previously PT Bank Niaga Tbk. (continued)

CPB

On 19 October 2006, CPB entered into agreements with Bank Niaga under agreements No. 389/CBG/JKT/2006, No. 390/CBG/JKT/2006 and No. 391/CBG/JKT/2006, whereby Bank Niaga will provide Import Letter of Credit (Import L/C) facility, Special Transaction Loan – Import Loan Facility (PTK-Import) and Pengalihan Hak Atas Wesel Ekspor (Negotiated Line for Export Documents facility - NWE). These facilities are valid for 12 months (19 October 2006 – 19 October 2007) with maximum combined limit of US$ 8.0 million.

The Special Transaction Import Loan Facility (PTKImport) is secured by:

-	first ranked mortgage over land and building with areas of 123.71 ha owned by CPB located in Suak Village, Lampung.
-	first ranked mortgage over land, building, machinery and equipment with areas of 70,875 square metres and 38,855 square metres owned by CPB in Sindangsari village, Lampung.
-	fiduciary securities over inventories purchased under the L/C import facility, with minimum collateral value of Rp 80.0 billion.

The Negotiated Line for Export Documents is secured by proceeds from Letter of Credit export payment on CPB bank account.

On 14 December 2007 the facilities were amended with agreements No. 608/AMD/CBG/JKT/07, No. 609/AMD/CBG/JKT/07 and No. 610/AMD/CBG/JKT/07 whereby, among others, Bank Niaga agreed to extend the loan facilities up to 14 December 2008 with maximum combined credit limit of US$ 16.0 million.

The facilities were further amended on 10 December 2008, with agreements No. 564/AMD/CBG/JKT/08, No. 565/AMD/CBG/JKT/08 and No. 566/AMD/CBG/JKT/08 whereby, among others, Bank Niaga agreed to amend the currency and the limit of L/C facility into US$ 13.8 million and Rp 25.3 billion.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank CIMB Niaga Tbk. (Bank Niaga) (continued)

Previously PT Bank Niaga Tbk. (continued)

CPB (continued)

The facilities were amended on 18 August 2009 with agreements No. 311/AMD/CBG/JKT/09, No. 312/AMD/CBG/JKT/09 and No. 313/AMD/CBG/JKT/09 whereby, among others, Bank Niaga agreed to amend the currency and the limit of Import L/C facility from US$ 13.8 million and Rp 25.3 billion to US$ 9.9 million and Rp 69.0 billion for Import L/C Facility and Special Transaction Loan – Import Loan Facility (PTK-Import) as well as US$ 9.9 million and Rp 46.0 billion for Negotiated Line for Export Documents Facility.

On 29 December 2009, based on Amendment of Credit Agreement No. 736/AMD/CBG/JKT/09, No. 737/AMD/CBG/JKT/09, No. 738/AMD/CBG/JKT/09 Bank Niaga and CPB agreed to pledge additional collateral in form of land and / or building owned by the Company located in Merak Belantung Village, Kalianda District, Lampung Selatan. All of pledged collateral asset located in Merak Belantung Village, Suak Village and Sindangsari Village, Lampung are cross collateralized with other credit facilities given by Bank Niaga to CPB and the Company.

On 16 May 2012, based on Amended Loan Agreement No. 198/AMD/CB/JKT/2012, loan facility for CPB has been extended into 20 May 2013.

Based on the above credit agreements, CPB should meet certain covenants, among others, not to dispose/sell or transfer the rights or lease/ surrender the whole or part of asset’s usage whose value exceeds 10% of total assets per transaction, except in relation to daily operations, mergers, consolidations, acquisitions and liquidations, except for merger with and acquisition of company that has similar nature and activity, by notification to Bank Niaga would be sufficient.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank CIMB Niaga Tbk. (Bank Niaga) (continued)

Previously PT Bank Lippo Tbk.

On 5 June 2006, the Company, CPB and CPgP obtained Letters of Credit (L/C) facilities from PT Bank Lippo Tbk. (Bank Lippo) with credit limit of US$ 5.0 million, US$ 5.0 million and US$ 3.0 million, respectively. These facilities are secured by cash collateral representing 15% from opening L/C and inventories representing 125% of the loan. Company, CPB and CPgP are required to obtain written approval from Bank Lippo to conduct among others: (i) conducting a merger, acquisition, consolidation, sale, diversion, bequeath, rent out or abdicate rights to assets, except for common transactions in the Company, where the Company is obligated to provide response in 14 working days at the latest; (ii) changes in business activities; and (iii) not entering into any investments unless it is in line with the Company’s operations.

As of 26 December 2007, CPgP had fully repaid its liability to Bank Lippo.

Based on Amendment of Credit Facilities for opening L/C Line No. 731/ AMD/CBG/JKT/09 and No. 735/ AMD/CBG/JKT/09 dated 29 December 2009, the Company and CPB agreed to pledge collateral in the form of land and / or building owned by the Company located in Merak Belantung Village, Kalianda District, Lampung.

In relation to the restructuring process of bonds payable issued by BOR (Note 17), the Company has obtained a waiver that CIMB will not state cross default for the potential default from the restructuring process and states that minimal Interest Service Coverage Ratio 2 x, Current Ratio 1 x, and Leverage Ratio maximum 3.75 x is waived until 31 December 2012.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank CIMB Niaga Tbk. (Bank Niaga) (continued)

Previously PT Bank Lippo Tbk. (continued)

This credit facility has been extended several times, the most recent extension is on 16 May 2012, based on Amended Loan Agreement No. 201/AMD/CB/JKT/2012 and 199/AMD/CB/JKT/2012, loan facility for the Company and CPB have been extended into 31 May 2013 and 28 May 2013 respectively.

As of 30 September 2012, the total Import L/C facility which has been used amounting to US$ 26.6 million and Rp 153.2 billion.

PT Bank Permata Tbk.

On 4 April 2008, based on the Notarial Deed No. 17 of Sjarmeini S. Chandra, S.H., the Company obtained Letters of Credit (L/C) facility from PT Bank Permata Tbk. with total credit limit of US$ 10.0 million since 4 April 2008.

This facility is secured by cash collateral representing 15% of opening L/C and fiduciary transfer of imported inventories at value equivalent to 125% of the used facility.

On 16 April 2009 based on First Amendment of Banking Facility No. KK/09/191/AMD/WB-LC, credit limit of L/C facility from PT Bank Permata Tbk. is amended to US$ 7.5 million (can be exercised in multi currency either US$ and or Rp).

The Company is required to inform and/or obtain approval from Bank Permata to conduct among others: (i) investments which affect the Company’s ability to pay its debts; and (ii) changes in current nature and business operations, or activity outside the Company’s normal activities.

In relation to the restructuring process of bonds payable issued by BOR (Note 17), the Company has obtained a waiver from Bank Permata which states that Bank Permata will not enforce cross default on the potential default from the restructuring process. This waiver is valid up to 31 December 2011.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank Permata Tbk. (continued)

On 29 January 2010 based on Third Amendment of Banking Facility No. KK/10/047/AMD/WB-LC, credit limit from PT Bank Permata Tbk. is amended to US$ 4 million (can be exercised in multi currency either in US$ and / or Rp). The Company is not allowed to pledge land, building and facilities owned by WSP, SWP, AWM and CWP located in North Sumatera and land, building, facilities and machine owned by CPB located in East Java. Furthermore, the Company has to maintain minimum Interest Service Coverage of 1x.

Based on Letter from Permata Bank No. 103/PB – LC/ II/12, the credit facilities has been settled on 28 February 2012.

PT Bank DBS Indonesia

On 23 October 2008, the Company, CPB, CPgP and CWS (“Borrower”) entered into a Banking Facility Agreement with PT Bank DBS Indonesia (DBS) based on Banking Facility Agreement No. 12 which was notarized by Notary Putut Mahendra, S.H., whereby DBS provides Import L/C facilities with credit limit of US$ 20.0 million or its equivalent in any other currency approved by DBS.

On 16 December 2009 based on Second Amendment to the Banking Facility Agreement
No. 429/PFPA – DBSI/ XII/2009, DBS and the Company, CPB, CPgP and CWS agreed to pledge collaterals in the form of land, building and machine owned by the Company located in North Sumatera, together with land and building owned by the Company located in South Sumatera. The facility is secured by cash margin representing 15% of opening L/C and fiduciary transfer of imported inventories through DBS facilities at value equivalent to 100% of the used facility.

In relation to the restructuring process of bonds payable issued by BOR (Note 17), the Company has obtained a waiver from DBS which states that minimal Interest Expense 1.5 x each semester starting from year 2011 is waived until 31 December 2011. Waiver that DBS will not state cross default for the potential default from the restructuring process is still in progress.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

12.	SHORT-TERM BANK LOANS (continued)

PT Bank DBS Indonesia (continued)

The Third Amendment to the Banking Facility Agreement No. 427A/PFPA-DBSI/XI/2010 dated 26 November 2010 stated that CWS is no longer a Borrower in this Agreement.

On 22 October 2012 based on the Letter No. 1603/X/DBSI/IBG-JKT/2012, credit facilities are extended up to 23 December 2012.

As of 30 September 2012, total import facility which has been used amounting to US$ 15,0 million and Rp 24,0 billion.

The Annual Interest Rages

The annual interest rates of the revolving loan and import loan are as follows:

Currency Denomination	30 Sept 2012 (unaudited)	31 Dec 2011 (audited)
Rupiah	11,0% - 13,2%	11,0% - 14,0%
US Dollar	6,9% - 8,9%	7,5% - 8,5%

13.	ACCOUNTS PAYABLE – TRADE

Details of accounts payable - trade consist of:

	30 Sept 2012 (unaudited)	31 Dec 2011 (audited)
Third parties:
Local suppliers	403.122	373.057
Foreign suppliers	38.140	59.680
Total third parties	441.262	432.737
Related parties (Note 7b):
PT Charoen Pokphand Indonesia Tbk.	25.049	19.785
PT Tanindo Intertraco	10.629	14.314
PT Surya Hidup Satwa	10.048	2.915
PT SHS International	1.171	848
PT Nugen Bioscience Indonesia	697	1.236
PT Indovetraco Makmur Abadi	573	795
Total related parties	48.167	39.893
Accounts Payable - Trade	489.429	472.630

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

13.	ACCOUNTS PAYABLE – TRADE (continued)

Accounts payable - trade arises from purchase of raw materials, manufacturing supplies and other purchases in connection with the Company and the Subsidiaries’ operations.

The above accounts payable-trade include payables denominated in foreign currencies which are equivalent to Rp 50.4 billion and Rp 64.6 billion respectively as of 30 September 2012 and 31 December 2011 (Note 28) with details as follows :

(stated in full amount)
	30 Sept 2012 (unaudited)	31 Dec 2011 (audited)
United States Dollar	4.931.055	6.939.008
Japanese Yen	447.500	3.185.000
Singapore Dollar	278.577	78.013
Euro Europe	70.190	67.081
Great Britain Poundsterling	-	776

14.	TAXATION Taxes payable

	30 Sept 2012 (unaudited)	31 Dec 2011 (audited)
Income tax
Article 4	168	308
Article 15	16	6
Article 19	-	18
Article 21	4.263	5.268
Article 23	292	408
Article 25	368	385
Article 26	11	81
Article 29	1.078	-
Article 29 – previous year	-	326
Value added tax	11.422	19.071
Total	17.618	25.871

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

14.	TAXATION (continued)

Deferred Tax

Deferred tax assets and liabilities as of 30 September 2012 and 31 December 2011 are as follows:

	30 Sept 2012 (unaudited)	31 Dec 2011 (audited)
Deferred tax assets (liabilities) - net Company - net
Deferred tax assets Subsidiaries - net	452.049	437.628
Deferred tax assets	46.092	31.611
Deferred tax liabilities	(2.901)	(1.929)
Deferred Tax Assets – Net	498.141	469.239
Deferred Tax Liabilities – Net	(2.901)	(1.929)

The management believes that the deferred tax assets can be fully recovered through future taxable income.

15.	ACCRUED EXPENSES

Accrued expenses consist of:

	30 Sept 2012 (unaudited)	31 Dec 2011 (audited)
Bond interest (Note 17)	1.028.313	810.453
Provision for repayment of farmer’s loan (Note 26b)	104.030	111.989
Others	75.413	88.695
Total	1.207.756	1.011.137

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

16.	LONG-TERM DEBTS

This account consists of:

	30 Sept 2012 (unaudited)	31 Dec 2011 (audited)
Financial lease	-	7.545
Others payable	1.523	1.968
Total long-term debts	1.523	9.513
Less current portion of Financial lease	-	6.996
Others	106	551
Total current portion	106	7.547
Long-term portion Financial lease	-	549
Others	1.417	1.417
Total long-term portion	1.417	1.966

17.	BONDS PAYABLE

On 28 June 2007, BOR (the “Issuer”) issued US$ 325.0 million guaranteed senior secured notes due in 2012 (the Notes) in minimum denominations of US$100,000 and integral multiples of US$ 1,000 in excess thereof. The Notes are guaranteed by the Company and certain subsidiaries (the Subsidiary Guarantors) i.e., (i) CWS; (ii) CPB; (iii) MLP; and (iv) CPgP. This guarantee on the Notes has been approved by the Company’s Extraordinary Shareholders’ General Meeting as notarized in Notarial Deed No. 67 dated 27 June 2007 by Siti Pertiwi Henny Singgih, S.H.

The Notes bear interest at the rate of 11% per year. Interest on the Notes is payable on 28 June and 28 December of each year, beginning on 28 December 2007. The Notes mature on 28 June 2012. The Issuer may redeem all but not part of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus a “make whole” premium plus accrued and unpaid interest.

At any time prior to 28 June 2010, the Issuer may redeem up to 35% of the aggregate principal amount of the Notes from the proceed of certain equity offerings at a redemption price equal to 111% of the principal amount of the Notes plus accrued and unpaid interest. Provided that the Issuer may only make such redemption if at least 65% of the aggregate principal amount of Notes remains outstanding after such redemption.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

17.	BONDS PAYABLE (continued)

The Notes were secured by:
i.
a fixed and floating charge over all of the existing and future assets of the Issuer, including the Collection Account and the Interest Reserve Account as well as its interest and rights under the Advanced Purchase Agreement

ii.	a first priority pledge by the Company of all of its capital stock in each of the Subsidiary Guarantors.

The Notes are listed in the Singapore Exchange Securities Trading Limited (SGX – ST) with Bank of New York as the Trustee.

The total net proceeds from the sales of the Notes, after deduction for underwriting commissions, fees and other expenses relating to the Offering, was US$ 317.1 million. The proceeds were utilized as follows:

•	US$ 200.0 million was used to repay the Barclays Loan in full.
•	US$ 17.9 million was set aside in the Interest Reserve Account to pay the first scheduled semi-annual interest payment (Note 11); and
•
US$ 99.2 million were placed in an Escrow Account, which may be withdrawn only upon approval of the Dipasena Asset Acquisition by a majority of shareholders of the Company. The escrow funds, when released, will be used by the Company to fund working capital and other funding requirements of the assets that constitute the Dipasena Group’s operations. Following the shareholders’ approval of the Dipasena Asset’s acquisition through Extraordinary Shareholders’ General Meeting dated 6 July 2007, the Escrow fund was withdrawn and used.

With certain exceptions specified in the terms and conditions of the bonds, the Company and the Subsidiary guarantors have limitation for the following transaction:

•	incur or guarantee additional indebtedness and issue disqualified or preferred stock;
•	declare or pay dividends on stock or purchase or redeem stock or make investments or other specified payments;
•	guarantee indebtedness;
•	create any liens;
•	effect a merger or consolidation;
•	sell assets;
•	pay dividend or other payment restrictions affecting Subsidiaries.
•	enter into sale and leaseback transaction;

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

17.	BONDS PAYABLE (continued)

With certain exceptions specified in the terms and conditions of the bonds, the Company and the Subsidiary guarantors have limitation for the following transaction: (continued)
•	create additional layers of indebtedness; or
•	enter into certain transactions with affiliates.

Latest rating for the Notes are “C” by Fitch in 19 February 2010. Currently the Notes are not rated anymore.

As of 30 September 2012, the fair value of the outstanding bonds payable was Rp 3.1 trillion. The bonds’ finance cost for the nine months period ended 30 September 2012 was US$ 18.9 million (Note 24).

Due to weakened financial condition of BOR and the Company as Guarantor, as a result of virus spread in CPB’s ponds since second quarter 2009, bond interest semiannual payment due from 28 December 2009 until 30 September 2012 amounting US$ 107.2 million (Note 15) has not been made. In such condition, the bondholders have the right to declare the bonds are in default and to request immediate repayment of the total bonds payable.

Based on Notarial Deed No. 69 dated 28 September 2012 of Yulia S.H., the shareholders have approved to restructure the Bonds (Note 30).

18.	SHARE CAPITAL

The Company’s shareholders and their share ownerships as of 30 September 2012 and 31 December 2011 are as follows:

	Number of Shares Issued and Fully Paid	Percentage of Ownership	Total
Ordinary share with par value of Rp 100 (full amount) per share
Public	20.665.302.015	51,07	2.066.530
PT Surya Hidup Satwa	9.302.791.456	22,99	930.279
PT Pertiwi Indonesia	3.861.100.514	9,54	386.110
Red Dragon Group Pte. Ltd.	2.666.621.250	6,59	266.662
Charm Easy International Limited	2.004.207.226	4,95	200.421
Regent Central International Limited	1.753.608.019	4,33	175.361
PT Central Pertiwi	110.896.074	0,27	11.090
Perfect Companion Group Company Limited	70.110.438	0,17	7.011
Iceland International Limited	36.097.754	0,09	3.609
Total	40.470.734.746	100,00	4.047.073

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

19.	SEGMENT REPORTING

The Company and Subsidiaries classify their segment reporting into operating segment which is classified based on type of operating activity, which consists of production of feeds, integrated shrimp farming, frozen shrimp processing and probiotic segment. The information concerning the Company and Subsidiaries’ operating segments are as follows:

a.	Segment income (loss)

30 September 2012
	Feeds Production1)	Integrated Shrimp Farming2)	Frozen Shrimp Processing	Probiotic	Elimination	Consolidated
Business Segment
Segment Sales
External sales	2.445.472	2.711.432	29.520	5.498		5.191.922
Inter-segment sales	361.308	1.354.970	825	4.05	(1.721.128)	-
Total segment sales	2.806.780	4.066.402	30.345	9.523	(1.721.128)	5.191.922
Operating income (loss)	173.694	(159.814)	(6.264)	2.667	-	10.283
Geographical Segment
Domestic Sales	2.806.780	2.577.200	30.345	9.523	(1.721.128)	3.702.720
Export Sales	-	1.489.202	-	-		1.489.202
Total segment sales	2.806.780	4.066.402	30.345	9.523	(1.721.128)	5.191.922
Depreciation	22.070	169.668	17	176	-	191.931

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

19.	SEGMENT REPORTING (continued)

a.	Segment income (loss) (continued)

30 September 2011
	Feeds Production1)	Integrated Shrimp Farming2)	Frozen Shrimp Processing	Probiotic	Elimination	Consolidated
Business Segment
Segment Sales
External sales	2.085.663	3.408.623	21.823	3.940	-	5.520.049
Inter-segment sales	293.089	904.330	-	4.827	(1.202.246)	-
Total segment sales	2.378.752	4.312.953	21.823	8.767	(1.202.246)	5.520.049
Operating income (loss)	142.085	(356.033)	1.714	3.198	-	(209.036)
Geographical Segment
Domestic Sales	2.378.752	2.377.855	21.823	8.767	(1.193.410)	3.593.787
Export Sales	-	1.935.098	-	-	(8.836)	1.926.262
Total segment sales	2.378.752	4.312.953	21.823	8.767	(1.202.246)	5.520.049
Depreciation	27.955	239.561	178	137	-	267.831

b.	Segment assets and liabilities

30 September 2011
	Feeds Production1)	Integrated Shrimp Farming2)	Frozen Shrimp Processing	Probiotic	Elimination	Consolidated
Segment assets	1.094.388	4.963.859	192.711	15.115	(575.180)	5.690.893
Unallocated corporate assets						1.230.039
Consolidated total assets						6.920.932
Segment liabilities	1.876.956	5.283.026	9.274	13.329	(337.564)	6.845.021
Unallocated corporate liabilities						20.519
Consolidated total liabilities						6.865.540
Capital expenditures	29.432	29.404	-	451	-	59.287

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

19.	SEGMENT REPORTING (continued)

b.	Segment assets and liabilities (continued)

31 December 2011
	Feeds Production1)	Integrated Shrimp Farming2)	Frozen Shrimp Processing	Probiotic	Elimination	Consolidated
Segment assets	1.104.500	5.431.089	207.266	14.565	(596.408)	6.161.012
Unallocated corporate assets						901.586
Consolidated total assets						7.062.598
Segment liabilities	1.601.924	5.138.737	13.030	15.085	(280.114)	6.488.662
Unallocated corporate liabilities						28.022
Consolidated total liabilities						6.516.684
Capital expenditures	27.458	77.965	41	649	-	106.113

1)	Feeds production consist of fish, shrimp and other feeds.

2)	Integrated shrimp farming consists of frozen shrimp, shrimp feeds, shrimp broodstock, shrimp fries, medicines, chemical goods and shrimp ponds.

20.	NET SALES

Details of net sales based on type of products are as follows:

	30 September	30 September
	2012	2011
	(unaudited)	(unaudited)
Shrimp products	1.638.849	2.000.368
Fish feeds	1.882.044	1.587.576
Shrimp feeds	1.107.377	1.146.420
Shrimp fries	185.184	198.021
Other	378.468	587.664
Total	5.191.922	5.520.049

For the nine months ended 30 September 2012 and 2011, there are no customers which possess transaction more than 10% of the total net sales.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

21.	COST OF GOODS SOLD

Details of cost of goods sold are as follows:

	30 September
	2012	2011
	(unaudited)
Raw material used	2.493.220	2.816.520
Direct labor	84.902	122.495
Manufacturing overhead and depletion	852.698	920.403
Total manufacturing cost	3.430.820	3.859.418
Work in process inventory
Beginning of year	79.357	237.438
End of year	(167.909)	(155.190)
Cost of goods manufactured	3.342.268	3.941.666

Finished goods
Beginning of year	365.36	436.833
Purchases	1.134.793	916.616
End of year	(365.492)	(334.147)
Cost of Goods Sold	4.476.930	4.960.968

Details of cost of goods sold based on type of product are as follows:

	30 September
	2012	2011
	(unaudited)
Shrimp products	1.472.337	1.914.089
Fish feeds	1.660.119	1.413.455
Shrimp feeds	753.413	813.126
Shrimp fries	109.708	97.977
Others	481.353	722.321
Total	4.476.930	4.960.968

For the nine months ended 30 September 2012 and 2011, there are no suppliers which possess purchase transaction more than 10% of the total cost of goods solds.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

22.	SELLING EXPENSE AND GENERAL AND ADMINISTRATIVE EXPENSE

	30 September
	2012	2011
	(unaudited)
Selling Expense
Salaries, wages, employees’ benefits and professional fees	92.690	88.899
Freight-out	81.078	105.790
Depreciation (Note 10)	57.643	82.021
Rental	21.318	14.567
Transportation and travelling on duty	14.002	13.579
Advertising and promotion	11.737	13.460
Repairs and maintenance	9.668	13.973
Electricity, water, telephone, and post	4.401	5.894
Others	33.294	22.978
Total	325.831	361.161
General and Administrative Expense
Salaries, wages, employees’ benefits and professional fees (Note 25)	220.342	206.318
Depreciation (Note 10)	41.413	62.126
Electricity, water and telephone	26.566	36.556
Transportation and travelling on duty	25.720	23.752
Rental	19.885	17.690
Repairs and maintenance	8.237	8.890
Taxes, penalty, legal and permit	6.831	7.314
Office supplies, stationery and photocopies	6.271	6.382
Insurance	6.124	7.300
Donation, gift, entertainment and retribution	2.722	2.103
Research and development	1.403	12.829
Others	13.634	15.696
Total	378.878	406.956

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

23.	GAIN (LOSS) ON FOREIGN EXCHANGE - NET

Gain (loss) on foreign exchange arises from the following:

	30 September
	2012	2011
	(unaudited)
Cash and cash equivalents	1.599	(1.465)
Borrowings and bonds	(261.106)	65.104
Others - net	12.765	736
Total	(246.742)	64.375

24.	FINANCING COST

This account consists of:

	30 September
	2012	2011
	(unaudited)
Bonds’ finance cost (Note 17)	174.000	245.064
Bank loans, provision and bank charges	96.737	52.000
Total	270.737	297.064

25.	ESTIMATED LIABILITIES FOR EMPLOYEES’ BENEFITS

The Company and Subsidiaries provided employees’ benefits in accordance with Labor Law No. 13/2003 dated 25 March 2003 (UU No. 13/2003) for employees with retirement age of 55 years old. This pension benefit is not funded.

The estimated liabilities for employees’ benefits in 2011 were recorded based on the actuarial valuations on 31 December 2011 performed by PT Eldridge Gunaprima Solution, an independent actuary, using the Projected Unit Credit method. The significant assumptions used in the valuations are as follows:

2011
Interest rate	7,5% per year
Salary (wage) increase rate	7% per year
Pension age	55 years
Mortality rate	Mortality Table of Indonesia (TMI II)

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

26.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES

a.	Cooperation Agreements with Shrimp Farmers

The Company and CPB have cooperation agreements with individual farmers, who purchased and manage the shrimp ponds for the integrated shrimp farming project area constructed by the Company and CPB. Under these agreements, the Company and CPB with its best effort assist the farmers to:

-	Coordinate with the lenders (Note 26b) so that the farmers could obtain investment and working capital credit facilities; and

-	Assist in the operational requirements of the farmers.

In return, the farmers are committed to sell all their harvests to the Company and CPB.

b.	Cooperation Agreements with Lenders

To facilitate the investment and working capital requirements of the farmers, the Company and CPB entered into cooperation agreements with PT Bank CIMB Niaga Tbk. (BN (previously PT Bank Niaga Tbk.)), PT Bank CIMB Niaga Syariah (previously PT Bank Niaga Syariah), PT Bahana Artha Ventura (BAV), PT Reksa Finance (RF), PT Bank Rakyat Indonesia (Persero) Tbk. (BRI) and PT Bank Negara Indonesia (Persero) Tbk. (BNI).

PT Bank CIMB Niaga Syariah (previously PT Bank Niaga Syariah)

On 21 September 2001, CPB obtained an approval from BN to restructure the 826 farmers’ loans of Rp 86.7 billion. Based on this agreement, the farmers’ loans will mature on 30 December 2014, and the interest rate charged is based on 1 month time deposit interest at BN plus margin of 2% p.a with maximum interest rate of 18% p.a. As of 30 September 2012, the balance of farmer’s loan amounted to Rp 8.2 billion.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

26.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

b.	Cooperation Agreements with Lenders (continued)

PT Bank CIMB Niaga Syariah (previously PT Bank Niaga Syariah) (continued)

CIMB Niaga Syariah and CPB

On 23 November 2007, CPB dan Niaga Syariah entered into a Cooperation Agreement as notarized by Notarial Deed No. 40 of Achmad Bajumi, S.H. whereby Niaga Syariah agreed to provide working capital loan “Murabahah” (Working Capital Facility) to 1,000 CPB’s shrimp farmers with maximum credit limit of Rp 160.0 billion. The purpose of this facility is to support 1 (one) cycle of shrimp farming production requirement. This is a 24-month revolving facility. In relation to this Working Capital Facility, on 3 December 2007 CPB and Niaga Syariah signed a Corporate Guarantee Agreement as notarized by Notarial Deed No. 1 of Achmad Bajumi, S.H. This agreement stipulates that CPB guarantees the repayment of shrimp farmers’ loan to Niaga Syariah up to Rp 160.0 billion plus any interests, commissions and other expenses thereof. On 8 January 2010 based on First Amendment of Cooperation Agreement, Niaga Syariah and CPB agreed to extend the period of Working Capital Facility up to 8 January 2012. Based on letter No. 134/AE/SL.LEV-SYARIAH/III/12 dated 3 April 2012, this facility is extended for availability period of 24 months since Line Facility was signed.

On 16 August 2011, based on Notarial Deed No.14, CPB and Niaga Syariah agreed on Working Capital Financing Facility “Murabahah” to finance 189 CPB’s shrimp farmers with maximum credit limit of Rp 30.2 billion. This is a 24-month revolving facility. CPB guarantees the repayment of shrimp farmers’ loan to Niaga Syariah up to Rp 30.2 billion or as much as credit limit provided for farmers.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

26.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

b.	Cooperation Agreements with Lenders (continued)

PT Bahana Artha Ventura (BAV)

On 3 August 2004, CPB obtained an approval from BAV to restructure the 94 farmers’ loans of Rp 11.1 billion. Based on the restructuring, the loans are payable up until 2014. The farmers are obliged to pay service fee in the form of profit sharing at 8.5% p.a. CPB will be required to pay any outstanding farmer’s loan to BAV if the farmers are unable to pay their loans by 2014.

PT Reksa Finance (RF)

On 15 August 2005, CPB obtained an approval from New Age World Limited (NAW) to restructure the 87 farmers’ loans of Rp 20.7 billion. Based on the restructuring, the loans are payable up until 31 January 2016. CPB will be required to pay any outstanding farmer’s loan to NAW if the farmers are unable to pay by 31 January 2016. The loans bear interest rate at 8.5% p.a.

On 30 January 2006, based on the Deed of Assignment of Financing Agreements dated 30 January 2006, NAW agreed to sell and transfer its right on the farmers’ receivables to RF. Therefore, CPB will be required to pay any outstanding farmer’s loan to RF if the farmers are unable to pay their loans to RF by 31 January 2016.

PT Bank Rakyat Indonesia (Persero) Tbk. (BRI)

BRI and CPB

Based on Cooperation Agreement as notarized by Notarial Deed No. 26 of Teddy Anwar, S.H. on 13 March 2008, BRI agreed to provide Working Capital Loan Facility (Working Capital Facility) to 1,050 CPB’s shrimp farmers with maximum credit limit of Rp 168.0 billion. CPB agreed to act as a guarantor of the shrimp farming continuity and the repayment of the farmers’ loan to BRI.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

26.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

b.	Cooperation Agreements with Lenders (continued)

PT Bank Rakyat Indonesia (BRI) (Persero) Tbk. (continued)

BRI and CPB (continued)

The purpose of this facility is to support 1 (one) cycle of shrimp farming production requirement. This is a 24-month revolving facility. In relation to this Financing Facility, on 13 March 2008 CPB and BRI signed a Corporate Guarantee Agreement as notarized by Notarial Deed No. 27 of Teddy Anwar, S.H. Based on Addendum of Working Capital Loan Agreement between BRI and each farmer, both parties agreed to extend the period of Working Capital Facility up to 18 March 2012.

On 27 March 2012, based on Amendment of Cooperation Agreement between CPB and BRI as notarized by Notarial Deed No. 44 of Djumini Setyoadi, S.H., MKn., whereby BRI agreed to provide Credit Facility in the forms of Working Capital Loan Facility (KMK) and Investment Facility (KI) to 1,573 CPB’s shrimp farmers with maximum credit limit of Rp 251.7 billion. The facility is valid until 31 December 2013.

BRI and the Company

On 9 February 2009, the Company, Wahyuni Mandira (WM) and BRI entered into a Cooperation Agreement as notarized by Notarial Deed No. 8 of Teddy Anwar, S.H., whereby BRI agreed to provide Credit Facility in the forms of Working Capital Loan Facility (KMK) and Investment Facility (KI) to 1,614 WM’s shrimp farmers with maximum credit limit of Rp 248.6 billion. This is a 24-month revolving facility. In relation to this Credit Facility, on 9 February 2009, the Company and BRI signed a Corporate Guarantee Agreement as notarized by Notarial Deed No. 9 of Teddy Anwar, S.H.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

26.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

b.	Cooperation Agreements with Lenders (continued)

PT Bank Rakyat Indonesia (BRI) (Persero) Tbk. (continued)

BRI and the Company (continued)

On 27 March 2012, based on Amendment of Cooperation Agreement between the Company, Wahyuni Mandira (WM) and BRI as notarized by Notarial Deed No. 45 of Djumini Setyoadi, S.H., MKn., whereby BRI agreed to provide Credit Facility in the forms of Working Capital Loan Facility (KMK) and Investment Facility (KI) to 1,530 WM’s shrimp farmers with maximum credit limit of Rp 189.7 billion. The facility is valid until 31 December 2013.

On 9 February 2009, the Company, Aruna Wijaya Sakti (AWS) and BRI entered into a Cooperation Agreement as notarized by Notarial Deed No. 10 of Teddy Anwar, S.H., whereby BRI agreed to provide Credit Facility in the forms of Working Capital Loan Facility (KMK) and Investment Loan Facility (KI) to 5,000 AWS’s shrimp farmers with maximum credit limit of Rp 634 billion. This is a 24-month revolving facility. In relation to this Credit Facility, on 9 February 2009, the Company and BRI signed a Corporate Guarantee Agreement as notarized by Notarial Deed No. 11 of Teddy Anwar, S.H.

On May 2011, the Company closed down its operational activity located in Rawajitu Timur District, Tulang Bawang Regency, Lampung Province. The cease of operational activity is caused by the unfavorable investment and business climate in the area. As a result, on 20 December 2011 the Company and BRI signed Deed of Liability Acknowledgement Guarantee No. 61 by Notary Djumini Setyoadi, S.H., MKn., regarding the unsettled credit facilities of 1,417 AWS’s shrimp farmers to BRI amounted Rp 163.8 billion. The Company agreed to settle farmers liabilities to BRI in accordance with the requirement in the Deed. The liabilities has been recorded as short-term bank loan in the consolidated statements of financial position. As of 30 September 2012, the balance of short-term bank loan amounted Rp 121.6 billion (Note 12).

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

26.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

b.	Cooperation Agreements with Lenders (continued)

PT Bank Negara Indonesia (BNI)

Based on Cooperation Agreement on 11 April 2008, BNI agreed to provide Working Capital Loan Facility (Working Capital Facility) to 493 Wahyuni Mandira (WM)’s shrimp farmers with maximum credit limit of Rp 75.0 billion. The Company agreed to provide corporate guarantee for Working Capital Facility provided by BNI to WM’s shrimp farmers. The purpose of this facility is to support shrimp farming’s working capital and purchases of shrimp farm’s equipment. This is a 24-month revolving facility. Based on Amendment of Credit Agreement between BNI and each farmer, both parties agreed to extend Working Capital Facility up to 23 April 2012.

Based on Letter of Extension Agreement for Working Capital Facility for WM Farmers on 14 February 2012, BNI agreed to provide Working Capital Loan Facility (Working Capital Facility) to 492 Wahyuni Mandira (WM)’s shrimp farmers with maximum credit limit of Rp 60.0 billion. This facility is extended until 23 April 2014.

Based on Cooperation Agreement in July 2009, BNI agreed to provide Working Capital Loan Facility (KMK) and Investment Credit Facility (KI) to 1,121 WM’s shrimp farmers with maximum credit limit of Rp 170.4 billion. The Company agreed to provide corporate guarantee for the credit facility provided by BNI to WM’s shrimp farmers. The purpose of this facility is to support shrimp farming’s working capital and purchases of shrimp farm’s equipment. KMK is a 24-month revolving facility, while the KI’s facility period is 60-month.

On 29 April 2010, based on Addendum of Cooperation Agreement between BNI, the Company, WM and AWS agreed that credit facility provided by BNI above, which are used by WM farmers, also can be exercised by AWS farmers.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

26.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

b.	Cooperation Agreements with Lenders (continued)

PT Bank Negara Indonesia (BNI) (continued)

Based on Cooperation Agreement on 24 November 2010, BNI agreed to provide Working Capital Loan Facility (Working Capital Facility) and Investment Credit Facility to AWS and WM’s shrimp farmers with maximum credit limit of Rp 150.0 billion. The Company agreed to provide corporate guarantee for Working Capital Facility provided by BNI to AWS and WM’s shrimp farmers. The purpose of this facility is to support shrimp farming’s working capital and purchases of shrimp farm’s equipment. This is a 24-month revolving facility for Working Capital Loan Facility and 60 months for Investment Credit Facility.

On May 2011, the Company closed down its operational activity located in Rawajitu Timur District, Tulang Bawang Regency, Lampung Province. The cessation of operational activity was caused by the unfavorable investment and business climate in the area. As of 30 September 2012 the outstanding facilities from BNI to AWS’s shrimp farmers amounted to Rp 104.0 billion which has been recorded as accrued expenses in the consolidated statements of financial position (Note 15). Currently the Company is in the negotiation process with BNI regarding the status of the loan facilities above. BNI Loan fasilities are insured by Credit Insurance Company “PT Jamkrindo.”

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

26.	SIGNIFICANT AGREEMENTS AND CONTINGENCIES (continued)

c.	Energy Supply Agreement between the Company and PT Central Daya Energi (CDE)

On 11 December 2007, the Company has entered into Energy Supply Agreements with CDE, whereby CDE will provide electricity to the Company through its power plant facilities in Ogan District Komering, Palembang, South Sumatera. The Agreement has been amended for several times and the last amendment is reflected in amended and restated agreement dated 17 June 2011. The Company will make payments based on the energy used, including the minimum energy payment. In case there is failure in the energy supply by CDE, the Company has no obligation to pay the minimum energy charge. This Agreement will expire in 10 years.

With the same terms and conditions with the above agreement, on 11 December 2007, the Company also has entered into Energy Supply Agreement with CDE for different location, which is in Lampung Utara District, Bumi Dipasena Village Agung, Lampung. The agreement has been amended for several times, and the last amendment is reflected in amended and restated agreement dated 17 June 2011.

d.	Broodstock Supply Agreement

On 25 October 2011 the Company, Al-Tareeq Aquaculture Investment Ltd. (Al-Tareeq) and Shrimp Improvement Systems Group Pte. Ltd. (SIS Group) entered into Broodstock Supply Agreement whereas SIS Group will supply broodstock to ensure the availability of broodstock and to meet the Company production requirement until 2016.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

27.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table sets out of the Company and Subsidiaries’ financial assets and liabilities as of 30 September 2012 and 31 December 2011.

	30 September 2012		31 December 2011
	(unaudited)		(audited)
	Carrying Values	Fair Values	Carrying Values	Fair Values
Financial Assets
Cash and cash equivalent	113.875	113.875	168.477	168.477
Trade receivable	1.705.876	1.705.876	1.602.434	1.602.434
Others receivable	358.044	358.044	365.950	365.950
Restricted deposit	22.766	22.766	25.348	25.348
Due from related party	42.465	42.465	41.851	41.851
	2.243.026	2.243.026	2.204.060	2.204.060
Financial Liabilities
Bonds payable	3.116.100	3.116.100	2.937.978	2.937.978
Short-term bank loans	1.264.469	1.264.469	1.288.604	1.288.604
Trade payable	489.429	489.429	472.630	472.630
Others payable	332.784	332.784	351.244	351.244
Accrued expenses	1.207.756	1.207.756	1.011.137	1.011.137
Current portion of long-term debts	106	106	7.547	7.547
Due to related parties	186.402	186.402	187.407	187.407
Long-term debts-long-term portion	1.417	1.417	1.966	1.966
	6.598.463	6.598.463	6.258.513	6.258.513

Fair value is defined as the amount at which the instrument could be exchanged in a current transaction between knowledgeable willing parties in an arm’s-length transaction, other than in a forced or liquidation sale. Fair value are obtained from quoted market prices, discounted cash flow models and option pricing models as appropriate.

Financial instruments presented in the consolidated statements of financial position are carried at fair value or amortized cost, otherwise, they are presented at carrying values as either these are reasonable approximation of fair values or their fair values cannot be reliably measured. The following methods and assumptions are used to estimate the fair value of each class of financial instruments:

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

27.	FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

—
The carrying values of cash and cash equivalent, trade receivable, other receivable, restricted deposit, short-term bank loan, trade payable, other payable, accrued expenses, current portion of long-term debt approximate their fair values due to short-term nature. The carrying values of long-term debts-long-term portion approximate their fair values as they are re-priced frequently.

—	Bonds payable are carried at their fair values using the effective interest method.

28.	FINANCIAL RISK MANAGEMENT

Company is exposed to financial risk arising from its operations and the use of financial instruments. The financial risk includes foreign currency risk, interest rate risk, credit risk and liquidity risk. The Company’s strategies, tolerance of risk, general risk management philosophy are determined by the Company’s management in accordance with the economic and Company’s operating condition.

Foreign Currency Risk

The Company is exposed to currency fluctuation risk between US Dollar and Rupiah, as the Company’s loan are mainly denominated in US Dollar. To anticipate this, the Company will ensure that it has sufficient cash and cash equivalents in US Dollar from its export sales. The Company’s financial statements are presented in Rupiah, therefore the Company will be subject to translation risk which is the risk that financial statements for a particular period or as of a certain date depend on the prevailing exchange rates of the US Dollar against Rupiah.

As of 30 September 2012, the Company and Subsidiaries have monetary assets and liabilities denominated in foreign currencies, as follows:

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

28.	FINANCIAL RISK MANAGEMENT (continued)

Foreign Currency Risk (continued)

	Foreign Currencies	Millions of Rupiah Equivalent
Assets
Cash and cash equivalents
In US Dollar	4.356.591	41.771
In Singapore Dollar	65.441	512
Accounts receivable trade – third party
In US Dollar	29.441.506	282.285
Accounts receivable others – third party
In US Dollar	13.991	134
Restricted deposit - current
In US Dollar	313.674	3.008
Non - current assets – others, net
In US Dollar	57.103	548
Restricted deposit - non-current
In US Dollar	2.217.700	21.263
Total		349.521
Liabilities
Bonds payable
In US Dollar	325.000.000	3.116.100
Short-term bank loans
In US Dollar	74.768.177	716.878
Trade payable - third party
In US Dollar	4.931.055	47.279
In Singapore Dollar	278.577	2.180
In Euro	70.190	871
In Japanese Yen	447.500	55
Accrued interest
In US Dollar	107.250.000	1.028.313
Total		4.911.676
Net liabilities		(4.562.155)

As of 30 September 2012, if Rupiah had strengthened/weakened by 10% against the US dollar with all other variables held constant, net income after tax for the year would have been Rp 456.0 billion higher/lower, mainly as a result of foreign exchange gains/losses on translation of US dollar-denominated trade receivables, financial assets at fair value through profit or loss, debt securities classified as available for sale and US dollar-denominated borrowings.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

28.	FINANCIAL RISK MANAGEMENT (continued)

Interest Rate Risk

The Company has bank loans which primarily in the form of Import Loans (L/C) with floating interest rate. The Company does not perform hedging transaction in relation to interest rate changes risk. As a result, any increasing in interest rate, if any, will give negative effect to the Company. In order to reduce risk on the interest rate, the Company’s management determine its strategy based on the domestic and global economic condition and growth.

As of 30 September 2012 the Company has the following bonds payable and short term bank loans balance as follow:

Total
Borrowing with fixed interest rate
US$ (in million)	385
Rupiah (in million)	523.639
Borrowing with floating interest rate
US$ (in million)	15
Rupiah (in million)	23.953

Credit Risk

Company’s credit risk mainly attributable to the account receivables, which majority exist from farmer receivables and receivables from customers. Collectability of the farmers receivables depend on the successfulness of farmers’ harvesting, while for other customers’ receivables is arranged based on the agreed credit terms for each customer. Company always monitors farmers’ performance and collection from each customer to ensure that loss possibility from the uncollectible credit given is minimum as possible.

Receivable consist of:

	30 Sept 2012	31 Dec 2011
	(unaudited)	(audited)
Trade
Third parties	1.704.145	1.601.674
Others
Third parties	358.044	365.950
Total receivable	2.062.189	1.967.624

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

28.	FINANCIAL RISK MANAGEMENT (continued)

Liquidity Risk

Liquidity risk is the risk that Company will encounter difficulty to meet its financial obligations due to shortage of funds. To manage liquidity risk, the Company monitors its operating cash flows and maintains adequate level of cash and cash equivalents and funding facilities from the bank. In assessing the funding facilities, the Company’s management reviews its working capital requirements regularly.

Analysis of financial liabilities based on maturity date is as follow:

	<1 year	1-2 year
Bonds	3.116.100	-
Bank loans	1.264.469	-
Long-term debts	106	1.417
Total	4.380.675	1.417

Capital Management

The primary objective of the Company and its Subsidiaries’ capital management is to ensure that they maintain healthy capital ratios in order to support its business and maximize shareholder value.

The Company and its Subsidiaries manage their capital structure and make adjustments to it in light of changes in economic conditions. No changes were made in the objectives, policies or processes for managing capital during periode 30 September 2012 and 31 December 2011.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

29.	CRITICAL ACCOUNTING AND JUDGEMENTS

Estimates and judgements used in preparing the consolidated financial statements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable. Actual results may differ from these estimates. The estimates, assumptions and judgements that have a significant effect on the carrying amounts of assets and liabilities are disclosed below.

Impairment losses of receivables
The Company and Subsidiaries reviews its receivables portfolios to assess impairment. In determining whether an impairment loss should be recorded in the consolidated statements of comprehensive income, the Company makes judgements whether there is any objective evidence of impairment that the outstanding receivables will not be collected according to the original terms of receivables. The methodology and assumptions used are reviewed regularly.

Estimated useful lives of fixed assets
The Company and Subsidiaries reviews periodically the estimated useful lives of fixed assets based on factors such as technical specification and future technological developments. Future results of operations could be materially affected by changes in these estimates brought about by changes in the factors mentioned.

Impairment losses of property, plant and equipment
The Company and Subsidiaries conduct a review to determine whenever there is any indication of assets impairment including for assets not used in operations at the end of the year. If such indication exists, the Company and Subsidiaries are required to determine the estimated recoverable value of the assets and recognized the impairment in assets value as a loss in the consolidated statements of comprehensive income for the year.

Taxation
The Company and Subsidiaries operates under the tax regulations in Indonesia. Significant judgement is required in determining the provision for income taxes and value added taxes. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will be recorded at consolidated statements of comprehensive income in the period in which such determination is made.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

29.	CRITICAL ACCOUNTING AND JUDGEMENTS (continued)

Employee benefits obligation
The present value of the employee benefits obligation depends on a number of factors that are determined on an actuarial basis using a number of assumptions. The assumptions used in determining the net cost for pensions include the expected long-term rate of return on the relevant plan assets and the discount rate. Any changes in these assumptions will impact the carrying amount of employee benefits obligation.

The expected return on plan assets assumption is determined on a uniform basis, taking into consideration long-term historical returns, asset allocation and future estimates of long-term investment returns.

Other key assumptions for employee benefits obligation are based in part on current market conditions.

30.	GOING CONCERN

Virus in Subsidiary’s main ponds

Since the second quarter of 2009, shrimp sales and production of CPB experienced significant decrease, compared to the previous periods. This decrease was caused by the appearance of Infectious Myo Necrosis Virus (IMNV) in CPB’s culturing ponds. IMNV is relatively small and can survive for more than 60 days in open water without a host, making it a particularly difficult virus to repel from CPB’s ponds.

To overcome this matter, CPB has already conducted various corrective measures, among others:

—
Improvement of pond environment, including improvement of water circulation, improvement of pond sanitation and reducing stocking density. Improve water circulation is accomplished by, among others: using additional water pumps and paddle wheels, which improve water circulation and increase the oxygen level in the water, thus reducing stress on the shrimp. Improve pond sanitation is accomplished by, among others: the use of chlorine and other forms of water treatment to reduce the viral load in the pond environment. Stocking density has been reduced from an average of 110 fries / sqm to 60-80 fries / sqm.

—	Implementing Biofiltration by introducing certain species of fish into the pond environment, which can hamper the growth and spread of the virus.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

30.	GOING CONCERN (continued)

Virus in Subsidiary’s main ponds (continued)

In relation of virus attack in CPB’s ponds since the second quarter of 2009 above, currently CPB and lender banks are still committed to provide Working Capital Loan Facility (KMK) and / or Investment Loan Facility (KI) to the farmers (Note 26b).

Company is continuing its best effort to handling the viral matters as mentioned which include biosecurity improvement in all the cultivation stages, water circulation improvement, bio treatment application, increasing shrimp’s resistance, viral spread limitation, etc. The success level on such efforts still being observed, since most of the ponds now are in the cultivation status. However, there are many ponds currently are able to be harvested in the longer cultivation period and the results show an increasing in the harvesting tonnage.

Based on the current overall Company’s pond performance, management believes that these viral problems can be gradually recovered and the Company will be able to return to its normal operation condition.

Bonds interest payment

The significant decrease in revenue from shrimp products of CPB resulted in consolidated operating loss which has affected the Company and Subsidiaries’ ability to meet the bond interest payments (Note 17).

The Company and BOR are in the process of restructuring the bonds issued by BOR. As preliminary steps, the Company has signed a Standstill Agreement with the holders of 57.4% of the aggregate value of the bonds. Per the Standstill Agreement, the bondholders who signed the Standstill Agreement agreed that they will not exercise their rights to the following:

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

30.	GOING CONCERN (continued)

Bonds interest payment (continued)

—	accelerate the outstanding principal amount of US$ 325,000,000
—	commence any recovery action against the Issuer, the Guarantors or any of their assets in respect of amounts due under the notes
—	take any action to enforce any security interest granted by the Issuer, Guarantors or any other person in connection with the notes
—	take any steps to initiate any insolvency proceedings against the Issuer, the Guarantors or any of their assets.

The Standstill Agreement also outlines certain milestones that the Company will make its best efforts to achieve.

The Standstill Agreement expired on 28 June 2010. Although the Standstill Agreement has expired and was not extended, the Company and the bondholders are continuing the negotiation process.

As of continuation of efforts from previous years, the Company sought to enter into a restructuring exercise during the current year. Independent financial and operational reviews have been carried out, and a roadshow to explain the current status and the detailed terms of the proposed restructuring is held in the end of February 2012. Negotiations on the restructuring term sheet with significant Noteholders have reached finalization stage.

On 28 September 2012, based on the Extraordinary Shareholders’ General Meeting as notarized by Notarial Deed No. 69 dated 28 September 2012 of Yulia S.H., the shareholders have approved the restructuring plan and the terms and conditions changes of Bonds Payable.

The original consolidated financial statements included herein are in the Indonesian language
PT CENTRAL PROTEINAPRIMA Tbk.
AND SUBSIDIARIES
Notes to consolidated financial statements (continued)
For the nine months ended
30 September 2012 and 2011 (unaudited)
(Expressed in Millions of Rupiah Unless Otherwise Stated)

30.	GOING CONCERN (continued)

Cessation of the Company’s shrimp farming in certain location in Lampung

Since May 2011, the Company ceased its operational activity located in Rawajitu Timur District, Tulang Bawang Regency, Lampung Province. The ceased of operational activity is caused by the unfavorable investment and business climate in the area. This condition has caused significant losses to the Company.

31.	STANDARDS ISSUED BUT NOT YET EFFECTIVE

Indonesian Financial Accounting Standards Board (DSAK) has issued revisions and interpretations on the accounting standards effective on or after 1 January 2013 as follows:

-	IFAS 21 – Real Estate Construction Agreement
-	PPSAK 7 - Withdrawal of SFAS 44: Accounting for Real Estate Development Activities
-	PPSAK 10 - Withdrawal of SFAS 51: Accounting for Quasi - Reorganization

The Company and Subsidiaries are presently evaluating the effects of these revised Statements and new Interpretations on Financial Accounting Standards to their consolidated financial statements.

32.	COMPLETION OF THE CONSOLIDATED FINANCIAL STATEMENTS

The management of the Company is responsible for the preparation of these consolidated financial statements that were completed on 30 October 2012.